Form 10-K, Exhibit 13
period 1995-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 1996-03-29
CIK 730708

                                                                     EXHIBIT 13
Financial Highlights



(Dollars in thousands except per share data)                                     1995         1994      1993        1992       1991
------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                                                          $ 27,090     $ 25,200  $ 26,059   $ 27,477   $ 21,916
Provision for loan losses                                                         250          145       150      1,103      2,775
Noninterest income:
   Securities gains                                                               480          752     1,204      1,759        476
   Other                                                                        7,517        6,475     7,588      7,693      6,974
Noninterest expenses                                                           24,246       23,005    24,345     26,655     22,008
Income before income taxes                                                     10,591        9,277    10,356      9,171      4,583
Provision for income taxes                                                      3,765        3,091     3,488      3,022      1,317
Income before cumulative effect
   of a change in accounting principle                                          6,826        6,186     6,868      6,149      3,266
Cumulative effect on prior years of a
   change in accounting for income taxes                                            0            0       264          0          0
Net income                                                                      6,826        6,186     7,132      6,149      3,266
Core earnings (1)                                                              10,425        8,690    10,421     10,234      7,570
Per share data:
   Income before cumulative effect of
     a change in accounting principle                                            1.58         1.44      1.60       1.45       0.92
   Cumulative effect on prior years of
     a change in accounting for income taxes                                     0.00         0.00      0.06       0.00       0.00
   Net income                                                                    1.58         1.44      1.66       1.45       0.92
   Cash dividends paid: Class A common                                           0.54         0.49      0.45       0.41       0.40
   Book Value                                                                   14.75        12.98     14.13      11.71      10.65
Dividends to net income                                                          33.4%        33.5%     26.5%      27.9%      44.7%

AT YEAR END
Assets                                                                       $771,348     $662,711  $639,404  $ 613,558  $ 610,171
Securities                                                                    213,638      258,661   283,732    292,935    266,775
Net loans                                                                     410,898      289,417   255,995    247,754    276,845
Deposits                                                                      660,967      559,629   533,486    551,368    560,740
Shareholders' equity (2)                                                       62,200       55,584    60,257     49,707     45,045
Performance ratios:
   Return on average assets                                                      1.00%        1.02%     1.19%      1.02%      0.60%
   Return on average equity                                                     11.05        10.69     13.47      12.92       8.38
Net interest margin (3)                                                          4.32         4.57      4.80       5.07       4.52
Average equity to average assets                                                 9.01         9.51      8.81       7.89       7.19
----------------------------------------------------------------------------------------------------------------------------------

(1) Income before taxes excluding the provision for loan losses, securities gains and expenses associated with foreclosed and repossessed asset management and dispositions.
(2) Includes securities valuation equity (allowance) of $(705,000) in 1995, $(4,391,000) in 1994 and $4,667,000 in 1993 related to adoption of
    Financial Accounting Standard Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities."
(3) On a fully taxable equivalent basis.

FINANCIAL REVIEW
--------------------------------------------------------------------------------
1995 MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations and financial condition. Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, and the Financial Highlights provided on page 3 of this report.

Earnings during 1995 were impacted by the acquisition of $62 million in deposits and $46 million in loans of American Bank Capital Corporation of Florida (American) and its subsidiary, American Bank of Martin County, on April 14, 1995. The Company's subsidiary, First National Bank and Trust Company of the Treasure Coast, now has seventeen branches with the addition of one branch resulting from the acquisition. Earnings were also favorably impacted by loan growth and improved trust and brokerage fees and commissions.

Net income for 1995 totalled $6,826,000 or $1.58 per share, compared with $6,186,000 or $1.44 per share in 1994 and $7,132,000 or $1.66 per share in
1993. Return on average assets was 1.00 percent and return on average shareholders' equity was 11.05 percent for 1995, compared to the prior year's results of 1.02 percent and 10.69 percent, respectively, and 1993's results which included securities gains of $1,204,000 and the positive impact of $264,000 from the adoption of FASB statement No. 109, "Accounting for Income Taxes", of 1.19 percent and 13.47 percent, respectively.


---------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT AS A PERCENT OF AVERAGE ASSETS                             Table 1
(Tax equivalent basis)
---------------------------------------------------------------------------------------------
                                                  1995               1994               1993
---------------------------------------------------------------------------------------------
Net interest income                               4.00%              4.21%              4.40%
Provision for loan losses                         0.04               0.02               0.02
Noninterest income
  Securities gains                                0.07               0.12               0.20
  Other                                           1.10               1.06               1.26
Noninterest expenses                              3.53               3.78               4.05
                                                  ------------------------------------------
Income before income taxes                        1.60               1.59               1.79
Provision for income taxes including
  tax equivalent adjustment
  and cumulative effect of a change
  in accounting principle                         0.60               0.57               0.60
                                                  -------------------------------------------
         NET INCOME                               1.00%              1.02%              1.19%
                                                  ===========================================
---------------------------------------------------------------------------------------------



RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income (fully taxable equivalent) for 1995 increased $1,859,000 or 7.3 percent, with increased business volumes more than offsetting the effect of a decline in the net interest margin from 4.57 percent a year ago to
4.32 percent. While competing institutions in our market lowered deposit rates for savings and NOW deposits, rates paid for other types of deposits increased and resulted in a 32 basis points rise to 2.85 percent for money market deposits and a 142 basis points rise to 5.48 percent for time deposits. In addition, the rate paid for short term borrowings, primarily sweep repurchase agreements with customers of the Company's subsidiary bank, increased 121 basis points to 4.59 percent. The resulting rate paid for all interest bearing liabilities in 1995 was 3.85 percent, 99 basis points higher than in 1994.


---------------------------------------------------------------------------------
CHANGES IN AVERAGE EARNING ASSETS                                         Table 2
(Dollars in thousands)

                                 Increase/(Decrease)          Increase/(Decrease)
                           ------------------------------------------------------
                                    1995 vs 1994                  1994 vs 1993
---------------------------------------------------------------------------------
Securities:
  Taxable                     $(35,028)      (13.4)%         $(12,698)      (4.6)%
  Nontaxable                      (435)       (3.1)               598        4.5

Federal funds sold and other
  short term investments        25,119       177.8              6,299       80.5

Loans, net                      85,713        31.7             14,883        5.8
                              ---------------------------------------------------
  TOTAL                       $ 75,369        13.5%          $  9,082        1.6%
                              ===================================================

In part, a renewed interest by consumers in certificates of deposit offered at higher rates during the second half of 1994 and during 1995 effected an increase in the Company's cost of interest bearing liabilities. Average time deposits increased $78,325,000 or 39.4 percent, while average balances for NOW, savings and money market accounts, which are lower cost interest bearing deposits, declined $14,540,000 or 5.2 percent on an aggregate basis. Favorably affecting deposit mix was an increase in average noninterest bearing demand deposits of $9,084,000 or 14.4 percent.


-------------------------------------------------------------------------------------------------------------------------------
RATE/VOLUME ANALYSIS (ON A TAX EQUIVALENT BASIS)                                                                       Table 3
Amount of Increase (Decrease) (Dollars in thousands)


                                                       1995 vs 1994                            1994 vs 1993
                                               --------------------------------------------------------------------------------
                                                      Due to Change in:                       Due to Change in:
                                               Volume      Rate        Mix        Total     Volume    Rate     Mix    Total
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Securities:
  Taxable                                      $(2,116)    $  733     $  (98)    $(1,481)  $ (818)  $(1,110)   $ 51   $(1,877)
  Nontaxable                                       (37)       (22)         1         (58)      52       (31)     (1)       20
                                               --------------------------------------------------------------------------------
                                                (2,153)       711        (97)     (1,539)    (766)   (1,141)     50    (1,857)
Federal funds sold and other short
  term investments                               1,118        209        371       1,698      188       115      92       395
Loans                                            6,915      1,522        483       8,920    1,223      (387)    (22)      814
                                               --------------------------------------------------------------------------------
  TOTAL INTEREST INCOME                          5,880      2,442        757       9,079      645    (1,413)    120      (648)
INTEREST EXPENSE
NOW (including Super NOW)                         (166)       (52)         5        (213)      97        26       1       124
Savings deposits                                  (245)       (31)         5        (271)    (169)     (108)     10      (267)
Money market accounts                              205        260         26         491       32        35       0        67
Time deposits                                    3,178      2,830      1,115       7,123     (144)      302      (6)      152
                                               --------------------------------------------------------------------------------
                                                 2,972      3,007      1,151       7,130     (184)      255       5        76
Federal funds purchased and other short
  term borrowings                                   (5)        96         (1)         90       55        56      23       134
                                               --------------------------------------------------------------------------------
  TOTAL INTEREST EXPENSE                         2,967      3,103      1,150       7,220     (129)      311      28       210
                                               --------------------------------------------------------------------------------
  NET INTEREST INCOME                          $ 2,913     $ (661)    $ (393)    $ 1,859   $  774   $(1,724)   $ 92   $  (858)
                                               ================================================================================
-------------------------------------------------------------------------------------------------------------------------------




The yield on earning assets increased 59 basis points during 1995 to 7.63 percent. Yield increases in 1995 for investment securities, federal funds sold and the loan portfolio of 27 basis points, 148 basis points and 56 basis points, respectively, resulted from an improved mix of earning assets. Average earning assets for 1995 increased $75,369,000 or 13.5 percent, compared to the prior year. The acquisition of American and loan demand, which picked up pace during 1995, provided an $85,713,000 or 31.7 percent increase in average loans. While $68 million in residential mortgage loans were originated in 1995, no sales of residential mortgage loans were transacted. Average securities declined $35,463,000 or 12.9 percent to $240,408,000, while average federal funds sold grew $25,119,000 or 177.8 percent. In part, the increase in average federal funds sold is related to securities sales of $115,107,000 and maturities of $62,586,000 occurring over the past twelve months, offset by purchases of securities of $114,244,000. These funds will be utilized to fund 1996 loan growth or will be reinvested.


------------------------------------------------------------------------------------------------
CHANGES IN AVERAGE INTEREST BEARING LIABILITIES                                          Table 4
(Dollars in thousands)

                                    Increase/(Decrease)             Increase/(Decrease)
                                    -------------------             -------------------
                                        1995 vs 1994                    1994 vs 1993
------------------------------------------------------------------------------------------------
NOW (including Super NOW)          $(10,223)        (8.6)%         $ 6,057         5.3 %
Savings deposits                    (12,431)       (16.4)           (8,041)       (9.6)
Money market accounts                 8,114          9.9             1,273         1.6
Time deposits                        78,325         39.4            (3,686)       (1.8)
Federal funds purchased and
 other short term borrowings           (133)        (1.7)            2,306        40.9
                                   -------------------------------------------------------------
        Total                      $ 63,652         13.2 %         $(2,091)       (0.4)%
                                   =============================================================
------------------------------------------------------------------------------------------------



During 1994 and early 1995, the Federal Reserve Bank increased short term interest rates steadily and the prime rate reached 9.00 percent in February of this

-----------------------------------------------------------------------------------------------------------------------------------
THREE YEAR SUMMARY                                                                                                         Table 5
AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)
(Dollars in thousands)                               1995                             1994                        1993
-----------------------------------------------------------------------------------------------------------------------------------
                                          Average                Yield/    Average              Yield/  Average             Yield/
                                          Balance     Interest   Rate      Balance    Interest  Rate    Balance   Interest  Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Securities
    Taxable                               $226,854    $14,337    6.32%     $261,882   $15,818   6.04%   $274,580   $17,695  6.44%
    Nontaxable                              13,554      1,135    8.37        13,989     1,193   8.53      13,391     1,173  8.76
                                          -----------------------------------------------------------------------------------------
         TOTAL SECURITIES                  240,408     15,472    6.44       275,871    17,011   6.17     287,971    18,868  6.55
    Federal funds sold and other
    short term investments                  39,246      2,327    5.93        14,127       629   4.45       7,828       234  2.99
    Loans (2)                              355,885     30,716    8.63       270,172    21,796   8.07     255,289    20,982  8.22
                                          -----------------------------------------------------------------------------------------
         TOTAL EARNING ASSETS              635,539     48,515    7.63       560,170    39,436   7.04     551,088    40,084  7.27
Allowance for loan losses                   (3,845)                          (3,545)                      (3,953)
Cash and due from banks                     24,152                           23,737                       23,009
Bank premises and equipment                 16,769                           16,182                       17,105
Other assets                                13,228                           11,951                       14,144
                                          -----------------------------------------------------------------------------------------
                                          $685,843                         $608,495                     $601,393
                                          =========================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  NOW (Including Super NOW)               $109,115    $ 1,721    1.58%     $119,338   $ 1,934   1.62%   $113,281   $ 1,810   1.60%
  Savings deposits                          63,485      1,228    1.93        75,916     1,499   1.97%     83,957     1,766   2.10
  Money market accounts                     89,836      2,558    2.85        81,722     2,067   2.53%     80,449     2,000   2.49
  Time deposits                            277,261     15,195    5.48       198,936     8,072   4.06%    202,622     7,920   3.91
  Federal funds purchased and other
    short term borrowings                    7,816        359    4.59         7,949       269   3.38%      5,643       135   2.39
                                          -----------------------------------------------------------------------------------------
      TOTAL INTEREST BEARING LIABILITIES   547,513     21,061    3.85       483,861    13,841   2.86%    485,952    13,631   2.81
Demand deposits                             72,310                           63,226                       58,807
Other liabilities                            4,258                            3,518                        3,679
                                          -----------------------------------------------------------------------------------------
                                           624,081                          550,605                      548,438
Shareholders' Equity                        61,762                           57,890                       52,955
                                          -----------------------------------------------------------------------------------------
                                          $685,843                         $608,495                     $601,393
                                          =========================================================================================

Interest expense as % of earning assets                          3.31%                          2.47%                        2.47%
Net interest income/yield on earnings
  assets                                              $27,454    4.32%                $25,595   4.57%              $26,453   4.80%
                                          =========================================================================================
-----------------------------------------------------------------------------------------------------------------------------------

(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

year. Since July, the Federal Reserve Bank has lowered short term rates 50 basis points, with an identical decline in the prime rate. Consensus opinion among economists indicates lower inflation and a weaker economy are expected, particularly if the United States Congress and the President concur on lower federal government expenditures. This may result in further short term rate cuts by the Federal Reserve Bank and a lower prime rate. Expectations within the markets the Company serves are for loan demand to remain strong during 1996, with loans exceeding anticipated deposit growth on a percentage basis.

While the Company's average earning assets increased slightly during 1994 and the mix of average earning assets improved, the yield on earning assets declined 23 basis points in 1994 to 7.04 percent while the rate paid for interest bearing liabilities increased 5 basis points to 2.86 percent. As such, the Company's net interest income (fully taxable equivalent) in 1994 declined $858,000 or 3.2 percent compared to 1993's results. The decline in yield on earning assets in 1994 resulted from the restructuring of earning assets which began in late 1993 and continued in 1994. The restructuring consisted of moving more earning assets into adjustable rate products from higher yielding fixed rate instruments which had substantially more interest rate volatility in a rising interest rate environment.

Average loan balances increased $14,883,000 or 5.8% during 1994. The Company originated $59 million of residential mortgage loans during 1994 and sold fixed rate residential mortgage loans totalling $24.7 million as part of the Company's asset liability management restructuring. The yield on loans of 8.07 percent for 1994 was 15 basis points lower than in 1993.

Average securities balances declined $12,100,000 or 4.2 percent and the yield on securities declined 38 basis points during 1994, from 6.55 percent to 6.17 percent. Proceeds from the sale of securities of $72,521,000 and maturities of $32,997,000 were offset by purchases of $94,650,000. Securities with longer durations were sold and replaced with securities having shorter durations.

While average time and savings deposits declined $3,686,000 or 1.8 percent and $8,041,000 or 9.6 percent, respectively, during 1994, NOW accounts and money market accounts increased $6,057,000 or 5.3 percent and $1,273,000 or 1.6 percent, respectively. Average demand deposits grew $4,419,000 or 7.5 percent. Excess liquidity in the Treasure Coast market held deposit rate increases to a minimum during the first half of 1994. During the second half of 1994, a renewed interest by consumers in certificates of deposit effected an increase in the Company's cost of interest bearing liabilities.

For the years ended December 31, 1995 and 1994, Table 3 discloses the increases and decreases in net interest income attributable to changes in the volume and rates of individual earning assets and interest bearing liabilities. The balances of nonaccruing loans are included in average loans outstanding.

PROVISION FOR LOAN LOSSES
The factors of our improved loan demand, and growth in loans outstanding, offset by continued improvement in net charge offs (decline from $394,000 in 1994 to $113,000 in 1995) resulted in minimal provisioning for loan losses in 1995 of $250,000. The provision for loan losses in 1994 was $145,000, a decline of $5,000 when compared to 1993. See "Nonperforming Assets" and "Allowance for Loan Losses."

The Company's internal loan monitoring systems provide detailed monthly analysis of delinquencies, nonperforming assets, and potential problem loans, which are reviewed regularly by the Board of Directors.

Management determines the provision for loan losses which is charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency, there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate and imprecise. Due to increased loan balances, management forecasts a likelihood of higher provisioning for loan losses in 1996 than in 1995 and 1994.

NONINTEREST INCOME
Table 6 shows noninterest income for the years indicated.

Noninterest income, excluding gains from sales of securities, increased $1,042,000 or 16.1 percent in 1995 compared to prior year. The largest increase in noninterest income occurred in service charges on deposits which increased $421,000 or 20.7 percent. Service charges on deposits grew during the year as a result of the acquisition and certain services being repriced.

The next two largest increases in noninterest income during 1995 were in brokerage commissions and fees and trust fees which increased $365,000 or 30.7 percent and $186,000 or 10.8 percent, respectively, year over year. The financial market turmoil during 1994 carried into 1995 culminating in first quarter 1995's lower volumes of business. However, results during the remainder of 1995 indicate an improving trend and renewed interest by consumers to invest in financial markets. Additional sales staff in trust and the repricing of trust services favorably impacted results for the year. The Company intends to continue to emphasize its brokerage and trust services to both existing and new customers, as expectations are that financial markets will remain robust in 1996.



------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME                                                                                   Table 6
(Dollars in thousands)
                                                           Year Ended                         % Change
                                                   ---------------------------------------------------------
                                                    1995        1994         1993        95/94        94/93
------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                $2,454      $2,033      $2,208        20.7%        (7.9)%
Trust fees                                          1,908       1,722       1,785        10.8         (3.5)
Other service charges and fees                      1,098       1,028       1,105         6.8         (7.0)
Brokerage commissions and fees                      1,555       1,190       1,753        30.7        (32.1)
Other                                                 502         502         737         0.0        (31.9)
                                                   ---------------------------------------------------------
                                                    7,517       6,475       7,588        16.1        (14.7)
Securities gains                                      480         752       1,204       (36.2)       (37.5)
                                                   ---------------------------------------------------------
         TOTAL                                     $7,997      $7,227      $8,792        10.7%      (17.8)%
                                                   =========================================================
------------------------------------------------------------------------------------------------------------


Noninterest income, excluding gains from sales of securities, declined $1,113,000 or 14.7 percent in 1994 compared to 1993. As noted above, the environment for financial products in 1994 was in turmoil due to an uncertain rate of economic growth and inflation. As a result, brokerage commissions and fees earned by the Company declined by $563,000 or 32.1 percent in 1994 when compared to 1993.

A decrease in service charges on deposits of $175,000 or 7.9 percent also occurred when 1994's results are compared to 1993. Higher average balances maintained by customers in their demand, NOW, savings and money market account deposits reduced the opportunity for such charges to be incurred.

Residential real estate lending is an important segment of the Company's lending activities, and exposure to market interest rate volatility is managed at times by the sale of fixed rate loans in the secondary market. Many fixed rate mortgages were generated during the low interest rates in 1993, while the rising rates of 1994 had consumers switching to lower initial rate periodic adjustable rate mortgages. While no sales were recorded in 1995, during 1994 gains of $45,000 on the sale of $24.7 million in fixed rate residential mortgages were recognized and included in other income. In comparison, a gain of $277,000 on the sale of $25.5 million in such loans was recorded in 1993 in other income.

A decline in other service charges and fees of $77,000 or 7.0 percent which occurred in 1994 versus 1993 was due to late charges on loans declining, as a result of reduced loan delinquencies, and lower loan servicing income as a result of loan sales in 1993 and 1994.

During 1995, as interest rates declined and the market value of the securities portfolio increased, sales of securities generated a net gain of $480,000. The proceeds from sales and funds received from maturation have been utilized to fund seasonal deposit declines and to fund lending activities. The amount of gains on sales of securities realized for the years ended December 31, 1994 and 1993 resulted from uncertain economic environments. During 1994, securities sales were executed to reduce the Company's exposure to predicted increasing interest rates in the future. As a result, a net gain of $752,000 was recognized in 1994.

In 1993, in anticipation of the adoption of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", at December 31, 1993, management's intent to hold certain securities as investments changed in September, 1993. Therefore, some securities were sold, creating gains, while others were identified as held for sale. As a result, a net gain of $1,204,000 was recorded in 1993.

NONINTEREST EXPENSES
Table 7 shows the Company's noninterest expenses for the years indicated.

When compared to 1994, noninterest expenses increased $1,241,000 or 5.4 percent. The largest component of this increase was salaries and wages which increased $968,000 or 11.1 percent. A new branch opened in November 1994 in Port St. Lucie, Florida and a new branch acquired from American on April 14, 1995 increased salaries and wages $158,000. In addition, wages for lending personnel grew $126,000 when compared to prior year, effected by increased loan demand. Also, salaries related to trust and brokerage activities increased $229,000 and $147,000, respectively. Employee benefits increased $136,000 or 7.5 percent, due to a $97,000 increase in group health insurance benefits, higher payroll taxes and increased costs associated with the Company's 401K salary deferral plan and profit sharing expense.

Occupancy expenses and furniture and equipment expenses, on an aggregate basis, declined $26,000. Marketing expenses increased $105,000 or 8.3 percent, primarily as a result of increases in sales promotion and public relations costs, reflecting heightened efforts to market products and services within the Company's market.

Legal and professional fees decreased $126,000 or 16.4 percent and costs associated with foreclosed and repossessed asset management totalled only $64,000. These results reflect lower activity levels with respect to problem assets in 1995.

------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES                                                                                 Table 7
(Dollars in thousands)
                                                            Year Ended                        % Change
                                                   ---------------------------------------------------------
                                                    1995        1994         1993        95/94       94/93
------------------------------------------------------------------------------------------------------------
Salaries and wages                                 $ 9,650     $ 8,682     $ 9,188      11.1%        (5.5)%
Pension and other employee benefits                  1,951       1,815       1,850       7.5         (1.9)
Occupancy                                            2,331       2,230       2,251       4.5         (0.9)
Furniture and equipment                              1,900       2,027       2,231      (6.3)        (9.1)
Marketing                                            1,367       1,262         996       8.3         26.7
Legal and professional fees                            742         888         860     (16.4)         3.3
FDIC assessments                                       728       1,191       1,297     (38.9)        (8.2)
Foreclosed and repossessed asset
   management and dispositions,                         64          20       1,119     220.0        (98.2)
Amortization of intangibles                            418          88          84     375.0          4.8
Other                                                5,095       4,802       4,469       6.1          7.5
                                                   ---------------------------------------------------------
TOTAL                                              $24,246     $23,005     $24,345       5.4%        (5.5)%
                                                   =========================================================
------------------------------------------------------------------------------------------------------------



The premium for Federal Deposit Insurance Corporation (FDIC) insurance was $463,000 or 38.9 percent lower in 1995, compared to prior year. Since 1989, the annual premium rate had increased from 0.09 percent of total deposits to
0.23 percent of total deposits for both commercial banks and savings and loans. The rate assessed on deposits was reduced in mid-1995 for commercial banks to a range of 0.04 percent to 0.10 percent, depending on the capital adequacy and examination ratings imposed by governing bank regulatory authorities on individual financial institutions. This action by the FDIC effected the reduction in expense for 1995. The rate charged to savings and loans remained unchanged, ranging from 0.23 percent to 0.29 percent. The rate the Company's subsidiary bank is being assessed is the lowest rate indicated, based on the guidelines.

Amortization of intangible assets increased $330,000 or 375.0 percent as a result of the acquisition of American, for which the Company recorded amortizable assets for goodwill and core deposit intangible. The other expense category increased $293,000 or 6.1 percent in 1995 year over year. The increase was primarily caused by higher postage and special delivery expenditures and telephone costs, up $154,000 and $101,000, respectively.

When compared to 1993, noninterest expenses for 1994 decreased $1,340,000 or
5.5 percent. These results reflect the Company's efforts to reduce overhead expenses, without impacting marketing initiatives and service levels provided to bank clients.

The level of noninterest expenses was favorably impacted as a result of efforts to improve productivity, reflected by salaries and wages decreasing $506,000 or 5.5 percent in 1994 compared to 1993. A corresponding decrease for pension and other employee benefits of $35,000 or 1.9 percent was recorded as well. A decline of $183,000 was recorded for the Company's 401K salary deferral plan and profit sharing plan expense. This decrease was offset by a decrease of $142,000 in pension income recognized in 1994 compared to 1993 (See "Footnote H" to the Consolidated Financial Statements).

Costs associated with foreclosed and repossessed asset management in 1994 decreased $1,099,000 or 98.2 percent to $20,000 when compared to 1993, entirely due to the sale of other real estate owned during the year. Offsetting this decline was an increase in marketing expenses of $266,000 or
26.7 percent in 1994. Increased use of direct mail, print and television media directly focused to key market segments the Company serves was utilized in 1994 but was not used in 1993.

The other expense category increased $337,000 or 7.4 percent in 1994 compared to 1993. In part, the increase in 1994 was due to the settlement of a legal dispute by the Company's insurance carrier to avoid future legal costs of a trial. The Company's share of the settlement (the insurance deductible) of $190,000 was charged to other expense. Remaining growth in other expense was related to increased business volumes.

Federal Deposit Insurance Corporation (FDIC) assessments the Company paid declined 8.2 percent in 1994.

INCOME TAXES
Income taxes for the year 1995 were $3,765,000, 21.8 percent above the $3,091,000 for 1994, which was 11.4 percent below the $3,488,000 for 1993.

The Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" was adopted in the first quarter of 1993, as required. Due to the cumulative effect on prior years of its adoption, net income in the first quarter and for the year 1993 was $264,000 or $0.06 per share higher.

Income taxes as a percentage of income before taxes, excluding the effect of SFAS No. 109, were 35.5 percent for 1995, compared to 33.0 percent in 1994 and
33.7 percent in 1993. The increase in rate in 1995 reflects a higher rate of provisioning for state income taxes, a result of lower intangible taxes paid that can be taken as a credit. Conversely, the lower rate in 1994 compared to 1993 reflects a lower rate of provisioning for state income taxes, a result of the State of Florida permitting an increase in the amount of intangible tax that can be taken as a credit.

Although the Company has $1,627,000 of deferred tax assets, no valuation allowance has been recorded because $402,000 of this balance is related to unrealized losses which, as a result of SFAS No. 115, are deemed to be temporary, as well as, sufficient taxable income to carryback to recover these differences.

FINANCIAL CONDITION
The Company increased its assets 16.4 percent between December 31, 1994 and December 31, 1995. In comparison, the Company increased its assets 3.6 percent between December 31, 1993 and December 31, 1994.

CAPITAL RESOURCES
Table 8 summarizes the Company's capital position and selected ratios.


-------------------------------------------------------------------------------------------------------------
CAPITAL RESOURCES                                                                                     Table 8
(Dollars in thousands)
December 31                                                    1995              1994              1993
-------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL
  Common stock                                             $    429          $    428         $     426
  Additional paid in capital                                 18,612            18,498            18,231
  Retained earnings                                          45,540            41,049            36,933
  Treasury Stock                                             (1,676)                0                 0
  Valuation allowance                                        (1,016)           (1,942)             (330)
  Goodwill                                                   (4,409)               (0)               (0)
                                                           --------------------------------------------------
     Total Tier 1 capital                                    57,480            58,033            55,260

TIER 2 CAPITAL
  Allowance for loan losses, as limited                       4,066             3,373             3,622
                                                           --------------------------------------------------
     Total Tier 2 capital                                     4,066             3,373             3,622
                                                           --------------------------------------------------
Total risk based capital                                   $ 61,546          $ 61,406         $  58,882
                                                           ==================================================

Risk weighted assets                                       $409,677          $314,489         $ 298,871
                                                           ==================================================

Tier 1 risk based capital ratio                               14.03%            18.45%            18.49%
  Regulatory minimum                                           8.00              8.00              8.00
Total risk based capital ratio                                15.02             19.53             19.70
Tier 1 capital to adjusted total assets (1)                    7.78              9.19              8.97
  Regulatory minimum                                           4.00              4.00              4.00
Shareholders' equity to assets                                 8.06              8.39              9.42
Average shareholders' equity to average total assets           9.01              9.51              8.81
-------------------------------------------------------------------------------------------------------------
(1) Intangible assets have been deducted from tier 1 capital and adjusted total assets for this calculation.
-------------------------------------------------------------------------------------------------------------

The Company's ratio of shareholders' equity to period end assets was 8.06 percent at December 31, 1995, compared with 8.39 percent one year earlier. The decrease in 1995 reflects additional assets of $69 million resulting from the acquisition of American. In addition, this ratio is impacted by SFAS No. 115, "Accounting for Certain Debt and Equity Securities," by which a securities valuation allowance of $705,000 was recognized at December 31, 1995, compared to a securities valuation allowance of $4,391,000 at December 31, 1994. Excluding the effect of this standard, the Company's ratio of shareholders' equity to period end assets was 8.16 percent and 9.05 percent, respectively, at year end 1995 and 1994.

Book value per common share outstanding totalled $14.75 at December 31, 1995, compared to $12.98 at December 31, 1994. Without the effect of SFAS No. 115, book value was $14.92 at December 31, 1995, compared to $14.01 at December 31, 1994, an increase of 7.0 percent.

Tangible book value per common share, reflecting a deduction from shareholders' equity for intangible assets of $6,884,000 and $480,000 at December 31, 1995 and 1994, respectively, was 13.12 percent at December 31, 1995, compared to 12.87 percent at December 31, 1994, an increase of 1.9 percent.

The Company is considered well capitalized, based on all measures of regulatory capital.

LOAN PORTFOLIO
Table 9 shows total loans (net of unearned income) by category outstanding at the indicated dates.

The Company makes substantially all its loans to customers located within the three counties of the Treasure Coast. It has no foreign loans or highly leveraged transaction (HLT) loans.



----------------------------------------------------------------------------------------------------------
LOANS OUTSTANDING                                                                                  Table 9
(Dollars in thousands)
December 31                                 1995         1994        1993        1992        1991
----------------------------------------------------------------------------------------------------------
Real estate mortgage                      $335,031     $229,713    $205,002    $197,696    $213,443
Real estate construction                    10,540        8,728       2,710       3,680       3,240
Commercial and financial                    17,205       11,296       9,692       8,626      12,150
Installment loans to individuals            51,959       42,912      42,158      41,430      51,746
Other loans                                    229          141          55         413         112
                                          ----------------------------------------------------------------
         TOTAL                            $414,964     $292,790    $259,617    $251,845    $280,691
                                          ================================================================
----------------------------------------------------------------------------------------------------------


Total loans (net of unearned income and excluding the allowance for loan losses) were $414,964,000 at December 31, 1995, $122,174,000 or 41.7 percent more than at December 31, 1994. Approximately $46 million in loans were acquired as a result of the acquisition of American during 1995. The increase in the Company's loan balances also reflects the impact of the sale of $24.7 million in fixed rate residential mortgage loans during 1994. No sales of fixed rate residential loans were transacted in 1995.

At December 31, 1995, the Company's mortgage loan balances secured by residential properties amounted to $223,813,000 or 53.9 percent of total loans. The next largest concentration was loans secured by commercial real estate which totalled $100,879,000 or 24.3 percent. Most of the commercial real estate loans were made to local businesses and professionals secured by owner occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made. The Company was also a creditor for consumer loans to individual customers (primarily secured by motor vehicles) totalling $44,249,000 and unsecured credit cards of $7,710,000.

Total loans (net of unearned income and excluding the allowance for loan losses) were $292,790,000 at December 31, 1994, $33,173,000 or 12.8 percent greater than at December 31, 1993. At December 31, 1994, the Company's portfolio of mortgage loan balances secured by residential properties amounted to $144,893,000 or 49.5 percent of total loans and loans secured by commercial real estate totalled $75,831,000 or 25.9 percent of total loans. Consumer loans to individual customers and credit card loans totalled $36,525,000 and $7,263,000, respectively.

The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents. Therefore, real estate mortgage lending is an important segment of the Company's lending activities. Exposure to market interest rate volatility with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 1995, approximately $141 million or 63 percent of the Company's mortgage loan balances secured by residential properties were adjustable, of which $138 million were adjustable rate 15-or 30-year mortgage loans (ARMs) that reprice based upon the one year constant maturity United States Treasury Index plus a margin. These 15-and 30-year ARMs generally consist of three types: 1) those repricing annually by up to one percent with a four percent cap over the life of the loan, of which balances of approximately $38 million were outstanding at December 31, 1995, 2) those limited to a two percent per annum increase and a six percent cap over the life of the loan, of which approximately $81 million in balances existed at year end 1995, and 3) those that have a fixed rate for a period of three, five or seven years, at the end of which they are limited to a two percent per annum increase and a four percent cap over the life of the loan, of which approximately $19 million were outstanding at December 31, 1995.

Of the $68 million of new residential loans originated in 1995, $39 million were adjustable rate and $29 million were fixed rate. The Company generally sells all of the 30-year fixed rate loan originations while retaining a portion of 15-year fixed rate residential loans. However, as a result of interest rates declining during 1995, the Company chose to not sell fixed rate residential loans. Loans secured by residential properties having fixed rates totalled approximately $83 million at December 31, 1995, of which 15-and 30-year mortgages totalled approximately $45 million and $23 million, respectively. Remaining fixed rate balances were comprised of home improvement loans with short maturities less than 15 years.



-------------------------------------------------------------------------------------------------------------------------
  LOAN MATURITY DISTRIBUTION                                                                                     Table 10
  (Dollars in thousands)
                                                       Commercial,
                                                       Financial &              Real Estate
  December 31, 1995                                   Agricultural             Construction             Total
-------------------------------------------------------------------------------------------------------------------------
  In one year or less                                 $ 5,333                  $ 9,709                   $15,042
  After one year but within five years:
  Interest rates are floating or adjustable             2,983                      831                     3,814
   Interest rates are fixed                             6,007                        0                     6,007

  In five years or more:
  Interest rates are floating or adjustable             1,192                        0                     1,192
   Interest rates are fixed                             1,690                        0                     1,690
                                                      -------------------------------------------------------------------
           Total                                      $17,205                  $10,540                   $27,745
                                                      ===================================================================
-------------------------------------------------------------------------------------------------------------------------

The Company's historical charge off rates for residential loans has been very low, with only $31,000 in charge offs for the year 1995. The Company expects that the 1996 residential loan demand will be comprised of mostly fixed rate mortgages as a low interest rate environment is anticipated.

Fixed rate and adjustable rate lending for commercial real estate loans totalled approximately $33 million and $68 million, respectively. Of the $68 million, $45 million of commercial real estate loans adjust annually based on the one-year constant maturity United States Treasury Index plus a margin. Remaining adjustable rate commercial real estate loans are comprised of 3-and 5-year balloon mortgages tied to United States Treasury Indices plus a margin or loans tied to prime rate which adjust accordingly. The term for fixed rate lending involving commercial real estate is generally seven to ten years.

Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company's lending limits, such as small-to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small-to medium-sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company's commercial loan portfolio totalled $17,205,000 at December 31, 1995 compared to $11,296,000 at December 31, 1994.

The Company makes a variety of consumer loans, including installment loans, loans for automobiles, boats, home improvements, and other personal, family and household purposes, and indirect loans through dealers, to finance automobiles. Most consumer loans are secured. The Company's indirect automobile lending risks have been reduced through screening and monitoring of a smaller number of dealers with whom the Company does business. Management believes its present practices have substantially reduced such risk. Its delinquencies and losses in this area improved in 1995 and 1994.

Second mortgage loans and home equity lines also are extended by the Company. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on


--------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE                                                                                         Table 11
(Dollars in thousands)
Year Ended December 31                                                      1995        1994        1993        1992      1991
--------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
 Beginning balance                                                       $  3,373    $  3,622    $  4,091    $  3,846   $  3,744
 Provision for loan losses                                                    250         145         150       1,103      2,775
 Allowance applicable to loans of purchased company                           556           0           0           0          0
 Charge offs:
    Commercial and financial                                                   53          89          52         109        487
    Consumer                                                                  395         442         501         788      1,619
    Commercial real estate                                                     54         288         378         413      1,041
    Residential real estate                                                    31           0          25          96         85
                                                                         --------------------------------------------------------
    TOTAL CHARGE OFFS                                                         533         819         956       1,406      3,232

 Recoveries:
    Commercial and financial                                                   67         166          64         151        316
    Consumer                                                                  205         206         253         288        238
    Commercial real estate                                                    146          39          14         103          0
    Residential real estate                                                     2          14           6           6          5
                                                                         --------------------------------------------------------
    TOTAL RECOVERIES                                                          420         425         337         548        559
                                                                         --------------------------------------------------------
 Net loan charge offs                                                         113         394         619         858      2,673
                                                                         --------------------------------------------------------
    ENDING BALANCE                                                       $  4,066    $  3,373    $  3,622    $  4,091   $  3,846
                                                                         ========================================================

Loans outstanding at end of year*                                        $414,964    $292,790    $259,617    $251,845   $280,691
Ratio of allowance for loan losses to
  loans outstanding at end of year                                           0.98%       1.15%       1.40%       1.62%      1.37%
Daily average loans outstanding*                                         $355,885    $270,172    $255,289    $262,924   $296,217
Ratio of net charge offs to
  average loans outstanding                                                  0.03%       0.15%       0.24%       0.33%      0.90%

--------------------------------------------------------------------------------------------------------------------------------

* Net of unearned income.

smaller loans of $30,000 or less. Such loans are sometimes made for larger amounts, with fixed rates, but with balloon payments upon maturities, not exceeding five years. In 1992, the Company began offering variable rate second mortgage loans with terms of up to 10 years. Loan to value ratios for these loans do not exceed 80 percent of appraised value. Home equity lines are offered on a variable rate basis only and the maximum loan to value ratio for such loans is 75 percent of the appraised value when the loan is extended. Home equity line accounts are subject to a periodic review by the bank, to limit the Company's exposure to possible decreases in the borrower's income or in the collateral value of the residence.

Commercial real estate loans are subject to many of the same risks as other commercial loans. To reduce the risks from loans dependent upon cash flows from the sale or rental of commercial real estate, the Company primarily makes such loans on owner occupied properties. Real estate construction loans during 1991 and through 1995 have averaged approximately $5,780,000 and totalled $10,540,000 at December 31, 1995. The Company generally requires a binding take-out commitment confirmed to the Company before it will make a real estate construction or development loan, unless the Company has determined to make the permanent loan. This reduces the risk that the Company will inadvertently become the permanent lender.

The Company had commitments to make loans (excluding unused home equity lines of credit and credit card lines) of $17,687,000 at December 31, 1995, compared to $17,021,000 at the end of 1994.

ALLOWANCE FOR LOAN LOSSES
Table 11 provides certain information concerning the Company's allowance for loan losses for the years indicated.

The allowance for loan losses was $4,066,000 at December 31, 1995, $693,000 higher than one year earlier. Of this increase, $556,000 was allowance applicable to loans of American, acquired in April of 1995. The ratio of the allowance for loan losses to total loans outstanding (net of unearned income) was 0.98 percent at December 31, 1995. The ratio was 1.15 percent at December 31, 1994. The allowance for loan losses as a percentage of nonaccrual loans was 79.6 percent at December 31, 1995, compared to 150.9 percent at December 31, 1994. Nonaccrual loans at December 31, 1995, were $5,105,000 or 1.23 percent compared to $2,235,000 or 0.76 percent of outstanding loans at December 31, 1994. The model utilized to analyze the adequacy of the allowance for loan and lease losses takes into account such factors as credit quality, internal control audit results, staff turnover, local market economics and loan growth. The resulting lower allowance level necessitated is also reflective of the bank's favorable and consistently improving delinquency trends and historical loss performance. These performance results are attributed to conservative, long-standing and consistently applied loan policies and to a knowledgeable, experienced and stable staff.

During 1995, the Company experienced net charge offs of $113,000, compared to $394,000 one year earlier, a 71.3 percent reduction. Net charge offs as a percentage of average loans outstanding were 0.03 percent for 1995, the lowest percentage the Company has experienced since its inception in 1983. A peer group of banks of similar size experienced a net charge off ratio of 0.20 percent through September 30, 1995. Net consumer loan losses, primarily related to indirect automobile lending, were $190,000 in 1995, versus $236,000 in 1994. Real estate net recoveries of $64,000 in 1995 compared to net charge offs of $235,000 in 1994. Net commercial and financial loan recoveries were $14,000 in 1995 compared to $77,000 in 1994.

Table 12 summarizes the Company's allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.


--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES                                              Table 12
(Dollars in thousands)
                                              Allowance Amount
December 31                  1995      1994         1993        1992        1991
--------------------------------------------------------------------------------

Commercial and
  financial loans          $  275    $  233       $  295      $  287       $  277
Real estate loans           3,108     2,486        2,812       2,908        2,322
Installment loans             683       654          515         896        1,247

                            ----------------------------------------------------
    TOTAL                  $4,066    $3,373       $3,622      $4,091       $3,846
                           =====================================================
--------------------------------------------------------------------------------
                         Percent of Loans in Each Category to Total Loans
December 31                  1995      1994        1993         1992         1991
--------------------------------------------------------------------------------
Commercial and
  financial loans             4.2%      3.9%        3.8%         3.6%         4.4%
Real estate loans            83.3      81.4        80.0         79.9         77.2
Installment loans            12.5      14.7        16.2         16.5         18.4
                           --------------------------------------------------------
    TOTAL                   100.0%    100.0%      100.0%       100.0%       100.0%
                           ========================================================
-----------------------------------------------------------------------------------



The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers, among other factors, the Company's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, and the values of certain loan collateral, and other assets. The size of the allowance also reflects the large amount of permanent residential loans held by the Company whose historical charge offs and delinquencies have been superior by any comparison.

While it is the Company's policy to charge off in the current period loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of economy as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate and imprecise. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies identified by the regulatory agencies.

In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review considers the judgments of management, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process. An examination by the Office of the Comptroller of the Currency during the year revealed no major differences in judgments or methodology related to the allowance for loan losses.

On December 31, 1994, the allowance for loan losses was $3,373,000, $249,000 lower than one year earlier. The ratio of the allowance for loan losses to net loans outstanding was 1.15 percent at December 31, 1994, compared to 1.40 percent at December 31, 1993.

For 1994, the Company had net charge offs of $394,000 compared to $619,000 for the same period in 1993. Real estate loan net charge offs were $235,000 for 1994 versus $383,000 for the comparable period in 1993. Consumer loan losses were $236,000 for 1994, compared to $248,000 for 1993. Commercial and financial loan recoveries were $77,000 for 1994 versus $12,000 for 1993.

Since 1991, the Company's policy has been to transfer foreclosed loans to other real estate owned and to record such other assets at the lower of (i) the loans carrying value or (ii) 90 percent of the real estate collateral's current appraised value.

NONPERFORMING ASSETS
At December 31, 1995, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was 1.44 percent, compared to 0.82 percent at December 31, 1994. The majority of the increase in the ratio can be attributed to nonperforming loans of the acquired bank. This ratio would be
0.89 percent without the acquired problem loans. Nonperforming assets
(other real estate owned and nonaccrual loans) at December 31, 1995, were $5,994,000, an increase of $3,594,000 compared to December 31, 1994.
Other real estate owned increased $724,000 while nonaccrual loans increased $2,870,000 over the past twelve months. Nonaccrual loans totalled $2,235,000 at December 31, 1994, compared to a balance of $3,107,000 at year end 1993.

Nonaccrual loans totalling $3,625,000 at December 31, 1995 were performing, but because the Company has determined that the collection of principal or interest in accordance with the original terms of such loans is uncertain, it has placed such loans on nonaccrual status. Of the amount reported in nonaccrual loans at December 31, 1995, 96.1 percent is secured with real estate, the remainder is ninety percent guaranteed by the Small Business Administration (SBA). Management does not expect significant losses, for which an allowance for loan losses has not been provided, associated with the ultimate realization of these assets.

Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, and changes in conditions affecting various borrowers from the Company's subsidiary bank. No assurance can be given that nonperforming assets will not in fact increase or otherwise change. A similar judgmental process is involved in the methodology used to estimate and establish the Company's allowance for loan losses.



-------------------------------------------------------------------------------------------------------------
 NONPERFORMING ASSETS                                                                                Table 13
 (Dollars in thousands)
 December 31                                       1995        1994        1993         1992        1991
-------------------------------------------------------------------------------------------------------------
Nonaccrual loans (1)                           $  5,105    $  2,235    $  3,107    $   4,359    $  5,333
Renegotiated loans                                    0           0           0            0           0
Other real estate owned                             889         165       4,116        5,898       8,217
                                               --------------------------------------------------------------
    TOTAL NONPERFORMING
      ASSETS                                   $  5,994    $  2,400    $  7,223     $ 10,257    $ 13,550
                                               ==============================================================

Amount of loans outstanding
  at end of year (2)                           $414,964    $292,790    $259,617     $251,845    $280,691
Ratio of total nonperforming assets
  to loans outstanding and other
  real estate owned at end of period(1).           0.44%       0.82%       2.74%        3.98%       4.69%
Accruing loans past due
  90 days or more                              $    134    $      0    $     15     $      9    $    488
-------------------------------------------------------------------------------------------------------------

(1) Interest income that could have been recorded during 1995 related to nonaccrual loans was $168,000, none of which was included in interest
     income or net income.   All nonaccrual loans are secured.
(2)  Net of unearned income.
------------------------------------------------------------------------------


Nonperforming assets (other real estate owned and nonaccrual loans) at December 31, 1994, were $2,400,000, a decrease of $4,823,000 or 66.8 percent from December 31, 1993. At December 31, 1994, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was 0.82 percent, compared to 2.74 percent at December 31, 1993. The decrease in nonperforming assets from December 31, 1993 to December 31, 1994 included decreases in other real estate owned of $3,951,000 and nonaccrual loans of $872,000.

SECURITIES
Information relating to yields, maturities, carrying values, market values and unrealized gains (losses) of the Company's securities is set forth in Table 14.

At December 31, 1995 the Company had $159,480,000 or 74.6 percent of total securities held for sale compared to $131,288,000 or 51.5 percent at December 31, 1994. The increase in the held for sale portfolio is directly related to regulatory authorities permitting a 45-day window (November 15, 1995 to December 31, 1995) for financial institutions to reclassify securities from held to maturity to available for sale without the reclassification creating a "tainting" of the portfolio which would require reclassification of all held to maturity securities to held for sale. The 45-day window to reclassify securities was made available as a result of financial institutions not having guidance with respect to the inclusion or exclusion of unrealized gains or losses in capital ratio calculations at December 31, 1993, when SFAS No. 115 was adopted. The Company reclassified approximately $69 million from held to maturity to held for sale on December 1, 1995.

Total securities declined $45,023,000 or 17.4 percent in 1995, compared to prior year. This decline is directly related to growth in the loan portfolio and changes in the portfolio mix.

During 1995 management lowered the total portfolio's interest rate risk by reducing the average life of the portfolio from 3.8 years to 3.1 years. The percentage of adjustable and floating rate securities in the securities portfolio is 25.3 percent, compared to 29.6 percent in 1994. Likewise, the held for sale portfolio decreased to an average life of 3.7 years from 5.9 years in 1994.

A total of $9,012,000 in securities will mature along with approximately $21 million of periodic principal payments from mortgage back securities in 1996. Management believes most of these funds will be used to fund increases in its consumer and commercial loan portfolio.

Lower interest rates caused an increase in the unrealized appreciation of $9,777,000 at December 31, 1995 for the total portfolio. At December 31, 1994 the Company had unrealized net losses of $8,721,000 or 3.4 percent of amortized cost.

Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets or that meet the FFIEC definition of a high risk investment.

The Company's securities portfolio decreased $25,071,000 from December 31, 1993 to December 31, 1994. The investment portfolio as a percentage of earning assets was 42.1 percent at December 31, 1994, compared to 48.0 percent one year earlier.




--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                                          Table 14

                                                               Gross        Gross
                                                 Amortized   Unrealized   Unrealized     Market   Average Years
December 31, 1994                                  Cost        Gains        Losses       Value     to Maturity
--------------------------------------------------------------------------------------------------------------------------
Held for Sale:
  U.S. Treasury and
     U.S. Government Agencies                    $ 59,123     $ 73          $  (510)    $ 58,686      1.66
  Mortgage Backed Securities:
     Fixed                                         23,281        0           (1,432)      21,849      2.67
     Adjustable                                    15,370       16              (25)      15,361      5.28
  Mutual Funds                                     35,577        0           (1,887)      33,690      0.00
  Other Securities                                  1,757        0              (55)       1,702         *
                                                 -------------------------------------------------------------------------
        TOTAL                                    $135,108     $ 89          $(3,909)    $131,288      1.83
                                                 =========================================================================
  Held for Investment:
    U.S. Treasury and
      U.S. Government Agencies                   $ 47,523     $  7          $(1,633)    $ 45,897      6.06
  Mortgage Backed Securities
    Fixed                                          43,233        0           (1,495)      41,738      3.83
    Adjustable                                     23,194        0           (1,754)      21,440     10.06
  Obligations of States and
    Political Subdivisions                         13,323      208             (234)      13,297      5.03
  Other Securities                                    100        0                0          100         *
                                                 -------------------------------------------------------------------------
        TOTAL                                    $127,373     $215          $(5,116)    $122,472      5.89
                                                 =========================================================================

* Other Securities excluded from calculated average for total securities
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES YIELD, MATURITY AND MARKET VALUE
(Dollars in thousands)
                                      U.S. Treasury and                 Mortgage Backed Securities
                                   U.S. Government Agencies                         (Fixed)
                                 --------------------------------------------------------------------------------------------------
                                  Amortized       Market     Weighted        Amortized    Market     Weighted
                                     Cost         Value        Yield           Cost       Value       Yield
Maturity at December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
Held for Sale:
  Within one year                    $ 7,318       $ 7,295       5.52%         $ 2,665   $ 2,719      7.03%
  One to five years                   18,228        18,519       5.87           25,857    25,876      5.81
  Five to ten years                    8,966         9,306       6.54            7,665     7,745      6.06
  Over ten years                                                                41,083    40,876      6.28
  No contractual maturity
                                     ----------------------------------------------------------------------------------------------
        TOTAL VALUE                  $34,512       $35,120       5.97%         $77,270   $77,216      6.13%
                                     ==============================================================================================
Held for Investment:
  Within one year
  One to five years                  $10,556       $10,868       5.23%         $    37   $    37      5.38%
  Five to ten years                    1,916         2,000       7.24            9,203     9,185      6.80
  Over ten years                       4,857         5,130       7.32           10,095    10,247      6.42
                                     ---------------------------------------------------------------------------------------------
        TOTAL VALUE                  $17,329       $17,998       6.04%         $19,335   $19,469      6.60%

                                     =============================================================================================
Maturity at December 31, 1994
Held for Sale                        $59,123       $58,686       6.70%         $23,281   $21,849      5.33%
                                     =============================================================================================
Held for Investment                  $47,523       $45,897       6.36%         $43,233   $41,738      6.63%
                                     =============================================================================================
----------------------------------------------------------------------------------------------------------------------------------
(1) On a fully taxable equivalent basis.


----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES YIELD, MATURITY AND MARKET VALUE
(Dollars in thousands)
                                     Mortgage Backed Securities              Obligations of States and Political
                                           (Adjustable)                              Subdivisions (1)
                                 -------------------------------------------------------------------------------------------------
                                  Amortized       Market     Weighted        Amortized    Market       Weighted
                                     Cost         Value        Yield           Cost        Value         Yield
Maturity at December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
Held for Sale:
  Within one year
  One to five years
  Five to ten years
  Over ten years                     $ 10,638      $10,789       6.84%
  No contractual maturity
                                     ----------------------------------------------------------------------------------------------
        TOTAL VALUE                  $ 10,638      $10,789       6.84%         $     0     $      0
                                     ==============================================================================================
Held for Investment:
  Within one year                                                              $ 1,717     $ 1,727         7.29%
  One to five years                                                              7,195       7,518         8.92
  Five to ten years                                                              2,580       2,725         8.88
  Over ten years                     $ 4,502       $ 4,525       6.51%           1,400       1,463         8.75
                                     ----------------------------------------------------------------------------------------------
        TOTAL VALUE                  $ 4,502       $ 4,525       6.51%         $12,892     $13,433         8.68%
                                     ==============================================================================================
Maturity at December 31, 1994
Held for Sale                        $15,370       $15,361       6.73%         $     0     $     0         0.00%
                                     ==============================================================================================
Held for Investment                  $23,194       $21,440       5.30%         $13,323     $13,297         8.66%
                                     ==============================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
(1) On a fully taxable equivalent basis.


------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES YIELD, MATURITY AND MARKET VALUE
(Dollars in thousands)
                                                                                                                           Table 14
                                      Mutual Funds                          Other (1)                             Total
                             -------------------------------------------------------------------------------------------------------
                              Amortized  Market     Weighted     Amortized     Market    Weighted    Amortized    Market    Weighted
                                Cost     Value       Yield         Cost        Value      Yield        Cost        Value      Cost
                             -------------------------------------------------------------------------------------------------------
Held for Sale:
  Within one year                                                                                     $  9,983     $ 10,014    5.92%
  One to five years                                                                                     44,085       44,395    5.84%
  Five to ten years                                                                                     16,631       17,051    6.32%
  Over ten years                                                                                        51,721       51,665    6.39%
  No contractual maturity     $35,577    $34,547     6.12%        $1,794       $1,808     5.30%         37,371       36,355    6.08%
                             -------------------------------------------------------------------------------------------------------
        TOTAL VALUE           $35,577    $34,547     6.12%        $1,794       $1,808     5.30%       $159,791     $159,480    6.13%
                             =======================================================================================================
Held for Investment:
  Within one year                                                                                     $  1,717     $  1,727    7.29%
  One to five years                                                                                     17,888       18,523    6.73%
  Five to ten years                                               $  100       $  100     7.50%         13,699       13,910    7.25%
  Over ten years                                                                                        20,854       21,365    6.81%
                             -------------------------------------------------------------------------------------------------------
        TOTAL VALUE           $     0    $     0                  $  100       $  100     7.50%       $ 54,158     $ 55,525    6.91%

                             =======================================================================================================
Maturity at December
  31, 1994
Held for Sale                 $35,577    $33,690     5.54%        $1,757       $1,702     6.48%       $135,108     $131,288    6.16%
                             =======================================================================================================
Held for Investment           $     0    $     0     0.00%        $  100       $  100     7.50%       $127,373     $122,472    6.50%
                             =======================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Gross        Gross                    Average
                                                    Amortized     Unrealized   Unrealized       Market   Years to
December 31, 1995                                     Cost          Gains        Losses         Value     Maturity
-----------------------------------------------------------------------------------------------------------------------------------
Held for Sale:
  U.S. Treasury and U.S. Government Agencies          $ 34,512      $  645       $   (37)      $ 35,120     3.58
 Mortgage Backed Securities:
     Fixed                                              77,270         387          (441)        77,216     3.27
     Adjustable                                         10,638         164           (13)        10,789     7.40
  Mutual Funds                                          35,577           0        (1,030)        34,547     0.00
  Other Securities                                       1,794          14             0          1,808        *
                                                      ----------------------------------------------------------------------------
         TOTAL                                        $159,791      $1,210       $(1,521)      $159,480     2.91
                                                      ============================================================================
Held for Investment:
  U.S. Treasury and U.S. Government Agencies          $ 17,329      $  669       $     0       $ 17,998     2.11
  Mortgage Backed Securities
    Fixed                                               19,335         236          (102)        19,469     3.75
    Adjustable                                           4,502          23            (0)         4,525     7.52
Obligations of States and Political Subdivisions        12,892         544            (3)        13,433     4.35
  Other Securities                                         100           0             0            100        *
                                                      ----------------------------------------------------------------------------
         TOTAL                                        $ 54,158      $1,472       $  (105)      $ 55,525     3.67
                                                      ============================================================================
(*) Other Securities excluded from calculated average for total securities
----------------------------------------------------------------------------------------------------------------------------------

DEPOSITS
Total deposits increased $101,338,000 or 18.1 percent to $660,967,000 at December 31, 1995, compared to one year earlier. Approximately $62 million of the increase was attributable to the American acquisition. The commercial bank deposits acquired are primarily core deposits with interest rates paid and characteristics very similar to the Company's existing customer accounts.

Certificates of deposit under $100,000 increased $57,556,000 or 30.1 percent and certificates of deposit of $100,000 or more increased $14,966,000 or 56.8 percent over the past twelve months, while lower cost savings deposits (including NOW and money market deposits) increased $9,641,000 or 3.6 percent. Noninterest bearing demand deposits grew $19,175,000 or 24.9 percent.

Total deposits increased $26,143,000 or 4.9 percent to $559,629,000 at December 31, 1994, compared to one year earlier.

The increase was due to growth in certificates of deposit of $22,642,000 or
13.4 percent, an increase in noninterest bearing demand deposits of $15,493,000 or 25.2 percent, and a rise in certificates of deposit of $100,000 or more of $1,903,000 or 7.8 percent. Savings deposits (including NOW and money market deposit accounts) declined $13,895,000 or 5.0 percent.

The increase in certificates of deposits in 1995 and 1994 was directly related to higher interest rates offered on certificates, reflecting the general rise in interest rates during 1994, and resulting renewed interest by customers in investing in certificates of deposit. In part, the increase in demand deposits was related to a $5,268,000 and $9,230,000 increase in public deposits at December 31, 1995 and December 31, 1994, respectively, primarily related to tax receipts collected by the local tax collector. Average noninterest bearing demand deposits comprised 11.8 percent of average deposits for the year ended December 31, 1995, slightly higher than the 11.7 percent recorded for the same period one year earlier. The Company remains the largest commercial bank in its primary market.

-------------------------------------------------------------------
MATURITY OF CERTIFICATES OF DEPOSIT                      Table 15
OF $100,000 OR MORE
(Dollars in thousands)
-------------------------------------------------------------------
                                     % of                    % of
December 31              1995        Total         1994      Total
-------------------------------------------------------------------
Maturity Group:
    Under 3 months      $15,249       36.9%       $ 5,811     22.0%
    3 to 6 months        11,867       28.7%         7,481     28.4%
    6 to 12 months        8,309       20.1%         3,446     13.1%
    Over 12 months        5,904       14.3%         9,625     36.5%
                        -------------------------------------------
         TOTAL          $41,329      100.0%       $26,363    100.0%
                        ===========================================

SHORT TERM BORROWINGS
At December 31, 1995, $43,907,000 in securities sold under agreements to repurchase were outstanding, a decrease of $732,000 compared to year end 1994. At year end 1995 and 1994, approximately $40 million in funds were maintained by the local tax collector and approximately $3 million in funds were maintained by the local school board.


INTEREST RATE SENSITIVITY
Interest rate movements and deregulation of interest rates have made managing the Company's interest rate sensitivity increasingly important. The Company's Asset/Liability Management Committee (ALCO) is responsible for managing the Company's exposure to changes in market interest rates. This committee attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, and by adjusting rates to market conditions and changing interest rates.

Interest rate exposure is managed by monitoring the relationship between earning assets and interest bearing liabilities, focusing primarily on those that are rate sensitive. Rate sensitive assets and liabilities are those that reprice at market interest rates within a relatively short period, defined here as one year or less. The difference between rate sensitive assets and rate sensitive liabilities represents the Company's interest sensitivity gap, which may be either positive (assets exceed liabilities) or negative (liabilities exceed assets.)

--------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY ANALYSIS (1)                                              Table 16
(Dollars in thousands)
                                  0-3           4-12          1-5          Over 5
December 31, 1995                Months        Months        Years         Years      Total
--------------------------------------------------------------------------------------------
Federal funds sold            $  58,400     $       0     $       0     $      0   $  58,400
Securities (2)                   53,365        19,418        77,303       63,863     213,949
Loans (3)                       107,640       120,926        68,222      113,071     409,859
                              --------------------------------------------------------------
Earning assets                  219,405       140,344       145,525      176,934     682,208

Savings deposits (4)            274,617             0             0            0     274,617
Certificates of deposit          98,996       148,468        42,568           65     290,097
Federal funds purchased
  and other short term
  borrowings                     43,907             0             0            0      43,907

                              --------------------------------------------------------------

Interest bearing
  liabilities                   417,520       148,468        42,568           65     608,621
                              --------------------------------------------------------------
Interest sensitivity gap      $(198,115)    $  (8,124)    $ 102,957     $176,869   $  73,587
                              ==============================================================
Cumulative gap                $(198,115)    $(206,239)    $(103,282)    $ 73,587
                              ==============================================================
Cumulative gap to
  earning assets (%)              (29.0)        (30.2)        (15.1)        10.8
Earning assets to
  interest bearing
  liabilities (%)                  52.5          94.5         341.9          N/M
--------------------------------------------------------------------------------------------

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)  Securities are stated at amortized cost.

(3)  Excludes nonaccrual loans.

(4) This category is comprised of NOW, savings, and money market deposits. If NOW and savings deposits (totalling $117,728,000) were deemed to be repriceable in"4-12 months," the interest sensitivity gap and cumulative gap would be $81,265,000 indicating 11.9% of total earning assets and 73.2% of earning assets to interest bearing liabilities for the "0-3 months" category.

N/M  Not meaningful.

On December 31, 1995, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 30.2 percent. This means that the Company's assets reprice more slowly than its deposits. In a declining interest rate environment, the cost of the Company's deposits and other liabilities may be expected to fall faster than the interest received on its earnings assets, thus increasing the net interest spread. If interest rates generally increase, the negative gap means that the interest received on earning assets may be expected to increase more slowly than the interest paid on the Company's liabilities, therefore decreasing the net interest spread.

It has been the Company's experience that deposit balances for NOW and savings accounts are stable and subjected to limited repricing when interest rates increase or decrease within a range of 200 basis points. Therefore, the Company's ALCO uses model simulation to manage and measure its interest rate sensitivity.

The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 30 percent, given an immediate change in interest rates (up or down) of 200 basis points. At December 31, 1995, net interest income would decline 12.3 percent if interest rates would immediately rise 200 basis points.

The Company does not presently use interest rate protection products in managing its interest rate sensitivity.

LIQUIDITY MANAGEMENT
The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Company's ability to meet deposit withdrawals either on demand or at contractual maturity and to make new loans and investments as opportunities arise.

Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. The Company has access to federal funds lines of credit and is able to provide short term financing of its activities by selling, under agreement to repurchase, United

States Treasury securities and securities of United States Government agencies and corporations not pledged to secure public deposits or trust funds. At December 31, 1995, the Company had available federal funds lines of credit of $37,500,000. At December 31, 1995, the Company had $93,352,000 of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 1994, the amount of securities available and unpledged was $140,059,000.

Liquidity, as measured in the form of cash and cash equivalents, totalled $115,018,000 at December 31, 1995, compared to $87,580,000 at December 31,
1994. Cash and equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in the Company's investment securities portfolio and loan portfolio.

As is typical of financial institutions, cash flows from investing (primarily in loans and securities) and from financing (primarily through deposit generation and short term borrowings) are greatly in excess of cash flows from operations. In 1995, the cash flow from operations of $11,050,000 was 33.0 percent higher than during the same period of 1994. Cash flows from investing and financing activities reflect the increase in loan and deposit balances experienced in 1995. In 1994, the cash flow from operations of $8,432,000 was
4.0 percent higher than in 1993.


EFFECTS ON INFLATION AND CHANGING PRICES
The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, overtime, due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the general levels of inflation. However, inflation affects financial institutions' increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

FASB 107 DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
The Company has calculated and reported the fair value of its financial instruments in accordance with the Statement of Financial Accounting Standards
(SFAS) No. 107. While market value information has been reported for its investment securities portfolio in prior years based on quoted market prices, this statement also requires the estimating of fair values for financial instruments with no quoted market prices. For most instruments with no quoted market values, there are a variety of judgments which must be applied with a wide variation in reported results. Management has followed the requirements of the statement and used an acceptable method to estimate fair value for these instruments. However, various other values could result if different assumptions were used. Therefore, management believes it is not relevant and potentially misleading to compare the amount of appreciation or depreciation of financial instruments with no quoted values to any other financial institution.

Also, although the statement does not prohibit estimating and reporting the fair value of deposits, management has elected not to estimate a value for its core deposit portfolio because of reliability and comparability issues.

Selected Quarterly Information

----------------------------------------------------------------------------------------------------------------------
     Consolidated Quarterly Average Balances, Yields and Rates (1)

                                                                                         1995 Quarters
----------------------------------------------------------------------------------------------------------------------
                                                     Fourth                    Third                    Second
----------------------------------------------------------------------------------------------------------------------
                                             Average        Yield/     Average        Yield/     Average        Yield/
                                             Balance        Rate       Balance        Rate       Balance        Rate
----------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets
Securities
  Taxable                                    $206,519       6.20%      $228,446       6.30%      $231,882       6.44%
  Nontaxable                                   13,403       8.42%        13,406       8.38%        13,616       8.43%
                                             -------------------------------------------------------------------------
      TOTAL SECURITIES                        219,922       6.33%       241,852       6.41%       245,498       6.55%
Federal funds sold and
 other short term investments                  40,207       5.83%        22,964       5.82%        49,489       6.05%
Loans (2)                                     399,262       8.56%       376,029       8.58%       349,378       8.65%
                                             -------------------------------------------------------------------------
      TOTAL EARNING ASSETS                    659,391       7.65%       640,845       7.66%       644,365       7.65%
Allowance for loan losses                      (4,032)                   (3,975)                   (3,933)
Cash and due from banks                        22,417                    24,255                    25,022
Bank premises and equipment                    16,771                    17,216                    17,366
Other assets                                   14,876                    14,782                    14,379
                                             -------------------------------------------------------------------------
                                             $709,423                  $693,123                  $697,199
                                             =========================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
  NOW (including Super NOW)                   $77,393       1.49%      $119,729       1.49%      $122,990       1.61%
  Savings deposits                             61,585       1.89%        62,711       1.93%        64,655       1.96%
  Money market accounts                       126,229       2.40%        78,615       3.04%        79,690       3.12%
  Time deposits                               293,508       5.64%       291,049       5.66%       283,124       5.53%
  Federal funds purchased and
    other short term borrowings                 6,419       4.20%         2,710       4.39%         5,972       4.63%
                                             -------------------------------------------------------------------------
      TOTAL INTEREST BEARING LIABILITIES      565,134       3.92%       554,814       3.96%       556,431       3.89%
Demand deposits                                76,848                    72,137                    74,219
Other liabilities                               4,871                     3,644                     5,055
                                             -------------------------------------------------------------------------
                                              646,853                   630,595                   635,705
Shareholders' equity                           62,570                    62,528                    61,494
                                             -------------------------------------------------------------------------
                                             $709,423                  $693,123                  $697,199
                                             =========================================================================
Interest expense as % of earning assets                     3.36%                     3.43%                     3.36%
Net interest income as % of earning assets                  4.29%                     4.23%                     4.29%
----------------------------------------------------------------------------------------------------------------------


(1)  The tax equivalent adjustment is based on a 34% tax rate.   All
     yields/rates are calculated on an annualized basis.
(2) Nonaccural loans are included in loan balances. Fees on loans are included in interest on loans.

-----------------------------------------------------------------------------------------------------------------------

                                                                   1994 Quarters
-----------------------------------------------------------------------------------------------------------------------
        First                   Fourth                 Third                    Second                      First
-----------------------------------------------------------------------------------------------------------------------
 Average      Yield/     Average      Yield/    Average      Yield/       Average       Yield/     Average       Yield/
 Balance      Rate       Balance      Rate      Balance      Rate         Balance       Rate       Balance       Rate
-----------------------------------------------------------------------------------------------------------------------
$240,928     6.33%      $245,268     6.07%     $258,133     6.02%        $267,628      5.99%      $276,887      6.08%
  13,798     8.26%        13,829     8.42%       14,601     8.47%          14,102      8.59%        13,414      8.65%
-----------------------------------------------------------------------------------------------------------------------
 254,726     6.44%       259,097     6.19%      272,734     6.15%         281,730      6.12%       290,301      6.21%

  44,550     5.94%        29,003     5.23%        3,730     4.36%           9,317      4.00%        14,414      3.18%
 297,533     8.77%       285,861     8.21%      273,451     8.09%         263,179      7.94%       257,852      8.05%
-----------------------------------------------------------------------------------------------------------------------
 596,809     7.57%       573,961     7.14%      549,915     7.10%         554,226      6.95%       562,567      6.97%
  (3,432)                 (3,373)                (3,578)                   (3,618)                  (3,612)
  24,942                  26,075                 21,411                    23,373                   24,093
  15,707                  15,983                 16,044                    16,186                   16,523
   8,791                  10,852                 11,701                    12,085                   13,191
-----------------------------------------------------------------------------------------------------------------------
$642,817                $623,498               $595,493                  $602,252                 $612,762
=======================================================================================================================

$116,662     1.70%      $118,361     1.69%     $116,577     1.62%        $120,724      1.60%      $121,757      1.57%
  65,036     1.96%        69,570     1.98%       74,096     1.97%          78,882      1.94%        81,266      2.01%
  74,363     3.12%        75,208     2.82%       80,488     2.60%          85,852      2.40%        85,468      2.33%
 240,630     5.00%       215,034     4.40%      199,810     4.06%         190,622      3.87%       189,992      3.85%

  16,328     4.77%        13,337     4.58%        1,812     3.72%           3,262      3.07%        13,468      2.20%
-----------------------------------------------------------------------------------------------------------------------
 513,019     3.58%       491,510     3.17%      472,783     2.88%         479,342      2.71%       491,951      2.68%
  65,919                  68,627                 60,586                    62,355                   61,284
   3,453                   3,721                  3,822                     3,065                    3,444
-----------------------------------------------------------------------------------------------------------------------
 582,391                 563,858                537,191                   544,762                  556,679
  60,426                  59,640                 58,302                    57,490                   56,083
-----------------------------------------------------------------------------------------------------------------------
$642,817                $623,498               $595,493                  $602,252                 $612,762
=======================================================================================================================
             3.08%                   2.71%                  2.48%                      2.34%                    2.34%
             4.49%                   4.43%                  4.62%                      4.61%                    4.63%
-----------------------------------------------------------------------------------------------------------------------

Selected Quarterly Information

    ----------------------------------------------------------------------------------------------------------------------------
    Quarterly Consolidated Income Statements
                                                                 1995 Quarters                             1994 Quarters
                                                      -------------------------------------      --------------------------------
    (Dollars in thousands except per share data)      Fourth     Third     Second     First      Fourth   Third   Second    First
    -----------------------------------------------------------------------------------------------------------------------------
    Net interest income:
      Interest income                                 $12,622   $12,284   $12,203    $11,042    $10,243  $ 9,736 $ 9,506  $ 9,556
      Interest expense                                  5,588     5,537     5,402      4,534      3,922    3,436   3,238    3,245
                                                      ---------------------------------------------------------------------------
      Net interest income                               7,034     6,747     6,801      6,508      6,321    6,300   6,268    6,311
    Provision for loan losses                             125       125         0          0          0        0      95       50
                                                      ---------------------------------------------------------------------------
    Net interest income after provision for losses      6,909     6,622     6,801      6,508      6,321    6,300   6,173    6,261
    Noninterest income:
      Service charges on deposit accounts                 667       655       633        499        524      499     482      528
      Trust fees                                          513       525       455        415        445      403     436      438
      Other service charges and fees                      281       291       259        267        236      257     266      269
      Brokerage commissions and fees                      475       369       412        299        266      249     293      382
      Other                                               139       123       121        119        126      110     119      147
      Securities gains (losses)                           218       269        46        (53)        (5)     (37)    809      (15)
                                                      ---------------------------------------------------------------------------
      Total noninterest income                          2,293     2,232     1,926      1,546      1,592    1,481   2,405    1,749

    Noninterest expenses:
      Salaries and wages                                2,430     2,455     2,442      2,323      2,216    2,097   2,193    2,176
      Pension and other employee benefits                 509       493       497        452        419      488     451      457
      Occupancy                                           576       604       576        575        572      548     557      553
      Furniture and equipment                             436       495       485        484        481      503     510      533
      Marketing                                           324       328       351        364        307      262     332      361
      Legal and professional fees                         192       228       175        147        193      176     321      198
      FDIC assessments                                    102       176       225        225        260      295     318      318
      Foreclosed and repossessed asset
        management and dispositions                        46        14        31        (27)      (250)      99      84       87
      Amortization of intangibles                         165       146        86         21         23       22      22       21
      Other                                             1,357     1,198     1,239      1,301      1,159    1,043   1,374    1,226
                                                      ---------------------------------------------------------------------------
      Total noninterest expenses                        6,137     6,137     6,107      5,865      5,380    5,533   6,162    5,930
                                                      ---------------------------------------------------------------------------
    Income before income taxes                          3,065     2,717     2,620      2,189      2,533    2,248   2,416    2,080
    Provision for income taxes                          1,172       961       906        726        897      731     790      673
                                                      ---------------------------------------------------------------------------
    Net income                                        $ 1,893   $ 1,756   $ 1,714    $ 1,463    $ 1,636  $ 1,517 $ 1,626  $ 1,407
                                                      ===========================================================================
    PER COMMON SHARE DATA
    Net income                                        $  0.44   $  0.40   $  0.40    $  0.34    $  0.38  $  0.35 $  0.38  $  0.33
                                                      ===========================================================================
    Cash dividends declared:
      Class A common stock                            $  0.15   $  0.13   $  0.13    $  0.13    $  0.13  $  0.12 $  0.12  $  0.12
    Market price Class A common stock:
      Low close                                        21 5/8    18        17 3/4     16 1/4     16 3/4   17 1/4  16 3/4   16 1/2
      High close                                       25 1/4    22 1/2    19 1/2     19 1/4     19 1/2   19 3/4  18 1/4   18 1/2
      Bid price at end of period                       21 3/4    22        18 1/2     18 5/16    16 3/4   19 1/4  17 3/4   17 3/8
    -----------------------------------------------------------------------------------------------------------------------------

Financial Statements
     --------------------------------------------------------------------------
     Management's Report on Responsibilities for Financial Reporting


     Management is responsible for the preparation and content of the accompa-nying financial statements and the other information contained in this report. Management believes that the financial statements have been prepared in conformity with appropriate, generally accepted accounting principles applied on a consistent basis and present fairly Seacoast Banking Corporation of Florida's consolidated financial condition and results of operations. Where amounts must be based on estimates and judgments, they represent the best estimates of management.

     Management maintains and relies upon an accounting system and related internal accounting controls to provide reasonable assurance that transactions are properly executed and recorded and that the company's assets are safeguarded. Emphasis is placed on proper segregation of duties and authorities, the development and dissemination of written policies and procedures and a complete program of internal audits and management follow-up. In recognition of cost-benefit relationships and inherent control limitations, some features of the control systems are designed to detect rather than prevent errors, irregularities and departures from approved policies and practices. Management believes the system of controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.

     The accompanying 1995 financial statements have been audited by Arthur Andersen LLP, certified public accountants. As part of their audit, Arthur Andersen LLP evaluated the accounting systems and related internal accounting controls only to the extent they deemed necessary to determine their auditing procedures.

     Their audit would not necessarily disclose all internal accounting control weaknesses because of the limited purpose of their evaluation. Although the scope of Arthur Andersen LLP's audit did not encompass a complete review of and they have not expressed an opinion on the overall system of internal accounting control, they reported that their evaluation disclosed no conditions which they consider to be material internal accounting control weaknesses.

     The Board of Directors pursues its oversight role for accounting and internal accounting control matters through an Audit Committee of the Board of Directors comprised entirely of outside Directors. The Audit
     Committee meets periodically with management, internal auditors and independent accountants. The independent accountants and internal auditors have full and free access to the Audit Committee and meet with it privately, as well as with management present, to discuss internal control accounting and auditing matters.



  /s/ Dale M. Hudson             /s/ William R. Hahl       /s/ John R. Turgeon
-----------------------       -------------------------    --------------------
    DALE M. HUDSON,                WILLIAM R. HAHL,          JOHN R. TURGEON,
     President and            Senior Vice President and         Controller
Chief Executive Officer        Chief Financial Officer

Financial Statements
     ---------------------------------------------------------------------------
     Report of Independent Certified Public Accountants



     Board of Directors and Shareholders
     Seacoast Banking Corporation of Florida
     Stuart, Florida

     We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Notes J and A to the consolidated financial statements, effective January 1, 1993 and December 31, 1993, respectively, the Company changed its methods of accounting for income taxes and for certain investment securities.


                                                             Arthur Andersen LLP

     Miami, Florida,
      January 16, 1996.

Consolidated Statements of Income

    --------------------------------------------------------------------------------------------
    Seacoast Banking Corporation of Florida and Subsidiaries

                                                 (In thousands of dollars except per share data)
    Year Ended December 31                                1995             1994            1993
    --------------------------------------------------------------------------------------------

    Interest on securities
      Taxable                                         $  14,337       $   15,818      $   17,695
      Nontaxable                                            780              812             797
    Interest and fees on loans                           30,707           21,782          20,964
    Interest on federal funds sold                        2,327              629             234
                                                     -------------------------------------------
        TOTAL INTEREST INCOME                            48,151           39,041          39,690
    Interest on deposits                                  5,507            5,500           5,576
    Interest on time certificates                        15,195            8,072           7,920
    Interest on borrowed money                              359              269             135
                                                     -------------------------------------------
        TOTAL INTEREST EXPENSE                           21,061           13,841          13,631
                                                     -------------------------------------------
        NET INTEREST INCOME                              27,090           25,200          26,059
    Provision for loan losses                               250              145             150
        NET INTEREST INCOME AFTER                    -------------------------------------------
            PROVISION FOR LOAN LOSSES                    26,840           25,055          25,909
                                                     -------------------------------------------
    Noninterest income
     Securities gains                                       480              752           1,204
     Other                                                7,517            6,475           7,588
    Noninterest expenses                                 24,246           23,005          24,345
                                                     -------------------------------------------
       INCOME BEFORE INCOME TAXES
          AND CUMULATIVE EFFECT OF A
          CHANGE IN ACCOUNTING PRINCIPLE                 10,591            9,277          10,356
    Provision for income taxes                            3,765            3,091           3,488
                                                     -------------------------------------------
       INCOME BEFORE CUMULATIVE EFFECT
          OF A CHANGE IN ACCOUNTING PRINCIPLE             6,826            6,186           6,868
    Cumulative effect on prior years of
     a change in accounting for income taxes                  0                0             264
                                                     -------------------------------------------
       NET INCOME                                    $    6,826       $    6,186      $    7,132
                                                     ===========================================
    --------------------------------------------------------------------------------------------
    --------------------------------------------------------------------------------------------
    Per share common stock
     Income before cumulative effect of a
       change in accounting principle                $     1.58       $     1.44      $     1.60
     Cumulative effect on prior years of a
       change in accounting for income taxes               0.00             0.00            0.06
                                                     -------------------------------------------
       NET INCOME                                    $     1.58       $     1.44      $     1.66
                                                     ===========================================
    Average shares outstanding                        4,309,590        4,305,592       4,291,949
    --------------------------------------------------------------------------------------------

    See notes to consolidated financial statements.

Consolidated Balance Sheets

    -----------------------------------------------------------------------------------------------------------------
    Seacoast Banking Corporation of Florida and Subsidiaries

                                                                                            (In thousands of dollars)
   December 31                                                                                    1995          1994
   ------------------------------------------------------------------------------------------------------------------
   ASSETS
   Cash and due from banks                                                                    $ 56,618       $ 25,230
   Federal funds sold                                                                           58,400         62,350
   Securities:
     Securities held for sale (at market)                                                      159,480        131,288
     Securities held for investment (market values: 1995 - $55,525 and 1994 - $122,472)         54,158        127,373
                                                                                              -----------------------
            TOTAL SECURITIES                                                                   213,638        258,661


   Loans                                                                                       414,964        292,790
   Less:  Allowance for loan losses                                                              4,066          3,373
                                                                                              -----------------------
            NET LOANS                                                                          410,898        289,417

   Bank premises and equipment                                                                  16,104         15,751
   Other real estate owned                                                                         889            165
   Core deposit and other intangibles                                                            2,475            480
   Goodwill                                                                                      4,409              0
   Other assets                                                                                  7,917         10,657
                                                                                              -----------------------


   TOTAL ASSETS                                                                               $771,348       $662,711
                                                                                              =======================
   ------------------------------------------------------------------------------------------------------------------

   See notes to consolidated financial statements.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (In thousands of dollars)
December 31                                                                                           1995                 1994
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
  Demand deposits (noninterest bearing)                                                            $ 96,253             $ 77,078
  Savings deposits                                                                                  274,617              264,976
  Other time deposits                                                                               248,768              191,212
  Time certificates of $100,000 or more                                                              41,329               26,363
                                                                                                   -----------------------------
         TOTAL DEPOSITS                                                                             660,967              559,629
Federal funds purchased and securities sold under agreement to repurchase,
  maturing within 30 days                                                                            43,907               44,639
Other liabilities                                                                                     4,274                2,859
                                                                                                   -----------------------------
                                                                                                    709,148              607,127
Commitments and Contingent Liabilities (Notes I, K  and P)

SHAREHOLDERS' EQUITY
Preferred stock, par value $1.00 per share - authorized 1,000,000 shares, none issued
or outstanding                                                                                            0                    0
Class A common stock, par value $.10 per share (liquidation preference of $2.50 per share)
  - authorized 10,000,000 shares, issued 3,770,819 and outstanding 3,700,013
   shares in 1995 and issued and outstanding 3,718,724 in 1994                                          377                  372
Class B common stock, par value $.10 per share - authorized 810,000 shares, issued and
  outstanding 517,211 shares  in 1995 and 563,354 shares in 1994                                         52                   56
Additional paid-in capital                                                                           18,612               18,498
Retained earnings                                                                                    45,540)              41,049
Less: Treasury Stock (70,806 shares), at cost                                                        (1,676)                   0
                                                                                                   -----------------------------
                                                                                                     62,905               59,975
Securities valuation allowance                                                                         (705)              (4,391)
                                                                                                   -----------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                                  62,200               55,584
                                                                                                   -----------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                         $771,348             $662,711
                                                                                                   =============================
---------------------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------------------
Seacoast Banking Corporation of Florida and Subsidiaries
                                                                                          (In thousands of dollars)
Year Ended December 31                                                             1995            1994              1993
-------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
  Interest received                                                               $ 49,180         $39,869         $40,826
  Fees and commissions received                                                      7,515           6,431           7,311
  Interest paid                                                                    (20,815)        (13,723)        (14,050)
  Cash paid to suppliers and employees                                             (21,598)        (21,037)        (21,887)
  Income taxes paid                                                                 (3,232)         (3,108)         (4,093)
                                                                                  ----------------------------------------
Net cash provided by operating activities                                           11,050           8,432           8,107
Cash flows from investing activities
  Maturities of securities held for sale                                            36,827          20,200             400
  Maturities of securities held for investment                                      25,759          12,797          45,024
  Proceeds from sale of securities held for sale                                   115,107          72,521          16,110
  Proceeds from sale of securities held for investment                                   0               0          26,201
  Purchase of securities held for sale                                            (109,132)        (83,358)        (10,755)
  Purchase of securities held for investment                                        (5,112)        (11,292)        (60,030)
  Proceeds from sale of loans                                                            0          24,699          12,202
  Net new loans and principal repayments                                           (77,011)        (44,643)        (35,497)
  Proceeds from the sale of other real estate owned                                    239           4,143           2,580
  Deletions (additions) to bank premises and equipment                                  43          (1,030)         (1,548)
  Purchase of American Bank Captial Corporation of Florida, net of cash             (4,659)              0               0
  Net change in other assets                                                           (87)           (299)             97
                                                                                  ----------------------------------------
Net cash used in investing activities                                              (18,026)         (6,262)         (5,216)
Cash flows from financing activities
  Net increase (decrease) in deposits                                               39,042          26,146         (17,686)
  Net increase (decrease) in federal funds purchased and repurchase agreements        (732)          4,106          32,115
  Issuance of common stock-Employee Stock Purchase and Profit Sharing Plans            115             181             360
  Exercise of stock options                                                            (58)             88               0
  Treasury stock acquired                                                           (1,676)              0               0
  Dividends paid                                                                    (2,277)         (2,070)         (1,893)
                                                                                  ----------------------------------------
Net cash provided by financing activities                                           34,414          28,451          12,896
                                                                                  ----------------------------------------
Net increase in cash and cash equivalents                                           27,438          30,621          15,787
Cash and cash equivalents at beginning of year                                      87,580          56,959          41,172
                                                                                  ----------------------------------------
Cash and cash equivalents at end of year                                          $115,018         $87,580         $56,959
                                                                                  ========================================
--------------------------------------------------------------------------------------------------------------------------


See Note Q for supplemental disclosures.
See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
     Seacoast Banking Corporation of Florida and Subsidiaries



                                                                      Common Stock
                                                      -------------------------------------------------
                                                              Class A                   Class B            Additional
                                                      -------------------------------------------------    Paid-in       Retained
(In thousands of dollars)                               Shares       Amount       Shares      Amount       Capital       Earnings
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                          3,656,661       $366       587,873      $59          $17,872        $31,694
Exchange of Class B common stock for
  Class A common stock                                   16,548          2       (16,548)      (2)
Issuance of Class A common stock for
  Employee Stock Purchase and Profit
  Sharing Plans                                          19,205          1                                     359
Net income                                                                                                                  7,132
Cash dividends declared                                                                                                    (1,893)
Net change in securities
  valuation equity (allowance)
                                                      -----------------------------------------------------------------------------
Balance at December 31, 1993                          3,692,414        369       571,325       57           18,231         36,933
Exchange of Class B common stock for
  Class A common stock                                    7,971          1        (7,971)      (1)
Issuance of Class A common stock for
  Employee Stock Purchase and
  Profit Sharing Plans                                   10,339          1                                     180
Exercise of stock options                                 8,000          1                                      87
Net income                                                                                                                  6,186
Cash dividends declared                                                                                                    (2,070)
Net change in securities
  valuation equity (allowance)
                                                      -----------------------------------------------------------------------------
Balance at December 31, 1994                          3,718,724        372       563,354       56           18,498         41,049
Exchange of Class B common stock for
  Class A common stock                                   46,143          4       (46,143)      (4)
Issuance of Class A Common stock for
  Employee Stock Purchase and Profit
  Sharing Plans                                           5,952          1                                     114
Treasury stock acquired                                 (71,500)
Treasury stock issued for Employee
  Stock Purchase and Profit Sharing Plans                   694
Exercise of stock options                                                                                                     (58)
Net income                                                                                                                  6,826
Cash dividends declared                                                                                                    (2,277)
Net change in securities
  valuation equity (allowance)
                                                      -----------------------------------------------------------------------------
Balance at December 31, 1995                          3,700,013       $377       517,211      $52          $18,612        $45,540
                                                      =============================================================================
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                Securities
                                                                                 Valuation
                                                          Treasury                  Equity
(In thousands of dollars)                                    Stock             (Allowance)             Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                $ 0                 $ (284)                $49,707
Exchange of Class B common stock for
  Class A common stock
Issuance of Class A common stock for
  Employee Stock Purchase and Profit
  Sharing Plans                                                                                            360
Net income                                                                                               7,132
Cash dividends declared                                                                                 (1,893)
Net change in securities
  valuation equity (allowance)                                                   4,951                   4,951
                                                      -----------------------------------------------------------------------------
Balance at December 31, 1993                                  0                  4,667                  60,257
Exchange of Class B common stock for
  Class A common stock
Issuance of Class A common stock for
  Employee Stock Purchase and
  Profit Sharing Plans                                                                                     181
Exercise of stock options                                                                                   88
Net income                                                                                               6,186
Cash dividends declared                                                                                 (2,070)
Net change in securities
  valuation equity (allowance)                                                  (9,058)                 (9,058)
                                                      -----------------------------------------------------------------------------
Balance at December 31, 1994                                  0                 (4,391)                 55,584
Exchange of Class B common stock for
  Class A common stock
Issuance of Class A Common stock for
  Employee Stock Purchase and Profit
  Sharing Plans                                                                                            115
Treasury stock acquired                                  (1,692)                                        (1,692)
Treasury stock issued for Employee
  Stock Purchase and Profit Sharing Plans                    16                                             16
Exercise of stock options                                                                                  (58)
Net income                                                                                               6,826
Cash dividends declared                                                                                 (2,277)
Net change in securities
  valuation equity (allowance)                                                   3,686                   3,686
                                                      -----------------------------------------------------------------------------
Balance at December 31, 1995                            $(1,676)                $ (705)                $62,200
                                                      =============================================================================
-----------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     Seacoast Banking Corporation of Florida and Subsidiaries



NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations: The company is one bank holding company whose operations and locations are more fully described under the heading "Banking on Florida's Treasure Coast" on the inside of the front cover and on page 1 of this annual report.

Use of Estimates: The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Securities: Effective December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities that may be sold as part of the Company's asset/liability management or in response to, or in anticipation of changes in interest rates and resulting prepayment risk, or for other factors are stated at market value. Such securities are held for sale with unrealized gains or losses reflected as a component of Shareholders' Equity, net of tax. Debt securities that the Company has the ability and intent to hold to maturity are carried at amortized cost. Interest income on securities, including amortization of premiums and accretion of discounts is recognized using the interest method.

The Company generally anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations and mortgage-backed securities. The adjusted cost of each specific security sold is used to compute gains or losses on the sale of securities.

Other Real Estate Owned: Other real estate owned consists of real estate acquired in lieu of unpaid loan balances. These assets are carried at an amount equal to the loan balance prior to foreclosure plus costs incurred for improvements to the property, but no more than the estimated fair value of the property.

Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight line method, over the estimated useful lives as follows: building - 25-40 years, furniture and equipment - 4-12 years.

Purchase Method of Accounting: Net assets of companies acquired in purchase transactions are recorded at fair value at date of acquisition. Core deposit intangibles are amortized on a straight line basis over estimated periods benefited, not exceeding 10 years. Goodwill is amortized on a straight line basis over 15 years.

Revenue Recognition: Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest.

When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

Provision for Loan Losses: The provision for loan losses is management's judgement of the amount necessary to increase the allowance for loan losses to a level sufficient to cover losses in the collection of loans.

Net Income Per Share: Net income per share is based upon the weighted average number of shares of both Class A and Class B common stock and equivalents outstanding during the respective years.

Cash Flow Information: For the purposes of the consolidated statements of cash flows, the Company considers cash and due from banks and federal funds sold as cash and cash equivalents.

NOTE B - CASH, DIVIDEND AND LOAN RESTRICTIONS

In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows: The Company's subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995 was approximately $6,500,000.

Under Federal Reserve regulation, the Company's subsidiary bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 1995, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 18 percent of consolidated net assets.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company's subsidiary bank can distribute as dividends to the Company in 1996, without prior approval of the Comptroller of the Currency, approximately $9,500,000.

NOTE C - SECURITIES
The amortized cost and market value of securities follow:


                                                                  Gross            Gross
                                             Amortized       Unrealized       Unrealized      Market
(In thousands of dollars)                         Cost            Gains           Losses       Value
-----------------------------------------------------------------------------------------------------
December 31, 1995
Securities Held for Sale:
U.S. Treasury and U.S. Government agencies    $ 34,512           $  645        $    (37)    $ 35,120
Mortgage backed securities                      87,908              551            (454)      88,005
Mutual funds                                    35,577                0          (1,030)      34,547
Other securities                                 1,794               14               0)       1,808
                                              -------------------------------------------------------
                                              $159,791           $1,210        $ (1,521)    $159,480
                                              =======================================================
Securities Held for Investment:
U.S. Treasury and U.S.Government agencies     $ 17,329           $  669        $      0     $ 17,998
Mortgage backed securities                      23,837              259            (102)      23,994
Tax exempt                                      12,892              544              (3)      13,433
Other securities                                   100                0               0)         100
                                              -------------------------------------------------------
                                              $ 54,158           $1,472        $   (105)    $ 55,525
                                              =======================================================
December 31, 1994
Securities Held for Sale:
U.S. Treasury and U.S.Government agencies     $ 59,123           $   73        $   (510)    $ 58,686
Mortgage backed securities                      38,651               16          (1,457)      37,210
Mutual funds                                    35,577                0          (1,887)      33,690
Other securities                                 1,757                0             (55)       1,702
                                              -------------------------------------------------------
                                              $135,108           $   89        $ (3,909)    $131,288
                                              =======================================================
Securities Held for Investment:
U.S. Treasury and U.S.Government agencies     $ 47,523           $    7        $ (1,633)    $ 45,897
Mortgage backed securities                      66,427                0          (3,249)      63,178
Tax exempt                                      13,323              208            (234)      13,297
Other securities                                   100                0               0)         100
                                              -------------------------------------------------------
                                              $127,373           $  215        $ (5,116)    $122,472
                                              =======================================================
-----------------------------------------------------------------------------------------------------



The amortized cost and market value of securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.


                                          Held for Investment       Held for Sale
                                         ------------------------------------------
                                         Amortized      Market  Amortized    Market
(IN THOUSANDS OF DOLLARS)                     Cost       Value       Cost     Value
-----------------------------------------------------------------------------------
DUE IN ONE YEAR OR LESS                     $1,717      $1,727     $7,318    $7,295
DUE AFTER ONE YEAR THROUGH FIVE YEARS       17,851      18,486     18,228    18,519
DUE AFTER FIVE YEARS THROUGH TEN YEARS       4,496       4,724      8,966     9,306
DUE AFTER TEN YEARS                          6,257       6,594          0         0
                                           ----------------------------------------
                                            30,321      31,531     34,512    35,120
MORTGAGE BACKED SECURITIES                  23,837      23,994     87,908    88,005
NO CONTRACTUAL MATURITY                          0           0     37,371    36,355
                                           ----------------------------------------
                                           $54,158     $55,525   $159,791  $159,480
                                           ========================================
-----------------------------------------------------------------------------------



Proceeds from sales of securities during 1995 were $115,107,000 with gross gains of $778,000 and gross losses of $298,000. During 1994, proceeds from sales of securities were $72,521,000 with gross gains of $1,178,000 and gross losses of $426,000. During 1993, proceeds from sales of securities were $42,311,000 with gross gains of $1,362,000 and gross losses of $158,000.

Securities with a carrying value of $70,939,000 at December 31, 1995, were pledged to secure United States Treasury deposits, other public deposits and trust deposits.

NOTE D - LOANS
An analysis of loans follows:


December 31 (In thousands of dollars)      1995      1994
---------------------------------------------------------
Real estate construction               $ 10,540  $  8,728
Real estate mortgage                    335,031   229,713
Commercial and financial                 17,205    11,296
Installment loans to individuals         51,959    42,912
Other                                       229       141
                                       ------------------
                                       $414,964  $292,790
                                       ==================
---------------------------------------------------------


One of the sources of the Company's business is loans to directors, officers and other members of management. These loans are made on the same terms as all other loans and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was approximately $3,786,000 and $3,047,000 at December 31, 1995 and 1994, respectively. During 1995, $1,685,000 of new loans were made and repayments totalled $946,000.

See page 26 of Management's Discussion and Analysis for information about concentrations of credit risk of all financial instruments.

NOTE E - IMPAIRED LOANS AND ALLOWANCE FOR LOAN LOSSES
The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan
- Income Recognition and Disclosures," as of January 1, 1995. These statements require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The Company had previously measured the allowance for loan losses using methods similar to those described in Statement of Financial Accounting Standard No.
114. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

The Company's recorded investment in impaired loans and the related valuation allowance are as follows:


                                                     RECORDED   VALUATION
DECEMBER 31, 1995 (IN THOUSANDS OF DOLLARS)         INVESTMENT  ALLOWANCE
--------------------------------------------------------------------------
IMPAIRED LOANS:
  VALUATION ALLOWANCE REQUIRED                        $  585      $ 14
  NO VALUATION ALLOWANCE REQUIRED                        681         0
                                                      --------------------
                                                      $1,266      $ 14
                                                      --------------------
--------------------------------------------------------------------------

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the year ended December 31, 1995 was $204,000.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. The Company recognized interest income on impaired loans of $22,000 for the year ended December 31, 1995.

Transactions in the allowance for loan losses are summarized as follows:


Year Ended December 31 (In thousands of dollars)                1995          1994        1993
----------------------------------------------------------------------------------------------
Balance, beginning of year                                    $3,373        $3,622      $4,091
Provision charged to operating expense                           250           145         150
Allowance applicable to loans of purchased company               556             0           0
Charge offs                                                     (533)         (819)       (956)
Recoveries                                                       420           425         337
                                                              --------------------------------
Balance, end of year                                          $4,066        $3,373      $3,622
                                                              ================================
----------------------------------------------------------------------------------------------

NOTE F - BANK PREMISES AND EQUIPMENT
Bank premises and equipment are summarized as follows:


                                                                       Accumulated               Net
                                                                    Depreciation &          Carrying
(In thousands of dollars)                               Cost          Amortization             Value
----------------------------------------------------------------------------------------------------
December 31, 1995
Premises (including land of $2,769)                  $17,428               $ 4,727           $12,701
Furniture and equipment                               11,733                 8,330             3,403
                                                     -----------------------------------------------
                                                     $29,161               $13,057           $16,104
                                                     ===============================================
December 31, 1994
Premises (including land of $3,084)                  $16,303               $ 4,208           $12,095
Furniture and equipment                               10,987                 7,331             3,656
                                                     -----------------------------------------------
                                                     $27,290               $11,539           $15,751
                                                     ===============================================
----------------------------------------------------------------------------------------------------


NOTE G - SHORT TERM BORROWINGS
All of the Company's borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days.


(In thousands of dollars)                                    1995           1994         1993
----------------------------------------------------------------------------------------------
Maximum amount outstanding at any month end              $ 43,907       $ 44,639     $ 40,533
Average interest rate outstanding at end of year             3.91%          4.56%        2.06%
Average amount outstanding                               $  7,816       $  7,949     $  5,643
Weighted average interest rate                               4.59%          3.38%        2.39%
----------------------------------------------------------------------------------------------


The Company's subsidiary bank has unused lines of credit to purchase federal funds from its correspondent banks of $37,500,000 at December 31, 1995.

NOTE H - EMPLOYEE BENEFITS
During the plan year ended October 31, 1992, a resolution was adopted to freeze benefit accruals of the Company's defined benefit pension plan as of October 31, 1992, and to terminate the plan. A curtailment gain was calculated upon freezing the benefits which was not recognized in income as the Company intends to amend the plan's benefit formula to allocate all plan assets after plan expenses to the participants.

The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements at December 31:


(In thousands of dollars)                                             1995               1994                1993
-----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
     benefits of $3,034 in 1995, $2,611 in 1994
     and $2,968 in 1993                                           $ (3,168)             $  (2,760)         $ (3,373)
                                                                  =================================================
  Projected benefit obligation for service
     rendered to date of curtailment                              $ (3,168)             $  (2,760)         $ (3,373)
Plan assets at fair value, primarily listed stocks
  and U.S. government bonds                                          4,089                  3,885             4,163
                                                                  -------------------------------------------------
Projected benefit obligation less than plan assets                     921                  1,125               790
Unrecognized net loss from past
  experience different from that assumed and
  effects of changes in assumptions                                    308                     77               394
Unrecognized net assets at January 1, 1987,
     being recognized over 15 years                                   (622)                  (725)             (828)
                                                                  -------------------------------------------------
Prepaid pension cost included in other assets                     $    607              $     477          $    356
                                                                  =================================================
Net pension cost:
  Service cost                                                    $      0              $       0          $      0
  Interest cost on projected benefit obligation                        233                    252               233
  Actual return on plan assets                                        (348)                  (373)             (403)
  Net amortization and deferral                                        (14)                     0               (93)
                                                                  -------------------------------------------------
  Net periodic pension income                                     $   (129)             $    (121)         $   (263)
                                                                  =================================================
Assumptions used in determining the projected
  benefit obligation were:
     Weighted average discount rates                                    7.0%                  8.5%              7.5%
     Expected long-term rate of return on assets                        8.0%                  9.0%              9.0%

The Company's profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $572,000 in 1995, $539,000 in 1994 and $722,000 in 1993.

The Company's stock option and stock appreciation rights plan was approved by the Company's shareholders on April 25, 1991. The number of shares of Class A common stock that may be purchased pursuant to the 1991 plan shall not exceed 300,000 shares. The exercise price at the dates options are granted approximated the fair market value of the Class A common stock on those dates.

The following table presents a summary of stock option activity for 1994 and 1995:


                                         Number    Option Price
                                      of Shares       Per Share
                -----------------------------------------------
                Options outstanding,
                  January 1, 1994      212,500   $11.00 - 19.00
                  Exercised             (8,000)           11.00
                  Granted                8,000            19.75
                  Cancelled             (7,000)   17.75 - 19.00
                                       ------------------------

                Options outstanding,
                  December 31, 1994    205,500    11.00 - 19.75
                  Exercised             (8,000)           11.00
                  Granted               60,000            17.50
                  Cancelled             (8,000)           19.75
                                       ------------------------

                Options outstanding,
                  December 31, 1995    249,500    11.00 - 19.00
                                       ========================

                Options exercisable,
                  December 31, 1994     38,000
                  December 31, 1995     96,000
                -----------------------------------------------


NOTE I - LEASE COMMITMENTS
The Company is obligated under various noncancelable operating leases for equipment, buildings and land. At December 31, 1995, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:


                       (In thousands of dollars)
                       ---------------------------------
                       1996                     $  1,109
                       1997                          858
                       1998                          668
                       1999                          569
                       2000                          407

                       Thereafter                  6,758
                                                --------
                                                $ 10,369
                                                ========
                       ---------------------------------


Rent expense charged to operations was $995,000 in 1995, $1,033,000 in 1994 and $995,000 in 1993. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company at prevailing rental rates. Lease payments to these individuals were $185,000 in 1995, $259,000 in 1994 and $202,000 in 1993.

NOTE J - INCOME TAXES
The provision for income taxes including tax effects of security transaction gains (1995 - $175,000; 1994 - $267,000; 1993 - $436,000) are as follows:

   Year Ended December 31 (In thousands of dollars)   1995     1994     1993
   -------------------------------------------------------------------------
   Current
     Federal                                        $3,311   $2,313   $3,398
     State                                             403      150      368
   Deferred
     Federal                                            46      554     (251)
     State                                               5       74      (27)
                                                    ------------------------
                                                    $3,765   $3,091   $3,488
                                                    ========================
   -------------------------------------------------------------------------



Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:



               (In thousands of dollars)   1995    1994    1993
               -------------------------------------------------
               Depreciation               $(135)  $(260)   $(39)
               Allowance for loan losses      2     152    (126)
               Interest and fee income       63    (126)     15
               Other real estate owned       (4)    736    (245)
               Tax accounting change         26     113     112
               Other                         99      13       5
                                            -------------------
                                            $51    $628   $(278)
                                            ===================
               ------------------------------------------------



The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 34 percent to pretax income) and the reported income tax expense relating to income before income taxes is as follows:



Year Ended December 31 (In thousands of dollars)               1995     1994     1993
-------------------------------------------------------------------------------------
34% of income before income taxes                            $3,601)  $3,154   $3,521
Increase (decrease) resulting from the effects of:
  Tax-exempt interest on obligations of
    states and political subdivisions                          (234)    (253)    (250)
  State income taxes                                           (139)     (76)    (116)
  Dividend exclusion                                             (7)      (8)     (10)
  Amortization of intangibles                                   108        0        0
  Other                                                          28       50        2
                                                             ------------------------
Federal tax provision                                         3,357    2,867    3,147
State tax provision                                             408      224      341
                                                             ------------------------
Applicable income taxes                                      $3,765   $3,091   $3,488
                                                             ========================
-------------------------------------------------------------------------------------

In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously, the Company deferred the effects of timing differences between financial reporting and taxable income at then current tax rates. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

The net deferred tax assets are comprised of the following:



            December 31 (In thousands of dollars)     1995     1994
            -------------------------------------------------------
            Allowance for loan losses              $ 1,210  $ 1,212
            Other real estate owned                     15       11
            Tax accounting change                        0       26
            Net unrealized securities losses           402    2,412
            Other                                        0       30
                                                   ----------------
              Gross deferred tax assets              1,627    3,691
            Depreciation                              (887)  (1,022)
            Interest and fee income                   (332)    (269)
            Other                                      (68)      (0)
                                                   ----------------
              Gross deferred tax liabilities        (1,287)  (1,291)
            Deferred tax asset valuation allowance       0        0
                                                   ----------------
            Net deferred tax assets                $   340  $ 2,400
                                                   ================
            -------------------------------------------------------



NOTE K - FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and cash equivalants
The carrying amount was used as a reasonable estimate of fair value.

Securities
The fair value of U.S. Treasury and U.S. Government agency, mutual fund and mortgage backed securities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

The fair value of many state and municipal securities are not readily available through market sources, so fair value estimates are based on quoted market price or prices of similar instruments.

Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card, etc. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusting for prepayment assumptions using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are based on contractual terms. The fair value estimate for credit card loans is based on the carrying value of existing loans at December 31, 1995 and 1994. This estimate does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

Deposit Liabilities
The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit
The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparties.



                                                   1995               1994
 ------------------------------------------------------------------------------
 December 31                              Carrying      Fair  Carrying     Fair
 (In thousands of dollars)                  Amount     Value    Amount    Value
 ------------------------------------------------------------------------------
 Financial Assets
   Cash and Cash Equivalents              $115,018  $115,018  $ 87,580 $ 87,580
   Securities                              213,638   215,005   258,661  253,760
   Loans, net                              410,898   415,647   289,417  282,855
 Financial Liabilities
   Deposits                                660,967   662,141   559,629  558,356
   Borrowings                               43,907    43,907    44,639   44,639
 Contingent Liabilities
   Commitments to Extend Credit                  0       335         0      294
   Standby Letters of Credit                     0        11         0       21
 ------------------------------------------------------------------------------

NOTE L - NONINTEREST INCOME AND EXPENSES
Details of noninterest income and expenses follow:


Year Ended December 31 (In thousands of dollars)            1995     1994     1993
-----------------------------------------------------------------------------------
Noninterest income
  Service charges on deposit accounts                     $ 2,454  $ 2,033  $ 2,208
  Trust fees                                                1,908    1,722    1,785
  Other service charges and fees                            1,098    1,028    1,105
  Brokerage commissions and fees                            1,555    1,190    1,753
  Other                                                       502      502      737
                                                          -------------------------
                                                            7,517    6,475    7,588
  Securities gains                                            480      752    1,204
                                                          -------------------------
                                                          $ 7,997  $ 7,227  $ 8,792
                                                          =========================
Noninterest expenses
  Salaries and wages                                      $ 9,650  $ 8,682  $ 9,188
  Pension and other employee benefits                       1,951    1,815    1,850
  Occupancy                                                 2,331    2,230    2,251
  Furniture and equipment                                   1,900    2,027    2,231
  Marketing                                                 1,367    1,262      996
  Legal and professional fees                                 742      888      860
  FDIC assessments                                            728    1,191    1,297
  Foreclosed and repossessed asset
    management and dispositions                                64       20    1,119
  Amortization of intangibles                                 418       88       84
  Other                                                     5,095    4,802    4,469
                                                          -------------------------
                                                          $24,246  $23,005  $24,345
                                                          =========================
-----------------------------------------------------------------------------------

NOTE M - SHAREHOLDERS' EQUITY
The Company has reserved 100,000 Class A common shares for issuance in connection with an employee stock purchase plan and 150,000 Class A common shares for issuance in connection with an employee profit sharing plan. At December 31, 1995, an aggregate of 35,236 shares and 52,422 shares, respectively, have been issued as a result of employee participation in these plans.

Holders of Class A common stock are entitled to one vote per share on all matters presented to shareholders. Holders of Class B common stock are entitled to 10 votes per share on all matters presented to shareholders. Class A and Class B common stock vote together as a single class on all matters, except as required by law or as provided otherwise in the Company's Articles of Incorporation. Each share of Class B common stock is convertible into one share of Class A common stock at any time prior to a vote of shareholders authorizing a liquidation or dissolution of the Company.

NOTE N - ACQUISITION
On April 14, 1995, the Company acquired American Bank Capital Corporation of Florida and its subsidiary, American Bank of Martin County. The transaction was treated as a purchase with the Company paying $9.3 million. The following represents the unaudited pro forma impact as of and for the year ended December 31, 1994, assuming the acquisition occurred January 1, 1994:


December 31, 1994                                         (In thousands of dollars)
------------------------------------------------------------------------------------
Total assets                                                              $726,244
Total loans                                                                340,022
Total deposits                                                             621,524
Shareholders' equity                                                        55,584
Intangible assets                                                            7,662
Tangible Tier 1 capital to adjusted assets                                    7.46

                                                            (In thousands of dollars
For the year ended December 31, 1994                       except per share amounts)
------------------------------------------------------------------------------------
Net interest income                                                        $27,328
Noninterest income                                                           7,771
Noninterest expense                                                         24,330
Net income                                                                   6,910
Net income per share                                                          1.60
-----------------------------------------------------------------------------------

NOTE O - SEACOAST BANKING CORPORATION OF FLORIDA
(PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
December 31 (In thousands of dollars)                           1995           1994
-----------------------------------------------------------------------------------
ASSETS
  Cash                                                       $    10        $    10
  Securities purchased under agreement to
    resell with subsidiary bank, maturing
    within 30 days                                             3,772          4,985
  Securities held for sale                                     1,596          1,449
  Investment in subsidiaries                                  56,875         49,079
  Other assets                                                    32            157
                                                             ----------------------
                                                             $62,285        $55,680
                                                             ======================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Other liabilities                                              $85            $96
Shareholders' Equity                                          62,200         55,584
                                                             ----------------------
                                                             $62,285        $55,680
                                                             ======================
-----------------------------------------------------------------------------------

STATEMENTS OF INCOME
Year Ended December 31 (In thousands of dollars)                     1995     1994     1993
---------------------------------------------------------------------------------------------
INCOME
  Dividends
    Subsidiary                                                     $2,668   $2,378   $2,027
    Other                                                              30       33       42
  Interest                                                            292      235      166
                                                                   ------------------------
                                                                    2,990    2,646    2,235
EXPENSES                                                              408      553      363
                                                                   ------------------------
Income before income tax credit and equity in
  undistributed income of subsidiaries                              2,582    2,093    1,872
Income tax credit                                                     (38)    (109)     (67)
                                                                   ------------------------
Income before equity in undistributed income
  of subsidiaries                                                   2,620    2,202    1,939
Equity in undistributed income of
  subsidiaries                                                      4,206    3,984    5,193
                                                                   ------------------------
         NET INCOME                                                $6,826   $6,186   $7,132
                                                                   ========================
-------------------------------------------------------------------------------------------




STATEMENTS OF CASH FLOWS
Year Ended December 31 (In thousands of dollars)                      1995     1994     1993
--------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                                $   292  $   235  $   166
  Dividends received                                                 2,701    2,414    2,073
  Income taxes received                                                109       67       60
  Cash paid to suppliers                                              (419)    (563)    (383)
                                                                   -------------------------
Net cash provided by operating activities                            2,683    2,153    1,916
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of securities                                     0        0      300
Decrease (increase) in securities
  purchased under agreement to resell,
  maturing in 30 days                                                1,213     (352)    (683)
                                                                   -------------------------
Net cash provided by (used in) investing activities                  1,213     (352)    (383)

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock - Employee Stock
    Purchase and Profit Sharing Plans                                  115      181      360
  Exercise of Stock Options                                            (58)      88        0
  Treasury Stock purchased                                          (1,676)       0        0
  Dividends paid                                                    (2,277)  (2,070)  (1,893)
                                                                   -------------------------
Net cash used in financing activities                               (3,896)  (1,801)  (1,533)
                                                                   -------------------------
Net change in cash                                                       0        0        0
Cash at beginning of year                                               10       10       10
                                                                   -------------------------
Cash at end of year                                                $    10  $    10  $    10
                                                                   =========================


Year Ended December 31 (In thousands of dollars)                      1995     1994     1993
--------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO CASH
 PROVIDED BY OPERATING ACTIVITIES
Net income                                                          $6,826   $6,186   $7,132
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Amortization                                                           4        4        4
  Equity in undistributed income of subsidiaries                    (4,206)  (3,984)  (5,193)
  Change in other assets                                                70      (41)      (3)
  Change in other liabilities                                          (11)     (12)     (24)
                                                                    ------------------------
Net cash provided by operating activities                           $2,683   $2,153   $1,916
                                                                    ========================
--------------------------------------------------------------------------------------------

NOTE P - CONTINGENT LIABILITIES AND COMMITMENTS WITH OFF BALANCE SHEET RISK The Company and its subsidiary bank, because of the nature of their business, are at all times subject to numerous legal actions, threatened or filed.

Management, based upon advice of legal counsel, does not expect that the final outcome of threatened or filed suits will have a materially adverse effect on its results of operations or financial condition.

The Company's subsidiary bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

The subsidiary bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract or notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and standby letters of credit as it does for on balance sheet instruments.

                                                      Contract or
                                                    Notional Amount
          December 31 (In thousands of dollars)    1995         1994
          ------------------------------------------------------------
          Financial instruments whose contract
            amounts represent credit risk:
          Commitments to extend credit            $33,502      $29,431
          Standby letters of credit and
            financial guarantees written:
              Secured                                 898        1,958
              Unsecured                               168          146
          ------------------------------------------------------------


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $33,502,000 outstanding at December 31, 1995, $24,715,000 is secured by 1-4 family residential properties.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for the above secured standby letters of credit at December 31, 1995 and 1994 amounted to $1,228,000 and $3,476,000, respectively.

NOTE Q - SUPPLEMENTAL DISCLOSURES FOR CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                              (In thousands of dollars)
Year Ended December 31                                       1995           1994     1993
-----------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities
Net Income                                                $ 6,826       $  6,186  $ 7,132
Adjustments to reconcile net income
 to net cash provided by operating activities
    Depreciation and amortization                           2,594          2,717    2,994
    Provision for loan losses                                 250            145      150
    Provision (credit) for deferred taxes                      51            628     (278)
    Cumulative effect on prior years
      of a change in accounting principle                       0              0     (264)
    Gain on sale of securities                               (480)          (752)  (1,204)
    Gain on sale of loans                                       0            (45)    (277)
    (Gain) loss on sale and write down
      of foreclosed assets                                    (18)          (192)   1,003
    Loss on disposition of equipment                           53             96      151
    Change in interest receivable                             615             21       83
    Change in interest payable                                247            118     (419)
    Change in prepaid expenses                                  0            112     (147)
    Change in accrued taxes                                   497           (686)    (320)
    Change in other liabilities                               415             84     (497)
                                                          -------------------------------
Total adjustments                                           4,224          2,246      975
                                                          -------------------------------
Net cash provided by operating activities                 $11,050       $  8,432  $ 8,107
                                                          ===============================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Market value adjustment to securities                     $ 3,509       $(11,132) $ 7,596
Transfer from securities held for sale
 to securities held for investment                         16,147         64,885        0
Transfer from securities held for
 investments to securities held for sale                   68,764              0        0
Transfers from loans to other
 real estate owned                                            945              0    1,603
Transfer from loans to loans held for sale                      0              0   13,578
-----------------------------------------------------------------------------------------



NOTE R - REASSESSMENT OF SECURITIES' CLASSIFICATIONS
The Company used the opportunity provided by an implementation guide on SFAS No. 115 to reclassify approximately $69 million from held for investment to the held for sale portfolio.

In connection with this reclassification, gross unrealized gains of $785,000 and gross unrealized losses of $413,000 were recorded in held for sale securities and in shareholders' equity (net of tax) in 1995.