Form 10-K, Exhibit 13
period 1997-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 1998-03-31
CIK 730708

Financial Highlights


(Dollars in thousands except per
share data)                          1997       1996      1995
----------------------------------------------------------------
FOR THE YEAR

Net interest income                $38,077   $36,223   $31,035
Provision for loan losses              913     1,090       456
Noninterest income:
  Securities gains                      48        76       421
  Other                             10,896    10,331     8,747
Noninterest expenses                36,425    31,768    27,766
Income before income taxes          11,683    13,772    11,981
Provision for income taxes           4,251     4,933     4,208
Income before cumulative effect      7,432     8,839     7,773
 of a change in accounting
 principle
Cumulative effect on prior years         0         0         0
 of a change in accounting for
 income taxes
Net income                           7,432     8,839     7,773
Core earnings (1)                   12,755    14,968    12,099


PER SHARE DATA:
    Income before cumulative
     effect of a change in
     accounting principle -
          diluted                     1.42      1.71     1.51
           basic                      1.45      1.73     1.52
    Cumulative effect on prior        0.00      0.00     0.00
     years of a change in
     accounting for income taxes
Net income - Diluted                  1.42     1.71      1.51
           - Basic                    1.45     1.73      1.52
    Cash dividends paid:              0.82     0.65     0.54
     Class A common
    Book value                       15.75    15.08    14.05
Dividends to net income              53.8%    30.9%    29.3%

AT YEAR END

Assets                           $943,037   $938,501   $885,881
Securities                        220,150    223,169    234,795
Net loans                         608,567    570,667    493,328
Deposits                          806,098    811,493    765,200
Shareholders' equity (2)           81,064     76,995     71,155
Performance ratios:
    Return on average assets         .83%       1.04%       .98%
    Return on average equity        9.17       11.63      11.12
Net interest margin (3)             4.60        4.60       4.24
Average equity to average assets
                                    9.09        8.96       8.77



                              Financial Highlights (CON'T)

(Dollars in thousands except per
share data)                            1994        1993
-----------------------------------------------------------------
FOR THE YEAR

Net interest income                $ 28,758    $ 28,779
Provision for loan losses               308         317
Noninterest income:
  Securities gains                      764       1,232
  Other                               7,219       8,444
Noninterest expenses                 25,684      26,625
Income before income taxes           10,749      11,513
Provision for income taxes            3,562       3,897
Income before cumulative effect       7,187       7,616
 of a change in accounting
 principle
Cumulative effect on prior years          0         264
 of a change in accounting for
 income taxes
Net income                            7,187       7,880
Core earnings (1)                    10,320      11,733

PER SHARE DATA:
    Income before cumulative
     effect of a change in
     accounting principle
                - diluted              1.39        1.47
                - basic                1.40        1.48

    Cumulative effect on prior         0.00        0.06
     years of a change in
     accounting for income taxes
    Net income - diluted               1.39        1.53
               - basic                 1.40        1.54
    Cash dividends paid:               0.49        0.45
     Class A common
    Book value                        12.27       13.24
Dividends to net income                31.4%       24.8%

AT YEAR END

Assets                             $759,014    $719,976
Securities                          286,664     314,999
Net loans                           351,956     300,069
Deposits                            646,312     605,258
Shareholders' equity (2)             62,975      67,673
Performance ratios:
    Return on average assets           1.03%       1.18%
    Return on average equity          11.01       13.16
Net interest margin (3)                4.55        4.74
Average equity to average assets       9.39        8.94
-------------------------------------------------------------

(1) Income before taxes excluding the provision for loan losses, securities gains and expenses associated with foreclosed and repossessed asset management and dispositions.
(2)  On a fully taxable equivalent basis.

                                FINANCIAL REVIEW
                    1997 Management's Discussion and Analysis

The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations and financial condition. Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, and the Financial Highlights provided on page 4 of this report.

Net income for 1997 totalled $7,432,000 or $1.42 per share diluted, compared with $8,839,000 or $1.71 per share diluted in 1996 and $7,773,000 or $1.51 per share diluted in 1995. Return on average assets was 0.83 percent and return on average shareholders' equity was 9.17 percent for 1997, compared to the prior year's results of 1.04 percent and 11.63 percent, respectively, and 1995's results of 0.98 percent and 11.12 percent, respectively.

Earnings in 1997 were impacted by a special charge for a planned replacement of the Company's mainframe hardware and software of $1,079,000 ($682,000 after tax) and merger related expenses of $1,542,000 ($975,000 after tax).

Earnings in 1996 were reduced by a one-time special assessment of $500,000 ($316,000 after tax) to replenish the Savings Association Insurance Fund (SAIF) and a nonrecurring charge of $600,000 ($379,000 after tax) related to the termination and settlement of the Company's pension plan.

The Company acquired Port St. Lucie National Bank Holding Corp.(PSHC) and its subsidiary, Port St. Lucie National Bank (PSNB) on May 30, 1997. The transaction was accounted for as a pooling of interests and all prior year amounts have been restated assuming the companies had been combined since inception. PSHC shareholders reclined 900,000 shares of the company for all of their issued and outstanding common stock, warrants and options. Acquired deposits totaled $116.0 million and loans totaled $93.7 million.



Condensed Income Statement
  as a Percent of Average Assets
  (Tax equivalent basis)

                               1997       1996        1995
                           -----------------------------------
Net interest income             4.31%      4.32%       3.95%
Provision for loan losses       0.10       0.13        0.06

Noninterest income
  Securities gains              0.01       0.01        0.05
  Other                         1.22       1.22        1.10

Noninterest expenses            4.09       3.75        3.48
                           -----------------------------------
Income before income taxes      1.35       1.67        1.56

Provision for income taxes
 including tax equivalent
 adjustment                     0.52       0.63        0.58
                           -----------------------------------
     Net Income                 0.83%      1.04%        .98%
                                ====       ====         ===

================================================================================

                             RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income (fully taxable equivalent) for 1997 rose $1,803,000 or 4.9 percent, due to increased business volumes at a net interest margin level year over year at 4.60 percent. In 1997, rates paid for interest bearing deposits rose by five basis points to 3.82 percent primarily as a result of two new higher rate deposit product offerings. In addition, the interest rates paid for short term borrowings, primarily sweep repurchase agreements with customers of the Company's subsidiary bank, decreased thirteen basis points to 4.03 percent. The resulting rate paid for all interest bearing liabilities in 1997 was 3.82 percent, four basis points higher than in 1996.

During 1997, average total deposits increased $30,985,000 or 4.8 percent. Average time deposits increased $22,500,000 or 6.7 percent, while on an aggregate basis, average balances for NOW, savings and money market accounts, which are lower cost interest bearing deposits, increased $8,485,000 or 2.8 percent. Most significant of all, the deposit mix was favorably affected by an increase in average noninterest bearing demand deposits of $6,095,000 or 5.9 percent.

The yield on earning assets increased three basis points during 1997 to 7.78 percent. Average earning assets for 1997 increased $39,817,000 or 5.0 percent, compared to the prior year. Although $58.5 million in fixed rate residential mortgage loans were sold in 1997, average total loans grew $57,554,000 or 10.7 percent. Partially funding the growth in loans was a decline in average investment securities of $17,964,000 or 7.8 percent.

Loan demand in the Company's markets was strong, particularly for fixed rate residential loans. To manage exposure to rising interest rates the company sold nearly all mortgage loans with a fixed rate and nearly all mortgage loans with a fixed rate and term of thirty years. With long term rates remaining below six percent and possibly headed lower, it is estimated that loan demand should remain strong.

During 1996, average total deposits increased $19,572,000 or 3.1 percent. Average time deposits increased $5,645,000 or 1.7 percent, while on an aggregate basis, average balances for NOW, savings and money market accounts, which are lower cost interest bearing deposits, increased $13,927,000 or 4.7 percent. Most significant of all, the deposit mix was favorably affected by an increase in average noninterest bearing demand deposits of $16,011,000 or 18.3 percent.

The yield on earning assets improved ten basis points during 1996 to 7.75 percent. A more favorable mix of higher yield loans versus investments offset an individual yield decline for investment securities of twenty-one basis points. Average earning assets for 1996 increased $54,750,000 or 7.4 percent, compared to the prior year. Although $114.6 million in fixed rate residential mortgage loans were sold in 1996, average total loans grew $108,207,000 or 25.2 percent. Partially funding the growth in loans were declines in average investment securities of $39,141,000 or 14.5 percent and average federal funds sold of $14,316,000 or 34.0 percent.

For the years ended December 31, 1997 and 1996, Table 3 discloses the increases and decreases in net interest income attributable to changes in the volume and rates of individual earning assets and interest bearing liabilities. The balances of nonaccruing loans are included in average loans outstanding.


Changes in Average Earning Assets
(Dollars in thousands)
                     Increase/(Decrease)   Increase/(Decrease)
                         1997 vs 1996          1996 vs 1995
----------------------------------------------------------------
Securities:
  Taxable              $(16,216)   (7.5)%     $(37,600)   (14.9)%
  Nontaxable             (1,748)  (11.4)        (1,541)    (9.1)
Federal funds sold
and other short             227     0.8        (14,316)   (34.0)
term investments
Loans, net               57,554    10.7        108,207     25.2
                   ---------------------------------------------
     Total          $   39,817      5.0%       $54,750      7.4%
                    ==========      ===        =======      ===

================================================================================
RATE/VOLUME ANALYSIS (ON A TAX EQUIVALENT BASIS)


(Dollars in thousands)
Amount of Increase/                1997 vs 1996
(Decrease)Due to
Change In:              Volume      Rate      Mix     Total
-----------------------------------------------------------------
Interest income

Securities:

  Taxable             $(1,193)     $329      $(30)    $(894)
  Nontaxable             (163)       18        (2)     (147)
                       ------------------------------------------
                       (1,356)      347       (32)   (1,041)

Federal funds sold and
 other short term
 investments              237      (171)      (28)       38
Loans                   5,878    (1,350)     (173)    4,355
                       ------------------------------------------
     Total Interest     4,759    (1,174)     (233)    3,352
     Income

Interest expense

NOW (including Super       91       116        10       217
 NOW)
Savings deposits          (76)      (60)        2      (134)
Money market accounts     140       180         8       328
Time deposits           1,448      (341)      (28)    1,079
                       ------------------------------------------
                        1,603       (105)     (8)     1,490

Federal funds purchased
 and other short term     115        (49)     (7)        59
 borrowings
     Total Interest     1,718       (154)     (15)    1,549
     Expense
                       ------------------------------------------
     Net Interest
     Income            $3,041    $(1,020)   $(218)   $1,803
                        =====     ======     ====     =====


RATE/VOLUME ANALYSIS (ON A TAX EQUIVALENT BASIS)
Table 3 (CON'T)

(Dollars in thousands)
Amount of Increase/                1996 vs 1995
(Decrease)Due to
Change In:              Volume      Rate      Mix     Total
--------------------------------------------------------------
Interest income
Securities:
  Taxable              $(2,130)  $(894)    $120    $(2,904)
  Nontaxable              (106)      3        0       (103)
                       ---------------------------------------
                        (2,236)   (891)     120     (3,007)

Federal funds sold and
 other short term
 investments            (1,063)     85       (36)    (1,014)
Loans                    8,420     479       109      9,008
                       ---------------------------------------
     Total Interest      5,121    (327)      193      4,987
     Income

Interest expense
NOW (including Super    (992)     (272)     124     (1,140)
 NOW)
Savings deposits          99       206       12        317
Money market accounts  1,839      (694)    (465)       680
Time deposits             54      (432)      (1)      (379)
                       ---------------------------------------
                       1,000    (1,192)    (330)      (522)

Federal funds purchased
 and other short term    424       (37)     (38)       349
 borrowings
                       ---------------------------------------
     Total Interest     1,424    (1,229)   (368)      (173)
     Expense
                       ---------------------------------------
     Net Interest
     Income            $3,697      $902    $561     $5,160
                        =====       ===     ===      =====

CHANGES IN AVERAGE
INTEREST BEARING LIABILITIES
(Dollars in thousands)

                     Increase/(Decrease)   Increase/(Decrease)
                        1997 vs 1996           1996 vs 1995
----------------------------------------------------------------
NOW (including
 Super NOW)         $3,893         5.7%    $(54,029)   (44.2)%
Savings deposits    (2,955)       (3.7)       4,368      5.8
Money market
 accounts            7,547         4.7       63,588     66.0
Time deposits       22,500         6.7        5,645      1.7
Federal funds
 purchased and
 other short term
 borrowings          2,058        11.3        9,585    110.8
                   ---------------------------------------------
     Total         $33,043         5.0%    $ 29,157      4.6%
                   =======         ===     ========      ===

================================================================================

PROVISION FOR LOAN LOSSES
Strong loan demand and growth in total loans outstanding in 1997 resulted in higher provisioning, which was mitigated by a continued favorable net charge off ratio (0.20 percent in 1997), and resulted in a provision for loan losses in 1997 of $913,000. The provision for loan losses in 1996 was $1,090,000, and in 1995 was $456,000. See "Nonperforming Assets" and "Allowance for Loan Losses."

The Company's internal loan monitoring systems provide detailed monthly analysis of delinquencies, nonperforming assets, and potential problem loans, which are reviewed regularly by both senior management and the Board of Directors.

Management determines the provision for loan losses which is charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency, there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate and imprecise. Due to a forecast of increased loan balances outstanding, management believes higher provisions for loan losses will result in 1998 compared to 1997 and 1996.


THREE-YEAR SUMMARY
Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in                    1997
thousands)
-------------------------------------------------
                   Average   Interest   Yield/
                   Balance               Rate
--------------------------------------------------
Assets
Earning assets:

  Securities
    Taxable        $198,745  $ 12,129     6.10%
    Nontaxable      13,620      1,130     8.30
                  -------------------------------
         Total     212,365     13,259     6.24

Securities

  Federal funds    28,068       1,520     5.42
   sold and other
   short term
   investments
  Loans (2)       595,884      50,267     8.44
                  -------------------------------
     Total        836,317      65,046     7.78
     Earning
     Assets

Allowance for loan (5,554)
 losses
Cash and due from  26,148
 banks
Bank premises and  17,996
 equipment
Other assets       16,594
                  -----------
                   $891,501
                   ========


Liabilities and
Shareholders
Equity
Interest-bearing
liabilities:

  NOW (Including   $72,239   $1,245       1.72%
   Super NOW)
  Savings deposits  77,230    1,860       2.41
  Money market     167,411    3,751       2.24
   accounts
  Time deposits    358,637   18,928       5.28
  Federal funds    20,294       817       4.03
   purchased and
   other short
   term borrowings
                  -------------------------------
     Total         695,811   26,601       3.82
     Interest
     Bearing
     Liabilities

Demand deposits    109,388
Other liabilities  5,244
                  -------------------------------
                   810,443
Shareholders'      81,058
 equity
                  -------------------------------
                   $891,501
                   ========



Interest expense
 as % of earning
 assets                                   3.18%

Net interest
 income/yield on
 earning assets              $38,445      4.60%
                             =======      ====


THREE-YEAR SUMMARY (CON'T)
Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in                   1996
thousands)
-------------------------------------------------
                   Average              Yield/
                   Balance   Interest    Rate

--------------------------------------------------
Assets
Earning assets:

  Securities
    Taxable        $214,961  $13,023      6.06%
    Non Taxable      15,368    1,277      8.31
                  ------------------------------
         Total     230,329   14,300       6.21

Securities

  Federal funds     27,841    1,482       5.32
   sold and other
   short term
   investments
  Loans (2)        538,330   45,912       8.53
                  -------------------------------
     Total         796,500   61,694       7.75

Allowance for loan (5,130)
 losses
Cash and due from  23,660
 banks
Bank premises and  17,187
 equipment
Other assets       16,410
                  -------------------------------
                   $848,627
                   ========

Liabilities and
Shareholders
Equity
Interest-bearing
liabilities:

  NOW (Including   $68,346   $1,028       1.50%
  Super NOW)
  Savings deposits 80,185    1,994        2.49
  Money market     159,864   3,423        2.14
  accounts
  Time deposits    336,137   17,849       5.31
  Federal funds    18,236    758          4.16
  purchased and
  other short
  term borrowings
                  -------------------------------
     Total         662,768   25,052       3.78

Demand deposits    103,293
Other liabilities    6,535
                  -------------------------------
                   772,596
Shareholders'       76,031
Equity
                  -------------------------------
                   $848,627
                   ========


Interest expense                          3.15%
 as % of earning
 assets

Net interest                 $36,642      4.60%
 income/yield on
 earning assets


THREE-YEAR SUMMARY (CON'T)
Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in                    1995
thousands)
-------------------------------------------------
                   Average              Yield/
                   Balance   Interest    Rate
--------------------------------------------------
Assets
Earning assets:

  Securities
    Taxable        $252,561  $15,927      6.31%
    Nontaxable       16,909    1,380      8.16
                  -------------------------------
         Total     269,470   17,307       6.42

Securities

  Federal funds     42,157    2,496       5.92
  sold and other
  short term
  investments
  Loans (2)        430,123   36,904       8.58
                  -------------------------------
     Total         741,750   56,707       7.65

Allowance for loan (4,619)
 losses
Cash and due from  27,032
 banks
Bank premises and  17,925
 equipment
Other assets       14,962
                  -------------------------------
                   $797,050
                   ========

Liabilities and
Shareholders
Equity
Interest-bearing
 liabilities:

  NOW (Including   $122,375  $2,168       1.77%
      Super NOW)
  Savings deposits   75,817   1,677       2.21
  Money market       96,276   2,743       2.85
   accounts
  Time deposits     330,492  18,228       5.52
  Federal funds       8,651     409       4.73
   purchased and
   other short
   term borrowings
                  -------------------------------
     Total          633,611  25,225       3.98
      Interest
      Bearing
      Liabilities

Demand deposits     87,282
Other liabilities    6,246
                  -------------------------------
                   727,139
Shareholders'       69,911
Equity
                  -------------------------------
                   $797,050
                   ========

Interest expense                          3.40%
 as % of earning
 assets

Net interest
 income/yield on
 earning assets              $31,482      4.24%
                             =======      ====

----------
(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2)  Nonaccrual loans are included in loan balances.  Fees on loans are included in interest on loans.
================================================================================

NONINTEREST INCOME
Table 6 shows noninterest income for the years indicated.

Noninterest income, excluding gains from sales of securities, increased $565,000 or 5.5 percent in 1997 compared to the prior year. The largest increase in noninterest income occurred in service charges on deposits which increased $747,000 or 21.7 percent, a result of internal growth, certain services being repriced, and the impact of the acquisition. Trust income increased, by $137,000 or 6.6 percent. Additional sales staff in trust and the increased market values of trust assets accounted for the improved income. Brokerage commissions and fees decreased $193,000 or 9.4 percent as business volumes were impacted by staff turnover and market volatility. The Company intends to continue to emphasize its brokerage and trust services to both existing and new customers, as expectations are that these financial products will remain in demand.

Noninterest income, excluding gains from sales of securities, increased $1,584,000 or 18.1 percent in 1996 compared to prior year. The largest increase in non-interest income occurred in brokerage commissions and fees which increased $491,000 or 31.6 percent. Lower interest rates in 1996 caused renewed interest in financial products compared to 1995. Trust income increased by $161,000 or 8.4 percent. Additional sales staff in trust and the repricing of trust services in 1995 accounted for the improved results. Also increasing, service charges on deposits grew $403,000 or 13.3 percent, a result of internal growth, certain services being repriced, and a full year impact of the acquisition (of American Bank in 1995).

Residential real estate lending is an important segment of the Company's lending activities, and exposure to market interest rate volatility is managed at times by the sale of fixed rate loans in the secondary market. Consumer interest in fixed rate mortgages remained strong in 1997.

In 1997, additional income of $202,000 from the sale of fixed rate residential mortgages was recorded in other income. However, in 1996 income from the sale of mortgages of $564,000 was recorded and explains the $191,000 or 16.5 percent decline in other income in 1997. The decline results from ceasing to offer mortgage products to customers outside the Company's primary markets and adjacent communities. During 1997 and 1996, the proceeds from sales of securities and funds received from maturing securities have been utilized to fund seasonal deposit declines and lending activities. As a result of sales of securities in 1997 and 1996, net gains of $48,000 and $76,000 were recognized. During 1995, as interest rates declined and the market value of the securities portfolio increased, sales of securities generated a net gain of $421,000.

Noninterest Income
Table 6
(Dollars in thousands)

                          Year Ended                 % Change
                 ---------------------------------------------------
                    1997      1996     1995          97/96   96/95
--------------------------------------------------------------------
Service charges   $4,182    $3,435     $3,032        21.7%    13.3%
 on deposit
 accounts

Trust fees         2,206     2,069      1,908         6.6      8.4

Other service
 charges and
 fees              1,688     1,623      1,440         4.0     12.7

Brokerage
 commissions and
 fees              1,853     2,046      1,555        (9.4)    31.6

Other                967     1,158        812       (16.5)    42.6
                 ---------------------------------------------------
                  10,896    10,331      8,747         5.5     18.1

Securities gains      48        76        421       (36.8)   (81.9)
                 ---------------------------------------------------
     Total        $10,944  $10,407     $9,168         5.2%    13.5%
                  =======  =======     ======         ===     ====

================================================================================
NONINTEREST EXPENSES
(Dollars in thousands)

                                        Year Ended
                            -----------------------------------

                             1997       1996        1995
                            ---------------------------------------
Salaries and wages           $13,203    $12,447     $11,021
Pension and other employee
 benefits                    2,945      2,875       2,240
Occupancy                    2,961      2,675       2,635
Furniture and equipment      2,267      2,038       2,114
Marketing                    2,151      1,878       1,529
Legal and professional fees    918      1,046         907
FDIC assessments               136        634         823
Foreclosed and repossessed
 asset management and
 dispositions                  207        182          83
Amortization of intangibles    671        661         418
Other                       10,966      7,332       5,996
                            ---------------------------------------
     Total                  $36,425   $31,768      27,766
                            =======   =======      ======


NONINTEREST EXPENSES (CON'T)
(Dollars in thousands)

                                        %    Change
                                ------------------------

                                   97/96       96/95
                            ----------------------------
Salaries and wages                   6.1%       12.9%
Pension and other employee           2.4        28.3
 benefits
Occupancy                           10.7         1.5
Furniture and equipment             11.2        (3.6)
Marketing                           14.5        22.8
Legal and professional fees        (12.2)       15.3
FDIC assessments                   (78.5)      (23.0)
Foreclosed and repossessed
 asset management and               13.7       119.3
 dispositions
Amortization of intangibles          1.5        58.1
Other                               49.6        22.3
                            ----------------------------
     Total                          14.7%       14.4%
                                    ====        ====

NONINTEREST EXPENSES
Table 7 shows the Company's noninterest expenses for the years indicated.

When compared to 1996, noninterest expenses increased $4,657,000 or 14.7 percent in 1997. As previously discussed, $2.6 million of the increase were due to special charges related to the merger and year 2000 considerations. Included in 1996 are one-time charges of $500,000 in Federal Deposit Insurance Corporation
(FDIC) assessments (incurred in the third quarter) to recapitalize the SAIF and a charge of $600,000 to terminate the Company's defined benefit plan increased employee benefit costs.

In 1997, salaries and wages increased $756,000 or 6.1 percent and employee benefits rose $70,000 or 2.4 percent. In Indian River County, the company expanded from three offices in 1996 to six offices in 1997.

Occupancy and furniture and equipment expenses, on an aggregate basis, increased $515,000 or 10.9 percent. Marketing expenses increased $273,000 or 14.5 percent, primarily as a result of increases in sales promotion and ad agency production and print costs associated with the expanded markets.

Legal and professional fees decreased $128,000 or 12.2 percent. Usage of audit services to independently review internal controls and legal services to assist with regulatory filings and to defend actions brought against the Company were greater in 1996. Costs associated with foreclosed and repossessed asset management increased $25,000, but totaled only $207,000. These results reflect the level of activity with respect to problem asset management.

The premium for FDIC insurance was lower in 1997 as a result of the one-time charge of $500,000 in 1996. The FDIC insurance rate assessed on deposits was reduced in mid-1995 for commercial banks to a range of 0.04 percent to 0.10 percent, depending on the capital adequacy examination ratings imposed by governing regulatory authorities on individual financial institutions. For 1997, the rate for commercial banks has been reduced to 0.013 percent. The rate the Company's subsidiary bank is being assessed has been and is the lowest rate indicated, based on guidelines.

When compared to 1995, noninterest expenses increased $4,002,000 or 14.4 percent in 1996. Included in the increase was a one-time charge of $500,000 in FDIC assessments (incurred in the third quarter) to recapitalize the SAIF. The one-time charge related to the deposits of a failed local thrift acquired by the Company in 1991 from the Resolution Trust Corporation (RTC).

In 1996 Salaries and wages increased $1,426,000 or 12.9 percent and employee benefits rose $635,000 or 28.3 percent. Commercial loan officers were added in 1996 and increased the costs in lending. Higher revenue in brokerage resulted in increased commissions paid. The full-year impact of a new branch acquired from American in April 1995 and the addition of a new branch in August 1996, increased salaries and wages. A one-time $600,000 charge to terminate the Company's defined benefit plan increased employee benefit costs.

Marketing expenses increased $349,000 or 22.8 percent, primarily as a result of increases in sales promotion and ad agency production and print costs associated with heightened efforts to market products and services within the Company's market.

Legal and professional fees increased $139,000 or 15.3 percent. Usage of audit services to independently review internal controls and legal services to assist with regulatory filings and to defend actions brought against the Company were greater in 1996, compared to the prior year. Costs associated with foreclosed and repossessed asset management increased $99,000, but totaled only $182,000.


The premium for FDIC insurance was $189,000 lower in 1996, and would have been lower if not for the one-time charge of $500,000.

The Company's overhead ratio (excluding the one-time charges of $1,079,000 and $1,542,000 for hardware and software and merger related expenses, respectively, in 1997 and the one-time SAIF charge of $500,000, in 1996) was 68.5 percent for 1997, compared to 66.6 percent in 1996 and 69.0 percent in 1995.

INCOME TAXES
Applicable income taxes for the year were lower by $682,000 or 13.8 percent. Income taxes for the year 1996 were $4,933,000, 17.2 percent above the $4,208,000 for 1995.

Income taxes as a percentage  of income before taxes were 36.4 percent for 1997,
35.8 percent for 1996, compared to 35.1 percent in 1995. Most of the increase in rates is due to higher provisioning for state income taxes, a result of lower intangible taxes paid that can be taken as a credit and lower tax exempt income from state and municipal debt securities net.

The Company has deferred tax assets, for which no valuation allowance is required because the majority of the asset is related to unrealized securities losses which, as a result of Statement of Financial Accounting, (SFAS) No. 115, are deemed to be temporary, as well as, sufficient taxable income to carryback to recover these differences.

FINANCIAL CONDITION
Total assets increased 16.7 percent from the originally reported total a year earlier as a result of the acquisition of PSHC on May 30, 1997. The transaction was accounted for as a pooling of interests and therefore all balances for prior years are restated on a combined basis. Therefore, the Company's total assets increased 0.5 percent between December 31, 1996 and December 31, 1997. In comparison, the Company increased its assets 5.9 percent between December 31, 1995 and December 31, 1996.

CAPITAL RESOURCES
Table 8 summarizes the Company's capital position and selected ratios. The Company's ratio of shareholders' equity to period end assets was 8.60 percent at December 31, 1997, compared with 8.20 percent one year earlier.

Book value per common share outstanding totalled $15.75 at December 31, 1997, compared to $15.08 at December 31, 1996.

Capital Resources
(Dollars in thousands)


December 31                                       1997        1996        1995
--------------------------------------------------------------------------------

Tier 1 capital

Common stock                                 $    517     $    514     $    514
Additional paid in capital                     27,256       26,936       25,561
Retained earnings                              55,249       52,090       47,624
Treasury stock                                 (1,289)        (911)      (1,676)
Valuation allowance                              (437)        (801)      (1,016)
Intangibles                                    (5,308)      (5,727)      (6,488)
                                               ------       ------       ------
  Total Tier 1 capital                         75,988       72,101       64,519
                                               ======       ======       ======
Tier 2 capital

  Allowance for loan losses,                    5,363        5,657        4,893
   as limited                                   -----        -----        -----

    Total Tier 2 capital                        5,363        5,657        4,893
                                                -----        -----        -----
Total risk based capital                       $81,351      $77,758      $69,412
                                               =======      =======      =======

Risk weighted assets                          $554,988     $528,713     $474,020
                                              ========     ========     ========

Tier 1 risk based capital                      13.69%      13.64%      13.61%
 ratio

Total risk based capital ratio                 14.66       14.71       14.64
    Regulatory minimum                          8.00        8.00        8.00
Tier 1 capital to adjusted                      8.44        8.26        7.88
total assets'
     Regulatory minimum                         4.00        4.00        4.00
Shareholders' equity to assets                  8.60        8.20        8.03
Average shareholders' equity                    9.09        8.96        8.77
 to average total assets

----------
(1) Intangible assets have been deducted from tier 1 capital and adjusted total assets for this calculation.
================================================================================

LOAN PORTFOLIO
Table 9 shows total loans (net of unearned income) by category outstanding at the indicated dates.

Total loans (net of unearned income and excluding the allowance for loan losses) were $613,930,000 at December 31, 1997, $37,606,000 or 6.5 percent more than at
December 31, 1996. The increase in the Company's loan balances also reflects the impact of the residential loan sales of $58.5 during 1997. Sales of fixed rate residential loans transacted in 1996 totaled $114.6 million.

At December 31, 1997, the Company's mortgage loan balances secured by residential properties amounted to $335,384,000 or 54.6 percent of total loans. The next largest concentration was loans secured by commercial real estate which totalled $143,858,000 or 23.4 percent. Most of the commercial real estate loans were made to local businesses and professionals and are secured by owner occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made. The Company was also a creditor for consumer loans to individual customers (primarily secured by motor vehicles) totalling $64,765,000 and unsecured credit cards of $8,908,000.

Total loans (net of unearned income and excluding the allowance for loan losses) were $576,324,000 at December 31, 1996, $78,102,000 or 15.7 percent greater than at December 31, 1995. At December 31, 1996, the Company's portfolio of mortgage loan balances secured by residential properties amounted to $308,240,000 or 53.5 percent of total loans and loans secured by commercial real estate totalled $127,748,000 or 22.2 percent of total loans. Consumer loans to individual customers and credit card loans totalled $64,071,000 and $9,153,000, respectively.

The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents. Therefore, real estate mortgage lending is an important segment of the Company's lending activities. Exposure to market interest rate volatility with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 1997, approximately $187 million or 53 percent of the Company's mortgage loan balances secured by residential properties were adjustable.

Of the $187 million, $184 million were adjustable rate 15- or 30-year mortgage loans (ARMs) that reprice based upon the one year constant maturity United States Treasury Index plus a margin. These 15- and 30-year ARMs generally consist of three types: 1) those repricing annually by up to one percent with a four percent cap over the life of the loan, of which balances of approximately $24 million were outstanding at December 31, 1997, 2) those limited to a two percent per annum increase and a six percent cap over the life of the loan, of which approximately $68 million in balances existed at year end 1997, and 3) those that have fixed rate for a period of three, five or seven years, at the end of which they are limited to a two percent per annum increase and a four percent cap over the life of the loan, of which approximately $92 million were outstanding at December 31, 1997.

Of the approximately $120 million of new residential loans originated in 1997, $46 million were adjustable rate and $74 million were fixed rate. The Company generally sells all of the 30-year fixed rate loan originations while retaining a portion of 15-year fixed rate residential loans. Loans secured by residential properties having fixed rates totalled approximately $149 million at December 31, 1997, of which 15- and 30-year mortgages totalled approximately $71 million and $44 million, respectively. Remaining fixed rate balances were comprised of home improvement loans with short maturities less than 15 years. The Company's historical charge off rates for residential loans has been very low, with only $27,000 in charge offs for the year 1997. The Company expects that the 1998 residential loan demand will be comprised of mostly fixed rate mortgages as a low interest rate environment is anticipated by economists.

Fixed rate and adjustable rate loans secured by commercial real estate total approximately $44 million and $100 million, respectively, at December 31, 1997.


Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company's lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company's commercial loan portfolio totalled $31,239,000 at December 31, 1997 compared to $35,459,000 at December 31, 1996.

The Company makes a variety of consumer loans, including installment loans, loans for automobiles, boats, home improvements, and other personal, family and household purposes, and indirect loans through dealers, to finance automobiles. Most consumer loans are secured. The Company's indirect automobile lending risks have been reduced through screening and monitoring of a smaller number of dealers with whom the Company does business. Management believes its present practices have substantially reduced such risk. Its delinquencies and losses in this area were much better than that experienced by the banking industry.

Second mortgage loans and home equity lines are extended by the Company. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $30,000 or less. Such loans are sometimes made for larger amounts, with fixed rates, but with balloon payments upon maturities, not exceeding five years. In 1992, the Company began offering variable rate second mortgage loans with terms of up to 10 years. Loan to value ratios for these loans do not exceed 80 percent of appraised value. Home equity lines are offered on a variable rate basis only and the maximum loan to value ratio for such loans is 75 percent of the appraised value when the loan is extended. Home equity line accounts may be requested to submit annual updated financial information and are subject to an annual review by the bank to limit the Company's exposure to possible decreases in the borrower's income or in the collateral value of the residence.

The Company had commitments to make loans (excluding unused home equity lines of credit and credit card lines) of $37,840,000 at December 31, 1997, compared to $31,941,000 at the end of 1996.

Loans Outstanding
Table 9
(Dollars in thousands)

   December 31                    1997       1996       1995
--------------------------------------------------------------------------------

   Real estate mortgage       $492,410   $448,680   $391,471
   Real estate construction     16,363     18,458     15,492
   Commercial and financial     31,239     35,459     27,280
   Installment loans to         73,673     73,224     63,685
    individuals
   Other loans                     245        503        294
                                   ---        ---        ---
        Total                 $613,930   $576,324   $498,222
                              ========   ========   ========


LOANS OUTSTANDING (CON'T)
(Dollars in thousands)


 December 31                    1994       1993
 ----------------------------------------------

 Real estate mortgage       $234,550   $237,196
 Real estate construction     52,561      4,070
 Commercial and financial     18,235     15,768
 Installment loans to         50,346     47,196
  individuals
 Other loans                     336         79
                                 ---         --
      Total                 $356,028   $304,309
                            ========   ========

================================================================================

LOAN MATURITY DISTRIBUTION
Table 10
(Dollars in thousands)

                        Commercial,
                        Financial &    Real Estate
December 31, 1997       Agricultural   Construction   Total
----------------------------------------------------------------
In one year or less     $ 8,830        $14,121        $22,951
After one year but
 within five years:
  Interest rates are      3,480         1,006           4,486
   floating or
   adjustable
  Interest rates are     15,018           379          15,397
   fixed

In five years or more:
 Interest rates are       2,182           167           2,349
  floating or
  adjustable
 Interest rates are       1,729           690           2,419
   fixed                  -----           ---           -----
      Total              $31,239        $16,363        $47,602
                         =======        =======        =======
================================================================================

ALLOWANCE FOR LOAN LOSSES
Table 11 provides certain information concerning the Company's allowance for loan losses for the years indicated.

The allowance for loan losses was $5,363,000 at December 31, 1997, $294,000 lower than one year earlier. The ratio of the allowance for loan losses to total loans outstanding (net of unearned income) was 0.87 percent at December 31, 1997. The ratio was 0.98 percent at December 31, 1996. The allowance for loan losses as a percentage of nonaccrual loans was 237.9 percent at December 31, 1997, compared to 246.1 percent at December 31, 1996. Nonaccrual loans at December 31, 1997, were $2,254,000 or 0.37 percent compared to $2,299,000 or
0.40 percent of outstanding loans at December 31, 1996. The model utilized to analyze the adequacy of the allowance for loan and lease losses takes into account such factors as credit quality, internal controls, audit results, staff turnover, local market economics and loan growth. The resulting lower allowance level necessitated is also reflective of the bank's favorable and consistent delinquency trends and historical loss performance. These performance results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff.

During 1997, the Company experienced net charge offs of $1,207,000 compared to $326,000 one year earlier. Net charge offs as a percentage of average loans outstanding were 0.20 percent for 1997, higher than in 1996 when the percentage was 0.06 percent. A peer group of banks of similar size experienced a net charge off ratio of 0.20 percent through September 30, 1997. Net consumer loan losses, related to indirect automobile lending and credit cards, were $739,000 in 1997, versus $289,000 in 1996. Real estate net charge-offs of $101,000 in 1997 compared to $29,000 in 1996. Net commercial and financial charge offs were
$367,000 in 1997 compared to $8,000 in 1996. In general the higher dollar of charge offs recorded in 1997 is due to higher loan balances and the acquired loans. During negotiations problem loans were identified and additional provisioning was recorded by PSHC.

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

While it is the Company's policy to charge off in the current period loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate and imprecise. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies identified by the regulatory agencies.

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

Summary of Loan Loss Experience
Table 11
(Dollars in thousands)

Year Ended December 31              1997     1996     1995
--------------------------------------------------------------------------------
Allowance for loan losses
  Beginning balance               $5,657   $4,893   $4,072
  Provision for loan losses 913    1,090      456
  Allowance applicable to              0        0      556
   loans purchased
  Charge offs:
     Commercial and                  443       80       80
      financial
     Consumer                        936      525      453
     Commercial real                 137       36       54
     estate
     Residential real
      estate                          38       84       31
                                      --       --       --
         Total Charge              1,554      725      618
         Offs

  Recoveries:
     Commercial and                   76       72       67
      financial
     Consumer                        197      236      212
     Commercial real                  63       91      146
     estate
     Residential real                 11        0        2
      estate                        ----     ----     ----
     Total Recoveries                347      399      427
                                     ---      ---      ---
      Net loan charge offs         1,207      326      191
                                   -----      ---      ---
     Ending Balance               $5,363   $5,657   $4,893
                                  ======   ======   ======
Loans outstanding at end of     $613,930 $576,324 $498,222
 year*

Ratio of allowance for loan
 losses to loans
 outstanding at end of year         0.87%     .98%     .98%
Daily average loans
 outstanding*                   $595,884  $538,330 $430,123
Ratio of net charge offs to
 average loans outstanding         0.20%     0.06%    0.04%
----------
* Net of unearned income.


SUMMARY OF LOAN LOSS EXPERIENCE (CONT')
Table 11

(Dollars in thousands)
Year Ended December 31           1994          1993
----------------------------------------------------------
 Allowance for loan losses
   Beginning balance               $4,240   $4,571
   Provision for loan losses          308      317
   Allowance applicable to loans        0        9
    of purchased company
   Charge offs:
      Commercial and financial        118       63
      Consumer                        464      541
      Commercial real estate          288      378
      Residential real estate          35       25
                                       --       --
          Total Charge Offs           905    1,007

   Recoveries:
      Commercial and financial        167       64
      Consumer                        209      261
      Commercial real estate           39       14
      Residential real estate          14       11
                                       --       --
          Total Recoveries            429      350
                                      ---      ---
   Net loan charge offs               476      657
                                      ---      ---
          Ending Balance           $4,072   $4,240
                                   ======   ======
Loans outstanding at end of
    year*                        $356,028 $304,309
Ratio of allowance for loan
 losses to loans outstanding at
 end of year                        1.14%     1.39%
Daily average loans outstanding* $319,510  $288,770
Ratio of net charge offs to
 average loans outstanding          0.15%     0.23%

----------
* Net of unearned income.

================================================================================
Allowance for Loan Losses
Table 12
(Dollars in thousands)

                         Allowance Amount

December 31           1997     1996     1995      1994      1993
----------------------------------------------------------------
Commercial and      $  363   $  665   $  450      $481      $453
financial loans
Real estate loans    3,347    3,681    3,571     2,825     3,111
Installment loans    1,653    1,311      872       766       676
                     -----    -----      ---       ---       ---
     Total          $5,363   $5,657   $4,893    $4,072    $4,240
                    ======   ======   ======     =====    =====

                Percent of Loans in Each Category to Total Loans

December 31           1997      1996      1995      1994      1993
-----------------   ------    ------    ------    ------    ------
Commercial and        5.1%      6.2%      5.5%      5.2%      5.2%
financial loans
Real estate loans    82.9      81.1      81.7      80.7      79.3
Installment loans    12.0      12.7      12.8      14.1      15.5
                    ------    ------    ------    ------    ------
     Total          100.0%    100.0%    100.0%    100.0%    100.0%
                    =====     =====     =====     =====     =====

================================================================================

NONPERFORMING ASSETS
At December 31, 1997, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was 0.45 percent, compared to 0.58 percent at December 31, 1996. Nonperforming assets (other real estate owned and nonaccrual loans) at December 31, 1997, were $2,790,000, a decrease of $573,000 compared to December 31, 1996. Other real estate owned totaled $536,000 while nonaccrual loans equaled $2,254,000 at December 31, 1997.

Nonaccrual loans totalling $1,541,000 at December 31, 1997 were performing, but because the Company has determined that the collection of principal or interest in accordance with the original terms of such loans is uncertain, it has placed such loans on nonaccrual status. Of the amount reported in nonaccrual loans at December 31, 1997, 64 percent is secured with real estate, 11 percent is ninety percent guaranteed by the Small Business Administration (SBA), the remainder by other collateral. Management does not expect significant losses, for which an allowance for loan losses has not been provided, associated with the ultimate realization of these assets.

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

Nonperforming assets (other real estate owned and nonaccrual loans) at December 31, 1996, were $3,363,000, a decrease of $3,036,000 from December 31, 1995. At
December 31, 1996, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was 0.58 percent, compared to 1.28 percent at December 31, 1995.

SECURITIES
Information relating to yields, maturities, carrying values, market values and unrealized gains (losses) of the Company's securities is set forth in Table 14.

At December 31, 1997, the Company had $178,988,000 of securities held for sale or 81.3 percent of total securities compared to $170,530,000 or 76.4 percent at December 31, 1996.

Total securities declined $3,019,000 or 1.4 percent in 1997, compared to prior year. These declines are directly related to growth in the loan portfolio.

Management has lowered the total portfolio's interest rate risk by reducing the average life of the portfolio. At December 31, 1997 and 1996, the average life of the portfolio was 2.6 years and 2.4 years respectively. The percentage of adjustable and floating rate securities in the securities portfolio is 28.5 percent, compared to 24.0 percent last year. The held for sale portfolio decreased to an average life of 2.1 years from 2.4 years in 1996.

A total of $23,217,000 in securities will mature along with approximately $31 million of periodic principal payments from mortgage back securities in 1998. Management believes most of these funds will be used to fund increases in its consumer and commercial loan portfolio.

At December 31, 1997, the Company had unrealized net losses of $174,000 or 0.08 percent of amortized cost. At December 31, 1996, unrealized net losses of $1,174,000 or 0.52 percent. While rates have remained low in 1997, a shifting U.S. Treasury yield curve caused a decrease in unrealized depreciation.

Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets or that meet the Federal Financial Institution Examination Counsel (FFIEC) definition of a high risk investment.


Nonperforming Assets
(Dollars in thousands)

December 31                             1997        1996        1995
--------------------------------------------------------------------
Nonaccrual loans (1)                $  2,254    $  2,299    $  5,510
Renegotiated loans                         0           0           0
Other real estate owned                  536       1,064         889
                                         ---       -----         ---
      Total Nonperforming            $  2,790    $  3,363    $  6,399
         Assets                      --------    --------    --------
Amount of loans outstanding
 at end of year (2)                 $613,930    $576,324    $498,222
                                    ========    ========    ========


Ratio of total nonperforming            0.45%      0.58%       1.28%
 assets to loans outstanding
 and other real estate owned
 at end of period

Accruing loans past due             $    478    $     59    $    134
 90 days or more


NON-PERFORMING ASSETS (CON'T)
(Dollars in Thousands)
December 31                                1994        1993
-----------------------------------------------------------


Nonaccrual loans (1)                   $  2,311    $  3,116
Renegotiated loans                            0           0
Other real estate owned                     382       4,206
                                            ---       -----
     Total Nonperforming               $  2,693    $  7,322
                                       --------    --------
Amount of loans outstanding            $356,028    $304,309
    at end of year (2)                  ========   ========

Ratio of total nonperforming               0.76%       2.41%
 assets to loans outstanding
 and other real estate owned
 at end of period
Accruing loans past due 90             $    170    $     66
 days or more
----------
(1) Interest income that could have been recorded during 1997 related to nonaccrual loans was $110,000, none of which was included in interest income or net income. All nonaccrual loans are secured.
(2)  Net of unearned income.

================================================================================
DEPOSITS
Total deposits declined slightly, 0.7 percent to $806,098,000 at December 31, 1997, compared to one year earlier, due to the investment of approximately $20.0 million in deposit balances held by local governments at year end 1996 being invested into other products, primarily sweep repurchase arrangements, at December 31, 1997.

Deposit balances increased $113,341,000 or 16.4 percent from the originally reported totals for year end 1996. The increases in deposits in 1997 resulted from the acquisition and internal growth from the opening of three new branches. Offsetting the increases were deposit run off as a result of the acquisition and PSHC customers transferring deposit balances into sweep repurchase arrangements, a product not offered by PSHC. Repurchase agreement balances increased $7,024,000 or 15.6 percent when compared to the prior year.

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

On December 31, 1997, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 29.7 percent. This means that the Company's assets reprice more slowly than its deposits. In a declining interest rate environment, the cost of the Company's deposits and other liabilities may be expected to fall faster than the interest received on its earnings assets, thus increasing the net interest spread. If interest rates generally increase, the negative gap means that the interest received on earning assets may be expected to increase more slowly than the interest paid on the Company's liabilities, therefore decreasing the net interest spread.

It has been the Company's experience that deposit balances for NOW and savings accounts are stable and subjected to limited repricing when interest rates increase or decrease within a range of 200 basis points. The Company's ALCO uses model simulations to estimate and manage its interest rate sensitivity.

The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 30 percent, given an immediate change in interest rates (up or down) of 200 basis points. Based on the Company's most recent ALCO model simulations, net interest income would decline 9.5 percent if interest rates would immediately rise 200 basis points.

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

Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. The Company has access to federal funds lines of credit and is able to provide short term financing of its activities by selling, under agreement to repurchase, United States Treasury securities and securities of United States Government agencies and corporations not pledged to secure public deposits or trust funds. At December 31, 1997, the Company had available federal funds lines of credit of $48,000,000. At December 31, 1997, the Company had $68,298,000 of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 1996, the amount of securities available and unpledged was $91,717,000.

Liquidity, as measured in the form of cash and cash equivalents, totalled $64,436,000 at December 31, 1997, compared to $110,008,000 at December 31, 1996.
Cash and equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in the Company's investment securities portfolio and loan portfolio.


Investment Securities
Yield, Maturity and Market Value
Table 14

----------------------------------------------------------------
                                     U.S. Treasury and U.S.
                                      Government Agencies
----------------------------------------------------------------

(Dollars in thousands)           Amortized   Market   Weighted
                                   Cost       Value     Yield
----------------------------------------------------------------

Maturity at December 31, 1997
 Held for Sale
  Within one year                  $11,967    $11,952     5.37%
  One to five years                 43,480     43,459      5.26
  Five to ten years
  Over ten years
  No contractual maturity
                                --------------------------------
     Total Value                   $55,447    $55,411     5.28%
                                ================================

Held for Investment

  Within one year
  One to five years                  9,908      9,971      5.31
  Five to ten years
  Over ten years
                                --------------------------------
     Total Value                    $9,908     $9,971     5.31%
                                ================================

Maturity at December 31, 1996
Held for Sale                      $51,684    $51,499     5.24%
                                ================================

Held for Investment                $15,596    $15,863     5.93%
                                ================================
----------
(1) On a fully taxable equivalent basis.



Investment Securities (CON'T)
Yield, Maturity and Market Value
(Dollars in thousands)

----------------------------------------------------------------
                                   Mortgage Backed Securities
                                            (Fixed)

----------------------------------------------------------------

                                 Amortized   Market   Weighted
                                   Cost       Value     Yield
----------------------------------------------------------------

Maturity at December 31, 1997
Held for Sale
  Within one year                  $22,278    $22,272     5.84%
  One to five years                 40,320     40,145      6.26
  Five to ten years                    156        163      7.75
  Over ten years
  No contractual maturity
                                --------------------------------
     Total Value                   $62,754    $62,580     6.11%
                                ================================

Held for Investment
  Within one year                     $760       $797     5.17%
  One to five years                 15,344     15,531      7.01
  Five to ten years
  Over ten years
                                --------------------------------
     Total Value                   $16,104    $16,328     6.92%
                                ================================

Maturity at December 31, 1996
Held for Sale                      $70,083    $69,454     5.99%
                                ================================

Held for Investment                $19,163    $19,327     6.86%

----------
(1) On a fully taxable equivalent basis.



Investment Securities (CON'T)
Yield, Maturity and Market Value
(Dollars in thousands)

----------------------------------------------------------------
                                   Mortgage Backed Securities
                                          (Adjustable)

----------------------------------------------------------------

                                 Amortized   Market   Weighted
                                   Cost       Value     Yield
----------------------------------------------------------------

Maturity at December 31, 1997
Held for Sale
  Within one year
  One to five years                 $4,249     $4,257     6.58%
  Five to ten years                 14,196     14,157     5.19%
  Over ten years                    15,720     15,765     4.69%
  No contractual maturity
                                --------------------------------
     Total Value                   $34,165    $34,179     5.14%
                                ================================
Held for Investment
  Within one year
  One to five years                  3,289      3,297     6.55%
  Five to ten years
  Over ten years
                                --------------------------------
     Total Value                    $3,289     $3,297     6.55%
                                ================================

Maturity at December 31, 1996
Held for Sale                      $12,508    $12,282     6.22%
                                ================================
Held for Investment                 $3,901     $3,902     6.42%

----------
(1) On a fully taxable equivalent basis.


Investment Securities (CON'T)
Yield, Maturity and Market Value
(Dollars in thousands)


----------------------------------------------------------------
                                   Obligations of States and
                                   Political Subdivisions (1)

----------------------------------------------------------------

                                 Amortized   Market   Weighted
                                   Cost       Value     Yield
----------------------------------------------------------------

Maturity at December 31, 1997
Held for Sale
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity
                                --------------------------------
     Total Value                    $    0     $    0     $   0
                                ================================

Held for Investment
  Within one year                   $2,223     $2,233     8.78%
  One to five years                  7,576      7,863     8.83%
  Five to ten years                  1,274      1,340     7.95%
  Over ten years                       688        741     8.58%
                                --------------------------------
     Total Value                   $11,761    $12,177     8.71%
                                ================================

Maturity at December 31, 1996
Held for Sale                      $     0   $      0     0.00%
                                ================================
Held for Investment                $13,879    $14,356     8.57%
                                ================================
----------
(1) On a fully taxable equivalent basis.


Investment Securities (CON'T)
Yield, Maturity and Market Value
(Dollars in thousands)


----------------------------------------------------------------

                                          Mutual Funds

----------------------------------------------------------------

                                 Amortized   Market   Weighted
                                   Cost       Value     Yield
----------------------------------------------------------------

Maturity at December 31, 1997
Held for Sale

  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity          $24,914    $24,223     5.92%
                                --------------------------------
     Total Value                   $24,914    $24,223     5.92%
                                ================================

Held for Investment

  Within one year
  One to five years
  Five to ten years
  Over ten years
                                --------------------------------
     Total Value                     $   0      $   0     $   0
                                ================================

Maturity at December 31, 1996
Held for Sale                      $35,377    $34,333     6.05%
                                -------------------------------

Held for Investment               $      0   $      0        0%
                                ================================
----------
(1) On a fully taxable equivalent basis.


Investment Securities (CON'T)
Yield, Maturity and Market Value
(Dollars in thousands)


----------------------------------------------------------------
                                             Other (1)
----------------------------------------------------------------

                                 Amortized   Market    Weighted
                                   Cost       Value     Yield
----------------------------------------------------------------

Maturity at December 31, 1997
Held for Sale
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity           $2,593     $2,595     4.57%
                                --------------------------------
     Total Value                    $2,593     $2,595     4.57%
                                ================================

Held for Investment
  Within one year
  One to five years                  $ 100      $ 100     8.13%
  Five to ten years
  Over ten years
                                --------------------------------
     Total Value                    $  100     $  100     8.13%
                                ================================

Maturity at December 31, 1996
Held for Sale                       $2,961     $2,962     4.46%
                                --------------------------------
Held for Investment                 $  100     $  100     8.13%
                                ================================


----------
(1) On a fully taxable equivalent basis.



Investment Securities (CON'T)
Yield, Maturity and Market Value
(Dollars in thousands)


----------------------------------------------------------------
                                             TOTAL
----------------------------------------------------------------

                                 Amortized    Market   Weighted
                                   Cost       Value     Yield
----------------------------------------------------------------

Maturity at December 31, 1997
Held for Sale
  Within one year                  $34,245    $34,224     5.68%
  One to five years                 88,049     87,861      5.78
  Five to ten years                 14,352     14,320      5.22
  Over ten years                    15,720     15,765      4.69
  No contractual maturity           27,507     26,818      5.79
                                --------------------------------
     Total Value                  $179,873   $178,988     5.62%
                                ================================

Held for Investment
  Within one year                   $2,983     $3,030     7.86%
  One to five years                 36,217     36,762     6.89%
  Five to ten years                  1,274      1,340     7.95%
  Over ten years                       688        741     8.58%
                                --------------------------------
     Total Value                   $41,162    $41,873     7.02%
                                ================================

Maturity at December 31, 1996
Held for Sale                     $172,613   $170,530     5.77%
                                ================================
Held for Investment                $52,639    $53,548     7.01%
                                ================================
----------
(1) On a fully taxable equivalent basis.


Investment Securities (CON'T)
Yield, Maturity and Market Value



                           Gross       Gross      Gross
December 31, 1997        Amortized  Unrealized  Unrealized
(dollars in thousands)     Cost        Gains      Losses
-----------------------------------------------------------
Held for Sale:              $55,447        $146     $(182)
  U.S.Treasury and
   U.S.Government
   Agencies
  Mortgage Backed
   Securities:
      Fixed                  62,754         125      (299)
      Adjustable             34,165         296      (282)
  Mutual Funds               24,914          20      (711)
  Other securities            2,593           2
                       ------------------------------------
                           $179,873        $589   $(1,474)
                           ========        ====   =======

Held for Investment:
  U.S. Treasury and         $ 9,908         $63         $0
  U.S. Government
  Agencies
  Mortgage Backed
   Securities:
    Fixed                    16,104         282       (58)
    Adjustable                3,289          23       (15)
  Obligations of States      11,761         416        (0)
   and Political
   Subdivisions
  Other Securities              100           0          0
                       ------------------------------------
                            $41,162        $784      $(73)
                            =======        ====      ====
----------
 * Other Securities excluded from calculated average for total securities.


Investment Securities (CON'T)
Yield, Maturity and Market Value

                                      Average
                          Market     Years to
December 31, 1997          Value     Maturity
------------------------------------------------

Held for Sale:
  U.S.Treasury and          $55,411       1.50
   U.S.Government
   Agencies
  Mortgage Backed
   Securities:
    Fixed                    62,580        1.57
    Adjustable               34,179        9.03
  Mutual Funds               24,223
  Other securities            2,595          0*
                       -------------------------
                           $178,988        2.76
                           ========        ====

Held for Investment:
  U.S. Treasury and          $9,971        0.48
   U.S. Government
   Agencies
  Mortgage Backed
   Securities:
      Fixed                  16,328        2.42
      Adjustable              3,297        3.53
  Obligations of States      12,177        2.68
   and Political
   Subdivisions
   Other Securities             100          0*
                       -------------------------
                            $41,873        2.11
                            =======        ====


----------
 * Other Securities excluded from calculated average for total securities.

Investment Securities (CON'T)
Yield, Maturity and Market Value

                                       Gross      Gross
                         Amortized  Unrealized  Unrealized
December 31, 1996          Cost        Gains      Losses
-----------------------------------------------------------

Held for Sale:              $51,684        $290     $(475)
  U.S.Treasury and
   U.S.Government
   Agencies
  Mortgage Backed
   Securities:
    Fixed                    70,083          90      (719)
    Adjustable               12,508          69      (295)
  Mutual Funds               35,377           0    (1,044)
  Other securities            2,961           1          0
                       ------------------------------------
                           $172,613        $450   $(2,533)
                           ========        ====   =======

Held for Investment:        $15,596        $267
  U.S. Treasury and
   U.S. Government
   Agencies
  Mortgage Backed
   Securities:
    Fixed                    19,163         250      (86)
    Adjustable                3,901          15      (14)
  Obligations of States      13,879         484       (7)
   and Political
   Subdivisions
  Other Securities              100           0         0
                       -----------------------------------
                            $52,639      $1,016    $(107)
                            =======      ======    =====

----------
 * Other Securities excluded from calculated average for total securities.



Investment Securities (CON'T)
Yield, Maturity and Market Value

                           Gross      Average
                          Market     Years to
December 31, 1996          Value     Maturity
------------------------------------------------

Available for Sale:
  U.S.Treasury and      $51,499          2.81%
   U.S.Government
   Agencies
  Mortgage Backed
   Securities:
    Fixed               69,454           2.62
    Adjustable          12,282           6.89
  Mutual Funds          34,333
  Other securities      2,962             *
                       -------------------------
                        $170,530         2.45
                        ========         ====

Held for Investment:
  U.S. Treasury and     $15,863   1.15
   U.S. Government
   Agencies
  Mortgage Backed
   Securities:
      Fixed             19,327    2.44
      Adjustable        3,902     3.64
  Obligations of States 14,356    3.29
   and Political
   Subdivisions
   Other Securities     100       *
                       ---------------------
                         $53,548   2.37
                         =======   ====
----------
 * Other Securities excluded from calculated average for total securities.

================================================================================
EFFECTS ON INFLATION AND CHANGING PRICES
The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

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

SFAS 107 Disclosures about Fair Values of Financial Instruments The Company has calculated and reported the fair value of its financial instruments in accordance with the Statement of Financial Accounting Standards (SFAS) No. 107. While market value information has been reported for its investment securities portfolio in prior years based on quoted market prices, this statement also requires the estimating of fair values for financial instruments with no quoted market prices. For most instruments with no quoted market values, there are a variety of judgments which must be applied with a wide variation in reported results. Management has followed the requirements of the statement and used an acceptable method to estimate fair value for these instruments. However, various other values could result if different assumptions were used. Therefore, management believes it is not relevant and potentially misleading to compare the amount of appreciation or depreciation of financial instruments with no quoted values to any other financial institution.

Also, although the statement does not prohibit estimating and reporting the fair value of deposits, management has elected not to estimate a value for its core deposit portfolio because of reliability and comparability issues.



Maturity of Certificates of Deposit
of $100,000 or More
Table 15
(Dollars in thousands)
                                 % of                  % of
December 31           1997      Total       1996      Total
---------------------------------------------------------------

Maturity Group:

  Under 3 months      $16,903      26.0%    $17,974      32.0%
  3 to 6 months        12,644       19.5     11,967       21.3
  6 to 12 months       17,375       26.7     14,885       26.5
  Over 12 months       18,101       27.8     11,348       20.2
                   --------------------------------------------
       Total          $65,023     100.0%    $56,174     100.0%
                   --------------------------------------------
================================================================================

INTEREST RATE SENSITIVITY(1)
Table 16
(Dollars in thousands)



                           0-3           4-12          1-5
December 31, 1997         Months        Months        Years
----------------------------------------------------------------

Federal funds sold         $ 36,100            $0            $0
Securities                   78,119        37,460        98,198
Loans available for          15,020
sale
Loans (2)                    89,677       112,362       253,208
                      ------------------------------------------

Earning assets              218,916       149,822       351,406

Savings deposits            328,980             0             0
Certificates of              93,883       156,243       108,798
 deposit
Other short term
 borrowings                  52,112             0             0
                      ------------------------------------------
Total interest
bearing liabilities         474,975       156,243       108,798
                      ------------------------------------------
Interest sensitivity     $(256,059)    $  (6,421)      $242,608
 gap                     =========     =========       ========

Cumulative gap           $(256,059)    $(262,480)     $(19,872)
                         =========     =========      ========

Cumulative gap to
 earning assets (%)          (29.0)        (29.7)         (2.3)
Earning assets to
 interest bearing
 liabilities (%)              46.1          95.9         323.0



INTEREST RATE SENSITIVITY(1)(CON'T)
(Dollars in thousands)

                          Over 5
December 31, 1997         Years         Total

--------------------------------------------------

Federal funds sold               $0      $ 36,100
Securities                    6,373       220,150
Loans available for
sale                              0        15,020
Loans (2)                   156,429       611,676
                      ----------------------------
Earning assets              162,802       882,946

Savings deposits                  0       328,980
Certificates of
 deposit (3)                      0       358,924
Other short term
 borrowings                       0        52,112
                      ----------------------------
Interest bearing
 liabilities                      0       740,016
                      ----------------------------
Interest sensitivity
 gap                       $162,802      $142,930
                           ========      ========


Cumulative gap             $142,930
                           ========
Cumulative gap to
 earning assets (%)           16.2
Earning assets to                N/M
 interest bearing
 liabilities (%)

----------
(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
(2)  Excludes nonaccrual loans.
(3) This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $160,700,000) were deemed to be repriceable in "4-12 months," the interest sensitivity gap and cumulative gap would be $95,359,000 indicating 10.8% of total earning assets and 69.7% of earning assets to interest bearing liablilities for the "0-3 months" category.
N/M  Not meaningful.

================================================================================

SELECTED QUARTERLY INFORMATION
Quarterly Consolidated Income Statement
                                                             1997 Quarters
                                                             -------------
(Dollars in thousands except per                         Fourth     Third
 share data)
 --------------------------------------------------------------------------
Net interest income:
    Interest income                                     $16,472   $15,806
    Interest expense                                      6,721     6,494
                                                          -----     -----
    Net interest income                                   9,751     9,312

Provision for loan losses                                   300       225
                                                            ---       ---
Net interest income after provision for                   9,451     9,087
 losses

Noninterest income:
    Service charges on deposit accoun                     1,074     1,176
    Trust fees                                              513       561
    Other service charges and fees                          446       389
    Brokerage commissions and fees                          391       440
    Other                                                   266       115
    Securities gains (losses)                                34        51
                                                             --        --
    Total noninterest income                              2,724     2,732

Noninterest expenses:
    Salaries and wages                                    3,194     3,293
    Pension and other employee benefits                     684       737
    Occupancy                                               755       748
    Furniture and equipment                                 604       561
    Marketing                                               541       558
    Legal and professional fees                             233       253
    FDIC assessments                                         34        34
    Foreclosed and repossessed asset
      management and dispositions                            61        44
    Amortization of intangibles                             167       168
    Merger Related Expenses                                   0         0
    Other                                                 3,268     2,179
                                                          -----     -----
    Total noninterest expenses                            9,541     8,575
                                                          -----     -----
Income before income taxes                                2,634     3,244
Provision for income taxes                                  961     1,182
                                                            ---     -----
Net income                                              $ 1,673   $ 2,062
                                                        =======   =======


PER COMMON SHARE DATA
Net income diluted                                      $  0.32   $  0.39
                                                        =======   =======
Cash dividends declared:
  Class A common stock                                  $  0.22   $  0.20
Market price Class A common stock:
  Low close                                              34 1/4    29 3/4
  High close                                             39 1/2    38 1/2
  Bid price at end of period                             38 1/4    35


SELECTED QUARTERLY INFORMATION (CON'T)
Quarterly Consolidated Income Statement
---------------------------------------
                                                             1997 Quarters
                                                             -------------
(Dollars in thousands except per                          Second      First
share data)
--------------------------------------------------------------------------------
Net interest income:
    Interest income                                     $ 16,237   $ 16,163
    Interest expense                                       6,684      6,702
                                                           -----      -----
    Net interest income                                    9,553      9,461
Provision for loan losses                                    172        216
                                                             ---        ---
Net interest income after provision for                    9,381      9,245
 losses

Noninterest income:
    Service charges on deposit accoun                        984        948
    Trust fees                                               568        564
    Other service charges and fees                           441        412
    Brokerage commissions and fees                           510        512
    Other                                                    303        283
    Securities gains (losses)                                 65       (102)
                                                              --       ----
    Total noninterest income                               2,871      2,617

Noninterest expenses:
    Salaries and wages                                     3,378      3,338
    Pension and other employee benefits                      769        755
    Occupancy                                                722        736
    Furniture and equipment                                  562        540
    Marketing                                                546        506
    Legal and professional fees                              247        185
    FDIC assessments                                          36         32
    Foreclosed and repossessed asset
      management and dispositions                             80         22
    Amortization of intangibles                              168        168
    Merger Related Expenses                                1,467         75
    Other                                                  2,020      1,957
                                                           -----      -----
    Total noninterest expenses                             9,995      8,314
                                                           -----      -----

Income before income taxes                                 2,257      3,548
Provision for income taxes                                   820      1,288
                                                             ---      -----
Net income                                              $  1,437   $  2,260
                                                        ========   ========

PER COMMON SHARE DATA
Net income                                              $   0.28   $   0.43
                                                        ========   ========
Cash dividends declared:
  Class A common stock                                  $   0.20   $   0.20
Market price Class A common stock:
  Low close                                               24 5/8     25 5/8
  High close                                              30 1/2     29 1/2
  Bid price at end of period                              29 3/4     28


SELECTED QUARTERLY INFORMATION (CON'T)
Quarterly Consolidated Income Statement
---------------------------------------
                                                             1996 Quarters
                                                             -------------
(Dollars in thousands except per                          Fourth        Third
share data)
--------------------------------------------------------------------------------
Net interest income:
    Interest income                                     $ 15,950    $ 15,072
    Interest expense                                       6,539       6,094
                                                           -----       -----
    Net interest income                                    9,411       8,978
Provision for loan losses                                    634          59
                                                             ---          --
Net interest income after provision for                    8,777       8,919
 losses

Noninterest income:
    Service charges on deposit accounts                      955         859
    Trust fees                                               519         505
    Other service charges and fees                           431         368
    Brokerage commissions and fees                           534         432
    Other                                                    317         240
    Securities gains (losses)                                 23           8
                                                              --           -
    Total noninterest income                               2,779       2,412

Noninterest expenses:
    Salaries and wages                                     3,362       3,125
    Pension and other employee benefits                      761         669
    Occupancy                                                644         676
    Furniture and equipment                                  514         515
    Marketing                                                587         416
    Legal and professional fees                              264         219
    FDIC assessments                                         (37)        555
    Foreclosed and repossessed asset
      management and dispositions                             78         100
    Amortization of intangibles                              166         165
    Merger Related Expenses                                    0           0
    Other                                                  1,973       1,797
                                                           -----       -----
    Total noninterest expenses                             8,312       8,237
                                                           -----       -----
Income before income taxes                                 3,244       3,094
Provision for income taxes                                 1,164       1,124
                                                           -----       -----
Net income                                              $  2,080    $  1,970
                                                        ========    ========

PER COMMON SHARE DATA
Net income                                              $   0.40    $   0.38
                                                        ========    ========
Cash dividends declared:
  Class A common stock                                  $   0.20    $   0.15
Market price Class A common stock:
  Low close                                               23 1/4      21 3/4
  High close                                              26 1/2      24
  Bid price at end of period                              26          23 1/2

SELECTED QUARTERLY INFORMATION (CON'T)
Quarterly Consolidated Income Statement
---------------------------------------
                                                  1996 Quarters
                                                  -------------
(Dollars in thousands except per share           Second    First
data)
--------------------------------------------------------------------------------

Net interest income:
    Interest income                          $ 14,947    $ 15,306
    Interest expense                            5,987       6,432
                                                -----       -----
    Net interest income                         8,960       8,874
Provision for loan losses                         214         183
                                                  ---         ---

Net interest income after  provision            8,746       8,691
 for losses

Noninterest income:
    Service charges on deposit accounts           820         801
    Trust fees                                    513         532
    Other service charges and fees                418         406
    Brokerage commissions and fees                569         511
    Other                                         275         326
    Securities gains (losses)                      20          25
                                                   --          --
    Total noninterest income                    2,615       2,601

Noninterest expenses:
    Salaries and wages                          2,957       3,003
    Pension and other employee benefits           685         760
    Occupancy                                     692         663
    Furniture and equipment                       519         490
    Marketing                                     467         408
    Legal and professional fees                   328         235
    FDIC assessments                               58          58
    Foreclosed and repossessed asset
      management and dispositions                 (31)         35
    Amortization of intangibles                   165         165
    Merger Related Expenses                         0           0
    Other                                       1,754       1,808
                                                -----       -----
    Total noninterest expenses                  7,594       7,625
                                                -----       -----

Income before income taxes                      3,767       3,667
Provision for income taxes                      1,327       1,318
                                                -----       -----
Net income                                   $  2,440    $  2,349
                                             ========    ========

PER COMMON SHARE DATA
Net income                                   $   0.47    $   0.46
                                             ========    ========
Cash dividends declared:
  Class A common stock                       $   0.15    $   0.15
Market price Class A common stock:
  Low close                                    21          20 1/4
  High close                                   22 3/4      22 3/4
  Bid price at end of period                   22          22 1/4

================================================================================
SELECTED QUARTERLY INFORMATION
Consolidated Quarterly Average Balances, Yields and Rates (1)
-------------------------------------------------------------

                                             1997 QUARTERS
                                         Fourth             Third
                                         ------------------------
                                     Average    Yield   Average   Yield
                                     Balance    /Rate   Balance   /Rate
--------------------------------------------------------------------------

Assets
Earning Assets

Securities
  Taxable                            $188,710   6.09%   $192,333   6.09%
  Nontaxable                         12,471      8.47   13,899     8.17
                                    --------------------------------------
    Total Securities                 201,181    6.23    206,232    6.23

Federal funds sold and
  other short term investments       31,150     5.53    16,829     5.52
Loans (2)                            615,617    8.37    592,608    8.34
                                    --------------------------------------
    Total Earning Assets             847,948    7.75    815,669    7.73

Allowance for loan losses            (5,353)            (5,472)
Cash and due from banks              28,189             23,430
Bank premises and equipment          18,247             18,636
Other assets                         16,209             16,531
                                    --------------------------------------
                                     $905,240           $868,794
                                     ========           ========

Liabilities and Shareholders' Equity

Interest bearing liabilities
  NOW including Super NOW)           $72,492    1.63%   $64,852    1.63%
  Savings deposits                   72,893     2.26    74,837     2.31
  Money market accounts              168,846    2.21    168,451    2.24
  Time deposits                      358,536    5.27    356,410    5.26
  Federal funds purchased and
    other short term borrowings      29,326     4.11    11,415     4.14
                                    --------------------------------------
      Total Interest Bearing         702,093    3.8     675,965    3.81

Demand deposits                      116,188            106,620
Other liabilities                    4,975              4,533
                                    --------------------------------------
     Total                           823,256            787,118
Shareholders' equity                 81,984             81,676
                                    --------------------------------------
                                     $905,240           $868,794
                                     ========           ========

Interest expense as % of earning                3.14%              3.16%
assets
Net interest income as % of earning             4.60               4.57
assets


SELECTED QUARTERLY INFORMATION (CON'T)
Consolidated Quarterly Average Balances, Yields and Rates (1)
-------------------------------------------------------------

                                              1997 QUARTERS
                                          Second             First
                                          ------------------------
                                     Average    Yield   Average   Yield
                                     Balance    /Rate   Balance   /Rate
--------------------------------------------------------------------------

Assets
Earning Assets

Securities
  Taxable                            $208,484   6.25%   $205,709   6.05%
  Nontaxable                         14,057     8.22    14,066     8.33
                                    --------------------------------------
    Total Securities                 222,541    6.38    219,775    6.21

Federal funds sold and
  other short term investments       23,534     5.40    40,992     5.29
Loans (2)                            591,649    8.45    583,342    8.59
                                    --------------------------------------
    Total Earning Assets             837,724    7.82    844,109    7.81

Allowance for loan losses            (5,703)            (5,691)
Cash and due from banks              25,543             27,453
Bank premises and equipment          17,722             17,361
Other assets                         17,105             16,537
                                    --------------------------------------
                                     $892,391           $899,769
                                     ========           ========

Liabilities and Shareholders' Equity

Interest bearing liabilities
  NOW including Super NOW)           $74,188    1.80%   $77,562    1.81%
  Savings deposits                   79,835     2.48    81,475     2.56
  Money market accounts              168,223    2.26    164,061    2.26
  Time deposits                      363,364    5.29    356,239    5.29
  Federal funds purchased and
    other short term borrowings      11,494     4.05    29,037     3.88
                                    --------------------------------------
      Total Interest Bearing         697,104    3.85    708,374    3.84

Demand deposits                      108,544            106,118
Other liabilities                    6,017              5,463
                                    --------------------------------------
      Total                          811,665            819,955

Shareholders' equity                 80,726             79,814
                                    --------------------------------------
                                     $892,391           $899,769
                                     ========           ========


Interest expense as % of earning               3.20%              3.22%
assets
Net interest income as % of earning            4.62               4.59
assets

SELECTED QUARTERLY INFORMATION (CON'T)
Consolidated Quarterly Average Balances, Yields and Rates (1)
-------------------------------------------------------------

                                                1996 QUARTERS
                                          Fourth             Third
                                          ------------------------
                                     Average    Yield   Average    Yield
                                     Balance    /Rate   Balance    /Rate
--------------------------------------------------------------------------

Assets
Earning Assets

Securities
  Taxable                            $203,564   6.14%   $205,192   5.99%
  Nontaxable                         14,638     8.36    15,015     8.36
                                    --------------------------------------
    Total Securities                 218,202    6.29    220,207    6.15

Federal funds sold and
  other short term investments       38,677     5.28     9,149     5.26
Loans (2)                            568,328    8.48    547,738    8.46
                                    --------------------------------------
    Total Earning Assets             825,207    7.74    777,094    7.77

Allowance for loan losses            (5,230)            (5,212)
Cash and due from banks              25,098             20,500
Bank premises and equipment          17,234             17,100
Other assets                         16,737             16,160
                                    --------------------------------------
                                     $879,046           $825,642
                                    --------------------------------------

Liabilities and Shareholders' Equity

Interest bearing liabilities
  NOW including Super NOW)           $74,259    1.67%   $63,715    1.66%
  Savings deposits                   79,840     2.61    79,003     2.51
  Money market accounts              157,043    2.21    156,859    2.14
  Time deposits                      350,025    5.26    335,281    5.20
  Federal funds purchased and other
short term borrowings                20,079     3.96    8,756      4.54
                                    --------------------------------------
      Total Interest Bearing         681,246    3.82    643,614    3.77

Demand deposits                      112,447            98,441
Other liabilities                    6,982              6,629
                                    --------------------------------------
      Total                          800,675            748,684

Shareholders' equity                 78,371             76,958
                                    --------------------------------------
                                     $879,046           $825,642
                                     ========           ========


Interest expense as % of earning               3.15%                3.12%
assets
Net interest income as % of earning            4.59                 4.65
assets


----------
(1)The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.



SELECTED QUARTERLY INFORMATION (CON'T)
Consolidated Quarterly Average Balances, Yields and Rates (1)
-------------------------------------------------------------

                                               1996 QUARTERS
                                          Second             First
                                          ------------------------
                                      Average   Yield    Average   Yield
                                      Balance   /Rate    Balance   /Rate
--------------------------------------------------------------------------

Assets
Earning Assets

Securities
  Taxable                            $227,771   6.03%   $223,551   6.11%
  Nontaxable                         15,236     8.30    16,595     8.22
                                    --------------------------------------
    Total Securities                 243,007    6.18    240,146    6.25


Federal funds sold and
  other short term investments       10,307     5.31    53,318     5.37
Loans (2)                            530,771    8.47    506,049    8.72
                                    --------------------------------------
    Total Earning Assets             784,085    7.72    799,513    7.76

Allowance for loan losses            (5,076)            (5,001)
Cash and due from banks              23,302             25,757
Bank premises and equipment          17,121             17,294
Other assets                         16,128             16,615
                                    --------------------------------------
                                     $835,560           $854,178
                                     ========           ========

Liabilities and Shareholders' Equity

Interest bearing liabilities

  NOW including Super NOW)           $68,846    1.31%   $66,551    1.36%
  Savings deposits                    79,714    2.38     82,198    2.46
  Money market accounts              161,385    2.04    164,234    2.17
  Time deposits                      327,007    5.28    332,090    5.49
  Federal funds purchased and other
short term borrowings                 15,578     4.57    28,617    3.95
                                    --------------------------------------
      Total Interest Bearing         652,530    3.69    673,690    3.84

Demand deposits                      101,890            100,345
Other liabilities                      5,970              6,554
                                    --------------------------------------
      Total                          760,390            780,589

Shareholders' equity                 75,170             73,589
                                    --------------------------------------
                                     $835,560           $854,178
                                     ========           ========


Interest expense as % of earning                3.07%              3.24%
assets
Net interest income as % of earning             4.65               4.52
assets
----------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.


================================================================================
FINANCIAL STATEMENTS

Management's Report On Responsibilities for Financial Reporting

Management is responsible for the preparation and content of the accompanying financial statements and the other information contained in this report. Management believes that the financial statements have been prepared in conformity with appropriate generally accepted accounting principles applied on a consistent basis and present fairly Seacoast Banking Corporation of Florida's consolidated financial condition and results of operations. Were amounts must be based on estimates and judgments, they represent the best estimates of management.

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

The accompanying 1997 financial statements have been audited by Arthur Andersen LLP, certified public accountants. As part of their audit, Arthur Andersen LLP evaluated the accounting systems and related internal accounting controls only to the extent they deemed necessary to determine their auditing procedures.

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

Dale M. Hudson
President and Chief Executive Officer


William R. Hahl
Executive Vice President and Chief Financial Officer


John R. Turgeon
Controller

           Report of Independent Certified Public Accountants


Board of Directors and Shareholders
Seacoast Banking Corporation of Florida
Stuart, Florida

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Miami, Florida,
     January 20, 1998

--------------------------------------------------------------------------------
                    CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------
Seacoast Banking Corporation of Florida and Subsidiaries
(In thousands of dollars except per share data)

Year Ended December 31       1997        1996        1995
----------------------------------------------------------------
Interest on securities
  Taxable                    $12,129     $13,023     $15,927
  Nontaxable                 777         869         942
Interest and fees on loans   50,252      45,901      36,895
Interest on federal funds    1,520       1,482       2,496
 sold
                            ------------------------------------
    Total Interest Income    64,678      61,275      56,260

Interest on deposits         6,856       6,445       6,588
Interest on time             18,928      17,849      18,228
 certificates
Interest on borrowed money   817         758         409
                            ------------------------------------
    Total Interest Expense   26,601      25,052      25,225
                             ------      ------      ------

    Net Interest Income      38,077      36,223      31,035
Provision for loan losses    913         1,090       456
                            ------------------------------------
    Net Interest Income
     After Provision for     37,164      35,133      30,579
     Loan Losses

Noninterest income
    Securities gains         48            76          421
    Other                    10,896      10,331      8,747
Noninterest expenses         36,425      31,768      27,766
                            ------------------------------------
    Income Before Income     11,683      13,772      11,981
     Taxes
Provision for income taxes   4,251       4,933       4,208
                            ------------------------------------
    Net Income               $ 7,432     $ 8,839     $ 7,773
                             =======     =======     =======
----------------------------------------------------------------
Net income per share common
stock

   Diluted                   $1.42       $1.71       $1.51
   Basic                     $1.45       $1.73       $1.52
                              ----        ----        ----

Average shares outstanding
 (Diluted)                   5,251,712   5,180,984   5,158,466
 (Basic)                     5,128,208   5,096,856   5,113,923

----------
See notes to consolidated financial statements.

================================================================================
CONSOLIDATED BALANCE SHEETS
Seacoast Banking Corporation of Florida and Subsidiaries

(In thousands of dollars)
December 31                           1997           1996
----------------------------------------------------------------
Assets
Cash and due from banks               $ 28,336       29,358
Federal funds sold                      36,100       80,650
Securities:
  Securities held for sale (at market) 178,988      170,530
  Securities held for investment
  (market values:
   1997 - $41,873 and 1996 - $53,548)   41,162       52,639
                                     ---------------------------
     Total Securities                  220,150      223,169

Loans available for sale                15,020            0
Loans                                  613,930      576,324
Less:  Allowance for loan losses         5,363        5,657
                                     ---------------------------
     Net Loans                         608,567      570,667

Bank premises and equipment             18,324       17,213
Other real estate owned                    536        1,064
Core deposit intangibles                 1,640        1,975
Goodwill                                 3,582        3,882
Other assets                            10,782       10,523
                                     ---------------------------
                                      $943,037     $938,501
                                      ========     ========

Liabilities and Shareholders' Equity
Liabilities
Deposits
  Demand deposits (noninterest
  bearing)                            $118,194      $138,023
  Savings deposits                     328,980       321,227
  Other time deposits                  293,901       296,069
  Time certificates of $100,000 or
  more                                  65,023        56,174
                                     ---------------------------
     Total Deposits                    806,098       811,493

Federal funds purchased and securities
sold under agreement to repurchase,
maturing within 30 days                 52,112        45,088
Other liabilities                        3,763         4,925
                                     ---------------------------
                                       861,973       861,506

Commitments and Contingent(Notes I and N)
SHAREHOLDERS' EQUITY

Preferred stock, par value $1.00 per
share - authorized 1,000,000 shares,
none issued or outstanding                   0             0

Class A common stock, par value $.10
per share (liquidation preference of
$2.50 per share)authorized 10,000,000
shares, issued 4,795,853 and
outstanding 4,769,698 shares in 1997,
and 4,644,177 issued and outstanding
4,613,977 shares in 1996                   479            465

Class B common stock, par value $.10
per share authorized 810,000 shares,
issued and outstanding 377,273 shares
in 1997 and 492,529 shares in 1996          38             49

Additional paid-in capital              27,256         26,936
Retained earnings                       55,249         52,090
Less: Treasury Stock (26,155 shares in
 1997 and 30,200 shares in 1996), at
 cost                                   (1,289)          (911)

                                     ---------------------------
                                        81,733         78,629
Securities valuation allowance            (669)        (1,634)
                                     ---------------------------
     Total Shareholders' Equity         81,064         76,995
                                     ---------------------------
     TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY            $943,037       $938,501
                                     ========       ========
----------
See notes to consolidated financial statements.
================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
Seacoast Banking Corporation of Florida and Subsidiaries

(In thousands of dollars)

Year Ended December 31                 1997        1996        1995
-------------------------------------------------------------------
Increase (Decrease) in Cash and
 Cash Equivalents

Cash flows from operating
 activities

   Interest received               $ 64,718    $ 61,092    $ 57,241
   Fees and commissions received     10,821       9,767       8,435
   Interest paid                    (26,932)    (25,385)    (25,008)
   Cash paid to suppliers and       (34,366)    (28,862)    (25,029)
    employees
   Income taxes paid                 (5,032)     (5,488)     (3,468)
                                     ------      ------      ------
Net cash provided by operating        9,209      11,124      12,171
 activities

Cash flows from investing
 activities

   Maturities of securities held
    for sale                          26,581      46,987      40,317
   Maturities of securities held
    for investment                    17,602      10,046      26,798
   Proceeds from sale of
    securities held for sale          73,302      53,758     124,301
   Purchase of securities held for
    sale                            (106,861)    (65,697)   (115,152)
   Purchase of securities held for
    investment                        (5,928)     (5,011)     (5,112)
   Proceeds from sale of loans        33,274      85,467      61,640
   Net new loans and principal
    repayments                       (87,168)   (194,129)   (158,158)
   Proceeds from sale of other
    real estate owned                    861       1,081         327
   Additions to bank
    premises and equipment            (3,005)     (1,798)       (371)
   Purchase of American Bank
    Capital Corporation of
    Florida, net of cash                   0           0      (4,659)
   Net change in other assets           (415)       (339)       (227)
                                    ----------------------------------
Net cash used in investing
 activities                          (51,757)    (69,635)    (30,296)

Cash flows from financing
 activities

   Net increase (decrease) in         (5,404)      46,301     56,592
    deposits
   Net increase (decrease) in
    federal funds purchased and        7,024        1,181     (1,632)
    repurchase agreements
   Issuance of common stock -
    Employee Stock Purchase                0            0        115
    and Profit Sharing Plans
   Exercise of stock options             879          369        (50)
   Treasury stock acquired            (1,524)         131     (1,676)
   Dividends paid                     (3,999)      (2,732)    (2,277)
                                     ---------------------------------
Net cash provided by financing        (3,024)      45,250     51,072
 activities
                                     ---------------------------------

Net increase (decrease) in cash      (45,572)     (13,261)    32,947
 and cash equivalents
Cash and cash equivalents at         110,008      123,269     90,322
 beginning of year
                                     ---------------------------------
Cash and cash equivalents at end
 of year                             $64,436     $110,008   $123,269
                                     =======     ========   ========

----------
See Note P for supplemental disclosures. See notes to consolidated financial statements.


================================================================================
Consolidated Statements of Shareholders' Equity
Seacoast Banking Corporation of Florida and Subsidiaries

                                      Common Stock
                              Class A              Class B
                       -------------------------------------------
(In thousands of
dollars)                     Shares  Amount    Shares      Amount
------------------------------------------------------------------

Balance at December       4,567,400    457     563,354     56
31, 1994

Exchange of Class B          46,143      4     (46,143)    (4)
 common stock for
Class A common stock

Issuance of Class A           5,952      1
 common stock for
 Employee Stock
 Purchase and Profit
 Sharing Plan

Treasury stock              (71,500)
acquired

Treasury stock issued           694
 for Employee Stock
 Purchase and Profit
 Sharing Plan

Exercise of stock
 options and warrants

Net income

Cash dividends
declared

Net change in
 securities valuation
 equity (allowance)
                       -------------------------------------------
Balance at December
 31, 1995               4,548,689    462     517,211     52


Exchange of Class B        24,682      3     (24,682)    (3)
 common stock for
 Class A common stock

Treasury stock               (736)
acquired

Treasury stock issued       2,842
 for Employee Stock
Purchase and Profit
Sharing Plan

Treasury stock issued      28,500
 for exercise of stock
 options

Excercise of Stock
Options and Warrants

Treasury stock issued     10,000
for stock awards

Net income

Cash dividends
declared

Net change in
 securities
  valuation equity
(allowance)
                       -------------------------------------------
Balance at December
31, 1996                4,613,977     465    492,529      49


Exchange of Class B
common stock for
Class A common stock      115,256      11   (115,256)    (11)

Treasury stock            (37,892)
acquired

Treasury stock issued
for Emploee Stock
Purchase and Profit
Sharing Plan               2,170

Treasury stock issued
for exercise of stock
options                   35,767


Exercise of stock
options (new issue)       36,420       3

Treasury stock issued
for stock awards           4,000

Net income

Cash dividends
declared

Net change in
securities valuation
 equity (allowance)
                       -------------------------------------------
Balance at December
 31, 1997                 4,769,698   $479     377,273    $38
                          =========    ===     =======     ==

----------
See notes to consolidated financial statements.


Consolidated Statements of Shareholders' Equity (CON'T)
Seacoast Banking Corporation of Florida and Subsidiaries


                          Additional
(In thousands of             Paid-in     Retained      Treasury
dollars)                     Capital     Earnings         Stock
----------------------------------------------------------------

Balance at December 31,      $26,782        40,843       0
 1994

Exchange of Class B
 common stock for
 Class A common stock

Issuance of Class A             113
 common stock for
 Employee Stock
 Purchase and Profit
 Sharing Plan

Treasury stock acquired                                (1,692)

Treasury stock issued                                      16
 for Employee Stock
 Purchase and Profit
 Sharing Plan

Exercise of stock
 options and warrants            9           (58)

Net income                                  7,773

Cash dividends declared                    (2,277)

Net change in
 securities valuation
 equity (allowance)
                       -----------------------------------------
Balance at December 31,
 1995                     26,904        46,281       (1,676)


Exchange of Class B
 common stock for
 Class A common stock


Treasury stock acquired                                (16)

Treasury stock issued
 for Employee Stock
 Purchase and Profit
 Sharing Plan               (1)                         62

Treasury stock issued      (10)          (300)         644
 for exercise of stock
 options

Exercise of stock
options and warrants       32

Treasury stock issued      11                         75
 for stock awards

Net income                               8,839

Cash dividends declared                 (2,730)

Net change in
 securities
  valuation equity
(allowance)
                       -----------------------------------------
Balance at December 31,
 1996                    26,936        52,090       (911)


Exchange of Class B
common stock for Class
A common stock

Treasury stock acquired                            (1,420)

Treasury stock issued
for Employee Stock
Purchase and Profit
Sharing Plan                6                          58

Treasury stock issued
for exercise of stock
options                   (46)          (274)        883

Exercise of stock
options (new issue)       313

Treasury stock issued
for stock awards           47                        101


Net income                             7,432

Cash dividends declared               (3,999)

Net change in
securities valuation
equity (allowance)
                       -----------------------------------------
Balance at December 31,
1997                    $27,256        $55,249       $(1,289)
                        =======        =======       =======
----------
See notes to consolidated financial statements.



Consolidated Statements of Shareholders' Equity (CON'T)
Seacoast Banking Corporation of Florida and Subsidiaries


                        Securities
                        Valuation
(In thousands of        Equity
dollars)                (Allowance)    Total
------------------------------------------------------

Balance at December 31,
 1994                   (5,163)        62,975

Exchange of Class B
 common stock for Class
 A common stock

Issuance of Class A                    114
 common stock for
 Employee Stock
 Purchase and
 Profit Sharing Plan

Treasury stock acquired                (1,692)

Treasury stock issued                  16
 for Employee
 Stock Purchase and
Profit Sharing Plan

Exercise of stock                      (49)
 options

Net income                             7,773

Cash dividends declared                (2,277)

Net change in
 securities valuation
 equity (allowance)     4,295          4,295
                       -------------------------------
Balance at December 31, (868)          71,155
 1995

Exchange of Class B
 common stock for Class
 A common stock

Treasury stock acquired                (16)

Treasury stock issued
 for Employee Stock
Purchase and Profit
Sharing Plan                           61

Treasury stock issued                  334
 for exercise of stock
 options

Exercise of stock
options and warrants                   32


Treasury stock issued                  86
 for stock awards

Net income                             8,839

Cash dividends declared                (2,730)

Net change in
 securities
 valuation equity
(allowance)             (766)          (766)
                       -------------------------------
Balance at December 31,  (1,634)        76,995
 1996

Exchange of Class B
common stock for Class
A common stock

Treasury stock acquired                (1,420)

Treasury stock issued
for Employee Stock
Purchase and Profit
Sharing Plan                           64

Treasury stock issued
for exercise of stock
options                                563

Exercise of stock
options (new issue)                    316

Treasury stock issued
for stock awards                       148

Net income                             7,432

Cash dividends declared                (3,999)

Net change in
securities valuation
equity (allowance)       965            965
                       -------------------------------
Balance at December 31,
1997                   $(669)         $81,064
                        ====           ======

----------
See notes to consolidated financial statements.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Seacoast Banking Corporation of Florida and Subsidiaries
--------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations: The company is one bank holding company whose operations and locations are more fully described under the heading "Corporate Profile" and "Markets Served" on the inside of the front cover and on page 1 of this annual report.

Use of Estimates: The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets,liabilities, revenues and expenses. Actual results could differ from those estimates.

Securities: Securities that may be sold as part of the Company's asset/liability management or in response to, or in anticipation of changes in interest rates and resulting prepayment risk, or for other factors are stated at market value. Such securities are held for sale with unrealized gains of losses reflected as a component of Shareholders' Equity net of tax. Debt securities that the Company has the ability and intent to hold to maturity are carried at amortized cost. Interest income on securities, including amortization of premiums and accretion of discounts is recognized using the interest method.

The Company generally anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations and mortgage backed securities. The adjusted cost of each specific security sold is used to compute gains or losses on the sale of securities.

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

Mortgage Servicing Rights: The Company acquires mortgage servicing rights through the origination of mortgage loans, and thee Company sells or securitizes those loans with servicing rights retained. Under Statement of Financial Accounting Standards No. 122, the Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

The Company assesses its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The portfolio is stratified by two predominant risk characteristics: loan type and fixed versus variable interest rate. Impairment, if any, is recognized through a valuation allowance for each impaired stratum. Mortgage servicing rights are amortized in proportion to, and over the period of, the estimated net future servicing income.

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

Business Combinations: The accompanying consilidated financial statements include the financial position and results of operations on Port St. Lucie National Bank Holding Corporation ("PSHC"), which the Company acquired on May 30, 1997. PSHC shareholders received 848,576 shares of Class A common stock for all their issued and outstanding stock, warrants and options. This transaction was accounted for under the pooling-of-interests method of accounting and, accordingly, the consolidated financial statements have been restated as if the Company had operated as one intity since inception. Interest income and net income of the Company and PSHC for the periods indicated before the pooling-of-interests combination was consummated are as follows:


                                        Three Months       Year Ended
                                       Ended March 31      December 31
--------------------------------------------------------------------------------
(Dollars in thousands)                    1997            1996      1995
--------------------------------------------------------------------------------

Interest Income:

   Company                               $13,634       $51,822   $48,151
   PSHC                                    2,529         9,453     8,109

Net Income:

   Company                               $ 1,935       $ 7,609   $ 6,826
   PSHC                                      325         1,230       947

================================================================================

NOTE B - CASH, DIVIDEND AND LOAN RESTRICTIONS
In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

The Company's subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1997 was approximately $3,600,000.

Under Federal Reserve regulation, the Company's subsidiary bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 1997, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 19 percent of consolidated net assets.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company's subsidiary bank can distribute as dividends to the Company in 1998, without prior approval of the Comptroller of the Currency, approximately $11,400,000.
================================================================================

NOTE C - SECURITIES
The amortized cost and market value of securities at December 31, 1997, by contractual maturity, are shown below. Expected aturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



                              Held for
                             Investment         Held for Sale
--------------------------------------------------------------------------------
(In thousands            Amortized   Market   Amortized   Market
 of dollare)                Cost      Value     Cost      Value
--------------------------------------------------------------------------------

Due in one year or less   $ 2,223    $ 2,234   $11,967    $11,952
Due after one year         17,584     17,934    43,480     43,459
 through five years
Due after five years        1,274      1,340         0          0
 through ten years
Due after ten years           688        741         0          0
                       -------------------------------------------
                           21,769     22,248    55,447     55,411
Mortgage backed            19,393     19,625    96,919     96,759
 securities
No contractual maturity         0          0    27,507     26,818
                       -------------------------------------------
                         $ 41,162   $ 41,873  $179,873   $178,988
                         ========   ========  ========   ========




Proceeds from sales of securities during 1997 were $73,302,000 with gross gains of $392,000 and gross losses of $344,000. During 1996, proceeds from sales of securities were $53,758,000 with gross gains of $154,000 and gross losses of $78,000. During 1995, proceeds from sales of securities were $124,301,000 with gross gains of $778,000 and gross losses of $357,000.

Securities with a carrying value of $113,173,000 at December 31, 1997, were pledged to secure United States Treasury deposits, other public deposits, trust deposits and repurchase agreements with customers of the Company's subsidiary bank.

The amortized cost and market value of securities follow:


                                         Gross        Gross
                           Amortized   Unrealized  Unrealized   Market
(In thousands of dollars)     Cost       Gains       Losses      Value
--------------------------------------------------------------------------------

December 31, 1997:
Securities Held for Sale:
U.S. Treasury and U.S.
  Government agencies        $ 55,447      $  146     $  (182)   $55,411
Mortgage backed
securities:                    96,919         421        (581)    96,759
Mutual funds                   24,914          20        (711)    24,223
Other securities                2,593           2            0     2,595
                          -----------------------------------------------
                             $179,873      $  589     $(1,474)  $178,988
                             ========      ======     =======   ========


Securities Held for
Investment:
U.S. Treasury and U.S.        $ 9,908       $  63      $     0   $ 9,971
  Government agencies
Mortgage backed securities     19,393         305         (73)    19,625
Obligations of states and
political subdivisions         11,761         416            0    12,177
Other securities                  100           0            0       100
                          -----------------------------------------------
                             $ 41,162      $  784        $(73)  $ 41,873
                             ========      ======        ====   ========

December 31, 1996:
Securities Held for Sale:

U.S. Treasury and U.S.
  Government agencies        $ 51,684      $  290      $ (475)  $ 51,499
Mortgage backed securities     82,591         159      (1,014)    81,736
Mutual funds                   35,377           0      (1,044)    34,333
Other securities                2,961           1            0     2,962
                          -----------------------------------------------
                             $172,613        $450     $(2,533)  $170,530
                             ========        ====     =======   ========

Securities Held for
Investment:

U.S. Treasury & U.S.         $ 15,596      $  267      $     0  $ 15,863
  Government agencies
Mortgage backed securities     23,064         265        (100)    23,229
Obligations of states and      13,879         484          (7)    14,356
political subdivisions
Other securities                  100           0           0        100
                          -----------------------------------------------
                             $ 52,639      $1,016     $  (107)   $53,548
                             ========      ======     =======    =======


================================================================================

NOTE D - LOANS
An analysis of loans follows:


December 31 (In                 1997        1996
thousands of dollars)
-------------------------------------------------

Real estate                 $ 14,141    $ 18,459
 construction

Real estate mortgage         494,632     448,680

Commercial and                31,239      35,459
 financial

Installment loans to          73,673      72,486
 individuals

Other                            245       1,240
                       --------------------------

                            $613,930    $576,324
                            ========    ========


One of the sources of the Company's business is loans to directors, officers and other members of management. These loans are made on the same terms as all other loans and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was approximately $4,425,000 and $3,777,000 at December 31, 1997 and 1996, respectively. During 1997, $2,280,000 of new loans were made and repayments totalled $1,632,000.

See Page 23 of Management's Discussion and Analysis for information about concentrations of credit risk of all financial instruments.
================================================================================

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

The Company's recorded investment in impaired loans and related valuation allowance are as follows:


December 31,                    1997                 1996

(In thousands           Recorded   Valuatio        Recorded   Valuation
 of dollars)           Investment Allowance        Investment Allowance
--------------------------------------------------------------------------------

Impaired loans:
     Valuation          $    0     $   0               $ 0        $  0
     allowance
      required
     No valuation          174         0               925           0
     allowance
      required
                       ------------------------------------------------
                        $  174     $   0              $925       $   0
                        ======     =====              ====       =====


The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 were $154,000 and $1,361,000 respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. The Company recognized interest income on impaired loans of $5,000 for the year ended December 31, 1997.

Transactions in the allowance for loan losses are summarized as follows:


Year Ended December 31                    1997      1996      1995
(In thousands of dollars)
-------------------------------------------------------------------

Balance, beginning of year              $5,657    $4,893    $4,072
Provision charged to operating expense     913     1,090       456
                                             0         0       556
Allowance applicable to loans of
purchased company
Charge offs                            (1,554)     (725)     (618)
Recoveries                                347       399       427
                                     ------------------------------

Balance, end of year                   $5,363   $ 5,657    $4,893
                                       ======   =======    ======

================================================================================

NOTE F - BANK PREMISES AND EQUIPMENT
Bank premises and equipment are summarized as follows:


                                              Accumulated
                                              Depreciation     Net
                                                   &         Carrying
(In thousands of dollars)            Cost     Amortization    Value
-----------------------------------------------------------------------

December 31, 1997
Premises (including land of          $19,646        $6,172     $13,473
 $2,967)
Furniture and equipment               14,336         9,485       4,851
                                 --------------------------------------
                                     $33,981       $15,657     $18,324
                                 --------------------------------------
December 31, 1996
Premises (including land of          $18,934        $5,617     $13,317
 $3,391)
Furniture and equipment               13,386         9,490       3,896
                                 --------------------------------------
                                     $32,320       $15,107     $17,213
                                     =======       =======     =======
================================================================================

NOTE G - SHORT TERM BORROWINGS

All of the Company's borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:


(In thousands of dollars)       1997       1996      1995
----------------------------------------------------------

Maximum amount outstanding
 at any month end            $52,112    $45,088   $43,907

Average interest rate
 outstanding at end of         4.30%      3.92%     3.91%
 year

Average amount outstanding   $20,294    $18,236    $8,651

Weighted average interest      4.03%      4.16%     4.73%
 rate

The Company's subsidiary bank has unused lines of credit to purchase federal funds from its correspondent banks of $48,000,000 at December 31, 1997.
================================================================================

NOTE H - EMPLOYEE BENEFITS
The Company's profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $814,000 in 1997, $801,000 in 1996 and $572,000 in 1995.

The Company's stock option and stock appreciation rights plans were approved by the Company's shareholders on April 25, 1991 and April 25, 1996. The number of shares of Class A common stock that may be purchased pursuant to the 1991 and 1996 plans shall not exceed 300,000 shares for each plan. The Company has granted options on 286,000 shares and 149,000 shares, respectively through December 31, 1997. Under both plans the option exercise price equals the Class A common stock's market price on the date of grant. All options have a four year vesting period and a contractual life of ten years.

The following table presents a summary of stock option activity for 1995,1996 and 1997:
                              Weighted                 Weighted
                               Average                  Average
                     Number     Fair     Option Price  Exercise
                    of Shares   Value     Per Share      Price
                   ----------------------------------------------
Options
 outstanding,
 January 1, 1995      256,500              $8.24-22.92    $14.86
  Exercised           (8,000)                    11.00     11.00
  Granted              60,000     $4.74          17.50     17.50
  Cancelled           (8,000)                    19.75     19.75
                   ----------------------------------------------
Options
 outstanding,
 December 31, 1995    300,500             8.24 - 22.92     15.36
  Exercised          (28,500)            11.00 - 19.00     11.78
  Granted              47,000      5.64          21.75     21.75
  Cancelled           (8,000)                    17.50     17.50
                   ----------------------------------------------
Options
 outstanding,
 December 31, 1996    311,000             8.24 - 22.92     16.59
    Excercised       (72,000)               8.24-22.92     12.04
    Granted            51,000      6.90          25.50     25.50
                       51,000               8.24-22.92     10.57
                      (5,000)              17.50-19.00     18.79
Options
outstanding,
December 31, 1997     285,000              11.00-25.50     19.33
                      =======              ===== =====     =====

Options
 exercisable,
 December 31, 1995    130,000                              12.89
 December 31, 1996    159,000                              14.38
 December 31, 1997    154,000                              16.91


The following table summarizes information about stock options outstanding at December 31, 1997:


            Options Outstanding               Options Exercisable
-------------------------------------------------------------------
                        Weighted
                        Average
            Number of  Remaining   Weighted    Number of   Weighted
 Range of    Shares     Contrac-   Average        Shares     Average
 Exercise   Outstand-  tual Life   Exercise     Exercis-   Exercise
  Prices       ing      in Years    Price          able       Price
-------------------------------------------------------------------

$11.00      10,000     3.42          $ 11.00     10,000      $11.00

11.75       23,500     4.17            11.75     23,500       11.75

14.50       1,500      1.33            14.50      1,500       14.50

17.50       49,000     7.17            17.50     16,000       17.50

17.75       35,000     5.92            17.75     35,000       17.75

19.00       66,800     5.17            19.00     66,800       19.00

21.75       47,000     8.50            21.75       --          --

21.93       1,200      1.33            21.93      1,200       21.93

25.50       51,000     9.58            25.50       --          --
-----       ------     ----            -----      -----       -----
            285,000    6.01            17.59    154,000       16.91
            =======    ====            =====    =======       =====



The two stock option plans are accounted for under APB Opinion No. 25, and therefore no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

In Thousands                  1997       1996      1995
-------------------------------------------------------------

Net Income:    As Reported    $7,432     $8,839    $7,773
               Pro Forma       7,278      8,758     7,734

Per Share:     As Reported
               (Diluted)      1.42       1.71      1.51
               Pro Forma      1.39       1.69      1.50


Because the SFAS No.123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995; risk-free interest rates of
6.90 percent for 1997, 7.11 percent for 1996 and 7.59 percent for 1995; expected dividend yield of 2.5 percent; expected lives of 7 years; expected volatility of
30.4 percent for 1997 and 20.8 percent for 1996 and 1995.

The Company's defined benefit plan was terminated in 1996 and resulted in a one-time charge of $607,000. The Company has received regulatory approval for the termination and has no further obligation to the plan or its participants.
================================================================================

NOTE I - LEASE COMMITMENTS

The Company is obligated under various noncancelable operating leases for equipment, buildings and land. At December 31, 1997, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands of dollars)
------------------------------
1998               $1,396
1999                1,266
2000                1,061
2001                1,053
2002                  755
Thereafter          7,391
                  -------
                  $12,922
                  =======


Rent expense charged to operations was $1,382,000 in 1997, $1,278,000 in 1996, and $1,172,000 in 1995. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company at prevailing rental rates. Lease payments to these individuals were $217,000 in 1997, $293,000 in 1996, and $272,000 in 1995.
================================================================================

NOTE J - INCOME TAXES
The provision for income taxes including tax effects of security transaction gains (1997 - $18,000; 1996 - $28,000; 1995 - $154,000) are as follows:


Year Ended December 31
(In thousands of dollars)    1997      1996       1995
------------------------------------------------------------
Current
  Federal                    $3,438    $4,916     $3,759
  State                         434       616        460
Deferred
  Federal                       337      (529)        (7)
  State                          42       (70)        (4)
                            --------------------------------
                             $4,251    $4,933     $4,208
                             ======    ======     ======

Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

(In thousands of dollars)    1997      1996       1995
------------------------------------------------------------

Depreciation                 $148      $(147)     $(134)
Allowance for loan losses     134       (280)       (75)
Interest and fee income        81         68        (58)
Other real estate owned         7        (24)        (4)
Tax accounting change           0          0         26
Pension                         0       (229)        53
Other                           9         13        181
                            --------------------------------
                             $379     $ (599)   $   (11)
                             =====     =======    ======


The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 34 percent to pretax income) and the reported income tax expense relating to income before income taxes is as follows:


Year Ended December 31
(In thousands of dollars)               1997       1996       1995
--------------------------------------------------------------------------------

34% of income before                 $ 3,972    $ 4,682    $ 4,074
 income taxes

Increase (decrease)
 resulting from the effects
 of:
  Tax-exempt interest on
   obligations of states and            (237)      (262)      (285)
   political subdivisions
  State income taxes                    (162)      (186)      (155)
  Dividend exclusion                      (8)        (8)        (7)
  Amortization of                        200        198        108
   intangibles
  Other                                   10        (37)        17
                                          --        ---         --
Federal tax provision                  3,775      4,387      3,752
State tax provision                      476        546        456
                                         ---        ---        ---
Applicable income taxes              $ 4,251    $ 4,933    $ 4,208
                                     =======    =======    =======


The net deferred tax assets (liabilities) are comprised of the following:

December 31
(In thousands of dollars)                       1997       1996
--------------------------------------------------------------------------------

Allowance for loan losses                    $ 1,625    $ 1,759
Other real estate owned                           32         39
Net unrealized securities losses                 410        972
Other                                             39        199
                                                  --        ---

   Gross deferred tax assets                   2,106      2,969

Depreciation                                    (917)      (769)
Interest and fee income                         (503)      (584)
Other                                            (11)         0
                                                 ---          -

   Gross deferred tax liabilities             (1,431)    (1,353)

Deferred tax asset valuation                       0          0
 allowance                                         -          -

Net deferred tax assets (liabilities)          $ 675    $ 1,616
                                               =====    =======
================================================================================

NOTE K - NONINTEREST INCOME AND EXPENSES
Details of noninterest income and expenses follow:

Year Ended December 31
(In thousands of dollars)                  1997      1996       1995
---------------------------------------------------------------------
Noninterest income
  Service charges on deposit accounts    $4,182    $3,435     $3,032
  Trust fees                              2,206     2,069      1,908
  Other service charges and fees          1,688     1,623      1,440
  Brokerage commissions and fees          1,853     2,046      1,555
  Other                                     967     1,158        812
                                     --------------------------------
                                         10,896    10,331      8,747
  Securities gains                           48        76        421
                                     --------------------------------
                                        $10,944   $10,407     $9,168
                                        =======   =======     ======

Noninterest expenses
  Salaries and wages                    $13,203   $12,447    $11,021
  Pension and other employee benefits     2,945     2,875      2,240
  Occupancy                               2,961     2,675      2,635
  Furniture and equipment                 2,267     2,038      2,114
  Marketing                               2,151     1,878      1,529
  Legal and professional fees               918     1,046        907
  FDIC assessments                          136       634        823
  Foreclosed and repossessed asset
    management and dispositions             207       182         83
  Amortization of intangibles               671       661        418
  Other                                  10,966     7,332      5,996
                                     --------------------------------
                                        $36,425   $31,768    $27,766
                                        =======   =======    =======

================================================================================

NOTE L - SHAREHOLDERS' EQUITY
The Company has reserved 100,000 Class A common shares for issuance in connection with an employee stock purchase plan and 150,000 Class A common shares for issuance in connection with an employee profit sharing plan. At December 31, 1997, an aggregate of 35,236 shares and 52,422 shares, respectively, have been issued as a result of employee participation in these plans.

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

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional dicretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's captial amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantiative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997 that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Company's regulator categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                             Minimum for
                                                          Capital Adequacy
                                                              Purposes
                                                          ---------------------
(In thousands of dollars)          Amount        Ratio     Amount   Ratio
--------------------------------------------------------------------------------
At December 31, 1996:

 Total Capital (to                 $81,351      14.66%      $44,399   >= 8.00%
 risk-  weighted
 assets)

 Tier 1 Capital (to                 75,988      13.69        22,200   >= 4.00%
  risk-weighted assets)

 Tier 1 Capital (to                 75,988       8.44        35,935   >= 4.00%
  average assets)

At December 31, 1995:

 Total Capital (to                 $77,758      14.71%      $42,297   >= 8.00%
 risk- weighted assets)

 Tier 1 Capital (to                 72,101      13.64        21,149   >= 4.00%
  risk-weighted assets)

 Tier 1 Capital (to                 72,101       8.26        34,933   >= 4.00%
  average assets)


(CON'T)

                                    Minimum To Be
                                  Well Capitalized
                                     Under Prompt
                                  Corrective Action
                                     Provisions
                                 ---------------------

(In thousands of dollars)          Amount       Ratio

At December 31, 1996:

 Total Capital (to                 $55,499   >=10.00%
 risk- weighted assets)

 Tier 1 Capital (to                 33,299   >= 6.00%
  risk-weighted assets)

 Tier 1 Capital (to                 44,919   >= 5.00%
  average assets)

At December 31, 1995:

 Total Capital (to                 $52,871   >=10.00%
 risk- weighted assets)

 Tier 1 Capital (to                 31,723   >= 6.00%
  risk-weighted assets)

 Tier 1 Capital (to                 43,666   >= 5.00%
  average assets)

================================================================================

NOTE M - SEACOAST BANKING CORPORATION OF FLORIDA
(PARENT COMPANY ONLY) FINANCIAL INFORMATION


Balance Sheets
(In thousands of dollars)
December 31                         1997      1996
--------------------------------------------------------------------------------

Assets
  Cash                           $    10   $    10
  Deposit with subsidiary bank         0        12
  Securities purchased under
   agreement to resell with
   subsidiary bank, maturing
   within 30 days                  3,498     4,605
  Securities held for sale         1,530     1,547
  Investment in subsidiaries      75,543    70,321
  Other assets                       586       737
                                     ---       ---
                                 $81,167   $77,232
                                 =======   =======

Liabilities and Shareholders'
Equity
Liabilities
   Other liabilities             $   103   $   237
Shareholders' Equity              81,064    76,995
                                  ------    ------
                                 $81,167   $77,232
                                 =======   =======

===================================================
STATEMENTS OF INCOME

Year Ended December 31              1997     1996     1995
(In thousands of dollars)
---------------------------------------------------
Income

  Dividends
    Subsidiary                    $4,133   $3,219   $2,668
    Other                             32       33       30
  Interest                           239      253      297
  Other                               13       30       30
                                      --       --       --
                                   4,417    3,535    3,025

Expenses                           1,799      606      554
                                   -----      ---      ---
Income before income tax credit
 and equity in undistributed
 income of subsidiaries            2,618    2,929    2,471
Income tax credit                    565      125       80
                                     ---      ---       --
Income before equity in            3,183    3,054    2,551
 undistributed income of
 subsidiaries
Equity in undistributed income     4,249    5,785    5,222
  of subsidiaries                  -----    -----    -----
        Net income                 $7,432   $8,839   $7,773
                                   ======   ======   ======

--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

Year Ended December 31
(In thousands of dollars)                     1997       1996       1995
--------------------------------------------------------------------------------

Increase (Decrease) in Cash
Cash flows from operating
activities

  Interest received                        $   243    $   253    $   292
  Dividends received                         4,165      3,251      2,701
  Other income received                         13         30         30
  Income taxes received (paid)                 133       (751)      (127)
  Cash paid to suppliers                    (1,858)       131       (147)
                                            ------        ---       ----

Net cash provided by operating               2,696      2,914      2,749
Cash flows from investing
Decrease (increase) in securities
 purchased under agreement to
 resell, maturing in 30 days                 1,107       (833)     1,213
Decrease (increase) in deposit
with subsidiary bank                            12        154        (77)
Proceeds from sale of premises                 512          0          0
                                               ---          -          -

Net cash provided by (used in)
investing activities                         1,631       (679)     1,136
Cash flows from financing
  Issuance of common stock -                     0         33        123
   Employee Stock Purchase and
   Profit Sharing Plan
  Exercise of Stock Options                    879        336        (58)
  Treasury Stock (purchased)                (1,207)       131     (1,676)
  issued
  Dividends paid                            (3,999)    (2,732)    (2,277)
                                            ------     ------     ------
Net cash used in financing                  (4,327)    (2,232)    (3,888)
                                            ------     ------     ------
Net change in cash                               0          3         (3)
Cash at beginning of year                       10         10          7
                                                --         --          -
Cash at end of year                        $    10    $    10    $     7
                                           =======    =======    =======

Reconciliation of Net Income to
 Cash Provided by Operating
 Activities

Net income                                 $ 7,432    $ 8,839    $ 7,773
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Gain on sale of premises                     (44)         0          0
  Equity in undistributed income            (4,249)    (5,785)    (5,222)
   of subsidiaries
  Other net                                   (443)      (140)       198
                                              ----       ----        ---
Net cash provided by operating             $ 2,696    $ 2,914    $ 2,749
 activities                                =======    =======    =======

================================================================================

NOTE N - CONTINGENT LIABILITIES AND COMMITMENTS WITH OFF BALANCE SHEET RISK
The Company and its subsidiary bank, because of the nature of their business, are at all times subject to numerous legal actions, threatened or filed.

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


                                                  Contract or
                                                Notional Amount

(In thousands of dollars)
December 31                                      1997      1996
--------------------------------------------------------------------------------

Financial instruments whose
 contract amounts represent credit
 risk:
 Commitments to extend credit                 $60,163   $54,669
Standby letters of credit and
 financial guarantees written:
    Secured                                     1,115       573
    Unsecured                                     141       736


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $60,163,000 outstanding at December 31, 1997, $35,117,000 is secured by 1-4 family residential properties.


Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for the above secured standby letters of credit at December 31, 1997 and 1996 amounted to $2,079,000 and $872,000, respectively.

================================================================================

NOTE O - MORTGAGE SERVICING RIGHTS, NET
The following is an analysis of the mortgage servicing rights, net:

(In thousands of dollars)    1997     1996
------------------------------------------

Balance at beginning of     $ 546    $ 102
year

Origination of mortgage
 servicing rights             377      506

Amortization                 (125)     (62)
                             ----      ---
    Total                   $ 798    $ 546
                            =====    =====


The fair value of captialized mortgage servicing rights was estimated using a discounted cash flow model in 1997. Prepayment speed projections and market assumptions regarding discount rate, servicing cost, escrow earnings credits, payment float and advance cost interest rates were determined from guidelines provided by a third-party mortgage servicing rights broker.


December 31                    1997      1996
(In thousands of dollars)
----------------------------------------------
Unpaid principal
 balance of serviced
 loans for which
 mortgage servicing
 rights are
 capitalized                $63,878   $43,618
                            =======   =======

Unpaid principal
balance of serviced
loans for which
there are no
servicing rights
capitalized                 $63,427   $48,005
                            =======   =======

================================================================================

NOTE P - SUPPLEMENTAL DISCLOSURES FOR CONSOLIDATED STATEMENT OF CASH FLOWS Reconciliation of Net Income to Net Cash Provided by Operating Activities


Year Ended December 31                       1997        1996        1995
(In thousands of dollars)
--------------------------------------------------------------------------------

Net Income                               $  7,432    $  8,839    $  7,773

Adjustments to reconcile net
 income to net cash provided by
 operating activities
   Depreciation and amortization            2,707       2,653       2,792
   Provision for loan losses                  913       1,090         456
   Provision (credit) for deferred            379        (599)        (11)
    taxes
   Gain on sale of securities                 (48)        (76)       (421)
   Gain on sale of loans                     (202)       (564)       (323)
   (Gain) loss on sale and write               95         107          (5)
     down of foreclosed assets
   Loss on disposition of                      (8)         18          53
    equipment
   Change in interest receivable               32        (332)        567
   Change in interest payable                (331)       (333)        218
   Change in prepaid expenses                   1         457          38
   Change in accrued taxes                 (1,154)         55         751
   Change in other liabilities               (607)       (191)        283
                                             ----        ----         ---
Total adjustments                           1,777       2,285       4,398
                                            -----       -----       -----

Net cash provided by operating
 activities                              $  9,209     $11,124     $12,171
                                         ========     =======     =======

Supplemental disclosure of non
 cash investing activities:

   Market value adjustment to securities $  1,197     $(1,517)    $ 4,118
   Transfer from securities held for
     sale to securities held for investment     0           0      16,147
   Transfer from securities held
     for investments to securities
     held for sale                              0           0      74,573
   Transfers from loans to other
     real estate owned                        428       1,363         945
                                              ===       =====         ===
================================================================================

NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS: The carrying amount was used as a reasonable estimate of fair value.

SECURITIES: The fair value of U.S. Treasury and U.S. Government agency, mutual fund and mortgage backed securities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

The fair value of many state and municipal securities are not readily available through market sources, so fair value estimates are based on quoted market price or prices of similar instruments.

LOANS:Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card, etc. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusting for prepayment assumptions using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are based on contractual terms. The fair value estimate for credit card loans is based on the carrying value of existing loans at December 31, 1997 and 1996. This estimate does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

DEPOSIT LIABILITIES:The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparties.


                                    1997                  1996
                           -------------------------------------------
December 31                 Carrying       Fair   Carrying       Fair
(In thousands of              Amount      Value     Amount      Value
dollars)
--------------------------------------------------------------------------------

Financial Assets

  Cash and cash             $ 64,436   $ 64,436   $110,008   $110,008
   equivalents
  Securities                 220,150    220,861    223,169    224,078
  Loans, net                 608,567    611,000    570,667    571,710

Financial Liabilities

  Deposits                   806,098    806,537    811,493    812,385
  Borrowings                  52,112     52,112     45,088     45,088

Contingent Liabilities

  Commitments to extend            0        602          0        547
   credit
  Standby letters of               0         13          0         13
   credit
================================================================================

NOTE R - EARNINGS PER SHARE
Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined by including assumptions of stock option conversions. In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," effective December 15, 1997. As a result, there were no changes to the Company's reported earnings per share for 1996 and 1995 attributable to SFAS No. 128.

Year ended December 31        Net                   Per-share
(In thousands of dollars)     Income    Shares      Amount
---------------------------------------------------------------

1997:
Basic Earnings Per Share

Income available to common    $7,432    5,128,208   $1.45
  shareholders                                      -----

Options issued to executives    -         123,504
(See Note H)                  --------  ---------

Diluted Earnings Per Share
Income available to common
shareholders plus assumed
conversions                   $7,432    5,251,712   $1.42
                              ======    =========   =====


1996:
Basic Earnings Per Share

Income available to common
shareholders                  $8,839    5,096,856   $1.73
                                                    -----
Options issued to executives
 (See Note H)                    -         84,128
                              --------  ---------

Diluted Earnings Per Share
Income available to common
 shareholders plus assumed
 conversions                  $8,839    5,180,984   $1.71
                              ======    =========   =====


1995:
Basic Earnings Per Share
 Income available to common
 shareholders                 $7,773    5,113,923   $1.52
                                                    -----
Options issued executives
 (See Note H)                     -        44,543
                              --------  ---------

Diluted Earnings Per Share

Income available to common
shareholders                  $7,773    5,158,466   $1.51
                              ======    =========   =====

CORPORATE DIRECTORY
--------------------------------------------------------------------------------
BOARD OF DIRECTORS

Dennis S. Hudson, Jr.
  Chairman of the Board
Dale M. Hudson
  President & Chief Executive Officer
Dennis S. Hudson, III
  Senior Executive Vice President & Chief Operating Officer
Jeffrey C. Bruner
  Self-Employed Real Estate Investor
John H. Crane
  President of Krauss & Crane, an electrical contracting firm
Evans Crary, Jr.
  Member of Crary, Buchanan, Bowdish, Lord, Roby & Evans,Chartered, a Law Firm Christopher Fogal
  Fogal, Lynch, Johnson & Long Certified Public Accountants
Jeffrey S. Furst
  Owner of Century 21, The Real Estate Center
John R. Santarsiero, Jr.
  Private Investor
Thomas H. Thurlow, Jr.
  Shareholder of Thurlow & Smith, P.A., a Law Firm
Stephen E. Bohner
 Owner of Premier Realty Group, a real estate company;serves on the Board of the Bank only
A. Douglas Gilbert
  Executive Vice President & Chief Credit Officer; serves on the Board of the Bank only.
Marian B. Monroe
  Past President and Member of the Board, Martin Memorial Hospital; serves on the Board of the Bank only.
James H. Bruner
  Director Emeritus
Archie A. Hendry, III
  Director Emeritus
Frederick P. Stein
  Director Emeritus

FIRST NATIONAL OFFICERS

Dale M. Hudson
  Chairman of the Board
Dennis S. Hudson, III
  President & Chief Executive Officer
A. Douglas Gilbert
  Senior Executive Vice President & Chief Operating and Credit Officer
C. William Curtis, Jr.
  Senior Executive Vice President & Chief Financial Officer
William R. Hahl
  Executive Vice President & Chief Financial Officer
J. Hal Roberts
  Executive Vice President - Residential Real Estate Mortgage Production & President, St. Lucie County
Jean Strickland
  Executive Vice President Credit Administration & Bank Operations
Bonny L. Turner
  Executive Vice President - Personal Financial Services Group
Seymour "Sam" Beller
  Senior Vice President - Manager Consumer Lending
Michael D. Hayes
  Senior Vice President - Commerical/Commercial Real Estate Lending
Jocelyn Hooker
  Senior Vice President & Region Manger - Martin County Branches
James A. Morris
  Senior Vice President & Chief Information Officer
Charles A. Olsson
  Senior Vice President - Administrative Support Services
Marshall M. "Buck" Miller
  City President, Fort Pierce
David Balongue
  Vice President & Region Manger Martin County Commercial Lending
Susan Bergstrom
  Vice President - Marketing Manager
Adam S. Bolinger
  Vice President & Region Manager Indian River County Commercial Lending Ronald Brown
  Vice President - Commercial Lending
Kathy Cavicchioli
  Vice President - Cash Management
Patricia A. Cucchiara
  Vice President - Bank Operations
Cyn Delee Dalton
  Vice President & Region Manager - Indian River County Branches
Carolyn Elkins
  Vice President - Branch Manager
Randall Ezell
  Vice President - Strategic Business Planning
Joseph L. Dousi
  Vice President & Region Manager St. Lucie County Commercial Lending Thomas L. Hall
  Vice President & Private Banking Manager
David Kelso
  Vice President & General Auditor
Warren Knowles
  Vice President - Consumer Lending
Barry E. Oberholtzer
  Vice President - Commercial Lending
David L. Rankin
  Vice President - Manager Residential Mortgage Division
Andrew Richman
  Vice President & Investment Services Manager
Bradford R. Smith
  Vice President & Region Manager - St. Lucie County Branches
G. David Smith
  Vice President & Trust Officer
John R. Turgeon
  Vice President & Controller
Thomas H. Wilkinson
  Vice President - Commercial Lending
Danita Wright
  Vice President - Private Client Group
L. Alfred Wright
  Vice President & Loan Review Manager
Jennifer J. Yingling
  Vice President - Branch Manager

SEACOAST OFFICERS

Dennis S. Hudson, Jr.
  Chairmang of the Board
Dale M. Hudson
  President & Chief Executive Officer
Dennis S. Hudson, III
  Senior Executive Vice President & Cheif Operating Officer
A. Douglas Gilbert
  Senior Executive Vice President & Chief Operating Officer
C. William Curtis, Jr.
  Senior Executive Vice President & Chief Banking Officer
William R. Hahl
  Executive Vice President & Chief Financial Officer
J. Hal Roberts, Jr.
  Executive Vice President - Residential Real Estate Mortgage Production Jean Strickland
  Executive Vice President - Credit Administration & Bank Operations Bonny L. Turner
  Executive Vice President - Personal Financial Services Group
James A. Morris
  Senior Vice President & Chief Information Officer
Charles A. Olsson
  Senior Vice President - Administrative Support Services

FNB BROKERAGE SERVICES, INC.

Leonard J. Hoag
  President
William H. Jones, III
  Vice President & Account Executive
Peter Lowery
  Vice President
Lis F. Patterson
  Vice President & Secretary

COMMUNITY BOARDS OF DIRECTORS

MARTIN COUNTY
Dennis S. Hudson, Jr.
  Chairman
L. Mark Cocorullo
Lorraine Conwell
Jack Daner
Karlin Daniel
Michael Diterlizzi
Gary W. Guertin
Timothy Kinane
Ann S. MacMillan
Alvin McHardy
David A Ralicki
Robert Rigel
Gary E. Simmons
Lynne W. Spraker
Robert Taylor
Arthur Young, D.V.M.

INDIAN RIVER COUNTY
Ross Cotherman
Kenneth Felten
Nancy Green
Gena K. Grove
Stephen Holmes
Charles B. Johnson, D.V.M.
Robin A. Lloyd, Sr.
David Milwood

ST. LUCIE COUNTY
Howard Bickford
Charles Bigge
Ellen Guteri
Dr. Ray Isenburg
Joe Marinaro
Karen Miret
Jane Rowley

SHAREHOLDER INFORMATION

Form 10-K

The Seacoast Banking Corporation of Florida's Annual Report to the Securities and Exchange Commission on Form 10-K is available at the headquarters upon request. Requests may be directed to: William R. Hahl, P.O. Box 9012, Stuart, Florida, 34995-9012, 561.221.2825

TRANSFER AGENT

The First Chicago Trust
Company of New York
Shareholder Relations
P.O. Box 2500
Jersey City, NJ  07303-2500
1.800.446.2617

INDEPENDENT AUDITORS

Arthur Andersen LLP
Miami, Florida

STOCK LISTING

The Class A Common Stock of Seacoast Banking Corporation of Florida is traded on the NASDAQ Stock Market under the symbol SBCFA. The abbreviation in most newspaper stock listings is "SeaBK" or "Seacst BKFL". The Class B Common Stock of Seacoast Banking Corporation of Florida is not publicly traded.

INTERNET

www.fnb-tc.com
e-mail: fnb@fnb-tc.com

INFORMATION

For further information on Seacoast Banking Corporation of Florida, contact Dennis S. Hudson, III, COO, at 561.288.6086 or William R. Hahl, CFO, at 561.221.2825.

As a service to our shareholders and prospective investors, copies of the Company's recent news releases can be transmitted at no charge via fax by calling "Company News On Call" at 800.758.5804, extension 105663.