Form 10-K, Exhibit 13
period 1998-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 1999-03-31
CIK 730708

Financial Highlights


(Dollars in thousands except
per share data)
FOR THE YEAR                         1998     1997      1996       1995     1994
------------                         ----     ----      ----       ----     ----
Net interest income                $40,213  $38,077   $36,223   $31,035  $28,758
Provision for loan losses            1,710      913     1,090       456      308
Noninterest income:
  Securities gains                     612       48        76       421      764
  Other                             11,775   10,896    10,331     8,747    7,219
Noninterest expenses                35,721   36,425    31,768    27,766   25,684
Income before income taxes          15,169   11,683    13,772    11,981   10,749
Provision for income taxes           5,606    4,251     4,933     4,208    3,562
Net income                           9,563    7,432     8,839     7,773    7,187
Core earnings (1)                   16,565   12,755    14,968    12,099   10,320

Per share data
Net income:
     diluted                          1.84     1.42      1.71      1.51     1.39
     basic                            1.88     1.45      1.73      1.52     1.40

Cash dividends paid:
     Class A common                   0.90     0.82      0.65      0.54     0.49
Book value                           15.87    15.75     15.08     14.05    12.27
Dividends to net income              47.4%    53.8%     30.9%     29.3%    31.4%

AT YEAR END
Assets                          $1,092,230 $943,037  $938,501   885,881 $759,014
Securities                         261,183  220,150   223,169   234,795  286,664
Net loans                          695,207  608,567   570,667   493,328  351,956
Deposits                           905,202  806,098   811,493   765,200  646,312
Shareholders' equity                78,442   81,064    76,995    71,155   62,975

Performance ratios:
    Return on average assets          0.98%    0.83%     1.04%     0.98%   1.03%
    Return on average equity         11.64     9.17     11.63     11.12   11.01
Net interest margin (2)               4.40     4.60      4.60      4.24    4.55
Average equity to average
assets                                8.39     9.09      8.96      8.77    9.39
---------------------------------
(1) Income before taxes excluding the provision for loan losses, securities gains and expenses associated with foreclosed and repossessed asset management and dispositions.
(2) On a fully taxable equivalent basis.

================================================================================
                                FINANCIAL REVIEW
================================================================================
                    1998 Management's Discussion and Analysis

Net income for 1998 totaled $9,563,000 or $1.84 per share diluted, compared with $7,432,000 or $1.42 per share diluted in 1997 and $8,839,000 or $1.71 per share diluted in 1996. Return on average assets was 0.98 percent and return on average shareholders' equity was 11.64 percent for 1998, compared to the prior year's results of 0.83 percent and 9.17 percent, respectively, and 1996's results of
1.04 percent and 11.63 percent, respectively.

Earnings in 1998 were impacted by net non-recurring gains of $330,000 ($209,000 after tax). This includes a gain of $616,000 on the sale of the Company's credit card portfolio and a charge of $286,000 taken to cancel a contract for processing of the Company's trust business.

Earnings in 1997 were impacted by a special charge for a planned replacement of the Company's mainframe hardware and software of $1,079,000 ($682,000 after tax) and merger related expenses of $1,542,000 ($975,000 after tax). The merger related expenses were a result of the Company acquiring Port St. Lucie National Bank Holding Corp.(PSHC) and its subsidiary, Port St. Lucie National Bank (PSNB) on May 30, 1997. The transaction was accounted for as a pooling of interests and all prior period amounts have been restated assuming the companies had been combined since inception. PSHC shareholders received 900,000 shares of the company for all of their issued and outstanding common stock, warrants and options. Acquired deposits totaled $116.0 million and loans totaled $93.7 million.

Earnings in 1996 were reduced by a one-time special assessment of $500,000 ($316,000 after tax) to replenish the Savings Association Insurance Fund (SAIF) and a nonrecurring charge of $600,000 ($379,000 after tax) related to the termination and settlement of the Company's pension plan.


TABLE 1:
Condensed Income Statement as a Percent of Average Assets
  (Tax equivalent basis)

                            1998     1997      1996
                            ----     ----      ----
Net interest income          4.14%    4.31%    4.32%
Provision for loan losses    0.17     0.10     0.13
Noninterest income
  Securities gains           0.06     0.01     0.01
  Other                      1.20     1.22     1.22
Noninterest expenses         3.64     4.09     3.75
                             ----     ----     ----
Income before income taxe    1.59     1.35     1.67
Provision for income taxes
 including tax equivalent
 adjustment                  0.61     0.52     0.63
                             ----     ----     ----
     Net Income              0.98%    0.83%    1.04%
                          ========= ======= ========

                             ---------------------
                             Results of Operations
                             ---------------------

Net Interest Income
-------------------
Net interest income (on a fully tax equivalent  basis)  increased  $2,142,000 or
5.6 percent to $40,587,000 for 1998, compared to a year ago. For 1998, the net interest margin decreased to 4.40 percent from 4.60 percent for 1997.

The cost of interest bearing liabilities in 1998 remained level year over year at 3.82 percent. While the cost for NOW account balances increased 27 basis points, a direct result of the Company successfully increasing balances with its Money Manager product which consolidates customer NOW account and brokerage activities and offers a higher interest rate, rates paid for savings, money market accounts, certificates of deposits and short term borrowings (principally sweep repurchase agreements with customers of the Company's subsidiary bank) declined and were offsetting. In the third quarter, the Company obtained borrowings totaling $24,970,000 with a duration of 2.7 years from the Federal Home Loan Bank (FHLB) and Donaldson, Lufkin and Jenrette (DLJ) at a weighted average rate of 5.75 percent. The funds were used to acquire investments with comparable duration to the funding at a 110 basis point spread.

The yield on earning  assets in 1998  declined 18 basis points year over year to
7.60 percent. Decreases in the yield on loans of 27 basis points, the yield on securities of 7 basis points and the yield on federal funds sold of 12 basis points were partially offset by a changing earning asset mix, with a $73.5 million increase in average loans. The yield on loans was affected by the sale of the $7.1 million credit card portfolio in July 1998 which had yielded 12 percent and lower interest rates which caused many businesses and homeowners to refinance their existing mortgages to lower rates during 1998.

TABLE 2:
Changes in Average Earning Assets
(Dollars in thousands)



                   Increase/(Decrease)             Increase/(Decrease)
                       1998 vs 1997                  1997 vs 1996
                       ------------                  ------------
Securities:
  Taxable             $ 25,609     12.9          $(16,216)      (7.5)%
  Nontaxable            (1,383)   (10.2)           (1,748)     (11.4)
Federal funds sold
and other short        (11,545)   (41.1)              227        0.8
term investments
Loans, net              73,533     12.3            57,554       10.7
                        ------     ----            ------       ----
     Total            $ 86,214     10.3%          $39,817        5.0%
                   =========== ========           =======      =======


================================================================================

TABLE 3:
Rate/Volume Analysis (On a Tax Equivalent Basis)
Amount of Increase/(Decrease) (Dollars in thousands)


                                     1998 vs 1997
                                    Due to Change In:
                                    -----------------
                            Volume     Rate     Mix     Total
                            ------     ----     ---     -----
Interest income
Securities:
  Taxable                   $1,563    $(115)  $(15)   $ 1,433
  Nontaxable                  (115)      12     (1)      (104)
                             ----        --     --       ----
                             1,448     (103)   (16)     1,329

Federal funds sold and
 other short term
 investments                  (625)     (32)    13       (644)
Loans                        6,203   (1,603)  (198)     4,402
                             -----  ------    ----      -----
     Total Interest          7,026   (1,738)  (201)     5,087
     Income
Interest expense
NOW                           (155)     195    (24)        16
Savings deposits               311     (317)   (53)       (59)
Money market accounts          506      (57)    (8)       441
Time deposits                1,828     (140)   (13)     1,675
                             -----     ----    ---      -----
                             2,490     (319)   (98)     2,073
Federal funds purchased
 and other short term
 borrowings                    226      (14)    (4)       208
Other borrowings               664        0      0        664
                               ---        -      -        ---
     Total Interest
     Expense                 3,380     (333)  (102)     2,945
                             -----     ----   ----      -----
     Net Interest Income    $3,646  $(1,405)  $(99)    $2,142
                            ======  =======   ====     ======



---------------
Rate/Volume Analysis (On a Tax Equivalent Basis)(con't)

Amount of Increase (Decrease) (Dollars in thousands)

                                    1997 vs 1996
                                  Due to Change In:
                                  -----------------
                           Volume     Rate    Mix     Total
                           ------     ----    ---     -----
Interest income
Securities:
  Taxable                 $(1,193)  $  329   $(30)   $  (894)
  Nontaxable                 (163)      18     (2)      (147)
                            ----        --     --       ----
                          (1,356)      347    (32)    (1,041)
Federal funds sold and
 other short term
 investments                  237     (171)   (28)        38
Loans                       5,878   (1,350)  (173)     4,355
                            -----   ------   ----      -----
     Total Interest         4,759   (1,174)  (233)     3,352
     Income
Interest expense
NOW                            91      116     10       217
Savings deposits              (76)     (60)     2      (134)
Money market accounts         140      180      8       328
Time deposits               1,448     (341)   (28)    1,079
                            -----    ----     ---     -----
                            1,603     (105)    (8)    1,490
Federal funds purchased
 and other short term
 borrowings                   115      (49)    (7)       59
Other borrowings                0        0      0         0
                                -        -      -         -
     Total Interest
     Expense                1,718     (154)   (15)    1,549
                            -----     ----    ---     -----
     Net Interest Income   $3,041  $(1,020)$ (218)   $1,803
                            =====   ======   =====    =====

Average earning assets during 1998 were $86,214,000 or 10.3 percent higher when compared to prior year. Average loan balances grew $73,533,000 or 12.3 percent to $669,417,000 and average investment securities grew $24,226,000 or 11.4 percent to $236,591,000, while average federal funds sold decreased $11,545,000 or 41.1 percent to $16,523,000. The growth in loans and an increase in lower cost interest bearing liabilities mitigated the decline in the margin. Loans (the highest yielding component of earning assets) as a percentage of average earning assets increased to 72.6 percent in 1998, versus 71.3 percent a year ago. Average certificates of deposit (the highest cost component of interest bearing deposits) as a percentage of interest bearing liabilities decreased to
50.8 percent in 1998, compared to 51.5 percent in 1997. Lower cost interest bearing core deposits (NOW, savings and money market deposits) grew $26,473,000 or 8.4 percent to $343,353,000. Also favorably affecting the mix of deposits was an increase in average noninterest bearing demand deposits of $8,792,000 or 8.0 percent to $118,180,000.

TABLE 4:
Changes in Average Interest Bearing Liabilities
(Dollars in thousands)

                    Increase/(Decrease)       Increase/(Decrease)
                       1998 vs 1997            1997 vs 1996
                       -------------------   --------------
NOW                   $(8,992)    (12.4)%     $3,893     5.7%
Savings deposits       12,902      16.7       (2,955)   (3.7)
Money market
 accounts              22,563      13.5        7,547     4.7
Time deposits          34,339       9.6       22,500     6.7
Federal funds
 purchased and
 other short term
 borrowings             5,614      27.7        2,058    11.3

Other borrowings       11,549      N/M           N/M     N/M
                   ========== ==========     ========= ======
     Total            $77,795      11.2%     $33,043     5.0%
                   ========== ==========    ========== ======

N/M = not meaningful



Net interest income (fully taxable equivalent) for 1997 rose $1,803,000 or 4.9 percent, due to increased business volumes at a net interest margin level year over year at 4.60 percent. In 1997, rates paid for interest bearing deposits rose by five basis points to 3.82 percent primarily as a result of two new higher rate deposit product offerings. In addition, the interest rate paid for short term borrowings decreased thirteen basis points to 4.03 percent. The resulting rate paid for all interest bearing liabilities in 1997 was 3.82 percent, four basis points higher than in 1996.

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

TABLE 5:
Three-Year Summary
Average Balances, Interest Income and Expenses, Yields and Rates (1)


(Dollars in
thousands)                    1998
----------                    ----
                    Average            Yield/
                    Balance   Interest Rate
                    -------   -------- -----
Assets
Earning assets:
  Securities
    Taxable        $224,354   $13,562   6.04%
    Nontaxable       12,237     1,026   8.38
                     ------     -----   ----
         Total
      Securities    236,591    14,588   6.17

  Federal funds
   sold and other
   short term
   investments       16,523       876   5.30
  Loans (2)         669,417    54,669   8.17
                    -------    ------   ----
     Total Earning
     Assets         922,531    70,133   7.60

Allowance for loan
 losses              (5,739)
Cash and due from
 banks               29,244
Bank premises and
 equipment           18,620
Other assets         14,737
                     ------
                   $979,393
                   ======== ==================

Liabilities and
Shareholders
Equity
Interest-bearing
liabilities:
  NOW               $63,247   $ 1,261   1.99%
  Savings deposits   90,132     1,801   2.00
  Money market
   accounts         189,974     4,192   2.21
  Time deposits     392,976    20,603   5.24
  Federal funds
    purchased and
    other short
    term borrowings 25,908     1,025   3.96
  Other borrowings  11,549       664   5.75
                    ------       ---   ----
    Total
    Interest
    Bearing
    Liabilities    773,786    29,546   3.82
Demand deposits    118,180
Other liabilities    5,277
                     -----
                   897,243
Shareholders'
 equity             82,150
                    ------
                  $979,393
                  ======== ========== =======
Interest expense
 as % of earning                        3.20%
 assets
Net interest
 income/yield on
 earning assets               $40,587   4.40%
                   ======== ========== =======

-----------------------------
Three-Year Summary (con't)
Average Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in
thousands)                    1997
----------                    ----
                     Average           Yield/
                     Balance Interest   Rate
                     ------- --------   ----
Assets
Earning assets:
  Securities
    Taxable         $198,745 $ 12,129    6.10%
    Non Taxable       13,620    1,130    8.30
                      ------    -----    ----
         Total       212,365   13,259    6.24
  Securities
  Federal funds
   sold and other
   short term
   investments        28,068    1,520    5.42
  Loans (2)          595,884   50,267    8.44
                     -------   ------    ----
     Total Earning
     Assets          836,317   65,046    7.78

Allowance for loan
 losses               (5,554)
Cash and due from
 banks                26,148
Bank premises and
 equipment            17,996
Other assets          16,594
                      ------
                    $891,501
                   ========= ========= =========

Liabilities and
Shareholders
Equity
Interest-bearing
liabilities:
  NOW                $72,239   $1,245    1.72%
  Savings deposits    77,230    1,860    2.41
  Money market
   accounts          167,411    3,751    2.24
  Time deposits      358,637   18,928    5.28
  Federal funds
   purchased and
   other short
   term borrowings    20,294      817    4.03
  Other borrowings         0        0
                           -        -      -
     Total Interest
     Bearing
     Liabilities     695,811   26,601    3.82

Demand deposits      109,388
Other liabilities      5,244
                       -----
                     810,443
Shareholders'         81,058
                      ------
Equity              $891,501
                   ========== ======= =========

Interest expense
 as % of earning
 assets                                  3.18%
Net interest
 income/yield on
 earning assets               $38,445    4.60%
                   ========== ======= =========

-------------------------------

Three-Year Summary (con't)
Average Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in
thousands)                    1996
----------                    ----
                     Average           Yield/
                     Balance Interest   Rate
                     ----------------   ----
Assets
Earning assets:
  Securities
    Taxable         $214,961  $13,023    6.06%
    Nontaxable        15,368    1,277    8.31
                      ------    -----    ----
         Total       230,329   14,300    6.21
 +Securities
  Federal funds
  sold and other
  short term
  investments         27,841    1,482    5.32
  Loans (2)          538,330   45,912    8.53
                     -------   ------    ----
     Total Earning
     Assets          796,500   61,694    7.75

Allowance for loan
 losses               (5,130)
Cash and due from
 banks                23,660
Bank premises and
 equipment            17,187
Other assets          16,410
                      ------
                    $848,627
                   ========== ======== =========

Liabilities and
Shareholders
Equity
Interest-bearing
 liabilities:
  NOW                $68,346   $1,028    1.50%
  Savings deposits    80,185    1,994    2.49
  Money market
   accounts          159,864    3,423    2.14
  Time deposits      336,137   17,849    5.31
  Federal funds
   purchased and
   other short
   term borrowings    18,236      758    4.16
  Other borrowings         0        0
                           -        -      -
     Total
      Interest
      Bearing
      Liabilities    662,768   25,052    3.78

Demand deposits      103,293
Other liabilities      6,535
                       -----
                     772,596
Shareholders'
Equity                76,031
                      ------
                    $848,627
                   ========== ======== =========
Interest expense
 as % of earning
 assets                                 3.15%
Net interest
 income/yield on
 earning assets              $36,642    4.60%
                   ========= ======== =========

-------------
(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

Provision for Loan Losses
-------------------------
Strong loan growth in 1998 resulted in higher provisioning, which was mitigated by a lowered net charge off ratio (0.11 percent in 1998 versus 0.20 percent in 1997), and resulted in a provision for loan losses in 1998 of $1,710,000. The provision for loan losses in 1997 was $913,000, and in 1996 was $1,090,000. The sale of the credit card portfolio in 1998 reduced the Company's exposure to losses from consumer bankruptcies and should result in lower net charge offs in the future. See "Nonperforming Assets" and "Allowance for Loan Losses."

Management determines the provision for loan losses which is charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency, there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate and imprecise. While increased loan balances are forecast, the sale of the credit card portfolio and ongoing recovery of credit card balances charged off in 1998 and prior years may permit management to lower provisioning for loan losses in 1999 compared to 1998 and 1997.


Noninterest Income
------------------
Table 6 shows noninterest income for the years indicated.

Noninterest income, excluding gains from sales of securities, totaled $11,775,000 in 1998, an increase of $879,000 or 8.1 percent from last year. Included in noninterest income for 1998 is a non-recurring gain of $616,000 from the sale of the Company's $7.1 million credit card portfolio. Without this gain, noninterest income increased 2.4 percent year over year.

During 1998, service charges on deposit accounts increased $177,000 or 4.2 percent, while other service charges and fees declined $33,000, primarily as a result of the loss of fees earned on the sold credit card portfolio. Income from brokerage services increased $252,000 or 13.6 percent and trust income declined $62,000 or 2.8 percent. Trust income was lower due to reduced fees from estate accounts, partially offset by increased fees from new trust management accounts.

Noninterest income, excluding gains from sales of securities, increased $560,000 or 5.5 percent in 1997 compared to the prior year. The largest increase in noninterest income occurred in service charges on deposits which increased $747,000 or 21.7 percent, a result of internal growth, certain services being repriced, and the impact of the acquisition. Trust income increased, by $137,000 or 6.6 percent. Additional sales staff in trust and the increased market values of trust assets accounted for the improved income. Brokerage commissions and fees decreased $193,000 or 9.4 percent as business volumes were impacted by staff turnover and market volatility.

Residential real estate lending is an important segment of the Company's lending activities, and exposure to market interest rate volatility is managed at times by the sale of fixed rate loans in the secondary market. Consumer interest in fixed rate mortgages remained strong in 1998. In 1998 and 1997, additional income of $67,000 and $202,000, respectively, from the sale of loans was recorded in other income. In 1996, income from the sale of residential mortgages of $564,000 was recorded, explaining the $191,000 or 16.5 percent decline in other income in 1997. The decline from 1996 to 1997 resulted from ceasing to offer mortgage products to customers outside the Company's primary markets and adjacent communities.

Proceeds from sales of securities and funds received from maturing securities have been utilized to fund seasonal deposit declines and lending activities. As a result of sales of securities in 1998, 1997 and 1996, net gains of $612,000, $48,000 and $76,000, respectively, were recognized. Declining interest rates in 1998 generated larger gains on sales of securitized fixed rate residential loans originated by the Company's subsidiary bank.

Table 6:
Noninterest Income
(Dollars in thousands)
                          Year Ended                   % Change
                          ----------                   --------
                      1998    1997      1996          98/97   97/96
                      ----    ----      ----          -----   -----
Service charges
 on deposit
 accounts          $ 4,359  $4,182    $3,435          4.2%   21.7%
Trust fees           2,144   2,206     2,069         (2.8)    6.6
Other service
 charges and
 fees                1,655   1,688     1,623         (2.0)    4.0
Brokerage
 commissions and
 fees                2,105   1,853     2,046         13.6    (9.4)
Other                1,512     967     1,158         56.4   (16.5)
                     -----     ---     -----         ----   -----
                    11,775  10,896    10,331          8.1     5.5
Securities gains       612      48        76      1,175.0   (36.8)
                       ---      --        --      -------   -----
     Total         $12,387 $10,944   $10,407         13.2%    5.2%
                   ======= =======   =======          ===    ====





NONINTEREST EXPENSES
--------------------
Table 7 shows the Company's noninterest expenses for the years indicated.

When compared to 1997, noninterest expenses decreased 704,000 or 1.9 percent. As mentioned earlier, $286,000 in non-recurring charges to cancel a contract for processing of the Company's trust business was recorded in 1998 and $2.6 million in special charges related to the PSHC acquisition and year 2000 considerations impacted 1997's expenses. Without the effect of these items, noninterest expenses increased $1,631,000 or 4.8 percent in 1998 versus 1997.

In 1998, salaries and wages increased $843,000 or 6.4 percent and employee benefits grew $174,000 or 5.9 percent. These increases are directly related to the expansion in Indian River concluded with the opening of the Company's Sebastian West office in Indian River County in March 1998. Of the increase in employee benefits, an additional $108,000 was expended for higher group health insurance costs.

Occupancy expenses and furniture and equipment expenses, on an aggregate basis, increased $337,000 or 6.4 percent. Included in this increase are costs related to the expansion and write-offs of obsolete computer hardware totaling $105,000. Legal and professional fees increased $111,000 or 12.1 percent compared to a year ago, primarily as a result of consulting services utilized to assist the Company during conversion of its core data processing system in 1998.

Outsourced data processing costs increased $755,000 in 1998 versus prior year. This increase reflects the Company's implementation and conversion of its core data processing system to a third party in lieu of in-house mainframe processing which the Company's bank subsidiary utilized to mid-September 1998. Year 2000 compliance was a significant factor affecting the decision to convert to a third party service for data processing. Of the total increase, roughly $500,000 was directly related to implementation and processing costs for this new processing solution in the third and fourth quarter. It is anticipated that fees paid directly to the third party will total approximately $1.5 million on an annual basis and will be partially offset by reduced salaries and benefits related to the elimination of in-house ISD staff positions.

The other expense category decreased $2,827,000 or 32.0 percent in 1998 year over year. Without the impact of the non-recurring charges previously discussed for 1998 and 1997, other expenses were $492,000 or 7.9 percent lower. Costs associated with education, employee placement and advertising, and other miscellaneous expenses were lower in 1998 than in 1997.

When compared to 1996, noninterest expenses increased $4,657,000 or 14.7 percent in 1997 as a result of the one-time merger related and year 2000 expenses.

The increase in salaries and wages, employee benefits, occupancy, FF&E expenses and marketing are primarily the result of expansion into Indian River County.

TABLE 7:
Noninterest Expenses
(Dollars in thousands)

                                        Year Ended                 % Change
                                        ----------                 --------
                                 1998       1997      1996        98/97  97/96
                                 ----       ----      ----        -----  -----
Salaries and wages             $14,046    $13,203   $12,447        6.4%   6.1%
Pension and other employee
 benefits                        3,119      2,945     2,875        5.9    2.4
Occupancy                        3,129      2,961     2,675        5.7   10.7
Furniture and equipment          2,436      2,267     2,038        7.5   11.2
Outsourced data processing
  Costs                          2,881      2,126     1,594       35.5   33.4
Marketing                        1,964      2,151     1,878       (8.7)  14.5
Legal and professional fees      1,029        918     1,046       12.1  (12.2)
FDIC assessments                   135        136       634       (0.7) (78.5)
Foreclosed and repossessed
 asset management and
 dispositions                      298        207       182       44.0   13.7
Amortization of intangibles        671        671       661        0.0    1.5
Other                            6,013      8,840     5,738      (32.0)  54.1
                                 -----      -----     -----      -----   ----
     Total                     $35,721    $36,425   $31,768       (1.9)% 14.7%
                            ========== ========== =========       ====   ====


INCOME TAXES
------------
Income taxes as a percentage  of income before taxes were 37.0 percent for 1998,
36.4 percent for 1997, and 35.8 percent in 1996. Most of the increase in rates year to year can be attributed to higher state income taxes, a result of lower tax credit, lower tax exempt income, and the Company's effective federal tax rate increasing due to adjusted income before taxes exceeding $10 million.

The Company has deferred tax assets, for which no valuation allowance is required because the majority of the asset is deemed to be temporary and sufficient taxable income exists to carry- back to recover the differences.


FINANCIAL CONDITION
-------------------
Total assets increased $149,193,000 or 15.8 percent to $1,092,230,000 at December 31, 1998, compared to December 31, 1997's balance. The Company's total assets increased 0.5 percent between December 31, 1996 and December 31, 1997. All balances for years prior to year-end 1997 have been restated as a result of the acquisition of PSHC on May 30, 1997 which was accounted for as a pooling of interests.

CAPITAL RESOURCES
-----------------
Table 8 summarizes the Company's capital position and selected ratios. The Company's ratio of shareholders' equity to period end assets was 7.18 percent at December 31, 1998, compared with 8.60 percent one year earlier. In large part, this ratio has declined as a result of the Company buying back outstanding shares of its Class A Common stock. The cost of the repurchased shares totaled $8,806,000 at December 31, 1998, compared to $1,289,000 a year ago.

TABLE 8:
Capital Resources (Dollars in thousands)

December 31                         1998       1997     1996
--------------------------------------------------- --------
Tier 1 capital
  Common stock                  $    518    $  $517  $   514
  Additional paid in capital      27,439     27,256   26,936
  Retained earnings               59,738     55,249   52,090
  Treasury stock                  (8,806)    (1,289)    (911)
  Valuation allowance               (627)      (437)    (801)
  Intangibles                     (4,652)    (5,308)  (5,727)
                                  ------     ------   ------
    Total Tier 1 capital          73,610     75,988   72,101
Tier 2 capital
  Allowance for loan losses,
   as limited                      6,343      5,363    5,657
                                   -----      -----    -----
    Total Tier 2 capital           6,343      5,363    5,657
                                   -----      -----    -----
Total risk based capital        $ 79,953    $81,351  $77,758
                                ========    =======  =======
Risk weighted assets            $665,913   $554,988 $528,713
                                ========   ======== ========

Tier 1 risk based capital
 ratio                            11.05%     13.69%   13.64%
Total risk based capital ratio    12.01      14.66    14.71
    Regulatory minimum             8.00       8.00     8.00

  Tier 1 capital to adjusted
  total assets                     7.10       8.44     8.26
     Regulatory minimum            4.00       4.00     4.00
Shareholders' equity to assets     7.18       8.60     8.20
Average shareholders' equity
 to average total assets           8.39       9.09     8.96

LOAN PORTFOLIO
--------------
Table 9 shows total loans (net of unearned income) by category outstanding at the indicated dates.

Total loans were $701,550,000 at December 31, 1998,  $87,620,000 or 14.3 percent more than at December 31, 1997. The growth of outstanding loan balances was impacted by residential loan sales (and securitizations) of $81.0 million in 1998 compared to $58.5 million in 1997.

At December 31, 1998, the Company's mortgage loan balances secured by residential properties amounted to $384,910,000 or 54.9 percent of total loans. The next largest concentration was loans secured by commercial real estate which totaled $177,162,000 or 25.3 percent. Most of the commercial real estate loans were made to local businesses and professionals and are secured by owner occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made. The Company was also a creditor for consumer loans to individual customers (primarily secured by motor vehicles) totaling $71,506,000.

In the third quarter of 1998, the Company sold its $7.1 million credit card portfolio for a gain of $616,000. The sale of this portfolio will reduce the Company's exposure to losses from consumer bankruptcies impacting the credit card industry.

Total loans (net of unearned income and excluding the allowance for loan losses) were $613,930,000 at December 31, 1997, $37,606,000 or 6.5 percent greater than at December 31, 1996. At December 31, 1997, the Company's portfolio of mortgage loan balances secured by residential properties amounted to $335,384,000 or 54.6 percent of total loans and loans secured by commercial real estate totaled $143,858,000 or 23.4 percent of total loans. Consumer loans to individual customers totaled $64,765,000.

The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents. Therefore, real estate mortgage lending is an important segment of the Company's lending activities. Exposure to market interest rate volatility with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 1998, approximately $154 million or 40 percent of the Company's mortgage loan balances secured by residential properties were adjustable.

Of the $154 million, $151 million were adjustable rate 15- or 30-year mortgage loans (ARMs) that reprice based upon the one year constant maturity United States Treasury Index plus a margin.

Of the approximately $198 million of new residential loans originated in 1998, $32 million were adjustable rate and $166 million were fixed rate. The Company sold approximately $81.0 million of its 30-year and 15-year fixed rate loan originations in 1998. Loans secured by residential properties having fixed rates totaled approximately $231 million at December 31, 1998, of which 15- and 30-year mortgages totaled approximately $104 million and $93 million, respectively. Remaining fixed rate balances were comprised of home improvement loans with short maturities less than 15 years.

The Company's historical charge off rates for residential loans has been very low, with only $17,000 in net charge-offs for the year 1998. As in 1998, the Company expects that 1999's residential loan demand will be comprised of mostly fixed rate mortgages as a low interest rate environment is again anticipated by economists.

Fixed rate and adjustable rate loans secured by commercial real estate total approximately $122 million and $55 million, respectively, at December 31, 1998.

Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company's lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company's commercial loan portfolio totaled $31,908,000 at December 31, 1998 compared to $31,239,000 at December 31, 1997.

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

The Company had commitments to make loans (excluding unused home equity lines of credit and credit card lines) of $76,921,000 at December 31, 1998, compared to $52,032,000 at the end of 1997.


TABLE 9:
Loans Outstanding
(Dollars in thousands)

December 31                 1998     1997      1996         1995       1994
-----------                 ----     ----      ----         ----       ----
Real estate mortgage       $574,895 $492,410  $448,680    $391,471   $234,550
Real estate construction     22,877   16,363    18,458      15,492     52,561
Commercial and financial     31,908   31,239    35,459      27,280     18,235
Installment loans to
 individuals                 71,506   73,673    73,224      63,685     50,346
Other loans                     364      245       503         294        336
                                ---      ---       ---         ---        ---
     Total                 $701,550 $613,930  $576,324    $498,222   $356,028
                           ======== ========  ========    ========   ========

TABLE 10:
Loan Maturity Distribution
(Dollars in thousands)
                          Commercial,
                          Financial &   Real Estate
December 31, 1997        Agricultural  Construction     Total
----------------------- ------------- ------------- ---------

In one year or less          $ 12,976      $ 20,249  $ 33,225
After one year but
 within five years:
 Interest rates are
  floating or
  adjustable                    1,658             0     1,658
 Interest rates are fixed      10,477           542    11,019

In five years or more:
 Interest rates are
  floating or
  adjustable                    1,204         1,650     2,854
 Interest rates are fixed       5,593           436     6,029
                                -----           ---     -----
     Total                   $ 31,908      $ 22,877  $ 54,785
                             ========      ========  ========



ALLOWANCE FOR LOAN LOSSES
-------------------------

Table 11 provides certain information concerning the Company's allowance for loan losses for the years indicated. The allowance for loan losses was $6,343,000 at December 31, 1998, $980,000 higher than one year earlier. The allowance for loan losses as a percentage of nonaccrual loans was 262.3 percent at December 31, 1998, compared to 237.9 percent at December 31, 1997. The model utilized to analyze the adequacy of the allowance for loan losses takes into account such factors as credit quality, internal controls, audit results, staff turnover, local market economics and loan growth. The resulting lower allowance level necessitated is also reflective of the bank's favorable and consistent delinquency trends and historical loss performance. These performance results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff. As a result of the sale of the credit card portfolio (see "Loan Portfolio"), the Company has eliminated its exposure to future credit card losses.

During 1998, the Company experienced net charge offs of $730,000 compared to $1,207,000 one year earlier. In part, the higher dollar of charge offs recorded in 1997 compared to 1996, was due to the acquired loans.

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

TABLE 11:
Summary of Loan Loss Experience
(Dollars in thousands)

Year Ended December 31            1998       1997      1996     1995       1994
----------------------            ----       ----      ----     ----       ----
Allowance for loan losses
  Beginning balance            $ 5,363   $  5,657  $  4,893 $  4,072   $  4,240
  Provision for loan losses      1,710        913     1,090      456        308
  Allowance applicable to
   loans purchased                   0          0         0      556          0
  Charge offs:
     Commercial and
      financial                    112        443        80       80        118
     Consumer                      901        936       525      453        464
     Commercial real estate        137        137        36       54        288
     Residential real
      estate                        42         38        84       31         35
                                    --         --        --       --         --
         Total Charge Offs       1,192      1,554       725      618        905

  Recoveries:
     Commercial and
      financial                    117         76        72       67        167
     Consumer                      211        197       236      212        209
     Commercial real estate        109         63        91      146         39
     Residential real estate        25         11         0        2         14
                                    --         --         -        -         --
     Total Recoveries              462        347       399      427        429
                                   ---        ---       ---      ---        ---
      Net loan charge offs         730      1,207       326      191        476
                                   ---      -----       ---      ---        ---
     Ending Balance             $6,343   $  5,363   $ 5,657  $ 4,893    $ 4,072
                              ======== ========= =========  ======== ==========

Loans outstanding at end of
 year*                        $701,550   $613,930  $576,324 $498,222   $356,028

Ratio of allowance for loan
 losses to loans outstanding
 at end of year                   0.90%      0.87%     0.98%   0.98%      1.14%
Daily average loans
 outstanding*                 $669,417   $595,884  $538,330  $430,123  $319,510
Ratio of net charge offs to
 average loans outstanding       0.11%      0.20%     0.06%    0.04%      0.15%

* Net of unearned income.

--------------------------------------------------------

TABLE 12:
ALLOWANCE FOR LOAN LOSSES

                                       Allowance Amount
December 31             1998     1997      1996        1995     1994
-----------             ----     ----      ----        ----     ----
Commercial and
  financial loans     $  576   $  363    $  665      $  450   $  481
Real estate loans      4,464    3,347     3,681       3,571    2,825
Installment loans      1,303    1,653     1,311         872      766
                       -----    -----     -----         ---      ---
     Total            $6,343   $5,363    $5,657      $4,893   $4,072
                      ======   ======    ======      ======   ======


                     Percent of Loans in Each Category to Total Loans
December 31             1998     1997      1996        1995     1994
-----------             ----     ----      ----        ----     ----
Commercial and
  financial loans        4.6%     5.1%      6.2%        5.5%     5.2%
Real estate loans       85.3     82.9      81.1        81.7     80.7
Installment loans       10.1     12.0      12.7        12.8     14.1
                        ----     ----      ----        ----     ----
     Total             100.0%   100.0%    100.0%      100.0%   100.0%
                       =====    =====     =====       =====    =====

NONPERFORMING ASSETS
--------------------
Nonaccrual loans totaling $1,156,000 at December 31, 1998 were performing, but because the Company has determined that the collection of principal or interest in accordance with the original terms of such loans is uncertain, it has placed such loans on nonaccrual status. Of the amount reported in nonaccrual loans at December 31, 1998, 84 percent is secured with real estate, 3 percent is ninety percent guaranteed by the Small Business Administration (SBA), the remainder by other collateral. Management does not expect significant losses, for which an allowance for loan losses has not been provided, associated with the ultimate realization of these assets.

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

TABLE 13:
Nonperforming Assets
(Dollars in thousands)

December 31                      1998     1997     1996     1995      1994
-----------                      ----     ----     ----     ----      ----
Nonaccrual loans (1)          $ 2,418 $  2,254 $  2,299  $  5,510  $  2,311
Renegotiated loans                  0        0        0         0         0
Other real estate owned           288      536    1,064       889       382
                                  ---      ---    -----       ---       ---
     Total Nonperforming
      Assets                  $ 2,706 $  2,790 $  3,363  $  6,399  $  2,693

Amount of loans outstanding
 at end of year (2)          $701,550 $613,930 $576,324  $498,222  $356,028

Ratio of total nonperforming
 assets to loans outstanding
 and other real estate owned
 at end of period                0.39%    0.45%    0.58%     1.28%     0.76%
Accruing loans past due
 90 days or more                $ 329   $  478 $     59  $    134  $    170

-----------------

(1) Interest income that could have been recorded during 1997 related to nonaccrual loans was $132,000, none of which was included in interest income or net income. All nonaccrual loans are secured.
(2) Net of unearned income.

THE YEAR 2000 ISSUE
-------------------
The Company has been evaluating its information technology (IT) systems, and currently does not believe that it has an exposure to the Year 2000 issue that will have a material adverse impact or cost. The Company's evaluation and assessment has included the identification of all significant IT systems utilized by the Company in its businesses. These systems have been reviewed, and where appropriate, vendors and other third parties contacted for information regarding the status of their plans and progress towards addressing the Year 2000 problem. To date, based upon the information obtained, management has concluded that all significant vendors and other counter parties, who could have a material adverse effect on the Company if the Year 2000 issue was not properly addressed, have completed modifications to their systems or had plans to complete by year-end 1998. Some of the Company's in-house technology systems have already been determined by testing to be Year 2000 ready and all other significant in-house technology systems have been scheduled for testing.

In addition, the Company converted to a new outsourced core processing system with M&I Data Services (M&I), a division of Marshall and Ilsley Corporation, in the third quarter of 1998. The costs related to this conversion were expensed as incurred and, as expected, did not have a material adverse impact on the results of operation. M&I has been executing an extensive plan for Year 2000 compliance in accordance with regulatory requirements and has informed its customers that its systems have been fully remediated and are expected to be Year 2000 ready. Testing of the new third party core processing system for Year 2000 compliance by a select user group is to be performed during early 1999 and the company intends to continue to monitor M&I's program for compliance.

The Company began communicating with some customers in 1998 and has plans to communicate with others in the future. To date, management is unaware of any single customer or group of customers that will have, or are likely to have, a significant adverse impact should they not be able to address the Year 2000 problem. However, no assurance can be given that such consequences to the Company will not be material.

Management expects its plans for dealing with the Year 2000 issue will result in timely and adequate modification of its IT systems. However, the ultimate potential impact of the Year 2000 issue will depend not only on the corrective measures the Company undertakes, but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses, and other entities who provide data to, or receive data from, the Company and its third party core processor, or whose financial condition or operating ability is important to the Company and its third party core processing vendor as borrowers, vendors, customers or investment opportunities. Over the next year, the Company intends to monitor the plans and progress of significant known third parties to address the Year 2000 issue and to evaluate, and where appropriate disclose, the identified impacts.

To date, the Company has not identified a worse case scenario, that is reasonably likely, that would call for the development of contingency plans. Management intends to monitor progress of significant vendors and others for circumstances that would change this current assessment.

INTEREST RATE SENSITIVITY
-------------------------
Interest rate exposure is managed by monitoring the relationship between earning assets and interest bearing liabilities, focusing primarily on those that are rate sensitive. Rate sensitive assets and liabilities are those that re-price at market interest rates within a relatively short period, defined here as one year or less. The difference between rate sensitive assets and rate sensitive liabilities represents the Company's interest sensitivity gap, which may be either positive (assets exceed liabilities) or negative (liabilities exceed assets.)

On December 31, 1998, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 32.2 percent.

It has been the Company's experience that deposit balances for NOW and savings accounts are stable and subjected to limited repricing when interest rates increase or decrease within a range of 200 basis points. The Company's ALCO uses model simulations to estimate and manage its interest rate sensitivity.

The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 15 percent, given an immediate change in interest rates (up or down) of 200 basis points. Based on the Company's most recent ALCO model simulations, net interest income would decline 11.9 percent if interest rates would immediately rise 200 basis points.

The Company does not presently use interest rate protection products in managing its interest rate sensitivity.

Table 14:
INTEREST RATE SENSITIVITY(1)
(Dollars in thousands)

                           0-3         4-12          1-5
December 31, 1998        Months       Months        Years
--------------------- -------------------------- ------------
Federal funds sold         $ 60,590     $      0    $       0

Securities (2)               81,352       62,867       97,184

Loans (3)                   117,642      148,359      273,152
Loans Available for sale      3,991            0            0
                              -----            -            -

Earning assets              263,575      211,226      370,336
Savings deposits (4)        388,601            0            0
Certificates of deposit     133,439      205,592       50,714
Borrowings                   77,758            0       24,970
                      -------------------------- ------------
Interest bearing
liabilities                 599,798      205,592       75,684
                      -------------------------- ------------
Interest sensitivity
 gap                      $(336,223)    $  5,634    $ 294,652
                      ========================== ============
Cumulative gap            $(336,223)   $(330,589)    $(35,937)
                      ========================== ============
Cumulative gap to
 earning assets (%)           (32.8)       (32.2)        (3.5)
Earning assets to
 interest bearing
 liabilities (%)              43.9        102.7        489.3

--------------------

INTEREST RATE SENSITIVITY(1)(con't)
(Dollars in thousands)

                         Over 5
December 31, 1997         Years        Total

--------------------- --------------------------
Federal funds sold             $0     $ 60,590

Securities (2)             20,490      261,893

Loans (3)                 159,979      699,132
Loans available for             0        3,991
sale
                      --------------------------
Earning assets            180,469    1,025,606
Savings deposits (4)            0      388,601
Certificates of deposit         0      389,745
Borrowings                      0      102,728
                      --------------------------
Interest bearing
 liabilities                    0      881,074
                      --------------------------
Interest sensitivity
 gap                     $180,469     $144,532
                      ==========================
Cumulative gap           $144,532
                      =============
Cumulative gap to
 earning assets (%)        14.1
Earning assets to
 interest bearing          N/M
 liabilities (%)
----------------------------------------------

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
(2) Securities are stated at amortized cost.
(3) Excludes nonaccrual loans.
(4) This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $185,125,000) were deemed to be repriceable in "4-12 months," the interest sensitivity gap and cumulative gap would be $151,098,000 indicating 14.7% of total earning assets and 63.6% of earning assets to interest bearing liablilities for the "0-3 months" category.
N/M  Not meaningful.


Table 16:
Maturity of Certificates of Deposit of $100,000 or More
(Dollars in thousands)

                                % of                % of
December 31          1998      Total      1997     Total
------------------ --------- ---------- -------------------
Maturity Group:
  Under 3 months     $25,529    31.4%   $16,903     26.0%
  3 to 6 months       17,352    21.4     12,644     19.5
  6 to 12 months      28,479    35.1     17,375     26.7
  Over 12 months       9,813    12.1     18,101     27.8
                   --------- ---------- -------------------
       Total         $81,173   100.0%   $65,023    100.0%
                   ========= ========== ===================

Securities
----------
Information relating to yields, maturities, carrying values, market values and unrealized gains (losses) of the Company's securities is set forth in Table 15.

At December 31, 1998, the Company had $238,934,000 of securities held for sale or 91.5 percent of total securities compared to $178,988,000 or 81.3 percent at December 31, 1997. Total securities increased $41,033,000 or 18.6 percent in 1998, compared to prior year.

Management has lowered the total portfolio's interest rate risk by reducing the average life of the portfolio. At December 31, 1998 and 1997, the average life of the portfolio was 2.3 years and 2.6 years, respectively. The percentage of adjustable and floating rate securities in the securities portfolio is 21.1 percent, compared to 28.5 percent last year. The held for sale portfolio increased to an average life of 2.5 years from 2.1 years in 1997.

A total of $18,561,000 in securities will mature along with approximately $77 million of periodic principal payments from mortgage back securities in 1999. Management believes a portion of these funds will be used to fund increases in its consumer and commercial loan portfolio.

At December 31, 1998, the Company had unrealized net losses of $64,000 or 0.02 percent of amortized cost. At December 31, 1997, unrealized net losses were $174,000 or 0.08 percent of amortized cost. While rates remained low in 1998 and 1997, a shifting U.S. Treasury yield curve caused a decrease in unrealized depreciation.

Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets or that meet the Federal Financial Institution Examination Counsel (FFIEC) definition of a high risk investment.

TABLE 15: Investment Securities Yield, Maturity and Market Value

                                    U.S. Treasury and U.S.
                                     Government Agencies
-------------------------------- ----------------------------
(Dollars in thousands)           Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 1998
 Held for Sale:
  Within one year                $  16,707 $ 16,847     6.24%
  One to five years                 21,802   21,828     5.54
  Five to ten years
  Over ten years
  No contractual maturity
                                 --------- -------- ---------
     Total Value                 $  38,509 $ 38,675     5.84%
                                 ========= ======== =========
Held for Investment:
  Within one year
  One to five years
  Five to ten years
  Over ten years
                                 --------- -------- ---------
     Total Value                        $0       $0         0
                                 ========= ======== =========
Maturity at December 31, 1997
Held for Sale                     $ 55,447 $ 55,411     5.28%
                                 ========= ======== =========
Held for Investment               $  9,908 $  9,971     5.31%
                                 ========= ======== =========

(1) On a fully taxable equivalent basis.

-----------------------------------
Investment Securities  (con't)
Yield, Maturity and Market Value

(Dollars in thousands)
                                  Mortgage Backed Securities
                                           (Fixed)
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 1998
Held for Sale:
  Within one year                 $ 45,810 $ 45,880     5.82%
  One to five years                 77,213   77,310     6.20
  Five to ten years                 15,652   15,831     6.26
  Over ten years                     2,460    2,525     6.70
  No contractual maturity
                                 --------- -------- ---------
     Total Value                  $141,135 $141,546     6.09%
                                 ========= ======== =========
Held for Investment
  Within one year
  One to five years               $  8,324 $  8,534     6.66%
  Five to ten years
  Over ten years
                                 --------- -------- ---------
     Total Value                  $  8,324 $  8,534     6.66%
                                 ========== ======= =========
Maturity at December 31, 1997
Held for Sale                     $ 62,754 $ 62,580     6.11%
                                 ========== ======= =========
Held for Investment                $16,104  $16,328     6.92%

(1) On a fully taxable equivalent basis.

--------------------------

Investment Securities  (con't)
Yield, Maturity and Market Value

(Dollars in thousands)
                                  Mortgage Backed Securities
                                         (Adjustable)
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 1998
Held for Sale:
  Within one year                  $21,954  $21,941     5.74%
  One to five years                  5,242    5,109     5.17
  Five to ten years                  1,531    1,441     4.77
  Over ten years
  No contractual maturity
                                 --------- -------- ---------
     Total Value                   $28,727  $28,491     5.58%
                                 ========= ======== =========
Held for Investment:
  Within one year
  One to five years                $ 2,617  $ 2,600     6.13%
  Five to ten years
  Over ten years
                                 ------------------ ---------
     Total Value                     2,617    2,600     6.13%
                                 ================== =========
Maturity at December 31, 1997      $34,165  $34,179     5.14%
Held for Sale
                                 ========= ======== =========
Held for Investment                $ 3,289  $ 3,297     6.55%

(1) On a fully taxable equivalent basis.

--------------------------------
Investment Securities (con't)

Yield, Maturity and Market Value
(Dollars in thousands)
                                  Obligations of States and
                                  Political Subdivisions (1)
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 1998
Held for Sale:
  Within one year
  One to five years
  Five to ten years
  Over ten years                   $   300  $   240     9.85%
  No contractual maturity
                                 --------- -------- ---------
     Total Value                   $   300  $   240     9.85%
                                 ========= ======== =========
Held for Investment:
  Within one year                  $ 1,714  $ 1,739     9.21%
  One to five years                  5,522    5,696     8.88
  Five to ten years                  2,867    3,055     8.38
  Over ten years                     1,105    1,171     7.55
                                 --------- -------- ---------
     Total Value                   $11,208  $11,661     8.67%
                                 ========= ======== =========
Maturity at December 31, 1997
Held for Sale                      $    0   $    0         0%
                                 ========== ======= =========
Held for Investment                $11,761  $12,177     8.71%
                                 ========== ======= =========

(1) On a fully taxable equivalent basis.


--------------------------------

Investment Securities (con't)
Yield, Maturity and Market Value

(Dollars in thousands)
                                        Mutual Funds
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 1998
Held for Sale:
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity          $24,814  $23,823     5.27%
                                 --------- -------- ---------
     Total Value                   $24,814  $23,823     5.27%
                                 ========= ======== =========
Held for Investment:
  Within one year
  One to five years
  Five to ten years
  Over ten years
                                 --------- -------- ---------
     Total Value                   $    0  $     0         0%
                                 ========= ======== =========
Maturity at December 31, 1997
Held for Sale                      $24,914  $24,223     5.92%
                                 ========= ======== =========
Held for Investment                $     0  $     0        0%
                                 ========= ======== =========

(1) On a fully taxable equivalent basis.

---------------------------------
Investment Securities (con't)
Yield, Maturity and Market Value

     (Dollars in thousands)
                                            Other (1)
-------------------------------- ----------------------------
                                 Amortized Market    Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 1998
Held for Sale
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity           $6,159   $6,159      6.67%
                                 --------- -------- ---------
     Total Value                    $6,159   $6,159      6.67%
                                 ========= ======== =========
Held for Investment
  Within one year
  One to five years                 $  100   $  100     8.13%
  Five to ten years
  Over ten years
                                 --------- -------- ---------
     Total Value                    $  100   $  100     8.13%
                                 ========= ======== =========
Maturity at December 31, 1997
Held for Sale                       $2,593   $2,595     4.57%
                                 ========= ======== =========
Held for Investment                 $  100   $  100     8.13%
                                 ========= ======== =========

(1) On a fully taxable equivalent basis.


------------------------------

Investment Securities (con't)
Yield, Maturity and Market Value

     (Dollars in thousands)
                                            Total
-------------------------------- ----------------------------
                                 Amortized  Market    Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 1998
Held for Sale
  Within one year                 $ 84,471 $ 84,668      5.88%
  One to five years                104,257  104,247      6.01
  Five to ten years                 17,183   17,272      6.12
  Over ten years                     2,760    2,765      7.04
  No contractual maturity           30,973   29,982      5.55
                                 --------- -------- ---------
     Total Value                  $239,644 $238,934      5.93%
                                 ========= ======== =========
Held for Investment
  Within one year                 $  1,714 $  1,739     9.21%
  One to five years                 16,563   16,930     7.33
  Five to ten years                  2,867    3,055     8.38
  Over ten years                     1,105    1,171     7.55
                                 --------- -------- ---------
     Total Value                  $ 22,249 $ 22,895     7.62%
                                 ========= ======== =========
Maturity at December 31, 1997
Held for Sale                     $179,873 $178,988     5.62%
                                 ================== =========
Held for Investment               $ 41,162 $ 41,873     7.02%
                                 ================== =========

--------------------------------------------------------------------------------

                                             December 31, 1998

                                             Gross      Gross
                                Amortized Unrealized  Unrealized
(Dollars in Thousands)           Cost       Gains      Losses
--------------------------    --------- ----------- ----------
Securities Held for Sale:
  U.S. Treasury and U.S.
   Government agencies        $ 38,509     $    295  $   (129)
  Mortgage backed securities:
   Fixed                       141,135          657      (246)
   Adjustable                   28,727           10      (246)
Mutual funds                    24,814            0      (991)
Obligations of states and
  political subdivisions           300            0       (60)
Other securities                 6,159            0         0
                                 -----            -         -
                              $239,644        $ 962  $ (1,672)
                              ========        =====  ========

Held for Investment:
  U.S. Treasury and U.S.
   Government agencies         $     0     $      0  $      0
  Mortgage backed securities:
   Fixed                         8,324          222       (12)
   Adjustable                    2,617            6       (23)
Obligations of states and
  political subdivisions        11,208          453         0
Other securities                   100            0         0
                                   ---            -         -
                              $ 22,249        $ 681  $    (35)
                              ========        =====  ========

---(con't)---

                                           December 31, 1998

                                Market       Average Years
(Dollars in Thousands)          Value        to Maturity
--------------------------    ----------     -----------
Securities Held for Sale:
  U.S. Treasury and U.S.
   Government agencies         $ 38,675          1.85
  Mortgage backed securities:
   Fixed                        141,546          3.02
   Adjustable                    28,491          1.24
Mutual funds                     23,823
Obligations of states and
  political subdivisions            240          5.65
Other securities                  6,159           *
                                  -----          ----
                               $238,934          2.30
                              =========          ====

Held for Investment:
  U.S. Treasury and U.S.
   Government agencies         $      0
  Mortgage backed securities:
   Fixed                          8,534           2.15
   Adjustable                     2,600           2.21
Obligations of states and
  political subdivisions         11,661           2.82
Other securities                    100            *
                                    ---            ---
                               $ 22,895           2.50
                               ========           ====

----------
*Other Securities excluded from calculation average for total securities.

----(con't)----

                                             December 31, 1997

                                             Gross      Gross
                                Amortized Unrealized  Unrealized
(Dollars in Thousands)           Cost       Gains      Losses
--------------------------    --------- ----------- ----------
Securities Held for Sale:
  U.S. Treasury and U.S.
   Government agencies        $ 55,447     $    146  $   (182)
  Mortgage backed securities:
   Fixed                        62,754          125      (299)
   Adjustable                   34,165          296      (299)
Mutual funds                    24,914           20      (711)
Obligations of states and
  political subdivisions
Other securities                 2,593            2         -
                                 -----            -         -
                              $179,873        $ 589  $ (1,474)
                              ========        =====  ========

Held for Investment:
  U.S. Treasury and U.S.
   Government agencies         $ 9,908     $     63  $      0
  Mortgage backed securities:
   Fixed                        16,104          282       (58)
   Adjustable                    3,289           23       (15)
Obligations of states and
  political subdivisions        11,761          416         0
Other securities                   100            0         0
                                   ---            -         -
                              $ 41,162        $ 784  $    (73)
                              ========        =====  ========


---(con't)---

                                           December 31, 1997

                                Market       Average Years
(Dollars in Thousands)          Value        to Maturity
--------------------------    ----------     -----------
Securities Held for Sale:
  U.S. Treasury and U.S.
   Government agencies         $ 55,411          1.50
  Mortgage backed securities:
   Fixed                         62,580          1.57
   Adjustable                    34,179          9.03
Mutual funds                     24,223
Obligations of states and
  political subdivisions
Other securities                  2,595           *
                                  -----          ----
                               $178,988          2.76
                              =========          ====

Held for Investment:
  U.S. Treasury and U.S.
   Government agencies         $  9,971           0.48
  Mortgage backed securities:
   Fixed                         16,328           2.42
   Adjustable                     3,297           3.53
Obligations of states and
  political subdivisions         12,177           2.68
Other securities                    100            *
                                    ---            ---
                               $ 41,873           2.11
                               ========           ====

----------
*Other Securities excluded from calculation average for total securities.

DEPOSITS
--------
Total deposits increased $99,104,000 or 12.3 percent to $905,202,000 at December 31, 1998, versus prior year end. In comparison, total deposits declined slightly, 0.7 percent to $806,098,000 at December 31, 1997, compared to one year earlier at December 31, 1996.

A significant portion of the increase in deposits in 1998 resulted from growth in the Company's northern markets, St. Lucie County and Indian River County, where the PSHC acquisition and the opening of four new branches occurred.

Repurchase agreement balances increased $25,646,000 or 49.2 percent in 1998, compared to a growth of $7,024,000 or 15.6 percent in 1997. Repurchase agreements are offered by the Company's subsidiary bank to select customers who wish to sweep excess balances on a daily basis for investment purposes.


LIQUIDITY MANAGEMENT
--------------------
Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. The Company has access to federal funds lines of credit and is able to provide short term financing of its activities by selling, under agreement to repurchase, United States Treasury securities and securities of United States Government agencies and corporations not pledged to secure public deposits or trust funds. At December 31, 1998, the Company had available federal funds lines of credit of $48,000,000. At December 31, 1998, the Company had $80,049,000 of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 1997, the amount of securities available and unpledged was $68,298,000.

Liquidity, as measured in the form of cash and cash equivalents, totaled $97,438,000 at December 31, 1998, compared to $64,436,000 at December 31, 1997.
Cash and equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in the Company's investment securities portfolio and loan portfolio.



NEW ACCOUNTING PRONOUNCEMENTS
-----------------------------
The Financial Accounting Standards Board (FASB) has issued Statements of Financial Accounting Standards Number 133, Accounting for Derivative Instruments and for Hedging Activities (SFAS 133), and Number 131, Disclosures about Segments of an Enterprise (SFAS 131). The Company is required to adopt these statements in the future. Management does not believe the adoption of SFAS 133 and 131 will have a significant impact on the Company's financial statements or related disclosures.


EFFECTS ON INFLATION AND CHANGING PRICES
----------------------------------------
The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

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

================================================================================
                         SELECTED QUARTERLY INFORMATION
                    Quarterly Consolidated Income Statement
================================================================================

                                                 1998 Quarters
                                                 -------------

(Dollars in thousands except per share  Fourth     Third     Second     First
data)
------------------------------------ --------- --------- ---------- ---------
Net interest income:
    Interest income                    $18,204   $17,598    $17,248   $16,709
    Interest expense                     7,783     7,806      7,215     6,742
                                     --------- --------- ---------- ---------
    Net interest income                 10,421     9,792     10,033     9,967
Provision for loan losses                  360       450        450       450
                                     --------- --------- ---------- ---------
Net interest income after provision
 for losses                             10,061     9,342      9,583     9,517
Noninterest income:
    Service charges on deposit accounts  1,154     1,162      1,077       966
    Trust fees                             568       523        561       492
    Other service charges and fees         235       464        505       451
    Brokerage commissions and fees         411       422        667       605
    Other                                  240       857        227       188
    Securities gains (losses)              253       115        120       124
                                     --------- --------- ---------- ---------
    Total noninterest income             2,861     3,543      3,157     2,826

Noninterest expenses:
    Salaries and wages                   3,480     3,460      3,583     3,523
    Employee benefits                      653       726        874       866
    Occupancy                              772       794        782       781
    Furniture and equipment                567       656        623       590
    Marketing                              489       465        489       521
    Legal and professional fees            297       276        247       209
    FDIC assessments                        34        34         34        33
    Foreclosed and repossessed asset
      management and dispositions           30       117         90        61

    Amortization of intangibles            167       169        167       168
    Outsourced data processing costs     1,008       607        590       676
    Merger related expenses                  0         0          0         0
    Other                                1,306     1,724       1,544    1,439
                                     --------- --------- ----------- --------
    Total noninterest expenses           8,803     9,028       9,023    8,867
                                     --------- --------- ----------- --------
Income before income taxes               4,119     3,857       3,717    3,476
Provision for income taxes               1,576     1,374       1,382    1,274
                                     --------- --------- ----------- --------
Net income                              $2,543    $2,483      $2,335   $2,202
                                     ========= ========= =========== ========
PER COMMON SHARE DATA
Net income diluted                       $0.51     $0.48      $0.44    $0.42
Net income basic                         $0.51     $0.49      $0.45    $0.43

Cash dividends declared:
  Class A common stock                   $0.24     $0.22      $0.22    $0.22
Market price Class A common stock:
  Low close                              23        29 3/4      35 3/4   34
  High close                             29        40          39 1/2   38 1/2
  Bid price at end of period             28        29 1/2      38 1/2   36 1/2

SELECTED QUARTERLY INFORMATION (con't)
--------------------------------------
                     Quarterly Consolidated Income Statement

                                                   1997 Quarters
                                                   -------------

(Dollars in thousands except per share  Fourth     Third   Second     First
data)
------------------------------------ --------- --------- -------- ---------
Net interest income:
    Interest income                    $16,472   $15,806  $16,237   $16,163
    Interest expense                     6,721     6,494    6,684     6,702
                                     --------- --------- -------- ---------
    Net interest income                  9,751     9,312    9,553     9,461
Provision for loan losses                  300       225      172       216
                                     --------- --------- -------- ---------
Net interest income after provision
 for losses                              9,451     9,087    9,381     9,245
Noninterest income:
    Service charges on deposit accounts  1,074     1,176      984       948
    Trust fees                             513       561      568       564
    Other service charges and fees         446       389      441       412
    Brokerage commissions and fees         391       440      510       512
    Other                                  266       115      303       283
    Securities gains (losses)               34        51       65      (102)
                                     --------- --------- -------- ---------
    Total noninterest income             2,724     2,732    2,871     2,617

Noninterest expenses:
    Salaries and wages                   3,194     3,293    3,378     3,338
    Pension and other employee benefits    684       737      769       755
    Occupancy                              755       748      722       736
    Furniture and equipment                604       561      562       540
    Marketing                              541       558      546       506
    Legal and professional fees            233       253      247       185
    FDIC assessments                        34        34       36        32
    Foreclosed and repossessed asset
      management and dispositions           61        44       80        22
    Amortization of intangibles            167       168      168       168
    Outsourced data processing costs       515       419      591       601
    Merger Related Expenses                  0         0    1,467        75
    Other                                2,753     1,760    1,429     1,356
                                     --------- ---------  ------- ---------
    Total noninterest expenses           9,541     8,575    9,995     8,314
                                     --------- ---------  ------- ---------

Income before income taxes               2,634     3,244    2,257     3,548
Provision for income taxes                 961     1,182      820     1,288
                                     --------- --------- -------- ---------
Net income                              $1,673    $2,062   $1,437    $2,260
                                     ========= ========= ======== =========
PER COMMON SHARE DATA
Net income diluted                      $0.32     $0.39    $0.28     $0.43
Net income basic                        $0.33     $0.40    $0.28     $0.44
Cash dividends declared:
  Class A common stock                  $0.22     $0.20    $0.20     $0.20
Market price Class A common stock:
  Low close                            34 1/4      29 3/4  24 5/8    25 5/8
  High close                           39 1/2      38 1/2  30 1/2    29 1/2
  Bid price at end of period           38 1/4      35      29 3/4    28

================================================================================
                         SELECTED QUARTERLY INFORMATION
         Consolidated Quarterly Average Balances, Yields and Rates (1)
================================================================================
                                  1998 QUARTERS

                                       Fourth             Third
--------------------------------- ----------- ------- ----------------
                                  Average     Yield/   Average  Yield/
                                  Balance     Rate     Balance  Rate
--------------------------------- ----------- ------- ----------------
Assets
Earning Assets
Securities
  Taxable                           $ 253,904   6.04%  $221,533   6.02%
  Nontaxable                           12,180   8.54     12,319   8.25
                                  ----------- ------- --------- ------
    Total Securities                  266,084   6.15    233,852   6.14
Federal funds sold and
  other short term investments         18,548   4.75     10,991   5.56
Loans (2)                             696,560   7.97    689,293   8.03
                                  ----------- ------- --------- ------
    Total Earning Assets              981,192   7.40    934,136   7.52
Allowance for loan losses              (6,147)           (5,812)
Cash and due from banks                33,038            27,621
Bank premises and equipment            18,566            18,649
Other assets                           14,264            14,878
                                  ----------- ------- --------- ------
                                   $1,040,913         $ 989,472
                                  =========== ======= ========= ======
Liabilities and Shareholders'
Interest bearing liabilities
  NOW                                 $59,506    1.76% $62,023   2.33%
  Savings deposits                     98,772    1.99   89,772   2.07
  Money market accounts               206,352    2.03  189,232   2.23
  Time deposits                       399,623    5.17  409,829   5.28
  Federal funds purchased and
    other short term borrowings        42,804    3.69   14,733   4.12
 Other borrowings                      24,970    5.75   20,849   5.75
                                       ------    ----   ------   ----
      TOTAL INTEREST BEARING
      LIABILITIES                     823,027    3.71  786,438   3.94
Demand deposits                       123,159          115,438
Other liabilities                       6.071            5,827
                                        -----            -----
     Total                            961,257          907,703
Shareholders' equity                   79,656           81,769
                                       ------           ------
                                   $1,040,913         $989,472
                                  =========== ======= ======== =======
Interest expense as % of earning
assets                                          3.14%           3.32%
Net interest income as % of
earning assets                                  4.26            4.20

-------------------------

Consolidated Quarterly Average Balances, Yields and Rates (1) (con't)


                                  1998 QUARTERS

                                      Second             First
--------------------------------------------- ------- ----------------
                                    Average   Yield/  Average  Yield/
                                    Balance   Rate    Balance  Rate
--------------------------------------------- ------- ----------------
Assets
Earning Assets
Securities
  Taxable                            $215,157   6.03%  $206,331    6.11%
  Nontaxable                           12,682   8.39     11,760    8.37
                                    --------- ------- --------- ------
    Total Securities                  227,839   6.17    218,091    6.23

Federal funds sold and
  other short term investments         15,276   5.51     21,371    5.50
Loans (2)                             659,870   8.27    631,005    8.41
                                    --------- ------- --------- ------
    Total Earning Assets              902,985   7.70    870,467    7.81

Allowance for loan losses              (5,585)           (5,403)
Cash and due from banks                28,178            28,102
Bank premises and equipment            18,763            18,500
Other assets                           14,805            15,010
                                    --------- ------- ----------------
                                     $959,146          $926,676
                                    ========= ======= ================

Liabilities and Shareholders' Equity
Interest bearing liabilities
  NOW                                 $66,913     1.87% $64,614      1.94%
  Savings deposits                     83,913     1.91   87,995      1.95
  Money market accounts               184,102     2.31  179,926      2.28
  Time deposits                       398,244     5.29  363,628      5.23
  Federal funds purchased and
    other short term borrowings        17,623     4.14   28,436      4.16
  Other borrowings                          0        0        0         0
                                    ---------  ------- --------      ----
      TOTAL INTEREST BEARING
      LIABILITIES                     750,795     3.85  724,559      3.77
Demand deposits                       119,572           114,487
Other liabilities                       4,762             4,429
                                    --------- ------- ----------------
      Total                           875,129           843,475

Shareholders' equity                   84,017            83,201
                                    --------- ------- ----------------
                                     $959,146          $926,676
                                    ========= ======= ================
Interest expense as % of earning
assets                                          3.21%            3.14%
Net interest income as % of earning
assets                                          4.49%            4.67%

(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

------------------------

Consolidated Quarterly Average Balances, Yields and Rates (1) (con't)

                                  1997 QUARTERS

                                       Fourth              Third
--------------------------------------------- -------  ----------------
                                    Average   Yield    Average   Yield
                                    Balance   /Rate    Balance   /Rate
--------------------------------------------- -------  ----------------
Assets
Earning Assets
Securities
  Taxable                            $188,710   6.09% $192,333    6.09%
  Nontaxable                           12,471   8.47    13,899    8.17
                                    --------- -------  ------- --------
    Total Securities                  201,181   6.23   206,232    6.23
Federal funds sold and
  other short term investments         31,150   5.53    16,829    5.52
Loans (2)                             615,617   8.37   592,608    8.34
                                    --------- -------  ------- --------
    Total Earning Assets              847,948   7.75   815,669    7.73
Allowance for loan losses             (5,353)           (5,472)
Cash and due from banks                28,189           23,430
Bank premises and equipment            18,247           18,636
Other assets                           16,209           16,531
                                    --------- ------- -------- --------
                                     $905,240         $868,794
                                    ========= ======= ======== =======

Liabilities and Shareholders' Equity
Interest bearing liabilities
  NOW                                 $59,363   1.99%  $ 49,395  1.67%
  Savings deposits                     86,022   1.92     90,294  2.17
  Money market accounts               168,846   2.21    168,451  2.24
  Time deposits                       358,536   5.27    356,410  5.26
  Federal funds purchased and other
     short term borrowings             29,326   4.11     11,415  4.14
  Other borrowings                          0                 0
                                    --------- ------- ----------------
      Total Interest Bearing
      Liabilities                     702,093   3.80    675,965  3.81
Demand deposits                       116,188           106,620
Other liabilities                       4,975             4,533
                                    --------- ------- ----------------
      Total                           823,256           787,118
Shareholders' equity                   81,984            81,676
                                    --------- ------- ----------------
                                     $905,240          $868,794
                                    ========= ======= ================
Interest expense as % of earning
assets                                          3.14%            3.16%
Net interest income as % of earning
assets                                          4.60             4.57

------------------------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

------------------------

Consolidated Quarterly Average Balances, Yields and Rates (1) (con't)

                                  1997 QUARTERS


                                       Second             First
--------------------------------------------- ------- ----------------
                                     Average   Yield/  Average  Yield/
                                     Balance   Rate    Balance  Rate
--------------------------------------------- ------- ----------------
Assets
Earning Assets
Securities
  Taxable                            $208,484   6.25%  $205,709      6.05%
  Nontaxable                           14,057   8.22     14,066      8.33
    Total Securities                  222,541   6.38    219,775      6.21
                                      -------   ----    -------      ----
Federal funds sold and
  other short term investments         23,534   5.40     40,992      5.29
Loans (2)                             591,649   8.45    583,342      8.59
                                      -------   ----    -------      ----
    Total Earning Assets              837,724   7.82    844,109      7.81
Allowance for loan losses             (5,703)            (5,691)
Cash and due from banks                25,543            27,453
Bank premises and equipment            17,722            17,361
Other assets                           17,105            16,537
                                       ------            ------
                                     $892,391          $899,769
                                    ========= =======  ========= =======

Liabilities and Shareholders' Equity
Interest bearing liabilities
  NOW                                 $59,858   1.82%   $64,052      1.81%
  Savings deposits                     94,165   2.33     94,985      2.38
  Money market accounts               168,223   2.26    164,061      2.26
  Time deposits                       363,364   5.29    356,239      5.29
  Federal funds purchased and other
     short term borrowings             11,494   4.05     29,037      3.88
  Other borrowings                          0                 0
                                       ------   ----     ------      ----
      Total Interest Bearing
        Liabilities                   697,104   3.85    708,374      3.84
Demand deposits                       108,544           106,118
Other liabilities                       6,017             5,463
                                    --------- -------   ------- ---------
      Total                           811,665           819,955
Shareholders' equity                   80,726            79,814
                                    --------- -------   ------- ---------
                                     $892,391          $899,769
                                    ========= =======  ======== ========
Interest expense as % of earning
assets                                          3.20%               3.22%
Net interest income as % of earning
assets                                          4.62                4.59

------------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

--------------------------------------------------------------------------------
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Management's Report On Responsibilities for Financial Reporting
---------------------------------------------------------------

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

The accompanying 1998 financial statements have been audited by Arthur Andersen LLP, certified public accountants. As part of their audit, Arthur Andersen LLP evaluated the accounting systems and related internal accounting controls only to the extent they deemed necessary to determine their auditing procedures.

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




/s/ Dale M. Hudson
------------------
Dale M. Hudson
President and Chief Executive Officer


/s/ William R. Hahl
-------------------
William R. Hahl
Executive Vice President and Chief Financial Officer


/s/ John R. Turgeon
-------------------
John R. Turgeon
Controller

Report of Independent Certified Public Accountants
--------------------------------------------------


Board of Directors and Shareholders
Seacoast Banking Corporation of Florida
Stuart, Florida

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



Arthur Andersen LLP
Miami, Florida,
     January 14, 1999

CONSOLIDATED STATEMENTS OF INCOME

Seacoast Banking Corporation of Florida and Subsidiaries
(In thousands of dollars except per share data)



Year Ended December 31                  1998         1997        1996
------------------------------- ------------ ------------ -----------

Interest on securities
  Taxable                            $13,562      $12,129     $13,023
  Nontaxable                             704          777         869
Interest and fees on loans            54,617       50,252      45,901
Interest on federal funds sold           876        1,520       1,482
                                         ---        -----       -----
    Total Interest Income             69,759       64,678      61,275

Interest on deposits                   7,254        6,856       6,445
Interest on time certificates         20,603       18,928      17,849
Interest on borrowed money             1,689          817         758
                                       -----          ---         ---
    Total Interest Expense            29,546       26,601      25,052
                                      ------       ------      ------

    Net Interest Income               40,213       38,077      36,223
Provision for loan losses              1,710          913       1,090
                                       -----          ---       -----
    Net Interest Income
     After Provision for
     Loan Losses                      38,503       37,164      35,133

Noninterest income
    Securities gains                     612           48          76
    Other                             11,775       10,896      10,331
Noninterest expenses                  35,721       36,425      31,768
                                      ------       ------      ------
    Income Before Income Taxes        15,169       11,683      13,772

Provision for income taxes             5,606        4,251       4,933
                                       -----        -----       -----
    Net Income                       $ 9,563      $ 7,432     $ 8,839
                                     =======      =======     =======
---------------------------------------------------------------------
Net income per share common stock
   Diluted                             $1.84        $1.42       $1.71
   Basic                                1.88         1.45        1.73

Average shares outstanding
 Diluted                           5,192,417    5,251,712   5,180,984
 Basic                             5,093,032    5,128,208   5,096,856
----------
See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Seacoast Banking Corporation of Florida and Subsidiaries

(In thousands of dollars)
December 31                                       1998       1997
-----------                                       ----       ----
Assets
Cash and due from banks                       $ 36,848   $ 28,336
Federal funds sold                              60,590     36,100
Securities:
  Securities held for sale (at market)         238,934    178,988
  Securities held for investment
  (market values:
   1998 - $22,895 and 1997 - $41,873)           22,249     41,162
                                                ------     ------
     Total Securities                          261,183    220,150

Loans available for sale                         3,991     15,020
Loans                                          701,550    613,930
Less:  Allowance for loan losses                 6,343      5,363
                                                 -----      -----
     Net Loans                                 695,207    608,567

Bank premises and equipment                     17,762     18,324
Other real estate owned                            288        536
Core deposit intangibles                         1,304      1,640
Goodwill                                         3,282      3,582
Other assets                                    11,775     10,782
                                                ------     ------
   Total Assets                             $1,092,230   $943,037
                                            ==========   ========

Liabilities and Shareholders' Equity
Liabilities
Deposits
  Demand deposits (noninterest
  bearing)                                   $ 126,856   $118,194
  Savings deposits                             388,601    328,980
  Other time deposits                          308,572    293,901
  Time certificates of $100,000 or more         81,173     65,023
                                                ------     ------
     Total Deposits                            905,202    806,098

Federal funds purchased and securities
  sold under agreement to repurchase,
  maturing within 30 days                       77,758     52,112
Other borrowings                                24,970          0
Other liabilities                                5,858      3,763
                                                 -----      -----
                                             1,013,788    861,973

Commitments and  Contingencies  (Notes I and N)

Shareholders'  Equity
Preferred stock, par value $1.00
  per share - authorized  1,000,000
  shares,  none issued or outstanding.               0          0

Class A common stock, par value $.10 per
   share (Liquidation  preference of $2.50
   per share) authorized 10,000,000
   shares, issued 4,807,377 and outstanding
   4,566,392 shares in 1998 and 4,795,853
   and outstanding 4,769,698 shares in 1997.       481         479

Class B common stock, par value $.10 per
   share authorized 810,000 shares, issued
   and outstanding 375,749 in 1998 and
   377,273 shares in 1997.                          37          38

Additional paid-in capital                      27,439      27,256

Retained earnings                               59,738      55,249
Less: Treasury Stock(240,985 shares
   in 1998 and 26,155 shares in 1996),
   at cost.                                     (8,806)    (1,289)
                                                ------     ------
                                                78,889     81,733
Securities valuation allowance                    (447)      (669)
                                                  ----       ----
     Total Shareholders' Equity                 78,442     81,064
                                                ------     ------
     TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                   $1,092,230   $943,037
                                            ==========   ========

----------
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------

Seacoast Banking Corporation of Florida and Subsidiaries

(In thousands of dollars)
Year Ended December 31                     1998      1997      1996
----------------------                     ----      ----      ----
Increase (Decrease) in Cash and
 Cash Equivalents
Cash flows from operating activities
   Interest received                    $69,675   $64,718   $61,092
   Fees and commissions received         11,385    10,821     9,767
   Interest paid                        (29,389)  (26,932)  (25,385)
   Cash paid to suppliers and
    employees                           (31,534)  (34,366)  (28,862)
   Income taxes paid                     (5,074)   (5,032)   (5,488)
                                         ------    ------    ------
Net cash provided by operating
 activities                             15,063     9,209    11,124

Cash flows from investing activities
   Maturities of securities held
    for sale                            141,048    26,581    46,987
   Maturities of securities held
     for investment                      15,991    17,602    10,046
   Proceeds from sale of
    securities held for sale            105,989    73,302    53,758
   Purchase of securities held for
    sale                               (302,249) (106,861)  (65,697)
   Purchase of securities held for
    investment                             (989)   (5,928)   (5,011)
   Proceeds from sale of loans            8,312    33,274    85,467
   Net new loans and principal
    repayments                          (85,652)  (87,168) (194,129)
   Proceeds from sale of other
    real estate owned                       765       861     1,081
   Additions to bank
    premises and equipment               (1,636)   (3,005)   (1,798)
   Net change in other assets              (943)     (732)     (339)
                                           ----      ----      ----
Net cash used in investing
 activities                            (119,364)  (52,074)  (69,635)

Cash flows from financing activities
   Net increase (decrease) in
    deposits                             99,093    (5,404)   46,301
   Net increase in federal funds
     purchased and repurchase
     agreements                          25,646     7,024     1,181
   Net increase in other borrowings      24,970         0         0
   Exercise of stock options                748       879       369
   Treasury stock acquired               (8,624)   (1,207)      129
   Dividends paid                        (4,530)   (3,999)   (2,730)
                                         ------    ------    ------
Net cash provided by financing
 activities                             137,303    (2,707)   45,250
                                        -------    ------    ------

Net increase (decrease) in cash
 and cash equivalents                    33,002   (45,572)  (13,261)
Cash and cash equivalents at
 beginning of year                       64,436   110,008   123,269
                                         ------   -------   -------
Cash and cash equivalents at end
 of year                                $97,438   $64,436  $110,008
                                        =======   =======  ========

----------
See Note P for supplemental disclosures. See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
-----------------------------------------------

Seacoast Banking Corporation of Florida and Subsidiaries

                                  Common Stock
                          ---------------------------- ------------

                                 Class A       Class B   Additional
(Dollars in thousands)             Stock         Stock      Paid-in
                                                            Capital
----------------------           -------       -------   ----------
Balance at December 31, 1995        $462          $52       $26,904

Comprehensive Income:
Net Income

Unrealized losses on securities
Comprehensive Income
Cash Dividends Declared
Exchange of Class B
 common stock for
 Class A common stock                  3           (3)
Treasury stock acquired
Common stock issued from Treasury:
  For employee benefit plans                                     (1)
  For stock options and awards                                    1
Exercise of stock
 options and warrants                                            32
                                   -------       -------   ----------
Balance at December 31, 1996         465           49        26,936

Comprehensive Income:
Net Income
Unrealized gains on securities
Comprehensive Income
Cash Dividends Declared
Exchange of Class B
 common stock for
 Class A common stock                 11          (11)
Treasury stock acquired
Common stock issued from Treasury:
  For employee benefit plans                                      6
  For stock options and awards                                    1
Exercise of stock
 options and warrants                  3                        313
                                       -          ----          ---
Balance at December 31, 1997         479           38        27,256

Comprehensive Income:
Net Income
Unrealized gains on securities
Comprehensive Income
Cash Dividends Declared
Exchange of Class B
 common stock for
 Class A common stock                  1           (1)
Treasury stock acquired
Common stock issued from Treasury:
  For employee benefit plans                                     (2)
  For stock options and awards                                    2
Exercise of stock
options and warrants                   1                        183
                                      --          ---           ---
Balance at December 31, 1998        $481          $37       $27,439
                                    ====          ===       =======
----------
See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity (con't)


(In thousands of                Retained       Treasury
dollars)                        Earnings          Stock
--------------------------    ---------- --------------
Balance at December 31, 1995     $46,281       $(1,676)

Comprehensive Income:
Net Income                         8,839
Unrealized losses on securities
Comprehensive Income
Cash Dividends Declared           (2,730)
Exchange of Class B
 common stock for
 Class A common stock
Treasury stock acquired                            (16)
Common stock issued
from Treasury:
  For employee benefit plans                        62
  For stock options and awards     (300)           719
Exercise of stock
options and warrants
                                  ------          ----
Balance at December 31, 1996      52,090          (911)

Comprehensive Income:
Net Income                         7,432
Unrealized gains on securities
Comprehensive Income
Cash Dividends Declared           (3,999)
Exchange of Class B
 common stock for
 Class A common stock
Treasury stock acquired                         (1,420)
Common stock issued
from Treasury:
  For employee benefit plans                        58
  For stock options and awards     (274)           984
Exercise of stock
options and warrants
                                  ------        ------
Balance at December 31, 1997      55,249        (1,289)


Comprehensive Income:
Net Income                         9,563
Unrealized losses on securities
Comprehensive Income
Cash Dividends Declared           (4,530)
Exchange of Class B
  common stock for Class
  A common stock
Treasury stock acquired                         (8,957)
Common stock issued
from Treasury:
  For employee benefit plans                       130
  For stock options and awards     (544)         1,310
Exercise of stock
options and warrants             -------       -------
Balance at December 31, 1998     $59,738       $(8,806)
                                  ======        ======

----------
See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity (con't)
-------------------------------------------------------

                                 Securities
                                 Valuation
(In thousands of                 Equity           Comprehensive
dollars)                         (Allowance)         Income
--------                         -----------         ------
Balance at December 31, 1995         $(868)

Comprehensive Income:
Net Income                                           $8,839
Unrealized losses on securities       (766)            (766)
                                                      -----
Comprehensive Income                                  8,073
Cash Dividends Declared
Exchange of Class B
 common stock for Class
 A common stock
Treasury stock acquired
Common stock issued
 from Treasury:
  For employee benefit plans
  For stock options and awards
Exercise of stock
 options and warrants               ------
Balance at December 31, 1996        (1,634)

Comprehensive Income:
Net Income                                            7,432
Unrealized gains on
securities                             965              965
                                                     ------
Comprehensive Income                                  8,397
Cash Dividends Declared
Exchange of Class B
 common stock for Class
 A common stock
Treasury stock acquired
Common stock issued
from Treasury:
  For employee benefit plans
  For stock options and awards
Exercise of stock
options and warrants                  ----
Balance at December 31, 1997          (669)


Comprehensive Income:
Net Income                                            9,563
Unrealized gains on securities         222              222
                                                     ------
Comprehensive Income                                  9,785
Cash Dividends Declared
Exchange of Class B
 common stock for
 Class A common stock
Treasury  stock acquired
Common stock issued from Treasury:
  For employee benefit plans
  For stock options and awards
Exercise of stock options
  and warrants
Balance at December 31, 1998         $(447)
                                     =====

----------------------------------------------
See notes to consolidated financial statements.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


       Seacoast Banking Corporation of Florida and Subsidiaries


Note A - Significant Accounting Policies Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations: The company is a single segment bank holding company whose operations and locations are more fully described under the heading "Corporate Profile" and "Markets Served" on the inside of the front cover and on page 1 of this annual report.

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

Bank  Premises and  Equipment:  Bank  premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight line method, over the estimated useful lives as follows: building - 25-40 years, furniture and equipment - 3-12 years. The Company's policy is to capitalize certain costs related to externally developed software systems utilized for internal use.

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

Net Income Per Share: Net income per share is based upon the weighted average number of shares of both Class A and Class B common stock (Basic) and equivalents (Diluted) outstanding during the respective years.

Cash Flow Information: For the purposes of the consolidated statements of cash flows, the Company considers cash and due from banks and federal funds sold as cash and cash equivalents.

Business Combinations: The accompanying consilidated financial statements include the financial position and results of operations on Port St. Lucie National Bank Holding Corporation ("PSHC"), which the Company acquired on May 30, 1997. PSHC shareholders received 848,576 shares of Class A common stock for all their issued and outstanding stock, warrants and options. This transaction wasaccounted for under the pooling-of-interests method of accounting and, accordingly, the consolidated financial statements have been restated as if the Company had operated as one intity since inception.

                                   ----------

Note B - Cash,  Dividend and Loan Restrictions
In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

The Company's subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1998 was approximately $4,700,000.

Under Federal Reserve regulation, the Company's subsidiary bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 1998, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 20 percent of consolidated net assets.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company's subsidiary bank can distribute as dividends to the Company in 1999, without prior approval of the Comptroller of the Currency, approximately $10,200,000.

                                   ----------

Note C - Securities
The amortized cost and market value of securities at December 31, 1998, by contractual maturity, are shown below. Expected aturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



                             Held for
                            Investment        Held for Sale
                            -------------------------------
                        Amortized  Market   Amortized  Market
(In thousands of dollars) Cost     Value    Cost       Value
----------------------- ---------- -------- --------- ---------
Due in one year or less   $ 1,714   $ 1,739   $16,707   $16,847
Due after one year
 through five years         5,622     5,796    21,802    21,828
Due after five years
 through ten years          2,867     3,055         0         0
Due after ten years         1,105     1,171       300       240
                          ------    ------    ------    ------
                           11,308    11,761    38,809    38,915

Mortgage backed
 securities                10,941    11,134   169,862   170,037
No contractual maturity         0         0    30,973    29,982
                                -         -    ------    ------
                         $ 22,249  $ 22,895  $239,644  $238,934
                         ========  ========  ========  ========

Proceeds from sales of securities during 1998 were $105,989,000 with gross gains of $737,000 and gross losses of $125,000. During 1997, proceeds from sales of securities were $73,302,000 with gross gains of $392,000 and gross losses of $344,000. During 1996, proceeds from sales of securities were $53,758,000 with gross gains of $154,000 and gross losses of $78,000.

Securities with a carrying value of $139,604,000 at December 31, 1998, were pledged to secure United States Treasury deposits, other public deposits and trust deposits.

The amortized cost and market value of securities at December 31, 1998 and 1997 follow:


                                        Gross      Gross
                           Amortized Unrealized  Unrealized  Market
(In thousands of dollars)    Cost       Gains      Losses     Value
-------------------------- --------- ----------- ---------- ---------
December 31, 1998:
Securities Held for Sale:
U.S. Treasury and U.S.
  Government agencies        $38,509        $295     $(129)   $38,675
Mortgage backed
securities:                  169,862         667      (492)   170,037
Mutual funds                  24,814           0      (991)    23,823
Obligations of states and
  political subdivisions         300           0       (60)       240
Other securities               6,159           0          0     6,159
                           --------- ----------- ---------- ---------
                            $239,644        $962   $(1,672)  $238,934
                           ========= =========== ========== =========
Securities Held for
Investment 1998:
Mortgage backed securities   $10,941        $228   $   (35)  $ 11,134
Obligations of states and
  political subdivisions      11,208         453          0    11,661
Other securities                 100           0          0       100
                           --------- ----------- ---------- ---------
                            $ 22,249       $ 681     $ (35)  $ 22,895
                            ========       =====     =====   ========

December 31, 1997:
Securities Held for Sale:

U.S. Treasury and U.S.
  Government agencies       $ 55,447      $  146   $  (182)   $55,411
Mortgage backed securities    96,919         421      (581)    96,759
Mutual funds                  24,914          20      (711)    24,223
Other securities               2,593           2          0     2,595
                           --------- ----------- ---------- ---------
                            $179,873      $  589   $(1,474)  $178,988
                           ========= =========== ========== =========

Securities Held for
Investment:
U.S. Treasury & U.S.
  Government agencies        $ 9,908       $  63    $     0   $ 9,971
Mortgage backed securities    19,393         305       (73)    19,625
Obligations of states and
  political subdivisions      11,761         416          0    12,177
Other securities                 100           0          0       100
                           --------- ----------- ---------- ---------
                            $ 41,162      $  784      $(73)  $ 41,873
                           ========= =========== ========== =========

                                   ----------

Note D - Loans An analysis of loans follows:


December 31 (In                1998        1997
thousands of dollars)
-----------------------    --------    --------
Real estate construction   $ 22,877    $ 14,141
Real estate mortgage        574,895     494,632
Commercial and financial     31,908      31,239
Installment loans to
 individuals                 71,506      73,673
Other                           364         245
                        ----------- -----------
                           $701,550    $613,930
                        =========== ===========



One of the sources of the Company's business is loans to directors, officers and other members of management. These loans are made on the same terms as all other loans and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans was approximately $8,141,000 and $4,425,000 at December 31, 1998 and 1997, respectively. During 1998 $5,840,000 of new loans were made and repayments totaled $2,124,000.

See Page 19 of Management's Discussion and Analysis for information about concentrations of credit risk of all financial instruments.

                                   ----------

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

The Company's recorded investment in impaired loans and related valuation allowance are as follows:


December 31,                              1998                  1997
                                   Recorded Valuation    Recorded  Valuation
(In thousands of dollars)          Investment Allowance  InvestmentAllowance
-------------------------          --------------------  -------------------
Impaired loans:
     Valuation allowance required        $ 0      $ 0    $    0     $   0
     No valuation allowance required      80        0       174         0
                                          --        -       ---         -
                                        $ 80      $ 0    $  174     $   0
                                        ====      ===    ======     =====

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 were $102,000 and $154,00000 respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. The Company recognized interest income on impaired loans of $13,000 and $5,000 for the year ended December 31, 1998 and 1997 respectively.

Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:


(In thousands of dollars)                     1998    1997      1996
-------------------------                     ----    ----      ----
Balance, beginning of year                   $5,363  $5,657    $4,893
Provision charged to operating expense        1,710     913     1,090
Charge offs                                  (1,192) (1,554)     (725)
Recoveries                                      462     347       399
                                                ---     ---       ---
Balance, end of year                         $6,343  $5,363   $ 5,657
                                             ======  ======   =======

                                   ----------

Note F - Bank Premises and Equipment Bank premises and equipment are summarized as follows:


                                             Accumulated
                                            Depreciation     Net
                                                  &       Carrying
(In thousands of dollars)           Cost    Amortization    Value
------------------------------------------- ------------------------
December 31, 1998
Premises (including land of
 $2,967)                            $20,083        $6,862    $13,221
Furniture and equipment              14,918        10,377      4,541
                                 ---------- ------------------------
                                    $35,001       $17,239    $17,762
                                 ========== ========================
December 31, 1997
Premises (including land of         $19,645        $6,172    $13,473
 $2,967)
Furniture and equipment              14,336         9,485      4,851
                                 ---------- ------------------------
                                    $33,981       $15,657    $18,324
                                 ========== ========================

                                   ----------

Note G - Short Term Borrowings

All of the Company's short term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:


(In thousands of dollars)           1998        1997       1996
-------------------------           ----        ----       ----
Maximum amount outstanding
 at any month end                $77,758     $52,112    $45,088
Average interest rate
 outstanding at end of year        3.44%       4.30%      3.92%
Average amount outstanding       $25,908     $20,294    $18,236
Weighted average interest rate     3.96%       4.03%      4.16%
----------------------------------------------------------------


On July 31, 1998, the Company acquired $24,970,000 in other borrowings, $15,000,000 from the Federal Home Loan Bank and $9,970,000 from Donaldson, Lufkin & Jenrette. At the date of acquisition, these borrowings had an average duration of 2.7 years and a fixed rate of 5.75%.

The Company's subsidiary bank has unused lines of credit to purchase federal funds from its correspondent banks of $48,000,000 at December 31, 1998.

                                   ----------

Note H - Employee Benefits

The Company's profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $859,000 in 1998, $814,000 in 1997, and $801,000 in 1996.

The Company's stock option and stock appreciation rights plans were approved by the Company's shareholders on April 25, 1991 and April 25, 1996. The number of shares of Class A common stock that may be purchased pursuant to the 1991 and 1996 plans shall not exceed 300,000 shares for each plan. The Company has granted options on 250,000 shares and 284,000 shares, respectively through December 31, 1998. Under both plans the option exercise price equals the Class A common stock's market price on the date of grant. All options have a four year vesting period and a contractual life of ten years.

The following table presents a summary of stock option activity for 1996, 1997 and 1998:

                                 Weighted                   Weighted
                                  Average                    Average
                        Number     Fair      Option Price   Exercise
                      of Shares    Value      Per Share       Price
                      ---------- --------- ---------------------------
Options
 outstanding,
 January 1, 1996         300,500             $ 8.24 - 22.92     $15.36
  Exercised              (28,500)             11.00 - 19.00      11.78
  Granted                 47,000     $5.64            21.75      21.75
  Cancelled               (8,000)                     17.50      17.50
                         ---------------------------------------------
Options
 outstanding,
 December 31, 1996       311,000               8.24 - 22.92      16.59
  Exercised              (72,000)              8.24 - 22.92      12.04
  Granted                 51,000      8.97            25.50      25.50
 Port St. Lucie
  Exchange                51,000                 8.24-22.92      10.57
  Cancelled               (5,000)               17.50-19.00      18.79
                         ---------------------------------------------

Options
 outstanding,
 December 31, 1997       285,000                11.00-22.50      19.33
    Exercised            (40,000)               11.75-21.75      18.10
    Granted              156,000     10.05            29.00      29.00
    Canceled             (23,000)               17.50-25.50      23.73

Options
 outstanding,
 December 31, 1998       378,000                11.00-29.00      23.14
                         =============================================
Options
 exercisable,
 December 31, 1996       159,000                                $14.38
 December 31, 1997       154,000                                $16.91
 December 31, 1998       146,000                                $17.13
======================================================================

The following table summarizes information about stock options outstanding at December 31, 1998:



              Options Outstanding                 Options Exercisable
------------------------------------------------------------------------
                          Weighted
                          Average
             Number of   Remaining    Weighted   Number of    Weighted
  Range of     Shares     Contrac-    Average      Shares     Average
  Exercise   Outstand-   tual Life    Exercise    Exercis-    Exercise
   Prices       ing       in Years     Price        able       Price
------------------------------------------------------------------------
   $   11.00      10,000        2.42        $ 11.00   10,000    $  11.00
       11.75      21,000        3.17          11.75   21,000       11.75
       14.50       1,000        0.33          14.50    1,000       14.50
       17.50      40,000        6.17          17.50   27,000       17.50
       17.75      29,000        4.92          17.75   29,000       17.75
       19.00      44,000        4.17          19.00   44,000       19.00
       21.75      40,000        7.50          21.75   13,000       21.75
       21.93       1,000        0.33          21.93    1,000       21.93
       25.50      36,000        8.58          25.50       --          --
       29.00     156,000        9.54          29.00       --          --
------------------------------------------------------------------------
                 378,000        6.84         $23.14  146,000      $17.13
========================================================================


The two stock option plans are accounted for under APB Opinion No. 25, and therefore no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

Dollars in Thousands (except
per share data                        1998       1997        1996
--------------                        ----       ----        ----
Net Income:
      As Reported                    $9,563     $7,432      $8,839
      Pro Forma                       9,164      7,278       8,758

Per Share:
      As Reported(Diluted)             1.84       1.42        1.71
      Pro Forma                        1.76       1.39        1.69

Because the statement has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996; risk-free interest rates of
5.65 percent for 1998, 6.90 percent for 1997 and 7.11 percent 1996; expected dividend yield of 3.4 percent for the 1998 issue, 2.5 percent for the 1997 issue and 3.3 percent for the 1996 issue; expected lives of 7 years; expected volatility of 38.6 percent for 1998, 30.4 percent for 1997 and 20.8 percent for 1996.

The Company's defined benefit plan was terminated in 1996 and resulted in a one-time charge of $607,000. The Company has received regulatory approval for the termination and has no further obligation to the plan or its participants.

                                   ----------

Note I - Lease Commitments

The Company is obligated under various noncancelable operating leases for equipment, buildings and land. At December 31, 1998, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(Dollars in Thousands)
-------------------------------

1999                   $  1,445
2000                      1,272
2001                      1,259
2002                      1,179
2003                        897
Thereafter                7,326
                          -----
                       $ 13,378
                       ========

Rent expense charged to operations was $1,474,000 in 1998, $1,382,000 in 1997, and $1,278,000 in 1996. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company at prevailing rental rates. Lease payments to these individuals were $227,000 in 1998, $217,000 in 1997 and $293,000 in 1996.

                                   ----------

Note J - Income Taxes

The provision for income taxes including tax effects of security transaction gains (1998 - $224,000; 1997 - $18,000; 1996 - $28,000;)for the three years ended December 31 are as follows:


Year Ended December 31
(Dollars in Thousands)               1998        1997       1996
------------------------------- ---------- ----------------------
Current
  Federal                           $5,417      $3,438     $4,916
  State                                664         434        616
Deferred
  Federal                             (423)        337       (529)
  State                                (52)         42        (70)
                                       ---          --        ---
                                    $5,606      $4,251     $4,933
                                    ======      ======     ======



Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

(Dollars in Thousands)              1998        1997       1996
----------------------              ----        ----       ----
Depreciation                         $(68)        $148     $(147)
Allowance for loan losses            (420)         134      (280)
Interest and fee income                80           81        68
Other real estate owned               (57)           7       (24)
Pension                                 0            0      (229)
Other                                 (10)           9        13
                                      ---            -        --
                                    $(475)       $ 379   $  (599)
                                    =====        =====   =======

The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 34 percent to pretax income) and the reported income tax expense for the three years ended December 31, relating to income before income taxes is as follows:

(Dollars in Thousands)               1998        1997       1996
----------------------               ----        ----       ----

34% of income before                $5,157      $3,972     $4,682
 income taxes
Increase (decrease)
 resulting from the effects
 of:
  Tax-exempt interest on
   obligations of states and
   political subdivisions             (239)       (237)      (262)
  State income taxes                  (208)       (162)      (186)
  Dividend exclusion                    (8)         (8)        (8)
  Amortization of
   intangibles                         200         200        198
  Other                                 92          10        (37)
                                        --          --        ---
Federal tax provision                4,994       3,775      4,387
State tax provision                    612         476        546
                                       ---         ---        ---
Applicable income taxes             $5,606      $4,251     $4,933
                                    ======      ======     ======

The net deferred tax assets (liabilities) at December 31 are comprised of the following:


(Dollars in Thousands)                        1998       1997
---------------------------------------- ---------------------
Allowance for loan losses                    $2,045    $ 1,625
Other real estate owned                          89         32
Net unrealized securities losses                258        410
Other                                            61         39
                                                 --         --
   Gross deferred tax assets                  2,453      2,106

Depreciation                                   (849)      (917)
Interest and fee income                        (583)      (503)
Other                                           (23)       (11)
                                                ---        ---
   Gross deferred tax liabilities            (1,455)    (1,431)
Deferred tax asset valuation allowance            0          0
                                                  -          -
Net deferred tax assets                       $ 998      $ 675
                                              =====      =====

The tax effects of unrealized gains (losses) included in the calculation of comprehensive income income as presented in the statements of shareholder's equity for the three years ended December 31, are as follows:

(Dollars in Thousands)
----------------------
1998           $ 152
1997             562
1996            (446)

                                   ----------

Note K -  Noninterest  Income and  Expenses

Details of income and expenses for the three years ended December 31 follow:

(Dollars in Thousands)                      1998       1997      1996
---------------------------------------- --------- ---------- ---------

Noninterest income
  Service charges on deposit accounts       $4,359     $4,182    $3,435
  Trust fees                                 2,144      2,206     2,069
  Other service charges and fees             1,655      1,688     1,623
  Brokerage commissions and fees             2,105      1,853     2,046
  Other                                      1,512        967     1,158
                                         --------- ---------- ---------
                                            11,775     10,896    10,331
  Securities gains                             612         48        76
                                         --------- ---------- ---------
                                           $12,387    $10,944   $10,407
                                         ========= ========== =========

Noninterest expenses

  Salaries and wages                       $14,046    $13,203   $12,447
  Pension and other employee benefits        3,119      2,945     2,875
  Occupancy                                  3,129      2,961     2,675
  Furniture and equipment                    2,436      2,267     2,038
  Marketing                                  1,964      2,151     1,878
  Legal and professional fees                1,029        918     1,046
  FDIC assessments                             135        136       634
  Foreclosed and repossessed asset
    management and dispositions                298        207       182
  Amortization of intangibles                  671        671       661
  Outsourced data processing costs           2,881      2,126     1,594
  Other                                      6,013      8,840     5,738
                                         --------- ---------- ---------
                                           $35,721    $36,425   $31,768
                                         ========= ========== =========

                                   ----------

Note L - Shareholders' Equity

The Company has reserved 100,000 Class A common shares for issuance in connection with an employee stock purchase plan and 150,000 Class A common shares for issuance in connection with an employee profit sharing plan. At December 31, 1998, an aggregate of 35,236 shares and 52,422 shares, respectively, have been issued as a result of employee participation in these plans.

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

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998 that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Company's regulator categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                       Minimum for
                                                    Capital Adequacy
                                                        Purposes
                                                  ---------------------
(Dollars in Thousands)          Amount      Ratio     Amount     Ratio
----------------------          ------      -----     ------     -----
1998
   Total Capital (to risk-
    weighted assets)            $79,953     12.01%    $53,273   >=8.00%
   Tier 1 Capital (to
    risk-weighted assets)        73,610      11.05     26,637   >=4.00%
   Tier 1 Capital (to adjusted
    average assets)              73,610       7.10     41,451   >=4.00%

1997
   Total Capital (to risk-
    weighted assets)             81,351     14.66%    $44,399   >=8.00%
   Tier 1 Capital (to
    risk-weighted assets)        75,988      13.69     22,200   >=4.00%
   Tier 1 Capital (to adjusted
    average assets)              75,988       8.44     35,935   >=4.00%


-------(con't)------

                                  Minimum To Be
                                Well Capitalized
                                  Under Prompt
                                Corrective Action
                                   Provisions
                             ---------------------
(Dollars in Thousands)           Amount      Ratio
1998
   Total Capital (to risk-
    weighted assets)            $66,591   >=10.00%
   Tier 1 Capital (to
    risk-weighted assets)        39,955   >= 6.00%
   Tier 1 Capital (to adjusted
     average assets)             51,814   >= 5.00%

1997
   Total Capital (to risk-
    weighted assets)             55,499   >=10.00%
   Tier 1 Capital (to
    risk-weighted assets)        33,299   >= 6.00%
   Tier 1 Capital (to adjusted
    average assets)              44,919   >= 5.00%


                                   ----------

Note M - Seacoast Banking Corporation of Florida
(Parent Company Only) Financial Information


Balance Sheets

December 31
(Dollars in Thousands)                           1998           1997
----------------------                           ----           ----
Assets
  Cash                                        $    10        $    10

  Securities purchased under
   agreement to resell with
   subsidiary bank, maturing
   within 30 days                                   0          3,498
  Securities held for sale                      1,512          1,530
  Investment in subsidiaries                   78,431         75,543
  Other assets                                    171            586
                                                  ---            ---
                                              $80,124        $81,167
                                              =======        =======
Liabilities and Shareholders'
Equity
Liabilities
   Advances from bank subsidiary              $ 1,542        $     0
   Other liabilities                              140            103
Shareholders' Equity                           78,442         81,064
                                               ------         ------
                                              $80,124        $81,167
                                              =======        =======

Statements of Cash Flows

Year Ended December 31
(Dollars in Thousands)                       1998       1997       1996
----------------------                       ----       ----       ----
Increase (Decrease) in Cash

Cash flows from operating
 activities
  Interest received                        $ 187     $  243     $  253
  Dividends received                       7,148      4,165      3,251
  Other income received                        0         13         30
  Income taxes received (paid)               565        133         80
  Cash paid to suppliers                    (534)    (1,858)      (700)
                                            ----     ------       ----
Net cash provided by operating
activities                                 7,366      2,696      2,914

Cash flows from investing
activities

Decrease (increase) in securities
 purchased under agreement to
 resell, maturing in 30 days               3,498      1,107       (833)

Decrease (increase) in deposit
 with subsidiary bank                          0         12        154

Proceeds from sale of premises                 0        512          0
                                             ---        ---          -
Net cash provided by (used in)
 investing activities                      3,498      1,631       (679)

Cash flows from financing
activities
  Advance from subsidiary                  1,542          0          0
  Issuance of common stock -                   0          0         33
  Exercise of Stock Options                  748        879        336
  Treasury Stock (purchased)issued        (8,624)    (1,207)       129
  Dividends paid                          (4,530)    (3,999)    (2,730)
                                          ------     ------     ------
Net cash used in financing
 activities                              (10,864)    (4,327)    (2,232)
                                         -------     ------     ------
Net change in cash                             0          0          3
Cash at beginning of year                     10         10          7
                                              --         --          -
Cash at end of year                         $ 10      $  10      $  10
                                            ====      =====      =====

Reconciliation of Net Income to
 Cash Provided by Operating
 Activities
Net income                               $ 9,563    $ 7,432     $8,839
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Gain on sale of premises                     0       (44)          0
  Equity in undistributed income
   of subsidiaries                        (2,659)    (4,249)    (5,785)
  Other net                                  462       (443)      (140)
                                             ---       ----       ----
Net cash provided by operating
 activities                               $7,366    $ 2,696     $2,914
                                          ======    =======     ======

Statements of Income

Year Ended December 31
(Dollars in Thousands)                      1998       1997       1996
-------------------------                   ----       ----       ----
Income
  Dividends
    Subsidiary                            $7,123     $4,133     $3,219
    Other                                     33         32         33
  Interest                                   182        239        253
  Other                                        0         13         30
                                               -         --         --
                                           7,338      4,417      3,535
Expenses                                     573      1,799        606
                                             ---      -----        ---
Income before income tax credit
 and equity in undistributed
 income of subsidiaries                    6,765      2,618      2,929
Income tax credit                            139        565        125
                                             ---        ---        ---
Income before equity in
 undistributed income of
 subsidiaries                              6,904      3,183      3,054
Equity in undistributed income of
 subsidiaries                              2,659      4,249      5,785
                                           -----      -----      -----
       Net income                         $9,563     $7,432     $8,839
                                          ======     ======     ======

                                   ----------

Note N - Contingent Liabilities and Commitments with Off-Balance Sheet Risk

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

                                          Contract or
                                          Notional Amount
(Dollars in Thousands)
December 31                                    1998         1997
-----------                                    ----         ----
Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit             $ 94,665     $ 74,355
Standby letters of credit and
 financial guarantees written:
    Secured                                     864        1,115
    Unsecured                                   375          141

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $94,665,000 outstanding at December 31, 1998, $53,686,000 is secured by 1-4 family residential properties.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for the above secured standby letters of credit at December 31, 1998 and 1997 amounted to $5,778,000 and $2,079,000, respectively.

                                   ----------

Note O - Mortgage Servicing Rights, Net

The following is an analysis of the mortgage  servicing rights,  net at December
31:


(Dollars in Thousands)             1998         1997
----------------------             ----         ----

Balance at beginning of year     $   798     $   546
Origination of mortgage            1,155
 servicing rights                                377
LESS: valuation allowance           (148)          0
Amortization                        (252)       (125)
                                    ----        ----
    Total                        $ 1,553      $  798
                                 =======      ======



December 31
(Dollars in Thousands)             1998         1997
----------------------             ----         ----
Unpaid principal
 balance of serviced
 loans for which
 mortgage servicing
 rights are
 capitalized                   $ 128,324      $63,878
                               =========      =======

Unpaid principal
 balance of serviced
 loans for which
 there are no
 servicing rights
 capitalized.                  $  48,657      $63,427
                               =========      =======



The fair value of captitalized mortgage servicing rights was estimated using a discounted cash flow model. Prepayment speed projections and market assumptions regarding discount rate, servicing cost, escrow earnings credits, payment float and advance cost interest rates were determined from guidelines provided by a third-party mortgage servicing rights broker.

                                   ----------

Note P - Supplemental Disclosures for Consolidated Statement of Cash Flows

Reconciliation of Net Income to Net Cash
Provided by Operating Activities for the three years ended December 31:


(Dollars in Thousands)                     1998      1997      1996
------------------------------------ ------------------------------
Net Income                              $ 9,563   $ 7,432    $8,839
Adjustments to reconcile net
 income to net cash provided by
 operating activities
   Depreciation and amortization          3,020     2,707     2,653
   Provision for loan losses              1,710       913     1,090
   Provision (credit) for deferred
    taxes                                  (475)      379      (599)
   Gain on sale of securities              (612)      (48)      (76)
   Gain on sale of loans                   (683)     (202)     (564)
   Loss on sale and write
     down of foreclosed assets              185        95       107
   Gain/Loss on disposition of              105        (8)       18
    equipment
   Change in interest receivable            (47)       32      (332)
   Change in interest payable               157      (331)     (333)
   Change in prepaid expenses              (814)        1       457
   Change in accrued taxes                1,029    (1,154)       55
   Change in other liabilities            1,925      (607)     (191)
                                          -----     -----      ----
Total adjustments                         5,500     1,777     2,285
                                          -----     -----     -----
Net cash provided by operating
 activities                            $ 15,063    $9,209   $11,124
                                       ========    ======   =======

Supplemental disclosure of
   non cash investing activities:
   Market value adjustment to securities  $ 178    $1,197  $ (1,517)
   Transfers from loans to other real
   estate owned                             702       428     1,363

                                   ----------

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

Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card, etc. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusting for prepayment assumptions using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are based on contractual terms. At December 31, 1998, there is no estimate of fair value of credit card loans due to the sale of the credit card portfolio in 1998. The fair value estimate for credit card loans is based on the carrying value of existing loans at December 31, 1998 and 1997. The fair value estimate for credit card loans was based on the carrying value of existing loans at December 31, 1997. The credit card loan portfolio was sold during 1998.

Deposit Liabilities: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit: The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparties.


                                    1998                  1997
                                    --------------------------

                            Carrying     Fair     Carrying     Fair
(Dollars in Thousands)       Amount     Value      Amount      Value
----------------------       ------     -----      ------      -----
Financial Assets
  Cash and cash
   equivalents               $ 97,438   $ 97,438     $64,436    $64,436
  Securities                  261,183    261,829     220,150    220,861
  Loans, net                  695,207    704,406     608,567    611,000

Financial Liabilities
  Deposits                    905,202    907,254     806,098    806,537
  Borrowings                  102,728    102,650      52,112     52,112
Contingent Liabilities
  Commitments to extend
   credit                           0        947           0        744
  Standby letters of
   credit                           0         18           0         13



                                   ----------

Note R - Earnings Per Share

Year ended December 31                  Net                 Per-share
(Dollars in Thousands)               Income      Shares        Amount
----------------------               ------      ------        ------
1998:
Basic Earnings Per Share
  Income available to common
  shareholders                       $9,563   5,093,032         $1.88

Options issued to executives
(See Note H)                                     99,385
                                      -----     -------

Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                        $9,563   5,192,417         $1.84
                                     ======   =========         =====


1997:
Basic Earnings Per Share
  Income available to common
  shareholders                       $7,432   5,128,208         $1.45
                                                                -----

Options issued to executives
 (See Note H)                                   123,504
                                      -----     -------

Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                        $7,432   5,251,712         $1.42
                                     ======   =========         =====


1996:
Basic Earnings Per Share
 Income available to common
 shareholders                        $8,839   5,096,856         $1.73
                                                                -----
Options issued executives
 (See Note H)                                    84,128
                                      -----     -------


Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                        $8,839   5,180,984         $1.71
                                     ======   =========         =====