Form 10-K, Exhibit 13
period 1999-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2000-03-30
CIK 730708

Financial Highlights

(Dollars in thousands except per share data)

FOR THE YEAR                             1999           1998            1997

Net interest income                  $  43,089      $  40,213        $ 38,077
Provision for loan losses                  660          1,710             913
Noninterest income:
  Securities gains                         309            612              48
  Other                                 12,148         11,775          10,896
Noninterest expenses                    35,983         35,721          36,425
Income before income taxes              18,903         15,169          11,683
Provision for income taxes               7,119          5,606           4,251
Net income                              11,784          9,563           7,432
Core earnings (1)                       19,439         16,565          12,755

Per share data Net income:

   Diluted                                2.40           1.84            1.42
   Basic                                  2.43           1.88            1.45
Cash dividends paid:Class A common        0.98           0.90            0.82
Book value                               15.96          15.87           15.75
Dividends to net income                   39.8%          47.4%           53.8%

AT YEAR END

Assets                              $1,081,032     $1,092,230        $943,037
Securities                             213,654        261,183         220,150
Net loans                              771,294        695,207         608,567
Deposits                               905,960        905,202         806,098
Shareholders' equity                    77,111         78,442          81,064
Performance ratios:
   Return on average assets               1.11%          0.98%           0.83%
   Return on average equity              14.64          11.64            9.17
Net interest margin (2)                   4.34           4.40            4.60
Average equity to average assets          7.57           8.39            9.09

----------
(1) Income before taxes excluding the provision for loan losses, securities gains and expenses associated with foreclosed and repossessed asset management and dispositions.

(2)   On a fully taxable equivalent basis.

                          Financial Highlights (con't)

(Dollars in thousands except per share data)

FOR THE YEAR                                         1996            1995

Net interest income                               $ 36,223        $ 31,035
Provision for loan losses                            1,090             456
Noninterest income:
  Securities gains                                      76             421
  Other                                             10,331           8,747
Noninterest expenses                                31,768          27,766
Income before income taxes                          13,772          11,981
Provision for income taxes                           4,933           4,208
Net income                                           8,839           7,773
Core earnings (1)                                   14,968          12,099

Per share data

Net income:
    Diluted                                           1.71            1.51
    Basic                                             1.73            1.52
Cash dividends paid:Class A common                    0.65            0.54
Book value                                           15.08           14.05
Dividends to net income                               30.9%           29.3%

AT YEAR END

Assets                                            $938,501        $885,881
Securities                                         223,169         234,795
Net loans                                          570,667         493,328
Deposits                                           811,493         765,200
Shareholders' equity                                76,995          71,155
Performance ratios:
    Return on average assets                          1.04%           0.98%
    Return on average equity                         11.63           11.12
Net interest margin (2)                               4.60            4.24
Average equity to average assets                      8.96            8.77

----------
(1) Income before taxes excluding the provision for loan losses, securities gains and expenses associated with foreclosed and repossessed asset management and dispositions.

(2)   On a fully taxable equivalent basis.

                                FINANCIAL REVIEW

                  1999 Management's Discussion and Analysis

Net income for 1999 totaled $11,784,000 or $2.40 per share diluted, compared with $9,563,000 or $1.84 per share diluted in 1998 and $7,432,000 or $1.42 per share diluted in 1997. Return on average assets was 1.11 percent and return on average shareholders' equity was 14.64 percent for 1999, compared to the prior year's results of 0.98 percent and 11.64 percent, respectively, and 1997's results of 0.83 percent and 9.17 percent, respectively.

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

--------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
AS A PERCENT OF AVERAGE ASSETS
Table 1

(Tax equivalent basis)                       1999        1998         1997
--------------------------------------------------------------------------------
Net interest income                          4.09%       4.14%        4.31%
Provision for loan losses                    0.06        0.17         0.10
Noninterest income
  Securities gains                           0.03        0.06         0.01
  Other                                      1.14        1.20         1.22
Noninterest expenses                         3.39        3.64         4.09
                                             ----        ----         ----
Income before income taxes                   1.81        1.59         1.35
Provision for income taxes
 including tax equivalent adjustment         0.70        0.61         0.52
                                             ----        ----         ----
     NET INCOME                              1.11%       0.98%        0.83%
                                             ====        ====         ====
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income (on a fully tax equivalent  basis)  increased  $2,865,000 or
7.1 percent to $43,452,000 for 1999, compared to a year ago. For 1999, the net interest margin decreased to 4.34 percent from 4.40 percent for 1998.

--------------------------------------------------------------------------------
CHANGES IN AVERAGE EARNING ASSETS
Table 2

                              Increase/(Decrease)     Increase/(Decrease)
(Dollars in thousands)            1999 vs 1998           1997 vs 1996
--------------------------------------------------------------------------------
Securities:
  Taxable                       $16,476       7.3%    $ 25,609     12.9%
  Nontaxable                     (1,686)    (13.8)      (1,383)   (10.2)
Federal funds sold
   and other short
   term investments              (8,778)    (53.1)     (11,545)   (41.1)
Loans, net                       73,593      11.0       73,533     12.3
                                  ------     ----       ------     ----
      Total                     $79,605       8.6%    $ 86,214     10.3%
                                =======       ===     ========     ====

--------------------------------------------------------------------------------

The cost of interest  bearing  liabilities  in 1999  declined 19 basis points to
3.63 percent. While the cost for savings account balances increased 23 basis points (a direct result of the Company successfully increasing balances with its Grand Savings product that offers a higher interest rate for larger deposit balances), rates paid for NOW accounts, money market accounts, and certificates of deposits declined. The Company extended the average maturity of its time certificate of deposit funding by offering longer terms in early 1999 and locked in attractive rates before the Fed began increasing interest rates.

The yield on earning  assets in 1999  declined 22 basis points year over year to
7.38 percent. Decreases in the yield on loans of 32 basis points, the yield on securities of 12 basis points and the yield on federal funds sold of 48 basis points were partially offset by a changing earning asset mix, with a $73,593,000 increase in average loans, accounting for nearly all of the $79,605,000 increase in earning assets. The yield on loans was affected by the full year impact of the sale of the credit card portfolio in July 1998 and the significant refinance activity that occurred in 1998.

Average investment securities grew $14,790,000 or 6.3 percent, while average federal funds sold decreased $8,778,000 or 53.1 percent. The growth in loans and an increase in lower cost interest bearing liabilities mitigated the decline in the margin. Loans (the highest yielding component of earning assets) as a percentage of average earning assets increased to 74.1 percent in 1999, versus
72.6 percent a year ago. Average certificates of deposit (the highest cost component of interest bearing deposits) as a percentage of interest bearing liabilities decreased to 47.4 percent in 1999, compared to 50.8 percent in 1998. Lower cost interest bearing core deposits (NOW, savings and money market deposits) grew $35,081,000 or 10.2 percent to $378,434,000. Also favorably affecting the mix of deposits was an increase in average noninterest bearing demand deposits of $18,562,000 or 15.7 percent.

Net interest income (on a fully tax equivalent basis) for 1998 increased $2,142,000 or 5.6 percent compared to a year earlier. In 1998, the net interest margin decreased to 4.40 percent from 4.60 percent for 1997.

--------------------------------------------------------------------------------
RATE/VOLUME ANALYSIS (On a Tax Equivalent Basis)
Table 3
                                                     1999 vs 1998
(Dollars in thousands)                             Due to Change In:
                                     ----------------------------------------
Amount of Increase/(Decrease)        Volume      Rate       Mix         Total
--------------------------------------------------------------------------------
INTEREST INCOME
Securities:
  Taxable                            $ 996     $ (212)    $ (16)         $ 768
  Nontaxable                          (141)        (3)        0           (144)
                                      ----         --         -           ----
                                       855       (215)      (16)           624
Federal funds sold and
 other short term investments         (465)       (80)       42           (503)
Loans                                6,009     (2,118)     (231)         3,660
                                     -----     ------      ----          -----
      TOTAL INTREEST INCOME          6,399     (2,413)     (205)         3,781

INTEREST EXPENSE
NOW                                    (28)      (143)        3          (168)
Savings deposits                       407        210        47           664
Money market accounts                  356       (400)      (34)          (78)
Time deposits                          238     (1,093)      (12)         (867)
                                       ---     ------       ---          ----
                                       973     (1,426)        4          (449)
Federal funds purchased
 and other short term borrowings       496         68        32           596
Other borrowings                       771         (1)       (1)          769
                                       ---         --        --           ---
      TOTAL INTEREST EXPENSE         2,240     (1,359)       35           916
                                     -----      ------       --           ---
      NET INTEREST INCOME           $4,159    $(1,054)    $(240)       $2,865
                                    ======    =======     =====        ======
--------------------------------------------------------------------------------

RATE/VOLUME ANALYSIS (On a Tax Equivalent Basis)
Table 3 (con't)
                                                     1998 vs 1997
(Dollars in thousands)                             Due to Change In:
                                     -------------------------------------------
 Amount of Increase/(Decrease)       Volume        Rate       Mix         Total
--------------------------------------------------------------------------------
INTEREST INCOME
Securities:
  Taxable                           $1,563       $(115)     $(15)     $ 1,433
  Nontaxable                          (115)         12        (1)        (104)
                                      ----          --        --         ----
                                     1,448        (103)      (16)       1,329
Federal funds sold and
 other short term investments         (625)        (32)       13         (644)
Loans                                6,203      (1,603)     (198)       4,402
                                      -----     ------      ----        -----
      TOTAL INTEREST INCOME          7,026      (1,738)     (201)       5,087

INTEREST EXPENSE
NOW                                   (155)        195       (24)          16
Savings deposits                       311        (317)      (53)         (59)
Money market accounts                  506         (57)       (8)         441
Time deposits                        1,828        (140)      (13)       1,675
                                     -----        ----       ---        -----
                                     2,490        (319)      (98)       2,073
Federal funds purchased
 and other short term borrowings       226         (14)       (4)         208
Other borrowings                       664           0         0          664
                                       ---           -         -          ---
      TOTAL INTEREST EXPENSE         3,380        (333)     (102)       2,945
                                     -----        ----      ----        -----
      Net Interest

      Income                        $3,646     $(1,405)     $(99)      $2,142
                                    ======     =======      ====       ======
------------------------------------------------------------------------------

The cost of interest bearing liabilities in 1998 remained level year over year at 3.82 percent. While the cost for NOW account balances increased 27 basis points (a direct result of the Company successfully increasing balances with its Money Manager product which consolidates customer NOW account and brokerage activities and offers a higher interest rate), rates paid for savings, money market accounts, certificates of deposits and short term borrowings (principally sweep repurchase agreements with customers of the Company's subsidiary bank) declined and were offsetting. In the third quarter, the Company obtained borrowings totaling $24,970,000 with a duration of 2.7 years from the Federal Home Loan Bank (FHLB) and Donaldson, Lufkin & Jenrette (DLJ) at a weighted average rate of 5.75 percent. The funds were used to acquire investments with comparable duration to the funding at a 110 basis point spread.

--------------------------------------------------------------------------------
CHANGES IN AVERAGE
INTEREST BEARING LIABILITIES
Table 4
                          Increase/(Decrease)     Increase/(Decrease)
(Dollars in thousands)       1999 vs 1998            1998 vs 1997
--------------------------------------------------------------------------------
NOW                       $(1,407)     (2.2)%    $(8,992)       (12.4)%
Savings deposits           20,345      22.6       12,902         16.7
Money market accounts      16,143       8.5       22,563         13.5
Time deposits               4,537       1.2       34,339          9.6
Federal funds
 purchased and
 other short term
 borrowings                12,530      48.4        5,614         27.7
Other borrowings           13,421     116.2       11,549          N/M
                           ------     -----       ------         ----
      Total               $65,569       8.5%     $77,795         11.2%
                          =======       ===      =======         ====

----------
N/M = Not meaningful
--------------------------------------------------------------------------------

The yield on earning  assets in 1998  declined 18 basis points year over year to
7.60 percent. Decreases in the yield on loans of 27 basis points, the yield on securities of 7 basis points and the yield on federal funds sold of 12 basis points were partially offset by a changing earning asset mix, with a $73.6 million increase in average loans. The yield on loans was affected by the sale of the $7.1 million credit card portfolio in July 1998 which had yielded 12 percent and lower interest rates which caused many businesses and homeowners to refinance their existing mortgages to lower rates during 1998.

Average earning assets during 1998 were $86,214,000 or 10.3 percent higher when compared to prior year. Average loan balances grew $73,533,000 or 12.3 percent and average investment securities grew $24,226,000 or 11.4 percent, while average federal funds sold decreased $11,545,000 or 41.1 percent. The growth in loans and an increase in lower cost interest bearing liabilities mitigated the decline in the margin. Loans (the highest yielding component of earning assets) as a percentage of average earning assets increased to 72.6 percent in 1998, versus 71.3 percent a year ago. Average certificates of deposit (the highest cost component of interest bearing deposits) as a percentage of interest bearing liabilities decreased to 50.8 percent in 1998, compared to 51.5 percent in 1997. Lower cost interest bearing core deposits (NOW, savings and money market deposits) grew $26,473,000 or 8.4 percent to $343,353,000. Also favorably affecting the mix of deposits was an increase in average noninterest bearing demand deposits of $8,792,000 or 8.0 percent to $118,180,000.

--------------------------------------------------------------------------------
THREE YEAR SUMMARY
AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)
Table 5
(Dollars in thousands)                               1999
--------------------------------------------------------------------------------
                                             Average                   Yield/
                                             Balance    Interest        Rate
--------------------------------------------------------------------------------
ASSETS
Earning assets:
  Securities
    Taxable                                    $240,830    $14,330      5.95%
    Nontaxable                                   10,551        882      8.36
                                                 ------     ------      ----
  TOTAL SECURITIES                              251,381     15,212      6.05

  Federal funds sold and other
   short term investments                         7,745        373      4.82
  Loans (2)                                     743,010     58,329      7.85
                                                -------     ------      ----
 TOTAL EARNING ASSETS                         1,002,136     73,914      7.38

Allowance for loan losses                        (6,713)
Cash and due from banks                          35,110
Bank premises and equipment                      17,213
Other assets                                     14,589
                                                 ------
                                             $1,062,335
                                             ==========


LIABILITIES AND
SHAREHOLDERS EQUITY

Interest-bearing liabilities:
  NOW                                           $61,840    $ 1,093      1.77%
  Savings deposits                              110,477      2,465      2.23
  Money market accounts                         206,117      4,114      2.00
  Time deposits                                 397,513     19,736      4.96
  Federal funds purchased and other
   other short term borrowings                   38,438      1,621      4.22
  Other borrowings                               24,970      1,433      5.74
                                                 ------      -----      ----
    TOTAL INTEREST BEARING LIABILITIES          839,355     30,462      3.63

Demand deposits                                 136,742
Other liabilities                                 5,767
                                                  -----
                                                981,864

Shareholders'Equity                              80,471
                                                 ------
                                             $1,062,335
                                             ==========

Interest expense as % of earning assets                                 3.04%

Net interest income/yield on earning assets                $43,452      4.34%
                                                           =======      ====

----------
(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
THREE YEAR SUMMARY
AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)
Table 5 (con't)

(Dollars in thousands)                               1998
--------------------------------------------------------------------------------
                                             Average                   Yield/
                                             Balance    Interest        Rate
--------------------------------------------------------------------------------
ASSETS
Earning assets:
  Securities
    Taxable                                    $224,354    $13,562      6.04%
    Nontaxable                                   12,237      1,026      8.38
                                                 ------      -----      ----
  TOTAL SECURITIES                              236,591     14,588      6.17

  Federal funds sold and other
   short term investments                        16,523        876      5.30
  Loans (2)                                     669,417     54,669      8.17
                                                -------     ------      ----
 TOTAL EARNING ASSETS                           922,531     70,133      7.60

Allowance for loan losses                        (5,739)
Cash and due from banks                          29,244
Bank premises and equipment                      18,620
Other assets                                     14,737
                                                 ------
                                               $979,393
                                               ========


LIABILITIES AND
SHAREHOLDERS EQUITY

Interest-bearing liabilities:
  NOW                                           $63,247    $ 1,261      1.99%
  Savings deposits                               90,132      1,801      2.00
  Money market accounts                         189,974      4,192      2.21
  Time deposits                                 392,976     20,603      5.24
  Federal funds purchased and other
   other short term borrowings                   25,908      1,025      3.96
  Other borrowings                               11,549        664      5.75
                                                 ------      -----      ----
    TOTAL INTEREST BEARING LIABILITIES          773,786     29,546      3.82

Demand deposits                                 118,180
Other liabilities                                 5,277
                                                  -----
                                                897,243

Shareholders'Equity                              82,150
                                                 ------
                                               $979,393
                                               ========

Interest expense as % of earning assets                                 3.20%

Net interest income/yield on earning assets                $40,587      4.40%
                                                           =======      ====

----------
(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THREE YEAR SUMMARY
AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)
Table 5 (con't)

(Dollars in thousands)                               1997
--------------------------------------------------------------------------------
                                             Average                   Yield/
                                             Balance    Interest        Rate
--------------------------------------------------------------------------------
ASSETS
Earning assets:

  Securities
    Taxable                                    $198,745    $12,129      6.10%
    Nontaxable                                   13,620      1,130      8.30
                                                 ------      -----      ----
  TOTAL SECURITIES                              212,365     13,259      6.24

  Federal funds sold and other
   short term investments                        28,068      1,520      5.42
  Loans (2)                                     595,884     50,267      8.44
                                                -------     ------      ----
 TOTAL EARNING ASSETS                           836,317     65,046      7.78

Allowance for loan losses                        (5,554)
Cash and due from banks                          26,148
Bank premises and equipment                      17,996
Other assets                                     16,594
                                                 ------
                                               $891,501
                                               ========


LIABILITIES AND
SHAREHOLDERS EQUITY

Interest-bearing liabilities:
  NOW                                           $72,239    $ 1,245      1.72%
  Savings deposits                               77,230      1,860      2.41
  Money market accounts                         167,411      3,751      2.24
  Time deposits                                 358,637     18,928      5.28
  Federal funds purchased and other
   other short term borrowings                   20,294        817      4.03
  Other borrowings                                    0          0         0
                                                 ------      -----      ----
    TOTAL INTEREST BEARING LIABILITIES          695,811     26,601      3.82

Demand deposits                                 109,388
Other liabilities                                 5,244
                                                  -----
                                                810,443

Shareholders'Equity                              81,058
                                                 ------
                                               $891,501
                                               ========

Interest expense as % of earning assets                                 3.18%

Net interest income/yield on earning assets                $38,445      4.60%
                                                           =======      ====
----------
(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.
--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

Improved credit quality in 1999 resulted in lower provisioning in spite of average loans increasing $73.6 million. Loan losses declined to $133,000 or 0.02 percent of average total loans from $730,000 or 0.11 percent of total loans in 1998. Strong loan growth in 1998 resulted in higher provisioning, but was also mitigated by lower net charge offs (0.11 percent in 1998 versus 0.20 percent in 1997). The provision for loan losses in 1997 was $913,000, versus $1,710,000 in 1998. The sale of the credit card portfolio in 1998 reduced the Company's exposure to losses from consumer bankruptcies and was partly responsible for the lower net charge offs.

Management determines the provision for loan losses which is charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency, there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate and imprecise. Increased loan balances are forecast for 2000, and it is generally believed that growth in the economy may slow. The Company's current assessment of its credit quality would lead to comparable provisioning in 2000. See "Nonperforming Assets" and "Allowance for Loan Losses."

NONINTEREST INCOME

Table 6 shows noninterest income for the years indicated.

Noninterest income, excluding gains from sales of securities, totaled $12,148,000 in 1999, an increase of $373,000 or 3.2 percent from 1998. Included in noninterest income for 1998 was a non-recurring gain of $616,000 from the sale of the Company's $7.1 million credit card portfolio. Without this gain, noninterest income increased $989,000 or 8.9 percent year over year.

During 1999, service charges on deposit accounts increased $517,000 or 11.9 percent, while other service charges and fees declined $202,000, primarily as a result of the loss of fees earned on the sold credit card portfolio. Income from brokerage services increased $224,000 or 10.6 percent and trust income increased $345,000 or 16.1 percent. The increased service charges resulted from growth in accounts for which fees are assessed and an increase in minimum balances required in order to avoid monthly service charges. Trust income increased due to higher fee schedules implemented in 1999 and increased fees from new trust management accounts.

Noninterest income, excluding gains from sales of securities, totaled $11,775,000 in 1998, an increase of $879,000 or 8.1 percent to the prior year. Included in noninterest income for 1998 was a non-recurring gain of $616,000 from the sale of the Company's $7.1 million credit card portfolio. Excluding this gain, noninterest income increased 2.4 percent year over year.

During 1998, service charges on deposit accounts increased $177,000 or 4.2 percent. Income from brokerage services increased $252,000 or 13.6 percent and trust income declined $62,000 or 2.8 percent. Trust income was lower due to reduced fees from estate accounts, partially offset by increased fees from new trust management accounts.

Residential real estate lending is an important segment of the Company's lending activities, and exposure to market interest rate volatility is managed at times by the sale of fixed rate loans in the secondary market. Consumer interest in fixed rate mortgages was very strong in 1998. In 1999, 1998 and 1997, additional income of $29,000, $67,000 and $202,000, respectively, from the sale of loans was recorded in other income. The decline from 1998 to 1999 resulted from the lower volume of mortgages produced due to higher interest rates in the last six months of 1999.

Proceeds from sales of securities were utilized to fund lending demand and manage seasonal funding declines. Declining interest rates in 1998 generated larger gains on sales of securitized fixed rate residential loans originated by the Company's subsidiary bank.

--------------------------------------------------------------------------------
NONINTEREST INCOME
Table 6
(Dollars in thousands)
                               Year Ended                    % Change
                         ----------------------           ---------------
                         1999    1998      1997           99/98     98/97
                         ----    ----      ----           -----     -----
Service charges
 on deposit accounts  $ 4,876 $ 4,359   $ 4,182           11.9%      4.2%
Trust fees              2,489   2,144     2,206           16.1      (2.8)
Other service charges
 and fees               1,453   1,655     1,688          (12.2)     (2.0)
Brokerage commissions
 and fees               2,329   2,105     1,853           10.6      13.6
Other                   1,001   1,512       967          (33.8)     56.4
                        -----   -----       ---          -----      ----
                       12,148  11,775    10,896            3.2       8.1
Securities gains          309     612        48          (49.5)  1,175.0
                          ---     ---        --          -----   -------
     TOTAL            $12,457 $12,387   $10,944            0.6%     13.2%
                      ======= =======   =======          =====    ======

--------------------------------------------------------------------------------

NONINTEREST EXPENSES

Table 7 shows the Company's noninterest expenses for the years indicated.

In late 1998, the Company began a project to reduce costs. The aggressive expansion over the prior two years, increased business and a data processing conversion made it prudent to review all of the Company's systems and processes. Core operating expenses had increased $1,631,000 or 4.8 percent in 1998 as a result. The improvement in efficiencies resulted in only a modest growth of $262,000 or 0.7% in noninterest expenses in 1999. Salary expenses declined 1.2%, but the decrease was much larger, as the Company exceeded certain profit performance measures which necessitated the payment of salary incentives. In addition, employee benefits were $679,000 or 21.8 percent higher, reflecting increased profit sharing benefits. The Company expects to continue to benefit from the lower operating overhead in future years and continue the process of realigning its systems and procedures to further improve operating efficiencies.

Outsourced data processing expenses increased in 1999 by 28.3 percent as a result of the full-year impact of the complete outsourcing of the Company's main data processing systems in September 1998. Some of the decline in salaries in 1999 occurred due to the elimination of the in-house data processing department as a result of this decision.

Legal and professional fees increased $543,000 or 52.8 percent and were related to outside consulting services for overhead improvements.

In 1998, salaries and wages increased $843,000 or 6.4 percent and employee benefits grew $174,000 or 5.9 percent. These increases are directly related to the expansion in Indian River which began in 1997 with the addition of three new offices and concluded with the opening of the Company's Sebastian West office in Indian River County in March 1998. Of the increase in employee benefits, an additional $108,000 was expended for higher group health insurance costs.

Occupancy expenses and furniture and equipment expenses, on an aggregate basis, increased $337,000 or 6.4 percent in 1998. Included in this increase are costs related to the expansion and write-offs of obsolete computer hardware totaling $105,000. Legal and professional fees increased $111,000 or 12.1 percent compared to 1997, primarily as a result of consulting services utilized to assist the Company during conversion of its core data processing system in 1998.

Outsourced data processing costs increased $755,000 in 1998 versus prior year. This increase reflect the Company's implementation and conversion of its core data processing system to a third party in lieu of in-house mainframe processing which the Company's bank subsidiary utilized to mid-September 1998. Of the total increase, approximately $500,000 was directly related to implementation and processing costs for this new processing solution in the third and fourth quarter.

The other expense category decreased $2,827,000 or 32.0 percent in 1998 year over year. Without the impact of non-recurring charges for 1998 and 1997, other expenses were $492,000 or 7.9 percent lower. Costs associated with education, employee placement and advertising, and other miscellaneous expenses were lower in 1998 than in 1997.

--------------------------------------------------------------------------------
NONINTEREST EXPENSES
Table 7
(Dollars in thousands)
                                        Year Ended
                              -------------------------------
                                  1999       1998      1997
                                  ----       ----      ----
Salaries and wages             $13,882    $14,046   $13,203
Pension and other employee
 benefits                        3,798      3,119     2,945
Occupancy                        3,135      3,129     2,961
Furniture and equipment          2,037      2,436     2,267
Outsourced data processing
 costs                           3,696      2,881     2,126
Marketing                        1,653      1,964     2,151
Legal and professional fees      1,572      1,029       918
FDIC assessments                   146        135       136
Foreclosed and repossessed
 asset management and
 dispositions                      185        298       207
Amortization of intangibles        671        671       671
Other                            5,208      6,013     8,840
                                 -----      -----     -----
     TOTAL                     $35,983    $35,721   $36,425
                               =======    =======   =======

--------------------------------------------------------------------------------
NONINTEREST EXPENSES
Table 7 (CONT')
(Dollars in thousands)
                                           % Change
                                       -----------------
                                        99/98      98/97
                                        -----      -----
Salaries and wages                      (1.2)%      6.4%
Pension and other employee
 benefits                               21.8        5.9
Occupancy                                0.2        5.7
Furniture and equipment                (16.4)       7.5
Outsourced data processing
costs                                   28.3       35.5
Marketing                              (15.8)      (8.7)
Legal and professional fees             52.8       12.1
FDIC assessments                         8.1       (0.7)
Foreclosed and repossessed
 asset management and
 dispositions                          (37.9)      44.0
Amortization of intangibles              0.0        0.0
Other                                  (13.4)     (32.0)
                                       -----      -----
     TOTAL                               0.7%      (1.9)%
                                         ===       ====
--------------------------------------------------------------------------------

INCOME TAXES

Income taxes as a percentage  of income before taxes were 37.7 percent for 1999,
37.0 percent for 1998, and 36.4 percent for 1997. The increase in rates year to year can be attributed to higher state income taxes, a result of lower tax credit, lower tax exempt income, and the Company's effective federal tax rate increasing due to adjusted income before taxes exceeding $10 million.

The Company has deferred tax assets, for which no valuation allowance is required because the majority of the asset is deemed to be temporary and sufficient taxable income exists to carry-back to recover the differences.

FINANCIAL CONDITION

Total assets declined approximately $11 million in 1999 after increasing $149,200,000 or 15.8 percent to $1,092,230,000 in 1998. The significant increase in 1998 resulted from the new branches opened in 1997 and a $25 million leverage transaction. The Company allowed higher rate time deposits to decline as loan growth slowed in the second half of 1999.

CAPITAL RESOURCES

Table 8 summarizes the Company's capital position and selected ratios. The Company's ratio of shareholders' equity to period end assets was 7.13 percent at December 31, 1999, compared with 7.18 percent one year earlier. This ratio has declined over the last two years as a result of the Company buying back outstanding shares of its Class A Common stock. The cost of the repurchased shares totaled $5,076,000 for 1999, compared to $8,957,000 a year ago.

--------------------------------------------------------------------------------
CAPITAL RESOURCES
Table 8
(Dollars in thousands)

December 31                                     1999           1998        1997
----------------------------------------------------- -------------- -----------
TIER 1 CAPITAL
  Common stock                                 $ 518          $ 518        $517
  Additional paid in capital                  27,785         27,439      27,256
  Retained earnings                           66,174         59,738      55,249
  Treasury stock                             (11,640)        (8,806)     (1,289)
  Valuation allowance                           (849)          (627)       (437)
  Intangibles                                 (4,021)        (4,652)     (5,308)
                                              ------         ------      ------
    TOTAL TIER 1 CAPITAL                      77,967         73,610      75,988

TIER 2 CAPITAL
  Allowance for loan losses,
   as limited                                  6,870          6,343       5,363
                                               -----          -----       -----
    TOTAL TIER 2 CAPITAL                       6,870          6,343       5,363
                                               -----          -----       -----
TOTAL RISK BASED CAPITAL                     $84,837       $ 79,953     $81,351
                                             =======       ========     =======

Risk weighted assets                        $693,016       $665,913    $554,988
                                            ========       ========    ========

Tier 1 risk based capital ratio                11.25%         11.05%      13.69%
Total risk based capital ratio                 12.24          12.01       14.66
    Regulatory minimum                          8.00           8.00        8.00
Tier 1 capital to adjusted total assets         7.32           7.10        8.44
    Regulatory minimum                          4.00           4.00        4.00
Shareholders' equity to assets                  7.13           7.18        8.60
Average shareholders' equity
 to average total assets                        7.57           8.39        9.09

--------------------------------------------------------------------------------

LOAN PORTFOLIO

Table 9 shows total loans (net of unearned income) by category outstanding at the indicated dates.

Total loans increased $76,614,000 or 10.9 percent in 1999 compared to $87,620,000 or 14.3 percent in 1998. During 1999, the Company sold $28.0 million in residential loans to manage interest rate risk, compared to $81.0 million in 1998 and $58.5 million in 1997.

At December 31, 1999, the Company's mortgage loan balances secured by residential properties amounted to $431,694,000 or 55.5 percent of total loans. The next largest concentration was loans secured by commercial real estate which totaled $178,004,000 or 22.9 percent. Most of the commercial real estate loans were made to local businesses and professionals and are secured by owner occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made. The Company was also a creditor for consumer loans to individual customers (primarily secured by motor vehicles) totaling $78,013,000 and real estate construction loans totaling $42,899,000 (of which approximately $20.8 million was secured by residential properties).

The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents. Therefore, real estate mortgage lending is an important segment of the Company's lending activities. Exposure to market interest rate volatility with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 1999, approximately $163 million or 38 percent of the Company's mortgage loan balances secured by residential properties were adjustable.

Of the approximate $137 million of new residential loans originated in 1999, $57 million were adjustable rate and $80 million were fixed rate. The Company sold approximately $28 million of its 30-year and 15-year fixed rate loan originations in 1999. Loans secured by residential properties having fixed rates totaled approximately $268 million at December 31, 1999, of which 15- and
30-year mortgages totaled approximately $125 million and $105 million, respectively. Remaining fixed rate balances were comprised of home improvement loans with short maturities less than 15 years.

The Company's historical net charge offs for residential loans has been low, totaling $104,000 for the year 1998. The Company expects that 2000's residential loan demand may be comprised of more adjustable rate loans than fixed rate due to increased interest rates.

Fixed rate and adjustable rate loans secured by commercial real estate total approximately $114 million and $64 million, respectively, at December 31, 1999.

Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company's lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company's commercial loan portfolio totaled $33,119,000 at December 31, 1999 compared to $31,908,000 at December 31, 1998.

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

At December 31, 1998, the Company's mortgage loan balances secured by residential properties amounted to $397,733,000 or 56.7 percent of total loans. The next largest concentration was mortgages secured by commercial real estate which totaled $177,162,000 or 25.3 percent. Consumer loans to individual customers (primarily secured by motor vehicles) totaled $71,506,000 in 1998 and real estate construction loans totaled $22,877,000.

Loans secured by residential properties having fixed rates totaled approximately $231 million at December 31, 1998, of which 15- and 30-year mortgages totaled approximately $104 million and $93 million, respectively. Remaining fixed rate balances were comprised of home improvement loans with short maturities less than 15 years.

--------------------------------------------------------------------------------
LOANS OUTSTANDING
Table 9
(Dollars in thousands)
December 31                        1999       1998       1997
--------------------------------------------------------------
Real estate mortgage            $623,472   $574,895   $492,410
Real estate construction          42,899     22,877     16,363
Commercial and financial          33,119     31,908     31,239
Installment loans to
 individuals                      78,013     71,506     73,673
Other loans                          661        364        245
                                     ---        ---        ---
      TOTAL                     $778,164   $701,550   $613,930
                                ========   ========   ========


--------------------------------------------------------------------------------
LOANS OUTSTANDING
Table 9 (CON'T)
(Dollars in thousands)

December 31                        1996       1995
---------------------------------------------------
Real estate mortgage            $448,680   $391,471
Real estate construction          18,458     15,492
Commercial and financial          35,459     27,280
Installment loans to
 individuals                      73,224     63,685
Other loans                          503        294
                                     ---        ---
      TOTAL                     $576,324   $498,222
                                ========   ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LOAN MATURITY DISTRIBUTION
Table 10
(Dollars in thousands)

                               Commercial,
                               Financial &      Real Estate
December 31, 1999             Agricultural     Construction      Total
----------------------------------------------------------------------
In one year or less                 $8,251        $39,524      $47,775
After one year but
 within five years:
 Interest rates are
  floating or adjustable             2,144          1,145        3,289
 Interest rates are fixed           13,760          2,230       15,990

In five years or more:
 Interest rates are
  floating or adjustable             2,044              0        2,044
 Interest rates are fixed            6,920              0        6,920
                                     -----              -        -----
     Total                         $33,119        $42,899      $76,018
                                   =======        =======      =======
--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

Table 11 provides certain information concerning the Company's allowance for loan losses for the years indicated.

The allowance for loan losses totaled $6,870,000 at December 31, 1999, $527,000 higher than one year earlier. The allowance for loan losses as a percentage of nonaccrual loans was 285.4 percent at December 31, 1999, compared to 262.3 percent at December 31, 1998. The model utilized to analyze the adequacy of the allowance for loan losses takes into account such factors as credit quality, internal controls, audit results, staff turnover, local market economics and loan growth. The resulting lower allowance level necessitated is also reflective of the bank's favorable and consistent delinquency trends and historical loss performance. These performance results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff. As a result of the sale of the credit card portfolio in 1998 (see Loan Portfolio), the Company eliminated its exposure to future credit card losses. Net charge offs totaled only $133,000 compared to $730,000 one year earlier.

--------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
Table 11
(Dollars in thousands)


Year Ended December 31                 1999         1998        1997
--------------------------------------------------------------------
Allowance for loan losses
  Beginning balance                 $ 6,343      $ 5,363    $  5,657
  Provision for loan losses             660        1,710         913
  Allowance applicable to
   loans purchased                        0            0           0
  Charge offs:
      Commercial and financial            2          112         443
      Consumer                          458          901         936
      Commercial real estate             46          137         137
      Residential real estate           120           42          38
                                        ---           --          --
           TOTAL CHARGE OFFS            626        1,192       1,554

  Recoveries:
      Commercial and financial          111          117          76
      Consumer                          230          211         197
      Commercial real estate            136          109          63
      Residential real estate            16           25          11
                                         --           --          --
        TOTAL RECOVERIES                493          462         347
                                        ---          ---         ---
      Net loan charge offs              133          730       1,207
                                        ---          ---       -----
        ENDING BALANCE              $ 6,870       $6,343    $  5,363
                                    =======       ======    ========

Loans outstanding at end of year* $778,164 $701,550 $613,930 Ratio of allowance for loan losses to loans outstanding
 at end of year                       0.88%        0.90%       0.87%
Daily average loans outstanding* $743,110 $669,417 $595,884 Ratio of net charge offs to
 average loans outstanding            0.02%        0.11%       0.20%

----------
* Net of unearned income.

--------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
Table 11 (CON'T)
(Dollars in thousands)

Year Ended December 31                          1996       1995
---------------------------------------------------------------
Allowance for loan losses
  Beginning balance                         $  4,893   $  4,072
  Provision for loan losses                    1,090        456
  Allowance applicable to loans
   of purchased company                            0        556
  Charge offs:
      Commercial and financial                    80         80
      Consumer                                   525        453
      Commercial real estate                      36         54
      Residential real estate                     84         31
                                                  --         --
           TOTAL CHARGE OFFS                     725        618

  Recoveries:
      Commercial and financial                    72         67
      Consumer                                   236        212
      Commercial real estate                      91        146
      Residential real estate                      0          2
                                                   -          -
           TOTAL RECOVERIES                      399        427
                                                 ---        ---
  Net loan charge offs                           326        191
                                                 ---        ---
           ENDING BALANCE                    $ 5,657    $ 4,893
                                             =======    =======

Loans outstanding at end of year*           $576,324   $498,222
Ratio of allowance for loan
 losses to loans outstanding at
 end of year                                    .98%       .98%
Daily average loans outstanding*            $538,330   $430,123
Ratio of net charge offs to
 average loans outstanding                     0.06%      0.04%
----------
* Net of unearned income.

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
Table 12
(Dollars in thousands)

                                         Allowance Amount

December 31                 1999       1998       1997     1996       1995
--------------------------------------------------------------------------
Commercial and
 financial loans          $  677      $ 576     $  363   $  665     $  450
Real estate loans          4,913      4,464      3,347    3,681      3,571
Installment loans          1,280      1,303      1,653    1,311        872
                           -----      -----      -----    -----        ---
      Total               $6,870     $6,343     $5,363   $5,657     $4,893
                          ======     ======     ======   ======     ======


                         Percent of Loans in Each Category to Total Loans
December 31                 1999       1998       1997       1996     1995
---------------------------------------------------------------------------
Commercial and

 financial loans             4.3%       4.6%       5.1%     6.2%       5.5%
Real estate loans           85.6       85.3       82.9     81.1       81.7
Installment loans           10.1       10.1       12.0     12.7       12.8
                            ----       ----       ----     ----       ----
      Total                100.0%     100.0%     100.0%   100.0%     100.0%
                           =====      =====      =====    =====      =====
--------------------------------------------------------------------------------

NONPERFORMING ASSETS

Nonaccrual loans totaling $1,118,000 at December 31, 1999 were performing, but because the Company has determined that the collection of principal or interest in accordance with the original terms of such loans is uncertain, it has placed such loans on nonaccrual status. Of the amount reported in nonaccrual loans at December 31, 1999, 85 percent is secured with real estate. Management does not expect significant losses, for which an allowance for loan losses has not been provided, associated with the ultimate realization of these assets.

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

--------------------------------------------------------------------------------

NONPERFORMING ASSETS
Table 13

(Dollars in thousands)
December 31                                  1999         1998           1997
-----------------------------------------------------------------------------
Nonaccrual loans (1)                     $  2,407     $  2,418       $  2,254
Renegotiated loans                              0            0              0
Other real estate owned                       339          288            536
                                              ---          ---            ---
   TOTAL NONPERFORMING ASSETS            $  2,746     $  2,706       $  2,790
                                         ========     ========       ========

Amount of loans outstanding
 at end of year (2)                      $778,164     $701,550       $613,930
Ratio of total nonperforming
 assets to loans outstanding
 and other real estate owned
 at end of period                            0.35%        0.39%          0.45%
Accruing loans past due 90 days or more  $    498     $    329       $    478


--------------------------------------------------------------------------------
NONPERFORMING ASSETS
Table 13 (CON'T)

(Dollars in thousands)
December 31                                  1996        1995
--------------------------------------------------------------
Nonaccrual loans (1)                     $  2,299     $  5,510
Renegotiated loans                              0            0
Other real estate owned                     1,064          889
                                            -----          ---
   TOTAL NONPERFORMING ASSETS            $  3,363     $  6,399
                                         ========     ========

Amount of loans outstanding
 at end of year (2)                      $576,324     $498,222
Ratio of total nonperforming
 assets to loans outstanding
 and other real estate owned
 at end of period                            0.58%        1.28%
Accruing loans past due 90
 days or more                            $     59      $   134

----------
(1) Interest income that could have been recorded during 1999 related to nonaccrual loans was $160 none of which was included in interest income or net income. All nonaccrual loans are secured.
(2)  Net of unearned income.

--------------------------------------------------------------------------------

SECURITIES

Information relating to yields, maturities, carrying values, market values and unrealized gains (losses) of the Company's securities is set forth in Table 15.

At December 31, 1999, the Company had $205,220,000 of securities held for sale or 92.2 percent of total securities compared to $239,644,000 or 91.5 percent at December 31, 1998. Total securities decreased $39,234,000 or 15.0 percent in 1999. These proceeds were used to fund loan growth.

The average life of the portfolio at December 31, 1999 was 2.9 years compared to
2.3 years in 1998. The average life remained basically unchanged as the increase in interest rates caused a portion of the collateralized mortgage obligation
(CMO) portfolio's lives to extend.

At December 31, 1999, the Company had unrealized net losses of $8,980,000 or 4.0 percent of amortized cost. At December 31, 1998 unrealized net losses were $64,000. While the Fed increased rates 75 basis points in 1999, a shifting U.S. Treasury yield curve caused a 150 basis point change and resulted in increased unrealized depreciation.

Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets or that meet the Federal Financial Institution Examination Counsel (FFIEC) definition of a high risk investment.

DEPOSITS

The Company promoted long term time deposits in 1999, and as a result, other time certificates declined $13,889,000 or 4.5 percent and resulted in total deposits increasing by only $758,000 to $905,960,000 at December 31, 1999. In comparison, total deposits increased $99,104,000 in 1998. A significant portion of the increase in deposits in 1998 resulted from growth in the Company's northern markets, St. Lucie County and Indian River County, where the PSHC acquisition and the opening of four new branches occurred.

Repurchase agreement balances declined $10,794,000 in 1999, compared to a growth of $25,646,000 in 1998. Repurchase agreements are offered by the Company's subsidiary bank to select customers who wish to sweep excess balances on a daily basis for investment purposes.

INTEREST RATE SENSITIVITY

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

On December 31, 1999, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 34.1 percent.

The Company's ALCO uses model simulations to estimate and manage its interest rate sensitivity. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent, given a change in interest rates (up or down) of 200 basis points. Based on the Company's most recent ALCO model simulations, net interest income would decline 2.7 percent if interest rates would immediately rise 200 basis points. It has been the Company's experience that non-maturity core deposit balances are stable and subjected to limited repricing when interest rates increase or decrease within a range of 200 basis points.

The Company does not presently use interest rate protection products in managing its interest rate sensitivity.

--------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY ANALYSIS (1)
Table 14
(Dollars in thousands)                0-3          4-12          1-5
December 31, 1999                  Months        Months        Years
--------------------------------------------------------------------
Federal funds sold              $  19,950     $       0    $       0
Securities (2)                     45,482        18,590      143,446
Loans (3)                         121,873       152,917      329,670
Loans Available for sale              938             0            0
                                      ---             -            -
Earning assets                    188,243       171,507      473,116
Savings deposits (4)              379,138             0            0
Certificates of deposit           115,672       135,348      135,265
Borrowings                         66,964         9,970            0
                                   ------         -----            -
Interest bearing liabilities      561,774       145,318      135,265
                                  -------       -------      -------
Interest sensitivity gap        $(373,531)    $  26,189    $ 337,851
                                =========     ==========    =========
Cumulative gap                  $(373,531)    $(347,342)    $ (9,491)
                                =========     =========     ========
Ratio of cumulative gap to
  total earning assets (%)          (36.6)        (34.1)        (0.9)
Ratio of earning assets to
  interest bearing
  liabilities (%)                    33.5         118.0        349.8
--------------------------------------------------------------------

--------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY ANALYSIS (1)
Table 14 (con't)

(Dollars in thousands)              Over 5
December 31, 1999                   Years        Total
-------------------------------------------------------
Federal funds sold              $       0      $ 19,950

Securities (2)                     15,141       222,659
Loans (3)                         171,297       775,757
Loans Available for sale                0           938
                                        -           ---
Earning assets                    186,438     1,019,304
Savings deposits (4)                    0       379,138
Certificates of deposit                 0       386,285
Borrowings                         15,000        91,934
                                   ------        ------
Interest bearing liabilities       15,000       857,357
                                   ------       -------
Interest sensitivity gap        $ 171,438     $ 161,947
                                =========     =========
Cumulative gap                  $ 161,947
                                =========

Ratio of cumulative gap to
  total earning assets (%)           15.9
Ratio of earning assets to
  interest bearing
  liabilities (%)                  1242.9

----------
(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
(2) Securities are stated at amortized cost.
(3) Excludes nonaccrual loans.
(4) This category is comprised of NOW, savings, and money market deposits.  If NOW and savings deposits (totaling $194,146) were deemed to be repriceable in "4-12 months," the interest sensitivity gap and cumulative gap would be $179,385 indicating 17.6% of earning assets and 51.2% of earning assets to interest bearing liabilities for the "0-3 months" category.
--------------------------------------------------------------------------------

LIQUIDITY MANAGEMENT

Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. The Company has access to federal funds and FHLB lines of credit and is able to provide short term financing of its activities by selling, under agreement to repurchase, United States Treasury securities and securities of United States Government agencies and corporations not pledged to secure public deposits or trust funds. At December 31, 1999, the Company had available lines of credit of $163,000,000. At December 31, 1999, the Company had $59,695,000 of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 1998, the amount of securities available and unpledged was $80,049,000.

Liquidity, as measured in the form of cash and cash equivalents, totaled $59,942,000 at December 31, 1999, compared to $97,438,000 at December 31, 1998.
Cash and equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in the Company's investment securities portfolio and loan portfolio.

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15
                                                   U.S. Treasury and
(Dollars in thousands)                           U.S. Government Agencies
--------------------------------------------------------------------------------
                                           Amortized      Market      Weighted
                                              Cost        Value        Yield
--------------------------------------------------------------------------------
Maturity at December 31, 1999
 Held for Sale
  Within one year
  One to five years                           $ 30,012     $ 28,678        5.76%
  Five to ten years
  Over ten years
  No contractual maturity
                                              --------     --------        -----
      TOTAL VALUE                             $ 30,012     $ 28,678        5.76%
                                              ========     ========        ====

Held for Investment
  Within one year
  One to five years
  Five to ten years
  Over ten years
                                              --------     --------        -----
     TOTAL VALUE                                    $0           $0           0%
                                              ========     ========        =====

Maturity at December 31, 1998
--------------------------------------------------------------------------------
Held for Sale                                  $38,509      $38,675        5.84%
                                               =======      =======        ====
Held for Investment                                 $0           $0           0%
                                              ========     ========        =====
----------
(1) On a fully taxable equivalent basis.

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)
                                              Mortgage Backed Securitied
(Dollars in thousands)                                (Fixed)
--------------------------------------------------------------------------------
                                           Amortized      Market      Weighted
                                              Cost        Value        Yield
--------------------------------------------------------------------------------
Maturity at December 31, 1999

Held for Sale
  Within one year                             $ 32,530     $ 31,108        5.95%
  One to five years                             91,187       87,121        6.04
  Five to ten years                              6,449        6,156        6.15
  Over ten years                                 4,881        4,631        6.61
  No contractual maturity
                                              --------     --------        -----
      TOTAL VALUE                             $135,047     $129,016        6.05%
                                              ========     ========        =====
Held for Investment
  Within one year
  One to five years                            $ 6,358      $ 6,339        6.91%
  Five to ten years
  Over ten years
                                              --------     --------        -----
      TOTAL VALUE                               $6,358       $6,339        6.91%
                                              ========     ========        =====

Maturity at December 31, 1998
--------------------------------------------------------------------------------
Held for Sale                                 $141,135     $141,546        6.09%
                                              ========     ========        ====
Held for Investment                              8,324        8,534        6.66%
                                                 =====        =====        ====
----------
(1) On a fully taxable equivalent basis.

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)
                                              Mortgage Backed Securitied
(Dollars in thousands)                                (Adjustable)
--------------------------------------------------------------------------------
                                           Amortized      Market      Weighted
                                              Cost        Value        Yield
--------------------------------------------------------------------------------
Maturity at December 31, 1999

Held for Sale
  Within one year                               $1,960       $1,955        5.58%
  One to five years                              2,651        2,576        5.44
  Five to ten years                              1,639        1,567        6.41
  Over ten years                                 2,025        1,888        5.99
  No contractual maturity
                                              --------     --------        -----
      TOTAL VALUE                               $8,275       $7,986        5.80%
                                              ========     ========        =====
Held for Investment
  Within one year
  One to five years                             $1,643       $1,627        5.87%
  Five to ten years                                426          419        6.16
  Over ten years
                                              --------     --------        -----
      TOTAL VALUE                               $2,069       $2,046        5.93%
                                              ========     ========        =====
Maturity at December 31, 1998
--------------------------------------------------------------------------------
Held for Sale                                  $28,727      $28,491        5.58%
                                               =======      =======        ====
Held for Investment                             $2,617       $2,600        6.13%
                                                ======       ======        ====
----------
(1) On a fully taxable equivalent basis.

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)
                                              Obligations of States and
(Dollars in thousands)                         Political Subdivisions (1)
--------------------------------------------------------------------------------
                                           Amortized      Market      Weighted
                                              Cost        Value        Yield
--------------------------------------------------------------------------------
Maturity at December 31, 1999

Held for Sale
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity
                                              --------     --------       -----
      TOTAL VALUE                                   $0           $0          0%
                                                ======       ======       =====
Held for Investment
  Within one year                              $ 2,559      $ 2,572        9.33%
  One to five years                              3,592        3,626        8.13
  Five to ten years                              1,774        1,825        8.59
  Over ten years                                   987          956        7.58
                                              --------     --------       -----
      Total Value                              $ 8,912      $ 8,979       8.51%
                                                ======       ======       =====
Maturity at December 31, 1998
--------------------------------------------------------------------------------
Held for Sale                                  $   300      $   240       9.85%
                                                  ====         ====       =====
Held for Investment                            $11,208      $11,661       8.67%
                                                ======       ======       =====
----------
(1) On a fully taxable equivalent basis.

-------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)

(Dollars in thousands)                               Mutual Funds
--------------------------------------------------------------------------------
                                           Amortized      Market      Weighted
                                              Cost        Value        Yield
--------------------------------------------------------------------------------
Maturity at December 31, 1999

Held for Sale
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity                      $24,814      $23,477       5.25%
                                               -------      -------       -----
      TOTAL VALUE                              $24,814      $23,477       5.25%
                                               =======      =======       =====
Held for Investment
  Within one year
  One to five years
  Five to ten years
  Over ten years
                                               -------      -------       -----
      TOTAL VALUE                                   $0           $0          0%
                                               =======      =======       =====

Maturity at December 31, 1998
--------------------------------------------------------------------------------
Held for Sale                                  $24,814      $23,823       5.27%
                                               =======      =======       ====
Held for Investment                                 $0           $0          0%
                                               =======      =======        ====
----------
(1) On a fully taxable equivalent basis.

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)

(Dollars in thousands)                                    Other
--------------------------------------------------------------------------------
                                           Amortized      Market      Weighted
                                              Cost        Value        Yield
--------------------------------------------------------------------------------
Maturity at December 31, 1999

Held for Sale
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity                       $7,072       $7,058        6.82%
                                                ------       ------        ----
      TOTAL VALUE                               $7,072       $7,058        6.82%
                                                ======       ======        ====

Held for Investment
  Within one year
  One to five years                               $100         $100         8.13
  Five to ten years
  Over ten years
                                                  ----         ----        ----
      TOTAL VALUE                                 $100         $100        8.13%
                                                  ====         ====        ====

Maturity at December 31, 1998
--------------------------------------------------------------------------------
Held for Sale                                   $6,159       $6,159        6.67%
                                                ======       ======        ====
Held for Investment                               $100         $100        8.13%
                                                   ===          ===        ====

----------
(1) On a fully taxable equivalent basis.

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)

(Dollars in thousands)                                    Total
--------------------------------------------------------------------------------
                                           Amortized      Market      Weighted
                                              Cost        Value        Yield
--------------------------------------------------------------------------------
Maturity at December 31, 1999

Held for Sale
  Within one year                              $34,490      $33,063        5.93%
  One to five years                            123,850      118,375        5.96
  Five to ten years                              8,088        7,723        6.20
  Over ten years                                 6,906        6,519        6.43
  No contractual maturity                       31,886       30,535        5.60
                                                ------       ------        ----
      TOTAL VALUE                             $205,220     $196,215        5.93%
                                              ========     ========        ====

Held for Investment
  Within one year                              $ 2,559      $ 2,572        9.33%
  One to five years                             11,693       11,692        7.15
  Five to ten years                              2,200        2,244        8.12
  Over ten years                                   987          956        7.58
                                                   ---          ---        ----
      TOTAL VALUE                              $17,439      $17,464        7.62%
                                                ======       ======        ====

Maturity at December 31, 1998
--------------------------------------------------------------------------------
Held for Sale                                 $239,644     $238,934        5.93%
                                              ========     ========        ====
Held for Investment                            $22,249      $22,895        7.62%
                                               =======      =======        ====

----------
(1) On a fully taxable equivalent basis.


--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)

                                              December 31, 1999
                                  ---------------------------------------
                                    Gross          Gross          Gross
                                  Amortized     Unrealized     Unrealized
(Dollars in thousands)              Cost           Gains         Losses
--------------------------------------------------------------------------------

Held for Sale:
  U.S.Treasury and U.S.
   Government Agencies                 $30,012         $0       $(1,334)
  Mortgage Backed
   Securities:
      Fixed                            135,047          8        (6,039)
      Adjustable                         8,275         10          (299)
  Mutual Funds                          24,814          0        (1,337)
  Obligations of State & Political
   Subdivisions                              0          0             0
  Other Securities                       7,072          0           (14)
                                         -----          -           ---
     TOTAL                            $205,220        $18       ($9,023)
                                      ========         ==       =======

Held for Investment:
  Mortgage Backed Securities:
    Fixed                              $6,358        $ 49         $ (68)
    Adjustable                          2,069           6           (29)
  Obligations of States
   and Political
   Subdivisions                         8,912         100           (33)
  Other Securities                        100           0             0
                                          ---           -             -
    TOTAL                             $17,439        $155         ($130)
                                      =======        ====         ======

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)


                                              Average Years to
December 31, 1999               Market Value     Maturity
------------------------------ ------------------------------
Held for Sale:
  U.S.Treasury and U.S.
   Government Agencies                $28,678        4.01
  Mortgage Backed Securities:
    Fixed                             129,016        3.00
    Adjustable                          7,986        5.88
  Mutual Funds                         23,477          **
  Obligations of State &
   Political Subdivisions                   0
  Other Securities                      7,058           *
                                        -----         ---
    TOTAL                            $196,215        2.90
                                     ========        ====


Held for Investment:
  Mortgage Backed Securities:
      Fixed                           $ 6,339        3.31
      Adjustable                        2,046        3.31
  Obligations of States
   and Political
   Subdivisions                         8,979        3.33
  Other Securities                        100           *
                                          ---           -
     TOTAL                            $17,464        3.32
                                      =======        ====
----------
 * Other Securities excluded from calculated average for total securities. ** Contractual maturity assumed to be immediate for total average years to maturity calculation.


--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)
                                                   Gross          Gross
                                  Amortized     Unrealized     Unrealized
December 31, 1998                   Cost           Gains         Losses
------------------------------ ---------------------------------------------
Held for Sale:
  U.S.Treasury and
   U.S.Government Agencies          $ 38,509         $295         $(129)
  Mortgage Backed Securities:
    Fixed                            141,135          657          (246)
    Adjustable                        28,727           10          (246)
  Mutual Funds                        24,814            0          (991)
  Obligations of states and
   other Political Subdivisions          300            0           (60)
  Other Securities                     6,159            0             0
                                       -----            -             -
    TOTAL                           $239,644         $962       $(1,672)
                                    ========         ====       =======


Held for Investment:
  Mortgage Backed  Securities:
    Fixed                           $  8,324         $222       $   (12)
    Adjustable                         2,617            6           (23)
  Obligations of States
   and Political
   Subdivisions                       11,208          453             0
  Other Securities                       100            0             0
                                         ---            -             -
   TOTAL                             $22,249         $681        $  (35)
                                     =======         ====           ====

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
Table 15 (CON'T)

                                               Average Years to
December 31, 1998               Market Value       Maturity
--------------------------------------------------------------------------------
Held for Sale:
  U.S.Treasury and
   U.S.Government Agencies            $ 38,675           1.85
  Mortgage Backed Securities:
    Fixed                              141,546           3.02
    Adjustable                          28,491           1.24
  Mutual Funds                          23,823             **
  Obligations of States and
   Political Subdivisions                  240           5.65
  Other Securities                       6,159              *
                                         -----              -
      TOTAL                           $238,934           2.30
                                      ========           ====

Held for Investment:
   Mortgage Backed Securities:
      Fixed                           $  8,534           2.15
      Adjustable                         2,600           2.21
   Obligations of States
    and Political
    Subdivisions                        11,661           2.82
   Other Securities                        100              *
                                           ---              -
    TOTAL                             $ 22,895           2.50
                                      ========           ====

----------
 * Other Securities excluded from calculated average for total securities. ** Contractual maturity assumed to be immediate for total average years to maturity calculation.

--------------------------------------------------------------------------------
MATURITY OF CERTIFICATES OF DEPOSIT
OF $100,000 OR MORE
Table 16
(Dollars in thousands)

                                           % of                       % of
December 31                  1999         Total          1998         Total
--------------------------------------------------------------------------------
Maturity Group:
  Under 3 months          $18,185         19.9%          $25,529       31.4%
  3 to 6 months            18,343         20.0            17,352       21.4
  6 to 12 months           31,911         34.8            28,479       35.1
  Over 12 months           23,163         25.3             9,813       12.1
                           ------         ----             -----       ----
       TOTAL              $91,602        100.0%          $81,173      100.0%
                          =======        =====           =======      =====

--------------------------------------------------------------------------------

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

NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) has issued Statements of Financial Accounting Standards Number 133, Accounting for Derivative Instruments and for Hedging Activities (SFAS 133). The Company is required to adopt this statement in the future. Management does not believe the adoption of SFAS 133 will have a significant impact on the Company's financial statements or related disclosures.

--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Quarterly Consolidated Income Statement

                                                          1999 Quarters

(Dollars in thousands except per share data)           Fourth        Third
--------------------------------------------------------------------------------
Net interest income:
    Interest income                                   $18,567      $18,489
    Interest expense                                    7,955        7,661
                                                        -----        -----
    Net interest income                                10,612       10,828
Provision for loan losses                                 150          150
                                                          ---          ---
Net interest income after provision for losses         10,462       10,678

Noninterest income:
    Service charges on deposit accounts                 1,268        1,221
    Trust fees                                            649          635
    Other service charges and fees                        345          331
    Brokerage commissions and fees                        575          404
    Other                                                 298          229
    Securities gains (losses)                             (19)           9
                                                         ---             -
    Total noninterest income                            3,116        2,829

Noninterest expenses:
    Salaries and wages                                  3,271        3,362
    Employee benefits                                     935          935
    Occupancy                                             820          776
    Furniture and equipment                               500          495
    Outsourced data processing costs                      942          912
    Marketing                                             394          397
    Legal and professional fees                           383          432
    FDIC assessments                                       37           37
    Foreclosed and repossessed asset
      management and dispositions                          18           69
    Amortization of intangibles                           167          168
    Other                                               1,231        1,238
                                                        -----        -----
    Total noninterest expenses                          8,698        8,821
                                                        -----        -----
Income before income taxes                              4,880        4,686
Provision for income taxes                              1,839        1,746
                                                        -----        -----
Net income                                             $3,041       $2,940
                                                       ======       ======

PER COMMON SHARE DATA
Net income diluted                                      $0.62        $0.60
Net income basic                                        $0.63        $0.61
Cash dividends declared:
  Class A common stock                                  $0.26        $0.24
Market price Class A common stock:
  Low close                                            27 1/2       28 3/4
  High close                                           30 3/8       32 1/2
  Bid price at end of period                           28 9/16      29

--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Quarterly Consolidated Income Statement
(CON'T)

                                                          1999 Quarters

(Dollars in thousands except per share data)            Second        First
--------------------------------------------------------------------------------
Net interest income:
    Interest income                                   $18,472      $18,023
    Interest expense                                    7,473        7,373
                                                        -----        -----
    Net interest income                                10,999       10,650
Provision for loan losses                                   0          360
                                                            -          ---
Net interest income after provision for losses         10,999       10,290

Noninterest income:
    Service charges on deposit accounts                 1,189        1,198
    Trust fees                                            608          597
    Other service charges and fees                        386          391
    Brokerage commissions and fees                        653          697
    Other                                                 230          244
    Securities gains (losses)                              92          227
                                                           --          ---
    Total noninterest income                            3,158        3,354
Noninterest expenses:
    Salaries and wages                                  3,772        3,477
    Pension and other employee benefits                   954          974
    Occupancy                                             771          768
    Furniture and equipment                               514          528
    Outsourced data processing costs                      876          966
    Marketing                                             411          451
    Legal and professional fees                           380          377
    FDIC assessments                                       36           36
    Foreclosed and repossessed asset
      management and dispositions                          50           48
    Amortization of intangibles                           168          168
    Other                                               1,307        1,432
                                                        -----        -----
    Total noninterest expenses                          9,239        9,225
                                                        -----        -----
Income before income taxes                              4,918        4,419
Provision for income taxes                              1,826        1,708
                                                        -----        -----
Net income                                             $3,092       $2,711
                                                       ======       ======

PER COMMON SHARE DATA
Net income diluted                                      $0.63        $0.55
Net income basic                                        $0.64        $0.55
Cash dividends declared:
  Class A common stock                                  $0.24        $0.24
Market price Class A common stock:
  Low close                                            26 3/8       26 1/8
  High close                                           34 1/2       28 1/4
  Bid price at end of period                           30 1/2       26 3/4

-------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Quarterly Consolidated Income Statement
(CON'T)

                                                         1998 Quarters
(Dollars in thousands except per share data           Fourth        Third
--------------------------------------------------------------------------------
Net interest income:
    Interest income                                   $18,204      $17,598
    Interest expense                                    7,783        7,806
                                                        -----        -----
    Net interest income                                10,421        9,792
Provision for loan losses                                 360          450
                                                          ---          ---
Net interest income after provision for losses         10,061        9,342

Noninterest income:
    Service charges on deposit accounts                 1,154        1,162
    Trust fees                                            568          523
    Other service charges and fees                        235          464
    Brokerage commissions and fees                        411          422
    Other                                                 240          857
    Securities gains (losses)                             253          115
                                                          ---          ---
    Total noninterest income                            2,861        3,543
Noninterest expenses:
    Salaries and wages                                  3,480        3,460
    Pension and other employee benefits                   653          726
    Occupancy                                             772          794
    Furniture and equipment                               567          656
    Outsourced data processing costs                    1,008          607
    Marketing                                             489          465
    Legal and professional fees                           297          276
    FDIC assessments                                       34           34
    Foreclosed and repossessed asset
      management and dispositions                          30          117
    Amortization of intangibles                           167          169
    Other                                               1,306        1,724
                                                        -----        -----
    Total noninterest expenses                          8,803        9,028
                                                        -----        -----
Income before income taxes                              4,119        3,857
Provision for income taxes                              1,576        1,374
                                                        -----        -----
Net income                                             $2,543       $2,483
                                                       ======       ======

PER COMMON SHARE DATA
Net income diluted                                      $0.51        $0.48
Net income basic                                        $0.51        $0.49
Cash dividends declared:
  Class A common stock                                  $0.24        $0.22
Market price Class A common stock:
  Low close                                              23         29 3/4
  High close                                             29         40
  Bid price at end of period                             28         29 1/2

-------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Quarterly Consolidated Income Statement
(CON'T)

                                                         1998 Quarters
(Dollars in thousands except per share data)          Second        First
--------------------------------------------------------------------------------
Net interest income:
    Interest income                                   $17,248      $16,709
    Interest expense                                    7,215        6,742
                                                        -----        -----
    Net interest income                                10,033        9,967
Provision for loan losses                                 450          450
                                                          ---          ---
Net interest income after provision for losses          9,583        9,517

Noninterest income:
    Service charges on deposit accounts                 1,077          966
    Trust fees                                            561          492
    Other service charges and fees                        505          451
    Brokerage commissions and fees                        667          605
    Other                                                 227          188
    Securities gains (losses)                             120          124
                                                          ---          ---
    Total noninterest income                            3,157        2,826

Noninterest expenses:
    Salaries and wages                                  3,583        3,523
    Pension and other employee benefits                   874          866
    Occupancy                                             782          781
    Furniture and equipment                               623          590
    Outsourced data processing costs                      590          676
    Marketing                                             489          521
    Legal and professional fees                           247          209
    FDIC assessments                                       34           33
    Foreclosed and repossessed asset
      management and dispositions                          90           61
    Amortization of intangibles                           167          168
    Other                                               1,544        1,439
                                                        -----        -----
    Total noninterest expenses                          9,023        8,867
                                                        -----        -----
Income before income taxes                              3,717        3,476
Provision for income taxes                              1,382        1,274
                                                        -----        -----
Net income                                             $2,335       $2,202
                                                       ======       ======

PER COMMON SHARE DATA
Net income diluted                                      $0.44        $0.42
Net income basic                                        $0.45        $0.43
Cash dividends declared:
  Class A common stock                                  $0.22        $0.22
Market price Class A common stock:
  Low close                                            35 3/4       34
  High close                                           39 1/2       38 1/2
  Bid price at end of period                           38 1/2       36 1/2

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Consolidated Quarterly Average Balances, Yields and Rates (1)

                                            1999 QUARTERS
                                       Fourth                      Third
                                 ---------------------------------------------
                                 Average     Yield/          Average     Yield
                                 Balance     Rate            Balance     /Rate
--------------------------------------------------------------------------------
Assets

Earning Assets
Securities
  Taxable                           $218,751        6.02%    $235,767      6.00%
  Nontaxable                           9,766        8.36       10,537      8.39
                                       -----        ----       ------      ----
    TOTAL SECURITIES                 228,517        6.12      246,304      6.10

Federal funds sold and
  other short term investments         3,641        5.34          130      5.25
Loans (2)                            770,054        7.78      754,462      7.79
                                     -------        ----      -------      ----
    TOTAL EARNING ASSETS           1,002,212        7.38    1,000,896      7.36

Allowance for loan losses             (6,862)                  (6,733)
Cash and due from banks               42,125                   30,940
Bank premises and equipment           16,794                   17,048
Other assets                          14,403                   15,038
                                      ------                   ------
                                  $1,068,672               $1,057,189
                                  ==========               ==========

LIABILITIES AND SHAREHOLDERS'
INTEREST BEARING LIABILITIES

  NOW                                $59,254        1.87%     $56,067      1.80%
  Savings deposits                   116,949        2.44      110,156      2.21
  Money market accounts              196,517        2.04      206,049      2.01
  Time deposits                      385,375        5.08      397,206      4.93
  Federal funds purchased and
    other short term borrowings       56,419        4.54       40,094      4.55
  Other borrowings                    24,970        5.80       24,970      5.69
                                      ------        ----       ------      ----
    TOTAL INTEREST BEARING
    LIABILITIES                      839,484        3.76      834,542      3.64

Demand deposits                      140,336                  135,891
Other liabilities                      6,007                    5,727
                                       -----                    -----
    TOTAL                            985,827                  976,160

Shareholders' equity                  82,845                   81,029
                                      ------                   ------
                                  $1,068,672               $1,057,189
                                  ==========               ==========

Interest expense as % of earning assets             3.15%                  3.04%
Net interest income as % of earning assets          4.23                   4.33

----------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Consolidated Quarterly Average Balances, Yields and Rates (1)
(CON'T)

                                            1999 QUARTERS
                                      Second                       First
                                 -----------------------------------------------
                                 Average     Yield/          Average     Yield
                                 Balance     Rate            Balance     /Rate
--------------------------------------------------------------------------------
Assets

Earning Assets
Securities
  Taxable                           $256,076        5.88%    $253,158      5.90%
  Nontaxable                          10,606        8.33       11,312      8.35
                                       -----        ----       ------      ----
    TOTAL SECURITIES                 266,682        5.98      264,470      6.01

Federal funds sold and
  other short term investments         5,413        4.74       22,084      4.74
Loans (2)                            737,383        7.86      709,349      7.94
                                     -------        ----      -------      ----
    TOTAL EARNING ASSETS           1,009,478        7.35      995,903      7.38

Allowance for loan losses             (6,775)                  (6,479)
Cash and due from banks               34,138                   33,185
Bank premises and equipment           17,355                   17,665
Other assets                          15,055                   13,848
                                      ------                   ------
                                  $1,069,251               $1,054,122
                                  ==========               ==========

LIABILITIES AND SHAREHOLDERS'
INTEREST BEARING LIABILITIES

  NOW                                $63,726        1.72%     $68,478      1.69%
  Savings deposits                   108,047        2.16      106,647      2.09
  Money market accounts              211,385        1.97      210,673      1.97
  Time deposits                      410,745        4.86      396,855      5.00
  Federal funds purchased and
    other short term borrowings       25,161        3.86       31,789      3.50
  Other borrowings                    24,970        5.73       24,970      5.73
                                      ------        ----       ------      ----
    TOTAL INTEREST BEARING
    LIABILITIES                      844,034        3.55      839,412      3.56

Demand deposits                      140,812                  129,822
Other liabilities                      5,455                    5,876
                                       -----                    -----
    TOTAL                            990,301                  975,110

Shareholders' equity                  78,950                   79,012
                                      ------                   ------
                                  $1,069,251               $1,054,122
                                  ==========               ==========

Interest expense as % of earning assets             2.97%                  3.00%
Net interest income as % of earning assets          4.38                   4.38

----------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Consolidated Quarterly Average Balances, Yields and Rates (1)
(CON'T)

                                            1998 QUARTERS

                                      Fourth                        Third
                                 -----------------------------------------------
                                 Average     Yield/          Average     Yield
                                 Balance     Rate            Balance     /Rate
--------------------------------------------------------------------------------
Assets

Earning Assets
Securities
  Taxable                           $253,904        6.04%    $221,533      6.02%
  Nontaxable                          12,180        8.54       12,319      8.25
                                       -----        ----       ------      ----
    TOTAL SECURITIES                 266,084        6.15      233,852      6.14

Federal funds sold and
  other short term investments        18,548        4.75       10,991      5.56
Loans (2)                            696,560        7.97      689,293      8.03
                                     -------        ----      -------      ----
    TOTAL EARNING ASSETS             981,192        7.40      934,136      7.52

Allowance for loan losses             (6,147)                  (5,812)
  Cash and due from banks             33,038                   27,621
Bank premises and equipment           18,566                   18,649
Other assets                          14,264                   14,878
                                      ------                   ------
                                  $1,040,913               $  989,472
                                  ==========               ==========

LIABILITIES AND SHAREHOLDERS'
INTEREST BEARING LIABILITIES

  NOW                               $ 59,506        1.76%   $  62,023      2.33%
  Savings deposits                    98,772        1.99       89,772      2.07
  Money market accounts              206,352        2.03      189,232      2.23
  Time deposits                      399,623        5.17      409,829      5.28
  Federal funds purchased and
    other short term borrowings       42,804        3.69       14,733      4.12
  Other borrowings                    24,970        5.75       20,849      5.75
                                      ------        ----       ------      ----
      TOTAL INTEREST BEARING
      LIABILITIES                    832,027        3.71      786,438      3.94

Demand deposits                      123,159                  115,438
Other liabilities                      6,071                    5,827
                                       -----                    -----
     TOTAL                           961,257                  907,703

Shareholders' equity                  79,656                   81,769
                                      ------                   ------
                                  $1,040,913               $  989,472
                                  ==========               ==========

Interest expense as % of earning assets             3.14%                  3.32%
Net interest income as % of earning assets          4.26                   4.20

----------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Consolidated Quarterly Average Balances, Yields and Rates (1)
(CON'T)

                                            1998 QUARTERS
                                       Second                      First
                                 -----------------------------------------------
                                 Average     Yield/          Average     Yield
                                 Balance     Rate            Balance     /Rate
--------------------------------------------------------------------------------
Assets

Earning Assets
Securities
  Taxable                           $215,157        6.03%    $206,331      6.11%
  Nontaxable                          12,682        8.39       11,760      8.37
                                       -----        ----       ------      ----
    TOTAL SECURITIES                 227,839        6.17      218,091      6.23

Federal funds sold and
  other short term investments        15,276        5.51       21,371      5.50
Loans (2)                            659,870        8.27      631,005      8.41
                                     -------        ----      -------      ----
    TOTAL EARNING ASSETS             902,985        7.70      870,467      7.81

Allowance for loan losses             (5,585)                  (5,403)
Cash and due from banks               28,178                   28,102
Bank premises and equipment           18,763                   18,500
Other assets                          14,805                   15,010
                                      ------                   ------
                                    $959,146                 $926,676
                                    ========                 ========

LIABILITIES AND SHAREHOLDERS'
INTEREST BEARING LIABILITIES

  NOW                               $ 66,913        1.87%    $ 64,614      1.94%
  Savings deposits                    83,913        1.91       87,955      1.95
  Money market accounts              184,102        2.31      179,926      2.28
  Time deposits                      398,244        5.29      363,628      5.23
  Federal funds purchased and
    other short term borrowings       17,623        4.14       28,436      4.16
  Other borrowings
                                      ------        ----       ------      ----
    TOTAL INTEREST BEARING
    LIABILITIES                      750,795        3.85      724,559      3.77

Demand deposits                      119,572                  114,487
Other liabilities                      4,762                    4,429
                                       -----                    -----
    TOTAL                            875,129                  843,475

Shareholders' equity                  84,017                   83,201
                                      ------                   ------
                                    $959,146                 $926,676
                                    ========                 ========

Interest expense as % of earning assets             3.21%                  3.14%
Net interest income as % of earning assets          4.49                   4.67

----------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

--------------------------------------------------------------------------------
FINANCIAL STATEMENTS
MANAGEMENT'S REPORT ON RESPONSIBILITIES FOR FINANCIAL REPORTING


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

The accompanying 1999 financial statements have been audited by Arthur Andersen LLP certified public accountants. As part of their audit, Arthur Andersen LLP evaluated the accounting systems and related internal accounting controls only to the extent they deemed necessary to determine their auditing procedures.

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

/s/Dennis S. Hudson, III
------------------------
Dennis S. Hudson, III
President and Chief Executive Officer

/s/William R. Hahl
------------------
William R. Hahl
Executive Vice President and Chief Financial Officer

/s/John R. Turgeon
------------------
John R. Turgeon
Senior Vice President and Controller

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Shareholders
Seacoast Banking Corporation of Florida
Stuart, Florida

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles general accepted in the United States.

                                                           Arthur Andersen LLP

Miami, Florida,
     January 14, 2000.

CONSOLIDATED STATEMENTS OF INCOME
Seacoast Banking Corporation of Florida and Subsidiaries



(Dollars in thousands                     Year Ended December 31
except per share data)                1999           1998         1997
----------------------------------------------------------------------
Interest on securities
  Taxable                          $14,330        $13,562      $12,129
  Nontaxable                           605            704          777
Interest and fees on loans          58,243         54,617       50,252
Interest on federal funds sold         373            876        1,520
                                       ---            ---        -----
    TOTAL INTEREST INCOME           73,551         69,759       64,678

Interest on deposits                 7,672          7,254        6,856
Interest on time
  certificates                      19,736         20,603       18,928
Interest on borrowed money           3,054          1,689          817
                                     -----          -----          ---
    TOTAL INTEREST EXPENSE          30,462         29,546       26,601
                                    ------         ------       ------

    NET INTEREST INCOME             43,089         40,213       38,077

Provision for loan losses              660          1,710          913
                                       ---          -----          ---
    NET INTEREST INCOME
       AFTER PROVISION FOR
       LOAN LOSSES                  42,429         38,503       37,164

Noninterest income
  Securities gains                     309            612           48
  Other                             12,148         11,775       10,896
Noninterest expenses                35,983         35,721       36,425
                                    ------         ------       ------
    INCOME BEFORE INCOME TAXES      18,903         15,169       11,683

Provision for income taxes           7,119          5,606        4,251
                                     -----          -----        -----
    NET INCOME                     $11,784        $ 9,563      $ 7,432
                                  ========        =======      =======

----------------------------------------------------------------------

Net income per share common stock
   Diluted                           $2.40          $1.84        $1.42
   Basic                              2.43           1.88         1.45
Average shares outstanding
   Diluted                       4,909,154      5,192,417    5,251,712
   Basic                         4,844,943      5,093,032    5,128,208

----------
See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Seacoast Banking Corporation of Florida and Subsidiaries

                                                      December 31
(Dollars in thousands except per share data)       1999           1998
--------------------------------------------------------------------------------
ASSETS

Cash and due from banks                      $   39,992     $   36,848
Federal funds sold                               19,950         60,590
Securities:
  Securities held for sale (at market)          196,215        238,934
  Securities held for investment
    (market values: 1999-$17,464 &
     1998-$22,895)                               17,439         22,249
                                                 ------         ------
     TOTAL SECURITIES                           213,654        261,183

Loans available for sale                            938          3,991
Loans                                           778,164        701,550
Less: Allowance for loan losses                   6,870          6,343
                                                  -----          -----
       NET LOANS                                771,294        695,207

Bank premises and equipment                      16,557         17,762
Other real estate owned                             339            288
Core deposit intangibles                            969          1,304
Goodwill                                          2,982          3,282
Other assets                                     14,357         11,775
                                                 ------         ------
     TOTAL ASSETS                            $1,081,032     $1,092,230
                                             ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits

  Demand deposits (noninterest bearing)      $  140,537     $  126,856
  Savings deposits                              379,138        388,601
  Other time deposits                           294,683        308,572
  Time certificates of $100,000 or more          91,602         81,173
                                                 ------         ------
     TOTAL DEPOSITS                             905,960        905,202

Federal funds purchased and
  securities sold under agreement
  to repurchase,maturing within 30 days          66,964         77,758
Other borrowings                                 24,970         24,970
Other liabilities                                 6,027          5,858
                                                  -----          -----
                                              1,003,921      1,013,788

Commitments and Contingencies (Notes I and N)

SHAREHOLDERS' EQUITY
Preferred stock, par value $1.00 per
  share - authorized 1,000,000
  shares, none issued or outstanding                  0              0
Class A common stock, par value $.10
  (Liquidation  preference of $2.50
  per share) authorized 10,000,000 shares,
  issued  4,822,538 and outstanding
  4,469,819  shares in 1999 and 4,807,377
  shares issued and outstanding 4,566,392
  shares in 1998                                    482            481
Class B common stock, par value $.10 per
  share authorized 810,000 shares, issued
  and outstanding 360,588 shares in 1999 and
  375,749 shares in 1998                             36             37
Additional paid-in capital                       27,785         27,439
Retained earnings                                66,174         59,738
Less: Treasury Stock (352,719 shares
  in 1999 and 240,985 shares in
  1998), at cost                                (11,640)        (8,806)
                                                -------         ------
                                                 82,837         78,889
Securities valuation allowance                   (5,726)          (447)
                                                 ------         ------
     TOTAL SHAREHOLDERS' EQUITY                  77,111         78,442
                                                 ------         ------
     TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY                  $1,081,032     $1,092,230
                                             ==========     ==========
----------
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Seacoast Banking Corporation of Florida and Subsidiaries

                                                      Year Ended December 31
(Dollas in thousands)                              1999        1998        1997
--------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
   Interest received                          $  73,526   $  69,675   $  64,718
   Fees and commissions received                 12,541      11,385      10,821
   Interest paid                                (30,527)    (29,389)    (26,932)
   Cash paid to suppliers and employees         (33,405)    (31,534)    (34,366)
   Income taxes paid                             (7,315)     (5,074)     (5,032)
                                                 ------      ------      ------
Net cash provided by operating activities        14,820      15,063       9,209

Cash flows from investing activities
   Maturities of securities held for sale        85,078     141,048      26,581
   Maturities of securities held
    for investment                                4,770      15,991      17,602
   Proceeds from sale of
    securities held for sale                     60,106     105,989      73,302
   Purchase of securities held for sale        (110,258)   (302,249)   (106,861)
   Purchase of securities held for investment         0        (989)     (5,928)
   Proceeds from sale of loans                    3,128       8,312      33,274
   Net new loans and principal repayments       (77,597)    (85,652)    (87,168)
   Proceeds from sale of other
    real estate owned                               676         765         861
   Additions to bank premises and equipment        (804)     (1,636)     (3,005)
   Net change in other assets                        44        (943)       (732)
                                                     --        ----        ----
Net cash used in investing activities           (34,857)   (119,364)    (52,074)

Cash flows from financing activities

   Net increase (decrease) in deposits              744      99,093     (5,404)
   Net increase in federal funds
    purchased and repurchase agreements         (10,794)     25,646       7,024
   Net increase in other borrowings                   0      24,970           0
   Exercise of stock options                      1,529         748         879
   Treasury stock acquired                       (4,243)     (8,624)     (1,207)
   Dividends paid                                (4,695)     (4,530)     (3,999)
                                                 ------      ------      ------
Net cash (used in) provided by
 financing activities                           (17,459)    137,303      (2,707)
                                                -------     -------      ------
Net increase (decrease) in cash
 and cash equivalents                           (37,496)     33,002     (45,572)
Cash and cash equivalents at
 beginning of year                               97,438      64,436     110,008
                                                 ------      ------     -------
Cash and cash equivalents at end of year        $59,942     $97,438     $64,436
                                                =======     =======     =======
----------
See Note P for supplemental disclosures. See notes to consolidated financial statements.

CONSOLIDATED STATEMETNS OF SHAREHOLDERS' EQUITY
Seacoast Banking Corporation of Florida and Subsidiaries


                                                Common Stock
                                             -------------------    Additional
                                             Class A     Class B      Paid-in
(Dollars in thousands)                         Stock       Stock      Capital
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                   $465        $ 49        $26,936

Comprehensive Income:
   Net Income
   Unrealized gains on securities

   Comprehensive Income
Cash Dividends Declared
Exchange of Class B common stock
  for Class A common stock                       11         (11)
Treasury stock acquired
Common stock issued from Treasury:
   For employee benefit plans                                                6
   For stock options and awards                                              1
Exercise of stock options and warrants            3                        313
                                                 --          --            ---

BALANCE AT DECEMBER 31, 1997                    479          38         27,256

Comprehensive Income:
   Net Income
   Unrealized gains on securities

   Comprehensive Income
Cash Dividends Declared
Exchange of Class B common stock
  for Class A common stock                        1          (1)
Treasury stock acquired
Common stock issued from Treasury:
   For employee benefit plans                                               (2)
   For stock options and awards                                              2
Exercise of stock options and warrant             1                        183
                                                  -          --            ---
BALANCE AT DECEMBER 31, 1998                    481          37         27,439

Comprehensive Income:
   Net Income
   Unrealized losses on securities

   Comprehensive Income
Cash Dividends Declared
Exchange of Class B common stock
   for Class A common stock                       1          (1)
Treasury stock acquired
Common stock issued from Treasury:
   For employee benefit plans
   For stock options and awards                                            346
Exercise of stock options and warrants
                                                  -          --            ---
BALANCE AT DECEMBER 31, 1999                   $482         $36        $27,785
                                               ====         ===        =======

----------
See notes to consolidated financial statements.

CONSOLIDATED STATEMETNS OF SHAREHOLDERS' EQUITY
Seacoast Banking Corporation of Florida and Subsidiaries (CON'T)


                                                     Retained        Treasury
(Dollars in thousands)                               Earnings           Stock
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                          $52,090          $ (911)

Comprehensive Income:
   Net Income                                           7,432
   Unrealized losses on securities

   Comprehensive Income
Cash Dividends Declared                                (3,999)
Exchange of Class B common
   stock for Class A common stock
Treasury stock acquired                                                (1,420)
Common stock issued from Treasury:
   For employee benefit plans                                              58
   For stock options and awards                          (274)            984
Exercise of stock options and warrants
                                                         ----            ----
BALANCE AT DECEMBER 31, 1997                           55,249          (1,289)

Comprehensive Income:
   Net Income                                           9,563
   Unrealized losses on securities

   Comprehensive Income
Cash Dividends Declared                                (4,530)
Exchange of Class B common
   stock for Class A common stock
Treasury stock acquired                                                (8,957)
Common stock issued from Treasury:
   For employee benefit plans                                             130
   For stock options and awards                          (544)          1,310
Exercise of stock options and warrants
                                                         ----            ----
BALANCE AT DECEMBER 31, 1998                           59,738          (8,806)

Comprehensive Income:
   Net Income                                          11,784
   Unrealized losses on securities

   Comprehensive Income
Cash Dividends Declared                                (4,695)
Exchange of Class B common
   stock for Class A common stock
Treasury stock acquired                                                (5,076)
Common stock issued from Treasury:
   For employee benefit plans                                             125
   For stock options and awards                         (653)           2,117
Exercise of stock options and warrants
                                                         ----            ----
BALANCE AT DECEMBER 31, 1999                          $66,174        $(11,640)
                                                      =======        ========

----------
See notes to consolidated financial statements.

CONSOLIDATED STATEMETNS OF SHAREHOLDERS' EQUITY
Seacoast Banking Corporation of Florida and Subsidiaries (CON'T)

                                                  Securities
                                                  Valuation
                                                   Equity         Comprehensive
(Dollars in thousands)                           (Allowance)           Income
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                       $(1,634)

Comprehensive Income:
   Net Income                                                         $ 7,432
   Unrealized losses on securities                     965                965
                                                                          ---
   Comprehensive Income                                                 8,397
Cash Dividends Declared
Exchange of Class B common
   stock for Class A common stock
Treasury  stock acquired
Common stock issued from Treasury:
   For employee benefit plans
   For stock options and awards
Exercise of stock options and warrants
                                                      ----
BALANCE AT DECEMBER 31, 1997                          (669)

Comprehensive Income:
   Net Income                                                           9,563
   Unrealized losses on securities                     222                222
                                                                          ---
   Comprehensive Income                                                 9,785
Cash Dividends Declared
Exchange of Class B common
   stock for Class A common stock
Treasury  stock  acquired
Common stock issued from Treasury:
   For employee benefit plans
   For stock options and awards
Exercise of stock options and warrants
                                                     ----
BALANCE AT DECEMBER 31, 1998                          (447)

Comprehensive Income:
   Net Income                                                          11,784
   Unrealized losses on securities                  (5,279)            (5,279)
                                                                       ------
   Comprehensive Income                                                 6,505
Cash Dividends Declared
Exchange of Class B common
   stock for Class A common stock
Treasury stock acquired
Common stock issued from Treasury:
   For employee benefit plans
   For stock options and awards
Exercise of stock options and warrants
                                                     -----
BALANCE AT DECEMBER 31, 1999                       $(5,726)
                                                    =======

----------
See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Seacoast Banking Corporation of Florida and Subsidiaries

--------------------------------------------------------------------------------
NOTE A

SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations: The Company is a single segment bank holding company whose operations and locations are more fully described under Part I, "Item 1. Business" of this annual report.

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

Mortgage Servicing Rights: The Company acquires mortgage servicing rights through the origination of mortgage loans, and the Company sells or securitizes those loans with servicing rights retained. Under Statement of Financial Accounting Standards No. 122, the Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

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

Business Combinations: The accompanying consolidated financial statements include the financial position and results of operations of Port St. Lucie National Bank Holding Corporation ("PSHC"), which the Company acquired on May 30, 1997. PSHC shareholders received 848,576 shares of Class A common stock for all their issued and outstanding stock, warrants and options. This transaction was accounted for under the pooling-of-interests method of accounting and, accordingly, the consolidated financial statements have been restated as if the Company had operated as one entity since inception.

NOTE B

CASH, DIVIDEND AND LOAN RESTRICTIONS
In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

The Company's subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1999 was approximately $8,100,000.

Under Federal Reserve regulation, the Company's subsidiary bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 1999, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 19 percent of consolidated net assets.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company's subsidiary bank can distribute as dividends to the Company in 2000, without prior approval of the Comptroller of the Currency, approximately $7,000,000.

NOTE C

SECURITIES

The amortized cost and market value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                 Held for
                                Investment           Held for Sale
                           ------------------------------------------
                              Amortized    Market    Amortized   Market
(Dollars in thousands)           Cost      Value       Cost       Value
--------------------------------------------------------------------------------
Due in one year or less       $ 2,559    $ 2,572    $      0   $      0
Due after one year
 through five years             3,692      3,726      30,012     28,678
Due after five years
 through ten years              1,774      1,825           0          0
Due after ten years               987        956           0          0
                                  ---        ---           -          -
                                9,012      9,079      30,012     28,678

Mortgage backed securities      8,427      8,385     143,322    137,002
No contractual maturity             0          0      31,886     30,535
                                    -          -      ------     ------
                              $17,439    $17,464    $205,220   $196,215
                              =======    =======    ========   ========

Proceeds from sales of securities during 1999 were $60,106,000 with gross gains of $332,000 and gross losses of $66,000. During 1998, proceeds from sales of securities were $105,989,000 with gross gains of $737,000 and gross losses of $125,000. During 1997, proceeds from sales of securities were $73,302,000 with gross gains of $392,000 and gross losses of $344,000.

Securities with a carrying value of $126,111,000 at December 31, 1999, were pledged to secure United States Treasury deposits, other public deposits and trust deposits. The amortized cost and market value of securities follow:

                                                Gross        Gross
                                 Amortized   Unrealized    Unrealized    Market
(Dollars in thousands)             Cost         Gains        Losses      Value
--------------------------------------------------------------------------------
SECURITIES HELD FOR SALE - 1999:
U.S. Treasury and U.S.
  Government agencies            $ 30,012          $  0     $(1,334)   $ 28,678
Mortgage backed securities        143,322            18      (6,338)    137,002
Mutual funds                       24,814             0      (1,337)     23,477
Other securities                    7,072             0         (14)      7,058
                                    -----             -         ---       -----
                                 $205,220          $ 18     $(9,023)   $196,215
                                 ========          ====     =======    ========

SECURITIES HELD FOR INVESTMENT-1999:

Mortgage backed securities       $  8,427          $ 55      $  (97)   $  8,385
Obligations of states and
  political subdivisions            8,912           100         (33)      8,979
Other securities                      100             0           0         100
                                      ---             -           -         ---
                                 $ 17,439          $155      $ (130)   $ 17,464
                                 ========          ====      ======    ========

SECURITIES HELD FOR SALE-1998:
U.S. Treasury and U.S.
  Government agencies            $ 38,509          $295       $(129)   $ 38,675
Mortgage backed securities        169,862           667        (492)    170,037
Mutual funds                       24,814             0        (991)     23,823
Obligations of states and
  political subdivisions              300             0         (60)        240
Other securities                    6,159             0           0       6,159
                                    -----             -           -       -----
                                 $239,644          $962     $(1,672)   $238,934
                                 ========          ====     =======    ========


SECURITIES HELD FOR INVESTMENT-1998:
Mortgage backed securities       $ 10,941          $228     $   (35)   $ 11,134
Obligations of states and
  political subdivisions           11,208           453           0      11,661
Other securities                      100             0           0         100
                                      ---             -           -         ---
                                 $ 22,249         $ 681       $ (35)   $ 22,895
                                 ========         =====       =====    ========

NOTE D

LOANS

An analysis of loans at December 31, follows:

(Dollars in thousands)                         1999          1998
-----------------------------------------------------------------
Real estate construction                   $ 42,899      $ 22,877
Real estate mortgage                        623,472       574,895
Commercial and financial                     33,119        31,908
Installment loans to  individuals            78,013        71,506
Other                                           661           364
                                                ---           ---
                                           $778,164      $701,550
                                           ========      ========

One of the sources of the Company's business is loans to directors, officers and other members of management. These loans are made on the same terms as all other loans and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans was approximately $4,837,000 and $5,662,000 at December 31, 1999 and 1998, respectively. During 1999, $321,000 of new loans were made and repayments totaled $1,146,000.

See Management's Discussion and Analysis under "Loan Portfolio for information about concentrations of credit risk of all financial instruments.

NOTE E

IMPAIRED LOANS AND ALLOWANCE FOR LOAN LOSSES

Certain impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The Company's recorded investment in impaired loans and related valuation allowance are as follows:

                                    1999                   1998
                                ------------           -------------
                              Recorded   Valuation    Recorded    Valuation
(Dollars in thousands)       Investment  Allowance   Investment   Allowance
--------------------------------------------------------------------------------
Impaired loans:
   Valuation allowance
     required                    $  0        $ 0       $   0       $  0
   No valuation
     allowance required            37          0          80          0
                                 ----          -          --          -
           TOTAL                 $ 37        $ 0       $  80        $ 0
                                 ====        ===       =====        ===

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 were $58,000 and $102,000 respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. The Company recognized interest income on impaired loans of $1,000 and $13,000 for the years ended December 31, 1999 and 1998, respectively.

Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

(Dollars in thousands)                      1999      1998      1997
--------------------------------------------------------------------------------
Balance, beginning of year                $6,343    $5,363    $5,657
Provision charged to operating expense       660     1,710       913
Charge offs                                 (626)   (1,192)   (1,554)
Recoveries                                   493       462       347
                                             ---       ---       ---
Balance, end of year                      $6,870    $6,343    $5,363
                                          ======    ======    ======

NOTE F

BANK PREMISES AND EQUIPMENT
Bank premises and equipment are summarized as follows:

                                                      Accumulated
                                                     Depreciation       Net
                                                          &          Carrying
(Dollars in thousands)                      Cost     Amortization      Value
--------------------------------------------------------------------------------
December 31, 1999
Premises (including land of
 $2,967)                                   $20,331         $7,576      $12,755
Furniture and equipment                     14,352         10,550        3,802
                                            ------         ------        -----
                                           $34,683        $18,126      $16,557
                                           =======        =======      =======

December 31, 1998
Premises (including land of
 $2,967)                                   $20,083         $6,862      $13,221
Furniture and equipment                     14,918         10,377        4,541
                                            ------         ------        -----
                                           $35,001        $17,239      $17,762
                                           =======        =======      =======

NOTE G
BORROWINGS

All of the Company's short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

(Dollars in thousands)              1999        1998       1997
---------------------------------------------------------------
Maximum amount outstanding
 at any month end                $72,172     $77,758    $52,112
Average interest rate
 outstanding at end of year         4.24%       3.44%      4.30%
Average amount outstanding       $38,438     $25,908    $20,294
Weighted average interest rate      4.22%       3.96%      4.03%
---------------------------------------------------------------

On July  31,  1998,  the  Company  acquired  $24,970,000  in  other  borrowings,
$15,000,000 from the Federal Home Loan Bank (FHLB), principal payable on November 12, 2009, with interest payable quarterly at 6.10%, and $9,970,000 from Donaldson, Lufkin & Jenrette (DLJ), principal payable on July 31, 2003, with interest payable quarterly at 5.40%. Each debt is subject to early termination in accordance with the terms of the agreement as follows:

      FHLB      November 12, 2004
      DLJ       July 31, 2000

The FHLB debt is secured by residential mortgage loans totaling $15,000,000 and the DLJ debt is secured with investment securities totaling $9,970,000.

The Company's subsidiary bank has unused lines of credit to purchase federal funds from its correspondent banks of $53,000,000 at December 31, 1999.

NOTE H
EMPLOYEE BENEFITS

The Company's profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $1,355,000 in 1999, $859,000 in 1998, and $814,000 in 1997.

The Company's stock option and stock appreciation rights plans were approved by the Company's shareholders on April 25, 1991 and April 25, 1996. The number of shares of Class A common stock that may be purchased pursuant to the 1991 and 1996 plans shall not exceed 300,000 shares for each plan. The Company has granted options on 250,000 shares and 284,000 shares, respectively through December 31, 1999. Under both plans the option exercise price equals the Class A common stock's market price on the date of grant. All options have a four year vesting period and a contractual life of ten years. The following table presents a summary of stock option activity for 1997, 1998 and 1999:

                                 Weighted                   Weighted
                                  Average                    Average
                        Number     Fair      Option Price   Exercise
                      of Shares    Value      Per Share       Price
                      ---------- --------- --------------  -----------
Options outstanding,
 January 1, 1997         311,000              $8.24 - 22.92     $16.59
Exercised                (72,000)              8.24 - 22.92      12.04
Granted                   51,000    $8.97             25.50      25.50
Cancelled                 (5,000)               17.50-19.00      18.79
                      ------------------------------------------------

Options outstanding,
 December 31, 1997       285,000                11.00-25.50      19.33
Exercised                (40,000)               11.75-21.75      18.10
Granted                  156,000   $10.05             29.00      29.00
Canceled                 (23,000)               17.50-25.50      23.73
                      ------------------------------------------------

Options outstanding,
 December 31, 1998       378,000                11.00-25.50      23.14
Exercised                (68,000)               11.75-21.75      16.99
                      ------------------------------------------------

Options outstanding,
 December 31, 1999       310,000                11.00-29.00      24.51
                         =======                ===========      =====

Options exercisable,
 December 31, 1997       154,000                                $16.91
 December 31, 1998       146,000                                 17.13
 December 31, 1999       276,000                                 24.53
----------------------------------------------------------------------


The following table summarizes information about stock options outstanding at December 31, 1999:

              Options Outstanding                 Options Exercisable
------------------------------------------------------------------------
                          Weighted
                          Average
             Number of   Remaining    Weighted   Number of    Weighted
  Range of     Shares     Contrac-    Average      Shares     Average
  Exercise   Outstand-   tual Life    Exercise    Exercis-    Exercise
   Prices       ing       in Years     Price        able       Price
------------------------------------------------------------------------
 $11.75        7,000        2.17      $11.75       7,000      $11.75
  17.50       25,000        5.17       17.50      25,000       17.50
  17.75       19,000        3.92       17.75      19,000       17.75
  19.00       41,000        3.17       19.00      41,000       19.00
  21.75       33,000        6.50       21.75      22,000       21.75
  25.50       35,000        7.58       25.50      12,000       25.50
  29.00      150,000        8.54       29.00     150,000       29.00
             --------------------------------------------------------
             310,000        6.81       24.51     276,000       24.53
             ========================================================

The two stock option plans are accounted for under APB Opinion No. 25, and therefore no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

(Dollars in thousands except
per share data)               1999       1998        1997
----------------------------------------------------------
Net Income:
        As Reported        $11,784     $9,563      $7,432
        Pro Forma           11,427      9,164       7,278
Per Share (Diluted):
        As Reported           2.40       1.84        1.42
        Pro Forma             2.33       1.76        1.39
---------------------------------------------------------

Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1997; risk-free interest rates of 5.65 percent for 1998, 6.90 percent for 1997 and 7.11 percent 1996; expected dividend yield of 3.4 percent for the 1998 issue, 2.5 percent for the 1997 issue; expected lives of 7 years; expected volatility of 38.6 percent for 1998, 30.4 percent for 1997.

NOTE I
LEASE COMMITMENTS

The Company is obligated under various noncancelable operating leases for equipment, buildings and land. At December 31, 1998, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(Dollars in thousands)
-------------------------------
2000                     $1,562
2001                      1,580
2002                      1,268
2003                      1,120
2004                      1,096
Thereafter                8,099
                          -----
                        $14,725
                        =======
-------------------------------

Rent expense charged to operations was $1,471,000 in 1999, $1,474,000 in 1998, and $1,382,000 in 1997. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company at prevailing rental rates. Lease payments to these individuals were $229,000 in 1999, $227,000 in 1998 and $217,000 in 1997.

NOTE J
INCOME TAXES

The provision for income taxes including tax effects of security transaction gains (1999 - $115,000; 1998 - $224,000; 1997 - $18,000) are as follows:

(Dollars in thousands)
Year Ended December 31               1999        1998       1997
-----------------------------------------------------------------
Current
  Federal                           $6,495      $5,417     $3,438
  State                                821         664        434
Deferred
  Federal                             (138)       (423)       337
  State                                (59)        (52)        42
                                       ---         ---         --
                                    $7,119      $5,606     $4,251
                                    ======      ======     ======
-----------------------------------------------------------------

Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

(Dollars in thousands)
Year ended December 31                1999        1998       1997
-----------------------------------------------------------------
Depreciation                        $ (144)       $(68)      $148
Allowance for loan losses             (329)       (420)       134
Interest and fee income                215          80         81
Other real estate owned                 75         (57)         7
Other                                  (14)        (10)         9
                                       ---         ---          -
                                     $(197)      $(475)     $ 379
                                     =====       =====      =====
-----------------------------------------------------------------


The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 34.4 percent to pretax income in 1999 and 34 percent to pretax income in 1998 and 1997) and the reported income tax expense relating to income before income taxes is as follows:

(Dollars in thousands)
Year Ended December 31               1999        1998       1997
-----------------------------------------------------------------
Tax rate applied to income
 before income taxes                $6,503      $5,157     $3,972
Increase (decrease) resulting
 from the effects of:
  Tax-exempt interest on
   obligations of states and
   political subdivisions             (235)       (239)      (237)
  State income taxes                  (262)       (208)      (162)
  Dividend exclusion                    (8)         (8)        (8)
  Amortization of intangibles          202         200        200
  Other                                157          92         10
                                       ---          --         --
Federal tax provision                6,357       4,994      3,775
State tax provision                    762         612        476
                                       ---         ---        ---
Applicable income taxes             $7,119      $5,606     $4,251
                                    ======      ======     ======
-----------------------------------------------------------------

The net deferred tax assets (liabilities) are comprised of the following:

(Dollars in thousands)
Year Ended December 31                        1999       1998
--------------------------------------------------------------
Allowance for loan losses                    $2,374     $2,045
Other real estate owned                          14         89
Net unrealized securities losses              3,302        258
Other                                            81         61
                                                 --         --
   Gross deferred tax assets                  5,771      2,453

Depreciation                                   (705)      (849)
Interest and fee income                        (798)      (583)
Other                                           (29)       (23)
                                                ---        ---
   Gross deferred tax liabilities            (1,532)    (1,455)
Deferred tax asset valuation allowance            0          0
                                                  -          -
Net deferred tax assets                      $4,239      $ 998
                                             ======      =====


The tax effects of unrealized gains (losses) included in the calculation of comprehensive income income as presented in the Statements of Shareholder's Equity for the three years ended December 31, are as follows:

(Dollars in thousands)
-----------------------
1999             $3,044
1998             $  152
1997             $  562
-----------------------


NOTE K

NONINTEREST INCOME AND EXPENSES

Details of noninterest income and expenses follow:

(Dollars in thousands)
Year Ended December 31                       1999       1998      1997
-----------------------------------------------------------------------
Noninterest income

  Service charges on deposit accounts       $4,876     $4,359    $4,182
  Trust fees                                 2,489      2,144     2,206
  Other service charges and fees             1,453      1,655     1,688
  Brokerage commissions and fees             2,329      2,105     1,853
  Other                                      1,001      1,512       967
                                             -----      -----       ---
                                            12,148     11,775    10,896
  Securities gains                             309        612        48
                                               ---        ---        --
                                           $12,457    $12,387   $10,944
                                           =======    =======   =======

Noninterest expenses

  Salaries and wages                       $13,882    $14,046   $13,203
  Pension and other employee benefits        3,798      3,119     2,945
  Occupancy                                  3,135      3,129     2,961
  Furniture and equipment                    2,037      2,436     2,267
  Outsourced data processing costs           3,696      2,881     2,126
  Marketing                                  1,653      1,964     2,151
  Legal and professional fees                1,572      1,029       918
  FDIC assessments                             146        135       136
  Foreclosed and repossessed asset
    management and dispositions                185        298       207
  Amortization of intangibles                  671        671       671
  Other                                      5,208      6,013     8,840
                                             -----      -----     -----
                                           $35,983    $35,721   $36,425
                                           =======    =======   =======

NOTE L
SHAREHOLDERS' EQUITY

The Company has reserved 100,000 Class A common shares for issuance in connection with an employee stock purchase plan and 150,000 Class A common shares for issuance in connection with an employee profit sharing plan. At December 31, 1999, an aggregate of 35,236 shares and 52,422 shares, respectively, have been issued as a result of employee participation in these plans.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1999 that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Company's regulator categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                         Minimum for
                                                      Capital Adequacy
                                                         Purposes
                                                     ------------------
(Dollars in thousands)           Amount      Ratio     Amount     Ratio
-----------------------------------------------------------------------
1999
Total Capital (to risk-
   weighted assets)             $84,837     12.24%    $55,441   >=8.00%
Tier 1 Capital (to
    risk-weighted assets)        77,967      11.25     27,721   >=4.00%
Tier 1 Capital (to adjusted
    average assets)              77,967       7.32     42,598   >=4.00%

1998
Total Capital (to risk-
   weighted assets)             $79,953     12.01%    $53,273   >=8.00%
Tier 1 Capital (to
    risk-weighted assets)        73,610      11.05     26,637   >=4.00%
Tier 1 Capital (to adjusted
    average assets)              73,610       7.10     41,451   >=4.00%

                                  Minimum To Be
                                Well Capitalized
                                  Under Prompt
                                Corrective Action
                                   Provisions
                             ---------------------
(Dollars in thousands)           Amount      Ratio
--------------------------------------------------
1999
Total Capital (to risk-
   weighted assets)             $69,302   >=10.00%
Tier 1 Capital (to
    risk-weighted assets)        41,581    >=6.00%
Tier 1 Capital (to adjusted
    average assets)              53,247    >=5.00%

1998
Total Capital (to risk-
   weighted assets)             $66,591   >=10.00%
Tier 1 Capital (to
    risk-weighted assets)        39,955   >= 6.00%
Tier 1 Capital (to adjusted
    average assets)              51,814   >= 5.00%

NOTE M

SEACOAST BANKING CORPORATION OF FLORIDA
(PARENT COMPANY ONLY) FINANCIAL INFORMAITON


BALANCE SHEETS
(Dollars in thousands)
December 31                                     1999           1998
------------------------------------- ------------------------------
Assets

  Cash                                        $    10        $    10
  Securities purchased under
   agreement to resell with
   subsidiary bank, maturing
   within 30 days                               2,881              0
  Securities held for sale                        473          1,512
  Investment in subsidiaries                   74,151         78,431
  Other assets                                    195            171
                                                  ---            ---
                                              $77,710        $80,124
                                              =======        =======

Liabilities and Shareholders'Equity

Liabilities
   Advances from bank subsidiary              $     0        $ 1,542
   Other liabilities                              599            140
Shareholders' Equity                           77,111         78,442
                                               ------         ------
                                              $77,710        $80,124
                                              =======        =======

STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Year Ended December 31                     1999       1998       1997
----------------------------------------------------------------------
Increase (Decrease) in Cash

Cash flows from operating activities
 Interest received                       $   149     $  187    $   243
 Dividends received                       11,140      7,148      4,165
 Other income received                         0          0         13
 Income taxes received                       139        565        133
 Cash paid to suppliers                     (597)      (534)    (1,858)
                                            ----       ----     ------
Net cash provided by operating
 activities                               10,831      7,366      2,696

Cash flows from investing activities
 Decrease (increase) in securities
  purchased under agreement to
  resell, maturing in 30 days             (2,881)     3,498      1,107
 Decrease (increase) in deposit
  with subsidiary bank                         0          0         12
 Proceeds from sale of premises                0          0        512
 Maturities of securities held for sale    1,000          0          0
                                           -----          -          -
Net cash provided by (used in)
 investing activities                     (1,881)     3,498      1,631

Cash flows from financing activities
 Advance (to) from subsidiary             (1,542)     1,542          0
 Exercise of Stock Options                 1,529        748        879
 Treasury Stock acquired                  (4,242)    (8,624)    (1,207)
 Dividends paid                           (4,695)    (4,530)    (3,999)
                                          ------     ------     ------
Net cash used in financing
 activities                               (8,950)   (10,864)    (4,327)

Net change in cash                             0          0          0
Cash at beginning of year                     10         10         10
                                              --         --         --
Cash at end of year                         $ 10       $ 10      $  10
                                            ====       ====      =====

RECONCILIATION OF NET INCOME
TO CASH PROVIDED BY OPERATION ACTIVITIES
Net income                               $11,784    $ 9,563    $ 7,432
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Gain on sale of premises                     0          0        (44)
  Equity in undistributed income
   of subsidiaries                          (977)    (2,659)    (4,249)
  Other, net                                  24        462       (443)
                                              --        ---       ----
Net cash provided by operating
 activities                              $10,831     $7,366    $ 2,696
                                         =======     ======    =======



STATEMENTS OF INCOME
(Dollars in thousands)
Year Ended December 31                    1999       1998       1997
----------------------------------------------------------------------
Income
  Dividends
    Subsidiary                           $11,100     $7,123     $4,133
    Other                                     32         33         32
  Interest                                   124        182        239
  Other                                        0          0         13
                                               -          -         --
                                          11,256      7,338      4,417
Expenses                                     635        573      1,799
                                             ---        ---      -----
Income before income tax credit
 and equity in undistributed
 income of subsidiaries                   10,621      6,765      2,618
Income tax credit                            186        139        565
                                             ---        ---        ---
Income before equity in
 undistributed income of
 subsidiaries                             10,807      6,904      3,183
Equity in undistributed income of
 subsidiaries                                977      2,659      4,249
                                             ---      -----      -----
       Net income                        $11,784     $9,563     $7,432
                                         =======     ======     ======

NOTE N

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $91,154,000 outstanding at December 31, 1999, $49,556,000 is secured by 1-4 family residential properties.

                                                 Contract or
                                               Notional Amount

(Dollars in thousands)
December 31                                    1999         1998
--------------------------------------------------------------------
Financial instruments whose contract
 amounts represent credit risk:
    Commitments to extend credit                $91,154      $94,665
Standby letters of credit and
 financial guarantees written:
    Secured                                         844          864
    Unsecured                                       498          375
--------------------------------------------------------------------

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for the above secured standby letters of credit at December 31, 1999 and 1998 amounted to $7,266,000 and $5,778,000 respectively.

NOTE O
MORTGAGE SERVICING RIGHTS, NET

The following is an analysis of the mortgage  servicing rights,  net at December
31:

(Dollars in thousands)             1999       1998
----------------------------------------------------
Unamortized balance at
 beginning of year                $1,701     $   798
Origination of mortgage
 servicing rights                    272       1,155
Amortization                        (444)       (252)
                                    ----        ----
                                   1,529       1,701

Less: Reserves                      (126)       (148)
                                    ----        ----

    TOTAL                         $1,403     $ 1,553
                                  ======     =======
----------------------------------------------------


(Dollars in thousands)
December 31                        1999       1998
----------------------------------------------------
Unpaid principal balance of
 serviced loans for which
 mortgage servicing rights
 are capitalized                $140,271    $128,324
                                ========    ========

Unpaid principal balance of
 serviced loans for which
 there are no servicing
 rights capitalized.            $ 31,334    $ 48,657
                                ========    ========
----------------------------------------------------

The fair value of captitalized mortgage servicing rights was estimated using a discounted cash flow model. Prepayment speed projections and market assumptions regarding discount rate, servicing cost, escrow earnings credits, payment float and advance cost interest rates were determined from guidelines provided by a third-party mortgage servicing rights broker.

NOTE P
SUPPLEMENTAL DISCLOSURES FOR CONSOLIDATED STATEMENTS OF CASH FLOWS

Reconciliation of Net Income to Net Cash Provided by Operating Activities

(Dollars in thousands)
For the Three Years Ended December 31      1999      1998      1997
-------------------------------------------------------------------
Net Income                              $11,784    $9,563    $7,432
Adjustments to reconcile net
 income to net cash provided by
 operating activities
   Depreciation and amortization          2,925     3,020     2,707
   Provision for loan losses                660     1,710       913
   Provision (credit) for deferred
    taxes                                  (197)     (475)      379
   Gain on sale of securities              (309)     (612)      (48)
   Gain on sale of loans                    (29)     (683)     (202)
   Loss on sale and write
     down of foreclosed assets               77       185        95
   Loss on disposition of equipment          25       105        (8)
   Change in interest receivable            128       (47)       32
   Change in interest payable               (65)      157      (331)
   Change in prepaid expenses                (1)     (814)        1
   Change in accrued taxes                  (25)    1,029    (1,154)
   Change in other liabilities             (153)    1,925      (607)
                                           ----     -----      ----
TOTAL ADJUSTMENTS                         3,036     5,500     1,777

Net cash provided by operating
 activities                             $14,820   $15,063    $9,209
                                        =======  ========    ======

Supplemental disclosure of non
 cash investing activities:

   Market value adjustment to
     securities                         $(8,297)     $178    $1,197
   Transfers from loans to other
     real estate owned                      804       702       428
--------------------------------------------------------------------------------

NOTE Q
FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value at December 31:

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

Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, etc. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of loans, except residential mortgage, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusting for prepayment assumptions using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

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


                                     1999                  1998
                              -----------------     ------------------
                              Carrying     Fair     Carrying     Fair
(Dollars in thousands)         Amount     Value      Amount      Value
-----------------------------------------------------------------------
Financial Assets
  Cash and cash
   equivalents               $ 59,942   $ 59,942    $ 97,438   $ 97,438
  Securities                  213,654    213,679     261,183    261,829
  Loans, net                  771,294    755,220     695,207    704,406
Financial Liabilities
  Deposits                    905,960    902,043     905,202    907,254
  Borrowings                   91,934     92,808     102,728    102,650
Contingent Liabilities
  Commitments to extend
   credit                           0        842           0        947
  Standby letters of
   credit                           0         16           0         18
-----------------------------------------------------------------------

NOTE R
EARNINGS PER SHARE

Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined by including assumptions of stock option conversions.


(Dollars in thousands
excpet per share data)
                                      Net                    Per-share
Year ended December 31               Income      Shares        Amount
--------------------------------------------------------------------------------
1999

Basic Earnings Per Share
  Income available to common
  shareholders                        $11,784   4,844,943       $2.43
                                                                =====
  Options issued to executives
  (See Note H)                                     64,211
                                                   ------
Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                         $11,784   4,909,154       $2.40
                                      =======   =========       =====


1998

Basic Earnings Per Share
  Income available to common
  shareholders                        $ 9,563   5,093,032       $1.88
                                                                =====
  Options issued to executives
  (See Note H)                                     99,385
                                                   ------

Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                         $ 9,563   5,192,417       $1.84
                                       ======   =========       =====

1997

Basic Earnings Per Share
  Income available to common
  shareholders                        $ 7,432   5,128,208       $1.45
                                                                =====
  Options issued executives
  (See Note H)                                    123,504
                                                  -------

Diluted Earnings Per Share
  Income available to common
  shareholders plus
  assumed conversions                 $ 7,432   5,251,712       $1.42
                                       ======   =========       =====