Form 10-K, Exhibit 13
period 2000-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2001-03-30
CIK 730708

Financial Highlights


(Dollars in thousands except
per share data)
FOR THE YEAR                   2000       1999       1998       1997       1996
------------                   ----       ----       ----       ----       ----
Net interest income         $42,095    $43,089    $40,213    $38,077    $36,223
Provision for loan losses       600        660      1,710        913      1,090
Noninterest income:
  Securities gains (losses)     (12)       309        612         48         76
  Other                      13,150     12,148     11,775     10,896     10,331
Noninterest expenses         34,877     35,983     35,721     36,425     31,768
Income before income taxes   19,756     18,903     15,169     11,683     13,772
Provision for income taxes    7,668      7,119      5,606      4,251      4,933
Net income                   12,088     11,784      9,563      7,432      8,839
Core earnings (1)            20,459     19,439     16,565     12,755     14,968

Per share data Net income:
     Diluted                   2.51       2.40       1.84       1.42       1.71
     Basic                     2.53       2.43       1.88       1.45       1.73

Cash dividends paid:
     Class A common            1.06       0.98       0.90       0.82       0.65
Book value                    17.87      15.96      15.87      15.75      15.08
Dividends to net income       41.6%      39.8%      47.4%      53.8%      30.9%

AT YEAR END
Assets                   $1,151,373 $1,081,032 $1,092,230   $943,037   $938,501
Securities                  204,664    213,654    261,183    220,150    223,169
Net loans                   837,328    771,294    695,207    608,567    570,667
Deposits                    957,089    905,960    905,202    806,098    811,493
Shareholders' equity         84,263     77,111     78,442     81,064     76,995

Performance ratios:
    Return on average assets   1.09%      1.11%      0.98%      0.83%      1.04%
    Return on average equity  14.09      14.64      11.64       9.17      11.63
Net interest margin (2)        4.03       4.34       4.40       4.60       4.60
Average equity to average
    assets                     7.76       7.57       8.39       9.09       8.96
---------------------------------
(1) Income before taxes excluding the provision for loan losses, securities gains (losses) and expenses associated with foreclosed and repossessed asset management and dispositions.
(2)  On a fully taxable equivalent basis.

================================================================================
                                FINANCIAL REVIEW
================================================================================
                    2000 Management's Discussion and Analysis

Net income for 2000 totaled $12,088,000 or $2.51 per share diluted, compared with $11,784,000 or $2.40 per share diluted in 1999 and $9,563,000 or $1.84 per share diluted in 1998. Return on average assets was 1.09 percent and return on average shareholders' equity was 14.09 percent for 2000, compared to the prior year's results of 1.11 percent and 14.64 percent, respectively, and 1998's results of 0.98 percent and 11.64 percent, respectively.

Earnings in 1998 were impacted by net non-recurring gains of $330,000 ($209,000 after tax). This includes a gain of $616,000 on the sale of the Company's credit card portfolio and a charge of $286,000 taken to cancel an information systems contract for processing of the Company's trust business.

---------------------
                              Results of Operations
                              ---------------------

Net Interest Income
-------------------
Net interest income (on a fully tax equivalent  basis)  decreased  $1,079,000 or
2.5 percent to $42,373,000 for 2000, compared to a year ago. For 2000, the net interest margin decreased to 4.03 percent from 4.34 percent for 1999.

In 2000, the Federal Reserve increased short term rates 100 basis points, with increases of 25 basis points in both February and March 2000 and another 50 basis points in May 2000. The Company, along with most other banks, has seen its net interest margin decline over the last twelve months as a result of the Federal Reserve's actions. In the fourth quarter of 2000, the net interest margin (on a fully tax equivalent basis)of 3.93 percent was three basis points higher than in the third quarter of 2000, but was 15 basis points lower when compared to the second quarter of 2000 and 31 basis points lower when compared to the first quarter 2000's margin performance. If the Federal Reserve adopts a preference to ease short term interest rates, Company management believes that its net interest margin (stable at present)will likely improve during 2001.

TABLE 1:

Condensed Income Statement as a Percent of Average Assets
  (Tax equivalent basis)

                             2000     1999      1998
                             ----     ----      ----
Net interest income          3.83%    4.09%     4.14%
Provision for loan losses    0.05     0.06      0.17
Noninterest income
  Securities gains           0.00     0.03      0.06
  Other                      1.19     1.14      1.20
Noninterest expenses         3.16     3.39      3.64
                             ----     ----      ----
Income before income taxes   1.81     1.81      1.59
Provision for income taxes
 including tax equivalent
 adjustment                  0.72     0.70      0.61
                             ----     ----      ----
Net Income                   1.09%    1.11%     0.98%
                             ====     ====      ====

For the twelve months ended December 31, 2000 (compared to last year), the cost of interest bearing liabilities increased 70 basis points to 4.33 percent with rates for NOW, savings, money market, time deposits, short term borrowings (entirely composed of repurchase agreements with customers and federal funds purchased), and other borrowings increasing 26, 96, 14, 74, 107, and 72 basis points, respectively. The rate for NOW accounts increased as a result of the success of a new product called Investor NOW, which requires a minimum balance of $100,000, offered at a competitive market rate tied to an index. Rates for savings accounts increased as a result of the success of two savings products called Grand Savings and Grand Savings Plus which were offered at higher rates than the Company's regular savings account. The products increased $6.2 million and $33.7 million, respectively, during 2000. Certificates of deposit grew $13.2 million during 2000, reflecting higher interest rates paid and customer desire to shift deposit balances from lower interest bearing core deposits into higher yielding time deposits. The increase in rate for short term borrowings (all maturing overnight) reflects the impact of the Federal Reserve's actions during 2000. The termination (call) of a $10 million borrowing with a rate of 5.40 percent with Donaldson, Lufkin & Jenrette (DLJ) at the end of August 2000 and the addition of $25 million of two-year fixed rate borrowings from the Federal Home Loan Bank (FHLB) in March 2000 at 6.99 percent (subsequently renewed for a three-year term at 6.55 percent in December 2000) effected the increase in the cost of other borrowings.

TABLE 2:

Changes in Average Earning Assets
(Dollars in thousands)


                   Increase/(Decrease)             Increase/(Decrease)
                       2000 vs 1999                  1999 vs 1998
                       ------------                  ------------
Securities:
  Taxable           ($26,734)   (11.1)%           $16,476      7.3%
  Nontaxable          (3,030)   (28.7)             (1,686)   (13.8)
Federal funds sold
and other short
term investments         506      6.5              (8,778)   (53.1)
Loans, net            77,419     10.4              73,593     11.0
                     -------                      -------
Total                $48,161      4.8%            $79,605      8.6%
                     =======                      =======

With regards to interest earned, the yield on earning assets for 2000 increased 24 basis points to 7.62 percent, compared to 7.38 percent for 1999. Increases in the yield on loans of 15 basis points to 8.0 percent, the yield on securities of 22 basis points to 6.27 percent, and the yield on federal funds sold of 125 basis points to 6.07 percent was enhanced by a changing earning assets mix (with a $77.4 million growth in average loans during 2000). The growth in loans, larger as an amount in 2000 than for 1999, was slightly slower as a percentage year-over-year, 10.4 percent versus 11.0 percent, respectively. The slowing of the economy in the fourth quarter impacted loan growth and is likely to impact loan growth in 2001.

================================================================================

TABLE 3:

Rate/Volume Analysis (On a Tax Equivalent Basis)
Amount of Increase/(Decrease)
(Dollars in thousands)


                                     2000 vs 1999
                                    Due to Change In:
                                    -----------------
                            Volume     Rate     Mix     Total
                            ------     ----     ---     -----
Interest income
Securities:
  Taxable                 ($1,591)     $625    $(69)   ($1,035)
  Nontaxable                 (253)      (46)     13       (286)
                              ---        --      --        ---
                           (1,844)      579     (56)    (1,321)

Federal funds sold and
 other short term
 investments                   24        98       6        128
Loans                       6,078     1,095     114      7,287
                            -----     -----     ---      -----
Total Interest Income       4,258     1,772      64      6,094

Interest expense
NOW                          (105)      162     (15)        42
Savings deposits              600     1,058     257      1,915
Money market accounts        (438)      300     (32)      (170)
Time deposits                 657     2,928      97      3,682
                              ---     -----      --      -----
                              714     4,448     307      5,469
Federal funds purchased
 and other short term
 borrowings                    13       411       3        427
Long term borrowings          976       179     122      1,277
                              ---       ---     ---      -----
Total Interest Expense      1,703     5,038     432      7,173
                            -----     -----     ---      -----
Net Interest Income        $2,555   ($3,266)  ($368)   ($1,079)
                           ======   =======    ====     ======

---------------
Rate/Volume Analysis (On a Tax Equivalent Basis)(con't)
Amount of Increase (Decrease)
(Dollars in thousands)

                                  1999 vs 1998
                                Due to Change In:
                                -----------------
                           Volume     Rate    Mix     Total
                           ------     ----    ---     -----
Interest income
Securities:
  Taxable                    $996    ($212)   ($16)    $768
  Nontaxable                 (141)      (3)      0     (144)
                              ---        -       -      ---
                              855     (215)    (16)     624
Federal funds sold and
 other short term
 investments                 (465)     (80)     42     (503)
Loans                       6,009   (2,118)   (231)   3,660
                            -----    -----     ---    -----
Total Interest Income       6,399   (2,413)   (205)   3,781

Interest expense
NOW                           (28)    (143)      3     (168)
Savings deposits              407      210      47      664
Money market accounts         356     (400)    (34)     (78)
Time deposits                 238   (1,093)    (12)    (867)
                              ---    -----      --      ---
                              973   (1,426)      4     (449)
Federal funds purchased
 and other short term
 borrowings                   496       68      32      596
Long term borrowings          771       (1)     (1)     769
                              ---        -       -      ---
Total Interest Expense      2,240   (1,359)     35      916
                            -----    -----      --      ---
Net Interest Income        $4,159  ($1,054)  ($240)  $2,865
                           ======   ======    ====   ======

Average earning assets in 2000 were $48,161,000 or 4.8 percent higher when compared to prior year. Average interest bearing liabilities were $29,523,000 or
3.5 percent higher year-over-year. Loans (the highest yielding component of earning assets) as a percentage of average earning assets increased to 78.1 percent compared to 74.1 percent a year ago, while average securities (a lower yielding component) declined to 21.1 percent from 25.1 percent. Average other borrowings (the highest cost component of interest bearing liabilities) as a percentage of average interest bearing liabilities increased to 4.8 percent in 2000 compared to 3.0 percent in 1999. Lower cost core interest bearing deposits (NOW, savings and money market deposits) decreased $1,005,000 or 0.3 percent to $377,429,000 during 2000 and declined from 45.1 percent to 43.4 percent as a component of average interest bearing liabilities. Favorably affecting the Company's deposit mix, average noninterest bearing demand deposits grew $7,620,000 or 5.6 percent to $144,362,000.

TABLE 4:

Changes in Average Interest Bearing Liabilities
(Dollars in thousands)

                    Increase/(Decrease)       Increase/(Decrease)
                       2000 vs 1999               1999 vs 1998
                    -------------------       ------------------
NOW                   $(5,914)     (9.6)%     $(1,407)    (2.2)%
Savings deposits       26,870      24.3        20,345     22.6
Money market
 accounts             (21,961)    (10.7)       16,143      8.5
Time deposits          13,226       3.3         4,537      1.2
Federal funds
 purchased and
 other short term
 borrowings               297       0.8        12,530     48.4

Other borrowings       17,005      68.1        13,421    116.2
                       ------                  ------
Total                 $29,523       3.5%      $65,569      8.5%
                      =======                 =======

Net interest income (on a fully tax equivalent  basis)  increased  $2,865,000 or
7.1 percent to $43,452,000 for 1999, compared to a year earlier. In 1999, the net interest margin decreased to 4.34 percent from 4.40 percent for 1998.

The cost on interest  bearing  liabilities  in 1999  declined 19 basis points to
3.63 percent. While the cost for savings account balances increased 23 basis points (a direct result of the Company successfully increasing balances with its Grand Savings product that offers a higher interest for larger deposit balances), rates paid for NOW accounts, money market accounts, and certificates of deposits declined. The Company extended the average maturity of its time certificate of deposit funding by offering longer terms in early 1999 and locked in attractive rates before the Fed began increasing interest rates.

The yield on earning assets in 1999 declined 22 basis points  year-over-year  to
7.38 percent. Decreases in the yield on loans of 32 basis points, the yield on securities of 12 basis points and the yield on federal funds sold of 48 basis points were partially offset by a changing earning asset mix, with a $73,593,000 increase in average loans, accounting for nearly all of the $79,605,000 increase in earning assets. The yield on loans was affected by the full year impact of the sale of the credit card portfolio in July 1998 and the significant refinance activity that occurred in 1998.

Average investment securities grew $14,790,000 or 6.3 percent, while average federal funds sold decreased $8,778,000 or 53.1 percent. The growth in loans and an increase in lower cost interest bearing liabilities mitigated the decline in the margin. Loans (the highest yielding component of earning assets) as a percentage of average earnings assets increased to 74.1 percent in 1999, versus
72.6 percent in 1998. Average certificates of deposit (a higher cost component of interest bearing deposits) as a percentage of interest bearing liabilities decreased to 47.4 percent in 1999, compared to 50.8 percent in 1998. Lower cost interest bearing core deposits (NOW, savings and money market deposits) grew $35,081,000 or 10.2 percent to $378,434,000. Also favorably affecting the mix of deposits was an increase in average noninterest bearing demand deposits of $18,562,000 or 15.7 percent.

TABLE 5:

Three-Year Summary
Average Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in
thousands)                        2000
----------                        ----
                        Average            Yield/
                        Balance   Interest Rate
                        -------   -------- -----
Assets
Earning assets:
  Securities
    Taxable             $214,096   $13,295   6.21%
    Nontaxable             7,521       596   7.92
                          ------       ---   ----
Total Securities         221,617    13,891   6.27

  Federal funds
   sold and other
   short term
   investments             8,251       501   6.07
  Loans (2)              820,429    65,616   8.00
                         -------    ------   ----
Total Earning Assets   1,050,297    80,008   7.62

Allowance for loan
 losses                   (7,099)
Cash and due from
 banks                    30,258
Bank premises and
 equipment                17,024
Other assets              14,300
                          ------
                      $1,104,780
                      ==========

Liabilities and Shareholders Equity
 Interest-bearing
 liabilities:
  NOW                    $55,926    $1,135   2.03%
  Savings deposits       137,347     4,380   3.19
  Money market
   accounts              184,156     3,944   2.14
  Time deposits          410,739    23,418   5.70
  Federal funds
    purchased and
    other short
    term borrowings       38,735     2,048   5.29
  Other borrowings        41,975     2,710   6.46
                          ------     -----   ----
Total Interest-Bearing
 liabilities             868,878    37,635   4.33
Demand deposits          144,362
Other liabilities          5,774
                           -----
                       1,019,014
Shareholders'
 equity                   85,766
                          ------
                      $1,104,780
                      ==========
Interest expense
 as % of earning                             3.58%
 assets
Net interest
 income/yield on
 earning assets                    $42,373   4.03%
                                   =======   ====

-----------------------------
Three-Year Summary (con't)
Average Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in
thousands)                       1999
----------                       ----
                          Average           Yield/
                          Balance Interest   Rate
                          ------- --------   ----
Assets
Earning assets:
  Securities
    Taxable              $240,830  $14,330    5.95%
    Non Taxable            10,551      882    8.36
                           ------      ---    ----
Total Securities          251,381   15,212    6.05
  Federal funds
   sold and other
   short term
   investments              7,745      373    4.82
  Loans (2)               743,010   58,329    7.85
                          -------   ------    ----
Total Earning Assets    1,002,136   73,914    7.38

Allowance for loan
 losses                    (6,713)
Cash and due from
 banks                     35,110
Bank premises and
 equipment                 17,213
Other assets               14,589
                           ------
                       $1,062,335
                        =========

Liabilities and Shareholders Equity
Interest-bearing
liabilities:
  NOW                     $61,840  $1,093    1.77%
  Savings deposits        110,477   2,465    2.23
  Money market
   accounts               206,117   4,114    2.00
  Time deposits           397,513  19,736    4.96
  Federal funds
   purchased and
   other short
   term borrowings         38,438   1,621    4.22
  Other borrowings         24,970   1,433    5.74
                           ------   -----    ----
Total Interest
   Bearing
   Liabilities            839,355  30,462    3.63

Demand deposits           136,742
Other liabilities           5,767
                            -----
                          981,864
Shareholders'
   equity                  80,471
                           ------
                       $1,062,335
                       ==========
Interest expense
 as % of earning
 assets                                     3.04%
Net interest
 income/yield on
 earning assets                   $43,452   4.34%
                                  =======   ====

-------------------------------

Three-Year Summary (con't)
Average Balances, Interest Income and Expenses, Yields and Rates (1)

(Dollars in
thousands)                         1998
----------                         ----
                           Average           Yield/
                          Balance Interest   Rate
                          ----------------   ----
Assets
Earning assets:
  Securities
    Taxable              $224,354  $13,562   6.04%
    Nontaxable             12,237    1,026   8.38
                           ------    -----   ----
Total Securities          236,591   14,588   6.17
  Federal funds
  sold and other
  short term
  investments              16,523      876   5.30
  Loans (2)               669,417   54,669   8.17
                          -------   ------   ----
Total Earning Assets      922,531   70,133   7.60

Allowance for loan
 losses                    (5,739)
Cash and due from
 banks                     29,244
Bank premises and
 equipment                 18,620
Other assets               14,737
                           ------
                         $979,393
                         ========

Liabilities and Shareholders Equity
Interest-bearing
 liabilities:
  NOW                     $63,247   $1,261    1.99%
  Savings deposits         90,132    1,801    2.00
  Money market
   accounts               189,974    4,192    2.21
  Time deposits           392,976   20,603    5.24
  Federal funds
   purchased and
   other short
   term borrowings         25,908    1,025    3.96
  Other borrowings         11,549      664    5.75
                           ------      ---    ----
Total
  Interest
  Bearing
  Liabilities             773,786   29,546    3.82

Demand deposits           118,180
Other liabilities           5,277
                            -----
                          897,243
Shareholders'
  equity                   82,150
                           ------
                         $979,393
                         ========
Interest expense
  as % of earning
  assets                                      3.20%
Net interest
  income/yield on
  earning assets                   $40,587    4.40%
                                   =======    ====

-------------
(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

Provision for Loan Losses
-------------------------
The continued excellent credit quality in 2000 offset the impacts of the increase in average loans of $77.4 million and resulted in a decline in the provision for loan losses in 2000. Loan losses totaled $252,000 or 0.03 percent of average total loans in 2000 compared to $133,000 or 0.02 percent of average total loans in 1999. The provision for loan losses in 1998 was $1,710,000 and net charge offs totaled $730,000 or 0.11 percent of average total loans. The sale of the credit card portfolio in 1998 reduced the Company's exposure to losses from consumer bankruptcies and was partly responsible for the lower net charge offs in 2000 and 1999.

Management determines the provision for loan losses which is charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management, and are reviewed from time to time by the Office of the Comptroller of the Currency, there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate and imprecise. See "Nonperforming Assets" and "Allowance for Loan Losses."

Noninterest Income
------------------
Table 6 shows noninterest income for the years indicated.

Noninterest income, excluding gains(losses) from sales of securities, totaled $13,150,000 in 2000, an increase of $1,002,000 or 8.2 percent from 1999.

The Company intends to continue to diversify its sources of income. Noninterest income now makes up 23.8 percent of net revenue, compared with 21.8 percent in 1995. While service charges on deposits remained nearly unchanged in 2000 as compared to the prior year, reflecting the intense competition from savings banks, other commercial banks and non-banks, other sources of fees and commissions increased $1,013,000 or 13.9 percent. The Company added two new sources for fee-based income. Its new Seacoast Marine Finance division produced $42.5 million in loans, of which $16.3 million were added to the loan portfolio and the remainder were sold, increasing fee-based income by $361,000. Seacoast Marine Finance is headquartered in Fort Lauderdale, Florida and commenced operations in early February 2000 with an experienced, seasoned team of marine lending professionals. Seacoast Marine Finance's marketing emphasis is on marine loans of $200,000 and greater. Because the Company intends to continue expanding this business in 2001, it is believed that the growth in revenue will exceed the Company's other more traditional sources of fee income.

During 2000, the Company reorganized its traditional residential real estate portfolio lending division into a mortgage banking business. By the fourth quarter of 2000, this business generated $245,000 in revenue, a 41.6 percent increase over $173,000 earned in the third quarter. The Company expects the revenue from this business to continue this growth in 2001. By moving to a mortgage banking emphasis, the Company's exposure to market interest rate volatility on residential real estate lending in 2001 should be further limited as sales of mortgages increase and are more efficiently transacted.

Revenue from brokerage activities increased $92,000 or 3.9 percent and trust (fiduciary) income increased $215,000 or 8.6 percent in 2000 compared to a year ago. The financial markets during 2000 have been in turmoil as a result of an uncertain economic growth rate and fear of further Federal Reserve actions or increased inflation. While investment management revenue results were favorable and the Company hopes to see similar or improved results in 2001, economic uncertainties may impact growth in revenue from investment products.

Noninterest income, excluding gains from sales of securities, totaled $12,148,000 in 1999, an increase of $373,000 or 3.2 percent from 1998. Included in noninterest income for 1998 was a non-recurring gain of $616,000 from the sale of the Company's $7.1 million credit card portfolio. Without this gain, noninterest income increased $989,000 or 8.9 percent year-over-year.

During 1999, service charges on deposit accounts increased $517,000 or 11.9 percent, while other service charges and fees declined $264,000, primarily as a result of the loss of fees earned on the sold credit card portfolio. Income from brokerage services increased $224,000 or 10.6 percent and trust income increased $345,000 or 16.1 percent. The increased service charges resulted from growth in accounts for which fees are assessed and an increase in minimum balances required in order to avoid monthly service charges. Trust income increased due to higher fee schedules implemented in 1999 and increased fees from new trust management accounts.

Proceeds from sales of securities in 2000, totaled $10,203,000 and resulted in $12,000 in net losses. Proceeds from sales of securities in 1999 and 1998 were much greater, totaling $60,106,000 and $105,989,000, respectively, including net gains of $309,000 and $612,000, respectively. Proceeds from sales in 1999 and 1998 were utilized to fund lending demand and manage seasonal funding declines. Declining interest rates in 1998 generated larger gains on sales of securitized fixed rate residential loans originated by the Company's subsidiary bank.

Table 6:

Noninterest Income
(Dollars in thousands)
                          Year Ended                   % Change
                          ----------                   --------
                      2000    1999    1998           00/99   99/98
                      ----    ----    ----           -----   -----
Service charges
 on deposit
 accounts           $4,865  $4,876  $4,359           (0.2)%  11.9%
Trust fees           2,704   2,489   2,144            8.6    16.1
Other service
 charges and
 fees                1,225   1,204   1,468            1.7   (18.0)
Brokerage
 commissions and
 fees                2,421   2,329   2,105            3.9    10.6
Debit card income      428     249     187           71.9    33.2
Marine finance fee     361       0       0            N/M       0
Mortgage banking fee   770     633     690           21.6    (8.3)
Other                  376     368     822            2.2   (55.2)
                       ---     ---     ---
                    13,150  12,148  11,775            8.2     3.2
Securities
  gains(losses)        (12)    309     612         (103.9)  (49.5)
                        --     ---     ---
Total              $13,138 $12,457 $12,387            5.5%    0.6%
                   ======= ======= =======

N/M = Not Meaningful

NONINTEREST EXPENSES
--------------------
Table 7 shows the Company's noninterest expenses for the years indicated.

The Company's overhead ratio decreased from 68.2 percent in 1998 to 64.7 percent a year ago to 62.8 percent for 2000. This is reflective of initiatives to reduce overhead costs, particularly staffing, and streamlined operational and procedural changes implemented throughout 1999. The Company expects to continue to benefit from the lower operating overhead in future years and continue the process of realigning its systems and procedures to further improve operating efficiencies.

Compared to 1999, salaries and wages decreased $805,000 or 5.8 percent and employee benefits declined $621,000 or 16.4 percent. Most of the decrease in wage and benefit costs is related to lower performance award incentive accruals for 2000 and lower group health claims in 2000.

Occupancy expenses and furniture and equipment expenses on an aggregate basis increased $279,000 or 5.4 percent versus a year ago. Most of the increase resulted from higher lease payments for premises and additional computer equipment. In July 2000, the Company's bank subsidiary opened a branch on U.S. 1 in northern Martin County near the St. Lucie County line, at the same time closing a branch in St. Lucie County approximately one-half mile from the new branch. Enhanced exposure and higher traffic is expected at the new location on an out parcel in front of a major Florida grocery store. Overlap during the year of leasing the newly opened and closed branch offices, as well as costs associated with the new Seacoast Marine Finance office in Ft. Lauderdale, accounted for a portion of the increase. Increased computer hardware costs during the third and fourth quarter of 2000 included the installation of new imaging equipment in September 2000 to more efficiently handle transactional information, produce customer statements and perform research. It is anticipated that use of this technology will provide a reduction in staffing and postage, and will enhance customer service, further establishing the Company's banking subsidiary's image as the "SuperCommunity Bank."

Outside data processing costs increased $410,000 or 11.1 percent in 2000, compared to a year ago. The Company utilizes a third party for its core data processing system. Outsourced data processing costs are directly related to the number of transactions processed, which can be expected to increase as the Company's business volumes grow and new products such as bill pay, internet banking, etc. become more popular and the number of customer accounts increases.

Costs associated with foreclosed and repossessed asset management and disposition decreased $94,000 in 2000, a reflection of low nonperforming asset balances (see "Nonperforming Assets"). Legal and professional fees decreased $395,000 or 25.1 percent from last year. Most of this decrease was related to an expense in 1999 for hiring an outside consulting service to partner with the Company in assessing a number of internal processes for overhead improvement and revenue enhancement.

A modest growth of $262,000 or 0.7 percent in noninterest expenses was recorded in 1999. Salary expenses declined 1.2 percent, but the decrease was much larger, as the Company exceeded certain profit performance measures which necessitated the payment of salary incentives. In addition, employee benefits were $679,000 or 21.8 percent higher, reflecting increased profit sharing benefits.

Outsourced data processing expenses increased in 1999 by 28.3 percent as a result of the full-year impact of the complete outsourcing of the Company's main data processing systems in September 1998. Some of the decline in salaries in 1999 occurred due to the elimination of the in-house data processing department as a result of this decision. Marketing expenses declined in 1999 with the completion of the aggressive branch expansion started in 1997 and completed in 1998. Legal and professional fees increased $543,000 or 52.8 percent in 1999 and were related to the outside consulting services for overhead improvements and revenue enhancement.

TABLE 7:

Noninterest Expenses
(Dollars in thousands)

                                        Year Ended                 % Change
                                        ----------                 --------
                                 2000      1999      1998         00/99  99/98
                                 ----      ----      ----         -----  -----
Salaries and wages             $13,077    $13,882   $14,046       (5.8)%  (1.2)%
Pension and other employee
 benefits                        3,177      3,798     3,119      (16.4)   21.8
Occupancy                        3,343      3,135     3,129        6.6     0.2
Furniture and equipment          2,108      2,037     2,436        3.5   (16.4)
Outsourced data processing
  Costs                          4,106      3,696     2,881       11.1    28.3
Marketing                        1,717      1,653     1,964        3.9   (15.8)
Legal and professional fees      1,177      1,572     1,029      (25.1)   52.8
FDIC assessments                   184        146       135       26.0     8.1
Foreclosed and repossessed
 asset management and
 dispositions                       91        185       298      (50.8) (37.9)
Amortization of intangibles        636        671       671       (5.2)   0.0
Other                            5,261      5,208     6,013        1.0  (13.4)
                                 -----      -----     -----
Total                          $34,877    $35,983   $35,721       (3.1)%  0.7%
                               =======    =======   =======

INCOME TAXES
------------
Income taxes as a percentage  of income before taxes were 38.8 percent for 2000,
37.7 percent for 1999, and 37.0 percent for 1998. The increase in rates year-to-year can be attributed to higher state income taxes, a result of lower tax credit, lower tax exempt income, and the Company's effective federal tax rate increasing due to adjusted income before taxes exceeding $18 million.

The Company has deferred tax assets, for which no valuation allowance is required, because the majority of the asset is deemed to be temporary and sufficient taxable income exists in the carry-back years to recover the asset.


FINANCIAL CONDITION
-------------------
Total assets increased $70,341,000 or 6.5 percent to $1,151,373,000 in 2000 after decreasing $11,198,000 or 1.0 percent to $1,081,032,000 in 1999. In part, the decrease in 1999 resulted from the Company allowing higher rate time deposits to decline as loan growth slowed in the second half of 1999.


CAPITAL RESOURCES
-----------------
Table 8 summarizes the Company's capital position and selected ratios. The Company's ratio of shareholders' equity to period end assets was 7.32 percent at December 31, 2000, compared with 7.13 percent one year earlier. The Company's practice of buying back outstanding shares of its Class A Common stock affects this ratio. The cost of repurchased shares totaled $3,242,000 for 2000, compared to $5,076,000 a year ago.

TABLE 8:

Capital Resources
(Dollars in thousands)

December 31                         2000       1999     1998
--------------------------------------------------- --------
TIER 1 CAPITAL
  Common stock                  $    518   $    518 $    518
  Additional paid in capital      27,831     27,785   27,439
  Retained earnings               72,562     66,174   59,738
  Treasury stock                 (14,470)   (11,640)  (8,806)
  Valuation allowance               (173)      (849)    (627)
  Intangibles                     (3,432)    (4,021)  (4,652)
                                   -----      -----    -----
TOTAL TIER 1 CAPITAL              82,836     77,967   73,610

TIER 2 CAPITAL
  Allowance for loan losses,
   as limited                      7,218      6,870    6,343
                                   -----      -----    -----
TOTAL TIER 2 CAPITAL               7,218      6,870    6,343
                                   -----      -----    -----
TOTAL RISK-BASED CAPITAL        $ 90,054   $ 84,837 $ 79,953
                                ========    =======  =======
Risk weighted assets            $741,590   $693,016 $665,913
                                ========   ======== ========

Tier 1 risk based capital
 ratio                             11.17%     11.25%   11.05%

Total risk based capital ratio     12.14      12.24    12.01

    Regulatory minimum              8.00       8.00     8.00

Tier 1 capital to adjusted
 total assets                       7.44       7.32     7.10

     Regulatory minimum             4.00       4.00     4.00

Shareholders' equity to assets      7.32       7.13     7.18

Average shareholders' equity
 to average total assets            7.76       7.57     8.39

LOAN PORTFOLIO
--------------
Table 9 shows total loans (net of unearned income) by category outstanding at the indicated dates.

Total loans increased $66,382,000 or 8.5 percent in 2000 compared to $76,614,000 or 10.9 percent in 1999. During 2000, the Company sold $13.3 million in fixed rate residential loans to manage interest rate risk, compared to $28.0 million in 1999 and $81.0 million in 1998. In addition, $26.2 million in marine loans produced by Seacoast Marine Finance (newly opened in 2000) were sold to other financial institutions.

At December 31, 2000, the Company's mortgage loan balances secured by residential properties amounted to $467,437,000 or 55.3 percent of total loans. The next largest concentration was loans secured by commercial real estate totaling $190,348,000 or 22.5 percent. Most of the commercial real estate loans were made to local businesses and professionals and are secured by owner occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made. The Company was also a creditor for consumer loans to individual customers (primarily secured by motor vehicles) totaling $90,744,000 and real estate construction loans totaling $42,633,000 (of which approximately $16.7 million was secured by residential properties).

The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents and seasonal visitors. Therefore, real estate mortgage lending is an important segment of the Company's lending activities. Exposure to market interest rate volatility with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 2000, approximately $193 million or 41 percent of the Company's mortgage loan balances secured by residential properties were adjustable.

Of the approximate $90 million of new residential loans originated in 2000, $59 million were adjustable rate and $31 million were fixed rate. Loans secured by residential properties having fixed rates totaled approximately $274 million at December 31, 2000, of which 15- and 30-year mortgages totaled approximately $114 million and $110 million, respectively. Remaining fixed rate balances were comprised of home improvement loans with maturities less than 15 years.

The Company's historical net charge offs for residential loans has been low, totaling $45,000 for the year 2000. The Company established new mortgage banking relationships in 2000 and expects to sell a larger portion of its residential mortgage production in 2001.

Fixed rate and adjustable rate loans secured by commercial real estate total approximately $117 million and $74 million, respectively, at December 31, 2000.

Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company's lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company's commercial loan portfolio totaled $39,465,000 at December 31, 2000 compared to $33,119,000 at December 31, 1999.

The Company makes a variety of consumer loans, including installment loans, loans for automobiles, boats, home improvements, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles. Most consumer loans are secured.

Second mortgage loans and home equity lines are extended by the Company. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $30,000 or less. Such loans are sometimes made for larger amounts, with fixed rates, but with balloon payments upon maturities, not exceeding five years.

At December 31, 1999, the Company's mortgage loan balances secured by residential properties amounted to $445,468,000 or 57.2 percent of total loans. The next largest concentration was mortgages secured by commercial real estate totaling $178,004,000 or 22.9 percent. Consumer loans to individual customers (primarily secured by motor vehicles) totaled $78,013,000 in 1999 and real estate construction loans totaled $42,899,000 (of which approximately $20.8 million was secured by residential properties).

Loans secured by residential properties having fixed rates totaled approximately $268 million at December 31, 1999, of which 15- and 30-year mortgages totaled approximately $125 million and $105 million, respectively. Remaining fixed rate balances were comprised of home improvement loans with maturities less than 15 years.

TABLE 9:

Loans Outstanding
(Dollars in thousands)

December 31                   2000       1999      1998      1997      1996
-----------                   ----       ----      ----      ----      ----
Real estate mortgage       $671,424   $623,472  $574,895  $492,410  $448,680
Real estate construction     42,633     42,899    22,877    16,363    18,458
Commercial and financial     39,465     33,119    31,908    31,239    35,459
Installment loans to
 individuals                 90,744     78,013    71,506    73,673    73,224
Other loans                     280        661       364       245       503
                                ---        ---       ---       ---       ---
Total                      $844,546   $778,164  $701,550  $613,930  $576,324
                           =========  ========  ========  ========  ========

TABLE 10:

Loan Maturity Distribution
(Dollars in thousands)
                          Commercial,
                          Financial &   Real Estate
December 31, 2000         Agricultural  Construction     Total
-----------------------   ------------- ------------- ---------

In one year or less           $12,231       $41,568    $53,799
After one year but
 within five years:
 Interest rates are
  floating or
  adjustable                    4,636           678      5,314
 Interest rates are fixed      13,927           387     14,314

In five years or more:
 Interest rates are
  floating or
  adjustable                    1,778             0      1,778
 Interest rates are fixed       6,893             0      6,893
                                -----             -      -----
Total                         $39,465       $42,633    $82,098
                              =======       =======    =======

ALLOWANCE FOR LOAN LOSSES
-------------------------
Table 11 provides certain information concerning the Company's allowance for loan losses for the years indicated.

The allowance for loan losses totaled $7,218,000 at December 31, 2000, $348,000 higher than one year earlier. The allowance for loan losses as a percentage of nonaccrual loans was 343.9 percent at December 31, 2000, compared to 285.4 percent at December 31, 1999. The model utilized to analyze the adequacy of the allowance for loan losses takes into account such factors as credit quality, internal controls, audit results, staff turnover, local market economics and loan growth. The resulting lower allowance level necessitated is also reflective of the bank's favorable and consistent delinquency trends and historical loss performance. These performance results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff. In 2000, net charge offs totaled only $252,000, compared to $133,000 a year ago.

Table 12 summarizes the Company's allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan port-folio at the dates indicated.

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

Concentration of credit risk, discussed on pages 20-21 of this discussion and analysis, may affect the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company's significant concentration of credit is a collateral concentration of loans secured by real estate. At December 31, 2000, the Company had $700 million in loans secured by real estate, representing 82.9 percent of total loans, down from 85.6 percent at December 31, 1999. In addition, the Company is subject to a geographic concentration of credit because it operates in southeastern Florida. Although not material enough to constitute a significant concentration of credit risk, the Company has meaningful credit exposure to real estate developers and investors. Levels of exposure to this industry group, together with an assessment of current trends and expected future financial performance, are carefully analyzed in order to determine an adequate allowance level. Problem loan activity for this exposure needs to be evaluated over the long term to include all economic cycles when determining an adequate allowance level.

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

The unprecedented strong economic growth over the last five years has resulted in improved credit quality measures for the Company and the entire banking industry. At December 31, 2000, the Company's allowance equated to 8.8 times average charge offs for the last three years. In contrast, the allowance equated to approximately two times charge offs in the early 1990's when Florida experienced a real estate economic decline.

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

TABLE 11:

Summary of Loan Loss Experience
(Dollars in thousands)

Year Ended December 31            2000      1999      1998      1997      1996
----------------------            ----      ----      ----      ----      ----
Allowance for loan losses
  Beginning balance             $6,870    $6,343    $5,363    $5,657    $4,893
  Provision for loan losses        600       660     1,710       913     1,090
    Charge offs:
     Commercial and
      financial                     98         2       112       443        80
     Consumer                      432       458       901       936       525
     Commercial real estate         35        46       137       137        36
     Residential real
      estate                        78       120        42        38        84
                                    --       ---        --        --        --
Total Charge Offs                  643       626     1,192     1,554       725

  Recoveries:
     Commercial and
      financial                     93       111       117        76        72
     Consumer                      226       230       211       197       236
     Commercial real estate         39       136       109        63        91
     Residential real estate        33        16        25        11         0
                                    --        --        --        --         -
Total Recoveries                   391       493       462       347       399
                                   ---       ---       ---       ---       ---
Net loan charge offs               252       133       730     1,207       326
                                   ---       ---       ---     -----       ---
Ending Balance                  $7,218    $6,870    $6,343    $5,363    $5,657
                                ======    ======    ======    ======    ======

Loans outstanding at end of
 year*                        $844,546  $778,164  $701,550  $613,930  $576,324
Ratio of allowance for loan
 losses to loans outstanding
 at end of year                   0.85%     0.88%     0.90%     0.87%    0.98%
Daily average loans
 outstanding*                 $820,429  $743,010  $669,417  $595,884 $538,330
Ratio of net charge offs to
 average loans outstanding        0.03%     0.02%     0.11%     0.20%    0.06%

* Net of unearned income.

--------------------------------------------------------

TABLE 12:

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)
                                       Allowance Amount
December 31             2000      1999      1998      1997      1996
-----------             ----      ----      ----      ----      ----
Commercial and
  financial loans     $  844    $  677    $  576    $  363    $  665
Real estate loans      4,970     4,913     4,464     3,347     3,681
Installment loans      1,404     1,280     1,303     1,653     1,311
                       -----     -----     -----     -----     -----
     Total            $7,218    $6,870    $6,343    $5,363    $5,657
                      ======    ======    ======    ======    ======


                     Percent of Loans in Each Category to Total Loans
December 31             2000      1999      1998      1997      1996
-----------             ----      ----      ----      ----      ----
Commercial and
  financial loans        4.7%      4.3%      4.6%      5.1%      6.2%
Real estate loans       84.6      85.6      85.3      82.9      81.1
Installment loans       10.7      10.1      10.1      12.0      12.7
                        ----      ----      ----      ----      ----
     Total             100.0%    100.0%    100.0%    100.0%    100.0%
                       =====     =====     =====     =====     =====

NONPERFORMING ASSETS
--------------------
Of the $2,099,000 in nonaccrual loans at December 31, 2000, a total of $775,000 were performing; however, the Company has determined that the collection of principal or interest in accordance with the original terms of such loans is uncertain and has placed such loans on nonaccrual status. Of the amount reported in nonaccrual loans at December 31, 2000, 93 percent is secured with real estate. Management does not expect significant losses, for which an allowance for loan losses has not been provided, associated with the ultimate realization of these assets. Other real estate owned at December 31, 2000 was comprised of three properties, totaling $346,000, representing 75 percent or less of their fair market value.

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


TABLE 13:

Nonperforming Assets
(Dollars in thousands)

December 31                      2000     1999     1998     1997     1996
-----------                      ----     ----     ----     ----     ----
Nonaccrual loans (1)           $2,099   $2,407   $2,418   $2,254   $2,299
Renegotiated loans                  0        0        0        0        0
Other real estate owned           346      339      288      536    1,064
                                  ---      ---      ---      ---    -----
Total Nonperforming Assets     $2,445   $2,746   $2,706   $2,790   $3,363
                               ======   ======   ======   ======   ======
Amount of loans outstanding
 at end of year (2)          $844,546 $778,164 $701,550 $613,930 $576,324
Ratio of total nonperforming
 assets to loans outstanding
 and other real estate owned
 at end of period                0.29%    0.35%    0.39%    0.45%    0.58%
Accruing loans past due
 90 days or more                 $108     $498     $329     $478      $59
-----------------

(1) Interest income that could have been recorded during 2000 related to nonaccrual loans was $241, none of which was included in interest income or net income. All nonaccrual loans are secured.
(2) Net of unearned income.


LIQUIDITY MANAGEMENT

Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. The Company has access to federal funds and FHLB lines of credit and is able to provide short term financing of its activities by selling, under agreement to repurchase, United States Treasury securities and securities of United States Government agencies and corporations not pledged to secure public deposits or trust funds. At December 31, 2000, the Company had available lines of credit of $130,500,000. At December 31, 2000, the Company had $63,195,000 of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 1999, the amount of securities available and unpledged was $59,695,000.

Liquidity, as measured in the form of cash and cash equivalents, totaled $72,505,000 at December 31, 2000, compared to $59,942,000 at December 31, 1999.
Cash and equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in the Company's investment securities portfolio and loan portfolio.

DEPOSITS AND BORROWINGS

Total deposits increased $51,129,000 or 5.6 percent to $957,089,000 at December 31, 2000, compared to one year earlier. In comparison to 1998, deposits increased only $758,000 in 1999 to $905,960,000. During 2000, lower cost interest bearing deposits (NOW, savings and money market deposits) increased $1,653,000 or 0.4 percent to $380,791,000, while all other deposits (exclusively certificates of deposit) grew $30,238,000 or 7.8 percent to $416,523,000. This increase reflects the higher interest rate environment in 2000 and customer desire to invest in higher yielding certificates of deposit. Noninterest bearing demand deposits increased $19,238,000 or 13.7 percent to $159,775,000.

Repurchase agreement balances declined $1,944,000 in 2000, compared to a decline of $10,794,000 in 1999. Repurchase agreements are offered by the Company's subsidiary bank to select customers who wish to sweep excess balances on a daily basis for investment purposes.

Other borrowings increased $15,030,000 to $40,000,000 at December 31, 2000, reflecting funding of $25.0 million obtained through the FHLB for a term of two years at 6.99 percent in mid-March 2000 and the termination (call) of $9,970,000 at 5.40 percent by DLJ at the end of August 2000. In December 2000, the $25.0 million borrowing was restructured to a three year term at 6.55 percent.


Table 14:

Maturity of Certificates of Deposit of $100,000 or More
(Dollars in thousands)

                                % of                % of
December 31          2000      Total      1999     Total
------------------ --------- ---------- -------------------
Maturity Group:
  Under 3 months   $13,840      15.0%   $18,185     19.9%
  3 to 6 months     17,973      19.5     18,343     20.0
  6 to 12 months    24,395      26.4     31,911     34.8
  Over 12 months    36,075      39.1     23,163     25.3
                   -------     -----     ------    ------
Total              $92,283     100.0%   $91,602    100.0%
                   =======    ======    =======    =====


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

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the general levels of inflation. However, inflation affects financial institutions' increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

SECURITIES

Information relating to yields, maturities, carrying values, market values and unrealized gains (losses) of the Company's securities is set forth in Table 15.

At December 31, 2000, the Company had $182,230,000 of securities held for sale or 87.5 percent of total securities compared to $204,287,000 or 92.1 percent at December 31, 1999. Total securities decreased $13,554,000 or 6.1 percent in 2000. These proceeds were used to fund loan growth.

Management controls the Company's interest rate risk by maintaining a low average duration for the securities portfolio and with securities returning principal monthly which can be reinvested. The average life of the portfolio at December 31, 2000 was 3.4 years compared to 2.9 years in 1999.

At December 31, 2000, the Company had unrealized net losses of $3,372,000 or 1.6 percent of amortized cost. At December 31, 1999, unrealized net losses were $8,047,000. The Federal Reserve increased rates 75 basis points in 1999 and 100 basis points in 2000. The increases only effected short term rates, and the yield curve inverted, resulting in appreciation of market value.

Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets or that meet the Federal Financial Institution Examination Counsel (FFIEC) definition of a high risk investment.

TABLE 15:

Investment Securities Yield, Maturity and Market Value
(Dollars in thousands)
                                    U.S. Treasury and U.S.
                                     Government Agencies
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31,2000
Held for Sale:
  Within one year                $     996 $    995     6.26%
  One to five years                 20,000   19,773     5.71%
  Five to ten years
  Over ten years
  No contractual maturity
                                 --------- -------- ---------
Total Value                      $  20,996 $ 20,768     5.73%
                                 ========= ======== =========
Held for Investment:
  Within one year
  One to five years
  Five to ten years
  Over ten years
                                 --------- -------- ---------
Total Value                             $0       $0        0%
                                 ========= ======== =========
Maturity at December 31, 1999
Held for Sale                     $ 30,012 $ 28,678     5.76%
                                 ========= ======== =========
Held for Investment               $      0 $      0        0%
                                 ========= ======== =========

-----------------------------------
Investment Securities Yield, Maturity and Market Value (con't) (Dollars in thousands)
                                  Mortgage Backed Securities
                                           (Fixed)
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 2000
Held for Sale:
  Within one year                 $  8,468 $  8,405     5.64%
  One to five years                 92,947   90,448     6.21%
  Five to ten years                 20,385   20,131     6.82%
  Over ten years
  No contractual maturity
                                 --------- -------- ---------
     Total Value                  $121,800 $118,984     6.27%
                                 ========= ======== =========
Held for Investment
  Within one year                 $     72 $     75     6.92%
  One to five years                  4,853    4,926     6.93%
  Five to ten years                    170      174     8.39%
  Over ten years
                                 --------- -------- ---------
     Total Value                  $  5,095 $  5,175     6.98%
                                 ========== ======= =========
Maturity at December 31, 1999
Held for Sale                     $135,047 $129,016     6.05%
                                 ========== ======= =========
Held for Investment               $  6,358 $  6,339     6.91%

--------------------------

Investment Securities Yield, Maturity and Market Value (con't) (Dollars in thousands)
                                  Mortgage Backed Securities
                                         (Adjustable)
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 2000
Held for Sale:
  Within one year                  $ 1,845  $ 1,832     6.49%
  One to five years                  2,168    2,133     6.45%
  Five to ten years                  3,331    3,186     5.13%
  Over ten years                       475      485     7.81%
  No contractual maturity
                                 --------- -------- ---------
Total Value                        $ 7,819  $ 7,636     5.98%
                                 ========= ======== =========
Held for Investment:
  Within one year
  One to five years                $ 6,368  $ 6,319     7.76%
  Five to ten years                  8,065    8,068     8.04%
  Over ten years
                                 ---------  -------     -----
Total Value                        $14,433  $14,387     7.92%
                                 =========  =======     =====

Maturity at December 31, 1999
Held for Sale                      $ 8,275  $ 7,986     5.80%
                                   =======  =======     =====
Held for Investment                $ 2,069  $ 2,046     5.93%

--------------------------------
Investment Securities Yield, Maturity and Market Value (con't) (Dollars in thousands)
                                  Obligations of States and
                                  Political Subdivisions (1)
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 2000
Held for Sale:
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity
                                   -------  -------       ---
Total Value                        $     0  $     0        0%
                                   =======  =======     =====
Held for Investment:
  Within one year                  $ 1,941  $ 1,949     8.35%
  One to five years                  3,260    3,324     8.08%
  Five to ten years                  1,213    1,243     7.72%
  Over ten years
                                   -------  -------     -----
Total Value                        $ 6,414  $ 6,516     8.09%
                                   =======  =======     =====
Maturity at December 31, 1999
Held for Sale                      $     0       $0        0%
                                 ========== ======= =========
Held for Investment                $ 8,912  $ 8,979     8.51%
                                 ========== ======= =========

--------------------------------

Investment Securities Yield, Maturity and Market Value (con't) (Dollars in thousands)
                                        Mutual Funds
-------------------------------- ----------------------------
                                 Amortized Market   Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 2000
Held for Sale:
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity          $23,881  $23,662     6.35%
                                   -------  -------     ----
Total Value                        $23,881  $23,662     6.35%
                                   =======  =======     ====
Held for Investment:
  Within one year
  One to five years
  Five to ten years
  Over ten years
                                   -------  -------     ----
Total Value                        $    0   $     0        0%
                                   =======  =======     ====
Maturity at December 31, 1999
Held for Sale                      $23,881  $23,477     5.25%
                                   =======  =======     =====
Held for Investment                $     0  $     0        0%
                                   =======  =======     =====

(1) On a fully taxable equivalent basis.

---------------------------------
Investment Securities Yield, Maturity and Market Value (con't) (Dollars in thousands)
                                            Other (1)
-------------------------------- ----------------------------
                                 Amortized Market    Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------ ---------
Maturity at December 31, 2000
Held for Sale:
  Within one year
  One to five years
  Five to ten years
  Over ten years
  No contractual maturity           $7,734   $7,672     7.02%
                                    ------   ------     ----
Total Value                         $7,734   $7,672     7.02%
                                    ======   ======     ====
Held for Investment:
  Within one year
  One to five years
  Five to ten years
  Over ten years
                                    ------   ------     ----
Total Value                         $    0   $    0        0%
                                    ======   ======     ====
Maturity at December 31, 1999
Held for Sale                       $7,072   $7,058     6.82%
                                    ======   ======     ====
Held for Investment                 $  100   $  100     8.13%
                                    ======   ======     ====

(1) On a fully taxable equivalent basis.


------------------------------

Investment Securities Yield, Maturity and Market Value (con't) (Dollars in thousands)
                                            Total
-------------------------------- -----------------------------
                                 Amortized  Market    Weighted
                                   Cost     Value     Yield
-------------------------------- ------------------- ---------
Maturity at December 31, 2000
Held for Sale:
  Within one year                 $ 11,309 $ 11,232      5.83%
  One to five years                115,115  112,354      6.13%
  Five to ten years                 23,716   23,317      6.58%
  Over ten years                       475      485      7.81%
  No contractual maturity           31,615   31,334      6.51%
                                  -------- --------      -----
Total Value                       $182,230 $178,722      6.24%
                                  ======== ========      =====
Held for Investment:
  Within one year                 $  2,013 $  2,024      8.29%
  One to five years                 14,481   14,569      7.56%
  Five to ten years                  9,448    9,485      8.00%
  Over ten years
                                   -------  -------      -----
Total Value                        $25,942  $26,078      7.78%
                                   =======  =======      =====
Maturity at December 31, 1999
Held for Sale                     $204,287 $196,215      5.93%
                                  ======== ========      =====
Held for Investment               $ 17,439 $ 17,464      7.62%
                                  ======== ========      =====

---------------------------------------------------------------
                    December 31, 2000

                                             Gross      Gross
                                Amortized Unrealized  Unrealized
(Dollars in Thousands)           Cost       Gains      Losses
--------------------------    --------- ----------- ----------
Held for Sale:
U.S. Treasury and U.S.
   Government agencies        $ 20,996         $ 0    $  (228)
Mortgage backed securities:
   Fixed                       121,800           4     (2,820)
   Adjustable                    7,819          14       (197)
Mutual funds                    23,881           0       (219)
Other securities                 7,734           0        (62)
                                 -----            -         -
                              $182,230         $18    $(3,526)
                              ========        =====  ========

Held for Investment:
Mortgage backed securities:
   Fixed                       $ 5,095        $ 84        (4)
   Adjustable                   14,433          29       (75)
Obligations of states and
  political subdivisions         6,414         102         0
Other securities                     0           0         0
                                   ---           -         -
                               $25,942        $215      $(79)
                               =======        ====       ===

---(con't)---

                                   December 31, 2000

                                Market       Average Years
(Dollars in Thousands)          Value        to Maturity
--------------------------    ----------     -----------
Held for Sale:
U.S. Treasury and U.S.
   Government agencies         $ 20,768           2.94
Mortgage backed securities:
   Fixed                        118,984           3.80
   Adjustable                     7,636           4.97
Mutual funds                     23,662             **
Other securities                  7,672              *
                                  -----           ----
                               $178,722           3.23
                              =========           ====

Held for Investment:
U.S. Treasury and U.S.
   Government agencies         $      0
Mortgage backed securities:
   Fixed                          5,175           3.39
   Adjustable                    14,387           5.88
Obligations of states and
  political subdivisions          6,516           2.74
Other securities                      0              *
                                    ---            ---
                               $ 26,078           4.60
                               ========           ====

----------
*Other Securities excluded from calculated average for total securities. **Contractual maturity assumed to be immediate for total average years to maturity calculation

----(con't)----

                                     December 31, 1999

                                             Gross      Gross
                                Amortized Unrealized  Unrealized
(Dollars in Thousands)           Cost       Gains      Losses
--------------------------    --------- ----------- ----------
Held for Sale:
U.S. Treasury and U.S.
   Government agencies        $ 30,012     $     0   $  (1,334)
Mortgage backed securities:
   Fixed                       135,047           8      (6,039)
   Adjustable                    8,275          10        (299)
Mutual funds                    23,881           0        (404)
Other securities                 7,072           0         (14)
                                 -----           -           -
                              $204,287        $ 18   $  (8,090)
                              ========        =====    ========

Held for Investment:
  U.S. Treasury and U.S.
   Government agencies
Mortgage backed securities:
   Fixed                       $ 6,358        $ 49         (68)
   Adjustable                    2,069           6         (29)
Obligations of states and
  political subdivisions         8,912         100         (33)
Other securities                   100           0           0
                                   ---           -           -
                               $17,439        $155        (130)
                               =======        ====        =====


---(con't)---

                                    December 31, 1999

                                Market       Average Years
(Dollars in Thousands)          Value        to Maturity
--------------------------    ----------     -----------
Held for Sale:
U.S. Treasury and U.S.
   Government agencies         $ 28,678          4.01
Mortgage backed securities:
   Fixed                        129,016          3.00
   Adjustable                     7,986          5.88
Mutual funds                     23,477            **
Other securities                  7,058             *
                                  -----          ----
                               $196,215          2.90
                               ========          ====

Held for Investment:
U.S. Treasury and U.S.
   Government agencies
Mortgage backed securities:
   Fixed                       $  6,339          3.31
   Adjustable                     2,046          3.31
Obligations of states and
  political subdivisions          8,979          3.33
Other securities                    100             *
                                    ---           ---
                               $ 17,464          3.32
                               ========          ====

----------
*Other Securities excluded from calculated average for total securities. **Contractual maturity assumed to be immediate for total average years to maturity calculation.

INTEREST RATE SENSITIVITY

Interest rate exposure is managed by monitoring the relationship between earning assets and interest bearing liabilities, focusing primarily on those that are rate sensitive. Rate sensitive assets and liabilities are those that re-price at market interest rates within a relatively short period, defined here as one year or less. The difference between rate sensitive assets and rate sensitive liabilities represents the Company's interest sensitivity gap, which may be either positive (assets exceed liabilities) or negative (liabilities exceed assets).

On December 31, 2000, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 25.9 percent.

The Company's ALCO uses model simulations to estimate and manage its interest rate sensitivity. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent, given a change in interest rates (up or down) of 200 basis points. Based on the Company's most recent ALCO model simulations, net interest income would decline 1.8 percent if interest rates would immediately rise 200 basis points. It has been the Company's experience that non-maturity core deposit balances are stable and subjected to limited repricing when interest rates increase or decrease within a range of 200 basis points.

The Company does not presently use interest rate protection products in managing its interest rate sensitivity.


Table 16

INTEREST RATE SENSITIVITY ANALYSIS (1)

(Dollars in thousands)            0-3       4-12       1-5     Over 5
December 31, 2000               Months     Months     Years     Years     Total

Federal funds sold           $  39,000   $      0  $      0  $      0 $   39,000
Securities (2)                  36,184     22,775   133,133    16,080    208,172
Loans (3)                      131,243    170,700   409,567   130,937    842,447
                             ---------   --------  --------  --------  ---------
Earning assets                 206,427    193,475   542,700   147,017  1,089,619
Savings deposits (4)           380,791          0         0         0    380,791
Certificates of deposit         64,614    171,820   180,089         0    416,523
Borrowings                      65,020          0    25,000    15,000    105,020
                             ---------  ---------  --------  --------  ---------
Interest bearing liabilities   510,425    171,820   205,089    15,000    902,334
                             ---------  ---------  --------  --------  ---------
Interest sensitivity gap     $(303,998) $  21,655  $337,611  $132,017 $  187,285
                             ---------   --------  --------  --------  =========
Cumulative gap               $(303,998) $(282,343) $ 55,268  $187,285
                             =========  =========  ========  ========
Ratio of cumulative gap to       (27.9)     (25.9)      5.1      17.2
 total earning assets (%)
Ratio of earning assets to
  interest bearing                40.4      112.6     264.6     980.1
  liabilities (%)

1. The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
2. Securities are stated at amortized cost.
3. Excludes  nonaccrual  loans.
4. This category is comprised of NOW, savings, and money market deposits. If NOW and savings deposits (totaling $219,678) were deemed to be repriceable in "4-12 months," the interest sensitivity gap and cumulative gap would be $84,320, indicating 7.7% of earning assets and 71.0% of earning assets to interest bearing liabilities for the "0-3 months" category.

================================================================================
                         SELECTED QUARTERLY INFORMATION
                     Quarterly Consolidated Income Statement
================================================================================




(Dollars in thousands,                          2000 Quarters
 except per share data)                         -------------
                                       Fourth     Third     Second     First
------------------------------------ --------- --------- ---------- ---------
Net interest income:
    Interest income                    $20,575   $20,206    $19,896   $19,053
    Interest expense                    10,136     9,920      9,255     8,324
                                     --------- --------- ---------- ---------
    Net interest income                 10,439    10,286     10,641    10,729
Provision for loan losses                  150       150        150       150
                                     --------- --------- ---------- ---------
Net interest income after provision
 for losses                             10,289    10,136     10,491    10,579
Noninterest income:
    Service charges on deposit accounts  1,283     1,269      1,165     1,148
    Trust fees                             672       686        669       677
    Other service charges and fees         391       421        429       412
    Brokerage commissions and fees         485       510        532       894
    Other                                  423       335        437       312
    Securities gains (losses)              (16)        2          1         1
                                     --------- --------- ---------- ---------
    Total noninterest income             3,238     3,223      3,233     3,444

Noninterest expenses:
    Salaries and wages                   3,292     3,173      3,242     3,370
    Employee benefits                      747       694        868       868
    Occupancy                              849       834        827       833
    Furniture and equipment                553       529        506       520
    Outsourced data processing costs     1,006     1,032      1,056     1,012
    Marketing                              448       416        408       445
    Legal and professional fees            321       287        272       297
    FDIC assessments                        46        47         46        45
    Foreclosed and repossessed asset
      management and dispositions            1        42         (1)       49
    Amortization of intangibles            138       162        168       168
    Other                                1,233     1,280      1,349     1,399
                                     --------- --------- ----------- --------
    Total noninterest expenses           8,634     8,496      8,741     9,006
                                     --------- --------- ----------- --------
Income before income taxes               4,893     4,863      4,983     5,017
Provision for income taxes               1,957     1,881      1,920     1,910
                                     --------- --------- ----------- --------
Net income                              $2,936    $2,982     $3,063    $3,107
                                     ========= ========= =========== ========
PER COMMON SHARE DATA
Net income diluted                      $ 0.62    $ 0.62     $ 0.63    $ 0.64
Net income basic                          0.62      0.63       0.64      0.64

Cash dividends declared:
  Class A common stock                    0.28      0.26       0.26      0.26
Market price Class A common stock:
  Low close                             24 1/4    25 1/2     25        24 3/4
  High close                            26 5/8    27 1/8     27 1/4    28 3/4
  Bid price at end of period            26 1/2    26         27        25 3/8

SELECTED QUARTERLY INFORMATION (con't)
--------------------------------------
                         Quarterly Consolidated Income Statement

                                                   1999 Quarters
                                                   -------------
(Dollars in thousands,
except per share data)                 Fourth     Third   Second     First
------------------------------------ --------- --------- -------- ---------
Net interest income:
    Interest income                    $18,567   $18,489  $18,472   $18,023
    Interest expense                     7,955     7,661    7,473     7,373
                                     --------- --------- -------- ---------
    Net interest income                 10,612    10,828   10,999    10,650
Provision for loan losses                  150       150       0        360
                                     --------- --------- -------- ---------
Net interest income after provision
 for losses                             10,462    10,678   10,999    10,290
Noninterest income:
    Service charges on deposit accounts  1,268     1,221    1,189     1,198
    Trust fees                             649       635      608       597
    Other service charges and fees         345       331      386       391
    Brokerage commissions and fees         575       404      653       697
    Other                                  298       229      230       244
    Securities gains (losses)              (19)        9       92       227
                                     --------- --------- -------- ---------
    Total noninterest income             3,116     2,829    3,158     3,354

Noninterest expenses:
    Salaries and wages                   3,271     3,362    3,772     3,477
    Pension and other employee benefits    935       935      954       974
    Occupancy                              820       776      771       768
    Furniture and equipment                500       495      514       528
    Outsourced data processing costs       942       912      876       966
    Marketing                              394       397      411       451
    Legal and professional fees            383       432      380       377
    FDIC assessments                        37        37       36        36
    Foreclosed and repossessed asset
      management and dispositions           18        69       50        48
    Amortization of intangibles            167       168      168       168
    Other                                1,231     1,238    1,307     1,432
                                     --------- ---------  ------- ---------
    Total noninterest expenses           8,698     8,821    9,239     9,225
                                     --------- ---------  ------- ---------

Income before income taxes               4,880     4,686    4,918     4,419
Provision for income taxes               1,839     1,746    1,826     1,708
                                     --------- --------- -------- ---------
Net income                              $3,041    $2,940   $3,092    $2,711
                                     ========= ========= ======== =========
PER COMMON SHARE DATA
Net income diluted                      $ 0.62    $ 0.60   $ 0.63    $ 0.55
Net income basic                          0.63      0.61     0.64      0.55
Cash dividends declared:
  Class A common stock                    0.26      0.24     0.24      0.24
Market price Class A common stock:
  Low close                             27 1/2    28 3/4   26 3/8    26 1/8
  High close                            30 3/8    32 1/2   34 1/2    28 1/4
  Bid price at end of period           28 9/16    29       30 1/2    26 3/4

================================================================================
                         SELECTED QUARTERLY INFORMATION
         Consolidated Quarterly Average Balances, Yields and Rates (1)
================================================================================
                                  2000 QUARTERS

                                          Fourth                  Third
-------------------------------------------------------------------------------
                                  Average       Yield/      Average     Yield/
                                  Balance        Rate       Balance      Rate
-------------------------------------------------------------------------------
Assets
Earning Assets
Securities
  Taxable                        $211,108        6.29%     $214,467      6.25%
  Nontaxable                        6,822        7.86         7,427      7.86
                                 --------        ----      --------      ----
Total Securities                  217,930        6.34       221,894      6.30
Federal funds sold and
  other short term investments      8,602        6.52         2,208      6.67
Loans (2)                         837,035        8.10       830,947      8.01
                                 --------        ----      --------      ----
Total Earning Assets            1,063,567        7.72     1,055,049      7.64
Allowance for loan losses          (7,195)                   (7,168)
Cash and due from banks            28,343                    25,409
Bank premises and equipment        16,931                    17,407
Other assets                       14,753                    14,140
                                ---------                 ---------
                               $1,116,399                $1,104,837
                               ==========                ==========
Liabilities and Shareholders' Equity
Interest bearing liabilities
  NOW                             $54,399       1.95%       $50,210      2.20%
  Savings deposits                140,903       3.27        139,691      3.33
  Money market accounts           172,646       2.26        182,605      2.24
  Time deposits                   419,613       6.00        423,163      5.84
  Federal funds purchased and
    other short term borrowings    52,842       5.58         33,185      5.54
 Other borrowings                  40,000       6.60         46,611      6.55
                                   ------       ----         ------      ----
Total Interest Bearing
   Liabilities                    880,403       4.58        875,465      4.51
Demand deposits                   142,591                   137,097
Other liabilities                   6,265                     6,308
                                    -----                     -----
     Total                      1,029,259                 1,018,870
Shareholders' equity               87,140                    85,967
                                   ------                    ------
                               $1,116,399                $1,104,837
                               ==========                ==========
Interest expense as % of earning
assets                                          3.79%                    3.74%
Net interest income as % of
earning assets                                  3.93                     3.90

-------------------------

Consolidated Quarterly Average Balances, Yields and Rates (1) (con't)


                                  2000 QUARTERS

                                             Second             First
-------------------------------------------------------------------------------
                                    Average     Yield/      Average     Yield/
                                    Balance      Rate       Balance      Rate
-------------------------------------------------------------------------------
Assets
Earning Assets
Securities
  Taxable                          $216,122      6.19%     $214,715      6.11%
  Nontaxable                          7,555      7.89         8,287      8.06
                                  ---------    -------    ---------    ------
Total Securities                    223,677      6.25       223,002      6.18

Federal funds sold and
  other short term investments       11,062      5.96        11,196      5.71
Loans (2)                           821,854      7.98       791,580      7.89
                                  ---------    -------    ---------    ------
Total Earning Assets              1,056,593      7.60     1,025,778      7.50

Allowance for loan losses            (7,103)                 (6,930)
Cash and due from banks              33,790                  33,566
Bank premises and equipment          17,060                  16,693
Other assets                         13,999                  14,310
                                  ---------              -----------
                                 $1,114,339              $1,083,417
                                  =========              ==========

Liabilities and Shareholders' Equity
Interest bearing liabilities
  NOW                               $57,674      1.98%      $61,501      2.01%
  Savings deposits                  139,477      3.28       129,252      2.84
  Money market accounts             190,317      2.09       191,201      1.99
  Time deposits                     407,682      5.60       392,263      5.33
  Federal funds purchased and
    other short term borrowings      28,950      5.20        39,870      4.75
  Other borrowings                   49,970      6.40        31,289      6.21
                                  ---------     -----      --------      ----
Total Interest Bearing
  Liabilities                       874,070      4.26       845,376      3.96
Demand deposits                     149,518                 148,341
Other liabilities                     5,519                   4,993
                                  ---------                 -------
Total                             1,029,107                 998,710

Shareholders' equity                 85,232                  84,707
                                  ---------              ----------
                                 $1,114,339              $1,083,417
                                  =========              ==========
Interest expense as % of earning
  assets                                         3.52%                   3.26%
Net interest income as % of earning
  assets                                         4.08%                   4.24%

(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

------------------------

Consolidated Quarterly Average Balances, Yields and Rates (1) (con't)

                                  1999 QUARTERS

                                           Fourth                 Third
-------------------------------------------------------------------------------
                                    Average     Yield       Average     Yield
                                    Balance     /Rate       Balance     /Rate
-------------------------------------------------------------------------------
Assets
Earning Assets
Securities
  Taxable                          $218,751      6.02%     $235,767      6.00%
  Nontaxable                          9,766      8.36        10,537      8.39
                                   --------   -------       -------     -----
Total Securities                    228,517      6.12       246,304      6.10
Federal funds sold and
  other short term investments        3,641      5.34           130      5.25
Loans (2)                           770,054      7.78       754,462      7.79
                                   --------   -------       -------     -----
Total Earning Assets              1,002,212      7.38     1,000,896      7.36
Allowance for loan losses            (6,862)                 (6,733)
Cash and due from banks              42,125                  30,940
Bank premises and equipment          16,794                  17,048
Other assets                         14,403                  15,038
                                  ---------              ----------
                                 $1,068,672              $1,057,189
                                  =========              ==========

Liabilities and Shareholders' Equity
Interest bearing liabilities
  NOW                               $59,254     1.87%      $56,067      1.80%
  Savings deposits                  116,949     2.44       110,156      2.21
  Money market accounts             196,517     2.04       206,049      2.01
  Time deposits                     385,375     5.08       397,206      4.93
  Federal funds purchased and other
     short term borrowings           56,419     4.54        40,094      4.55
  Other borrowings                   24,970     5.80        24,970      5.69
                                     ------     ----        ------      ----
 Total Interest Bearing
     Liabilities                    839,484     3.76       834,542      3.64
Demand deposits                     140,336                135,891
Other liabilities                     6,007                  5,727
                                    -------                -------
      Total                         985,827                976,160
Shareholders' equity                 82,845                 81,029
                                  ---------              ---------
                                 $1,068,672             $1,057,189
                                  =========              =========
Interest expense as % of earning
assets                                          3.15%                   3.04%
Net interest income as % of earning
assets                                          4.23                    4.33

------------------------
(1) The tax equivalent adjustment is based on a 34% tax rate. All yields/rates are calculated on an annualized basis.
(2) Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

------------------------

Consolidated Quarterly Average Balances, Yields and Rates (1) (con't)

                              1999 QUARTERS

                                           Second             First
----------------------------------------------------------------------------
                                      Average    Yield/    Average    Yield/
                                      Balance     Rate     Balance     Rate
----------------------------------------------------------------------------
Assets
Earning Assets
Securities
  Taxable                            $256,076     5.88%   $253,158     5.90%
  Nontaxable                           10,606     8.33      11,312     8.35
Total Securities                      266,682     5.98     264,470     6.01
                                      -------     ----    --------     ----
Federal funds sold and
  other short term investments          5,413     4.74      22,084     4.74
Loans (2)                             737,383     7.86     709,349     7.94
                                      -------     ----     -------     ----
Total Earning Assets                1,009,478     7.35     995,903     7.38
Allowance for loan losses              (6,775)              (6,479)
Cash and due from banks                34,138               33,185
Bank premises and equipment            17,355               17,665
Other assets                           15,055               13,848
                                       ------               ------
                                   $1,069,251           $1,054,122
                                    =========           ==========

Liabilities and Shareholders' Equity
Interest bearing liabilities
  NOW                                 $63,726     1.72%    $68,478     1.69%
  Savings deposits                    108,047     2.16     106,647     2.09
  Money market accounts               211,385     1.97     210,673     1.97
  Time deposits                       410,745     4.86     396,855     5.00
  Federal funds purchased and other
     short term borrowings             25,161     3.86      31,789     3.50
  Other borrowings                     24,970     5.73      24,970     5.73
                                       ------     ----      ------     ----
Total Interest Bearing
  Liabilities                         844,034     3.55     839,412     3.56
Demand deposits                       140,812              129,822
Other liabilities                       5,455                5,876
                                      -------              -------
      Total                           990,301              975,110
Shareholders' equity                   78,950               79,012
                                    ---------              -------
                                   $1,069,251           $1,054,122
                                    =========            =========
Interest expense as % of earning
  assets                                          2.97%               3.00%
Net interest income as % of earning
  assets                                          4.38                4.38%

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

The accompanying 2000 financial statements have been audited by Arthur Andersen LLP, certified public accountants. As part of their audit, Arthur Andersen LLP evaluated the accounting systems and related internal accounting controls only to the extent they deemed necessary to determine their auditing procedures.

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




/s/ Dennis S. Hudson, III
-------------------------
Dennis S. Hudson, III
President and Chief Executive Officer


/s/ William R. Hahl
-------------------
William R. Hahl
Executive Vice President and Chief Financial Officer


/s/ John R. Turgeon
-------------------
John R. Turgeon
Senior Vice President and Controller

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------


Board of Directors and Shareholders
Seacoast Banking Corporation of Florida
Stuart, Florida

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida (a Florida corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial state-ment presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.



Arthur Andersen LLP
West Palm Beach, Florida,
     January 12, 2001.

CONSOLIDATED STATEMENTS OF INCOME

Seacoast Banking Corporation of Florida and Subsidiaries
(Dollars in thousands, except share data)


Year Ended December 31                  2000         1999        1998
---------------------------------------------------------------------

Interest on securities
  Taxable                            $13,295      $14,330     $13,562
  Nontaxable                             413          605         704
Interest and fees on loans            65,521       58,243      54,617
Interest on federal funds sold           501          373         876
                                         ---        -----       -----
    Total Interest Income             79,730       73,551      69,759

Interest on deposits                   9,459        7,672       7,254
Interest on time certificates         23,418       19,736      20,603
Interest on borrowed money             4,758        3,054       1,689
                                       -----          ---         ---
    Total Interest Expense            37,635       30,462      29,546
                                      ------       ------      ------

    Net Interest Income               42,095       43,089      40,213
Provision for loan losses                600          660       1,710
                                       -----          ---       -----
    Net Interest Income
     After Provision for
     Loan Losses                      41,495       42,429      38,503

Noninterest income
    Securities gains                     (12)         309         612
    Other                             13,150       12,148      11,775
Noninterest expenses                  34,877       35,983      35,721
                                      ------       ------      ------
    Income Before Income Taxes        19,756       18,903      15,169

Provision for income taxes             7,668        7,119       5,606
                                       -----        -----       -----
    Net Income                       $12,088      $11,784      $9,563
                                     =======      =======     =======
---------------------------------------------------------------------
Net income per share common stock
   Diluted                             $2.51        $2.40       $1.84
   Basic                                2.53         2.43        1.88

Average shares outstanding
   Diluted                         4,814,592    4,909,154   5,192,417
   Basic                           4,781,215    4,844,943   5,093,032
----------
See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Seacoast Banking Corporation of Florida and Subsidiaries

(Dollars in thousands)
December 31                                       2000       1999
-----------                                       ----       ----
Assets
Cash and due from banks                       $ 33,505   $ 39,992
Federal funds sold                              39,000     19,950
Securities:
  Securities held for sale (at market)         178,722    196,215
  Securities held for investment
  (market values:
   2000 - $26,078 and 1999 - $17,464)           25,942     17,439
                                                ------     ------
     Total Securities                          204,664    213,654

Loans                                          844,546    778,164
Less:  Allowance for loan losses                 7,218      6,870
                                                 -----      -----
     Net Loans                                 837,328    771,294

Bank premises and equipment                     16,633     16,557
Other real estate owned                            346        339
Core deposit intangibles                           654        969
Goodwill                                         2,682      2,982
Other assets                                    16,561     15,295
                                                ------     ------
Total Assets                                $1,151,373 $1,081,032
                                            ==========   ========

Liabilities and Shareholders' Equity
Liabilities
Deposits
  Demand deposits (noninterest
  bearing)                                    $159,775   $140,537
  Savings deposits                             380,791    379,138
  Other time deposits                          324,240    294,683
  Time certificates of $100,000 or more         92,283     91,602
                                                ------     ------
     Total Deposits                            957,089    905,960

Federal funds purchased and securities
  sold under agreement to repurchase,
  maturing within 30 days                       65,020     66,964
Other borrowings                                40,000     24,970
Other liabilities                                5,001      6,027
                                                 -----      -----
                                             1,067,110  1,003,921

Commitments and  Contingencies  (Notes I and N)

Shareholders'  Equity
Preferred stock, par value $1.00
  per share - authorized  1,000,000
  shares,  none issued or outstanding.               0          0

Class A common stock, par value $.10 per share
  (liquidation preference of $2.50 per share)
  authorized 10,000,000 shares, issued 4,824,416
  and outstanding 4,357,813 shares in 2000 and
  4,822,538 and outstanding 4,469,819 shares in
  1999.                                            482        482

Class B common stock, par value $.10 per share
  authorized 810,000 shares, issued and outstanding
  358,710 in 2000 and 360,588 shares in 1999.       36         36

Additional paid-in capital                      27,831     27,785

Retained earnings                               72,562     65,598
Less: Treasury Stock (466,603 shares
   in 2000 and 352,719 shares in 1999),
   at cost.                                    (14,470)   (11,640)
                                               --------    -------
                                                86,441     82,261
Securities valuation allowance                  (2,178)    (5,150)
                                                -------    -------
Total Shareholders' Equity                      84,263     77,111
                                                -------    ------
Total Liabilities and
 Shareholders' Equity                       $1,151,373 $1,081,032
                                            ==========  =========

----------
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
Seacoast Banking Corporation of Florida and Subsidiaries

(Dollars in thousands))
Year Ended December 31                     2000      1999      1998
----------------------                     ----      ----      ----
Increase (Decrease) in Cash and
 Cash Equivalents
Cash flows from operating activities
   Interest received                    $78,619   $73,526   $69,675
   Fees and commissions received         12,838    12,541    11,385
   Interest paid                        (37,341)  (30,527)  (29,389)
   Cash paid to suppliers and
    employees                           (34,261)  (33,405)  (31,534)
   Income taxes paid                     (7,566)   (7,315)   (5,074)
                                         ------    ------    ------
Net cash provided by operating
 activities                              12,289    14,820    15,063

Cash flows from investing activities
   Maturities of securities held
    for sale                             19,699    85,078   141,048
   Maturities of securities held
     for investment                       4,848     4,770    15,991
   Proceeds from sale of
    securities held for sale             10,203    60,106   105,989
   Purchase of securities held for
    sale                                 (7,559) (110,258) (302,249)
   Purchase of securities held for
    investment                          (13,357)        0      (989)
   Proceeds from sale of loans           40,012     3,128     8,312
   Net new loans and principal
    repayments                         (107,937)  (77,597)  (85,652)
   Proceeds from sale of other
    real estate owned                       722       676       765
   Additions to bank
    premises and equipment               (2,054)     (804)   (1,636)
   Net change in other assets              (627)       44      (943)
                                        --------    ------- --------
Net cash used in investing
 activities                             (56,050)  (34,857) (119,364)

Cash flows from financing activities

Net increase in deposits                 51,146        744    99,093
Net increase(decrease) in federal
   funds purchased and repurchase
   agreements                            (1,944)   (10,794)   25,646
Net increase in other borrowings         15,030          0    24,970
Exercise of stock options                   236      1,529       748
Treasury stock acquired                  (3,119)    (4,243)   (8,624)
Dividends paid                           (5,025)    (4,695)   (4,530)
                                         -------   -------    -------
Net cash(used in) provided by
    financing activities                 56,324    (17,459)  137,303
                                        -------     ------   -------
Net increase (decrease) in cash
 and cash equivalents                    12,563    (37,496)   33,002

Cash and cash equivalents at
 beginning of year                       59,942     97,438    64,436
                                         ------    -------    ------
Cash and cash equivalents at end
 of year                                $72,505    $59,942   $97,438
                                        =======    =======   =======

----------
See Note P for supplemental disclosures. See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
-----------------------------------------------
Seacoast Banking Corporation of Florida and Subsidiaries

                                  Common Stock
                          ----------------------------
                                                         Additional
                                 Class A       Class B      Paid-in
(Dollars in thousands)            Stock         Stock       Capital
----------------------           -------       -------   ----------
Balance at December 31, 1997       $479          $38        $27,256

Comprehensive Income:
Net Income
Unrealized losses on securities

Comprehensive Income
Cash Dividends Declared
Exchange of Class B
 common stock for
 Class A common stock                 1           (1)
Treasury stock acquired
 Common stock issued from Treasury:
 For employee benefit plans                                     (2)
 For stock options and awards                                    2
Exercise of stock
 options and warrants                  1                       183
                                   -------      -------   ----------
Balance at December 31, 1998         481          37        27,439

Comprehensive Income:
Net Income
Unrealized losses on securities

Comprehensive Income
Cash Dividends Declared
Exchange of Class B
 common stock for
 Class A common stock                 1          (1)
Treasury stock acquired
 Common stock issued from Treasury:
 For employee benefit plans
 For stock options and awards                                  346
                                  ------        ------      ------
Balance at December 31, 1999        482           36        27,785

Comprehensive Income:
Net Income
Unrealized gains on securities

Comprehensive Income
Cash Dividends Declared
Exchange of Class B
  common stock for
  Class A common stock
Treasury stock acquired
  Common stock issued from Treasury:
  For employee benefit plans
  For stock options and awards                                  46

Balance at December 31, 2000       $482          $36       $27,831
                                    ===          ===       =======
----------
See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity (con't)


(In thousands of                Retained       Treasury
dollars)                        Earnings          Stock
--------------------------    ---------- --------------
Balance at December 31, 1997     $54,673       $(1,289)

Comprehensive Income:
Net Income                         9,563
Unrealized losses on securities

Comprehensive Income
Cash Dividends Declared           (4,530)
Exchange of Class B
 common stock for
 Class A common stock
Treasury stock acquired                         (8,957)
Common stock issued
from Treasury:
  For employee benefit plans                       130
  For stock options and awards      (544)        1,310
Exercise of stock options
 and warrants
                                  ------          ----
Balance at December 31, 1998      59,162        (8,806)

Comprehensive Income:
Net Income                        11,784
Unrealized losses on securities

Comprehensive Income
Cash Dividends Declared           (4,695)
Exchange of Class B
 common stock for
 Class A common stock
Treasury stock acquired                         (5,076)
Common stock issued
from Treasury:
  For employee benefit plans                       125
  For stock options and awards      (653)        2,117
                                  ------        ------
Balance at December 31, 1999      65,598       (11,640)

Comprehensive Income:
Net Income                        12,088
Unrealized losses on securities

Comprehensive Income
Cash Dividends Declared           (5,025)
Exchange of Class B
  common stock for Class
  A common stock
Treasury stock acquired                         (3,242)
Common stock issued
from Treasury:
  For employee benefit plans                        72
  For stock options and awards       (99)          340
                                  -------       ------
Balance at December 31, 2000     $72,562      $(14,470)
                                  ======        ======

----------
See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity (con't)
-------------------------------------------------------

                                 Securities
                                 Valuation
(In thousands of                   Equity         Comprehensive
dollars)                         (Allowance)         Income
--------                         -----------         ------
Balance at December 31, 1997         $ (93)

Comprehensive Income:
Net Income                                           $9,563
Unrealized gains on  securities        222              222
                                                      -----
Comprehensive Income                                  9,785
Cash Dividends Declared
Exchange of Class B
 common stock for Class
 A common stock
Treasury stock acquired
Common stock issued
 from Treasury:
  For employee benefit plans
  For stock options and awards
Exercise of stock
 options and warrants               ------
Balance at December 31, 1998           129

Comprehensive Income:
Net Income                                           11,784
Unrealized losses on securities     (5,279)          (5,279)
                                                     ------
Comprehensive Income                                  6,505
Cash Dividends Declared
Exchange of Class B
 common stock for Class
 A common stock
Treasury stock acquired
  Common stock issued from Treasury:
  For employee benefit plans
  For stock options and awards
Exercise of stock
options and warrants                  ----
Balance at December 31, 1999        (5,150)


Comprehensive Income:
Net Income                                           12,088
Unrealized gains on securities       2,972            2,972
                                                     ------
Comprehensive Income                                 15,060
Cash Dividends Declared
Exchange of Class B
 common stock for
 Class A common stock
Treasury stock acquired
  Common stock issued from Treasury:
  For employee benefit plans
  For stock options and awards
Exercise of stock options
  and warrants
Balance at December 31, 2000       $(2,178)
                                   ========

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

Nature of Operations: The company is a single segment bank holding company whose operations and locations are more fully described on page 13 of this annual report.

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

Mortgage Servicing Rights: The Company acquires mortgage servicing rights through the origination of mortgage loans, and the Company may sell or securitize those loans with servicing rights retained. Under Statement of Financial Accounting Standards No. 122, the Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

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

Provision for Loan Losses: The provision for loan losses is management's judgment of the amount necessary to increase the allowance for loan losses to a level sufficient to cover losses in the collection of loans.

Net Income Per Share: Net income per share is based upon the weighted average number of shares of both Class A and Class B common stock (Basic) and equivalents (Diluted) outstanding during the respective years.

Cash Flow Information: For the purposes of the consolidated statements of cash flows, the Company considers cash and due from banks and federal funds sold as cash and cash equivalents.

Derivative Financial Instruments: In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. In June of 1999, SFAS No. 133 was amended by Statement of Financial Accounting Standards No. 137, which delays the effective date of implementation until fiscal years beginning after June 15, 2000. In June of 2000, SFAS No. 133 was amended by Statement of Financial Accounting Standards No. 138, which addresses issues related to implementation difficulties. The Company will adopt SFAS No. 133 effective January 1, 2001. The Company has completed an in-depth analysis and determined it has no derivative instruments as defined under SFAS No. 133.



                                   ----------

NOTE B
CASH, DIVIDEND AND LOAN RESTRICTIONS

In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

The Company's subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 2000 was approximately $3,700,000.

Under Federal Reserve regulation, the Company's subsidiary bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2000, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 20 percent of consolidated net assets.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company's subsidiary bank can distribute as dividends to the Company in 2001, without prior approval of the Comptroller of the Currency, approximately $9,400,000.

                                   ----------

NOTE C
SECURITIES

The amortized cost and market value of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                             Held for
                            Investment        Held for Sale
                            -----------------------------------
                            Amortized Market  Amortized  Market
(Dollars in thousands)        Cost    Value     Cost      Value
---------------------------------------------------------------
Due in less than one year $ 1,941   $ 1,949  $    996  $    995
Due after one year
 through five years         3,260     3,324    20,000    19,773
Due after five years
 through ten years          1,213     1,243         0         0
Due after ten years             0         0         0         0
                          -------    ------    ------    ------
                            6,414     6,516    20,996    20,768
Mortgage backed
 securities                19,528    19,562   129,619   126,620
No contractual maturity         0         0    31,615    31,334
                                -         -    ------    ------
                          $25,942   $26,078  $182,230  $178,722
                          =======   =======  ========  ========

Proceeds from sales of securities during 2000 were $10,203,000 with gross gains of $10,000 and gross losses of $22,000. During 1999, proceeds from sales of securities were $60,106,000 with gross gains of $332,000 and gross losses of $66,000. During 1998, proceeds from sales of securities were $105,989,000 with gross gains of $737,000 and gross losses of $125,000.

Securities with a carrying value of $103,755,000 at December 31, 2000, were pledged to secure United States Treasury deposits, other public deposits and trust deposits. The amortized cost and market value of securities follow:

                             Gross      Gross      Gross
                           Amortized Unrealized  Unrealized  Market
(Dollars in thousands)       Cost       Gains      Losses     Value
-------------------------- --------- ----------- ---------- ---------
SECURITIES HELD FOR SALE-2000:
U.S. Treasury and U.S.
  Government agencies        $20,996                 $(228)   $20,768
Mortgage Backed
  Securities:                129,619         $18    (3,017)   126,620
Mutual funds                  23,881           0      (219)    23,662
Other securities               7,734           0       (62)     7,672
                            --------      ------   --------  --------
                            $182,230         $18   $(3,526)  $178,722
                            ========      ======   ========  ========
SECURITIES HELD FOR
  INVESTMENT-2000:
Mortgage Backed Securities   $19,528        $113      $(79)   $19,562
Obligations of States and
  Political Subdivisions       6,414         102         0      6,516
                             -------        ----      ----    -------
                             $25,942        $215      $(79)   $26,078
                             =======        ====      ====    =======

SECURITIES HELD FOR SALE-1999:
U.S. Treasury and U.S.
  Government agencies        $30,012          $0   $(1,334)   $28,678
Mortgage Backed Securities   143,322          18    (6,338)   137,002
Mutual Funds                  23,881           0      (404)    23,477
Other Securities               7,072           0       (14)     7,058
                            --------         ---   -------   --------
                            $204,287         $18   $(8,090)  $196,215
                            ========         ===   =======   ========

SECURITIES HELD FOR
  INVESTMENT-1999:
Mortgage Backed Securities    $8,427         $55      $(97)    $8,385
Obligations of States and
  Political Subdivisions       8,912         100       (33)     8,979
Other Securities                 100           0         0        100
                             -------        ----      ----    -------
                             $17,439        $155      $(130)  $17,464
                             =======        ====      =====   =======

NOTE D
LOANS

An analysis of loans at December 31, follows:


(Dollars in thousands)       2000        1999
-----------------------    --------    --------
Real estate construction   $ 42,633    $ 42,899
Real estate mortgage        671,424     623,472
Commercial and financial     39,465      33,119
Installment loans to
 individuals                 90,744      78,013
Other                           280         661
                           --------    --------
                           $844,546    $778,164
                           ========    ========

One of the sources of the Company's business is loans to directors, officers and other members of management. These loans are made on the same terms as all other loans and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans was approximately $5,042,000 and $5,226,000 at December 31, 2000 and 1999, respectively. During 2000, $565,000 of new loans were made and repayments totaled $749,000.

See Page 20 of Management's Discussion and Analysis for information about concentrations of credit risk of all financial instruments.

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

The Company's recorded investment in impaired loans and related valuation allowance are as follows:


                                          2000                   1999
                                   --------------------   --------------------
                                   Recorded   Valuation   Recorded   Valuation
(Dollars in thousands)             Investment Allowance   Investment Allowance
-------------------------          --------------------   --------------------
Impaired loans:
     Valuation allowance required        $10        $10          $ 0       $0
     No valuation allowance required       0          0           37        0
                                          --         --           --        -
            TOTAL                        $10        $10          $37       $0
                                         ===        ===          ===       ==

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2000 and 1999 were $23,000 and $58,000 respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. The Company recognized interest income on impaired loans of $6,000 and $1,000 for the years ended December 31, 2000 and 1999, respectively.

Transactions in the allowance for loan losses for the two years ended December 31, are summarized as follows:


(Dollars in thousands)                        2000      1999
-------------------------                     ----      ----
Balance, beginning of year                  $6,870    $6,343

Provision charged to operating expense         600       660

Charge offs                                   (643)     (626)

Recoveries                                     391       493
                                               ---       ---
Balance, end of year                        $7,218    $6,870
                                            ======    ======

                                   ----------

NOTE F
BANK PREMISES AND EQUIPMENT

Bank premises and equipment are summarized as follows:


                                             Accumulated
                                            Depreciation     Net
                                                  &       Carrying
(Dollars in thousands)              Cost    Amortization    Value
-------------------------------------------------------------------
December 31, 2000
Premises (including land of
 $2,967)                          $20,985        $8,107    $12,878

Furniture and equipment            13,545         9,790      3,755
                                 ---------- -----------------------
                                  $34,530       $17,897    $16,633
                                 ========== =======================
December 31, 1999
Premises (including land of       $20,331        $7,576    $12,755
 $2,967)

Furniture and equipment            14,352        10,550      3,802
                                 ---------- -----------------------
                                  $34,683       $18,126    $16,557
                                 ========== =======================

                                   ----------

NOTE G
BORROWINGS

All of the Company's short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:


(Dollars in thousands)              2000        1999       1998
-------------------------           ----        ----       ----
Maximum amount outstanding
 at any month end                $68,352     $72,172    $77,758
Average interest rate
 outstanding at end of year         5.37%       4.24%      3.44%
Average amount outstanding       $38,735     $38,438    $25,908
Weighted average interest rate      5.29%       4.22%      3.96%
----------------------------------------------------------------

On July  31,  1998,  the  Company  acquired  $24,970,000  in  other  borrowings,
$15,000,000 from the Federal Home Loan Bank (FHLB), principal payable on November 12, 2009 with interest payable quarterly at 6.10% and $9,970,000 from Donaldson, Lufkin & Jenrette (DLJ), principal payable on July 31, 2003, with interest payable quarterly at 5.40%. The DLJ borrowing was called on August 31, 2000. On March 9, 2000 the Company acquired $25,000,000 in additional borrowings from FHLB, principal payable on March 9, 2002 with interest payable quarterly at 6.99%; the borrowing was restructured to a 3 year term on December 1, 2000 at 6.55%. The FHLB $15,000,000 debt is subject to early termination on November 12, 2004 in accordance with the terms of the agreement.

The FHLB debt is secured by residential mortgage loans totaling $40,000,000.

The Company's subsidiary bank has unused lines of credit of $130,500,000 at December 31, 2000.

                                   ----------

NOTE H
EMPLOYEE BENEFITS

The Company's profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $1,034,000 in 2000, $1,355,000 in 1999, and $859,000 in 1998.

The Company's stock option and stock appreciation rights plans were approved by the Company's shareholders on April 25, 1991, April 25, 1996 and April 20, 2000. The number of shares of Class A common stock that may be purchased pursuant to the 1991 and 1996 plans shall not exceed 300,000 shares for each plan and pursuant to the 2000 plan shall not exceed 400,000 shares. The Company has granted options on 250,000 shares and 286,000 shares for the 1991 and 1996 plans, respectively, through December 31, 2000;no options have been granted under the 2000 plan. Under the plans, the option exercise price equals the Class A common stock's market price on the date of grant. All options have a vesting period of four years and a contractual life of ten years.

The following table presents a summary of stock option activity for 1998, 1999 and 2000:


                                 Weighted                   Weighted
                                  Average                    Average
                        Number     Fair      Option Price   Exercise
                      of Shares    Value      Per Share       Price
                      ---------- --------- ---------------------------
Options
 outstanding,
 January 1, 1998         285,000             $11.00 - 25.50     $19.33
  Exercised              (40,000)             11.75 - 21.75      18.10
  Granted                156,000    $10.05            29.00      29.00
  Cancelled              (23,000)             17.50 - 25.50      23.73
                         ---------------------------------------------
Options
 outstanding,
 December 31, 1998       378,000              11.00 - 29.00      23.14
  Exercised              (68,000)             11.75 - 21.75      16.99


                         ---------------------------------------------
Options
 outstanding,
 December 31, 1999       310,000              11.75 - 29.00      24.51
  Exercised              (11,000)             11.75 - 19.00      17.42
  Granted                  7,000      6.98    24.63 - 27.13      25.70
  Canceled                (5,000)                     29.00      29.00

Options
 outstanding,
 December 31, 2000       301,000              11.75 - 29.00      24.72
                         =============================================
Options
 exercisable,
 December 31, 2000       282,000                                $24.66
======================================================================

The following table summarizes information about stock options outstanding at December 31, 2000:



              Options Outstanding                 Options Exercisable
------------------------------------------------------------------------
                          Weighted
                          Average
             Number of   Remaining    Weighted   Number of    Weighted
  Range of     Shares     Contrac-    Average      Shares     Average
  Exercise   Outstand-   tual Life    Exercise    Exercis-    Exercise
   Prices       ing       in Years     Price        able       Price
------------------------------------------------------------------------
   $11.75       5,000        1.17      $11.75       5,000      $11.75
    17.50      23,000        4.17       17.50      23,000       17.50
    17.75      19,000        2.92       17.75      19,000       17.75
    19.00      34,000        2.17       19.00      34,000       19.00
    21.75      33,000        5.50       21.75      33,000       21.75
    24.63       4,000        9.22       24.63           0       24.63
    25.50      35,000        6.58       25.50      23,000       25.50
    27.13       3,000        9.62       27.13           0       27.13
    29.00     145,000        7.54       29.00     145,000       29.00
------------------------------------------------------------------------
              301,000        5.99      $24.72     282,000      $24.66
========================================================================


The three stock option plans are accounted for under APB Opinion No. 25, and therefore no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

(Dollars in
thousands,
except per
share data)                        2000       1999        1998
--------------                     ----       ----        ----
Net Income:
      As Reported               $12,088    $11,784      $9,563
      Pro Forma                  11,771     11,427       9,164

Per Share:
(Diluted):
      As Reported                  2.51       2.40        1.84
      Pro Forma                    2.44       2.33        1.76

Because the statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000 and 1998; risk-free interest rates of 5.65 percent for 2000 and 1998; expected dividend yield of 3.5 percent for the 2000 issue and 3.4 percent for the 1998 issue; expected lives of 7 years; expected volatility of 28.5 percent for 2000 and 38.6 percent for 1998.



                                  ----------

NOTE I
LEASE COMMITMENTS

The Company is obligated under various noncancelable operating leases for equipment, buildings and land. At December 31, 2000, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(Dollars in thousands)
-------------------------------

2001                   $  1,648
2002                      1,325
2003                      1,173
2004                      1,164
2005                        948
Thereafter                7,761
                          -----
                       $ 14,019
                       ========

Rent expense charged to operations was $1,739,000 in 2000, $1,471,000 in 1999, and $1,474,000 in 1998. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company at prevailing rental rates. Lease payments to these individuals were $255,000 in 2000, $229,000 in 1999 and $227,000 in 1998.

                                   ----------

NOTE J
INCOME TAXES

The provision for income taxes including tax effects of security transaction gains(losses)(2000 - ($5,000); 1999 - $115,000; 1998 - $224,000) are as follows:


(Dollars in thousands)
Year Ended December 31              2000        1999       1998
----------------------              ----        ----       ----
Current

Federal                            $6,666      $6,495     $5,417

State                               1,149         821        664

Deferred

Federal                              (121)       (138)      (423)

State                                 (26)        (59)       (52)
                                     ----        ----       ----
                                   $7,668      $7,119     $5,606
                                   ======      ======     ======


Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:


(Dollars in thousands)
Year ended December 31              2000        1999       1998
----------------------              ----        ----       ----

Depreciation                       $(180)      $(144)      $(68)

Allowance for loan losses            (78)       (329)      (420)

Interest and fee income               98         215         80

Other real estate owned               11          75        (57)

Other                                  2         (14)       (10)
                                     ---          --         --
  TOTAL                            $(147)      $(197)     $(475)
                                   =====       =====      =====

The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2000, 34.4 percent to pretax income in 1999 and 34 percent to pretax income in 1998) and the reported income tax expense relating to income taxes is as follows:


(Dollars in thousands)
Year Ended December 31               2000        1999       1998
----------------------               ----        ----       ----

Tax rate applied to income
 before income taxes                $6,915      $6,503     $5,157

Increase (decrease) resulting
 from the effects of:
Tax-exempt interest on
 obligations of states and
 political subdivisions               (182)       (235)      (239)

State income taxes                    (393)       (262)      (208)

Dividend exclusion                      (8)         (8)        (8)

Amortization of
   intangibles                         201         202        200

Other                                   12         157         92
                                        --          --        ---
Federal tax provision                6,545       6,357      4,994

State tax provision                  1,123         762        612
                                       ---         ---        ---
Applicable income taxes             $7,668      $7,119     $5,606
                                    ======      ======     ======

The net deferred tax assets (liabilities) are comprised of the following:



(Dollars in thousands)
Year Ended December 31                         2000       1999
----------------------                         ----       ----
Allowance for loan losses                    $2,452     $2,374
Other real estate owned                           3         14
Net unrealized securities losses              1,702      3,302
Other                                            87         81
                                                 --         --
   Gross deferred tax assets                  4,244      5,771

Depreciation                                   (525)      (705)
Interest and fee income                        (896)      (798)
Other                                           (37)       (29)
                                                ---        ---
   Gross deferred tax liabilities            (1,458)    (1,532)

Deferred tax asset valuation allowance            0          0
                                                  -          -
Net deferred tax assets                      $2,786     $4,239
                                              =====      =====

The tax effects of unrealized gains (losses) included in the calculation of comprehensive income as presented in the statements of shareholder's equity for the three years ended December 31, are as follows:


2000    $1,600
1999    $3,044
1998    $  152                ----------

NOTE K
NONINTEREST INCOME AND EXPENSES

Details of noninterest income and expenses follow:

(Dollars in thousands)
Year Ended December 31                       2000       1999      1998
----------------------                       ----       ----      ----

Noninterest income

  Service charges on deposit accounts       $4,865     $4,876    $4,359
  Trust fees                                 2,704      2,489     2,144
  Other service charges and fees             1,653      1,453     1,655
  Brokerage commissions and fees             2,421      2,329     2,105
  Other                                      1,507      1,001     1,512
                                         --------- ---------- ---------
                                            13,150     12,148    11,775
  Securities gains(losses)                     (12)       309       612
                                         --------- ---------- ---------
                                           $13,138    $12,457   $12,387
                                         ========= ========== =========

Noninterest expenses

  Salaries and wages                       $13,077    $13,882   $14,046
  Employee benefits                          3,177      3,798     3,119
  Occupancy                                  3,343      3,135     3,129
  Furniture and equipment                    2,108      2,037     2,436
  Outsourced data processing costs           4,106      3,696     2,881
  Marketing                                  1,717      1,653     1,964
  Legal and professional fees                1,177      1,572     1,029
  FDIC assessments                             184        146       135
  Foreclosed and repossessed asset
    management and dispositions                 91        185       298
  Amortization of intangibles                  636        671       671
  Other                                      5,261      5,208     6,013
                                         --------- ---------- ---------
                                           $34,877    $35,983   $35,721
                                         ========= ========== =========

                                   ----------

NOTE L
SHAREHOLDERS' EQUITY

The Company has reserved 100,000 Class A common shares for issuance in connection with an employee stock purchase plan and 150,000 Class A common shares for issuance in connection with an employee profit sharing plan. At December 31, 2000, an aggregate of 35,236 shares and 52,422 shares, respectively, have been issued as a result of employee participation in these plans.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Company's regulator categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                       Minimum for
                                                    Capital Adequacy
                                                        Purposes
                                                  ---------------------
(Dollars in thousands)          Amount      Ratio     Amount     Ratio
----------------------          ------      -----     ------     -----
At December 31, 2000:
   Total Capital (to risk-
    weighted assets)            $90,054     12.14%    $59,327   >=8.00%
   Tier 1 Capital (to
    risk-weighted assets)        82,836     11.17      29,664   >=4.00%
   Tier 1 Capital (to adjusted
    average assets)              82,836      7.44      44,511   >=4.00%

At December 31, 1999:
   Total Capital (to risk-
    weighted assets)             84,837     12.24%    $55,441   >=8.00%
   Tier 1 Capital (to
    risk-weighted assets)        77,967     11.25      27,721   >=4.00%
   Tier 1 Capital (to adjusted
    average assets)              77,967      7.32      42,598   >=4.00%


-------(con't)------

                                  Minimum To Be
                                Well Capitalized
                                  Under Prompt
                                Corrective Action
                                   Provisions
                             ---------------------
(Dollars in thousands)           Amount      Ratio
2000
   Total Capital (to risk-
    weighted assets)            $74,159   >=10.00%
   Tier 1 Capital (to
    risk-weighted assets)        44,495   >= 6.00%
   Tier 1 Capital (to adjusted
     average assets)             55,639   >= 5.00%

1999
   Total Capital (to risk-
    weighted assets)             69,302   >=10.00%
   Tier 1 Capital (to
    risk-weighted assets)        41,581   >= 6.00%
   Tier 1 Capital (to adjusted
    average assets)              53,247   >= 5.00%


                                   ----------
The above ratios are comparable for the Company's wholly owned banking subsidiary.

NOTE M
SEACOAST BANKING CORPORATION OF FLORIDA
(PARENT COMPANY ONLY) FINANCIAL INFORMATION


BALANCE SHEETS

(Dollars in thousands)
December 31                                      2000           1999
----------------------                           ----           ----
Assets

  Cash                                        $    10        $    10

  Securities purchased under
   agreement to resell with
   subsidiary bank, maturing
   within 30 days                                 785          2,881

  Securities held for sale                        425            473

  Investment in subsidiaries                   82,920         74,151

  Other assets                                    291            195
                                                  ---            ---
                                              $84,431        $77,710
                                              =======        =======
Liabilities and Shareholders'
   Equity

Liabilities                                   $   168        $   599

Shareholders' Equity                           84,263         77,111
                                               ------         ------
                                              $84,431        $77,710
                                              =======        =======

STATEMENTS OF CASH FLOWS

(Dollars in thousands)
Year Ended December 31                       2000       1999       1998
----------------------                       ----       ----       ----
Increase (Decrease) in Cash

Cash flows from operating
 activities
  Interest received                       $  106    $   149     $  187
  Dividends received                       6,682     11,140      7,148
  Income taxes received                      186        139        565
  Cash paid to suppliers                  (1,162)      (596)      (534)
                                            ----     ------       ----
Net cash provided by operating
  activities                               5,812     10,832      7,366

Cash flows from investing
  activities

Decrease (increase) in securities
  purchased under agreement to
  resell, maturing in 30 days              2,096     (2,881)     3,498

Maturities of securities held
  for sell                                     0      1,000          0
                                          ------     ------      -----
Net cash provided by (used in)
 investing activities                      2,096     (1,881)     3,498

Cash flows from financing
  activities

  Advance (to)from subsidiary                  0     (1,542)     1,542

  Exercise of stock options                  236      1,529        748

  Treasury stock acquired                 (3,119)    (4,243)    (8,624)

  Dividends paid                          (5,025)    (4,695)    (4,530)
                                          ------     ------     ------
Net cash used in financing
 activities                               (7,908)    (8,951)   (10,864)
                                         -------     ------     ------
Net change in cash                             0          0          0

Cash at beginning of year                     10         10         10
                                              --         --         --
Cash at end of year                         $ 10      $  10      $  10
                                            ====      =====      =====

RECONCILIATION OF NET INCOME TO
CASH PROVIDED BY OPERATING
 ACTIVITIES

Net income                               $12,088    $11,784     $9,563

Adjustments to reconcile net income
 to net cash provided by operating
 activities:

  Equity in undistributed income
   of subsidiaries                        (5,768)      (977)    (2,659)

  Other net                                 (508)        25        462
                                             ---       ----       ----
Net cash provided by operating
 activities                               $5,812    $10,832     $7,366
                                          ======    =======     ======

STATEMENTS OF INCOME


(Dollars in thousands)
Year Ended December 31                      2000       1999       1998
-------------------------                   ----       ----       ----
Income
  Dividends
    Subsidiary                            $6,650    $11,100     $7,123
    Other                                     32         32         33
  Interest                                   106        124        182
                                             ---        ---        ---
                                           6,788     11,256      7,338
Expenses                                     686        635        573
                                             ---        ---        ---
Income before income tax credit
 and equity in undistributed
 income of subsidiaries                    6,102     10,621      6,765
Income tax credit                            218        186        139
                                             ---        ---        ---
Income before equity in
 undistributed income of
 subsidiaries                              6,320     10,807      6,904
Equity in undistributed income of
 subsidiaries                              5,768        977      2,659
                                           -----      -----      -----
Net income                               $12,088    $11,784     $9,563
                                          ======     ======     ======

                                   ----------
NOTE N
CONTINGENT LIABILITIES AND COMMITMENTS WITH OFF BALANCE SHEET RISK

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $88,513,000 in outstanding commitments at December 31, 2000, $43,372,000 is secured by 1/4 family residential properties.

                                          Contract or
                                          Notional Amount
(Dollars in thousands)
Year Ended December 31                         2000         1999
----------------------                         ----         ----
Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit             $ 88,513     $ 91,154
Standby letters of credit and
  financial guarantees written:
  Secured                                     1,256          844
  Unsecured                                     558          498

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for the above secured standby letters of credit at December 31, 2000 and 1999 amounted to $6,193,000 and $7,266,000, respectively.
                                   ----------

NOTE O
MORTGAGE SERVICING RIGHTS, NET

The following is an analysis of the mortgage  servicing rights,  net at December
31:


(Dollars in Thousands)             2000         1999
----------------------             ----         ----

Unamortized Balance at
  beginning of year              $1,529       $1,701
Origination of mortgage
  servicing rights                    0          272
Amortization                       (233)        (444)
                                 ------       ------
                                  1,296        1,529
Less: Reserves                     (126)        (126)
                                 ------       ------
  TOTAL                          $1,170       $1,403
                                 ======       ======


(Dollars in Thousands)
Year Ended December 31             2000         1999
----------------------             ----         ----
Unpaid principal
 balance of serviced
 loans for which
 mortgage servicing
 rights are
 capitalized                  $ 123,391    $ 140,271
                              =========      =======
Unpaid principal
 balance of serviced
 loans for which
 there are no
 servicing rights
 capitalized.                 $  26,773    $  31,334
                              =========      =======

The fair value of capitalized mortgage servicing rights was estimated using a discounted cash flow model. Prepayment speed projections and market assumptions regarding discount rate, servicing cost, escrow earnings credits, payment float and advance cost interest rates were determined from guidelines provided by a third-party mortgage servicing rights broker.

                                   ----------
NOTE P
SUPPLEMENTAL DISCLOSURES FOR CONSOLIDATED STATEMENTS OF CASH FLOWS

Reconciliation of Net Income to Net Cash Provided by Operating Activities for three years ended:

(Dollars in thousands)
Year Ended December 31                     2000      1999      1998
------------------------------------ ------------------------------
Net Income                              $12,088   $11,784    $9,563
Adjustments to reconcile net
 income to net cash provided by
 operating activities
   Depreciation and amortization          2,559     2,925     3,020
   Provision for loan losses                600       660     1,710
   Credit for deferred taxes               (147)     (197)     (475)
   Gain (loss)on sale of securities          12      (309)     (612)
   Gain on sale of loans                   (546)      (29)     (683)
   Loss on sale and write
     down of foreclosed assets               16        77       185
   Loss on disposition of
     equipment                               14        25       105
   Change in interest receivable           (836)      128       (47)
   Change in interest payable               294       (65)      157
   Change in prepaid expenses              (677)       (1)     (814)
   Change in accrued taxes                  251       (25)    1,029
   Change in other liabilities           (1,339)     (153)    1,925
                                          -----     -----      ----
TOTAL ADJUSTMENTS                           201     3,036     5,500
                                          -----     -----     -----
Net cash provided by operating
 activities                             $12,289   $14,820   $15,063
                                        =======   =======   =======
Supplemental disclosure of non-cash
  investing activities:
 Market value adjustment to
  securities                             $4,564   $(8,297)     $178
 Transfers from loans to other real
   estate owned                             745       804       702

                                   ----------

NOTE Q
FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value at December 31:

Cash and Cash Equivalents

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

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the present credit-worthiness of the counterparties.


                                    2000                  1999
                            ----------------------------------------

(Dollars in thousands)      Carrying     Fair     Carrying     Fair
Year Ended December 31       Amount     Value      Amount      Value
----------------------       ------     -----      ------      -----
Financial Assets
  Cash and cash
   equivalents             $ 72,505   $ 72,505    $ 59,942   $ 59,942
  Securities                204,664    204,800     213,654    213,679
  Loans, net                837,328    837,915     771,294    755,220

Financial Liabilities
  Deposits                  957,089    959,056     905,960    902,043
  Borrowings                105,020    105,894      91,934     92,808
Contingent Liabilities
  Commitments to extend
   credit                         0        787           0        842
  Standby letters of
   credit                         0         19           0         16



                                   ----------

NOTE R
EARNINGS PER SHARE

Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined by including assumptions of stock option conversions.


Year ended December 31
(Dollars in thousands except           Net                   Per-share
per share data)                      Income      Shares        Amount
----------------------               ------      ------        ------
2000

Basic Earnings Per Share
  Income available to common
  shareholders                      $12,088   4,781,215         $2.53
                                                                =====
Options issued to executives
(See Note H)                                     33,377
                                      -----     -------

Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                       $12,088   4,814,592         $2.51
                                     ======   =========         =====

1999

Basic Earnings Per Share
  Income available to common
  shareholders                      $11,784   4,844,943         $2.43
                                                                =====

Options issued to executives
 (See Note H)                                    64,211
                                      -----     -------

Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                       $11,784   4,909,154         $2.40
                                     ======   =========         =====


1998

Basic Earnings Per Share
 Income available to common
 shareholders                       $ 9,563   5,093,032         $1.88
                                                                =====
Options issued executives
 (See Note H)                                    99,385
                                      -----     -------

Diluted Earnings Per Share
  Income available to common
  shareholders plus assumed
  conversions                       $ 9,563   5,192,417         $1.84
                                     ======   =========         =====