Form 10-K, Exhibit 13
period 2003-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2004-03-12
CIK 730708

2003 SEACOAST BANKING CORPORATION OF FLORIDA
Financial Section

Contents

Management’s Discussion & Analysis	11

Financial Tables	24

Management’s Statement of Responsibility	37

Report of Independent Certified Public Accountants	38

Audited Financial Statements	39
Management’s Discussion & Analysis

Overview and Outlook

Seacoast Banking Corporation of Florida is a one-bank holding company located on Florida’s southeast coast whose southern market is Palm Beach County and northern market is Indian River County. The Company has 28 full service branches, three of which were opened within the last 12 months in Palm Beach County. The Company plans to open three more branches in Palm Beach County over the next two years. The markets in which the Company operates have population growth rates over the past 10 years of approximately 25 percent and estimated growth rates of over 20 percent over the next 10 years.

    Two years ago the Company began several initiatives to improve its net interest margin and the percent of revenues from fees over the long term.
    The Company’s residential mortgage production was converted from a portfolio funded process to a fee based business with the objective of reducing the residential portfolio from 50 percent of total loans to 30 percent over time. Commercial/ commercial real estate and consumer lending capabilities were improved, including market expansion into Palm Beach County, to replace the reduced residential portfolio outstandings.
    The Company refers to its brand of banking as the third alternative to banking: all of the sophisticated products and services of its largest competitors delivered with the high touch quality customer service and convenience of a small community bank. While this strategy is more costly from an overhead perspective, it provides high value customer relationships and a much lower overall cost of funds when compared to peers. The Company’s cost of interest bearing deposits has historically ranked in the lowest quartile compared to its peers.
    The Company’s lending policies, credit monitoring and underwriting have historically produced, over the long term, low net charge-offs and nonperforming loans and minimal past dues. The Company’s credit culture emphasizes discipline to the fundamentals of quality lending regardless of the economic cycle or competitive pressures to do otherwise. The Company’s commercial and commercial real estate loans are all originated in its markets by experienced professional loan officers who retain credit monitoring and collection responsibilities until the loan is repaid.
    The historic low interest rate environment over the last two years produced negative loan growth until the third quarter of 2003 as a result of high loan refinance activity and the Company’s strategy to convert its residential loan production to a fee-based business. Beginning in the third quarter 2003, the Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio. This, coupled with added consumer, commercial and commercial real estate production during 2003, increased the loan portfolio by 2.0 percent in the third quarter, 6.8 percent in the fourth quarter, and 3.0 percent for the entire year in 2003. Continued loan growth is expected given the Company’s continued consumer, commercial and commercial real estate production and its expansion in Palm Beach County.
    In 2003 the Company originated $261 million in residential loans, up from $194 million in 2002. Due to better market penetration and coverage and the growth in new housing starts, the Company expects to originate over $200 million a year in residential loans going forward. The added lending capabilities resulted in the largest commercial and commercial real estate production

Management’s Discussion & Analysis

in the Company’s history in 2003. A total of $179 million was originated, compared to $83 million in 2002.
    The Company benefited in 2003 from an increase in low cost and no cost deposits in proportion to other higher cost products. This outcome results from the Company’s continued emphasis on its SuperCommunity brand of banking with high quality customer service and convenient branch locations. The Company believes it is the most convenient bank in its market with more locations than any competitor in the counties of Martin, St. Lucie and Indian River, which are located on Florida’s southeast coast.
    Over the past year, noninterest bearing demand deposits increased 26.3 percent and low cost NOW and savings deposits increased 11.5 percent. The average cost of interest bearing deposits was 1.51 percent in 2003, forty basis points lower than its peers. The Company is executing the same value building customer relationship strategy for retail deposits in northern Palm Beach County. At December 31, 2003, a total of $36 million in deposits were in Palm Beach County with an average cost of 1.55 percent for interest bearing deposits.
    In addition to increased fee income from mortgage banking activities, the Company derives fees from service charges on deposit accounts, investment management, trust and brokerage services, as well as from originating and selling large yacht loans. The Company believes that it can generate approximately 30 percent of total revenues from all fee businesses in the coming year. In 2003, the Company collected 29.6 percent of total revenues from its fee-based business activities.

Results of Operation

Net Interest Income Net interest income (on a fully taxable equivalent basis) for 2003 totaled $45,920,000, $1,683,000 or 3.5 percent less than for 2002. Net interest margin on a tax equivalent basis declined 44 basis points to 3.69 percent for 2003 from 2002’s result. However, fourth quarter 2003’s net interest margin improved 38 points to 3.82 percent from third quarter after declining 19 basis points to 3.44 percent in the third quarter of 2003 from second quarter 2003, declining 26 basis points to 3.63 percent in the second quarter of 2003 from first quarter 2003, and declining 13 basis points to 3.89 percent in the first quarter of 2003 from fourth quarter 2002.

    During the first quarter of 2003 and into the second quarter of 2003, the yield curve flattened and resulted in accelerated principal repayments of loans and investment securities collateralized by residential properties. While the yield curve steepened slightly during the third quarter of 2003, prepayments remained significant. As a result, these cash flows (reinvested at lower rates) resulted in margin compression during the first three quarters of 2003. Only during the fourth quarter of 2003 did prepayments decline. Loan payments totaled $44 million for the fourth quarter of 2003, versus $53 million for the third quarter of 2003 and $66 million and $64 million in the second and first quarter of 2003, respectively. Activity in the fourth quarter of 2003 for securities was more limited as well, with maturities of securities of $49.8 million and purchases totaling $46.1 million. Activity in the Company’s securities portfolio was significant during the first nine months 2003, with maturities of securities of $92.3 million in the third quarter of 2003 versus $110.6 million in the second quarter of 2003 and $116.4 million in the first quarter of 2003, and purchases totaling $181.6 million in the third quarter of 2003 versus $253.8 million in the second quarter of 2003 and $184.7 million in the first quarter of 2003.
    Over most of 2003, higher principal repayments of loans and investments combined with deposit growth were invested in earning assets at lower rates. The yield on earning assets for 2003 declined 111 basis points to 5.02 percent from 6.13 percent for 2002. Decreases in the yield on loans of 64 basis points to 6.78 percent, the yield on securities of 100 basis points to 2.92 percent, and the yield on federal funds sold of 54 basis points to 1.10 percent were recorded during 2003. Average earning assets for 2003 increased $89.9 million or 7.8 percent compared to 2002. While total loan balances increased year over year, average loan balances declined $70.6 million to $678.3 million, average federal funds sold decreased $25.8 million to $6.3 million, and average investment securities increased $186.4 million to $558.2 million. The decline in loans was principally in residential real estate loans, reflecting the low interest rate environment that has provided customers the opportunity to refinance. While residential loan production was exceptional, totaling $261 million for 2003, the majority of residential mortgage loans were sold servicing released to manage interest rate risk and to generate fee income.
    The cost of interest-bearing liabilities in 2003 decreased 81 basis points to 1.65 percent from 2002, with rates for NOW, savings, money market accounts, and certificates of deposit (CDs) decreasing 40, 41, 43, and 123 basis points, respectively. The average aggregated balance for NOW, savings and money market balances increased $40.9 million to $502.7 million from 2002 and average noninterest bearing deposits increased $27.8 million (or 15.9 percent) to $201.9 million, while

2003 SEACOAST BANKING CORPORATION OF FLORIDA

average certificates of deposit declined $13.4 million to $368.0 million. Growth in low-cost/no cost funding sources reflects the Company’s longstanding strategy of building core customer relationships and tailoring its products and services to satisfy customer needs. During the first quarter of 2003, a $25 million adjustable rate borrowing tied to LIBOR with a three-year term (maturing on January 30, 2006) was acquired through the Federal Home Loan Bank (FHLB), effecting an increase in average other borrowings of $20.9 million to $60.9 million during 2003 compared to 2002, but reducing the overall cost of other borrowings from 6.42 percent for 2002 to 4.48 percent for 2003. Average short term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary bank) also increased, by $10.0 million to $65.0 million during 2003, versus 2002.
    Year over year the mix of earning assets and interest bearing liabilities has changed. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 54.6 percent in 2003 compared to 65.0 percent a year ago, while securities increased from 32.2 percent to 44.9 percent and federal funds sold decreased from 2.8 percent to 0.5 percent. While total loans did not increase as a percentage of earning assets, the Company successfully changed the mix of loans, with commercial volumes increasing as a percentage of total loans and lower yielding long term residential loan balances declining (see “Loan Portfolio” and Table 9 — Loans Outstanding). Average CDs (a higher cost component of interest-bearing liabilities) as a percentage of interest-bearing liabilities decreased to 36.9 percent, compared to 40.7 percent in 2002, reflecting diminished funding requirements. Approximately $210 million in CDs matured during 2003. An additional $238 million in CDs will mature in 2004, providing further opportunity for these volumes to re-price to lower rates (assuming the Federal Reserve maintains short-term interest rates at existing levels). Lower cost interest bearing deposits (NOW, savings and money market balances) increased to 50.4 percent of interest bearing liabilities, versus 49.2 percent a year ago, favorably affecting deposit mix. Borrowings (including federal funds purchased, sweep repurchase agreements with customers of the Company’s subsidiary, and other borrowings) increased to 12.6 percent of interest bearing liabilities in 2003 from 10.1 percent a year ago, reflecting an increase in average balances maintained by customers utilizing sweep arrangements and the new FHLB borrowing.
    During 2003, the Company utilized derivatives in an effort to minimize net interest margin compression. In the latter part of 2002 and into the first quarter of 2003, the Company’s interest rate risk position shifted to a more asset sensitive profile. To manage this, on January 3, 2003 the Company swapped fixed rate payments on CDs with varying maturities beginning in October 2005 and ending October 2007 with a notional amount of $54 million to floating (three month LIBOR). The swap with terms identical to the CDs was 100 percent effective and reduced interest expense on CDs by $867,000 during 2003.
    Net interest income (on a fully taxable equivalent basis) for 2002 totaled $47,603,000, $1,890,000 or 4.1 percent higher than for 2001. For 2002, net interest margin increased one basis point to 4.13 percent from 4.12 percent for 2001. Net interest margin fluctuated during 2002, increasing from 4.05 percent for the first quarter to 4.23 percent for the second quarter, and then tapering off to 4.15 percent for the third quarter and 4.02 percent for the fourth quarter. The yield curve flattened 75-100 basis points in the second half of 2002, lowering long-term mortgage yields. This resulted in accelerated principal repayments of residential loans and a decline in loans of $82.2 million. These cash flows were reinvested at lower rates and resulted in margin compression.
    During 2001 the Federal Reserve was aggressive in reducing short-term interest rates. Reductions totaling 400 basis points in 2001 were imposed (125 basis points occurring in the fourth quarter of 2001). During 2002, an additional 50 basis point reduction occurred in November. The average cost of interest-bearing liabilities for all of 2002 decreased 142 basis points to 2.46 percent from 2001’s results, with rates for CDs and short-term borrowings (principally composed of low cost sweep repurchase agreements and federal funds purchased) decreasing the most. The average balance for time deposits decreased, $38.3 million to $381.5 million, while short-term borrowings increased $3.4 million to $55.0 million. The average balance for NOW, savings and money market balances (aggregated) increased $61.4 million or 15.4 percent from 2001, and totaled $461.7 million for the year. Average noninterest bearing deposits increased $19.2 million or 12.4 percent to $174.2 million. Lower interest rates, an uncertain economic environment, and turmoil in financial markets aided growth in low-cost/no cost funding sources in 2002 as customers sought the stability and safety of bank products.
    The mix of earning assets and interest bearing liabilities changed in 2002 from 2001. Average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 65.0 percent

Management’s Discussion & Analysis

in 2002 compared to 75.0 percent in 2001, while average securities increased from 22.2 percent to 32.2 percent and average federal funds sold remained the same at 2.8 percent. Average CDs (a higher cost component of interest-bearing liabilities) as a percentage of interest bearing liabilities decreased to 40.7 percent, compared to 46.0 percent in 2001, reflecting diminished funding requirements. Lower cost interest bearing deposits (NOW, savings and money market balances) increased to 49.2 percent of interest bearing liabilities, versus 43.9 percent for 2001, favorably affecting deposit mix.

Noninterest Income

    Noninterest income, excluding gains and losses from securities sales, totaled $19,287,000 for 2003, $2,413,000 or 14.3 percent higher than 2002, compared to an increase of $1,766,000 or 11.7 percent in 2002 over 2001. Noninterest income was favorably impacted by growth in fee-based businesses. Noninterest income accounted for 29.6 percent of net revenue in 2003 compared to 26.2 percent a year ago and 24.9 percent in 2001.
    Financial market turmoil, which began in late 2000, affected investment management revenues with consumers avoiding the riskier equities markets for more conservative deposit products. Revenues from the Company’s financial services businesses rebounded somewhat in 2002, but for 2003 brokerage commissions and fees decreased $182,000 or 8.9 percent to $1,863,000 year over year. Trust income was lower as well, declining $134,000 or 6.2 percent to $2,043,000 for 2003 compared to 2002. The Company believes it can be successful and expand its customer relationships through sales of investment management and brokerage products, including insurance. General improvements in the national economy and continued improvement in equity markets should positively impact revenues from investment management services.
    The Company is among the leaders in the production of residential mortgage loans in its market. In 2003, residential loan production totaled $261 million (compared to $194 million in 2002) and resulted in mortgage banking fees increasing $1,059,000 or 31.5 percent to $4,423,000 from a year ago. Mortgage banking revenues are partially dependent upon favorable interest rates, as well as, good overall economic conditions. Both have been favorable over the past two years. In addition, in August 2002 the Company opened a loan production office in Northern Palm Beach County and added three loan originators. Two additional branch locations were opened in Palm Beach in January 2003; two more offices will open in 2004 and one more in 2005. A loan production office is planned to be opened in Brevard County in 2004. The future for production of residential mortgages looks favorable as the housing market on the Treasure Coast is predicted to strengthen in 2004. Offsetting this potential for growth however, recent increases in interest rates may begin to negatively impact revenue due to a decline in overall mortgage activity in the Company’s markets and a shifting of production into portfolio based mortgage products. Residential loans are processed by commissioned originators, as well as the Company’s branch personnel.
    In 2002, residential loan production totaled $194 million and resulted in mortgage banking revenue of $3,364,000, an increase of $908,000 or 37.0 percent compared to a year earlier, as a result of converting residential loan production in 2001 to primarily a fee business.
    Greater usage of check cards over the past three years by core deposit customers and an increased cardholder base increased interchange income. However, VISA and MasterCard agreed in principle to a reduction in check card interchange rates effective August 1, 2003, which did result in lower fees and income. The Company’s revenues were reduced by approximately $20,000 per month as a result. Other deposit based electronic funds transfer income, which increased $65,000 or 17.3 percent to $441,000 in 2003 and 20.5 percent in 2002, were not impacted. Service charges on deposits totaling $4,907,000 were $198,000 or 3.9 percent lower year over year. Increased service charge fees collected from a growing commercial customer deposit base were more than offset by lower overdraft fees.
    Marine finance fees from the sale of marine loans increased $1,753,000 or 124.5 percent to $3,161,000 for 2003 versus a year ago. The Company’s marine finance division (Seacoast Marine Finance) produced $184 million in marine loans during 2003, up $92 million year over year. Of the $184 million produced, a total of $170 million was sold. Seacoast Marine Finance is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida and California. In November 2002 the division added seven employees to its production team in California to better serve the western markets, including Washington and Oregon. A full year impact of this expansion was realized in 2003. The Company continues to look for opportunities to expand its market penetration of its marine finance business. Revenues from the sale of marine loans totaled $1,408,000 for 2002, an increase of $665,000 or 89.5 percent from 2001. The Company’s marine financing division produced $92.3 million in luxury yacht

2003 SEACOAST BANKING CORPORATION OF FLORIDA

loans in 2002 compared to $72.5 million in 2001. The addition of personnel in November 2002, geographically expanding the marine finance division to California, contributed approximately $340,000 to revenue in 2002.
    Sales of investment securities in 2003 and 2002 were transacted by the Company to restructure the portfolio as part of its overall interest rate risk management.

Noninterest Expenses

    When compared to 2002, noninterest expenses for 2003 increased by $2,673,000 or 6.7 percent to $42,463,000, compared to an increase of $1,730,000 or 4.5 percent in 2002. The Company’s overhead ratio has ranged in the low 60s over the past few years. However, the 65.1 percent efficiency ratio for 2003 was higher, primarily as a result of market expansion.
    Salaries and wages increased $880,000 or 5.6 percent to $16,641,000 during 2003 compared to the prior year. The increase included $307,000 for branch personnel in two new offices opened in Palm Beach County in January of this year, $94,000 for the Port St. Lucie, Florida Wal-Mart office opened in October 2002, and $258,000 for personnel in California in the marine finance division added in November 2002. Employee benefits increased $291,000 or 6.8 percent to $4,595,000 from 2002. Group health insurance costs were the primary cause for the increase in 2003, up $304,000 compared to an increase of $280,000 in 2002.
    Occupancy and furniture and equipment expenses during 2003, on an aggregate basis, increased $341,000 or 6.4 percent to $5,695,000, versus results last year. Costs related to new locations, specifically the new branches in Palm Beach County, an office in California and the Port St. Lucie Wal-Mart, added $403,000 to occupancy expenses and furniture and equipment expenses in 2003 versus a year ago. Partially offsetting, depreciation expense for furniture and equipment at offices other than the new locations was $204,000 lower. Without the effect of these items, occupancy and furniture and equipment expenses increased at a more normal rate of 3.7 percent.
    Outsourced data processing costs totaled $5,265,000 for 2003, an increase of $470,000 or 9.8 percent from a year ago versus a $327,000 or 7.3 percent increase in 2002. The Company utilizes third parties for its core data processing system and merchant credit card services processing. Outsourced data processing costs are directly related to the number of transactions processed and increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular.
    Other expenses increased $922,000 in 2003 or 16.5 percent to $6,499,000. The primary increase was in subcontractor fees paid to marine finance solicitors, which increased by $500,000 from a year ago, principally due to the addition of sales staff in California. Higher insurance premiums (for directors and officers liability and blanket bond coverage) have occurred as a direct result of recent financial scandals (Enron, Worldcom, etc.). Remaining unchanged for a number of years, retainers for directors and meeting fees were increased in 2003.
    Amortization of goodwill and other intangibles declined the past two years due to a change in accounting. In addition, deposit based intangibles were fully amortized in 2003. Under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” goodwill was no longer amortized as of January 1, 2002 (see “Note A – Significant Accounting Policies”). (See “Table 13 – Nonperforming Assets”).

Interest Rate Sensitivity Fluctuations in rates may result in changes in the fair market value of the Company’s financial instruments, cash flows and net interest income. This risk is managed using simulation modeling to calculate the most likely interest rate risk utilizing estimated loan and deposit growth. The objective is to optimize the Company’s financial position, liquidity, and net interest income while limiting their volatility.

    Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent given a parallel change in interest rates (up or down) of 200 basis points. The Company’s ALCO model simulations indicate net interest income would increase 0.4 percent if interest rates gradually rise 200 basis points over the next twelve months. While management places a lower probability on significant rate declines after the 50 basis point reduction in November 2002 and 25 basis point reduction in May 2003, the model simulation indicates net interest income would increase 0.2 percent over the next twelve months given a gradual decline in interest rates of 100 basis points. It has been the Company’s experience that non-maturity core deposit balances are stable and subjected to limited re-pricing when interest rates increase or decrease within a range of 200 basis points.
    On December 31, 2003, the Company had a negative gap position based on contractual and prepayment assumptions for the next twelve months, with a negative

Management’s Discussion & Analysis

cumulative interest rate sensitivity gap as a percentage of total earning assets of 28.9 percent (see “Table 19 – Interest Rate Sensitivity Analysis”).
    The computations of interest rate risk do not necessarily include certain actions management may undertake to manage this risk in response to changes in interest rates. Derivative financial instruments, such as interest rate swaps, options, caps, floors, futures and forward contracts may be utilized as components of the Company’s risk management process.

Market Risk Market risk refers to potential losses arising from changes in interest rates, and other relevant market rates or prices.

    Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity (EVE) to adverse movements in interest rates, is the Company’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). Seacoast is also exposed to market risk in its investing activities. The Asset and Liability Management Committee (ALCO) meets regularly and is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The policies established by ALCO are reviewed and approved by the Company’s Board of Directors. The primary goal of interest rate risk management is to control exposure to interest rate risk, within policy limits approved by the Board. These limits reflect the Company’s tolerance for interest rate risk over short-term and long-term horizons.
    The Company also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to increase the EVE 4.6 percent versus the EVE in a stable rate environment. An instantaneous 100 basis point decrease in rates is estimated to decrease the EVE 10.6 percent versus the EVE in a stable rate environment.
    While an instantaneous and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, a gradual shift in interest rates would have a much more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon, i.e., the next fiscal year. Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates.

Critical Accounting Policies Management after consultation with the audit committee believes that the most critical accounting estimates which may affect the Company’s financial status and involve the most complex, subjective and ambiguous assessments are as follows:

The provision for loan losses; the allowance for loan losses; securities available for sale valuation and accounting; the value of goodwill; and the fair market value of mortgage servicing rights at acquisition and any impairment of that value.

    Disclosures intended to facilitate a reader’s understanding of the possible and likely events or uncertainties known to management that could have a material impact on the reported financial information of the Company related to the most critical accounting estimates are as follows:

Provision for Loan Losses No provision was recorded during 2003 or in 2002 and 2001, reflecting the Company’s credit quality, low nonperforming assets, and the decline in the loan portfolio. Net charge-offs totaled $666,000 or 0.10 percent of average loans for 2003 (principally due to the complete write-off of a single commercial credit for $439,000 in the second quarter),

2003 SEACOAST BANKING CORPORATION OF FLORIDA

compared to $208,000 or 0.03 percent of average loans for 2002 and $184,000 or 0.02 percent of average loans for 2001. These ratios are much better than the banking industry as a whole and are consistent with the Company’s long term trends.
    The change to a mortgage banking fee business, where most residential loans are sold servicing released, has resulted in negative overall average loan growth over the period of very low interest rates due to rapid prepayments experienced in residential loans. This factor, together with an historically favorable credit loss experience, has made it unnecessary to provide additions to the allowance for loan losses. Restoration of overall loan growth, as well as continued changes in the mix of loans, may result in loan loss provisions in future periods (see “Loan Portfolio”). In addition, a decline in economic activity could impact loss experience resulting in additions to the allowance for loan losses. Management believes that its credit granting process follows a comprehensive and disciplined approach that mitigates risk and lowers the likelihood of significant increases in charge-offs and nonperforming loans during all economic cycles.
    Management determines the provision for loan losses charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company’s policies and procedures used to estimate the provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency (OCC), there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management’s judgment as to the adequacy of the provision necessarily approximate and imprecise (see “Nonperforming Assets” and “Allowance for Loan Losses”.)

Allowance for Loan Losses Table 12 provides certain information concerning the Company’s allowance for loan losses for the years indicated.

    The allowance for loan losses totaled $6,160,000 at December 31, 2003, $666,000 lower than one year earlier. The allowance for loan losses as a percentage of nonaccrual loans and loans 90 days or more past due was 560.5 percent at December 31, 2003, compared to 304.5 percent at December 31, 2002.
    The model utilized to analyze the adequacy of the allowance for loan losses takes into account such factors as credit quality, loan concentrations, internal controls, audit results, staff turnover, local market economics and loan growth. In its continuing evaluation of the allowance and its adequacy, management also considers, among other factors, the Company’s loan loss experience, loss experience of peer banks, the amount of past due and nonperforming loans, current and anticipated economic conditions, and the values of certain loan collateral, and other assets. The allowance as a percentage of loans outstanding decreased from 0.99 percent to 0.87 percent during 2003. Although the Company experienced commercial and commercial real estate loan growth in the fourth quarter of 2003, the Company’s historically low charge-offs in these portfolios, improved credit quality (see “Nonperforming Assets”), and the modest year over year loan growth did not require an addition to the allowance for 2003. The size of the allowance also reflects the amount of residential loans held by the Company whose historical charge-offs and delinquencies have been favorable. These performance results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff. In 2003, net charge-offs totaled $666,000, or 0.10 percent of total loans, compared to $208,000 a year ago. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio.
    Table 13 summarizes the Company’s allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.
    Concentration of credit risk, discussed under “Loan Portfolio” of this discussion and analysis, may affect the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s significant concentration of credit is a collateral concentration of loans secured by real estate. At December 31, 2003, the Company had $578 million in loans secured by real estate, representing 81.5 percent of total loans, up slightly from 80.8 percent at December 31, 2002. In addition, the Company is subject to a geographic concentration of credit because it only operates in southeastern Florida. Although not material enough to constitute a significant concentration of credit risk, the Company has meaningful credit exposure to real estate developers and investors. Levels of exposure to this industry group, together with an assessment of current trends and expected future financial performance, are carefully analyzed in order to determine an

Management’s Discussion & Analysis

adequate allowance level. Problem loan activity for this exposure needs to be evaluated over the long term to include all economic cycles when determining an adequate allowance level.
    While it is the Company’s policy to charge off in the current period loans in which a loss is considered probable, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy as well as conditions affecting individual borrowers, management’s judgment of the allowance is necessarily approximate and imprecise. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies identified by the regulatory agencies.
    At year-end 2003, the Company’s allowance for loan losses equated to 5.8 times average charge-offs for the last three years. In contrast, today’s allowance equates to approximately two times charge-offs in the early 1990’s when Florida experienced a real estate economic decline. In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses that must be charged off and to assess the risk characteristics of the portfolio in aggregate. This review considers the judgments of management, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process.

Nonperforming Assets Table 14 provides certain information concerning nonperforming assets for the years indicated.

    At December 31, 2003, there were only $8,000 in accruing loans past due 90 days or more and OREO totaled $1,954,000. The primary cause for the OREO balance was a single secured commercial real estate property added to OREO during the third quarter of 2003. Of the $1,091,000 reported in nonaccrual loans at December 31, 2003, 97 percent is secured with real estate. In addition, nonaccrual loans totaling $1,048,000 at December 31, 2003 were performing with respect to payments; however the loans were placed on nonaccrual status because the Company has determined that the collection of principal or interest in accordance with the terms of such loans is uncertain. Management does not expect significant losses for which an allowance for loan losses has not been provided associated with the ultimate realization of these assets.
    Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, and changes in conditions affecting various borrowers from the Company’s subsidiary bank. No assurance can be given that nonperforming assets will not in fact increase or otherwise change. A similar judgmental process is involved in the methodology used to estimate and establish the Company’s allowance for loan losses.

Securities Available for Sale The fair value of the available for sale portfolio at December 31, 2003 was less than historical amortized cost, producing net unrealized losses of $3,757,000. The fair value of each security was obtained from independent pricing sources utilized by many financial institutions. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller that can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses in the available for sale portfolio and realized losses for a trading portfolio.

    The credit quality of the Company’s security holdings is such that negative changes in the fair values, as a result of unforeseen deteriorating economic conditions, should only be temporary. Further, management believes that the Company’s other sources of liquidity, as well as the cash flow from principal and interest payments from the securities portfolios, reduces the risk that losses would be realized as a result of needed liquidity from the securities portfolio.

Value of Goodwill Beginning January 1, 2002, the Company’s goodwill was no longer amortized, but tested annually for impairment. The amount of goodwill at December 31, 2003 totaled approximately $2.5 million and was acquired in 1995 as a result of the purchase of a community bank within the Company’s market. The Company has a commercial bank deposit market share of approximately 35 percent in this market, which had a population increase of over 25 percent during the past ten years.

    The assessment as to the continued value for goodwill involves judgments, assumptions and estimates regarding the future.
    The population is forecast by the Bureau of Economic and Business Research at the University of Florida to continue to grow at a 20 percent plus rate over the next ten years. Our highly visible local market orientation, combined with a wide range of products and services

2003 SEACOAST BANKING CORPORATION OF FLORIDA

and favorable demographics, has resulted in increasing profitability over the long term in all of the Company’s markets. There is data available indicating that both the products and customers serviced have grown since the acquisition, which is attributable to the increased profitability and supports the goodwill value at December 31, 2003.

Mortgage Servicing Rights A portion of the Company’s loan production involves loans for 1-4 family residential properties. As part of its efforts to manage interest rate risk, the Company has periodically securitized pools of loans and created U.S. Agency-guaranteed mortgage-backed securities. As part of the agreement with the agency, the Company is paid a servicing fee to manage the loan and collect the monthly loan payments. At December 31, 2003, the total estimated fair value of those rights was $244,000. The fair value of the mortgage servicing rights is based on judgments, assumptions and estimates as to the period the fee will be collected, current and future interest rates, and loan foreclosures. These judgments, assumptions and estimates are initially made at the time of securitization and reviewed at least quarterly. Impairment, if any, is recognized through a valuation allowance and charged against current earnings.

Liquidity Risk Management Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liability, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows.

    In the table that follows, all deposits with indeterminate maturities such as demand deposits, checking accounts, savings accounts and money market accounts are presented as having a maturity of one year or less.

Contractual Commitments

	December 31, 2003

			Over one year
		One year	through	Over
(In thousands)	Total	or less	three years	three years

Deposit maturities	$1,129,642	$998,425	$ 82,893	$48,324
Short-term borrowings	74,158	74,158
Long-term debt	40,000		25,000	15,000
Operating leases	25,881	1,940	4,014	19,927

	$1,269,681	$1,074,523	$111,907	$83,251

Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales.

    Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments. Deposits are a primary source of liquidity. The stability of this funding source is affected by factors, including returns available to customers on alternative investments, the quality of customer service levels and competitive forces.
    We purchase funds on an unsecured basis from correspondent banks and routinely use securities and loans as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the Federal Reserve Bank.
    Contractual maturities for assets and liabilities are reviewed to adequately maintain current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities available for sale and federal funds sold. The Company has access to federal funds and FHLB lines of credit and is able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2003, the Company had available lines of credit of $146 million. At December 31, 2003, the Company had $344 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agree-

Management’s Discussion & Analysis

ments. At December 31, 2002, the amount of securities available and not pledged was $391 million.
    Liquidity, as measured in the form of cash and cash equivalents (including federal funds sold and interest bearing deposits), totaled $45,183,000 at December 31, 2003 as compared to $49,822,000 at December 31, 2002. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in the Company’s securities portfolio and loan portfolio. The Company believes its liquidity to be strong and stable.

Off-Balance Sheet Transactions In the normal course of business, we engage in a variety of financial transactions that, under generally accepted accounting principles, either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk.

    The two primary off-balance sheet transactions the Company has engaged in are: 1) to manage exposure to interest rate risk (derivatives), and 2) to facilitate customers’ funding needs or risk management objectives (commitments to extend credit and standby letters of credit).
    Derivative transactions are often measured in terms of a notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not usually exchanged, but is used only as the basis upon which interest or other payments are calculated.
    The derivatives the Company uses to manage exposure to interest rate risk are interest rate swaps. All interest rate swaps are recorded on the balance sheet at fair value with realized and unrealized gains and losses included either in the results of operations or in other comprehensive income, depending on the nature and purpose of the derivative transaction.
    Credit risk of these transactions is managed by establishing a credit limit for each counterparty and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2003 included:

Derivative product assets	$192,000
Derivative product liabilities	439,000
    Lending commitments include unfunded loan commitments and standby and commercial letters of credit. A large majority of loan commitments and standby letters of credit expire without being funded, and accordingly, total contractual amounts are not representative of our actual future credit exposure or liquidity requirements. Loan commitments and letters of credit expose us to credit risk in the event that the customer draws on the commitment and subsequently fails to perform under the terms of the lending agreement.
    Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $168 million at December 31, 2003, and $136 million at December 31, 2002.

Income Taxes Income taxes as a percentage of income before taxes were 34.6 percent for 2003, compared to 38.8 percent in 2002 and 39.8 percent for 2001. Beginning in January 2003 the Company formed a subsidiary and transferred certain real estate assets to a real estate investment trust (REIT). As a result, the Company’s state income tax liability was reduced. The decline in rate from 2001 to 2002 reflects lower state income taxes, the result of a decline in apportionment factors attributable to taxable income for the State of Florida.

Financial Condition Total assets increased $72,526,000 or 5.7 percent to $1,353,823,000 in 2003, after increasing $55,333,000 or 4.5 percent to $1,281,297,000 in 2002.

Capital Resources Table 8 summarizes the Company’s capital position and selected ratios. The Company’s ratio of shareholders’ equity to period end total assets was 7.69 percent at December 31, 2003, compared with 7.86 percent one year earlier. The Company manages the size of its equity through a program of share repurchases of its outstanding Common stock. A total of 796,000 stock option shares are outstanding, of which 572,000 are exercisable; during 2003, 146,000 shares were exercised (see “Note H — Employee Benefits”). In treasury stock at December 31, 2003, there were

2003 SEACOAST BANKING CORPORATION OF FLORIDA

1,600,024 shares totaling $15,350,000, compared to 1,659,377 shares or $18,578,000 a year ago.

Loan Portfolio Table 9 shows total loans (net of unearned income) by category outstanding.

    Total loans (net of unearned income and excluding the allowance for loan losses) were $708,792,000 at December 31, 2003, $20,631,000 or 3.0 percent more than at December 31, 2002.
    The historical low interest rate environment and our strategy to reduce the relative size of the residential loan portfolio and increase the size of our commercial and consumer loan portfolios caused overall loan growth to decline during the first two quarters of 2003. Most importantly, this trend reversed in the third and fourth quarters of 2003 with loans increasing $13.0 million or 7.8 percent (annualized) from June 30, 2003 to September 30, 2003 and $44.7 million or 26.9 percent (annualized) from September 30, 2003 to December 31, 2003. The response to the expansion in Palm Beach County has been very positive. A strong loan production team combined with the Company’s new locations resulted in $55.3 million in loans outstanding in this new market at December 31, 2003 and a loan pipeline of approximately $67 million at year-end. The Company anticipates loan balances to continue to increase prospectively and that the mix of consumer, commercial real estate and residential loans outstanding at December 31, 2003 will remain approximately unchanged going forward.
    At December 31, 2003, the Company’s mortgage loan balances secured by residential properties amounted to $244,025,000 or 34.4 percent of total loans (versus $278,738,000 or 40.5 percent a year ago). During 2003, $187.6 million in fixed rate residential mortgage loans were sold compared to $137.5 million during 2002. The Company also sold $170 million in marine loans (generated by Seacoast Marine Finance), compared to $81 million in 2002. The loan sales are without recourse.
    The Company’s loan portfolio secured by commercial real estate increased $50.0 million or 19.7% over the last twelve months. The Company’s commercial real estate lending strategy stresses quality loan growth from local businesses, professionals, experienced developers and investors. At December 31, 2003, the Company had commercial real estate loans totaling $303.8 million or 42.9 percent of total loans (versus $253.8 million or 36.9 percent a year ago). The Company’s top ten commercial real estate funded and unfunded loan relationships aggregated to $97.0 million at December 31, 2003. At December 31, 2003 and 2002, funded and unfunded commitments for commercial real estate loans were comprised of the following types of loans:

	2003			2002

(In millions)	Funded	Unfunded	Total	Funded	Unfunded	Total

Office buildings	$42.8	$2.1	$44.9	$38.2	$0.1	$38.3
Retail trade	39.5	-	39.5	31.5	2.4	33.9
Land development	64.5	45.0	109.5	36.3	25.4	61.7
Industrial	27.6	2.6	30.2	27.6	0.2	27.8
Healthcare	26.5	2.7	29.2	26.1	6.7	32.8
Churches and educational facilities	13.8	4.5	18.3	13.6	0.2	13.8
Recreation	9.3	-	9.3	11.8	0.5	12.3
Multifamily	7.5	8.3	15.8	5.8	4.5	10.3
Mobile home parks	4.9	-	4.9	4.0	-	4.0
Land	7.5	2.9	10.4	5.6	1.6	7.2
Lodging	6.1	-	6.1	3.4	-	3.4
Restaurant	1.8	0.1	1.9	3.1	0.1	3.2
Other	52.0	2.3	54.3	46.8	1.1	47.9

Total	$303.8	$70.5	$374.3	$253.8	$42.8	$296.6

Loans and commitments for one-to-four family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made. The Company was also a creditor for consumer loans to individual customers

Management's Discussion & Analysis

(including installment loans, loans for automobiles, boats, and other personal, family and household purposes) totaling $84,512,000 (versus $91,307,000 a year ago), real estate construction loans secured by residential properties totaling $15,901,000 (versus $11,800,000 a year ago) and residential lot loans totaling $13,942,000 (versus $12,271,000 a year ago).
    The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents and seasonal visitors. Real estate mortgage lending is an important segment of the Company’s lending activities. Exposure to market interest rate volatility with respect to mortgage loans is managed by attempting to match maturities and re-pricing opportunities for assets against liabilities and through loan sales. At December 31, 2003, approximately $109 million or 47 percent of the Company’s residential mortgage loan balances were adjustable, compared to $106 million or 40 percent a year ago.
    Approximately $261 million of new residential loans were produced in 2003 and $188 million were sold. Loans secured by residential properties having fixed rates totaled approximately $124 million at December 31, 2003, of which 15- and 30-year mortgages totaled approximately $41 million and $34 million, respectively. Remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. In comparison, loans secured by residential properties having fixed rates totaled approximately $160 million at December 31, 2002, with 15- and 30-year fixed rate residential mortgages totaling approximately $68 million and $51 million, respectively.
    The Company’s historical charge-off rates for residential real estate loans have been minimal, with $1,000 in net recoveries for 2003 compared to $22,000 in net recoveries for 2002. The Company considers residential mortgages less susceptible to adverse effects from a downturn in the real estate market.
    Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $80 million and $146 million, respectively, at December 31, 2003, compared to $88 million and $111 million, respectively, a year ago.
    Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company’s commercial loan portfolio totaled $46,310,000 at December 31, 2003, compared to $40,491,000 at December 31, 2002.
    The Company makes a variety of consumer loans, including installment loans, loans for automobiles, boats, home improvements, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles. Most consumer loans are secured.
    Second mortgage loans and home equity lines are extended by the Company. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $30,000 or less. Such loans are sometimes made for larger amounts with fixed rates, but balloon payments upon maturity, not exceeding five years.
    At December 31, 2003, the Company had commitments to make loans of $168,448,000, compared to $135,685,000 at December 31, 2002 (see “Note N — Contingent Liabilities and Commitments with Off-Balance Sheet Risk”).

Deposits and Borrowings Total deposits increased $99,102,000 or 9.6 percent to $1,129,642,000 at December 31, 2003, compared to one year earlier. In comparison to 2001, deposits increased $15,386,000 or 1.5 percent in 2002 to $1,030,540,000. Certificates of deposits decreased $3,885,000 or 1.0 percent to $369,155,000 over the past twelve months, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $54,424,000 or 11.5 percent to $527,400,000, and noninterest bearing demand deposits increased $48,563,000 or 26.3 percent to $233,087,000. The Company’s success in marketing desirable products, in particular its tiered money market and Money Manager product offerings, enhanced growth in lower cost interest bearing deposits. Growth in business demand deposits of $26,645,000 and personal demand deposits of $15,907,000 comprised most of the increase in noninterest bearing deposits.

    Repurchase agreement balances increased over the past twelve months by $11,691,000 or 18.7 percent to $74,158,000 at December 31, 2003. Repurchase agreements are offered by the Company’s subsidiary bank to select customers who wish to sweep excess balances on a daily basis for investment purposes. The number of

2003 SEACOAST BANKING CORPORATION OF FLORIDA

sweep repurchase accounts increased from 100 a year ago to 111 at December 31, 2003.
    In anticipation of asset and deposit growth in 2003 and to better utilize its strong capital position, the Company acquired investment securities with average lives of three to four years, a portion of which was funded with short-term borrowings. As a result, at December 31, 2002, federal funds purchased totaled $40,500,000, compared with no outstanding balance at year-end 2003.
    At December 31, 2003, other borrowings were the same year over year at $40,000,000, entirely comprised of funding from the FHLB. While the same at year-end, transactions during 2003 affected the composition of other borrowings. In January of 2003, a $25 million adjustable rate borrowing tied to LIBOR with a three-year term (maturing on January 30, 2006) was acquired increasing other borrowings to $65 million for most of the year. This was offset in December of 2003 when another fixed rate $25 million borrowing from FHLB matured.

Effects of Inflation and Changing Prices The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the general level of inflation. However, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Mortgage originations and re-financings tend to slow as interest rates increase, and may reduce the Company’s fee income from such activities.

Securities Information related to yields, maturities, carrying values and unrealized gains (losses) of the Company’s securities is set forth in Tables 15-18.

    At December 31, 2003, the Company had $484,223,000 or 85.7 percent of total securities available for sale, compared to $466,278,000 or 93.5 percent at December 31, 2002. Securities held to maturity were carried at an amortized cost of $80,866,000, representing 14.3 percent of total securities, versus $32,181,000 or 6.5 percent a year ago. The Company’s securities portfolio increased $66,630,000 or 13.4 percent from December 31, 2002 to December 31, 2003.
    Securities activity in 2003 reflects an effort to restructure the portfolio for better performance in the lower interest rate environment experienced. During 2003, a total of $74,905,000 in available for sale securities were reclassified to trading, and maturities and sales of securities of $369.2 million and $141.8 million, respectively, and purchases totaling $666.2 million were recorded. The restructuring and reclassification was necessary due to increased prepayments of collateralized mortgage obligations, which resulted in unacceptable asset sensitivity, accelerated premium amortization and a decline in investment portfolio yield. Securities losses and write-downs related to trading securities totaled $1,994,000, but were partially offset by net gains on sales of $822,000.
    In comparison, during 2002, proceeds from the sale of securities totaled $38,181,000, maturities totaled $309,404,000 and purchases totaled $545,730,000. Activity in 2002 reflects an effort to invest funds for better performance as well, and for (what was perceived at the time) the likely potential of an increasing interest rate environment in the future. Sales in 2002 were transacted to realize appreciation on securities that management believed had reached their maximum potential total return.
    Management controls the Company’s interest rate risk by maintaining a low average duration for the securities portfolio through the acquisition of securities returning principal monthly that can be reinvested. The estimated average life of the investment portfolio at December 31, 2003 was 2.9 years, higher than a year ago when the average life was 1.6 years.
    At December 31, 2003, unrealized net securities losses totaled $4,882,000, compared to net gains of $2,320,000 at December 31, 2002. The Federal Reserve lowered interest rates only 50 basis points in 2002, after decreasing rates 450 basis points from December 2000 to December 2001. During 2003, much of the portfolio was replaced. Most of the change in value occurred during the last half of 2003 as the Treasury yield curve became steeper, resulting in unrealized securities losses.
    Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets.

Financial Tables

Table 1 – Condensed Income Statement*

(Tax equivalent basis)	2003	2002	2001

Net interest income	3.52%	3.92%	3.93%
Provision for loan losses	0.00	0.00	0.00
Noninterest income
Securities gains (losses)	(0.09)	0.04	0.08
Other	1.48	1.39	1.30
Noninterest expenses	3.26	3.28	3.27

Income before income taxes	1.65	2.07	2.04
Provision for income taxes including tax equivalent adjustment	0.58	0.81	0.82

Net Income	1.07%	1.26%	1.22%

*	As a Percent of Average Assets

Table 2 – Changes in Average Earning Assets

	Increase/(Decrease)		Increase/(Decrease)
(Dollars in thousands)	2003 vs 2002		2002 vs 2001

Securities:
Taxable	$187,266	50.9%	$127,227	52.8%
Nontaxable	(886)	(23.9)	(1,583)	(29.9)
Federal funds sold and other short term investments	(25,794)	(80.3)	941	3.0
Loans, net	(70,597)	(9.4)	(82,157)	(9.9)

TOTAL	$89,899	7.8%	$44,428	4.0%

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Table 3 – Rate/ Volume Analysis (on a Tax Equivalent Basis)

	2003 vs 2002				2002 vs 2001
	Due to change in:				Due to change in:

(Dollars in thousands)
Amount of increase (decrease)	Volume	Rate	Mix	Total	Volume	Rate	Mix	Total

EARNING ASSETS
Securities
Taxable	$7,261	$(3,633)	$(1,848)	$1,780	$7,120	$(4,141)	$(2,187)	$792
Nontaxable	(70)	1	0	(69)	(126)	(2)	1	(127)

	7,191	(3,632)	(1,848)	1,711	6,994	(4,143)	(2,186)	665
Federal funds sold and other short term investments	(422)	(172)	138	(456)	39	(802)	(24)	(787)
Loans	(5,236)	(4,748)	448	(9,536)	(6,514)	(4,262)	421	(10,355)

TOTAL EARNING ASSETS	1,533	(8,552)	(1,262)	(8,281)	519	(9,207)	(1,789)	(10,477)

INTEREST BEARING LIABILITIES
NOW	50	(241)	(21)	(212)	59	(561)	(30)	(532)
Savings deposits	48	(615)	(21)	(588)	53	(1,726)	(29)	(1,702)
Money market accounts	357	(1,079)	(130)	(852)	1,100	(1,571)	(447)	(918)
Time deposits	(526)	(4,696)	165	(5,057)	(2,124)	(6,809)	622	(8,311)

	(71)	(6,631)	(7)	(6,709)	(912)	(10,667)	116	(11,463)
Federal funds purchased and other short term borrowings	104	(130)	(24)	(50)	98	(940)	(62)	(904)
Long term borrowings	1,340	(775)	(405)	161	0	0	0	0

TOTAL INTEREST BEARING LIABILITIES	1,373	(7,536)	(435)	(6,598)	(814)	(11,607)	54	(12,367)

NET INTEREST INCOME	$160	$(1,015)	$(827)	$(1,683)	$1,333	$2,400	$(1,843)	$1,890

Table 4 – Changes in Average Interest Bearing Liabilities

	Increase/(Decrease)		Increase/(Decrease)
(Dollars in thousands)	2003 vs 2002		2002 vs 2001

NOW	$5,362	8.7%	$3,097	5.3%
Savings deposits	5,019	3.4	2,458	1.7
Money market accounts	30,553	12.1	55,907	28.4
Time deposits	(13,429)	(3.5)	(38,335)	(9.1)
Federal funds purchased and other short term borrowings	9,979	18.1	3,412	6.6
Other borrowings	20,890	52.2	0	0

TOTAL	$58,374	6.2%	$26,539	2.9%

Financial Tables

Table 5 – Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates1

	2003			2002			2001

	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

EARNING ASSETS
Securities
Taxable	$555,407	$16,054	2.89%	$368,141	$14,274	3.88%	$240,914	$13,482	5.60%
Nontaxable	2,818	223	7.91	3,704	292	7.88	5,287	419	7.93

	558,225	16,277	2.92	371,845	14,566	3.92	246,201	13,901	5.65
Federal funds sold and other short term investments	6,348	70	1.10	32,142	526	1.64	31,201	1,313	4.21
Loans[2]	678,339	46,010	6.78	748,936	55,546	7.42	831,093	65,901	7.93

TOTAL EARNING ASSETS	1,242,912	62,357	5.02	1,152,923	70,638	6.13	1,108,495	81,115	7.32
Allowance for loan losses	(6,407)			(6,895)			(7,187)
Cash and due from banks	40,455			39,886			31,138
Bank premises and equipment	16,528			15,456			16,057
Other assets	12,333			13,096			13,945

	$1,305,821			$1,214,466			$1,162,448

INTEREST BEARING LIABILITIES
NOW	$66,705	$363	0.54%	$61,343	$575	0.94%	$58,246	$1,107	1.90%
Savings deposits	152,908	835	0.55	147,889	1,423	0.96	145,431	3,125	2.15
Money market accounts	283,070	2,097	0.74	252,517	2,949	1.17	196,610	3,867	1.97
Time deposits	368,037	9,892	2.69	381,466	14,949	3.92	419,801	23,260	5.54
Federal funds purchased and other short term borrowings	64,994	523	0.80	55,015	573	1.04	51,603	1,477	2.86
Other borrowings	60,890	2,727	4.48	40,000	2,566	6.42	40,000	2,566	6.42

TOTAL INTEREST BEARING LIABILITIES	996,604	16,437	1.65	938,230	23,035	2.46	911,691	35,402	3.88
Demand deposits	201,921			174,154			154,990
Other liabilities	5,229			5,010			5,285

	1,203,754			1,117,394			1,071,966
Shareholders’ equity	102,067			97,072			90,482

	$1,305,821			$1,214,466			$1,162,448

Interest expense as % of earning assets			1.32%			2.00%			3.19%
Net interest income/yield on earning assets		$45,920	3.69%		$47,603	4.13%		$45,713	4.12%

1.	The tax equivalent adjustment is based on a 34% tax rate.
2.	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Table 6 – Noninterest Income

	Year Ended			% Change

(Dollars in thousands)	2003	2002	2001	03/02	02/01

Service charges on deposit accounts	$4,907	$5,105	$5,110	(3.9)%	(0.1)%
Trust fees	2,043	2,177	2,497	(6.2)	(12.8)
Mortgage banking fees	4,423	3,364	2,456	31.5	37.0
Brokerage commissions and fees	1,863	2,045	1,805	(8.9)	13.3
Marine finance fees	3,161	1,408	743	124.5	89.5
Debit card income	1,169	980	735	19.3	33.3
Other deposit based EFT fees	441	376	312	17.3	20.5
Other	1,280	1,419	1,450	(9.8)	(2.1)

	19,287	16,874	15,108	14.3	11.7
Securities gains (losses)	(1,172)	457	915	n/m	(50.1)

TOTAL	$18,115	$17,331	$16,023	4.5%	8.2%

n/m = not meaningful

Table 7 – Noninterest Expenses

	Year Ended			% Change

(Dollars in thousands)	2003	2002	2001	03/02	02/01

Salaries and wages	$16,641	$15,761	$14,776	5.6%	6.7%
Employee benefits	4,595	4,304	3,866	6.8	11.3
Outsourced data processing costs	5,265	4,795	4,468	9.8	7.3
Occupancy	3,956	3,365	3,358	17.6	0.2
Furniture and equipment	1,739	1,989	2,190	(12.6)	(9.2)
Marketing	2,119	2,036	1,908	4.1	6.7
Legal and professional fees	1,336	1,538	1,230	(13.1)	25.0
FDIC assessments	163	173	177	(5.8)	(2.3)
Amortization of intangibles	150	252	552	(40.5)	(54.3)
Other	6,499	5,577	5,535	16.5	0.8

TOTAL	$42,463	$39,790	$38,060	6.7%	4.5%

n/m = Not Meaningful

Financial Tables

Table 8 – Capital Resources

	December 31

(Dollars in thousands)	2003	2002	2001

TIER 1 CAPITAL
Common stock	$1,710	$1,555	$1,555
Additional paid in capital	26,911	26,994	26,887
Retained earnings	95,336	89,960	80,886
Restricted stock awards	(1,947)	0	0
Treasury stock	(15,350)	(18,578)	(17,239)
Valuation allowance	0	(15)	(12)
Intangibles	(2,658)	(2,840)	(2,976)

TOTAL TIER 1 CAPITAL	104,002	97,076	89,101
TIER 2 CAPITAL
Allowance for loan losses, as limited	6,160	6,826	7,034

TOTAL TIER 2 CAPITAL	6,160	6,826	7,034

TOTAL RISK-BASED CAPITAL	$110,162	$103,902	$96,135

Risk weighted assets	$797,352	$754,099	$760,640

Tier 1 risk based capital ratio	13.04%	12.87%	11.71%
Total risk based capital ratio	13.80	13.77	12.64
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	7.81	7.99	7.49
Regulatory minimum	4.00	4.00	4.00
Shareholders’ equity to assets	7.69	7.86	7.63
Average shareholders’ equity to average total assets	7.82	7.99	7.78

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Table 9 – Loans Outstanding

	December 31

(In thousands)	2003	2002	2001

Construction and land development	$107,315	$77,909	$70,630
Real estate mortgage
Residential real estate
Adjustable	108,863	106,070	139,376
Fixed rate	75,226	119,013	181,755
Home equity mortgages	48,986	41,436	41,989
Home equity lines	10,950	12,219	11,407

	244,025	278,738	374,527
Commercial real estate	226,366	199,385	200,058

	470,391	478,123	574,585
Commercial and financial	46,310	40,491	36,617
Installment loans to individuals
Automobiles and trucks	36,189	45,268	54,159
Marine Loans	28,098	23,032	27,176
Other	20,225	23,007	21,425

	84,512	91,307	102,760
Other loans	264	331	435

TOTAL	$708,792	$688,161	$785,027

Table 10 – Loan Maturity Distribution

	December 31, 2003

	Commercial,	Construction
	Financial &	and Land
(In thousands)	Agricultural	Development	Total

In one year or less	$15,193	$87,614	$102,807
After one year but within five years:
Interest rates are floating or adjustable	5,684	19,479	25,163
Interest rates are fixed	13,149	54	13,203
In five years or more:
Interest rates are floating or adjustable	5,795	0	5,795
Interest rates are fixed	6,489	168	6,657

TOTAL	$46,310	$107,315	$153,625

Table 11 – Maturity of Certificates of Deposit of $100,000 or More

	December 31

		% of		% of
(Dollars in thousands)	2003	Total	2002	Total

Maturity Group:
Under 3 months	$27,376	25.8%	$22,666	24.2%
3 to 6 months	13,450	12.6	16,526	17.6
6 to 12 months	23,768	22.4	22,139	23.6
Over 12 months	41,657	39.2	32,454	34.6

TOTAL	$106,251	100.0%	$93,785	100.0%

Financial Tables

Table 12 – Summary of Loan Loss Experience

	Year Ended December 31

(Dollars in thousands)	2003	2002	2001	2000	1999

Beginning balance	$6,826	$7,034	$7,218	$6,870	$6,343
Provision for loan losses	0	0	0	600	660
Charge offs:
Commercial and financial	646	152	32	98	2
Consumer	320	371	395	432	458
Commercial real estate	78	6	27	35	46
Residential real estate	9	2	2	78	120

TOTAL CHARGE OFFS	1,053	531	456	643	626
Recoveries:
Commercial and financial	77	36	54	93	111
Consumer	192	261	182	226	230
Commercial real estate	108	2	22	39	136
Residential real estate	10	24	14	33	16

TOTAL RECOVERIES	387	323	272	391	493

Net loan charge offs	666	208	184	252	133

ENDING BALANCE	$6,160	$6,826	$7,034	$7,218	$6,870

Loans outstanding at end of year*	$708,792	$688,161	$785,027	$844,546	$778,164
Ratio of allowance for loan losses to loans outstanding at end of year	0.87%	0.99%	0.90%	0.85%	0.88%
Daily average loans outstanding*	$678,339	$748,936	$831,093	$820,429	$743,010
Ratio of net charge offs to average loans outstanding	0.10%	0.03%	0.02%	0.03%	0.02%

*	Net of unearned income.

Table 13 – Allowance for Loan Losses

	December 31

(Dollars in thousands)	2003	2002	2001	2000	1999

ALLOCATION BY LOAN TYPE
Commercial and financial loans	$786	$850	$738	$844	$677
Real estate loans	4,353	4,745	4,924	4,970	4,913
Installment loans	1,021	1,231	1,372	1,404	1,280

TOTAL	$6,160	$6,826	$7,034	$7,218	$6,870

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial and financial loans	6.6%	5.9%	4.7%	4.7%	4.3%
Real estate loans	81.5	80.8	82.1	84.6	85.6
Installment loans	11.9	13.3	13.2	10.7	10.1

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Table 14 – Nonperforming Assets

	December 31

(Dollars in thousands)	2003	2002	2001	2000	1999

Nonaccrual loans[1]	$1,091	$2,241	$2,423	$2,099	$2,407
Renegotiated loans	0	0	0	0	0
Other real estate owned	1,954	8	119	346	339

TOTAL NONPERFORMING ASSETS	$3,045	$2,249	$2,542	$2,445	$2,746

Amount of loans outstanding at end of year[2]	$708,792	$688,161	$785,027	$844,546	$778,164
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	0.43%	0.33%	0.32%	0.29%	0.35%
Accruing loans past due 90 days or more	$8	$0	$134	$108	$498

1.	Interest income that could have been recorded during 2003 related to nonaccrual loans was $106,000, none of which was included in interest income or net income. All nonaccrual loans are secured.
2.	Net of unearned income.

Table 15 – Securities Held For Sale

	December 31

	Amortized	Fair	Unrealized	Unrealized
(Dollars in thousands)	Cost	Value	Gains	Losses

U.S. Treasury and other U.S. government agencies and corporations
2003	$1,002	$1,002	$-	$-
2002	2,493	2,508	15	-
Mortgage-backed securities
2003	480,775	477,018	663	(4,420)
2002	455,314	456,655	2,452	(1,111)
Other
2003	6,203	6,203	-	-
2002	7,138	7,115	-	(23)

Total Securities Held For Sale
2003	$487,980	$484,223	$663	$(4,420)
2002	464,945	466,278	2,467	(1,134)

Financial Tables

Table 16 – Securities Held For Investment

	December 31

	Amortized	Fair	Unrealized	Unrealized
(Dollars in thousands)	Cost	Value	Gains	Losses

U.S. Treasury and other U.S. government agencies and corporations
2003	$4,998	$4,933	$-	$(65)
2002	-	-	-	-
Mortgage-backed securities
2003	73,585	72,392	140	(1,333)
2002	28,555	29,345	800	(10)
Obligations of states and political subdivisions
2003	2,283	2,416	133	-
2002	3,626	3,823	197	-

Total Securities Held For Investment
2003	$80,866	$79,741	$273	$(1,398)
2002	32,181	33,168	997	(10)

Table 17 – Maturity Distribution of Securities Held For Investment

	December 31, 2003

					No		Average
	1 Year	1-5	5-10	After 10	Contractual		Maturity
(Dollars in thousands)	Or Less	Years	Years	Years	Maturity	Total	In Years

AMORTIZED COST
U.S. Treasury and other U.S. government agencies and corporations		$4,998				$4,998	2.49
Mortgage-backed securities	$2,481	55,619	$15,485			73,585	4.09
Obligations of states and political subdivisions	855	436		$992		2,283	5.39

Total Securities Held For Investment	$3,336	$61,053	$15,485	$992		$80,866	4.03

FAIR VALUE
U.S. Treasury and other U.S. government agencies and corporations		$4,933				$4,933
Mortgage-backed securities	$2,505	55,303	$14,584			72,392
Obligations of states and political subdivisions	867	472		$1,077		2,416

Total Securities Held For Investment	$3,372	$60,708	$14,584	$1,077		$79,741

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury and other U.S. government agencies and corporations		1.87%				1.87%
Mortgage-backed securities	8.10%	4.13%	3.74%			4.18%
Obligations of states and political subdivisions	8.15%	7.98%		7.69%		7.92%

Total Securities Held For Investment	8.12%	3.97%	3.74%	7.69%		4.14%

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Table 18 – Maturity Distribution of Securities Held For Sale

	December 31, 2003

				After	No		Average
	1 Year	1-5	5-10	10	Contractual		Maturity
(Dollars in thousands)	Or Less	Years	Years	Years	Maturity	Total	In Years

AMORTIZED COST
U.S. Treasury and other U.S. government agencies and corporations	$1,002					$1,002	0.08
Mortgage-backed securities	25,764	$433,711	$21,300			480,775	2.69
Other					$6,203	6,203	*

Total Securities Held For Sale	$26,766	$433,711	$21,300	$0	$6,203	$487,980	2.68

FAIR VALUE
U.S. Treasury and other U.S. government agencies and corporations	$1,002					$1,002
Mortgage-backed securities	25,549	$431,063	$20,406			477,018
Other					$6,203	6,203

Total Securities Held For Sale	$26,551	$431,063	$20,406	$0	$6,203	$484,223

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury and other U.S. government agencies and corporations	0.95%					0.95%
Mortgage-backed securities	2.41%	3.35%	3.43%			3.30%
Other					2.78%	2.78%

Total Securities Held For Sale	2.35%	3.35%	3.43%		2.78%	3.29%

*	Other Securities excluded from calculated average for total securities

Table 19 – Interest Rate Sensitivity1

	December 31, 2003

(Dollars in thousands)	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total

Federal funds sold and interest bearing deposits	$255	$0	$0	$0	$255
Securities[2]	65,271	95,844	313,787	93,944	568,846
Loans[3]	193,687	169,311	313,620	31,083	707,701

Earning assets	259,213	265,155	627,407	125,027	1,276,802
Savings deposits[4]	527,400	0	0	0	527,400
Certificates of deposit	99,580	138,358	131,075	142	369,155
Borrowings	99,158	0	0	15,000	114,158

Interest bearing liabilities	726,138	138,358	131,075	15,142	1,010,713

Interest rate swaps	(54,000)	25,000	29,000	0	0

Interest sensitivity gap	$(520,925)	$151,797	$525,322	$109,885	$266,089

Cumulative gap	$(520,925)	$(369,128)	$156,204	$266,089

Cumulative gap to total earning assets (%)	(40.8)	(28.9)	12.2	20.8
Earning assets to interest bearing liabilities (%)	35.7	191.6	478.7	825.7

1.	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
2.	Securities are stated at amortized cost.
3.	Excludes nonaccrual loans.
4.	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $170,838) were deemed repriceable in “4-12 months,” the interest sensitivity gap and cumulative gap would be $350,087 indicating 27.4% of earning assets and 46.7% of earning assets to interest bearing liabilities for the “0-3 months” category.

Selected Quarterly Information

Consolidated Quarterly Average Balances, Yields and Rates1

	2003 Quarters

	Fourth		Third		Second

(Dollars in thousands)	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate

EARNING ASSETS
Securities
Taxable	$567,859	3.21%	$575,915	2.56%	$555,142	2.68%
Nontaxable	2,183	7.88	2,924	7.93	2,980	8.05

TOTAL SECURITIES	579,042	3.22	578,839	2.58	555,122	2.71
Federal funds sold and other short term investments	4,649	0.94	7,265	0.98	6,769	1.19
Loans[2]	689,353	6.49	662,425	6.60	671,740	7.00

TOTAL EARNING ASSETS	1,273,044	4.97	1,248,529	4.69	1,236,631	5.03
Allowance for loan losses	(6,177)		(6,123)		(6,542)
Cash and due from banks	36,116		31,240		47,638
Bank premises and equipment	16,781		16,858		16,339
Other assets	14,056		11,472		11,687

	$1,333,820		$1,301,976		$1,305,753

INTEREST BEARING LIABILITIES
NOW	$70,682	0.47%	$61,928	0.47%	$66,854	0.58%
Savings deposits	157,089	0.51	154,759	0.51	150,818	0.55
Money market accounts	292,293	0.66	290,248	0.67	283,526	0.79
Time deposits	359,342	2.45	365,558	2.58	375,143	2.78
Federal funds purchased and other short term borrowings	68,718	0.77	50,596	0.60	62,430	0.83
Other borrowings	56,576	4.11	65,000	4.43	65,000	4.49

TOTAL INTEREST BEARING LIABILITIES	1,004,700	1.46	988,089	1.58	1,003,771	1.73
Demand deposits	218,489		205,740		196,451
Other liabilities	5,633		6,069		4,406

TOTAL	1,228,822		1,199,898		1,204,628
Shareholders’ equity	104,998		102,078		101,125

	$1,333,820		$1,301,976		$1,305,753

Interest expense as % of earning assets		1.15%		1.25%		1.40%
Net interest income as % of earning assets		3.82		3.44		3.63

1.	The tax equivalent adjustment is based on a 35% tax rate. All yields/rates are calculated on an annualized basis.
2.	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

2003 SEACOAST BANKING CORPORATION OF FLORIDA

		2002 Quarters

First		Fourth		Third		Second		First

Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

$512,781	3.15%	$411,457	3.49%	$374,898	3.86%	$371,208	4.11%	$313,853	4.15%
3,193	7.77	3,505	7.99	3,653	7.99	3,654	7.77	4,009	7.78

515,974	3.17	414,962	3.53	378,551	3.90	374,862	4.15	317,862	4.20
6,723	1.27	17,001	1.40	9,933	1.72	32,979	1.68	69,478	1.66
690,022	7.05	718,650	7.14	742,176	7.30	754,021	7.53	781,662	7.59

1,212,719	5.39	1,150,613	5.74	1,130,660	6.10	1,161,862	6.28	1,169,002	6.33
(6,795)		(6,817)		(6,867)		(6,906)		(6,993)
47,048		44,982		34,386		39,336		40,855
16,122		16,161		15,257		15,111		15,287
12,105		12,357		12,976		13,265		13,806

$1,281,199		$1,217,296		$1,186,412		$1,222,668		$1,231,957

$67,373	0.66%	$61,321	0.77%	$55,841	0.92%	$63,146	0.94%	$65,168	1.11%
148,857	0.62	145,226	0.80	147,232	0.96	151,219	0.97	147,916	1.12
265,843	0.86	254,627	1.01	256,811	1.20	256,021	1.20	242,428	1.27
372,273	2.94	376,043	3.36	376,684	3.71	379,228	4.08	394,162	4.51
78,495	0.96	54,876	0.88	35,664	0.90	54,444	1.13	75,515	1.17
56,944	4.90	40,000	6.42	40,000	6.42	40,000	6.41	40,000	6.42

989,785	1.83	932,093	2.13	912,232	2.40	944,058	2.52	965,189	2.77
186,613		180,763		171,255		176,869		167,618
4,787		5,637		4,905		4,856		4,709

1,181,185		1,118,493		1,088,392		1,125,783		1,137,516
100,014		98,803		98,020		96,885		94,441

$1,281,199		$1,217,296		$1,186,412		$1,222,668		$1,231,957

	1.50%		1.73%		1.94%		2.05%		2.28%
	3.89		4.02		4.17		4.23		4.05

Selected Quarterly Information

Quarterly Consolidated Income Statement

	2003 Quarters				2002 Quarters
(Dollars in thousands,
except per share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Net interest income:
Interest income	$15,923	$14,734	$15,478	$16,077	$16,614	$17,348	$18,134	$18,361
Interest expense	3,703	3,940	4,317	4,477	5,010	5,515	5,926	6,584

Net interest income	12,220	10,794	11,161	11,600	11,604	11,833	12,208	11,777
Provision for loan losses	0	0	0	0	0	0	0	0

Net interest income after provision for loan losses	12,220	10,794	11,161	11,600	11,604	11,833	12,208	11,777
Noninterest income:
Service charges on deposit accounts	1,209	1,279	1,202	1,217	1,297	1,321	1,270	1,217
Trust fees	498	494	527	524	503	535	542	597
Mortgage banking fees	464	1,098	1,223	1,638	1,338	630	620	776
Brokerage commissions and fees	493	364	586	420	469	463	570	543
Marine finance fees	592	903	859	807	713	189	339	167
Debit Card income	259	301	320	289	252	253	252	223
Other deposit based EFT fees	114	106	105	116	97	88	90	101
Other income	205	347	368	360	335	375	350	359
Securities gains (losses)	0	(4)	(11)	(1,157)	2	(9)	398	66

Total noninterest income	3,834	4,888	5,179	4,214	5,006	3,845	4,431	4,049
Noninterest expenses:
Salaries and wages	3,995	4,214	4,273	4,159	4,206	3,940	3,855	3,760
Employee benefits	1,044	1,123	1,212	1,216	1,129	1,064	1,063	1,048
Outsourced data processing costs	1,297	1,367	1,315	1,286	1,181	1,183	1,185	1,246
Occupancy	1,009	977	976	994	874	831	831	829
Furniture and equipment	362	451	427	499	452	503	499	535
Marketing	559	492	518	550	511	498	514	513
Legal and professional fees	219	339	370	408	391	367	455	325
FDIC assessments	37	44	41	41	42	44	44	43
Amortization of intangibles	0	24	63	63	63	63	63	63
Other	1,593	1,637	1,610	1,659	1,250	1,428	1,493	1,406

Total noninterest expenses	10,115	10,668	10,805	10,875	10,099	9,921	10,002	9,768

Income before income taxes	5,939	5,014	5,535	4,939	6,511	5,757	6,637	6,058
Provision for income taxes	2,111	1,599	1,985	1,716	2,467	2,250	2,588	2,372

Net income	$3,828	$3,415	$3,550	$3,223	$4,044	$3,507	$4,049	$3,686

PER COMMON SHARE DATA
Net income diluted	$0.24	$0.22	$0.23	$0.21	$0.25	$0.23	$0.25	$0.24
Net income basic	0.25	0.22	0.23	0.21	0.26	0.23	0.26	0.24
Cash dividends declared:
Common stock	0.13	0.13	0.10	0.10	0.10	0.09	0.09	0.09
Market price common stock:
Low close	16.670	13.851	14.864	16.145	15.211	14.527	14.015	13.348
High close	18.100	18.600	17.817	18.091	18.318	19.636	17.494	14.518
Bid price at end of period	17.350	17.400	15.664	17.627	17.127	17.436	17.494	14.334

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Management’s Report on Responsibilities for Financial Reporting

    Management is responsible for the preparation and content of the accompanying financial statements and the other information contained in this report. Management believes that the financial statements have been prepared in conformity with appropriate, generally accepted accounting principles applied on a consistent basis and present fairly Seacoast Banking Corporation of Florida’s consolidated financial condition and results of operations. Where amounts must be based on estimates and judgments, they represent the best estimates of management.

    Management maintains and relies upon an accounting system and related internal accounting controls to provide reasonable assurance that transactions are properly executed and recorded and that the company’s assets are safeguarded. Emphasis is placed on proper segregation of duties and authorities, the development and dissemination of written policies and procedures and a complete program of internal audits and management follow-up. In recognition of cost-benefit relationships and inherent control limitations, some features of the control systems are designed to detect rather than prevent errors, irregularities and departures from approved policies and practices. Management believes the system of controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.
    The accompanying 2003 consolidated financial statements have been audited by PricewaterhouseCoopers LLP independent auditors, in accordance with auditing standards generally accepted in the United States of America. In performing its audit, PricewaterhouseCoopers LLP considered the Company’s internal control structure to the extent it deems necessary in order to issue its opinion on the consolidated financial statements.
    Internal control and procedures are regularly reviewed by the Company’s internal auditors and their findings are shared with the Board Audit committee. Based on these reviews and management’s review of the design and operation of these controls and procedures during 2003, including review as of year-end, no matters have come to management’s attention regarding any significant deficiencies which could adversely affect the corporation’s ability to record, process, summarize and report financial data.
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

Dennis S. Hudson, III
President and Chief Executive Officer

William R. Hahl
Executive Vice President and Chief Financial Officer

John R. Turgeon
Senior Vice President and Controller

Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders of
Seacoast Banking Corporation of Florida:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholder’s equity and of cash flows present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The Company’s consolidated financial statements as of December 31, 2001 and for the year then ended, prior to the revisions described in Notes A and S, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 14, 2002.

    As discussed above, the Company’s financial statements as of December 31, 2001 and for the year then ended, were audited by other independent accountants who have ceased operations. As described in Note A, the Company’s Board of Directors approved a 3 for 1 common stock split effective July 1, 2002, and an 11 for 10 stock split effective August 1, 2003. These financial statements have been restated to reflect the stock splits for the year ended December 31, 2001. As described in Note S, these financial statements have also been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of January 1, 2002. We audited the adjustments described in Note A that were applied to restate common stock for the 2001 financial statements. We also audited the transitional disclosures described in Note S. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

West Palm Beach, Florida
February 25, 2004

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Consolidated Statements of Income
Seacoast Banking Corporation of Florida and Subsidiaries

	For the Year Ended December 31

(Dollars in thousands, except per share data)	2003	2002	2001

INTEREST INCOME
Interest on securities
Taxable	$16,054	$14,274	$13,482
Nontaxable	147	195	285
Interest and fees on loans	45,941	55,462	65,815
Interest on federal funds sold and interest bearing deposits	70	526	1,313

Total interest income	62,212	70,457	80,895

INTEREST EXPENSE
Interest on savings deposits	3,295	4,947	8,099
Interest on time certificates	9,892	14,949	23,260
Interest on borrowed money	3,250	3,139	4,043

Total interest expense	16,437	23,035	35,402

NET INTEREST INCOME	45,775	47,422	45,493

Provision for loan losses	0	0	0

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	45,775	47,422	45,493

NONINTEREST INCOME
Securities gains (losses)	(1,172)	457	915
Other	19,287	16,874	15,108

Total noninterest income	18,115	17,331	16,023
NONINTEREST EXPENSES	42,463	39,790	38,060

INCOME BEFORE INCOME TAXES	21,427	24,963	23,456

Provision for income taxes	7,411	9,677	9,326

NET INCOME	$14,016	$15,286	$14,130

PER SHARE DATA
Net income per share common stock
Diluted	$ 0.89	$ 0.97	$ 0.90
Basic	0.91	1.00	0.91

Average shares outstanding
Diluted	15,667,015	15,717,893	15,756,982
Basic	15,334,765	15,350,353	15,521,265

See notes to consolidated financial statements.

Consolidated Balance Sheets
Seacoast Banking Corporation of Florida and Subsidiaries

	December 31

(Dollars in thousands, except per share data)	2003	2002

ASSETS
Cash and due from banks	$44,928	$49,571
Federal funds sold and interest bearing deposits	255	251

Total cash and cash equivalents	45,183	49,822
Securities held for sale (at fair value)	484,223	466,278
Securities held for investment (fair values: 2003 – $79,741 and 2002 – $33,168)	80,866	32,181

Total securities	565,089	498,459
Loans available for sale	5,403	13,814
Loans	708,792	688,161
Less: Allowance for loan losses	(6,160)	(6,826)

Net loans	702,632	681,335
Bank premises and equipment, net	16,847	16,045
Other real estate owned	1,954	8
Other assets	16,715	21,814

TOTAL ASSETS	$1,353,823	$1,281,297

LIABILITIES
Deposits
Demand deposits (noninterest bearing)	$233,087	$184,524
Savings deposits	527,400	472,976
Other time deposits	262,904	279,255
Time certificates of $100,000 or more	106,251	93,785

Total deposits	1,129,642	1,030,540
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	74,158	102,967
Other borrowings	40,000	40,000
Other liabilities	5,939	7,043

	1,249,739	1,180,550
Commitments and Contingencies (Notes I and N)
SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share – authorized 4,000,000 shares, none issued or outstanding	0	0
Common stock, par value $.10 per share authorized 22,000,000 shares, issued 17,103,650 and outstanding 15,358,526 shares in 2003 and issued 15,549,378 and outstanding 13,890,001 shares in 2002	1,710	1,555
Additional paid-in capital	26,911	26,994
Retained earnings	95,336	89,960
Less: Restricted stock awards (145,100 shares issued and outstanding in 2003)	(1,947)	0
Less: Treasury stock (1,600,024 shares in 2003 and 1,659,377 shares in 2002), at cost	(15,350)	(18,578)

	106,660	99,931
Accumulated other comprehensive income (loss), net	(2,576)	816

TOTAL SHAREHOLDERS’ EQUITY	104,084	100,747

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,353,823	$1,281,297

See notes to consolidated financial statements.

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Consolidated Statements of Cash Flows
Seacoast Banking Corporation of Florida and Subsidiaries

	For The Year Ended December 31

(Dollars in thousands)	2003	2002	2001

Increase (Decrease) in Cash and Cash Equivalents
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$71,467	$76,018	$82,120
Fees and commissions received	19,562	17,382	15,450
Interest paid	(16,616)	(23,383)	(35,645)
Cash paid to suppliers and employees	(41,305)	(36,094)	(34,468)
Income taxes paid	(7,476)	(9,408)	(9,761)
Trading securities activity	74,648	0	0
Change in loans sold and available for sale, net	8,411	5,321	(17,105)
Net change in other assets	5,138	(7,349)	(485)

Net cash provided by operating activities	113,829	22,487	106

CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities held for sale	258,672	306,103	97,156
Maturities of securities held for investment	110,485	3,301	3,660
Proceeds from sale of securities held for sale	141,771	38,131	154,018
Purchase of securities held for sale	(507,348)	(535,733)	(334,597)
Purchase of securities held for investment	(158,884)	(9,997)	(15,798)
Net new loans and principal repayments	(23,384)	96,576	59,247
Proceeds from the sale of other real estate owned	78	216	305
Additions to bank premises and equipment	(2,610)	(2,583)	(757)

Net cash used in investing activities	(181,220)	(103,986)	(36,766)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	98,920	15,388	58,068
Net increase (decrease) in federal funds purchased and repurchase agreements	(28,809)	31,263	6,684
Exercise of stock options	899	653	1,281
Net treasury stock acquired	(1,172)	(2,391)	(4,457)
Dividends paid	(7,086)	(5,706)	(5,307)

Net cash provided by financing activities	62,752	39,207	56,269

Net increase (decrease) in cash and cash equivalents	(4,639)	(42,292)	19,609
Cash and cash equivalents at beginning of year	49,822	92,114	72,505

Cash and cash equivalents at end of year	$45,183	$49,822	$92,114

See Note P for supplemental disclosures.

See notes to consolidated financial statements.

Consolidated Statements of Shareholders Equity
Seacoast Banking Corporation and Subsidiaries

	Common Stock						Accumulated
			Additional		Restricted		Other
	Class A	Class B	Paid-in	Retained	Stock	Treasury	Comprehensive	Comprehensive
(In thousands)	Stock	Stock	Capital	Earnings	Awards	Stock	Income, Net	Income

BALANCE AT DECEMBER 31, 2000	$482	$36	$27,831	$72,562	$0	$(14,470)	$(2,178)
Comprehensive Income:
Net income				14,130				$14,130
Net unrealized gain on securities							3,608	3,608

Comprehensive income								17,738
Cash dividends				(5,307)
Exchange of Class B common stock for Class A common stock	1	(1)
Treasury stock acquired						(4,523)
Common stock issued from Treasury:
For employee benefit plans						64
For stock options and awards			93	(499)		1,690

BALANCE AT DECEMBER 31, 2001	483	35	27,924	80,886	0	(17,239)	1,430
Effect of capital simplification	35	(35)
Effect of three for one stock split	1,037		(1,037)
Comprehensive Income:
Net income				15,286				15,286
Net unrealized loss on securities							(844)	(844)
Net reclassification adjustment							230

Comprehensive income								14,442
Cash dividends				(5,706)
Treasury stock acquired						(2,482)
Common stock issued from Treasury:
For employee benefit plans						91
For stock options and awards			107	(506)		1,052

BALANCE AT DECEMBER 31, 2002	1,555	0	26,994	89,960	0	(18,578)	816
Effect of 10% stock dividend paid as a stock split	155		(155)
Comprehensive Income:
Net income				14,016				14,016
Net unrealized loss on securities							(2,790)	(2,790)
Net unrealized loss on cash flow interest rate swap							(270)	(270)
Net reclassification adjustment							(332)

Comprehensive income								10,956
Cash dividends				(7,086)
Treasury stock acquired						(1,313)
Common stock issued from Treasury:
For employee benefit plans				(4)		145
For stock options and awards			72	(1,550)	(1,947)	4,396

BALANCE AT DECEMBER 31, 2003	$1,710	$0	$26,911	$95,336	$(1,947)	$(15,350)	$(2,576)

See notes to consolidated financial statements.

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Notes to Consolidated Financial Statements
Seacoast Banking Corporation of Florida and Subsidiaries

Note A

Significant Accounting Policies
    Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.
    Nature of Operations: The Company is a single segment bank holding company with one operating subsidiary bank, First National Bank and Trust Company. The bank’s service area includes Palm Beach, Martin, St. Lucie and Indian River counties which are located on Florida’s southeast coast. The bank operates 28 full service branches within its markets.
    Use of Estimates: The preparation of these financial statements required the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses. Specific areas, among others, requiring the application of management’s estimates include calculation of the allowance for loan losses and the valuation of investment securities, mortgage servicing rights and goodwill. Actual results could differ from those estimates.
    Securities: Securities that may be sold as part of the Company’s asset/liability management or in response to, or in anticipation of changes in interest rates and resulting prepayment risk, or for other factors are stated at fair value with unrealized gains or losses reflected as a component of Shareholders’ Equity net of tax or included in noninterest income as appropriate. The estimated fair value of a security is determined based on market quotations when available or, if not available, by using a discounted cash flow approach. Realized gains and losses, including other than temporary impairments, are included in noninterest income as investment securities gains (losses). Debt securities that the Company has the ability and intent to hold to maturity are carried at amortized cost. Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the interest method.
    The Company generally anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations and mortgage backed securities. The adjusted cost of each specific security sold is used to compute gains or losses on the sale of securities.
    Loans: Loans are recognized at the principal amount outstanding, net of unearned income and amounts charged off. Unearned income includes deferred loan origination fees reduced by loan origination costs. Unearned income on loans is amortized to interest income over the life of the related loan using methods which approximate the effective interest rate method.
    Fees received for providing loan commitments and letters of credit that result in loans are typically deferred and amortized to interest income over the life of the related loan, beginning with the initial borrowing. Fees on commitments and letters of credit are amortized to noninterest income as banking fees and commissions over the commitment period when funding is not expected.
    Loan Sales and Securitizations: Loans held for sale are carried at the lower of cost or market value. When a loan is sold or transferred to held for sale, the loan’s carrying value is compared to its fair value and any shortfall in value that is determined to be credit related is recorded as a charge-off, reducing the allowance for credit losses. Any shortfall in fair value other than credit related is recorded as a charge to other noninterest income. All subsequent net declines in market value of loans held for sale are recorded to other noninterest income.
    The Company records a transfer of financial assets as a sale when it surrenders control over those financial assets to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The Company considers control surrendered when all conditions prescribed by SFAS No. 140 are met.
    Other Real Estate Owned: Other real estate owned consists of real estate acquired in lieu of unpaid loan balances. These assets are carried at an amount equal to the loan balance prior to foreclosure plus costs incurred for improvements to the property, but no more than the estimated fair value of the property less estimated selling costs. Any valuation adjustments required at the date of transfer are charges to the allowance for credit losses. Subsequently, unrealized losses and realized gains and losses are included in other noninterest income. Operating results from OREO are recorded in other noninterest expense.
    Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight line method, over the estimated useful lives as follows: building – 25-40 years, furniture and equipment – 3-12 years.
    Goodwill and Other Intangible Assets: Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are subject to impairment tests at least annually. Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed for other than temporary impairment. Goodwill totaled $2,639,000 at December 31, 2003. The Company’s goodwill evaluation for the year ended December 31, 2003 indicated that none of the goodwill is impaired.
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
    Allowance for Loan Losses: The allowance for loan losses is the amount considered necessary to absorb inherent losses in the portfolio based on management’s evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the balance of problem loans and prior loan loss experience as well as the impact of current economic conditions and other risk factors. Prior loss experience is based on an analysis that examines the loss experience of the Company and its peers. General economic conditions and other risk elements are evaluated by management for factors that may affect the collectibility of loans.
    Certain impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price or the fair value of collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.
    Income Taxes: Deferred tax assets and liabilities are determined based on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their related tax bases and are measured using the enacted tax rates and laws that are in effect. The effect on deferred tax assets and liabilities of a change in rates is recognized as income or expense in the period in which the change occurs.
    Net Income per Share: Net income per share is based upon the weighted average number of shares of common stock (Basic) and equivalents (Diluted) outstanding during the respective years. Prior years per share amounts reflect the issuance of a three for one stock split effective July 2002 and an eleven for ten stock split effective August 2003.
    Cash Flow Information: For the purposes of the consolidated statements of cash flows, the Company considers cash and due from banks and federal funds sold as cash and cash equivalents.
    Employee Benefits: The three stock option plans are accounted for under APB Opinion No. 25, and therefore no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company’s net income and earnings per share would have been reduced to the following pro forma amounts:

(In thousands, except per share data)	2003	2002	2001

Net income
As Reported	$14,016	$15,286	$14,130
Stock Based Employee Compensation Cost, Net of Tax	(17)	(7)	(244)

Pro Forma	13,999	15,279	13,886
Per Share (Diluted):
As Reported	0.89	0.97	0.90
Pro Forma	0.89	0.97	0.88

2003 SEACOAST BANKING CORPORATION OF FLORIDA
    Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.
    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003: risk-free interest rates of 4.25 percent; expected dividend yield of 2.9 percent; expected life of 7 years; expected volatility of 25.0 percent.
    New Accounting Pronouncements: The Company adopted in 2003 the following new accounting pronouncements.
    In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities”, which addresses consolidation by business enterprises of variable interest entities. FIN No. 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. In October 2003, the FASB announced that the effective date of FIN No. 46 was deferred from July 1, 2003 to periods ending after December 15, 2003 for variable interest entities created prior to February 1, 2003. The requirements of FIN No. 46 have not had a material impact on the Company’s financial statements.
    On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003, and did not have a material impact on the Company’s financial statements.
    On July 1, 2003, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, a financial instrument that embodies an obligation for the issuer is required to be classified as a liability (or an asset in some circumstances). This statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective July 1, 2003, and did not have a material impact on the Company’s financial statements.
    In 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45) which requires additional disclosures by a guarantor about its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The most significant instruments impacted for the Company are financial and performance standby letters of credit. The accounting requirements of FIN No. 45 were effective for the Company on January 1, 2003, on a prospective basis, and did not have a material impact on the Company’s results of operations, financial position or cash flows.

Note B

Cash, Dividend and Loan Restrictions
    In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:
    The Company’s subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended 2003 was approximately $4,761,000, and $3,677,000 for 2002.
    Under Federal Reserve regulation, the Company’s subsidiary bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2003, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 19 percent of consolidated net assets.
    The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company’s subsidiary bank can distribute as dividends to the Company in 2003, without prior approval of the Comptroller of the Currency, approximately $16,300,000.

Note C

Securities
    The amortized cost and fair value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

Proceeds from sales of securities during 2003 were $141,771,000 with gross gains of $1,223,000 and gross losses of $401,000. During 2002, proceeds from sales of securities were $38,131,000 with gross gains of $517,000 and gross losses of $60,000. During 2001, proceeds from sales of securities were $154,018,000 with gross gains of $1,053,000 and gross losses of $138,000.

	Held for Investment		Held for Sale

	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value

Due in less than one year	$855	$867	$1,002	$1,002
Due after one year through five years	5,434	5,405	-	-
Due after ten years	992	1,077	-	-

	7,281	7,349	1,002	1,002
Mortgage backed securities	73,585	72,392	480,775	477,018
No contractual maturity			6,203	6,203

	$80,866	$79,741	$487,980	$484,223

    Gross losses included in earnings from transfers of securities held for sale to the trading category totaled $1,994,000 for 2003.
    Securities with a carrying value of $214,454,000 and fair value of $214,578,000 at December 31, 2003, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public deposits and trust deposits.

	December 31, 2003

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

SECURITIES HELD FOR SALE
U.S. Treasury and U.S. Government agencies	$1,002	$–	$–	$1,002
Mortgage backed securities	480,775	663	(4,420)	477,018
Other securities	6,203	–	–	6,203

	$487,980	$663	$(4,420)	$484,223

SECURITIES HELD FOR INVESTMENT
U.S. Treasury and U.S. Government agencies	$ 4,998	$–	$(65)	$ 4,933
Mortgage backed securities	73,585	140	(1,333)	72,392
Obligations of states and political subdivisions	2,283	133	–	2,416

	$80,866	$273	$(1,398)	$79,741

	December 31, 2002

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

SECURITIES HELD FOR SALE
U.S. Treasury and U.S. Government agencies	$2,493	$15	$–	$2,508
Mortgage backed securities	455,314	2,452	(1,111)	456,655
Other securities	7,138	–	(23)	7,115

	$464,945	$2,467	$(1,134)	$466,278

2003 SEACOAST BANKING CORPORATION OF FLORIDA

	December 31, 2002

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

SECURITIES HELD FOR INVESTMENT
U.S. Treasury and U.S. Government agencies
Mortgage backed securities	$28,555	$800	$(10)	$29,345
Obligations of states and political subdivisions	3,626	197		3,823

	$32,181	$997	$(10)	$33,168

    All of the Company’s securities which had unrealized losses at December 31, 2003 were obligations of the U.S. Treasury, U.S. Government agencies or AAA rated mortgage related securities. All principal will be repaid at par value at the date of maturity. The fair values of the Company’s securities are based on discounted cash flow models which utilize assumed lives and yields which will vary over economic cycles producing both unrealized losses and gains.

Temporarily Impaired Securities

	December 31, 2003

	Less than 12 months		12 months or longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury and U.S. Government agencies	$4,933	$(65)	$–	$–	$4,933	$(65)
Mortgage backed securities	385,642	(5,577)	13,107	(176)	398,749	(5,753)

Total temporarily impaired securities	$390,575	$(5,642)	$13,107	$(176)	$403,682	$(5,818)

Note D

Loans

      An analysis of loans at December 31 are summarized as follows:

(In thousands)	2003	2002

Real estate mortgage	$470,391	$478,123
Construction and land development	107,315	77,909
Commercial and financial	46,310	40,491
Installment loans to individuals	84,512	91,307
Other	264	331

TOTAL	$708,792	$688,161

    One of the sources of the Company’s business is loans to directors and executive officers. These loans are made on the same terms as all other loans and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans was approximately $3,397,000 and $4,010,000 at December 31, 2003 and 2002, respectively. During 2003, $482,000 of new loans were made and repayments totaled $1,095,000.

Note E

Impaired Loans and Allowance for Loan Losses
    At December 31, 2003 and 2002, the Company did not have a recorded investment in impaired loans or related valuation allowance. When recorded, valuation allowances are included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2003 and 2002 was $734,000 and zero, respectively.
    Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. The Company did not record any interest income on impaired loans for the years ended December 31, 2003 and 2002.
    Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

(In thousands)	2003	2002	2001

Balance, beginning of year	$6,826	$7,034	$7,218
Provision charged to operating expense	0	0	0
Charge offs	(1,053)	(530)	(455)
Recoveries	387	322	271

Balance, end of year	$6,160	$6,826	$7,034

Note F

Bank Premises and Equipment

      Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
(In thousands)	Cost	Amortization	Value

December 31, 2003
Premises (including land of $3,867)	$23,997	$10,150	$13,847
Furniture and equipment	12,221	9,221	3,000

	$36,218	$19,371	$16,847

December 31, 2002
Premises (including land of $2,967)	$22,761	$9,509	$13,252
Furniture and equipment	12,390	9,597	2,793

	$35,151	$19,106	$16,045

Note G

Borrowings
    All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

(In thousands)	2003	2002	2001

Maximum amount outstanding at any month end	$99,462	$102,967	$71,704
Weighted average interest rate at end of year	0.90%	1.17%	1.19%
Average amount outstanding	$64,994	$55,015	$51,603
Weighted average interest rate	0.80%	1.04%	2.86%

    On July 31, 1998, the Company acquired $15,000,000 in other borrowings from the Federal Home Loan Bank (FHLB), principal payable on November 12, 2009 with interest payable quarterly at a fixed rate of 6.10%. The debt is subject to early termination on November 12, 2004 in accordance with the terms of the agreement. On March 9, 2000, the Company acquired $25,000,000 in additional borrowings from FHLB, principal payable on March 9, 2002 with interest payable quarterly at a fixed rate of 6.99%; the borrowing was restructured to a 3-year term on December 1, 2000 at 6.55% and matured at December 1, 2003. On Janu-

2003 SEACOAST BANKING CORPORATION OF FLORIDA

ary 30, 2003, the Company acquired $25,000,000 from the FHLB, principal payable on January 30, 2006 with interest payable quarterly; the borrowing is a floating rate agreement that resets quarterly based on the London Interbank Offered Rate (LIBOR).
    The FHLB debt is secured by residential mortgage loans totaling $40,000,000.
    The Company’s subsidiary bank has unused lines of credit of $145,850,000 at December 31, 2003. The Company has an unused revolving line of credit totaling $5,000,000 which, if drawn upon, may be used for general corporate purposes, including but not limited to the capital needs of the Company and its subsidiaries and the repurchase of Common Stock.

Note H

Employee Benefits
    The Company’s profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $1,259,000 in 2003, $1,377,000 in 2002, and $1,282,000 in 2001.
    The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, and April 20, 2000. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan and pursuant to the 2000 plan shall not exceed 1,320,000 shares. The Company has granted options on 826,000 shares and 931,000 shares for the 1991 and 1996 plans, respectively, through December 31, 2003. Under the 2000 plan the Company granted options on 216,000 shares and issued 145,100 shares for restricted stock awards during 2003. Under the plans, the option exercise price equals the common stock’s market price on the date of grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options issued in 2003 have a vesting period of five years and a contractual life of ten years. On approximately one-half of the restricted stock awards the restriction expiration is dependent upon the Company achieving minimum earnings per share growth during a five-year vesting period. The following table presents a summary of stock option activity for 2001, 2002 and 2003:

	Number	Weighted Average	Option Price	Weighted Average
	of Shares	Fair Value	Per Share	Exercise Price

Options outstanding, January 1, 2001	993,300		$3.56– 8.79	$7.49
Exercised	(178,200)		5.30– 8.79	6.65
Cancelled	(13,200)		7.73– 8.79	8.42

Options outstanding, December 31, 2001	801,900		3.56– 8.79	7.65
Exercised	(75,900)		3.56– 8.79	7.08

Options outstanding, December 31, 2002	726,000		5.30– 8.79	7.73
Exercised	(146,000)		5.38– 8.79	6.10
Granted	216,000	$4.08	17.08	17.08

Options outstanding, December 31, 2003	796,000		$5.30–17.08	$10.56

Options exercisable, December 31, 2003	572,000		$5.30– 8.79	$8.14

The following table summarizes information about stock options outstanding at December 31, 2003:

Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise	of Shares	Contractual	Exercise	of Shares	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price

$5.30	34,000	1.17	$5.30	34,000	$5.30
6.59	61,000	2.50	6.59	61,000	6.59
7.46	13,000	6.22	7.46	9,000	7.46
7.73	99,000	3.58	7.73	99,000	7.73
8.22	10,000	6.62	8.22	6,000	8.22
8.79	363,000	4.54	8.79	363,000	8.79
17.08	216,000	9.88	17.08	0	17.08

	796,000	5.62	$10.56	572,000	$8.14

Note I

Lease Commitments
    The Company is obligated under various noncancelable operating leases for equipment, buildings and land. At December 31, 2003, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)

2004	$1,940
2005	2,009
2006	2,005
2007	1,770
2008	1,359
Thereafter	16,798

$25,881

    Rent expense charged to operations was $1,907,000 in 2003, $1,613,000 in 2002, and $1,645,000 in 2001. Certain leases contain provisions for renewal and change with the consumer price index.
    Certain property is leased from related parties of the Company. Lease payments to these individuals were $270,000 in 2003, $263,000 in 2002, and $260,000 in 2001.

Note J

Income Taxes
    The provision for income taxes including tax effects of security transaction gains (losses) (2003 – ($452,000); 2002 – $176,000; 2001 – $353,000) are as follows:

	Year Ended December 31

(In thousands)	2003	2002	2001

Current
Federal	$7,512	$8,746	$8,034
State	9	1,380	1,335
Deferred
Federal	(95)	(379)	(34)
State	(15)	(70)	(9)

TOTAL	$7,411	$9,677	$9,326

2003 SEACOAST BANKING CORPORATION OF FLORIDA
Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

	Year Ended December 31

(Dollars in thousands)	2003	2002	2001

Depreciation	$60	$(100)	$(155)
Allowance for loan losses	257	80	71
Interest and fee income	(229)	(420)	(428)
Other real estate owned	(32)	0	3
Other	(166)	(9)	466

TOTAL	$(110)	$(449)	$(43)

    The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2003, 2002 and 2001) and the reported income tax expense relating to income before income taxes is as follows:

	Year Ended December 31

(In thousands)	2003	2002	2001

Tax rate applied to income before income taxes	$7,499	$8,737	$8,210
Increase (decrease) resulting from the effects of:
Tax-exempt interest on obligations of states and political subdivisions	(93)	(117)	(136)
State income taxes	2	(459)	(464)
Dividend exclusion	0	0	(7)
Amortization of intangibles	53	88	193
Other	(44)	118	204

Federal tax provision	7,417	8,367	8,000
State tax provision	(6)	1,310	1,326

Applicable income taxes	$7,411	$9,677	$9,326

      The net deferred tax assets (liabilities) are comprised of the following:

	December 31

(In thousands)	2003	2002

Allowance for loan losses	$2,044	$2,301
Interest and fee income	181	0
Net unrealized securities losses	1,450	0
Cash flow interest rate swaps	168	0
Other	152	0

Gross deferred tax assets	3,995	2,301
Depreciation	(330)	(270)
Interest and fee income	0	(48)
Net unrealized securities gains	0	(513)
Other	0	(46)

Gross deferred tax liabilities	(330)	(877)
Deferred tax asset valuation allowance	0	0

Net deferred tax assets	$3,665	$1,424

      The tax effects of unrealized gains (losses) for securities and cash flow interest rate swaps included in the calculation of comprehensive income as presented in the Statements of Shareholder’s Equity for the three years ended December 31, are as follows:

(In thousands)

2003	$(2,131)
2002	(358)
2001	2,573

Note K

Noninterest Income and Expenses

      Details of noninterest income and expenses follow:

	Year Ended December 31

(In thousands)	2003	2002	2001

Noninterest income
Service charges on deposit accounts	$4,907	$5,105	$5,110
Trust fees	2,043	2,177	2,497
Mortgage banking fees	4,423	3,364	2,456
Brokerage commissions and fees	1,863	2,045	1,805
Marine finance fees	3,161	1,408	743
Debit card income	1,169	980	735
Other deposit based EFT fees	441	376	312
Other	1,280	1,419	1,450

	19,287	16,874	15,108
Securities gains (losses)	(1,172)	457	915

TOTAL	$18,115	$17,331	$16,023

Noninterest expenses
Salaries and wages	$16,641	$15,761	$14,776
Employee benefits	4,595	4,304	3,866
Outsourced data processing costs	5,265	4,795	4,468
Occupancy	3,956	3,365	3,358
Furniture and equipment	1,739	1,989	2,190
Marketing	2,119	2,036	1,908
Legal and professional fees	1,336	1,538	1,230
FDIC assessments	163	173	177
Amortization of intangibles	150	252	552
Other	6,499	5,577	5,535

TOTAL	$42,463	$39,790	$38,060

Note L

Shareholders’ Equity
    The Company has reserved 330,000 common shares for issuance in connection with an employee stock purchase plan and 495,000 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2003 an aggregate of 116,279 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.
    In 2002 the Company’s shareholders approved a capital simplification and eliminated its Class B Common Stock which was converted on a one-for-one basis into Class A Common Stock. In addition, the Class A Common Stock liquidation preference was eliminated.

2003 SEACOAST BANKING CORPORATION OF FLORIDA
    Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation.

Required Regulatory Capital

					Minimum To Be Well
			Minimum for		Capitalized Under
			Capital Adequacy		Prompt Corrective
			Purposes		Action Provisions

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2003:
Total Capital (to risk-weighted assets)	$110,162	13.80%	$63,788	>8.00%	$79,735	>10.00%
Tier 1 Capital (to risk-weighted assets)	104,002	13.04	31,894	>4.00	47,841	> 6.00
Tier 1 Capital (to adjusted average assets)	104,002	7.81	53,246	>4.00	66,558	> 5.00
At December 31, 2002:
Total Capital (to risk-weighted assets)	$103,902	13.77%	$60,327	>8.00%	$75,405	>10.00%
Tier 1 Capital (to risk-weighted assets)	97,076	12.87	30,164	>4.00	45,243	> 6.00
Tier 1 Capital (to adjusted average assets)	97,076	7.99	48,599	>4.00	60,748	> 5.00

    The above ratios are comparable for the Company’s wholly owned subsidiary.

    The Company repurchases its common shares in an ongoing effort to manage its capital position and to fund shares used for the Company’s stock option and stock purchase plans.
    The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2003, that the Company meets all capital adequacy requirements to which it is subject.
    The most recent notification from the Company’s regulator categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. There are no conditions or events since that notification that management believes have changed the institution’s category.

Note M
Seacoast Banking Corporation of Florida
(Parent Company Only) Financial Information

Balance Sheets

	December 31

(In thousands)	2003	2002

Assets
Cash	$10	$10
Securities purchased under agreement to resell with subsidiary bank, maturing within 30 days	5,029	2,105
Investment in subsidiaries	98,816	98,390
Other assets	283	463

	$104,138	$100,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$54	$221
Shareholders’ equity	104,084	100,747

	$104,138	$100,968

Statements of Income

	Year Ended December 31

(In thousands)	2003	2002	2001

Income
Dividends
Subsidiary	$10,520	$9,150	$8,700
Other	0	0	27
Interest/other	29	25	70

	10,549	9,175	8,797
Expenses	529	919	706

Income before income tax credit and equity in undistributed income of subsidiaries	10,020	8,256	8,091
Income tax credit	175	313	242

Income before equity in undistributed income of subsidiaries	10,195	8,569	8,333
Equity in undistributed income of subsidiaries	3,821	6,717	5,797

Net income	$14,016	$15,286	$14,130

2003 SEACOAST BANKING CORPORATION OF FLORIDA

Statements of Cash Flows

	Year Ended December 31

(In thousands)	2003	2002	2001

Increase (Decrease) in Cash
Cash flows from operating activities
Interest received	$29	$25	$57
Dividends received	10,520	9,150	8,730
Income taxes received	420	335	264
Cash paid to suppliers	(686)	(1,000)	(814)

Net cash provided by operating activities	10,283	8,510	8,237
Cash flows from investing activities
Decrease (increase) in securities purchased under agreement to resell, maturing in 30 days	(2,924)	(1,066)	(254)
Maturities of securities held for sale	0	0	500

Net cash provided by (used in) investing activities	(2,924)	(1,066)	246
Cash flows from financing activities
Exercise of stock options	899	653	1,281
Treasury stock purchased	(1,172)	(2,391)	(4,457)
Dividends paid	(7,086)	(5,706)	(5,307)

Net cash used in financing activities	(7,359)	(7,444)	(8,483)

Net change in cash	0	0	0
Cash at beginning of year	10	10	10

Cash at end of year	$10	$10	$10

RECONCILIATION OF NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
Net income	$14,016	$15,286	$14,130
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(3,821)	(6,717)	(5,797)
Other, net	88	(59)	(96)

Net cash provided by operating activities	$10,283	$8,510	$8,237

Note N

Contingent Liabilities and Commitments with Off-Balance Sheet Risk
    The Company and its subsidiary bank, because of the nature of their business, are at all times subject to numerous legal actions, threatened or filed. Among these, the Company has learned that claims may be filed against its bank subsidiary with respect to a deposit account that allegedly was utilized by a former customer to improperly cash checks (the “Check Claims”). The Company’s management has been reviewing the Check Claims with its counsel and its insurers, and while the ultimate outcome of the Check Claims cannot be predicted and no possible range of loss can be estimated, management presently believes that none of the legal proceedings to which it is a party, including the Check Claims, are likely to have a materially adverse effect on the Company’s consolidated financial condition, or operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.
    The Company’s subsidiary bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.
    The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract or notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and standby letters of credit as it does for on balance sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $168,448,000 outstanding at December 31, 2003, $75,580,000 is secured by 1-4 family residential properties.
    Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidation risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2003 and 2002 amounted to $11,713,000 and $4,491,000, respectively.

	December 31

(In thousands)	2003	2002

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$168,448	$135,685
Standby letters of credit and financial guarantees written:
Secured	4,960	1,439
Unsecured	303	621

Note O

Mortgage Servicing Rights, Net
    The fair value of capitalized mortgage servicing rights was estimated using a discounted cash flow model. Prepayment speed projections and market assumptions, regarding discount rate, servicing cost, escrow earnings credits, payment float, and advance cost interest rates were determined from guidelines provided by a third-party mortgage servicing rights broker.
    The following is an analysis of the mortgage servicing rights, net at December 31:

(In thousands)	2003	2002

Unamortized balance at beginning of year	$857	$1,208
Origination of mortgage servicing rights	0	57
Amortization	(491)	(408)

	366	857
Valuation allowance:
Beginning balance	(258)	(158)
Deletion (addition) recorded to operations	136	(100)

	(122)	(258)

TOTAL	$244	$599

2003 SEACOAST BANKING CORPORATION OF FLORIDA

	December 31

(In thousands)	2003	2002

Unpaid principal balance of serviced loans for which mortgage servicing rights are capitalized	$38,882	$82,660

Unpaid principal balance of serviced loans for which there are no servicing rights capitalized	$8,156	$13,582

Note P

Supplemental Disclosures for Consolidated Statements of Cash Flows
    Reconciliation of Net income to Net Cash Provided by Operating Activities for three years ended:

	Year Ended December 31

(In thousands)	2003	2002	2001

Net income	$14,016	$15,286	$14,130
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,718	8,187	3,565
Trading securities activity	74,648	0	0
Change in loans sold and available for sale, net	8,411	5,321	(17,105)
Credit for deferred taxes	(110)	(449)	(43)
Loss (gain) on sale of securities	1,172	(457)	(915)
Gain on sale of loans	(79)	0	0
Loss (gain) on sale and write down of foreclosed assets	63	(23)	10
Loss on disposition of equipment	25	8	7
Change in interest receivable	824	21	580
Change in interest payable	(179)	(348)	(243)
Change in prepaid expenses	421	257	172
Change in accrued taxes	57	723	(382)
Change in other assets	5,138	(7,349)	(485)
Change in other liabilities	(1,296)	1,310	815

TOTAL ADJUSTMENTS	99,813	7,201	(14,024)

Net cash provided by operating activities	$113,829	$22,487	$106

Supplemental disclosure of non cash investing activities:
Market value adjustment to securities	$(5,110)	$(1,008)	$5,849
Transfers from loans to other real estate owned	2,087	82	88
Transfers from securities held for sale to trading securities	74,905	0	0

Note Q

Fair Value of Financial Instruments
    The Company is required to disclose the estimated fair value of its financial instruments. These disclosures do not attempt to estimate or represent the Company’s fair value as a whole. The disclosure excludes assets and liabilities that are not financial instruments as well as the significant unrecognized value associated with core deposits.
    Fair value amounts disclosed represent point-in-time estimates that may change in subsequent reporting periods due to market conditions or other factors. Estimated fair value amounts in theory represent the amounts at which financial instruments could be exchanged or settled in a current transaction between willing parties. In practice, however, this may not be the case due to inherent limitations in the methodologies and assumptions used to estimate fair value. For example, quoted market prices may not be realized because the financial instrument may be traded in a market that lacks liquidity; or a fair value derived using a discounted cash flow approach may not be the amount realized because of the subjectivity involved in selecting the underlying assumptions, such as projecting cash flows or selecting a discount rate. The fair value amount also may not be realized because it ignores transaction costs and does not include potential tax effects. The Company does not plan to dispose of, either through sale or settlement, the majority of its financial instruments at these estimated fair values.

	At December 31

	2003		2002

	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value

Financial Assets
Cash and cash equivalents	$45,183	$45,183	$49,822	$49,822
Securities	565,089	563,964	498,459	499,446
Loans, net	702,632	710,373	681,335	693,482
Loans available for sale	5,403	5,514	13,814	14,021
Derivative product assets	213	213	0	0
Financial Liabilities Deposits	1,129,642	1,134,370	1,030,540	1,038,418
Borrowings	114,158	116,034	142,967	146,384
Derivative product liabilities	439	439	0	0

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
    Loans Available for Sale: Fair values are based upon estimated values to be received from independent third party purchasers.
    Deposit Liabilities: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
    Borrowings: The fair value of floating rate borrowings is the amount payable on demand at the reporting date. The fair value of fixed rate borrowings is estimated using

2003 SEACOAST BANKING CORPORATION OF FLORIDA
the rates currently offered for borrowings of similar remaining maturities.
    Derivative Product Assets and Liabilities: Quoted market prices or valuation models that incorporate current market data inputs are used to estimate the fair value of derivative product assets and liabilities.

Note R

Earnings Per Share
    Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined by including assumptions of stock option conversions.

	Year Ended December 31

(Dollars in thousands,	Net		Per Share
except per share data)	Income	Shares	Amount

2003
Basic Earnings Per Share
Income available to common shareholders	$14,016	15,334,765	$0.91

Options issued to executives (see Note H)		332,250

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$14,016	15,667,015	$0.89

2002
Basic Earnings Per Share
Income available to common shareholders	$15,286	15,350,353	$1.00

Options issued to executives (see Note H)		367,500

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$15,286	15,717,853	$0.97

2001
Basic Earnings Per Share
Income available to common shareholders	$14,130	15,521,265	$0.91

Options issued to executives (see Note H)		235,717

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$14,130	15,756,982	$0.90

Note S

Goodwill Amortization Transition Disclosures
    Reported net income for years ended December 31, 2003, 2002 and 2001 without goodwill amortization expense were as follows:

(In thousands, except per share data)	2003	2002	2001

Reported net income	$14,016	$15,286	$14,130
Goodwill amortization (net of tax)	0	0	184

Adjusted net income	$14,016	$15,286	$14,314

Net income per share Common Stock
Diluted as reported	$0.89	$0.97	$0.90
Goodwill (net of tax)	0.00	0.00	0.01

Adjusted net income	$0.89	$0.97	$0.91

Basic as reported	$0.91	$1.00	$0.91
Goodwill (net of tax)	0.00	0.00	0.01

Adjusted net income	$0.91	$1.00	$0.92

Note T

Derivative Financial Instruments
    Under SFAS 133, the Company may designate a derivative as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), or a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge). All derivatives are recorded as assets or liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income or in the results of operations, depending on the purpose for which the derivative is held.
    Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair value or cash flows of the hedged item and changes in fair value of the derivative are recognized as other fee income in the results of operations. The net interest settlement on derivatives designated as fair value or cash flow hedges is treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.
    At inception of a hedge transaction, the Company formally documents the hedge relationship and the risk management objective and strategy for undertaking the hedge. This process includes identification of the hedging instrument, hedged item, risk being hedged and the methodology for measuring ineffectiveness. In addition, the Company assesses, both at the inception of the hedge and on an ongoing quarterly basis, whether the derivative used in the hedging transaction has been highly effective in offsetting changes in fair value or cash flows of the hedged item, and whether the derivative is expected to continue to be highly effective.
    Derivative financial instruments, such as interest rate swaps and forward contracts are valued at quoted market prices or using the discounted cash flow method. The estimated fair value and carrying value of the Company’s interest rate swaps and financial derivatives, utilized for asset and liability management purposes, were included

2003 SEACOAST BANKING CORPORATION OF FLORIDA
in the consolidated balance sheet at December 31, 2003, as follows:

	Carrying	Fair
(In thousands)	Amount	Value

Derivative Product Assets
Interest rate swap which does qualify for hedge accounting	$192	$192
Derivative contracts which do not qualify for hedge accounting	21	21
Derivative Product Liabilities
Cash flow interest rate swap which does qualify for hedge accounting	439	439

    Changes in fair value of derivative financial instruments had no effect on net income. A total of $270,000 was recorded to other comprehensive income, net of taxes of $169,000 for the twelve months ended December 31, 2003.

Notes

SEACOAST BANKING CORPORATION OF FLORIDA