Form 10-K/A, Exhibit 13
period 2003-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2004-03-15
CIK 730708

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2003	2002	2001	2000	1999

FOR THE YEAR

Net interest income	$45,775	$47,422	$45,493	$42,095	$43,089

Provision for loan losses	0	0	0	600	660

Noninterest income:

Securities gains (losses)	(1,172)	457	915	(12)	309

Other	19,287	16,874	15,108	13,150	12,148

Noninterest expenses	42,463	39,790	38,060	34,877	35,983

Income before income taxes	21,427	24,963	23,456	19,756	18,903

Provision for income taxes	7,411	9,677	9,326	7,668	7,119

Net income	14,016	15,286	14,130	12,088	11,784

Core earnings [1]	22,781	24,461	22,624	20,459	19,439

Per Share Data

Net income:

Diluted	0.89	0.97	0.90	0.76	0.73

Basic	0.91	1.00	0.91	0.76	0.74

Cash dividends declared	0.46	0.37	0.35	0.32	0.30

Book value	6.71	6.59	6.09	5.42	4.84

Dividends to net income	50.60%	37.30%	37.60%	41.60%	39.80%

AT YEAR END

Assets	$1,353,823	$1,281,297	$1,225,964	$1,151,373	$1,081,032

Securities	565,089	498,459	306,352	204,664	213,654

Net loans	702,632	681,335	777,993	837,328	771,294

Deposits	1,129,642	1,030,540	1,015,154	957,089	905,960

Shareholders’ equity	104,084	100,747	93,519	84,263	77,111

Performance ratios:

Return on average assets	1.07%	1.26%	1.22%	1.09%	1.11%

Return on average equity	13.73	15.75	15.62	14.09	14.64

Net interest margin[2]	3.69	4.13	4.12	4.03	4.34

Average equity to average assets	7.82	7.99	7.78	7.76	7.57

1.	Income before taxes excluding the provision for loan losses, securities gains (losses) and expenses associated with foreclosed and repossessed asset management and dispositions.

2.	On a fully taxable equivalent basis

2003 SEACOAST BANKING CORPORATION OF FLORIDA
Financial Section

Contents

Management’s Discussion & Analysis	11

Financial Tables	24

Management’s Statement of Responsibility	37

Report of Independent Certified Public Accountants	38

Audited Financial Statements	39
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