Form 10-K, Exhibit 13
period 2004-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2005-03-17
CIK 730708

Exhibit 13

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2004	2003	2002	2001	2000

FOR THE YEAR

Net interest income	$52,774	$44,165	$45,960	$44,017	$40,795

Provision for loan losses	1,000	0	0	0	600

Noninterest income:

Securities gains (losses)	44	(1,172)	457	915	(12)

Other	18,462	20,897	18,336	16,584	14,450

Noninterest expenses	47,281	42,463	39,790	38,060	34,877

Income before income taxes	22,999	21,427	24,963	23,456	19,756

Provision for income taxes	8,077	7,411	9,677	9,326	7,668

Net income	14,922	14,016	15,286	14,130	12,088

Core earnings[1]	23,941	22,781	24,461	22,624	20,459

Per Share Data

Net income:
Diluted	0.95	0.89	0.97	0.90	0.76

Basic	0.97	0.91	1.00	0.91	0.76

Cash dividends declared	0.54	0.46	0.37	0.35	0.32

Book value	7.00	6.71	6.59	6.09	5.42

Dividends to net income	55.60%	50.60%	37.30%	37.60%	41.60%

AT YEAR END

Assets	$1,615,876	$1,353,823	$1,281,297	$1,225,964	$1,151,373

Securities	593,758	565,089	498,459	306,352	204,664

Net loans	892,949	702,632	681,335	777,993	837,328

Deposits	1,372,466	1,129,642	1,030,540	1,015,154	957,089

Shareholders’ equity	108,212	104,084	100,747	93,519	84,263

Performance ratios:
Return on average assets	1.05%	1.07%	1.26%	1.22%	1.09%
Return on average equity	13.75	13.73	15.75	15.62	14.09

Net interest margin[2]	3.89	3.57	4.00	3.99	3.91

Average equity to average assets	7.63	7.82	7.99	7.78	7.76

1.	Income before taxes excluding the provision for loan losses, securities gains (losses) and expenses associated with foreclosed and repossessed asset management and dispositions.

2.	On a fully taxable equivalent basis

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Financial Section
Management’s Discussion & Analysis

Overview and Outlook

Seacoast Banking Corporation of Florida is a one-bank holding company located on Florida’s southeast coast whose southern market is Palm Beach County and northern market is Brevard County. The Company has 29 full service branches, two of which were opened last year in Palm Beach County, as well as, a loan production office in Brevard County which opened during 2004. The Company plans to open three more branches in Palm Beach County and two branches in Brevard County over the next two years. The markets in which the Company operates have population growth rates over the past 10 years of approximately 23 percent and estimated growth rates of over 20 percent over the next 10 years.

    The Company signed a definite agreement to acquire Century National Bank that is located in central Florida serving the counties of Orange and Seminole. This acquisition will increase the Company’s assets by approximately $300 million and deposits by $290 million. The population growth and other demographics of these counties are similar to those of the Company’s other markets. The Company’s last acquisition was in 1997. The Company will consider other strategic acquisitions as part of the Company’s overall future growth plans provided they are in complementary and attractive growth markets within the state of Florida.
    A few years ago the Company began several initiatives to improve its net interest margin and the percent of revenues from fees over the long term.
    The Company’s residential mortgage portfolio production was converted from a portfolio funded process to a fee based business with the objective of reducing the residential portfolio from 50 percent of total loans to 30 percent over time. Commercial / commercial real estate and consumer lending capabilities were improved, including market expansion into Palm Beach and Brevard Counties, to replace the reduced residential portfolio outstandings.
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
    The Company’s lending policies, credit monitoring and underwriting have historically produced, over the long term, low net charge offs and nonperforming loans and minimal past dues. The Company’s credit culture emphasizes discipline to the fundamentals of quality lending regardless of the economic cycle or competitive pressures to do otherwise. Nearly all of the Company’s commercial and commercial real estate loans are originated in its markets by experienced professional loan officers who retain credit monitoring and collection responsibilities until the loan is repaid.
    The historic low interest rate environment during 2002 and 2003 resulted in much of the Company’s residential loan portfolio to refinance. This produced negative loan growth until the third quarter of 2003 as a result of high loan refinance activity and the Company’s strategy to convert its residential loan production to a fee-based business. Beginning in the third quarter 2003, the Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio. This, coupled with added consumer, commercial and commer-

Management’s Discussion & Analysis

cial real estate production during 2003 and 2004, the loan portfolio increased by 3.0 percent in 2003 and 26.9 percent in 2004. Continued loan growth is expected given the Company’s continued consumer, commercial and commercial real estate production and its expansion in Palm Beach and Brevard Counties.

    In 2004 the Company received applications for $224 million in residential loans, lower than the $261 million in 2003 that was impacted by the high refinance activity. Due to better market penetration, expanded coverage and the demand for housing in the markets served, the Company expects to be able to originate over $200 million a year in residential loans going forward. The added lending capabilities resulted in the largest commercial and commercial real estate production in the Company’s history in 2004. A total of $372 million was originated compared to $179 million in 2003 and $83 million in 2002.
    The Company benefited in 2004 from an increase in low cost and no cost deposits in proportion to other higher cost products. This outcome results from the Company’s continued emphasis on its SuperCommunity brand of banking with high quality customer service and convenient branch locations. The Company believes it is the most convenient bank in its market with more locations than any competitor in the counties of Martin, St. Lucie and Indian River, which are located on Florida’s southeast coast.
    Over the past year, noninterest bearing demand deposits increased 48.1 percent and low cost NOW and savings deposits increased 26.9 percent. The average cost of interest bearing deposits was 1.30 percent compared to 1.51 percent in 2003. In both years the Company’s cost of these deposits were more than 40 basis points lower than its Florida peers. The Company is executing the same value building customer relationship strategy for retail deposits in northern Palm Beach County. At December 31, 2004, a total of $69 million in deposits were in Palm Beach County with an average cost of 1.68 percent for interest bearing deposits.
    In addition to increased fee income from mortgage banking activities, the Company derives fees from service charges on deposit accounts, investment management, trust and brokerage services, as well as from originating and selling large yacht loans. The Company believes that it can generate approximately 30 percent of total revenues from all fee businesses in the coming years. In 2004, the Company collected approximately 26 percent of total revenues (net interest income and noninterest income) from its fee-based business activities.

Restatement of Prior Period Financial Statements

    The Company’s 2004 interim financial results, which are presented on pages 17 and 18, have been restated based upon a conclusion that the initial documentation of an interest rate swap as a fair value hedge was insufficient under a current evaluation of the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.
    The restatement primarily changed the timing of recognition of changes in the fair value of an interest rate swap and net income among several quarters and for the year ended December 31, 2004. There was no effect on cash flow, and the hedge has not changed.
    Net income for the first nine months of 2004, previously reported as $11.4 million, or $0.72 per diluted share, was restated to $11.2 million, or $0.71 per diluted share. Quarterly results within 2004 were also affected. Reconciliations of the restated results for the affected periods to the results previously reported are included in the Quarterly Summary section of this Financial Review on pages 17 and 18.

Quarterly Financial Information

    Unaudited quarterly results are presented below. The quarterly and year-to-date results for the first three quarters of 2004 have been restated in connection with the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. On the following page, reconciliation has been provided to show the impact of the restatement on previously reported amounts in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2004.

2004 SEACOAST BANKING CORPORATION OF FLORIDA

(Dollars in thousands,
except per share amount)	First	Second	Third	Fourth	Full Year

2004
Condensed Income Statement - as restated
Interest income	$15,816	$16,086	$17,042	$18,108	$67,052
Interest expense	3,383	3,334	3,580	3,981	14,278
Net interest income	12,433	12,752	13,462	14,127	52,774
Provision for loan losses	150	150	250	450	1,000
Noninterest income	5,439	3,846	5,160	4,017	18,462
Net securities gains	56	(46)	16	18	44
Total noninterest income	5,495	3,800	5,176	4,035	18,506
Noninterest expense	11,527	11,620	12,027	12,107	47,281
Income before income tax expense	6,251	4,782	6,361	5,605	22,999
Net income	4,037	3,090	4,095	3,700	14,922
Financial Ratios
Return on average common equity	15.13%	11.50%	14.98%	13.38%	13.75%
Return on average assets	1.20	0.89	1.16	0.97	1.05
Net interest margin	3.84	3.84	3.97	3.88	3.89
Per Common Share
Basic net income	0.26	0.20	0.27	0.24	0.97
Diluted net income	0.25	0.20	0.26	0.24	0.95
Dividends Declared and Paid	0.13	0.13	0.14	0.14	0.54

Management’s Discussion & Analysis

(Dollars in thousands,				Nine
except per share amount)	First	Second	Third	Months

2004
Reconciliation to Previously Reported Results
Noninterest income:
As originally reported	$4,861	$5,024	$4,846	14,731
Adjustment	634	(1,224)	330	(260)
Restated	5,495	3,800	5,176	14,471
Income before income tax expense
As originally reported	5,617	6,006	6,031	17,654
Adjustment	634	(1,224)	330	(260)
Restated	6,251	4,782	6,361	17,394
Net income:
As originally reported	3,625	3,886	3,880	11,391
Adjustment	412	(796)	215	(169)
Restated	4,037	3,090	4,095	11,222
Basic net income per share:
As originally reported	0.23	0.25	0.25	0.74
Adjustment	0.03	(0.05)	0.02	(0.01)
Restated	0.26	0.20	0.27	0.73
Diluted net income per share:
As originally reported	0.23	0.25	0.25	0.72
Adjustment	0.02	(0.05)	0.01	(0.01)
Restated	0.25	0.20	0.26	0.71

    Critical Accounting Policies Management after consultation with the audit committee believes that the most critical accounting estimates which may affect the Company’s financial status and involve the most complex, subjective and ambiguous assessments are as follows:

The allowance and the provision for loan losses; fair value of securities held for sale; goodwill impairment and contingent liabilities.

    Disclosures intended to facilitate a reader’s understanding of the possible and likely events or uncertainties known to management that could have a material impact on the reported financial information of the Company related to the most critical accounting estimates are as follows:

The Allowance and Provision for Loan Losses A provision of $1,000,000 was recorded during 2004, partially as a result of loan growth of $191 million or 27 percent in 2004, while no provision was recorded during 2003 and 2002. The increased loss exposure as a result of the loan growth in 2004 was partially offset by the Company’s continued stable credit quality, and low nonperforming assets. Net charge-offs totaled $562,000 or 0.07 percent of average loans in 2004 compared to $666,000 or 0.10 percent of average loans for 2003. Nearly all of the net charge-offs in both years are principally attributed to the Company’s commercial and financial loan portfolio that represents less than 10 percent of the total loan portfolio. Net charge-offs have been nominal in the past few years as well with $208,000 or 0.03 percent of average loans for 2002 and $184,000 or 0.02 percent of average loans for 2001. The Company’s net charge-off ratios have been much better than the banking industry as a whole and this year’s results are consistent with the Company’s historical trends.

    The Company’s expansion into Palm Beach and Brevard counties and growth in its other markets over the last two years has resulted in double-digit commercial and residential real estate loan growth in 2004. This factor, together with a historically favorable credit loss experience in these portfolios has made it unnecessary to provide large additions to the allowance for loan losses. However, a decline in economic activity could impact the demand for real estate and the Company’s loss experience resulting in

2004 SEACOAST BANKING CORPORATION OF FLORIDA

larger additions to the allowance for loan losses. The last time the Company experienced significant net charge-offs and nonperforming loans was during the period 1988-1993 when the real estate markets in Florida experienced deflation and the national economy was in recession. Management believes that its current credit granting processes follows a comprehensive and disciplined approach that mitigates risk and lowers the likelihood of significant increases in charge-offs and nonperforming loans during all economic cycles.

    Management determines the provision for loan losses charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company’s policies and procedures used to estimate the provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency (OCC), there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management’s judgment as to the adequacy of the provision and allowance for loan losses necessarily approximate and imprecise (see “Nonperforming Assets”.)
    Table 12 provides certain information concerning the Company’s allowance for loan losses for the years indicated.
    The allowance for loan losses totaled $6,598,000 at December 31, 2004, $438,000 greater than one year earlier. The allowance for loan losses as a percentage of nonaccrual loans and loans 90 days or more past due was 446.1 percent at December 31, 2004, compared to 560.5 percent at December 31, 2003.
    A model utilized to analyze the adequacy of the allowance for loan losses takes into account such factors as credit quality, loan concentrations, internal controls, audit results, staff turnover, local market economics and loan growth. In its continuing evaluation of the allowance and its adequacy, management also considers, among other factors, the Company’s loan loss experience, loss experience of peer banks, the amount of past due and nonperforming loans, current and anticipated economic conditions, and the values of loan collateral. Commercial and commercial real estate loans are assigned internal risk ratings reflecting the probability of the borrower defaulting on any obligation and the probable loss in the event of default. Retail credit risk is managed from a portfolio view rather than by specific borrower and are assigned internal risk rankings reflecting the combined probability of default and loss. The independent Credit Administration department assigns risk factors to the individual internal risk ratings based on a determination of the risk using a variety of tools and information. Loan Review is an independent unit that performs risk reviews and evaluates a representative sample of credit extensions after the fact. Loan Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting. This unit reports directly to the Directors Loan Committee of the board of directors.
    The allowance as a percentage of loans outstanding decreased from 0.87 percent to 0.73 percent during 2004. The overall amount of the allowance for loan losses reflects the allocation to residential and commercial real estate secured loan portfolios held by the Company, ranging from a high of 84.6 percent of total loans in 2000 to a low of 80.8 percent in 2002 and at year-end 2004 totaling 83.5 percent of total loans, whose historical charge-offs and delinquencies have been favorable. The better than peer performance credit quality results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio.
    Table 13 summarizes the Company’s allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.
    Concentration of credit risk, discussed under “Loan Portfolio” of this discussion and analysis, may affect the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s significant concentration of credit is a collateral concentration of loans secured by real estate. At December 31, 2004, the Company had $751 million in loans secured by real estate, representing 83.5 percent of total loans, up slightly from 81.5 percent at December 31, 2003. In addition, the Company is subject to a geographic concentration of credit because it only operates in southern Florida. The Company has a meaningful credit exposure to commercial real estate developers and investors with total commercial real estate construction and land development loans of 21.6 percent of total loans at year-end 2004. All of the Company’s exposure to these credits are not only secured by project assets with fifty percent or more pre sales or leases, but are guaranteed by the personal assets of all of the participants. Levels of exposure to this industry group, together with an assessment of current trends and expected future financial

Management’s Discussion & Analysis

performance, are carefully analyzed and monitored in order to determine an adequate allowance level. Problem loan activity for this exposure needs to be evaluated over the long term to include all economic cycles when determining an adequate allowance level.

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

Nonperforming Assets Table 13 provides certain information concerning nonperforming assets for the years indicated.

    At December 31, 2004, there was $1,447,000 in nonperforming assets compared to $3,045,000 at December 31, 2003. At December 31, 2004, 62 percent of the nonaccrual loans are secured with real estate. In addition, nonaccrual loans totaling $1,014,000 at December 31, 2004 were performing with respect to payments; however the loans were placed on nonaccrual status because the Company has determined that the collection of principal or interest in accordance with the terms of such loans is uncertain. Management does not expect significant losses for which an allowance for loan losses has not been provided associated with the ultimate realization of these assets.
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

Fair Value of Securities Held for Sale The fair value of the held for sale portfolio at December 31, 2004 was less than historical amortized cost, producing net unrealized losses of $3,171,000 that have been included in other comprehensive income as a component of shareholders’ equity. The fair value of each security was obtained from independent pricing sources utilized by many financial institutions. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller that can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses in the held for sale portfolio. On November 1, 2004, in anticipation of a predicted rising interest rate environment and a potential decline in fair value of securities, the Company transferred $110.5 million in securities with net unrealized losses of $802,000 to its held to maturity portfolio from the held for sale portfolio.

    The credit quality of the Company’s security holdings is investment grade and higher and are traded in highly liquid markets. Therefore, negative changes in the fair values as a result of unforeseen deteriorating economic conditions should only be temporary. Further, management believes that the Company’s other sources of liquidity, as well as the cash flow from principal and interest payments from the securities portfolios, reduces the risk that losses would be realized as a result of needed liquidity from the securities portfolio.

Goodwill Impairment Beginning January 1, 2002, the Company’s goodwill was no longer amortized, but tested annually for impairment. The amount of goodwill at December 31, 2004 totaled approximately $2.6 million and was acquired in 1995 as a result of the purchase of a community bank within the Company’s market. The Company has a commercial bank deposit market share of approximately 35 percent in this market, which had a population increase of over 25 percent during the past ten years.

    The assessment as to the continued value for goodwill involves judgments, assumptions and estimates regarding the future.
    The population in this market is forecast by the Bureau of Economic and Business Research at the University of Florida to continue to grow at a 20 percent plus rate over the next ten years. Our highly visible local market orientation, combined with a wide range of products and

2004 SEACOAST BANKING CORPORATION OF FLORIDA

services and favorable demographics, has resulted in increasing profitability over the long term in this market. There is data available indicating that both the products and customers serviced have grown since the acquisition, which is attributable to the increased profitability and supports the goodwill value at December 31, 2004.

Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable we will incur an expense and the amount can be reasonably estimated. We involve internal and external experts, such as attorneys, consultants and other professionals, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, we or our experts may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims.

Results of Operation

Net Interest Income Net interest income (on a fully taxable equivalent basis) for 2004 totaled $52,907,000, $8,597,000 or 19.4 percent higher than for 2003. Net interest margin on a tax equivalent basis increased 32 basis points to 3.89 percent from 3.57 percent for 2002. The following details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

	Net Interest	Net Interest
(Dollars in thousands)	Income	Margin

Fourth quarter 2003	$11,858	3.70%
First quarter 2004	12,467	3.84
Second quarter 2004	12,784	3.84
Third quarter 2004	13,498	3.97
Fourth quarter 2004	14,158	3.88

    The net interest margin steadily improved quarter to quarter during 2004, with the exception of the fourth quarter of 2004. The Company experienced substantial deposit growth in the fourth quarter as a result of insurance proceeds and increased business activity resulting from the hurricane damage that occurred in September 2004. These funds were invested in short term assets with lower yields which compressed the net interest margin in the fourth quarter of 2004.
    The yield on earning assets for 2004 was 4.94 percent, 5 basis points higher than 2003’s result, reflecting an improving earning assets mix in 2004. The following details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2004	2004	2004	2004	2003

Yield	4.97%	5.02%	4.85%	4.89%	4.85%

    The yield on loans declined 49 basis points to 6.06 percent over the last twelve months. Partially offsetting this decline was an increase in the yield on investment securities of 59 basis points year over year to 3.41 percent. In addition, average earning assets for 2004 increased $115.9 million or 9.3 percent compared to 2003. Average loan balances grew $121.3 million (or 17.9 percent) to $799.6 million, average federal funds sold increased $12.4 million to $18.8 million, and average investment securities declined $17.8 million (or 3.2 percent) to $540.4 million. The increase in loans was principally in commercial real estate loans, in part reflecting the Company’s successful de novo expansion into northern Palm Beach County. Total loans in this new market grew to $134.7 million with a total of $79.4 million funded during the past year. The addition of two full service branches in Palm Beach County in the first quarter of 2005 will further expand the Company’s origination capabilities. For the year 2004, loan officers in the Palm Beach County market originated a total of $126.5 million in loans (including unfunded commitments) and ended the year with a pipeline of approximately $125.0 million in additional loans. Closed residential loan production during 2004 totaled $204.5 million, of which $78.4 million was sold servicing released to manage interest rate risk and to generate fee income. A total of $224 million in

Management’s Discussion & Analysis

residential mortgages were originated during the twelve months ended December 31, 2004, compared to $261 million during the same period in 2003. Residential production was disrupted in September 2004 by two hurricanes that directly hit the Company’s markets and resulted in fewer applications processed. Lower production ($42.1 million) and fee income ($347,000) was recorded in the fourth quarter 2004.

    Activity in the Company’s securities portfolio was more limited in 2004, with maturities of securities of $132.3 million and purchases totaling $308.2 million. Sales proceeds totaled $136.7 million and were transacted primarily to provide liquidity for funding of lending activities. In comparison, for 2003 maturities and purchases of securities totaled $369.2 million and $666.2 million, respectively, and sales proceeds totaled $141.8 million.
    Year over year the mix of earning assets and funding sources has improved slightly. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 58.9 percent for 2004 compared to 54.6 percent a year ago, while securities decreased from 44.9 percent to 39.8 percent. In addition to increasing total loans as a percentage of earning assets, the Company successfully changed the mix of loans, with commercial volumes increasing as a percentage of total loans and lower yielding long term residential loan balances declining (see “Loan Portfolio” and Table 9 – Loans Outstanding). Average certificates of deposit (CDs) (a higher cost component of interest-bearing liabilities) as a percentage of interest-bearing liabilities decreased to 34.0 percent in 2004, compared to 36.9 percent in 2003, reflecting diminished funding requirements. Approximately $238 million in CDs matured during 2004 and $207 million are expected to mature in 2005. Average balances for lower cost interest bearing deposits (NOW, savings and money market balances) increased to 55.3 percent of interest bearing liabilities, versus 50.4 percent a year ago, favorably affecting deposit mix. Borrowings (including federal funds purchased, sweep repurchase agreements with customers of the Company’s subsidiary, and other borrowings) decreased to 10.7 percent of interest bearing liabilities for 2004 from 12.6 percent a year ago, reflecting a decline in Federal Home Loan Bank (FHLB) borrowings.
    The cost of interest-bearing liabilities in 2004 decreased 29 basis points to 1.36 percent from 1.65 percent. Declines in rates paid by the Company occurred throughout 2003 and continued in the first and second quarter of 2004, with the trend reversing in the third quarter of 2004, a result of the impact of the Federal Reserve increasing short term interest rates by 125 basis points, including increases of 50 basis points in the third and fourth quarters of 2004 (a total of 100 basis points). The following table details the cost of interest-bearing liabilities for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2004	2004	2004	2004	2003

Rate	1.44%	1.37%	1.30%	1.34%	1.46%

    The average aggregated balance for NOW, savings and money market balances increased $76.6 million or 15.2 percent to $579.3 million from 2003 and average noninterest bearing deposits increased $58.3 million or 28.9 percent to $260.2 million, while average certificates of deposit declined $11.8 million or 3.2 percent to $356.2 million. Growth in low-cost/no cost funding sources reflects the Company’s longstanding strategy of building core customer relationships and tailoring its products and services to satisfy customer needs. Average short-term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary bank) also increased, by $7.3 million or 11.2 percent to $72.3 million for 2004, versus a year ago. Maturing debt from the FHLB on December 1, 2003 totaling $25.0 million was the primary cause for a decline during 2004 in averages other borrowings of $21.0 million or 34.4 percent. As a result of the maturity, the rate paid on other borrowings decreased 114 basis points year over year to 3.34 percent.
    During 2004 and 2003, the Company utilized derivatives in an effort to minimize net interest margin compression. In the latter part of 2002 and into the first quarter of 2003, the Company’s interest rate risk position shifted to a more asset sensitive profile. To manage this, on January 3, 2003 the Company swapped fixed rate payments on CDs with varying maturities beginning in October 2005 and ending October 2007 with a notional amount of $54 million to floating (three month LIBOR). The swap reduced interest expense on CDs by $738,000 and $867,000 during 2004 and 2003, respectively. In addition, on January 7, 2004, the Company hedged $15.0 million in FHLB borrowings with an interest rate swap negotiated through Citigroup. The pay floating receive fixed rate swap matures on the same date as the $15.0 million borrowing (November 12, 2009). Under the terms of the agreement, the Company swapped fixed rate payments at 6.10 percent to floating (three month LIBOR plus 230 basis points). A third swap on January 30, 2004 hedges the remaining $25.0 million in FHLB borrowings

2004 SEACOAST BANKING CORPORATION OF FLORIDA

through a pay fixed receive floating rate swap through Citigroup. The swap matures on the same date as the $25.0 million borrowing (January 30, 2006). The Company swapped floating rate (three-month LIBOR) to a fixed rate payment (3.12 percent). Interest expense on other borrowings was higher by $21,000 during 2004 as a result of these last two swaps (aggregated).

    Net interest income (on a fully taxable equivalent basis) for 2003 totaled $44,310,000, $1,831,000 or 4.0 percent less than for 2002. Net interest margin on a tax equivalent basis declined 43 basis points to 3.57 percent for 2003 from 2002’s result. However, fourth quarter 2003’s net interest margin improved 39 points to 3.70 percent from third quarter 2003 after declining 19 basis points to 3.31 percent in the third quarter of 2003 from second quarter 2003, declining 26 basis points to 3.50 percent in the second quarter of 2003 from first quarter 2003, and declining 14 basis points to 3.76 percent in the first quarter of 2003 from fourth quarter 2002.
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
    Over most of 2003, higher principal repayments of loans and investments combined with deposit growth were invested in earning assets at lower rates. The yield on earning assets for 2003 declined 111 basis points to 4.89 percent from 6.00 percent for 2002. Decreases in the yield on loans of 67 basis points to 6.55 percent, the yield on securities of 100 basis points to 2.92 percent, and the yield on federal funds sold of 54 basis points to 1.10 percent were recorded during 2003. Average earning assets for 2003 increased $89.9 million or 7.8 percent compared to 2002. While total loan balances increased year over year, average loan balances declined $70.6 million to $678.3 million, average federal funds sold decreased $25.8 million to $6.3 million, and average investment securities increased $186.4 million to $558.2 million. The decline in loans was principally in residential real estate loans, reflecting the low interest rate environment that provided customers the opportunity to refinance. While residential loan origination was exceptional, totaling $261 million for 2003, the majority of residential mortgage loans were sold servicing released to manage interest rate risk and to generate fee income.
    The cost of interest-bearing liabilities in 2003 decreased 81 basis points to 1.65 percent from 2002, with rates for NOW, savings, money market accounts, and certificates of deposit (CDs) decreasing 40, 41, 43, and 123 basis points, respectively. The average aggregated balance for NOW, savings and money market balances increased $40.9 million to $502.7 million from 2002 and average noninterest bearing deposits increased $27.8 million (or 15.9 percent) to $201.9 million, while average certificates of deposit declined $13.4 million to $368.0 million. During the first quarter of 2003, a $25 million adjustable rate borrowing tied to LIBOR with a three-year term (maturing on January 30, 2006) was acquired through the FHLB, effecting an increase in average other borrowings of $20.9 million to $60.9 million during 2003 compared to 2002, but reducing the overall cost of other borrowings from 6.42 percent for 2002 to 4.48 percent for 2003. Average short term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary bank) also increased, by $10.0 million to $65.0 million during 2003, versus 2002.
    Year over year the mix of earning assets and interest bearing liabilities has changed. Loans as a percentage of average earning assets totaled 54.6 percent in 2003 compared to 65.0 percent in 2002, while securities increased from 32.2 percent to 44.9 percent and federal funds sold decreased from 2.8 percent to 0.5 percent. Average CDs as a percentage of interest-bearing liabilities decreased to 36.9 percent in 2003, compared to 40.7 percent in 2002, reflecting diminished funding requirements. Approximately $210 million in CDs matured during 2003. Lower cost interest bearing deposits (NOW, savings and money market balances) increased to 50.4 percent of interest bearing liabilities, versus 49.2 percent a year ago, favorably affecting deposit mix. Borrowings (including federal funds purchased, sweep repurchase agreements with customers of the Company’s subsidiary, and other borrowings) increased to 12.6 percent of interest bearing liabilities in 2003 from 10.1 percent a year ago, reflecting

Management’s Discussion & Analysis

an increase in average balances maintained by customers utilizing sweep arrangements and the new FHLB borrowing.

Noninterest Income

    Noninterest income, excluding gains and losses from securities sales, totaled $18,462,000 for 2004, a $2,435,000 or 11.7 percent lower than 2003, compared to an increase of $2,561,000 or 14.0 percent in 2003 over 2002. Noninterest income accounted for 25.9 percent of net revenue in 2004, compared to 32.1 percent in 2003 and 28.5 percent in 2002.
    Revenues from the Company’s financial services businesses have rebounded during 2004. Brokerage commissions and fees increased $579,000 or 31.1 percent and trust income increased $207,000 or 10.1 percent during 2003, versus a year ago. Financial market turmoil in 2002 and 2003 affected investment management revenues with consumers avoiding the riskier equities markets for more conservative deposit products. Revenues from the Company’s financial services businesses for 2003 were lower than for 2002, with brokerage commissions and fees $182,000 or 8.9 percent lower year over year and trust income lower as well, declining $134,000 or 6.2 percent for 2003 compared to 2002. The Company believes it can be successful and expand its customer relationships through sales of investment management and brokerage products, including insurance. General improvements in the national economy and continued improvement in equity markets should positively impact revenues from investment management services.
    The Company is among the leaders in the production of residential mortgage loans in its market. In 2004, residential loan production totaled $224 million (compared to $261 million in 2003 and $194 million in 2002). Beginning in the third quarter 2003, the Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio. As a result, sales of residential mortgage loans in 2004 were lower, totaling $78 million in 2004 compared to $188 million in 2003 and $137 million in 2002. Mortgage banking revenue declined in 2004 by $2,599,000 or 58.8 percent versus 2003, after increasing $1,059,000 or 31.5 percent in 2003 versus 2002. Mortgage banking revenues are partially dependent upon favorable interest rates, as well as, good overall economic conditions. Recent increases in interest rates have begun to negatively impact revenue due to a decline in overall mortgage activity in the Company’s markets and a shifting of production into portfolio based mortgage products. However, the future for production of residential mortgages looks favorable with the Company’s further expansion into northern Palm Beach County and the addition of locations in Brevard County. Residential loans are processed by commissioned originators, as well as the Company’s branch personnel.
    Greater usage of check cards over the past three years by core deposit customers and an increased cardholder base increased interchange income. Debit card income increased $175,000 or 15.0 percent in 2004 year over year, and was $189,000 or 19.3 percent greater in 2003 than 2002. While VISA and MasterCard agreed in principle to a reduction in check card interchange rates effective August 1, 2003, which did result in lower fees and income of $20,000 per month over the remainder of 2003, in 2004 both VISA and MasterCard began to increase fees again. Other deposit based electronic funds transfer income, which increased $35,000 or 7.9 percent in 2004 and $65,000 or 17.3 percent in 2003, were not impacted.
    Service charges on deposits totaling $4,479,000 were $428,000 or 8.7 percent lower year over year versus 2003. In comparison, service charges on deposits were $198,000 or 3.9 percent lower year over year versus 2002. Higher balances maintained by customers in core deposit accounts reduced service charge fees collected and lower overdraft fees were the primary cause for the greater decline in 2004.
    Marine finance fees from the sale of marine loans decreased $164,000 or 5.2 percent to $2,997,000 for 2004, after increasing $1,753,000 or 124.5 percent to $3,161,000 in 2003 versus 2002. The Company’s marine finance division (Seacoast Marine Finance) produced $171 million in marine loans during 2004, compared to $184 million in 2003 and $92 million in 2002. Of the $171 million produced in 2004, a total of $155 million was sold. In comparison, for 2003 marine loans totaling $170 million were sold. Seacoast Marine Finance is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida and California. In November 2002 the division added seven employees to its production team in California to better serve the western markets, including Washington and Oregon. A full year impact of this expansion was realized in 2003. The Company continues to look for opportunities to expand its market penetration of its marine finance business.
    Merchant income for 2004 was $352,000 or 21.9 percent higher than in 2003, and was $148,000 or 10.1 percent higher in 2003 compared to 2002. Merchant income as a source of revenue is dependent upon the volume of credit card transactions that occur with merchants who have business demand deposits with the Company’s subsidiary bank. The Company’s expansion into new markets has positively impacted the growth in business demand deposits, which at December 31, 2004 were

2004 SEACOAST BANKING CORPORATION OF FLORIDA

higher by $54.9 million or 41.9 percent year over year, and has also resulted in increased merchant income.

    As previously indicated, the Company has restated prior period financial results because the initial documentation of an interest rate swap as a hedge not being sufficient under the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The restatement primarily changed the timing of recognition of changes in the fair value of the interest rate swap. There was no effect on cash flow, and the economic effects of the transactions did not change, but for in 2004 an interest rate swap loss of $701,000 was recorded to noninterest income.
    Sales of investment securities in 2004 were transacted principally to provide liquidity for lending activities. Sales of investment securities in 2003 and 2002 were transacted by the Company to restructure the portfolio as part of its overall interest rate risk management.

Noninterest Expenses

    When compared to 2003, noninterest expenses for 2004 increased by $4,818,000 or 11.3 percent to $47,281,000, compared to an increase of $2,673,000 or 6.7 percent in 2003. The Company’s overhead ratio has ranged in the low 60s over the past few years. However, the 66.2 percent and 65.1 percent efficiency ratios for 2004 and 2003, respectively, were higher, primarily as a result of market expansion.
    Salaries and wages increased $2,478,000 or 14.9 percent to $19,119,000 during 2004 compared to 2003. Base salaries increased $1,604,000 or 10.7 percent and incentives were $937,000 higher, while commissions on revenue from brokerage activities were $257,000 higher. A portion of the increase in base salaries was directly attributable to lending and branch personnel in the new Palm Beach County market ($421,000) and for lending personnel in the new loan production office in Brevard County ($132,000). Key manager incentives and stock award compensation (tied to specific Company performance measurements) were higher in 2004, representing a $1,049,000 increase year over year in incentives. For 2003, salaries and wages increased $880,000 or 5.6 percent to $16,641,000 compared to 2002. The increase included $307,000 for branch personnel in two new offices opened in Palm Beach County in January of 2003, $94,000 for the Port St. Lucie, Florida Wal-Mart office opened in October 2002, and $258,000 for personnel in California in the marine finance division added in November 2002.
    Employee benefits increased $436,000 or 9.5 percent from 2003, and were $291,000 or 6.8 percent higher in 2003 compared to 2002. Profit sharing accruals were $432,000 higher in 2004, as were payroll taxes, up $152,000 year over year; partially offsetting, better claims experience resulted in a $147,000 decline in health insurance in 2004. For 2003, group health insurance costs were the primary cause for the increase, up $304,000 compared to 2002.
    Occupancy and furniture and equipment expenses during 2004, on an aggregate basis, increased $453,000 or 8.0 percent year over year, versus a $341,000 or 6.4 percent increase in 2003 compared to 2002. For 2004, the significant increases were in lease payments for premises, utility costs, and furniture and equipment purchases, up $172,000, $77,000 and $101,000, respectively. Costs related to new locations impacted both 2004 and 2003. New branches in Palm Beach County and the lending office added in Brevard County, as well as the office in California and the Port St. Lucie Wal-Mart (both opened in 2002), added $161,000 and $403,000, respectively, to occupancy expenses and furniture and equipment expenses for 2004 and 2003. Partially offsetting in 2003, depreciation expense for furniture and equipment at offices other than the new locations was $204,000 lower.
    Outsourced data processing costs totaled $5,716,000 for 2004, an increase of $451,000 or 8.6 percent from a year ago versus a $470,000 or 9.8 percent increase in 2003. The Company utilizes third parties for its core data processing system and merchant credit card services processing. Outsourced data processing costs are directly related to the number of transactions processed and increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular.
    Legal and professional fees, which include auditing fees charged by the Company’s external auditors, increased $507,000 or 37.9 percent to $1,843,000 for 2004, compared to a year ago. Higher professional fees and external audit fees associated with the Company’s effort to comply with the requirements of the Sarbanes-Oxley Act added approximately $500,000 in direct expenses to overhead in 2004.
    Marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, increased by $346,000 or 16.3 percent in 2004, compared to an $83,000 or 4.1 percent increase in 2003 versus 2002. Newspaper advertising was $252,000 higher during 2004, primarily due to additional costs for advertising in the new Palm Beach County market.
    Other expenses increased $297,000 in 2004 or 4.5 percent to $6,959,000 and $912,000 in 2003 or 15.9 percent to $6,662,000. The primary increase in 2003 compared to

Management’s Discussion & Analysis

2002 was in subcontractor fees paid to marine finance solicitors, which increased by $500,000 from 2002, principally due to the addition of sales staff in California. Higher insurance premiums (for directors and officers liability and blanket bond coverage) occurred as well in 2003, a direct result of financial scandals (Enron, WorldCom, etc.). Remaining unchanged for a number of years, retainers for directors and meeting fees were also increased in 2003.

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

    Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent given a parallel change in interest rates (up or down) of 200 basis points. The Company’s ALCO model simulations indicate net interest income would increase 2.2 percent if interest rates gradually rise 200 basis points over the next twelve months. While management places a lower probability on significant rate declines after the Federal Reserve’s 25 basis point increases in June, August, September, November and December 2004 (a total of 125 basis points), the model simulation indicates net interest income would increase 0.1 percent over the next twelve months given a gradual decline in interest rates of 100 basis points. It has been the Company’s experience that non-maturity core deposit balances are stable and subjected to limited re-pricing when interest rates increase or decrease within a range of 200 basis points.
    On December 31, 2004, the Company had a negative gap position based on contractual and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 14.0 percent (see “Table 19 – Interest Rate Sensitivity Analysis”).
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
    The Company also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to increase the EVE 7.3 percent versus the EVE in a stable rate environment. An instantaneous 100 basis point decrease in rates is estimated to decrease the EVE 10.6 percent versus the EVE in a stable rate environment.

2004 SEACOAST BANKING CORPORATION OF FLORIDA

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

Contractual Commitments

	December 31, 2004

			Over One Year
		One Year	Through	Over
(In thousands)	Total	or Less	Three Years	Three Years

Deposit maturities	$1,372,466	$1,221,671	$141,850	$ 8,945
Short-term borrowings	86,919	86,919
Long-term debt	39,912	25,000	14,912
Operating leases	22,705	1,970	4,444	16,291

	$1,522,002	$1,310,560	$171,294	$40,148

Funding sources primarily include customer-based core deposits, purchased funds, and collateralized borrowings, cash flows from operations, and asset securitizations and sales.

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
    Contractual maturities for assets and liabilities are reviewed to adequately maintain current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities available for sale and federal funds sold. The Company has access to federal funds and FHLB lines of credit and is able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2004, the Company had available lines of credit of $195 million. At December 31, 2004, the Company had $380 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 2003, the amount of securities available and not pledged was $344 million.
    Liquidity, as measured in the form of cash and cash equivalents (including federal funds sold and interest bearing deposits), totaled $89,678,000 at December 31, 2004 as compared to $45,183,000 at December 31, 2003. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in the Company’s securities portfolio and loan portfolio. At December 31, 2004, cash and cash equivalents were higher due to what management considers temporary funding (higher deposit growth), resulting from insurance proceeds and increased business activity resulting from the hurricane damage which occurred in September 2004.

Management’s Discussion & Analysis

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
    Credit risk of these transactions is managed by establishing a credit limit for each counterparty and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2004 included derivative product assets of $18,000 and derivative product liabilities of $802,000 (see “Note T – Derivative Financial Instruments”).
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
    Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $307 million at December 31, 2004, and $168 million at December 31, 2003.

Income Taxes Income taxes as a percentage of income before taxes were 35.1 percent for 2004, compared to 34.6 percent in 2003 and 38.8 percent for 2002. Beginning in January 2003 the Company formed a subsidiary and transferred certain real estate assets to a real estate investment trust (REIT). As a result, the Company’s state income tax liability was reduced.

Financial Condition Total assets increased $262,053,000 or 19.4 percent to $1,615,876,000 in 2004, after increasing $72,526,000 or 5.7 percent to $1,353,823,000 in 2003.

Capital Resources Table 8 summarizes the Company’s capital position and selected ratios. The Company’s ratio of shareholders’ equity to period end total assets was 6.70 percent at December 31, 2004, compared with 7.69 percent one year earlier. The Company manages the size of its equity through a program of share repurchases of its outstanding Common stock. A total of 778,000 stock option shares are outstanding, of which 509,000 are exercisable; during 2004, 113,000 shares were exercised (see “Note H – Employee Benefits”). In treasury stock at December 31, 2004, there were 1,635,293 shares totaling $16,172,000, compared to 1,600,024 shares or $15,350,000 a year ago.

Loan Portfolio Table 9 shows total loans (net of unearned income) by category outstanding.

    Total loans (net of unearned income and excluding the allowance for loan losses) were $899,547,000 at December 31, 2004, $190,755,000 or 26.9 percent more than at December 31, 2003. At December 31, 2003, total loans of $708,792,000 were $20,631,000 or 3.0 percent higher than at December 31, 2002.
    The historical low interest rate environment and our strategy to reduce the relative size of the residential loan portfolio and increase the size of our commercial and consumer loan portfolios caused overall loan growth to decline during the first two quarters of 2003. This trend reversed in the third and fourth quarters of 2003 with

2004 SEACOAST BANKING CORPORATION OF FLORIDA

loans increasing $13.0 million or 7.8 percent (annualized) and $44.7 million or 26.9 percent (annualized), respectively. Beginning in the third quarter 2003, the Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio. As a result, sales of residential mortgage loans in 2004 were lower, with $78 million in loans sold from production totaling $224 million (compared to $188 million from production of $261 million in 2003). Loans continued to increase in each quarter during 2004, by $31.0 million or 17.5 percent (annualized) during the first quarter of 2004, $49.5 million or 26.8 percent (annualized) during the second quarter of 2004, $69.8 million or 35.4 percent (annualized) during the third quarter of 2004, and $40.4 million or 18.8 percent (annualized) during the fourth quarter of 2004. The response to the expansion in Palm Beach County continues to be very positive. At December 31, 2004, $134.7 million in loans are outstanding with a loan pipeline of approximately $122 million pending at year-end 2004. The Company anticipates loan balances to continue to increase prospectively and that the mix of consumer, commercial real estate and residential loans outstanding at December 31, 2004 will remain approximately unchanged going forward.

    At December 31, 2004, the Company’s mortgage loan balances secured by residential properties amounted to $246,935,000 or 27.5 percent of total loans (versus $244,025,000 or 34.4 percent a year ago). Loans secured by residential properties having fixed rates totaled approximately $125 million at December 31, 2004, of which 15-and 30-year mortgages totaled approximately $32 million and $30 million, respectively. Remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. In comparison, loans secured by residential properties having fixed rates totaled approximately $124 million at December 31, 2003, with 15- and 30-year fixed rate residential mortgages totaling approximately $41 million and $34 million, respectively.
    The Company also sold $155 million in marine loans (generated by Seacoast Marine Finance), compared to $170 million in 2003. All loan sales (residential and marine) are without recourse.
    The Company’s loan portfolio secured by commercial real estate increased $142.5 million or 46.9 percent over the last twelve months. The Company’s commercial real estate lending strategy stresses quality loan growth from local businesses, professionals, experienced developers and investors. At December 31, 2004, the Company had commercial real estate loans totaling $446.3 million or 49.6 percent of total loans (versus $303.8 million or 42.9 percent a year ago). The Company’s top ten commercial real estate funded and unfunded loan relationships aggregated to $136.5 million at December 31, 2004. At December 31, 2004 and 2003, funded and unfunded commitments for commercial real estate loans were comprised of the following types of loans:

	2004			2003

(In millions)	Funded	Unfunded	Total	Funded	Unfunded	Total

Office buildings	$ 54.3	$ 13.0	$ 67.3	$ 42.8	$ 2.1	$ 44.9
Retail trade	43.5	6.0	49.5	39.5	-	39.5
Land development	139.4	151.0	290.4	64.5	45.0	109.5
Industrial	30.5	3.9	34.4	27.6	2.6	30.2
Healthcare	25.8	0.4	26.2	26.5	2.7	29.2
Churches and educational facilities	17.6	1.9	19.5	13.8	4.5	18.3
Recreation	8.8	-	8.8	9.3	-	9.3
Multifamily	16.8	4.7	21.5	7.5	8.3	15.8
Mobile home parks	5.5	-	5.5	4.9	-	4.9
Land	37.9	5.4	43.3	7.5	2.9	10.4
Lodging	5.3	-	5.3	6.1	-	6.1
Restaurant	3.4	0.1	3.5	1.8	0.1	1.9
Other	57.5	2.7	60.2	52.0	2.3	54.3

Total	$446.3	$189.1	$635.4	$303.8	$70.5	$374.3

    Construction and land development loans increased $145.0 or 135.1 percent from a year ago to $252,329,000 at December 31, 2004. Of this total, $194,581,000 is collateralized by commercial real estate and $57,748,000 by residential real estate. In comparison, at December 31, 2003, $77,472,000 was collateralized by commercial real

Management’s Discussion & Analysis

estate and $29,843,000 by residential real estate. All of the commercial real estate construction and land development loans are included in the table above. Some of the commercial real estate loans will convert to permanent financing as mortgages, while many of these loans will payoff, the source of repayment from the sale. Strong demand in the Company’s market area and the rate of absorption of new real estate product have provided the opportunity for growth in these type loans, with expectations in the near term that growth may continue, perhaps at a more moderate pace in 2005 as interest rates rise.

    Loans and commitments for one-to-four family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made. The Company was also a creditor for consumer loans to individual customers (including installment loans, loans for automobiles, boats, and other personal, family and household purposes) totaling $81,831,000 (versus $84,512,000 a year ago), real estate construction loans secured by residential properties totaling $39,736,000 (versus $15,901,000 a year ago) and residential lot loans totaling $18,012,000 (versus $13,942,000 a year ago).
    The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents and seasonal visitors. Real estate mortgage lending is an important segment of the Company’s lending activities. Exposure to market interest rate volatility with respect to mortgage loans is managed by attempting to match maturities and re-pricing opportunities for assets against liabilities and through loan sales. At December 31, 2004, approximately $111 million or 48 percent of the Company’s residential mortgage loan balances were adjustable, compared to $109 million or 47 percent a year ago.
    The Company’s historical charge-off rates for residential real estate loans have been minimal, with no charge-offs or recoveries for 2004 compared to $1,000 in net recoveries for 2003. The Company considers residential mortgages less susceptible to adverse effects from a downturn in the real estate market.
    Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $87 million and $165 million, respectively, at December 31, 2004, compared to $80 million and $146 million, respectively, a year ago.
    Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company’s commercial loan portfolio totaled $66,240,000 at December 31, 2004, compared to $46,310,000 at December 31, 2003.
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
    At December 31, 2004, the Company had commitments to make loans of $307,021,000, compared to $168,448,000 at December 31, 2003 (see “Note N – Contingent Liabilities and Commitments with Off-Balance Sheet Risk”).

Deposits and Borrowings Total deposits increased $242,824,000 or 21.5 percent to $1,372,466,000 at December 31, 2004, compared to one year earlier. In comparison to 2002, deposits increased $99,102,000 or 9.6 percent in 2003 to $1,129,642,000. Certificates of deposits decreased $10,870,000 or 2.9 percent to $358,285,000 over the past twelve months, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $141,659,000 or 26.9 percent to $669,059,000, and noninterest bearing demand deposits increased $112,035,000 or 48.1 percent to $345,122,000. The Company’s success in marketing desirable products, in particular its new premium money market product during 2004, enhanced growth in lower cost interest bearing deposits. Growth in business demand deposits of $54,901,000 and personal demand deposits of $51,607,000 comprised most of the increase in noninterest bearing deposits.

    Repurchase agreement balances increased over the past twelve months by $12,761,000 or 17.2 percent to $86,919,000 at December 31, 2004. Repurchase agreements are offered by the Company’s subsidiary bank to select customers who wish to sweep excess balances on a

2004 SEACOAST BANKING CORPORATION OF FLORIDA

daily basis for investment purposes. The numbers of sweep repurchase accounts decreased from 111 a year ago to 104 at December 31, 2004. A fewer number of customers are maintaining larger balances.

    At December 31, 2004 and 2003, no balance for federal funds purchased was outstanding.
    At December 31, 2004, other borrowings were $39,912,000 compared to $40,000,000 a year ago, entirely comprised of funding from the FHLB. An interest rate swap transacted in January 2004 resulted in an $88,000 fair value adjustment recorded to borrowings at December 31, 2004, accounting for the change year over year (see “Note T – Derivative Financial Instruments”). Transactions during 2003 affected the composition of other borrowings. In January of 2003, a $25 million adjustable rate borrowing tied to LIBOR with a three-year term (maturing on January 30, 2006) was acquired increasing other borrowings to $65 million for most of the year. This was offset in December of 2003 when another fixed rate $25 million borrowing from FHLB matured.

Effects of Inflation and Changing Prices The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

    Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the general level of inflation. However, inflation affects financial institutions’ increased cost of goods and services purchased the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Mortgage originations and re-financings tend to slow as interest rates increase, and may reduce the Company’s fee income from such activities.

Securities Information related to yields, maturities, carrying values and unrealized gains (losses) of the Company’s securities is set forth in Tables 15-18.

    At December 31, 2004, the Company had $395,207,000 or 66.6 percent of total securities available for sale, compared to $484,223,000 or 85.7 percent at December 31, 2003. Securities held to maturity were carried at an amortized cost of $198,551,000, representing 33.4 percent of total securities, versus $80,866,000 or 14.3 percent a year ago. Most of the increase in securities held to maturity occurred November 1, 2004, when the Company transferred $110,474,000 in securities from held for sale to held to maturity. The transfer was made in anticipation of a predicted rising interest rate environment translating to further declines in fair value of the securities, thereby negatively affecting other comprehensive income and total shareholders’ equity.
    The Company’s total securities portfolio increased $28,669,000 or 5.1 percent from December 31, 2003 to December 31, 2004. Securities activity in 2004 was more limited. During 2004, a total of $136.7 million in proceeds derived from sales, maturities totaled $132.3 million and purchases of $308.2 million were recorded. The sales were transacted to provide liquidity for lending activities.
    Securities activity in 2003 reflects an effort to restructure the portfolio for better performance in the lower interest rate environment experienced. During 2003, a total of $74.9 million held for sale securities were reclassified to trading, and maturities and sales of securities of $369.2 million and $141.8 million, respectively, and purchases totaling $666.2 million were recorded. The restructuring and reclassification was necessary due to increased prepayments of collateralized mortgage obligations, which resulted in unacceptable asset sensitivity, accelerated premium amortization and a decline in investment portfolio yield. Securities losses and write-downs related to trading securities totaled $1,994,000, but were partially offset by net gains on sales of $822,000.
    Management controls the Company’s interest rate risk by maintaining a low average duration for the securities portfolio through the acquisition of securities returning principal monthly that can be reinvested. The estimated average life of the investment portfolio at December 31, 2004 was 2.3 years, lower than a year ago when the average life was 2.9 years.
    At December 31, 2004, unrealized net securities losses totaled $3,280,000, compared to net losses of $4,882,000 at December 31, 2003. While the Federal Reserve increased short-term interest rates 125 basis points during 2004, the Treasury yield curve flattened and duration of the Company’s portfolio shortened, resulting in slightly lower unrealized securities losses year over year.
    Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets.

Fourth Quarter Review Net income for the fourth quarter was $3.7 million or $0.24 diluted earnings per share, compared to $4.1 million or $0.26 diluted earnings

Management’s Discussion & Analysis

per share in the third quarter of 2004 and $3.5 million or $0.22 diluted earnings per share in the fourth quarter of 2003. Earnings are on a restated basis (see “Restatement of Prior Period Financial Statements” and “Quarterly Financial Information”). Returns on average assets and equity were 0.97 percent and 13.38 percent for the fourth quarter of 2004, compared to 1.16 percent and 14.98 percent in the third quarter of 2004, and 1.03 percent and 13.07 percent in the fourth quarter of 2003.

    Net interest income on a fully tax equivalent basis for the fourth quarter of 2004 was $14,158,000, $660,000 or 4.9 percent greater than for the third quarter of 2004 and $2,300,000 or 19.4 percent higher than a year ago for the same quarter. The net interest margin for the fourth quarter was 3.88 percent, an increase from the 3.70 percent achieved in last year’s fourth quarter but a nine basis point decline from the 3.97 percent in the third quarter of 2004. The improvement in the net interest margin from the prior year resulted from increased asset yields, an improved earning asset mix, as well as growth in loans outstanding. Average earning assets for the fourth quarter of 2004 reflected an increase of $179.5 million or 14.1 percent over the last twelve months, and average loans were up $187.8 million or 27.2 percent. The Company experienced substantial deposit growth in the fourth quarter as a result of insurance proceeds and increased business activity resulting from the hurricane damage that occurred in September 2004. Average interest bearing deposits increased $50.1 million or 21.4 percent annualized during the fourth quarter and average noninterest bearing deposits grew $57.9 million or 92.1 percent annualized. These funds were invested in short-term assets with lower yields that compressed the net interest margin in the fourth quarter. The net interest margin has steadily improved since the third quarter of 2003.
    The provision for loan losses during the fourth quarter of 2004 totaled $450,000, reflecting the strong loan growth the Company has experienced, and slightly higher net charge-offs of $349,000 in the fourth quarter (resulting from a single commercial creditor). The Company has maintained strong and consistent credit quality and historically maintained low net charge-offs (see “Allowance for Loan Losses” and “Nonperforming Assets”).
    Noninterest income, excluding securities gains and losses, increased $354,000 or 9.7 percent when compared to the fourth quarter of 2003. Growing revenues from investment management services (trust and brokerage, $181,000 or 18.3 percent higher than a year ago on an aggregate basis) and deposit based debit card and other EFT transactions (up $97,000 or 26.0 percent on a combined basis year over year) were partially offset by lower revenues from mortgage banking operations (due to lower refinance activities compared to 2003 and the impact of the hurricanes), which were down $117,000 or 25.2 percent. The swap transaction reduced the Company’s exposure to declines in interest rates that occurred over most of 2003 and was effective in economic terms, reducing interest expense $108,000 and $229,000, respectively, in the fourth quarters of 2004 and 2003.
    Noninterest expenses totaled $12.1 million, an increase of $2.0 million or 19.7 percent from the prior year’s fourth quarter. A portion of the growth resulted from increased wages, benefits, occupancy, marketing and other overhead due to the addition of branches and personnel in the Palm Beach and Brevard County markets, and from higher commissions, stock awards and other incentive compensation related to the Company’s improved performance. Also impacting overhead for the fourth quarter of 2004 were higher professional fees associated with the Company’s external audit and for assistance with the requirements of the Sarbanes-Oxley Act. This added approximately $500,000 in additional direct expenses for the total year, most of it occurring in the fourth quarter of 2004, with legal and professional fees increasing $587,000 or 268.0 percent year over year.

(This page intentionally left blank)

Financial Tables

Table 1 – Condensed Income Statement*

(Tax equivalent basis)	2004	2003	2002

Net interest income	3.72%	3.39%	3.80%
Provision for loan losses	0.07	0.00	0.00
Noninterest income
Securities gains (losses)	0.00	(0.09)	0.04
Other	1.30	1.60	1.51
Noninterest expenses	3.32	3.25	3.28

Income before income taxes	1.63	1.65	2.07
Provision for income taxes including tax equivalent adjustment	0.58	0.58	0.81

Net Income	1.05%	1.07%	1.26%

* As a Percent of Average Assets

Table 2 – Changes in Average Earning Assets

	Increase/Decrease		Increase/Decrease
(Dollars in thousands)	2004 vs 2003		2003 vs 2002

Securities:
Taxable	$(17,016)	(3.1)%	$187,266	50.9%
Nontaxable	(831)	(29.5)	(886)	(23.9)
Federal funds sold and other short term investments	12,413	195.5	(25,794)	(80.3)
Loans, net	121,310	17.9	(70,597)	(9.4)

TOTAL	$115,876	9.3%	$89,989	7.8%

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Table 3 – Rate/ Volume Analysis (on a Tax Equivalent Basis)

	2004 vs 2003				2003 vs 2002
	Due to Change in:				Due to Change in:

(Dollars in thousands)
Amount of increase (decrease)	Volume	Rate	Mix	Total	Volume	Rate	Mix	Total

EARNING ASSETS
Securities
Taxable	$(492)	$2,768	$(85)	$2,191	$7,261	$(3,633)	$(1,848)	$1,780
NonTaxable	(66)	(2)	1	(67)	(70)	1	0	(69)

	(558)	2,766	(84)	2,124	7,191	(3,632)	(1,848)	1,711
Federal funds sold and other short term investments	137	29	57	223	(422)	(172)	138	(456)
Loans	7,940	(3,265)	(584)	4,091	(5,098)	(5,063)	477	(9,684)

TOTAL EARNING ASSETS	7,519	(470)	(611)	6,438	1,671	(8,867)	(1,233)	(8,429)

INTEREST BEARING LIABILITIES
NOW (including Super NOW)	55	(45)	(6)	4	50	(241)	(21)	(212)
Savings deposits	50	(63)	(3)	(16)	48	(615)	(21)	(588)
Money market accounts	424	241	49	714	357	(1,079)	(130)	(852)
Time deposits	(318)	(1,462)	47	(1,733)	(526)	(4,696)	165	(5,057)

	211	(1,329)	87	(1,031)	(71)	(6,631)	(7)	(6,709)
Federal funds purchased and other short term borrowings	59	187	20	266	104	(130)	(24)	(50)
Long Term Borrowings	(939)	(694)	239	(1,394)	1,340	(775)	(405)	161

TOTAL INTEREST BEARING LIABILITIES	(669)	(1,836)	346	(2,159)	1,373	(7,536)	(435)	(6,598)

NET INTEREST INCOME	$8,188	$1,366	$(957)	$8,597	$298	$(1,331)	$(798)	$(1,831)

Table 4 – Changes in Average Interest Bearing Liabilities

	Increase/Decrease		Increase/Decrease
(Dollars in thousands)	2004 vs 2003		2003 vs 2002

NOW	$10,167	15.2%	$5,362	8.7%
Savings deposits	9,205	6.0	5,019	3.4
Money market accounts	57,225	20.2	30,553	12.1
Time deposits	(11,845)	(3.2)	(13,429)	(3.5)
Federal funds purchased and other short term borrowings	7,274	11.2	9,979	18.1
Other borrowings	(20,965)	(34.4)	20,890	52.2

TOTAL	$51,061	5.1%	$58,374	6.2%

Financial Tables

Table 5 – Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates1

	2004			2003			2002

	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

EARNING ASSETS
Securities
Taxable	$538,391	$18,245	3.39%	$555,407	$16,054	2.89%	$368,141	$14,274	3.88%
Nontaxable	1,987	156	7.85	2,818	223	7.91	3,704	292	7.88

	540,378	18,401	3.41	558,225	16,277	2.92	371,845	14,566	3.92
Federal funds sold and other short term investments	18,761	293	1.56	6,348	70	1.10	32,142	526	1.64
Loans[2]	799,649	48,491	6.06	678,339	44,400	6.55	748,936	54,084	7.22

TOTAL EARNING ASSETS	1,358,788	67,185	4.94	1,242,912	60,747	4.89	1,152,923	69,176	6.00
Allowance for loan losses	(6,389)			(6,407)			(6,895)
Cash and due from banks	38,957			40,455			39,886
Bank premises and equipment	17,909			16,528			15,456
Other assets	13,727			12,333			13,096

	$1,422,992			$1,305,821			$1,214,466

INTEREST BEARING LIABILITIES
NOW	$76,872	367	0.48%	$66,705	363	0.54%	$61,343	575	0.94%
Savings deposits	162,113	819	0.51	152,908	835	0.55	147,889	1,423	0.96
Money market accounts	340,295	2,811	0.83	283,070	2,097	0.74	252,517	2,949	1.17
Time deposits	356,192	8,159	2.29	368,037	9,892	2.69	381,466	14,949	3.92
Federal funds purchased and other short term borrowings	72,268	789	1.09	64,994	523	0.80	55,015	573	1.04
Other borrowings	39,925	1,333	3.34	60,890	2,727	4.48	40,000	2,566	6.42

TOTAL INTEREST BEARING LIABILITIES	1,047,665	14,278	1.36	996,604	16,437	1.65	938,230	23,035	2.46
Demand deposits	260,229			201,921			174,154
Other liabilities	6,546			5,229			5,010

	1,314,440			1,203,754			1,117,394
Shareholders’ equity	108,552			102,067			97,072

	$1,422,992			$1,305,821			$1,214,466

Interest expense as % of earning assets			1.05%			1.32%			2.00%
Net interest income/yield on earning assets		$52,907	3.89%		$44,310	3.57%		$46,141	4.00%

1.	The tax equivalent adjustment is based on a 34% tax rate.
2.	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Table 6 – Noninterest Income

	Year Ended			% Change

(Dollars in thousands)	2004	2003	2002	04/03	03/02

Service charges on deposit accounts	$4,479	$4,907	$5,105	(8.7)%	(3.9)%
Trust fees	2,250	2,043	2,177	10.1	(6.2)
Mortgage banking fees	1,824	4,423	3,364	(58.8)	31.5
Brokerage commissions and fees	2,442	1,863	2,045	31.1	(8.9)
Marine finance fees	2,997	3,161	1,408	(5.2)	124.5
Debit card income	1,344	1,169	980	15.0	19.3
Other deposit based EFT fees	476	441	376	7.9	17.3
Merchant income	1,962	1,610	1,462	21.9	10.1
Interest rate swap profits (losses)	(701)	0	0	n/m	n/m
Other	1,389	1,280	1,419	8.5	(9.8)

	18,462	20,897	18,336	(11.7)	14.0
Securities gains (losses)	44	(1,172)	457	n/m	n/m

TOTAL	$18,506	$19,725	$18,793	(6.2)%	5.0%

n/m = not meaningful

Table 7 – Noninterest Expenses

	Year Ended			% Change

(Dollars in thousands)	2004	2003	2002	04/03	03/02

Salaries and wages	$19,119	$16,641	$15,761	14.9%	5.6%
Employee benefits	5,031	4,595	4,304	9.5	6.8
Outsourced data processing costs	5,716	5,265	4,795	8.6	9.8
Telephone /data lines	1,167	1,116	1,006	4.6	10.9
Occupancy	4,229	3,956	3,365	6.9	17.6
Furniture and equipment	1,919	1,739	1,989	10.4	(12.6)
Marketing	2,465	2,119	2,036	16.3	4.1
Legal and professional fees	1,843	1,336	1,538	37.9	(13.1)
FDIC assessments	171	163	173	4.9	(5.8)
Amortization of intangibles	0	150	252	n/m	(40.5)
Other	5,621	5,383	4,571	4.4	17.8

TOTAL	$47,281	$42,463	$39,790	11.4%	6.7%

n/m = not meaningful

Financial Tables

Table 8 – Capital Resources

	December 31

(Dollars in thousands)	2004	2003	2002

TIER 1 CAPITAL
Common stock	$1,710	$1,710	$1,555
Additional paid in capital	26,950	26,911	26,994
Retained earnings	101,501	95,336	89,960
Restricted stock awards	(3,333)	(1,947)	0
Treasury stock	(16,172)	(15,350)	(18,578)
Valuation allowance	0	0	(15)
Intangibles	(2,650)	(2,658)	(2,840)

TOTAL TIER 1 CAPITAL	108,006	104,002	97,076
TIER 2 CAPITAL
Allowance for loan losses, as limited	6,598	6,160	6,826

TOTAL TIER 2 CAPITAL	6,598	6,160	6,826

TOTAL RISK-BASED CAPITAL	$114,604	$110,162	$103,902

Risk weighted assets	$1,041,840	$797,352	$754,099

Tier 1 risk based capital ratio	10.36%	13.04%	12.87%
Total risk based capital ratio	10.99	13.80	13.77
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	7.10	7.81	7.99
Regulatory minimum	4.00	4.00	4.00
Shareholders’ equity to assets	6.70	7.69	7.86
Average shareholders’ equity to average total assets	7.63	7.82	7.99

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Table 9 – Loans Outstanding

	December 31

(In thousands)	2004	2003	2002

Construction and land development	$252,329	$107,315	$77,909
Real estate mortgage
Residential real estate
Adjustable	110,934	108,863	106,070
Fixed rate	61,574	75,226	119,013
Home equity mortgages	60,090	48,986	41,436
Home equity lines	14,337	10,950	12,219

	246,935	244,025	278,738
Commercial real estate	251,757	226,366	199,385

	498,692	470,391	478,123
Commercial and financial	66,240	46,310	40,491
Installment loans to individuals
Automobiles and trucks	29,789	36,189	45,268
Marine loans	38,287	28,098	23,032
Other	13,755	20,225	23,007

	81,831	84,512	91,307
Other loans	455	264	331

TOTAL	$899,547	$708,792	$688,161

Table 10 – Loan Maturity Distribution

	December 31, 2004

	Commercial,	Construction
	Financial &	and Land
(In thousands)	Agricultural	Development	Total

In one year or less	$20,226	$158,277	$178,503
After one year but within five years:
Interest rates are floating or adjustable	8,615	87,905	96,520
Interest rates are fixed	15,833	5,985	21,818
In five years or more:
Interest rates are floating or adjustable	9,554	0	9,554
Interest rates are fixed	12,012	162	12,174

TOTAL	$66,240	$252,329	$318,569

Table 11 – Maturity of Certificates of Deposit of $100,000 or More

	December 31

		% of		% of
(Dollars in thousands)	2004	Total	2003	Total

Maturity Group:
Under 3 Months	$27,458	22.9%	$27,376	25.8%
3 to 6 Months	16,936	14.1	13,450	12.6
6 to 12 Months	29,931	24.9	23,768	22.4
Over 12 Months	45,772	38.1	41,657	39.2

TOTAL	$120,097	100.0%	$106,251	100.0%

Financial Tables

Table 12 – Summary of Loan Loss Experience

	Year Ended December 31

(Dollars in thousands)	2004	2003	2002	2001	2000

Beginning balance	$6,160	$6,826	$7,034	$7,218	$6,870
Provision for loan losses	1,000	0	0	0	600
Charge offs:
Commercial and financial	591	646	152	32	98
Consumer	162	320	371	395	432
Commercial real estate	0	78	6	27	35
Residential real estate	0	9	2	2	78

TOTAL CHARGE OFFS	753	1,053	531	456	643
Recoveries:
Commercial and financial	41	77	36	54	93
Consumer	135	192	261	182	226
Commercial real estate	15	108	2	22	39
Residential real estate	0	10	24	14	33

TOTAL RECOVERIES	191	387	323	272	391

Net loan charge offs	562	666	208	184	252

ENDING BALANCE	$6,598	$6,160	$6,826	$7,034	$7,218

Loans outstanding at end of year*	$899,547	$708,792	$688,161	$785,027	$844,546
Ratio of allowance for loan losses to loans outstanding at end of year	0.73%	0.87%	0.99%	0.90%	0.85%
Daily average loans outstanding*	$799,649	$678,339	$748,936	$831,093	$820,429
Ratio of net charge offs to average loans outstanding	0.07%	0.10%	0.03%	0.02%	0.03%

*	Net of unearned income.

Table 13 – Allowance for Loan Losses

	December 31

(Dollars in thousands)	2004	2003	2002	2001	2000

ALLOCATION BY LOAN TYPE
Commercial and financial loans	$1,339	$786	$850	$738	$844
Real estate loans	4,395	4,353	4,745	4,924	4,970
Installment loans	864	1,021	1,231	1,372	1,404

TOTAL	$6,598	$6,160	$6,826	$7,034	$7,218

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial and financial loans	7.4%	6.6%	5.9%	4.7%	4.7%
Real estate loans	83.5	81.5	80.8	82.1	84.6
Installment loans	9.1	11.9	13.3	13.2	10.7

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Table 14 – Nonperforming Assets

	December 31

(Dollars in thousands)	2004	2003	2002	2001	2000

Nonaccrual loans[1]	$1,447	$1,091	$2,241	$2,423	$2,099
Renegotiated loans	0	0	0	0	0
Other real estate owned	0	1,954	8	119	346

TOTAL NONPERFORMING ASSETS	$1,447	$3,045	$2,249	$2,542	$2,445

Amount of loans outstanding at end of year[2]	$899,547	$708,792	$688,161	$785,027	$844,546
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	0.16%	0.43%	0.33%	0.32%	0.29%
Accruing loans past due 90 days or more	$32	$8	$0	$134	$108

1.	Interest income that could have been recorded during 2004 and 2003 related to nonaccrual loans was $39,000 and $106,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.
2.	Net of unearned income.

Table 15 – Securities Held For Sale

	December 31

	Amortized	Fair	Unrealized	Unrealized
(In thousands)	Cost	Value	Gains	Losses

U.S. Treasury and other U.S. government agencies and corporations
2004	$20,934	$20,656	$0	$(278)
2003	1,002	1,002	0	0
Mortgage-backed securities
2004	369,699	366,806	275	(3,168)
2003	480,775	477,018	663	(4,420)
Other
2004	7,745	7,745	0	0
2003	6,203	6,203	0	0

Total Securities Held For Sale
2004	$398,378	$395,207	$275	$(3,446)
2003	487,980	484,223	663	(4,420)

Financial Tables

Table 16 – Securities Held For Investment

	December 31

	Amortized	Fair	Unrealized	Unrealized
(In thousands)	Cost	Value	Gains	Losses

U.S. Treasury and other U.S. government agencies and corporations
2004	$4,999	$4,906	$0	$(93)
2003	4,998	4,933	0	(65)
Mortgage-backed securities
2004	192,128	192,018	464	(574)
2003	73,585	72,392	140	(1,333)
Obligations of states and political subdivisions
2004	1,424	1,518	94	0
2003	2,283	2,416	133	0

Total Securities Held For Investment
2004	$198,551	$198,442	$558	$(667)
2003	80,866	79,741	273	(1,398)

Table 17 – Maturity Distribution of Securities Held For Investment

	December 31, 2004

					No		Average
	1 Year	1-5	5-10	After 10	Contractual		Maturity
(Dollars in thousands)	Or Less	Years	Years	Years	Maturity	Total	In Years

AMORTIZED COST
U.S. Treasury and other U.S. government agencies and corporations		$4,999				$4,999	1.48
Mortgage-backed securities	$10,197	168,522	$13,409			192,128	3.18
Obligations of states and political subdivisions	225	207	992			1,424	7.17

Total Securities Held For Investment	$10,422	$173,728	$14,401	$0	$0	$198,551	3.17

FAIR VALUE
U.S. Treasury and other U.S. government agencies and corporations		$4,906				$4,906
Mortgage-backed securities	$10,225	168,467	$13,326			192,018
Obligations of states and political subdivisions	228	222	1,068			1,518

Total Securities Held For Investment	$10,453	$173,595	$14,394	$0	$0	$198,442

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury and other U.S. government agencies and corporations		1.87%				1.87%
Mortgage-backed securities	3.85%	4.40%	3.97%			4.34%
Obligations of states and political subdivisions	7.53%	8.46%	7.69%			7.78%

Total Securities Held For Investment	3.93%	4.33%	4.23%			4.30%

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Table 18 – Maturity Distribution of Securities Held For Sale

	December 31, 2004

				After	No		Average
	1 Year	1-5	5-10	10	Contractual		Maturity
(Dollars in thousands)	Or Less	Years	Years	Years	Maturity	Total	In Years

AMORTIZED COST
U.S. Treasury and other U.S. government agencies and corporations	$1,990	$18,944				$20,934	0.23
Mortgage-backed securities	59,004	310,630	$65			369,699	1.93
Other	0	0	0		$7,745	7,745	*

Total Securities Held For Sale	$60,994	$329,574	$65	$0	$7,745	$398,378	1.84

FAIR VALUE
U.S. Treasury and other U.S. government agencies and corporations	$1,989	$18,667				$20,656
Mortgage-backed securities	58,477	308,264	$65			366,806
Other	0	0	0		$7,745	7,745

Total Securities Held For Sale	$60,466	$326,931	$65	$0	$7,745	$395,207

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury and other U.S. government agencies and corporations	2.01%	2.89%				2.81%
Mortgage-backed securities	2.97%	3.11%	5.88%			3.09%
Other					3.32%	3.32%

Total Securities Held For Sale	2.94%	3.10%	5.88%		3.32%	3.08%

*	Other Securities excluded from calculated average for total securities

Table 19 – Interest Rate Sensitivity Analysis1

	December 31, 2004

(Dollars in thousands)	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total

Federal funds sold and interest bearing deposits	$44,758	$-	$-	$-	$44,758
Securities[2]	174,525	132,883	252,860	36,661	596,929
Loans[3]	311,274	148,221	378,566	60,039	898,100

Earning assets	530,557	281,104	631,426	96,700	1,539,787
Savings deposits[4]	669,059	-	-	-	669,059
Certificates of deposit	75,653	131,837	147,834	2,961	358,285
Borrowings	111,919	-	14,912	-	126,831

Interest bearing liabilities	856,631	131,837	162,746	2,961	1,154,175

Interest rate swaps	(44,000)	5,500	38,500	-	-

Interest sensitivity gap	$(370,074)	$154,767	$507,180	$93,739	$385,612

Cumulative gap	$(370,074)	$(215,307)	$291,873	$385,612

Cumulative gap to total earning assets (%)	(24.0)	(14.0)	19.0	25.0
Earning assets to interest bearing liabilities (%)	61.9	213.2	388.0	3,265.8

1.	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
2.	Securities are stated at amortized cost.
3.	Excludes nonaccrual loans.
4.	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $205,439) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be $164,635 indicating 10.7% of earning assets and 81.5% of earning assets to interest bearing liabilities for the “0-3 months” category.

Financial Tables

Table 20 – Risk Management Derivative Financial Instruments

	December 31, 2004

						Average
	Notional	Unrealized	Unrealized		Ineffective-	Maturity
(Dollars in thousands)	Amount	Gains	Losses	Equity	ness	in Years

LIABILITY HEDGES
Cash flow hedges
Interest rate swaps – pay fixed	$25,000	$-	$13	$8	$-	1.08
Fair value hedges
Interest rate swaps – receive fixed	15,000	-	88	-	-	4.87
Interest rate swaps Interest rate swaps – receive fixed	54,000	-	701	-	-	2.14

Total	$94,000	$-	$802	$8	-	2.29

Table 21 – Risk Management Derivative Financial Instruments – Expected Maturities

	December 31, 2004

	1 Year	1 - 2	2 - 5	Over 5
(Dollars in thousands)	or Less	Years	Years	Years	Total

CASH FLOW LIABILITY HEDGES
Notional Amount – Swaps Pay Fixed	-	$25,000	-	-	$25,000
Weighted average receive rate	-	2.13%	-	-	2.13%
Weighted average pay rate	-	3.12%	-	-	3.12%
Unrealized gain (loss)	-	$(13)	-	-	$(13)
FAIR VALUE LIABILITY ECONOMIC HEDGES
Notional Amount – Swaps Receive Fixed	-	-	-	$15,000	$15,000
Weighted average receive rate	-	-	-	6.10%	6.10%
Weighted average pay rate	-	-	-	4.58%	4.58%
Unrealized gain (loss)	-	-	-	$(88)	$(88)
INTEREST RATE SWAP
Notional Amount – Swaps Receive Fixed	$5,500	$6,000	$42,500	-	$54,000
Weighted average receive rate	2.86%	2.86%	2.86%	-	2.86%

 50

Selected Quarterly Information

Consolidated Quarterly Average Balances, Yields and Rates1

			2004 Quarters

	Fourth		Third		Second

	Average	Yield/	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

EARNING ASSETS
Securities
Taxable	$526,604	3.39%	$518,637	3.49%	$562,030	3.37%
Nontaxable	1,409	7.38	2,180	8.07	2,181	7.89

TOTAL SECURITIES	528,013	3.40	520,817	3.51	564,211	3.39
Federal funds sold and other short term investments	47,389	1.91	1,166	1.02	11,219	0.97
Loans[2]	877,153	6.09	827,880	5.99	762,092	5.97

TOTAL EARNING ASSETS	1,452,552	4.97	1,349,863	5.02	1,337,522	4.85
Allowance for loan losses	(6,594)		(6,420)		(6,339)
Cash and due from banks	45,680		34,787		38,348
Bank premises and equipment	18,879		18,408		17,365
Other assets	12,767		13,473		14,360

	$1,523,284		$1,410,111		$1,401,256

INTEREST BEARING LIABILITIES
NOW	$84,639	0.52%	$70,026	0.47%	$78,409	0.46%
Savings deposits	166,779	0.50	159,258	0.51	162,803	0.51
Money market accounts	381,957	0.95	358,530	0.90	326,922	0.75
Time deposits	351,838	2.39	347,337	2.23	375,155	2.20
Federal funds purchased and other short term borrowings	73,931	1.53	68,020	1.15	69,184	0.84
Other borrowings	40,028	3.59	39,784	3.45	39,926	3.27

TOTAL INTEREST BEARING LIABILITIES	1,097,172	1.44	1,042,955	1.37	1,034,399	1.30
Demand deposits	308,654		250,871		252,435
Other liabilities	7,444		7,536		6,346

TOTAL	1,413,270		1,301,362		1,293,180
Shareholders’ equity	110,014		108,749		108,076

	$1,523,284		$1,410,111		$1,401,256

Interest expense as % of earning assets		1.09%		1.06%		1.00%
Net interest income as % of earning assets		3.88		3.97		3.84

1.	The tax equivalent adjustment is based on a 35% tax rate. All yields/rates are calculated on an annualized basis.
2.	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

51

2004 SEACOAST BANKING CORPORATION OF FLORIDA

		2003 Quarters

First		Fourth		Third		Second		First

Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

$546,639	3.30%	$576,859	3.21%	$575,915	2.56%	$555,142	2.68%	$512,781	3.15%
2,182	7.88	2,183	7.88	2,924	7.93	2,980	8.05	3,193	7.77

548,821	3.32	579,042	3.22	578,839	2.58	555,122	2.71	515,974	3.17
15,150	0.96	4,649	0.94	7,265	0.98	6,769	1.19	6,723	1.27
730,308	6.14	689,353	6.26	662,425	6.35	671,740	6.76	690,022	6.81

1,294,279	4.89	1,273,044	4.85	1,248,529	4.56	1,236,631	4.90	1,212,719	5.25
(6,200)		(6,177)		(6,123)		(6,542)		(6,795)
36,985		36,116		31,240		47,638		47,048
16,969		16,781		16,858		16,339		16,122
14,324		14,056		11,472		11,687		12,105

$1,356,357		1,333,820		$1,301,976		$1,305,753		$1,281,199

$74,402	0.46%	$70,682	0.47%	$61,928	0.47%	$66,854	0.58%	$67,373	0.66%
159,594	0.51	157,089	0.51	154,759	0.51	150,818	0.55	148,857	0.62
293,111	0.66	292,293	0.66	290,248	0.67	283,526	0.79	265,843	0.86
368,584	2.34	359,342	2.45	365,558	2.58	375,143	2.78	372,273	2.94
79,989	0.85	68,718	0.77	50,596	0.60	62,430	0.83	78,495	0.96
39,962	3.04	56,576	4.11	65,000	4.43	65,000	4.49	56,944	4.90

1,015,642	1.34	1,004,700	1.46	988,089	1.58	1,003,771	1.73	989,785	1.83
228,526		218,489		205,740		196,451		186,613
4,839		5,633		6,069		4,406		4,787

1,249,007		1,228,822		1,199,898		1,204,628		1,181,185
107,350		104,998		102,078		101,125		100,014

$1,356,357		$1,333,820		$1,301,976		$1,305,753		$1,281,199

	1.05%		1.15%		1.25%		1.40%		1.50%
	3.84		3.70		3.31		3.50		3.76

 52

Selected Quarterly Information

Quarterly Consolidated Income Statement (Unaudited)

	2004 Quarters “As restated”				2003 Quarters

(Dollars in thousands, except per share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Net interest income:
Interest income	$18,108	$17,042	$16,086	$15,816	$15,528	$14,329	$15,073	$15,672
Interest expense	3,981	3,580	3,334	3,383	3,703	3,940	4,317	4,477

Net interest income	14,127	13,462	12,752	12,433	11,825	10,389	10,756	11,195
Provision for loan losses	450	250	150	150	0	0	0	0

Net interest income after provision for loan losses	13,677	13,212	12,602	12,283	11,825	10,389	10,756	11,195
Noninterest income:
Service charges on deposit accounts	1,077	1,201	1,094	1,107	1,209	1,279	1,202	1,217
Trust fees	639	556	517	538	498	494	527	524
Mortgage banking fees	347	523	472	482	464	1,098	1,223	1,638
Brokerage commissions and fees	533	523	671	715	493	364	586	420
Marine finance fees	600	640	994	763	592	903	859	807
Debit Card income	347	348	351	298	259	301	320	289
Other deposit based EFT fees	123	108	117	128	114	106	105	116
Merchant income	454	503	540	465	395	405	405	405
Other income	338	428	314	309	205	347	368	360
Interest rate swap profit (losses)	(441)	330	(1,224)	634	0	0	0	0
Securities gains (losses)	18	16	(46)	56	0	(4)	(11)	(1,157)

Total noninterest income	4,035	5,176	3,800	5,495	4,229	5,293	5,584	4,619
Noninterest expenses:
Salaries and wages	5,007	5004	4,609	4,499	3,995	4,214	4,273	4,159
Employee benefits	1,080	1,288	1,216	1,447	1,044	1,123	1,212	1,216
Outsourced data processing costs	1,380	1,451	1,484	1,401	1,297	1,367	1,315	1,286
Occupancy	1,014	1,093	1,046	1,076	1,009	977	976	994
Furniture and equipment	439	500	497	483	362	451	427	499
Marketing	630	582	603	650	559	492	518	550
Legal and professional fees	806	375	372	290	219	339	370	408
FDIC assessments	45	42	43	41	37	44	41	41
Amortization of intangibles	0	0	0	0	0	24	63	63
Other	1,706	1,692	1,750	1,640	1,593	1,637	1,610	1,659

Total noninterest expenses	12,107	12,027	11,620	11,527	10,115	10,668	10,805	10,875

Income before income taxes	5,605	6,361	4,782	6,251	5,939	5,014	5,535	4,939
Provision for income taxes	1,905	2,266	1,692	2,214	2,111	1,599	1,985	1,716

Net income	$3,700	$4,095	$3,090	$4,037	$3,828	$3,415	$3,550	$3,233

PER COMMON SHARE DATA
Net income diluted	$0.24	$0.26	$0.20	$0.25	$0.24	$0.22	$0.23	$0.21
Net income basic	0.24	0.27	0.20	0.26	0.25	0.22	0.23	0.21
Cash dividends declared:
Common stock	0.14	0.14	0.13	0.13	0.13	0.13	0.10	0.10
Market price common stock:
Low close	20.000	18.850	18.510	17.740	16.670	13.851	14.864	16.145
High close	23.900	22.020	21.350	21.199	18.100	18.600	17.817	18.091
Bid price at end of period	22.250	21.360	20.930	20.700	17.350	17.400	15.664	17.627

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Report of Management’s Assessment of Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. The Company’s internal controls over financial reporting is designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

    Management has assessed the effectiveness of the Company’s internal control over financial reporting as of the end of the period covered by this report. In making its assessment of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission in Internal Control – Integrated Framework. In performing this assessment, management identified a deficiency in relation to accounting for derivative financial instruments under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”). Specifically the deficiency resulted from the absence of controls designed to ensure that the documentation required by generally accepted accounting principles at the inception of a derivative transaction is properly maintained for the term of the respective derivative financial instrument. As a result of this deficiency and the resulting errors in accounting for derivative financial instruments, previously reported 2004 interim financial information was restated. These restatements were required to properly reflect changes in the estimated fair value of certain derivative financial instruments as a component of earnings in the period of change in estimated fair value.
    Management evaluated the impact of this deficiency on the Company’s assessment of internal control over financial reporting and has concluded that the control deficiency described above represents a material weakness. Accordingly, management has concluded that, as of the end of the period covered by this report, the Company’s internal control over financial reporting was not effective based on the criteria set forth by the COSO of the Treadway Commission in Internal Control – Integrated Framework. The Company’s independent registered public accounting firm, KPMG, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Seacoast Banking Corporation of Florida:

    We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that Seacoast Banking Corporation of Florida and subsidiaries (the Company) did not maintain effective internal control over financial reporting as of December 31, 2004, resulting from the absence of controls designed to ensure that the documentation required by generally accepted accounting principles at the inception of a derivative transaction is properly maintained for the term of the respective derivative financial instrument, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment: As of December 31, 2004, in relation to accounting for derivative instruments under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” the Company did not have controls designed to ensure that the documentation required by generally accepted accounting principles at the inception of a derivative transaction is properly maintained for the term of the respective derivative financial instrument. As a result of this deficiency and the resulting errors in accounting for derivative financial instruments, previously reported 2004 interim financial information was restated. These restatements were required to properly reflect changes in the estimated fair value of certain derivative financial instruments as a component of earnings in the period of change in estimated fair value.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and this report does not affect

2004 SEACOAST BANKING CORPORATION OF FLORIDA

our report dated March 9, 2005, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the COSO.

Miami, Florida
March 9, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Seacoast Banking Corporation of Florida:

    We have audited the accompanying consolidated balance sheet of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 9, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

Miami, Florida
March 9, 2005

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders

of Seacoast Banking Corporation of Florida:

    In our opinion, the accompanying consolidated balance sheet as of December 31, 2003 and the related consolidated statements of income, shareholders equity and of cash flows for each of the two years in the period ended December 31, 2003 present fairly, in all material respects, the financial position, results of operations and cash flows of Seacoast Banking Corporation of Florida and its subsidiaries at December 31, 2003 and for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

West Palm Beach, Florida

February 25, 2004

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Consolidated Statements of Income

Seacoast Banking Corporation of Florida and Subsidiaries

	For the Year Ended December 31

(Dollars in thousands, except per share data)	2004	2003	2002

INTEREST INCOME
Interest on securities
Taxable	$18,245	$16,054	$14,274
Nontaxable	103	147	195
Interest and fees on loans	48,411	44,331	54,000
Interest on federal funds sold and interest bearing deposits	293	70	526

Total interest income	67,052	60,602	68,995

INTEREST EXPENSE
Interest on savings deposits	3,997	3,295	4,947
Interest on time certificates	8,159	9,892	14,949
Interest on borrowed money	2,122	3,250	3,139

Total interest expense	14,278	16,437	23,035

NET INTEREST INCOME	52,774	44,165	45,960

Provision for loan losses	1,000	0	0

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	51,774	44,165	45,960

NONINTEREST INCOME
Securities gains (losses)	44	(1,172)	457
Other	18,462	20,897	18,336

Total noninterest income	18,506	19,725	18,793
NONINTEREST EXPENSES	47,281	42,463	39,790

INCOME BEFORE INCOME TAXES	22,999	21,427	24,963

Provision for income taxes	8,077	7,411	9,677

NET INCOME	$14,922	$14,016	$15,286

SHARE DATA
Net income per share of common stock
Diluted	$ 0.95	$ 0.89	$ 0.97
Basic	0.97	0.91	1.00

Average shares outstanding
Diluted	15,745,445	15,667,015	15,717,893
Basic	15,335,731	15,334,765	15,350,353

See notes to consolidated financial statements.

Consolidated Balance Sheets

Seacoast Banking Corporation of Florida and Subsidiaries

	December 31

(Dollars in thousands, except share data)	2004	2003

ASSETS
Cash and due from banks	$44,920	$44,928
Federal funds sold and interest bearing deposits	44,758	255

Total cash and cash equivalents	89,678	45,183
Securities held for sale (at fair value)	395,207	484,223
Securities held for investment (fair values: 2004 – 198,442 and 2003 – $79,741)	198,551	80,866

Total securities	593,758	565,089
Loans available for sale	2,346	5,403
Loans	899,547	708,792
Less: Allowance for loan losses	(6,598)	(6,160)

Net loans	892,949	702,632
Bank premises and equipment, net	18,965	16,847
Other real estate owned	0	1,954
Other assets	18,180	16,715

TOTAL ASSETS	$1,615,876	$1,353,823

LIABILITIES
Deposits
Demand deposits (noninterest bearing)	$345,122	$233,087
Savings deposits	669,059	527,400
Other time deposits	238,188	262,904
Time certificates of $100,000 or more	120,097	106,251

Total deposits	1,372,466	1,129,642
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	86,919	74,158
Other borrowings	39,912	40,000
Other liabilities	8,367	5,939

	1,507,664	1,249,739
Commitments and Contingencies (Notes I and N)
SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share – authorized 4,000,000 shares, none issued or outstanding	0	0
Common stock, par value $.10 per share authorized 22,000,000 shares, issued 17,103,650 and outstanding 15,289,417 shares in 2004 and authorized 22,000,000 shares, issued 17,103,650 and outstanding 15,358,526 shares in 2003	1,710	1,710
Additional paid-in capital	26,950	26,911
Retained earnings	101,501	95,336
Less: Restricted stock awards (178,940 shares issued and outstanding in 2004, and 145,100 shares issued and outstanding in 2003)	(3,333)	(1,947)
Less: Treasury stock (1,635,293 shares in 2004 and 1,600,024 shares in 2003), at cost	(16,172)	(15,350)

	110,656	106,660
Accumulated other comprehensive (loss), net	(2,444)	(2,576)

TOTAL SHAREHOLDERS’ EQUITY	108,212	104,084

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,615,876	$1,353,823

See notes to consolidated financial statements.

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Consolidated Statements of Cash Flows

Seacoast Banking Corporation of Florida and Subsidiaries

	For The Year Ended December 31

(Dollars in thousands)	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$69,793	$71,733	$76,660
Fees and commissions received	19,180	19,562	17,382
Interest paid	(14,201)	(16,616)	(23,383)
Cash paid to suppliers and employees	(43,269)	(41,305)	(36,094)
Income taxes paid	(8,794)	(7,476)	(9,408)
Trading securities activity	7,365	74,648	0
Origination of loans designated available for sale	(230,879)	(348,984)	(213,212)
Sale of loans designated available for sale	233,936	357,395	218,533
Net change in other assets	(644)	5,138	(7,349)

Net cash provided by operating activities	32,487	114,095	23,129

CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities held for sale	85,093	258,672	306,103
Maturities of securities held for investment	47,170	110,485	3,301
Proceeds from sale of securities held for sale	136,698	141,771	38,131
Purchase of securities held for sale	(253,265)	(507,348)	(535,733)
Purchase of securities held for investment	(54,933)	(158,884)	(9,997)
Net new loans and principal repayments	(191,625)	(23,650)	95,934
Proceeds from the sale of other real estate owned	2,012	78	216
Additions to bank premises and equipment	(4,004)	(2,610)	(2,583)

Net cash used in investing activities	(232,854)	(181,486)	(104,628)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	243,026	98,920	15,388
Net increase (decrease) in federal funds purchased and repurchase agreements	12,761	(28,809)	31,263
Exercise of stock options and vesting of stock awards	1,247	899	653
Net treasury stock acquired	(3,872)	(1,172)	(2,391)
Dividends paid	(8,300)	(7,086)	(5,706)

Net cash provided by financing activities	244,862	62,752	39,207

Net increase (decrease) in cash and cash equivalents	44,495	(4,639)	(42,292)
Cash and cash equivalents at beginning of year	45,183	49,822	92,114

Cash and cash equivalents at end of year	$89,678	$45,183	$49,822

See Note O for supplemental disclosures.

See notes to consolidated financial statements.

Consolidated Statements of Shareholders Equity
Seacoast Banking Corporation and Subsidiaries

	Common Stock

									Accumulated
	Shares		Amount				Restricted		Other
(Dollars in thousands,					Paid-in	Retained	Stock	Treasury	Comprehensive
except share amounts)	Class A	Class B	Class A	Class B	Capital	Earnings	Awards	Stock	Income, Net	Total

BALANCE AT DECEMBER 31, 2001	4,303	350	$483	$35	$27,924	$80,886	$0	$(17,239)	$1,430	$93,519
Effect of capital simplification	350	(350)	35	(35)
Effect of three for one stock split	9,308		1,037		(1,037)
Comprehensive Income:
Net income						15,286				15,286
Net unrealized loss on securities									(844)	(844)

Net reclassification adjustment									230	230
Comprehensive income										14,672
Cash dividends at $0.37 per share						(5,706)				(5,706)
Treasury stock acquired	(147)							(2,482)		(2,482)
Common stock issued from Treasury:
For employee benefit plans	6							91		91
For stock options and awards	70				107	(506)		1,052		653

BALANCE AT DECEMBER 31, 2002	13,890	0	1,555	0	26,994	89,960	0	(18,578)	816	100,747
Effect of 10% stock dividend paid as a stock split	1,389		155		(155)
Comprehensive Income:
Net income						14,016				14,016
Net unrealized loss on securities									(2,790)	(2,790)
Net reclassification adjustment									(332)	(332)
Net unrealized loss on cash flow interest rate swap									(270)	(270)

Comprehensive income										10,624
Cash dividends at $0.46 per share						(7,086)				(7,086)
Treasury stock acquired	(76)							(1,313)		(1,313)
Common stock issued from Treasury:
For employee benefit plans	9					(4)		145		141
For stock options and awards	292				72	(1,550)	(1,947)	4,396		971

BALANCE AT DECEMBER 31, 2003	15,504	0	1,710	0	26,911	95,336	(1,947)	(15,350)	(2,576)	104,084
Comprehensive Income:
Net income						14,922				14,922
Net unrealized gain on securities									16	16
Net reclassification adjustment									(145)	(145)
Net unrealized gain on cash flow interest rate swap									261	261

Comprehensive income										15,054
Cash dividends at $0.54 per share						(8,300)				(8,300)
Treasury stock acquired	(210)							(4,057)		(4,057)
Common stock issued from Treasury:
For employee benefit plans	9					2		182		184
For stock options and awards	165				39	(459)	(1,386)	3,053		1,247

BALANCE AT DECEMBER 31, 2004	15,468	$0	$1,710	$0	$26,950	$101,501	$(3,333)	$(16,172)	$(2,444)	$108,212

See notes to consolidated financial statements.

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Notes to Consolidated Financial Statements

Seacoast Banking Corporation of Florida and Subsidiaries

Note A

Significant Accounting Policies
    General: The Company is a single segment bank holding company with one operating subsidiary bank, First National Bank and Trust Company. The bank’s service area includes Palm Beach, Martin, St. Lucie, Brevard and Indian River counties which are located on Florida’s southeast coast. The bank operates 29 full service branches within its markets.
    The consolidated financial statements include the accounts of the Parent Company and all its majority-owned subsidiaries including FNB RE Services, Inc., a real estate investment trust. In consolidation, all significant intercompany accounts and transactions are eliminated.
    The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries.
    The Company signed a definite agreement to acquire Century National Bank that is located in central Florida serving the counties of Orange and Seminole. This acquisition will increase the Company’s assets by approximately $300 million and deposits by $290 million. The population growth and other demographics of these counties are similar to those of the Company’s other markets.
    Use of Estimates: The preparation of these financial statements required the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses. Specific areas, among others, requiring the application of management’s estimates include calculation of the allowance for loan losses and the valuation of investment securities and goodwill. Actual results could differ from those estimates.
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
    On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security is impaired on an other-than-temporary basis. Management considers many factors including the length of time the security has had a market value less than the cost basis; the intent and ability to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than temporary are written down to fair value with the write-down recorded as a realized loss.
    The Company generally anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations and mortgage backed securities. The adjusted cost of each specific security sold is used to compute gains or losses on the sale of securities.
    For securities which are transferred into held to maturity from held for sale the unrealized gain or loss at the date of transfer is reported as a component of shareholders’ equity and is amortized over the remaining life as an adjustment of yield using the interest method.
    Loans: Loans are recognized at the principal amount outstanding, net of unearned income and amounts charged off. Unearned income includes deferred loan origination fees reduced by loan origination costs. Unearned income on loans is amortized to interest income over the life of the related loan using the effective interest rate method.
    The accrual of interest is generally discontinued on loans that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.
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

    Derivatives Used for Risk Management: On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as subsequently amended by SFAS 137, SFAS 138 and SFAS 149, which establishes accounting and reporting standards for derivatives and hedging activities. SFAS 133 was adopted on a prospective basis.
    Under SFAS 133, the Company may designate a derivative as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge). All derivatives are recorded as other assets or other liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income or in the results of operations, depending on the purpose for which the derivative is held. Derivatives that do not meet the criteria for designation as a hedge under SFAS 133 at inception, or fail to meet the criteria thereafter, are carried at fair value with unrealized gains and losses recorded in the results of operations.
    To the extent of the effectiveness of a cash flow hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income. The periodic net interest settlement on derivatives is treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.
    At inception of a hedge transaction, the Company formally documents the hedge relationship and the risk management objective and strategy for undertaking the hedge. This process includes identification of the hedging instrument, hedged item, risk being hedged and the methodology for measuring ineffectiveness. In addition, the Company assesses both at the inception of the hedge and on an ongoing quarterly basis, whether the derivative used in the hedging transaction has been highly effective in offsetting changes in fair value or cash flows of the hedged item, and whether the derivative as a hedging instrument is no longer appropriate.
    The Company discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines that designation of the derivative as a hedging instrument is no longer appropriate.
    When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses that are accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. They are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is expected to not occur.
    Under SFAS 133, as amended, certain commitments to sell loans are derivatives. These commitments are recorded as a freestanding derivative and classified as an other asset or liability.
    Loan Sales and Securitizations: Loans held for sale are carried at the lower of cost or fair value. All net declines in market value of loans held for sale are recorded to other noninterest income.
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
    Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Premises and equipment include certain costs associated with the acquisition of leasehold improvements. Depreciation is computed principally by the straight-line method, over the estimated useful lives as follows: buildings – 25-40 years, leasehold improvements – 5-25 years, furniture and equipment – 3-12 years.
    Goodwill and Other Intangible Assets: Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill

2004 SEACOAST BANKING CORPORATION OF FLORIDA

and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are subject to impairment tests at least annually. Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed for other than temporary impairment. Goodwill totaled $2,639,000 at December 31, 2004. The Company’s goodwill evaluation for the year ended December 31, 2004 indicated that none of the goodwill is impaired.

    Revenue Recognition: Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income is reversed.
    Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.
    Allowance for Loan Losses: The Company has developed policies and procedures for assessing the adequacy of the allowance for loan losses that reflect the evaluation of credit risk after careful consideration of all available information. In developing this assessment, the Company must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may result in an increase or a decrease in the allowance for loan losses.
    The allowance for loan losses is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. The Company employs a variety of modeling and estimation tools in developing the appropriate allowance for loan losses. The allowance for loan losses consists of formula-based components for both commercial and consumer loans, allowance for impaired commercial loans and allowance related to additional factors that are believed indicative of current trends and business cycle issues.
    The Company monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance for loan losses between the various components does not diminish the fact that the entire allowance for loan losses is available to absorb credit losses in the loan portfolio. The principal focus is, therefore, on the adequacy of the total allowance for loan losses.
    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s bank subsidiary’s allowance for loan losses. These agencies may require such subsidiaries to recognize changes to the allowance for loan losses bases on their judgments about information available to them at the time of their examination.
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
    Net Income per Share: Net income per share is based upon the weighted average number of shares of common stock (Basic) and equivalents (Diluted) outstanding during the respective years. Prior year per share amounts reflect the issuance of an eleven for ten stock split effective August 2003.
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

(In thousands, except per share data)	2004	2003	2002

Net income
As Reported	$14,922	$14,016	$15,286
Stock Based Employee Compensation Cost, Net of Tax	(49)	(17)	(7)

Pro Forma	14,873	13,999	15,279
Per Share (Diluted):
As Reported	0.95	0.89	0.97
Pro Forma	0.94	0.89	0.97
Per Share (Basic):
As Reported	0.97	0.91	1.00
Pro Forma	0.97	0.91	1.00

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. (See Note H)
    For restricted stock awards, which generally vests based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, generally straight-line over five years. Some shares vest based upon the Company achieving certain performance goals and salary amortization expense is based on an estimate of the most likely results on a straight line basis.
    Recent Accounting Pronouncements: EXCHANGES OF NONMONETARY ASSETS: In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.
    SHARE-BASED PAYMENT: In December 2004, the FASB revised SFAS 123, Accounting for Stock-Based Compensation. SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. The provisions of this statement will become effective July 1, 2005 for all equity awards. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, the results of operations, or liquidity.
    MEANING OF OTHER THAN TEMPORARY IMPAIRMENT: In March 2004, the FASB Emerging Issues Task Force (EITF) released Issue 03-01, Meaning of Other Than Temporary Impairment and Its Application to Certain Investments, which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-1. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. Management does not anticipate the issuance of the final consensus will have a material impact on financial condition, the results of operations, or liquidity.
    LOAN COMMITMENTS: On March 9, 2004, the SEC issued Staff Accounting Bulletin 105 (SAB 105), Application of Accounting Principles to Loan Commitment stating that the fair value of loan commitments is to be accounted for as a derivative instrument under SFAS 133, but the valuation of such commitment should not consider expected future cash flows related to servicing of the future loan. The adoption of SAB 105 had no impact on the Company’s financial condition, results of operations, or liquidity.
    ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER: In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser’s

2004 SEACOAST BANKING CORPORATION OF FLORIDA

initial investment and prohibits carrying over valuation allowances from the seller for those individually-evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser’s initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life, while subsequent decreases are recognized as impairment. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 15, 2004.

    In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS 150 to noncontrolling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent’s financial statements under SFAS 150. The deferral is limited to mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Management does not believe any such applicable entities exist as of December 31, 2004, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities.
    CONSOLIDATION OF VARIABLE INTEREST ENTITIES: In January 2003, the FASB issued FIN 46, which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE are to be included in an entity’s consolidated financial statements. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct or indirect ability to make decisions about an entity’s activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, or the right to receive the expected residual returns of the entity if they occur.
    In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications as FIN 46R. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities was required as of March 31, 2004, unless previously applied.
    Management evaluated the applicability of FIN 46R and concluded the adoption of this standard did not have a material effect on the Company’s financial condition, the results of operations, or liquidity.
    Reclassifications: Certain amounts in 2003 and 2002 were reclassified to conform with the presentation in 2004.

Note B

Cash, Dividend and Loan Restrictions
    In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:
    The Company’s subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended 2004 was approximately $9,115,000, and $4,761,000 for 2003.
    Under Federal Reserve regulation, the Company’s subsidiary bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2004, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 19 percent of consolidated net assets.
    The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company’s subsidiary bank can distribute as dividends to the Company in 2004, without prior approval of the Comptroller of the Currency, approximately $13,800,000.

Note C

Securities
    The amortized cost and fair value of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Held for Investment		Held for Sale

	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value

Due in less than one year	$225	$228	$1,990	$1,989
Due after one year through five years	5,206	5,128	18,944	18,667
Due after ten years	992	1,068	0	0

	6,423	6,424	20,934	20,656
Mortgage backed securities, AAA rated or equivalent	192,128	192,018	369,699	366,806
No contractual maturity	0	0	7,745	7,745

	$198,551	$198,442	$398,378	$395,207

    Proceeds from sales of securities during 2004 were $136,698,000 with gross gains of $454,000 and gross losses of $410,000. During 2003, proceeds from sales of securities were $141,771,000 with gross gains of $1,223,000 and gross losses of $401,000. During 2002, proceeds from sales of securities were $38,131,000 with gross gains of $517,000 and gross losses of $60,000.
    Securities with a carrying value of $206,026,000 and a fair value of $205,922,000 at December 31, 2004, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public deposits and trust deposits. On November 1, 2004, in anticipation of a predicted rising interest rate environment and a potential decline in fair value of securities, the Company transferred $110.5 million in securities with net unrealized losses of $802,000 to its held to maturity portfolio from the held for sale portfolio.

	December 31, 2004

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

SECURITIES HELD FOR SALE
U.S. Treasury and U.S. Government agencies	$20,934	$0	$(278)	$20,656
Mortgage backed securities, AAA rated or equivalent	369,699	275	(3,168)	366,806
Other securities	7,745	0	0	7,745

	$398,378	$275	$(3,446)	$395,207

SECURITIES HELD FOR INVESTMENT
U.S. Treasury and U.S. Government agencies	$4,999	$0	$(93)	$4,906
Mortgage backed securities, AAA rated or equivalent	192,128	464	(574)	192,018
Obligations of states and political subdivisions	1,424	94	0	1,518

	$198,551	$558	$(667)	$198,442

2004 SEACOAST BANKING CORPORATION OF FLORIDA

	December 31, 2003

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

SECURITIES HELD FOR SALE
U.S. Treasury and U.S. Government agencies	$1,002	$0	$0	$1,002
Mortgage backed securities, AAA rated or equivalent	480,775	663	(4,420)	477,018
Other securities	6,203	0	0	6,203

	$487,980	$663	$(4,420)	$484,223

SECURITIES HELD FOR INVESTMENT
U.S. Treasury and U.S. Government agencies	$4,998	$0	$(65)	$4,933
Mortgage backed securities, AAA rated or equivalent	73,585	140	(1,333)	72,392
Obligations of states and political subdivisions	2,283	133	0	2,416

	$80,866	$273	$(1,398)	$79,741

    All of the Company’s securities which had unrealized losses at December 31, 2004 were obligations of the U.S. Treasury, U.S. Government agencies or AAA rated mortgage related securities. Management expects that all principal will be repaid at par value at the date of maturity. The fair values of the Company’s securities are based on discounted cash flow models which utilize assumed lives and yields which will vary over economic cycles producing both unrealized losses and gains. The Company has the intent and ability to hold these temporarily impaired securities until fair value is recovered.

Temporarily Impaired Securities

	December 31, 2004

	Less than 12 Months		12 Months or Longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury and U.S. Government agencies	$20,656	$(279)	$4,906	$(92)	$25,562	$(371)
Mortgage backed securities, AAA Rated	174,670	(1,738)	213,170	(2,006)	387,840	(3,744)

Total temporarily impaired securities	$195,326	$(2,017)	$218,076	$(2,098)	$413,402	$(4,115)

    The unrealized losses in the U.S. Treasury and U.S. Government agencies and mortgage-backed securities were caused by interest rate increases. Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments are not considered other-than-temporarily impaired.

Note D

Loans

      An analysis of loans at December 31 is summarized as follows:

(In thousands)	2004	2003

Real estate mortgage	$498,692	$470,391
Construction and land development	252,329	107,315
Commercial and financial	66,240	46,310
Installment loans to individuals	81,831	84,512
Other	455	264

TOTAL	$899,547	$708,792

    One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $3,101,000 and $3,397,000 at December 31, 2004 and 2003, respectively and during 2004, $510,000 of new loans were made and repayments totaled $806,000.

    Participations of loans purchased or sold in any year presented are not material.

Note E

Impaired Loans and Allowance for Loan Losses
    At December 31, 2004 and 2003, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	2004		2003

	Recorded	Valuation	Recorded	Valuation
(In thousands)	Investment	Allowance	Investment	Allowance

Impaired loans:
Valuation allowance required	$517	$258	$0	$0
No valuation allowance required	0	0	0	0

	$517	$258	$0	$0

    The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2004 and 2003 was $1,000 and $734,000, respectively.
    Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions to principal. For the year ended December 31, 2004, the Company recorded $41,000 in interest income on impaired loans. The Company did not record any interest income on impaired loans for the year ended December 31, 2003 and 2002.
    The nonaccrual loans and accruing loans past due 90 days or more for the year ended December 31, 2004 were $1,447,000 and $32,000, respectively, and were $1,091,000 and $8,000, respectively, at the end of 2003.
    Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

(In thousands)	2004	2003	2002

Balance, beginning of year	$6,160	$6,826	$7,034
Provision charged to operating expense	1,000	0	0
Charge offs	(753)	(1,053)	(530)
Recoveries	191	387	322

Balance, end of year	$6,598	$6,160	$6,826

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Note F

Bank Premises and Equipment

      Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
(In thousands)	Cost	Amortization	Value

December 31, 2004
Premises (including land of $3,867)	$26,751	$10,948	$15,803
Furniture and equipment	12,211	9,049	3,162

	$38,962	$19,997	$18,965

December 31, 2003
Premises (including land of $3,867)	$23,997	$10,150	$13,847
Furniture and equipment	12,221	9,221	3,000

	$36,218	$19,371	$16,847

Note G

Borrowings
    All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

(In thousands)	2004	2003	2002

Maximum amount outstanding at any month end	$98,464	$99,462	$102,967
Weighted average interest rate at end of year	1.89%	0.90%	1.17%
Average amount outstanding	$72,268	$64,994	$55,015
Weighted average interest rate	1.09%	0.80%	1.04%

    On July 31, 1998, the Company acquired $15,000,000 in other borrowings from the Federal Home Loan Bank (FHLB), principal payable on November 12, 2009 with interest payable quarterly at a fixed rate of 6.10%. On January 30, 2003, the Company acquired $25,000,000 from the FHLB, principal payable on January  30, 2006 with interest payable quarterly; the borrowing is a floating rate agreement that resets quarterly based on the London Interbank Offered Rate (LIBOR).

    The FHLB debt is secured by mortgage backed investment securities having a fair value of $40,000,000.
    The Company’s subsidiary bank has unused lines of credit of $195,469,000 at December 31, 2004. The Company has an unused, unsecured revolving line of credit totaling $5,000,000 which, if drawn upon, may be used for general corporate purposes, including but not limited to the capital and funding needs of the Company’s subsidiaries and the repurchase of Company Common Stock.

Note H

Employee Benefits
    The Company’s profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $1,690,000 in 2004, $1,259,000 in 2003, and $1,377,000 in 2002.
    The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, and April 20, 2000. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan and pursuant to the 2000 plan shall not exceed 1,320,000 shares. The Company has granted options on 826,000 shares, 933,000 and 308,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2004. Under the 2000 plan the Company granted options on 99,000 shares and issued 52,000 shares of restricted stock awards during 2004 and granted options on 216,000 shares and issued 145,100 shares of restricted stock awards during 2003. Under the plans, the option exercise price equals the common stock’s market price on the date of grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options issued in 2003 and 2004 have a vesting period of five years and a contractual life of ten years. Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

    The more significant assumptions used in estimating the fair value of stock options in 2004 and 2003 include risk-free interest rates of 4.22 percent and 4.25 percent, respectively; dividend yields of 2.52 percent and 2.92 percent, respectively; weighted average expected lives of the stock options of 5 years and 7 years, respectively; and volatility of the Company’s common stock of 13 percent in 2004 and 13 percent in 2003. Additionally, the estimated fair value of stock options is reduced by an estimate of forfeiture experience which was 13 percent in 2004 and 13 percent in 2003.
    On approximately one-half of the restricted stock awards the restriction expiration is dependent upon the Company achieving minimum earnings per share growth during a five-year vesting period. The following table presents a summary of stock option activity for 2002, 2003 and 2004:

	Number	Weighted Average	Option Price	Weighted Average
	of Shares	Fair Value	Per Share	Exercise Price

Options outstanding, January 1, 2002	801,900		$3.56– 8.79	$ 7.65
Exercised	(75,900)		3.56– 8.79	7.08

Options outstanding, December 31, 2002	726,000		5.30– 8.79	7.73
Exercised	(146,000)		5.38– 8.79	6.10
Granted	216,000	$2.16	17.08	17.08

Options outstanding, December 31, 2003	796,000		5.30–17.08	10.56
Exercised	(113,000)		5.30– 8.79	7.93
Granted	99,000	3.08	19.87–22.40	22.34
Cancelled	(4,000)		17.08	17.08

Options outstanding, December 31, 2004	778,000		$5.30–22.40	$12.41

Options exercisable, December 31, 2004	509,000		$5.30–17.08	$ 8.92

2004 SEACOAST BANKING CORPORATION OF FLORIDA

    The following table summarizes information about stock options outstanding at December 31, 2004:

Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise	of Shares	Contractual	Exercise	of Shares	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price

$5.30	20,000	0.17	$5.30	20,000	$5.30
6.59	55,000	1.50	6.59	55,000	6.59
7.46	13,000	5.22	7.46	13,000	7.46
7.73	66,000	2.58	7.73	66,000	7.73
8.22	10,000	5.62	8.22	10,000	8.22
8.79	303,000	3.54	8.79	303,000	8.79
17.08	212,000	8.88	17.08	42,000	17.08
19.87	3,000	9.55	19.87	-
22.40	96,000	9.97	22.40	-

	778,000	5.56	$12.41	509,000	$8.92

Note I

Lease Commitments
    The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. At December 31, 2004, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(in thousands)

2005	$1,970
2006	2,297
2007	2,147
2008	1,718
2009	1,484
Thereafter	13,089

$22,705

    Rent expense charged to operations was $2,077,000 for 2004, $1,907,000 for 2003 and $1,613,000 for 2002. Rent expense is recognized on a straight-line basis over the lease term.
    Certain property is leased from related parties of the Company. Lease payment to these individuals were $262,000 in 2004, $270,000 in 2003 and $263,000 in 2002.

Note J

Income Taxes
    The provision (benefit) for income taxes are as follows:

	Year Ended December 31

(In thousands)	2004	2003	2002

Current
Federal	$8,524	$7,512	$8,746
State	281	9	1,380
Deferred
Federal	(619)	(95)	(379)
State	(109)	(15)	(70)

TOTAL	$8,077	$7,411	$9,677

      Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

	Year Ended December 31

(Dollars in thousands)	2004	2003	2002

Depreciation	$25	$60	$(100)
Allowance for loan losses	(169)	257	80
Interest and fee income	(319)	(229)	(420)
Other real estate owned	32	(32)	0
Fair value of derivative instruments	(271)	0	0
Other	(26)	(166)	(9)

TOTAL	$(728)	$(110)	$(449)

      The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2004, 2003 and 2002) and the reported income tax expense relating to income before income taxes is as follows:

	Year Ended December 31

(In thousands)	2004	2003	2002

Tax rate applied to income before income taxes	$8,050	$7,499	$8,737
Increase (decrease) resulting from the effects of:
Tax-exempt interest on obligations of states and political subdivisions	(86)	(93)	(117)
State income taxes	(60)	2	(459)
Amortization of intangibles	0	53	88
Other	1	(44)	118

Federal tax provision	7,905	7,417	8,367
State tax provision	172	(6)	1,310

Applicable income taxes	$8,077	$7,411	$9,677

      The net deferred tax assets (liabilities) are comprised of the following:

	December 31

(In thousands)	2004	2003

Allowance for loan losses	$2,213	$2,044
Interest and fee income	500	181
Net unrealized securities losses	1,489	1,450
Cash flow interest rate swaps	5	168
Fair value interest rate swaps	271	0
Deferred compensation	276	210
Other real estate owned	0	32

Gross deferred tax assets	4,754	4,085
Depreciation	(355)	(330)
Other	(130)	(90)

Gross deferred tax liabilities	(485)	(420)
Deferred tax asset valuation allowance	0	0

Net deferred tax assets	$4,269	$3,665

2004 SEACOAST BANKING CORPORATION OF FLORIDA

      The tax effects of unrealized gains (losses) for securities and cash flow interest rate swaps included in the calculation of comprehensive income as presented in the Statements of Shareholders’ Equity for the three years ended December 31, are as follows:

(In thousands)

2004	$124
2003	(2,131)
2002	(358)

Note K

Noninterest Income and Expenses

      Details of noninterest income and expenses follow:

	Year Ended December 31

(In thousands)	2004	2003	2002

Noninterest income
Service charges on deposit accounts	$4,479	$4,907	$5,105
Trust fees	2,250	2,043	2,177
Mortgage banking fees	1,824	4,423	3,364
Brokerage commissions and fees	2,442	1,863	2,045
Marine finance fees	2,997	3,161	1,408
Debit card income	1,344	1,169	980
Other deposit based EFT fees	476	441	376
Merchant income	1,962	1,610	1,462
Interest rate swap losses	(701)	0	0
Other	1,389	1,280	1,419

	18,462	20,897	18,336
Securities gains (losses), net	44	(1,172)	457

TOTAL	$18,506	$19,725	$18,793

Noninterest expenses
Salaries and wages	$19,119	$16,641	$15,761
Employee benefits	5,031	4,595	4,304
Outsourced data processing costs	5,716	5,265	4,795
Telephone/ data lines	1,167	1,116	1,006
Occupancy	4,229	3,956	3,365
Furniture and equipment	1,919	1,739	1,989
Marketing	2,465	2,119	2,036
Legal and professional fees	1,843	1,336	1,538
FDIC assessments	171	163	173
Amortization of intangibles	0	150	252
Other	5,621	5,383	4,571

TOTAL	$47,281	$42,463	$39,790

Note L

Shareholders’ Equity
    The Company has reserved 330,000 common shares for issuance in connection with an employee stock purchase plan and 495,000 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2004 an aggregate of 116,279 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.
    In 2002 the Company’s shareholders approved a capital simplification plan and eliminated its Class B Common Stock which was converted on a one-for-one basis into Class A Common Stock. In addition, the Class A Common Stock liquidation preference was eliminated.

    Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation.

Required Regulatory Capital

					Minimum To Be Well
			Minimum for		Capitalized Under
			Capital Adequacy		Prompt Corrective
			Purposes		Action Provisions

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2004:
Total Capital (to risk-weighted assets)	$114,604	10.99%	$83,347	> or = 8.00%	$104,184	> or = N/A
Tier 1 Capital (to risk-weighted assets)	108,006	10.36	41,674	> or = 4.00%	62,510	> or = N/A
Tier 1 Capital (to adjusted average assets)	108,006	7.10	60,825	> or = 4.00%	76,032	> or = N/A
At December 31, 2003:
Total Capital (to risk-weighted assets)	$110,162	13.80%	$63,788	> or = 8.00%	$79,735	> or = N/A
Tier 1 Capital (to risk-weighted assets)	104,002	13.04	31,894	> or = 4.00%	47,841	> or = N/A
Tier 1 Capital (to adjusted average assets)	104,002	7.81	53,246	> or = 4.00%	66,558	> or = N/A
FIRST NATIONAL BANK AND TRUST COMPANY OF TREASURE COAST (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2004:
Total Capital (to risk-weighted assets)	$108,597	10.42%	$83,335	> or = 8.00%	$104,169	> or = 10.00%
Tier 1 Capital (to risk-weighted assets)	101,999	9.79	41,668	> or = 4.00%	62,501	> or = 6.00%
Tier 1 Capital (to adjusted average assets)	101,999	6.71	60,824	> or = 4.00%	76,030	> or = 5.00%
At December 31, 2003:
Total Capital (to risk-weighted assets)	$104,894	13.14%	$63,785	> or = 8.00%	$79,732	> or = 10.00%
Tier 1 Capital (to risk-weighted assets)	98,734	12.38	31,893	> or = 4.00%	47,839	> or = 6.00%
Tier 1 Capital (to adjusted average assets)	98,734	7.41	53,245	> or = 4.00%	66,556	> or = 5.00%

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
    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2004, that the Company meets all capital adequacy requirements to which it is subject.
    The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above.

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Note M

Seacoast Banking Corporation of Florida
(Parent Company Only) Financial Information

Balance Sheets

	December 31

(In thousands)	2004	2003

Assets
Cash	$10	$10
Securities purchased under agreement to resell with subsidiary bank, maturing within 30 days	5,681	5,029
Investment in subsidiaries	102,205	98,816
Other assets	328	283

	$108,224	$104,138

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$12	$54
Shareholders’ equity	108,212	104,084

	$108,224	$104,138

Statements of Income

	Year Ended December 31

(In thousands)	2004	2003	2002

Income
Dividends
Subsidiary	$11,920	$10,520	$9,150
Interest/ other	64	29	25

	11,984	10,549	9,175
Expenses	463	529	919

Income before income tax credit and equity in undistributed income of subsidiaries	11,521	10,020	8,256
Income tax credit	140	175	313

Income before equity in undistributed income of subsidiaries	11,661	10,195	8,569
Equity in undistributed income of subsidiaries	3,261	3,821	6,717

Net income	$14,922	$14,016	$15,286

Statements of Cash Flows

	Year Ended December 31

(In thousands)	2004	2003	2002

Cash flows from operating activities
Interest received	$64	$29	$25
Dividends received	11,920	10,520	9,150
Income taxes received	248	420	335
Cash paid to suppliers	(655)	(686)	(1,000)

Net cash provided by operating activities	11,577	10,283	8,510
Cash flows from investing activities
Increase in securities purchased under agreement to resell, maturing in 30 days, net	(652)	(2,924)	(1,066)

Net cash provided by (used in) investing activities	(652)	(2,924)	(1,066)
Cash flows from financing activities
Exercise of stock options/ Stock award vesting	1,247	899	653
Treasury stock purchased	(3,872)	(1,172)	(2,391)
Dividends paid	(8,300)	(7,086)	(5,706)

Net cash used in financing activities	(10,925)	(7,359)	(7,444)

Net change in cash	0	0	0
Cash at beginning of year	10	10	10

Cash at end of year	$10	$10	$10

RECONCILIATION OF NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
Net income	$14,922	$14,016	$15,286
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(3,261)	(3,821)	(6,717)
Other, net	(84)	88	(59)

Net cash provided by operating activities	$11,577	$10,283	$8,510

Note N

Contingent Liabilities and Commitments with Off-Balance Sheet Risk
    The Company and its subsidiary bank, because of the nature of their business, are at all times subject to numerous legal actions, threatened or filed. Among these, the Company has learned that claims may be filed against its bank subsidiary with respect to a deposit account that allegedly was utilized by a former customer to improperly cash checks (the “Check Claims”). The Company’s management has been reviewing the Check Claims with its counsel and its insurers. The Plaintiff submitted an Offer for Settlement for $600,000 on October 18, 2004. The Bank forwarded the offer to its insurance carrier and no response was made to the offer. The Company’s insurance carrier has acknowledged coverage. Management presently believes that none of the legal proceedings to which it is a party, including the Check Claims, are likely to have a materially adverse effect on the Company’s consolidated financial condition, or operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.
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
    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being

2004 SEACOAST BANKING CORPORATION OF FLORIDA

drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $307,021,000 commitments to extend credit outstanding at December 31, 2004, $109,387,000 is secured by 1-4 family residential properties with approximately $32,000,000 at fixed interest rates ranging from 5.00% to 7.00%.

    Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidation risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2004 and 2003 amounted to $16,241,000 and $11,713,000, respectively.

	December 31

(In thousands)	2004	2003

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$307,021	$168,448
Standby letters of credit and financial guarantees written:
Secured	7,900	4,960
Unsecured	86	303

Note O

Supplemental Disclosures for Consolidated Statements of Cash Flows
    Reconciliation of Net income to Net Cash Provided by Operating Activities for three years ended:

	Year Ended December 31

(In thousands)	2004	2003	2002

Net income	$14,922	$14,016	$15,286
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,863	1,783	1,887
Amortization of premiums and discounts on securities	2,923	8,431	5,540
Other amortization	418	770	1,402
Trading securities activity	7,365	74,648	0
Change in loans available for sale, net	3,057	8,411	5,321
Provision for loan losses	1,000	0	0
Deferred tax benefit	(728)	(110)	(449)
Loss (gain) on sale of securities	(44)	1,172	(457)
Loss on fair value interest rate swap	701	0	0
Gain on sale of loans	(35)	(79)	0
Loss (gain) on sale and write down of foreclosed assets	(58)	63	(23)
Loss on disposition of equipment	23	25	8
Change in interest receivable	(489)	824	21
Change in interest payable	77	(179)	(348)
Change in prepaid expenses	320	421	257
Change in accrued taxes	2	57	723
Change in other assets	(644)	5,138	(7,349)
Change in other liabilities	1,814	(1,296)	1,310

TOTAL ADJUSTMENTS	17,565	100,079	7,843

Net cash provided by operating activities	$32,487	$114,095	$23,129

Supplemental disclosure of non cash investing activities:
Fair value adjustment to securities	$(213)	$(5,110)	$(1,008)
Transfers from loans to other real estate owned	0	2,087	82
Transfers from securities held for sale to held for investment	110,474	0	0
Transfers from securities held for sale to trading securities	7,412	74,905	0

2004 SEACOAST BANKING CORPORATION OF FLORIDA

Note P

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

	December 31

	2004		2003

	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value

Financial Assets
Cash and cash equivalents	$89,678	$89,678	$45,183	$45,183
Securities	593,758	593,649	565,089	563,964
Loans, net	892,949	897,054	702,632	710,373
Loans available for sale	2,346	2,388	5,403	5,514
Derivative product assets	18	18	21	21
Financial Liabilities
Deposits	1,372,466	1,371,629	1,129,642	1,134,370
Borrowings	126,831	126,831	114,158	116,034
Derivative product liabilities	802	802	439	439

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value at December 31:
    Cash and Cash Equivalents: The carrying amount was used as a reasonable estimate of fair value.
    Securities: The fair value of U.S. Treasury and U.S. Government agency, mutual fund and mortgage backed securities are based on market quotations when available or by using a discounted cash flow approach.
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
    The fair value of loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusting for prepayment assumptions using discount rates based on secondary market sources.
    Loans Available for Sale: Fair values are based upon estimated values to be received from independent third party purchasers.
    Deposit Liabilities: The fair value of demand deposits, savings accounts and money market deposits is the amount payable at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
    Borrowings: The fair value of floating rate borrowings is the amount payable on demand at the reporting date. The fair value of fixed rate borrowings is estimated using the rates currently offered for borrowings of similar remaining maturities.
    Derivative Product Assets and Liabilities: Quoted market prices or valuation models that incorporate current market data inputs are used to estimate the fair value of derivative product assets and liabilities.

Note Q

Earnings Per Share
    Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined by including assumptions of dilutive stock options.

	Year Ended December 31

(Dollars in thousands,	Net		Per Share
except per share data)	Income	Shares	Amount

2004
Basic Earnings Per Share
Income available to common shareholders	$14,922	15,335,731	$0.97

Dilutive effect of options issued to executives (see Note H)		409,714

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$14,922	15,745,445	$0.95

2003
Basic Earnings Per Share
Income available to common shareholders	$14,016	15,334,765	$0.91

Dilutive effect of options issued to executives (see Note H)		332,250

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$14,016	15,667,015	$0.89

2002
Basic Earnings Per Share
Income available to common shareholders	$15,286	15,350,353	$1.00

Dilutive effect of options issued to executives (see Note H)		367,540

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$15,286	15,717,893	$0.97

Note R

Derivative Financial Instruments
    Under SFAS 133, the Company may designate a derivative as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value hedge”), or a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow hedge”). All derivatives are recorded as assets or liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income or in the results of operations, depending on the purpose for which the derivative is held.
    Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income. For all hedge relationships, ineffectiveness is recognized as other fee income in the results of operations. The net interest settlement on derivatives designated as fair value or cash flow hedges is treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.
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

2004 SEACOAST BANKING CORPORATION OF FLORIDA

used in the hedging transaction has been highly effective in offsetting changes in fair value or cash flows of the hedged item, and whether the derivative is expected to continue to be highly effective.

    The Company uses collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk on derivatives. Bilateral collateral agreements are in place for all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. At December 31, 2004 the Company had $589,000 in collateral held or pledged related to its derivative transactions. At December 31, 2003 the Company had no collateral held or pledged related to its derivative transactions.
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
    Derivative financial instruments, such as interest rate swaps and forward contracts are valued at quoted market prices or using the discounted cash flow method. The estimated fair value and carrying value of the Company’s interest rate swaps and financial derivatives, utilized for asset and liability management purposes, were included in the consolidated balance sheet at December 31, 2004 and 2003, as follows:

			Carrying
	Notional Amount		Amount		Fair Value

(In thousands)	2004	2003	2004	2003	2004	2003

Derivative Product Assets
Interest rate swaps which do not qualify for hedge accounting	$1,446	$1,470	$18	$21	$18	$21
Derivative Product Liabilities
Cash flow interest rate swap under hedge accounting	25,000	25,000	13	439	13	439
Interest rate swaps not accounted for as hedges	54,000	54,000	701	0	701	0
Interest rate swaps which qualify for hedge accounting	15,000		88		88

Note S

Accumulated Other Comprehensive Income, Net
    Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2004, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
(In thousands)	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2001	$2,329	$(899)	$1,430
Unrealized net holding loss on securities	(1,383)	539	(844)
Reclassification adjustment for realized gains and losses on securities	375	(145)	230

Accumulated other comprehensive income, net, December 31, 2002	1,321	(505)	816
Unrealized net holding loss on securities	(4,550)	1,760	(2,790)
Net loss on cash flow hedge derivatives	(439)	169	(270)
Reclassification adjustment for realized gains and losses on securities	(540)	208	(332)

Accumulated other comprehensive income, net, December 31, 2003	(4,208)	1,632	(2,576)
Unrealized net holding gain on securities	25	(9)	16
Net gain on cash flow hedge derivatives	426	(165)	261
Reclassification adjustment for realized gains and losses on securities	(225)	80	(145)

Accumulated other comprehensive income, net, December 31, 2004	$(3,982)	$1,538	$(2,444)