Form 10-K, Exhibit 13
period 2005-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2006-03-15
CIK 730708

EXHIBIT 13
FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2005	2004	2003	2002	2001
FOR THE YEAR

Net interest income	$72,185	$52,774	$44,165	$45,960	$44,017

Provision for loan losses	1,317	1,000	0	0	0

Noninterest income:

Securities gains (losses)	128	44	(1,172)	457	915

Other	20,517	18,462	20,987	18,336	16,584

Noninterest expenses	59,100	47,281	42,463	39,790	38,060

Income before income taxes	32,413	22,999	21,427	24,963	23,456

Provision for income taxes	11,654	8,077	7,411	9,677	9,326

Net income	20,759	14,922	14,016	15,286	14,130

Core earnings [1]	33,624	23,941	22,781	24,461	22,624

Per Share Data

Net income:
Diluted	1.24	0.95	0.89	0.97	0.90

Basic	1.27	0.97	0.91	1.00	0.91

Cash dividends declared	0.58	0.54	0.46	0.37	0.35

Book value	8.94	7.00	6.71	6.59	6.09

Dividends to net income	46.30%	55.60%	50.60%	37.30%	37.60%

AT YEAR END

Assets	$2,132,174	$1,615,876	$1,353,823	$1,281,297	$1,225,964

Securities	543,024	588,017	560,829	493,287	300,329

Net loans	1,280,989	892,949	702,632	681,335	777,993

Deposits	1,784,219	1,372,466	1,129,642	1,030,540	1,015,154

Shareholders’ equity	152,720	108,212	104,084	100,747	93,519

Performance ratios:
Return on average assets	1.07%	1.05%	1.07%	1.26%	1.22%
Return on average equity	14.95	13.75	13.73	15.75	15.62
Net interest margin [2]	3.97	3.89	3.57	4.00	3.99
Average equity to average assets	7.17	7.63	7.82	7.99	7.78

1.	Income before taxes excluding the provision for loan losses, securities gains (losses) and expenses associated with foreclosed and repossessed asset management and dispositions.

2.	On a fully taxable equivalent basis

FINANCIAL SECTION
CONTENTS

Management’s Discussion & Analysis	14
Financial Tables	34
Report of Managements’s Assessment of Internal Controls over Financial Reporting	49
Reports of Independent Registered Public Accounting Firms	50
Audited Financial Statements	54

MANAGEMENT’S DISCUSSION & ANALYSIS
Overview and Outlook

Our Business
      Seacoast Banking Corporation of Florida is a multi-bank holding company located on Florida’s southeast coast whose southern market is Palm Beach County and northern market is Brevard County. The Company has 34 full service branches, one of which was opened last year in Palm Beach County, one of which was acquired in Indian River County from another Florida based institution, and three of which were acquired in Orlando (two in Orange County and one in Seminole County), a result of the acquisition of Century National Bank (“Century”) in April 2005. The Company plans to open three to four new branches over the next two years. The markets in which the Company operates have had population growth rates over the past 10 years of over 20 percent and are expected to grow an additional 20 percent or more over the next 10 years.
      The Company signed a definite agreement in November 2005 to acquire Big Lake National Bank with nine offices located in central Florida serving the counties of DeSoto, Glades, Hardee, Hendry, Highlands, Okeechobee, and St. Lucie. This acquisition will increase the Company’s assets by approximately $312 million and deposits by $298 million. Prospectively, the Company will consider other strategic acquisitions as part of the Company’s overall future growth plans provided they are in complementary and attractive growth markets within the state of Florida.
      For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries, First National Bank and Trust Company of the Treasure Coast, FNB Brokerage Services, Inc., FNB Insurance Services, Inc., South Branch Building, Inc., Big O RV Resort, Inc., FNB Property Holdings, Inc., Century National Bank and FNB RE Services, Inc.

Strategic Overview
      A few years ago the Company began several initiatives to improve its net interest margin and the percent of revenues from fees over the long term.
      The Company’s residential mortgage portfolio production was converted from a portfolio funded process to primarily a fee based business with the objective of reducing the residential portfolio from 50 percent of total loans to approximately 30 percent over time while still portfolioing select loans such as adjustable rate and fixed to adjustable loans. Commercial/ commercial real estate and consumer lending capabilities were improved, including market expansion into Palm Beach and Brevard Counties, and more recently, Orange and Seminole Counties, to replace the reduced residential portfolio outstandings.
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

Loan Originations and Lending Policies
      The Company’s lending policies, credit monitoring and underwriting have historically produced, over the long term, low net charge offs and nonperforming loans and minimal past dues. Our Company’s credit culture emphasizes discipline to the fundamentals of quality lending regardless of the economic cycle or competitive pressures to do otherwise. Nearly all of the Company’s commercial and commercial real estate loans are originated in its markets by experienced professional loan officers who retain credit monitoring and collection responsibilities until the loan is repaid.

      The historic low interest rate environment during 2002 and 2003 resulted in much of the Company’s residential loan portfolio being refinanced. This produced negative loan growth until the third quarter of 2003 as a result of high loan refinance activity and the Company’s strategy to convert its residential loan production to a fee-based business. Beginning in the third quarter 2003, the Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio. This, coupled with higher consumer, commercial and commercial real estate production during 2004 and 2005, resulted in loan portfolio growth improving from 3.0 percent in 2003 to 26.9 percent in 2004 and 43.4 percent in 2005. The Company’s expansion into Palm Beach County with a total of five offices, the loan production office in Brevard County, and the acquisition of Century in Orlando has contributed to overall loan growth, as well as an improved loan mix and lending capacity over the past twelve months. Total loans outstanding in these new markets grew to $396 million at December 31, 2005. This market expansion has provided the Company with greater opportunities to profitably grow the loan portfolio, which has in turn contributed to gains in net interest income and the margin.
      In 2005 the Company received applications for $216 million in residential loans, lower than the $224 million in 2004 and the $261 million in 2003 when refinance activity was peaking. Due to better market penetration, expanded coverage and the demand for housing in the markets served, the Company expects to be able to originate over $200 million a year in residential loans prospectively. The added lending capabilities resulted in the largest commercial and commercial real estate production in the Company’s history in 2005. A total of $465 million was originated compared to $372 million in 2004 and $179 million in 2003.

Deposit Mix and Costs
      The Company benefited in 2005 and 2004 from an increase in low cost and no cost deposits in proportion to other higher cost products. This outcome results from the Company’s continued emphasis on its SuperCommunity brand of banking with high quality customer service and convenient branch locations and from the acquired deposits of Century National Bank in April 2005. The Company believes it is the most convenient bank in its Treasure Coast markets with more locations than any competitor in the counties of Martin, St. Lucie and Indian River, which are located on Florida’s southeast coast.
      Over the past year, noninterest bearing demand deposits increased 37.1 percent and low cost NOW, money market and savings deposits increased 31.8 percent. Positively impacting the full year’s results was the Company’s acquisition of Century which added $304 million in deposits. Century’s deposit mix is favorable with 35.8 percent of Century’s deposits comprised of noninterest bearing demand deposits at December 31, 2005 and the remainder, lower cost interest bearing core deposits. While interest rates increased 200 basis points during 2005, the Company’s overall deposit mix has allowed its average cost of deposits to remain low. The average cost of deposits including noninterest bearing demand deposits for the fourth quarter of 2005 increased only 51 basis points over the prior year to 1.54 percent. The Company is executing the same value building customer relationship strategy for retail deposits in all of its markets. At December 31, 2005, a total of $89 million in deposits were in Palm Beach County with an average cost of 1.64 percent for deposits during the fourth quarter 2005.

Noninterest Income Sources
      In addition to fee income from mortgage banking activities, the Company derives fees from service charges on deposit accounts, investment management, trust and brokerage services, as well as from originating and selling large yacht loans. The Company believes that it could generate approximately 30 percent of total revenues from all fee businesses in the coming years. In 2005, the Company collected approximately 22 percent of total revenues (net interest income and noninterest income) from its fee-based business activities.

Critical Accounting Policies and Estimates
      The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles, or “GAAP,” including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments in the application of certain of its accounting policies that involve significant estimates and assumptions. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time and the use of revised estimates and assumptions could materially affect amounts reported in subsequent financial statements. After consultation with the Company’s Audit Committee, we believe the most critical accounting estimates and assumptions that may affect the Company’s financial status and that involve the most difficult, subjective and complex assessments are:

•	the allowance and the provision for loan losses;

•	the fair value of securities available for sale;

•	goodwill impairment; and

•	contingent liabilities.
      The following is a brief discussion of the critical accounting policies intended to facilitate a reader’s understanding of the judgments, estimates and assumptions underlying these accounting policies and the possible or likely events or uncertainties known to us that could have a material effect on our reported financial information. For more information regarding management’s judgments relating to significant accounting policies and recent accounting pronouncements, see “Notes to Consolidated Financial Statements, Note A — Significant Accounting Policies.”
Allowance and Provision for Loan Losses
      Management determines the provision for loan losses charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company’s policies and procedures used to estimate the provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency (OCC), there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management’s judgment as to the adequacy of the provision and allowance for loan losses necessarily approximate and imprecise (see “Nonperforming Assets”).
      A provision of $1,317,000 was recorded during 2005, partially as a result of loan growth of $390 million or 43 percent in 2005, including $107 million from the acquisition of Century. A $1,000,000 provision was recorded during 2004, when loans increased $191 million or 27 percent, and no provisioning occurred in 2003. The increased loss exposure as a result of the loan growth in 2005 and 2004 was partially offset by the Company’s continued stable credit quality, and low nonperforming assets. Net charge-offs totaled $135,000 or 0.01 percent of average loans in 2005 compared to $562,000 or 0.07 percent of average loans for 2004 and $666,000 or 0.10 percent of average loans for 2003. Nearly all of the net charge-offs in 2004 and 2003 were attributable to the Company’s commercial and financial loan portfolio that represents less than 10 percent of the total loan portfolio. Net charge-offs were nominal in prior years as well with $208,000 or 0.03 percent of average loans for 2002 and $184,000 or 0.02 percent of average loans for 2001. The Company’s net charge-off ratios have been much better than the banking industry as a whole and this year’s results are consistent with the Company’s historical trends.
      The Company’s expansion into Palm Beach and Brevard counties, the addition of Century, as well as growth in the Company’s other markets over the last two years has resulted in double-digit commercial and residential real estate loan growth. A historically favorable credit loss experience in these portfolios has made it unnecessary to provide large additions to the allowance for loan losses. Also, although Century’s portfolio is only five years old, no credit losses have ever been recorded for Century. However, a decline in economic activity could impact the demand for real estate and the Company’s loss experience resulting in larger additions to the allowance for loan losses. The last time the Company experienced significant net charge-offs and nonperforming loans was during the period 1988-1993 when the real estate markets in Florida experienced deflation and the national economy was in recession. Management believes that its current credit granting processes follows a comprehensive and disciplined approach that mitigates risk and lowers the likelihood of significant increases in charge-offs and nonperforming loans during all economic cycles.
      Table 12 provides certain information concerning the Company’s allowance for loan losses for the years indicated.
      The allowance for loan losses totaled $9,006,000 at December 31, 2005, $2,408,000 greater than one year earlier. The increase in the allowance included the carryover of $1,225,000 from the acquisition of Century. None of the allowance added for Century resulted from any impaired loans.
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
      The allowance as a percentage of loans outstanding decreased from 0.87 percent to 0.73 percent during 2004 and to 0.70 percent during 2005. The overall amount of the allowance for loan losses reflects the allocation to residential and commercial real estate secured loan portfolios held by the Company, ranging from a high of 84.6 percent of total loans in 2000 to a low of 80.8 percent in 2002 and at year-end 2005 totaling 85.9 percent of total loans, whose historical charge-offs and delinquencies have been favorable. The better than peer performance credit quality results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio.
      Table 13 summarizes the Company’s allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.
      Concentration of credit risk, discussed under “Loan Portfolio” of this discussion and analysis, may affect the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s significant concentration of credit is a collateral concentration of loans secured by real estate. At December 31, 2005, the Company had $1,108 million in loans secured by real estate, representing 85.9 percent of total loans, up slightly from 83.5 percent at December 31, 2004. In addition, the Company is subject to a geographic concentration of credit because it only operates in southern Florida. The Company has a meaningful credit exposure to commercial real estate developers and investors with total commercial real estate construction and land development loans of 26.7 percent of total loans at year-end 2005. All of the Company’s exposure to these credits are not only secured by project assets with fifty percent or more pre sales or leases, but are guaranteed by the personal assets of all of the participants. Levels of exposure to this industry group, together with an assessment of current trends and expected future financial performance, are carefully analyzed and monitored in order to determine an adequate allowance level. Problem loan activity for this exposure needs to be evaluated over the long term to include all economic cycles when determining an adequate allowance level.
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
      At December 31, 2005, there was $372,000 in nonperforming assets compared to $1,447,000 at December 31, 2004. At December 31, 2005, 100 percent of the nonaccrual loans were secured with real estate. In addition, nonaccrual loans totaling $204,000 at December 31, 2005 were performing with respect to payments; however, the loans were placed on nonaccrual status because the Company has determined that the collection of principal or interest in accordance with the terms of such loans is uncertain. Management does not expect significant losses for which an allowance for loan losses has not been provided associated with the ultimate realization of these assets. The Company had no restructed or potential problem loans at December 31, 2005.
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
      Fair Value of Securities Held for Sale The fair value of the held for sale portfolio at December 31, 2005 was less than historical amortized cost, producing net unrealized losses of $5,721,000 that have been included in other comprehensive income as a component of shareholders’ equity. The fair value of each security was obtained from independent pricing sources utilized by many financial institutions. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller; and can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses in the held for sale portfolio. On November 1, 2004, in anticipation of a predicted rising interest rate environment and a potential decline in fair value of securities, the Company transferred $110.5 million in securities with net unrealized losses of $802,000 to its held to maturity portfolio from the held for sale portfolio. No transfers were recorded during 2005.
      The credit quality of the Company’s security holdings is investment grade and higher and are traded in highly liquid markets. Therefore, negative changes in the fair values as a result of unforeseen deteriorating economic conditions should only be temporary. Further, management believes that the Company’s other sources of liquidity, as well as, the cash flow from principal and interest payments from the securities portfolios, reduces the risk that losses would be realized as a result of needed liquidity from the securities portfolio.

      Goodwill Impairment Beginning January 1, 2002, the Company’s goodwill was no longer amortized, but tested annually for impairment. The amount of goodwill at December 31, 2005 totaled $31.7 million, including approximately $2.6 million that was acquired in 1995 as a result of the purchase of a community bank in the Company’s Treasure Coast market and $29.0 million from the acquisition of Century in 2005. Management does not expect any material change in the amount of goodwill associated with the acquisition of Century, however, estimated fair values of acquired assets and liabilities, including identifiable intangible assets, are subject to refinement as plans are finalized and additional information becomes available. Refinements need to be identified and recorded within twelve months subsequent to the purchase’s settlement date of April 30, 2005.
      The assessment as to the continued value for goodwill involves judgments, assumptions and estimates regarding the future.
      The Company has a bank deposit market share of approximately 12 percent in the Treasure Coast market, which had a population increase of over 20 percent during the past ten years. The population growth and other demographics of the counties Century operates in are similar to those of the Company’s other markets. The population in these markets is forecast by the Bureau of Economic and Business Research at the University of Florida to continue to grow at a 20 percent plus rate over the next ten years. Our highly visible local market orientation, combined with a wide range of products and services and favorable demographics, has resulted in increasing profitability in these markets. There is data available indicating that both the products and customers serviced have grown since these acquisitions, which is attributable to the increased profitability and supports the goodwill value at December 31, 2005.
      Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable we will incur an expense and the amount can be reasonably estimated. We involve internal and external experts, such as attorneys, consultants and other professionals, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, we or our experts may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims. No amounts have been accrued as of December 31, 2005 as management is not aware of any probable losses.
Results of Operations
      Net Interest Income Net interest income (on a fully taxable equivalent basis) for 2005 totaled $72,297,000, $19,390,000 or 36.6 percent higher than for 2004. Net interest income for 2005 included $7.9 million from the addition of Century, with $1.7 million added in the second quarter, $2.9 million in the third quarter, and $3.3 million in the fourth quarter. Net interest margin on a tax equivalent basis increased 8 basis points to 3.97 percent from 3.89 percent for 2004. The following details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

	Net Interest Income	Net Interest Margin

	(Dollars in thousands)
Fourth quarter 2004	$14,158	3.88%
First quarter 2005	15,277	3.90
Second quarter 2005	17,867	3.91
Third quarter 2005	19,091	4.01
Fourth quarter 2005	20,062	4.04
      The net interest margin steadily improved quarter to quarter during 2005. The yield on earning assets for 2005 was 5.41 percent, 47 basis points higher than 2004’s result, reflecting an improving earning assets mix in 2005 and a rising interest rate environment. Interest rates have increased 325 basis points since the Federal Reserve began increasing rates, with 200 basis points occurring during the last twelve months. The following details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2005	2005	2005	2005	2004

Yield	5.76%	5.48%	5.22%	5.08%	4.97%
      The yield on loans improved 48 basis points to 6.54 percent over the last twelve months as a result of a change in mix due to loan growth and a greater percent of the portfolio in floating rate loans. In addition, an increase in the yield on investment securities of 25 basis points year over year to 3.66 percent was recorded and the yield on federal funds sold and interest bearing deposits grew 175 basis points to 3.31 percent. Average earning assets for 2005 increased $463.2 million or 34.1 percent compared to 2004. Average loan balances grew $316.5 million or 39.6 percent to $1,116.1 million, average federal funds sold and interest bearing deposits increased $90.8 million to $109.6 million, and average investment securities were $55.9 million or 10.3 percent higher, totaling $596.2 million. The increase in loans was principally in commercial real estate loans, in part reflecting the Company’s successful de novo expansion into northern Palm Beach County and the opening of a loan production office in Brevard County (in August 2004). The acquisition of Century in Orange and Seminole County (principally Orlando, Florida) increased average loan balances by $75 million during 2005. Total loans in these new markets totaled $396 million at December 31, 2005. The addition of another full service branch in Palm Beach County in April 2006 and one in Brevard County in mid- to late-2006, as well as Century’s three full service locations added in April 2005, will further assist in expanding the Company’s loan origination capabilities. At December 31, 2005, commercial lenders in these markets (Palm Beach County, Brevard County and the Orlando area) have pipelines of $78 million, $29 million and $14 million, respectively.
      Total commercial loan production for 2005 was $465 million compared to $372 million in 2004. The company expects economic conditions in the markets it serves to remain favorable over the next 12 months but other factors such as supply and labor shortages could have negative impacts on loan production.
      Closed residential loan production during 2005 totaled $195 million, of which $80 million was sold servicing released to manage interest rate risk and to generate fee income. A total of $216 million in residential mortgages were originated during the twelve months ended December 31, 2005, compared to $224 million during the same period in 2004. Residential production was lower during the second half of the year for 2005, with $60.1 million and $59.9 million produced in the second and first quarter, versus $47.9 million and $48.3 million in the third and fourth quarter. In part, fewer residential loan originators (due to vacant positions) contributed to the decline. The Company’s residential loan production volumes face increased competition in its markets which is expected to be offset by the expansion into new markets.
      Activity in the Company’s securities portfolio was limited in 2005, with maturities of securities of $214.9 million and purchases totaling $145.3 million. Sales proceeds totaling $51.0 million were primarily comprised of securities from Century’s portfolio, which under purchase accounting were adjusted to fair market value at April 30, 2005, thereby providing the Company the opportunity to reposition these securities. In comparison, for 2004 maturities and purchases of securities totaled $132.3 million and $308.2 million, respectively, and sales proceeds totaled $136.7 million. The investment portfolio is expected to continue to provide needed liquidity to fund the expected growth in the loan portfolio.
      Year over year the mix of earning assets has improved. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 61.3 percent for 2005 compared to 58.9 percent a year ago, while securities decreased from 39.8 percent to 32.7 percent and federal funds sold and interest bearing deposits increased from 1.4 percent to 6.0 percent. In addition to increasing total loans as a percentage of earning assets, the Company successfully changed the mix of loans, with commercial volumes increasing as a percentage of total loans (see “Loan Portfolio” and Table 9 — Loans Outstanding).

      Lower cost interest bearing deposits (NOW, savings and money market balances) increased to 60.0 percent of interest bearing liabilities, versus 55.3 percent a year ago, favorably affecting deposit mix. Average certificates of deposit (CDs) (a higher cost component of interest-bearing liabilities) as a percentage of interest-bearing liabilities decreased to 29.5 percent in 2005, compared to 34.0 percent in 2004, reflecting diminished funding requirements. Approximately $218 million in CDs matured during 2005 and $309 million are expected to mature in 2006. Borrowings (including federal funds purchased, sweep repurchase agreements with customers of the Company’s subsidiary, subordinated debt and other borrowings) remained relatively level at 10.5 percent of interest bearing liabilities for 2005, versus 10.7 percent in 2004.
      The cost of interest-bearing liabilities in 2005 increased 55 basis points to 1.91 percent from 1.36 percent, principally due to the Federal Reserve increasing short-term interest rates at a “measured pace” during the year, by 50 basis points in the fourth quarter, 75 basis points in the third quarter, 25 basis points in the second quarter and 50 basis points in the first quarter. Based on recent Federal Reserve commentary, it is likely short-term interest rates will be raised further in 2006. The following table details the cost of interest-bearing liabilities for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2005	2005	2005	2005	2004

Rate	2.27%	1.95%	1.76%	1.56%	1.44%
      The average aggregated balance for NOW, savings and money market balances increased $245.7 million or 42.4 percent to $825.0 million from 2004 and average noninterest bearing deposits increased $155.2 million or 59.6 percent to $415.4 million, while average CDs increased $48.8 million or 13.7 percent to $405.0 million. Of the growth indicated for aggregated NOW, savings and money market balances, noninterest bearing deposits and CDs, the Century acquisition accounted for $128.8 million, $70.7 million and $13.2 million of the increases indicated, respectively. Growth in deposits in the fourth quarter of 2004 and first quarter of 2005 was favorably impacted by insurance proceeds received by customers as a result of damage from two hurricanes that impacted the Company’s market area in September 2004. The Company’s market expansion and commercial lending growth has favorably impacted deposit growth as well. Most new commercial loan relationships result in a new noninterest bearing deposit relationship. In addition, growth in low-cost/no cost funding sources reflects the Company’s longstanding strategy of building core customer relationships and tailoring its products and services to satisfy customer needs.
      Average short-term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary banks) also increased, by $12.7 million or 17.6 percent to $85.0 million for 2005, versus a year ago. Average other borrowings including subordinated debt increased by $19.6 million or 49.0 percent to $59.5 million, reflecting the issuance of $20.6 million in subordinated debentures on the last day of the first quarter (March 31, 2005), an additional issuance of $20.6 million in subordinated debentures on December 16, 2005, and $6.0 million in advances on a $15.0 million unsecured revolving line of credit (initially drawn upon in June 2005). The debentures were issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Capital Trust I, and a Connecticut trust subsidiary, SBCF Statutory Trust II, each completing a private placement of $20.0 million of Floating Rate Preferred Securities on their formation dates. The proceeds from the sale of the trust preferred securities and advances on the line of credit were used to support the purchase of Century, to maintain capital, and for general corporate purposes. (See Note I Borrowings)
      Net interest income (on a fully taxable equivalent basis) for 2004 totaled $52,907,000, $8,597,000 or 19.4 percent higher than for 2003. Net interest margin on a tax equivalent basis increased 32 basis points to 3.89 percent for 2004 from 2003’s result. The net interest margin steadily improved quarter to quarter during 2004, with the exception of the fourth quarter of 2004. Fourth quarter 2004’s net interest margin was 4.97 percent, compared to 5.02 percent for the third quarter of 2004, 4.85 percent for the second quarter of 2004, 4.89 percent for the first quarter of 2004 and 4.85 percent for the fourth quarter of 2003. The Company experienced substantial deposit growth in the fourth quarter as a result of insurance proceeds and increased business activity resulting from the hurricane damage that occurred in September 2004. These funds were invested in short term assets with lower yields which compressed the net interest margin in the fourth quarter of 2004.
      The yield on earning assets for 2004 was 4.94 percent, 5 basis points higher than 2003’s result, reflecting an improving earning assets mix in 2004.
      The yield on loans declined 49 basis points to 6.06 percent over the twelve month period ended December 31, 2004. Partially offsetting this decline was an increase in the yield on investment securities of 59 basis points during 2004 to 3.41 percent. In addition, average earning assets for 2004 increased $115.9 million or 9.3 percent compared to 2003. Average loan balances grew $121.3 million or 17.9 percent to $799.6 million and average federal funds sold increased $12.4 million to $18.8 million, while average investment securities declined $17.8 million or 3.2 percent to $540.4 million. The increase in loans was principally in commercial real estate loans. Total loans in Palm Beach County grew to $134.7 million with a total of $79.4 million funded during 2004. For the year 2004, loan officers in the Palm Beach County market originated a total of $126.5 million in loans (including unfunded commitments) and ended the year with a pipeline of approximately $125.0 million in additional loans, an exceptional performance in this new market just entered into in 2003. Closed residential loan production during 2004 totaled $205 million, of which $78 million was sold servicing released to manage interest rate risk and to generate fee income. A total of $224 million in residential mortgages were originated during the twelve months ended December 31, 2004, compared to $261 million during the same period in 2003. Residential production was disrupted in September 2004 by two hurricanes that directly hit the Company’s markets and resulted in fewer applications processed. Lower production ($42.1 million) and fee income ($347,000) was recorded in the fourth quarter 2004.
      Activity in the Company’s securities portfolio included maturities of securities of $132.3 million and purchases totaling $308.2 million. Sales proceeds totaled $136.7 million and were transacted primarily to provide liquidity for funding of lending activities.
      The cost of interest-bearing liabilities in 2004 decreased 29 basis points to 1.36 percent from 1.65 percent for 2003. Declines in rates paid by the Company occurred in the first and second quarter of 2004, with the trend reversing in the third quarter of 2004, a result of the impact of the Federal Reserve increasing short term interest rates by 125 basis points, including increases of 50 basis points in the third and fourth quarters of 2004 (a total of 100 basis points).
      The average aggregated balance for NOW, savings and money market balances increased $76.6 million or 15.2 percent to $579.3 million from 2003 and average noninterest bearing deposits increased $58.3 million or 28.9 percent to $260.2 million, while average CDs declined $11.8 million or 3.2 percent to $356.2 million. Average short-term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary bank) also increased, by $7.3 million or 11.2 percent to $72.3 million for 2004, versus 2003. Maturing debt from the FHLB on December 1, 2003 totaling $25.0 million was the primary cause for a decline during 2004 in the average balance for other borrowings of $21.0 million or 34.4 percent. As a result of the maturity, the rate paid on other borrowings decreased 114 basis points year over year to 3.34 percent.
      During 2004, the mix of earning assets and funding sources improved slightly. Loans as a percentage of average earning assets totaled 58.9 percent for 2004 compared to 54.6 percent for 2003, while securities decreased from 44.9 percent to 39.8 percent. In addition, the mix of loans changed with commercial volumes increasing as a percentage of total loans and lower yielding long term residential loan balances declining. Average CDs as a percentage of interest-bearing liabilities decreased to 34.0 percent in 2004, compared to 36.9 percent in 2003, with approximately $238 million in CDs maturing during 2004. Average balances for lower cost interest bearing deposits (NOW, savings and money market balances) increased to 55.3 percent of interest bearing liabilities, versus 50.4 percent for 2003, favorably affecting deposit mix. Borrowings (including federal funds purchased, sweep repurchase agreements with customers of the Company’s subsidiary, and other borrowings) decreased to 10.7 percent of interest bearing liabilities for 2004 from 12.6 percent for 2003, reflecting the decline in FHLB borrowings.

Noninterest Income
      Noninterest income, excluding gains and losses from securities sales, totaled $20,517,000 for 2005, $2,055,000 or 11.1 percent higher than 2004 and compared to a decrease of $2,435,000 or 11.7 percent in 2004 over 2003. Noninterest income accounted for 22.1 percent of net revenue in 2005, compared to 25.9 percent in 2004 and 32.1 percent in 2003.
      Revenues from the Company’s financial services businesses rebounded during 2004 and 2005. Brokerage commissions and fees increased $120,000 or 4.9 percent and trust income rose $323,000 or 14.4 percent during 2005, versus a year ago. This compares with increases of $579,000 or 31.1 percent and $207,000 or 10.1 percent, respectively, in brokerage commissions and fees and trust income during 2004 versus 2003. Financial market turmoil in 2002 and 2003 affected investment management revenues with consumers avoiding the riskier equities markets for more conservative deposit products. While revenues from wealth management services have generally improved as customers have returned to the equity markets, it remains challenging due to the uncertain economic environment. The Company believes it can be successful and expand its customer relationships through sales of investment management and brokerage products, including insurance.
      The Company is among the leaders in the production of residential mortgage loans in its market. In 2005, residential loan production totaled $216 million (compared to $224 million in 2004 and $261 million in 2003). Beginning in the third quarter 2003, the Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio. As a result sales of residential mortgage loans in 2005 and 2004 were lower, totaling $80 million in 2005 and $78 million in 2004 compared to $188 million in 2003. Mortgage banking revenues are partially dependent upon favorable interest rates, as well as, good overall economic conditions. Increases in rates have caused a decline in overall mortgage activity in the Company’s markets and, in general, fewer loans have been sold in 2004 and 2005 as the production of adjustable rate mortgages has increased and been retained in the Company’s loan portfolio. Residential loans are processed by commissioned originators, as well as the Company’s branch personnel.
      Service charges on deposits totaling $5,022,000 were $543,000 or 12.1 percent higher year over year versus 2004. In comparison, 2004’s service charges on deposits were $428,000 or 8.7 percent lower year over year versus 2003. Overdraft fees were higher during 2005, increasing $694,000 or 23.4 percent year over year. Of the $694,000 increase in overdraft fees, $58,000 was from the addition of Century. In the first quarter of 2005, the Company instituted new policies and procedures which added additional customer flexibility in managing their deposit account balance which resulted in higher overdraft fees being collected. In contrast, during 2004 higher balances maintained by customers in core deposit accounts reduced service charge and overdraft fees collected, versus 2003.
      Greater usage of check cards over the past three years by core deposit customers and an increased cardholder base has increased interchange income. Debit card income increased $370,000 or 27.5 percent in 2005 year over year, and was $175,000 or 15.0 percent greater in 2004 than 2003. VISA and MasterCard agreed in principle to a reduction in check card interchange rates effective August 1, 2003, which did result in lower fees and income of $20,000 per month over the remainder of 2003. However, both VISA and MasterCard increased check card fees during 2004, contributing to the increase in revenue year over year for both 2005 and 2004. Other deposit based electronic funds transfer income, which decreased $59,000 or 12.4 percent in 2005 after increasing $35,000 or 7.9 percent in 2004, was not impacted.
      Marine finance fees from the origination and nonrecourse sale of marine loans increased $71,000 or 2.4 percent to $3,068,000 for 2005, after decreasing $164,000 or 5.2 percent to $2,997,000 in 2004 versus 2003. The Company’s marine finance division (Seacoast Marine Finance) produced $189 million in marine loans during 2005, compared to $171 million in 2004 and $184 million in 2003. Of the $189 million produced in 2005, a total of $177 million was sold. In comparison, for 2004 marine loans totaling $155 million were sold. Seacoast Marine Finance is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida, California and, more recently, New England. The production team in

California is capable of serving not only California, but Washington and Oregon as well. The Company will continue to look for opportunities to expand its market penetration of its marine finance business.
      Merchant income for 2005 was $268,000 or 13.7 percent higher than in 2004, and was $352,000 or 21.9 percent higher in 2004 compared to 2003. Merchant income as a source of revenue is dependent upon the volume of credit card transactions that occur with merchants who have business demand deposits with the Company’s banking subsidiaries. The Company’s expansion into new markets has positively impacted the growth of business demand deposits and aided the increase in merchant income. Business demand deposits at December 31, 2005 were higher by $127.5 million or 68.5 percent year over year.
Noninterest Expenses
      The Company’s overhead ratio has ranged in the mid to low 60s over the past few years. The efficiency ratio of 63.7 percent for 2005 compares favorably to last year when the ratio was 66.2 percent, in part reflecting an improved margin (and net interest income) during 2005.
      When compared to 2004, noninterest expenses for 2005 increased by $11,819,000 or 25.0 percent to $59,100,000, compared to an increase of $4,818,000 or 11.3 percent in 2004. Of the $11,819,000 increase, $3,738,000 was due to the addition of Century; only eight months of overhead for Century was included in 2005’s results. Remaining growth in 2005 is attributable to increased wages, benefits, occupancy, marketing and other overhead due to the addition of branches and personnel in the Palm Beach and Brevard County markets, and from higher commissions, stock awards and other incentive compensation related to the Company’s improved performance. Also impacting overhead in 2005 are marketing expenses associated with the Company’s new markets.
      Base salaries increased $2,798,000 or 16.8 percent. A portion of the increase in base salaries was directly attributable to lending and branch personnel in the new Palm Beach County market ($337,000) and to the addition of Century ($1,005,000). Key manager incentives and stock award compensation (tied to specific Company performance measurements) were higher in 2005, representing $1,560,000 of the overall increase of $1,691,000 in incentives for 2005. For 2004, salaries and wages increased $2,478,000 or 14.9 percent to $19,119,000 compared to 2003. Included were increases in base salaries of $1,604,000 or 10.7 percent, additional incentives of $937,000, and higher commissions on revenue from brokerage activities of $257,000. Of the increase in base salaries in 2004, new lending and branch personnel in the Palm Beach County market added $421,000 and lending personnel in the new loan production office in Brevard County added $132,000. Key manager incentives and stock award compensation was higher in 2004 as well, representing a $1,049,000 increase year over year in incentives, versus 2003.
      Employee benefits increased $1,282,000 or 25.5 percent in 2005, and were $436,000 or 9.5 percent higher in 2004 compared to 2003. During 2005, higher group health insurance costs, payroll taxes and profit sharing accruals for the Company’s 401K plan of $517,000, $232,000 and $505,000, respectively, were the primary cause for the increase year over year. Profit sharing accruals were $432,000 higher in 2004, as were payroll taxes, up $152,000 year over year; partially offsetting, better claims experience resulted in a $147,000 decline in health insurance in 2004, compared to 2003.
      Outsourced data processing costs totaled $6,477,000 for 2005, an increase of $761,000 or 13.3 percent from a year ago versus a $451,000 or 8.6 percent increase in 2004. The Company’s subsidiary banks utilize third parties for their core data processing systems and merchant credit card services processing. Outsourced data processing costs are directly related to the number of transactions processed, which can be expected to increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular.
      Occupancy and furniture and equipment expenses during 2005, on an aggregate basis, increased $1,099,000 or 17.9 percent year over year, versus a $453,000 or 8.0 percent increase in 2004. Costs related to new locations impacted both 2005 and 2004. Of the $1,099,000 increase for 2005, $547,000 was related to Century and $281,000 to new Palm Beach County sites. For 2004, the significant increases were in lease payments for premises, utility costs, and furniture and equipment purchases, up $172,000, $77,000 and $101,000, respectively.
      Marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, increased by $729,000 or 29.6 percent in 2005, compared to a $346,000 or 16.3 percent increase in 2004 versus 2003. For 2005, ad agency production and printing costs were $146,000 higher year over year, media costs for newspaper and radio advertising were up $104,000, sales promotions was $89,000 higher, expenditures for direct mail campaigns were $109,000 greater, charitable donations were up $80,000, and public relations costs increased $101,000, primarily due to additional costs for the new Palm Beach and Brevard County markets. In addition, a new checking account acquisition program was initiated in November 2005 targeting non-customers, with an emphasis on gathering new low cost deposit accounts and increasing noninterest fee income; costs for this program in the fourth quarter totaled $59,000. For 2004, newspaper advertising was $252,000 higher, primarily due to additional advertising in the new Palm Beach County market.
      Legal and professional fees increased $752,000 or 40.8 percent to $2,595,000 for 2005, compared to a $507,000 or 37.9 percent increase in 2004 compared to 2003. Higher professional fees and audit fees associated with the Company’s external audit and one time outside consulting assistance were the causes for the increase in 2005. Efforts to comply with the requirements of the Sarbanes-Oxley Act added approximately $500,000 in direct expenses to overhead in 2004.
      With the Century acquisition in the second quarter of 2005, core deposit intangibles increased by $2.3 million. This intangible asset has an initial estimated life of five years. For the fourth quarter of 2005 and total year 2005, amortization of intangibles totaled $119,000 and $533,000, respectively. In 2004 no amortization expense was incurred and for 2003 amortization of $150,000 was recorded.
      Remaining noninterest expenses increased $1,999,000 in 2005 or 28.7 percent to $8,958,000 and $297,000 in 2004 or 4.5 percent to $6,959,000. Increasing year over year for 2005 versus 2004 were costs for postage, courier and delivery services (up $144,000 on an aggregate basis), telephone and data lines (up $190,000), professional development (up $171,000), employment advertising, placement and relocation costs (up $268,000), higher miscellaneous losses due to fraud and robbery (up $381,000), and stationery, printing and supplies (up $130,000). Increasing to a lesser extent in 2005 were property and liability insurance, travel reimbursement (principally mileage), books and publications, and bank paid closing costs.
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
      Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent given a parallel change in interest rates (up or down) of 200 basis points. The Company’s most recent Asset and Liability Management Committee (ALCO) model simulations indicate net interest income would increase 1.7 percent if interest rates gradually rise 200 basis points over the next twelve months. While management places a lower probability on significant rate declines after the Federal Reserve’s 25 basis point increases in June, August, September, November and December 2004 (a total of 125 basis points) and in February, March, May, July, August, September, November and December 2005 (an additional 200 basis points in total), the model simulation indicates net interest income would decrease 0.3 percent over the next twelve months given a gradual decline in interest rates of 100 basis points. It has been the Company’s experience that non-maturity core deposit balances are stable and subjected to limited re-pricing when interest rates increase or decrease within a range of 200 basis points.

      On December 31, 2005, the Company had a negative gap position based on contractual and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 5.8 percent (see “Table 19 — Interest Rate Sensitivity Analysis”), compared to a negative gap of 14.0 percent a year ago.
      The computations of interest rate risk do not necessarily include certain actions management may undertake to manage this risk in response to changes in interest rates. Derivative financial instruments, such as interest rate swaps, options, caps, floors, futures and forward contracts may be utilized as components of the Company’s risk management profile.
      Market Risk Market risk refers to potential losses arising from changes in interest rates, and other relevant market rates or prices.
      Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity (EVE) to adverse movements in interest rates, is the Company’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). Seacoast is also exposed to market risk in its investing activities. The ALCO meets regularly and is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The policies established by ALCO are reviewed and approved by the Company’s Board of Directors. The primary goal of interest rate risk management is to control exposure to interest rate risk, within policy limits approved by the Board. These limits reflect the Company’s tolerance for interest rate risk over short-term and long-term horizons.
      The Company also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to increase the EVE 6.5 percent versus the EVE in a stable rate environment. An instantaneous 100 basis point decrease in rates is estimated to decrease the EVE 5.3 percent versus the EVE in a stable rate environment.
      While an instantaneous and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, a gradual shift in interest rates would have a much more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon, i.e., the next fiscal year. Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, change in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates.
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

      In the table that follows, all deposits with indeterminate maturities such as demand deposits, NOW accounts, savings accounts and money market accounts are presented as having a maturity of one year or less.
Contractual Commitments

	December 31, 2005

			Over	Over
			One Year	Three Years
		One Year	Through	Through	Over Five
	Total	or Less	Three Years	Five Years	Years

	(In thousands)
Deposit maturities	$1,784,219	$1,663,797	$113,836	$6,586	$—
Short-term borrowings	96,786	96,786	—	—	—
Borrowed Funds	45,485	31,000	14,485	—	—
Subordinated Debt	41,238	—	—	—	41,238
Operating leases	27,879	3,095	5,496	3,437	15,851

	$1,995,607	$1,794,678	$133,817	$10,023	$57,089

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
      Contractual maturities for assets and liabilities are reviewed to adequately maintain current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities available for sale and federal funds sold. The Company has access to federal funds and FHLB lines of credit and is able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities and mortgage backed securities not pledged to secure public deposits or trust funds. At December 31, 2005, the Company had available lines of credit of $176 million. At December 31, 2005, the Company had $342 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 2004, the amount of securities available and not pledged was $380 million.
      Liquidity, as measured in the form of cash and cash equivalents (including federal funds sold and interest bearing deposits), totaled $220,493,000 at December 31, 2005 as compared to $89,678,000 at December 31, 2004. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in the Company’s securities portfolio and loan portfolio. At December 31, 2005, cash and cash equivalents were higher due to the addition of Century; of the $220,493,000 in cash and cash equivalents, $142,900,000 directly relates to Century. The higher liquidity maintained by Century pertains in part to late day settlement transactions (wire transfers) for large commercial customers in the Orlando market.
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
      Credit risk of these transactions is managed by establishing a credit limit for each counterparty and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2005 included derivative product assets of $19,000 and derivative product liabilities of $515,000.
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
      Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $398 million at December 31, 2005, and $307 million at December 31, 2004.
      Income Taxes Income taxes as a percentage of income before taxes were 36.0 percent for 2005, compared to 35.1 percent in 2004 and 34.6 percent for 2003. Beginning in January 2003 the Company formed a subsidiary and transferred certain real estate assets to a real estate investment trust (REIT). As a result, the Company’s state income tax liability was reduced. The rate was slightly higher for 2005, with the addition of Century limiting utilization of the REIT.
Financial Condition
      Total assets increased $516,298,000 or 32.0 percent to $2,132,174,000 in 2005, after increasing $262,053,000 or 19.4 percent to $1,615,876,000 in 2004.
      Capital Resources Table 8 summarizes the Company’s capital position and selected ratios. The Company’s ratio of shareholders’ equity to period end total assets was 7.16 percent at December 31, 2005, compared with 6.70 percent one year earlier.
      During 2005, the Company formed two wholly owned trust subsidiaries, SBCF Capital Trust I and SBCF Statutory Trust II. These subsidiaries each issued $20.0 million (a total of $40.0 million) in trust preferred securities, guaranteed by the Company on a junior subordinated basis. The Company obtained the proceeds from the trust’s sale of trust preferred securities by issuing junior subordinated debentures to the trust. Under revised Interpretation No. 46 (FIN 46R) recently promulgated by Financial Accounting

Standards Board (FASB), the trust must be deconsolidated with the Company for accounting purposes. As a result of this recent accounting pronouncement, the Federal Reserve Board adopted changes to its capital rules with respect to the regulatory capital treatment afforded to trust preferred securities. The Federal Reserve Board’s rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25% of core capital, net of goodwill and intangibles. The Company believes that its trust preferred securities qualify under these revised regulatory capital rules and expects that it will be able to treat its $40.0 million of trust preferred securities as Tier 1 capital. For regulatory purposes, the trust preferred securities are added to the Company’s tangible common shareholders’ equity to calculate Tier I capital. At December 31, 2005, the Company’s risk-based capital ratio was 11.76 percent, an increase from December 31, 2004’s reported ratio of 10.99 percent and reflecting the addition of the $40 million in trust preferred stock to Tier 1 risk based capital.
      The Company manages the size of its equity through a program of share repurchases of its outstanding Common stock. A total of 737,000 stock option shares are outstanding, of which 486,000 are exercisable; during 2005, 80,000 shares were exercised (see “Note J — Employee Benefits”). In treasury stock at December 31, 2005, there were 19,335 shares totaling $218,000, compared to 1,635,293 shares or $16,172,000 a year ago. The primary cause for the decline in treasury stock was the issuance of shares during the second quarter of 2005 for the acquisition of Century.
      Loan Portfolio Table 9 shows total loans (net of unearned income) by category outstanding.
      Total loans (net of unearned income and excluding the allowance for loan losses) were $1,289,995,000 at December 31, 2005, $390,448,000 or 43.4 percent more than at December 31, 2004. Of the $390 million increase, $120 million is directly attributable to the addition of Century. At December 31, 2004, total loans of $899,547,000 were $190,755,000 or 26.9 percent higher than at December 31, 2003.
      During 2005, $80 million of residential mortgage loan production totaling $216 million was sold compared to $78 million of $224 million in production during 2004. These loan sales were without recourse. The Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio in late 2003. In 2004 and 2005, the proportion of adjustable rate residential mortgages steadily increased as mortgage rates offered increased. As a result, sales of fixed rate residential mortgage loans declined. Management expects prospective sales of fixed rate residential mortgage loans will likely remain lower as a percentage share of production as long as rates are at their current levels. It is important to note that over a number of years, the Company has been able to realize a reduction in the relative size of the residential loan portfolio and increase the size of the Company’s commercial and consumer loan portfolios. The Company anticipates loan balances will continue to increase prospectively and believes the mix that has been achieved can be maintained.
      The response to the Company’s expansion into new markets continues to be very positive. At December 31, 2005, $248.4 million in loans are outstanding in Palm Beach County with a pipeline of approximately $78 million pending at year-end 2005. In comparison, $134.7 million in loans were outstanding with a loan pipeline of approximately $122 million pending at year-end 2004. In Brevard County, entered into in mid-2004 with the opening of a loan production office, $27.9 million in loans are outstanding at year-end 2005, with a pipeline of $29 million pending. The addition of Century in Orange and Seminole County (the Orlando area), another vibrant Florida market, provides the Company with a loan base of $120.0 million at December 31, 2005, and a pipeline of loans totaling $14 million.
      At December 31, 2005, the Company’s mortgage loan balances secured by residential properties amounted to $348,924,000 or 27.0 percent of total loans (versus $246,935,000 or 27.5 percent a year ago). Loans secured by residential properties having fixed rates totaled approximately $141 million at December 31, 2005, of which 15-and 30-year mortgages totaled approximately $35 million and $39 million, respectively. Remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. In comparison, loans secured by residential properties having fixed rates totaled approximately $125 million at December 31, 2004, with 15- and 30-year fixed rate residential mortgages totaling approximately $32 million and $30 million, respectively.

      The Company also sold $177 million in marine loans during 2005 generated by Seacoast Marine Finance (with total production totaling $189 million), compared to $155 million sold in 2004 from production of $171 million. All marine loan sales are without recourse as well.
      The Company’s loan portfolio secured by commercial real estate increased $230.2 million or 51.6 percent over the last twelve months. The Company’s commercial real estate lending strategy stresses quality loan growth from local businesses, professionals, experienced developers and investors. At December 31, 2005, the Company had commercial real estate loans totaling $676.5 million or 52.4 percent of total loans (versus $446.3 million or 49.6 percent a year ago). At December 31, 2005 and 2004, funded and unfunded commitments for commercial real estate loans were comprised of the following types of loans:

	2005			2004

	Funded	Unfunded	Total	Funded	Unfunded	Total

	(In millions)
Office buildings	$101.6	$15.8	$117.4	$54.3	$13.0	$67.3
Retail trade	52.2	11.2	63.4	43.5	6.0	49.5
Land development	232.0	174.3	406.3	139.4	151.0	290.4
Industrial	52.4	3.1	55.5	30.5	3.9	34.4
Healthcare	27.4	4.9	32.3	25.8	0.4	26.2
Churches and educational facilities	24.4	0.2	24.6	17.6	1.9	19.5
Recreation	2.1	—	2.1	8.8	—	8.8
Multifamily	30.9	32.6	63.5	16.8	4.7	21.5
Mobile home parks	5.4	—	5.4	5.5	—	5.5
Land	61.9	2.2	64.1	37.9	5.4	43.3
Lodging	10.0	11.1	21.1	5.3	—	5.3
Restaurant	7.3	0.8	8.1	3.4	0.1	3.5
Other	68.9	3.6	72.5	57.5	2.7	60.2

Total	$676.5	$259.8	$936.3	$446.3	$189.1	$635.4

      Construction and land development loans increased $174.9 or 69.3 percent from a year ago to $427,216,000 at December 31, 2005. Of this total, $344,583,000 is collateralized by commercial real estate and $82,633,000 by residential real estate. In comparison, at December 31, 2004, $194,581,000 was collateralized by commercial real estate and $57,748,000 by residential real estate. All of the commercial real estate construction and land development loans are included in the table above. Some of the commercial real estate loans will convert to permanent financing as mortgages, while most of these loans will payoff, the source of repayment from the sale of completed units. The construction period generally ranges from 18 to 24 months. Strong demand in the Company’s market area and the rate of absorption of new real estate product have provided the opportunity for growth in these type loans. Expectations in the near term are that growth may continue, perhaps moderating if interest rates continue to rise.
      The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2005 aggregated to $152.4 million (versus $136.5 million a year ago) and for the top 51 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $505.3 million.
      Loans and commitments for one-to-four family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made.
      The Company was also a creditor for consumer loans to individual customers (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) totaling $82,942,000 (versus $81,831,000 a year ago), real estate construction loans secured by residential properties totaling $56,957,000 (versus $39,736,000 a year ago) and residential lot loans totaling $25,676,000 (versus $18,012,000 a year ago). Most consumer loans are secured.
      The Treasure Coast is a residential community with commercial activity centered in retail and service businesses serving the local residents and seasonal visitors. Real estate mortgage lending is an important segment of the Company’s lending activities. Exposure to market interest rate volatility with respect to mortgage loans is managed by attempting to match maturities and re-pricing opportunities for assets against liabilities and through loan sales. At December 31, 2005, approximately $166 million or 54 percent of the Company’s residential mortgage loan balances were adjustable, compared to $111 million or 48 percent a year ago.
      The Company’s historical charge-off rates for residential real estate loans have been minimal, with no charge-offs or recoveries for 2005 or 2004. The Company considers residential mortgages less susceptible to adverse effects from a downturn in the real estate market.
      Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $118 million and $214 million, respectively, at December 31, 2005, compared to $87 million and $165 million, respectively, a year ago.
      Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company’s commercial loan portfolio totaled $98,653,000 at December 31, 2005, compared to $66,240,000 at December 31, 2004.
      Second mortgage loans and home equity lines are extended by the Company. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $30,000 or less. Such loans are sometimes made for larger amounts with fixed rates, but balloon payments upon maturity, not exceeding five years.
      At December 31, 2005, the Company had commitments to make loans of $398,183,000, compared to $307,021,000 at December 31, 2004 (see “Note P — Contingent Liabilities and Commitments with Off-Balance Sheet Risk”).
      Deposits and Borrowings Total deposits increased $411,753,000 or 30.0 percent to $1,784,219,000 at December 31, 2005, compared to one year earlier. Of this increase in deposits, $17.7 million was from a branch acquisition in January 2005 and $304 million was acquired in the Century acquisition. During 2005, CDs increased $70,907,000 or 19.8 percent to $429,192,000, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $212,972,000 or 31.8 percent to $882,031,000, and noninterest bearing demand deposits increased $127,874,000 or 37.1 percent to $472,996,000. Of the amounts indicated at December 31, 2005, outstanding balances for Century for CDs totaled $25 million, lower cost interest bearing deposits totaled $199 million, and noninterest bearing deposits totaled $125 million (predominately business demand deposits of $110 million). In comparison to 2003, deposits increased $242,824,000 or 21.5 percent in 2004 to $1,372,466,000.
      The Company’s success in marketing desirable products in this environment, in particular its array of money market and NOW product offerings, enhanced growth in lower cost interest bearing deposits. Growth in business demand deposits of $127,453,000 comprised most of the increase in noninterest bearing deposits. The Company’s market extension into Palm Beach County beginning in early 2003 and branch expansion since then has aided the growth of noninterest bearing and lower cost interest bearing deposits.

      Repurchase agreement balances increased over the past twelve months by $9,867,000 or 11.4 percent to $96,786,000 at December 31, 2005. Repurchase agreements are offered to select customers who wish to sweep excess balances on a daily basis for investment purposes. The number of sweep repurchase accounts increased from 104 a year ago to 136 at December 31, 2005.
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
      Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the general level of inflation. However, inflation affects financial institutions’ increased cost of goods and services purchased the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Mortgage originations and re-financings tend to slow as interest rates increase, and likely will reduce the Company’s earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.
      Securities Information related to yields, maturities, carrying values and unrealized gains (losses) of the Company’s securities is set forth in Tables 15-18.
      At December 31, 2005, the Company had $392,952,000 or 72.4 percent of securities designated held for sale, compared to $389,466,000 or 66.2 percent at December 31, 2004. Securities held to maturity were carried at an amortized cost of $150,072,000, representing 27.6 percent of total securities, versus $198,551,000 or 33.8 percent a year ago. The Company’s total securities portfolio decreased $44,993,000 or 7.7 percent year over year. Maturities of securities of $214.9 million, sales of $51.0 million and purchases totaling $145.3 million were transacted over the last twelve months.
      At December 31, 2004, securities available for sale were $90,497,000 or 18.9 percent lower and securities held to maturity were $117,685,000 higher, when compared to balances at year-end 2003. Most of the increase in securities held to maturity occurred November 1, 2004, when the Company transferred $110,474,000 in securities from held for sale to held to maturity. The transfer was made in anticipation of a predicted rising interest rate environment translating to further declines in fair value of the securities, thereby negatively affecting other comprehensive income and total shareholders’ equity. The Company’s total securities portfolio increased $28,669,000 or 5.1 percent from December 31, 2003 to December 31, 2004. During 2004, a total of $136.7 million in proceeds were derived from sales, maturities totaled $132.3 million and purchases of $308.2 million were recorded. The sales were transacted to provide liquidity for lending activities.
      Management controls the Company’s interest rate risk by maintaining a low average duration for the securities portfolio through the acquisition of securities returning principal monthly that can be reinvested. The estimated average life of the investment portfolio at December 31, 2005 was 2.1 years, slightly lower than a year ago when the average life was 2.3 years.
      At December 31, 2005, unrealized net securities losses totaled $8,663,000, compared to net losses of $3,280,000 at December 31, 2004. The Federal Reserve increased short-term interest rates 200 basis points during 2005 and the consensus market perception is that the Federal Reserve is likely to continue to increase rates prospectively. A shifting Treasury yield curve has affected the market value of the Company’s securities portfolio since the Federal Reserve began increasing interest rates in mid-2004. Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets.
      Fourth Quarter Review Net income for the fourth quarter was $5.8 million or $0.34 diluted earnings per share, compared to $5.6 million or $0.32 diluted earnings per share in the third quarter of 2005 and $3.7 million or $0.24 diluted earnings per share in the fourth quarter of 2004. Returns on average assets and equity were 1.10 percent and 14.96 percent for the fourth quarter of 2005, compared to 1.09 percent and 14.59 percent in the third quarter of 2005, and 0.97 percent and 13.38 percent in the fourth quarter of 2004.
      Net interest income on a fully tax equivalent basis for the fourth quarter of 2005 was $20,062,000, $971,000 or 5.1 percent greater than for the third quarter of 2005 and $5,904,000 or 41.7 percent higher than a year ago for the same quarter. The net interest margin for the fourth quarter was 4.04 percent, an increase from the 3.88 percent achieved in last year’s fourth quarter and a three basis point increase from the 4.01 percent in the third quarter of 2005. The net interest margin has steadily improved since the fourth quarter of 2004. The improvement in the net interest margin from the prior year resulted from increased asset yields, an improved earning asset mix, as well as growth in loans outstanding. Also contributing to the improvement from the prior year was the addition of Century, adding $3.3 million to net interest income in the fourth quarter. Average earning assets for the fourth quarter of 2005 increased $519.6 million or 35.8 percent from fourth quarter 2004, with average loans up $372.3 million or 42.4 percent (including average loans of $115.2 million for Century). Average securities balances were $40.5 million higher and federal funds sold and other short-term interest bearing assets increased $106.7 million year over year. Funding the increase in earning assets, average interest bearing deposits were $344.0 million higher year over year, noninterest bearing deposits were $133.9 million higher and borrowings were $55.3 million greater. The Company’s increased market penetration into Palm Beach County and Brevard County as well as the addition of Century in the second quarter of 2005 were primary drivers for the growth experienced.
      The provision for loan losses during the fourth quarter of 2005 totaled $330,000, reflecting the strong loan growth the Company has experienced. The higher provisioning of $450,000 recorded in the fourth quarter of 2004 was a result of slightly higher net charge-offs of $349,000 in the fourth quarter a year ago (primarily for a single commercial creditor). The Company has maintained strong and consistent credit quality and historically experienced low net charge-offs (see “Allowance for Loan Losses” and “Nonperforming Assets”).
      Noninterest income, excluding securities gains and losses, increased $1,072,000 or 26.7 percent when compared to the fourth quarter of 2004. Growing revenues from service charges on deposits (up $250,000 or 23.2 percent, principally in overdraft fees which were $241,000 higher), investment management services (trust and brokerage, $60,000 or 5.1 percent higher than a year ago on an aggregate basis), marine finance fees (up $206,000 or 34.3 percent), merchant income (higher by $76,000 or 16.7 percent), and more deposit based debit card and other EFT revenue (up $40,000 or 8.5 percent on a combined basis year over year) were partially offset by lower income from mortgage banking operations (due to lower refinance activities compared to 2004 and reflecting a greater proportion of loans being retained), down $57,000 or 16.4 percent. The CD swap transaction terminated in the second quarter of 2005 had no impact on fourth quarter 2005, but a loss in fair market value of $441,000 for the swap was recorded to noninterest income in the fourth quarter of 2004.
      Noninterest expenses totaled $15.7 million, an increase of $3.6 million or 30.0 percent from the prior year’s fourth quarter. A portion of the growth resulted from increased wages, benefits, occupancy, marketing and other overhead due to the addition of branches and personnel in the Palm Beach County and Brevard County markets, and from higher commissions, stock awards, profit sharing and other incentive compensation related to the Company’s improved performance. Century’s overhead added $1.4 million to total overhead in the fourth quarter of 2005 and amortization of core deposit intangibles (acquired in 2005) totaled $119,000, compared to zero for 2004.

Table 1 — Condensed Income Statement*

	2005	2004	2003

	(Tax equivalent basis)
Net interest income	3.73%	3.72%	3.39%
Provision for loan losses	0.07	0.07	—
Noninterest income
Securities gains (losses)	0.01	—	(0.09)
Other	1.06	1.30	1.60
Noninterest expenses	3.05	3.32	3.25

Income before income taxes	1.68	1.63	1.65
Provision for income taxes including tax equivalent adjustment	0.61	0.58	0.58

Net Income	1.07%	1.05%	1.07%

*	As a Percent of Average Assets
Table 2 — Changes in Average Earning Assets

	Increase/(Decrease)		Increase/(Decrease)
	2005 vs 2004		2004 vs 2003

	(Dollars in thousands)
Securities:
Taxable	$56,546	10.5%	$(17,016)	(3.1)%
Nontaxable	(678)	(34.1)	(831)	(29.5)
Federal funds sold and other short term investments	90,848	484.2	12,413	195.5
Loans, net	316,458	39.6	121,310	17.9

TOTAL	$463,174	34.1	$115,876	9.3

Table 3 — Rate/ Volume Analysis (on a Tax Equivalent Basis)

	2005 vs 2004			2004 vs 2003
	Due to Change in:			Due to Change in:

	Volume	Rate	Total	Volume	Rate	Total

	(Dollars in thousands)
	Amount of increase (decrease)
EARNING ASSETS
Securities
Taxable	$1,991	$1,516	$3,507	$(505)	$2,696	$2,191
NonTaxable	(52)	(4)	(56)	(65)	(2)	(67)

	1,939	1,512	3,451	(570)	2,694	2,124
Federal funds sold and other short term investments	2,211	1,120	3,331	184	39	223
Loans	19,949	4,596	24,545	7,526	(3,435)	4,091

TOTAL EARNING ASSETS	24,099	7,228	31,327	7,140	(702)	6,438
INTEREST BEARING LIABILITIES
NOW (including Super NOW)	228	184	412	52	(48)	4
Savings deposits	23	(1)	22	49	(65)	(16)
Money market accounts	2,220	2,444	4,664	455	259	714
Time deposits	1,297	2,769	4,066	(310)	(1,423)	(1,733)

	3,768	5,396	9,164	246	(1,277)	(1,031)
Federal funds purchased and other short term borrowings	234	1,186	1,420	64	202	266
Other borrowings	768	585	1,353	(802)	(592)	(1,394)

TOTAL INTEREST BEARING LIABILITIES	4,770	7,167	11,937	(492)	(1,667)	(2,159)

NET INTEREST INCOME	$19,329	$61	$19,390	$7,632	$965	$8,597

(a)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.
Table 4 — Changes in Average Interest Bearing Liabilities

	Increase/Decrease		Increase/Decrease
	2005 vs 2004		2004 vs 2003

	(Dollars in thousands)
NOW	$39,903	51.9%	$10,167	15.2%
Savings deposits	4,478	2.8	9,205	6.0
Money market accounts	201,322	59.2	57,225	20.2
Time deposits	48,828	13.7	(11,845)	(3.2)
Federal funds purchased and other short term borrowings	12,704	17.6	7,274	11.2
Other borrowings	19,550	49.0	(20,965)	(34.4)

TOTAL	$326,785	31.2	$51,061	5.1

Table 5 — Three Year Summary
Average Balances, Interest Income and Expenses, Yields and Rates(1)

	2005			2004			2003

	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
EARNING ASSETS
Securities
Taxable	$594,937	$21,752	3.66%	$538,391	$18,245	3.39%	$555,407	$16,054	2.89%
Nontaxable	1,309	100	7.64	1,987	156	7.85	2,818	223	7.91

	596,246	21,852	3.66	540,378	18,401	3.41	558,225	16,277	2.92
Federal funds sold and other short term investments	109,609	3,624	3.31	18,761	293	1.56	6,348	70	1.10
Loans(2)	1,116,107	73,036	6.54	799,649	48,491	6.06	678,339	44,400	6.55

TOTAL EARNING ASSETS	1,821,962	98,512	5.41	1,358,788	67,185	4.94	1,242,912	60,747	4.89
Allowance for loan losses	(7,957)			(6,389)			(6,407)
Cash and due from banks	65,146			38,957			40,455
Bank premises and equipment	21,095			17,909			16,528
Other assets	37,115			13,727			12,333

	$1,937,361			$1,422,992			$1,305,821

INTEREST BEARING LIABILITIES
NOW	116,775	779	0.67%	76,872	367	0.48%	66,705	363	0.54%
Savings deposits	166,591	841	0.50	162,113	819	0.51	152,908	835	0.55
Money market accounts	541,617	7,475	1.38	340,295	2,811	0.83	283,070	2,097	0.74
Time deposits	405,020	12,225	3.02	356,192	8,159	2.29	368,037	9,892	2.69
Federal funds purchased and other short term borrowings	84,972	2,209	2.60	72,268	789	1.09	64,994	523	0.80
Other borrowings	59,475	2,686	4.52	39,925	1,333	3.34	60,890	2,727	4.48

TOTAL INTEREST BEARING LIABILITIES	1,374,450	26,215	1.91	1,047,665	14,278	1.36	996,604	16,437	1.65
Demand deposits	415,416			260,229			201,921
Other liabilities	8,620			6,546			5,229

	1,798,486			1,314,440			1,203,754
Shareholders’ equity	138,875			108,552			102,067

	$1,937,361			$1,422,992			$1,305,821

Interest expense as % of earning assets			1.44%			1.05%			1.32%
Net interest income/yield on earning assets		$72,297	3.97%		$52,907	3.89%		$44,310	3.57%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

Table 6 — Noninterest Income

	Year Ended			% Change

	2005	2004	2003	05/04	04/03

	(Dollars in thousands)
Service charges on deposit accounts	$5,022	$4,479	$4,907	12.1%	(8.7)%
Trust fees	2,573	2,250	2,043	14.4	10.1
Mortgage banking fees	1,810	1,824	4,423	(0.8)	(58.8)
Brokerage commissions and fees	2,562	2,442	1,863	4.9	31.1
Marine finance fees	3,068	2,997	3,161	2.4	(5.2)
Debit card income	1,714	1,344	1,169	27.5	15.0
Other deposit based EFT fees	417	476	441	(12.4)	7.9
Merchant income	2,230	1,962	1,610	13.7	21.9
Interest rate swap profits (losses)	(267)	(701)	—	61.9	n/m
Other	1,388	1,389	1,280	(0.1)	8.5

	20,517	18,462	20,897	11.1	(11.7)
Securities gains (losses)	128	44	(1,172)	190.9	n/m

TOTAL	$20,645	$18,506	$19,725	11.6	(6.2)

n/m = not meaningful
Table 7 — Noninterest Expenses

	Year Ended			% Change

	2005	2004	2003	05/04	04/03

	(Dollars in thousands)
Salaries and wages	$23,783	$19,119	$16,641	24.4%	14.9%
Employee benefits	6,313	5,031	4,595	25.5	9.5
Outsourced data processing costs	6,477	5,716	5,265	13.3	8.6
Telephone/data lines	1,357	1,167	1,116	16.3	4.6
Occupancy	5,126	4,229	3,956	21.2	6.9
Furniture and equipment	2,121	1,919	1,739	10.5	10.4
Marketing	3,194	2,465	2,119	29.6	16.3
Legal and professional fees	2,595	1,843	1,336	40.8	37.9
FDIC assessments	225	171	163	31.6	4.9
Amortization of intangibles	533	—	150	n/m	n/m
Other	7,376	5,621	5,383	31.2	4.4

TOTAL	$59,100	$47,281	$42,463	25.0	11.4

n/m = not meaningful

Table 8 — Capital Resources

	December 31

	2005	2004	2003

	(Dollars in thousands)
TIER 1 CAPITAL
Common stock	$1,710	$1,710	$1,710
Additional paid in capital	46,116	26,950	26,911
Retained earnings	112,413	101,501	95,336
Restricted stock awards	(3,447)	(3,333)	(1,947)
Treasury stock	(218)	(16,172)	(15,350)
Qualifying trust preferred securities	40,000	—	—
Intangibles	(33,908)	(2,650)	(2,658)

TOTAL TIER 1 CAPITAL	162,666	108,006	104,002
TIER 2 CAPITAL
Allowance for loan losses, as limited	9,124	6,598	6,160

TOTAL TIER 2 CAPITAL	9,124	6,598	6,160

TOTAL RISK-BASED CAPITAL	$171,790	$114,604	$110,162

Risk weighted assets	$1,460,924	$1,041,840	$797,352

Tier 1 risk based capital ratio	11.13%	10.36%	13.04%
Total risk based capital ratio	11.76	10.99	13.80
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	7.86	7.10	7.81
Regulatory minimum	4.00	4.00	4.00
Shareholders’ equity to assets	7.16	6.70	7.69
Average shareholders’ equity to average total assets	7.17	7.63	7.82

Table 9 — Loans Outstanding

	December 31

	2005	2004	2003

	(In thousands)
Construction and land development	$427,216	$252,329	$107,315
Real estate mortgage
Residential real estate
Adjustable	166,494	110,934	108,863
Fixed rate	73,675	61,574	75,226
Home equity mortgages	67,034	60,090	48,986
Home equity lines	41,721	14,337	10,950

	348,924	246,935	244,025
Commercial real estate	331,953	251,757	226,366

	680,877	498,692	470,391
Commercial and financial	98,653	66,240	46,310
Installment loans to individuals
Automobiles and trucks	18,029	29,789	36,189
Marine Loans	39,682	38,287	28,098
Other	25,231	13,755	20,225

	82,942	81,831	84,512
Other loans	307	455	264

TOTAL	$1,289,995	$899,547	$708,792

Table 10 — Loan Maturity Distribution

	December 31, 2005

	Commercial,	Construction
	Financial &	and Land
	Agricultural	Development	Total

	(In thousands)
In one year or less	$43,848	$207,850	$251,698
After one year but within five years:
Interest rates are floating or adjustable	14,927	177,396	192,323
Interest rates are fixed	19,180	25,442	44,622
In five years or more:
Interest rates are floating or adjustable	3,149	9,591	12,740
Interest rates are fixed	17,549	6,937	24,486

TOTAL	$98,653	$427,216	$525,869

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31

		% of		% of
	2005	Total	2004	Total

	(Dollars in thousands)
Maturity Group:
Under 3 Months	$53,665	31.1%	$27,458	22.9%
3 to 6 Months	37,701	21.8	16,936	14.1
6 to 12 Months	47,783	27.7	29,931	24.9
Over 12 Months	33,559	19.4	45,772	38.1

TOTAL	$172,708	100.0%	$120,097	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31

	2005	2004	2003	2002	2001

	(Dollars in thousands)
Beginning balance	$6,598	$6,160	$6,826	$7,034	$7,218
Provision for loan losses	1,317	1,000	—	—	—
Carryover of allowance for loan losses	1,225	—	—	—	—
Charge offs:
Commercial and financial	254	591	646	152	32
Consumer	161	162	320	371	395
Commercial real estate	—	—	78	6	27
Residential real estate	—	—	9	2	2

TOTAL CHARGE OFFS	415	753	1,053	531	456
Recoveries:
Commercial and financial	125	41	77	36	54
Consumer	151	135	192	261	182
Commercial real estate	5	15	108	2	22
Residential real estate	—	—	10	24	14

TOTAL RECOVERIES	281	191	387	323	272

Net loan charge offs	134	562	666	208	184

ENDING BALANCE	$9,006	$6,598	$6,160	$6,826	$7,034

Loans outstanding at end of year*	$1,289,995	$899,547	$708,792	$688,161	$785,027
Ratio of allowance for loan losses to loans outstanding at end of year	0.70%	0.73%	0.87%	0.99%	0.90%
Daily average loans outstanding*	$1,116,107	$799,649	$678,339	$748,936	$831,093
Ratio of net charge offs to average loans outstanding	0.01%	0.07%	0.10%	0.03%	0.02%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

	December 31

	2005	2004	2003	2002	2001

	(Dollars in thousands)
ALLOCATION BY LOAN TYPE
Commercial and financial loans	$1,794	$1,339	$786	$850	$738
Real estate loans	6,328	4,395	4,353	4,745	4,924
Installment loans	884	864	1,021	1,231	1,372

TOTAL	$9,006	$6,598	$6,160	$6,826	$7,034

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial and financial loans	7.7%	7.4%	6.6%	5.9%	4.7%
Real estate loans	85.9	83.5	81.5	80.8	82.1
Installment loans	6.4	9.1	11.9	13.3	13.2

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

Table 14 — Nonperforming Assets

	December 31

	2005	2004	2003	2002	2001

	(Dollars in thousands)
Nonaccrual loans(1)	$372	$1,447	$1,091	$2,241	$2,423
Other real estate owned	—	—	1,954	8	119

TOTAL NONPERFORMING ASSETS	$372	$1,447	$3,045	$2,249	$2,542

Amount of loans outstanding at end of year(2)	$1,289,995	$899,547	$708,792	$688,161	$785,027
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	0.03%	0.16%	0.43%	0.33%	0.32%
Accruing loans past due 90 days or more	$465	$32	$8	$—	$134

(1)	Interest income that could have been recorded during 2005 and 2004 related to nonaccrual loans was $42,000 and $39,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

Table 15 — Securities Held For Sale

	December 31

	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses

	(In thousands)
U.S. Treasury and other U.S. government agencies and corporations
2005	$71,955	$71,189	$—	$(766)
2004	20,934	20,656	—	(278)
Mortgage-backed securities
2005	324,861	319,906	13	(4,968)
2004	369,699	366,806	275	(3,168)
Other
2005	1,857	1,857	—	—
2004	2,004	2,004	—	—

Total Securities Held For Sale
2005	$398,673	$392,952	$13	$(5,734)
2004	392,637	389,466	275	(3,446)

      The Company also holds stocks of the Federal Reserve Bank (FRB), Federal Home Loan Bank of Atlanta (FHLB), and Independent Banker’s Bank of Florida (IBB) in order to maintain required ownership and/or do business with these institutions. These stocks were previously classified in the “Other” category of the Held For Sale portfolio. The balance of these stocks as of December 31, 2005 was $8.2 million and $5.7 million as of December 31, 2004. The weighted average yields were 5.04% and 4.80%, respectively.
Table 16 — Securities Held For Investment

	December 31

	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses

	(In thousands)
U.S. Treasury and other U.S. government agencies and corporations
2005	$5,000	$4,934	$—	$(66)
2004	4,999	4,906	—	(93)
Mortgage-backed securities
2005	143,877	140,954	73	(2,996)
2004	192,128	192,018	464	(574)
Obligations of states and political subdivisions
2005	1,195	1,242	47	—
2004	1,424	1,518	94	—

Total Securities Held For Investment
2005	$150,072	$147,130	$120	$(3,062)
2004	198,551	198,442	558	(667)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2005

					No		Average
	1 Year	1-5	5-10	After	Contractual		Maturity
	or Less	Years	Years	10 Years	Maturity	Total	in Years

	(Dollars in thousands)
AMORTIZED COST
U.S. Treasury and other U.S. government agencies and corporations	$5,000	—	—	—	—	$5,000	0.48
Mortgage-backed securities	598	$140,034	—	$3,245	—	143,877	3.20
Obligations of states and political subdivisions	—	202	$993	—	—	1,195	7.45

Total Securities Held For Investment	$5,598	$140,236	$993	3,245	—	$150,072	3.15

FAIR VALUE
U.S. Treasury and other U.S. government agencies and corporations	$4,934	—	—	—	—	$4,934
Mortgage-backed securities	597	$137,087	—	$3,270	—	140,954
Obligations of states and political subdivisions	—	208	$1,034	—	—	1,242

Total Securities Held For Investment	$5,531	$137,295	$1,034	$3,270	—	$147,130

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury and other U.S. government agencies and corporations	1.87%	—	—	—	—	1.87%
Mortgage-backed securities	6.79%	4.31%	—	5.75%	—	4.35%
Obligations of states and political subdivisions	—	8.46%	7.69%	—	—	7.82%
Total Securities Held For Investment	2.39%	4.31%	7.69%	5.75%	—	4.30%

Table 18 — Maturity Distribution of Securities Held For Sale

	December 31, 2005

					No		Average
	1 Year	1-5	5-10	After	Contractual		Maturity
	or Less	Years	Years	10 Years	Maturity	Total	in Years

	(Dollars in thousands)
AMORTIZED COST
U.S. Treasury and other U.S. government agencies and corporations	$5,964	$65,991				$71,955	1.94
Mortgage-backed securities	52,087	272,713	$61			324,861	1.94
Other	—	—	—	—	$1,857	1,857	*

Total Securities Held For Sale	$58,051	$338,704	$61	$—	$1,857	$398,673	1.94

FAIR VALUE
U.S. Treasury and other U.S. government agencies and corporations	$5,931	$65,258				$71,189
Mortgage-backed securities	51,697	268,148	$61			319,906
Other	—	—	—	—	$1,857	1,857

Total Securities Held For Sale	$57,628	$333,406	$61	$—	$1,857	$392,952

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury and other U.S. government agencies and corporations	3.60%	3.76%				3.75%
Mortgage-backed securities	3.41%	3.87%	5.67%			3.80%
Other					3.34%	3.34%
Total Securities Held For Sale	3.43%	3.85%	5.67%		3.34%	3.79%

*	Other Securities excluded from calculated average for total securities
      The Company also holds stocks of the Federal Reserve Bank (FRB), Federal Home Loan Bank of Atlanta (FHLB), and Independent Banker’s Bank of Florida (IBB) in order to maintain required ownership and/or do business with these institutions. These stocks were previously classified in the “Other” category of the Held For Sale portfolio. The balance of these stocks as of December 31, 2005 was $8.2 million and $5.7 million as of December 31, 2004. The weighted average yields were 5.04% and 4.80%, respectively.

Table 19 — Interest Rate Sensitivity Analysis(1)

	December 31, 2005

	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total

	(Dollars in thousands)
Federal funds sold and interest bearing deposits	$153,120	$—	$—	$—	$153,120
Securities(2)	122,925	138,819	231,987	55,014	548,745
Loans(3)	632,604	211,031	374,532	73,896	1,292,063

Earning assets	908,649	349,850	606,519	128,910	1,993,928
Savings deposits(4)	882,031	—	—	—	882,031
Certificates of deposit	113,206	195,564	120,172	250	429,192
Borrowings	169,024	—	14,485	—	183,509

Interest bearing liabilities	1,164,261	195,564	134,657	250	1,494,732

Interest rate swaps	(14,485)	—	14,485	—	—

Interest sensitivity gap	$(270,097)	$154,286	$486,347	$128,660	$499,196

Cumulative gap	$(270,097)	$(115,811)	$370,536	$499,196

Cumulative gap to total earning assets(%)	(13.5)	(5.8)	18.6	25.0
Earning assets to interest bearing liabilities(%)	78.0	178.9	450.4	N/M

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $230,240) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($39,857) indicating 2.0% of earning assets and 97.3% of earning assets to interest bearing liabilities for the “0-3 months” category.
N/M Not meaningful.

SELECTED QUARTERLY INFORMATION
Consolidated Quarterly Average Balances, Yields and Rates(1)

	2005 Quarters

	Fourth		Third		Second		First

	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

	(Dollars in thousands)
EARNING ASSETS
Securities
Taxable	$567,382	3.86%	$603,477	3.71%	$633,258	3.60%	$575,626	3.45%
Nontaxable	1,196	7.69	1,196	7.36	1,423	7.59	1,423	7.87

TOTAL SECURITIES	568,578	3.87	604,673	3.71	634,681	3.61	577,049	3.46
Federal funds sold and other short term investments	154,144	3.94	107,000	3.33	106,756	2.91	69,637	2.45
Loans(2)	1,249,461	6.85	1,175,992	6.61	1,091,628	6.38	943,326	6.24

TOTAL EARNING ASSETS	1,972,183	5.76	1,887,665	5.48	1,833,065	5.22	1,590,012	5.08
Allowance for loan losses	(8,800)		(8,490)		(7,778)		(6,733)
Cash and due from banks	70,150		67,683		63,988		58,608
Bank premises and equipment	21,674		21,397		21,008		20,283
Other assets	48,771		49,266		34,796		15,125

	$2,103,978		$2,017,521		$1,945,079		$1,677,295

INTEREST BEARING LIABILITIES
NOW	$137,457	0.89%	$125,211	0.67%	$105,678	0.57%	$98,230	0.46%
Savings deposits	152,807	0.51	163,675	0.51	171,715	0.50	178,482	0.50
Money market accounts	589,275	1.68	585,395	1.45	553,134	1.25	436,504	1.03
Time deposits	449,657	3.41	406,813	3.07	393,308	2.85	369,402	2.65
Federal funds purchased and other short term borrowings	94,719	3.25	79,167	2.72	81,178	2.36	84,777	1.97
Other borrowings	72,504	5.02	64,386	4.57	60,505	4.27	40,094	3.87

TOTAL INTEREST BEARING LIABILITIES	1,496,419	2.27	1,424,647	1.95	1,365,518	1.76	1,207,489	1.56
Demand deposits	442,534		431,476		434,777		351,703
Other liabilities	10,344		10,099		8,125		5,846

TOTAL	1,949,297		1,866,222		1,808,420		1,565,038
Shareholders’ equity	154,681		151,299		136,659		112,257

	$2,103,978		$2,017,521		$1,945,079		$1,677,295

Interest expense as % of earning assets		1.72%		1.47%		1.31%		1.19%
Net interest income as % of earning assets		4.04		4.01		3.91		3.90

(1) The tax equivalent adjustment is based on a 35% tax rate. All yields/rates are calculated on an annualized basis.

(2)	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

2004 Quarters

Fourth		Third		Second		First

Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

(Dollars in thousands)
$526,604	3.39%	$518,637	3.49%	$562,030	3.37%	$546,639	3.30%
1,409	7.38	2,180	8.07	2,181	7.89	2,182	7.88

528,013	3.40	520,817	3.51	564,211	3.39	548,821	3.32
47,386	1.91	1,166	1.02	11,219	0.97	15,150	0.96
877,153	6.09	827,880	5.99	762,092	5.97	730,308	6.14

1,452,552	4.97	1,349,863	5.02	1,337,522	4.85	1,294,279	4.89
(6,594)		(6,420)		(6,339)		(6,200)
45,680		34,787		38,348		36,985
18,879		18,408		17,365		16,969
12,767		13,473		14,360		14,324

$1,523,284		$1,410,111		$1,401,256		$1,356,357

$84,639	0.52%	$70,026	0.47%	$78,409	0.46%	$74,402	0.46%
166,779	0.50	159,258	0.51	162,803	0.51	159,594	0.51
381,957	0.95	358,530	0.90	326,922	0.75	293,111	0.66
351,838	2.39	347,337	2.23	375,155	2.20	368,584	2.34
71,931	1.53	68,020	1.15	69,184	0.84	79,989	0.85
40,028	3.59	39,784	3.45	39,926	3.27	39,962	3.04

1,097,172	1.44	1,042,955	1.37	1,034,399	1.30	1,015,642	1.34
308,654		250,871		252,435		228,526
7,444		7,536		6,346		4,839

1,413,270		1,301,362		1,293,180		1,249,007
110,014		108,749		108,076		107,350

$1,523,284		$1,410,111		$1,401,256		$1,356,357

	1.09%		1.06%		1.00%		1.05%
	3.88		3.97		3.84		3.84

SELECTED QUARTERLY INFORMATION
QUARTERLY CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	2005 Quarters				2004 Quarters

	Fourth	Third	Second	First	Fourth	Third	Second	First

	(Dollars in thousands, except per share data)
Net interest income:
Interest income	$28,592	$26,067	$23,847	$19,894	$18,108	$17,042	$16,086	$15,816
Interest expense	8,555	7,002	6,008	4,650	3,981	3,580	3,334	3,383

Net interest income	20,037	19,065	17,839	15,244	14,127	13,462	12,752	12,433
Provision for loan losses	330	280	269	438	450	250	150	150

Net interest income after provision for loan losses	19,707	18,785	17,570	14,806	13,677	13,212	12,602	12,283
Noninterest income:
Service charges on deposit accounts	1,327	1,356	1,246	1,093	1,077	1,201	1,094	1,107
Trust fees	605	701	684	583	639	556	517	538
Mortgage banking fees	290	525	425	570	347	523	472	482
Brokerage commissions and fees	627	567	634	734	533	523	671	715
Marine finance fees	806	728	836	698	600	640	994	763
Debit Card income	416	441	441	416	347	348	351	298
Other deposit based EFT fees	94	93	109	121	123	108	117	128
Merchant income	530	525	605	570	454	503	540	465
Other income	394	343	359	292	338	428	314	309
Interest rate swap profit (losses)	—	—	249	(516)	(441)	330	(1,224)	634
Securities gains (losses)	50	34	41	3	18	16	(46)	56

Total noninterest income	5,139	5,313	5,629	4,564	4,035	5,176	3,800	5,495
Noninterest expenses:
Salaries and wages	6,730	6,123	5,640	5,290	5,007	5,004	4,609	4,499
Employee benefits	1,575	1,807	1,499	1,432	1,080	1,288	1,216	1,447
Outsourced data processing costs	1,609	1,629	1,680	1,559	1,380	1,451	1,484	1,401
Occupancy	1,388	1,346	1,244	1,148	1,014	1,093	1,046	1,076
Furniture and equipment	525	561	520	515	439	500	497	483
Marketing	689	776	853	876	630	582	603	650
Legal and professional fees	765	650	639	541	806	375	372	290
FDIC assessments	56	65	60	44	45	42	43	41
Amortization of intangibles	119	181	222	11	—	—	—	—
Other	2,282	2,270	2,285	1,896	1,706	1,692	1,750	1,640

Total noninterest expenses	15,738	15,408	14,642	13,312	12,107	12,027	11,620	11,527

Income before income taxes	9,108	8,690	8,557	6,058	5,605	6,361	4,782	6,251
Provision for income taxes	3,275	3,125	3,082	2,172	1,905	2,266	1,692	2,214

Net income	$5,833	$5,565	$5,475	$3,886	$3,700	$4,095	$3,090	$4,037

PER COMMON SHARE DATA
Net income diluted	$0.34	$0.32	$0.33	$0.25	$0.24	$0.26	$0.20	$0.25
Net income basic	0.35	0.33	0.33	0.25	0.24	0.27	0.20	0.26
Cash dividends declared:
Common stock	0.15	0.15	0.14	0.14	0.14	0.14	0.13	0.13
Market price common stock:
Low close	21.61	19.91	18.03	19.30	20.00	18.85	18.51	17.74
High close	25.07	25.62	20.59	22.58	23.90	22.02	21.35	21.20
Bid price at end of period	22.95	23.43	19.69	19.68	22.25	21.36	20.93	20.70

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL
OVER FINANCIAL REPORTING
      We, as management of Seacoast Banking Corporation of Florida, are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The Company’s internal control over financial reporting is evaluated for effectiveness by management on an annual basis. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk. Also, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time. Accordingly, even effective internal control over financial reporting will provide only reasonable assurance with respect to financial statement preparation.
      The Company acquired Century National Bank (Century) during 2005, and management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, Century’s internal control over financial reporting associated with total assets of $409 million and total revenues of $10.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2005.
      Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2005, the Company’s internal control over financial reporting was effective based on criteria established in “Internal Control — Integrated Framework”. KPMG LLP, an independent registered public accounting firm, has audited management’s assessment of the Company’s internal control over financial reporting as of December 31, 2005, and their report is included herein.
Dennis S. Hudson III
Chairman and Chief Executive
Officer
William R. Hahl
Executive Vice President
and Chief Financial Officer
March 3, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:
      We have audited management’s assessment, included in the accompanying Report of Management’s Assessment of Internal Control over Financial Reporting, that Seacoast Banking Corporation of Florida and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
      In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO.
      The Company acquired Century National Bank during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, Century National Bank’s internal control over financial reporting associated with total assets of $409 million and total revenues of $10.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Century National Bank.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, and our report dated March 3, 2006 expressed an unqualified opinion on those consolidated financial statements.
Miami, Florida
March 3, 2006
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:
      We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
Miami, Florida
March 3, 2006
Certified Public Accountants

Report of Independent Registered Certified Public Accounting Firm
To the Board of Directors and Shareholders
of Seacoast Banking Corporation of Florida:
      In our opinion, the accompanying consolidated statements of income, shareholders’ equity and of cash flows for the year ended December 31, 2003 present fairly, in all material respects, the results of operations and cash flows of Seacoast Banking Corporation of Florida and its subsidiaries for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
(PricewaterhouseCoopers LLP)
West Palm Beach, Florida
February 25, 2004

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31

	2005	2004	2003

	(Dollars in thousands, except share data)
INTEREST INCOME
Interest on securities
Taxable	$21,752	$18,245	$16,054
Nontaxable	66	103	147
Interest and fees on loans	72,958	48,411	44,331
Interest on federal funds sold and interest bearing deposits	3,624	293	70

Total interest income	98,400	67,052	60,602
INTEREST EXPENSE
Interest on savings deposits	9,095	3,997	3,295
Interest on time certificates	12,225	8,159	9,892
Interest on borrowed money	4,895	2,122	3,250

Total interest expense	26,215	14,278	16,437

NET INTEREST INCOME	72,185	52,774	44,165
Provision for loan losses	1,317	1,000	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	70,868	51,774	44,165
NONINTEREST INCOME
Securities gains (losses)	128	44	(1,172)
Other	20,517	18,462	20,897

Total noninterest income	20,645	18,506	19,725
NONINTEREST EXPENSE	59,100	47,281	42,463

INCOME BEFORE INCOME TAXES	32,413	22,999	21,427
Provision for income taxes	11,654	8,077	7,411

NET INCOME	$20,759	$14,922	$14,016

SHARE DATA
Net income per share of common stock
Diluted	$1.24	$0.95	$0.89
Basic	1.27	0.97	0.91

Average shares outstanding
Diluted	16,749,386	15,745,445	15,667,015
Basic	16,361,196	15,335,731	15,334,765
See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31

	2005	2004

	(Dollars in thousands,
	except share data)
ASSETS
Cash and due from banks	$67,373	$44,920
Federal funds sold and interest bearing deposits	153,120	44,758

Total cash and cash equivalents	220,493	89,678
Securities held for sale (at fair value)	392,952	389,466
Securities held for investment (fair values:
2005 — $147,130 and 2004 — $198,442)	150,072	198,551

Total securities	543,024	588,017
Loans available for sale	2,440	2,346
Loans, net of unearned income ($887 in 2005 and $548 in 2004)	1,289,995	899,547
Less: Allowance for loan losses	(9,006)	(6,598)

Net loans	1,280,989	892,949
Bank premises and equipment, net	22,218	18,965
Goodwill and other intangible assets	33,901	2,639
Other assets	29,109	21,282

TOTAL ASSETS	$2,132,174	$1,615,876

LIABILITIES
Deposits
Demand deposits (noninterest bearing)	$472,996	$345,122
Savings deposits	882,031	669,059
Other time deposits	256,484	238,188
Time certificates of $100,000 or more	172,708	120,097

Total deposits	1,784,219	1,372,466
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	96,786	86,919
Borrowed funds	45,485	39,912
Subordinated debt	41,238	—
Other liabilities	11,726	8,367

	1,979,454	1,507,664
Commitments and Contingencies (Notes K and P)
SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share — authorized 4,000,000 shares, none issued or outstanding	—	—
Common stock, par value $.10 per share authorized 22,000,000 shares, issued 17,103,650 and outstanding 16,900,198 shares in 2005 and authorized 22,000,000 shares, issued 17,103,650 and outstanding 15,289,417 shares in 2004	1,710	1,710
Additional paid-in capital	46,116	26,950
Retained earnings	112,413	101,501
Less: Restricted stock awards (184,117 shares issued and outstanding in 2005, and 178,940 shares issued and outstanding in 2004)	(3,447)	(3,333)
Less: Treasury stock (19,335 shares in 2005 and 1,635,293 shares in 2004), at cost	(218)	(16,172)

	156,574	110,656
Accumulated other comprehensive loss, net	(3,854)	(2,444)

TOTAL SHAREHOLDERS’ EQUITY	152,720	108,212

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,132,174	$1,615,876

See notes to consolidated financial statements

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31

	2005	2004	2003

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$98,369	$69,793	$71,733
Fees and commissions received	20,810	19,180	19,562
Interest paid	(25,754)	(14,201)	(16,616)
Cash paid to suppliers and employees	(56,097)	(43,269)	(41,305)
Income taxes paid	(12,305)	(8,794)	(7,476)
Trading securities activity	—	7,365	74,648
Origination of loans designated available for sale	(257,405)	(230,879)	(348,984)
Sale of loans designated available for sale	257,311	233,936	357,395
Net change in other assets	(1,074)	(644)	5,138

Net cash provided by operating activities	23,855	32,487	114,095
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities held for sale	166,261	85,093	258,672
Maturities of securities held for investment	48,675	47,170	110,485
Proceeds from sale of securities held for sale	50,974	136,698	141,771
Purchases of securities held for sale	(145,326)	(253,265)	(507,348)
Purchases of securities held for investment	—	(54,933)	(158,884)
Net new loans and principal repayments	(281,057)	(191,625)	(23,650)
Proceeds from the sale of other real estate owned	—	2,012	78
Additions to bank premises and equipment	(3,601)	(4,004)	(2,610)
Purchase of Century, net of cash and cash equivalents acquired	121,046	—	—
Purchase of branch, net of cash acquired	13,538	—	—

Net cash used in investing activities	(29,490)	(232,854)	(181,486)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	89,491	243,026	98,920
Net increase (decrease) in federal funds purchased and repurchase agreements	8,009	12,761	(28,809)
Increase in borrowings and subordinated debt	47,238	—	—
Exercise of stock options	1,135	1,247	899
Net treasury stock acquired	189	(3,872)	(1,172)
Dividends paid	(9,612)	(8,300)	(7,086)

Net cash provided by financing activities	136,450	244,862	62,752

Net increase (decrease) in cash and cash equivalents	130,815	44,495	(4,639)
Cash and cash equivalents at beginning of year	89,678	45,183	49,822

Cash and cash equivalents at end of year	$220,493	$89,678	$45,183

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

							Accumulated
	Common Stock				Restricted		Other
			Paid-in	Retained	Stock	Treasury	Comprehensive
	Shares	Amount	Capital	Earnings	Awards	Stock	Income, Net	Total
(Dollars in thousands, except share amounts)
BALANCE AT DECEMBER 31, 2002	13,890	$1,555	$26,994	$89,960	$—	$(18,578)	$816	$100,747
Effect of 10% stock dividend paid as a stock split	1,389	155	(155)	—	—	—	—	—
Comprehensive Income:
Net income	—	—	—	14,016	—	—	—	14,016
Net unrealized loss on securities	—	—	—	—	—	—	(2,790)	(2,790)
Net reclassification adjustment	—	—	—	—	—	—	(332)	(332)
Net unrealized loss on interest rate swap	—	—	—	—	—	—	(270)	(270)

Comprehensive income	—	—	—	—	—	—	—	10,624
Cash dividends at $0.46 per share	—	—	—	(7,086)	—	—	—	(7,086)
Treasury stock acquired	(76)	—	—	—	—	(1,313)	—	(1,313)
Common stock issued from Treasury:
For employee benefit plans	9	—	—	(4)	—	145	—	141
For stock options and awards	292		72	(1,550)	(1,947)	4,396	—	971

BALANCE AT DECEMBER 31, 2003	15,504	1,710	26,911	95,336	(1,947)	(15,350)	(2,576)	104,084
Comprehensive Income:
Net income	—	—	—	14,922	—	—	—	14,922
Net unrealized gain on securities	—	—	—	—	—	—	16	16
Net reclassification adjustment	—	—	—	—	—	—	(145)	(145)
Net unrealized gain on interest rate swap	—	—	—	—	—	—	261	261

Comprehensive income	—	—	—	—	—	—	—	15,054
Cash dividends at $0.54 per share	—	—	—	(8,300)	—	—	—	(8,300)
Treasury stock acquired	(210)	—	—	—	—	(4,057)	—	(4,057)
Common stock issued from Treasury:
For employee benefit plans	9	—	—	2	—	182	—	184
For stock options and awards	165	—	39	(459)	(1,386)	3,053	—	1,247

BALANCE AT DECEMBER 31, 2004	15,468	1,710	26,950	101,501	(3,333)	(16,172)	(2,444)	$108,212
Comprehensive Income:
Net income	—	—	—	20,759	—	—	—	20,759
Net unrealized loss on securities	—	—	—	—	—	—	(1,430)	(1,430)
Net unrealized gain on interest rate swap	—	—	—	—	—	—	20	20

Comprehensive income	—	—	—	—	—	—	—	19,349
Cash dividends at $0.58 per share	—	—	—	(9,612)	—	—	—	(9,612)
Treasury stock acquired	(1)	—	—	—	—	(33)	—	(33)
Common stock issued from Treasury:
For the acquisition of Century National Bank	1,498	—	19,126	—	—	14,321	—	33,447
For employee benefit plans	11	—	—	54	—	168	—	222
For stock options and awards	108	—	40	(289)	(114)	1,498	—	1,135

BALANCE AT DECEMBER 31, 2005	17,084	$1,710	$46,116	$112,413	$(3,447)	$(218)	$(3,854)	$152,720

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note A     Significant Accounting Policies
      General: The Company is a single segment bank holding company with two operating subsidiary banks, First National Bank and Trust Company and Century National Bank (“Century”). The banks’ service area includes Palm Beach, Martin, St. Lucie, Brevard, Indian River, Orange and Seminole counties, which are located in southeast Florida. The banks operate 34 full service branches within its markets.
      The consolidated financial statements include the accounts of the Parent Company and all its majority-owned subsidiaries (excludes two trusts created for issuance of trust preferred securities in 2005) including FNB RE Services, Inc., a real estate investment trust. In consolidation, all significant intercompany accounts and transactions are eliminated.
      The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries.
      The Company signed a definitive agreement to acquire Big Lake National Bank that is located in central Florida serving seven counties with nine offices. This acquisition will increase the Company’s assets by approximately $312 million and deposits by $298 million. Due to rapid growth of the existing coastal communities there is an increasing growth in population and business activities in these central Florida markets which are a natural extension of the company’s operations in Palm Beach, Treasure Coast and Orlando markets.
      Cash and Cash Equivalents: Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.
      Securities Purchased and Sold Agreements: Securities purchased under resale agreements and securities sold under repurchase agreements are accounted for as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The market value of securities purchased and sold is monitored and collateral is obtained from or returned to the counterparty when appropriate.
      Use of Estimates: The preparation of these financial statements required the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses. Specific areas, among others, requiring the application of management’s estimates include calculation of the allowance for loan losses and the valuation of investment securities held for sale and goodwill. Actual results could differ from those estimates.
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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security is impaired on an other-than-temporary basis. Management considers many factors including the length of time the security has had a market value less than the cost basis; the intent and ability to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than- temporary are written down to fair value with the write-down recorded as a realized loss.
      The Company anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations and mortgage backed securities by obtaining estimates of prepayments from independent third parties. The adjusted cost of each specific security sold is used to compute gains or losses on the sale of securities.
      For securities which are transferred into held to maturity from held for sale the unrealized gain or loss at the date of transfer is reported as a component of shareholders’ equity and is amortized over the remaining life as an adjustment of yield using the interest method.
      Loans: Loans are recognized at the principal amount outstanding, net of unearned income and amounts charged off. Unearned income includes deferred loan origination fees reduced by loan origination costs. Unearned income on loans is amortized to interest income over the life of the related loan using the interest method.
      Fees received for providing loan commitments and letters of credit that result in loans are typically deferred and amortized to interest income over the life of the related loan, beginning with the initial borrowing. Fees on commitments and letters of credit are amortized to noninterest income as banking fees and commissions over the commitment period when funding is not expected.
      A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. The fair value is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring. When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been forgone, and then they are recorded as recoveries of any amounts previously charged off.
      The accrual of interest is generally discontinued on loans and leases, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 90 days or more are placed on nonaccrual status regardless of security. Consumer loans that become 120 days past due are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.
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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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
      To the extent of the effectiveness of a cash flow hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income. The net periodic interest settlement on derivatives is treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.
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
      When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses that are accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. They are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur.
      Under SFAS 133, as amended, certain commitments to sell loans are derivatives. These commitments are recorded as a freestanding derivative and classified as an other asset or liability.
      Loans Held for Sale: Loans held for sale and any related unfunded lending commitments are recorded at the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or market value less costs to sell. At the time of the transfer to loans held for sale, if the market value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Market value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions. At December 31, 2005 market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any accrual for unfunded lending commitments. This cost basis is compared to the market value of the entire relationship including the unfunded lending commitment.
      Individual loans or pools of loans are transferred from the loan portfolio to loans held for sale when the intent to hold the loans has changed and there is a plan to sell the loans within a reasonable period of

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
time. Loans held for sale are reviewed quarterly. Subsequent declines or recoveries of previous declines in the market value of loans held for sale are recorded in other fee income in the results of operations. Market value changes occur due to changes in interest rates, the borrower’s credit, the secondary loan market and the market for a borrower’s debt. If an unfunded lending commitment expires before a sale occurs, the accrual associated with the unfunded lending commitment is recognized as a credit to other fee income in the results of operations.
      Other Real Estate Owned: Other real estate owned consists of real estate acquired in lieu of unpaid loan balances. These assets are carried at an amount equal to the loan balance prior to foreclosure plus costs incurred for improvements to the property, but no more than the estimated fair value of the property less estimated selling costs. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequently, unrealized losses and realized gains and losses are included in other noninterest income. Operating results from OREO are recorded in other noninterest expense.
      Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Premises and equipment include certain costs associated with the acquisition of leasehold improvements. Depreciation is computed principally by the straight-line method, over the estimated useful lives as follows: buildings — 25-40 years, leasehold improvements — 5-25 years, furniture and equipment — 3-12 years.
      Goodwill and Other Intangible Assets: Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are subject to impairment tests at least annually. The Company’s goodwill evaluation for the year ended December 31, 2005 indicated that none of the goodwill is impaired. Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed for other than temporary impairment.
      Revenue Recognition: Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed.
      Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.
      Allowance for Loan Losses and Reserve for Unfunded Lending Commitments: The Company has developed policies and procedures for assessing the adequacy of the allowance for loan losses and the accrual for unfunded lending commitments that reflect the evaluation of credit risk after careful consideration of all available information. Where appropriate this assessment includes monitoring qualitative and quantitative trends including changes in levels of past due, criticized and nonperforming loans. In developing this assessment, the Company must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may result in an increase or a decrease in the allowance for loan losses.
      The allowance for loan losses and accrual for unfunded lending commitments is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. The Company employs a variety of modeling and estimation tools in developing the appropriate allowance for loan losses and reserve for unfunded lending commitments. The allowance for loan losses and reserve for unfunded lending commitments consists of formula-based components for both commercial and consumer loans, allowance

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for impaired commercial loans and allowance related to additional factors that are believed indicative of current trends and business cycle issues.
      The Company monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance for loan losses and accrual for unfunded lending commitments between the various components does not diminish the fact that the entire allowance for loan losses and accrual for unfunded lending commitments is available to absorb credit losses in the loan portfolio. The principal focus is, therefore, on the adequacy of the total allowance for loan losses and accrual for unfunded lending commitments.
      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Companys’ bank subsidiary’s allowance for loan losses and accrual for unfunded lending commitments. These agencies may require such subsidiaries to recognize changes to the allowance for loan losses and accrual for unfunded lending commitments based on their judgments about information available to them at the time of their examination.
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
      Net Income per Share: Net income per share is based upon the weighted average number of shares of common stock (Basic) and equivalents (Diluted) outstanding during the respective years. Per share amounts for 2003 reflect the issuance of an eleven for ten stock split effective August 2003.
      Employee Benefits: The three stock option plans are accounted for under APB Opinion No. 25, and therefore no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company’s net income and earnings per share would have been reduced to the following pro forma amounts:

	2005	2004	2003

	(In thousands, except
	per share data)
Net income
As Reported	$20,759	$14,922	$14,016
Stock Based Employee Compensation Cost, Net of Tax	(103)	(49)	(17)

Pro Forma	20,656	14,873	13,999
Per Share (Diluted):
As Reported	1.24	0.95	0.89
Pro Forma	1.23	0.94	0.89
Per Share (Basic):
As Reported	1.27	0.97	0.91
Pro Forma	1.26	0.97	0.91
      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. (See Note J)
      For restricted stock awards, which generally vest based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, generally straight-line over five years. Some shares vest

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
based upon the Company achieving certain performance goals and salary amortization expense is based on an estimate of the most likely results on a straight line basis.
      Recent Accounting Pronouncements: ACCOUNTING CHANGES AND ERROR CORRECTIONS: SFAS 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement is effective for accounting changes and corrections of errors made in years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, the results of operations or liquidity.
      SHARE-BASED PAYMENT: In December 2004, the FASB revised SFAS 123, Accounting for Stock-Based Compensation. SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. The provisions of this statement will become effective for fiscal years beginning after December 15, 2005 for all equity awards. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, the results of operations, or liquidity.
      MEANING OF OTHER THAN TEMPORARY IMPAIRMENT: In March 2004, the FASB Emerging Issues Task Force (EITF) released Issue 03-01, Meaning of Other Than Temporary Impairment and Its Application to Certain Investments, which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-1. The issuance of the final consensus had no material impact on the Company’s financial condition, the results of operations, or liquidity.
      ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER: In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser’s initial investment and prohibits carrying over valuation allowances from the seller for those individually-evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser’s initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life, while subsequent decreases are recognized as impairment. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 15, 2004 and was adopted by the Company and it had no impact on the Company’s financial condition, results of operations or liquidity.
Note B     Business Combinations
      On November 4, 2004, the Company announced the signing of a definitive merger agreement with Century, and the merger was completed on April 30, 2005. The transaction resulted in the Company issuing 1.5 million shares of its common stock and a cash payment of $16.5 million for all shares of Century common stock and outstanding options. Based on the Company’s average of the closing prices for a period beginning two trading days before March 7, 2005 (OCC approval) and ending two days after of $22.33, the transaction is valued at $50 million.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company entered into this business combination to enhance shareholder value by providing more products and services for customers in existing and key additional markets, by realizing increased economies of scale and having greater potential for growth following the merger.
      Under the purchase method of accounting, the assets and liabilities of Century were recorded at their respective fair values as of April 30, 2005, and the results of operations in 2005 include eight months of Century. The fair values are preliminary and subject to refinement as information relative to the fair values as of April 30, 2005, becomes available.
      Based on the ending Century tangible equity of $20.3 million, an aggregate purchase price of $50 million, the merger resulted in total intangible assets of $31.3 million ($30.4 million net of deferred income taxes). Of the total intangible assets, $2.3 million ($1.4 million net of deferred income taxes) was allocated to deposit base intangible, and $29.0 million to goodwill. Amortization expense using straight line method based on an average life of 60 months related to core deposit intangible is not deductible for income tax purposes; however, for financial reporting purposes deferred income tax liabilities were recorded. The deferred income tax liabilities will be reflected as an income tax benefit in the results of operations in proportion to and over the amortization period of the related intangible asset.
      The following table summarizes the assets acquired and liabilities assumed as of the date of acquisition:

April 30, 2005

In thousands
Cash and Due From Banks	$118,489
Federal Funds Sold	19,044

Total Cash and Cash Equivalents	137,533
Securities Held-for-Sale	83,132
Loans, Net	105,645
Intangible Asset	—
Other Assets	1,581

Total Assets Acquired	$327,891

Total Deposits	$303,978
Securities Held under Agreements to Repurchase, Maturing within 30 days	1,858
Other Liabilities	1,852

Total Liabilities Assumed	$307,688

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following unaudited pro forma financial information for 2005 and 2004 presents the consolidated operations of the Company as if the acquisitions had been made on January 1, 2004. The unaudited pro forma financial information is provided for informational purposes only, should not be construed to be indicative of the Company’s consolidated results of operations had the acquisitions been consummated on this earlier date, and does not project the Company’s results of operations for any future period:

	For the
	Year Ended
	December 31,

	2005	2004

	(Dollars in thousands,
	except per share data)
Net Interest Income	$74,965	$60,935
Provision for Loan Losses	1,357	1,120

Net Interest Income After Provision for Loan Losses	73,608	59,815
Noninterest Income	20,770	18,941
Noninterest Expense	60,145	51,575

Income Before Income Taxes	34,233	27,181
Provision for Income Taxes	12,308	9,645

Net Income	$21,925	$17,536
Diluted Net Income Per Share	$1.30	$1.04
Basic Net Income Per Share	$1.27	$1.02
PRELIMINARY GOODWILL AND OTHER INTANGIBLE ASSETS CREATED BY THE MERGER

April 30, 2005

(In thousands)
Purchase price less ending tangible stockholders’ equity	$29,706

Fair value purchase accounting adjustments(a):
Financial assets, including securities, loans and loans held for sale	1,044
Other	50

Total pre-tax fair value purchase accounting adjustments	1,094
Deferred income taxes	(402)

Total after-tax fair value purchase accounting adjustments	692

Total purchase intangibles	30,398
Deposit base intangible	(2,258)
Deferred income taxes	871

Preliminary goodwill	$29,011

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of Century to their respective fair values as of April 30, 2005.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note C     Cash, Dividend and Loan Restrictions
      In the normal course of business, the Company and its subsidiary banks enter into agreements, or are subject to regulatory agreements that result in cash, dividend and loan restrictions. A summary of the most restrictive items follows:
      The Company’s subsidiary banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was approximately $21,104,000 for 2005 and $9,115,000 for 2004.
      Under Federal Reserve regulation, the Company’s subsidiary banks are limited as to the amount they may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2005, the maximum amount available for transfer from the subsidiary banks to the Company in the form of loans approximated 26 percent of consolidated net assets.
      The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company’s subsidiary banks on a combined basis can distribute as dividends to the Company in 2005, without prior approval of the Comptroller of the Currency, approximately $20,084,000.
Note D     Securities
      The amortized cost and fair value of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Held for Investment		Held for Sale

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

	(In thousands)
Due in less than one year	$5,000	$4,934	$5,964	$5,931
Due after one year through five years	202	208	65,991	65,258
Due after five years	993	1,034	—	—

	6,195	6,176	71,955	71,189
Mortgage backed securities, AAA rated or equivalent	143,877	140,954	324,861	319,906
No contractual maturity	—	—	1,857	1,857

	$150,072	$147,130	$398,673	$392,952

      Proceeds from sales of securities during 2005 were $50,974,000 with gross gains of $3,000 and no gross losses. During 2004, proceeds from sales of securities were $136,698,000 with gross gains of $454,000 and gross losses of $410,000. During 2003, proceeds from sales of securities were $141,771,000 with gross gains of $1,223,000 and gross losses of $401,000.
      Securities with a carrying value of $215,828,000 and a fair value of $215,886,000 at December 31, 2005, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public deposits and trust deposits. On November 1, 2004, in anticipation of a predicted rising interest rate environment and a potential decline in fair value of securities, the Company transferred $110.5 million in

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
securities with net unrealized losses of $802,000 to its held to maturity portfolio from the held for sale portfolio.

	December 31, 2005

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
SECURITIES HELD FOR SALE
U.S. Treasury and U.S. Government agencies	$71,955	$—	$(766)	$71,189
Mortgage backed securities, AAA rated or equivalent	324,861	13	(4,968)	319,906
Other securities	1,857	—	—	1,857

	$398,673	$13	$(5,734)	$392,952

SECURITIES HELD FOR INVESTMENT
U.S. Treasury and U.S. Government agencies	$5,000	$—	$(66)	$4,934
Mortgage backed securities, AAA rated or equivalent	143,877	73	(2,996)	140,954
Obligations of states and political subdivisions	1,195	47	—	1,242

	$150,072	$120	$(3,062)	$147,130

	December 31, 2004

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
SECURITIES HELD FOR SALE
U.S. Treasury and U.S. Government agencies	$20,934	$—	$(278)	$20,656
Mortgage backed securities, AAA rated or equivalent	369,699	275	(3,168)	366,806
Other securities	2,004	—	—	2,004

	$392,637	$275	$(3,446)	$389,466

SECURITIES HELD FOR INVESTMENT
U.S. Treasury and U.S. Government agencies	$4,999	$—	$(93)	$4,906
Mortgage backed securities, AAA rated or equivalent	192,128	464	(574)	192,018
Obligations of states and political subdivisions	1,424	94	—	1,518

	$198,551	$558	$(667)	$198,442

      The company also holds stocks of the Federal Reserve Bank (FRB), Federal Home Loan Bank of Atlanta (FHLB), and Independent Banker’s Bank of Florida (IBB) in order to maintain required ownership and/or do business with these institutions. These stocks were previously classified in the “other securities” category of the Held for Sale portfolio. The balance of these stocks as of December 31, 2005 was $8.2 million and as of December 31, 2004 was $5.7 million.
      All of the Company’s securities which had unrealized losses at December 31, 2005 were obligations of the U.S. Treasury, U.S. Government agencies or AAA rated mortgage related securities. Management expects that all principal will be repaid at a par value at the date of maturity. The fair values of the Company’s securities are based on discounted cash flow models which utilize assumed lives and yields which will vary over economic cycles producing both unrealized losses and gains. The Company has the intent and ability to hold these temporarily impaired securities until fair value is recovered.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Temporarily Impaired Securities

	December 31, 2005

	Less than 12 Months		12 months or longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
U.S. Treasury and U.S. Government agencies	$50,725	$(314)	$25,398	$(518)	$76,123	$(832)
Mortgage backed securities, AAA Rated	151,594	(1,608)	288,674	(6,356)	440,268	(7,964)

Total temporarily impaired securities	$202,319	$(1,922)	$314,072	$(6,874)	$516,391	$(8,796)

      The unrealized losses in the U.S. Treasury and U.S. Government agencies and mortgage-backed securities were caused by interest rate increases. Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments are not considered other-than-temporarily impaired.
Note E     Loans
      An analysis of loans at December 31 are summarized as follows:

	2005	2004

	(In thousands)
Real estate mortgage	$680,877	$498,692
Construction and land development	427,216	252,329
Commercial and financial	98,653	66,240
Installment loans to individuals	82,942	81,831
Other	307	455

TOTAL	$1,289,995	$899,547

      One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $8,515,000 and $3,101,000 at December 31, 2005 and 2004, respectively. The acquisition of Century resulted in $5,495,000 in new loans to directors and executive officers as of April 30, 2005. During 2005, $5,181,000 of new loans were made and repayments totaled $5,262,000.
      Participations of loans purchased or sold in any year presented are not material.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note F     Impaired Loans and Allowance for Loan Losses
      At December 31, 2005 and 2004, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	2005		2004

	Recorded	Valuation	Recorded	Valuation
	Investment	Allowance	Investment	Allowance

	(In thousands)
Impaired loans:
Valuation allowance required	$—	$—	$517	$258
No valuation allowance required	—	—	—	—

	$—	$—	$517	$258

      The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2005 and 2004 were $174,000 and $1,000, respectively.
      Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the year ended December 31, 2005, the Company did not record any interest income on impaired loans. For the year ended December 31, 2004, the Company recorded $41,000 in interest income on impaired loans.
      The nonaccrual loans and accruing loans past due 90 days or more for the year ended December 31, 2005 were $372,000 and $465,000, respectively, and were $1,447,000 and $32,000, respectively, at the end of 2004.
      Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

	2005	2004	2003

	(In thousands)
Balance, beginning of year	$6,598	$6,160	$6,826
Provision charged to operating expense	1,317	1,000	—
Carryover of allowance for loan losses	1,225	—	—
Charge offs	(415)	(753)	(1,053)
Recoveries	281	191	387

Balance, end of year	$9,006	$6,598	$6,160

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note G     Bank Premises and Equipment
      Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value

	(In thousands)
December 31, 2005
Premises (including land of $4,617)	$30,347	$(12,012)	$18,335
Furniture and equipment	14,482	(10,599)	3,883

	$44,829	$(22,611)	$22,218

December 31, 2004
Premises (including land of $3,867)	$26,751	$(10,948)	$15,803
Furniture and equipment	12,211	(9,049)	3,162

	$38,962	$(19,997)	$18,965

Note H     Goodwill and Other Intangible Assets
      Changes in the carrying amount of goodwill for each of the years in the two-year period ended December 31, 2005, are presented below.

December 31, 2005
and 2004

(In thousands)
Balance, December 31, 2003	$2,639
Purchase accounting adjustments	—
Additions to goodwill	—

Balance, December 31, 2004	2,639
Additions to goodwill	29,088

Balance, December 31, 2005	$31,727

      The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2005 and 2004, are presented below.

	December 31, 2005		December 31, 2004

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands)
Deposit base intangible	$2,707	$(533)	$—	$—

	$2,707	$(533)	$—	$—

      In connection with acquisitions in 2005, the Company recorded deposit base intangibles of $2,707 million. These intangibles have a weighted average amortization period of 5 years.
      Intangible amortization expense related to identified intangible assets and to servicing assets for each of the years in the three-year period ended December 31, 2005, is presented below.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Intangible Amortization
Identified intangible assets
Deposit base	$533	$—	$150
      The estimated annual identified intangible assets amortization expense in each of the five years subsequent to December 31, 2005, is as follows (in thousands): 2006, $476; 2007, $476; 2008, $476; 2009, $476 and 2010 $270.
Note I     Borrowings
      All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2005	2004	2003

	(In thousands)
Maximum amount outstanding at any month end	$107,073	$98,464	$99,462
Weighted average interest rate at end of year	3.56%	1.89%	0.90%
Average amount outstanding	$84,972	$72,268	$64,994
Weighted average interest rate	2.60%	1.09%	0.80%
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
      The FHLB borrowings are secured by mortgage backed investment securities having a fair value totaling $20,737,000.
      The Company’s subsidiary banks have unused lines of credit of $176,125,000 at December 31, 2005. The Company has an unsecured revolving line of credit totaling $15,000,000 of which $6,000,000 is outstanding at December 31, 2005. The line is a floating rate agreement that resets quarterly based on LIBOR plus 130 basis points and contains certain financial covenants that must be maintained by the Company. At December 31, 2005 the Company was in compliance with all the terms of the agreement.
      The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I and II (“Trusts”) which each completed a private sale of $20.0 million of floating rate preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points and 3-month LIBOR rate plus 133 basis points, respectively. The rates, which adjust every three months, are currently 6.28 percent and 5.86 percent, respectively, per annum. The trust preferred securities mature in thirty years, and may be redeemed without penalty on or after June 30, 2010 and March 15, 2011, respectively, upon approval of the Federal Reserve Board or upon occurrence of certain events affecting their tax or regulatory capital treatment. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also each issued $619,000 of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used to purchase the $41.2 million junior subordinated deferrable interest notes issued by the Company, which have terms substantially similar to the trust preferred securities.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has the right to defer payments of interest on the notes at any time or from time to time for a period of up to twenty consecutive quarterly interest payment periods. Under the terms of the notes, in the event that under certain circumstances there is an event of default under the notes or the Company has elected to defer interest on the notes, the Company may not, with certain exceptions, declare or pay any dividends or distributions on its capital stock or purchase or acquire any of its capital stock. The Company is current on the interest payment obligations and has not executed the right to defer interest payments on the notes.
      The Company has entered into agreements to guarantee the payments of distributions on the trust preferred securities and payments of redemption of the trust preferred securities. Under these agreements, the Company also agrees, on a subordinated basis, to pay expenses and liabilities of the Trusts other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated notes, the trust agreement establishing the Trusts, the guarantees and agreements as to expenses and liabilities, in aggregate, constitute a full and conditional guarantee by the Company of the Trusts’ obligations under the trust preferred securities.
      Despite the fact that the accounts of the Trusts are not included in the Company’s consolidated financial statements, the $40.0 million in trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company as allowed by Federal Reserve Board guidelines.
      The proceeds from the sale of the trust preferred securities and borrowed funds were used to support the purchase of Century, to maintain capital, and for general corporate purposes.
Note J     Employee Benefits
      The Company’s profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $2,196,000 in 2005, $1,690,000 in 2004, and $1,259,000 in 2003.
      The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, and April 20, 2000. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan and pursuant to the 2000 plan shall not exceed 1,320,000 shares. The Company has granted options on 826,000 shares, 933,000 and 348,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2005. Under the 2000 plan the Company granted options on 56,000 shares and issued 28,000 shares of restricted stock awards during 2005 and granted options on 99,000 shares and issued 52,000 shares of restricted stock awards during 2004. Under the plans, the option exercise price equals the common stock’s market price on the date of grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options issued after that have a vesting period of five years and a contractual life of ten years. Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.
      The more significant assumptions used in estimating the fair value of stock options include risk-free interest rates ranging from 3.90 percent to 4.50 percent in 2005, 4.22 percent in 2004 and 4.25 percent in 2003; dividend yields of 2.36 percent in 2005, 2.52 percent in 2004 and 2.92 percent in 2003; weighted average expected lives of the stock options of 7 years in 2005 and 5 years in 2004 and 2003; and volatility of the Company’s common stock of 18 percent in 2005 and 13 percent in 2004 and 2003. Additionally, the

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
estimated fair value of stock options is reduced by an estimate of forfeiture experience which was 13 percent in 2005, 2004 and 2003.
      On approximately one-half of the restricted stock awards the restriction expiration is dependent upon the Company achieving minimum earnings per share growth during a five-year vesting period. The following table presents a summary of stock option activity for 2003, 2004 and 2005:

	Number of	Weighted Average	Option Price	Weighted Average
	Shares	Fair Value	Per Share	Exercise Price

Options outstanding, January 1, 2003	726,000		$5.30 - 8.79	$7.73
Exercised	(146,000)		5.38 - 8.79	6.10
Granted	216,000	$2.16	17.08	17.08

Options outstanding, December 31, 2003	796,000		5.30 - 17.08	10.56
Exercised	(113,000)		5.30 - 8.79	7.93
Granted	99,000	3.08	19.87 - 22.40	22.34
Cancelled	(4,000)	—	17.08	17.08

Options outstanding, December 31, 2004	778,000		5.30 - 22.40	12.41
Exercised	(80,000)		5.30 - 17.08	8.11
Granted	56,000	3.78	18.46 - 22.92	18.89
Cancelled	(17,000)	—	17.08 - 22.40	18.92

Options outstanding, December 31, 2005	737,000		$6.59 - 22.92	$13.22

Options exercisable, December 31, 2005	486,000		$6.59 - 22.40	$10.23

      The following table summarizes information about stock options outstanding at December 31, 2005:

Options Outstanding			Options Exercisable

		Weighted Average	Weighted		Weighted
	Number of	Remaining	Average	Number of	Average
	Shares	Contractual Life	Exercise	Shares	Exercise
Exercise Prices	Outstanding	in Years	Price	Exercisable	Price

6.59	55,000	0.50	$6.59	55,000	$6.59
7.46	13,000	4.22	7.46	13,000	7.46
7.73	66,000	1.58	7.73	66,000	7.73
8.22	10,000	4.62	8.22	10,000	8.22
8.79	244,000	2.54	8.79	244,000	8.79
17.08	201,000	7.88	17.08	80,000	17.08
19.87	3,000	8.55	19.87	—	—
22.40	92,000	8.97	22.40	18,000	22.40
18.46	47,000	9.33	18.46	—	—
22.92	3,000	9.63	22.92	—	—
21.93	3,000	9.80	21.93	—	—

	737,000	5.13	13.22	486,000	$10.23

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note K     Lease Commitments
      The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. At December 31, 2005, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)
2006	$3,095
2007	2,985
2008	2,511
2009	2,129
2010	1,308
Thereafter	15,851

$27,879

      Rent expense charged to operations was $2,539,000 for 2005, $2,077,000 for 2004 and $1,907,000 for 2003. Certain leases contain provisions for renewal and change with the consumer price index.
      Certain property is leased from related parties of the Company. Lease payment to these individuals were $270,000 in 2005, $262,000 in 2004 and $270,000 in 2003.
Note L     Income Taxes
      The provision (benefit) for income taxes including tax are as follows:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Current
Federal	$11,642	$8,524	$7,512
State	564	281	9
Deferred
Federal	(469)	(619)	(95)
State	(83)	(109)	(15)

TOTAL	$11,654	$8,077	$7,411

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

	Year Ended December 31

	2005	2004	2003

	(Dollars in thousands)
Depreciation	$110	$25	$60
Allowance for loan losses	(457)	(169)	257
Interest and fee income	54	(319)	(229)
Other real estate owned	—	32	(32)
Fair value of derivative instruments	271	(271)	—
Deposit base intangible	(183)	—	(58)
Stock awards	(158)	—	—
Deferred compensation	(167)	(66)	(80)
Other	(22)	40	(28)

TOTAL	$(552)	$(728)	$(110)

      The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2005, 2004 and 2003) and the reported income tax expense relating to income before income taxes is as follows:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Tax rate applied to income before income taxes	$11,345	$8,050	$7,499
Increase (decrease) resulting from the effects of:
Tax-exempt interest on obligations of states and political subdivisions	(73)	(86)	(93)
State income taxes	(168)	(60)	2
Other	69	1	9

Federal tax provision	11,173	7,905	7,417
State tax provision	481	172	(6)

Applicable income taxes	$11,654	$8,077	$7,411

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The net deferred tax assets (liabilities) are comprised of the following:

	December 31

	2005	2004

	(In thousands)
Allowance for loan losses	$3,142	$2,213
Interest and fee income	849	500
Net unrealized securities losses	2,347	1,489
Cash flow interest rate swaps	—	5
Fair value interest rate swaps	—	271
Stock awards	158	—
Deferred compensation	443	276

Gross deferred tax assets	6,939	4,754
Depreciation	(525)	(355)
Deposit base intangible	(688)	—
Cash flow interest rate swaps	(7)	—
Other	(108)	(130)

Gross deferred tax liabilities	(1,328)	(485)
Deferred tax asset valuation allowance	—	—

Net deferred tax assets	$5,611	$4,269

      The Century acquisition increased the deferred income tax assets by $876,000 and deferred income tax liabilities by $931,000 in 2005. The realization of deferred income tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined it is more likely than not that the deferred income tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred income tax assets resulting from the scheduling of temporary differences. The Company’s taxable income for the last two years exceeded $58 million, an amount in excess of the net deferred tax assets.
      Income tax expense related to securities transactions was $49,000, $17,000 and $(452,000) in 2005, 2004 and 2003 respectively. The IRS examined the federal income tax return for the year 2003. The IRS did not propose any material adjustments related to this examination.
      The tax effects of unrealized gains (losses) for securities and cash flow interest rate swaps included in the calculation of comprehensive income as presented in the Statements of Shareholders’ Equity for the three years ended December 31 are as follows:

(In thousands)
2005	$846
2004	124
2003	(2,131)

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note M     Noninterest Income and Expense

Details of noninterest income and expense follow:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Noninterest income
Service charges on deposit accounts	$5,022	$4,479	$4,907
Trust fees	2,573	2,250	2,043
Mortgage banking fees	1,810	1,824	4,423
Brokerage commissions and fees	2,562	2,442	1,863
Marine finance fees	3,068	2,997	3,161
Debit card income	1,714	1,344	1,169
Other deposit based EFT fees	417	476	441
Merchant income	2,230	1,962	1,610
Interest rate swap losses	(267)	(701)	—
Other	1,388	1,389	1,280

	20,517	18,462	20,897
Securities gains (losses), net	128	44	(1,172)

TOTAL	$20,645	$18,506	$19,725

Noninterest expense
Salaries and wages	$23,783	$19,119	$16,641
Employee benefits	6,313	5,031	4,595
Outsourced data processing costs	6,477	5,716	5,265
Telephone/ data lines	1,357	1,167	1,116
Occupancy	5,126	4,229	3,956
Furniture and equipment	2,121	1,919	1,739
Marketing	3,194	2,465	2,119
Legal and professional fees	2,595	1,843	1,336
FDIC assessments	225	171	163
Amortization of intangibles	533	—	150
Other	7,376	5,621	5,383

TOTAL	$59,100	$47,281	$42,463

Note N     Shareholders’ Equity
      The Company has reserved 330,000 common shares for issuance in connection with an employee stock purchase plan and 495,000 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2005 an aggregate of 116,279 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.
      In 2002 the Company’s shareholders approved a capital simplification and eliminated its Class B Common Stock which was converted on a one-for-one basis into Class A Common Stock. In addition, the Class A Common Stock liquidation preference was eliminated.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation.

Required Regulatory Capital

					Minimum To Be
					Well Capitalized
			Minimum for		Under Prompt
			Capital Adequacy		Corrective Action
			Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2005:
Total Capital (to risk-weighted assets)	$171,790	11.76%	$116,874	≥8.00%	.N/A	≥N/A
Tier 1 Capital (to risk-weighted assets)	162,666	11.13	58,437	≥4.00%	.N/A	≥N/A
Tier 1 Capital (to adjusted average assets)	162,666	7.86	82,803	≥4.00%	.N/A	≥N/A
At December 31, 2004:
Total Capital (to risk-weighted assets)	$114,604	10.99%	$83,347	≥8.00%	.N/A	≥N/A
Tier 1 Capital (to risk-weighted assets)	108,006	10.36	41,674	≥4.00%	.N/A	≥N/A
Tier 1 Capital (to adjusted average assets)	108,006	7.10	60,825	≥4.00%	.N/A	≥N/A
FIRST NATIONAL BANK AND TRUST COMPANY OF TREASURE COAST (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2005:
Total Capital (to risk-weighted assets)	$146,733	11.16%	$105,138	≥8.00%	$131,423	≥10.00%
Tier 1 Capital (to risk-weighted assets)	138,914	10.57	52,569	≥4.00%	78,854	≥6.00%
Tier 1 Capital (to adjusted average assets)	138,914	7.70	72,143	≥4.00%	90,179	≥5.00%
At December 31, 2004:
Total Capital (to risk-weighted assets)	$108,597	10.42%	$83,335	≥8.00%	$104,169	≥10.00%
Tier 1 Capital (to risk-weighted assets)	101,999	9.79	41,668	≥4.00%	62,501	≥6.00%
Tier 1 Capital (to adjusted average assets)	101,999	6.71	60,824	≥4.00%	76,030	≥5.00%
CENTURY NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2005:
Total Capital (to risk-weighted assets)	$27,916	16.83%	$13,268	≥8.00%	$16,585	≥10.00%
Tier 1 Capital (to risk-weighted assets)	26,611	16.05	6,634	≥4.00%	9,951	≥6.00%
Tier 1 Capital (to adjusted average assets)	26,611	7.28	14,630	≥4.00%	18,288	≥5.00%
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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2005, that the Company meets all capital adequacy requirements to which it is subject.
      The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2005, the Company’s deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiaries to be less than well capitalized.
Note O     Seacoast Banking Corporation of Florida (Parent Company Only) Financial Information

Balance Sheets

	December 31

	2005	2004

	(In thousands)
ASSETS
Cash	$10	$10
Securities purchased under agreement to resell with subsidiary bank, maturing within 30 days	3,015	5,681
Investment in subsidiaries	196,818	102,205
Other assets	616	328

	$200,459	$108,224

LIABILITIES AND SHAREHOLDERS’ EQUITY
Borrowed funds	$6,000	$—
Subordinated debt	41,238	—
Other liabilities	501	12
Shareholders’ equity	152,720	108,212

	$200,459	$108,224

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Income

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Income
Dividends
Bank subsidiaries	$8,600	$11,920	$10,520
Interest/ other	316	64	29

	8,916	11,984	10,549
Interest expense	1,063	—	—
Other expenses	549	463	529

Income before income tax benefit and equity in undistributed income of subsidiaries	7,304	11,521	10,020
Income tax benefit	454	140	175

Income before equity in undistributed income of subsidiaries	7,758	11,661	10,195
Equity in undistributed income of subsidiaries	13,001	3,261	3,821

Net income	$20,759	$14,922	$14,016

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Cash Flows

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Cash flows from operating activities
Interest received	$134	$64	$29
Interest paid	(978)	—	—
Dividends received	8,600	11,920	10,520
Income taxes received	177	248	420
Fees received	156	—	—
Cash paid to suppliers	(131)	(655)	(686)

Net cash provided by operating activities	7,958	11,577	10,283
Cash flows from investing activities
Decrease in securities purchased under agreement to resell, maturing in 30 days, net	2,666	(652)	(2,924)
Investments in subsidiaries	(49,574)	—	—

Net cash provided by (used in) investing activities	(46,908)	(652)	(2,924)
Cash flows from financing activities
Proceeds from borrowing	6,000	—	—
Issuance of subordinated debt	41,238	—	—
Exercise of stock options/Stock award vesting	1,135	1,247	899
Treasury stock purchased	189	(3,872)	(1,172)
Dividends paid	(9,612)	(8,300)	(7,086)

Net cash used in financing activities	38,950	(10,925)	(7,359)

Net change in cash	—	—	—
Cash at beginning of year	10	10	10

Cash at end of year	$10	$10	$10

RECONCILIATION OF NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
Net income	$20,759	$14,922	$14,016
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(13,001)	(3,261)	(3,821)
Other, net	200	(84)	88

Net cash provided by operating activities	$7,958	$11,577	$10,283

Note P     Contingent Liabilities and Commitments with Off-Balance Sheet Risk
      The Company and its subsidiaries, because of the nature of their business, are at all times subject to numerous legal actions, threatened or filed. Management presently believes that none of the legal proceedings to which it is a party are likely to have a materially adverse effect on the Company’s consolidated financial condition, or operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s subsidiary banks are a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.
      The subsidiary banks’ exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract or notional amount of those instruments. The subsidiary banks use the same credit policies in making commitments and standby letters of credit as is done for on balance sheet instruments.
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary banks evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the banks upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $398,183,000 in commitments to extend credit outstanding at December 31, 2005, $105,975,000 is secured by 1-4 family residential properties with approximately $34,000,000 at fixed interest rates ranging from 5.50% to 7.00%.
      Standby letters of credit are conditional commitments issued by the subsidiary banks to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidation risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary banks hold collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2005 and 2004 amounted to $9,146,000 and $16,241,000 respectively.

	December 31

	2005	2004

	(In thousands)
Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$398,183	$307,021
Standby letters of credit and financial guarantees written:
Secured	6,890	7,900
Unsecured	112	86

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note Q     Supplemental Disclosures for Consolidated Statements of Cash Flows
      Reconciliation of Net income to Net Cash Provided by Operating Activities for three years ended:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Net income	$20,759	$14,922	$14,016
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,150	1,863	1,783
Amortization of premiums and discounts on securities	1,405	2,923	8,431
Other amortization	165	418	770
Trading securities activity	—	7,365	74,648
Change in loans available for sale, net	(94)	3,057	8,411
Provision for loan losses	1,317	1,000	—
Deferred tax benefit	(552)	(728)	(110)
Loss (gain) on sale of securities	(128)	(44)	1,172
Loss on fair value interest rate swap	267	701	—
Gain on sale of loans	(36)	(35)	(79)
Loss (gain) on sale and write down of foreclosed assets	—	(58)	63
Loss on disposition of equipment	—	23	25
Change in interest receivable	(1,005)	(489)	824
Change in interest payable	461	77	(179)
Change in prepaid expenses	(657)	320	421
Change in accrued taxes	(72)	2	57
Change in other assets	(1,074)	(644)	5,138
Change in other liabilities	949	1,814	(1,296)

TOTAL ADJUSTMENTS	3,096	17,565	100,079

Net cash provided by operating activities	$23,855	$32,487	$114,095

Supplemental disclosure of non cash investing activities:
Fair value adjustment to securities	$(2,532)	$(213)	$(5,110)
Transfers from loans to other real estate owned	—	—	2,087
Transfers from securities held for sale to held for investment	—	110,474	—
Transfers from securities held for sale to trading securities	—	7,412	74,905
Note R     Fair Value of Financial Instruments
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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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

	At December 31

	2005		2004

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In thousands)
Financial Assets
Cash and cash equivalents	$220,493	$220,493	$89,678	$89,678
Securities	543,024	540,082	588,017	587,908
Loans, net	1,280,989	1,274,722	892,949	897,054
Loans available for sale	2,440	2,489	2,346	2,388
Derivative product assets	50	50	18	18
Financial Liabilities
Deposits	1,784,219	1,780,426	1,372,466	1,371,629
Borrowings	142,271	142,271	126,831	126,831
Subordinated Debt	41,238	41,238	—	—
Derivative product liabilities	515	515	802	802
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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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
      Subordinated Debt: The fair value of the floating rate subordinated debt is the amount payable on demand at the reporting date.
      Derivative Product Assets and Liabilities: Quoted market prices or valuation models that incorporate current market data inputs are used to estimate the fair value of derivative product assets and liabilities.
Note S     Earnings Per Share
      Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined by including assumptions of stock option conversions.

	Year Ended December 31

			Per Share
	Net Income	Shares	Amount

	(Dollars in thousands,
	except per share data)
2005
Basic Earnings Per Share
Income available to common shareholders	$20,759	16,361,196	$1.27

Options issued to executives (see Note J)		388,190

Diluted Earnings Per Share Income available to common shareholders plus assumed conversions	$20,759	16,749,386	$1.24

2004
Basic Earnings Per Share
Income available to common shareholders	$14,922	15,335,731	$0.97

Options issued to executives (see Note J)		409,714

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$14,922	15,745,445	$0.95

2003
Basic Earnings Per Share
Income available to common shareholders	$14,016	15,334,765	$0.91

Options issued to executives (see Note J)		332,250

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$14,016	15,667,015	$0.89

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note T     Accumulated Other Comprehensive Income, Net
      Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2005, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
	Amount	Benefit	Amount

	(In thousands)
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2002	$1,321	$(505)	$816
Unrealized net holding loss on securities	(4,550)	1,760	(2,790)
Net loss on cash flow hedge derivatives	(439)	169	(270)
Reclassification adjustment for realized gains and losses on securities	(540)	208	(332)

Accumulated other comprehensive income, net, December 31, 2003	(4,208)	1,632	(2,576)
Unrealized net holding loss on securities	25	(9)	16
Net gain on cash flow hedge derivatives	426	(165)	261
Reclassification adjustment for realized gains and losses on securities	(225)	80	(145)

Accumulated other comprehensive income, net, December 31, 2004	(3,982)	1,538	(2,444)
Unrealized net holding loss on securities	(2,244)	814	(1,430)
Net gain on cash flow hedge derivatives	32	(12)	20

Accumulated other comprehensive income, net, December 31, 2005	$(6,194)	$2,340	$(3,854)