Form 10-K/A, Exhibit 13
period 2005-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2006-03-17
CIK 730708

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

Required Regulatory Capital

					Minimum To Be Well
					Capitalized Under
			Minimum for Capital		Prompt Corrective
			Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2005:
Total Capital (to risk-weighted assets)	$171,790	11.76%	$116,874	≥8.00%	.N/A	≥N/A
Tier 1 Capital (to risk-weighted assets)	162,666	11.13	58,437	≥4.00%	.N/A	≥N/A
Tier 1 Capital (to adjusted average assets)	162,666	7.86	82,803	≥4.00%	.N/A	≥N/A
At December 31, 2004:
Total Capital (to risk-weighted assets)	$114,604	10.99%	$83,347	≥8.00%	.N/A	≥N/A
Tier 1 Capital (to risk-weighted assets)	108,006	10.36	41,674	≥4.00%	.N/A	≥N/A
Tier 1 Capital (to adjusted average assets)	108,006	7.10	60,825	≥4.00%	.N/A	≥N/A
FIRST NATIONAL BANK AND TRUST COMPANY OF TREASURE COAST (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2005:
Total Capital (to risk-weighted assets)	$146,733	11.16%	$105,138	≥8.00%	$131,423	≥10.00%
Tier 1 Capital (to risk-weighted assets)	138,914	10.57	52,569	≥4.00%	78,854	≥6.00%
Tier 1 Capital (to adjusted average assets)	138,914	7.70	72,143	≥4.00%	90,179	≥5.00%
At December 31, 2004:
Total Capital (to risk-weighted assets)	$108,597	10.42%	$83,335	≥8.00%	$104,169	≥10.00%
Tier 1 Capital (to risk-weighted assets)	101,999	9.79	41,668	≥4.00%	62,501	≥6.00%
Tier 1 Capital (to adjusted average assets)	101,999	6.71	60,824	≥4.00%	76,030	≥5.00%
CENTURY NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2005:
Total Capital (to risk-weighted assets)	$27,916	16.83%	$13,268	≥8.00%	$16,585	≥10.00%
Tier 1 Capital (to risk-weighted assets)	26,611	16.05	6,634	≥4.00%	9,951	≥6.00%
Tier 1 Capital (to adjusted average assets)	26,611	7.28	14,630	≥4.00%	18,288	≥5.00%
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