Form 10-K, Exhibit 13
period 2006-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2007-03-15
CIK 730708

Exhibit 13
Financial
Highlights

(Dollars in thousands, except per share data)	2006	2005	2004	2003	2002

For The Year
Net interest income	$89,040	$72,185	$52,774	$44,165	$45,960
Provision for loan losses	3,285	1,317	1,000	0	0
Noninterest income:
Securities gains (losses)	(157)	128	44	(1,172)	457
Other	24,260	20,517	18,462	20,987	18,336
Noninterest expenses	73,045	59,100	47,281	42,463	39,790
Income before income taxes	36,813	32,413	22,999	21,427	24,963
Provision for income taxes	12,959	11,654	8,077	7,411	9,677
Net income	23,854	20,759	14,922	14,016	15,286
Core earnings[1]	39,168	33,624	23,941	22,781	24,461

Per Share Data
Net income:
Diluted	1.28	1.24	0.95	0.89	0.97
Basic	1.30	1.27	0.97	0.91	1.00
Cash dividends declared	0.61	0.58	0.54	0.46	0.37
Book value	11.20	8.94	7.00	6.71	6.59
Dividends to net income	47.10%	46.30%	55.60%	50.60%	37.30%

At year-end
Assets	$2,389,435	$2,132,174	$1,615,876	$1,353,823	$1,281,297
Securities	443,941	543,024	588,017	560,829	493,287
Net loans	1,718,196	1,280,989	892,949	702,632	681,335
Deposits	1,891,018	1,784,219	1,372,466	1,129,642	1,030,540
Shareholders’ equity	212,425	152,720	108,212	104,084	100,747
Performance ratios:
Return on average assets	1.03%	1.07%	1.05%	1.07%	1.26%
Return on average equity	12.06	14.95	13.75	13.73	15.75
Net interest margin[2]	4.15	3.97	3.89	3.57	4.00
Average equity to average assets	8.55	7.17	7.63	7.82	7.99

1.	Income before taxes excluding the provision for loan losses, securities gains (losses), the gain on sale of partnership interest, and expenses associated with foreclosed and repossessed asset management and dispositions.

2.	On a fully taxable equivalent basis.

FINANCIAL SECTION

MANAGEMENT’S DISCUSSION & ANALYSIS

Overview and Outlook

Our Business

Seacoast Banking Corporation of Florida is a single-bank holding company located on Florida’s southeast coast (as far south as Palm Beach County and north to Brevard County) as well as Florida’s interior around Lake Okeechobee and up to and including Orlando. The Company has 42 full service branches, one of which was acquired in Indian River County from another Florida based institution in January 2005 and three of which were acquired in Orlando (two in Orange County and one in Seminole County), a result of the acquisition of Century National Bank (“Century”) in April 2005. In addition, the Company acquired Big Lake National Bank (“Big Lake”) with nine offices located in central Florida serving the counties of DeSoto, Glades, Hardee, Hendry, Highlands, Okeechobee, and St. Lucie on April 1, 2006 and opened a new branch in Palm Beach County in May 2006.

The Company plans to open three to four new branches over the next two years. The coastal markets in which the Company operates have had population growth rates over the past 10 years of over 20 percent and are expected to grow an additional 20 percent or more over the next 10 years. Prospectively, the Company will consider other strategic acquisitions as part of the Company’s overall future growth plans provided they are in complementary and attractive growth markets within the state of Florida.

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries.

Strategic Overview

In order to improve its net interest margin the Company has reduced its residential portfolio from over 50 percent of total loans, in 2002, to approximately 30 percent in 2006. Over this period commercial/commercial real estate and consumer lending capabilities were improved, including market expansion into Palm Beach and Brevard Counties, and more recently, Orange and Seminole Counties as well as counties in the Lake Okeechobee region. The Company has plans to enter the Ft. Lauderdale/Broward county market with a loan production office in 2007 and plans to explore other markets to further enhance its loan production capabilities.

The added lending capabilities resulted in the largest commercial and commercial real estate production in the Company’s history in 2006 and 2005. A total of $443 million was originated in 2006, compared to $465 million in 2005 and $372 million in 2004. In 2006 the Company closed $172 million in residential loans, lower than the $195 million in closed production in 2005, a slower residential real estate market and slightly higher interest rates have dampened residential sales and as a result residential loan production. However, with better market penetration, expanded coverage and the expectation that housing inventories (the so-called “glut” of homes existing today) will diminish during 2007, the Company expects to be able to originate $185 million in residential loans in 2007.

The net interest margin has improved from 3.57 percent in 2003 to 4.15 percent in 2006. The current inverted interest rate curve will not allow for further improvement in the net interest margin in 2007 but the Company’s improved loan mix, will over time, provide for a higher margin when the curve becomes steeper.

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

The Company believes it has an opportunity to increase its market share in 2007 because of the acquisition of two of its primary competitors in its coastal markets. National City Corporation (“NCC”), a Cleveland, Ohio based institution, made its first acquisition in the State of Florida and plans to integrate the Florida based companies in the second quarter of 2007. While NCC will likely be an able competitor and intent on retention of its newly acquired customer base, acquisitions often experience customer and employee loss due to difficulties with their integration.

Loan Growth and Lending Policies

The Company’s lending policies, credit monitoring and underwriting have historically produced, over the long term, low net charge offs and nonperforming loans and minimal past dues. Our Company’s credit culture emphasizes discipline to the fundamentals of quality lending regardless of the economic cycle or competitive pressures to do otherwise. The majority of the Company’s commercial and commercial real estate loans are originated in its markets by experienced professional loan officers who retain credit monitoring and collection responsibilities until the loan is repaid. During 2006, the Company enhanced its credit process by delineating a separate commercial real estate construction loan disbursement function devoted to monitoring construction activities by borrowers as well as the Company’s funding for those activities.

Subsequent to the historic low interest rate environment of 2002 and 2003, when much of the Company’s residential loan portfolio being refinanced was sold through the Company’s mortgage banking unit, the Company began selectively adding residential loans, primarily with adjustable rates, to its loan portfolio. This, coupled with higher consumer, commercial and commercial real estate production during 2004, 2005 and 2006, resulted in loan portfolio growth improving to 26.9 percent in 2004, 43.4 percent in 2005 and 34.4 percent in 2006. The Company’s expansion into Palm Beach County with a total of five offices, the loan production office in Brevard County, the acquisition of Century in Orlando and Big Lake has contributed to overall loan growth, as well as an improved loan mix and lending capacity. Total loans outstanding in these new markets have grown to $356 million, $60 million, $136 million and $195 million, respectively, at December 31, 2006. This market expansion has provided the Company with greater opportunities to profitably grow the loan portfolio, which has in turn contributed to gains in net interest income.

Deposit Growth, Mix and Costs

While the Company benefited in 2005 and 2004 from low interest notes and increases in low cost and no cost deposits, this trend reversed in 2006. Interest rates have increased 425 basis points since the Federal Reserve began increasing interest rates, with 100 basis points occurring during the last twelve months, resulting in disintermediation (customers desiring higher cost certificates of deposit). In addition, a deteriorating residential real estate market translated to lower escrow deposits held by title companies, attorneys, etc., and remaining funds as a result of FEMA and insurance deposits from the 2004-05 hurricanes were disbursed. The Company is confident of its continued emphasis on its brand of banking with high quality customer service and convenient branch locations will provide stable low cost deposit funding growth over the long term. The Company believes it is the most convenient bank in its Treasure Coast markets with more locations than any competitor in the counties of Martin, St. Lucie and Indian River, which are located on Florida’s southeast coast.

Over the past year, noninterest bearing demand deposits decreased 17.2 percent and low cost NOW, savings and money market deposits increased 5.4 percent. Positively impacting the full year’s results was the Company’s acquisition of Big Lake which added $301 million in deposits. Big Lake’s deposit mix is favorable with 25.9 percent of Big Lake’s deposits comprised of noninterest bearing demand deposits at December 31, 2006, lower cost interest bearing core deposits representing 52.2 percent, and the remainder in certificates of deposit. While interest rates increased during 2006, the Company’s overall deposit mix remains favorable and its average cost of deposits, including noninterest bearing demand deposits, remains low. The average cost of deposits for the fourth quarter of 2006 increased 100 basis points over the prior year to 2.54 percent. The Company is executing the same value building customer relationship strategy for retail deposits in all of its markets, including its denovo entry into Northern Palm Beach County where noninterest bearing deposits and low cost interest bearing deposits represent 23.1 percent and 46.2 percent of total deposits at December 31, 2006.

Noninterest Income Sources

In addition to fee income from mortgage banking activities, the Company derives fees from service charges on deposit accounts, investment management, trust and brokerage services, as well as from originating and selling large yacht loans. It is the Company’s objective to increase its share of its customers financial services and to generate approximately 30 percent of total revenues from all fee businesses in the coming years. In 2006 and 2005, the Company collected approximately 21 percent and 22 percent of total revenues (net interest income and noninterest income), respectively, from its fee-based business activities.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles, or “GAAP,” including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments in the application of certain of its accounting policies that involve significant estimates and assumptions. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time and the use of revised estimates and assumptions could materially affect amounts reported in subsequent financial statements. After consultation with the Company’s Audit Committee, we believe the most critical accounting estimates and assumptions that may affect the Company’s financial status and that involve the most difficult, subjective and complex assessments are:

•	the allowance and the provision for loan losses;

•	the fair value of securities held for sale;

•	goodwill impairment; and

•	contingent liabilities.

The following is a brief discussion of the critical accounting policies intended to facilitate a reader’s understanding of the judgments, estimates and assumptions underlying these accounting policies and the possible or likely events or uncertainties known to us that could have a material effect on our reported financial information. For more information regarding management’s judgments relating to significant accounting policies and recent accounting pronouncements, see “Notes to Consolidated Financial Statements, Note A-Significant Accounting Policies.”

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

A provision of $3,285,000 was recorded during 2006, partially as a result of loan growth of $443 million or 34 percent in 2006, including $204 million of loans from the acquisition of Big Lake. A $1,317,000 provision was recorded during 2005, when loans increased $390 million or 43 percent (including $107 million in loans from the acquisition of Century), and provisioning of $1,000,000 occurred in 2004, when loans increased $191 million or 27 percent. The increased loss exposure as a result of the loan growth in 2006, 2005 and 2004 was partially offset by the Company’s continued stable credit quality. Net recoveries totaled

$(106,000) or (0.01) percent of average loans in 2006, compared to net charge-offs of $134,000 or 0.01 percent of average loans for 2005 and $562,000 or 0.07 percent of average loans for 2004. Net charge-offs were nominal in prior years as well with $666,000 or 0.10 percent of average loans for 2003, $208,000 or 0.03 percent of average loans for 2002 and $184,000 or 0.02 percent of average loans for 2001. Nearly all of the net charge-offs in 2004 and 2003 were attributable to the Company’s commercial and financial loan portfolio that represents less than 10 percent of the total loan portfolio. The Company’s net charge-off ratios have been much better than the banking industry as a whole and this year’s results are consistent with the Company’s historical trends.

The Company’s expansion into Palm Beach and Brevard counties, the addition of Big Lake and Century, as well as growth in the Company’s other markets over the last three years has resulted in double-digit commercial and residential real estate loan growth. A historically favorable credit loss experience in these portfolios limited the need to provide large additions to the allowance for loan losses during 2004, 2005 and most of 2006. Also, while Century’s portfolio is only six years old, no credit losses have ever been recorded for Century. However, during the fourth quarter of 2006 provisioning was increased to $2,250,000, representing 68 percent of total provisioning for 2006. During the fourth quarter, the Company undertook a comprehensive review of all large credits, primarily construction loans, where the primary source of repayment is related to the sale of residential real estate. The review was undertaken to ensure that there was proper identification of risks associated with recent changes in market conditions impacting the Florida real estate market. While no immediate or impaired loans were identified, the change in market condition was partially responsible for the increase in provisioning during the quarter and for the year. In addition, during the fourth quarter a specific loan loss allowance established for an $8.0 million credit secured with new and used boat inventory and placed on nonaccrual during the third quarter of 2006 was increased to $1.1 million (see “Nonperforming Assets”). Declines in economic activity could impact the demand for real estate and the Company’s loss experience resulting in larger additions to the allowance for loan losses prospectively. The last time the Company experienced significant net charge-offs and nonperforming loans was during the period 1988-1993 when the real estate markets in Florida experienced deflation and the national economy was in recession. Management believes that its current credit granting processes follows a comprehensive and disciplined approach that mitigates risk and lowers the likelihood of significant increases in charge-offs and nonperforming loans during all economic cycles.

Table 12 provides certain information concerning the Company’s allowance for loan losses for the years indicated.

The allowance for loan losses totaled $14,915,000 at December 31, 2006, $5,909,000 greater than one year earlier. The increase in the allowance included the carryover of $2,518,000 from the acquisition of Big Lake. None of the allowance added for Big Lake resulted from any impaired loans.

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

The allowance as a percentage of loans outstanding decreased from 0.73 percent to 0.70 percent during 2005 and increased to 0.86 percent during 2006. The overall amount of the allowance for loan losses reflects the allocation to residential and commercial real estate secured loan portfolios held by the Company, ranging from a high of 87.8 percent of total loans in 2006 to a low of 80.8 percent in 2002 whose historical charge-offs and delinquencies have been favorable. The better than peer performance credit quality results are attributed to conservative, long-standing and consistently applied loan credit policies and to a knowledgeable, experienced and stable staff. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio.

Table 13 summarizes the Company’s allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.

Concentration of credit risk, discussed under “Loan Portfolio” of this discussion and analysis, can affect the level of the allowance and involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s significant concentration of credit is a collateral concentration of loans secured by real estate. At December 31, 2006, the Company had $1.5 million in loans secured by real estate, representing 87.8 percent of total loans, up slightly from 85.9 percent at December 31, 2005. In addition, the Company is subject to a geographic concentration of credit because it only operates in central and southeastern Florida. The Company has a meaningful credit exposure to commercial real estate developers and investors with total commercial real estate construction and land development loans of 27.7 percent of total loans at year-end 2006, versus 26.7 percent at year-end 2005. Generally, all of the Company’s exposure to these credits are not only secured by project assets with fifty percent or more pre sales or leases, but are guaranteed by the personal assets of all of the participants. Levels of exposure to this industry group, together with an assessment of current trends and expected future financial performance, are carefully analyzed and monitored in order to determine an adequate allowance level. Problem loan activity for this exposure needs to be evaluated over the long term to include all economic cycles when determining an adequate allowance level.

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

Comprised entirely of nonaccrual loans, there was $12,465,000 in nonperforming assets at December 31, 2006, compared to $372,000 at December 31, 2005. At December 31, 2006, $4.4 million of nonaccrual loans were secured with real estate. Also, included in nonaccrual loans at December 31, 2006 was a loan of approximately $8.0 million secured with both new and used boat inventory that is in the process of being liquidated. This relationship dates back over a number of years and represents the only retail floor plan loan in the Company’s loan portfolio. The fair value of the collateral is believed to be sufficient to cover the loan balance provided the liquidation occurs on a timely basis and in an orderly fashion. However, the borrower recently filed for bankruptcy protection and the Company has classified the credit as impaired with a specific valuation allowance of $1.1 million at December 31, 2006.

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

Fair Value of Securities Available for Sale

The fair value of the available for sale portfolio at December 31, 2006 was less than historical amortized cost, producing net unrealized losses of $3,479,000 that have been included in other comprehensive income as a component of shareholders’ equity. The fair value of each security was obtained from independent pricing sources utilized by many financial institutions. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller; and can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses in the held for sale portfolio.

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

Goodwill Impairment

The Company’s goodwill is no longer amortized, but tested annually for impairment. The amount of goodwill at December 31, 2006 totaled $49.4 million, including approximately $2.6 million that was acquired in 1995 as a result of the purchase of a community bank in the Company’s Treasure Coast market, $28.8 million from the acquisition of Century in 2005, and $17.9 million from the acquisition of Big Lake in 2006. Management does not expect any material change in the amount of goodwill associated with the acquisition of Big Lake; however, estimated fair values of acquired assets and liabilities, including identifiable intangible assets, are subject to refinement as plans are finalized and additional information becomes available.

The assessment as to the continued value for goodwill involves judgments, assumptions and estimates regarding the future.

The Company has a bank deposit market share of approximately 12 percent in the Treasure Coast market, which had a population increase of over 20 percent during the past ten years. The population growth and other demographics of the counties Century operated in are similar to those of the Company’s other markets. The population in these markets is forecast by the Bureau of Economic and Business Research at the University of Florida to continue to grow at a 20 percent plus rate over the next ten years. Our highly visible local market orientation, combined with a wide range of products and services and favorable demographics, has resulted in increasing profitability in these markets. There is data available indicating that both the products and customers serviced have grown since these acquisitions, which is attributable to the increased profitability and supports the goodwill value at December 31, 2006.

Contingent Liabilities

We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable we will incur an expense and the amount can be reasonably estimated. We involve internal and external experts, such as attorneys, consultants and other professionals, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, we or our experts may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims. No amounts have been accrued as of December 31, 2006 as management is not aware of any probable losses.

Results of Operation

Net Interest Income  Net interest income (on a fully taxable equivalent basis) for 2006 totaled $89,294,000, $16,997,000 or 23.5 percent more than for 2005. Net interest income for 2006 included $8.9 million from the addition of Big Lake. While net interest income year over year was improved, a result of an improving asset mix, growth in earning assets, and margin improvement, results for the last two quarters of 2006 steadily declined from the second quarter of 2006, impacted by a more challenging environment, with deposits declining and an unfavorable change in deposit mix.

Year over year the mix of earning assets improved. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 72.6 percent for 2006 compared to 61.3 percent a year ago, while average securities decreased from 32.7 percent to 24.3 percent and average federal funds sold and other investments decreased to 3.1 percent from 6.0 percent. In addition to increasing total loans as a percentage of earning assets, the Company successfully maintained the mix of loans, with commercial and commercial real estate volumes representing 60.3 percent of total loans at December 31, 2006 (versus 60.1 percent at December 31, 2005) and residential loan balances (including home equity loans and lines, and construction loans) representing 34.9 percent of total loans (versus 33.5 percent at December 31, 2005) (see “Loan Portfolio”).

Net interest margin on a tax equivalent basis increased 18 basis points to 4.15 percent for 2006, compared to 2005. The following table details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

	Net Interest Income	Net Interest Margin
	(Dollars in thousands)

Fourth quarter 2005	20,062	4.04%
First quarter 2006	20,274	4.16
Second quarter 2006	24,030	4.29
Third quarter 2006	23,144	4.22
Fourth quarter 2006	21,846	3.95

The yield on earning assets for 2006 was 6.52 percent, 111 basis points higher than for 2005, reflecting an improving earning assets mix over 2005 and into 2006 and increased interest rates. Interest rates have increased 425 basis points since the Federal Reserve began increasing interest rates, with 100 basis points occurring during the last twelve months. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2006	2006	2006	2006	2005

Yield	6.73%	6.71%	6.47%	6.11%	5.76%

The yield on loans improved 80 basis points to 7.34 percent over the last twelve months as a result of a improving yields due to loan growth and a greater percent of the portfolio in floating rate loans. In addition, an increase in the yield on investment securities of 63 basis points year over year to 4.29 percent was recorded and the yield on federal funds sold and other investments grew 144 basis points to 4.75 percent. Average earning assets for 2006 increased $327.7 million or 18.0 percent compared to 2005. Average loan balances grew $444.6 million or 39.8 percent to $1,560.7 million, average federal funds sold and other investments decreased $42.1 million or 38.4 percent to $67.5 million, and average investment securities were $74.8 million or 12.5 percent lower, totaling $521.4 million. The Company expects to continue to use security maturities to fund loan growth in 2007.

The increase in loans was principally in commercial real estate loans, in part reflecting the Company’s successful de novo expansion into northern Palm Beach County and the opening of a loan production office in Brevard County. The addition of Big Lake increased average loan balances $201 million during 2006. The addition of another full service branch in Palm Beach County in May 2006 and one in Brevard County in early 2007, as well as Big Lake’s eight locations will further assist in expanding the Company’s loan origination capabilities. At December 31, 2006, commercial lenders in these markets (Palm Beach County, Brevard County, Orlando and the Big Lake region) have new loan pipelines totaling $95 million and total outstanding loans of $747.7 million at December 31, 2006. At December 31, 2006, the Company’s total commercial loan pipeline was $271 million.

Total commercial loan production for 2006 totaled $443 million compared to $465 million for 2005. Economic conditions in the markets the Company serves may be more challenging, even so commercial loan production results are expected to be approximately $495 million for 2007.

Closed residential loan production during 2006 totaled $172 million, of which $49 million was sold servicing released to manage interest rate risk and to generate fee income. In comparison, $195 million in residential loans were produced in 2005, with $80 million sold servicing released. Higher mortgage rates and a slow down in existing home sales in the Company’s markets have reduced demand for residential mortgages and demand is expected to remain soft in 2007.

Activity in the Company’s securities portfolio was limited in 2006, with maturities of securities of $151.1 million and purchases totaling $92.6 million. Sales proceeds totaling $112.4 million including securities from Big Lake’s portfolio, which under purchase accounting were adjusted to fair value at April 1, 2006, thereby providing the Company the opportunity to reposition these securities. In comparison, for 2005 maturities and purchases of securities totaled $214.9 million and $145.3 million, respectively, and sales proceeds totaled $51.0 million. The investment portfolio is expected to continue to provide needed liquidity to fund the expected growth in the loan portfolio.

While still a significant component favorably affecting the Company’s net interest margin, lower cost interest bearing deposits have declined as a percentage of deposits. Consistent with prior periods where interest rates have increased, customers have migrated to higher cost certificates of deposit from alternative lower cost interest bearing deposit products. Exacerbating this migration, local competitors aggressively increased their certificate of deposit rates throughout 2006. Lower cost interest bearing deposits (NOW, savings and money market balances) were 56.7 percent of average interest bearing liabilities for 2006, versus 60.0 percent for 2005. Average certificates of deposit for 2006 increased to 32.0 percent of interest bearing liabilities from 29.5 percent a year ago. The trend worsened as the year progressed evidenced by fourth quarter 2006 average balance results, with lower cost deposits making up 53.6 percent of average interest bearing liabilities and certificates of deposit 33.6 percent.

The cost of interest-bearing liabilities in 2006 increased 115 basis points to 3.06 percent from 2005, a result of the impact of the Federal Reserve increasing short-term interest rates by 50 basis points in the fourth quarter of 2005, the first quarter of 2006, and the second quarter of 2006, a total of 150 basis points. Based on recent Federal Reserve commentary, it would appear short-term interest rates are not likely to change much. During 2006, approximately $309 million of the Company’s certificates of deposit matured and $529 million will mature in 2007. The following table details the cost of interest bearing liabilities for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2006	2006	2006	2006	2005

Rate	3.52%	3.21%	2.89%	2.55%	2.27%

Average deposits are higher year over year, increasing 16.5 percent in 2006, with average NOW, savings and money market balances increasing $115.3 million or 14.0 percent, noninterest bearing deposits higher by $31.1 million or 7.5 percent, and certificates of deposit increasing $125.1 million or 30.9 percent. Average short-term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary bank and Federal Funds purchased) increased, by $34.1 million or 40.1 percent to $119.0 million for 2006, versus a year ago. Trend results for the last half of 2006 differ somewhat from the year over year comparisons. Since second quarter 2006 (which included the Big Lake acquisition), average NOW, savings and money market balances declined $68.3 million or 6.9 percent, noninterest bearing demand deposits were lower by $80.5 million or 16.2 percent, and certificates of deposit increased $47.9 million or 9.0 percent. Some of the decline in low-cost/no cost funding was caused by interest rate disintermediation as customers migrated to higher paying certificates of deposit and, in some instances, to repurchase agreements. Growth in certificates of deposit was intentionally limited, with the Company remaining cautious in the pricing of its certificates of deposit as it believes the growing risk of a slowing economy could produce lower short term interest rates in the future. Slowing activity in the residential real estate market (resulting in declining title company and escrow deposits) and completed commercial real estate construction projects (and associated deposits depleting at end of construction) also contributed to the decrease in deposits from second quarter 2006. Current economic factors, including an inverted Treasury yield curve, are likely to continue to challenge deposit growth and constrain margin expansion in 2007.

Average other borrowings increased $9.4 million or 15.8 percent during 2005, compared to 2004. A $6.0 million advance on a $15.0 million unsecured revolving line of credit (initially drawn upon in June 2005) was repaid during the first quarter of 2005 and replaced by a 3-year term loan of $12.0 million and an unsecured revolving line of credit for $8.0 million. The revolving line of credit was never drawn upon during 2006. The $12.0 million term loan was obtained to provide a longer term source for funding, rather than the single revolving line of credit which had to be renewed annually (see Note I-Borrowings).

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

The net interest margin steadily improved quarter to quarter during 2005, increasing from 3.90 percent in the first quarter of 2005 to 4.04 percent in the fourth quarter of 2005. The yield on earning assets for 2005 was 5.41 percent, 47 basis points higher than 2004’s result, reflecting an improving earning assets mix in 2005 and a rising interest rate environment. Interest rates increased 200 basis points in 2005 as a result of Federal Reserve actions.

The yield on loans improved 48 basis points to 6.54 percent over 2005 compared to 2004 as a result of a change in mix due to loan growth and a greater percent of the portfolio in floating rate loans. In addition, an increase in the yield on investment securities of 25 basis points year over year to 3.66 percent was recorded and the yield on federal funds sold and interest bearing deposits grew 175 basis points to 3.31 percent. Average earning assets for 2005 increased $463.2 million or 34.1 percent compared to 2004. Average loan balances grew $316.5 million or 39.6 percent to $1,116.1 million, average federal funds sold and interest bearing deposits increased $90.8 million to $109.6 million, and average investment securities were $55.9 million or 10.3 percent higher, totaling $596.2 million. The increase in loans was principally in commercial real estate loans, in part reflecting the Company’s successful de novo expansion into northern Palm Beach County and the opening of a loan production office in Brevard County (in August 2004). The acquisition of Century in Orange and Seminole County (principally Orlando, Florida) increased average loan balances by $75 million during 2005. Total loans in these new markets totaled $396 million at December 31, 2005 and commercial lenders in these markets (Palm Beach County, Brevard County and the Orlando area) had pipelines aggregating to $121 million.

Total commercial loan production for 2005 was $465 million, compared to $372 million in 2004, and closed residential loan production during 2005 totaled $195 million, of which $80 million was sold servicing released to manage interest rate risk and to generate fee income. In comparison, a total of $205 million in closed residential production occurred during the twelve months ended December 31, 2004, of which $78 million was sold servicing released. Residential production was lower during the second half of 2005, declining $24 million from the first six months of the year, in part, a result of fewer residential loan originators (due to vacant positions).

Activity in the Company’s securities portfolio was limited in 2005, with maturities of securities of $214.9 million and purchases totaling $145.3 million. Sales proceeds totaling $51.0 million were entirely comprised of securities from Century’s portfolio, which under purchase accounting were adjusted to fair market value at April 30, 2005, thereby providing the Company the opportunity to reposition these securities. In comparison, for 2004 maturities and purchases of securities totaled $132.3 million and $308.2 million, respectively, and sales proceeds totaled $136.7 million.

The mix of earning assets improved year over year from 2004 to 2005. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 61.3 percent for 2005 compared to 58.9 percent a year ago, while securities decreased from 39.8 percent to 32.7 percent and federal funds sold and interest bearing deposits increased from 1.4 percent to 6.0 percent. In addition to increasing total loans as a percentage of earning assets, the Company successfully changed the mix of loans, with commercial volumes increasing as a percentage of total loans (see “Loan Portfolio” and Table 9 — Loans Outstanding).

Lower cost interest bearing deposits (NOW, savings and money market balances) increased to 60.0 percent of interest bearing liabilities, versus 55.3 percent a year ago, favorably affecting deposit mix. Average certificates of deposit (a higher cost component of interest-bearing liabilities) as a percentage of interest-bearing liabilities decreased to 29.5 percent in 2005, compared to 34.0 percent in 2004, reflecting diminished funding requirements. Approximately $218 million in certificates of deposit matured during 2005. Borrowings (including federal funds purchased, sweep repurchase agreements with customers of the Company’s subsidiary, subordinated debt and other borrowings) remained relatively level at 10.5 percent of interest bearing liabilities for 2005, versus 10.7 percent in 2004.

The cost of interest-bearing liabilities in 2005 increased 55 basis points to 1.91 percent from 1.36 percent, principally due to the Federal Reserve increasing short-term interest rates at a “measured pace” during the year, by 50 basis points in the fourth quarter, 75 basis points in the third quarter, 25 basis points in the second quarter and 50 basis points in the first quarter. During 2005, the cost of interest bearing liabilities increased from 1.56 percent in the first quarter of 2005 to 2.27 percent in the fourth quarter of 2005.

The average aggregated balance for NOW, savings and money market balances increased $245.7 million or 42.4 percent to $825.0 million from 2004 and average noninterest bearing deposits increased $155.2 million or 59.6 percent to $415.4 million, while average certificates of deposit increased $48.8 million or 13.7 percent to $405.0 million. Of the growth indicated for aggregated NOW, savings and money market balances, noninterest bearing deposits and certificates of deposit, the Century acquisition accounted for $128.8 million, $70.7 million and $13.2 million of the increases indicated, respectively. Growth in deposits in the fourth quarter of 2004 and first quarter of 2005 was favorably impacted by insurance proceeds received by customers as a result of damage from two hurricanes that impacted the Company’s market area in September 2004. The Company’s market expansion and commercial lending growth favorably impacted deposit growth as well, with most new commercial loan relationships resulting in a new noninterest bearing deposit relationship.

Average short-term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary banks) also increased, by $12.7 million or 17.6 percent to $85.0 million for 2005, versus 2004. Average other borrowings including subordinated debt increased by $19.6 million or 49.0 percent to $59.5 million, reflecting the issuance of $20.6 million in subordinated debentures on the last day of the first quarter (March 31, 2005), an additional issuance of $20.6 million in subordinated debentures on December 16, 2005, and $6.0 million in advances on a $15.0 million unsecured revolving line of credit (initially drawn upon in June 2005). The debentures were issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Capital Trust I, and a Connecticut trust subsidiary, SBCF Statutory Trust II, each completing a private placement of $20.0 million of Floating Rate Preferred Securities on their formation dates. The proceeds from the sale of the trust preferred securities and advances on the line of credit were used to support the purchase of Century, to maintain capital, and for general corporate purposes (see Note I-Borrowings).

Noninterest Income

Noninterest income, excluding gains and losses from securities sales and gain on sale of a partnership interest, totaled $23,113,000 for 2006, $2,596,000 or 12.7 percent higher than for 2005. Noninterest income, as defined above and excluding interest rate swap profits and losses, accounted for 20.6 percent of total revenue (net interest income plus noninterest income, excluding securities gains or losses, the gain on sale of partnership interest and interest rate swap profit and losses) in 2006 compared to 22.1 percent a year ago.

Revenues from the Company’s financial services businesses increased year over year, higher by $725,000 or 14.1 percent in 2006 versus 2005, compared to an increase of $443,000 or 9.4 percent for 2005 versus 2004. Of the $725,000 increase, trust revenue was higher by $285,000 or 11.1 percent and brokerage commissions and fees were greater by $440,000 or 17.2 percent. Fees from the sale of annuities and mutual funds were $257,000 and $159,000 higher in 2006, respectively, and during the second quarter brokerage commissions and fees totaled an unusually strong $1,042,000, with a commission of $168,000 collected from a single customer on an insurance annuity sale. Revenues from wealth management services improved significantly in 2006, and the Company believes it can be successful and expand its customer relationships through sales of investment management and brokerage products, including insurance and grow revenues by ten percent per year.

Service charges on deposits were $1,762,000 or 35.1 percent higher year over year versus 2005. In comparison, 2005’s service charges on deposits were $543,000 or 12.1 percent higher compared to 2004. Service charges on deposits from the acquisition of Big Lake comprised $1,501,000 of 2006’s overall increase. Overdraft fees were higher during 2006 and 2005, increasing $1,410,000 or 38.6 percent in 2006, versus 2005, and $694,000 or 23.4 percent higher in 2005, versus 2004. Of the $1,410,000 increase in overdraft fees in 2006, $1,183,000 was from the addition of Big Lake. The increase in overdraft fees during 2005 was nominally affected by the addition of Century, and was primarily caused by the Company instituting new policies and procedures which added additional customer flexibility in managing their deposit account balance which resulted in higher overdraft fees being collected. Growth rates for remaining service charge fees on deposits have been lower, as the trend over the past few years is for customers to prefer deposit products which have no fees or where fees can be avoided by maintaining balance requirements.

Marine finance fees from the non-recourse sale of marine loans decreased $359,000 or 11.7 percent compared to 2005’s results, after increasing $71,000 or 2.4 percent on 2005 versus 2004. The Company’s marine finance division (Seacoast Marine Finance) produced $153 million in marine loans during 2006, compared to $189 million in 2005 and $171 million in 2004. Of the $153 million of production during 2006, $148 million was sold. In comparison, for 2005 marine loans totaling $177 million were sold. Marine loan production was lower during 2006 as higher oil prices dampened demand and resulted in fewer finance opportunities. Seacoast Marine Finance is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida, California and New England. The production team in California is capable of not only serving California, but Washington and Oregon as well. The Company will continue to look for opportunities to expand its market penetration of its marine business.

Greater usage of check cards over the past several years by core deposit customers and an increased cardholder base has increased interchange income. Debit card income increased $435,000 or 25.4 percent in 2006 year over year, and was $370,000 or 27.5 percent higher in 2005 than 2004. Contributing to the increase in 2006 was the addition of approximately $330,000 in revenue from Big Lake. Other deposit based electronic funds transfer (“EFT”) income increased by $4,000 in 2006 compared to 2005, after declining $59,000 or 12.5 percent in 2005 versus 2004. Debit card and other deposit based EFT revenue is dependent upon business volumes transacted, as well as the amplitude of fees permitted by VISA and MasterCard.

The company is a leader in the production of residential mortgages in its markets, with loans processed by commissioned originators, many referred by the Company’s branch personnel. Mortgage banking revenue as a component of overall noninterest income has diminished, from 8.8 percent for 2005 to 4.9 percent for 2006. Year over year, mortgage banking fees decreased $679,000 or 37.5 percent in 2006 compared to 2005 and $14,000 in 2005 versus 2004. Sales of residential loans in 2006 totaled $49 million, versus $80 million in 2005 and $78 million in 2004. This is directly related to a greater volume of loans as a percent of overall production being retained in the loan portfolio, primarily loans with adjustable rates. While the addition of the Big Lake region further expands the Company’s market reach and ability to generate mortgage revenues are dependent upon favorable interest rates, as well as, good overall economic conditions. During 2006, higher interest rates and housing prices have dampened the residential real estate markets not only in Florida, but nationwide.

Merchant income for 2006 was $315,000 or 14.1 percent higher than in 2005, and was $268,000 or 13.7 percent higher in 2005 compared to 2004. Merchant income as a source of revenue is dependent upon the volume of credit card transactions that occur with merchants who have business demand deposits with the Company’s banking subsidiary. The Company’s expansion into new markets has positively impacted merchant income, with Big Lake and Century contributing to the increase for 2006.

After signing a lease for banking facilities in 2002, the Company invested in the partnership to construct the high-rise building with 67,500 square feet of rentable space in 2004 for its corporate headquarters in Palm Beach County (opened in May 2006). The Company’s investment represented 10 percent of total funds contributed to the partnership. In November 2006, the partnership was dissolved upon settlement of the sale of the building. As a result, the Company garnered a $1,147,000 gain which was recognized during the fourth quarter of 2006.

Noninterest Expenses

The Company’s overhead ratio has ranged in the low 60s over the past few years. The efficiency ratio of 63.3 percent for 2006 compares to last year’s ratio of 63.7 percent. When compared to 2005, noninterest expenses for 2006 increased by $13,945,000 or 23.6 percent to $73,045,000, compared to an increase of $11,819,000 or 25.0 percent in 2005. Of the $13,945,000 increase in 2006, $5,658,000 was due to the addition of Big Lake; only nine months of overhead for Big Lake was included in 2006’s results. In addition, one-time costs of $582,000 related to the Big Lake integration and $304,000 for the Company’s banking subsidiary name change were incurred. After the acquisition of Big Lake, the Company chose to align its banking subsidiary’s name more closely with its corporate identity, renaming its banking subsidiary Seacoast National Bank. For 2005, of the $11,819,000 increase, $3,738,000 was due to the addition of Century; only eight months of overhead for Century was included in 2005’s results. Remaining growth in 2005 is attributable to increased wages, benefits, occupancy, marketing and other overhead due to the addition of branches and personnel in the Palm Beach and Brevard County markets, and from higher commissions, stock awards and other incentive compensation related to the Company’s improved performance. Also impacting overhead in 2006 and 2005 are marketing expenses associated with the Company’s new markets.

Salaries and wages increased $5,363,000 or 22.5 percent in 2006, compared to prior year. Included in the year-over-year increase was $2,445,000 related to the addition of Big Lake. Commissions and incentives were $201,000 greater year over year, including $374,000 for Big Lake. Base salaries increased $5,568,000 or 28.6 percent year over year for 2006, with additional salaries of $2,514,000 and $530,000, respectively, for the acquired companies Big Lake and Century comprising most of the increase compared to 2005. Full-time equivalent employees totaled 534 at December 31, 2006, compared to 426 at December 31, 2005. For 2005, base salaries increased $2,798,000 or 16.8 percent. A portion of the increase in base salaries was directly attributable to lending and branch personnel in the new Palm Beach County market ($337,000) and to the addition of Century ($1,005,000). Key manager incentives and stock award compensation (tied to specific Company performance measurements) were higher in 2005, representing $1,560,000 of the overall increase of $1,691,000 in incentives for 2005.

Likewise, employee benefits increased $1,009,000 or 16.0 percent in 2006, and were $1,282,000 or 25.5 percent higher in 2005 compared to 2004. Group health insurance accruals were $818,000 higher in 2006, as were payroll taxes, up $328,000 year over year, reflecting a larger work force. During 2005, higher group health insurance costs, payroll taxes and profit sharing accruals for the Company’s 401K plan of $517,000, $232,000 and $505,000, respectively, were the primary cause for the increase year over year.

Outsourced data processing costs totaled $7,443,000 for 2006, an increase of $966,000 or 14.9 percent from a year ago versus a $761,000 or 13.3 percent increase in 2005. The Company’s subsidiary bank utilizes third parties for its core data processing systems and merchant credit card services processing. Outsourced data processing costs are directly related to the number of transactions processed, which can be expected to increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular.

Occupancy and furniture and equipment expenses during 2006, on an aggregate basis, increased $2,711,000 or 37.4 percent year over year, versus a $1,099,000 or 17.9 percent increase in 2005. Costs related to new locations impacted both 2006 and 2005. Of the $2,711,000 increase for 2006, $789,000 was related to Big Lake, $278,000 to Century, $483,000 to the new Palm Beach County office opened in May 2006, and $242,000 for lease payments on premises for new branch sites, principally rent for land for offices anticipated to open in 2007. Of the $1,099,000 increase for 2005, $547,000 was related to Century and $281,000 to new Palm Beach County sites.

Marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, increased by $1,165,000 or 36.5 percent in 2006, compared to a $729,000 or 29.6 percent increase in 2005 versus 2004. For 2006, increases occurred in ad agency costs related to production and printing, newspaper and radio advertising, direct mail campaigns and public relations totaling $588,000. In addition, market research regarding the name change and bank integrations added $78,000, donations increased $210,000, public relations an additional $194,000 and business meals $94,000. For 2005, ad agency production and printing costs were $146,000 higher year over year, media costs for newspaper and radio advertising were up $104,000, sales promotions was $89,000 higher, expenditures for direct mail campaigns were $109,000 greater, charitable donations were up $80,000, and public relations costs increased $101,000. A checking account acquisition program initiated in November 2005 targeting non-customers, with an emphasis on gathering new low cost deposit accounts and increasing noninterest fee income, added $59,000 to the fourth quarter of 2005 as well; the program was discontinued in 2006. For 2006 and 2005, expenditures were primarily focused on the Company’s newer markets, the Palm Beach and Brevard County markets, and the Big Lake region.

Legal and professional fees increased $197,000 or 7.6 percent to $2,792,000 for 2006, compared to a $752,000 or 40.8 percent increase in 2005 compared to 2004. During 2006, fees for the Company’s subsidiary bank’s primary regulator, the Office of the Comptroller of the Currency, increased $108,000, and fees were incurred with outside parties assisting with the comprehensive review of large credits conducted during the fourth quarter (see “Allowance and Provisioning for Loan Losses”). Higher professional fees and audit fees associated with the Company’s external audit and outside consulting assistance were the causes for the increase in 2005.

The Big Lake acquisition in the second quarter of 2006 and Century acquisition in the second quarter of 2005 increased core deposit intangibles to $7.9 million at December 31, 2006. The intangible assets for Big Lake and Century were assigned initial estimated lives of 8.7 years and 5.0 years, respectively. For the fourth quarter of 2006 and total year 2006, amortization of intangibles totaled $315,000 and $1,063,000, respectively. For the fourth quarter of 2005 and total year 2005, amortization of intangibles totaled $119,000 and $533,000, respectively.

Remaining noninterest expenses increased $2,004,000 in 2006 or 22.4 percent to $10,962,000 and $1,999,000 in 2005 or 28.7 percent to $8,958,000. Increasing year over year for 2006 versus 2005 were costs for postage, courier and delivery (up $257,000 on an aggregate basis), insurance (up $208,000, primarily for property and liability), stationery, printing and supplies (up $389,000), telephone and data lines (up $479,000), bank paid closing costs (up $142,000), as well as costs related to the name change ($207,000), correspondent clearing charges ($89,000), and travel reimbursement, including mileage, airline and hotel (up $198,000). Increasing year over year for 2005 versus 2004 were costs for postage, courier and delivery services (up $144,000 on an aggregate basis), telephone and data lines (up $190,000), professional development (up $171,000), employment advertising, placement and relocation costs (up $268,000), higher miscellaneous losses due to fraud and robbery (up $381,000), and stationery, printing and supplies (up $130,000). Increasing to a lesser extent in 2005 were property and liability insurance, travel reimbursement, books and publications, and bank paid closing costs.

The Company is completing a review of its processes, operations and costs, and based upon this review, the Company has targeted quarterly overhead to remain relatively flat in 2007 when compared to 2006 after adjusting for the acquisition completed in the second quarter of 2006. Federal Deposit Insurance Corporation (“FDIC”) insurance premiums have been reformulated for 2007 and are expected to increase to as much as $1 million in the coming year; more than offsetting, under the FDIC’s new rules the Company is entitled to a one-time credit for premiums previously paid that is expected to total approximately $1,240,000. Any credit not used in 2007 may be applied to reduce up to 90 percent of insurance assessments in future years.

Interest Rate Sensitivity

Fluctuations in rates may result in changes in the fair value of the Company’s financial instruments, cash flows and net interest income. This risk is managed using simulation modeling to calculate the most likely interest rate risk utilizing estimated loan and deposit growth. The objective is to optimize the Company’s financial position, liquidity, and net interest income while limiting their volatility.

Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent given a parallel change in interest rates (up or down) of 200 basis points. The Company’s most recent Asset and Liability Management Committee (“ALCO”) model simulations indicate net interest income would decrease 1.2 percent if interest rates gradually rise 200 basis points over the next twelve months. With the Federal Reserve now pausing, having increased the federal funds rate by 425 basis points from June 2004 through June 2006, and possibly decreasing rates in the future, the model simulation indicates net interest income would increase 0.4 percent over the next twelve months given a gradual decline in interest rates of 100 basis points. It has been the Company’s experience that non-maturity core deposit balances are stable and subjected to limited re-pricing when interest rates increase or decrease within a range of 200 basis points.

On December 31, 2006, the Company had a negative gap position based on contractual and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 23.0 percent (see “Table 19 — Interest Rate Sensitivity Analysis”), compared to a negative gap of 5.8 percent a year ago.

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

The Company also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to increase the EVE 0.7 percent versus the EVE in a stable rate environment. An instantaneous 100 basis point decrease in rates is estimated to decrease the EVE 2.7 percent versus the EVE in a stable rate environment.

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

Contractual Commitments

	December 31, 2006
			Over
			One Year
		One Year	Through	Over Five
	Total	or Less	Five Years	Years
	(In thousands)

Deposit maturities	$1,891,018	$1,850,421	$40,547	$50
Short-term borrowings	206,476	206,476	—	—
Borrowed funds	26,522	—	26,522	—
Subordinated debt	41,238	—	—	41,238
Operating leases	42,274	3,818	10,863	27,593

	$2,207,528	$2,060,715	$77,932	$68,881

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

Contractual maturities for assets and liabilities are reviewed to adequately maintain current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities available for sale and federal funds sold. The Company has access to federal funds and Federal Home Loan Bank (“FHLB”) lines of credit and is able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities and mortgage backed securities not pledged to secure public deposits or trust funds. At December 31, 2006, the Company had available lines of credit of $140 million. At December 31, 2006, the Company had $189 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 2005, the amount of securities available and not pledged was $342 million.

Liquidity, as measured in the form of cash and cash equivalents (including federal funds sold and interest bearing deposits), totaled $92,215,000 at December 31, 2006 as compared to $220,493,000 at December 31, 2005. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in the Company’s securities portfolio and loan portfolio. At December 31, 2005, cash and cash equivalents were higher due to the addition of Century; of the $220,493,000 in cash and cash equivalents, $142,900,000 directly related to Century. The higher liquidity maintained by Century pertains in part to late day settlement transactions (wire transfers) for certain large commercial customers in the Orlando market.

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

Credit risk of these transactions is managed by establishing a credit limit for each counterparty and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2006 included derivative product liabilities of $478,000. In comparison, at December 31, 2005 derivative product assets of $19,000 and derivative product liabilities of $515,000 were outstanding.

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

Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $421 million at December 31, 2006, and $398 million at December 31, 2005.

Income Taxes

Income taxes as a percentage of income before taxes were 35.2 percent for 2006, compared to 36.0 percent in 2005 and 35.1 percent for 2004. Beginning in January 2003 the Company formed a subsidiary and transferred certain real estate assets to a real estate investment trust (REIT). As a result, the Company’s state income tax liability was reduced. The rate was slightly higher for 2005, with the addition of Century limiting utilization of the REIT.

Financial Condition

Total assets increased $257,261,000 or 12.1 percent to $2,389,435,000 in 2006, after increasing $516,298,000 or 32.0 percent to $2,132,174,000 in 2005.

Capital Resources

Table 8 summarizes the Company’s capital position and selected ratios. The Company’s ratio of shareholders’ equity to period end total assets was 8.89 percent at December 31, 2006, compared with 7.16 percent one year earlier.

During 2005, the Company formed two wholly owned trust subsidiaries, SBCF Capital Trust I and SBCF Statutory Trust II. These subsidiaries each issued $20.0 million (a total of $40.0 million) in trust preferred securities, guaranteed by the Company on a junior subordinated basis. The Company obtained the proceeds from the trust’s sale of trust preferred securities by issuing junior subordinated debentures to the trust. Under revised Interpretation No. 46 (FIN 46R) recently promulgated by the Financial Accounting Standards Board (“FASB”), the trust must be deconsolidated with the Company for accounting purposes. As a result of this recent accounting pronouncement, the Federal Reserve Board adopted changes to its capital rules with respect to the regulatory capital treatment afforded to trust preferred securities. The Federal Reserve Board’s rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25% of core capital, net of goodwill and intangibles. The Company believes that its trust preferred securities qualify under these revised regulatory capital rules and expects that it will be able to treat its $40.0 million of trust preferred securities as Tier 1 capital. For regulatory purposes, the trust preferred securities are added to the Company’s tangible common shareholders’ equity to calculate Tier 1 capital. At December 31, 2006, the Company’s risk-based capital ratio was 11.70 percent, a slight decrease from December 31, 2005’s reported ratio of 11.76 percent.

The Company manages the size of its equity through a program of share repurchases of its outstanding Common stock. At December 31, 2006, a total of 634,000 stock option shares are outstanding, of which 498,000 are exercisable, and 116,000 in stock settled appreciation rights (“SSARs”) are outstanding, none of which are exercisable; during 2006, 99,000 shares were exercised (see “Note J — Employee Benefits”). In treasury stock at December 31, 2006, there were 16,032 shares totaling $310,000, compared to 19,335 shares or $218,000 a year ago.

Loan Portfolio

Table 9 shows total loans (net of unearned income) by category outstanding.

Total loans (net of unearned income and excluding the allowance for loan losses) were $1,733,111,000 at December 31, 2006, $443,116,000 or 34.4 percent more than at December 31, 2005. Of the $443 million increase, $195 million is directly attributable to the addition of Big Lake. At December 31, 2005, total loans of $1,289,995,000 were $390,448,000 or 43.4 percent higher than at December 31, 2004. Of the $390 million increase, $120 million is directly attributable to the addition of Century.

The Company selectively adds residential loans to its loan portfolio, primarily with adjustable rates. The proportion of adjustable rate residential mortgages has steadily increased as mortgage rates offered have increased. As a result, sales of fixed rate residential mortgage loans declined and management expects prospective sales of fixed rate residential mortgage loans will likely remain lower as a percentage share of production as long as rates are at their current levels. The Company has reduced the relative size of the residential loan portfolio over the past few years and increased the size of the Company’s commercial and consumer loan portfolios, and believes the mix that has been achieved will be maintained.

The response to the Company’s expansion into new markets continues to be very positive. At December 31, 2006, $355.8 million in loans are outstanding in Palm Beach County with a pipeline of approximately $51 million pending at year-end 2006. In comparison, $248.4 million in loans were outstanding with a loan pipeline of approximately $78 million pending at year-end 2005. In Brevard County, entered into in mid-2004 with the opening of a loan production office, $60.3 million in loans are outstanding at year-end 2006, with a pipeline of $22 million pending. In comparison, $27.9 million in loans were outstanding with a loan pipeline of approximately $29 million pending at year-end 2005. The addition of Century in Orange and Seminole County (the Orlando area), another vibrant Florida market, provides the Company with a loan base of $136.3 million at December 31, 2006, and a pipeline of loans totaling $11 million, compared to $120.0 million at December 31, 2005, and a pipeline of $14 million. Big Lake, our newest market and surrounding Lake Okeechobee, has a loan base of $195.3 million at December 31, 2006, and a pipeline of approximately $11 million pending at year-end 2006.

At December 31, 2006, the Company’s mortgage loan balances secured by residential properties amounted to $512,375,000 or 29.6 percent of total loans (versus $348,924,000 or 27.0 percent a year ago). Loans secured by residential properties having fixed rates totaled approximately $184 million at December 31, 2006, of which 15- and 30-year mortgages totaled approximately $38 million and $50 million, respectively. Remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. In comparison, loans secured by residential properties having fixed rates totaled approximately $141 million at December 31, 2005, with 15- and 30-year fixed rate residential mortgages totaling approximately $35 million and $39 million, respectively.

The Company’s loan portfolio secured by commercial real estate increased $240.7 million or 35.6 percent over the last twelve months. The Company’s commercial real estate lending strategy stresses quality loan growth from local businesses, professionals, experienced developers and investors. At December 31, 2006, the Company had commercial real estate loans totaling $917.2 million or 52.9 percent of total loans (versus

$676.5 million or 52.4 percent a year ago). At December 31, 2006 and 2005, funded and unfunded commitments for commercial real estate loans were comprised of the following types of loans:

	2006			2005
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Office buildings	$123.2	$13.9	$137.1	$101.6	$15.8	$117.4
Retail trade	67.1	1.3	68.4	52.2	11.2	63.4
Land development	318.2	133.9	452.1	232.0	174.3	406.3
Industrial	70.7	12.6	83.3	52.4	3.1	55.5
Healthcare	42.8	2.5	45.3	27.4	4.9	32.3
Churches and educational facilities	34.3	5.6	39.9	24.4	0.2	24.6
Recreation	4.4	—	4.4	2.1	—	2.1
Multifamily	54.8	36.3	91.1	30.9	32.6	63.5
Mobile home parks	6.0	—	6.0	5.4	—	5.4
Land	70.3	14.9	85.2	61.9	2.2	64.1
Lodging	21.3	13.0	34.3	10.0	11.1	21.1
Restaurant	11.7	1.0	12.7	7.3	0.8	8.1
Agriculture	26.1	5.2	31.3	—	—	—
Other	66.3	14.7	81.0	68.9	3.6	72.5

Total	$917.2	$254.9	$1,172.1	$676.5	$259.8	$936.3

Construction and land development loans increased $143.9 or 33.7 percent from a year ago to $571,133,000 at December 31, 2006. Of this total, $479,788,000 is collateralized by commercial real estate and $91,345,000 by residential real estate. In comparison, at December 31, 2005, $344,583,000 was collateralized by commercial real estate and $82,633,000 by residential real estate. All of the commercial real estate construction and land development loans are included in the table above. Some of the commercial real estate loans will convert to permanent financing as mortgages, while most of these loans will payoff, the source of repayment from the sale of completed units. The construction period generally ranges from 18 to 24 months. Demand in the Company’s market area over the past few years and the rate of absorption of new real estate product have provided the opportunity for growth in these type loans. Production in 2006 has consisted of more commercial construction projects with end users and less related to residential development.

There has been evidence recently of a slowing in residential real estate activity in most of the Company’s markets, resulting in increases of inventory for finished new housing units. Moreover, strong growth in sales prices for both new and existing residential housing over the past few years has started to moderate. The Company anticipates that the slowing of loan growth evident over the past couple quarters will continue into 2007 due to a slowing demand for housing related construction loans and repayment of existing residential construction loans.

The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2006 aggregated to $194.1 million (versus $152.4 million a year ago) and for the top 67 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $722.8 million (compared to 60 relationships aggregating to $505.3 million a year ago).

Loans and commitments for one-to-four family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair value of the property not exceeding 80 percent on the date the loan is made.

The Company was also a creditor for consumer loans to individual customers (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) totaling $83,428,000 (versus $82,942,000 a year ago), real estate construction loans secured by residential properties totaling $50,422,000 (versus $56,957,000 a year ago) and residential lot loans totaling $40,923,000 (versus $25,676,000 a year ago). Most consumer loans are secured.

Real estate mortgage lending is an important segment of the Company’s lending activities. Exposure to market interest rate volatility with respect to mortgage loans is managed by attempting to match maturities and re-pricing opportunities for assets against liabilities and through loan sales. At December 31, 2006, approximately $278 million or 60 percent of the Company’s residential mortgage loan balances were adjustable, compared to $166 million or 54 percent a year ago.

The Company’s historical charge-off rates for residential real estate loans have been minimal, with no charge-offs or recoveries for 2006 or 2005. The Company considers residential mortgages less susceptible to adverse effects from a downturn in the real estate market.

Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $190 million and $247 million, respectively, at December 31, 2006, compared to $118 million and $214 million, respectively, a year ago.

Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company’s commercial loan portfolio totaled $128,101,000 at December 31, 2006, compared to $98,653,000 at December 31, 2005.

Second mortgage loans and home equity lines are extended by the Company. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $30,000 or less. Such loans are sometimes made for larger amounts with fixed rates, but balloon payments upon maturity, not exceeding five years.

At December 31, 2006, the Company had commitments to make loans of $420,968,000, compared to $398,183,000 at December 31, 2005 (see “Note P — Contingent Liabilities and Commitments with Off-Balance Sheet Risk”).

Deposits and Borrowings

Total deposits increased $106,799,000 or 6.0 percent to $1,891,018,000 at December 31, 2006, compared to one year earlier. Of this increase in deposits, $237 million was related to deposits from Big Lake. During 2006, certificates of deposit increased $140,577,000 or 32.8 percent to $569,769,000, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $47,413,000 or 5.4 percent to $929,444,000, and noninterest bearing demand deposits decreased $81,191,000 or 17.2 percent to $391,805,000. Of the amounts indicated at December 31, 2006, outstanding balances for Big Lake for certificates of deposit totaled $52 million, lower cost interest bearing deposits totaled $124 million, and noninterest bearing deposits totaled $61 million (approximately one-half in business demand deposits, the remainder in personal demand deposits).

Deposit pricing pressure intensified during the third and fourth quarters of 2006 and combined with the slowdown in Florida housing activity resulted in deposits in the Company’s Treasure Coast and Orlando markets declining year over year. Deposit mix was unfavorably affected as well, with noninterest bearing deposits declining $96.7 million since June 30, 2006. With higher interest rates, disintermediation between lower cost (no cost) products and certificates of deposit has occurred. Local competitors with higher loan to deposit ratios aggressively increased rates for certificates of deposit throughout the third and fourth quarters of 2006, purposefully maintaining necessary funding for their institutions. Seacoast chose to be more cautious with regards to the pricing of its certificates of deposit.

In comparison to 2004, deposits increased $411,753,000 or 30.0 percent in 2005 to $1,784,219,000. Of this increase in deposits, $17.7 million was from a branch acquisition in January 2005 and $304 million was acquired in the Century acquisition. During 2005, CDs increased $70,907,000 or 19.8 percent to $429,192,000, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $212,972,000 or 31.8 percent to $882,031,000, and noninterest bearing demand deposits increased $127,874,000 or 37.1 percent to $472,996,000. Of the amounts indicated at December 31, 2005, outstanding balances for Century for CDs totaled $25 million, lower cost interest bearing deposits totaled $199 million, and noninterest bearing deposits totaled $125 million (predominately business demand deposits of $110 million).

The Company’s expects it will continue to be successful generating deposits by marketing desirable products, in particular its array of money market and NOW product offerings. The Company’s entrance into new markets, including Palm Beach County, the Orlando market (through Century), and central Florida (through Big Lake) provide an opportunity to enhance overall deposit growth, including lower cost interest bearing deposits.

Repurchase agreement balances increased over the past twelve months by $45,690,000 or 47.2 percent to $142,476,000 at December 31, 2006. In comparison, repurchase agreements increased $9,867,000 or 11.4 percent to $96,786,000 during 2005. Repurchase agreements are offered by the Company’s subsidiary bank to select customers who wish to sweep excess balances on a daily basis for investment purposes. The number of sweep repurchase accounts increased from 136 a year ago to 202 at December 31, 2006.

Federal funds purchased outstanding at December 31, 2006 totaled $64 million, versus last year when no federal funds purchased were outstanding. The Company utilizes federal funds during periods of temporary gaps between loan funding/repayments and deposit growth. The Company expects to receive investment maturities in the first 6 months of 2007 in excess of $80 million and for loan growth to range between 8-10%.

The Company’s subordinated debt remained the same year over year, totaling $41,238,000 at December 31, 2006 and 2005. Other borrowed funds decreased $18,963,000 or 41.7 percent to $26,522,000 at December 31, 2006. A $25.0 million FHLB adjustable rate borrowing originated on January 30, 2003 matured on January 30, 2006. In addition, the parent company added $12.0 million in funding through a term loan (see Note I-Borrowings) and no longer has the $6.0 million outstanding on its unsecured revolving line of credit from year-end 2005.

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

At December 31, 2006, the Company had $313,983,000 or 70.7 percent of securities designated available for sale, compared to $392,952,000 or 72.4 percent at December 31, 2005. Securities held to maturity were carried at an amortized cost of $129,958,000, representing 29.3 percent of total securities, versus $150,072,000 or 27.6 percent a year ago. The Company’s total securities portfolio decreased $99,083,000 or 18.2 percent year over year. Maturities of securities of $151.1 million, sales of $112.4 million and purchases totaling $92.6 million were transacted over the last twelve months.

At December 31, 2005, the Company’s total securities portfolio decreased $44,993,000 or 7.7 percent year over year from 2004. Maturities of securities of $214.9 million, sales of $51.0 million and purchases totaling $145.3 million were transacted during 2005.

Federal funds sold and interest bearing deposits have declined since year-end 2005, partially due to lower deposit balances related to a slowing in the residential real estate market and to fund loan growth during 2006. Most of the sales activity during 2005 and 2006 was related to securities acquired from Century and Big Lake, with adjustments to fair value as a result of purchase accounting allowing the Company to reposition the securities. Prospectively, the investment portfolio is expected to continue to provide needed liquidity to fund expected growth in the loan portfolio.

Management controls the Company’s interest rate risk by maintaining a low average duration for the securities portfolio through the acquisition of securities returning principal monthly that can be reinvested. The estimated average life of the investment portfolio at December 31, 2006 was 2.7 years, slightly higher than a year ago when the average life was 2.1 years.

At December 31, 2006, unrealized net securities losses totaled $6,042,000, compared to net losses of $8,663,000 at December 31, 2005. Consensus market perception is that the Federal Reserve will pause on interest rate increases prospectively, at least in the short-term. A shifting Treasury yield curve has affected the market value of the Company’s securities portfolio since the Federal Reserve began increasing interest rates in mid-2004.

Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets.

Fourth Quarter Review

While earnings for the entire year improved, results for the last two quarters were affected by a more challenging interest rate environment and deposit declines as a result of the slowdown in Florida housing activity and intensified deposit competition that emerged during the second half of 2006. Fourth quarter net income was $5.7 million or $0.30 diluted earnings per share, compared to $5.9 million or $0.31 diluted earnings per share in the third quarter of 2006 and $5.8 million or $0.34 diluted earnings per share in the fourth quarter of 2005. Returns on average assets and equity were 0.95 percent and 10.57 percent for the fourth quarter of 2006, compared to 0.99 percent and 11.03 percent in the third quarter of 2006, and 1.10 percent and 14.96 percent in the fourth quarter of 2005.

Earnings for the fourth quarter of 2006 were impacted by a substantial increase in the provision for loan losses. During the quarter, the Company undertook a comprehensive review of all large credits, primarily construction loans. While no losses or impaired loans were identified, the change in market condition was partially responsible for an increased provision in the fourth quarter totaling $2,250,000, compared to $330,000 a year ago and $475,000 in the third quarter of 2006. Also affecting the quarter, the specific loan loss allowance for a loan placed on nonaccrual in the third quarter, totaling $8.0 million and secured by new and used boats, was increased from $280,000 to $1.1 million after the borrower sought bankruptcy protection in December, 2006.

Net interest income on a fully tax equivalent basis for the fourth quarter of 2006 was $21,846,000, $1,298,000 or 5.6 percent lower than for the third quarter of 2006 and $1,784,000 or 8.9 percent higher than a year ago for the same quarter. The net interest margin for the fourth quarter was 3.95 percent, a decrease from the 4.04 percent achieved in last year’s fourth quarter and a 27 basis point decrease from the 4.22 percent in the third quarter of 2006. The decline in net interest margin resulted from a continued shift in deposit mix from lower cost deposits to higher cost certificates of deposit, a result of an inverted yield curve, increased deposit competition, and from seasonal increases in public fund customer balances that result in spreads of less than 1.0 percent. The cost interest bearing deposits increased to 3.25 percent from 2.95 percent in the third quarter and 2.05 percent in the fourth quarter a year ago. Average noninterest bearing deposit balances declined $23.6 million and average low cost NOW, savings and money market balances declined 34.6 million, compared to the third quarter of 2006, while higher cost average certificates of deposit increased $28.9 million. The pressure on the net interest margin, and net interest income, are likely to carryover into 2007, although more modestly than in the second half of 2006, provided loan growth targets are achieved. The Company is reviewing balance sheet strategies to lessen the margin impact of a continued inverted yield curve.

Average loans outstanding increased 35.9 percent for the fourth quarter of 2006, compared to the same quarter last year. This growth resulted from strong growth in the Company’s markets and the acquisition completed in the second quarter of 2006. The impact of a slower housing market is impacting the Company’s loan pipelines and it is believed the slower loan growth will result for 2007. The Company’s expansion into Palm Beach and Brevard County and its acquisitions over the past two years has allowed for greater loan opportunities and the Company expects loan growth to range in high single digits in 2007. The recent acquisition of the Company’s two largest competitors by a large out of state competitor and the associated problems likely to result from integration and re-branding in early 2007 could improve the Company’s prospects for loan and deposit growth in 2007.

Noninterest income, excluding securities gains and losses and the gain on sale of a partnership interest of $1.1 million, increased 12.4 percent in the fourth quarter of 2006 when compared to the same quarter a year ago. Increased revenue from debit card interchange fees of $149,000, merchant income of $94,000, trust and investment management fees of $20,000, as well as increased fees from service charges on deposit accounts of $548,000 (primarily due to the addition of Big Lake), contributed to the increase. For the fourth quarter of 2006, noninterest income related to mortgage loan production was higher by $47,000, but volumes are more challenging to obtain and more production with adjustable rates is being retained in the loan portfolio. Over the long term, the Company expects fees from wealth management services will grow at a rate of approximately 10 percent per year.

Noninterest expenses declined $714,000 or 3.8 percent from the third quarter of 2006, as a result of lower incentive expense based on the decline in the rate of earnings growth and the Company’s overall performance compared to expectations. Noninterest expenses for the fourth quarter of 2006 included added spending related to re-branding the subsidiary bank and costs associated with attracting customers of the acquired local competitors totaling approximately $314,000. Noninterest expenses for the fourth quarter of 2006 were $2,435,000 or 15.4 percent greater than for the fourth quarter of 2005.

Table 1 — Condensed Income Statement*

	2006	2005	2004
	(Tax equivalent basis)

Net interest income	3.86%	3.73%	3.72%
Provision for loan losses	0.14	0.07	0.07
Noninterest income
Securities gains (losses)	(0.01)	0.01	—
Other	1.04	1.06	1.30
Noninterest expenses	3.16	3.05	3.32

Income before income taxes	1.59	1.68	1.63
Provision for income taxes including tax equivalent adjustment	0.56	0.61	0.58

Net Income	1.03%	1.07%	1.05%

*	As a Percent of Average Assets

Table 2 — Changes in Average Earning Assets

	Increase/(Decrease)		Increase/(Decrease)
	2006 vs 2005		2005 vs 2004
	(Dollars in thousands)

Securities:
Taxable	$(80,245)	(13.5)%	$56,546	10.5%
Nontaxable	5,447	416.1	(678)	(34.1)
Federal funds sold and other short term investments	(42,065)	(38.4)	90,848	484.2
Loans, net	444,566	39.8	316,458	39.6

TOTAL	$327,703	18.0	$463,174	34.1

Table 3 — Rate/Volume Analysis (on a Tax Equivalent Basis)

	2006 vs 2005			2005 vs 2004
	Due to Change in:			Due to Change in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
	Amount of increase (decrease)

EARNING ASSETS
Securities
Taxable	$(3,177)	$3,358	$181	$1,991	$1,516	$3,507
NonTaxable	386	(44)	342	(52)	(4)	(56)

	(2,791)	3,314	523	1,939	1,512	3,451
Federal funds sold and other short term investments	(1,694)	1,278	(416)	2,211	1,120	3,331
Loans	30,854	10,608	41,462	19,949	4,596	24,545

TOTAL EARNING ASSETS	26,369	15,200	41,569	24,099	7,228	31,327

INTEREST BEARING LIABILITIES
NOW	863	1,492	2,355	228	184	412
Savings deposits	(101)	253	152	23	(1)	22
Money market accounts	1,121	6,461	7,582	2,220	2,444	4,664
Time deposits	4,471	5,190	9,661	1,297	2,769	4,066

	6,354	13,396	19,750	3,768	5,396	9,164
Federal funds purchased and other short term borrowings	1,175	1,731	2,906	234	1,186	1,420
Other borrowings	525	1,391	1,916	768	585	1,353

TOTAL INTEREST BEARING LIABILITIES	8,054	16,518	24,572	4,770	7,167	11,937

NET INTEREST INCOME	$18,315	$(1,318)	$16,997	$19,329	$61	$19,390

(a)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Table 4 — Changes in Average Interest Bearing Liabilities

	Increase/(Decrease)		Increase/(Decrease)
	2006 vs 2005		2005 vs 2004
	(Dollars in thousands)

NOW	$74,945	64.2%	$39,903	51.9%
Savings deposits	(17,267)	(10.4)	4,478	2.8
Money market accounts	57,608	10.6	201,322	59.2
Time deposits	125,127	30.9	48,828	13.7
Federal funds purchased and other short term borrowings	34,073	40.1	12,704	17.6
Other borrowings	9,383	15.8	19,550	49.0

TOTAL	$283,869	20.7	$326,785	31.2

Table 5 — Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates(1)

	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$514,692	$21,933	4.26%	$594,937	$21,752	3.66%	$538,391	$18,245	3.39%
Nontaxable	6,756	442	6.54	1,309	100	7.64	1,987	156	7.85

	521,448	22,375	4.29	596,246	21,852	3.66	540,378	18,401	3.41
Federal funds sold and other short term investments	67,544	3,208	4.75	109,609	3,624	3.31	18,761	293	1.56
Loans(2)	1,560,673	114,498	7.34	1,116,107	73,036	6.54	799,649	48,491	6.06

TOTAL EARNING ASSETS	2,149,665	140,081	6.52	1,821,962	98,512	5.41	1,358,788	67,185	4.94
Allowance for loan losses	(11,624)			(7,957)			(6,389)
Cash and due from banks	74,280			65,146			38,957
Bank premises and equipment	32,573			21,095			17,909
Other assets	69,970			37,115			13,727

	$2,314,864			$1,937,361			$1,422,992

INTEREST BEARING LIABILITIES
NOW	$191,720	3,134	1.63%	$116,775	779	0.67%	$76,872	367	0.48%
Savings deposits	149,324	993	0.66	166,591	841	0.50	162,113	819	0.51
Money market accounts	599,225	15,057	2.51	541,617	7,475	1.38	340,295	2,811	0.83
Time deposits	530,147	21,886	4.13	405,020	12,225	3.02	356,192	8,159	2.29
Federal funds purchased and other short term borrowings	119,045	5,115	4.30	84,972	2,209	2.60	72,268	789	1.09
Other borrowings	68,858	4,602	6.68	59,475	2,686	4.52	39,925	1,333	3.34

TOTAL INTEREST BEARING LIABILITIES	1,658,319	50,787	3.06	1,374,450	26,215	1.91	1,047,665	14,278	1.36
Demand deposits	446,471			415,416			260,229
Other liabilities	12,208			8,620			6,546

	2,116,998			1,798,486			1,314,440
Shareholders’ equity	197,866			138,875			108,552

	$2,314,864			$1,937,361			$1,422,992

Interest expense as % of earning assets			2.36%			1.44%			1.05%
Net interest income/yield on earning assets		$89,294	4.15%		$72,297	3.97%		$52,907	3.89%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

Table 6 — Noninterest Income

	Year Ended			% Change
	2006	2005	2004	06/05	05/04
	(Dollars in thousands)

Service charges on deposit accounts	$6,784	$5,022	$4,479	35.1%	12.1%
Trust fees	2,858	2,573	2,250	11.1	14.4
Mortgage banking fees	1,131	1,810	1,824	(37.5)	(0.8)
Brokerage commissions and fees	3,002	2,562	2,442	17.2	4.9
Marine finance fees	2,709	3,068	2,997	(11.7)	2.4
Debit card income	2,149	1,714	1,344	25.4	27.5
Other deposit based EFT fees	421	417	476	1.0	(12.4)
Merchant income	2,545	2,230	1,962	14.1	13.7
Gain on sale of partnership interest	1,147	—	—	n/m	n/m
Interest rate swap profits (losses)	—	(267)	(701)	(100.0)	61.9
Other	1,514	1,388	1,389	9.1	(0.1)

	24,260	20,517	18,462	18.2	11.1
Securities gains (losses)	(157)	128	44	(222.7)	190.9

TOTAL	$24,103	$20,645	$18,506	16.7	11.6

n/m = not meaningful

Table 7 — NonInterest Expense

	Year Ended			% Change
	2006	2005	2004	06/05	05/04
	(Dollars in thousands)

Salaries and wages	$29,146	$23,783	$19,119	22.5%	24.4%
Employee benefits	7,322	6,313	5,031	16.0	25.5
Outsourced data processing costs	7,443	6,477	5,716	14.9	13.3
Telephone /data lines	1,836	1,357	1,167	35.3	16.3
Occupancy	7,435	5,126	4,229	45.0	21.2
Furniture and equipment	2,523	2,121	1,919	19.0	10.5
Marketing	4,359	3,194	2,465	36.5	29.6
Legal and professional fees	2,792	2,595	1,843	7.6	40.8
FDIC assessments	325	225	171	44.4	31.6
Amortization of intangibles	1,063	533	—	99.4	n/m
Other	8,801	7,376	5,621	19.3	31.2

TOTAL	$73,045	$59,100	$47,281	23.6	25.0

n/m = not meaningful

Table 8 — Capital Resources

	December 31
	2006	2005	2004
	(Dollars in thousands)

TIER 1 CAPITAL
Common Stock	$1,899	$1,710	$1,710
Additional paid in capital	88,380	42,900	23,617
Retained earnings	124,811	112,182	101,501
Treasury stock	(310)	(218)	(16,172)
Qualifying trust preferred securities	40,000	40,000	—
Intangibles	(57,299)	(33,908)	(2,650)
Other	58	—	—

TOTAL TIER 1 CAPITAL	197,539	162,666	108,006
TIER 2 CAPITAL
Allowance for loan losses, as limited	15,039	9,124	6,598

TOTAL TIER 2 CAPITAL	15,039	9,124	6,598

TOTAL RISK-BASED CAPITAL	$212,578	$171,790	$114,604

Risk weighted assets	$1,816,705	$1,460,924	$1,041,840

Tier 1 risk based capital ratio	10.87%	11.13%	10.36%
Total risk based capital ratio	11.70	11.76	10.99
Regulatory minium	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	8.53	7.86	7.10
Regulatory minium	4.00	4.00	4.00
Shareholder’s equity to assets	8.89	7.16	6.70
Average shareholders’ equity to average total assets	8.55	7.17	7.63

Table 9 — Loans Outstanding

	December 31
	2006	2005	2004
	(In thousands)

Construction and land development	$571,133	$427,216	$252,329
Real estate mortgage
Residential real estate
Adjustable	277,649	166,494	110,934
Fixed rate	87,883	73,675	61,574
Home equity mortgages	95,923	67,034	60,090
Home equity lines	50,920	41,721	14,337

	512,375	348,924	246,935
Commercial real estate	437,449	331,953	251,757

	949,824	680,877	498,692
Commercial and financial	128,101	98,653	66,240
Installment loans to individuals
Automobiles and trucks	22,260	18,029	29,789
Marine loans	32,531	39,682	38,287
Other	28,637	25,231	13,755

	83,428	82,942	81,831
Other loans	625	307	455

TOTAL	$1,733,111	$1,289,995	$899,547

Table 10 — Loan Maturity Distribution

	December 31, 2006
	Commercial,	Construction
	Financial &	and Land
	Agricultural	Development	Total
	(In thousands)

In one year or less	$55,026	$317,732	$372,758
After one year but within five years:
Interest rates are floating or adjustable	12,690	136,689	149,379
Interest rates are fixed	24,902	86,721	111,623
In five years or more:
Interest rates are floating or adjustable	13,485	22,415	35,900
Interest rates are fixed	21,998	7,576	29,574

TOTAL	$128,101	$571,133	$699,234

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31
		% of		% of
	2006	Total	2005	Total
	(Dollars in thousands)

Maturity Group:
Under 3 Months	$97,567	39.9%	$53,665	31.1%
3 to 6 Months	70,677	28.9	37,701	21.8
6 to 12 Months	64,730	26.5	47,783	27.7
Over 12 Months	11,544	4.7	33,559	19.4

TOTAL	$244,518	100.0%	$172,708	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Beginning balance	$9,006	$6,598	$6,160	$6,826	$7,034
Provision for loan losses	3,285	1,317	1,000	—	—
Carryover of allowance for loan losses	2,518	1,225	—	—	—
Charge offs:
Commercial and financial	16	254	591	646	152
Consumer	295	161	162	320	371
Commercial real estate	—	—	—	78	6
Residential real estate	—	—	—	9	2

TOTAL CHARGE OFFS	311	415	753	1,053	531
Recoveries:
Commercial and financial	161	125	41	77	36
Consumer	256	151	135	192	261
Commercial real estate	—	5	15	108	2
Residential real estate	—	—	—	10	24

TOTAL RECOVERIES	417	281	191	387	323

Net loan charge offs (recoveries)	(106)	134	562	666	208

ENDING BALANCE	$14,915	$9,006	$6,598	$6,160	$6,826

Loans outstanding at end of year*	$1,733,111	$1,289,995	$899,547	$708,792	$688,161
Ratio of allowance for loan losses to loans outstanding at end of year	0.86%	0.70%	0.73%	0.87%	0.99%
Daily average loans outstanding*	$1,560,673	$1,116,107	$799,649	$678,339	$748,936
Ratio of net charge offs (recoveries) to average loans outstanding	(0.01)%	0.01%	0.07%	0.10%	0.03%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

	December 31
	2006	2005	2004	2003	2002
	(Dollars in thousands)

ALLOCATION BY LOAN TYPE
Commercial and financial loans	$3,199	$1,794	$1,339	$786	$850
Real estate loans	11,073	6,328	4,395	4,353	4,745
Installment loans	643	884	864	1,021	1,231

TOTAL	$14,915	$9,006	$6,598	$6,160	$6,826

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial and financial loans	7.4%	7.7%	7.4%	6.6%	5.9%
Real estate loans	87.8	85.9	83.5	81.5	80.8
Installment loans	4.8	6.4	9.1	11.9	13.3

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

Table 14 — Nonperforming Assets

	December 31
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Nonaccrual loans (1)	$12,465	$372	$1,447	$1,091	$2,241
Other real estate owned	—	—	—	1,954	8

TOTAL NONPERFORMING ASSETS	$12,465	$372	$1,447	$3,045	$2,249

Amount of loans outstanding at end of year (2)	$1,733,111	$1,289,995	$899,547	$708,792	$688,161
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	0.72%	0.03%	0.16%	0.43%	0.33%
Accruing loans past due 90 days or more	$64	$465	$32	$8	$—

(1)	Interest income that could have been recorded during 2006 and 2005 related to nonaccrual loans was $371,000 and $42,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

Table 15 — Securities Available For Sale

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
		(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2006	$95,003	$94,676	$21	$(348)
2005	71,955	71,189	—	(766)
Mortgage-backed securities of Government Sponsored Entities
2006	11,393	11,340	—	(53)
2005	2,073	2,083	10	—
Collateralized mortgage obligations of Government Sponsored Entities
2006	155,977	153,560	193	(2,610)
2005	234,025	229,748	—	(4,277)
Private collateralized mortgage obligations
2006	50,472	49,761	—	(711)
2005	88,763	88,075	3	(691)
Obligations of state and political subdivisions
2006	2,020	2,049	29	—
2005	—	—	—	—
Other
2006	2,597	2,597	—	—
2005	1,857	1,857	—	—

Total Securities Held For Sale
2006	$317,462	$313,983	$243	$(3,722)
2005	398,673	392,952	13	(5,734)

Table 16 — Securities Held For Investment

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
		(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2006	$—	$—	$—	$—
2005	5,000	4,934	—	(66)
Mortgage-backed securities of Government Sponsored Entities
2006	—	—	—	—
2005	1,005	1,052	47	—
Collateralized mortgage obligations of Government Sponsored Entities
2006	72,398	70,821	46	(1,623)
2005	85,891	83,871	26	(2,046)
Private collateralized mortgage obligations
2006	51,189	50,138	—	(1,051)
2005	56,981	56,031	—	(950)
Obligations of states and political subdivisions
2006	6,371	6,436	67	(2)
2005	1,195	1,242	47	—

Total Securities Held For Investment
2006	$129,958	$127,395	$113	$(2,676)
2005	150,072	147,130	120	(3,062)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2006
					No		Average
	1 Year	1-5	5-10	After 10	Contractual		Maturity
	or Less	Years	Years	Years	Maturity	Total	in Years
			(Dollars in thousands)

AMORTIZED COST
Collateralized mortgage obligations of Government Sponsored Entities	$8,791	$63,607	—	—	—	$72,398	2.16
Private collateralized mortgage obligations	—	51,189	—	—	—	51,189	3.84
Obligations of state and political subdivisions	197	312	$3,056	$2,806	$—	6,371	9.06

Total Securities Held For Investment	$8,988	$115,108	$3,056	$2,806	$—	$129,958	3.16

FAIR VALUE
Collateralized mortgage obligations of Government Sponsored Entities	$8,710	$62,111	—	—	—	$70,821
Private collateralized mortgage obligations	—	50,138	—	—	—	50,138
Obligations of state and political subdivisions	199	311	$3,091	$2,835	$—	6,436

Total Securities Held For Investment	$8,909	$112,560	$3,091	$2,835	$—	$127,395

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of Government Sponsored Entities	4.18%	4.04%	—	—	—	4.06%
Private collateralized mortgage obligations	—	4.91%	—	—	—	4.91%
Obligations of state and political subdivisions	8.59%	7.04%	7.19%	6.70%	—	7.01%
Total Securities Held For Investment	4.27%	4.43%	7.19%	6.70%	—	4.54%

Table 18 — Maturity Distribution of Securities Available For Sale

	December 31, 2006
					No		Average
	1 Year	1-5	5-10	After 10	Contractual		Maturity
	or Less	Years	Years	Years	Maturity	Total	in Years
			(Dollars in thousands)

AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$63,463	$31,540	—	—	—	$95,003	1.02
Mortgage-backed securities of Government Sponsored Entities	—	11,393	—	—	—	11,393	4.97
Collateralized mortgage obligations of Government Sponsored Entities	31,093	108,674	$16,210	—	—	155,977	2.57
Private collateralized mortgage obligations	4,120	32,050	14,302	—	—	50,472	3.73
Obligations of state and political subdivisions	—	—	—	$2,020	—	2,020	12.31
Other	—	—	—	—	$2,597	2,597	*

Total Securities Held For Sale	$98,676	$183,657	$30,512	$2,020	$2,597	$317,462	2.44

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$63,133	$31,543	—	—	—	$94,676
Mortgage-backed securities of Government Sponsored Entities	—	11,340	—	—	—	11,340
Collateralized mortgage obligations of Government Sponsored Entities	30,694	106,569	$16,297	—	—	153,560
Private collateralized mortgage obligations	4,101	31,533	14,127	—	—	49,761
Obligations of state and political subdivisions	—	—	—	$2,049	—	2,049
Other	—	—	—	—	$2,597	2,597

Total Securities Held For Sale	$97,928	$180,985	$30,424	$2,049	$2,597	$313,983

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	4.05%	5.08%	—	—	—	4.39%
Mortgage-backed securities of Government Sponsored Entities	—	5.49%	—	—	—	5.49%
Collateralized mortgage obligations of Government Sponsored Entities	3.16%	4.27%	5.59%	—	—	4.19%
Private collateralized mortgage obligations	3.98%	4.50%	5.77%	—	—	4.82%
Obligations of state and political subdivisions	—	—	—	6.75%	—	6.75%
Other	—	—	—	—	5.07%	5.07%
Total Securities Held For Sale	3.77%	4.53%	5.68%	6.75%	5.07%	4.42%

*	Other Securities excluded from calculated average for total securities

Table 19 — Interest Rate Sensitivity Analysis (1)

	December 31, 2006
	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
		(Dollars in thousands)

Federal funds sold and interest bearing deposits	$2,412	$—	$—	$—	$2,412
Securities(2)	69,123	127,757	186,236	64,304	447,420
Loans(3)	793,131	240,158	552,728	140,517	1,726,534

Earning assets	864,666	367,915	738,964	204,821	2,176,366
Savings deposits(4)	929,444	—	—	—	929,444
Certificates of deposit	214,650	314,522	40,547	50	569,769
Borrowings	259,714	—	14,522	—	274,236

Interest bearing liabilities	1,403,808	314,522	55,069	50	1,773,449

Interest rate swaps	(14,522)	—	14,522	—	—

Interest sensitivity gap	$(553,664)	$53,393	$698,417	$204,771	$402,917

Cumulative gap	$(553,664)	$(500,271)	$198,146	$402,917

Cumulative gap to total earning assets(%)	(25.4)	(23.0)	9.1	18.5
Earning assets to interest bearing liabilities(%)	61.6	117.0	1,341.9	N/M

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $233,589) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($320,075) indicating 14.7% of earning assets and 73.9% of earning assets to interest bearing liabilities for the “0-3 months” category.

N/M Not meaningful

SELECTED QUARTERLY INFORMATION

Consolidated Quarterly Average Balance, Yields and Rates(1)

	2006 Quarters
	Fourth		Third		Second		First
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
				(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$462,628	4.37%	$493,810	4.35%	$567,572	4.31%	$535,790	4.03%
Nontaxable	8,409	6.47	8,654	6.61	8,666	6.42	1,195	7.70

TOTAL SECURITIES	471,037	4.40	502,464	4.39	576,238	4.34	536,985	4.04
Federal funds sold and other short term investments	24,872	5.33	38,832	5.32	86,260	4.73	121,592	4.45
Loans(2)	1,698,552	7.40	1,634,263	7.47	1,586,597	7.33	1,318,291	7.08

TOTAL EARNING ASSETS	2,194,461	6.73	2,175,559	6.71	2,249,095	6.47	1,976,868	6.11
Allowance for loan losses	(12,842)		(12,363)		(12,059)		(9,184)
Cash and due from banks	76,523		74,680		74,788		71,065
Bank premises and equipment	36,731		37,162		32,771		23,432
Other assets	77,911		75,824		75,088		50,695

	$2,372,784		$2,350,862		$2,419,683		$2,112,876

INTEREST BEARING LIABILITIES
NOW	$198,610	2.10%	$208,948	1.72%	$219,871	1.54%	$138,604	0.97%
Savings deposits	136,410	0.71	149,323	0.69	166,563	0.74	145,094	0.51
Money market accounts	591,740	2.92	603,133	2.76	608,601	2.43	593,403	1.93
Time deposits	581,520	4.57	552,589	4.23	533,577	3.91	451,223	3.68
Federal funds purchased and other short term	154,065	4.68	107,401	4.42	105,140	4.12	109,206	3.80
Other borrowings	67,798	7.06	67,572	7.14	67,533	6.68	72,596	5.90

TOTAL INTEREST BEARING
LIABILITIES	1,730,143	3.52	1,688,966	3.21	1,701,285	2.89	1,510,126	2.55
Demand deposits	415,791		439,379		496,308		434,692
Other liabilities	13,496		11,493		14,535		9,271

TOTAL	2,159,430		2,139,838		2,212,128		1,954,089
Shareholders’ equity	213,354		211,024		207,555		158,787

	$2,372,784		$2,350,862		$2,419,683		$2,112,876

Interest expense as % of earning assets		2.78%		2.49%		2.18%		1.95%
Net interest income as % of earning assets		3.95		4.22		4.29		4.16

(1)	The tax equivalent adjustment is based on a 35% tax rate. All yields/rates are calculated on an annualized basis.

(2)	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

2005 Quarters
Fourth		Third		Second		First
Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
			(Dollars in thousands)

$567,382	3.86%	$603,477	3.71%	$633,258	3.60%	$575,626	3.45%
1,196	7.69	1,196	7.36	1,423	7.59	1,423	7.87

568,578	3.87	604,673	3.71	634,681	3.61	577,049	3.46

154,144	3.94	107,000	3.33	106,756	2.91	69,637	2.45
1,249,461	6.85	1,175,992	6.61	1,091,628	6.38	943,326	6.24

1,972,183	5.76	1,887,665	5.48	1,833,065	5.22	1,590,012	5.08

(8,800)		(8,490)		(7,778)		(6,733)

70,150		67,683		63,988		58,608

21,674		21,397		21,008		20,283
48,771		49,266		34,796		15,125

$2,103,978		$2,017,521		$1,945,079		$1,677,295

$137,457	0.89%	$125,211	0.67%	$105,678	0.57%	$98,230	0.46%
152,807	0.51	163,675	0.51	171,715	0.50	178,482	0.50

589,275	1.68	585,395	1.45	553,134	1.25	436,504	1.03
449,657	3.41	406,813	3.07	393,308	2.85	369,402	2.65

94,719	3.25	79,167	2.72	81,178	2.36	84,777	1.97
72,504	5.02	64,386	4.57	60,505	4.27	40,094	3.87

1,496,419	2.27	1,424,647	1.95	1,365,518	1.76	1,207,489	1.56
442,534		431,476		434,777		351,703
10,344		10,099		8,125		5,846

1,949,297		1,866,222		1,808,420		1,565,038
154,681		151,299		136,659		112,257

$2,103,978		$2,017,521		$1,945,079		$1,677,295

	1.72%		1.47%		1.31%		1.19%

	4.04		4.01		3.91		3.90

SELECTED QUARTERLY INFORMATION

QUARTERLY CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	2006 Quarters				2005 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)

Net interest income:
Interest income	$37,147	$36,714	$36,208	$29,758	$28,592	$26,067	$23,847	$19,894
Interest expense	15,366	13,666	12,246	9,509	8,555	7,002	6,008	4,650

Net interest income	21,781	23,048	23,962	20,249	20,037	19,065	17,839	15,244
Provision for loan losses	2,250	475	280	280	330	280	269	438

Net interest income after provision for loan losses	19,531	22,573	23,682	19,969	19,707	18,785	17,570	14,806
Noninterest income:
Service charges on deposit accounts	1,875	1,866	1,801	1,242	1,327	1,356	1,246	1,093
Trust fees	654	691	801	712	605	701	684	583
Mortgage banking fees	337	254	331	209	290	525	425	570
Brokerage commissions and fees	598	586	1,042	776	627	567	634	734
Marine finance fees	570	478	868	793	806	728	836	698
Debit card income	565	563	558	463	416	441	441	416
Other deposit based EFT fees	114	108	102	97	94	93	109	121
Merchant income	624	623	619	679	530	525	605	570
Other income	382	402	397	333	394	343	359	292
Interest rate swap profit (losses)	—	—	—	—	—	—	249	(516)
Gain on sale of partnership interest	1,147	—	—	—	—	—	—	—
Securities gains (losses)	(73)	2	(97)	11	50	34	41	3

Total noninterest income	6,793	5,573	6,422	5,315	5,139	5,313	5,629	4,564
Noninterest expenses:
Salaries and wages	6,479	7,805	8,443	6,419	6,730	6,123	5,640	5,290
Employee benefits	1,699	2,054	1,769	1,800	1,575	1,807	1,499	1,432
Outsourced data processing costs	1,768	1,746	2,180	1,749	1,609	1,629	1,680	1,559
Telephone/data lines	497	506	474	359	351	352	334	320
Occupancy	1,893	1,947	2,062	1,533	1,388	1,346	1,244	1,148
Furniture and equipment	689	707	591	536	525	561	520	515
Marketing	1,564	952	926	917	689	776	853	876
Legal and professional fees	863	693	699	537	765	650	639	541
FDIC assessments	121	66	79	59	56	65	60	44
Amortization of intangibles	315	315	321	119	119	181	222	11
Other	2,285	2,096	2,332	2,081	1,931	1,918	1,951	1,576

Total noninterest expenses	18,173	18,887	19,876	16,109	15,738	15,408	14,642	13,312

Income before income taxes	8,151	9,259	10,228	9,175	9,108	8,690	8,557	6,058
Provision for income taxes	2,466	3,390	3,794	3,309	3,275	3,125	3,082	2,172

Net income	$5,685	$5,869	$6,434	$5,866	$5,833	$5,565	$5,475	$3,886

PER COMMON SHARE DATA
Net income diluted	$0.30	$0.31	$0.34	$0.34	$0.34	$0.32	$0.33	$0.25
Net income basic	0.30	0.31	0.34	0.35	0.35	0.33	0.33	0.25
Cash dividends declared:
Common stock	0.16	0.15	0.15	0.15	0.15	0.15	0.14	0.14
Market price common stock:
Low close	23.98	26.61	25.12	23.25	21.61	19.91	18.03	19.30
High close	29.72	31.68	29.60	29.11	25.07	25.62	20.59	22.58
Bid price at end of period	24.80	30.20	26.63	29.11	22.95	23.43	19.69	19.68

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2006, the Company’s internal control over financial reporting was effective based on criteria established in “Internal Control — Integrated Framework”. KPMG LLP, an independent registered public accounting firm, has audited management’s assessment of the Company’s internal control over financial reporting as of December 31, 2006, and their report is included herein.

Dennis S. Hudson III
Chairman and Chief Executive
Officer

William R. Hahl
Executive Vice President
and Chief Financial Officer

March 9, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited management’s assessment, included in the accompanying Report of Management’s Assessment of Internal Control over Financial Reporting, that Seacoast Banking Corporation of Florida and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 9, 2007, expressed an unqualified opinion on those consolidated financial statements.

Miami, Florida
March 9, 2007
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note J to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2007, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Miami, Florida
March 9, 2007
Certified Public Accountants

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31
	2006	2005	2004
	(Dollars in thousands, except share data)

INTEREST INCOME
Interest on securities
Taxable	$21,933	$21,752	$18,245
Nontaxable	298	66	103
Interest and fees on loans	114,388	72,958	48,411
Interest on federal funds sold and interest bearing deposits	3,208	3,624	293

Total interest income	139,827	98,400	67,052
INTEREST EXPENSE
Interest on savings deposits	19,184	9,095	3,997
Interest on time certificates	21,886	12,225	8,159
Interest on short term borrowings	5,115	2,209	789
Interest on subordinated debt	2,685	867	—
Interest on other borrowings	1,917	1,819	1,333

Total interest expense	50,787	26,215	14,278

NET INTEREST INCOME	89,040	72,185	52,774
Provision for loan losses	3,285	1,317	1,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	85,755	70,868	51,774
NONINTEREST INCOME
Securities gains (losses)	(157)	128	44
Other	24,260	20,517	18,462

Total noninterest income	24,103	20,645	18,506
NONINTEREST EXPENSE	73,045	59,100	47,281

INCOME BEFORE INCOME TAXES	36,813	32,413	22,999
Provision for income taxes	12,959	11,654	8,077

NET INCOME	$23,854	$20,759	$14,922

SHARE DATA
Net income per share of common stock
Diluted	$1.28	$1.24	$0.95
Basic	1.30	1.27	0.97

Average shares outstanding
Diluted	18,671,752	16,749,386	15,745,445
Basic	18,305,258	16,361,196	15,335,731

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2006	2005
	(Dollars in thousands, except share data)

ASSETS
Cash and due from banks	$89,803	$67,373
Federal funds sold and interest bearing deposits	2,412	153,120

Total cash and cash equivalents	92,215	220,493
Securities available for sale (at fair value)	313,983	392,952
Securities held for investment (fair values:
2006 — $127,395 and 2005 — $147,130)	129,958	150,072

Total securities	443,941	543,024
Loans held for sale	5,888	2,440
Loans, net of unearned income ($2,163 in 2006 and $887 in 2005)	1,733,111	1,289,995
Less: Allowance for loan losses	(14,915)	(9,006)

Net loans	1,718,196	1,280,989
Bank premises and equipment, net	37,070	22,218
Goodwill and other intangible assets	57,299	33,901
Other assets	34,826	29,109

TOTAL ASSETS	$2,389,435	$2,132,174

LIABILITIES
Demand deposits (noninterest bearing)	$391,805	$472,996
Savings deposits	929,444	882,031
Other time deposits	325,251	256,484
Time certificates of $100,000 or more	244,518	172,708

Total deposits	1,891,018	1,784,219
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	206,476	96,786
Borrowed funds	26,522	45,485
Subordinated debt	41,238	41,238
Other liabilities	11,756	11,726

	2,177,010	1,979,454
Commitments and Contingencies (Notes K and P)

SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share — authorized 4,000,000 shares, none issued or outstanding	—	—
Common stock, par value $.10 per share authorized 22,000,000 shares, issued 18,990,327 and outstanding 18,974,295 shares in 2006 and authorized 22,000,000 shares, issued 17,103,650 and outstanding 17,084,315 shares in 2005	1,899	1,710
Additional paid-in capital	88,380	42,900
Retained earnings	124,811	112,182
Less: Treasury stock (16,032 shares in 2006 and 19,335 shares in 2005), at cost	(310)	(218)

	214,780	156,574
Accumulated other comprehensive loss, net	(2,355)	(3,854)

TOTAL SHAREHOLDERS’ EQUITY	212,425	152,720

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,389,435	$2,132,174

See notes to consolidated financial statement.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2006	2005	2004
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$136,952	$98,369	$69,793
Fees and commissions received	23,110	20,810	19,180
Interest paid	(50,300)	(25,754)	(14,201)
Cash paid to suppliers and employees	(71,624)	(56,097)	(43,269)
Income taxes paid	(13,886)	(12,305)	(8,794)
Trading securities activity	—	—	7,365
Origination of loans designated held for sale	(200,060)	(257,405)	(230,879)
Sale of loans designated held for sale	196,612	257,311	233,936
Net change in other assets	(1,903)	(1,074)	(644)

Net cash provided by operating activities	18,901	23,855	32,487
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	125,392	166,261	85,093
Maturities of securities held available for investment	25,730	48,675	47,170
Proceeds from sale of securities available for sale	112,420	50,974	135,994
Purchases of securities available for sale	(92,627)	(143,339)	(251,080)
Purchases of securities held for investment	—	—	(54,933)
Net new loans and principal payments	(240,763)	(281,057)	(191,625)
Proceeds from the sale of other real estate owned	151	—	2,012
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	4,915	—	704
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(6,329)	(1,987)	(2,185)
Additions to bank premises and equipment	(6,991)	(3,601)	(4,004)
Proceeds from sale of partnership interest	1,302	—	—
Purchase of Century and Big Lake, net of cash and cash equivalents acquired	48,622	121,046	—
Purchase of branch, net of cash acquired	—	13,538	—

Net cash used in investing activities	(28,178)	(29,490)	(232,854)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(194,091)	89,491	243,026
Net increase in federal funds purchased and repurchase agreements	103,555	8,009	12,761
Increase (decrease) in borrowings and subordinated debt	(19,000)	47,238	—
Stock based employee benefit plans	1,760	1,324	(2,625)
Dividends paid	(11,225)	(9,612)	(8,300)

Net cash provided by (used in) financing activities	(119,001)	136,450	244,862

Net increase (decrease) in cash and cash equivalents	(128,278)	130,815	44,495
Cash and cash equivalents at beginning of year	220,493	89,678	45,183

Cash and cash equivalents at end of year	$92,215	$220,493	$89,678

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

						Accumulated
						Other
	Common Stock		Paid-in	Retained	Treasury	Comprehensive
(Dollars in thousands, except share amounts)	Shares	Amount	Capital	Earnings	Stock	Income, Net	Total

BALANCE AT DECEMBER 31, 2003	15,504	$1,710	$24,964	$95,336	$(15,350)	$(2,576)	$104,084
Comprehensive Income:
Net income	—	—	—	14,922	—	—	14,922
Net unrealized gain on securities	—	—	—	—	—	16	16
Net reclassification adjustment	—	—	—	—	—	(145)	(145)
Net unrealized gain on cash flow interest rate swap	—	—	—	—	—	261	261

Comprehensive income	—	—	—	—	—	—	15,054
Cash dividends at $0.54 per share	—	—	—	(8,300)	—	—	(8,300)
Treasury stock acquired	(210)	—	—	—	(4,057)	—	(4,057)
SFAS No. 123R expense	—	—	78	(78)	—	—	—
Common stock issued for stock based employee benefit plans	174	—	(1,347)	(457)	3,235	—	1,431

BALANCE AT DECEMBER 31, 2004	15,468	1,710	23,695	101,423	(16,172)	(2,444)	108,212
Comprehensive Income:
Net income	—	—	—	20,759	—	—	20,759
Net unrealized loss on securities	—	—	—	—	—	(1,430)	(1,430)
Net unrealized gain on cash flow interest rate swap	—	—	—	—	—	20	20

Comprehensive income	—	—	—	—	—	—	19,349
Cash dividends at $0.58 per share	—	—	—	(9,612)	—	—	(9,612)
Treasury stock acquired	(1)	—	—	—	(33)	—	(33)
SFAS No. 123R expense	—	—	153	(153)	—	—	—
Common stock issued for stock based employee benefit plans	119	—	(74)	(235)	1,666	—	—
Common stock issued for the acquisition of Century National Bank	1,498	—	19,126	—	14,321	—	33,447

BALANCE AT DECEMBER 31, 2005	17,084	1,710	42,900	112,182	(218)	(3,854)	152,720
Comprehensive Income:
Net income	—	—	—	23,854	—	—	23,854
Net unrealized gain on securities	—	—	—	—	—	1,294	1,294
Net reclassification adjustment	—	—	—	—	—	217	217
Net unrealized gain on cash flow interest rate swap	—	—	—	—	—	(12)	(12)

Comprehensive income	—	—	—	—	—	—	25,353
Cash dividends at $0.61 per share	—	—	—	(11,225)	—	—	(11,225)
Treasury stock acquired	(12)	—	—	—	(298)	—	(298)
SFAS No. 123R expense	—	—	332	—	—	—	332
Cash paid to dissenting shareholders of Century National Bank	(5)	(1)	(108)	—	—	—	(109)
Common stock issued for stock based employee benefit plans	132	12	1,839	—	206	—	2,057
Common stock issued for the acquisition of Big Lake National Bank	1,775	178	43,417	—	—	—	43,595

BALANCE AT DECEMBER 31, 2006	18,974	$1,899	$88,380	$124,811	$(310)	$(2,355)	$212,425

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A  Significant Accounting Policies

General:  The Company is a single segment bank holding company with one operating subsidiary bank, Seacoast National Bank. The bank’s service area includes Okeechobee, Highlands, Hendry, Hardee, Glades, DeSoto, Palm Beach, Martin, St. Lucie, Brevard, Indian River, Orange and Seminole counties, which are located in central and southeast Florida. The bank operates 43 full service branches within their markets.

The consolidated financial statements include the accounts of the Parent Company and all its majority-owned subsidiaries including FNB RE Services, Inc., a real estate investment trust, but exclude two trusts created for the issuance of trust preferred securities in 2005. In consolidation, all significant intercompany accounts and transactions are eliminated.

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries.

Cash and Cash Equivalents:  Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Cash and cash equivalents have original maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

Securities Purchased and Sold Agreements:  Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The fair value of securities purchased and sold is monitored and collateral is obtained from or returned to the counterparty when appropriate.

Use of Estimates:  The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses. Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, the valuation of investment securities available for sale, contingent liabilities and goodwill. Actual results could differ from those estimates.

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

On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security is impaired on an other-than-temporary basis. Management considers many factors, including the length of time the security has had a fair value less than the cost basis; our intent and ability to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than temporary are written down to fair value with the write-down recorded as a realized loss.

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

For securities which are transferred into held to maturity from available for sale, the unrealized gain or loss at the date of transfer is reported as a component of shareholders’ equity and is amortized over the remaining life as an adjustment of yield using the interest method.

Loans:  Loans are recognized at the principal amount outstanding, net of unearned income and amounts charged off. Unearned income includes discounts, premiums and deferred loan origination fees reduced by loan origination costs. Unearned income on loans is amortized to interest income over the life of the related loan using the effective interest rate method.

Fees received for providing loan commitments and letters of credit that may result in loans are typically deferred and amortized to interest income over the life of the related loan, beginning with the initial borrowing. Fees on commitments and letters of credit are amortized to noninterest income as banking fees and commissions over the commitment period when funding is not expected.

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

Derivatives Used for Risk Management:  The Company may designate a derivative as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge). All derivatives are recorded as other assets or other liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income or in the results of operations, depending on the purpose for which the derivative is held. Derivatives that do not meet the criteria for designation as a hedge at inception, or fail to meet the criteria thereafter, are carried at fair value with unrealized gains and losses recorded in the results of operations.

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

Loans Held for Sale:  Loans held for sale and any related unfunded lending commitments are recorded at the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or market value less costs to sell. At the time of the transfer to loans held for sale, if the market value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Market value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions. At December 31, 2006 market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the market value of the entire relationship including the unfunded lending commitment.

Individual loans or pools of loans are transferred from the loan portfolio to loans held for sale when the intent to hold the loans has changed and there is a plan to sell the loans within a reasonable period of time. Loans held for sale are reviewed quarterly. Subsequent declines or recoveries of previous declines in the market value of loans held for sale are recorded in other fee income in the results of operations. Market value changes occur due to changes in interest rates, the borrower’s credit, the secondary loan market and the market for a borrower’s debt. If an unfunded lending commitment expires before a sale occurs, the reserve associated with the unfunded lending commitment is recognized as a credit to other fee income in the results of operations.

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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets:  Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are subject to impairment tests at least annually. The Company’s goodwill evaluation for the year ended December 31, 2006 indicated that none of the goodwill is impaired. Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed for other than temporary impairment.

Revenue Recognition:  Interest on loans is accrued based upon the principal amount outstanding.

Commissions, and Other Fees:  Revenue is recognized when the earnings process is complete and collectibility is assured. Specifically, brokerage commission fees are recognized in income on a trade-date basis. Asset management fees, measured by assets at a particular time, are accrued as earned. Commission expenses are recorded when the related revenue is recognized. Transaction-related expenses are recognized as incurred.

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments:   The Company has developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect the evaluation of credit risk after careful consideration of all available information. Where appropriate this assessment includes monitoring qualitative and quantitative trends including changes in levels of past due, criticized and nonperforming loans. In developing this assessment, the Company must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may result in an increase or a decrease in the allowance for loan losses.

The allowance for loan losses and reserve for unfunded lending commitments is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. The Company employs a variety of modeling and estimation tools in developing the appropriate allowance for loan losses and reserve for unfunded lending commitments. The allowance for loan losses and reserve for unfunded lending commitments consists of formula-based components for both commercial and consumer loans, allowance for impaired commercial loans and allowance related to additional factors that are believed indicative of current trends and business cycle issues.

The Company monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance for loan losses and reserve for unfunded lending commitments between the various components does not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments is available to absorb credit losses in the loan portfolio. The principal focus is, therefore, on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s bank subsidiary’s allowance for loan losses and reserve for unfunded lending commitments. These agencies may require such subsidiaries to recognize changes to the allowance for loan losses and reserve for unfunded lending commitments based on their judgments about information available to them at the time of their examination.

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

Employee Benefits:  The three stock option plans are accounted for under FASB Statement No. 123R and the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. (See Note J)

For restricted stock awards, which generally vest based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, generally straight-line over five years. Some shares vest based upon the Company achieving certain performance goals and salary amortization expense is based on an estimate of the most likely results on a straight line basis.

Recent Accounting Pronouncements:  FASB INTERPRETATION NO. 48, ACCOUNTING FOR UNCERTAINITY IN INCOME TAXES. The FASB has issued an Interpretation (FIN 48) that will clarify the criteria for recognizing tax benefits under FASB Statement No. 109, Accounting for Income Taxes. The interpretation will require additional financial statement disclosures about certain tax positions. The Interpretation is effective for fiscal years beginning after December 15, 2006. When adopted, the Company believes this Interpretation will not materially impact its consolidated financial position, results of operations or liquidity.

HYBRID FINANCIAL INSTRUMENTS.  SFAS No. 155 amends SFAS No. 133, Accounting for Derivatives and Hedging Activity, and SFAS No. 140. Hybrid financial instruments contain embedded derivative within a single instrument, either a debt or equity host contract. SFAS 155 permits entities the option to record certain hybrid financial instruments at fair value as individual financial instruments, with corresponding changes in value recorded in earnings. Prior to this amendment, certain hybrid financial instruments were required to be separated into two instruments, the derivative and host, and generally only the derivative was recorded at fair value. SFAS 155 also removes an existing exception for evaluating certain interests in securitized assets for embedded derivatives. SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, results of operations, or liquidity.

FAIR VALUE MEASUREMENTS.  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. The statement applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit-price definition of fair value. Although entry prices may be similar to exit prices in some situations, fair value under Statement 157 is based on an exit price that would result from market participants’ behavior. This statement is effective for years beginning after November 15, 2007, and interim periods with those fiscal years. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, results of operations, or liquidity.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits companies to elect to measure certain eligible items at fair value. Subsequent unrealized gains and losses on those items will be reported in earnings. Upfront costs and fees related to those items will be reported in earnings as incurred and not deferred.

SFAS 159 is effective for fiscal years beginning after November 15, 2007. If a company elects to apply the provisions of the statement to eligible items existing at that date, the effect of the remeasurement to fair value will be reported as a cumulative effect adjustment to the opening balance of retained earnings.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Retrospective application will not be permitted. The Company is currently assessing whether it will elect to use the fair value option for any of its eligible items.

FSP AUG AIR-1, ACCOUNTING FOR PLANNED MAJOR MAINTENANCE ACTIVITIES.  This staff position will prohibit Companies from accruing as a liability in annual and interim periods the future costs of periodic major overhauls and maintenance of plant and equipment. Other previously acceptable methods of accounting for planned major overhauls and maintenance will continue to be permitted. The prohibition against accruing future major maintenance costs will affect companies that currently accrue such costs over several fiscal years and companies that accrue such cost over interim-reporting periods within the annual period in which the costs are expected to be incurred. The prohibition applies to entities in all industries for fiscal years beginning after December 15, 2006, and must be retrospectively applied. The adoption of this staff position is not expected to have a material effect on financial condition, the results of operations, or liquidity.

In September 2006, the Emerging Issues Task Force (EITF) reached a final consensus on Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 stipulates that an agreement by the employer to share a portion of the proceeds of a life insurance policy with the employee during the postretirement period is a postretirement benefit arrangement for which a liability must be recorded. The consensus is effective for fiscal years beginning after December 15, 2007. Entities will have the option of applying the provisions of EITF 06-4 as a cumulative effect adjustment to the opening balance of retained earnings or retrospectively to all prior periods. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, results of operations, or liquidity.

Note B  Business Combinations

On November 22, 2005, the Company announced the signing of a definitive merger agreement with Big Lake, and the merger was completed on April 1, 2006. The transaction was one hundred percent stock-based (with the exception of cash paid for fractional shares of common stock) and resulted in the Company issuing 1,775,000 shares of its common stock. Based on the Company’s average of the closing prices for a period beginning two trading days before November 22, 2005 and ending two days after of $24.56, the transaction was valued at $45 million.

The Company entered into this business combination to enhance shareholder value by providing more products and services for customers in existing and key additional markets, by realizing increased economies of scale and having greater potential for growth following the merger.

Under the purchase method of accounting, the assets and liabilities of Big Lake were recorded at their respective fair values as of April 1, 2006, and the results of operations in 2006 include nine months of Big Lake. The fair values are preliminary and subject to refinement as information relative to the fair values as of April 1, 2006, becomes available.

Based on the ending Big Lake tangible equity of $23.6 million, and an aggregate purchase price of $45 million, the merger resulted in total intangible assets of $24.7 million ($22.1 million net of deferred income taxes). Of the total intangible assets, $6.8 million ($4.2 million net of deferred income taxes) was allocated to deposit base intangible, and $17.9 million to goodwill. Amortization expense using the straight line method based on the terminal economic life of 104 months related to core deposit intangible is not deductible for income tax purposes; however, for financial reporting purposes deferred income tax liabilities were recorded. The deferred income tax liabilities will be reflected as an income tax benefit in the results of operations in proportion to and over the amortization period of the related intangible asset.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the assets acquired and liabilities assumed as of the date of acquisition:

April 1, 2006
(In thousands)

Cash and Due From Banks	$11,569
Federal Funds Sold	36,324

Total Cash and Cash Equivalents	47,893
Securities Available for Sale	65,670
Securities Held for Investment	5,427
Loans, Net	201,838
Other Assets	11,072

Total Assets Acquired	$331,900

Total Deposits	$300,882
Securities Sold Under Agreements to Repurchase, Maturing Within 30 Days	6,135
Other Liabilities	1,270

Total Liabilities Assumed	$308,287

The following pro forma financial information for 2006 and 2005 presents the consolidated operations of the Company as if the acquisitions had been made on January 1, 2005. The unaudited pro forma financial information is provided for informational purposes only, should not be construed to be indicative of the Company’s consolidated results of operations had the acquisition been consummated on this earlier date, and does not project the Company’s results of operations for any future period:

	For the Year Ended
	December 31,
	2006	2005
	(Dollars in thousands,
	except for share data)

Net interest income	$92,461	$84,573
Provision for loan losses	3,335	1,589

Net interest income after provision for loan losses	89,126	82,984
Noninterest income	24,818	23,423
Noninterest expense	76,040	69,336

Income before income tax expense	37,904	37,071
Income tax expense	13,342	13,327

Net income	$24,562	$23,744

Net Income Per Common Share
Diluted	$1.29	$1.28
Basic	$1.31	$1.31
Average Common Shares Outstanding
Diluted	19,109,423	18,524,386
Basic	18,742,929	18,136,196

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PRELIMINARY GOODWILL AND OTHER INTANGIBLE ASSETS CREATED BY THE
MERGER

April 1, 2006
(In thousands)

Purchase price less ending tangible stockholders’s equity	$21,377
Fair value purchase accounting adjustments(a):
Financial assets, including securities, loans and loans held for sale	4,087
Other	(3,312)

Total pre-tax fair value purchase accounting adjustments	775
Deferred income taxes	(49)

Total after-tax fair value purchase accounting adjustments	726

Total purchase intangibles	22,103
Deposit base intangible	(6,787)
Deferred income tax	2,619

Preliminary goodwill	$17,935

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjusts assets and liabilities of Big Lake to their respective fair values as of April 1, 2006.

Note C  Cash, Dividend and Loan Restrictions

In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

The Company’s subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was approximately $20,340,000 for 2006 and $21,104,000 for 2005.

Under Federal Reserve regulation, the Company’s subsidiary bank is limited as to the amount it may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2006, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 24 percent of consolidated net assets.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company’s subsidiary bank can distribute $29,774,000 as dividends to the Company as of December 31, 2006, without prior approval of the Comptroller of the Currency.

Note D  Securities

The amortized cost and fair value of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Held for Investment		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
		(In thousands)

Due in less than one year	$197	$199	$63,463	$63,133
Due after one year through five years	312	311	31,540	31,543
Due after five years	5,862	5,926	2,020	2,049

	6,371	6,436	97,023	96,725
Mortgage-backed securities of Government Sponsored Entities	—	—	11,393	11,340
Collateralized mortgage obligations of Government Sponsored Entities	72,398	70,821	155,977	153,560
Private collateralized mortgage obligations	51,189	50,138	50,472	49,761
No contractual maturity	—	—	2,597	2,597

	$129,958	$127,395	$317,462	$313,983

Proceeds from sales of securities during 2006 were $112,420,000 with gross gains of $32,000 and gross losses of $189,000. During 2005, proceeds from sales of securities were $50,974,000 with gross gains of $3,000 and no gross losses. During 2004, proceeds from sales of securities were $135,994,000 with gross gains of $454,000 and gross losses of $410,000.

Securities with a carrying value of $244,382,000 and a fair value of $243,226,000 at December 31, 2006, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public deposits and trust deposits.

	December 31, 2006
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$95,003	$21	$(348)	$94,676
Mortgage-backed securities of Government Sponsored Entities	11,393	—	(53)	11,340
Collateralized mortgage obligations of Government Sponsored Entities	155,977	193	(2,610)	153,560
Private collateralized mortgage obligations	50,472	—	(711)	49,761
Obligations of state and political subdivisions	2,020	29	—	2,049
Other	2,597	—	—	2,597

	$317,462	$243	$(3,722)	$313,983

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of Government Sponsored Entities	$72,398	$46	$(1,623)	70,821
Private collateralized mortgage obligations	51,189	—	(1,051)	50,138
Obligations of state and political subdivisions	6,371	67	(2)	6,436

	$129,958	$113	$(2,676)	$127,395

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2005
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$71,955	$—	$(766)	$71,189
Mortgage-backed securities of Government Sponsored Entities	2,073	10	—	2,083
Collateralized mortgage obligations of Government Sponsored Entities	234,025	—	(4,277)	229,748
Private collateralized mortgage obligations	88,763	3	(691)	88,075
Other	1,857	—	—	1,857

	$398,673	$13	$(5,734)	$392,952

SECURITIES HELD FOR INVESTMENT
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$5,000	$—	$(66)	$4,934
Mortgage-backed securities of Government Sponsored Entities	1,005	47	—	1,052
Collateralized mortgage obligations of Government Sponsored Entities	85,891	26	(2,046)	83,871
Private collateralized mortgage obligations	56,981	—	(950)	56,031
Obligations of state and political subdivisions	1,195	47	—	1,242

	$150,072	$120	$(3,062)	$147,130

All of the Company’s securities which had unrealized losses at December 31, 2006 were obligations of the U.S. Treasury, U.S. Government agencies or AAA rated mortgage related securities. Management expects that all principal will be repaid at a par value at the date of maturity. The fair values of the Company’s securities are based on discounted cash flow models which utilize assumed lives and yields which will vary over economic cycles producing both unrealized losses and gains. The Company has the intent and ability to hold these temporarily impaired securities until fair value is recovered.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
			(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$15,936	$(25)	$44,668	$(323)	$60,604	$(348)
Mortgage-backed securities of Government Sponsored Entities	11,337	(53)	—	—	11,337	(53)
Collateralized mortgage obligations of Government Sponsored Entities	—	—	188,119	(4,233)	188,119	(4,233)
Private collateralized mortgage obligations	14,127	(175)	85,772	(1,587)	99,899	(1,762)
Obligations of state and political subdivisions	1,012	(2)	—	—	1,012	(2)

Total temporarily impaired securities	$42,412	$(255)	$318,559	$(6,143)	$360,971	$(6,398)

The unrealized losses in the U.S. Treasury and U.S. Government agencies and mortgage-backed securities were caused by interest rate increases. Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments are not considered other-than-temporarily impaired.

Note E  Loans

An analysis of loans at December 31 are summarized as follows:

	2006	2005
	(In thousands)

Real estate mortgage	$949,824	$680,877
Construction and land development	571,133	427,216
Commercial and financial	128,101	98,653
Installment loans to individuals	83,428	82,942
Other	625	307

TOTAL	$1,733,111	$1,289,995

One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $11,210,000 and $8,515,000 at December 31, 2006 and 2005, respectively. The acquisition of Big Lake resulted in $6,511,000 in new loans to directors and executive officers as of April 1, 2006. During 2006, $2,773,000 of new loans were made and repayments totaled $1,256,000.

Participations of loans sold total $16,002,000 while loans purchased totaled $44,622,000 at December 31, 2006. Total participations at December 31, 2005 were not material.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note F  Impaired Loans and Allowance for Loan Losses

At December 31, 2006 and 2005, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	2006		2005
	Recorded	Valuation	Recorded	Valuation
	Investment	Allowance	Investment	Allowance
	( In thousands )

Impaired loans:
Valuation allowance required	$8,055	$1,192	$—	$—

	$8,055	$1,192	$—	$—

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2006, 2005 and 2004 was $2,119,000, $174,000 and $1,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the years ended December 31, 2006, 2005 and 2004, the Company did not record any interest income on impaired loans.

The nonaccrual loans and accruing loans past due 90 days or more for the year ended December 31, 2006 were $12,465,000 and $64,000, respectively, and were $372,000 and $465,000, respectively, at the end of 2005.

Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

	2006	2005	2004
	( In thousands )

Balance, beginning of year	$9,006	$6,598	$6,160
Provision charged to operating expense	3,285	1,317	1,000
Carryover of allowance for loan losses	2,518	1,225	—
Charge offs	(311)	(415)	(753)
Recoveries	417	281	191

Balance, end of year	$14,915	$9,006	$6,598

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note G  Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value
		(In thousands)

December 31, 2006
Premises (including land of $10,260)	$43,292	$(13,026)	$30,266
Furniture and equipment	17,837	(11,033)	6,804

	$61,129	$(24,059)	$37,070

December 31, 2005
Premises (including land of $4,617)	$30,347	$(12,012)	$18,335
Furniture and equipment	14,482	(10,599)	3,883

	$44,829	$(22,611)	$22,218

Note H  Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for each of the years in the two-year period ended December 31, 2006, are presented below.

December 31, 2006
and 2005
(In thousands)

Balance, December 31, 2004	$2,639
Additions to goodwill	29,088

Balance, December 31, 2005	31,727
Additions to goodwill, net	17,674

Balance, December 31, 2006	$49,401

Included in additions to goodwill during 2006 are $261,000 related to fair value refinements made in relation to the acquisition of Century National Bank in 2005.

The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2006 and 2005, are presented below.

	December 31, 2006		December 31, 2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Deposit base intangible	$9,494	$(1,596)	$2,707	$(533)

	$9,494	$(1,596)	$2,707	$(533)

The Company recorded a deposit base intangible of $2.7 million related to acquisitions in 2005. These intangibles have a weighted average amortization period of 5 years. In 2006, the Company recorded a deposit based intangible of $6.8 million related to the acquisition of Big Lake. This intangible has a weighted average amortization period of 8.7 years.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2006, is presented below.

	Year Ended December 31
	2006	2005	2004
		(In thousands)

Intangible Amortization
Identified intangible assets Deposit base	$1,063	$533	$—

The estimated annual identified intangible assets amortization expense in each of the five years subsequent to December 31, 2006, is as follows (in thousands): 2007, $1,259; 2008, $1,259; 2009, $1,259; 2010, $985 and 2011, $847.

Note I  Borrowings

All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2006	2005	2004
		(In thousands)

Maximum amount outstanding at any month end	$206,476	$107,073	$98,464
Weighted average interest rate at end of year	4.79%	3.56%	1.89%
Average amount outstanding	$119,045	$84,972	$72,268
Weighted average interest rate	4.30%	2.60%	1.09%

On July 31, 1998, the Company acquired $15,000,000 in other borrowings from the Federal Home Loan Bank (FHLB), principal payable on November 12, 2009 with interest payable quarterly at a fixed rate of 6.10%. On January 30, 2003, the Company acquired $25,000,000 from the FHLB, with interest payable quarterly under a floating rate agreement that reset quarterly based on the London Interbank Offered Rate (LIBOR); the borrowing was repaid on January 30, 2006.

The Company’s subsidiary bank has unused lines of credit of $140,051,000 at December 31, 2006.

At December 31, 2006, no balance was outstanding on the Company’s unsecured revolving line of credit of $8,000,000. On February 2, 2006, the Company entered into an unsecured 3-year term loan totaling $12,000,000. Both the line and the 3-year term loan have a floating rate that resets quarterly based on LIBOR plus 130 basis points and have certain financial covenants that must be maintained by the Company. The rate which adjusts every three months, is currently 6.67 percent, per annum. At December 31, 2006, the Company was in compliance with all the terms of the agreements.

The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I, and II (“Trusts”) which each completed a private sale of $20.0 million of floating rate preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points and 3-month LIBOR rate plus 133 basis points, respectively. The rates, which adjust every three months, are currently 7.12 percent and 6.72 percent, respectively, per annum. The trust preferred securities mature in thirty years, and may be redeemed without penalty on or after June 10, 2010 and March 15, 2011, respectively, upon approval of the Federal Reserve Board or upon occurrence of certain events affecting their tax or regulatory capital treatment. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also each issued $619,000 of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used to purchase the $41.2 million junior subordinated

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferrable interest notes issued by the Company, which have terms substantially similar to the trust preferred securities.

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

The proceeds from the sale of the trust preferred securities and borrowed funds were used to support the Company’s acquisitions, to maintain capital, and for general corporate purposes.

Note J  Employee Benefits and Stock Compensation

The Company’s profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $2,041,000 in 2006, $2,196,000 in 2005, and $1,690,000 in 2004.

The Company adopted Statement of Financial Accounting Standards No. 123R during the first quarter of 2006 using the modified retrospective application method. Therefore, the beginning balances of additional paid-in capital and retained earnings have been adjusted to reflect the adoption. The adjustments did not have a material effect on the Company’s financial condition, the results of operations or liquidity.

The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, and April 20, 2000. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan and pursuant to the 2000 plan shall not exceed 1,320,000 shares. The Company has granted options and stock appreciation rights on 826,000, 933,000 and 460,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2006. Under the 2000 plan the Company granted stock settled appreciation rights (“SSARs”) of 116,000 shares and issued 21,000 shares of restricted stock awards during 2006, granted options on 56,000 shares, issued 28,000 shares of restricted stock awards during 2005 and granted options on 99,000 shares and issued 52,000 shares of restricted stock awards during 2004. Under the plans, the option or SSARs exercise price equals the common stock’s market price on the date of the grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options or SSARs issued after that have a vesting period of five years and a contractual life of ten years. To the extent the Company has treasury shares available, stock options exercised or stock grants awarded may be issued from treasury shares or, if treasury shares are insufficient, the Company can issue new shares. The Company

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

has a single share repurchase program in place, approved on September 18, 2001, authorizing the repurchase of up to 825,000 shares; the maximum number of shares that may yet be purchased under this program is 334,000.

Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options or SSARs. The more significant assumptions used in estimating the fair value of stock options and SSARs include risk-free interest rates ranging from 5.10 percent to 5.18 percent in 2006, 3.90 percent to 4.50 percent in 2005, and 4.22 percent in 2004; dividend yields of 2.19 percent to 2.25 percent in 2006, 2.36 percent in 2005, and 2.52 percent in 2004; weighted average expected lives of the stock options of 5 years and 7 years in 2006, 7 years in 2005 and 5 years in 2004; and volatility of the Company’s common stock of 18 percent in 2006 and 2005, and 13 percent in 2004. Additionally, the estimated fair value of stock options and SSARs is reduced, as applicable, by an estimate of forfeiture experience of 22 percent for 2006, and was 13 percent for 2005 and 2004.

On approximately one-half of the restricted stock awards the restriction expiration is dependent upon the Company achieving minimum earnings per share growth during a five-year vesting period. The following table presents a summary of stock option and SSARs activity for the year ended December 31, 2006:

		Option or		Aggregate
	Number of	SSAR Price	Weighted Average	Intrinsic
	Shares	per Share	Exercise Price	Value

Dec. 30, 2003	796,000	$5.30 — $17.08	$10.56
Granted	99,000	19.87 — 22.40	22.34
Exercised	(113,000)	5.30 — 8.79	7.93
Cancelled	(4,000)	17.08	17.08

Dec. 30, 2004	778,000	5.30 — 22.40	12.41	$7,656,000
Granted	56,000	18.46 — 22.92	18.89
Exercised	(80,000)	5.30 — 17.08	8.11
Cancelled	(17,000)	17.08 — 22.40	18.92

Dec. 30, 2005	737,000	6.59 — 22.92	13.22	$7,171,000
Granted	116,000	26.72 — 27.36	26.74
Exercised	(99,000)	6.59 — 22.40	7.59
Cancelled	(4,000)	17.08 — 22.40	19.74

Dec. 30, 2006	750,000	6.59 — 27.36	16.03	$6,577,000

Cash received for stock options exercised during 2006 totaled $756,000; the intrinsic value of options exercised totaled $1,931,000 based on market price at the date of exercise. No windfall tax benefits were realized from the exercise of the stock options and no cash was utilized to settle equity instruments granted under stock option awards.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2006:

Options / SSARs Outstanding		Options / SSARs Exercisable (Vested)
	Weighted Average			Weighted Average
Number of	Remaining		Weighted	Remaining	Aggregate
Shares	Contractual Life	Number of Shares	Average	Contractual Life	Intrinsic
Outstanding	in Years	Exercisable	Exercise Price	in Years	Value

750,000	5.42	498,000	12.64	3.96	$6,056,000

Since December 31, 2005, SSARs for 116,000 shares have been granted, stock options for 115,000 shares have vested and stock options for 4,000 shares were forfeited. Non-vested stock options and SSARs for 252,000 shares were outstanding at December 31, 2006 and are as follows:

	Weighted Average			Weighted Average
Number of	Remaining		Remaining	Remaining
Non-Vested Stock	Contractual Life in	Weighted Average	Unrecognized	Recognition Period
Options and SSARs	Years	Fair Value	Compensation Cost	in Years

252,000	8.30	4.02	$844,000	3.69

Since December 31, 2005, restricted stock awards on 21,000 shares have been issued, 44,000 awards have vested and no awards were forfeited. Non-vested restricted stock awards for a total of 161,000 shares were outstanding at December 31, 2006, 23,000 less than at December 31, 2005, and are as follows:

Number of		Weighted Average
Non-Vested Restricted	Remaining Unrecognized	Remaining Recognition
Stock Award Shares	Compensation Cost	Period in Years

161,000	$1,429,000	3.08

In 2006, 2005 and 2004 the Company recognized $1,046,000 ($742,000 after tax), $965,000 ($658,000 after tax) and $424,000 ($309,000 after tax), respectively of non-cash compensation expense.

No cash was utilized to settle equity instruments granted under restricted stock awards. No compensation cost has been capitalized and no modifications have occurred with regard to the contractual terms for stock options, SSARs or restricted stock awards.

Note K  Lease Commitments

The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases were recognized on a straight-line basis over the term of the lease. At December 31, 2006, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)

2007	$3,818
2008	3,560
2009	2,981
2010	2,206
2011	2,116
Thereafter	27,593

$42,274

Rent expense charged to operations was $3,463,000 for 2006, $2,539,000 for 2005 and $2,077,000 for 2004. Certain leases contain provisions for renewal and change with the consumer price index.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain property is leased from related parties of the Company. Lease payment to these individuals were $285,000 in 2006, $270,000 in 2005 and $262,000 in 2004.

Note L  Income Taxes

The provision (benefit) for income taxes are as follows:

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Current
Federal	$13,760	$11,642	$8,524
State	744	564	281
Deferred
Federal	(1,327)	(469)	(619)
State	(218)	(83)	(109)

	$12,959	$11,654	$8,077

Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Depreciation	$(232)	$110	$25
Allowance for loan losses	(1,330)	(457)	(169)
Interest and fee income	748	54	(319)
Other real estate owned	—	—	32
Fair value of derivative instruments	—	271	(271)
Deposit base intangible	(407)	(183)	—
Stock compensation	(6)	(158)	—
Deferred compensation	(270)	(167)	(66)
Other	(48)	(22)	40

TOTAL	$(1,545)	$(552)	$(728)

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2006, 2005 and 2004) and the reported income tax expense relating to income before income taxes is as follows:

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Tax rate applied to income before income taxes	$12,885	$11,345	$8,050
Increase (decrease) resulting from the effects of:
Tax exempt interest on obligations of states and political subdivisions	(165)	(73)	(86)
State income taxes	(184)	(168)	(60)
Stock compensation	75	—	—
Other	(178)	69	1

Federal tax provision	12,433	11,173	7,905
State tax provision	526	481	172

Applicable income taxes	$12,959	$11,654	$8,077

The net deferred tax assets (liabilities) are comprised of the following:

	December 31
	2006	2005
	(In thousands)

Allowance for loan losses	$5,679	$3,142
Interest and fee income	1,389	849
Net unrealized securities losses	1,435	2,347
Stock compensation	165	158
Deferred compensation	713	443

Gross deferred tax assets	9,381	6,939
Depreciation	(1,995)	(525)
Deposit base intangible	(2,901)	(688)
Cash flow interest rate swaps	—	(7)
Other	(21)	(108)

Gross deferred tax liabilities	(4,917)	(1,328)
Deferred tax asset valuation allowance	—	—

Net deferred tax assets	$4,464	$5,611

The Big Lake acquisition increased the tax deferred income tax assets by $2,550,000 and deferred income tax liabilities by $4,277,000 in 2006. The Century acquisition increased deferred income tax assets by $876,000 and deferred income tax liabilities by $931,000 in 2005. The realization of deferred income tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined it is more likely than not that the deferred income tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred income tax assets resulting from the the scheduling of temporary differences. The Company’s taxable income for the last two years exceeded $72 million, an amount in excess of the net deferred tax assets.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income tax expense related to securities transactions was $(60,000), $49,000 and $17,000 in 2006, 2005 and 2004, respectively. The IRS examined the federal income tax return for the year 2003. The IRS did not propose any material adjustments related to this examination.

Note M  Noninterest Income and Expenses

Details of noninterest income and expense follow:

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Noninterest income
Service charges on deposit accounts	$6,784	$5,022	$4,479
Trust fees	2,858	2,573	2,250
Mortgage banking fees	1,131	1,810	1,824
Brokerage commissions and fees	3,002	2,562	2,442
Marine finance fees	2,709	3,068	2,997
Debit card income	2,149	1,714	1,344
Other deposit based EFT fees	421	417	476
Merchant income	2,545	2,230	1,962
Gain on sale of partnership interest	1,147	—	—
Interest rate swap losses	—	(267)	(701)
Other	1,514	1,388	1,389

	24,260	20,517	18,462
Securities gains (losses), net	(157)	128	44

TOTAL	$24,103	$20,645	$18,506

Noninterest expense
Salaries and wages	$29,146	$23,783	$19,119
Employee benefits	7,322	6,313	5,031
Outsourced data processing costs	7,443	6,477	5,716
Telephone / data lines	1,836	1,357	1,167
Occupancy	7,435	5,126	4,229
Furniture and equipment	2,523	2,121	1,919
Marketing	4,359	3,194	2,465
Legal and professional fees	2,792	2,595	1,843
FDIC assessments	325	225	171
Amortization of intangibles	1,063	533	—
Other	8,801	7,376	5,621

TOTAL	$73,045	$59,100	$47,281

Note N  Shareholders’ Equity

The Company has reserved 330,000 common shares for issuance in connection with an employee stock purchase plan and 495,000 common shares for issuance in connection with an employee profit sharing plan.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006 an aggregate of 116,279 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.

Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation.

Required Regulatory Capital

					Minimum To Be Well Capitalized Under
			Minimum for Capital		Prompt Corrective
			Adequacy Purpose		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousand)

SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2006:
Total Capital (to risk-weighted assets)	$212,578	11.70%	$145,336	8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	197,539	10.87	72,668	4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	197,539	8.53	92,619	4.00%	N/A	N/A
At December 31, 2005:
Total Capital (to risk-weighted assets)	$171,790	11.76%	$116,874	8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	162,666	11.13	58,437	4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	162,666	7.86	82,803	4.00%	N/A	N/A
SEACOAST NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2006:
Total Capital (to risk-weighted assets)	$220,173	12.12%	$145,235	8.00%	$181,543	10.00%
Tier 1 Capital (to risk-weighted assets)	205,134	11.30	72,617	4.00%	108,926	6.00%
Tier 1 Capital (to adjusted average assets)	205,134	8.86	92,568	4.00%	115,710	5.00%
At December 31, 2005:
Total Capital (to risk-weighted assets)	$174,649	11.98%	$116,807	8.00%	$146,009	10.00%
Tier 1 Capital (to risk-weighted assets)	165,525	11.35	58,403	4.00%	87,605	6.00%
Tier 1 Capital (to adjusted average assets)	165,525	8.01	82,772	4.00%	103,465	5.00%
N/A — Not applicable.

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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2006, that the Company meets all capital adequacy requirements to which it is subject.

The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2006, the Company’s deposit-taking bank subsidiary met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiary to be less than well capitalized.

Note O	Seacoast Banking Corporation of Florida (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2006	2005
	(In thousands)

ASSETS
Cash	$10	$10
Securities purchased under agreement to resell with subsidiary bank, maturing within 30 days	4,502	3,015
Investment in subsidiaries	261,257	196,818
Other assets	254	616

	$266,023	$200,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
Borrowed funds	12,000	6,000
Subordinated debt	41,238	41,238
Other liabilities	360	501
Shareholders’ equity	212,425	152,720

	$266,023	$200,459

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Income

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Income
Dividends
Bank subsidiaries	$12,705	$8,600	$11,920
Interest/other	451	316	64

	13,156	8,916	11,984
Interest expense	3,508	1,063	—
Other expenses	580	549	463

Income before income tax benefit and equity in undistributed income of subsidiaries	9,068	7,304	11,521
Income tax credit	1,274	454	140

Income before equity in undistributed income of subsidiaries	10,342	7,758	11,661
Equity in undistributed income of subsidiaries	13,512	13,001	3,261

Net income	$23,854	$20,759	$14,922

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Cash flows from operating activities
Interest received	$310	$134	$64
Interest paid	(3,492)	(978)	—
Dividends received	12,705	8,600	11,920
Income taxes received	1,706	177	248
Fees received	137	156	—
Cash paid to suppliers	(328)	(131)	(655)

Net cash provided by operating activities	11,038	7,958	11,577
Cash flows from investing activities
Decrease (increase) in securities purchased under agreement to resell, maturing within 30 days, net	(1,487)	2,666	(652)
Payment to dissenting shareholders of Century National Bank	(109)	—	—
Investments in subsidiaries	(5,977)	(49,574)	—

Net cash used in investment activities	(7,573)	(46,908)	(652)
Cash flows from financing activities
Proceeds from borrowing	6,000	6,000	—
Issuance of subordinated debt	—	41,238	—
Stock based employee benefit plans	1,760	1,324	(2,625)
Dividends paid	(11,225)	(9,612)	(8,300)

Net cash provided by (used in) financing activities	(3,465)	38,950	(10,925)
Net change in cash	—	—	—
Cash at beginning of year	10	10	10

Cash at end of year	$10	$10	$10

RECONCILIATION OF INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
Net income	$23,854	$20,759	$14,922
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(13,512)	(13,001)	(3,261)
Other, net	697	200	(84)

Net cash provided by operating activities	$11,039	$7,958	$11,577

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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s subsidiary bank is party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract or notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and standby letters of credit as they do for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $420,968,000 in commitments to extend credit outstanding at December 31, 2006, $99,179,000 is secured by 1-4 family residential properties with approximately $73,112,000 at fixed interest rates ranging from 5.00% to 8.50%.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidation risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2006 and 2005 amounted to $9,016,000 and $9,146,000 respectively.

	December 31
	2006	2005
	(In thousands)

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$420,968	$398,183
Standby letters of credit and financial guarantees written:
Secured	8,176	6,890
Unsecured	1,021	112

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Q  Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net Income to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Net Income	$23,854	$20,759	$14,922
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,839	2,150	1,863
Amortization of premiums and discounts on securities	(54)	1,405	2,923
Other amortization and accretion	(11)	165	418
Trading securities activity	—	—	7,365
Change in loans held for sale, net	(3,448)	(94)	3,057
Provision for loan losses, net	3,285	1,317	1,000
Gain on sale of partnership interest	(1,147)	—	—
Deferred tax benefit	(1,545)	(552)	(728)
Loss (gain) on sale on securities	157	(128)	(44)
Loss on fair value of interest rate swap	—	267	701
Gain on sale of loans	(44)	(36)	(35)
Gain on sale or write down of foreclosed assets	(12)	—	(58)
Loss on disposition of equipment	181	—	23
Change in interest receivable	(1,687)	(1,005)	(489)
Change in interest payable	461	461	77
Change in prepaid expenses	(2,311)	(657)	320
Change in accrued taxes	654	(72)	2
Change in other assets	(1,903)	(1,074)	(644)
Change in other liabilities	(368)	949	1,814

Net cash provided by operating activities	$18,901	$23,855	$32,487

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$2,242	$(2,532)	$(213)
Transfers from loans to other real estate owned	139	—	—
Transfers from securities available for sale to held for investment	—	—	110,474
Transfers from securities available for sale to trading securities	—	—	7,412

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

	At December 31
	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Financial Assets
Cash and cash equivalents	$92,215	$92,215	$220,493	$220,493
Securities	443,941	441,378	543,024	540,082
Loans, net	1,718,196	1,707,458	1,280,989	1,274,722
Loans held for sale	5,888	6,006	2,440	2,489
Derivative product assets	19	19	50	50
Financial Liabilities
Deposits	1,891,018	1,889,343	1,784,219	1,780,426
Borrowings	232,998	232,998	142,271	142,271
Subordinated debt	41,238	41,238	41,238	41,238
Derivative product liabilities	478	478	515	515

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
	(Dollars in thousands,
	except per share data)

2006
Basic Earnings Per Share
Income available to common shareholders	$23,854	18,305,258	$1.30

Options issued to executives (see Note J)		366,494

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$23,854	18,671,752	$1.28

2005
Basic Earnings Per Share
Income available to common shareholders	$20,759	16,361,196	$1.27

Options issued to executives (see Note J)		388,190

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$20,759	16,749,386	$1.24

2004
Basic Earnings Per Share
Income available to common shareholders	$14,922	15,335,731	$0.97

Options issued to executives (see Note J)		409,714

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$14,922	15,745,445	$0.95

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE T  Accumulated Other Comprehensive Income, Net

Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2006, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2003	$(4,208)	1,632	(2,576)
Unrealized net holding loss on securities	25	(9)	16
Net gain on cash flow hedge derivatives	426	(165)	261
Reclassification adjustment for realized gains and losses on securities	(225)	80	(145)

Accumulated other comprehensive income, net, December 31, 2004	(3,982)	1,538	(2,444)
Unrealized net holding loss on securities	(2,244)	814	(1,430)
Net gain on cash flow hedge derivatives	32	(12)	20

Accumulated other comprehensive income, net, December 31, 2005	(6,194)	2,340	(3,854)
Unrealized net holding gain on securities	2,087	(793)	1,294
Net loss on cash flow hedge derivatives	(19)	7	(12)
Reclassification adjustment for realized gains and losses on securities	336	(119)	217

Accumulated other comprehensive income, net, December 31, 2006	$(3,790)	1,435	(2,355)