Form 10-K, Exhibit 13
period 2007-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2008-03-17
CIK 730708

EXHIBIT 13

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2007	2006	2005	2004	2003

FOR THE YEAR
Net interest income	$84,469	$89,040	$72,185	$52,774	$44,165
Provision for loan losses	12,745	3,285	1,317	1,000	0
Noninterest income:
Securities restructuring losses	(5,118)	0	0	0	0
Securities gains (losses)	70	(157)	128	44	(1,172)
Other	24,910	24,260	20,517	18,462	20,987
Noninterest expenses	77,423	73,045	59,100	47,281	42,463
Income before income taxes	14,163	36,813	32,413	22,999	21,427
Provision for income taxes	4,398	12,959	11,654	8,077	7,411
Net income	9,765	23,854	20,759	14,922	14,016
Core earnings(1)	32,189	39,168	33,624	23,941	22,781
Per Share Data
Net income:
Diluted	0.51	1.28	1.24	0.95	0.89
Basic	0.52	1.30	1.27	0.97	0.91
Cash dividends declared	0.64	0.61	0.58	0.54	0.46
Book value	11.22	11.20	8.94	7.00	6.71
Dividends to net income	124.80%	47.10%	46.30%	55.60%	50.60%

AT YEAR END
Assets	$2,419,874	$2,389,435	$2,132,174	$1,615,876	$1,353,823
Securities	300,729	443,941	543,024	588,017	560,829
Net loans	1,876,487	1,718,196	1,280,989	892,949	702,632
Deposits	1,987,333	1,891,018	1,784,219	1,372,466	1,129,642
Shareholders’ equity	214,381	212,425	152,720	108,212	104,084
Performance ratios:
Return on average assets	0.42%	1.03%	1.07%	1.05%	1.07%
Return on average equity	4.46	12.06	14.95	13.75	13.73
Net interest margin(2)	3.92	4.15	3.97	3.89	3.57
Average equity to average assets	9.41	8.55	7.17	7.63	7.82

(1)	Income before taxes excluding the provision for loan losses, securities restructuring losses, securities gains (losses), the gain on sale of partnership interest, and expenses associated with foreclosed and repossessed asset management and dispositions.

(2)	On a fully taxable equivalent basis.

FINANCIAL SECTION
CONTENTS

Management’s Discussion & Analysis	9
Financial Tables	34
Report of Independent Registered Public Accounting Firm	49
Audited Financial Statements	51

MANAGEMENT’S DISCUSSION & ANALYSIS

Overview and Outlook

Our Business

Seacoast Banking Corporation of Florida is a single-bank holding company located on Florida’s southeast coast (as far south as Broward County and north to Brevard County) as well as Florida’s interior around Lake Okeechobee and up to and including Orlando. The Company has 43 full service branches, one of which was acquired in Indian River County from another Florida based institution in January 2005 and three of which were acquired in Orlando (two in Orange County and one in Seminole County), a result of the acquisition of Century National Bank (“Century”) in April 2005. In addition, the Company acquired Big Lake National Bank (“Big Lake”) with nine offices located in central Florida serving the counties of DeSoto, Glades, Hardee, Hendry, Highlands, Okeechobee, and St. Lucie on April 1, 2006. De novo branches were opened in Palm Beach County in May 2006, Brevard County in February, 2007 and Broward County in October, 2007. The Company closed its Port St. Lucie WalMart location on December 31, 2007.

The Company plans to open five new branches over the next year, and will close offices in another WalMart location (in St. Lucie County) in early 2008 as well as five other branch locations (in Martin, St. Lucie and Palm Beach County), several of which are adjacent to the new branches and will close simultaneously with their openings prospectively. The coastal markets in which the Company operates have had population growth rates over the past 10 years of over 20 percent and are expected to grow an additional 20 percent or more over the next 10 years. Prospectively, the Company will consider other strategic acquisitions as part of the Company’s overall future growth plans provided they are in complementary and attractive growth markets within the state of Florida.

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries.

Strategic Overview

The Company operates both a full retail banking strategy in its core markets which are some of Florida’s fastest growing and wealthiest, as well as, a complete commercial banking strategy. The markets are comprised of Martin, St. Lucie and Indian River counties located on Florida’s southeast coast and contain 26 of the 43 retail branch locations including 3 private banking centers. Because of the significant branch coverage in these markets, the Company ranks number 2 in deposit market share. The Company’s deposit mix is very favorable with over 70 percent of deposit balances comprised of NOW, savings, money market and noninterest bearing transaction customer accounts. Therefore, the cost of deposits averaged 2.90 percent for 2007 which ranks among the lowest when compared to the Company’s peer group similar asset size. As part of the Company’s complete retail product and service offerings, customers are provided wealth management services through its full service broker dealer and trust wealth management divisions.

Over the past five years the Company has improved its revenues by expanding its commercial/commercial real estate and consumer lending capabilities. This has included de novo market expansion into Palm Beach, Broward and Brevard Counties with added loan officers, loan production offices and retail branches. The Company continues to explore acquisitions and de novo expansion into other markets to further enhance its loan production capabilities and increase its revenues

The added lending capabilities resulted in the largest commercial and commercial real estate production in the Company’s history in 2007, 2006 and 2005. A total of $445 million was originated in 2007, compared to $443 million in 2006 and $465 million in 2005. In 2007 the Company closed $135 million in residential loans, lower than the $172 million and $195 million in closed production in 2006 and 2005. The slower residential real estate market and uncertain economic conditions dampened residential sales and as a result residential loan production. However, with better market penetration, expanded coverage and the expectation of lower interest rates, the Company seeks improved residential loan production in 2008.

The net interest margin improved from 3.57 percent in 2003 to 4.15 percent in 2006, but declined to 3.92 percent in 2007. An inverted interest rate curve early in 2007 and disintermediation resulted in a less favorable deposit mix, along with higher average nonaccrual loan balances in the last six months of 2007, resulted in lower net interest margin. The net interest margin for the fourth quarter of 2007 was 3.71 percent and it is likely to remain under pressure until economic conditions stabilize and nonaccrual loans are resolved.

The Company refers to its brand of banking as the third alternative to banking: all of the sophisticated products and services of its largest competitors delivered with the high touch quality customer service and convenience of a small community bank. While this strategy is more costly from an overhead perspective, we believe it provides high value customer relationships and a much lower overall cost of funds when compared to peers. The net interest margin improved from 3.57 percent in 2003 to 4.15 percent in 2006, but declined to 3.92 percent in 2007. An inverted interest rate curve early in 2007 and disintermediation resulted in a less favorable deposit mix, along with higher average nonaccrual loan balances in the last six months of 2007, resulted in lower net interest margin. The net interest margin for the fourth quarter of 2007 was 3.71 percent and it is likely to remain under pressure until economic conditions stabilize and nonaccrual loans are resolved.

Loan Growth and Lending Policies

The Company’s lending policies, credit monitoring and underwriting have historically produced, over the long term, low net charge offs and nonperforming loans and minimal past dues. Our Company’s credit culture emphasizes discipline to the fundamentals of quality lending regardless of the economic cycle or competitive pressures to do otherwise. The majority of the Company’s commercial and commercial real estate loans are originated in its markets by experienced professional loan officers who retain credit monitoring and collection responsibilities until the loan is repaid. During 2006, the Company enhanced its credit process by delineating a separate commercial real estate construction loan disbursement function devoted to monitoring construction activities by borrowers as well as the Company’s funding for those activities. During late 2006 and 2007, the economic environment in Florida began to weaken so the Company increased its focus and monitoring of the Company’s exposure to residential land, acquisition and development loans. These increased activities have resulted in greater loan pay-downs, guarantor performance, and the obtaining of additional collateral. We believe these practices have helped and will continue to help us manage our risks resulting from economic and real estate conditions in our markets.

During 2005 and 2006 loan portfolio growth totaled 43.4 percent and 34.4 percent, respectively. For 2007, loan growth totaled 9.5 percent, in line with expectations for 8 to 10 percent growth for the year. Higher mortgage rates and a slow down in new and existing home sales in the Company’s markets have reduced demand for residential mortgages and construction lending for new homes in 2007 and is expected to remain soft into 2008. Anticipated pay-downs in 2008 are likely to further limit loan growth. However, over the long term, the Company’s expansion into Palm Beach, Brevard, and Broward Counties, and acquisitions in 2005 and 2006 will positively contribute to overall loan growth and the Company’s lending capacity. Total loans outstanding in these new markets totaled $346 million, $38 million, $65 million, $168 million and $188 million, respectively, at December 31, 2007.

Deposit Growth, Mix and Costs

While the Company benefited in 2005 from low interest rates and increases in low cost and no cost deposits, this trend reversed in 2006 and 2007. The Federal Reserve decreased interest rates 50 basis points in September 2007 for the first time since increasing rates 425 basis points beginning in June 2004, with the last 50 basis point increases occurring during the first and second quarter of 2006. As a result, the Company experienced disintermediation (customers desiring higher cost certificates of deposit) during 2006 and 2007. In addition, a deteriorating residential real estate market translated to lower escrow deposits held by title companies, attorneys, etc. over the last two years, and remaining FEMA and insurance related deposits from the 2004-05 hurricanes were mostly disbursed in 2006. The Company is confident of its continued emphasis on its brand of banking with high quality customer service and convenient branch locations that will provide stable low cost deposit funding growth over the long term. Prospectively, the Company plans to build its retail deposit franchise using new strategies and product offerings while maintaining its focus on building customer relationships. More of management’s time and efforts will be devoted to this effort ranking as the second highest priority to problem loan resolutions. The Company believes it is the most convenient bank in its Treasure Coast markets with more locations than any competitor in the counties of Martin, St. Lucie and Indian River, which are located on Florida’s southeast coast.

Over the past two years, noninterest bearing demand deposits decreased 16.4 percent and 17.2 percent, respectively, and low cost NOW, savings and money market deposits increased 13.6 percent and 5.4 percent, respectively while interest rates increased during 2006 and remained higher during much of 2007, the Company’s overall deposit mix remains favorable and its average cost of deposits, including noninterest bearing demand deposits, remains low. The average cost of deposits for 2007 increased 74 basis points over the prior year to 2.88 percent. The Company is executing the same value building customer relationship strategy for retail deposits in all of its markets, including its denovo entry into Palm Beach County and Broward County where noninterest bearing deposits and low cost interest bearing deposits represent 21.5 percent and 53.3 percent of total deposits and 28.3 percent and 56.4 percent of total deposits, respectively, in those markets at December 31, 2007.

Noninterest Income Sources

In addition to fee income from mortgage banking activities, the Company derives fees from service charges on deposit accounts, investment management, trust and brokerage services, as well as from originating and selling large yacht loans. It is the Company’s objective to increase its share of its customers’ financial services and to generate approximately 30 percent of total revenues from all fee businesses in the coming years. In 2007 and 2006, the Company collected approximately 23 percent and 21 percent of total revenues (net interest income and noninterest income), respectively, from its fee-based business activities.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, or “GAAP,” including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments in the application of certain of its accounting policies that involve significant estimates and assumptions. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time and the use of revised estimates and assumptions could materially affect amounts reported in subsequent financial statements. After consultation with the Company’s Audit Committee, we believe the most critical accounting estimates and assumptions that may affect the Company’s financial status and that involve the most difficult, subjective and complex assessments are:

•	the allowance and the provision for loan losses;

•	the fair value of securities;

•	goodwill impairment; and

•	contingent liabilities.

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

Allowance and Provision for Loan Losses

Management determines the provision for loan losses charged to operations by continually analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company’s policies and procedures used to estimate the provision for loan losses charged to operations are considered adequate by management there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management’s judgment as to the adequacy of the provision and allowance for loan losses necessarily approximate and imprecise (see “Nonperforming Assets”.)

Loan growth over the past year totaled approximately 9.5 percent. While loan growth is expected to be slower in 2008, the Company’s loan loss provisioning may increase as problem loans related to the slow residential real estate market negatively impacts borrowers and valuations. The last time the Company experienced higher net charge-offs and nonperforming loans was during the period 1988-1993 when the real estate markets in Florida experienced deflation and the national economy was in recession.

Nonperforming assets increased in the third and fourth quarter of 2007 as several loans to developers of residential real estate projects experienced cash flow difficulties and were placed on nonaccrual status (see “Note F — Impaired Loans and Allowance for Loan Losses” and “Nonperforming Assets”). Between June 30, 2007 and December 31, 2007, nonaccrual loans increased $52.5 million to $67.8 million. The Company’s land and acquisition and development loans related to the residential market totals approximately $295 million or 15.7 percent of total loans at December 31, 2007. All of these lending relationships have been monitored on a monthly basis for the last year and half. More recently, the value of the underlying real estate has been currently evaluated using a discounted cash flow approach using estimated holding periods and prospective future sales values discounted at rates we believe are appropriate.

These collateral evaluations (including the potential effects of existing sales contract cancellations) in response to the changes in the market values for residential real estate resulted in the establishment of valuation allowances and increases in provision for loan losses of $8,375,000 and $3,813,000 in the third and fourth quarter of 2007, respectively. A total provision of $12,745,000 was recorded for the year in 2007. In comparison, a provision of $3,285,000 was recorded during 2006, partially as a result of loan growth of $443 million or 34 percent in 2006, including $204 million of loans from an acquisition. A $1,317,000 provision was recorded during 2005, when loans increased $390 million or 43 percent (including $107 million in loans from an acquisition). Net charge-offs totaled $5,758,000 or 0.31 percent of average loans in 2007, compared to net recoveries of $(106,000) or (0.01) percent of average loans for 2006 and net charge-offs of $134,000 or 0.01 percent of average loans for 2005. Net charge-offs were nominal in prior years at $562,000 or 0.07 percent of average loans for 2004, $666,000 or 0.10 percent of average loans for 2003, $208,000 or 0.03 percent of average loans for 2002 and $184,000 or 0.02 percent of average loans for 2001.

A historically favorable credit loss experience limited the need to provide large additions to the allowance for loan losses in 2006 and 2005. However, during the fourth quarter of 2006 provisioning was increased to $2,250,000. During the fourth quarter of 2006, the Company undertook a comprehensive review of all large credits, primarily construction loans, where the primary source of repayment is related to the sale of residential real estate. The review was undertaken to ensure that there was proper identification of risks associated with recent changes in market conditions impacting the Florida real estate market. While no immediate or impaired loans were identified, the change in market condition resulted in increased loan loss provisioning during the fourth quarter of 2006 and for the year.

Table 12 provides certain information concerning the Company’s allowance for loan losses for the years indicated.

The allowance for loan losses totaled $21,902,000 at December 31, 2007, $6,987,000 greater than one year earlier. At December 31, 2006, the allowance for loan losses totaled $14,915,000. A model utilized to analyze the adequacy of the allowance for loan losses takes into account such factors as credit quality, loan concentrations, internal controls, audit results, staff turnover, local market economics and loan growth. In its continuing evaluation of the allowance and its adequacy, management also considers, among other factors, the Company’s loan loss experience, loss experience of peer banks, the amount of past due and nonperforming loans, current and anticipated economic conditions, and the estimated values of loan collateral. Commercial and commercial real estate loans are assigned internal risk ratings reflecting our estimate of the probability of the borrower defaulting on any obligation and the estimated probable loss in the event of default. Retail credit risk is managed from a portfolio view rather than by specific borrower and are assigned internal risk rankings reflecting the combined probability of default and loss. The independent Credit Administration Department assigns risk factors to the individual internal risk ratings based on a determination of the risk using a variety of tools and information. Loan Review is an independent unit that performs risk reviews and evaluates a representative sample of credit extensions after the fact. Loan Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting. This unit reports directly to the Directors Loan Committee of the Board of Directors.

The allowance as a percentage of loans outstanding increased from 0.70 percent to 0.86 percent during 2006 and increased to 1.15 percent during 2007. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio.

Table 13 summarizes the Company’s allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.

Concentration of credit risk, discussed under “Loan Portfolio” of this discussion and analysis, can affect the level of the allowance and may involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s significant concentration of credit is a collateral concentration of loans secured by real estate. At December 31, 2007, the Company had $1,684 million in loans secured by real estate, representing 88.7 percent of total loans, up slightly from 87.8 percent at December 31, 2006. In addition, the Company is subject to a geographic concentration of credit because it only operates in central and southeastern Florida. The Company has a meaningful credit exposure to commercial real estate developers and investors with total commercial real estate construction and land development loans of 28.3 percent of total loans at year-end 2007, versus 27.7 percent at year-end 2006. Generally, the Company’s exposure to these credits is secured by project assets and personal guarantees. Levels of exposure to this industry group, together with an assessment of current trends and expected future financial performance, are carefully analyzed in order in our evaluation of the allowance’s level.

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

Our bank regulators have generally agreed with our credit assessments, however the regulators could seek additional provisions to our allowance for loan losses and additional capital in light of the risks of our markets and credits. As a result of economic conditions in our markets and our real estate exposure the bank regulators could, based on their evaluations of our credit quality, impose regulatory enforcement actions to implement such actions.

Nonperforming Assets

Table 14 provides certain information concerning nonperforming assets for the years indicated.

Nonperforming assets at December 31, 2007 totaled $68,569,000 and are comprised of $67,834,000 of nonaccrual loans and $735,000 of other real estate owned (foreclosed property), compared to $12,465,000 at December 31, 2006 (comprised entirely of nonaccrual loans). At December 31, 2007, virtually all nonaccrual loans were secured with real estate, compared with $4.4 million at December 31, 2006. Also included in nonaccrual loans at December 31, 2006 was a loan of approximately $8.0 million secured with both new and used boat inventory. This loan was repaid during the first quarter of 2007. At December 31, 2007, the majority of nonaccrual loans are land and acquisition and development loans related to the residential market which are being monitored monthly and are in the process of collection through foreclosure, refinancing or sale. Current residential real estate sales volumes are low compared to levels in years before 2007, and market prices have been declining over the last 12-18 months.

At December 31, 2007, $67,762,000 of the $67,834,000 of nonaccrual loan balances are considered impaired and $4,183,000 of the allowance for loan losses has been allocated for potential losses on these loans. During the third and fourth quarter of 2007, loans to several different developers secured with property for development of single family residential units were added to nonaccrual loans. Management believes that nonperforming loans will experience variability over the next few quarters that could result in increased net charge offs and loan loss provisioning. Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, and changes in conditions affecting various borrowers from the Company’s subsidiary bank. No assurance can be given that nonperforming assets will not in fact increase or otherwise change.

Fair Value of Securities Classified as Trading and Available for Sale

The Company elected to early adopt Statement of Financial Accounting Standards (SFAS) No. 157 and 159 in the first quarter of 2007. The use of fair value accounting for financial instruments enables the Company to better align the financial results of those items with their economic value.

At December 31, 2007, trading securities totaled $13,913,000 and available for sale securities totaled $254,916,000. The fair value of the available for sale portfolio at December 31, 2007 was more than historical amortized cost, producing net unrealized gains of $500,000 that have been included in other comprehensive income as a component of shareholders’ equity. The fair value of each security available for sale or trading was obtained from independent pricing sources utilized by many financial institutions. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller that can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses in the available for sale portfolio.

The credit quality of the Company’s security holdings is investment grade and higher and are traded in highly liquid markets. Negative changes in the fair values, as a result of unforeseen deteriorating economic conditions, should only be temporary. Further, management believes that the Company’s other sources of liquidity, as well as the cash flow from principal and interest payments from the securities portfolio, reduces the risk that losses would be realized as a result of needed liquidity from the securities portfolio.

Goodwill Impairment

The Company’s goodwill is no longer amortized, but tested annually for impairment. The amount of goodwill at December 31, 2007 totaled $49.8 million, and results from the acquisitions of three separate community banks whose operations have been fully integrated into one operating subsidiary bank of the Company. The Company operates as a single segment bank holding company.

The assessment as to the continued value for goodwill involves judgments, assumptions and estimates regarding the future. At December 31, 2007, the Company’s closing price per share in the open market approximated 92 percent of book value per share which was considered as a possible indication of impairment. The Company updated its annual impairment analysis, after January 1, 2008 using the assistance of an independent third party. In performing the analysis, management considered the make-up of assets and liabilities (loan and deposit composition), scarcity value, capital ratios, market share, credit quality, control premiums, the type of financial institution, its overall size, the various markets in which the institution conducts business, as well as, profitability. Based upon the results of this analysis, management concluded that goodwill had suffered no impairment at December 31, 2007. Management anticipates that goodwill will need to be tested more frequently for impairment during this period of economic stress and uncertainty, which could result in future impairment.

Our highly visible local market orientation, combined with a wide range of products and services and favorable demographics, provides the Company with a wide range of opportunities to increase sales volumes, both to existing and prospective customers, resulting in increasing profitability in these markets over the long term.

Contingent Liabilities

The Company is subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against the Company and/or our subsidiaries with respect to transactions in which the Company and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable the Company will incur an expense and the amount can be reasonably estimated. The Company involves internal and external experts, such as attorneys, consultants and other professionals, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, the Company or our experts may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims. The Company took a $275,000 charge as of December 31, 2007 for its portion of VISA credit card litigation and settlement costs. We expect that if VISA’s initial public offering is successfully completed, we will realize net proceeds greater than this contingent liability. Management is not aware of any other probable losses.

Results of Operations

Net Interest Income Net interest income (on a fully taxable equivalent basis) for 2007 totaled $84,771,000, $4,523,000 or 5.1 percent less than for 2006. During 2007, unrecognized interest on loans placed on nonaccrual of $2,206,000 contributed to the decline from prior year (see “Table 14 — Nonperforming Assets”). The Company has operated in a more challenging interest rate environment, with unfavorable changes occurring in deposit mix over the past year due to an inverted yield curve.

Partially offsetting negative deposit matters, year over year the mix of earning assets improved. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 84.5 percent for 2007, compared to 72.6 percent a year ago. Average securities as a percent of average earning assets have decreased from 24.3 percent a year ago to 14.1 during 2007 and federal funds sold and other investments decreased to 1.4 percent from 3.1 percent over the same period in 2006. In addition to increasing total loans as a percentage of earning assets, the mix of loans improved, with commercial and commercial real estate volumes representing 62.2 percent of total loans at December 31, 2007 (compared to 60.3 percent a year ago at December 31, 2006) and lower yielding residential loan balances (including home equity loans and lines, and construction loans) representing 33.2 percent of total loans (versus 34.9 percent a year ago) (see “Loan Portfolio”).

Net interest margin on a tax equivalent basis decreased 23 basis points over the last twelve months to 3.92 percent for 2007. The net interest margin was improved in the second quarter of 2007, up 17 basis points from 3.92 percent in the first quarter of 2007, in part reflecting the effect of a restructuring of our investment portfolio during April 2007. The following table details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

	Net Interest	Net Interest
	Income	Margin
	(Dollars in thousands)

Fourth quarter 2006	$21,846	3.95%
First quarter 2007	21,432	3.92
Second quarter 2007	21,468	4.09
Third quarter 2007	21,147	3.94
Fourth quarter 2007	20,724	3.71

The yield on earning assets for 2007 was 6.95 percent, 43 basis points higher than for results in 2006, reflecting an improving earning assets mix over 2006 and into 2007. Between September 2007 and the end of 2007, the Federal Reserve decreased interest rates 100 basis points, the first time it has done so since increasing rates 425 basis points beginning in June 2004, with the last 50 basis point increases occurring during the first and second quarter of 2006. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2007	2007	2007	2007	2006

Yield	6.71%	7.05%	7.10%	6.92%	6.73%

Improving loan yields year over year due to loan growth and a greater percent of the portfolio in floating rate loans were partially offset by additions to nonaccrual loans that reduced the yield on loans by approximately 12 basis points. The yield on investment securities was improved, increasing 73 basis points year over year to 5.02 percent. The improvement was due primarily to the restructuring of the investment portfolio, with approximately $225 million in securities with an average yield of 3.87 percent sold at the beginning of the second quarter of 2007.

Average earning assets for 2007 increased $14.4 million or 0.7 percent compared to 2006. Average loan balances grew $267.9 million or 17.2 percent to $1,828.5 million, average federal funds sold and other investments decreased $37.7 million to $29.8 million, and average investment securities were $215.7 million or 41.4 percent lower, totaling $305.8 million. Funds derived from securities sold in April 2007 were either reinvested in securities at current rates, utilized to reduce federal funds purchased or invested in federal funds sold. Overall, total average assets remained about the same year over year, growing by $9.3 million or 0.4 percent during 2007.

The increase in loans year over year was principally in income producing commercial real estate loans, in part reflecting the Company’s successful expansion with the addition of full service branch locations in Broward and Brevard County, and loan officer additions in the Treasure Coast, Big Lake and Orlando regions. At December 31, 2007, commercial lenders in the Company’s newer markets (Palm Beach County, Brevard County, Broward County, Orlando, and the Big Lake region) have new loan pipelines totaling $249 million and total outstanding loans of $805 million. At December 31, 2007 the Company’s total commercial and commercial real estate loan pipeline was $381 million.

Total commercial and commercial real estate loan production for 2007 totaled $445 million, with $72 million in the fourth quarter, $146 million in the third quarter, $151 million in the second quarter, and first quarter production of $76 million. The Company expects annual loan growth to slow in 2008 due to expected pay-downs and reduced loan production.

Closed residential loan production for 2007 totaled $135 million, with production by quarter as follows: fourth quarter 2007 production of $27 million, of which $9 million was sold servicing released, third quarter 2007 production of $31 million, of which $11 million was sold servicing released, second quarter 2007 production of $42 million, with $22 million sold servicing released, and first quarter 2007 production of $35 million, with $15 million sold servicing released. Higher mortgage rates and a slow down in existing home sales in the Company’s markets have reduced demand for residential mortgages and demand for new homes is expected to remain soft into 2008.

During 2007, maturities of securities totaled $77.7 million (including $40.4 million in pay-downs), securities sales totaling $253.8 million were transacted (principally due to the portfolio restructuring in April 2007), and security purchases totaled $219.0 million. Due to the ongoing inverted yield curve and other economic challenges, the Company determined it was in the best interest of shareholders to restructure its balance sheet by selling low yielding securities and paying off overnight borrowings. As a result, management identified approximately $225 million in securities which had an average yield of approximately 3.87 percent and sold them in April 2007. This was after the Company had recognized losses for other-than-temporary impairment of $5.1 million ($3.7 million net of income taxes) at March 31, 2007. Subsequent purchases of securities during the second quarter of 2007 reflected management’s intent to improve the overall yield of the securities portfolio. Activity in the Company’s securities portfolio was limited in 2006, with maturities of securities of $151.1 million and purchases totaling $92.6 million. Sales proceeds in 2006 totaled $112.4 million. The more unfavorable deposit mix that existed during the second and third quarter improved in the fourth quarter of 2007. Lower cost interest bearing deposits during the fourth quarter of 2007 were 60.6 percent of average interest bearing deposits, compared to 58.3 percent for the third quarter of 2007, 58.8 percent for the second quarter of 2007, and 60.8 percent for the first quarter of 2007. The percentage for the fourth quarter of 2006 was 61.4 percent and for all of 2006 was 63.9 percent. Average CDs (a higher cost component of interest bearing deposits) over the past 12 months were 40.4 percent of average interest bearing deposits compared to 36.1 percent for all of 2006, reflecting the higher rate environment and disintermediation.

Average short-term borrowings were higher for 2007, increasing $29,565,000 or 24.8 percent to $148,610,000. Because of expected loan payoffs and cash flow from investment securities during 2007, the Company chose to temporarily rely on short-term borrowings during the first quarter of 2007. Average federal funds purchased increased to 5.6 percent of average interest bearing liabilities for the first quarter of 2007, with overall short-term borrowings (including federal funds purchased and sweep repurchase agreements with customers of the Company’s subsidiary) higher at 12.9 percent of interest bearing liabilities. In comparison, average federal funds purchased averaged only 0.4 percent, 1.6 percent and 1.7 percent of interest bearing liabilities during the second, third and fourth quarters of 2007, respectively, and average short-term borrowings were 6.6 percent, 7.4 percent and 7.4 percent of interest bearing liabilities, respectively, reflecting reductions using funds from securities sales in April 2007.

Average other borrowings including subordinated debt increased by $8.3 million or 12.1 percent to $77.2 million. On June 29, 2007, the Company issued $12,372,000 in subordinated debentures, and simultaneously paid off a 3-year term loan for $12,000,000 originated on February 16, 2006. The rate on the term loan adjusted quarterly and was based on the 3-month LIBOR plus 130 basis points. The subordinated debt was issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Statutory Trust III, which completed a private sale of $12.0 million of floating rate trust preferred securities. The Company has two prior subordinated debt issuances, similarly done in conjunction with trust subsidiaries issuing $40.0 million in floating rate trust preferred securities. The rate on the Company’s newest subordinated debt issuance adjusts quarterly, based on the 3-month LIBOR plus 135 basis points. The Company also added two advances from the Federal Home Loan Bank (FHLB) of $25 million each on September 25, 2007 and November 27, 2007, respectively, with fixed rates of 3.64 percent and 2.70 percent. The borrowings are convertible to a variable rate on a quarterly basis at the discretion of the FHLB and the Company has the option to repay the borrowing if the FHLB elects to convert (see Note I-Borrowings).

The cost of interest-bearing liabilities in 2007 increased 72 basis points to 3.78 percent from 2006, in part due to the Federal Reserve increasing short-term interest rates by 50 basis points during the first and second quarter of 2006. The Federal Reserve lowered rates 50 basis points in September 2007, 25 basis points at the end of October 2007 and 25 basis points in December 2007 and the cost of interest bearing liabilities declined in the fourth quarter 2007. In January 2008, the Federal Reserve lowered rates an additional 125 basis points. With many of the Company’s deposit products re-pricing, the future cost for interest bearing liabilities should improve. During 2007, approximately $529 million of the Company’s certificates of deposit matured and

$529 million will mature in 2008. The following table details the cost of interest bearing liabilities for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2007	2007	2007	2007	2006

Rate	3.71%	3.88%	3.79%	3.74%	3.52%

The average aggregated balance for NOW, savings and money market balances decreased $38.5 million or 4.1 percent to $901.8 million for 2007 compared to 2006, noninterest bearing deposits decreased $87.9 million or 19.7 percent to $358.6 million, and average CDs increased by $80.3 million or 15.1 percent to $610.4 million. Slowing activity in the residential real estate market (resulting in declining title company and escrow deposits), as well as completed commercial real estate construction projects (and associated escrow deposits depleting at end of construction), have contributed to the decline in noninterest bearing deposits. Company management believes its market expansion and marketing will result in new relationships and growth in low-cost/no cost funding sources over time. However, economic factors are likely to continue to challenge growth, and with the Company’s loan to deposit ratio at 95.6 percent at December 31, 2007 will likely make margin expansion challenging. Pressure on the net interest margin is expected to continue in 2008 and may increase if deposit mix improves as a result of management’s strategies to around retail deposit growth is successful.

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

Compared to 2005, the mix of earning assets improved during 2006. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 72.6 percent for 2006 compared to 61.3 percent for 2005, while average securities decreased from 32.7 percent to 24.3 percent and average federal funds sold and other investments decreased to 3.1 percent from 6.0 percent. In addition to increasing total loans as a percentage of earning assets, the Company successfully maintained the mix of loans, with commercial and commercial real estate volumes representing 60.3 percent of total loans at December 31, 2006 (versus 60.1 percent at December 31, 2005) and residential loan balances (including home equity loans and lines, and construction loans) representing 34.9 percent of total loans (versus 33.5 percent at December 31, 2005).

Net interest margin on a tax equivalent basis increased 18 basis points to 4.15 percent for 2006, compared to 2005. The yield on earning assets for 2006 was 6.52 percent, 111 basis points higher than for 2005, reflecting an improving earning assets mix over 2005 and into 2006 and increased interest rates. Interest rates have increased 100 basis points during 2006 as a result of Federal Reserve actions. The yield on loans improved 80 basis points to 7.34 percent during 2006 as a result of a improving yields due to loan growth and a greater percent of the portfolio in floating rate loans. In addition, an increase in the yield on investment securities of 63 basis points year over year to 4.29 percent was recorded and the yield on federal funds sold and other investments grew 144 basis points to 4.75 percent. Average earning assets for 2006 increased $327.7 million or 18.0 percent compared to 2005. Average loan balances grew $444.6 million or 39.8 percent to $1,560.7 million, average federal funds sold and other investments decreased $42.1 million or 38.4 percent to $67.5 million, and average investment securities were $74.8 million or 12.5 percent lower, totaling $521.4 million.

The increase in loans was principally in commercial real estate loans. The addition of Big Lake increased average loan balances $201 million during 2006. At December 31, 2006, commercial lenders in the Company’s newer markets (Palm Beach County, Brevard County, Orlando and the Big Lake region) have new loan pipelines totaling $95 million and total outstanding loans of $747.7 million. At December 31, 2006, the Company’s total commercial loan pipeline was $271 million. Total commercial loan production for 2006 totaled $443 million compared to $465 million for 2005.

Closed residential loan production during 2006 totaled $172 million, of which $49 million was sold servicing released to manage interest rate risk and to generate fee income. In comparison, $195 million in residential loans were produced in 2005, with $80 million sold servicing released.

While still a significant component favorably affecting the Company’s net interest margin, lower cost interest bearing deposits declined as a percentage of deposits in 2006. Consistent with prior periods where interest rates increased, customers migrated to higher cost certificates of deposit from alternative lower cost interest bearing deposit products. Exacerbating this migration, local competitors aggressively increased their certificate of deposit rates throughout 2006. Lower cost interest bearing deposits (NOW, savings and money market balances) were 56.7 percent of average interest bearing deposits for 2006, versus 60.0 percent for 2005. Average certificates of deposit for 2006 increased to 32.0 percent of interest bearing deposits from 29.5 percent for 2005. The trend worsened as 2006 progressed evidenced by fourth quarter 2006 average balance results, with lower cost deposits making up 53.6 percent of average interest bearing deposits and certificates of deposit 33.6 percent.

The cost of interest-bearing liabilities in 2006 increased 115 basis points to 3.06 percent from 2005.

For 2006, average deposits were higher compared to 2005, increasing 16.5 percent, with average NOW, savings and money market balances increasing $115.3 million or 14.0 percent, noninterest bearing deposits higher by $31.1 million or 7.5 percent, and certificates of deposit increasing $125.1 million or 30.9 percent. Average short-term borrowings (principally sweep repurchase agreements with customers of the Company’s subsidiary bank and Federal Funds purchased) increased, by $34.1 million or 40.1 percent to $119.0 million for 2006, versus a year ago. Trend results for the last half of 2006 differed somewhat from the year over year comparisons. From the second quarter of 2006 (which included the Big Lake acquisition) to year-end 2006, average NOW, savings and money market balances declined $68.3 million or 6.9 percent, noninterest bearing demand deposits were lower by $80.5 million or 16.2 percent, and certificates of deposit increased $47.9 million or 9.0 percent. Some of the decline in low-cost/no cost funding was caused by interest rate disintermediation as customers migrated to higher paying certificates of deposit and, in some instances, to repurchase agreements. Growth in certificates of deposit during 2006 was intentionally limited, with the Company remaining cautious in the pricing of its certificates of deposit as it believed the growing risk of a slowing economy could produce lower short term interest rates in the future. Slowing activity in the residential real estate market (resulting in declining title company and escrow deposits) and completed commercial real estate construction projects (and associated deposits depleting at end of construction) also contributed to the decrease in deposits during the last two quarters of 2006.

Average other borrowings increased $9.4 million or 15.8 percent during 2006, compared to 2005. A $6.0 million advance on a $15.0 million unsecured revolving line of credit (initially drawn upon in June 2005) was repaid during the first quarter of 2005 and replaced by a 3-year term loan of $12.0 million. The $12.0 million term loan was obtained to provide a longer term source for funding, rather than the single revolving line of credit which had to be renewed annually (see Note I-Borrowings).

Noninterest Income

Noninterest income, excluding gains and losses from the sale of securities and a partnership interest, totaled $24,910,000, $1,797,000 or 7.8 percent higher than for 2006. For 2006, noninterest income of $23,113,000 was $2,596,000 or 12.7 percent higher than for 2005. Noninterest income, as defined above, accounted for 22.8 percent of total revenue (net interest income plus noninterest income, excluding securities gains or losses, and the gain on sale of partnership interest) in 2007 compared to 20.6 percent a year ago.

For 2007, revenues from the Company’s wealth management services decreased year over year, by $350,000 or 6.0 percent, compared to an increase of $725,000 or 14.1 percent for 2006 versus 2005. Trust revenue was lower by $283,000 or 9.9 percent and brokerage commissions and fees were lower by $67,000 or 2.2 percent during 2007. Included in the $67,000 decrease in brokerage commissions and fees were increases in brokerage commissions of $77,000 and commissions from life insurance sales and other management fees of $23,000, with revenue from mutual fund sales more than offsetting, down $167,000 year over year. During the second quarter of 2006, brokerage commissions and fees totaled an unusually strong $1,042,000, with a commission of $168,000 collected from a single customer on an insurance annuity sale, and boosting overall performance for 2006. Lower estate fees were the primary cause for the decline in trust income for 2007, decreasing by $412,000 from 2006. While revenues from wealth management services generally improved during 2006 as customers returned to the equity markets, revenue generation was challenging in 2007 due to higher interest rate deposit products offered as an alternative and an uncertain economic environment. The Company believes it can be successful and expand its customer relationships through sales of investment management and brokerage products, including insurance.

Service charges on deposits in 2007 were $930,000 or 13.7 percent higher year over year versus 2006. In comparison, 2006’s service charges on deposits were $1,762,000 or 35.1 percent higher compared to 2005. Service charges on deposits from an acquisition comprised $1,501,000 of 2006’s overall increase. Overdraft fees were higher during 2007 and 2006, increasing $959,000 or 18.9 percent in 2007, versus 2006, and $1,410,000 or 38.6 percent higher in 2006, versus 2005. Of the $1,410,000 increase in overdraft fees in 2006, $1,183,000 was related to the acquisition. Growth rates for remaining service charge fees on deposits have been lower, as the trend over the past few years is for customers to prefer deposit products which have no fees or where fees can be avoided by maintaining balance requirements.

Marine finance fees from the non-recourse sale of marine loans increased $156,000 or 5.8 percent compared to 2006’s results, after decreasing $359,000 or 11.7 percent in 2006 versus 2005. The Company’s marine finance division (Seacoast Marine Finance) produced $186 million in marine loans during 2007, compared to $153 million in 2006 and $189 million in 2005. Of the $186 million of production during 2007, $160 million was sold. In comparison, for 2006 marine loans totaling $148 million were sold. Marine loan production was very good during 2007, considering higher oil prices have dampened demand during the past couple years, along with higher insurance costs after 2004’s and 2005’s hurricanes. While fewer finance opportunities were available in 2006, production improved in 2007 and the Company chose to retain more loans in its portfolio during 2007, versus prior year. Seacoast Marine Finance is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida, and California. The production team in California is capable of not only serving California, but Washington and Oregon as well. The Company will continue to look for opportunities to expand its market penetration of its marine business.

Greater usage of check cards over the past several years by core deposit customers and an increased cardholder base has increased interchange income. For 2007, debit card income increased $157,000 or 7.3 percent from a year ago, and was $435,000 or 25.4 percent higher in 2006 than 2005. Contributing to the increase in 2006 was the addition of approximately $330,000 in revenue from an acquisition. Other deposit based electronic funds transfer (“EFT”) income increased $30,000 or 7.1 percent in 2007 compared to 2006, after increasing $4,000 in 2006 versus 2005. Debit card and other deposit based EFT revenue is dependent upon business volumes transacted, as well as the amplitude of fees permitted by VISA and MasterCard.

The Company is a leader in the production of residential mortgages in its markets, with loans processed by commissioned originators, many referred by the Company’s branch personnel. While higher in 2007, mortgage banking revenue as a component of overall noninterest income has diminished, from 8.8 percent for 2005 to 4.9 percent for 2006 and 5.7 percent for 2007. This is directly related to a greater volume of loans as a percent of overall production being retained in the loan portfolio, primarily loans with adjustable rates. With the Company’s expanded market presence and some improvement on pricing regarding products sold, mortgage banking revenue improved in 2007. Year over year, mortgage banking fees increased $278,000 or 24.6 percent in 2007 compared to 2006, after decreasing $679,000 or 37.5 percent in 2006 versus 2005. Sales of residential loans in 2007 totaled $56 million, versus $49 million in 2006 and $80 million in 2005. Fee income from mortgage banking activities remained challenging in 2007 due to a slower housing market, with some of this weakness offset by higher production related to refinance activities and expanded market share. Mortgage revenues are dependent upon favorable interest rates, as well as, good overall economic conditions, including the values of new and used sales. Mortgage rates and origination fees remain high, not withstanding the general reduction in interest rates effected by the Federal Reserve. The secondary market for residential mortgage loans sales remains limited and continues to be disrupted.

Merchant income for 2007 was $296,000 or 11.6 percent higher than in 2006, and was $315,000 or 14.1 percent higher in 2006 compared to 2005. Merchant income as a source of revenue is dependent upon the volume of credit card transactions that occur with merchants who have business demand deposits with the Company’s banking subsidiary. The Company’s expansion into new markets has positively impacted merchant income, contributing to the increases for 2007 and 2006.

After signing a lease for banking facilities in 2002, the Company invested in a partnership to construct a high-rise building with 67,500 square feet of rentable space in 2004 for its corporate headquarters in Palm Beach County (opened in May 2006). The Company’s investment represented 10 percent of total funds contributed to the partnership. In November 2006, the partnership was dissolved upon settlement of the sale of the building. As a result, the Company recorded a $1,147,000 gain which was recognized during the fourth quarter of 2006.

Noninterest Expenses

The Company’s overhead ratio has ranged in the low 60s over the past few years. The efficiency ratio of 63.3 percent for 2006 compares to 2005’s ratio of 63.7 percent. However, lower earnings in 2007 resulted in this ratio increasing to 69.4 percent. When compared to 2006, noninterest expenses for 2007 increased by $4,378,000 or 6.0 percent to $77,423,000, compared to an increase of $13,945,000 or 23.6 percent in 2006. Of the $4,378,000 increase, noninterest expenses for the acquired bank totaled $1,480,000 during the first quarter of 2007, compared to zero for the prior year; excluding this, noninterest expenses increased 4.0 percent year over year for 2007 versus 2006. Of the $13,945,000 increase in 2006, $5,658,000 was due to the acquired bank In addition, one-time merger costs of $582,000 and $304,000 for the Company’s banking subsidiary name change were incurred in 2006. After the acquisition, the Company chose to align its banking subsidiary’s name more closely with its corporate identity, renaming its banking subsidiary Seacoast National Bank. Also impacting overhead in 2006 were marketing expenses associated with the Company’s new markets.

Noninterest expenses in the first quarter of 2007 were in line with management guidance provided of $18.7 million. Noninterest expenses for the first quarter of 2007 included additional spending related to the opening of a loan production office in Broward County and a new branch in Brevard County, as well as several loan officer hires in the Treasure Coast, Palm Beach, and Big Lake markets. During the second quarter of 2007, further investment for the future was made in the Ft. Lauderdale/Broward County, Florida market, with the acquisition of a team of bankers from a successful nonpublic depository institution. This overhead added a total of approximately $260,000 in expenses in the second quarter of 2007. Other lending personnel acquisitions increased salaries and wages by approximately $100,000 more in the second quarter. During the third quarter of 2007, the Company lowered incentive payouts for senior officers and reduced profit sharing compensation by approximately $1.5 million as a result of lower than expected earnings performance; these savings reduced compensation expense by approximately $500,000 in the fourth quarter, and will remain in effect in 2008 until the Company produces meaningful earnings improvements.

The Company engaged a nationally recognized bank consulting firm in 2007 to assist the Company’s board and management with strategic planning and overhead improvement through revenue generation. Consulting fees added approximately $1 million to 2007’s professional fees. Prospectively, additional savings totaling approximately $3.5 million annually is being implemented involving the consolidation of four branch offices, with reductions in staff and a reduction in marketing costs and other professional fees. If successful, we expect the Company’s overhead ratio will be lower in 2008 as a result of these improvements in overhead and expected revenue growth.

For 2007 versus 2006, salaries and wages increased $2,429,000 or 8.3 percent to $31,575,000. Included in the increase year over year were additional salaries of $678,000 for the acquired bank (during the first quarter of 2007), $215,000 in salaries for Brevard County (including the new branch office opened during the first quarter of 2007), and $630,000 in salaries and wages for personnel in Broward County. Full-time equivalent employees totaled 464 at December 31, 2007, compared to 534 at December 31, 2006 and 426 at December 31, 2005. Salaries and wages increased $5,363,000 or 22.5 percent in 2006, compared to prior year. Included in the year-over-year increase for 2006 compared to 2005 was $2,445,000 related to the addition of Big Lake.

Commissions and incentives were $201,000 greater in 2006 versus 2005, including $374,000 for Big Lake. Base salaries increased $5,568,000 or 28.6 percent from 2005 to 2006, with additional salaries of $2,514,000 and $530,000, respectively, for the acquired companies comprising most of the increase compared to 2005.

Employee benefit costs for 2007 increased only $15,000 to $7,337,000 from 2006. During 2007, a decrease of $854,000 in profit sharing compensation (eliminated for 2007) was partially offset by higher health claims experience during the year, resulting in a $739,000 increase in group health insurance costs compared to 2006. In addition, payroll taxes and unemployment compensation costs were $130,000 greater for 2007. For 2006, employee benefits increased $1,009,000 or 16.0 percent compared to 2005. Group health insurance accruals were $818,000 higher in 2006, as were payroll taxes, up $328,000 year over year, reflecting a larger work force after the acquisitions.

Outsourced data processing costs totaled $7,581,000 for 2007, an increase of $138,000 or 1.9 percent from a year ago versus a $966,000 or 14.9 percent increase in 2006. The Company’s subsidiary bank utilizes third parties for its core data processing systems and merchant credit card services processing. Outsourced data processing costs are directly related to the number of transactions processed, which can be expected to increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular.

Occupancy and furniture and equipment expenses during 2007, on an aggregate basis, increased $582,000 or 5.8 percent year over year, versus a $2,711,000 or 37.4 percent increase in 2006. Included in results for 2007 were additional costs for the acquired bank of $249,000 for the first quarter of 2007 (versus 2006). Costs related to new locations also impacted 2006. Of the $2,711,000 increase for 2006, $1,067,000 was related to the acquired banks, $483,000 to the new Palm Beach County office opened in May 2006, and $242,000 for lease payments on premises for new branch sites, principally rent for land.

Marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, decreased by $1,284,000 or 29.5 percent in 2007, and compared to a $1,165,000 or 36.5 percent increase in 2006 versus 2005. Contributing to the decrease in 2007 was a reduction in donations of $210,000, as well as ad agency costs related to production and printing, newspaper and radio advertising, direct mail campaigns, and public relations totaling $767,000. In addition, sales promotions, market research, and business meals and entertainment were lower by $123,000, $80,000 and $95,000, respectively. Further reductions in marketing costs are anticipated for 2008. For 2006, increases occurred in ad agency costs totaling $588,000, market research regarding the name change and bank integrations added $78,000, donations increased $210,000, public relations an additional $194,000 and business meals $94,000. Marketing costs in 2007 were focused on advertising and promotion spending to attract customers of the Company’s two largest community bank competitors that were acquired and integrated in the first quarter 2007. For 2006, expenditures were primarily focused on the Company’s newer markets, the Palm Beach and Brevard County markets, and the Big Lake region.

Legal and professional fees increased $1,278,000 or 45.8 percent to $4,070,000 for 2007, compared to a $197,000 or 7.6 percent increase in 2006 compared to 2005. Comprising the $1,278,000 increase, $1,078,000 was related to other professional fees, including consulting fees previously mentioned, and $319,000 to legal fees, partially offset by lower examination fees for activities of the Office of the Comptroller of the Currency (“OCC”) of $60,000 and lower certified public accountant fees of $59,000. Other professional fees were higher due to costs related to third party vendors assisting the Company with its review of processes, operations and costs, as well as strategic planning. During 2006, fees for the Company’s subsidiary bank’s primary regulator, the Office of the Comptroller of the Currency, increased $108,000, and fees were incurred with outside parties assisting with the comprehensive review of large credits conducted during the fourth quarter (see “Allowance and Provisioning for Loan Losses”). Prospectively, legal fees may increase as the Company resolves matters pertaining to credit quality (see “Nonperforming Assets”).

The acquisitions in the second quarter of 2006 and 2005 resulted in core deposit intangibles, which at December 31, 2007 totaled $6.6 million. The intangible assets for were assigned estimated lives of 8.7 years and 5.0 years, respectively. For total year 2007, amortization of intangibles totaled $1,259,000, compared to $1,070,000 for 2006, and $533,000 for 2005.

Remaining noninterest expenses increased $1,031,000 in 2007 or 9.4 percent to $11,986,000 and $2,004,000 in 2006 or 22.4 percent to $10,962,000. Larger increases year over year for 2007 compared to 2006 were costs for postage, courier and delivery (up $147,000 on an aggregate basis), employee placement fees (up $325,000, headhunter fees), bank paid closing costs (up $320,000), subcontractor/broker fees related to marine loan production (up $173,000), and foreclosed and repossessed asset management costs (up $174,000). Increasing year over year for 2006 versus 2005 were costs for postage, courier and delivery (up $257,000 on an aggregate basis), insurance (up $208,000, primarily for property and general liability), stationery, printing and supplies (up $389,000), telephone and data lines (up $479,000), bank paid closing costs (up $142,000), as well as costs related to the name change ($207,000), correspondent clearing charges ($89,000), and travel reimbursement, including mileage, airline and hotel (up $198,000).

Federal Deposit Insurance Corporation (“FDIC”) insurance premiums were reformulated for 2007 and increased as much as $1 million but were more than offset under the FDIC’s new rules by a one-time credit for premiums previously paid that totaled $1,240,000. Any credit not used in 2007 will be applied to reduce up to 90 percent of insurance assessments in future years. The Company anticipates it will have utilized the full benefit of this one-time credit early in 2008, therefore, expense will be higher than 2007.

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

Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent given a parallel change in interest rates (up or down) of 200 basis points. The Company’s most recent Asset and Liability Management Committee (“ALCO”) model simulations indicate net interest income would increase 2.9 percent if interest rates gradually rise 200 basis points over the next twelve months and 1.1 percent if interest rates gradually rise 100 basis points The model simulation indicates net interest income would declined by 0.4 percent over the next twelve months given a gradual decline in interest rates of 100 basis points and 1.6 percent if interest rates gradually decline 200 basis points

On December 31, 2007, the Company had a negative gap position based on contractual and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 20.3 percent (see “Table 19 — Interest Rate Sensitivity Analysis”), compared to a negative gap of 23.0 percent a year ago.

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

Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity (“EVE”) to adverse movements in interest rates, is the Company’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). Seacoast is also exposed to market risk in its investing activities. The ALCO meets regularly and is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The policies established by ALCO are reviewed and approved by the Company’s Board of Directors. The primary goal of interest rate risk management is to control exposure to interest rate risk, within policy limits approved by the Board. These limits reflect the Company’s tolerance for interest rate risk over short-term and long-term horizons.

The Company also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to decrease the EVE 1.9 percent versus the EVE in a stable rate environment. An instantaneous 100 basis point decrease in rates is estimated to decrease the EVE 5.3 percent versus the EVE in a stable rate environment.

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

Contractual Commitments

	December 31, 2007
			Over
			One Year
		One Year	through	Over Five
	Total	or Less	Five Years	Years
	(In thousands)

Deposit maturities	$1,987,333	$1,912,417	$74,916	$0
Short-term borrowings	88,100	88,100	0	0
Borrowed funds	65,030	0	15,030	50,000
Subordinated debt	53,610	0	0	53,610
Operating leases	34,542	3,519	8,729	22,294

	$2,228,615	$2,004,036	$98,675	$125,904

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

Contractual maturities for assets and liabilities are reviewed to adequately maintain current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities available for sale and federal funds sold. The Company has access to federal funds and Federal Home Loan Bank (“FHLB”) lines of credit and is able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2007, the Company had available lines of credit of $335 million. At December 31, 2007, the Company had $47 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements. At December 31, 2006, the amount of securities available and not pledged was $189 million.

Liquidity, as measured in the form of cash and cash equivalents (including federal funds sold and interest bearing deposits), totaled $98,475,000 at December 31, 2007 as compared to $92,215,000 at December 31, 2006. Over the past twelve months cash and due from banks declined $39,313,000 or 43.8 percent while federal funds sold and interest bearing deposits increased $45,573,000 to $47,985,000. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in the Company’s securities portfolio and loan portfolio.

The Company, on a parent-only basis, depends upon dividends from Seacoast National for funds to pay its obligations on its junior subordinated debentures, its other obligations and dividends to the Company’s shareholders. At December 31, 2007, the Company held cash and short term securities of $1,878 million compared to $4.512 million at year end 2006. Seacoast National is limited in the amount of dividends it can pay to the Company without prior regulatory approval to not more than current year’s earnings plus the prior two years’ earnings, less any previously paid dividends, provided the Bank maintains its capital adequacy. In 2007, Seacoast National paid dividends to the Company of 116% of Seacoast National’s 2007 net income. Additional provisions to Seacoast National’s allowance for loan losses, as well as any other losses or impairments to goodwill, will reduce the amount of dividends available to the parent Company and will reduce parent company liquidity. See “Supervision and Regulation — page 5.

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

Credit risk of these transactions is managed by establishing a credit limit for each counterparty and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2007 included derivative product assets of $30,000. In comparison, at December 31, 2006 derivative product liabilities of $478,000 were outstanding.

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

Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $351 million at December 31, 2007, and $421 million at December 31, 2006.

Income Taxes

Income taxes for 2007 were 31.1 percent of income before taxes, compared to 35.2 percent for 2006 and 36.0 percent in 2005. A state income tax benefit of $1,173,000 was recorded during 2007 (see “Note L — Income Taxes”). This benefit included $178,000 in enterprise zone tax incentives provided by the State of Florida to promote business activity, specifically in the Big Lake region. In addition, a state income tax credit was recorded during 2007 on the Company’s bank subsidiary, a result of lower earnings performance in conjunction with a real estate investment trust (“REIT”) structure originated in 2003.

Financial Condition

Total assets increased $30,439,000 or 1.3 percent to $2,419,874,000 in 2007, after increasing $257,261,000 or 12.1 percent to $2,389,435,000 in 2006.

Capital Resources

Table 8 summarizes the Company’s capital position and selected ratios. The Company’s ratio of shareholders’ equity to period end total assets was 8.86 percent at December 31, 2007, compared with 8.89 percent one year earlier.

During 2005, the Company formed two wholly owned trust subsidiaries, SBCF Capital Trust I and SBCF Statutory Trust II, and during 2007 formed an additional wholly owned trust subsidiary, SBCF Statutory Trust III. The subsidiaries in 2005 each issued $20.0 million (a total of $40.0 million) in trust preferred securities and the 2007 subsidiary issued an additional $12.0 million in trust preferred securities, guaranteed by the Company on a junior subordinated basis. The Company obtained the proceeds from the trust’s sale of trust preferred securities by issuing junior subordinated debentures to the trust. Under revised Interpretation No. 46 (FIN 46R) promulgated by the Financial Accounting Standards Board (“FASB”), the trust must be deconsolidated with the Company for accounting purposes. As a result of this accounting pronouncement, the Federal Reserve Board adopted changes to its capital rules with respect to the regulatory capital treatment afforded to trust preferred securities. The Federal Reserve Board’s rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25% of core capital, net of goodwill and intangibles. The Company believes that its trust preferred securities qualify under these revised regulatory capital rules and expects that it will be able to treat its $52.0 million of trust preferred securities as Tier 1 capital. For regulatory purposes, the trust preferred securities are added to the Company’s tangible common shareholders’ equity to calculate Tier I capital. At December 31, 2007, the Company’s risk-based capital ratio was 12.17 percent, a slight increase from December 31, 2006’s reported ratio of 11.70 percent.

The Company manages the size of its equity through a program of share repurchases of its outstanding Common stock. At December 31, 2007, a total of 441,000 stock option shares are outstanding, of which 368,000 are exercisable, and 403,000 in stock settled appreciation rights (“SSARs”) are outstanding, none of which are exercisable; during 2007, 178,000 shares were exercised (see “Note J — Employee Benefits”). In treasury stock at December 31, 2007, there were 84,085 shares totaling $1,193,000, compared to 16,032 shares or $310,000 a year ago.

Loan Portfolio

Table 9 shows total loans (net of unearned income) by category outstanding.

Total loans (net of unearned income and excluding the allowance for loan losses) were $1,898,389,000 at December 31, 2007, and grew by $165,278,000 or 9.5 percent compared to December 31, 2006. At December 31, 2006, total loans of $1,733,111,000 were $443,116,000 or 34.4 percent higher than at December 31, 2005 with $195 million of the increase attributable to an acquisition.

Loan growth in 2007 was largely centered in commercial real estate mortgage loans and commercial development loans offset by declines in residential development and residential construction loans. As shown in Table 9 commercial construction and land development loans increased $102,635,000 to $242,448,000 at year end 2007 and commercial real estate mortgages increased $79,900,000 to $517,332,000. Residential mortgage loans and home equity lines combined, increased by approximately $45,107,000 during 2007 to $557,482,000. Offsetting the increases were declines in residential construction and land development loans of $44,893,000 to $295,082,000 at year end 2007 and residential construction and lot loans to individuals which declined by $19,308,000 to $72,037,000.

Residential mortgage lending is an important segment of the Company’s lending activities. The Company has never originated sub-prime, Alt A, Option ARM or any negative amortizing residential loans. Substantially all residential originations have been underwritten to conventional loan agency standards including loans having balances that exceed agency value limitations. Residential mortgage loans are generally secured with first mortgages on property, with a loan to value not exceeding 80 percent of appraised value on the date of origination. The Company generally sells a substantial portion of its fixed rate residential originations and retains substantially all of its adjustable rate residential originations. As interest rates increased over the past year more adjustable rate loans have been added to the portfolio.

Exposure to market interest rate volatility with respect to mortgage loans is managed by attempting to match maturities and re-pricing opportunities for assets against liabilities and through loan sales. At December 31, 2007, approximately $319 million or 64 percent of the Company’s residential mortgage loan balances were adjustable, compared to $278 million or 60 percent a year ago. Loans secured by residential properties having fixed rates totaled approximately $179 million at December 31, 2007, of which 15- and 30-year mortgages totaled approximately $36 million and $51 million, respectively. The remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. Also included in residential mortgage loans is a small home equity line portfolio totaling approximately $59 million at December 31, 2007. In comparison, loans secured by residential properties having fixed rates totaled approximately $184 million at December 31, 2006, with 15- and 30-year fixed rate residential mortgages totaling approximately $38 million and $50 million, respectively.

Second mortgage loans (home equity mortgages) and home equity lines are extended by the Company (see Table 9). Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $30,000 or less. Such loans are sometimes made for larger amounts with fixed rates, but balloon payments upon maturity, not exceeding five years. While past due payments have increased modestly for the residential portfolio, they remain lower than national averages. The total of all first and second mortgage residential loans on nonaccrual at year end totaled approximately $2.9 million.

Construction and land development loans, including loans secured by commercial real estate, were comprised of the following types of loans at December 31, 2007 and 2006:

	2007			2006
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Construction and land development
Residential:
Condominiums	$60.2	$19.0	$79.2	$94.8	$48.3	$143.1
Town homes	25.0	2.2	27.2	10.4	7.7	18.1
Single Family
Residences	67.4	16.2	83.6	80.3	69.4	149.7
Single Family
Land & Lots	108.0	7.9	115.9	106.3	18.7	125.0
Multifamily	34.5	19.3	53.8	48.2	8.5	56.7

	295.1	64.6	359.7	340.0	152.6	492.6
Commercial:
Office buildings	30.9	7.0	37.9	14.1	11.7	25.8
Retail trade	69.0	17.8	86.8	16.1	0.8	16.9
Land	82.6	14.1	96.7	93.5	32.5	126.0
Industrial	13.0	11.0	24.0	6.3	11.4	17.7
Healthcare	1.0	—	1.0	2.0	1.5	3.5
Churches & educational facilities	—	0.5	0.5	2.1	0.7	2.8
Lodging	11.2	3.9	15.1	2.1	13.0	15.1
Convenience stores	1.7	0.1	1.8	0.5	0.8	1.3
Marina	23.1	14.1	37.2	2.2	2.8	5.0
Other	9.9	5.7	15.6	0.9	10.0	10.9

Total residential and commercial construction and land development	242.4	74.2	316.6	139.8	85.2	225.0

	537.5	138.8	676.3	479.8	237.8	717.6
Individuals:
Lot loans	39.4	—	39.4	40.6	—	40.6
Construction	32.7	15.7	48.4	50.7	25.4	76.1

	72.1	15.7	87.8	91.3	25.4	116.7

Total	$609.6	$154.5	$764.1	$571.1	$263.2	$834.3

The following is the geographic location of the Company’s construction and land development loans (excluding loans to individuals) totaling $537,530,000 at December 31, 2007:

% of Total Construction and Land
Florida County	Development Loans

Palm Beach	19.4%
Indian River	18.9
Martin	15.0
St Lucie	13.3
Brevard	7.3
Orange	5.5
Lee	4.0
Volusia	3.4
Osceola	2.9
Highlands	2.7
Miami-Dade	1.7
Okeechobee	1.1
Broward	1.0
Dade	1.0
Charlotte	0.9
Bradford	0.6
Marion	0.4
Collier	0.4
Lake	0.4
Other	0.1

Total	100.0

The construction period for commercial real estate generally ranges from 18-24 months. Demand in the Company’s market area over the past few years provided the opportunity for growth in these type loans.

There has been a slowing in residential real estate activity in most of the Company’s markets, resulting in increases of inventory for finished new housing units. Sales prices for both new and existing residential housing have moderated, declining from their market highs. The Company anticipates that the slowing of loan growth evident over the past couple quarters will continue in 2008, in part due to slowing demand but also to repayments of existing construction loans.

Commercial real estate mortgage loans were comprised of the following loan types at December 31, 2007 and 2006:

	2007			2006
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Office buildings	$131.7	$2.8	$134.5	$109.2	$2.2	$111.4
Retail trade	76.2	0.6	76.8	50.9	0.5	51.4
Land	5.3	—	5.3	—	—	—
Industrial	105.5	1.7	107.2	64.3	1.2	65.5
Healthcare	32.4	1.0	33.4	40.7	1.0	41.7
Churches and educational
facilities	40.2	0.2	40.4	32.3	4.9	37.2
Recreation	3.0	0.2	3.2	4.4	—	4.4
Multifamily	13.8	1.6	15.4	9.9	—	9.9
Mobile home parks	3.9	—	3.9	6.0	—	6.0
Lodging	22.7	0.2	22.9	19.1	—	19.1
Restaurant	8.2	1.2	9.4	11.7	1.0	12.7
Agriculture	12.9	0.9	13.8	26.1	5.2	31.3
Convenience stores	23.2	—	23.2	22.0	—	22.0
Other	38.3	0.7	39.0	40.8	1.1	41.9

Total	$517.3	$11.1	$528.4	$437.4	$17.1	$454.5

The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2007 aggregated to $159.9 million (versus $194.1 million a year ago) and for the top 70 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $598.8 million (compared to 67 relationships aggregating to $722.8 million a year ago).

Overall loan growth is expected to be flat in the year ahead due in part to the dramatic slowing of residential real estate sales activity. Over the past year the Company has placed increased emphasis on non-residential mortgage loan growth within its market footprint. The Company’s expansion into new markets over the past few years has broadened its geographic focus into more metropolitan areas with a focus on selectively acquiring market share.

Broward County, our newest market in 2007 has loans outstanding of $65.3 million at December 31, 2007, and a pipeline of $93 million. The addition of loan officers in Orange and Seminole County (the Orlando area), another vibrant Florida market, provides the Company with a loan base of $168.0 million at December 31, 2007, and a pipeline of loans totaling $39 million, compared to $136.3 million at December 31, 2006, and a pipeline of $11 million. At December 31, 2007, $345.8 million in loans are outstanding in Palm Beach County with a pipeline of approximately $49 million pending at year-end 2007. In comparison, $355.8 million in loans were outstanding with a loan pipeline of approximately $51 million pending at year-end 2006. Finally, in Brevard County, entered into in mid-2004 with the opening of a loan production office, $38.1 million in loans are outstanding at year-end 2007, with a pipeline of $56 million pending. In comparison, $60.3 million in loans were outstanding with a loan pipeline of approximately $22 million pending at year-end 2006. A second full-service branch office will be opening in Brevard County late in the first quarter of 2008, providing a greater presence in this new market.

Commercial business lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses typically are smaller, often have short operating histories and do not have the sophisticated record keeping systems of larger entities. Such loans are subject to the risks inherent to lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows. The Company’s commercial loan portfolio totaled $126,695,000 at December 31, 2007, compared to $128,101,000 at December 31, 2006.

The Company was also a creditor for consumer loans to individual customers (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) totaling $86,362,000 at December 31, 2007 (versus $83,428,000 a year ago), real estate construction loans secured by residential properties totaling $32,718,000 (versus $50,422,000 a year ago) and residential lot loans totaling $39,319,000 (versus $40,923,000 a year ago). Most consumer loans are secured and net charge offs have been lower than peers. Past due loans have not increased significantly in 2007 and consumer loans on nonaccrual totaled $621,000 at year end.

At December 31, 2007, the Company had commitments to make loans of $351,053,000, compared to $420,968,000 at December 31, 2006 (see “Note P — Contingent Liabilities and Commitments with Off-Balance Sheet Risk”).

Deposits and Borrowings

Total deposits increased $96,315,000 or 5.1 percent to $1,987,333,000 at December 31, 2007 compared to one year earlier, reflecting the strength of the Company’s core deposit franchise. Certificates of deposit (“CDs”) increased $33,893,000 or 5.9 percent to $603,662,000 over the past twelve months, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $126,581,000 or 13.6 percent to $1,056,025,000, and noninterest bearing demand deposits decreased $64,159,000 or 16.4 percent to $327,646,000. Deposits increased significantly during the fourth quarter of 2007, increasing $131.6 million or 7.1 percent, a result of normal seasonal deposit increases and higher average public fund deposit balances due to credit concerns relating to state run investment fund. It is believed that a portion of the increased public fund deposits may ultimately be placed in investments other than bank deposits.

In comparison to 2005, total deposits increased $106,799,000 or 6.0 percent to $1,891,018,000 at December 31, 2006. Of this increase in deposits, $237 million was related to deposits from an acquisition. During 2006, certificates of deposit increased $140,577,000 or 32.8 percent to $569,769,000, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $47,413,000 or 5.4 percent to $929,444,000, and noninterest bearing demand deposits decreased $81,191,000 or 17.2 percent to $391,805,000

During the third and fourth quarters of 2006 the slowdown in Florida housing activity resulted in deposits declining $137,587,000. Deposit mix was unfavorably affected as well, with noninterest bearing deposits declining $96.7 million from June 30, 2006 to December 31, 2006. With higher interest rates, disintermediation between lower cost (no cost) products and certificates of deposit occurred. Local competitors with higher loan to deposit ratios aggressively increased rates for certificates of deposit throughout the third and fourth quarters of 2006 and into 2007, purposefully maintaining necessary funding for their institutions. During 2007 and 2006, Seacoast chose to be more cautious with regards to the pricing of its certificates of deposit.

The Company’s expects it will continue to be successful generating deposits by marketing desirable products, in particular its array of money market and NOW product offerings. The Company’s entrance into new markets, including Broward and Palm Beach Counties, the Orlando market, and central Florida provide an opportunity to enhance overall deposit growth, including lower cost interest bearing deposits.

Securities sold under repurchases agreement decreased over the past twelve months by $54,376,000 or 38.2 percent to $88,100,000 at December 31, 2007. In comparison, repurchase agreements increased $45,690,000 or 47.2 percent to $142,476,000 during 2006. Repurchase agreements are offered by the Company’s subsidiary bank to select customers who wish to sweep excess balances on a daily basis for investment purposes. The number of sweep repurchase accounts increased from 202 a year ago to 249 at December 31, 2007, but balances maintained were lower, impacted by lower public fund amounts versus prior year.

Federal funds purchased outstanding at December 31, 2006 totaled $64 million, versus no federal funds purchased outstanding at December 31, 2007. The Company utilizes federal funds during periods of temporary gaps between loan funding/repayments and deposit growth. As previously noted, deposits were lower at the end of 2006, requiring the use of federal funds purchased as a temporary replacement.

Effects of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

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

At December 31, 2007, the Company had $13,913,000 in trading securities (representing 4.6 percent of total securities), $254,916,000 in securities available for sale (or 84.8 percent of total securities) and securities held for investment carried at $31,900,000 (10.6 percent of total securities). The Company’s securities portfolio decreased $143,212,000 or 32.3 percent from December 31, 2006. Maturities of securities of $77.7 million, sales of $253.8 million, and purchases totaling $219.0 million were transacted during 2007.

At December 31, 2006, the Company’s total securities portfolio decreased $99,083,000 or 18.2 percent year over year from 2005. Maturities of securities of $151.1 million, sales of $112.4 million and purchases totaling $92.6 million were transacted during 2006. Most of the sales activity during 2006 was related to securities acquired from Big Lake, with adjustments to fair value as a result of purchase accounting allowing the Company to reposition the securities.

Federal funds sold totaled $47,985,000 at December 31, 2007, versus $2,412,000 at December 31, 2006. Federal funds sold and interest bearing deposits were lower at year-end 2006, in part due to lower deposit balances related to a slowing in the residential real estate market in late 2006 and funding of loan growth during 2006.

Management exercises control over the Company’s interest rate risk by targeting an average duration for the securities portfolio through the acquisition of securities returning principal monthly that can be reinvested. The estimated average life of the investment portfolio at December 31, 2007 was 5.0 years, higher than a year ago when the average life was 2.7 years. With more adjustable prime based loans in its loan portfolio and the increased prospects for lower interest rates, the Company chose to lengthen the duration of its securities portfolio during 2007.

At December 31, 2007, available for sale securities totaling $254,916,000 had gross losses of $995,000 and gross gains of $1,495,000, compared to gross losses of $3,722,000 and gross gains of $243,000 at December 31, 2006. The Company has the intent and ability to hold the securities with losses until fair value is recovered. Consensus market perception is that the Federal Reserve will lower interest rate further prospectively, which is likely to result in an improving fair value for the portfolio.

Company management considers the overall quality of the securities portfolio to be high. No securities are held which are not traded in liquid markets.

Fourth Quarter Review

During the fourth quarter of 2007, the Company’s earnings continued to be impacted by the slowdown in the Florida real estate market with growth in nonperforming assets and an elevated provision for loan losses. Fourth quarter net income was $1.9 million or $0.10 diluted earnings per share, compared to $285,000 or $0.01 diluted earnings per share in the third quarter of 2007 and $5.7 million or $0.30 diluted earnings per share in the fourth quarter of 2006. Returns on average assets and equity were 0.32 percent and 3.48 percent for the fourth quarter of 2007, compared to 0.05 percent and 0.51 percent in the third quarter of 2007, and 0.95 percent and 10.57 percent in the fourth quarter of 2006.

Earnings for the fourth quarter of 2007 were impacted by a higher provisioning for loan losses. During the quarter, the Company’s nonperforming assets increased $22.7 million to $68.6 million or 3.61 percent of loans and other real estate owned (OREO). Net loan charge-offs in the fourth quarter totaled $4.5 million, compared to $5.8 million for the total year 2007. The provision in the fourth quarter totaled $3,813,000, compared to $2,250,000 a year ago and $8,375,000 in the third quarter of 2007. The majority of nonperforming assets are nonaccrual loans for land and acquisition and development related to the residential market.

Net interest income on a fully tax equivalent basis for the fourth quarter of 2007 was $20,724,000, $423,000 or 2.0 percent lower than for the third quarter of 2007 and $1,122,000 or 5.1 percent lower than a year ago for the same quarter. The net interest margin for the fourth quarter was 3.71 percent, a decrease from the 3.95 percent achieved in last year’s fourth quarter and a 23 basis point decrease from the 3.94 percent for the third quarter of 2007. The decline in net interest margin resulted from higher average nonaccrual loan balances and the repricing of prime based loans as a result of lower interest rates. Competition for deposits during the fourth quarter of 2007 did not allow for the full benefit to be realized from the Federal Reserve reducing rates 100 basis points beginning in September 2007. Deposit costs were lower in the fourth quarter and totaled 2.93 percent compared to 3.01 percent for the third quarter of 2007. The total cost of interest bearing liabilities declined 17 basis points to 3.71 percent in the fourth quarter from the third quarter of 2007 and compared to 3.52 percent in the fourth quarter a year ago. Net interest income will continue to be impacted by increased nonaccrual loans and OREO which may continue to grow through the first half of 2008.

In the fourth quarter of 2007 loan growth slowed with a modest growth of $5.3 million from the third quarter of 2007. The impact of a slower housing market is likely to impact the Company’s loan pipelines prospectively and it is believed slower loan growth will result for 2008. Deposit growth during the fourth quarter of 2007 totaled $131.6 million, resulting from normal seasonal deposit increases and higher average public fund deposit balances. A portion of the public funds may migrate to investments other than deposits prospectively.

Noninterest income, excluding securities gains and losses and the gain on sale of a partnership interest (a fourth quarter 2006 event), increased 4.2 percent in the fourth quarter of 2007 when compared to the same quarter a year ago. Increased revenue from service charges on deposits of $195,000, merchant income of $52,000, and marine finance fees of $26,000, were partially offset by decreased wealth management fees of $53,000, as well as decreased mortgage banking revenue of $59,000. Mortgage loan volumes are more challenging to obtain and more production with adjustable rates is being retained in the loan portfolio.

Noninterest expenses in the fourth quarter of 2007 totaled $19.8 million, in line with guidance provided at the end of the third quarter of 2007 after excluding one-time costs of $275,000 for VISA litigation and settlement costs and costs associated with increased problem credits. Noninterest expenses for the quarter were $500,000 lower as a result of the elimination of executive bonus compensation, lower incentive payouts for senior officers and reduced profit sharing compensation for 2007. A reduction of $1.5 million was recognized in the third quarter of 2007 for year to date accruals regarding these same expenses. The effect of these reductions in compensation will remain in place prospectively until the Company produces meaningful earnings improvements. Noninterest expenses for the fourth quarter of 2007 were $1,619,000 or 8.9 percent higher than fourth quarter a year ago and noninterest expenses for the fourth quarter of 2006 were $2,435,000 or 15.4 percent greater than for the fourth quarter of 2005. Noninterest expenses for the fourth quarter of 2006 included added spending related to re-branding the subsidiary bank and costs associated with attracting customers of acquired local competitors totaling approximately $314,000. Overhead is targeted to increase more modestly in 2008.

Table 1 — Condensed Income Statement*

	2007	2006	2005
	(Tax equivalent basis)

Net interest income	3.65%	3.86%	3.73%
Provision for loan losses	0.55	0.14	0.07
Noninterest income
Securities restructuring losses	(0.22)	—	—
Securities gains (losses)	—	(0.01)	0.01
Other	1.07	1.04	1.06
Noninterest expenses	3.33	3.16	3.05

Income before income taxes	0.62	1.59	1.68
Provision for income taxes including tax equivalent adjustment	0.20	0.56	0.61

Net Income	0.42%	1.03%	1.07%

*	As a Percent of Average Assets

Table 2 — Changes in Average Earning Assets

	Increase/(Decrease)		Increase/(Decrease)
	2007 vs 2006		2006 vs 2005
	(Dollars in thousands)

Securities:
Taxable	$(217,212)	(42.2)%	$(80,245)	(13.5)%
Nontaxable	1,517	22.5	5,447	416.1
Federal funds sold and other short term investments	(37,736)	(55.9)	(42,065)	(38.4)
Loans, net	267,864	17.2	444,566	39.8

TOTAL	$14,433	0.7	$327,703	18.0

Table 3 — Rate/Volume Analysis (on a Tax Equivalent Basis)

	2007 vs 2006			2006 vs 2005
	Due to Change in:			Due to Change in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
	Amount of increase (decrease)

EARNING ASSETS
Securities
Taxable	$(10,036)	$2,915	$(7,121)	$(3,177)	$3,358	$181
NonTaxable	99	(5)	94	386	(44)	342

	(9,937)	2,910	(7,027)	(2,791)	3,314	523
Federal funds sold and other short term investments	(1,929)	352	(1,577)	(1,694)	1,278	(416)
Loans	19,599	(668)	18,931	30,854	10,608	41,462

TOTAL EARNING ASSETS	7,733	2,594	10,327	26,369	15,200	41,569
INTEREST BEARING LIABILITIES
NOW	(1,427)	1,477	50	863	1,492	2,355
Savings deposits	(219)	58	(161)	(101)	253	152
Money market accounts	1,710	3,517	5,227	1,121	6,461	7,582
Time deposits	3,601	4,093	7,694	4,471	5,190	9,661

	3,665	9,145	12,810	6,354	13,396	19,750
Federal funds purchased and other short term borrowings	1,297	244	1,541	1,175	1,731	2,906
Other borrowings	553	(54)	499	525	1,391	1,916

TOTAL INTEREST BEARING LIABILITIES	5,515	9,335	14,850	8,054	16,518	24,572

NET INTEREST INCOME	$2,218	$(6,741)	$(4,523)	$18,315	$(1,318)	$16,997

(a)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Table 4 — Changes in Average Interest Bearing Liabilities

	Increase/(Decrease)		Increase/(Decrease)
	2007 vs 2006		2006 vs 2005
	(Dollars in thousands)

NOW	$(67,870)	(35.4)%	$74,945	64.2%
Savings deposits	(31,843)	(21.3)	(17,267)	(10.4)
Money market accounts	61,251	10.2	57,608	10.6
Time deposits	80,259	15.1	125,127	30.9
Federal funds purchased and other short term borrowings	29,565	24.8	34,073	40.1
Other borrowings	8,327	12.1	9,383	15.8

TOTAL	$79,689	4.8	$283,869	20.7

Table 5 — Three Year Summary

	Average Balances, Interest Income and Expenses, Yields and Rates (1)
	2007			2006			2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$297,480	$14,812	4.98%	$514,692	$21,933	4.26%	$594,937	$21,752	3.66%
Nontaxable	8,273	536	6.48	6,756	442	6.54	1,309	100	7.64

	305,753	15,348	5.02	521,448	22,375	4.29	596,246	21,852	3.66
Federal funds sold and other short term investments	29,808	1,631	5.47	67,544	3,208	4.75	109,609	3,624	3.31
Loans (2)	1,828,537	133,429	7.30	1,560,673	114,498	7.34	1,116,107	73,036	6.54

TOTAL EARNING ASSETS	2,164,098	150,408	6.95	2,149,665	140,081	6.52	1,821,962	98,512	5.41
Allowance for loan losses	(16,842)			(11,624)			(7,957)
Cash and due from banks	60,322			74,280			65,146
Bank premises and equipment	38,886			32,573			21,095
Other assets	77,745			69,970			37,115

	$2,324,209			$2,314,864			$1,937,361

INTEREST BEARING LIABILITIES
NOW	$123,850	3,184	2.57%	$191,720	3,134	1.63%	$116,775	779	0.67%
Savings deposits	117,481	832	0.71	149,324	993	0.66	166,591	841	0.50
Money market accounts	660,476	20,284	3.07	599,225	15,057	2.51	541,617	7,475	1.38
Time deposits	610,406	29,580	4.85	530,147	21,886	4.13	405,020	12,225	3.02
Federal funds purchased and other short term borrowings	148,610	6,656	4.48	119,045	5,115	4.30	84,972	2,209	2.60
Other borrowings	77,185	5,101	6.61	68,858	4,602	6.68	59,475	2,686	4.52

TOTAL INTEREST BEARING LIABILITIES	1,738,008	65,637	3.78	1,658,319	50,787	3.06	1,374,450	26,215	1.91
Demand deposits	358,597			446,471			415,416
Other liabilities	8,876			12,208			8,620

	2,105,481			2,116,998			1,798,486
Shareholders’ equity	218,728			197,866			138,875

	$2,324,209			$2,314,864			$1,937,361

Interest expense as % of earning assets			3.03%			2.36%			1.44%
Net interest income/yield on earning assets		$84,771	3.92%		$89,294	4.15%		$72,297	3.97%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

Table 6 — Noninterest Income

	Year Ended			% Change
	2007	2006	2005	07/06	06/05
	(Dollars in thousands)

Service charges on deposit accounts	$7,714	$6,784	$5,022	13.7%	35.1%
Trust fees	2,575	2,858	2,573	(9.9)	11.1
Mortgage banking fees	1,409	1,131	1,810	24.6	(37.5)
Brokerage commissions and fees	2,935	3,002	2,562	(2.2)	17.2
Marine finance fees	2,865	2,709	3,068	5.8	(11.7)
Debit card income	2,306	2,149	1,714	7.3	25.4
Other deposit based EFT fees	451	421	417	7.1	1.0
Merchant income	2,841	2,545	2,230	11.6	14.1
Gain on sale of partnership interest	—	1,147	—	(100.0)	n/m
Interest rate swap profits (losses)	—	—	(267)	—	100.0
Other	1,814	1,514	1,388	19.8	9.1

	24,910	24,260	20,517	2.7	18.2
Securities restructuring losses	(5,118)	—	—	n/m	—
Securities gains (losses)	70	(157)	128	(144.6)	(222.7)

TOTAL	$19,862	$24,103	$20,645	(17.6)	16.7

n/m = not meaningful

Table 7 — NonInterest Expense

	Year Ended			% Change
	2007	2006	2005	07/06	06/05
	(Dollars in thousands)

Salaries and wages	$31,575	$29,146	$23,783	8.3%	22.5%
Employee benefits	7,337	7,322	6,313	0.2	16.0
Outsourced data processing costs	7,581	7,443	6,477	1.9	14.9
Telephone/data lines	1,905	1,836	1,357	3.8	35.3
Occupancy	7,677	7,435	5,126	3.3	45.0
Furniture and equipment	2,863	2,523	2,121	13.5	19.0
Marketing	3,075	4,359	3,194	(29.5)	36.5
Legal and professional fees	4,070	2,792	2,595	45.8	7.6
FDIC assessments	225	325	225	(30.8)	44.4
Amortization of intangibles	1,259	1,063	533	18.4	99.4
Other	9,856	8,801	7,376	12.0	19.3

TOTAL	$77,423	$73,045	$59,100	6.0	23.6

n/m = not meaningful

Table 8 — Capital Resources

	December 31
	2007	2006	2005
	(Dollars in thousands)

TIER 1 CAPITAL
Common Stock	$1,920	$1,899	$1,710
Additional paid in capital	90,924	88,380	42,900
Retained earnings	122,396	124,811	112,182
Treasury stock	(1,193)	(310)	(218)
Qualifying trust preferred securities	52,000	40,000	40,000
Intangibles	(56,452)	(57,299)	(33,908)
Other	60	58	—

TOTAL TIER 1 CAPITAL	209,655	197,539	162,666
TIER 2 CAPITAL
Allowance for loan losses, as limited(1)	22,425	15,039	9,124

TOTAL TIER 2 CAPITAL	22,425	15,039	9,124

TOTAL RISK-BASED CAPITAL	$232,080	$212,578	$171,790

Risk weighted assets	$1,907,470	$1,816,705	$1,460,924

Tier 1 risk based capital ratio	10.99%	10.87%	11.13%
Total risk based capital ratio	12.17	11.70	11.76
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	9.10	8.53	7.86
Regulatory minimum	4.00	4.00	4.00
Shareholder’s equity to assets	8.86	8.89	7.16
Average shareholders’ equity to average total assets	9.41	8.55	7.17

(1)	Includes reserve for unfunded commitments of $523,000, $124,000 and $118,000 at December 31, 2007, 2006 and 2005.

Table 9 — Loans Outstanding

	December 31
	2007	2006	2005
	(In thousands)

Construction and land development
Residential	$295,082	$339,975	$254,113
Commercial	242,448	139,813	90,470

	537,530	479,788	344,583
Individuals	72,037	91,345	82,633

	609,567	571,133	427,216
Real estate mortgage
Residential real estate
Adjustable	319,470	277,649	166,494
Fixed rate	87,506	87,883	73,675
Home equity mortgages	91,418	95,923	67,034
Home equity lines	59,088	50,920	41,721

	557,482	512,375	348,924
Commercial real estate	517,332	437,449	331,953

	1,074,814	949,824	680,877
Commercial and financial	126,695	128,101	98,653
Installment loans to individuals Automobiles and trucks	24,940	22,260	18,029
Marine loans	33,185	32,531	39,682
Other	28,237	28,637	25,231

	86,362	83,428	82,942
Other loans	951	625	307

TOTAL	$1,898,389	$1,733,111	$1,289,995

Table 10 — Loan Maturity Distribution

	December 31, 2007
	Commercial	Construction and
	and Financial	Land Development	Total
		(In thousands)

In one year or less	$51,005	$353,860	$404,865
After one year but within five years:
Interest rates are floating or adjustable	18,959	135,582	154,541
Interest rates are fixed	23,488	83,468	106,956
In five years or more:
Interest rates are floating or adjustable	8,258	21,025	29,283
Interest rates are fixed	24,985	15,632	40,617

TOTAL	$126,695	$609,567	$736,262

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31
		% of		% of
	2007	Total	2006	Total
	(Dollars in thousands)

Maturity Group:
Under 3 Months	$107,002	39.5%	$97,567	39.9%
3 to 6 Months	97,116	35.9	70,677	28.9
6 to 12 Months	43,566	16.1	64,730	26.5
Over 12 Months	23,140	8.5	11,544	4.7

TOTAL	$270,824	100.0%	$244,518	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Beginning balance	$14,915	$9,006	$6,598	$6,160	$6,826
Provision for loan losses	12,745	3,285	1,317	1,000	—
Carryover of allowance for loan losses	—	2,518	1,225	—	—
Charge offs:
Commercial and financial	1,072	16	254	591	646
Consumer	858	295	161	162	320
Commercial real estate	3,780	—	—	—	78
Residential real estate	240	—	—	—	9

TOTAL CHARGE OFFS	5,950	311	415	753	1,053
Recoveries:
Commercial and financial	57	161	125	41	77
Consumer	135	256	151	135	192
Commercial real estate	—	—	5	15	108
Residential real estate	—	—	—	—	10

TOTAL RECOVERIES	192	417	281	191	387

Net loan charge offs (recoveries)	5,758	(106)	134	562	666

ENDING BALANCE	$21,902	$14,915	$9,006	$6,598	$6,160

Loans outstanding at end of year*	$1,898,389	$1,733,111	$1,289,995	$899,547	$708,792
Ratio of allowance for loan losses to loans outstanding at end of year	1.15%	0.86%	0.70%	0.73%	0.87%
Daily average loans outstanding*	$1,828,537	$1,560,673	$1,116,107	$799,649	$678,339
Ratio of net charge offs (recoveries) to average loans outstanding	0.31%	(0.01)%	0.01%	0.07%	0.10%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

	December 31
	2007	2006	2005	2004	2003
		(Dollars in thousands)

ALLOCATION BY LOAN TYPE
Commercial and financial loans	$3,070	$3,199	$1,794	$1,339	$786
Real estate loans	17,942	11,073	6,328	4,395	4,353
Installment loans	890	643	884	864	1,021

TOTAL	$21,902	$14,915	$9,006	$6,598	$6,160

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial and financial loans	6.7%	7.4%	7.7%	7.4%	6.6%
Real estate loans	88.7	87.8	85.9	83.5	81.5
Installment loans	4.6	4.8	6.4	9.1	11.9

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

Table 14 — Nonperforming Assets

	December 31
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Nonaccrual loans(1)	$67,834	$12,465	$372	$1,447	$1,091
Other real estate owned	735	—	—	—	1,954

TOTAL NONPERFORMING ASSETS	$68,569	$12,465	$372	$1,447	$3,045

Amount of loans outstanding at end of year(2)	$1,898,389	$1,733,111	$1,289,995	$899,547	$708,792
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	3.61%	0.72%	0.03%	0.16%	0.43%
Accruing loans past due 90 days or more	$25	$64	$465	$32	$8

(1)	Interest income that could have been recorded during 2007 and 2006 related to nonaccrual loans was $2,206,000 and $371,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

Table 15 — Securities Available For Sale

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2007	$30,071	$30,405	$334	$—
2006	95,003	94,676	21	(348)
Mortgage-backed securities of Government Sponsored Entities
2007	31,970	32,303	333	—
2006	11,393	11,340	—	(53)
Collateralized mortgage obligations of Government Sponsored Entities
2007	156,894	157,012	792	(674)
2006	155,977	153,560	193	(2,610)
Private collateralized mortgage obligations
2007	29,945	29,622	—	(323)
2006	50,472	49,761	—	(711)
Obligations of state and political subdivisions
2007	2,021	2,057	36	—
2006	2,020	2,049	29	—
Other
2007	3,517	3,517	—	—
2006	2,597	2,597	—	—

Total Securities Held For Sale
2007	$254,418	$254,916	$1,495	$(997)
2006	317,462	313,983	243	(3,722)

Table 16 — Securities Held For Investment

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

Collateralized mortgage obligations of Government Sponsored Entities
2007	$1,960	$1,946	$—	$(14)
2006	72,398	70,821	46	(1,623)
Private collateralized mortgage obligations
2007	23,795	23,546	—	(249)
2006	51,189	50,138	—	(1,051)
Obligations of states and political subdivisions
2007	6,145	6,190	53	(8)
2006	6,371	6,436	67	(2)

Total Securities Held For Investment
2007	$31,900	$31,682	$53	$(271)
2006	129,958	127,395	113	(2,676)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2007
					Average
	1-5	5-10	After 10		Maturity
	Years	Years	Years	Total	in Years
	(Dollars in thousands)

AMORTIZED COST
Collateralized mortgage obligations of Government Sponsored Entities	1,960	—	—	$1,960	1.07
Private collateralized mortgage obligations	12,533	11,262	—	23,795	5.25
Obligations of state and political subdivisions	584	$4,042	$1,519	6,145	8.36

Total Securities Held For Investment	$15,077	$15,304	$1,519	$31,900	5.59

FAIR VALUE
Collateralized mortgage obligations of Government Sponsored Entities	$1,947	—	—	$1,946
Private collateralized mortgage obligations	12,368	11,178	—	23,546
Obligations of state and political subdivisions	582	$4,068	$1,540	6,190

Total Securities Held For Investment	$14,896	$15,246	$1,540	$31,682

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of Government Sponsored Entities	5.98%	—	—	5.98%
Private collateralized mortgage obligations	5.19%	5.14%	—	5.17%
Obligations of state and political subdivisions	7.00%	6.97%	6.90%	6.96%
Total Securities Held For Investment	5.37%	5.62%	6.90%	5.56%

Table 18 — Maturity Distribution of Securities Available For Sale

	December 31, 2007
					No		Average
	1 Year	1-5	5-10	After 10	Contractual		Maturity
	or Less	Years	Years	Years	Maturity	Total	in Years
	(Dollars in thousands)

AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$7,997	$22,074	$—	$—	$—	$30,071	0.97
Mortgage-backed securities of Government Sponsored Entities	—	11,328	10,099	10,543	—	31,970	7.30
Collateralized mortgage obligations of Government Sponsored Entities	155	96,372	60,367	—	—	156,894	4.17
Private collateralized mortgage obligations	—	5,246	—	24,519	—	29,945	9.62
Obligations of state and political subdivisions	—	—	442	1,579	—	2,021	11.31
Other	—	—	—	—	3,517	3,517	*

Total Securities Held For Sale	$8,152	$135,200	$70,908	$36,641	$3,517	$254,418	4.89

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$8,006	$22,399	$—	$—	$—	$30,405
Mortgage-backed securities of Government Sponsored Entities	—	11,474	10,206	10,623	—	32,303
Collateralized mortgage obligations of Government Sponsored Entities	155	96,609	60,248	—	—	157,012
Private collateralized mortgage obligations	—	5,394	—	24,228	—	29,622
Obligations of state and political subdivisions	—	—	451	1,606	—	2,057
Other	—	—	—	—	3,517	3,517

Total Securities Held For Sale	$8,161	$135,876	$70,905	$36,457	$3,517	$254,916

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	5.07%	5.02%	—	—	—	5.04%
Mortgage-backed securities of Government Sponsored Entities	—	5.83%	5.78%	5.38%	—	5.66%
Collateralized mortgage obligations of Government Sponsored Entities	3.01%	5.10%	5.26%		—	5.16%
Private collateralized mortgage obligations		5.15%	—	5.39	—	5.35%
Obligations of state and political subdivisions	—	—	6.45%	6.83%	—	6.75%
Other	—	—	—	—	4.20%	4.20%
Total Securities Held For Sale	5.03%	5.15%	5.34%	5.45%	4.20%	5.23%

*	Other Securities excluded from calculated average for total securities

Table 19 — Interest Rate Sensitivity Analysis (1)

	December 31, 2007
	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
	(Dollars in thousands)

Federal funds sold and interest bearing deposits	$47,985	$—	$—	$—	$47,985
Securities(2)	65,173	21,795	93,819	119,442	300,229
Loans(3)	828,493	334,728	572,924	99,063	1,835,208

Earning assets	941,651	356,523	666,743	218,505	2,183,422
Savings deposits(4)	1,056,025	—	—	—	1,056,025
Certificates of deposit	222,020	306,724	74,918	—	603,662
Borrowings	141,710	—	15,030	50,000	206,740

Interest bearing liabilities	1,419,755	306,724	89,948	50,000	1,866,427

Interest rate swaps	(15,030)	—	15,030	—	—

Interest sensitivity gap	$(493,134)	$49,799	$591,825	$168,505	$316,995

Cumulative gap	$(493,134)	$(443,335)	$148,490	$316,995

Cumulative gap to total earning assets (%)	(22.6)	(20.3)	6.8	14.5
Earning assets to interest bearing liabilities (%)	66.3	116.2	741.3	N/M

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $191,245) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($301,889) indicating 13.8% of earning assets and 76.6% of earning assets to interest bearing liabilities for the “0-3 months” category.

N/M Not meaningful

SELECTED QUARTERLY INFORMATION

Consolidated Quarterly Average Balance, Yields and Rates(1)

	2007 Quarters
	Fourth		Third		Second		First
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$263,562	5.22%	$233,809	5.25%	$267,308	5.34%	$427,743	4.43%
Nontaxable	8,168	6.46	8,216	6.33	8,323	6.58	8,390	6.53

TOTAL SECURITIES	271,730	5.26	242,025	5.29	275,631	5.37	436,133	4.47
Federal funds sold and other short term investments	33,351	5.00	21,364	5.53	48,140	5.52	16,284	6.25
Loans(2)	1,913,991	6.95	1,866,954	7.30	1,783,156	7.41	1,747,797	7.52

TOTAL EARNING ASSETS	2,219,072	6.71	2,130,343	7.05	2,106,927	7.10	2,200,214	6.92
Allowance for loan losses	(22,607)		(15,361)		(14,358)		(14,973)
Cash and due from banks	46,752		47,633		70,274		77,101
Bank premises and equipment	40,233		39,190		38,445		37,646
Other assets	77,636		77,231		76,390		79,751

	$2,361,086		$2,279,036		$2,277,678		$2,379,739

INTEREST BEARING LIABILITIES
NOW	$77,999	2.80%	$53,842	2.78%	$170,588	2.61%	$195,025	2.38%
Savings deposits	105,789	0.71	112,323	0.71	121,159	0.71	130,985	0.71
Money market accounts	764,200	3.01	715,885	3.15	591,403	3.13	567,647	2.99
Time deposits	616,621	4.82	629,479	4.92	617,905	4.88	576,972	4.76
Federal funds purchased and other short term	132,606	3.82	127,163	4.41	110,123	4.40	225,805	4.95
Other borrowings	102,987	5.78	69,860	7.00	67,816	7.04	67,772	7.05

TOTAL INTEREST BEARING LIABILITIES	1,800,202	3.71	1,708,552	3.88	1,678,994	3.79	1,764,206	3.74
Demand deposits	336,432		340,462		370,953		387,299
Other liabilities	7,280		9,154		8,711		10,400

TOTAL	2,143,914		2,058,168		2,058,658		2,161,905
Shareholders’ equity	217,172		220,868		219,020		217,834

	$2,361,086		$2,279,036		$2,277,678		$2,379,739

Interest expense as % of earning assets		3.01%		3.11%		3.02%		3.00%
Net interest income as % of earning assets		3.71		3.94		4.09		3.92

(1)	The tax equivalent adjustment is based on a 35% tax rate. All yields/rates are calculated on an annualized basis.

(2)	Nonaccrual loans are included in loan balances. Fees on loans are included in interest on loans.

2006 Quarters
Fourth		Third		Second		First
Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
(Dollars in thousands)

$462,628	4.37%	$493,810	4.35%	$567,572	4.31%	$535,790	4.03%
8,409	6.47	8,654	6.61	8,666	6.42	1,195	7.70

471,037	4.40	502,464	4.39	576,238	4.34	536,985	4.04

24,872	5.33	38,832	5.32	86,260	4.73	121,592	4.45
1,698,552	7.40	1,634,263	7.47	1,586,597	7.33	1,318,291	7.08

2,194,461	6.73	2,175,559	6.71	2,249,095	6.47	1,976,868	6.11
(12,842)		(12,363)		(12,059)		(9,184)
76,523		74,680		74,788		71,065
36,731		37,162		32,771		23,432
77,911		75,824		75,088		50,695

$2,372,784		$2,350,862		$2,419,683		$2,112,876

$198,610	2.10%	$208,948	1.72%	$219,871	1.54%	$138,604	0.97%
136,410	0.71	149,323	0.69	166,563	0.74	145,094	0.51
591,740	2.92	603,133	2.76	608,601	2.43	593,403	1.93
581,520	4.57	552,589	4.23	533,577	3.91	451,223	3.68

154,065	4.68	107,401	4.42	105,140	4.12	109,206	3.80
67,798	7.06	67,572	7.14	67,533	6.68	72,596	5.90

1,730,143	3.52	1,688,966	3.21	1,701,285	2.89	1,510,126	2.55
415,791		439,379		496,308		434,692
13,496		11,493		14,535		9,271

2,159,430		2,139,838		2,212,128		1,954,089
213,354		211,024		207,555		158,787

$2,372,784		$2,350,862		$2,419,683		$2,112,876

	2.78%		2.49%		2.18%		1.95%

	3.95		4.22		4.29		4.16

SELECTED QUARTERLY INFORMATION

QUARTERLY CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	2007 Quarters				2006 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)

Net interest income:
Interest income	$37,451	$37,771	$37,251	$37,633	$37,147	$36,714	$36,208	$29,758
Interest expense	16,813	16,712	15,847	16,265	15,366	13,666	12,246	9,509

Net interest income	20,638	21,059	21,404	21,368	21,781	23,048	23,962	20,249
Provision for loan losses	3,813	8,375	1,107	(550)	2,250	475	280	280

Net interest income after provision for losses	16,825	12,684	20,297	21,918	19,531	22,573	23,682	19,969
Noninterest income:
Service charges on deposit accounts	2,070	1,983	1,928	1,733	1,875	1,866	1,801	1,242
Trust fees	627	658	663	627	654	691	801	712
Mortgage banking fees	278	260	416	455	337	254	331	209
Brokerage commissions and fees	572	620	989	754	598	586	1,042	776
Marine finance fees	596	687	856	726	570	478	868	793
Debit card income	563	578	597	568	565	563	558	463
Other deposit based EFT fees	103	101	116	131	114	108	102	97
Merchant income	676	688	721	756	624	623	619	679
Other income	474	444	430	466	382	402	397	333
Gain on sale of partnership interest	—	—	—	—	1,147	—	—	—
Securities restructuring losses	—	—	—	(5,118)	—	—	—	—
Securities gains (losses)	24	22	26	(2)	(73)	2	(97)	11

Total noninterest income	5,983	6,041	6,742	1,096	6,793	5,573	6,422	5,315
Noninterest expenses:
Salaries and wages	7,747	7,479	8,453	7,896	6,479	7,805	8,443	6,419
Employee benefits	1,918	1,700	2,032	1,687	1,699	2,054	1,769	1,800
Outsourced data processing costs	1,884	1,796	1,956	1,945	1,768	1,746	2,180	1,749
Telephone / data lines	468	460	494	483	497	506	474	359
Occupancy	1,956	1,928	1,919	1,874	1,893	1,947	2,062	1,533
Furniture and equipment	754	758	699	652	689	707	591	536
Marketing	707	875	793	700	1,564	952	926	917
Legal and professional fees	1,068	1,327	843	832	863	693	699	537
FDIC assessments	56	55	56	58	121	66	79	59
Amortization of intangibles	315	315	314	315	315	315	321	119
Other	2,919	2,334	2,342	2,261	2,285	2,096	2,332	2,081

Total noninterest expenses	19,792	19,027	19,901	18,703	18,173	18,887	19,876	16,109

Income before income taxes	3,016	(302)	7,138	4,311	8,151	9,259	10,228	9,175
Provision for income taxes	1,113	(587)	2,330	1,542	2,466	3,390	3,794	3,309

Net income	$1,903	$285	$4,808	$2,769	$5,685	$5,869	$6,434	$5,866

PER COMMON SHARE DATA
Net income diluted	$0.10	$0.01	$0.25	$0.14	$0.30	$0.31	$0.34	$0.34
Net income basic	0.10	0.02	0.25	0.15	0.30	0.31	0.34	0.35
Cash dividends declared:
Common stock	0.16	0.16	0.16	0.16	0.16	0.15	0.15	0.15
Market price common stock:
Low close	10.28	15.62	20.27	22.22	23.98	26.61	25.12	23.25
High close	19.57	22.30	25.36	24.65	29.72	31.68	29.60	29.11
Bid price at end of period	10.28	18.70	21.75	22.67	24.80	30.20	26.63	29.11

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited Seacoast Banking Corporation of Florida and subsidiaries’ (the Company’s) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 14, 2008, expressed an unqualified opinion on those consolidated financial statements.

Miami, Florida
March 14, 2008
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, as of January 1, 2007. As discussed in Note J to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation as required by SFAS No. 123R, Share Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2008, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Miami, Florida
March 14, 2008
Certified Public Accountants

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31
	2007	2006	2005
	(Dollars in thousands, except share data)

INTEREST INCOME
Interest on securities
Taxable	$14,812	$21,933	$21,752
Nontaxable	364	298	66
Interest and fees on loans	133,299	114,388	72,958
Interest on federal funds sold and interest bearing deposits	1,631	3,208	3,624

Total interest income	150,106	139,827	98,400
INTEREST EXPENSE
Interest on savings deposits	24,300	19,184	9,095
Interest on time certificates	29,580	21,886	12,225
Interest on short term borrowings	6,656	5,115	2,209
Interest on subordinated debt	3,229	2,685	867
Interest on other borrowings	1,872	1,917	1,819

Total interest expense	65,637	50,787	26,215

NET INTEREST INCOME	84,469	89,040	72,185
Provision for loan losses	12,745	3,285	1,317

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	71,724	85,755	70,868
NONINTEREST INCOME
Securities restructuring losses	(5,118)	—	—
Securities gains (losses)	70	(157)	128
Other	24,910	24,260	20,517

Total noninterest income	19,862	24,103	20,645
NONINTEREST EXPENSE	77,423	73,045	59,100

INCOME BEFORE INCOME TAXES	14,163	36,813	32,413
Provision for income taxes	4,398	12,959	11,654

NET INCOME	$9,765	$23,854	$20,759

SHARE DATA
Net income per share of common stock
Diluted	$0.51	$1.28	$1.24
Basic	0.52	1.30	1.27

Average shares outstanding
Diluted	19,157,597	18,671,752	16,749,386
Basic	18,936,541	18,305,258	16,361,196

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006
	(Dollars in thousands, except share data)

ASSETS
Cash and due from banks	$50,490	$89,803
Federal funds sold and interest bearing deposits	47,985	2,412

Total cash and cash equivalents	98,475	92,215
Securities trading (at fair value)	13,913	—
Securities available for sale (at fair value)	254,916	313,983
Securities held for investment (fair values:
2007 — $31,682 and 2006 — $127,395)	31,900	129,958

Total securities	300,729	443,941
Loans held for sale	3,660	5,888
Loans, net of unearned income ($1,102 in 2007 and $2,163 in 2006)	1,898,389	1,733,111
Less: Allowance for loan losses	(21,902)	(14,915)

Net loans	1,876,487	1,718,196
Bank premises and equipment, net	40,926	37,070
Other real estate owned	735	—
Goodwill	49,813	49,401
Other intangible assets	6,639	7,898
Other assets	42,410	34,826

TOTAL ASSETS	$2,419,874	$2,389,435

LIABILITIES
Demand deposits (noninterest bearing)	$327,646	$391,805
Savings deposits	1,056,025	929,444
Other time deposits	332,838	325,251
Time certificates of $100,000 or more	270,824	244,518

Total deposits	1,987,333	1,891,018
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	88,100	206,476
Borrowed funds	65,030	26,522
Subordinated debt	53,610	41,238
Other liabilities	11,420	11,756

	2,205,493	2,177,010
Commitments and Contingencies (Notes K and P)

SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share — authorized 4,000,000 shares, none issued or outstanding	—	—
Common stock, par value $.10 per share authorized 35,000,000 shares, issued 19,194,174 and outstanding 19,110,089 shares in 2007 and authorized 35,000,000 shares, issued 18,990,327 and outstanding 18,974,295 shares in 2006	1,920	1,899
Additional paid-in capital	90,924	88,380
Retained earnings	122,396	124,811
Less: Treasury stock (84,085 shares in 2007 and 16,032 shares in 2006), at cost	(1,193)	(310)

	214,047	214,780
Accumulated other comprehensive income (loss), net	334	(2,355)

TOTAL SHAREHOLDERS’ EQUITY	214,381	212,425

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,419,874	$2,389,435

See notes to consolidated financial statement.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2007	2006	2005
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$148,171	$136,952	$98,369
Fees and commissions received	24,953	23,110	20,810
Interest paid	(65,395)	(50,300)	(25,754)
Cash paid to suppliers and employees	(72,386)	(71,624)	(56,097)
Income taxes paid	(10,681)	(13,886)	(12,305)
Trading securities activity	(9,270)	—	—
Origination of loans designated held for sale	(214,432)	(200,060)	(257,405)
Sale of loans designated held for sale	216,660	196,612	257,311
Net change in other assets	(872)	(1,903)	(1,074)

Net cash provided by operating activities	16,748	18,901	23,855
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	67,233	125,392	166,261
Maturities of securities held for investment	10,511	25,730	48,675
Proceeds from sale of securities available for sale	148,453	112,420	50,974
Proceeds from sale of securities held for investment	85,551	—	—
Purchases of securities available for sale	(158,871)	(92,627)	(143,339)
Net new loans and principal payments	(170,636)	(240,763)	(281,057)
Proceeds from the sale of other real estate owned	32	151	—
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	10,125	4,915	—
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(12,380)	(6,329)	(1,987)
Additions to bank premises and equipment	(6,799)	(6,991)	(3,601)
Proceeds from sale of partnership interest	—	1,302	—
Purchase of Century and Big Lake, net of cash and cash equivalents acquired	—	48,622	121,046
Purchase of branch, net of cash acquired	—	—	13,538

Net cash used in investing activities	(26,781)	(28,178)	(29,490)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	96,307	(194,091)	89,491
Net increase (decrease) in federal funds purchased and repurchase agreements	(118,376)	103,555	8,009
Increase (decrease) in borrowings and subordinated debt	50,000	(19,000)	47,238
Stock based employee benefit plans	450	1,760	1,324
Dividend reinvestment plan	92	—	—
Dividends paid	(12,180)	(11,225)	(9,612)

Net cash provided by (used in) financing activities	16,293	(119,001)	136,450

Net increase (decrease) in cash and cash equivalents	6,260	(128,278)	130,815
Cash and cash equivalents at beginning of year	92,215	220,493	89,678

Cash and cash equivalents at end of year	$98,475	$92,215	$220,493

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

						Accumulated
						Other
	Common Stock		Paid-in	Retained	Treasury	Comprehensive
(Dollars in thousands, except share amounts)	Shares	Amount	Capital	Earnings	Stock	Income (Loss), Net	Total

BALANCE AT DECEMBER 31, 2004	15,468	$1,710	$23,695	$101,423	$(16,172)	$(2,444)	$108,212
Comprehensive Income:
Net income	—	—	—	20,759	—	—	20,759
Net unrealized loss on securities	—	—	—	—	—	(1,430)	(1,430)
Net unrealized gain on cash flow interest rate swap	—	—	—	—	—	20	20

Comprehensive income	—	—	—	—	—	—	19,349
Cash dividends at $0.58 per share	—	—	—	(9,612)	—	—	(9,612)
Treasury stock acquired	(1)	—	—	—	(33)	—	(33)
SFAS No. 123R expense	—	—	153	(153)	—	—	—
Common stock issued for stock based employee benefit plans	119		(74)	(235)	1,666	—	—
Common stock issued for the acquisition of Century National Bank	1,498	—	19,126	—	14,321	—	33,447

BALANCE AT DECEMBER 31, 2005	17,084	1,710	42,900	112,182	(218)	(3,854)	152,720
Comprehensive Income:
Net income	—	—	—	23,854	—	—	23,854
Net unrealized gain on securities	—	—	—	—	—	1,294	1,294
Net reclassification adjustment	—	—	—	—	—	217	217
Net unrealized (loss) on cash flow interest rate swap	—	—	—	—	—	(12)	(12)

Comprehensive income	—	—	—	—	—	—	25,353
Cash dividends at $0.61 per share	—	—	—	(11,225)	—	—	(11,225)
Treasury stock acquired	(12)	—	—	—	(298)	—	(298)
SFAS No. 123R expense	—	—	332	—	—	—	332
Dissenting shareholders of Century National Bank	(5)	(1)	(108)	—	—	—	(109)
Common stock issued for stock based employee benefit plans	132	12	1,839		206	—	2,057
Common stock issued for the acquisition of Big Lake National Bank	1,775	178	43,417	—	—	—	43,595

BALANCE AT DECEMBER 31, 2006	18,974	1,899	88,380	124,811	(310)	(2,355)	212,425
Comprehensive Income:
Net income	—	—	—	9,765	—	—	9,765
Net unrealized gain on securities	—	—	—	—	—	516	516
Net reclassification adjustment	—	—	—	—	—	2,173	2,173

Comprehensive income	—	—	—	—	—	—	12,454
Cash dividends at $0.61 per share	—	—	—	(12,180)	—	—	(12,180)
Treasury stock acquired	(161)	—	—	—	(2,659)	—	(2,659)
SFAS No. 123R expense	—	—	423	—	—	—	423
Common stock issued for stock based employee benefit plans	291	21	2,127		1,678	—	3,826
Dividend reinvestment plan	6	—	(6)	—	98	—	92

BALANCE AT DECEMBER 31, 2007	19,110	$1,920	$90,924	$122,396	$(1,193)	$334	$214,381

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A	Significant Accounting Policies

General:  Seacoast Banking Corporation of Florida (“Seacoast”) is a single segment bank holding company with one operating subsidiary bank, Seacoast National Bank (together the “Company”). The bank’s service area includes Okeechobee, Highlands, Hendry, Hardee, Glades, DeSoto, Palm Beach, Martin, St. Lucie, Brevard, Indian River, Broward, Orange and Seminole counties, which are located in central and southeast Florida. The bank operates full service branches within its markets.

The consolidated financial statements include the accounts of Seacoast and all its majority-owned subsidiaries but exclude three trusts created for the issuance of trust preferred securities. In consolidation, all significant intercompany accounts and transactions are eliminated.

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

Use of Estimates:  The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses, and contingent liabilities. Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, the valuation of investment securities available for sale and for trading, contingent liabilities and goodwill. Actual results could differ from those estimates.

Securities:  Securities are classified at date of purchase as trading, available for sale or held to maturity. Securities that may be sold as part of the Company’s asset/liability management or in response to, or in anticipation of changes in interest rates and resulting prepayment risk, or for other factors are stated at fair value with unrealized gains or losses reflected as a component of shareholders’ equity net of tax or included in noninterest income as appropriate. The estimated fair value of a security is determined based on market quotations when available or, if not available, by using quoted market prices for similar securities, pricing models or discounted cash flow analyses, using observable market data where available. Debt securities that the Company has the ability and intent to hold to maturity are carried at amortized cost.

Realized gains and losses, including other than temporary impairments, are included in noninterest income as investment securities gains (losses). Interest and dividends on securities, including amortization of premiums and accretion of discounts, is recognized in interest income on an accrual basis using the interest method. The Company anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations and mortgage backed securities by obtaining estimates of prepayments from independent third parties. The adjusted cost of each specific security sold is used to compute realized gains or losses on the sale of securities on a trade date basis.

On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security is impaired on an other-than-temporary basis. Management considers many factors including the length of time the security has had a fair value less than the cost

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

basis; our intent and ability to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than temporary are written down to fair value with the write-down recorded as a realized loss.

For securities which are transferred into held to maturity from available for sale the unrealized gain or loss at the date of transfer is reported as a component of shareholders’ equity and is amortized over the remaining life as an adjustment of yield using the interest method.

Loans:  Loans are recognized at the principal amount outstanding, net of unearned income and amounts charged off. Unearned income includes discounts, premiums and deferred loan origination fees reduced by loan origination costs. Unearned income on loans is amortized to interest income over the life of the related loan using the effective interest rate method. Interest income is recognized on an accrual basis.

Fees received for providing loan commitments and letters of credit that may result in loans are typically deferred and amortized to interest income over the life of the related loan, beginning with the initial borrowing. Fees on commitments and letters of credit are amortized to noninterest income as banking fees and commissions on a straight-line basis over the commitment period when funding is not expected.

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

The accrual of interest is generally discontinued on loans and leases, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 90 days or more are placed on nonaccrual status regardless of security. When interest accruals are discontinued, interest credited to income on the current year is reversed. Consumer loans that become 120 days past due are generally charged off. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.

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

Loans Held for Sale:  Loans are classified as held for sale based on management’s intent to sell the loans, either as part of a core business strategy or related to a risk mitigation strategy. Loans held for sale and any related unfunded lending commitments are recorded at the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or fair value less costs to sell. At the time of the transfer to loans held for sale, if the fair value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Fair value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions.

At December 31, 2007 fair value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the fair value of the entire relationship including the unfunded lending commitment.

Individual loans or pools of loans are transferred from the loan portfolio to loans held for sale when the intent to hold the loans has changed and there is a plan to sell the loans within a reasonable period of time. Loans held for sale are reviewed quarterly. Subsequent declines or recoveries of previous declines in the fair value of loans held for sale are recorded in other fee income in the results of operations. Fair value changes occur due to changes in interest rates, the borrower’s credit, the secondary loan market and the market for a borrower’s debt. If an unfunded lending commitment expires before a sale occurs, the reserve associated with the unfunded lending commitment is recognized as a credit to other fee income in the results of operations.

Fair Value Measurements (SFAS 157):  The Company measures or monitors many of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted for under SFAS No. 159 as well as for certain assets and liabilities in which fair value is the primary basis of accounting. Examples of these include derivative instruments, available for sale and trading securities, loans held for sale and long-term debt. Additionally, fair value is used on a non-recurring basis to evaluate assets or liabilities for impairment or for disclosure purposes. Examples of these non-recurring uses of fair value include certain loans held for sale accounted for on a lower of cost or fair value, mortgage servicing rights, goodwill, and long-lived assets. Fair value is defined as the price that would be received to

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value, which are in accordance with SFAS No. 157.

In accordance with SFAS No. 157, the Company applied the following fair value hierarchy:

Level 1 — Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

Level 2 — Assets and liabilities valued based on observable market data for similar instruments.

Level 3 — Assets and liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require.

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at and/or marked to fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. Nevertheless, certain assets and liabilities are not actively traded in observable markets and the Company must use alternative valuation techniques to derive a fair value measurement.

Fair Value Option (SFAS 159):  In conjunction with the adoption of SFAS 157, the Company early-adopted SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), as of January 1, 2007. SFAS 159 provides an option for most financial assets and liabilities to be reported at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of a financial asset, financial liability, or a firm commitment and it may not be revoked. Under the SFAS 159 transition provisions, the Company has elected to report certain financial instruments and other items at fair value on a contract-by-contract basis, with future changes in value reported in earnings. SFAS 159 provides an opportunity to mitigate volatility in reported earnings that was caused by measuring hedged assets and liabilities that were previously required to use an accounting method other than fair value, while the related economic hedges were reported at fair value.

Other Real Estate Owned:  Other real estate owned (“OREO”) consists of real estate acquired in lieu of unpaid loan balances. These assets are carried at an amount equal to the loan balance prior to foreclosure plus costs incurred for improvements to the property, but no more than the estimated fair value of the property less estimated selling costs. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequently, unrealized losses and realized gains and losses are included in other noninterest income. Operating results from OREO are recorded in other noninterest expense.

Bank Premises and Equipment:  Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Premises and equipment include certain costs associated with the acquisition of leasehold improvements. Depreciation and amortization are recognized principally by the straight-line method, over the estimated useful lives as follows: buildings — 25-40 years, leasehold improvements — 5-25 years, furniture and equipment — 3-12 years.

Goodwill and Other Intangible Assets:  Goodwill and intangible assets with indefinite lives are not subject to amortization. Rather they are subject to impairment tests at least annually, or more often if events or circumstances indicate there may be impairment. The Company’s goodwill evaluation for the year ended December 31, 2007, indicated that none of the goodwill was impaired. Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not recoverable from projected undiscounted net operating cash flows. A loss is recognized to reduce the carrying amount to fair value, where appropriate.

Revenue Recognition:  Revenue is recognized when the earnings process is complete and collectibility is assured. Brokerage fees and commissions are recognized on a trade date basis. Asset management fees, measured by assets at a particular date, are accrued as earned. Commission expenses are recorded when the related revenue is recognized.

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

Income Taxes:  Seacoast uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their related tax bases and are measured using the enacted tax rates and laws that are in effect. The effect on deferred tax assets and liabilities of a change in rates is recognized as income or expense in the period in which the change occurs. See Note L, income taxes for related disclosures.

Net Income per Share:  Net income per share is based upon the weighted average number of shares of common stock (Basic) and equivalents (Diluted) outstanding during the respective years.

Stock-Based Compensation:  The three stock option plans are accounted for under FASB Statement No. 123R and the fair value of each option grant is estimated on the date of grant using the Black-Scholes

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option-pricing model with market assumptions. This amount is amortized on a straight-line basis over the vesting period, generally five years. (See Note J)

For restricted stock awards, which generally vest based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits expense in accordance with the applicable vesting schedule, generally straight-line over five years. Some shares vest based upon the Company achieving certain performance goals and salary amortization expense is based on an estimate of the most likely results on a straight line basis.

Recent Accounting Pronouncements:  In April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39.” FSP FIN 39-1 permits companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset in accordance with FIN 39. Under the provisions of this pronouncement, a company shall make an accounting policy decision whether or not to offset fair value amounts recognized for derivative instruments under master netting arrangements. A company’s decision whether to offset or not must be applied consistently. FSP FIN 39-1 is effective for annual periods beginning after November 15, 2007. The Company adopted FSP FIN 39-1 effective January 1, 2008 and currently has elected not to offset fair value amounts related to collateral arrangements recognized for derivative instruments under master netting arrangements; therefore, the adoption did not have an impact on our financial position and results of operations.

In November 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 109. SAB 109 revises the view expressed in SAB No. 105 and states that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB No. 109 expands to all loan commitments, the view that internally-developed intangible assets, such as customer relationship intangible assets, should not be recorded as part of the fair value of a derivative loan commitment. SAB No. 109 is effective on a prospective basis for loan servicing activities related to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. Effective January 1, 2008, the Company began including the value associated with the servicing of loans in the measurement of all written loan commitments issued after that date that are accounted for at fair value through earnings. The adoption did not have a material impact on the Company’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”, which revises SFAS No. 141 and changes multiple aspects of the accounting for business combinations. Under the guidance in SFAS No. 141R, the acquisition method must be used, which requires the acquirer to recognize most identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree at their full fair value on the acquisition date. Goodwill is to be recognized as the excess of the consideration transferred plus the fair value of the noncontrolling interest over the fair values of the identifiable net assets acquired. Subsequent changes in the fair value of contingent consideration classified as a liability are to be recognized in earnings, while contingent consideration classified as equity is not to be remeasured. Costs such as transaction costs are to be excluded from acquisition accounting, generally leading to recognizing expense and additionally, restructuring costs that do not meet certain criteria at acquisition date are to be subsequently recognized as post-acquisition costs. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact that this issuance will have on its financial position and results of operations; however, it anticipates that the standard will lead to more volatility in the results of operations during the periods subsequent to an acquisition.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note B  Securities Trading

Trading securities purchased during 2007 consisted of US Treasury bills, notes and US Government Agency notes and were primarily used for customer repurchase agreements and pledging requirements. At December 31, 2007, the trading portfolio consisted of $13.9 million in US Treasury notes with maturities of less than five months.

Note C  Cash, Dividend and Loan Restrictions

In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

The Company’s subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was approximately $12,350,000 for 2007 and $20,340,000 for 2006.

Under Federal Reserve regulation, the Company’s subsidiary bank is limited as to the amount it may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2007, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated 24 percent of consolidated net assets.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company’s subsidiary bank can distribute $24,572,000 as dividends to the Company as of December 31, 2007, without prior approval of the Comptroller of the Currency.

Note D  Securities

The amortized cost and fair value of securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Held for Investment		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)

Due in less than one year	$—	$—	$7,997	$8,006
Due after one year through five years	584	582	22,074	22,399
Due after five years	5,561	5,608	2,021	2,057

	6,145	6,190	32,092	32,462
Mortgage-backed securities of Government Sponsored Entities	—	—	31,970	32,303
Collateralized mortgage obligations of Government Sponsored Entities	1,960	1,946	156,894	157,012
Private collateralized mortgage obligations	23,795	23,546	29,945	29,622
No contractual maturity	—	—	3,517	3,517

	$31,900	$31,682	$254,418	$254,916

Proceeds from sales of securities available for sale during 2007, were $148,453,000 with gross gains of $120,000 and gross losses of $2,885,000. Proceeds from sales of securities held for investment during 2007 were $85,551,000 with gross losses of $2,283,000. Securities were sold as part of the securities portfolio restructuring during the first quarter.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the first quarter of 2007, due to the ongoing inverted yield curve and other economic challenges, the Company determined it was in the best interest of shareholders to restructure its balance sheet by selling low yielding securities and paying off overnight borrowings. At the date that the lower yielding securities were sold, the Company had concluded that they would elect the fair value option under SFAS No. 159 for these securities and therefore considered them to be trading securities. This conclusion was based on the Company’s understanding and interpretation of SFAS No. 159 at that time and followed a thoughtful evaluation and extensive discussion by management, the audit committee, and the Company’s independent registered public accounting firm. Following the sales of these securities, additional interpretations of the requirements for early adoption of SFAS No. 159 were discussed publicly. These discussions included general comments made by the Securities and Exchange Commission and guidance from the Center for Audit Quality. After considering these interpretations and further analysis by the accounting industry, the Company concluded that it should not have elected the fair value option for these securities. Accordingly, the Company presented these securities as available for sale and held for investment and recorded other-than-temporary impairment of $5.1 million in the Consolidated Statement of Income.

Proceeds from sales of securities available for sale during 2006 were $112,420,000 with gross gains of $32,000 and gross losses of $189,000. During 2005, proceeds from sales of securities available for sale were $50,974,000 with gross gains of $3,000 and no gross losses.

Securities with a carrying value of $242,325,000 and a fair value of $242,312,000 at December 31, 2007, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public deposits and trust deposits.

	December 31, 2007
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$30,071	$334	$—	$30,405
Mortgage-backed securities of Government Sponsored Entities	31,970	333	—	32,303
Collateralized mortgage obligations of Government Sponsored Entities	156,894	792	(674)	157,012
Private collateralized mortgage obligations	29,945	—	(323)	29,622
Obligations of state and political subdivisions	2,021	36	—	2,057
Other	3,517	—	—	3,517

	$254,418	$1,495	$(997)	$254,916

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of Government Sponsored Entities	$1,960	$—	$(14)	1,946
Private collateralized mortgage obligations	23,795	—	(249)	23,546
Obligations of state and political subdivisions	6,145	53	(8)	6,190

	$31,900	$53	$(271)	$31,682

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$95,003	$21	$(348)	$94,676
Mortgage-backed securities of Government Sponsored Entities	11,393	—	(53)	11,340
Collateralized mortgage obligations of Government Sponsored Entities	155,977	193	(2,610)	153,560
Private collateralized mortgage obligations	50,472	—	(711)	49,761
Obligations of state and political subdivisions	2,020	29	—	2,049
Other	2,597	—	—	2,597

	$317,462	$243	$(3,722)	$313,983

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of Government Sponsored Entities	72,398	46	(1,623)	70,821
Private collateralized mortgage obligations	51,189	—	(1,051)	50,138
Obligations of state and political subdivisions	6,371	67	(2)	6,436

	$129,958	$113	$(2,676)	$127,395

All of the Company’s securities which had unrealized losses at December 31, 2007 were obligations of the U.S. Treasury, U.S. Government agencies or AAA rated mortgage related securities. Management expects that all principal will be repaid at a par value at the date of maturity. The fair values of the Company’s securities are based on discounted cash flow models which utilize assumed lives and yields which will vary over economic cycles producing both unrealized losses and gains. The Company has the intent and ability to hold these temporarily impaired securities until fair value is recovered.

	December 31, 2007
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities of Government Sponsored Entities	—	—	—	—	—	—
Collateralized mortgage obligations of Government Sponsored Entities	90,009	(688)	155	—	90,164	(688)
Private collateralized mortgage obligations	—	—	53,167	(572)	53,167	(572)
Obligations of state and political subdivisions	204	—	1,253	(8)	1,457	(8)

Total temporarily impaired securities	$90,213	$(688)	$54,575	$(580)	$144,788	$(1,268)

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

Note E  Loans

An analysis of loans at December 31 are summarized as follows:

	2007	2006
	(In thousands)

Real estate mortgage	$1,074,814	$949,824
Construction and land development	609,567	571,133
Commercial and financial	126,695	128,101
Installment loans to individuals	86,362	83,428
Other	951	625

TOTAL	$1,898,389	$1,733,111

One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $10,731,000 and $11,210,000 at December 31, 2007 and 2006, respectively. During 2007, $4,738,000 of new loans were made and repayments totaled $5,217,000.

At December 31, 2007 and 2006, participations of loans sold totaled $22,754,000 and $16,002,000, respectively, while loans purchased totaled $51,948,000 and $44,622,000, respectively. At December 31, 2007, loan syndications sold and purchased totaled $10,429,000 and $22,288,000, respectively. No loan syndication activity occurred during 2006.

Note F	Impaired Loans and Allowance for Loan Losses

At December 31, 2007 and 2006, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	2007		2006
	Recorded	Valuation	Recorded	Valuation
	Investment	Allowance	Investment	Allowance
	( In thousands )

Impaired loans	$67,762	$4,183	$8,055	$1,192

	$67,762	$4,183	$8,055	$1,192

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2007, 2006 and 2005 was $22,238,000, $2,119,000 and $174,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the years ended December 31, 2007, 2006 and 2005, the Company did not record any interest income on impaired loans.

In 2007, and 2006 impaired loans with valuation allowances totaled approximately $30.2 million and $8 million, respectively.

The nonaccrual loans and accruing loans past due 90 days or more for the year ended December 31, 2007 were $67,834,000 and $25,000, respectively, and were $12,465,000 and $64,000, respectively, at the end of 2006.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

	2007	2006	2005
	( In thousands )

Balance, beginning of year	$14,915	$9,006	$6,598
Provision charged to operating expense	12,745	3,285	1,317
Allowance for loan losses of acquired banks	—	2,518	1,225
Charge offs	(5,950)	(311)	(415)
Recoveries	192	417	281

Balance, end of year	$21,902	$14,915	$9,006

Note G	Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value
	(In thousands)

December 31, 2007
Premises (including land of $10,075)	$47,525	$(14,181)	$33,344
Furniture and equipment	19,761	(12,179)	7,582

	$67,286	$(26,360)	$40,926

December 31, 2006
Premises (including land of $10,260)	$43,292	$(13,026)	$30,266
Furniture and equipment	17,837	(11,033)	6,804

	$61,129	$(24,059)	$37,070

Note H	Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for each of the years in the two-year period ended December 31, 2007, are presented below.

December 31, 2007
and 2006
(In thousands)

Balance, December 31, 2005	$31,727
Additions to goodwill, net	17,674

Balance, December 31, 2006	49,401
Additions to goodwill, net	412

Balance, December 31, 2007	$49,813

Included in additions to goodwill during 2007 and 2006 are $412,000 and $261,000, respectively, related to fair value refinements made in relation to the acquisition of Big Lake in 2006 and Century National Bank in 2005.

The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2007 and 2006, are presented below.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2007		December 31, 2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Deposit base intangible	$9,494	$(2,855)	$9,494	$(1,596)

	$9,494	$(2,855)	$9,494	$(1,596)

The Company recorded a deposit base intangible of $2.7 million related to acquisitions in 2005. These intangibles have a weighted average amortization period of 5 years. In 2006, the Company recorded a deposit based intangible of $6.8 million related to the acquisition of Big Lake. This intangible has a weighted average amortization period of 8.7 years.

Intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2007, is presented below.

	Year Ended December 31
	2007	2006	2005
	(In thousands)

Intangible Amortization
Identified intangible assets
Deposit base	$1,259	$1,063	$533

The estimated annual identified intangible assets amortization expense determined using the straight line method in each of the five years subsequent to December 31, 2007, is as follows (in thousands): 2008, $1,259; 2009, $1,259; 2010, $985; 2011, $847 and 2012, $788.

Note I	Borrowings

All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2007	2006	2005
	(In thousands)

Maximum amount outstanding at any month end	$220,940	$206,476	$107,073
Weighted average interest rate at end of year	3.12%	4.79%	3.56%
Average amount outstanding	$148,610	$119,045	$84,972
Weighted average interest rate	4.48%	4.30%	2.60%

On July 31, 1998, the Company obtained $15,000,000 in other borrowings from the Federal Home Loan Bank (FHLB), principal payable on November 12, 2009 with interest payable quarterly at a fixed rate of 6.10 percent. During 2007, the Company obtained advances of $25,000,000 each on September 25, 2007 and November 27, 2007, increasing total borrowings from the FHLB to $65,000,000 at December 31, 2007. The new advances mature in ten years on September 15, 2017 and November 27, 2017, respectively, and have fixed rates of 3.64 percent and 2.70 percent at December 31, 2007, respectively, payable quarterly; the FHLB has a perpetual three-month option to convert the interest rate on either advance to an adjustable rate and the Company has the option to prepay the advance should the FHLB convert the interest rate.

The Company’s subsidiary bank has unused lines of credit of $334,640,000 at December 31, 2007.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, there was no balance outstanding on the Company’s unsecured revolving line of credit of $8,000,000. On February 2, 2006, the Company entered into an unsecured 3-year term loan totaling $12,000,000. Both the line and the 3-year term loan have a floating rate that resets quarterly based on LIBOR plus 130 basis points and have certain financial covenants that must be maintained by the Company. The $12,000,000 term loan was repaid on June 29, 2007 with the proceeds from a subordinated debt offering.

The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I, and II (“Trusts I and II”) which each completed a private sale of $20.0 million of floating rate preferred securities. On June 29, 2007, the Company issued an additional $12,372,000 in junior subordinated debentures which was issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Statutory Trust III (“Trust III”), which completed a private sale of $12,000,000 million of floating rate trust preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points, the 3-month LIBOR rate plus 133 basis points, and the 3-month LIBOR rate plus 135 basis points, respectively. The rates, which adjust every three months, are currently 6.58 percent, 6.32 percent, and 6.34 percent, respectively, per annum. The trust preferred securities mature in thirty years, and may be redeemed without penalty on or after June 10, 2010, March 15, 2011, and September 15, 2012, respectively, upon approval of the Federal Reserve Board or upon occurrence of certain events affecting their tax or regulatory capital treatment. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also issued $619,000, $619,000 and $372,000, respectively, of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used by Trusts I and II to purchase the $41.2 million junior subordinated deferrable interest notes issued by the Company, and by Trust III to purchase the $12.4 million junior subordinated deferrable interest notes issued by the Company, all of which have terms substantially similar to the trust preferred securities.

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

Despite the fact that the accounts of the Trusts are not included in the Company’s consolidated financial statements, the $52.0 million in trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company as allowed by Federal Reserve Board guidelines.

Note J   Employee Benefits and Stock Compensation

The Company’s profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

basis under the plan. The profit sharing contributions charged to operations were $1,187,000 in 2007, $2,041,000 in 2006, and $2,196,000 in 2005.

The Company adopted Statement of Financial Accounting Standards No. 123R during the first quarter of 2006 using the modified retrospective application method. Therefore, the beginning balances of additional paid-in capital and retained earnings were adjusted to reflect the adoption. The adjustments did not have a material effect on the Company’s financial condition, the results of operations or liquidity.

The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, and April 20, 2000. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan and pursuant to the 2000 plan shall not exceed 1,320,000 shares. The Company has granted options and stock appreciation rights on 826,000, 933,000 and 791,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2007. Under the 2000 plan the Company granted stock settled appreciation rights (“SSARs”) of 306,000 shares at a weighted average fair value of $4.21 per share and issued 58,000 shares of restricted stock awards at $22.14 per share during 2007, granted options on 116,000 shares at a weighted average fair value of $5.71 per share and issued 21,000 shares of restricted stock awards at $26.72 per share during 2006, and granted options on 56,000 shares at a weighted average fair value of $3.35 per share and issued 28,000 shares of restricted stock awards at $19.45 per share during 2005. Under the plans, the option or SSARs exercise price equals the common stock’s market price on the date of the grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options or SSARs issued after that have a vesting period of five years and a contractual life of ten years. To the extent the Company has treasury shares available, stock options exercised or stock grants awarded may be issued from treasury shares or, if treasury shares are insufficient, the Company can issue new shares. The Company has a single share repurchase program in place, approved on September 18, 2001, authorizing the repurchase of up to 825,000 shares; the maximum number of shares that may yet be purchased under this program is 162,000.

Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options or SSARs. The more significant assumptions used in estimating the fair value of stock options and SSARs include risk-free interest rates of 4.50 percent in 2007, 5.10 percent to 5.18 percent in 2006, and 3.90 percent to 4.50 percent in 2005; dividend yield of 2.72 percent in 2007, 2.19 percent to 2.25 percent in 2006 and 2.36 percent in 2005; weighted average expected lives of the stock options of 5 years and 7 years in 2007 and 2006, and 7 years in 2005; and volatility of the Company’s common stock of 19 percent in 2007 and 18 percent in 2006 and 2005. Additionally, the estimated fair value of stock options and SSARs is reduced, as applicable, by an estimate of forfeiture experience of 10 percent in 2007, 22 percent for 2006, and 13 percent for 2005.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents a summary of stock option and SSARs activity for the year ended December 31, 2007:

		Option or		Aggregate
	Number of	SSAR Price	Weighted Average	Intrinsic
	Shares	per Share	Exercise Price	Value

Dec. 30, 2004	778,000	$5.30 — $22.40	$12.41	$7,656,000
Granted	56,000	18.46 — 22.92	18.89
Exercised	(80,000)	5.30 — 17.08	8.11
Cancelled	(17,000)	17.08 — 22.40	18.92

Dec. 30, 2005	737,000	6.59 — 22.92	13.22	$7,171,000
Granted	116,000	26.72 — 27.36	26.74
Exercised	(99,000)	6.59 — 22.40	7.59
Cancelled	(4,000)	17.08 — 22.40	19.74

Dec. 30, 2006	750,000	6.59 — 27.36	16.03	$6,577,000
Granted	306,000	22.16 — 22.22	22.22
Exercised	(178,000)	7.73 — 22.40	11.68
Cancelled	(34,000)	17.08 — 26.72	23.53

Dec. 30, 2007	844,000	7.46 — 27.36	18.89	$277,000

Cash received for stock options exercised during 2007 totaled $2,084,000; the intrinsic value of options exercised totaled $1,909,000 based on market price at the date of exercise. No windfall tax benefits were realized from the exercise of the stock options and no cash was utilized to settle equity instruments granted under stock option awards.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2007:

Options / SSARs Outstanding		Options / SSARs Exercisable (Vested)
	Weighted Average		Weighted	Weighted Average
Number of	Remaining	Number of	Average	Remaining	Aggregate
Shares	Contractual Life	Shares	Exercise	Contractual Life	Intrinsic
Outstanding	in Years	Exercisable	Price	in Years	Value

844,000	6.45	368,000	13.86	3.60	$277,000

Since December 31, 2006, SSARs for 306,000 shares have been granted, stock options for 81,000 shares have vested and stock options for 34,000 shares were forfeited. Adjusting for potential forfeiture experience, non-vested stock options and SSARs for 419,000 shares were outstanding at December 31, 2007 and are as follows:

	Weighted			Weighted
Number of	Average		Remaining	Average
Non-Vested	Remaining	Weighted	Unrecognized	Remaining
Stock Options	Contractual Life	Average	Compensation	Recognition
and SSARs	In Years	Fair Value	Cost	Period in Years

419,000	8.67	4.29	$1,548,000	3.67

Since December 31, 2006, restricted stock awards on 58,000 shares have been issued, 19,000 awards have vested and 7,000 awards were forfeited. Non-vested restricted stock awards for a total of 193,000 shares were outstanding at December 31, 2007, 32,000 more than at December 31, 2006, and are as follows:

Number of
Non-Vested	Remaining	Weighted Average
Restricted Stock	Unrecognized	Remaining Recognition
Award Shares	Compensation Cost	Period in Years

193,000	$1,326,000	3.36

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total intrinsic value of stock options exercised in 2006, and 2005 was $1.9 million and $1.1 million, respectively.

On approximately one-half of the restricted stock awards the restriction expiration is dependent upon the Company achieving minimum earnings per share growth during a five-year vesting period.

In 2007, 2006 and 2005 the Company recognized $735,000 ($452,000 after tax), $1,046,000 ($742,000 after tax) and $965,000 (658,000 after tax), respectively of non-cash compensation expense.

No cash was utilized to settle equity instruments granted under restricted stock awards. No compensation cost has been capitalized and no significant modifications have occurred with regard to the contractual terms for stock options, SSARs or restricted stock awards.

Note K	Lease Commitments

The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. At December 31, 2007, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)

2008	3,519
2009	2,882
2010	2,017
2011	1,961
2012	1,869
Thereafter	22,294

$34,542

Rent expense charged to operations was $4,092,000 for 2007, $3,463,000 for 2006 and $2,539,000 for 2005. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company. Lease payment to these individuals were $308,000 in 2007, $285,000 in 2006 and $270,000 in 2005.

Note L	Income Taxes

The provision (benefit) for income taxes is as follows:

	Year Ended December 31
	2007	2006	2005
		(In thousands)

Current
Federal	$9,036	$13,760	$11,642
State	(4)	744	564
Deferred
Federal	(3,465)	(1,327)	(469)
State	(1,169)	(218)	(83)

	$4,398	$12,959	$11,654

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

	Year Ended December 31
	2007	2006	2005
		(In thousands)

Depreciation	$(125)	$(232)	$110
Allowance for loan losses	(2,924)	(1,330)	(457)
Interest and fee income	(269)	748	54
Other real estate owned	(19)	—	—
Fair value of derivative instruments	—	—	271
Deposit base intangible	(472)	(407)	(183)
Stock compensation	(36)	(6)	(158)
Deferred compensation	(310)	(270)	(167)
State tax loss carryforward	(561)	—	—
Other	82	(48)	(22)

TOTAL	$(4,634)	$(1,545)	$(552)

The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2007, 2006 and 2005) and the reported income tax expense relating to income before income taxes is as follows:

	Year Ended December 31
	2007	2006	2005
		(In thousands)

Tax rate applied to income before income taxes	$4,957	$12,885	$11,345
Increase (decrease) resulting from the effects of:
Tax exempt interest on obligations of states and political subdivisions	(197)	(165)	(73)
State income taxes	410	(184)	(168)
Stock compensation	148	75	—
Other	253	(178)	69

Federal tax provision	5,571	12,433	11,173
State tax provision (benefit)	(1,173)	526	481

Applicable income taxes	$4,398	$12,959	$11,654

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net deferred tax assets (liabilities) are comprised of the following:

	December 31
	2007	2006
	(In thousands)

Allowance for loan losses	$8,603	$5,679
Accrued interest and fee income	1,658	1,389
Other real estate owned	19	—
Net unrealized securities losses	—	1,435
Accrued stock compensation	201	165
State tax loss carryforward	561	—
Deferred compensation	1,023	713

Gross deferred tax assets	12,065	9,381
Deferred tax asset valuation allowance	—	—

Depreciation	(1,870)	(1,995)
Deposit base intangible	(2,429)	(2,901)
Net unrealized securities gains	(188)	—
Other	(103)	(21)

Gross deferred tax liabilities	(4,590)	(4,917)

Net deferred tax assets	$7,475	$4,464

The realization of deferred income tax assets may be based on the utilization of carrybacks to prior tax periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined it is more likely than not that the deferred income tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred income tax assets resulting from the scheduling of temporary differences. The Company’s taxable income for the last two years exceeded $64 million, an amount in excess of the net deferred tax assets.

At December 31, 2007 the Company has state net operating loss carryforwards of approximately $9.9 million available to offset future Florida taxable income through 2027. The Company expects to fully utilize the net operating losses before they expire.

The Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) which clarifies the criteria for recognizing tax benefits under FASB Statement No. 109, “Accounting for Income Taxes”. The Company adopted the interpretation in the first quarter 2007 with no material impact on its consolidated financial position, results of operations or liquidity. The Company recognizes interest and penalties related, as appropriate, as part of the provisioning for income taxes. Interest of $13,000 was accrued during 2007 and is outstanding at December 31, 2007. The Internal Revenue Service (IRS) examined the federal income tax return for the year 2003. The IRS did not propose any material adjustments related to this examination. The following are the major tax jurisdictions in which the Company operates and the earliest tax year subject to examination:

Jurisdiction	Tax Year

United States of America	2004
Florida	2004

The Company has unrecognized income tax benefits of $99,000 related to uncertain income tax positions related to the current year end, and none at the beginning of the year. The positions will be monitored

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prospectively and the benefit recorded should unambiguous interpretation of law and regulation, a review by the taxing authority, or relevant circumstances, including expiration of the statute of limitation, deem recognition of the benefit.

Income taxes or (benefit) related to securities transactions were $(1,795,000), $(60,000) and $49,000 in 2007, 2006 and 2005, respectively. Of the amount recorded for 2007, a tax benefit of $(1,822,000) was recorded for losses related to the securities portfolio restructuring during the first quarter. The Company sold approximately $225 million in low yielding securities and recorded other-than-temporary impairment of $5.1 million during the first quarter of 2007.

Note M	Noninterest Income and Expenses

Details of noninterest income and expense follow:

	Year Ended December 31
	2007	2006	2005
	(In thousands)

Noninterest income
Service charges on deposit accounts	$7,714	$6,784	$5,022
Trust fees	2,575	2,858	2,573
Mortgage banking fees	1,409	1,131	1,810
Brokerage commissions and fees	2,935	3,002	2,562
Marine finance fees	2,865	2,709	3,068
Debit card income	2,306	2,149	1,714
Other deposit based EFT fees	451	421	417
Merchant income	2,841	2,545	2,230
Gain on sale of partnership interest	—	1,147	—
Interest rate swap losses	—	—	(267)
Other	1,814	1,514	1,388

	24,910	24,260	20,517
Securities restructuring losses	(5,118)	—	—
Securities gains (losses), net	70	(157)	128

TOTAL	$19,862	$24,103	$20,645

Noninterest expense
Salaries and wages	$31,575	$29,146	$23,783
Employee benefits	7,337	7,322	6,313
Outsourced data processing costs	7,581	7,443	6,477
Telephone/data lines	1,905	1,836	1,357
Occupancy	7,677	7,435	5,126
Furniture and equipment	2,863	2,523	2,121
Marketing	3,075	4,359	3,194
Legal and professional fees	4,070	2,792	2,595
FDIC assessments	225	325	225
Amortization of intangibles	1,259	1,063	533
Other	9,856	8,801	7,376

TOTAL	$77,423	$73,045	$59,100

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note N  Shareholders’ Equity

The Company has reserved 330,000 common shares for issuance in connection with an employee stock purchase plan and 495,000 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2007 an aggregate of 116,279 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.

Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation. The Company implemented a dividend reinvestment plan during 2007, issuing approximately 6,000 shares from treasury stock since the beginning of the year.

Required Regulatory Capital

					Minimum To Be Well
					Capitalized Under Prompt
			Minimum for Capital Adequacy		Corrective Action
			Purpose		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousand)

SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2007:
Total Capital (to risk-weighted assets)	$232,080	12.17%	$152,598	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	209,655	10.99	76,299	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	209,655	9.10	92,185	≥4.00%	N/A	N/A
At December 31, 2006:
Total Capital (to risk-weighted assets)	$212,578	11.70%	$145,336	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	197,539	10.87	72,668	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	197,539	8.53	92,619	≥4.00%	N/A	N/A
SEACOAST NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2007:
Total Capital (to risk-weighted assets)	$229,865	12.06%	$152,434	≥8.00%	$190,542	≥10.00%
Tier 1 Capital (to risk-weighted assets)	207,440	10.89	76,217	≥4.00%	114,325	≥6.00%
Tier 1 Capital (to adjusted average assets)	207,440	9.01	92,118	≥4.00%	115,148	≥5.00%
At December 31, 2006:
Total Capital (to risk-weighted assets)	$220,173	12.12%	$145,235	≥8.00%	$181,543	≥10.00%
Tier 1 Capital (to risk-weighted assets)	205,134	11.30	72,617	≥4.00%	108,926	≥6.00%
Tier 1 Capital (to adjusted average assets)	205,134	8.86	92,568	≥4.00%	115,710	≥5.00%

N/A — Not Applicable

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2007, that the Company meets all capital adequacy requirements to which it is subject.

The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2007, the Company’s deposit-taking bank subsidiary met the capital and leverage ratio requirements for well capitalized banks.

Note O

Seacoast Banking Corporation of Florida
(Parent Company Only) Financial Information

Balance Sheets

	December 31
	2007	2006
	(In thousands)

ASSETS
Cash	$10	$10
Securities purchased under agreement to resell with subsidary bank, maturing within 30 days	1,868	4,502
Investment in subsidiaries	265,776	261,257
Other assets	441	254

	$268,095	$266,023

LIABILITIES AND SHAREHOLDERS’ EQUITY
Borrowed funds	$—	$12,000
Subordinated debt	53,610	41,238
Other liabilities	104	360
Shareholders’ equity	214,381	212,425

	$268,095	$266,023

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Income

	Year Ended December 31
	2007	2006	2005
	(In thousands)

Income
Dividends from subsidiary Bank	$14,223	$12,705	$8,600
Interest/other	390	451	316

	14,613	13,156	8,916
Interest expense	3,716	3,508	1,063
Other expenses	545	580	549

Income before income tax benefit and equity in undistributed income of subsidiaries	10,352	9,068	7,304
Income tax benefit	1,355	1,274	454

Income before equity in undistributed income of subsidiaries	11,707	10,342	7,758
Equity in undistributed income (losses) of subsidiaries	(1,942)	13,512	13,001

Net income	$9,765	$23,854	$20,759

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows

	Year Ended December 31
	2007	2006	2005
	(In thousands)

Cash flows from operating activities
Interest received	$390	$310	$134
Interest paid	(3,695)	(3,492)	(978)
Dividends received	14,223	12,705	8,600
Income taxes received	1,233	1,706	177
Fees received	0	137	156
Other	255	(328)	(131)

Net cash provided by operating activities	12,406	11,038	7,958

Cash flows from investing activities
Decrease (increase) in securities purchased under agreement to resell, maturing within 30 days, net	2,634	(1,487)	2,666
Payment to dissenting shareholders of Century National Bank	—	(109)	—
Investments in subsidiaries	(3,402)	(5,977)	(49,574)

Net cash used in investment activities	(768)	(7,573)	(46,908)

Cash flows from financing activities
Proceeds from (repayment of) borrowing	(12,000)	6,000	6,000
Issuance of subordinated debt	12,000	—	41,238
Stock based employment plans	450	1,760	1,324
Dividend reinvestment plan	92	—	—
Dividends paid	(12,180)	(11,225)	(9,612)

Net cash provided by (used in) financing activities	(11,638)	(3,465)	38,950

Net change in cash	—	—	—
Cash at beginning of year	10	10	10

Cash at end of year	$10	$10	$10

RECONCILIATION OF INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
Net income	$9,765	$23,854	$20,759
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income (losses) of subsidiaries	1,942	(13,512)	(13,001)
Other, net	699	696	200

Net cash provided by operating activities	$12,406	$11,038	$7,958

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $351,053,000 in commitments to extend credit outstanding at December 31, 2007, $97,223,000 is secured by 1-4 family residential properties for individuals with approximately $19,650,000 at fixed interest rates ranging from 5.12% to 7.87%.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidity risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2007 and 2006 amounted to $10,704,000 and $9,016,000 respectively.

	December 31
	2007	2006
	(In thousands)

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$351,053	$420,968
Standby letters of credit and financial guarantees written:
Secured	7,566	8,176
Unsecured	725	1,021

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Q	Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net Income to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2007	2006	2005
	(In thousands)

Net Income	$9,765	$23,854	$20,759
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,195	2,839	2,150
Amortization of premiums and discounts on securities	(1,249)	(54)	1,405
Other amortization and accretion	136	(11)	165
Trading securities activity	(9,270)	—	—
Change in loans held for sale, net	2,228	(3,448)	(94)
Provision for loan losses, net	12,745	3,285	1,317
Gain on sale of partnership interest	—	(1,147)	—
Deferred tax benefit	(4,634)	(1,545)	(552)
Securities restructuring losses	5,118	—	—
Loss (gain) on sale of securities	(70)	157	(128)
Loss on fair value of interest rate swap	—	—	267
Gain on sale of loans	(28)	(44)	(36)
Gain (loss) on sale or write down of foreclosed assets	50	(12)	—
Loss (gain) on disposition of equipment	(119)	181	—
Stock based employee benefit expense	735	1,046	965
Change in interest receivable	458	(1,687)	(1,005)
Change in interest payable	273	461	461
Change in prepaid expenses	(105)	(2,311)	(657)
Change in accrued taxes	(1,596)	654	(72)
Change in other assets	(872)	(1,903)	(1,074)
Change in other liabilities	(12)	(1,414)	(16)

Net cash provided by operating activities	$16,748	$18,901	$23,855

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$859	$2,242	$(2,532)
Transfers from loans to other real estate owned	817	139	—
Transfers from securities available for sale to trading securities	3,974	—	—

Note R  Fair Value

Fair Value Instruments Measured at Fair Value

As discussed in Note A, “Accounting Policies,” to the Consolidated Financial Statements, the Company early adopted the fair value financial accounting standards SFAS No. 157 and SFAS No. 159 as of January 1, 2007. In certain circumstances, fair value enables a company to more accurately align its financial performance with the market value of actively traded or hedged assets and liabilities. Fair values enable a company to mitigate the non-economic earnings volatility caused from financial assets and financial liabilities being carried at different bases of accounting, as well as to more accurately portray the active and dynamic

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management of a company’s balance sheet. No financial instruments were selected for the fair value option at the time of adoption.

Fair value measurements for items measured at fair value included:

	Fair Value	Quoted Prices in	Significant Other
	Measurements	Active Markets for	Observable
	December 31, 2007	Identical Assets*	Inputs**
	(Dollars in thousands)

Trading securities	$13,913	$13,913
Available for sale securities	254,916	254,916
Loans available for sale	3,660		$3,660
Derivative product assets	46		46
OREO(1)	735		735

*	Level 1 inputs

**	Level 2 inputs

(1)	Fair value is measured on a nonrecurring basis in accordance with SFAS No. 144.

For trading securities, derivative product assets and loans available for sale, the realized and unrealized gains and losses are included in earnings in noninterest income or net interest income, as appropriate, and were not material for the year ended December 31, 2007.

Fair Value of Instruments Measured at Fair Value

The carrying value amounts and fair values of the Company’s financial instruments at December 31 were as follows:

	At December 31
	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Financial Assets
Cash and cash equivalents	$98,475	$98,475	$92,215	$92,215
Securities	300,729	300,511	443,941	441,378
Loans, net	1,876,487	1,878,775	1,718,196	1,707,458
Loans held for sale	3,660	3,660	5,888	6,006
Derivative product assets	46	46	19	19
Financial Liabilities
Deposits	1,987,333	1,989,572	1,891,018	1,889,343
Borrowings	153,130	153,641	232,998	232,998
Subordinated debt	53,610	53,610	41,238	41,238
Derivative product liabilities	—	—	478	478

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

Loans Held for Sale:  Fair values are based upon estimated values to be received from independent third party purchasers.

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

In 2007, 2006, and 2005 options to purchase 669,000, 116,000 and none, respectively were antidilutive and accordingly, were excluded in determining diluted earnings per share.

	Year Ended December 31
			Per Share
	Net Income	Shares	Amount
	(Dollars in thousands, except per share data)

2007
Basic Earnings Per Share
Income available to common shareholders	$9,765	18,936,541	$0.52

Employee restricted stock, stock options and SARs (see Note J)		221,056

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$9,765	19,157,597	$0.51

2006
Basic Earnings Per Share
Income available to common shareholders	$23,854	18,305,258	$1.30

Employee restricted stock, stock options and SARs (see Note J)		366,494

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$23,854	18,671,752	$1.28

2005
Basic Earnings Per Share
Income available to common shareholders	$20,759	16,361,196	$1.27

Employee restricted stock, stock options and SARs (see Note J)		388,190

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$20,759	16,749,386	$1.24

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE T	Accumulated Other Comprehensive Income, Net

Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2007, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income (loss), net, December 31, 2004	$(3,982)	1,538	(2,444)
Unrealized net holding loss on securities	(2,244)	814	(1,430)
Net gain on cash flow hedge derivatives	32	(12)	20

Accumulated other comprehensive income (loss), net, December 31, 2005	(6,194)	2,340	(3,854)
Unrealized net holding loss on securities	2,087	(793)	1,294
Net gain on cash flow hedge derivatives	(19)	7	(12)
Reclassification adjustment for realized gains and losses on securities	336	(119)	217

Accumulated other comprehensive income (loss), net, December 31, 2006	(3,790)	1,435	(2,355)
Unrealized net holding gain on securities	859	(343)	516
Reclassification adjustment for realized gains and losses on securities	3,453	(1,280)	2,173

Accumulated other comprehensive income, net, December 31, 2007	$522	(188)	334