Form 10-K, Exhibit 13
period 2008-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2009-03-10
CIK 730708

EXHIBIT 13

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2008	2007	2006	2005	2004

FOR THE YEAR
Net interest income	$77,231	$84,469	$89,040	$72,185	$52,774
Provision for loan losses	88,634	12,745	3,285	1,317	1,000
Noninterest income:
Securities gains (losses)	355	(5,048)	(157)	128	44
Other	21,565	24,910	24,260	20,517	18,462
Noninterest expenses	78,214	77,423	73,045	59,100	47,281
Income (loss) before income taxes	(67,697)	14,163	36,813	32,413	22,999
Provision (benefit) for income taxes	(22,100)	4,398	12,959	11,654	8,077
Net income (loss)	(45,597)	9,765	23,854	20,759	14,922
Per Share Data
Net income (loss) available to common shareholders:
Diluted	(2.41)	0.51	1.28	1.24	0.95
Basic	(2.41)	0.52	1.30	1.27	0.97
Cash dividends declared	0.34	0.64	0.61	0.58	0.54
Book value per share common	8.98	11.22	11.20	8.94	7.00
Dividends to net income	n/m (1)	124.80%	47.10%	46.30%	55.60%

AT YEAR END
Assets	$2,314,436	$2,419,874	$2,389,435	$2,132,174	$1,615,876
Securities	345,901	300,729	443,941	543,024	588,017
Net loans	1,647,340	1,876,487	1,718,196	1,280,989	892,949
Deposits	1,810,441	1,987,333	1,891,018	1,784,219	1,372,466
Shareholders’ equity	216,001	214,381	212,425	152,720	108,212
Performance ratios:
Return on average assets	(1.97)%	0.42%	1.03%	1.07%	1.05%
Return on average equity	(22.25)	4.46	12.06	14.95	13.75
Net interest margin(2)	3.58	3.92	4.15	3.97	3.89
Average equity to average assets	8.87	9.41	8.55	7.17	7.63

1.	Not meaningful

2.	On a fully taxable equivalent basis

FINANCIAL SECTION
CONTENTS

Management’s Discussion & Analysis	10
Financial Tables	42
Report of Independent Registered Public Accounting Firms	57
Audited Financial Statements	59

MANAGEMENT’S DISCUSSION & ANALYSIS

Overview and Outlook

Our Business

Seacoast Banking Corporation of Florida is a single-bank holding company located on Florida’s southeast coast (as far south as Broward County and north to Brevard County) as well as Florida’s interior around Lake Okeechobee and up to and including Orlando. The Company has 42 full service branches.

The coastal markets in which the Company operates have had population growth rates over the past 10 years of over 20 percent and are expected to grow an additional 20 percent or more over the next 10 years. Prospectively, the Company will consider strategic acquisitions as part of the Company’s overall future growth plans where these are in complementary and attractive growth markets within the State of Florida.

During 2008, the Company’s banking subsidiary consolidated, improved and opened a number of branch offices. The Company’s banking subsidiary consolidated three branch locations in the first quarter; the Ft. Pierce Wal-Mart branch office in St. Lucie County was merged with an existing full service branch and closed on February 28, 2008, the Mariner Square branch in Martin County and the Juno Beach branch in Palm Beach County were consolidated with newer branches serving the same markets and were closed on March 31, 2008. A new branch in western Port St. Lucie, Florida in an area with major retail development on Gatlin Boulevard, was opened in March 2008. The Company also upgraded its Arcadia branch location in DeSoto County, significantly increasing this location’s size in April 2008. A second branch in Brevard County on Murrell Road and a new, more accessible office replacing the Rivergate branch in St. Lucie County were constructed and opened on April 28, 2008 and June 9, 2008, respectively. In addition, a new, more visible Ft. Pierce branch opened on October 22, 2008, replacing our prior location in Ft. Pierce that was sold, and building improvements at the Beachland office in Indian River County began in November 2008, with branch personnel moving to a separate, leased facility in close proximity. Finally, a new branch office in the same shopping plaza as our existing Wedgewood branch in Martin County but with better ingress and egress on a corner of U.S. Highway One replaced the existing office and opened January 20, 2009.

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries.

Strategic Reviews

The Company operates both a full retail banking strategy in its core markets which are some of Florida’s fastest growing and wealthiest, as well as a complete commercial banking strategy. These core markets are comprised of Martin, St. Lucie and Indian River counties located on Florida’s southeast coast and contain 24 of the 42 retail branch locations including three private banking centers. Because of the branch coverage in these markets, the Company has a significant presence providing convenience to customers, and a larger deposit market share. The Company’s deposit mix is very favorable with 60 percent of deposit balances comprised of NOW, savings, money market and noninterest bearing transaction customer accounts. Therefore, the cost of deposits averaged 2.30 percent for 2008 (compared to 2.90 percent for 2007), which the Company believes ranks among the lowest when compared to the Company’s peer group of similar asset size banks. As part of the Company’s complete retail product and service offerings, customers are provided wealth management services through its full service broker dealer and trust wealth management divisions.

Over the years the Company has improved its revenues by expanding its commercial/commercial real estate and consumer lending capabilities. This has included de novo market expansion into Palm Beach, Broward and Brevard Counties with added loan officers, loan production offices and retail branches. While the Company had one less branch office by year-end 2008, several offices were replaced with newer more convenient locations. The Company continues to explore acquisitions and de novo expansion into other markets, and at times may choose to consolidate certain locations to achieve a more effective and efficient service network.

During 2008, the Company had limited commercial/commercial real estate loan production of $117 million, reflecting the unprecedented housing and commercial real estate market decline and recessionary environment generally, as well as the Company’s efforts which began in 2007 and continued during 2008 to reduce its concentration in residential real estate construction and land development loans. In comparison, added lending capabilities resulted in the largest commercial and commercial real estate loans production in the Company’s history in the three prior years, with a total of $445 million of these loans originated in 2007, $443 million in 2006 and $465 million in 2005. In 2008 the Company closed $105 million in residential loans, lower than the $135 million, $172 million and $195 million closed in 2007, 2006 and 2005, respectively. The slower residential real estate market and uncertain economic conditions dampened residential home sales and as a result residential loan production. However, with better market penetration, expanded coverage and interest rates, the Company seeks improved residential loan production in 2009.

The net interest margin improved from 3.57 percent in 2003 to 4.15 percent in 2006, but declined to 3.92 percent in 2007 and 3.58 percent in 2008. During 2008, a decline in loans of 11.7 percent, lower loan yields and higher nonaccrual loans were partially offset by reduced deposit costs, but still produced a lower net interest margin, compared to 2007. The Board of Governors of the Federal Reserve System (the “Federal Reserve”) has made an historic effort in 2008 to rejuvenate the economy and limit the effect of the recession by lowering interest rates by 400 basis points and expanding various liquidity programs. Fourth quarter 2008’s net interest margin was 3.32 percent, reflecting a decrease of 39 basis points from last year’s fourth quarter as a result of the lower interest rates. The net interest margin is likely to remain under pressure until economic conditions stabilize and a decline in outstanding nonaccrual loans occurs. Opportunities for margin improvement include further improvements in our deposit mix, increased residential mortgage production and the use of proceeds from the issuance of preferred stock to the Treasury in December 2008.

The Company expects its brand of banking will continue to be attractive, offering all of the sophisticated products and services of its largest competitors delivered with the high quality customer service and convenience of a small community bank. This strategy has historically provided high value customer relationships and a much lower overall cost of funds when compared to peers. While maintaining this longstanding strategic perspective, the Company undertook a comprehensive review of its expense structure during the fourth quarter of 2008, developing a plan to reduce expenses overall by $7.6 million on an annualized basis over the next year. Reductions of $5.0 million were implemented and effective January 1, 2009. This cost benefit will be partially offset by higher Federal Deposit Insurance Corporation (“FDIC”) insurance costs, a result of the restoration of the Deposit Insurance Fund by the FDIC, anticipated increases in premium rates, and the Company’s participation in the FDIC’s Temporary Liquidity Guarantee Program’s (“TLG”) noninterest bearing transaction account guarantee program.

Loan Growth and Lending Policies

During late 2006 and 2007, the economic environment in Florida began to weaken and the Company increased its focus and monitoring of the Company’s exposure to residential land, acquisition and development loans. These activities resulted in greater loan pay-downs, guarantor performance, and the obtaining of additional collateral. The Company also strengthened its liquidation activities to better control the level of these assets, with $68 million in loan sales over the last half of 2008. Overall, the Company’s exposure to residential land, acquisition and development loans was reduced from $352 million or 20.2 percent of total loans in early 2007 to $130 million or 7.8 percent at December 31, 2008.

During 2006, loan portfolio growth was significant, totaling 34.4 percent. For 2007, loan growth slowed to 9.5 percent, as a result of our geographic expansion and in line with expectations for 8 to 10 percent growth for that year. For 2008, balances in the loan portfolio declined 11.7 percent, reflecting the recessionary climate, significantly lower loan demand and loan sales. While higher mortgage rates and a slowdown in new and existing home sales in the Company’s markets reduced demand for residential mortgages and construction lending for new homes in 2007, the Federal Reserve’s interest rate and monetary actions during 2008 were oriented to reinvigorate growth prospectively and stabilize housing prices by adding liquidity and reducing interest rates. While anticipated loan pay-downs in 2009 may limit loan growth, loan growth opportunities next year include 1-4 family agency conforming residential mortgages. Over the long term, the Company’s recent expansion into contiguous counties in Florida through acquisition and de novo activities may contribute to loan growth and increase the Company’s lending capacity.

Deposit Growth, Mix and Costs

The Company is confident of its continued emphasis on its brand of banking with high quality customer service and convenient branch locations will provide stable, low cost deposit funding growth over the long term. This past year and prospectively, the Company is building its retail deposit franchise using new strategies and product offerings while maintaining its focus on building customer relationships. More of management’s time and efforts have been and will be devoted to this effort ranking as the second highest priority behind the first priority of improving asset quality in 2009. The Company believes it is the most convenient bank in its Treasure Coast markets with more locations than any competitor in the counties of Martin, St. Lucie and Indian River counties, which are located on Florida’s southeast coast.

While interest rates increased during 2006 and remained higher during much of 2007, interest rates decreased dramatically during 2008 as the economic climate worsened and the Federal Reserve implemented interest rate reduction strategies. As a result, customers deposited more funds into certificates of deposit in 2008, while maintaining lower average balances in savings and other liquid deposits that pay no interest or a lower interest rate. Low cost NOW, savings and money market deposits decreased 24.0 percent during 2008, after increasing 13.6 percent and 5.4 percent, respectively, in 2007 and 2006. The Company’s overall deposit mix remains favorable and its average cost of deposits, including noninterest bearing demand deposits, remains low. The average cost of deposits for 2008 was 2.30 percent, decreasing 60 basis points from prior year, after increasing 74 basis points during 2007 to 2.88 percent when compared to 2006. Over the past three years, noninterest bearing demand deposits decreased 16.0 percent, 16.4 percent and 17.2 percent, respectively.

A deteriorating residential real estate market reduced average noninterest bearing balances in customer deposit accounts, particularly the accounts of title companies, attorneys and others who serviced the real estate industry. During 2008, total deposits declined $177 million or 8.9 percent, while sweep repurchase agreements increased $69 million or 78.8 percent year over year. The Company’s central Florida region’s deposits declined by $195 million, attributable to the real estate related economic decline affecting our commercial customers’ business activities, and competition from former officials of our offices in that region. As reported throughout 2008, the Company has been executing a retail strategy and has experienced strong growth in core deposit relationships when compared to prior year’s results. While total deposits declined, deposit growth in the Company’s other markets was stronger. New personal checking relationships have increased, which have improved market share, increased average services per household and decreased customer attrition. During 2008, new personal checking household average deposit balances and average services per household have increased by 68 percent and 17 percent, respectively, compared to new personal checking households for the same period in 2007.

Noninterest Income Sources

In addition to fee income from mortgage banking activities, the Company derives fees from service charges on deposit accounts, investment management, trust and brokerage services, as well as fees from originating and selling large yacht loans. It is the Company’s objective to increase its share of its customers’ financial services and to increase these sources of revenues to approximately 30 percent of total revenues. In 2008 and 2007, the Company collected approximately 22 percent and 23 percent of total revenues (net interest income and noninterest income), respectively, from its fee-based business activities. Our fees from debit card use are affected directly by consumer spending which has been adversely affected by economic conditions.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, (“GAAP”), including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments in the application of certain of its accounting policies that involve significant estimates and assumptions. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time and the use of revised estimates and assumptions could materially affect amounts reported in subsequent financial statements. After consultation with the Company’s Audit Committee, the Company believes the most critical accounting estimates and assumptions that may affect the Company’s financial status and that involve the most difficult, subjective and complex assessments are:

•	the allowance and the provision for loan losses;

•	the fair value of securities;

•	realization of deferred tax assets;

•	goodwill impairment; and

•	contingent liabilities.

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

Allowance and Provision for Loan Losses

Management determines the provision for loan losses charged to operations by continually analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company’s policies and procedures used to estimate the provision for loan losses charged to operations are considered adequate by management, there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management’s judgment as to the adequacy of the provision and allowance for loan losses necessarily approximate and imprecise (see “Nonperforming Assets”).

The provision for loan losses is the result of a detailed analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” and SFAS No. 118 “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures,” as well as, an analysis of homogeneous loan pools not individually evaluated as prescribed under SFAS No. 5, “Accounting for Contingencies.” For 2008, the provision for loan losses was $88.6 million, substantially higher than 2007’s provisions of $12.7 million. The provision for loan losses for 2008 was $7.5 million more than net charge-offs, which totaled $81.1 million, or 4.45 percent, of average total loans, reflecting the downturn in the residential real estate markets, property values and deteriorated credit conditions. In comparison, net charge-offs for 2007 were $5.8 million.

Table 12 provides certain information concerning the Company’s allowance and provisioning for loan losses for the years indicated.

The increase in net charge-offs has been primarily due to higher net charge-offs in the residential construction and land development loan portfolio, a reflection of the unprecedented housing market decline. A downturn in residential real estate prices and sales has negatively affected the entire industry since mid-2006. The Company began a comprehensive effort to reduce this exposure in early 2007. With timely and more aggressive collection efforts, loan sales, and charge-offs, residential construction and land development loans declined $165 million and now represent 7.8 percent of total loans at the end of 2008. The performing loans in this portfolio total approximately $69 million and are represented by 78 customer relationships and an average loan size of approximately $900,000. We continue to monitor and update regularly our credit evaluations of these borrowers, and the collateral values as sales volumes and prices change in our markets. The reduction in the Company’s exposure should reduce earnings volatility from this portfolio in the future.

The Company’s other loan portfolios related to residential real estate have not had significant problems as the Company has never originated any residential subprime, Alt A, option ARMS, or negative amortizing mortgage loans. Home equity loans (amortizing 10 year loans for home improvements) totaled $84.8 million and home equity lines totaled $58.5 million. Each borrower’s credit was fully documented as part of the Company’s underwriting of home equity lines. The Company never promoted home equity lines using solely credit scoring and therefore believes this portfolio should perform better than peers. Both charge-offs and past due ratios have been better than those nationally and Florida in 2008. Net charge-offs for the year ended 2008 totaled $502,000 for home equity lines. In addition, the commercial real estate mortgage portfolio not related to residential construction and development has not had significant credit quality deterioration. Total past due loans in excess of 30 days (excluding nonaccrual loans) totaled 0.83% at year-end and loans for this portfolio over 90 days past due not on nonaccrual totaled 0.11%.

Since year-end 2007, nonaccrual loans increased by $19.1 million to $87.0 million at December 31, 2008 (see “Note F — Impaired Loans and Allowance for Loan Losses” and “Nonperforming Assets” in the Company’s consolidated financial statements). Nonperforming loans increased as a result of loans to developers of residential real estate projects not performing in accordance with their contractual obligations, and as a result of collateral property valuations declining and continued market stresses. During the third and fourth quarters of 2008, the Company sold various larger balance residential construction and land development loans totaling $68 million to reduce risk in our loan portfolio. Over the last nine months of 2008, the Company reduced its exposure to large residential construction and land development loans, as evidenced by loans in this portfolio with balances of $4 million or more declining by almost 70 percent from $163.7 million, or 71 percent of risk-based capital at March 31, 2008, to $50.4 million, or 22 percent of risk-based capital, at December 31, 2008. Of the remaining $50.4 million in loans greater than $4 million, $29.9 million (59.3%) are classified as nonperforming.

QUARTERLY TRENDS — LOANS AT END OF PERIOD

							Nonperforming
2008			1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	4th Qtr	Number
			(Dollars in Millions)

Residential Construction and Land Development
Condominiums	>$	4 million	$30.6	$26.3	$19.6	$8.6	—	—
	<$	4 million	26.6	21.1	13.0	8.8	$2.8	1
Town homes	>$	4 million	19.4	17.1	17.1	—	—	—
	<$	4 million	4.4	2.9	4.6	6.1	5.1	2
Single Family Residences	>$	4 million	20.8	21.2	13.5	11.9	—	—
	<$	4 million	35.9	28.3	23.7	14.9	5.7	9
Single Family Land & Lots	>$	4 million	85.1	64.3	40.3	22.1	22.1	3
	<$	4 million	27.0	30.8	29.9	30.7	11.6	15
Multifamily	>$	4 million	7.8	7.8	7.8	7.8	7.8	1
	<$	4 million	24.8	26.2	22.9	19.0	5.1	4

TOTAL	>$	4 million	163.7	136.7	98.3	50.4	29.9	4
TOTAL	<$	4 million	118.7	109.3	94.1	79.5	30.3	31

GRAND TOTAL			$282.4	$246.0	$192.4	$129.9	$60.2	35

The Company’s total construction and land development loans related to the residential market currently total approximately $129.9 million or 7.8 percent of total loans at December 31, 2008 (see “Loan Portfolio”), down from approximately $295.1 million or 15.5 percent at December 31, 2007 and its peak of $340.0 million at December 31, 2006. These lending relationships are monitored on a monthly basis and the value of the underlying real estate has been evaluated using current appraisals, and where appropriate, discounted cash flow analysis using estimated holding periods and prospective future sales values discounted at rates that we believed appropriate. The Company believes it was among the first banks to recognize the change in market conditions in mid-2006 and is the beneficiary of early identification of deteriorating loans and potential problems. Early monitoring together with additional equity added by developers, loan guarantees and additional collateral have reduced the Company’s risks exposure. We have also engaged in various sales of these loans in 2008. Management intends to further reduce these exposures in the coming year and will monitor information about collateral values and consider possible defaults by borrowers, especially for real estate acquisition and development loans.

Total loans declined over the past year by approximately 11.7 percent. For 2009, the Company’s loan portfolio is expected to experience further declines, however the Company’s loan loss provisions should be less volatile as problem loans related to the slow residential real estate market and valuations are expected to be more limited than realized during 2008, and a result of smaller portfolio and sales of larger commercial real estate loans. The last time the Company experienced higher net charge-offs and nonperforming loans was during the period 1988-1993 when the real estate markets in Florida experienced deflation and the national economy was in recession.

The Congress and the bank regulators are encouraging recipients of TARP capital to use such capital to make loans and it may not be possible to safely, soundly and profitably make sufficient loans in the current economy. Congressional demands for additional lending by TARP capital recipients, and regulatory demands for demonstrating and reporting such lending are increasing. On November 12, 2008, the bank regulatory agencies issued a statement encouraging banks to, among other things, “lend prudently and responsibly to creditworthy borrowers” and to “work with borrowers to preserve homeownership and avoid preventable foreclosures.” The Company continues to lend and has expanded mortgage loan originations. However, the future demands for additional lending are unclear and uncertain.

A total provision for loan losses of $12,745,000 was recorded for 2007, versus $3,285,000 recorded during 2006, partially as a result of loan growth of $443 million or 34 percent in 2006, including $204 million of loans from the acquisition of Big Lake National Bank in 2006. Net charge-offs totaled $5,758,000 or 0.31 percent of average loans in 2007, compared to net recoveries of $(106,000), or (0.01) percent of average loans for 2006. Net charge-offs were nominal in prior years at $134,000, or 0.01 percent of average loans for 2005, $562,000, or 0.07 percent of average loans for 2004, $666,000, or 0.10 percent of average loans for 2003, $208,000, or 0.03 percent of average loans for 2002 and $184,000, or 0.02 percent of average loans for 2001. Collateral evaluations (including the potential effects of existing sales contract cancellations) in response to the changes in the market values for residential real estate resulted in the establishment of valuation allowances and increases in the provision for loan losses of $8,375,000 and $3,813,000 in the third and fourth quarters of 2007, respectively.

A historically favorable credit loss experience limited the need to provide large additions to the allowance for loan losses during most of 2006. However, during the fourth quarter of 2006, our provisions for loan losses were increased to $2,250,000, as a result of the Company’s comprehensive review of all large credits, primarily construction loans, where the primary source of repayment was related to the sale of residential real estate, even though no immediate or impaired loans were identified.

Management continuously monitors the quality of the loan portfolio and maintains an allowance for loan losses it believes sufficient to absorb probable losses inherent in the loan portfolio. The allowance for loan losses totaled $29,388,000 at December 31, 2008, $7,486,000 greater than one year earlier. The allowance for loan losses totaled $21,902,000 at December 31, 2007, an increase of $6,987,000 from December 31, 2006. The allowance for loan losses framework has three basic elements: specific allowances for loans individually evaluated for impairment, a formula-based component for pools of homogeneous loans within the portfolio that have similar risk characteristics, which are not individually evaluated, and qualitative elements which are subjective and require a high degree of management judgment and are based on our views of other inherent risk factors, models and estimates, including changes in the economy and relevant markets. Management continually evaluates the allowance for loan losses methodology seeking to refine and enhance this process as appropriate, and it is likely that the methodology will continue to evolve over time.

Our analyses of the adequacy of the allowance for loan losses take into account qualitative factors such as credit quality, loan concentrations, internal controls, audit results, staff turnover, local market conditions and loan growth. In its continuing evaluation of the allowance and its adequacy, management also considers quantitative factors such as, the Company’s loan loss experience, the loss experience of peer banks, the amount of past due and nonperforming loans, and the estimated values of loan collateral. Commercial and commercial real estate loans are assigned internal risk ratings reflecting our estimate of the probability of the borrower defaulting on any obligation and the estimated probable loss in the event of default. Retail credit risk is measured from a portfolio view rather than by specific borrower and are assigned internal risk rankings reflecting the combined probability of default and loss. The Company’s independent Credit Administration Department assigns allowance factors to the individual internal risk ratings based on an estimate of the risk using a variety of tools and information. Loan Review is an independent unit that performs loan reviews and evaluates a representative sample of credit extensions after the fact for appropriate individual internal risk ratings. Loan Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting. This unit reports directly to the Directors Loan Committee of the Board of Directors.

The allowance as a percentage of loans outstanding increased from 0.86 percent to 1.15 percent during 2007 and increased to 1.75 percent during 2008. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio, as well as deterioration in our local economies, especially in the sales volumes and values in our residential real estate markets.

Table 13 summarizes the Company’s allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.

Concentration of credit risk, discussed under “Loan Portfolio” of this discussion and analysis, can affect the level of the allowance and may involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s significant concentration of credit is a portfolio of loans secured by real estate. At December 31, 2008, the Company had $1.52 billion in loans secured by real estate, representing 90.7 percent of total loans, up slightly from 88.7 percent at December 31, 2007. In addition, the Company is subject to a geographic concentration of credit because it only operates in central and southeastern Florida. The Company has credit exposure to commercial real estate developers and investors with total commercial real estate construction and land development loans of $339 million or 20.2 percent of total loans at year-end 2008, down from $538 million or 28.3 percent at year-end 2007. The Company’s exposure to these credits is secured by project assets and personal guarantees. The exposure to this industry group, together with an assessment of current trends and expected future financial performance, are considered in our evaluation of the adequacy of the allowance for loan losses.

While it is the Company’s policy to charge off in the current period loans in which a loss is considered probable, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy and local market conditions as well as conditions affecting individual borrowers, management’s judgment of the allowance is necessarily approximate and imprecise. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies identified by the regulatory agencies.

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

Seacoast National entered into a formal agreement with the OCC on December 16, 2008 to improve our bank subsidiary, Seacoast National’s asset quality. Under the formal agreement, Seacoast National’s board of directors has appointed a compliance committee to monitor and coordinate Seacoast National’s performance under the formal agreement. The formal agreement provides for the development and implementation of written programs to reduce Seacoast National’s credit risk, monitor and reduce the level of criticized assets, and manage commercial real estate (“CRE”) loan concentrations in light of current adverse CRE market conditions.

Nonperforming Assets

Table 14 provides certain information concerning nonperforming assets for the years indicated.

Nonperforming assets at December 31, 2008 totaled $92,005,000 and are comprised of $86,970,000 of nonaccrual loans and $5,035,000 of other real estate owned (foreclosed property), compared to $68,569,000 at December 31, 2007 (comprised of $67,834,000 in nonaccrual loans and $735,000 of other real estate owned). At December 31, 2008 and 2007, virtually all nonaccrual loans were secured with real estate including $60.2 million of nonaccrual loans that are land and acquisition and development loans related to the residential market. During 2008, sales and charge-offs of land and acquisition and development loans were transacted to reduce the Company’s concentration and exposure to problem assets within this loan type. In addition, working with distressed borrowers, the Company entered into various loan restructuring arrangements, impacting both retail and commercial customers. While residential real estate sales volumes have improved, current residential real estate sales transactions are low compared to prior years and market prices have been declining since mid-2006 but recently sales prices have stopped declining.

At December 31, 2008, loans totaling $101,424,000 were considered impaired and $5,152,000 of the allowance for loan losses was allocated for potential losses on these loans, compared to $67,762,000 and $4,183,000, respectively, at December 31, 2007. Included in impaired loans at December 31, 2008 are loans of $12,616,000 that were restructured and are in compliance with modified terms and $1,838,000 in accruing loans past due 90 days or more.

Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, and changes in conditions affecting various borrowers of Seacoast National.

Fair Value of Securities

At December 31, 2008, no trading securities were outstanding and available for sale securities totaled $318,030,000. The fair value of the available for sale portfolio at December 31, 2008 was more than its historical amortized cost, producing net unrealized gains of $3,340,000 that have been included in other comprehensive income as a component of shareholders’ equity (net of taxes). The Company made no change to the valuation techniques used to determine the fair values during 2008. The fair value of each security available for sale or trading is obtained from independent pricing sources utilized by many financial institutions, or quoted market prices for similar securities or discounted cash flow analyses, using observable market data. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller and can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses or gains in the available for sale portfolio.

The credit quality of the Company’s security holdings is investment grade and higher and the securities are traded in liquid markets. Obligations of U.S. agencies total $288 million, or 90.7% of the total portfolio. The remainder of the portfolio consists of super senior AAA private label securities originated in 2005, 2004, and 2003 and obligations of state and political subdivisions. The AAA private label securities are reviewed quarterly for any indication of other than temporary impairment. The collateral underlying these investments is comprised of whole loan 30 and 15 year fixed rate and 10/1 adjustable rate mortgages. As a result, the mortgages comprising the collateral for these securities have had minimal foreclosures and losses over the last twelve months. Changes in the fair values, as a result of deteriorating economic conditions and credit spread changes, should only be temporary. Further, management believes that the Company’s other sources of liquidity, as well as the cash flow from principal and interest payments from the securities portfolio, reduces the risk that losses would be realized as a result of needed liquidity from the securities portfolio.

Realization of Deferred Tax Assets

Our wholly-owned subsidiary Seacoast National has a state deferred tax assets of $6.6 million reflecting the benefit of a net operating loss (“NOL”) carry-forwards of $5.5 million, which will expire between 2027 and 2028 and other temporary differences of approximately $1.1 million. The deferred state tax asset resulted primarily from a large and unusual provision for loan losses required in 2008 related to Seacoast National’s residential land and development loan portfolio.

While consumer and business loans continue to perform well despite the general economic downturn, a collapse in the housing market and surplus new home inventory created excessive risk in the Company’s residential construction and land development portfolios. Early recognition of and aggressive responses to these unprecedented conditions resulted in dramatically higher loan loss provisions and negative earnings for Seacoast National as 2008 progressed. However, realistic and timely recognition of market conditions allowed us to realign our resources early in the year to achieve rapid reductions in these exposures which, at December 31, 2008 were just 7.8 percent of loans compared to over 20 percent in the prior year, and a significant reduction in average loan size. Therefore, management believes that loan loss provisions will likely be much lower as market conditions improve in the future and there is a 20-year carry forward period for state NOLs. It is management’s opinion that Seacoast National’s future taxable income will allow the recovery of the NOL, and the utilization of their deferred tax assets.

Management believes this for the following reasons:

Core operating earnings without the provision are still quite good and will improve as the recessionary economic cycle ends. Management believes that its strong earnings history pre-tax and pre-provision for loan losses is positive evidence. For example, taxable earnings pre-provision for Seacoast National for the year 2008 was $20.9 million. In addition, other costs related to the collection of problem loans were elevated during 2008. These costs also are expected to be lower going forward. For the years 2007 and 2006, the taxable earnings (including much smaller provisions for loan losses) were $26.9 million and $40.1 million, respectively. Seacoast National has been through other similar economic cycles in the past where provisioning for loan losses has been elevated followed by periods of lower risk and little to no loan loss provisioning is required. In addition, the Board of Directors has implemented policies and a time table for management to reduce the size and level of credit and concentration risk for the loan portfolio. This was evidenced in the current year where the loan portfolio declined by $222 million. A total of $165 million of the reduction was in the highest risk construction and land development residential portfolio where the majority of loan charge-offs occurred. At year-end 2008, this portfolio totaled $129.9 million with $60.2 million of those loans already classified as nonperforming and charged down to their current fair values, which are supported by current appraisals. Of the $81.1 million of net charge-offs for 2008, $71.1 million (87.7%) were related to this portfolio, some of which resulted from the sale of loans into inactive markets producing larger, more unusual losses. The remaining performing portfolio of $69.7 million is comprised of 78 relationships with an average loan size of $894,000. Management believes the risks in this remaining construction and land development for residence portfolio and on its other loan portfolio categories will produce much lower net charge-offs as market conditions improve and that those probable losses are reflected in its allowance for loan losses at year end 2008. Therefore, loan loss provisions over the next 20 years of the carry forward period will allow for future taxable income to recover the NOL carry-forward.

In addition, management has implemented cost reductions for 2009 of approximately $5.0 million, including staff reductions, reduced employee benefits, and reduced legal and professional fees offset by higher FDIC premiums. For the state NOL generated during 2008, taxable earnings require Seacoast National to recover average future taxable income of $4.5 million per year over the next 20 years, less than management’s cost reductions for 2009.

As a result of the losses incurred in 2008, the Company is in a three-year cumulative pretax loss position at December 31, 2008. A cumulative loss position is considered significant negative evidence in assessing the realizability of a DTA. The use of the Company’s forecast of future taxable income was not considered positive evidence which could be used to offset the negative evidence at this time given the uncertain economic conditions. Therefore, a valuation allowance of $5.6 million was recorded related to the Company’s state deferred tax asset.

Goodwill Impairment

The Company’s goodwill is no longer amortized, but tested annually for impairment. The amount of goodwill at December 31, 2008 totaled $49.8 million, and results from the acquisitions of three separate community banks whose operations have been fully integrated into one operating subsidiary bank of the Company. The Company operates as a single segment bank holding company.

The assessment as to the continued value of goodwill involves judgments, assumptions and estimates. At December 11, 2008, the Company’s closing price per common share in the open market approximated 64 percent of book value per common share, which was considered a possible indication of impairment. The Company enlisted the assistance of an independent third party to determine fair value. In performing the analysis, management considered the make-up of assets and liabilities (loan and deposit composition), scarcity value, capital ratios, market share, credit quality, control premiums, the type of financial institution, its overall size, the various markets in which the institution conducts business, as well as, profitability. Based upon the results of this analysis, using discounted cash flow as well as change in control valuation methods, management concluded that goodwill had suffered no impairment at December 31, 2008. Bank stocks traded in a relatively wide range during 2008 and the Company’s stock price has been more volatile during this period, but management believes the decline or rise in its stock price is reflective of general market factors affecting the banking industry as a whole and is unrelated to goodwill impairment. Management will continue to periodically test goodwill for impairment, and during this period of economic stress and uncertainty, this could result in a future determination that goodwill is impaired.

The Company’s highly visible local market orientation and strong local deposit base, combined with a wide range of products and services and favorable demographics, provides the Company with a wide range of opportunities to increase sales volumes, both to existing and prospective customers, resulting in increasing profitability in these markets over the long term.

Contingent Liabilities

The Company is subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against the Company and/or our subsidiaries with respect to transactions in which the Company and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable the Company will incur an expense and the amount can be reasonably estimated. The Company’s management, together with attorneys, consultants and other professionals, assesses probability and estimates of any amounts involved in a contingency. Throughout the life of a contingency, the Company or our advisors may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims.

Results of Operations

Net Interest Income

Net interest income (on a fully taxable equivalent basis) for 2008 totaled $77,517,000, $7,254,000 or 8.6 percent lower than for 2007. During 2008, unrecognized interest on loans placed on nonaccrual of

$9,435,000 was the primary contributor to the decline from the prior year (see “Table 14 — Nonperforming Assets”). Net interest margin on a tax equivalent basis decreased 34 basis points over the last twelve months to 3.58 percent in 2008.

The following table details net interest income and net interest margin (on a tax equivalent basis) for the past five quarters:

	Net Interest Income	Net Interest Margin
	(Dollars in thousands)

Fourth quarter 2007	$20,724	3.71%
First quarter 2008	20,562	3.74
Second quarter 2008	20,234	3.69
Third quarter 2008	19,186	3.57
Fourth quarter 2008	17,535	3.32

The Company has operated in a more challenging lending environment with unrecognized interest on loans placed on nonaccrual and declines in interest rates being the primary contributors to weaker net interest income and net interest margin in the third and fourth quarter of 2007, as well as each quarter during 2008.

The composition or mix of earning assets was very similar year over year. For 2008, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 84.2 percent, slightly lower when compared to 84.5 percent a year ago. Average securities as a percent of average earning assets decreased to 13.5 percent for 2008 compared to 14.1 percent for 2007 and federal funds sold and other investments increased to 2.3 percent from 1.4 percent for 2007. In addition to average total loans decreasing slightly as a percentage of earning assets, the mix of loans changed slightly as well, with commercial and commercial real estate volumes representing 58.4 percent of total loans at December 31, 2008 (compared to 62.2 percent a year ago at December 31, 2007) and lower yielding residential loan balances (including home equity loans and lines, and individual residential construction loans representing 37.2 percent of total loans versus 33.2 percent a year ago) (see “Loan Portfolio”). The dramatic reduction in interest rates during 2008, with the Federal Reserve lowering the target federal funds rate to 0 to 25 basis points and the Treasury yield curve shifting lower, will likely limit opportunities to invest at higher interest rates prospectively unless loan demand improves.

The yield on earning assets for 2008 was 5.89 percent, 106 basis points lower than for 2007 and a reflection of the declining interest rate environment and increase in nonaccrual loans (see “Nonperforming Assets”). The Federal Reserve decreased interest rates 100 basis points between September 2007 and the end of 2007, and an additional 400 basis points from year-end 2007 to the end of December 2008. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2008	2008	2008	2008	2007

Yield	5.45%	5.78%	5.89%	6.40%	6.71%

The yield on loans declined 118 basis points to 6.12 percent over the last twelve months for the same reasons noted above. The yield on investment securities was nominally higher, increasing 1 basis point year over year to 5.03 percent. The investment portfolio at the beginning of the second quarter of 2007 was restructured when approximately $225 million in securities with an average yield of 3.87 percent were sold and reinvested at higher rates. As previously noted, interest rates have declined since then and principal pay-downs and maturities reinvested have been at lower rates. Federal funds sold (and other investments) yielded 2.46 percent for 2008, lower when compared to 5.47 percent a year ago for 2007.

Average earning assets for the entire year 2008 decreased nominally, by $0.2 million compared to 2007. Average loan balances over the same period decreased $6.9 million, or 0.4 percent, to $1,821.7 million, average federal funds sold and other investments increased $20.0 million to $49.8 million, and average investment securities were lower, decreasing $13.3 million, or 4.4 percent, to $292.4 million. Overall, total average assets remained about the same year over year, decreasing by $13.2 million or 0.6 percent during 2008.

However, period end loan growth during 2008 was much slower and in fact declined from the prior year, with total loans outstanding decreasing year over year by $221.7 million, or 11.7 percent, compared with an increase of $165.3 million, or 9.5 percent for the year ended December 31, 2007. Commercial and commercial real estate loan production for 2008 totaled $117 million, with $8 million in the fourth quarter, $33 million in the third quarter, $19 million in the second quarter and $57 million on the first quarter. Loan demand remains weak. Economic conditions in the markets the Company serves are expected to continue to be challenging in 2009, and the Company expects negative loan growth. At December 31, 2008, the Company’s total commercial and commercial real estate loan pipeline was $127 million.

The Company defines commercial real estate in accordance to the guidance on “Concentrations in Commercial Real Estate Lending” (the “Guidance”) issued by the federal bank regulatory agencies in 2006, which defines commercial real estate (“CRE”) loans as exposures secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. Loans to REITs and unsecured loans to developers that closely correlate to the inherent risks in CRE markets would also be considered CRE loans under the Guidance. Loans on owner occupied CRE are generally excluded.

The Company, as a TARP capital recipient, is encouraged to demonstrate and report its lending activities as a result of TARP funding. On November 12, 2008, the bank regulatory agencies issued a statement encouraging banks to, among other things, “lend prudently and responsibly to creditworthy borrowers” and to “work with borrowers to preserve homeownership and avoid preventable foreclosures.” The Company continues to lend and has expanded our mortgage loan originations. The future demands for additional lending are unclear and uncertain.

Closed residential mortgage loan production for 2008 totaled $105 million, with production by quarter as follows: fourth quarter 2008 production of $23 million, of which $10 million was sold servicing released, third quarter 2008 production of $22 million, of which $8 million was sold servicing released, second quarter 2008 production of $30 million, with $18 million sold servicing released, and first quarter 2008 production of $30 million, with $14 million sold servicing released. Demand for residential real estate mortgages remained weak during 2008.

During 2008, maturities of securities totaled $45.5 million (including $22.9 million in pay-downs), security sales totaling $14.0 million were transacted, and security purchases totaled $101.1 million. The sales were transacted during 2008 for a gain of $355,000. Purchases of securities during 2008 have been conducted principally to provide collateral against government deposits and repurchase agreements in connection with deposit account sweep arrangements for pledging requirements and to reinvest funds from the security sale, maturities and pay-downs. During 2007, maturities of securities totaled $77.7 million (including $40.4 million in pay-downs), securities sales totaling $253.8 million were transacted (principally due to the portfolio restructuring in April 2007), and security purchases totaled $219.0 million. Due to the ongoing inverted yield curve and other economic challenges in 2007, the Company determined it was in the best interest of shareholders to restructure its balance sheet by selling low yielding securities and paying off overnight borrowings. As a result, management identified approximately $225 million in securities which had an average yield of approximately 3.87 percent and sold them in April 2007. This was after the Company had recognized losses for other-than-temporary impairment of $5.1 million ($3.7 million net of income taxes) at March 31, 2007. Subsequent purchases of securities during the second quarter of 2007 reflected management’s intent to improve the overall yield of the securities portfolio.

For 2008, average total deposits increased $17.5 million, or 0.9 percent, compared to 2007’s average balance. Deposit growth during 2008 was particularly difficult given the economic environment. While deposit growth during the summer and fall is historically challenging due to seasonal declines, deposit growth was stronger than expected due to the Company instituting a focused retail deposit growth strategy earlier in 2008. Consumer deposit growth in most of the Company’s markets was stronger than expected, with a total of 7,387 new households for the year, an increase of 11.6 percent compared to the prior year. Services per household increased as well, by 17 percent compared to 2007, which management believes will improve customer retention prospectively. Offsetting this success, business deposit growth was weaker due to the economic slowdown and deposit declines in the Company’s Central Florida region, and lower deposit balances for local municipalities and governmental agencies that maintain significantly higher balances from November to April each year. In total, ending deposit balances at December 31, 2008 were lower year over year by $176.9 million, or 8.9 percent, of which $195.5 million was attributable to business deposit declines in the Central Florida region and another $137 million was transferred from public fund deposits to sweep repurchase agreements in an effort to reduce FDIC insurance costs.

As a result of retail promotional efforts, the average balance for lower cost interest bearing deposits (NOW, savings and money market) continues to represent a significant component, favorably affecting the Company’s net interest margin,. These deposits totaled 57.9 percent of average total interest bearing deposits during 2008, versus 59.6 percent a year ago. Average certificates of deposit (CDs) (a higher cost component of interest bearing deposits) increased to 42.1 percent of interest bearing deposits from 40.4 percent a year ago. The recent turmoil in financial markets (stocks, bonds, etc.) and declines in market interest rates have incented customers to seek safety in FDIC insurance coverage bank CDs that are FDIC insured, and which have higher interest rates than transaction accounts. On July 1, 2008, Seacoast National joined the Certificate of Deposit Registry program (“CDARs”) whereby our customers can have their deposits safely insured beyond the FDIC deposit insurance limits. This benefited our deposit retention efforts during the recent financial market disruption and provided a new product offering to homeowners’ associations concerned with FDIC insurance coverage. Public fund deposits may factor in prospective deposit growth as well, since local governmental bodies and municipalities that previously maintained funds with the State of Florida may decide to place these funds with local banks instead, as a result of the collapse in early 2008 of a collective investment pool operated by the State of Florida for governmental agencies and municipalities.

Slowing activity in the residential real estate market (resulting in declining title company, law firm and escrow deposits), as well as completed commercial real estate construction projects (and associated escrow deposits being depleted at the end of construction), contributed to a decline in noninterest bearing deposits. Average CDs (a higher cost component of interest bearing deposits) increased as a percentage of interest bearing deposits over the past 12 months, reflecting customers depositing more funds into CDs while maintaining lower average balances in savings and other liquid deposits that pay no interest or a lower interest rate. Average balances for CDs increased by $121 million to $738 million for the fourth quarter of 2008 compared to the same period in 2007. Offsetting the impact of this trend, the average rate paid in the fourth quarter of 2008 for CDs was 3.59 percent, 123 basis points lower than the rate paid for the same period in 2007. With the Federal Reserve lowering interest rates and providing further market liquidity in the fourth quarter, it is anticipated that net interest income will benefit in 2009 from deposit costs declining, beginning in the first quarter.

The Emergency Economic Stability Act of 2008 (“EESA”) temporarily increased FDIC deposit insurance from $100,000 to $250,000 per depositor from October 14, 2008 through December 31, 2009. Under the FDIC’s newly established TLG program, the entire amount in eligible noninterest bearing transaction accounts will be guaranteed by the FDIC to the extent such balances are not covered by FDIC insurance. Seacoast National has chosen to participate in the TLG program to offer the best possible FDIC coverage to its customers. The TLG noninterest bearing transaction account guarantee is backed by the full faith and credit of the United States.

Overall, average short-term borrowings (including federal funds purchased, but principally sweep repurchase agreements with customers of Seacoast National) of $91.1 million over 2008 were lower at 5.1 percent of interest bearing liabilities for 2008, versus 8.6 percent for 2007. The Company did not rely on federal funds purchased during 2008 because of better deposit growth, particularly during the second and third quarters of 2008 than we have had in past years. During 2008, federal funds purchased comprised a nominal amount of short-term borrowings, averaging only $4.0 million for the year.

Average other borrowings for 2008 increased by $41.6 million, or 53.9 percent, to $118.8 million when compared to the average balance for 2007. The increase in the average balances reflected two advances from the Federal Home Loan Bank of Atlanta (“FHLB”) of $25 million each added on September 25, 2007 and November 27, 2007, respectively, with fixed rates of 3.64 percent and 2.70 percent. The borrowings are convertible to a variable rate on a quarterly basis at the discretion of the FHLB, and the Company has the option to repay the borrowing without penalty or charges if the FHLB elects to convert (see “Note I — Borrowings” to the Company’s financial statements). The funds were used to purchase agency securities for pledging purposes.

The cost of interest-bearing liabilities in 2008 decreased 100 basis points to 2.78 percent from 2007, primarily as a result of the Federal Reserve’s decreases in short-term interest rates in 2007 and 2008. With many of the Company’s deposit products re-pricing, we expect that the prospective cost for interest bearing liabilities should be lower, offset to a certain extent by increases and proposed increases in the cost of FDIC insurance and guarantees. During 2008, approximately $529 million of the Company’s certificates of deposit matured and $639 million will mature in 2009. The following table details the cost of interest bearing liabilities for the past five quarters:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2008	2008	2008	2008	2007

Rate	2.52%	2.64%	2.68%	3.26%	3.71%

The average aggregate balances for NOW, savings and money market deposits increased $15.8 million, or 1.8 percent, to $917.6 million for 2008 compared to 2007, noninterest bearing deposits decreased $56.0 million, or 15.6 percent, to $302.6 million and average CDs increased $57.6 million, or 9.4 percent, to $668.1 million. Company management believes its market expansion and branding efforts and retail deposit growth strategies are producing new relationships and core deposits. Reductions in nonperforming assets are expected to favorably affect future net interest margin, and success with retail deposit growth may also have a positive impact.

Net interest income (on a fully taxable equivalent basis) for 2007 totaled $84,771,000, which was $4,523,000, or 5.1 percent, less than for 2006. During 2007, unrecognized interest on loans placed on nonaccrual of $2,206,000 contributed to the decline from the prior year, as well as unfavorable changes occurring in deposit mix over 2007 due to an inverted yield curve.

Partially offsetting the negative deposit mix in 2007, year over year the mix of earning assets improved. Loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 84.5 percent for 2007, compared to 72.6 percent for 2006, while average securities as a percent of average earning assets decreased from 24.3 percent for 2006 to 14.1 during 2007 and federal funds sold and other investments decreased to 1.4 percent from 3.1 percent over the same period in 2006. In addition to increasing total loans as a percentage of earning assets, the mix of loans improved, with commercial and commercial real estate volumes representing 62.2 percent of total loans at December 31, 2007 (compared to 60.3 percent at December 31, 2006) and lower yielding residential loan balances (including home equity loans and lines and individual residential construction loans) representing 33.2 percent of total loans (versus 34.9 percent at year-end 2006).

Net interest margin on a tax equivalent basis decreased 23 basis points from 2006 to 3.92 percent for 2007. The net interest margin improved in the second quarter of 2007, up 17 basis points from 3.92 percent in the first quarter of 2007, in part reflecting the effect of a restructuring of our investment portfolio during April 2007. The yield on earning assets for 2007 was 6.95 percent, 43 basis points higher than in 2006, reflecting an improving earning assets mix over 2006 and into 2007. Improving loan yields during 2007 due to loan growth and a greater percent of the portfolio in floating rate loans were partially offset by additions to nonaccrual loans that reduced the yield on loans by approximately 12 basis points. The yield on investment securities was improved, increasing 73 basis points from 2006 to 5.02 percent, due primarily to the restructuring of the investment portfolio.

Average earning assets for 2007 increased $14.4 million, or 0.7 percent compared to 2006. Average loan balances grew $267.9 million, or 17.2 percent, to $1,828.5 million, average federal funds sold and other investments decreased $37.7 million to $29.8 million, and average investment securities were $215.7 million, or 41.4 percent, lower, totaling $305.8 million. Funds derived from securities sold in April 2007 were either reinvested in securities at current rates, utilized to reduce federal funds purchased or invested in federal funds sold. Overall, total average assets remained about the same for 2007 compared to 2006, growing by $9.3 million, or 0.4 percent, during 2007.

The increase in loans during 2007 compared to 2006 was principally in income-producing commercial real estate loans, in part reflecting the Company’s expansion with the addition of full service branch locations in Broward and Brevard County, and loan officer additions in the Treasure Coast, Big Lake and Orlando regions. At December 31, 2007, commercial lenders in the Company’s newer markets (Palm Beach County, Brevard County, Broward County, Orlando, and the Big Lake region) had total outstanding loans of $805 million. At December 31, 2007 the Company’s total commercial and commercial real estate loan pipeline was $381 million and loan production for 2007 totaled $445 million, with $72 million in the fourth quarter, $146 million in the third quarter, $151 million in the second quarter, and first quarter production of $76 million.

Higher mortgage rates, as well as slowing existing home sales in the Company’s markets, dampened demand for residential mortgages during 2007. Closed residential mortgage loan production for 2007 totaled $135 million, with production by quarter as follows: fourth quarter 2007 production of $27 million, of which $9 million was sold servicing released, third quarter 2007 production of $31 million, of which $11 million was sold servicing released, second quarter 2007 production of $42 million, with $22 million sold servicing released, and first quarter 2007 production of $35 million, with $15 million sold servicing released.

Lower cost interest bearing deposits during the fourth quarter of 2007 were 60.6 percent of average interest bearing deposits, compared to 58.3 percent for the third quarter of 2007, 58.8 percent for the second quarter of 2007, and 60.8 percent for the first quarter of 2007. The percentage for the fourth quarter of 2006 was 61.4 percent and for all of 2006 was 63.9 percent. Average CDs (a higher cost component of interest bearing deposits) for the year 2007 were 40.4 percent of average interest bearing deposits compared to 36.1 percent for all of 2006, reflecting the higher interest rate environment and customer shifts to higher yielding CDs.

Average short-term borrowings were higher for 2007, increasing $29,565,000 or 24.8 percent to $148,610,000. Because of expected loan payoffs and cash flows from investment securities during 2007, the Company chose to temporarily rely on short-term borrowings during the first quarter of 2007.

Average other borrowings including junior subordinated debt issued by the Company in connection with trust preferred securities increased by $8.3 million, or 12.1 percent, to $77.2 million. On June 29, 2007, the Company issued $12,372,000 in junior subordinated debentures, and simultaneously paid off a 3-year term loan for $12,000,000 originated on February 16, 2006. The rate on the term loan adjusted quarterly and was based on the 3-month LIBOR plus 130 basis points. The junior subordinated debt was issued to our Delaware statutory trust subsidiary, SBCF Statutory Trust III, which completed a private sale of $12.0 million of floating rate trust preferred securities. The Company has two prior junior subordinated debt issuances, similarly done in conjunction with statutory trust subsidiaries issuing $40.0 million in floating rate trust preferred securities. The rate on the Company’s newest subordinated debt issuance adjusts quarterly, based on the 3-month LIBOR plus 135 basis points. The Company also added two advances from the FHLB as previously described (see “Note I — Borrowings” to the Company’s consolidated financial statements).

The cost of interest-bearing liabilities in 2007 increased 72 basis points to 3.78 percent from 2006, in part due to the Federal Reserve increasing short-term interest rates by 50 basis points during the first and second quarters of 2006. The Federal Reserve lowered rates 50 basis points in September 2007, 25 basis points at the end of October 2007 and 25 basis points in December 2007 and the cost of interest bearing liabilities declined in the fourth quarter 2007. During 2007, approximately $529 million of the Company’s certificates of deposit matured.

The average aggregate balances for NOW, savings and money market balances decreased $38.5 million, or 4.1 percent, to $901.8 million for 2007 compared to 2006, noninterest bearing deposits decreased $87.9 million, or 19.7 percent, to $358.6 million, and average CDs increased by $80.3 million, or 15.1 percent, to $610.4 million. The decline in noninterest bearing deposits was principally due to lower title company and escrow deposits as fewer real estate transactions occurred and commercial real estate construction projects were completed.

Noninterest Income

Noninterest income, excluding gains and losses from the sale of securities, totaled $21,565,000 for 2008, $3,345,000, or 13.4 percent, lower than for 2007. For 2007, noninterest income of $24,910,000 was $1,797,000, or 7.8 percent, higher than for 2006 (excluding the gain on sale of a partnership interest). Noninterest income, as defined above, accounted for 21.8 percent of total revenue (net interest income plus noninterest income, excluding securities gains or losses) in 2008 compared to 22.8 percent a year ago.

For 2008, revenues from the Company’s financial services businesses decreased year over year, by $1,069,000, or 19.4 percent, and were lower in 2007 than for 2006 by $350,000, or 6.0 percent. Of the $1,069,000 decrease, trust revenue was lower by $231,000, or 9.0 percent and brokerage commissions and fees were lower by $838,000, or 28.6 percent. Included in the $838,000 decline in brokerage commissions and fees was a decline of $646,000 in revenue from insurance annuity sales year over year reflecting the lower interest rates in 2008 compared to 2007, a $123,000 reduction in mutual fund commissions, and a decrease in brokerage commissions of $39,000. Lower inter vivos trust and agency fees were the primary cause for the decline in trust income, decreasing by $100,000 and $106,000, respectively, from 2007, as well as fewer estate settlements, resulting in a $29,000 decline in fees from 2007. In comparison, for 2007, trust revenue was lower by $283,000, or 9.9 percent, and brokerage commissions and fees were lower by $67,000, or 2.2 percent, compared to 2006’s performance. While revenues from wealth management services generally improved during 2006 as customers returned to the equity markets, revenue generation was challenging in 2007 due to higher interest rate deposit products offered as an alternative. Economic uncertainty and declines in asset values were the primary issue affecting clients of the Company’s wealth management services during 2008 and likely will continue to affect these services in 2009. The Company continues to believe it can be successful and expand its customer relationships through sales of investment management and brokerage products including insurance, once the economy improves.

Service charges on deposits in 2008 were $325,000, or 4.2 percent, lower year over year versus 2007, with overdraft income lower by $257,000. Service charges on deposits in 2007 were $930,000, or 13.7 percent, higher year over year versus 2006, with overdraft fees higher by $959,000, or 18.9 percent, for 2007, versus 2006. Overdraft fees represented approximately 78 percent of total service charges on deposits for both 2008 and 2007. Growth rates for remaining service charge fees on deposits have been lower, as the trend over the past few years is for customers to prefer deposit products which have no fees or where fees can be avoided by maintaining higher deposit balances.

During 2008, fees from the non-recourse sale of marine loans originated by our Seacoast Marine Division decreased $561,000, or 19.6 percent, compared to 2007, after increasing $156,000, or 5.8 percent, in 2007 compared to 2006’s results. Seacoast Marine Finance originated $143 million in loans during 2008, comprised of $20 million in the fourth quarter of 2008, $24 million during the third quarter of 2008, and $55 million and $44 million in the second and first quarters of 2008, respectively. This compares to loan production of $186 million during 2007 and $153 million during 2006. Of the loans originated, $142 million (99.3%), $160 million (86.0%), and $148 million (96.7%) were sold during 2008, 2007 and 2006. Marine loan production was very good during 2007, considering higher oil prices dampened demand, along with higher insurance costs after 2004’s and 2005’s hurricanes. However, as economic conditions deteriorated significantly during 2008, attendance at boat shows by consumers, manufacturers, and marine retailers was lower than in prior years, and as a result loan volumes were lower and are predicted to continue to be lower in 2009. The boating industry is contracting, with a number of manufacturers consolidating or predicted to consolidate. Seacoast Marine Finance is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida and

California. The production team in California is capable of not only serving California, but Washington and Oregon as well.

Greater usage of check or debit cards over the past several years by core deposit customers and an increased cardholder base has increased our interchange income. For 2008, debit card income increased $147,000, or 6.4 percent, from a year ago, and was $157,000, or 7.3 percent, higher in 2007 than 2006. Other deposit-based electronic funds transfer (“EFT”) income decreased $92,000, or 20.4 percent, in 2008, after having increased $30,000, or 7.1 percent, in 2007 compared to 2006. Debit card and other deposit based EFT revenue is dependent upon business volumes transacted, as well as the amplitude of fees permitted by VISA® and MasterCard®. During 2008, fees from non-customers utilizing Seacoast National’s ATMs decreased, likely reflecting the economic recession and fewer visitors to Florida during 2008.

Merchant income for 2008 was $442,000, or 15.6 percent, lower compared to one year earlier, reflecting slower economic activity in the Company’s markets. For 2007, merchant income was $296,000, or 11.6 percent, higher versus 2006’s result. The Company’s expansion into new markets in the past few years positively impacted merchant income, but continued economic weakness and its impact on customer spending (particularly during the third and fourth quarter of 2008) has more than offset the positive impacts of increased account acquisitions. Merchant income historically has been highest in the first quarter each year, reflecting seasonal sales activity.

A key revenue component for the Company is the production of residential mortgage loans in its markets, with loans processed by commission employees of Seacoast National. Many of these mortgage loans are referred by the Company’s branch personnel. Mortgage banking fees for 2008 decreased $291,000, or 20.7 percent, from 2007, but were $278,000, or 24.6 percent, higher in 2007 compared to 2006. Mortgage banking revenue as a component of overall noninterest income was diminished, comprising 5.2 percent of noninterest income for 2008, compared to 5.7 percent for all of 2007, and 4.9 percent, for 2006, and reflecting the ongoing downturn in the real estate market and general economic recession. Sales of residential loans in 2008 totaled $50 million, versus $56 million in 2007 and $49 million in 2006. Mortgage revenues are dependent upon favorable interest rates, as well as good overall economic conditions, including the volume of new and used home sales. Residential real estate transaction activity has improved modestly since mid-2008. Fee income during 2007 was greater than 2006, with some of the weakness in the real estate market offset by higher production related to refinance activities and expanded market share. The Company may have opportunities in markets it serves in 2009 as tighter credit and capital have limited the ability of some competitors to handle transactions, and the Company recently began offering FHA loans, a product previously not offered. Decreases in market rates for mortgages as a result of declines in interest rates and actions by the Federal Reserve, the Treasury and the mortgage government sponsored enterprises may stimulate values and result in increased mortgage revenue also.

Fair value adjustments on foreclosed properties and repossessed assets and losses on sales of foreclosed property resulted in reductions to other income of $677,000 during 2008, compared to negligible losses in prior years.

After signing a lease for banking facilities in 2002, the Company invested in a partnership to construct a high-rise building with 67,500 square feet of rentable space in 2004 for its corporate headquarters in Palm Beach County, which opened in May 2006. The Company’s investment represented 10 percent of total funds contributed to the partnership. In November 2006, the partnership was dissolved upon settlement of the sale of the building. As a result, the Company recorded a $1,147,000 gain which was recognized during the fourth quarter of 2006.

Noninterest Expenses

The Company’s overhead ratio has typically been in the low 60’s in prior years. However, lower earnings in 2008 and 2007 resulted in this ratio increasing to 77.7 percent and 69.4 percent, respectively, compared to 63.3 percent for 2006. When compared to 2007, noninterest expenses for 2008 increased by $791,000, or 1.0 percent, to $78,214,000, compared to an increase of $4,378,000, or 6.0 percent, in 2007. Of the $4,378,000 increase in 2007 from 2006, noninterest expenses for the acquisition of Big Lake totaled $1,480,000 during the first quarter of 2007; excluding this, noninterest expenses increased 4.0 percent for 2007 versus 2006.

For 2008, the primary causes for the increase in noninterest expenses were legal and professional fees (primarily associated with loan collection efforts) increasing $1,592,000 and FDIC insurance costs that were $1,803,000 greater when compared to 2007, a result of increased charges by the FDIC to restore the Deposit Insurance Fund. The Company believes that the higher level of legal costs experienced during 2008, and particularly more recently, should begin to decline in 2009, as the majority of loans which have accounted for the elevated expense levels during 2008 are now further along in the collection process. In addition, loan sales completed over the latter part of 2008 should result in lower collection costs prospectively. However, FDIC deposit insurance and TLG assessments are expected to be considerably higher in 2009.

The Company also undertook a comprehensive review of its expense structure during the fourth quarter of 2008 and developed a plan to reduce expenses by $7.6 million on an annualized basis during 2009. Reductions totaling $5.0 million have been implemented and were effective as of January 1, 2009. These savings will be partially offset by higher FDIC insurance premiums and TLG assessments during 2009, which are expected to be substantially higher due to increases in charges for FDIC insurance and the full year’s cost of the FDIC’s TLG guarantee of noninterest bearing transaction accounts compared with 2008. See “FDIC Insurance Assessments.”

The Company has other cost-saving measures that are currently under consideration and which will be communicated with our quarterly earnings releases during 2009. The expense reductions for 2009 include the elimination of bonus compensation for most positions and profit sharing contributions for all associates, reductions in matching contributions associated with salary savings plans, lower credit related costs, executive retirements, job eliminations, branch consolidation[s], freezing of executive salaries and board compensation, and reduced salary increases for other associates. Executive cash incentive compensation was not paid in 2008 and is not anticipated to be paid in 2009.

As a recipient of the Treasury’s TARP Capital Purchase Program funding, the Company is also subject to various limitations on senior executive officers’ compensation pursuant to EESA and The American Recovery and Reinvestment Act of 2009 (the “ARRA”). Under EESA, the Company must adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds the equity issued pursuant to the Purchase Agreement (the “TARP Assistance Period”), including the common stock which may be issued pursuant to the Warrant issued by the Company to the Treasury. These standards generally apply to the Company’s chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibition on making golden parachute payments to senior executives; and

•	an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods. Since the warrant has a 10 year term, we could potentially be subject to the executive compensation and corporate governance restrictions for 10 years under the TARP Capital Purchase Program. The ARRA imposed further limitations on compensation during the TARP Assistance Period including:

•	a prohibition on making any golden parachute payment to a senior executive officer or any of its next five most highly compensated employees;

•	a prohibition on any compensation plan that would encourage manipulation of the reported earnings of the Company to enhance the compensation of any of its employees; and

•	a prohibition of the five highest paid executives from receiving or accruing any bonus, retention award, or incentive compensation (“bonus”) unless the bonus (a) does not fully vest during the TARP Assistance Period; (b) has a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock; and (c) is subject to such other terms and conditions as the Treasury Secretary may determine are in the public interest. The prohibition may expand to other employees based on the aggregate value of financial assistance that we receive in the future. For example, if we receive at least $250 million but less than $500 million in financial assistance, the senior executive officers and at least the next 10 most highly compensated employees will be prohibited from receiving or accruing Bonus; and if we receive more than $500 million in financial assistance, the prohibition extends to the senior executive officers and at least the next 20 most highly compensated employees.

For 2007, noninterest expenses in the first quarter included additional spending related to the opening of a loan production office in Broward County and a new branch in Brevard County, as well as several loan officer hires in the Treasure Coast, Palm Beach, and Big Lake markets. During the second quarter of 2007, further investment for the future was made in the Ft. Lauderdale/Broward County, Florida market, with the addition of a team of bankers from a successful nonpublic depository institution. This overhead added a total of approximately $260,000 in expenses in the second quarter of 2007. Other lending personnel additions increased salaries and wages by approximately $100,000 more in the second quarter. During the third quarter of 2007, the Company lowered incentive payouts for senior officers and reduced profit sharing compensation by approximately $1.5 million as a result of lower than expected earnings performance; these savings reduced compensation expense by approximately $500,000 in the fourth quarter of 2007. The Company also engaged a nationally recognized bank consulting firm during 2007 to assist the Company’s board and management with strategic planning and overhead improvement through revenue generation. Consulting fees added approximately $1 million to 2007’s professional fees.

Salaries and wages for 2008 declined by $1,416,000, or 4.5 percent, to $30,159,000 compared to 2007. Reduced headcount (including as a result of branch consolidations in late 2007 and early 2008) and lower commissions and accruals for incentive payments due to lower revenues generated from wealth management and weak commercial lending production were the primary cause for salaries and wages decreasing in 2008 from 2007. As noted above, the Company eliminated incentive payouts for senior officers and reduced profit sharing compensation (see discussion below on employee benefits) as a result of lower than expected earnings performance, and these cost savings will remain in effect until the Company produces meaningful earnings improvements. Full-time equivalent employees totaled 446 at December 31, 2008, compared to 464 at December 31, 2007 and 534 at December 31, 2006. For 2007 versus 2006, salaries and wages increased $2,429,000, or 8.3 percent, to $31,575,000. Included in the increase for 2007 year over year were additional salaries of $678,000 for Big Lake (during the first quarter of 2007), $215,000 in salaries for Brevard County (including the new branch office opened during the first quarter of 2007), and $630,000 in salaries and wages for personnel in Broward County.

Employee benefit costs during 2008 decreased $164,000, or 2.2 percent, to $7,173,000 from 2007, and were only $15,000 higher for 2007 compared to 2006. Group health insurance costs and payroll taxes were lower by $197,000 and $135,000, respectively, for 2008 compared to 2007. Group health insurance costs were lower for 2008 due to a lower amount for health care claims, with fewer participants in the plan for 2008 that offset higher health care costs. Salary matches for the Company’s 401K plan were $175,000 higher in 2008 due to increased participation, but will be lower for 2009 due to the Company’s reduced matching of employee contributions. During 2007, a decrease of $854,000 in profit sharing compensation (which was eliminated for 2007) was partially offset by higher health claims experience during 2007, resulting in a $739,000 increase in group health insurance costs compared to 2006. In addition, payroll taxes and unemployment compensation costs were $130,000 greater for 2007 than 2006, reflecting a larger work force after the acquisition of Big Lake National Bank.

Outsourced data processing costs increased nominally in 2008, up by only $31,000 compared to 2007 versus a $138,000, or 1.9 percent, increase for 2007 from 2006’s costs. Seacoast National utilizes third parties for its core data processing systems and merchant credit card services processing. Outsourced data processing costs are directly related to the number of transactions processed. Outsourced data processing costs can be expected to increase as the Company’s business volumes grow and new products, such as bill pay, internet banking, etc., become more popular. Telephone and data line expenditures, including electronic communications with customers and between branch locations and personnel, as well as third party data processors, have been relatively stable costs, decreasing by $9,000 in 2008 to $1,896,000 after increasing $69,000, or 3.8 percent, for 2007 when compared to 2006 (including the incremental first quarter impact in 2007 of the Big Lake National Bank acquisition that added six Florida counties to the Company’s market footprint).

Occupancy and furniture and equipment expenses during 2008, on an aggregate basis, increased $593,000, or 5.6 percent, year over year, versus a $582,000, or 5.8 percent, increase in 2007. These expenses were reduced in 2008 by the sale of certain assets (including leasehold improvements) at the closed Wal-Mart locations, netting the Company approximately $90,000 more than carrying value of assets sold; partially offset by, additional write-offs of furniture and equipment totaling $60,000 during 2008. Lease payments for bank premises increased $310,000 compared to 2007, partially offset by a $148,000 decrease in maintenance, repairs and upkeep expenditures. Depreciation increased $267,000 in 2008, reflecting the addition of newer offices, as well as furniture and equipment acquired over the past 12 months. Higher utilities (electricity and water) and real estate taxes aggregating to $88,000 were the primary contributors for most of the remaining increase in 2008 expenses, compared to 2007. Included in 2007’s results were additional costs for Big Lake National Bank of $249,000 for the first quarter of 2007 versus 2006.

Additional marketing expenses were incurred during 2008 to support the Company’s new retail core deposit growth strategy that began in February 2008, but were more than offset by reductions in other marketing costs. Marketing expenses, which encompass sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, decreased by $461,000, or 15.0 percent, in 2008, compared to a $1,284,000, or 29.5 percent, decrease in 2007 versus 2006. Contributing to the decrease for 2008, media advertising costs, public relations expenditures, and donations, were $191,000, $115,000 and $121,000 lower, respectively, and market research, direct mail and business meals and entertainment expenditures were less than the prior year by $34,000, $37,000 and $54,000, respectively. Partially offsetting this decrease, aggregate production and printing costs increased $82,000. Contributing to the decrease in 2007 from 2006 was a reduction in donations of $210,000, as well as decreased ad agency costs related to production and printing, newspaper and radio advertising, direct mail campaigns, and public relations totaling $767,000. In addition, sales promotions, market research, and business meals and entertainment were lower by $123,000, $80,000 and $95,000, respectively, in 2007 compared to 2006. Marketing costs in 2007 were focused on advertising and promotion to attract customers of the Company’s two largest community bank competitors, which were acquired and integrated by a regional bank, but 2008 provided opportunity to focus as well on differentiating the Company’s brand, new retail core deposit growth strategy, and perceptions of quality customer service, particularly in light of turmoil in the banking industry. Further reductions in marketing expenses are not likely for 2009.

Legal and professional fees increased $1,592,000, or 39.1 percent, to $5,662,000 for 2008, compared to a $1,278,000, or 45.8 percent, increase in 2007 compared to 2006. Legal fees were $2,029,000 higher during 2008 than in 2007, the primary cause being problem asset resolution. Increasing as well during 2008 were fees paid to the OCC, Seacoast National’s primary regulator, which were $164,000 higher. Other professional fees were lower by $612,000 for 2008, most of which was attributable to additional costs in 2007 for assistance from a nationally known consultant assisting the Company’s Board of Directors and management with its review of processes, operations and costs, as well as strategic planning. The $1,278,000 increase in these expenses for 2007 in comparison to 2006, was mostly caused by $1,078,000 of other professional fees, including the consulting fees previously mentioned, and $319,000 to legal fees, partially offset by lower OCC examination fees of $60,000 and certified public accountant fees of $59,000. Legal fees should be lower for 2009.

The FDIC insurance premiums were reformulated for 2007 and increased as much as $1 million but were more than offset by a one-time credit for FDIC premiums previously paid that totaled $1,240,000. The Company exhausted the full benefit of this one-time credit in 2007 and early 2008, with an additional $1,803,000 expensed for FDIC insurance premiums during 2008. The FDIC has announced further increases in premium rates for 2009 in light of bank failures and FDIC assessments for 2009 described more fully in “FDIC Insurance Assessments” and proposed a 20 basis points special assessment to be collected at the end of the third quarter of 2008. We also currently are paying 10 basis points per annum under the FDIC TLG noninterest bearing transaction account guarantee program, through 2009. These FDIC charges will substantially increase our deposit costs. See “FDIC Insurance Assessments.”

Remaining noninterest expenses decreased $1,178,000 in 2008, or 12.0 percent, to $8,678,000, but were higher in 2007 by $1,055,000, or 12.0 percent, at $9,856,000. Benefiting 2008 was a $72,000 reversal of an accrual for the Company’s portion of Visa® litigation and settlement costs (originally recorded in the fourth quarter of 2007), a result of the successful Visa® initial public offering eliminating the need for the accrual. Also decreasing year over year during 2008 were costs for postage, courier and delivery (down $157,000), stationery, printing and supplies (down $85,000), bank paid closing costs (down $523,000, because home equity line costs have been more limited), subcontractor/broker fees for marine loan production (down $262,000), employment placement costs (down $354,000 as a result of reduced headhunter fees), reduced charge-offs related to robbery and customer fraud (down $237,000), education, tuition and conference expenses (down $105,000), and certain other expenses deemed non-recurring (down $333,000, including a reduction in the Company’s reserve for unfunded commitments). Partially offsetting these declines during 2008 were increases year over year for foreclosed and repossessed asset management costs (up $515,000, principally related to real estate taxes on foreclosed properties), appraisal fees (up $263,000 as a result of value assessments) and correspondent bank clearing charges (up $189,000 lower analysis credits provided for compensating balances in the lower interest rate environment make the payment of hard charges more sensible). Larger increases year over year for 2007 compared to 2006 were costs for postage, courier and delivery (up $147,000 on an aggregate basis), employee placement fees (up $325,000), bank paid loan closing costs (up $320,000), subcontractor/broker fees related to marine loan production (up $173,000), and foreclosed and repossessed asset management costs (up $174,000).

Interest Rate Sensitivity

Fluctuations in interest rates may result in changes in the fair value of the Company’s financial instruments, cash flows and net interest income. This risk is managed using simulation modeling to calculate the most likely interest rate risk utilizing estimated loan and deposit growth. The objective is to optimize the Company’s financial position, liquidity, and net interest income while limiting their volatility.

Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent given a parallel change in interest rates (up or down) of 200 basis points. The Company’s most recent Asset and Liability Management Committee (“ALCO”) model simulation indicates net interest income would decrease 1.4 percent if interest rates gradually rise 200 basis points over the next 12 months and 0.3 percent if interest rates gradually rise 100 basis points. The model simulation indicates net interest income would increase by 1.5 percent over the next 12 months given a gradual decline in interest rates of 100 basis points.

The Company had a negative gap position based on contractual and prepayment assumptions for the next 12 months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 19 percent at December 31, 2008 (see “Table 19 — Interest Rate Sensitivity Analysis”), compared to a negative gap of 20.3 percent a year ago.

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

Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity (“EVE”) to adverse movements in interest rates, is the Company’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). The Company is also exposed to market risk in its investing activities. The ALCO meets regularly and is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The policies established by the ALCO are reviewed and approved by the Company’s Board of Directors. The primary goal of interest rate risk management is to control exposure to interest rate risk, within policy limits approved by the Board. These limits reflect the Company’s tolerance for interest rate risk over short-term and long-term horizons.

The Company also performs valuation analyses, which are used for evaluating levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analyses. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to increase the EVE 4.4 percent versus the EVE in a stable rate environment. An instantaneous 100 basis point decrease in rates is estimated to decrease the EVE 1.3 percent versus the EVE in a stable rate environment.

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

Liquidity Risk Management

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liability, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows.

In the table that follows, all deposits with indeterminate maturities such as demand deposits, NOW accounts, savings accounts and money market accounts are presented as having a maturity of one year or less.

Contractual Commitments

	December 31, 2008
		One year	Over one year	Over three years
	Total	or less	through three years	through five years	Over five years
	(In thousands)

Deposit maturities	$1,810,441	$1,716,839	$63,587	$29,965	$50
Short-term borrowings	157,496	157,496	—	—	—
Borrowed funds	65,302	15,302	—	—	50,000
Subordinated debt	53,610	—	—	—	53,610
Operating leases	35,045	3,503	4,942	4,626	21,974

	$2,121,894	$1,893,142	$68,529	$34,591	$125,634

Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales.

Cash flows from operations are a significant component of liquidity risk management and include both deposit maturities and the scheduled cash flows from loan and investment maturities and payments. Deposits are a primary source of liquidity. The stability of this funding source is affected by numerous factors, including returns available to customers on alternative investments, the quality of customer service levels, safety and competitive forces.

We purchase funds on an unsecured basis from correspondent banks and routinely use securities and loans as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the FHLB and the Federal Reserve.

Contractual maturities for assets and liabilities are reviewed to adequately maintain current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities available for sale and federal funds sold. The Company also has access to borrowed funds such as federal funds and FHLB lines of credit, and during 2008 pledged collateral to the Federal Reserve under its borrower-in-custody program to establish a line of credit through the discount window. The Company is also able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2008, the Company had available lines of credit of $564 million. The Company also had $28 million of Treasury and Government agency securities and mortgage backed securities not pledged for use under repurchase agreements, and had an additional $152 million in residential and commercial real estate loans available as collateral. At December 31, 2007, the Company had available lines of credit of $335 million and had $47 million of Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements.

Liquidity, as measured in the form of cash and cash equivalents (including federal funds sold and interest bearing deposits), totaled $151,192,000 at December 31, 2008 compared to $98,475,000 at December 31, 2007. The composition of cash and cash equivalents has changed from a year ago. Over the past twelve months cash and due from banks declined $4,488,000, or 8.9 percent, while federal funds sold and interest bearing deposits increased $57,205,000 to $105,190,000. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in the Company’s securities portfolio and loan portfolio.

The Company (on a parent-only basis), is a separate entity from Seacoast National and is limited on its ability to receive dividends from Seacoast National, but is expected to have sufficient resources to meet its scheduled debts through 2009. At December 31, 2008, the Company held cash and short-term securities of $39.2 million compared to $1.9 million at year end 2007, reflecting funding from the Treasury’s TARP Capital Purchase Program received in December 2008. Seacoast National is limited in the amount of dividends it can pay to the Company without prior regulatory approval to not more than current year earnings plus the prior two years’ earnings, less any previously paid dividends, provided that Seacoast National maintains its capital adequacy (see “Capital Resources” for details). In 2008 and 2007, Seacoast National paid dividends to the Company that exceeded its earnings in those years. As a result of these losses, Seacoast National cannot currently pay dividends to the Company, without prior OCC approval. The Company also expects to contribute additional capital to Seacoast National to meet the OCC’s requirement that Seacoast National have total risk-based capital of 12.0% beginning March 31, 2009. Additional losses could prolong Seacoast National’s inability to pay dividends available for payment to the Company without regulatory approval. See “Capital Resources”.

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

The two primary off-balance sheet transactions the Company has engaged in are designed:

•	to manage exposure to interest rate risk (derivatives); and

•	to facilitate customers’ funding needs or risk management objectives (commitments to extend credit and standby letters of credit).

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

Credit risk of these transactions is managed by establishing a credit limit for counterparties and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2008 included derivative product assets of $336,000. In comparison, at December 31, 2007 derivative product assets of $46,000 were outstanding.

Lending commitments include unfunded loan commitments and standby and commercial letters of credit. A large majority of loan commitments and standby letters of credit expire without being funded, and accordingly, total contractual amounts are not representative of our actual future credit exposure or liquidity requirements. Loan commitments and letters of credit expose the Company to credit risk in the event that the customer draws on the commitment and subsequently fails to perform under the terms of the lending agreement.

Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $207 million at December 31, 2008, and $351 million at December 31, 2007 (see “Note P — Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Income Taxes

The income tax benefit for 2008 was 32.6 percent of the Company’s loss before taxes, compared to provisions for income taxes representing 31.1 percent for 2007’s income before taxes, and 35.2 percent for 2006. (see “Note L — Income Taxes”).

Financial Condition

Total assets decreased $105,438,000, or 4.4 percent, to $2,314,436,000 at December 31, 2008, after increasing $30,439,000 or 1.3 percent to $2,419,874,000 in 2007.

Capital Resources

Table 8 summarizes the Company’s capital position and selected ratios. The Company’s ratio of shareholders’ equity to period end total assets was 9.33 percent at December 31, 2008, compared with 8.86 percent one year earlier; and its tangible common equity ratio was 5.18 percent at December 31, 2008.

The Company and Seacoast National are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal bank regulatory authority may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice. The OCC and the Federal Reserve have indicated paying dividends that deplete a national or state member bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. The Company is a legal entity separate and distinct from Seacoast National and its other subsidiaries, and the Company’s primary source of cash and liquidity, other than securities offerings and borrowings, is dividends from Seacoast National. The bank subsidiary did not pay a dividend to the Company for the third and fourth quarter of 2008 and the Company reduced its dividend payment to shareholders to a de minimis quarterly amount of $0.01 beginning in the third quarter of 2008. Prior OCC approval presently is required for any payments of dividends from the bank subsidiary to the Company. A shelf registration statement filed and declared effective in 2008 increased the Company’s flexibility to access the securities markets quickly with a variety of securities, as needed.

In December 2008, the Company sold $50.0 million in Series A Perpetual Preferred Stock and warrant to the Treasury under the TARP Capital Purchase Program, which further strengthened the Company’s already “well-capitalized” status (see “Note N-Shareholders’ Equity” to the Company’s consolidated financial statements). As a result, the Company’s capital position remains strong with a total risk-based capital ratio improving to 14.00 percent at December 31, 2008, from 12.17 percent at December 31, 2007 and December 31, 2006’s reported ratio of 11.70 percent. Under the terms of the agreement with the Treasury, the Company is unable to declare dividend payments on common, junior preferred or pari passu preferred shares if it has not paid all dividends on the Series A Preferred Stock. Further, without the Treasury approval, the Company is not permitted to increase dividends on its common stock above the amount of the last quarterly cash dividend per share declared prior to December 19, 2008, or $0.01, without the Treasury’s approval until December 19, 2011, the third anniversary of the investment, unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury.

Previously, during 2005 the Company formed two wholly owned trust subsidiaries, SBCF Capital Trust I and SBCF Statutory Trust II, and during 2007 formed an additional wholly owned trust subsidiary, SBCF Statutory Trust III. The subsidiaries in 2005 each issued $20.0 million (a total of $40.0 million) in trust preferred securities and the 2007 subsidiary issued an additional $12.0 million in trust preferred securities, guaranteed by the Company on a junior subordinated basis. The Company obtained the proceeds from the trust’s sale of trust preferred securities by issuing junior subordinated debentures to the trust. Under revised Interpretation No. 46 (FIN 46R) promulgated by the Financial Accounting Standards Board (“FASB”), the trust must be deconsolidated with the Company for accounting purposes. As a result of this accounting pronouncement, the Federal Reserve adopted changes to its capital rules with respect to the regulatory capital treatment afforded to trust preferred securities. The Federal Reserve’s rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25% of core capital, net of goodwill and intangibles. The Company believes that its trust preferred securities qualify under these revised regulatory capital rules and expects that it will be able to treat its $52.0 million of trust preferred securities as Tier 1 capital. For regulatory purposes, the trust preferred securities are added to the Company’s tangible common shareholders’ equity to calculate Tier I capital.

The Company’s risk based capital ratios are expected to continue to improve due to a decline in risk based asset levels. The Company fully expects its stronger capital base will permit Seacoast National to meet its specified regulatory requirements. The stronger capital base has already allowed the Company to increase its local residential lending in the fourth quarter of 2008. In addition, working with distressed borrowers, the Company entered into various loan restructuring arrangements during the fourth quarter, impacting both retail and commercial customers. The Company expects to continue to prudently explore opportunities to work with customers experiencing distress, as well as increase credit availability to qualified residential homeowners as a result of its improved capital position.

Loan Portfolio

Table 9 shows total loans (net of unearned income) by category outstanding. Supplemental trend schedules with detail regarding line items in the above table have been added to show changes in the composition of loans outstanding by quarter since the end of 2006.

Overall loan growth was negative in 2008, impacted by the unprecedented slowing of residential real estate sales activity in all of the Company’s markets, lower demand for commercial loans in the newer metro markets of Orlando, West Palm Beach and Fort Lauderdale, and the Company’s successful divestiture of residential construction and land development loans (including $38 million and $29 million that were sold during the third and fourth quarters of 2008, respectively). By reducing the Company’s exposure to residential construction and development loans during 2008, our overall risk profile has been improved, which should lead to better earnings performance in future quarters.

Total loans (net of unearned income and excluding the allowance for loan losses) were $1,676,728,000 at December 31, 2008, which was $221,661,000 or 11.7 percent lower than at December 31, 2007. At December 31, 2007, total loans of $1,898,389,000 were $165,278,000 or 9.5 percent higher than at December 31, 2006.

As shown in Table 9, commercial real estate mortgages increased $40,373,000 from December 31, 2007 to $557,705,000 at December 31, 2008 and residential mortgages increased $10,278,000. More than offsetting these increases were declines from year-end 2007 in residential construction and land development loans of $165,183,000 to $129,899,000 (a 21.4% decline) at December 31, 2008, commercial construction and land development loans declined $33,151,000 (13.8%) to $209,297,000, residential construction and lot loans to individuals by $15,990,000 (22.2%) to $56,047,000, commercial and financial loans by $43,390,000 (34.5%) to $82,765,000, and installment loans to individuals decreasing $13,454,000 (15.6%) to $72,908,000 at the end of 2008.

Construction and land development loans, including loans secured by commercial real estate, were comprised of the following types of loans at December 31, 2008 and 2007:

	December 31
	2008			2007
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Construction and land development*
Residential:
Condominiums	$17.4	$0.5	$17.9	$60.2	$19.0	$79.2
Town homes	6.1	—	6.1	25.0	2.2	27.2
Single family residences	26.8	5.8	32.6	67.4	16.2	83.6
Single family land & lots	52.8	0.5	53.3	108.0	7.9	115.9
Multifamily	26.8	0.6	27.4	34.5	19.3	53.8

	129.9	7.4	137.3	295.1	64.6	359.7
Commercial:
Office buildings	17.3	0.7	18.0	30.9	7.0	37.9
Retail trade	68.7	4.8	73.5	69.0	17.8	86.8
Land	73.3	10.9	84.2	82.6	14.1	96.7
Industrial	13.3	0.4	13.7	13.0	11.0	24.0
Healthcare	—	—	—	1.0	—	1.0
Churches & educational facilities	—	—	—	—	0.5	0.5
Lodging	—	—	—	11.2	3.9	15.1
Convenience stores	—	—	—	1.7	0.1	1.8
Marina	30.7	3.7	34.4	23.1	14.1	37.2
Other	6.0	0.3	6.3	9.9	5.7	15.6

	209.3	20.8	230.1	242.4	74.2	316.6

	339.2	28.2	367.4	537.5	138.8	676.3
Individuals:
Lot loans	35.7	—	35.7	39.4	—	39.4
Construction	20.3	9.6	29.9	32.7	15.7	48.4

	56.0	9.6	65.6	72.1	15.7	87.8

Total	$395.2	$37.8	$433.0	$609.6	$154.5	$764.1

*	Reassessment of collateral assigned to a particular loan over time may result in amounts being reassigned to a more appropriate loan type representing the loan’s intended purpose, and for comparison purposes prior period amounts deemed significant have been restated to reflect the change.

The following is the geographic location of the Company’s construction and land development loans (excluding loans to individuals) totaling $339,196,000 and $537,530,000 at December 31, 2008 and 2007, respectively:

	% of Total Construction
	and Land Development Loans
Florida County	2008	2007

St. Lucie	18.2	13.3
Palm Beach	15.1	19.4
Indian River	11.7	18.9
Martin	10.6	15.0
Volusia	7.4	3.4
Brevard	6.7	7.3
Orange	6.6	5.5
Highlands	4.6	2.7
Osceola	3.4	2.9
Dade	3.1	1.0
Miami-Dade	2.8	1.7
Broward	2.1	1.0
Okeechobee	1.9	1.1
Lee	1.4	4.0
Collier	0.9	0.4
Marion	0.9	0.4
Charlotte	0.8	0.9
Bradford	0.8	0.6
Hendry	0.4	0.0
Lake	0.2	0.4
Other	0.4	0.1

Total	100.0	100.0

The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2008 aggregated to $180.9 million (versus $159.9 million a year ago) and for the top 51 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $586.6 million (compared to 70 relationships aggregating to $598.8 million a year ago).

Commercial real estate mortgage loans were comprised of the following loan types at December 31, 2008 and 2007:

	December 31
	2008			2007
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Office buildings	$146.4	$2.0	$148.4	$131.7	$2.8	$134.5
Retail trade	111.9	0.9	112.8	76.2	0.6	76.8
Land	—	—	—	5.3	—	5.3
Industrial	94.7	1.9	96.6	105.5	1.7	107.2
Healthcare	29.2	0.6	29.8	32.4	1.0	33.4
Churches and educational facilities	35.2	—	35.2	40.2	0.2	40.4
Recreation	1.7	0.4	2.1	3.0	0.2	3.2
Multifamily	27.2	0.7	27.9	13.8	1.6	15.4
Mobile home parks	3.0	—	3.0	3.9	—	3.9
Lodging	26.6	—	26.6	22.7	0.2	22.9
Restaurant	6.2	—	6.2	8.2	1.2	9.4
Agriculture	8.5	0.5	9.0	12.9	0.9	13.8
Convenience stores	23.5	—	23.5	23.2	—	23.2
Other	43.6	0.5	44.1	38.3	0.7	39.0

Total	$557.7	$7.5	$565.2	$517.3	$11.1	$528.4

Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $335 million and $223 million, respectively, at December 31, 2008, compared to $272 million and $245 million, respectively, a year ago.

Residential mortgage lending is an important segment of the Company’s lending activities. The Company has never originated sub-prime, Alt A, Option ARM or any negative amortizing residential loans. Substantially all residential originations have been underwritten to conventional loan agency standards, including loans having balances that exceed agency value limitations. The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates. The Company reduced the relative size of the residential loan portfolio over the period from 2004 to 2007 and increased the size of the commercial and commercial real estate loan portfolios.

Exposure to market interest rate volatility with respect to mortgage loans is managed by attempting to match maturities and re-pricing opportunities for assets against liabilities and through loan sales. At December 31, 2008, approximately $329 million, or 68 percent, of the Company’s residential mortgage loan balances were adjustable, compared to $319 million, or 64 percent, a year ago. Loans secured by residential properties having fixed rates totaled approximately $180 million at December 30, 2008, of which 15- and 30-year mortgages totaled approximately $35 million and $60 million, respectively. The remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. The Company also has a small home equity line portfolio, which totaled approximately $59 million at December 31, 2008. In comparison, loans secured by residential properties having fixed rates totaled approximately $179 million at December 31, 2007, with 15- and 30-year fixed rate residential mortgages totaling approximately $36 million and $51 million, respectively.

Commercial and financial loans decreased and totaled $82,765,000 at December 31, 2008, compared to $126,695,000 a year ago. Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small to medium sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses are smaller and subject to the risks of lending to small to medium sized businesses including the effects of a sluggish local economy, possible business failure, and insufficient cash flows.

The Company also made consumer loans to individual customers (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) totaling $72,908,000 (versus $86,362,000 a year ago), real estate construction loans to individuals secured by residential properties totaling $20,307,000 (versus $32,718,000 a year ago), and residential lot loans to individuals totaling $35,740,000 (versus $39,319,000 a year ago).

At December 31, 2008, the Company had commitments to make loans of $206,595,000, compared to $351,053,000 at December 31, 2007 (see “Note P — Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Deposits and Borrowings

Total deposits decreased $176,893,000, or 8.9 percent, to $1,810,441,000 at December 31, 2008 compared to one year earlier. A decrease in business accounts in the central Florida market and a transfer of public fund deposits to sweep repurchase agreements were the cause for a decline in total deposits. Excluding the central Florida region and public fund deposits, new deposits increased $157 million from the period ended December 31, 2007, better reflecting the success the Company has had with its new retail deposit growth plan.

Deposits increased significantly during the fourth quarter of 2007, increasing $131.6 million, or 7.1 percent, a result of seasonal deposit increases and higher average public fund deposit balances due to credit concerns relating to collective investment fund run by the State of Florida. Since year-end 2007, the decline in deposits in large part was due to portions of public fund deposits being placed in sweep repurchases, and the aforementioned deposit declines in the central Florida region. Mitigating these declines, during the first quarter of 2008, the Company instituted a focused retail deposit growth plan which improved deposit growth over the second, third and fourth quarters of 2008.

The Company also joined the CDARs program effective July 1, 2008, to provide large balance depositors access to full insurance coverage for their funds via CDs exchanged between participating FDIC-insured financial institutions. Funds deposited under the CDARs program are required to be classified as brokered deposits on the Company’s balance sheet. The combined deposit growth from these efforts assisted in offsetting seasonal deposit declines that normally occur during the second and third quarters each year, particularly from local municipalities and governmental agencies that maintain significantly higher balances in the fourth and first quarters of each year.

With interest rates higher on CDs, shifts from lower cost (or no cost) transition deposits products and CDs occurred during 2008 as local competitors with higher loan to deposit ratios aggressively increased rates for seeking needed funding for their institutions. During this period of time, Seacoast was more cautious with regards to the pricing of CDs and is content to continue to follow this strategy prospectively, even more so with safety a primary factor for depositors versus higher rates at this time.

During 2007, total deposits increased $96,315,000, or 5.1 percent, to $1,987,333,000 compared to December 31, 2006. CDs increased $33,893,000, or 5.9 percent, to $603,662,000 over the twelve months ended December 31, 2007, lower cost interest bearing deposits (NOW, savings and money markets deposits) increased $126,581,000, or 13.6 percent, to $1,056,025,000, and noninterest bearing demand deposits decreased $64,159,000, or 16.4 percent, to $327,646,000.

Securities sold under repurchase agreements increased over the past twelve months by $69,396,000, or 78.8 percent, to $157,496,000 at December 31, 2008. In comparison, repurchase agreements decreased $54,376,000, or 38.2 percent, to $88,100,000 during 2007. Repurchase agreements are offered by Seacoast National to select customers who wish to sweep excess balances on a daily basis for investment purposes. The number of sweep repurchase accounts decreased from 249 a year ago to 243 at December 31, 2008, but the balances in these accounts increased, as a result of higher amounts of public funds.

Effects of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with U. S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the general level of inflation. However, inflation affects financial institutions’ increasing cost of goods and services purchased, as well as the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Mortgage originations and re-financings tend to slow as interest rates increase, and likely will reduce the Company’s earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

Securities

Information related to yields, maturities, carrying values and unrealized gains (losses) of the Company’s securities is set forth in Tables 15-18.

At December 31, 2008, the Company had no trading securities, $318,030,000 in securities available for sale (representing 91.9 percent of total securities), and securities held for investment carried at $27,871,000 (8.1 percent of total securities). The Company’s securities portfolio increased $45,172,000 or 15.0 percent from December 31, 2007.

Federal funds sold and interest bearing deposits totaled $105,190,000 and $47,985,000 at December 31, 2008 and 2007, respectively, versus $2,412,000 at December 31, 2006. Federal funds sold and interest bearing deposits were particularly low at year-end 2006, in part due to lower deposit balances related to a slowing in the residential real estate market in late 2006 and funding of loan growth during 2006.

The Company manages its interest rate risk by targeting an average duration for the securities portfolio through the acquisition of securities returning principal monthly that can be reinvested. The duration of the investment portfolio at December 31, 2008 was 40 months, compared to a year ago when the duration was 50 months. With more adjustable prime based loans in its loan portfolio and the increased prospects for lower interest rates, the Company had lengthened the duration of its securities portfolio during 2007.

At December 31, 2008, available for sale securities totaling $318,030,000 had gross losses of $2,838,000 and gross gains of $6,178,000, compared to gross losses of $997,000 and gross gains of $1,495,000 at December 31, 2007. All of the securities with unrealized losses are reviewed for other-than-temporary impairment at least quarterly. As a result of these reviews during 2008, it was determined that no impairment charges related to securities owned with unrealized losses were deemed other than temporarily impaired since the Company has the present intent and ability to retain these securities until recovery.

Company management considers the overall quality of the securities portfolio to be high. The Company has no exposure to securities with subprime collateral and had no Fannie Mae or Freddie Mac preferred stock when these entities were placed in conservatorship. The Company holds no interests in trust preferred securities held by other financial institutions.

Fourth Quarter Review

During the fourth quarter of 2008, the Company’s earnings were impacted by the continued slowdown in the Florida real estate market with growth in nonperforming assets and an elevated provision for loan losses. The fourth quarter net loss was $22.6 million, or $1.19 per average common share diluted, compared to $3.4 million, or $0.18 diluted loss per common share, in the third quarter of 2008 and $1.9 million, or $0.10 diluted earnings per share, in the fourth quarter of 2007. Returns on average assets and equity were

-3.99 percent and -45.92 percent for the fourth quarter of 2008, respectively, compared to -0.60 percent and -7.13 percent in the third quarter of 2008, and 0.32 percent and 3.48 percent in the fourth quarter of 2007.

During the fourth quarter of 2008, the Company’s nonperforming assets (excluding restructured loans that are performing) increased $11.7 million to $92.0 million, or 5.5 percent of loans and other real estate owned (“OREO”). Net loan charge-offs in the fourth quarter totaled $33.9 million, compared to $81.1 million for the total year 2008. The provision in the fourth quarter totaled $30,656,000, compared to $3,813,000 a year ago and $10,241,000 in the third quarter of 2008. The majority of nonperforming assets are loans for land and acquisition and development related to the residential market. The Company aggressively collected, charged-off and reduced its concentration in these loans, including sales of these loans of $29 million in the fourth quarter of 2008 and $38 million in the third quarter of 2008. Although significant losses were incurred during 2008 as a result of the Company’s response to deteriorating market conditions, internally criticized loans declined significantly and actions taken should reduce earnings volatility in the future.

Net interest income on a fully tax equivalent basis for the fourth quarter of 2008 was $17,535,000, $1,651,000, or 8.6 percent, lower than for the third quarter of 2008 and $3,189,000, or 15.4 percent, lower than a year ago for the same quarter. The net interest margin for the fourth quarter was 3.32 percent, a decrease from the 3.71 percent achieved in last year’s fourth quarter and a 25 basis point decrease from the 3.57 percent for the third quarter of 2008. The decline in net interest margin resulted from higher average nonaccrual loan balances, lower loan yields in general, and a decline in loan balances, that were partially offset by reduced deposit costs. Deposit costs during the fourth quarter of 2008 did not fully benefit from the Federal Reserve reducing rates 175 basis points beginning in October 2008. Deposit costs were slightly lower in the fourth quarter and totaled 2.13 percent compared to 2.20 percent for the third quarter of 2008. The total cost of interest bearing liabilities declined 12 basis points to 2.52 percent in the fourth quarter from the third quarter of 2008 and compared to 3.71 percent in the fourth quarter a year ago.

Net interest income will continue to be impacted by nonaccrual loans and OREO during 2009. The effect of a slower housing market will continue to negatively impact the Company’s loan pipelines prospectively and loan growth for 2009 until an economic recovery begins. In the fourth quarter of 2008, total loans outstanding declined $65.9 million from the end of the third quarter of 2008, while period-end deposits declined $28.4 million at year-end 2008 from the end of the third quarter of 2008. As previously noted, a decline in deposits in the central Florida region was the primary cause, and the Company is confident that its new retail growth strategy is providing favorable results and should continue to prospectively.

Noninterest income, excluding securities gains and losses and losses on repossessed and foreclosed assets, decreased 6.4 percent in the fourth quarter of 2008 when compared to the third quarter of 2008. Noninterest income was $1,472,000 lower than fourth quarter a year ago, reflecting decreased revenue from service charges on deposits, merchant income, marine finance fees, wealth management fees, as well as decreased mortgage banking revenue. The tight credit markets were responsible for much lower marine finance activity and slower mortgage originations although applications in December 2008 for residential loans increased as mortgage rates were lower than in previous months. Merchant income, wealth management, and other revenue tied to transaction volumes were all lower as a result of the economic recession. The Company expects these revenue sources to be weaker until the economy begins to improve and asset value stabilize or increase.

Noninterest expenses in the fourth quarter of 2008 totaled $20.4 million, higher by $598,000 than the fourth quarter of 2007 and $490,000 above third quarter 2008’s result. In comparison, noninterest expenses for the fourth quarter of 2007 were $1,619,000, or 8.9 percent, higher than 2006’s fourth quarter. Legal and professional fees associated with loan collection efforts and nonrecurring expenses accounted for the increase in 2008’s fourth quarter over 2007’s, and nonrecurring expenses accounted for the increase compared to the third quarter of 2008. The Company believes legal costs should decline during 2009, as loans which have accounted for most of the increase in 2008 are further along in the collection process or sold. FDIC insurance costs were higher for 2008 and are expected to increase further substantially in 2009 as a result of increases in charges for FDIC insurance and the full year cost of the FDIC’s TLG guarantee on noninterest bearing transaction accounts next year, but noninterest expenses overall will benefit from reductions in overhead totaling $5.0 million implemented as of January 1, 2009, and further cost saving initiatives. Executive cash incentives were not paid at year-end 2008 and reduced executive bonus compensation, lower incentive payouts for senior officers and reduced profit sharing compensation of $500,000 were recognized for the fourth quarter of 2007 compared to 2006. The effect of these reductions in compensation over the past two years will remain in place until the Company produces meaningful earnings improvements.

Table 1 — Condensed Income Statement*

	2008	2007	2006
	(Tax equivalent basis)

Net interest income	3.35%	3.65%	3.86%
Provision for loan losses	3.84	0.55	0.14
Noninterest income
Securities restructuring losses	—	(0.22)	—
Securities gains (losses)	0.02	—	(0.01)
Other	0.93	1.07	1.04
Noninterest expenses	3.39	3.33	3.16

Income (loss) before income taxes	(2.93)	0.62	1.59
Provision (benefit) for income taxes including tax equivalent adjustment	(0.96)	0.20	0.56

Net Income (Loss)	(1.97)%	0.42%	1.03%

*	As a Percent of Average Assets

Table 2 — Changes in Average Earning Assets

	Increase/(Decrease)		Increase/(Decrease)
	2008 vs 2007		2007 vs 2006
	(Dollars in thousands)

Securities:
Taxable	$(13,135)	(4.4)%	$(217,212)	(42.2)%
Nontaxable	(182)	(2.2)	1,517	22.5
Federal funds sold and other short term investments	20,013	67.1	(37,736)	(55.9)
Loans, net	(6,858)	(0.4)	267,864	17.2

TOTAL	$(161)	(0.0)	$14,433	0.7

Table 3 — Rate/Volume Analysis (on a Tax Equivalent Basis)

	2008 vs 2007			2007 vs 2006
	Due to Change in:			Due to Change in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
	Amount of increase (decrease)

EARNING ASSETS
Securities
Taxable	$(655)	$41	$(614)	$(10,036)	$2,915	$(7,121)
NonTaxable	(12)	(7)	(19)	99	(5)	94

	(667)	34	(633)	(9,937)	2,910	(7,027)
Federal funds sold and other short term investments	794	(1,200)	(406)	(1,929)	352	(1,577)
Loans	(460)	(21,539)	(21,999)	19,599	(668)	18,931

TOTAL EARNING ASSETS	(333)	(22,705)	(23,038)	7,733	2,594	10,327
INTEREST BEARING LIABILITIES
NOW	(1,232)	(825)	(2,057)	(1,427)	1,477	50
Savings deposits	(99)	(10)	(109)	(219)	58	(161)
Money market accounts	2,250	(7,089)	(4,839)	1,710	3,517	5,227
Time deposits	2,524	(5,987)	(3,463)	3,601	4,093	7,694

	3,443	(13,911)	(10,468)	3,665	9,145	12,810
Federal funds purchased and other short term borrowings	(1,749)	(3,441)	(5,190)	1,297	244	1,541
Other borrowings	2,245	(2,371)	(126)	553	(54)	499

TOTAL INTEREST BEARING LIABILITIES	3,939	(19,723)	(15,784)	5,515	9,335	14,850

NET INTEREST INCOME	$(4,272)	$(2,982)	$(7,254)	$2,218	$(6,741)	$(4,523)

(a)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Table 4 — Changes in Average Interest Bearing Liabilities

	Increase/(Decrease)		Increase/(Decrease)
	2008 vs 2007		2007 vs 2006
	(Dollars in thousands)

NOW	$(57,667)	(46.6)%	$(67,870)	(35.4)%
Savings deposits	(14,099)	(12.0)	(31,843)	(21.3)
Money market accounts	87,606	13.3	61,251	10.2
Time deposits	57,647	9.4	80,259	15.1
Federal funds purchased and other short term borrowings	(57,476)	(38.7)	29,565	24.8
Other borrowings	41,579	53.9	8,327	12.1

TOTAL	$57,590	3.3	$79,689	4.8

Table 5 — Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates(1)

	2008			2007			2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$284,345	$14,198	4.99%	$297,480	$14,812	4.98%	$514,692	$21,933	4.26%
Nontaxable	8,091	517	6.39	8,273	536	6.48	6,756	442	6.54

	292,436	14,715	5.03	305,753	15,348	5.02	521,448	22,375	4.29
Federal funds sold and other short term investments	49,821	1,225	2.46	29,808	1,631	5.47	67,544	3,208	4.75
Loans(2)	1,821,679	111,430	6.12	1,828,537	133,429	7.30	1,560,673	114,498	7.34

TOTAL EARNING ASSETS	2,163,936	127,370	5.89	2,164,098	150,408	6.95	2,149,665	140,081	6.52
Allowance for loan losses	(28,719)			(16,842)			(11,624)
Cash and due from banks	41,273			60,322			74,280
Bank premises and equipment	43,107			38,886			32,573
Other assets	91,455			77,745			69,970

	$2,311,052			$2,324,209			$2,314,864

INTEREST BEARING LIABILITIES
NOW	$66,183	1,127	1.70%	$123,850	3,184	2.57%	$191,720	3,134	1.63%
Savings deposits	103,382	723	0.70	117,481	832	0.71	149,324	993	0.66
Money market accounts	748,082	15,445	2.06	660,476	20,284	3.07	599,225	15,057	2.51
Time deposits	668,053	26,117	3.91	610,406	29,580	4.85	530,147	21,886	4.13
Federal funds purchased and other short term borrowings	91,134	1,466	1.61	148,610	6,656	4.48	119,045	5,115	4.30
Other borrowings	118,764	4,975	4.19	77,185	5,101	6.61	68,858	4,602	6.68

TOTAL INTEREST BEARING LIABILITIES	1,795,598	49,853	2.78	1,738,008	65,637	3.78	1,658,319	50,787	3.06
Demand deposits	302,577			358,597			446,471
Other liabilities	7,944			8,876			12,208

	2,106,119			2,105,481			2,116,998
Shareholders’ equity	204,933			218,728			197,866

	$2,311,052			$2,324,209			$2,314,864

Interest expense as% of earning assets			2.30%			3.03%			2.36%
Net interest income/yield on earning assets		$77,517	3.58%		$84,771	3.92%		$89,294	4.15%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

Table 6 — Noninterest Income

	Year Ended			% Change
	2008	2007	2006	08/07	07/06
	(Dollars in thousands)

Service charges on deposit accounts	$7,389	$7,714	$6,784	(4.2)%	13.7%
Trust fees	2,344	2,575	2,858	(9.0)	(9.9)
Mortgage banking fees	1,118	1,409	1,131	(20.7)	24.6
Brokerage commissions and fees	2,097	2,935	3,002	(28.6)	(2.2)
Marine finance fees	2,304	2,865	2,709	(19.6)	5.8
Debit card income	2,453	2,306	2,149	6.4	7.3
Other deposit based EFT fees	359	451	421	(20.4)	7.1
Merchant income	2,399	2,841	2,545	(15.6)	11.6
Gain on sale of partnership interest	—	—	1,147	n/m	(100.0)
Other	1,102	1,814	1,514	(39.3)	19.8

	21,565	24,910	24,260	(13.4)	2.7
Securities gains (losses)	355	(5,048)	(157)	n/m	n/m

TOTAL	$21,920	$19,862	$24,103	10.4	(17.6)

n/m = not meaningful

Table 7 — NonInterest Expense

	Year Ended			% Change
	2008	2007	2006	08/07	07/06
	(Dollars in thousands)

Salaries and wages	$30,159	$31,575	$29,146	(4.5)%	8.3%
Employee benefits	7,173	7,337	7,322	(2.2)	0.2
Outsourced data processing costs	7,612	7,581	7,443	0.4	1.9
Telephone/data lines	1,896	1,905	1,836	(0.5)	3.8
Occupancy	8,292	7,677	7,435	8.0	3.3
Furniture and equipment	2,841	2,863	2,523	(0.8)	13.5
Marketing	2,614	3,075	4,359	(15.0)	(29.5)
Legal and professional fees	5,662	4,070	2,792	39.1	45.8
FDIC assessments	2,028	225	325	801.3	(30.8)
Amortization of intangibles	1,259	1,259	1,063	0.0	18.4
Other	8,678	9,856	8,801	(12.0)	12.0

TOTAL	$78,214	$77,423	$73,045	1.0	6.0

Table 8 — Capital Resources

	December 31
	2008	2007	2006
	(Dollars in thousands)

TIER 1 CAPITAL
Common stock	$1,928	$1,920	$1,899
Preferred stock	43,787	—	—
Additional paid in capital	99,788	90,924	88,380
Retained earnings	70,278	122,396	124,811
Treasury stock	(1,839)	(1,193)	(310)
Qualifying trust preferred securities	52,000	52,000	40,000
Intangibles	(55,193)	(56,452)	(57,299)
Other	(115)	60	58

TOTAL TIER 1 CAPITAL	210,634	209,655	197,539
TIER 2 CAPITAL
Allowance for loan losses, as limited(1)	20,755	22,425	15,039

TOTAL TIER 2 CAPITAL	20,755	22,425	15,039

TOTAL RISK-BASED CAPITAL	$231,389	$232,080	$212,578

Risk weighted assets	$1,651,685	$1,907,470	$1,816,705

Tier 1 risk based capital ratio	12.75%	10.99%	10.87%
Total risk based capital ratio	14.00	12.17	11.70
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	9.58	9.10	8.53
Regulatory minimum	4.00	4.00	4.00
Shareholder’s equity to assets	9.33	8.86	8.89
Average shareholders’ equity to average total assets	8.87	9.41	8.55

(1)	Includes reserve for unfunded commitments of $65,000, $523,000, and $124,000 at December 31, 2008, 2007, and 2006.

Table 9 — Loans Outstanding

	December 31
	2008	2007	2006
		(In thousands)

Construction and land development
Residential	$129,899	$295,082	$339,975
Commercial	209,297	242,448	139,813

	339,196	537,530	479,788
Individuals	56,047	72,037	91,345

	395,243	609,567	571,133
Real estate mortgage
Residential real estate
Adjustable	328,992	319,470	277,649
Fixed rate	95,456	87,506	87,883
Home equity mortgages	84,810	91,418	95,923
Home equity lines	58,502	59,088	50,920

	567,760	557,482	512,375
Commercial real estate	557,705	517,332	437,449

	1,125,465	1,074,814	949,824
Commercial and financial	82,765	126,695	128,101
Installment loans to individuals Automobiles and trucks	20,798	24,940	22,260
Marine loans	25,992	33,185	32,531
Other	26,118	28,237	28,637

	72,908	86,362	83,428
Other loans	347	951	625

TOTAL	$1,676,728	$1,898,389	$1,733,111

Table 10 — Loan Maturity Distribution

	December 31, 2008
	Commercial	Construction and
	and Financial	Land Development	Total
		(In thousands)

In one year or less	$27,406	$293,365	$320,771
After one year but within five years:
Interest rates are floating or adjustable	2,519	67,324	69,843
Interest rates are fixed	22,727	19,807	42,534
In five years or more:
Interest rates are floating or adjustable	6,115	9,105	15,220
Interest rates are fixed	23,998	5,642	29,640

TOTAL	$82,765	$395,243	$478,008

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31
		% of		% of
	2008	Total	2007	Total
		(Dollars in thousands)

Maturity Group:
Under 3 Months	$159,436	45.2%	$107,002	39.5%
3 to 6 Months	66,165	18.8	97,116	35.9
6 to 12 Months	76,704	21.7	43,566	16.1
Over 12 Months	50,502	14.3	23,140	8.5

TOTAL	$352,807	100.0%	$270,824	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31
	2008	2007	2006	2005	2004
	(Dollars in thousands)

Beginning balance	$21,902	$14,915	$9,006	$6,598	$6,160
Provision for loan losses	88,634	12,745	3,285	1,317	1,000
Carryover of allowance for loan losses	—	—	2,518	1,225	—
Charge offs:
Commercial and financial	2,289	1,072	16	254	591
Consumer	3,415	858	295	161	162
Commercial real estate	73,000	3,780	—	—	—
Residential real estate	4,675	240	—	—	—

TOTAL CHARGE OFFS	83,379	5,950	311	415	753
Recoveries:
Commercial and financial	222	57	161	125	41
Consumer	104	135	256	151	135
Commercial real estate	1,851	—	—	5	15
Residential real estate	54	—	—	—	—

TOTAL RECOVERIES	2,231	192	417	281	191

Net loan charge offs (recoveries)	81,148	5,758	(106)	134	562

ENDING BALANCE	$29,388	$21,902	$14,915	$9,006	$6,598

Loans outstanding at end of year*	$1,676,728	$1,898,389	$1,733,111	$1,289,995	$899,547
Ratio of allowance for loan losses to loans outstanding at end of year	1.75%	1.15%	0.86%	0.70%	0.73%
Daily average loans outstanding*	$1,821,679	$1,828,537	$1,560,673	$1,116,107	$799,649
Ratio of net charge offs (recoveries) to average loans outstanding	4.45%	0.31%	(0.01)%	0.01%	0.07%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

	December 31
	2008	2007	2006	2005	2004
	(Dollars in thousands)

ALLOCATION BY LOAN TYPE
Commercial and financial loans	$2,782	$3,070	$3,199	$1,794	$1,339
Real estate loans	24,006	17,942	11,073	6,328	4,395
Installment loans	2,600	890	643	884	864

TOTAL	$29,388	$21,902	$14,915	$9,006	$6,598

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial and financial loans	5.0%	6.7%	7.4%	7.7%	7.4%
Real estate loans	90.7	88.7	87.8	85.9	83.5
Installment loans	4.3	4.6	4.8	6.4	9.1

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

Table 14 — Nonperforming Assets

	December 31
	2008	2007	2006	2005	2004
	(Dollars in thousands)

Nonaccrual loans(1)	$86,970	$67,834	$12,465	$372	$1,447
Other real estate owned	5,035	735	—	—	—

TOTAL NONPERFORMING ASSETS	$92,005	$68,569	$12,465	$372	$1,447

Amount of loans outstanding at end of year(2)	$1,676,728	$1,898,389	$1,733,111	$1,289,995	$899,547
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	5.47%	3.61%	0.72%	0.03%	0.16%
Accruing loans past due 90 days or more	$1,838	$25	$64	$465	$32
Loans restructured and in compliance with modified terms	12,616	11	728	762	785

(1)	Interest income that could have been recorded during 2008 and 2007 related to nonaccrual loans was $9,435,000 and $2,206,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

Table 15 — Securities Available For Sale

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2008	$22,094	$22,380	$286	$—
2007	30,071	30,405	334	—
Mortgage-backed securities of U.S. Government Sponsored Entities
2008	59,500	60,529	1,035	(6)
2007	31,970	32,303	333	—
Collateralized mortgage obligations of U.S. Government Sponsored Entities
2008	200,812	205,440	4,806	(178)
2007	156,894	157,012	792	(674)
Private collateralized mortgage obligations
2008	27,106	24,454	—	(2,652)
2007	29,945	29,622	—	(323)
Obligations of state and political subdivisions
2008	2,021	2,070	51	(2)
2007	2,021	2,057	36	—
Other
2008	3,157	3,157	—	—
2007	3,517	3,517	—	—

Total Securities Available For Sale
2008	$314,690	$318,030	$6,178	$(2,838)
2007	254,418	254,916	1,495	(997)

Table 16 — Securities Held For Investment

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

Collateralized mortgage obligations of U.S. Government Sponsored Entities
2008	$1,960	$1,913	$—	$(47)
2007	1,960	1,946	—	(14)
Private collateralized mortgage obligations
2008	20,288	18,530	—	(1,758)
2007	23,795	23,546	—	(249)
Obligations of states and political subdivisions
2008	5,623	5,666	49	(6)
2007	6,145	6,190	53	(8)

Total Securities Held For Investment
2008	$27,871	$26,109	$49	$(1,811)
2007	31,900	31,682	53	(271)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2008
						Average
	1 Year	1-5	5-10	After		Maturity
	or Less	Years	Years	10 Years	Total	In Years
	(Dollars in thousands)

AMORTIZED COST
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$1,960	—	—	—	$1,960	0.33
Private collateralized mortgage obligations	—	$20,288	—	—	20,288	4.04
Obligations of state and political subdivisions	—	699	$3,960	$964	5,623	7.56

Total Securities Held For Investment	$1,960	$20,987	$3,960	$964	$27,871	4.49

FAIR VALUE
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$1,913	—	—	—	$1,913
Private collateralized mortgage obligations	—	$18,530	—	—	18,530
Obligations of state and political subdivisions	—	703	$3,985	$978	5,666

Total Securities Held For Investment	$1,913	$19,233	$3,985	$978	$26,109

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	2.33%	—	—	—	2.33%
Private collateralized mortgage obligations	—	5.18%	—	—	5.18%
Obligations of state and political subdivisions	—	6.61%	6.95%	6.88%	6.90%
Total Securities Held For Investment	2.33%	5.23%	6.95%	6.88%	5.33%

Table 18 — Maturity Distribution of Securities Available For Sale

	December 31, 2008
					No		Average
	1 Year	1-5	5-10	After	Contractual		Maturity
	or Less	Years	Years	10 Years	Maturity	Total	In Years
	(Dollars in thousands)

AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$22,094	—	—	—	—	$22,094	0.29
Mortgage-backed securities of U.S. Government Sponsored Entities	5,364	$7,720	$36,733	$9,683	—	59,500	6.92
Collateralized mortgage obligations of U.S. Government Sponsored Entities	—	52,931	94,294	53,587	—	200,812	7.95
Private collateralized mortgage obligations	—	15,243	11,863	—	—	27,106	4.89
Obligations of state and political subdivisions	—	—	545	1,476	—	2,021	10.30
Other	—	—	—	—	$3,157	3,157	*

Total Securities Available For Sale	$27,458	$75,894	$143,435	$64,746	$3,157	$314,690	6.96

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$22,380	—	—	—	—	$22,380
Mortgage-backed securities of U.S. Government Sponsored Entities	5,497	$7,714	$37,511	$9,807	—	60,529
Collateralized mortgage obligations of U.S. Government Sponsored Entities	—	53,804	97,016	54,620	—	205,440
Private collateralized mortgage obligations	—	13,777	10,677	—	—	24,454
Obligations of state and political subdivisions	—	—	570	1,500	—	2,070
Other	—	—	—	—	$3,157	3,157

Total Securities Available For Sale	$27,877	$75,295	$145,774	$65,927	$3,157	$318,030

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	5.00%	—	—	—	—	5.00%
Mortgage-backed securities of U.S. Government Sponsored Entities	5.77%	5.64%	5.27%	5.39%	—	5.38%
Collateralized mortgage obligations of U.S. Government Sponsored Entities	—	4.63%	4.84%	2.27%	—	4.10%
Private collateralized mortgage obligations	—	5.02%	5.77%	—	—	5.35%
Obligations of state and political subdivisions	—	—	6.48%	6.85%	—	6.75%
Other	—	—	—	—	0.98%	0.98%
Total Securities Available For Sale	5.15%	4.81%	5.03%	2.84%	0.98%	4.50%

*	Other Securities excluded from calculated average for total securities

Table 19 — Interest Rate Sensitivity Analysis(1)

	December 31, 2008
	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
			(Dollars in thousands)

Federal funds sold and interest bearing deposits	$105,190	$—	$—	$—	$105,190
Securities(2)	130,818	74,245	96,893	40,605	342,561
Loans(3)	620,355	349,272	529,753	92,543	1,591,923

Earning assets	856,363	423,517	626,646	133,148	2,039,674
Savings deposits(4)	802,201	—	—	—	802,201
Certificates of deposit	357,195	282,181	93,552	50	732,978
Borrowings	211,408	15,000	—	50,000	276,408

Interest bearing liabilities	1,370,804	297,181	93,552	50,050	1,811,587

Interest rate swaps	(15,302)	15,302	—	—	—

Interest sensitivity gap	$(529,743)	$141,638	$533,094	$83,098	$228,087

Cumulative gap	$(529,743)	$(388,105)	$144,989	$228,087

Cumulative gap to total earning assets(%)	(26.0)	(19.0)	7.1	11.2
Earning assets to interest bearing liabilities(%)	62.5	142.5	669.8	N/M

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $245,994) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($283,749) indicating 13.9% of earning assets and 76.1% of earning assets to interest bearing liabilities for the “0-3 months” category.

N/M Not meaningful

Table 20 — Quarterly Trends — Loans at End of Period (Dollars in Millions)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2006	2007				2008
	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Construction and land development
Residential
Condominiums	$94.8	$84.4	$74.2	$72.5	$60.2	$57.2	$47.4	$32.6	$17.4
Townhomes	10.4	9.9	11.3	25.0	25.0	23.8	20.0	21.7	6.1
Single family residences	80.3	100.9	66.6	63.9	59.0	56.7	49.5	37.2	26.8
Single family land and lots	106.3	107.7	129.0	128.4	116.4	112.1	95.1	70.2	52.8
Multifamily	48.2	48.7	46.6	33.8	34.5	32.6	34.0	30.7	26.8

	340.0	351.6	327.7	323.6	295.1	282.4	246.0	192.4	129.9
Commercial
Office buildings	14.1	17.6	19.2	22.4	30.9	29.1	31.1	27.8	17.3
Retail trade	16.1	12.5	26.4	50.2	69.0	60.4	63.6	68.5	68.7
Land	93.5	93.4	99.4	86.2	82.6	92.5	75.4	73.9	73.3
Industrial	6.3	8.9	13.1	16.9	13.0	16.9	20.8	20.7	13.3
Healthcare	2.0	2.5	3.0	1.0	1.0	1.0	1.0	—	—
Churches and educational facilities	2.1	1.8	1.9	1.9	—	—	0.1	—	—
Lodging	2.1	4.8	11.2	11.2	11.2	—	—	—	—
Convenience stores	0.5	0.5	1.0	1.4	1.7	1.8	—	—	—
Marina	2.2	2.2	2.2	21.9	23.1	26.8	28.9	30.5	30.7
Other	0.9	2.8	12.8	8.6	9.9	11.3	6.3	5.4	6.0

	139.8	147.0	190.2	221.7	242.4	239.8	227.2	226.8	209.3
Individuals
Lot loans	40.6	40.5	40.0	40.7	39.4	39.4	40.0	38.4	35.7
Construction	50.7	41.7	43.6	41.0	32.7	32.4	27.1	27.4	20.3

	91.3	82.2	83.6	81.7	72.1	71.8	67.1	65.8	56.0

Total construction and land development	571.1	580.8	601.5	627.0	609.6	594.0	540.3	485.0	395.2
Real estate mortgages
Residential real estate
Adjustable	277.7	285.4	298.4	313.0	319.5	317.6	318.8	316.5	329.0
Fixed rate	87.9	87.9	87.6	88.1	87.5	89.1	90.2	93.4	95.5
Home equity mortgages	95.9	97.3	90.0	90.8	91.4	91.7	93.1	84.3	84.8
Home equity lines	50.9	51.4	56.6	55.1	59.1	56.3	59.4	59.7	58.5

	512.4	522.0	532.6	547.0	557.5	554.7	561.5	553.9	567.8
Commercial real estate
Office buildings	109.2	113.4	116.1	125.6	131.7	144.3	142.3	143.6	146.4
Retail trade	50.9	62.0	62.8	74.9	76.2	83.8	93.5	101.6	111.9
Land	—	—	—	2.6	5.3	—	—	0.6	—
Industrial	64.3	66.3	84.7	100.2	105.5	104.3	93.3	92.2	94.7
Healthcare	40.7	40.5	39.7	33.2	32.4	39.9	33.6	31.6	29.2
Churches and educational facilities	32.3	32.9	32.7	36.0	40.2	40.2	36.5	35.6	35.2
Recreation	4.4	4.4	4.5	4.7	3.0	2.8	1.8	1.8	1.7
Multifamily	9.9	8.4	10.4	11.3	13.8	20.0	19.1	19.2	27.2
Mobile home parks	6.0	3.0	4.0	4.0	3.9	3.2	3.1	3.1	3.0
Lodging	19.1	16.9	16.8	22.3	22.7	27.9	28.0	26.7	26.6
Restaurant	11.7	11.2	9.6	7.2	8.2	8.0	9.0	8.6	6.2
Agricultural	26.1	24.5	23.4	19.6	12.9	12.4	9.0	8.7	8.5
Convenience stores	22.0	22.2	23.6	23.5	23.2	23.1	24.9	23.6	23.5
Other	40.8	38.8	30.5	39.7	38.3	40.1	41.6	42.5	43.6

	437.4	444.5	458.8	504.8	517.3	550.0	535.7	539.4	557.7

Total real estate mortgages	949.8	966.5	991.4	1,051.8	1,074.8	1,104.7	1,097.2	1,093.3	1,125.5

Commercial & financial	128.1	112.1	139.0	135.1	126.7	93.9	94.8	88.5	82.8
Installment loans to individuals
Automobile and trucks	22.3	23.3	23.6	24.8	25.0	24.1	23.0	21.9	20.8
Marine loans	32.5	30.1	26.6	24.8	33.2	33.3	25.2	26.0	26.0
Other	28.6	29.8	29.4	29.0	28.2	27.5	27.9	27.4	26.1

	83.4	83.2	79.6	78.6	86.4	84.9	76.1	75.3	72.9

Other	0.7	0.7	1.6	0.6	0.9	0.5	0.4	0.5	0.3

	$1,733.1	$1,743.3	$1,813.1	$1,893.1	$1,898.4	$1,878.0	$1,808.8	$1,742.6	$1,676.7

Table 21 — Quarterly Trends — Increase (Decrease) in Loans by Quarter (Dollars in Millions)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2007				2008
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Construction and land development
Residential
Condominiums	$(10.4)	$(10.2)	$(1.7)	$(12.3)	$(3.0)	$(9.8)	$(14.8)	$(15.2)
Townhomes	(0.5)	1.4	13.7	—	(1.2)	(3.8)	1.7	(15.6)
Single family residences	20.6	(34.3)	(2.7)	(4.9)	(2.3)	(7.2)	(12.3)	(10.4)
Single family land and lots	1.4	21.3	(0.6)	(12.0)	(4.3)	(17.0)	(24.9)	(17.4)
Multifamily	0.5	(2.1)	(12.8)	0.7	(1.9)	1.4	(3.3)	(3.9)

	11.6	(23.9)	(4.1)	(28.5)	(12.7)	(36.4)	(53.6)	(62.5)
Commercial
Office buildings	3.5	1.6	3.2	8.5	(1.8)	2.0	(3.3)	(10.5)
Retail trade	(3.6)	13.9	23.8	18.8	(8.6)	3.2	4.9	0.2
Land	(0.1)	6.0	(13.2)	(3.6)	9.9	(17.1)	(1.5)	(0.6)
Industrial	2.6	4.2	3.8	(3.9)	3.9	3.9	(0.1)	(7.4)
Healthcare	0.5	0.5	(2.0)	—	—	—	(1.0)	—
Churches and educational facilities	(0.3)	0.1	—	(1.9)	—	0.1	(0.1)	—
Lodging	2.7	6.4	—	—	(11.2)	—	—	—
Convenience stores	—	0.5	0.4	0.3	0.1	(1.8)	—	—
Marina	—	—	19.7	1.2	3.7	2.1	1.6	0.2
Other	1.9	10.0	(4.2)	1.3	1.4	(5.0)	(0.9)	0.6

	7.2	43.2	31.5	20.7	(2.6)	(12.6)	(0.4)	(17.5)
Individuals
Lot loans	(0.1)	(0.5)	0.7	(1.3)	—	0.6	(1.6)	(2.7)
Construction	(9.0)	1.9	(2.6)	(8.3)	(0.3)	(5.3)	0.3	(7.1)

	(9.1)	1.4	(1.9)	(9.6)	(0.3)	(4.7)	(1.3)	(9.8)

Total construction and land development	9.7	20.7	25.5	(17.4)	(15.6)	(53.7)	(55.3)	(89.8)
Real estate mortgages
Residential real estate
Adjustable	7.7	13.0	14.6	6.5	(1.9)	1.2	(2.3)	12.5
Fixed rate	—	(0.3)	0.5	(0.6)	1.6	1.1	3.2	2.1
Home equity mortgages	1.4	(7.3)	0.8	0.6	0.3	1.4	(8.8)	0.5
Home equity lines	0.5	5.2	(1.5)	4.0	(2.8)	3.1	0.3	(1.2)

	9.6	10.6	14.4	10.5	(2.8)	6.8	(7.6)	13.9
Commercial real estate
Office buildings	4.2	2.7	9.5	6.1	12.6	(2.0)	1.3	2.8
Retail trade	11.1	0.8	12.1	1.3	7.6	9.7	8.1	10.3
Land	—	—	2.6	2.7	(5.3)	—	0.6	(0.6)
Industrial	2.0	18.4	15.5	5.3	(1.2)	(11.0)	(1.1)	2.5
Healthcare	(0.2)	(0.8)	(6.5)	(0.8)	7.5	(6.3)	(2.0)	(2.4)
Churches and educational facilities	0.6	(0.2)	3.3	4.2	—	(3.7)	(0.9)	(0.4)
Recreation	—	0.1	0.2	(1.7)	(0.2)	(1.0)	—	(0.1)
Multifamily	(1.5)	2.0	0.9	2.5	6.2	(0.9)	0.1	8.0
Mobile home parks	(3.0)	1.0	—	(0.1)	(0.7)	(0.1)	—	(0.1)
Lodging	(2.2)	(0.1)	5.5	0.4	5.2	0.1	(1.3)	(0.1)
Restaurant	(0.5)	(1.6)	(2.4)	1.0	(0.2)	1.0	(0.4)	(2.4)
Agricultural	(1.6)	(1.1)	(3.8)	(6.7)	(0.5)	(3.4)	(0.3)	(0.2)
Convenience stores	0.2	1.4	(0.1)	(0.3)	(0.1)	1.8	(1.3)	(0.1)
Other	(2.0)	(8.3)	9.2	(1.4)	1.8	1.5	0.9	1.1

	7.1	14.3	46.0	12.5	32.7	(14.3)	3.7	18.3

Total real estate mortgages	16.7	24.9	60.4	23.0	29.9	(7.5)	(3.9)	32.2

Commercial & financial	(16.0)	26.9	(3.9)	(8.4)	(32.8)	0.9	(6.3)	(5.7)

Installment loans to individuals
Automobile and trucks	1.0	0.3	1.2	0.2	(0.9)	(1.1)	(1.1)	(1.1)
Marine loans	(2.4)	(3.5)	(1.8)	8.4	0.1	(8.1)	0.8	—
Other	1.2	(0.4)	(0.4)	(0.8)	(0.7)	0.4	(0.5)	(1.3)

	(0.2)	(3.6)	(1.0)	7.8	(1.5)	(8.8)	(0.8)	(2.4)

Other	—	0.9	(1.0)	0.3	(0.4)	(0.1)	0.1	(0.2)

	$10.2	$69.8	$80.0	$5.3	$(20.4)	$(69.2)	$(66.2)	$(65.9)

SELECTED QUARTERLY INFORMATION

QUARTERLY CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	2008 Quarters				2007 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)

Net interest income:
Interest income	$28,680	$30,976	$32,273	$35,155	$37,451	$37,771	$37,251	$37,633
Interest expense	11,213	11,859	12,111	14,670	16,813	16,712	15,847	16,265

Net interest income	17,467	19,117	20,162	20,485	20,638	21,059	21,404	21,368
Provision for loan losses	30,656	10,241	42,237	5,500	3,813	8,375	1,107	(550)

Net interest income (loss) after provision for loan losses	(13,189)	8,876	(22,075)	14,985	16,825	12,684	20,297	21,918
Noninterest income:
Service charges on deposit accounts	1,833	1,894	1,812	1,850	2,070	1,983	1,928	1,733
Trust fees	574	597	591	582	627	658	663	627
Mortgage banking fees	184	216	350	368	278	260	416	455
Brokerage commissions and fees	447	452	515	683	572	620	989	754
Marine finance fees	318	371	930	685	596	687	856	726
Debit card income	574	620	648	611	563	578	597	568
Other deposit based EFT fees	83	82	86	108	103	101	116	131
Merchant income	487	510	667	735	676	688	721	756
Other income	(13)	332	243	540	474	444	430	466
Securities gains (losses)	—	—	355	—	24	22	26	(5,120)

Total noninterest income	4,487	5,074	6,197	6,162	5,983	6,041	6,742	1,096
Noninterest expenses:
Salaries and wages	7,083	7,713	7,428	7,935	7,747	7,479	8,453	7,896
Employee benefits	1,664	1,770	1,714	2,025	1,918	1,700	2,032	1,687
Outsourced data processing costs	1,812	1,803	1,983	2,014	1,884	1,796	1,956	1,945
Telephone/data lines	498	471	489	438	468	460	494	483
Occupancy	2,256	2,112	2,081	1,843	1,956	1,928	1,919	1,874
Furniture and equipment	706	700	747	688	754	758	699	652
Marketing	600	545	871	598	707	875	793	700
Legal and professional fees	2,117	1,687	932	926	1,068	1,327	843	832
FDIC assessments	1,034	543	392	59	56	55	56	58
Amortization of intangibles	315	315	314	315	315	315	314	315
Other	2,305	2,241	2,289	1,843	2,919	2,334	2,342	2,261

Total noninterest expenses	20,390	19,900	19,240	18,684	19,792	19,027	19,901	18,703

Income (loss) before income taxes	(29,092)	(5,950)	(35,118)	2,463	3,016	(302)	7,138	4,311
Provision benefit for income taxes	(6,496)	(2,502)	(13,802)	700	1,113	(587)	2,330	1,542

Net income (loss)	$(22,596)	$(3,448)	$(21,316)	$1,763	$1,903	$285	$4,808	$2,769

PER COMMON SHARE DATA
Net income (loss) diluted	$(1.19)	$(0.18)	$(1.12)	$0.09	$0.10	$0.01	$0.25	$0.14
Net income (loss) basic	(1.19)	(0.18)	(1.12)	0.09	0.10	0.02	0.25	0.15
Cash dividends declared:
Common stock	0.01	0.01	0.16	0.16	0.16	0.16	0.16	0.16
Market price common stock:
Low close	4.37	7.31	7.76	7.67	10.28	15.62	20.27	22.22
High close	11.00	12.57	11.20	12.46	19.57	22.30	25.36	24.65
Bid price at end of period	6.60	10.73	7.76	10.95	10.28	18.70	21.75	22.67

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited Seacoast Banking Corporation of Florida and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 9, 2009 expressed an unqualified opinion on those consolidated financial statements.

Miami, Florida
March 9, 2009
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in note R to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, as of January 1, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Miami, Florida
March 9, 2009
Certified Public Accountants

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31
	2008	2007	2006
	(Dollars in thousands, except share data)

INTEREST INCOME
Interest on securities
Taxable	$14,198	$14,812	$21,933
Nontaxable	348	364	298
Interest and fees on loans	111,313	133,299	114,388
Interest on federal funds sold and interest bearing deposits	1,225	1,631	3,208

Total interest income	127,084	150,106	139,827
INTEREST EXPENSE
Interest on savings deposits	17,295	24,300	19,184
Interest on time certificates	26,117	29,580	21,886
Interest on short term borrowings	1,466	6,656	5,115
Interest on subordinated debt	2,551	3,229	2,685
Interest on other borrowings	2,424	1,872	1,917

Total interest expense	49,853	65,637	50,787

NET INTEREST INCOME	77,231	84,469	89,040
Provision for loan losses	88,634	12,745	3,285

NET INTEREST (LOSS) INCOME AFTER PROVISION FOR LOAN LOSSES	(11,403)	71,724	85,755
NONINTEREST INCOME
Securities gains (losses)	355	(5,048)	(157)
Other	21,565	24,910	24,260

Total noninterest income	21,920	19,862	24,103
NONINTEREST EXPENSE	78,214	77,423	73,045

(LOSS) INCOME BEFORE INCOME TAXES	(67,697)	14,163	36,813
Provision (benefit) for income taxes	(22,100)	4,398	12,959

NET (LOSS) INCOME	(45,597)	9,765	23,854
Preferred stock dividends and accretion on preferred stock discount	115	—	—

NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(45,712)	$9,765	$23,854

SHARE DATA
Net (loss) income per share of common stock
Diluted	$(2.41)	$0.51	$1.28
Basic	(2.41)	0.52	1.30

Average common shares outstanding
Diluted	18,997,757	19,157,597	18,671,752
Basic	18,997,757	18,936,541	18,305,258

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2008	2007
	(Dollars in thousands, except share data)

ASSETS
Cash and due from banks	$46,002	$50,490
Interest bearing deposits with other banks	100,585	—
Federal funds sold	4,605	47,985

Total cash and cash equivalents	151,192	98,475
Securities trading (at fair value)	0	13,913
Securities available for sale (at fair value)	318,030	254,916
Securities held for investment fair values: $26,109 in 2008 and $31,682 in 2007	27,871	31,900

Total securities	345,901	300,729
Loans held for sale	2,165	3,660
Loans, net of (unearned income) and deferred costs of $270 in 2008 and ($1,102) in 2007	1,676,728	1,898,389
Less: Allowance for loan losses	(29,388)	(21,902)

Net loans	1,647,340	1,876,487
Bank premises and equipment, net	44,122	40,926
Other real estate owned	5,035	735
Goodwill	49,813	49,813
Other intangible assets	5,380	6,639
Other assets	63,488	42,410

TOTAL ASSETS	$2,314,436	$2,419,874

LIABILITIES
Demand deposits (noninterest bearing)	$275,262	$327,646
Savings deposits	802,201	1,056,025
Other time deposits	380,171	332,838
Time certificates of $100,000 or more	352,807	270,824

Total deposits	1,810,441	1,987,333
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	157,496	88,100
Borrowed funds	65,302	65,030
Subordinated debt	53,610	53,610
Other liabilities	11,586	11,420

	2,098,435	2,205,493
Commitments and Contingencies (Notes K and P)

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — authorized 4,000,000 shares, issued and outstanding 2,000 shares of Series A	43,787	—
Warrant for purchase of 1,179,245 shares of common stock at $6.36 per share	6,245	—
Common stock, par value $.10 per share authorized 35,000,000 shares, issued 19,283,841 and outstanding 19,171,779 shares in 2008 and authorized 35,000,000 shares, issued 19,194,174 and outstanding 19,110,089 shares in 2007	1,928	1,920
Additional paid-in capital	93,543	90,924
Retained earnings	70,278	122,396
Less: Treasury stock (112,062 shares in 2008 and 84,085 shares in 2007), at cost	(1,839)	(1,193)

	213,942	214,047
Accumulated other comprehensive income, net	2,059	334

TOTAL SHAREHOLDERS’ EQUITY	216,001	214,381

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,314,436	$2,419,874

See notes to consolidated financial statement.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For The Year Ended December 31
	2008	2007	2006
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$127,591	$148,171	$136,952
Fees and commissions received	22,262	24,953	23,110
Interest paid	(50,166)	(65,395)	(50,300)
Cash paid to suppliers and employees	(71,834)	(72,386)	(71,624)
Income taxes paid	(1,907)	(10,681)	(13,886)
Trading securities activity	14,000	(9,270)	—
Origination of loans designated held for sale	(190,337)	(214,432)	(200,060)
Sale of loans designated held for sale	191,832	216,660	196,612
Net change in other assets	232	(872)	(1,903)

Net cash provided by operating activities	41,673	16,748	18,901

CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	27,438	67,233	125,392
Maturities of securities held for investment	4,017	10,511	25,730
Proceeds from sale of securities available for sale	13,964	148,453	112,420
Proceeds from sale of securities held for investment	—	85,551	—
Purchases of securities available for sale	(101,086)	(158,871)	(92,627)
Net new loans and principal payments	63,483	(170,636)	(240,763)
Proceeds from sale of loans	69,569	—	—
Proceeds from the sale of other real estate owned	3,435	32	151
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	—	10,125	4,915
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(182)	(12,380)	(6,329)
Additions to bank premises and equipment	(6,621)	(6,799)	(6,991)
Proceeds from sale of partnership interest	—	—	1,302
Purchase of Big Lake, net of cash and cash equivalents acquired	—	—	48,622

Net cash used in (provided by) investing activities	74,017	(26,781)	(28,178)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(176,877)	96,307	(194,091)
Net increase (decrease) in federal funds purchased and repurchase agreements	69,396	(118,376)	103,555
Increase (decrease) in borrowings and subordinated debt	—	50,000	(19,000)
Proceeds from issuance of preferred stock and warrant	50,000	—	—
Stock based employee benefit plans	908	450	1,760
Dividend reinvestment plan	89	92	—
Dividends paid	(6,489)	(12,180)	(11,225)

Net cash provided by (used in) financing activities	(62,973)	16,293	(119,001)

Net increase (decrease) in cash and cash equivalents	52,717	6,260	(128,278)
Cash and cash equivalents at beginning of year	98,475	92,215	220,493

Cash and cash equivalents at end of year	$151,192	$98,475	$92,215

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

								Accumulated
								Other
	Common Stock		Preferred Stock		Paid-in	Retained	Treasury	Comprehensive
(Dollars in thousands)	Shares	Amount	Shares	Amount	Capital	Earnings	Stock	Income (Loss), Net	Total

BALANCE AT DECEMBER 31, 2005	17,084	$1,710	—	$—	$42,900	$112,182	$(218)	$(3,854)	$152,720
Comprehensive Income:
Net income	—	—	—	—	—	23,854	—	—	23,854
Net unrealized gain on securities	—	—	—	—	—	—	—	1,294	1,294
Net reclassification adjustment	—	—	—	—	—	—	—	217	217
Net unrealized (loss) on cash flow interest rate swap	—	—	—	—	—	—	—	(12)	(12)

Comprehensive income	—	—	—	—	—	—	—	—	25,353
Cash dividends at $0.61 per share	—	—	—	—	—	(11,225)	—	—	(11,225)
Treasury stock acquired	(12)	—	—	—	—	—	(298)	—	(298)
Stock-based compensation expense	—	—	—	—	332	—	—	—	332
Dissenting shareholders of Century National Bank	(5)	(1)	—	—	(108)	—	—	—	(109)
Common stock issued for stock based employee benefit plans	132	12	—	—	1,839		206	—	2,057
Common stock issued for the acquisition of Big Lake National Bank	1,775	178	—	—	43,417	—	—	—	43,595

BALANCE AT DECEMBER 31, 2006	18,974	1,899	—	—	88,380	124,811	(310)	(2,355)	212,425
Comprehensive Income:
Net income	—	—	—	—	—	9,765	—	—	9,765
Net unrealized gain on securities	—	—	—	—	—	—	—	516	516
Net reclassification adjustment	—	—	—	—	—	—	—	2,173	2,173

Comprehensive income	—	—	—	—	—	—	—	—	12,454
Cash dividends at $0.64 per share	—	—	—	—	—	(12,180)	—	—	(12,180)
Treasury stock acquired	(161)	—	—	—	—	—	(2,659)	—	(2,659)
Stock-based compensation expense	—	—	—	—	423	—	—	—	423
Common stock issued for stock based employee benefit plans	291	21	—	—	2,127		1,678	—	3,826
Dividend reinvestment plan	6	—	—	—	(6)	—	98	—	92

BALANCE AT DECEMBER 31, 2007	19,110	1,920	—	—	90,924	122,396	(1,193)	334	214,381
Comprehensive Income:
Net loss	—	—	—	—	—	(45,597)	—	—	(45,597)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,863	1,863
Net reclassification adjustment	—	—	—	—	—	—	—	(138)	(138)

Comprehensive loss	—	—	—	—	—	—	—	—	(43,872)
Cash dividends at $0.34 per share	—	—	—	—	—	(6,489)	—	—	(6,489)
Stock-based compensation expense	—	—	—	—	463	—	—	—	463
Common stock issued for stock based employee benefit plans	52	8	—	—	2,191	—	(770)	—	1,429
Dividend reinvestment plan	10	—	—	—	(35)	—	124	—	89
Proceeds from issuance of preferred stock and warrant	—	—	2	43,755	6,245	—	—	—	50,000
Accretion on preferred stock discount	—	—	—	32	—	(32)	—	—	—

BALANCE AT DECEMBER 31, 2008	19,172	$1,928	2	43,787	$99,788	$70,278	$(1,839)	$2,059	$216,001

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A	Significant Accounting Policies

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

Use of Estimates:  The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses, and contingent liabilities. Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, the valuation of investment securities available for sale and for trading, realization of deferred tax assets, contingent liabilities, other real estate owned and goodwill. Actual results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

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

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are considered held for investment.

The Company accounts for loans in accordance with SFAS No. 15 “Accounting by Debtor and Creditors for Troubled Debt Restructurings,” when due to a deterioration in a borrower’s financial position, the Company grants concessions that would not otherwise be considered. Troubled debt restructured loans are tested for impairment under SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and placed in non-accrual status. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectible, the loans are returned to accrual status. When the Company modifies the terms of an existing loan that is not considered a troubled debt restructuring, the Company follows the provisions of EITF No. 01-7, “Creditor’s Accounting for a Modification or Exchange of Debt Instruments.

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

The accrual of interest is generally discontinued on loans and leases, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 90 days or more are placed on nonaccrual status regardless of security. When interest accruals are discontinued, unpaid interest is reversed against interest income. Consumer loans that become 120 days past due are generally charged off. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status. Interest income on nonaccrual

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loans is either recorded using the cash basis method of accounting or recognized after the principal has been reduced to zero, depending on the type of loan.

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

To the extent of the effectiveness of a cash flow hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income (loss). The net periodic interest settlement on derivatives is treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.

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

Fair Value Measurements (SFAS 157):  The Company measures or monitors many of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted for under SFAS No. 159 as well as for certain assets and liabilities in which fair value is the primary basis of accounting. Examples of these include derivative instruments, available for sale and trading securities, loans held for sale and long-term debt. Additionally, fair value is used on a non-recurring basis to evaluate assets or liabilities for impairment or for disclosure purposes. Examples of these non-recurring uses of fair value include certain loans held for sale accounted for on a lower of cost or fair value, mortgage servicing rights, goodwill, and long-lived assets. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value, which are in accordance with SFAS No. 157.

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

Goodwill and Other Intangible Assets:  Goodwill and intangible assets with indefinite lives are not subject to amortization. Rather they are subject to impairment tests at least annually, or more often if events or circumstances indicate there may be impairment. The Company’s goodwill evaluation for the year ended December 31, 2008, indicated that none of the goodwill was impaired. Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows. A loss is recognized to reduce the carrying amount to fair value, where appropriate.

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

Income Taxes:  Seacoast uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their related tax bases and are measured using the

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enacted tax rates and laws that are in effect. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in rates is recognized as income or expense in the period in which the change occurs. See Note L, Income Taxes for related disclosures.

Earnings per Share:  Basic earnings per share are computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are based on the weighted-average number of common shares outstanding during each period, plus common share equivalents calculated for stock options and performance restricted stock outstanding using the treasury stock method.

Stock-Based Compensation:  The three stock option plans are accounted for under FASB Statement No. 123R and the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with market assumptions. This amount is amortized on a straight-line basis over the vesting period, generally five years. (See Note J)

For restricted stock awards, which generally vest based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits in accordance with the applicable vesting schedule, generally straight-line over five years. Some shares vest based upon the Company achieving certain performance goals and salary amortization expense is based on an estimate of the most likely results on a straight line basis.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2008

In December 2007, FASB issued SFAS No. 141(R), Business Combinations, and No. 160, Noncontrolling Interests in Consolidated Financial Statements. These statements aim to improve, simplify and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. These statements are effective for fiscal years beginning after December 15, 2008. SFAS No. 141(R) will have an impact on the accounting for future acquisitions beginning in the fiscal year 2009. Significant changes include the capitalization of in-process research and development (IPR&D), expensing of acquisition related restructuring actions and transaction related costs and the recognition of contingent purchase price consideration at fair value at the acquisition date. In addition, changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period will be recognized in earnings rather than as an adjustment to the cost of acquisition. This accounting treatment for taxes is applicable to acquisitions that occurred both prior and subsequent to the adoption of SFAS No. 141(R). The Company believes that the adoption of SFAS No. 141(R) and SFAS No. 160 will not have a material effect on its results of operations, cash flows or financial position.

In February 2008, the FASB issued FASB Staff Position SFAS No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP SFAS No. 140-3”). Under the new guidance, the initial transfer of a financial asset and subsequent repurchase financing involving the same asset is presumptively to be linked and are considered part of the same arrangement under SFAS No. 140. The initial transfer and subsequent financing transaction will be considered separate transactions under SFAS No. 140 if certain conditions are met. FSP SFAS No. 140-3 is effective for new transactions entered into in fiscal years beginning after November 15, 2008. Early adoption is prohibited. We do not expect the adoption of FSP SFAS No. 140-3 will have a material impact on our financial position or results of operations.

In March 2008, the FASB issued SFAS Statement No. 161, Disclosures About Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, to enhance the disclosure regarding the Company’s derivative and hedging activities, to improve the transparency of financial reporting. This statement

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 will have no impact on the Company’s results of operations, cash flows or financial position.

In December 2008, the Financial Accounting Standard Board issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS No. 140-4”). FSP FAS No. 140-4 amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and FIN 46(R), “Consolidation of Variable Interest Entities,” and requires additional disclosures by public entities with continuing involvement in transfers of financial assets to qualifying special purpose entities and with variable interest entities. Additionally, FSP FAS No. 140-4 requires certain disclosures to be provided by a public enterprise who is a non-transferor sponsor holding a variable interest or who is a non-transferor servicer holding a significant variable interest in a QSPE. FSP FAS No. 140-4 is effective for the first reporting period ending after December 15, 2008. The adoption of the FSP FAS No. 140-4 did not have a material impact on our consolidated financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF No. 99-20-1”). While FSP EITF No. 99-20-1 retains fair value as the measurement attribute for those other-than-temporarily impaired beneficial interests, we are not permitted to use market participant assumptions regarding future cash flows to assess other-than-temporary impairment. FSP EITF No. 99-20-1 requires us to update our interest income recognition any time it is probable that there is a favorable change in the estimated cash flows or an adverse change in estimated cash flows resulting in an other-than-temporary impairment. FSP EITF No. 99-20-1 would be applied prospectively to interim and annual reporting periods ending after December 15, 2008. The adoption of FSP EITF No. 99-20-1 will not have a material impact on our financial position or results of operations.

Note B	Securities Trading

No trading securities were purchased or sold during 2008. Trading securities purchased during 2007 consisted of US Treasury bills, notes and US Government Agency notes and were primarily used for customer repurchase agreements and pledging requirements. At December 31, 2008, the trading portfolio had a zero balance. At December 31, 2007, the trading portfolio consisted of $13.9 million in US Treasury notes with maturities of less than five months.

Note C	Cash, Dividend and Loan Restrictions

In the normal course of business, the Company and its subsidiary bank enter into agreements, or are subject to regulatory agreements that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

The Company’s subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was a nominal amount for 2008 and $12,350,000 for 2007.

Under Federal Reserve regulation, the Company’s subsidiary bank is limited as to the amount it may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2008, the maximum amount available for transfer from the subsidiary bank to the Company in the form of loans approximated $19.1 million.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction the Company’s subsidiary bank cannot distribute any dividends to the Company as of December 31, 2008, without prior approval of the Comptroller of the Currency.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note D	Securities

The amortized cost and fair value of securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Held for Investment		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
		(In thousands)

Due in less than one year	$—	$—	$22,094	$22,380
Due after one year through five years	699	703	—	—
Due after five years	4,924	4,963	2,021	2,070

	5,623	5,666	24,115	24,450
Mortgage-backed securities of U.S. Government Sponsored Entities	—	—	59,500	60,529
Collateralized mortgage obligations of U.S. Government Sponsored Entities	1,960	1,913	200,812	205,440
Private collateralized mortgage obligations	20,288	18,530	27,106	24,454
No contractual maturity	—	—	3,157	3,157

	$27,871	$26,109	$314,690	$318,030

Proceeds from sales of securities available for sale during 2008, were $13,964,000 with gross gains of $355,000.

Proceeds from sales of securities available for sale during 2007, were $148,453,000 with gross gains of $120,000 and gross losses of $2,885,000. Proceeds from sales of securities held for investment during 2007 were $85,551,000 with gross losses of $2,283,000. Securities were sold as part of the securities portfolio restructuring during the first quarter of 2007.

During the first quarter of 2007, due to the ongoing inverted yield curve and other economic challenges, the Company determined it was in the best interest of shareholders to restructure its balance sheet by selling low yielding securities and paying off overnight borrowings. At the date that the lower yielding securities were sold, the Company had concluded that it would elect the fair value option under SFAS No. 159 for these securities and therefore considered them to be trading securities. This conclusion was based on the Company’s understanding and interpretation of SFAS No. 159 at that time and followed a thoughtful evaluation and extensive discussion by management, the audit committee, and the Company’s independent registered public accounting firm. Following the sales of these securities, additional interpretations of the requirements for early adoption of SFAS No. 159 were discussed publicly. These discussions included general comments made by the Securities and Exchange Commission and guidance from the Center for Audit Quality. After considering these interpretations and further analysis by the accounting industry, the Company concluded that it should not have elected the fair value option for these securities. Accordingly, the Company presented these securities as available for sale and held for investment and recorded an other-than-temporary impairment of $5.1 million in the Consolidated Statement of Income.

Securities with a carrying value of $273,032,000 and a fair value of $272,993,000 at December 31, 2008, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public deposits and trust deposits.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2008
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$22,094	$286	$—	$22,380
Mortgage-backed securities of U.S. Government Sponsored Entities	59,500	1,035	(6)	60,529
Collateralized mortgage obligations of U.S. Government Sponsored Entities	200,812	4,806	(178)	205,440
Private collateralized mortgage obligations	27,106	—	(2,652)	24,454
Obligations of state and political subdivisions	2,021	51	(2)	2,070
Other	3,157	—	—	3,157

	$314,690	$6,178	$(2,838)	$318,030

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$1,960	$—	$(47)	1,913
Private collateralized mortgage obligations	20,288	—	(1,758)	18,530
Obligations of state and political subdivisions	5,623	49	(6)	5,666

	$27,871	$49	$(1,811)	$26,109

	December 31, 2007
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$30,071	$334	$—	$30,405
Mortgage-backed securities of U.S. Government Sponsored Entities	31,970	333	—	32,303
Collateralized mortgage obligations of U.S. Government Sponsored Entities	156,894	792	(674)	157,012
Private collateralized mortgage obligations	29,945	—	(323)	29,622
Obligations of state and political subdivisions	2,021	36	—	2,057
Other	3,517	—	—	3,517

	$254,418	$1,495	$(997)	$254,916

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$1,960	$—	$(14)	$1,946
Private collateralized mortgage obligations	23,795	—	(249)	23,546
Obligations of state and political subdivisions	6,145	53	(8)	6,190

	$31,900	$53	$(271)	$31,682

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All of the Company’s securities which had unrealized losses at December 31, 2008 were obligations of the U.S. Treasury, U.S. Government agencies or AAA rated mortgage related securities. There are no subprime assets supporting any of the Company’s securities. Management expects that all principal will be repaid at a par value at the date of maturity. The Company has the intent and ability to hold these temporarily impaired securities until fair value is recovered.

	December 31, 2008
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
			(In thousands)

Mortgage-backed securities of U.S. Government Sponsored Entities	$7,714	$(6)	$—	$—	$7,714	$(6)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	12,450	(176)	1,914	(49)	14,364	(225)
Private collateralized mortgage obligations	—	—	42,983	(4,410)	42,983	(4,410)
Obligations of state and political subdivisions	503	(1)	1,517	(7)	2,020	(8)

Total temporarily impaired securities	$20,667	$(183)	$46,414	$(4,466)	$67,081	$(4,649)

	December 31, 2007
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Collateralized mortgage obligations of U.S. Government Sponsored Entities	$90,009	$(688)	$155	$—	$90,164	$(688)
Private collateralized mortgage obligations	—	—	53,167	(572)	53,167	(572)
Obligations of state and political subdivisions	204	—	1,253	(8)	1,457	(8)

Total temporarily impaired securities	$90,213	$(688)	$54,575	$(580)	$144,788	$(1,268)

Market changes in interest rates and market changes in credit spreads will result in temporary unrealized losses. The unrealized losses in the U.S. Government entities and mortgage-backed securities were primarily caused by changes in credit spreads. Because the decline in fair value is attributable to temporary changes in credit spreads, these investments are not considered other-than-temporarily impaired.

Trading securities purchased during 2007 consisted of U.S. Treasury bills, notes and U.S. Government entities notes and were primarily used for customer repurchase agreements and pledging requirements. At December 31, 2007 the trading portfolio consisted of $13.9 million in U.S. Treasury notes with maturities of less than five months.

Included in other assets is $12.8 million and $12.6 million at December 31, 2008 and December 31, 2007, respectively, of Federal Home Loan Bank and Federal Reserve Bank stock stated at par value.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note E	Loans

An analysis of loans at December 31 are summarized as follows:

	2008	2007
	(In thousands)

Real estate mortgage	$1,125,465	$1,074,814
Construction and land development	395,243	609,567
Commercial and financial	82,765	126,695
Installment loans to individuals	72,908	86,362
Other	347	951

TOTAL	$1,676,728	$1,898,389

One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $11,426,000 and $10,731,000 at December 31, 2008 and 2007, respectively. During 2008, $2,711,000 of new loans were made and repayments totaled $2,016,000.

At December 31, 2008 and 2007, participations of loans sold totaled $21,789,000 and $22,754,000, respectively, while loans purchased totaled $35,968,000 and $51,948,000, respectively. At December 31, 2008 and 2007, loan syndications sold totaled $10,326,000 and $10,429,000, while loan syndications purchased totaled $22,375,000 and $22,288,000, respectively.

At December 31, 2008 and December 31, 2007, $65 million of loans were pledged as collateral for borrowings.

Note F	Impaired Loans and Allowance for Loan Losses

At December 31, 2008 and 2007, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	2008		2007
	Recorded	Valuation	Recorded	Valuation
	Investment	Allowance	Investment	Allowance
		(In thousands)

Impaired loans	$101,424	$5,152	$67,762	$4,183

Impaired loans also include loans that have been modified in troubled debt restructurings where concessions to borrowers who experienced financial difficulties have been granted.

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2008, 2007 and 2006 was $74,287,000, $22,238,000 and $2,119,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the year ended December 31, 2008, the Company recorded $673,000 in interest income on impaired loans. No interest income on impaired loans was recorded in the years ended December 31, 2007 and 2006.

In 2008 and 2007 impaired loans with valuation allowances totaled approximately $39.4 million and $30.2 million respectively.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The nonaccrual loans and accruing loans past due 90 days or more for the year ended December 31, 2008 were $86,970,000 and $1,838,000, respectively, were $67,834,000 and $25,000, respectively, at the end of 2007 and were $12,465,000 and $64,000, respectively, at year end 2006.

Seacoast National entered into a formal agreement with the OCC on December 16, 2008 to improve Seacoast National’s asset quality. Under the formal agreement, Seacoast National’s board of directors has appointed a compliance committee to monitor and coordinate Seacoast National’s performance under the formal agreement in December 2008. The formal agreement provides for the development and implementation of written programs to reduce Seacoast National’s credit risks, monitor and reduce the level of criticized assets, and manage commercial real estate (“CRE”) loan concentrations in light of current adverse CRE market conditions.

Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

	2008	2007	2006
	(In thousands)

Balance, beginning of year	$21,902	$14,915	$9,006
Provision charged to operating expense	88,634	12,745	3,285
Allowance for loan losses of acquired banks	—	—	2,518
Charge offs	(83,379)	(5,950)	(311)
Recoveries	2,231	192	417

Balance, end of year	$29,388	$21,902	$14,915

Note G	Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value
		(In thousands)

December 31, 2008
Premises (including land of $10,162)	$51,342	$(14,865)	$36,477
Furniture and equipment	20,964	(13,319)	7,645

	$72,306	$(28,184)	$44,122

December 31, 2007
Premises (including land of $10,075)	$47,525	$(14,181)	$33,344
Furniture and equipment	19,761	(12,179)	7,582

	$67,286	$(26,360)	$40,926

Note H	Goodwill and Other Intangible Assets

Changes in the carrying amount (in thousands) of goodwill for the years ended December 31, 2008 and 2007 are presented below.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance, December 31, 2006	$49,401
Purchase accounting adjustments	412

Balance, December 31, 2007	49,813
Additions to goodwill, net	—

Balance, December 31, 2008	$49,813

The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2008 and 2007, are presented below.

	December 31, 2008		December 31, 2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
(In thousands)

Deposit base intangible	$9,494	$(4,114)	$9,494	$(2,855)

Intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2008, is presented below.

	Year Ended December 31
	2008	2007	2006
	(In thousands)

Intangible Amortization
Identified intangible assets
Deposit base	$1,259	$1,259	$1,063

The estimated annual amortization expense for identified intangible assets determined using the straight line method in each of the five years subsequent to December 31, 2008, is as follows (in thousands): 2009, $1,259; 2010, $985; 2011, $847; 2012, $788 and 2013, $783.

Note I	Borrowings

All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2008	2007	2006
		(In thousands)

Maximum amount outstanding at any month end	$157,496	$220,940	$206,476
Weighted average interest rate at end of year	0.38%	3.12%	4.79%
Average amount outstanding	$91,134	$148,610	$119,045
Weighted average interest rate	1.61%	4.48%	4.30%

On July 31, 1998, the Company obtained $15,000,000 in other borrowings from the Federal Home Loan Bank (FHLB), principal payable on November 12, 2009 with interest payable quarterly at a fixed rate of 6.10 percent. During 2007, the Company obtained advances of $25,000,000 each on September 25, 2007 and November 27, 2007, increasing total borrowings from the FHLB to $65,000,000 at December 31, 2007. The advances mature in ten years on September 15, 2017 and November 27, 2017, respectively, and have fixed rates of 3.64 percent and 2.70 percent at December 31, 2008, respectively, payable quarterly; the FHLB has a perpetual three-month option to convert the interest rate on either advance to an adjustable rate and the Company has the option to prepay the advance should the FHLB convert the interest rate.

The Company’s subsidiary bank has unused lines of credit of $533,958,000 at December 31, 2008.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I, and II (“Trusts I and II”) which each completed a private sale of $20.0 million of floating rate preferred securities. On June 29, 2007, the Company issued an additional $12,372,000 in junior subordinated debentures which was issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Statutory Trust III (“Trust III”), which completed a private sale of $12,000,000 million of floating rate trust preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points, the 3-month LIBOR rate plus 133 basis points, and the 3-month LIBOR rate plus 135 basis points, respectively. The rates, which adjust every three months, are currently 3.21 percent, 3.33 percent, and 3.35 percent, respectively, per annum. The trust preferred securities have original maturities of thirty years, and may be redeemed without penalty on or after June 10, 2010, March 15, 2011, and September 15, 2012, respectively, upon approval of the Federal Reserve Board. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also issued $619,000, $619,000 and $372,000, respectively, of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used by Trusts I and II to purchase the $41.2 million junior subordinated deferrable interest notes issued by the Company, and by Trust III to purchase the $12.4 million junior subordinated deferrable interest notes issued by the Company, all of which have terms substantially similar to the trust preferred securities.

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

The Company has entered into agreements to guarantee the payments of distributions on the trust preferred securities and payments of redemption of the trust preferred securities to the extent of any funds in the respective trusts. Under these agreements, the Company also agrees, on a subordinated basis, to pay expenses and liabilities of the Trusts other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated notes, the trust agreement establishing the Trusts, the guarantees and agreements as to expenses and liabilities, in aggregate, constitute a full and conditional guarantee by the Company of the Trusts’ obligations under the trust preferred securities.

Despite the fact that the accounts of the Trusts are not included in the Company’s consolidated financial statements, the $52.0 million in trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company as allowed by Federal Reserve Board guidelines.

Note J	Employee Benefits and Stock Compensation

The Company’s profit sharing plan which covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing contributions charged to operations were $1,362,000 in 2008, $1,187,000 in 2007, and $2,041,000 in 2006.

The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, April 20, 2000 and May 8, 2008. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan, pursuant to the 2000 plan shall not exceed 1,320,000 shares, and pursuant to the 2008 plan, shall

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not exceed 1,500,000 shares. The Company has granted options and stock appreciation rights (“SSARs”) on 826,000, 933,000, 791,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2008; no options or SSARs have been issued under the 2008 plan. Under the 2000 plan the Company issued 21,000 shares of restricted stock awards at $10.92 per share during 2008, granted SSARs of 306,000 shares at a weighted average fair value of $4.21 per share and issued 58,000 shares of restricted stock awards at $22.14 per share during 2007, granted options on 116,000 shares at a weighted average fair value of $5.71 per share and issued 21,000 shares of restricted stock awards at $26.72 per share during 2006. Under the plans, the option or SSARs exercise price equals the common stock’s market price on the date of the grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options or SSARs issued after that have a vesting period of five years and a contractual life of ten years. To the extent the Company has treasury shares available, stock options exercised or stock grants awarded may be issued from treasury shares or, if treasury shares are insufficient, the Company can issue new shares. The Company has a single share repurchase program in place, approved on September 18, 2001, authorizing the repurchase of up to 825,000 shares; the maximum number of shares that may yet be purchased under this program is 158,000. Under TARP and Federal Reserve policy, the Company’s stock repurchases are limited.

The Company did not grant any stock options or SSARS in 2008. Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options or SSARs. The more significant assumptions used in estimating the fair value of stock options and SSARs include risk-free interest rates of 4.50 percent in 2007 and 5.10 percent to 5.18 percent in 2006; dividend yield of 2.72 percent in 2007 and 2.19 percent to 2.25 percent in 2006; weighted average expected lives of the stock options of 5 years and 7 years in 2007 and 2006; and volatility of the Company’s common stock of 19 percent in 2007 and 18 percent in 2006. Additionally, the estimated fair value of stock options and SSARs is reduced, as applicable, by an estimate of forfeiture experience of 10 percent in 2007 and 22 percent for 2006.

The following table presents a summary of stock option and SSARs activity for the year ended December 31, 2008:

		Option or		Aggregate
	Number of	SSAR Price	Weighted Average	Intrinsic
	Shares	Per Share	Exercise Price	Value

Dec. 31, 2005	737,000	$6.59 — $22.92	$13.22	$7,171,000
Granted	116,000	26.72 — 27.36	26.74
Exercised	(99,000)	6.59 — 22.40	7.59
Cancelled	(4,000)	17.08 — 22.40	19.74

Dec. 31, 2006	750,000	6.59 — 27.36	16.03	$6,577,000
Granted	306,000	22.16 — 22.22	22.22
Exercised	(178,000)	7.73 — 22.40	11.68
Cancelled	(34,000)	17.08 — 26.72	23.53

Dec. 31, 2007	844,000	7.46 — 27.36	18.89	$277,000
Granted	0	0	0
Exercised	(71,000)	8.79	8.79
Expired	(86,000)	8.79	8.79
Cancelled	(76,000)	17.08 — 26.72	22.26

Dec. 31, 2008	611,000	7.46 — 27.36	21.06	$0

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash received for stock options exercised during 2008 totaled $627,000; the intrinsic value of options exercised totaled $144,000 based on market price at the date of exercise. No windfall tax benefits were realized from the exercise of the stock options and no cash was utilized to settle equity instruments granted under stock option awards.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2008:

Options / SSARs Outstanding		Options / SSARs Exercisable (Vested)
	Weighted Average		Weighted	Weighted Average
Number of	Remaining	Number of	Average	Remaining	Aggregate
Shares	Contractual Life	Shares	Exercise	Contractual Life	Intrinsic
Outstanding	in Years	Exercisable	Price	in Years	Value

611,000	6.74	267,000	18.52	5.07	$0

Since December 31, 2007 no new stock options or SSARs were issued, stock options and SSARs totaling 54,000 shares vested, stock options and SSARS totaling 86,000 shares expired and stock options and SSARs totaling 76,000 shares were cancelled.

Adjusting for potential forfeiture experience, non-vested stock options and SSARs for 309,000 shares were outstanding at December 31, 2008 and are as follows:

	Weighted			Weighted
Number of	Average		Remaining	Average
Non-Vested	Remaining	Weighted	Unrecognized	Remaining
Stock Options	Contractual Life	Average	Compensation	Recognition
and SSARs	In Years	Fair Value	Cost	Period in Years

309,000	7.98	4.45	$1,001,000	2.98

The total intrinsic value of stock options exercised in 2007 and 2006 was $1.9 million in both years.

Since December 31, 2007, restricted stock awards on 21,000 shares have been issued, 32,000 awards have vested and 74,000 awards were forfeited. Non-vested restricted stock awards for a total of 108,000 shares were outstanding at December 31, 2008, 84,000 less than at December 31, 2007, and are as follows:

Number of
Non-Vested	Remaining	Weighted Average
Restricted Stock	Unrecognized	Remaining Recognition
Award Shares	Compensation Cost	Period in Years

108,000	$1,002,000	3.10

On approximately one-quarter of the restricted stock awards the restriction expiration is dependent upon the Company achieving minimum earnings per share growth during a five-year vesting period, ending December 31, 2009.

In 2008, 2007 and 2006 the Company recognized $1,095,000 ($673,000 after tax), $735,000 ($452,000 after tax) and $1,046,000 ($742,000 after tax), respectively of non-cash compensation expense.

No cash was utilized to settle equity instruments granted under restricted stock awards. No compensation cost has been capitalized and no significant modifications have occurred with regard to the contractual terms for stock options, SSARs or restricted stock awards.

Note K	Lease Commitments

The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the lease. At December 31, 2008, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)

2009	$3,503
2010	2,518
2011	2,424
2012	2,393
2013	2,233
Thereafter	21,974

$35,045

Rent expense charged to operations was $4,402,000 for 2008, $4,092,000 for 2007 and $3,463,000 for 2006. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company. Lease payment to these individuals were $326,000 in 2008, $308,000 in 2007 and $285,000 in 2006.

Note L	Income Taxes

The provision (benefit) for income taxes is as follows:

	Year Ended December 31
	2008	2007	2006
	(In thousands)

Current
Federal	$(22,217)	$9,036	$13,760
State	(76)	(4)	744
Deferred
Federal	(246)	(3,465)	(1,327)
State	439	(1,169)	(218)

	$(22,100)	$4,398	$12,959

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between the total expected tax expense (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2008, 2007 and 2006) and the reported income tax expense relating to income before income taxes is as follows:

	Year Ended December 31
	2008	2007	2006
		(In thousands)

Tax rate applied to income before income taxes	$(23,694)	$4,957	$12,885
Increase (decrease) resulting from the effects of:
Tax exempt interest on obligations of states and political subdivisions	(186)	(197)	(165)
State income taxes	1,726	410	(184)
Stock compensation	162	148	75
Other	(471)	253	(178)

Federal tax provision (benefit)	(22,463)	5,571	12,433
State tax provision (benefit)	363	(1,173)	526

Applicable income taxes	$(22,100)	$4,398	$12,959

The net deferred tax assets (liabilities) are comprised of the following:

	December 31
	2008	2007
	(In thousands)

Allowance for loan losses	$11,911	$8,603
Accrued interest and fee income	104	1,658
Other real estate owned	24	19
Capital losses	386	—
Accrued stock compensation	299	201
State tax loss carryforward	3,765	561
Deferred compensation	1,153	1,023

Gross deferred tax assets	17,642	12,065
Accumulated depreciation	(2,453)	(1,870)
Deposit base intangible	(2,052)	(2,429)
Net unrealized securities gains	(1,286)	(188)
Other	(91)	(103)

Gross deferred tax liabilities	(5,882)	(4,590)

Tax effects of future taxable differences and carryforwards	11,760	7,475
Deferred tax asset valuation allowance	(5,576)	—

Net deferred tax assets	$6,184	$7,475

Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset of $6.2 million is more likely than not based on expectations as to future taxable income and available tax planning strategies, as defined in SFAS 109, that could be implemented if necessary to prevent a carryforward from expiring. The Company’s net deferred tax asset (DTA) of $6.2 million consists of approximately $5.2 million of net U.S. federal DTAs, $6.6 million of net state DTAs and $5.6 million state DTA valuation allowance.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the losses incurred in 2008, the Company is in a three-year cumulative pretax loss position at December 31, 2008. A cumulative loss position is considered significant negative evidence in assessing the realizability of a DTA. The positive evidence that can be used to offset this negative evidence can include forecasts of sufficient taxable income in the carryforward period, exclusive of tax planning strategies and sufficient tax planning strategies that could produce income sufficient to fully realize the DTAs. In general, the Company would need to generate approximately $18 million of taxable income during the respective carryforward periods to fully realize its federal DTAs , and $119 million to realize its state DTAs. The Company believes all of the federal DTAs can be realized from tax planning strategies while only a portion of the state DTAs would be realized and therefore a valuation allowance of $5.6 million was recorded. The use of the Company’s forecast of future taxable income was not considered sufficient positive evidence at this time given the uncertain economic conditions. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income from tax planning strategies during the carryforward period are lower than forecasted due to further deterioration in market conditions.

The Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) which clarifies the criteria for recognizing tax benefits under FASB Statement No. 109, “Accounting for Income Taxes”. The Company adopted the interpretation in the first quarter 2007 with no material impact on its consolidated financial position, results of operations or liquidity. The Company recognizes interest and penalties related, as appropriate, as part of the provisioning for income taxes. Interest of $7,000 and $13,000 was accrued during 2008 and 2007, respectively, and is outstanding at December 31, 2008. The Internal Revenue Service (IRS) examined the federal income tax return for the year 2003. The IRS did not propose any material adjustments related to this examination. The following are the major tax jurisdictions in which the Company operates and the earliest tax year subject to examination:

Jurisdiction	Tax Year

United States of America	2005
Florida	2005

The Company has unrecognized income tax benefits of $99,000 related to uncertain income tax positions related to year end 2007. The positions will be monitored prospectively and the benefit recorded should unambiguous interpretation of law and regulation, a review by the taxing authority, or relevant circumstances, including expiration of the statute of limitation, deem recognition of the benefit. The Company expects no changes in the gross balance of unrecognized tax benefits within the next 12 months.

Income taxes or (benefit) related to securities transactions were $137,000, $(1,795,000) and $(60,000) in 2008, 2007 and 2006, respectively. Of the amount recorded for 2007, a tax benefit of $(1,822,000) was recorded for losses related to the securities portfolio restructuring during the first quarter. The Company sold approximately $225 million in low yielding securities and recorded other-than-temporary impairment of $5.1 million during the first quarter of 2007.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note M	Noninterest Income and Expenses

Details of noninterest income and expense follow:

	Year Ended December 31
	2008	2007	2006
	(In thousands)

Noninterest income
Service charges on deposit accounts	$7,389	$7,714	$6,784
Trust fees	2,344	2,575	2,858
Mortgage banking fees	1,118	1,409	1,131
Brokerage commissions and fees	2,097	2,935	3,002
Marine finance fees	2,304	2,865	2,709
Debit card income	2,453	2,306	2,149
Other deposit based EFT fees	359	451	421
Merchant income	2,399	2,841	2,545
Gain on sale of partnership interest	—	—	1,147
Other	1,102	1,814	1,514

	21,565	24,910	24,260
Securities gains (losses), net	355	(5,048)	(157)

TOTAL	$21,920	$19,862	$24,103

Noninterest expense
Salaries and wages	$30,159	$31,575	$29,146
Employee benefits	7,173	7,337	7,322
Outsourced data processing costs	7,612	7,581	7,443
Telephone/data lines	1,896	1,905	1,836
Occupancy	8,292	7,677	7,435
Furniture and equipment	2,841	2,863	2,523
Marketing	2,614	3,075	4,359
Legal and professional fees	5,662	4,070	2,792
FDIC assessments	2,028	225	325
Amortization of intangibles	1,259	1,259	1,063
Other	8,678	9,856	8,801

TOTAL	$78,214	$77,423	$73,045

Note N	Shareholders’ Equity

The Company has reserved 330,000 common shares for issuance in connection with an employee stock purchase plan and 495,000 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2008 an aggregate of 116,279 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.

In December 2008, in connection with the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, established as part of the Emergency Economic Stabilization Act of 2008, the Company issued to the U.S. Treasury Department (U.S. Treasury) 2,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) with a par value of $0.10 per share for $43.787 million. The

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series A Preferred Stock initially pays quarterly dividends at a five percent annual rate that increases to nine percent after five years on a liquidation preference of $25,000 per share. In connection with this investment, the Company also issued to the U.S. Treasury a 10-year warrant to purchase approximately 1,179,245 shares of common stock at an exercise price of $6.36 per share for $6.245 million. Upon the request of the U.S. Treasury, at any time, the Company has agreed to enter into a deposit arrangement pursuant to which the Series A Preferred Stock may be deposited and depository shares may be issued. The Corporation has registered the Series A Preferred Stock, the warrant, the shares of common stock underlying the warrant and the depository shares, if any, for resale under the Securities Act of 1933.

Based on a Black Scholes options pricing model, the common stock warrants have been assigned a fair value of $5.30 per share. As a result, $6.245 million has been recorded as the discount on the preferred stock and will be accreted as a reduction in net income available for common shareholders over the next five years at approximately $1.2 million per year. The fair value of the common stock warrants was estimated using the Black-Scholes option pricing model and the following assumptions:

Risk free interest rate	2.17%
Expected life of options	10 years
Expected dividend yield	0.63%
Expected volatility	28%
Weighted average fair value	$5.30

Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation. The Company implemented a dividend reinvestment plan during 2007, issuing approximately 10,000 and 6,000 shares from treasury stock during the years 2008 and 2007, respectively.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Required Regulatory Capital

					Minimum To Be Well
					Capitalized Under Prompt
			Minimum for Capital		Corrective Action
			Adequacy Purpose		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousand)

SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2008:
Total Capital (to risk-weighted assets)	$231,389	14.00%	$132,134	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	210,634	12.75	66,067	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	210,634	9.58	87,803	≥4.00%	N/A	N/A
At December 31, 2007:
Total Capital (to risk-weighted assets)	$232,080	12.17%	$152,598	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	209,655	10.99	76,299	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	209,655	9.10	92,185	≥4.00%	N/A	N/A
SEACOAST NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2008:
Total Capital (to risk-weighted assets)	$192,023	11.64%	$131,982	≥8.00%	$164,977	≥10.00%
Tier 1 Capital (to risk-weighted assets)	171,292	10.38	65,991	≥4.00%	98,986	≥6.00%
Tier 1 Capital (to adjusted average assets)	171,292	7.80	87,909	≥4.00%	109,886	≥5.00%
At December 31, 2007:
Total Capital (to risk-weighted assets)	$229,865	12.06%	$152,434	≥8.00%	$190,542	≥10.00%
Tier 1 Capital (to risk-weighted assets)	207,440	10.89	76,217	≥4.00%	114,325	≥6.00%
Tier 1 Capital (to adjusted average assets)	207,440	9.01	92,118	≥4.00%	115,148	≥5.00%

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2008, that the Company meets all capital adequacy requirements to which it is subject.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is well capitalized. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2008, the Company’s deposit-taking bank subsidiary met the risk-baed capital and leverage ratio requirements for well capitalized banks under the regulatory framework for prompt corrective action.

The Bank has agreed to maintain a Tier 1 capital (to adjust average assets) ratio of at least 7.50% and a total risk-based capital ratio of at least 12.00% as of March 31, 2009 with its primary regulator the OCC. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes.

Note O

Seacoast Banking Corporation of Florida
(Parent Company Only) Financial Information

Balance Sheets

	December 31
	2008	2007
	(In thousands)

ASSETS
Cash	$38,010	$10
Securities purchased under agreement to resell with subsidiary bank, maturing within 30 days	1,168	1,868
Investment in subsidiaries	230,268	265,776
Other assets	277	441

	$269,723	$268,095

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$53,610	$53,610
Other liabilities	112	104
Shareholders’ equity	216,001	214,381

	$269,723	$268,095

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Income

	Year Ended December 31
	2008	2007	2006
	(In thousands)

Income
Dividends from subsidiary Bank	$6,813	$14,223	$12,705
Interest/other	108	390	451

	6,921	14,613	13,156
Interest expense	2,614	3,716	3,508
Other expenses	697	545	580

Income before income tax benefit and equity in undistributed income (losses) of subsidiaries	3,610	10,352	9,068
Income tax benefit	1,121	1,355	1,274

Income before equity in undistributed income (losses) of subsidiaries	4,731	11,707	10,342
Equity in undistributed income (losses) of subsidiaries	(50,328)	(1,942)	13,512

Net (loss) income	$(45,597)	$9,765	$23,854

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows

	Year Ended December 31
	2008	2007	2006
	(In thousands)

Cash flows from operating activities
Interest received	$108	$390	$310
Interest paid	(2,650)	(3,695)	(3,492)
Dividends received	6,813	14,223	12,705
Income taxes received	1,150	1,233	1,706
Fees received	—	—	137
Other	(629)	255	(328)

Net cash provided by operating activities	4,792	12,406	11,038
Cash flows from investing activities
Decrease (increase) in securities purchased under agreement to resell, maturing within 30 days, net	700	2,634	(1,487)
Payment to dissenting shareholders of Century National Bank	—	—	(109)
Investments in subsidiaries	(12,000)	(3,402)	(5,977)

Net cash used in investment activities	(11,300)	(768)	(7,573)
Cash flows from financing activities
Proceeds from (repayment of) borrowing	—	(12,000)	6,000
Issuance of subordinated debt	—	12,000	—
Issuance of U.S. Treasury preferred stock and warrants	50,000	—	—
Stock based employment plans	908	450	1,760
Dividend reinvestment plan	89	92	—
Dividends paid	(6,489)	(12,180)	(11,225)

Net cash provided by (used in) financing activities	44,508	(11,638)	(3,465)
Net change in cash	38,000	—	—
Cash at beginning of year	10	10	10

Cash at end of year	$38,010	$10	$10

RECONCILIATION OF INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
Net (loss) income	$(45,597)	$9,765	$23,854
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (income) losses of subsidiaries	50,328	1,942	(13,512)
Other, net	61	699	696

Net cash provided by operating activities	$4,792	$12,406	$11,038

Note P  Contingent Liabilities and Commitments with Off-Balance Sheet Risk

The Company and its subsidiaries, because of the nature of their business, are at all times subject to numerous legal actions, threatened or filed. Management presently believes that none of the legal proceedings to which it is a party are likely to have a materially adverse effect on the Company’s consolidated financial

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

condition, operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $206,595,000 in commitments to extend credit outstanding at December 31, 2008, $86,408,000 is secured by 1-4 family residential properties for individuals with approximately $24,447,000 at fixed interest rates ranging from 4.375% to 7.50%.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidity risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2008 and 2007 amounted to $24,792,000 and $10,704,000 respectively.

	December 31
	2008	2007
	(In thousands)

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$206,595	$351,053
Standby letters of credit and financial guarantees written:
Secured	6,238	7,566
Unsecured	1,620	725

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Q	Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net Income to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2008	2007	2006
	(In thousands)

Net Income (Loss)	$(45,597)	$9,765	$23,854
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	3,462	3,195	2,839
Amortization of premiums and discounts on securities	(512)	(1,249)	(54)
Other amortization and accretion	589	136	(11)
Trading securities activity	14,000	(9,270)	—
Change in loans held for sale, net	1,495	2,228	(3,448)
Provision for loan losses, net	88,634	12,745	3,285
Gain on sale of partnership interest	—	—	(1,147)
Deferred tax benefit	(6,773)	(4,634)	(1,545)
Loss (gain) on sale of securities	(355)	(5,048)	157
Gain on sale of loans	(38)	(28)	(44)
Loss (gain) on sale or write down of foreclosed assets	677	50	(12)
Loss (gain) on disposition of equipment	(37)	(119)	181
Stock based employee benefit expense	1,095	735	1,046
Change in interest receivable	1,688	458	(1,687)
Change in interest payable	(313)	273	461
Change in prepaid expenses	140	(105)	(2,311)
Change in accrued taxes	(17,204)	(1,596)	654
Change in other assets	232	(872)	(1,903)
Change in other liabilities	490	(12)	(1,414)

Net cash provided by operating activities	$41,673	$16,748	$18,901

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$3,037	$859	$2,242
Transfers from loans to other real estate owned	8,092	817	139
Transfers from securities available for sale to trading securities	—	3,974	—

Note R	Fair Value

Fair Value Instruments Measured at Fair Value

As discussed in Note A, “Accounting Policies,” to the Consolidated Financial Statements, the Company adopted the fair value financial accounting standards SFAS No. 157 and SFAS No. 159 as of January 1, 2007. In certain circumstances, fair value enables a company to more accurately align its financial performance with the market value of actively traded or hedged assets and liabilities. Fair values enable a company to mitigate the non-economic earnings volatility caused from financial assets and financial liabilities being carried at different bases of accounting, as well as to more accurately portray the active and dynamic management of a company’s balance sheet. No financial instruments were selected for the fair value option at the time of adoption.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For derivative product assets and loans available for sale, the realized and unrealized gains and losses are included in earnings in noninterest income or net interest income, as appropriate, and were not material for the year ended December 31, 2008.

Fair value measurements for items measured at fair value included:

	Fair Value	Significant Other	Significant
	Measurements	Observable	Unobservable
	December 31, 2008	Inputs**	Inputs***
	(Dollars in thousands)

Available for sale securities	$318,030	$318,030
Loans available for sale	2,165	2,165
Loans(2)	66,586	11,838	54,748
Derivative product assets	336	336
OREO(1)	5,035	5,035

	Fair Value	Quoted Prices in	Significant Other	Significant
	Measurements	Active Markets for	Observable	Unobservable
	December 31, 2007	Identical Assets*	Inputs**	Inputs***
	(Dollars in thousands)

Trading securities	$13,913	$13,913
Available for sale securities	254,916	254,916
Loans available for sale	3,660		$3,660
Loans(2)	25,856		514	25,342
Derivative product assets	46		46
OREO(1)	735		735

*	Level 1 inputs

**	Level 2 inputs

***	Level 3 inputs

(1)	Fair value is measured on a nonrecurring basis in accordance with SFAS No. 144

(2)	See Note F. Nonrecurring fair value adjustments to loans identified as impaired reflect full or partial write-downs that are based on the loan’s observable market price or current appraised value of the collateral in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan. When appraisals are used to determine fair value and the appraisals are based on a market approach, the related loan’s fair value is classified as Level 2 input. The fair value of loans based on appraisals which require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows, is classified as Level 3 inputs.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The carrying value amounts and fair values of the Company’s financial instruments at December 31 were as follows:

	At December 31
	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Financial Assets
Cash and cash equivalents	$151,192	$151,192	$98,475	$98,475
Securities	345,901	344,139	300,729	300,511
Loans, net	1,647,340	1,663,408	1,876,487	1,878,775
Loans held for sale	2,165	2,165	3,660	3,660
Derivative product assets	336	336	46	46
Financial Liabilities Deposits	1,810,441	1,819,115	1,987,333	1,989,572
Borrowings	222,798	227,585	153,130	153,641
Subordinated debt	53,610	53,610	53,610	53,610

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

Basic earnings per common share were computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined by including assumptions of stock option and warrant conversions.

In 2008, 2007 and 2006 common stock options and warrants to purchase 1,790,245, 669,000 and 116,000, respectively were antidilutive and accordingly, were excluded in determining diluted earnings per share.

	Year Ended December 31
	Net (Loss)		Per Share
	Income	Shares	Amount
	(Dollars in thousands, except per share data)

2008
Basic and Diluted Earnings Per Share
Loss available to common shareholders	$(45,597)	18,997,757	$(2.41)

2007
Basic Earnings Per Share
Income available to common shareholders	$9,765	18,936,541	$0.52

Employee restricted stock, stock options and SARs (see Note J)		221,056

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$9,765	19,157,597	$0.51

2006
Basic Earnings Per Share
Income available to common shareholders	$23,854	18,305,258	$1.30

Employee restricted stock, stock options and SARs (see Note J)		366,494

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$23,854	18,671,752	$1.28

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note T	Accumulated Other Comprehensive Income, Net

Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2008, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income (loss), net, December 31, 2005	(6,194)	2,340	(3,854)
Net unrealized gain on securities	2,087	(793)	1,294
Net (loss) gain on cash flow hedge derivatives	(19)	7	(12)
Reclassification adjustment for realized gains and losses on securities	336	(119)	217

Accumulated other comprehensive income (loss), net, December 31, 2006	(3,790)	1,435	(2,355)
Net unrealized gain on securities	859	(343)	516
Reclassification adjustment for realized gains and losses on securities	3,453	(1,280)	2,173

Accumulated other comprehensive income, net, December 31, 2007	522	(188)	334
Net unrealized gain on securities	3,037	(1,174)	1,863
Reclassification adjustment for realized gains and losses on securities	(214)	76	(138)

Accumulated other comprehensive income, net, December 31, 2008	$3,345	(1,286)	2,059