Form 10-K, Exhibit 13
period 2009-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2010-03-23
CIK 730708

Exhibit 13

FINANCIAL HIGHLIGHTS

	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

FOR THE YEAR
Net interest income	$73,589	$77,231	$84,469	$89,040	$72,185
Provision for loan losses	124,767	88,634	12,745	3,285	1,317
Noninterest income:
Securities gains (losses)	5,399	355	(5,048)	(157)	128
Other	19,015	22,241	24,964	24,260	20,517
Noninterest expenses	131,747	78,890	77,477	73,045	59,100
Income (loss) before income taxes	(158,511)	(67,697)	14,163	36,813	32,413
Provision (benefit) for income taxes	(11,825)	(22,100)	4,398	12,959	11,654
Net income (loss)	(146,686)	(45,597)	9,765	23,854	20,759
Per Share Data
Net income (loss) available to common shareholders:
Diluted	(4.74)	(2.41)	0.51	1.28	1.24
Basic	(4.74)	(2.41)	0.52	1.30	1.27
Cash dividends declared	0.01	0.34	0.64	0.61	0.58
Book value per share common	1.82	8.98	11.22	11.20	8.94
Dividends to net income	n/m (1)	n/m (1)	124.80%	47.10%	46.30%
AT YEAR END
Assets	$2,151,315	$2,314,436	$2,419,874	$2,389,435	$2,132,174
Securities	410,735	345,901	300,729	443,941	543,024
Net loans	1,352,311	1,647,340	1,876,487	1,718,196	1,280,989
Deposits	1,779,434	1,810,441	1,987,333	1,891,018	1,784,219
Shareholders’ equity	151,935	216,001	214,381	212,425	152,720
Performance ratios:
Return on average assets	(6.58)%	(1.97)%	0.42%	1.03%	1.07%
Return on average equity	(73.79)	(22.25)	4.46	12.06	14.95
Net interest margin(2)	3.55	3.58	3.92	4.15	3.97
Average equity to average assets	8.92	8.87	9.41	8.55	7.17

1.	Not meaningful

2.	On a fully taxable equivalent basis

FINANCIAL SECTION
CONTENTS

Management’s Discussion & Analysis of Financial Condition and Results of Operations	2
Financial Tables
Reports of Independent Registered Public Accounting Firm	48
Audited Consolidated Financial Statements	50

MANAGEMENT’S DISCUSSION & ANALYSIS

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries. “Seacoast National” refers to Seacoast National Bank, our principal subsidiary.

Overview and Outlook

Our Business

The Company is a single-bank holding company located on Florida’s southeast coast (ranging from Palm Beach County in the south to Brevard County in the north) as well as Florida’s interior around Lake Okeechobee and up through Orlando. The Company has 40 full service offices.

The coastal markets in which the Company operates have had population growth rates over the past 10 years of over 20 percent, and while the recession has adversely affected these markets, we expect these markets will resume their growth in the future. Prospectively, the Company will consider strategic acquisitions as part of the Company’s overall future growth plans where these are in complementary and attractive markets within the State of Florida.

Seacoast National has consolidated, improved and opened a number of branch offices during 2009 and 2008. A new branch office was opened on January 20, 2009 in the same shopping plaza as our existing Wedgewood branch in Martin County and the old branch office was closed on the same day. Compared to the old branch office, this new office has better ingress and egress on a corner of U.S. Highway One. Our office on Northlake Boulevard in northern West Palm Beach was closed on June 2, 2009 and our Middle River office in Ft. Lauderdale was closed on December 1, 2009, to reduce overhead and rationalize cost with future growth opportunities. The customers of these two offices are now served by our PGA Boulevard office. During 2008, we consolidated three branch locations in the first quarter; opened a new branch in western Port St. Lucie, Florida in an area with major retail development on Gatlin Boulevard in March 2008; upgraded our Arcadia branch location in DeSoto County, significantly increasing this location’s size in April 2008; opened a second branch in Brevard County on Murrell Road on April 28, 2008, and opened a new, more accessible office replacing the Rivergate branch in St. Lucie County on June 9, 2008; opened a new, more visible Ft. Pierce branch on October 22, 2008, replacing our prior location in Ft. Pierce that was sold; and moved branch personnel at our Beachland location in Indian River to a separate, leased facility on Cardinal Avenue in close proximity in November 2008. We closed our Ft. Lauderdale office on December 1, 2009.

Additions to bank premises and equipment over the past 12 months have been more than offset by depreciation of $3.5 million over the same period and $1.7 million for closed offices (net of $0.9 million in write-downs in fair value) transferred to other assets, resulting in a net decrease of $5,190,000 in bank premises and equipment at December 31, 2009, compared to December 31, 2008.

Strategic Review

The Company operates both a full retail banking strategy in its core markets which are some of Florida’s wealthiest, as well as a complete commercial banking strategy. These core markets are comprised of Martin, St. Lucie and Indian River counties located on Florida’s southeast coast and Okeechobee County which is contiguous to these coastal counties and contain 26 of the 40 retail locations including four private banking centers. Because of the branch coverage in these markets, the Company has a significant presence providing convenience to customers, and a larger deposit market share. The Company’s deposit mix is favorable with 61 percent of average deposit balances comprised of NOW, savings, money market and noninterest bearing transaction customer accounts. The cost of deposits averaged 1.39 percent for 2009 (compared to 2.30 percent for 2008), which the Company believes ranks among the lowest when compared to the Company’s peer group of similar asset size banks operating in the Company’s market. As part of the Company’s complete retail product and service offerings, customers are provided wealth management services through its full service broker dealer and trust wealth management divisions.

During the last two years, the Company has improved its acquisition, retention and mix of deposits. This has resulted in lower funding costs, and improved profitability, customer satisfaction and liquidity. The Company intends to utilize similar strategies utilized for retail deposits to improve the acquisition of small business deposits in 2010. In addition, new strategies are being implemented and new resources are being committed to improve our wealth management business’ performance in the future.

During 2009 and 2008, the Company had limited commercial/commercial real estate loan production of $14 million and $117 million, respectively, reflecting the unprecedented housing and commercial real estate market decline and recessionary environment generally, as well as the Company’s efforts which began in 2007 and continued during the last two years to reduce its concentration in commercial real estate and construction and land development loans. In 2009, the Company closed $145 million in residential loans, an improvement over 2008’s result of $105 million and 2007’s $135 million, but lower than the $172 million and $195 million closed in 2006 and 2005, respectively. A slower residential real estate market and uncertain economic conditions severely dampened residential home sales and residential loan production in 2008. Stabilizing home values and lower interest rates improved the Company’s residential loan production in 2009.

At the end of 2009, our commercial real estate, or “CRE”, loans were $709.2 million, down 20.9 percent from one year earlier. Under regulatory guidelines for commercial real estate concentrations, Seacoast National’s total commercial real estate loans outstanding at December 31, 2009 (as defined in the guideline) represent 274 percent of risk-based capital at December 31, 2009, below the regulatory threshold for extra scrutiny. Our construction and land development loans were $162.9 million, down 58.8 percent from December 31, 2008. The size of our average commercial construction and land development loans were down from $1,494,000 to $939,000, also.

The Company’s net interest margin has been declining from 4.15 percent in 2006 to 3.92 percent in 2007, 3.58 percent in 2008 and 3.55 percent in 2009. During 2009, a further decline in loans of 16.7 percent, lower loan yields and higher nonaccrual loans were largely offset by reduced deposit costs. The Board of Governors of the Federal Reserve System (the “Federal Reserve”) has made a historic effort in 2009 and 2008 to rejuvenate the economy and limit the effect of the recession by lowering interest rates to 0 to 25 basis points and expanding various liquidity programs. Fourth quarter 2009’s net interest margin was 3.37 percent, reflecting an increase of five basis points from last year’s fourth quarter, a result of lower deposit rates. The net interest margin is likely to remain under pressure until economic conditions stabilize and lower levels of outstanding nonaccrual loans occurs. Opportunities for margin improvement include further improvements in deposit mix and increased loan growth. In February 2010, the Federal Reserve boosted rates 25 basis points, and has begun winding down its liquidity and other stabilization programs.

Loan Growth and Lending Policies

In the last several years, the economic environment in Florida has weakened and the Company increased its focus and monitoring of the Company’s exposure to residential land, acquisition and development loans. These activities resulted in greater loan pay-downs, guarantor performance, and the obtaining of additional collateral. The Company also strengthened its loan sales to better control the level of these assets and other commercial real estate loans, with $82 million in loan sales during 2009 and $68 million in loan sales during the last half of 2008. Overall, the Company’s exposure to residential land, acquisition and development loans was reduced from $352 million or 20.2 percent of total loans in early 2007 to $48 million or 3.4 percent at December 31, 2009.

For 2009 and 2008, balances in the loan portfolio declined 16.7 percent and 11.7 percent, respectively, reflecting the recessionary climate, significantly lower loan demand and loan sales. While higher mortgage rates and a slowdown in new and existing home sales in the Company’s markets reduced demand for residential mortgages and construction lending for new homes in 2007, the Federal Reserve’s interest rate and monetary actions during 2008 and 2009 were oriented to reinvigorate growth prospectively and stabilize housing prices by adding liquidity and reducing interest rates. While anticipated loan pay-downs in 2010 and a winding down of the Federal Reserve’s monetary stimulus and special economic recovery programs may limit loan growth, loan growth opportunities next year include 1-4 family agency conforming residential mortgages.

Deposit Growth, Mix and Costs

The Company’s focus on high quality customer service and convenient branch locations supports its strategy to provide stable, low cost deposit funding growth over the long term. Over the past two years, the Company has strengthened its retail deposit franchise using new strategies and product offerings, while maintaining its focus on building customer relationships.

Interest rates decreased dramatically during 2008 and 2009 as the economic climate worsened and the Federal Reserve implemented interest rate reduction strategies. As a result, during 2008 customers deposited more funds into certificates of deposit (“CDs”), while maintaining lower average balances in savings and other liquid deposits that pay no interest or a lower interest rate. Also, while CDs declined $60.6 million during 2009, the decline was driven by a decline of $61.8 million in brokered CDs. During 2009, low cost NOW, savings and money market deposits increased 4.5 percent, after decreasing 24.0 percent during 2008, and increasing 13.6 percent in 2007. The Company’s overall deposit mix remains favorable and its average cost of deposits, including noninterest bearing demand deposits, remains low. The average cost of deposits for 2009 was 1.39 percent, decreasing 91 basis points from the prior year, after decreasing 60 basis points to 2.30 percent during 2008 from 2007. Over the past three years, noninterest bearing demand deposits decreased 2.4 percent, 16.0 percent and 16.4 percent, respectively.

A deteriorating residential real estate market reduced average noninterest bearing balances in customer deposit accounts, particularly the accounts of title companies, attorneys and others who service the real estate industry. During 2009 and 2008, total deposits declined $31 million or 1.7 percent and $177 million or 8.9 percent, year over year, respectively, and sweep repurchase agreements decreased $52 million or 32.9 percent in 2009, after increasing $69 million or 78.8 percent year over year during 2008. A decline of $61.8 million in brokered CDs was the primary cause for the overall decline in deposits during 2009, while 2008’s total deposits decline was impacted by the Company’s central Florida region’s deposit loss of $195 million, attributable to the real estate related economic decline affecting our commercial customers’ business activities, and competition from former officials of our offices in that region. Most of the decrease in sweep repurchase agreements of $52 million during 2009 was in public funds, principally from lower tax collector receipts. As reported throughout 2008 and 2009, the Company has been executing a retail strategy and has experienced strong growth in core deposit relationships when compared to prior results. While total deposits declined in the central Florida region, deposit growth in the Company’s other markets was stronger. New personal checking relationships have increased, which has improved market share, increased average services per household and decreased customer attrition.

Noninterest Income Sources

In addition to fee income from mortgage banking activities, the Company derives fees from service charges on deposit accounts, investment management, trust and brokerage services, as well as fees from originating and selling large yacht loans. In 2009 and 2008, the Company collected approximately 21 percent and 22 percent of total revenues (net interest income and noninterest income), respectively, from its fee-based business activities. Consumer activity and spending has been adversely affected by economic conditions and directly affects many of the Company’s fee-based business activities, including fees from debit card use.

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

• the provision and the allowance for loan losses;

• the fair value and other than temporary impairment of securities;

• realization of deferred tax assets;

• goodwill; and

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

Allowance and Provision for Loan Losses

Management determines the provision for loan losses charged to operations by continually analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company’s policies and procedures used to estimate the provision for loan losses charged to operations are considered adequate by management, factors beyond the control of the Company, such as general economic conditions, both locally and nationally, make management’s judgment as to the adequacy of the provision and allowance for loan losses necessarily approximate and imprecise (see “Nonperforming Assets”).

The provision for loan losses is the result of a detailed analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under FASB Accounting Standards Codification (“ASC”) 310 (formerly SFAS No. 114) as well as, an analysis of homogeneous loan pools not individually evaluated as prescribed under ASC 450 (formerly SFAS No. 5). For 2009, the provision for loan losses was $124.8 million, higher than 2008’s provision for loan losses of $88.6 million, and substantially higher than 2007’s provision of $12.7 million. The provision for loan losses for 2009 was $15.8 million more than net charge-offs, which totaled $109.0 million, or 6.86 percent of average total loans, reflecting the downturn in the residential real estate markets, property value declines and deteriorated credit conditions. In comparison, net charge-offs for 2008 were $81.1 million, or 4.45 percent of average total loans.

Table 12 provides certain information concerning the Company’s allowance and provisioning for loan losses for the years indicated.

Net charge-offs during 2008 and 2009 were higher than in prior years due to higher net charge-offs of commercial construction and land development loans financing residential development. The higher charge-offs reflect collateral property valuations declining and the Company reducing its CRE loan concentrations by selling $43.9 million of loans which accounted for $20.6 million of total net charge-offs for 2009. With timely and more aggressive collection efforts, loan sales, and charge-offs, the Company’s residential construction and land development loans were reduced to $47.6 million or 3.4 percent of total loans at December 31, 2009 (see “Loan Portfolio”), down from approximately $129.9 million or 7.7 percent of total loans at December 31, 2008. Total CRE loans declined 20.9 percent from $896.9 million to $709.2 million. Under regulatory guidelines for commercial real estate concentrations, Seacoast National’s total commercial real estate loans outstanding (as defined in the guidance) represented 274 percent of total risk based capital at year end 2009. These remaining lending relationships are monitored and the value of the underlying real estate is evaluated using current appraisals, and where appropriate, discounted cash flow analysis using estimated holding periods and prospective future sales values discounted at rates that we believe appropriate. The reduction in the Company’s exposure to residential construction and development loans should reduce earnings volatility as a result of net charge-offs. In addition, the Company has reduced its concentrations of large individual loan relationships over the periods compared.

The following table details the Company’s reduced exposure to large residential construction and land development loans over the past five quarters, as evidenced by loans in this portfolio with balances of $4 million or more declining almost 75 percent from $50.4 million at December 31, 2008 to $12.5 million, or approximately six percent of risk-based capital, at December 31, 2009. All of the remaining $12.5 million in loans greater than $4 million are classified as nonperforming, and of the $35.1 million in loans less than $4 million, $15.6 million or 44 percent are nonperforming:

QUARTERLY TRENDS — LOANS AT END OF PERIOD

								2009
			2008	2009				Nonperforming
			4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	4th Qtr	No.
	(Dollars in Millions)

Residential Construction and Land Development
Condominiums	>$	4 mil	$8.6	$8.4	$7.9	$5.3	$—	$—	—
	<$	4 mil	8.8	7.9	8.8	3.7	6.1	6.1	3
Town homes	>$	4 mil	—	—	—	—	—	—	—
	<$	4 mil	6.1	4.2	2.3	—	—	—	—
Single family residences.	>$	4 mil	11.9	6.6	6.5	—	—	—	—
	<$	4 mil	14.9	13.9	10.3	7.1	4.1	0.9	7
Single family land & lots	>$	4 mil	22.1	21.8	21.8	5.9	5.9	5.9	1
	<$	4 mil	30.7	29.6	21.5	19.5	16.6	5.6	18
Multifamily	>$	4 mil	7.8	7.8	7.8	6.6	6.6	6.6	1
	<$	4 mil	19.0	17.0	9.8	9.5	8.3	3.0	4

TOTAL	>$	4 mil	50.4	44.6	44.0	17.8	12.5	12.5	2
TOTAL	<$	4 mil	79.5	72.6	52.7	39.8	35.1	15.6	32

GRAND TOTAL			$129.9	$117.2	$96.7	$57.6	$47.6	$28.1	34

The Company’s other loan portfolios related to residential real estate are amortizing loans. The Company has never offered sub-prime, Alt A, Option ARM or any negative amortizing residential loans, programs or products, although it has originated and holds residential mortgage loans from borrowers with original or current FICO credit scores that are currently less than “prime” FICO credit scores. Substantially all residential originations have been underwritten to conventional loan agency standards, including loans having balances that exceed agency value limitations.

The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates. Home equity loans (amortizing 10-year loans for home improvements) totaled $86.8 million and home equity lines totaled $60.1 million at December 31, 2009, compared to $84.8 million and $58.5 million at December 31, 2008. Each borrower’s credit was fully documented as part of the Company’s underwriting of home equity lines. The Company never promoted home equity lines using solely credit scoring, and therefore believes this portfolio of loans, primarily to customers with other relationships to Seacoast National, will perform better than portfolios of peers. Both charge-offs and past due ratios have been better than those nationally and for Florida during 2009 and 2008. Net charge-offs for the year ended 2009 totaled $2,782,000 for home equity lines, compared to $502,000 during 2008, and home equity lines past due 90 days or more or nonaccrual were $99,000 and $30,000 at the end of 2009 and 2008, respectively. Other Florida peer banks have experienced much higher losses and delinquencies for their home equity lines.

The Congress and bank regulators encouraged recipients of Troubled Asset Relief Program (“TARP”) capital to use such capital to make loans and the Company has successfully increased its residential mortgage production in 2009. A total of 1,257 applications were taken for the entire year in 2009 for $268 million with $145 million closed.

Existing home sales and home mortgage loan refinancing activity in the Company’s markets have increased in 2009. However, demand for new home construction is expected to remain soft in 2010.

Management continuously monitors the quality of the loan portfolio and maintains an allowance for loan losses it believes sufficient to absorb probable losses inherent in the loan portfolio. The allowance for loan losses totaled $45,192,000 at December 31, 2009, $15,804,000 greater than at December 31, 2008. The allowance for loan losses totaled $29,388,000 at December 31, 2008, an increase of $7,486,000 from December 31, 2007. The allowance for loan losses framework has two basic elements: specific allowances for loans individually evaluated for impairment, and a formula-based component for pools of homogeneous loans within the portfolio that have similar risk characteristics, which are not individually evaluated.

The first element of the ALLL analysis involves the estimation of allowance specific to individually evaluated impaired loans including accruing and nonaccruing restructured commercial and consumer loans. In this process, a specific allowance is established for impaired loans based on an analysis of the most probable sources of repayment, including discounted cash flows, liquidation of collateral, or the market value of the loan itself. It is the Company’s policy to charge off any portion of the loan deemed a loss. Restructured consumer loans are also evaluated in this element of the estimate. As of December 31, 2009, the specific allowance related to impaired loans individually evaluated totaled $13.0 million, compared to $5.2 million as of December 31, 2008; specific reserves associated with larger commercial loans individually evaluated increased $7.3 million to $11.0 million at December 31, 2009. This increase is primarily driven by deterioration in loans to residential developers and several large commercial credits.

The second element of the ALLL, the general allowance for homogeneous loan pools not individually evaluated, is determined by applying allowance factors to pools of loans within the portfolio that have similar risk characteristics. The general allowance factors are determined using a baseline factor that is developed from an analysis of historical net charge-off experience and qualitative factors designed and intended to measure expected losses. These baseline factors are developed and applied to the various loan pools. Adjustments may be made to baseline reserves for some of the loan pools based on an assessment of internal and external influences on credit quality not fully reflected in the historical loss. These influences may include elements such as changes in concentration risk, macroeconomic conditions, and/or recent observable asset quality trends.

In addition, our analyses of the adequacy of the allowance for loan losses also takes into account qualitative factors such as credit quality, loan concentrations, internal controls, audit results, staff turnover, local market conditions and loan growth.

The Company’s independent Credit Administration Department assigns all loss factors to the individual internal risk ratings based on an estimate of the risk using a variety of tools and information. Its estimate includes consideration of the level of unemployment which is incorporated into the overall allowance. In addition, the portfolio is segregated into a graded loan portfolio, residential, installment, home equity, and unsecured signature lines, and loss factors are calculated for each portfolio. The loss factors assigned to the graded loan portfolio are based on historical migration of actual losses by grade and a range of losses over various periods. Loss factors for the other portfolios are based on historical losses over the prior 12 months and prospective factors that consider loan type, delinquencies, loan to value, purpose of the loan, and type of collateral.

Our charge-off policy meets or exceeds regulatory minimums. Losses on unsecured consumer loans are recognized at 90 days past due compared to the regulatory loss criteria of 120 days. Secured consumer loans, including residential real estate, are typically charged-off or charged down between 120 and 180 days past due, depending on the collateral type, in compliance with Federal Financial Institution Examination Council guidelines. Commercial loans and real estate loans are typically placed on nonaccrual status when principal or interest is past due for 90 days or more, unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in-full and the loan is in the legal process of collection. Accordingly, secured loans may be charged-down to the estimated value of the collateral with previously accrued unpaid interest reversed. Subsequent charge-offs may be required as a result of changes in the market value of collateral or other repayment prospects. Initial charge-off amounts are based on valuation estimates derived from appraisals, broker price opinions, or other market information. Generally, new appraisals are not received until the foreclosure process is completed; however, collateral values are evaluated periodically based on market information and incremental charge-offs are recorded if it is determined that collateral values have declined from their initial estimates.

Management continually evaluates the allowance for loan losses methodology seeking to refine and enhance this process as appropriate, and it is likely that the methodology will continue to evolve over time.

In general, collateral values for residential real estate have declined since 2006, with values being more stable over the last 12 months. Loans originated from 2005 through 2007 have seen property values decline approximately 50 percent from their original appraised values, more than the decline on loans originated in other years. Declining residential collateral value has affected our actual loan losses over the last two and half years, but values appear to have stabilized over the last half of 2009. Residential loans that become 90 days past due are placed on nonaccrual. A specific allowance is made for any loan that becomes 120 days past due. Residential loans are subsequently written down if they become 180 days past due and such write-downs are supported by a current appraisal, consistent with current banking regulations.

Our Loan Review unit is independent, and performs loan reviews and evaluates a representative sample of credit extensions after the fact for appropriate individual internal risk ratings. Loan Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting. This unit reports directly to the Directors’ Loan Committee of Seacoast National’s Board of Directors.

The allowance as a percentage of loans outstanding has increased from 1.15 percent at December 31, 2007 and 1.75 percent at December 31, 2008, to 3.23 percent at December 31, 2009. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio.

Table 13 summarizes the Company’s allocation of the allowance for loan losses to real estate loans, commercial and financial loans, and installment loans to individuals, and information regarding the composition of the loan portfolio at the dates indicated.

During 2009, net charge-offs totaled $8,540,000 in the first quarter, $15,109,000 in the second quarter, $40,142,000 in the third quarter and $45,172,000 in the fourth quarter, a total of $108,963,000 for the twelve-month period ended December 31, 2009. Some of the increase in charge-offs were related to loan sales to reduce risk in the loan portfolio. Although there is no assurance that we will not have elevated charge-offs in the future, we believe that we have significantly reduced the risks in our loan portfolio and that with stabilizing market conditions, future charge-offs would decline. Net charge-offs related to real estate over the twelve-month period consisted of $38,328,000 in net charge-offs related to construction and land development loans, $35,753,000 in net charge-offs for residential real estate mortgages, and $30,787,000 in net charge-offs related to commercial real estate mortgages. Remaining net charge-offs included $3,140,000 in net charge-offs for commercial and financial loans, and $955,000 in net charge-offs for installment loans to individuals. In 2008, net charge-offs of $81,148,000 were recorded, and during 2007, net charge-offs of $5,758,000 were recognized.

Concentrations of credit risk, discussed under “Loan Portfolio” of this discussion and analysis, can affect the level of the allowance and may involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s most significant concentration of credit is a portfolio of loans secured by real estate. At December 31, 2009, the Company had $1.272 billion in loans secured by real estate, representing 91.0 percent of total loans, up slightly from 90.7 percent at December 31, 2008. In addition, the Company is subject to a geographic concentration of credit because it only operates in central and southeastern Florida. Included in real estate loans, the Company has a credit exposure to commercial real estate developers and investors with total commercial real estate construction and land development loans of $125.1 million or 9.0 percent of total loans at December 31, 2009, down from $339.2 million or 20.2 percent at December 31,

2008. The Company’s exposure to these credits is secured by project assets and personal guarantees. The exposure to this industry group, together with an assessment of current trends and expected future financial performance, are considered in our evaluation of the adequacy of the allowance for loan losses.

While it is the Company’s policy to charge off in the current period loans in which a loss is considered probable, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, borrower payment behaviors and local market conditions as well as conditions affecting individual borrowers, management’s judgment of the allowance is necessarily approximate and imprecise. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies identified by the regulatory agencies.

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

Seacoast National entered into a formal agreement with the OCC on December 16, 2008 to improve its asset quality. Under the formal agreement, Seacoast National’s board of directors appointed a compliance committee to monitor and coordinate Seacoast National’s performance under the formal agreement. The formal agreement provides for the development and implementation of written programs to reduce Seacoast National’s credit risk, monitor and reduce the level of criticized assets, and manage commercial real estate loan (“CRE”) concentrations in light of current adverse CRE market conditions. The Company believes it has complied with this formal agreement.

Nonperforming Assets

Table 14 provides certain information concerning nonperforming assets for the years indicated.

Nonperforming assets at December 31, 2009 totaled $123,261,000 and are comprised of $97,876,000 of nonaccrual loans and $25,385,000 of other real estate owned (“OREO”), compared to $92,005,000 at December 31, 2008 (comprised of $86,970,000 in nonaccrual loans and $5,035,000 of OREO). At December 31, 2009, virtually all nonaccrual loans were secured with real estate, including $28.0 million and $30.0 million of nonaccrual loans, respectively, that are land acquisition and development loans related to the residential and commercial real estate markets. See the table below for further details about nonaccrual loans. At December 31, 2009, nonaccrual loans have been written down by approximately $27.4 million or 23.0 percent of the original loan balance (including specific impairment reserves). OREO has increased in 2008 and 2009 as problem loans have migrated to foreclosure and then liquidation.

During 2009, loan sales totaled $82 million, at an average price of approximately 50 percent of the outstanding balance of the loan sold. During 2008 and 2007, loan sales aggregated to $90 million at an average price of approximately 84 percent of the outstanding loan balance sold, of which $68 million occurred in the second half of 2008. In the future, the Company anticipates loan sales will likely play a lesser role in connection with liquidation efforts, since we have substantially reduced our largest borrower concentrations. The Company pursues loan restructurings in selected cases where it expects to realize better values than may be expected through traditional collection activities. Also, during 2009, the Company worked with retail mortgage customers, when possible, to achieve lower payment structures in an effort to avoid foreclosure. Troubled debt restructurings (“TDRs”) are part of the Company’s loss mitigation activities and can include rate reductions, payment extensions and principal deferrals. Company policy requires TDR be classified as nonaccrual loans until (under certain circumstances) performance can be verified, which usually requires six months. Some TDRs that have never been past due continue as accruing loans. TDRs included in nonperforming loans totaled $38.6 million at

December 31, 2009, of which $25.8 million were performing in accordance with their restructured terms. Accruing restructured loans totaled $57.4 million at December 31, 2009

The following table provides a supplemental breakout of nonaccrual real estate, commercial and financial and installment loans to individuals and accruing restructured loans at December 31, 2009:

	Nonaccrual Loans			Accruing
	Non-			Restructured
December 31, 2009	Current	Performing	Total	Loans
	(In millions)

Construction & land development
Residential	$14,638	$13,387	$28,025	$4,867
Commercial	30,013	0	30,013	0
Individuals	1,515	256	1,771	1,056

	46,166	13,643	59,809	5,923
Residential real estate mortgages	8,944	3,846	12,790	9,833
Commercial real estate mortgages	13,503	10,361	23,864	40,678

Real estate loans	68,613	27,850	96,463	56,434
Commercial and financial	210	326	536	0
Installment loans to individuals	877	0	877	999

Total	$69,700	$28,176	$97,876	$57,433

At December 31, 2009, loans totaling $155,310,000 were considered impaired (comprised of total nonaccural and TDRs) and $13,042,000 of the allowance for loan losses was allocated for potential losses on these loans, compared to $101,424,000 and $5,152,000, respectively, at December 31, 2008.

For over a year, management has maintained an intensive focus on the commercial real estate portfolio given the general economic stress in the Company’s markets. These credits have been continuously reviewed using current financial information; and at the end of the year all but a very small number of these reviews are up-to-date. During the third and fourth quarters, a deeper look at internally classified CRE loans was conducted. This included tests of cash flows against current outlook, the borrowers’ current condition and borrower financial trends.

As a result of the reviews conducted, nonperforming loans may have peaked in the third quarter 2009, although no assurance can be given that nonperforming assets will not increase or otherwise change in the future. Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, changes in borrowers’ payment behaviors and changes in conditions affecting various borrowers from Seacoast National.

Fair Value and Other than Temporary Impairment of Securities

At December 31, 2009, no trading securities were outstanding and securities designated as available for sale totaled $393,648,000. The fair value of the available for sale portfolio at December 31, 2009 was more than historical amortized cost, producing net unrealized gains of $3,270,000 that have been included in other comprehensive income (loss) as a component of shareholders’ equity (net of taxes). The Company made no change to the valuation techniques used to determine the fair values of securities during 2009. The fair value of each security available for sale was obtained from independent pricing sources utilized by many financial institutions. The fair value of many state and municipal securities are not readily available through market sources, so fair value estimates are based on quoted market price or prices of similar instruments. Generally, the Company obtains one price for each security. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller that can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses or gains in the available for sale portfolio.

The credit quality of the Company’s securities holdings currently is investment grade. These securities, except for approximately $6.3 million of securities issued by states and their political subdivisions, as of December 31, 2009, generally are traded in liquid markets. U.S. Treasury and U.S. Government agency obligations totaled $319.5 million, or 81 percent of the total available for sale portfolio. The remainder of the portfolio primarily consists of super senior private label securities secured by collateral originated prior to 2005. The collateral underlying these mortgage investments are 30- and 15-year fixed rate and 10/1 adjustable rate mortgage loans. Historically, the mortgage loans serving as collateral for those investments have had minimal foreclosures and losses.

These investments are reviewed quarterly for other than temporary impairment, or “OTTI”, by considering the following primary factors: percent decline in fair value, rating downgrades, subordination, duration, amortized loan-to-value, and the ability of the issuers to pay all amounts due in accordance with the contractual terms. Prices obtained from pricing services are usually not adjusted. Based on our internal review procedures and the fair values provided by the pricing services, we believe that the fair values provided by the pricing services are consistent with the principles of ASC 820. However, on occasion pricing provided by the pricing services may not be consistent with other observed prices in the market for similar securities. Using observable market factors, including interest rate and yield curves, volatilities, prepayment speeds, loss severities and default rates, the Company may at times validate the observed prices using a discounted cash flow model and using the observed prices for similar securities to determine the fair value of its securities.

Changes in the fair values, as a result of deteriorating economic conditions and credit spread changes, should only be temporary. Further, management believes that the Company’s other sources of liquidity, as well as the cash flow from principal and interest payments from the securities portfolio, reduces the risk that losses would be realized as a result of a need to sell securities to obtain liquidity.

The Company also holds stock in the Federal Home Loan Bank of Atlanta (“FHLB”) totaling $7.1 million as of December 31, 2009, slightly less than at year-end 2008. The FHLB eliminated its dividend for the first quarter of 2009 but has since reinstated dividends. The FHLB instituted quarterly rather than daily repurchases of FHLB activity-based stock in February 2009. The Company accounts for its FHLB stock based on the industry guidance in ASC 942, Financial Services — Depository And Lending, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. We evaluated our holdings in FHLB stock at December 31, 2009 and believe our holdings in the stock are ultimately recoverable at par. We do not have operational or liquidity needs that would require redemption of the FHLB stock in the foreseeable future and, therefore, have determined that the stock is not other-than-temporarily impaired.

Realization of Deferred Tax Assets

Our wholly-owned subsidiary, Seacoast National, had a state deferred tax asset (“DTA”) of $5.5 million at December 31, 2008 reflecting the benefit of $101.3 million in net operating loss (“NOL”) carry-forwards, which will expire between 2027 and 2028. This deferred state tax asset resulted from the large provision for loan losses in 2008 related to Seacoast National’s residential construction and land development loan portfolio. Early recognition of and aggressive responses to unprecedented economic conditions have resulted in substantially higher loan loss provisions and losses for Seacoast National during 2008 and 2009. Our recognition of market conditions allowed for realignment of resources early in 2008 and significant reductions in residential construction and land development loan exposures which at December 31, 2009 have been reduced to 3.4 percent of total loans. As a result, management believes that loan loss provisions will likely be much lower during the 20-year carry-forward period. Seacoast National has been through other similar economic cycles in the past where provisioning for loan losses has been elevated followed by periods of lower risk and where little to no loan loss provisioning was needed. It is management’s opinion that Seacoast National’s future taxable income will ultimately allow for the recovery of the NOL, and the realization of its deferred tax assets.

As a result of the losses incurred in 2008, the Company was and is in a three-year cumulative pretax loss position. A cumulative loss position is considered significant negative evidence in assessing the prospective realization of a DTA from a forecast of future taxable income. The use of the Company’s forecast of future taxable income was not considered positive evidence which could be used to offset the negative evidence at this time, given the uncertain economic conditions. The losses in 2008 were carried back to 2006 and 2007 and a tax benefit for federal taxes was recorded. Florida tax losses can only be carried forward. Therefore, a valuation allowance of $5.5 million was recorded related to the Company’s state deferred tax asset in 2008. During 2009, the Company supported the tax benefits recorded in the first half of the year with tax planning strategies and for the third and fourth quarter losses in 2009 a tax benefit of $29.7 million was recorded, and the Company also increased its DTA valuation allowance by the same amount. Should the economy show signs of improvement and our credit losses moderate, we anticipate that increased reliance on our forecast of future taxable earnings would result in tax benefits as the recording of valuation allowances would no longer be necessary.

At December 31, 2009, the Company has net deferred tax assets of $18.8 million which are supported by tax planning strategies that could produce gains from transactions involving bank premises, investments, and other items that could be implemented during the NOL carry forward period.

Goodwill

The amount of goodwill at December 31, 2008 totaled $49.8 million, and resulted from the acquisitions of three separate community banks whose operations were fully integrated into one operating subsidiary bank of the Company. The Company operates as a single segment bank holding company.

The Company tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. The Company engages external valuation specialists to assist in the Company’s goodwill assessments. The Company completed an annual test of goodwill for impairment for the year ended December 31, 2008 and updated the test for impairment of goodwill at March 31, 2009, due to the decline in the price of the Company’s common stock and net earnings in the first quarter of 2009. The results of these tests indicated that none of the Company’s goodwill was impaired. Due to a further decline in the price of the Company’s common stock and the Company’s net loss in the second quarter of 2009, we again tested for impairment of goodwill as of June 30, 2009. The fair value of the Company’s enterprise was determined using two methods, the discounted cash flow and change in control valuation methods. These two methods provided a range of valuations of $2.43 to $7.00 per share that we used in evaluating goodwill for possible impairment at June 30, 2009. As a result, the Company determined that the carrying amount of the Company exceeded its fair value and that the entire amount of goodwill was impaired based on a preliminary step two goodwill analysis at June 30, 2009, and the Company wrote-down the entire amount of its goodwill in the second quarter. At September 30, 2009, the Company completed its step two analysis of goodwill impairment which supported the conclusion reached at June 30, 2009.

Contingent Liabilities

The Company is subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, and tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against the Company and/or our subsidiaries with respect to transactions in which the Company and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable the Company will incur an expense and the amount can be reasonably estimated. Company management, together with attorneys, consultants and other professionals, assesses the probability and estimated amounts involved in a contingency. Throughout the life of a contingency, the Company or our advisors may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims. At year-end 2008 and 2009 the Company had no amounts accrued for contingent liabilities.

Results of Operations

Net Interest Income

Net interest income (on a fully taxable equivalent basis) for 2009 totaled $73,847,000, decreasing from 2008 by $3,670,000 or 4.7 percent. During 2009, unrecognized interest on loans placed on nonaccrual of $6,602,000 was a primary contributor to the decline from prior year (see “Table 14 - Nonperforming Assets”). Net interest margin on a tax equivalent basis declined three basis points over the last twelve months to 3.55 percent in 2009.

The following table details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

	Net Interest	Net Interest
	Income	Margin
	(Tax Equivalent)	(Tax Equivalent)
	(Dollars in thousands)

Fourth quarter 2008	$17,535	3.32%
First quarter 2009	18,241	3.44
Second quarter 2009	18,987	3.65
Third quarter 2009	19,101	3.74
Fourth quarter 2009	17,518	3.37

Fully taxable equivalent net interest income is a common term and measure used in the banking industry but is not a term used under GAAP. We believe that these presentations of tax-equivalent net interest income and tax equivalent net interest margin aid in the comparability of net interest income arising from both taxable and tax-exempt sources over the periods presented. We further believe these non-GAAP measures enhance investors’ understanding of the Company’s business and performance, and facilitate an understanding of performance trends and comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently, including as a result of using different assumed tax rates. These disclosures should not be considered an alternative to GAAP. The following information is provided to reconcile GAAP measures and tax equivalent net interest income and net interest margin on a tax equivalent basis.

	Total	Fourth	Third	Second	First	Total	Fourth
	Year	Quarter	Quarter	Quarter	Quarter	Year	Quarter
	2009	2009	2009	2009	2009	2008	2008
	(Dollars in thousands)

Non-taxable interest income	$524	$145	$105	$135	$139	$286	$141
Tax Rate	35%	35%	35%	35%	35%	35%	35%
Net interest income (TE)	$73,847	$17,518	$19,101	$18,987	$18,241	$77,517	$17,535
Total net interest income (not TE)	73,589	17,444	19,051	18,920	18,174	77,231	17,467
Net interest margin (TE)	3.55%	3.37%	3.74%	3.65%	3.44%	3.58%	3.32%
Net interest margin (not TE)	3.54	3.35	3.73	3.64	3.43	3.57	3.31

During 2009, net interest income and net interest margin have stabilized despite the challenging lending environment and the reduction of interest due to nonaccrual loans. Nonaccrual loans have been the primary force that has adversely affected our net interest income and net interest margin when comparing these returns for 2009 to 2008 and prior periods.

The earning asset mix changed year over year. For 2009, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 76.3 percent, compared to 84.2 percent a year ago. Average securities as a percent of average earning assets increased from 13.5 percent a year ago to 17.4 percent during 2009 and federal funds sold and other investments increased to 6.3 percent from 2.3 percent in 2008. In addition to decreasing average total loans as a percentage of earning assets, the mix of loans changed, with commercial and commercial real estate volumes representing 55.1 percent of total loans at

December 31, 2009 (compared to 58.4 percent at December 31, 2008). This reflects our reduced exposure to commercial construction and land development loans on residential and commercial properties, which declined by $82.3 million and $131.8 million, respectively, from December 31, 2008 to December 31, 2009. Lower yielding residential loan balances with individuals (including home equity loans and lines, and personal construction loans) represented 40.3 percent of total loans at December 31, 2009 (versus 37.2 percent a year ago) (see “Loan Portfolio”).

The yield on earning assets for 2009 was 4.92 percent, 97 basis points lower than for 2008, a reflection of the lower interest rate environment, as well as higher nonperforming loans (see “Nonperforming Assets”). The Federal Reserve decreased interest rates by 400 basis points during 2008. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th	3rd	2nd	1st	4th
	Quarter	Quarter	Quarter	Quarter	Quarter
	2009	2009	2009	2009	2008

Yield	4.51%	4.98%	5.03%	5.16%	5.45%

The yield on loans declined 77 basis points to 5.35 percent over the last twelve months for the same reasons noted above. Nonaccrual loans totaling $97.9 million or 7.0 percent of total loans at December 31, 2009, versus $87.0 million or 5.2 percent of total loans a year ago, reduced the yield on our loan portfolio. The yield on investment securities was lower as well, decreasing 40 basis points year over year to 4.63 percent, due primarily to purchases of securities at lower yields available in current markets, which diluted the overall portfolio yield year over year. More recently, the decline in yield on investment securities was more severe, with a decline of 69 basis points for the fourth quarter of 2009 year over year, compared to year over year declines of 6 basis points for the third quarter of 2009, 22 basis points for second quarter 2009 and 64 basis points for first quarter 2009, and reflecting recent securities purchases at lower yields that reduced the overall yield for the fourth quarter by 70 basis points from third quarter 2009, third quarter 2009’s yield by 7 basis points from second quarter 2009, and second quarter 2009’s yield by 35 basis points from first quarter 2009. Federal funds sold and other investments yielded 0.51 percent for 2009, lower when compared to 2.46 percent for 2008. The dramatic reduction in interest rates during 2008, with the Federal Reserve lowering the target federal funds rate to 0 to 25 basis points and the Treasury yield curve shifting lower, is expected to continue to limit opportunities to invest at higher interest rates prospectively.

Average earning assets for the entire year of 2009 decreased $82.5 million or 3.8 percent compared to 2008. Average loan balances decreased $234.4 million or 12.9 percent to $1,587.3 million, while average investment securities were $70.9 million or 24.2 percent higher, totaling $363.3 million and average federal funds sold and other investments increased $81.0 million or 162.6 percent to $130.8 million. The decline in average earning assets is consistent with reduced funding as a result of deposit declines in the Company’s central Florida region (resulting from slower economic growth) and a planned reduction of brokered deposits.

Commercial and commercial real estate loan production for 2009 totaled $14 million. In comparison, commercial and commercial real estate loan production for 2008 totaled $117 million. Period-end total loans outstanding have declined by $279.2 or 16.7 percent in 2009, and declined similarly during 2008 by $221.7 million or 11.7 percent. Loan demand remains weak. Economic conditions in the markets the Company serves are expected to continue to be challenging, and although we continue to make loans generally, these conditions are expected to result in negative loan growth during 2010, but possibly to a lessened degree if the consensus opinion that conditions will improve in late 2010 is realized. At December 31, 2009 the Company’s total commercial and commercial real estate loan pipeline was $47 million, versus $127 million at December 31, 2008.

In addition, a total of 48 applications were received seeking restructured mortgages during the fourth quarter of 2009, compared to 93, 102 and 73 in the first, second and third quarters of 2009, respectively. The Company continues to lend, and we have expanded our mortgage loan originations. However, as consumers and businesses seek to reduce their borrowings, and the economy remains weak, opportunities to lend prudently to creditworthy borrowers are expected to be more limited in the near-term.

During the fourth, third and second quarter of 2009, the sale of mortgage backed securities totaling approximately $33.8 million, $23.9 million and $29.5 million, respectively, resulted in securities gains of $2,188,000, $1,425,000 and $1,786,000, respectively, for each quarter. Management believed these securities had minimal opportunity to further increase in value. In addition, during 2009 maturities (principally pay-downs of $81.4 million) totaled $105.0 million and securities portfolio purchases totaled $255.7 million. Securities purchases during 2009 were conducted to reinvest proceeds from the sale of securities, as well as maturities and pay-downs, and proceeds from pooled loan sales and loan principal reductions. During 2008, maturities of securities totaled $45.5 million (including $22.9 million in pay-downs), a security sale totaling $14.0 million was transacted, and security purchases totaled $101.1 million. The sale was transacted during 2008 for a gain of $355,000. Purchases of securities during 2008 were conducted principally to provide collateral against government deposits and repurchase agreements in connection with deposit account sweep arrangements for pledging requirements and to reinvest funds from the security sale, maturities and pay-downs.

The cost of average interest-bearing liabilities in 2009 decreased 113 basis points to 1.65 percent from 2008, reflecting the lower interest rate environment. The following table details the cost of average interest bearing liabilities for the past five quarters:

	4th	3rd	2nd	1st	4th
	Quarter	Quarter	Quarter	Quarter	Quarter
	2009	2009	2009	2009	2008

Rate	1.38%	1.50%	1.65%	2.05%	2.52%

During 2009, the Company’s retail core deposit focus produced strong growth in core deposit customer relationships when compared to 2008’s results, and resulted in increased balances which offset planned certificate of deposit runoff during all four quarters of 2009. A total of 7,045 new households were added in 2009. The improved deposit mix and lower rates paid on interest bearing deposits during 2009 reduced the overall cost of interest bearing deposits to 1.65 percent, 109 basis points lower than a year ago. Still a significant component favorably affecting the Company’s net interest margin, the average balances of lower cost interest bearing deposits (NOW, savings and money market) totaled 53.3 percent of total average interest bearing deposits for 2009, although this was lower than the average of 57.9 percent a year ago, as a result of customers shifting balances from these lower rate products to certificates in this low interest rate environment. The average rate for lower cost interest bearing deposits for 2009 was 0.75 percent, down by 113 basis points from 2008’s rate. CD rates paid were also lower compared to 2008, lower by 124 basis points and averaging 2.67 percent for 2009. Average CDs (the highest cost component of interest bearing deposits) were 46.7 percent of interest bearing deposits for 2009, compared to 42.1 percent for 2008.

Average deposits totaled $1,778.9 million during 2009, and were $109.3 million lower compared to 2008, due primarily to deposit declines in the Company’s central Florida region and a planned reduction of brokered deposits. Total average sweep repurchase agreements for 2009 were $26.0 million higher as a result of normal seasonal funding trends for public fund customers. Total average deposits plus sweep repurchase agreements of $1,896.1 million during 2009 were down $83.3 million or 4.2 percent from 2008’s average. The average aggregate amounts of NOW, savings and money market balances decreased $116.2 million or 12.7 percent to $801.4 million for 2009 compared to 2008, noninterest bearing deposits decreased $26.2 million or 8.6 percent to $276.4 million, and average CDs increased by $33.0 million or 4.9 percent to $701.1 million. As a result of the low interest rate environment, customers have deposited more funds into CDs, while maintaining lower average balances in savings and other liquid deposit products that pay no interest or a lower interest rate. In addition, Seacoast National joined the Certificate of Deposit Registry program (“CDARs”) on July 1, 2008, which allows customers to have CDs safely insured beyond the FDIC deposit insurance limits. This benefited our deposit retention efforts during the recent financial market disruption and provided a new product offering to homeowners’ associations concerned with FDIC insurance coverage.

FDIC deposit insurance has been temporarily increased from $100,000 to $250,000 per depositor from October 14, 2008 through December 31, 2013. Under the FDIC’s Temporary Liquidity Guarantee, or “TLG”, program, the entire amount in any eligible noninterest bearing transaction deposit account is guaranteed by the FDIC to the extent such balances are not covered by FDIC insurance. Seacoast National is participating in the

TLG program to offer the best possible FDIC coverage to its customers. The TLG program expires June 30, 2010.

Average short-term borrowings have been principally comprised of sweep repurchase agreements with customers of the Company’s bank subsidiary, which increased $26.0 million or 28.6 percent from 2008. Most of the increase in average sweep repurchase agreement balances was due to efforts to reduce FDIC insurance costs by migrating public fund deposits beginning late in the fourth quarter of 2008. During 2009, no federal funds purchased were utilized. Other borrowings were comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the FHLB of $50.0 million. Other than the maturity of a $15.0 million FHLB advance in November 2009, no other changes have occurred to other borrowings since year-end 2007 (see “Note I-Borrowings” to the Company’s consolidated financial statements).

Company management believes its market expansion, branding efforts and retail deposit growth strategies have produced new relationships and core deposits, which have assisted in maintaining a stable net interest margin. Reductions in nonperforming assets also are expected to be accretive to the Company’s future net interest margin.

Net interest income (on a fully taxable equivalent basis) for 2008 totaled $77,517,000, lower by $7,254,000 or 8.6 percent compared to 2007. During 2008, unrecognized interest on loans placed on nonaccrual of $9,435,000 was the primary contributor to the decline from 2007’s result. Net interest margin on a tax equivalent basis decreased 34 basis points during 2008 to 3.58 percent from 2007’s margin. Similar to 2009, a more challenging lending environment with unrecognized interest on loans placed on nonaccrual and declines in interest rates contributed to weaker net interest income and net interest margin, beginning in the third and fourth quarters of 2007, as well as each quarter during 2008.

The composition or mix of earning assets was very similar for 2008 when compared to 2007. For 2008, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 84.2 percent, slightly lower when compared to 84.5 percent for 2007. Average securities as a percent of average earning assets decreased to 13.5 percent for 2008 compared to 14.1 percent for 2007 and federal funds sold and other investments increased to 2.3 percent from 1.4 percent for 2007. In addition to average total loans decreasing slightly as a percentage of earning assets, the mix of loans changed slightly as well, with commercial and commercial real estate volumes representing 58.4 percent of total loans at December 31, 2008 (compared to 62.2 percent at December 31, 2007) and lower yielding residential loan balances (including home equity loans and lines, and individual residential construction loans representing 37.2 percent of total loans versus 33.2 percent for 2007).

The yield on earning assets for 2008 was 5.89 percent, 106 basis points lower than for 2007, again a reflection of the declining interest rate environment and increase in nonaccrual loans. The Federal Reserve decreased interest rates 100 basis points between September 2007 and the end of 2007, and an additional 400 basis points from year-end 2007 to the end of December 2008. The yield on loans declined 118 basis points to 6.12 percent over 2008, when compared to 2007’s result, but the yield on investment securities was nominally higher, increasing 1 basis point year over year to 5.03 percent. The investment portfolio at the beginning of the second quarter of 2007 was restructured when approximately $225 million in securities with an average yield of 3.87 percent were sold and reinvested at higher rates. With interest rates declining since the restructuring, and principal pay-downs and maturities reinvested at lower rates, the overall yield on securities was nominally higher for 2008. Federal funds sold (and other investments) yielded 2.46 percent for 2008, lower when compared to 5.47 percent for 2007.

Average earning assets for 2008 decreased nominally, by $0.2 million compared to 2007. Average loan balances over the same period decreased $6.9 million, or 0.4 percent to $1,821.7 million, average federal funds sold and other investments increased $20.0 million to $49.8 million, and average investment securities were lower, decreasing $13.3 million or 4.4 percent to $292.4 million. However, period end loan growth during 2008 was much slower and in fact declined from the prior year, with total loans outstanding decreasing year over year by $221.7 million, or 11.7 percent, compared with an increase of $165.3 million, or 9.5 percent for the year ended December 31, 2007. Loan demand weakened during 2008. Commercial and commercial real estate loan production for 2008 totaled $117 million, with $8 million in the fourth quarter of 2008, $33 million in the third quarter of 2008, $19 million in the second quarter of 2008 and $57 million in the first quarter of 2008. Closed residential mortgage loan production for 2008 totaled $105 million, with production by quarter as follows: fourth quarter 2008 production of $23 million, of which $10 million was sold servicing released, third quarter 2008 production of $22 million, of which $8 million was sold servicing released, second quarter 2008 production of $30 million, with $18 million sold servicing released, and first quarter 2008 production of $30 million, with $14 million sold servicing released.

For 2008, average total deposits increased $17.5 million, or 0.9 percent, compared to 2007’s average balance. Deposit growth during 2008 was particularly difficult given the economic environment. While deposit growth during the summer and fall is historically challenging due to seasonal declines, deposit growth was stronger than expected due to the Company instituting a focused retail deposit growth strategy earlier in 2008. Consumer deposit growth in most of the Company’s markets was stronger than expected, with a total of 7,387 new households for the year, an increase of 11.6 percent compared to 2007. Services per household increased as well, by 17 percent compared to 2007, which management believes will improve customer retention prospectively. Offsetting this success, business deposit growth was weaker due to the economic slowdown and deposit declines in the Company’s central Florida region, and lower deposit balances for local municipalities and governmental agencies that maintain significantly higher balances from November to April each year. In total, ending deposit balances at December 31, 2008 were lower year over year by $176.9 million, or 8.9 percent, of which $195.5 million was attributable to business deposit declines in the Central Florida region and another $137 million was transferred from public fund deposits to sweep repurchase agreements in an effort to reduce FDIC insurance costs.

As a result of retail promotional efforts, the average balance for lower cost interest bearing deposits (NOW, savings and money market) continued to represent a significant component in 2008, favorably affecting the Company’s net interest margin. These deposits totaled 57.9 percent of average total interest bearing deposits during 2008, versus 59.6 percent for 2007. Average certificates of deposit (CDs) (a higher cost component of interest bearing deposits) increased to 42.1 percent of interest bearing deposits from 40.4 percent a year ago. Seacoast National’s decision to participate in the CDARs program in mid-2008 benefited deposit retention efforts during the latter half of 2008.

During 2008, slowing activity in the residential real estate market (resulting in declining title company, law firm and escrow deposits), as well as completed commercial real estate construction projects (and associated escrow deposits being depleted at the end of construction), contributed to a decline in noninterest bearing deposits. Average CDs (a higher cost component of interest bearing deposits) increased as a percentage of interest bearing deposits during 2008, reflecting customers depositing more funds into CDs while maintaining lower average balances in savings and other liquid deposits that pay no interest or a lower interest rate. Average balances for CDs increased by $121 million to $738 million for the fourth quarter of 2008 compared to the same period in 2007. Offsetting the impact of this trend, the average rate paid in the fourth quarter of 2008 for CDs was 3.59 percent, 123 basis points lower than the rate paid for the same period in 2007.

Overall, average short-term borrowings (including federal funds purchased, but principally sweep repurchase agreements with customers of Seacoast National) of $91.1 million over 2008 were lower at 5.1 percent of interest bearing liabilities, versus 8.6 percent for 2007. The Company did not rely on federal funds purchased during 2008 because of better deposit growth, particularly during the second and third quarters of 2008 when the Company utilized federal funds purchased in prior years. During 2008, federal funds purchased comprised a nominal amount of short-term borrowings, averaging only $4.0 million.

Average other borrowings for 2008 increased by $41.6 million, or 53.9 percent, to $118.8 million when compared to the average balance for 2007. The increase in the average balances reflected two advances from the FHLB of $25 million each added on September 25, 2007 and November 27, 2007, respectively, with fixed rates of 3.64 percent and 2.70 percent. The borrowings are convertible to a variable rate on a quarterly basis at the discretion of the FHLB, and the Company has the option to repay the borrowing without penalty or charges if the FHLB elects to convert.

The cost of interest-bearing liabilities in 2008 decreased 100 basis points to 2.78 percent from 2007, primarily as a result of the Federal Reserve’s decreases in short-term interest rates in 2007 and 2008. During 2008, approximately $529 million of the Company’s CDs matured, re-pricing to a lower rate. The average aggregate balances for NOW, savings and money market deposits increased $15.8 million, or 1.8 percent, to $917.6 million for 2008 compared to 2007, noninterest bearing deposits decreased $56.0 million or 15.6 percent to $302.6 million, and average CDs increased $57.6 million or 9.4 percent to $668.1 million.

Noninterest Income

Noninterest income, excluding gains and losses from the sale of securities, totaled $19,015,000 for 2009, $3,226,000, or 14.5 percent, lower than for 2008. For 2008, noninterest income of $22,241,000 was $2,723,000 or 10.9 percent lower than for 2007 (excluding the gains and losses from the sale of securities). Noninterest income, as defined above, accounted for 20.5 percent of total revenue (net interest income plus noninterest income, excluding securities gains or losses) in 2009 compared to 22.4 percent a year ago.

Table 6 provides detail regarding noninterest income components for the past three years.

For 2009, revenues from the Company’s wealth management services businesses (trust and brokerage) decreased year over year, by $927,000 or 20.9 percent, and were lower in 2008 than for 2007 by $1,069,000 or 19.4 percent. Of the $927,000 decrease, trust revenue was lower by $246,000 or 10.5 percent and brokerage commissions and fees were lower by $681,000 or 32.5 percent. Included in the $681,000 decline in brokerage commissions and fees was a decline of $410,000 in revenue from insurance annuity sales year over year reflecting the lower interest rate environment, and a $229,000 reduction in mutual fund commissions. Lower inter vivos trust and agency fees were the primary cause for the decline in trust income, as these decreased $48,000 and $241,000, respectively, from 2008, as well as lower testamentary fee income, which decreased $26,000. Estate income was partially offsetting, increasing by $94,000 from 2008’s results. In comparison, for 2008, trust revenue was lower by $231,000 or 9.0 percent, and brokerage commissions and fees were lower by $838,000, or 28.6 percent, compared to 2007’s performance. Economic uncertainty and declines in asset values were the primary issue affecting clients of the Company’s wealth management services during 2008 and 2009.

Service charges on deposits for 2009 were $898,000 or 12.2 percent lower year over year versus 2008, and were $325,000 or 4.2 percent lower in 2008 year over year versus 2007. Overdraft income was the primary cause, as this declined $826,000 in 2009 compared to 2008 and decreased $257,000 in 2008 compared to 2007. Overdraft fees represented approximately 76 percent of total service charges on deposits for 2009, compared to 78 percent for all of 2008 and 2007. Growth rates for remaining service charge fees on deposits have been nominal or declining, as the trend over the past few years is for customers to prefer deposit products which have no fees or where fees can be avoided by maintaining higher deposit balances. Recent new regulations for overdraft service charges will likely have negative impacts on this source of revenue.

For 2009, fees from the non-recourse sale of marine loans originated by our Seacoast Marine Division of Seacoast National decreased $1,151,000, or 50.0 percent, compared to 2008, and were lower by $561,000 or 19.6 percent for 2008 compared to 2007. The Seacoast Marine Division originated $20 million in loans during the first and second quarters of 2009, $15 million during the third quarter of 2009, and $15 million during the fourth quarter of 2009 (a total of $70 million for the year), compared to $44 million, $55 million, $24 million and $20 million in each of the first, second, third and fourth quarters of 2008, respectively, or $143 million for the entire year of 2008. This compares to loan production of $186 million during 2007. Of the loans originated, $68 million (97.1 percent), $142 million (99.3 percent), and $160 million (86.0 percent) were sold during 2009, 2008 and 2007. As economic conditions deteriorated significantly during 2008, attendance at boat shows by consumers, manufacturers, and marine retailers was lower than in prior years, and as a result marine sales and loan volumes were lower and are expected to continue to be lower in 2010. The boating industry is contracting, with a number of manufacturers consolidating or predicted to consolidate. The Seacoast Marine Division is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida and California. The California office serves California, Washington and Oregon.

Greater usage of check or debit cards over the past several years by core deposit customers and an increased cardholder base has increased our interchange income. For 2009, debit card income increased

$160,000 or 6.5 percent from 2008, and was $147,000 or 6.4 percent higher for 2008, compared to 2007’s income. Other deposit-based electronic funds transfer (“EFT”) income decreased $28,000 or 7.8 percent in 2009 compared to 2008, after decreasing $92,000 or 20.4 percent from in 2008 compared to 2007’s revenue. Debit card and other deposit-based EFT revenue is dependent upon business volumes transacted, as well as the fees permitted by VISA® and MasterCard®. During 2009 and 2008, our other deposit-based EFT income was adversely affected by lower fees from non-customers utilizing Seacoast National’s automatic teller machines (“ATMs”) which likely reflected the economic recession and decreased tourist and vacation activity.

Merchant income was $635,000 or 26.5 percent lower for 2009, compared to one year earlier, and was $442,000 or 15.6 percent lower for 2008 versus 2007’s result. Merchant income as a source of revenue is dependent upon the volume of credit card transactions that occur with merchants who have business demand deposits with Seacoast National. Over the past few years, expansion into new markets favorably impacted our merchant income, but continued economic weakness and related effects on consumer spending have more than offset our geographic expansion. Merchant income historically has been highest in the first quarter each year, reflecting seasonal sales activity.

The Company originates residential mortgage loans in its markets, with loans processed by commissioned employees of Seacoast National. Many of these mortgage loans are referred by the Company’s branch personnel. Mortgage banking fees in 2009 increased $628,000 or 56.2 percent from 2008, after decreasing $291,000 or 20.7 percent for 2008 from 2007. Mortgage banking revenue as a component of overall noninterest income improved to 9.2 percent of noninterest income for 2009, compared to 5.2 percent for 2008 and 5.7 percent for 2007. Mortgage banking revenue as a component of overall noninterest income was diminished during 2008 and 2007, reflecting the real estate driven recession. Sales of residential loans in 2009 totaled $91 million, versus $50 million in 2008 and $56 million in 2007. Mortgage revenues are dependent upon favorable interest rates, as well as good overall economic conditions, including the volume of new and used home sales. We are beginning to see some signs of stability for residential real estate sales and activity in our markets, with transactions increasing, prices firming and affordability improving. The Company has had more opportunities in markets it serves during 2009 and hopes to continue to take advantage in 2010 of tighter credit and reduced capital limiting the ability of some of our competitors. The Company also began offering FHA loans during the second quarter of 2009, a product previously not offered.

Other income for 2009 decreased $375,000 or 21.1 percent compared to a year ago, and was nominally lower for 2008, by $90,000 or 4.8 percent when compared to 2007’s result. Most line items in other income were slightly lower year over year, including research fees, wire transfer fees, letter of credit fees, foreign exchange fees, late fees, and miscellaneous other fees. The comparison of other income between 2009 and 2008 was affected by $305,000 of additional income realized upon the redemption of Visa® Inc. shares in the first quarter of 2008 as part of Visa’s initial public offering.

Noninterest Expenses

The Company’s overhead ratio has typically been in the low 60’s in recent years. However, lower earnings in 2009, 2008 and 2007 resulted in this ratio increasing to 86.9 percent, 77.8 percent and 69.4 percent, respectively. When compared to 2008, total noninterest expenses for 2009 increased by $52,857,000 to $131,747,000, however, excluding the write-down of goodwill of $49,813,000, noninterest expenses were $3,044,000 or 3.9 percent higher versus a year ago, totaling $81,934,000. In comparison, noninterest expenses for 2008 were $1,413,000 or 1.8 percent higher than 2007’s expenses. Noninterest expenses for 2009 also include a special assessment imposed by the Federal Deposit Insurance Corporation (“FDIC”) in the second quarter totaling $996,000, and deposit insurance premiums that were $1,928,000 higher due to the FDIC’s deposit insurance premium rates more than doubling. Noninterest expenses in 2009 have been in line with our expectations and have included $5.0 million of annual expense reductions implemented and effective as of January 1, 2009. Salaries, wages and benefits (excluding one-time severance payments) were $4,909,000 or 13.2 percent lower for 2009 compared to the same period in 2008, reflecting the elimination of bonus compensation for most positions and profit sharing contributions for all associates, reductions in matching contributions associated with salary savings plans, lower credit related costs, executive retirements, job eliminations, branch consolidation(s), freezing of executive salaries, and reduced salary increases for other associates. Executive cash incentive compensation was not paid in 2009 or 2008. Cost reductions were also achieved in data processing, furniture and equipment expenses, and marketing, all of which declined during 2009 when compared to 2008.

Table 7 provides detail of noninterest expense components for the years ending December 31, 2009, 2008 and 2007.

Salaries and wages for 2009 decreased by $3,466,000 or 11.5 percent to $26,693,000 compared to the prior year, and for 2008 were $1,416,000 or 4.5 percent lower when compared to 2007’s salary costs. Reduced headcount (including the branch consolidations in 2008) and limited accruals for incentive payments due to lower revenues generated from wealth management and weak lending production were the primary causes of decreases in 2009 compared to 2008. Severance payments during 2009 totaled $582,000, which were $379,000 more than in 2008. Base salaries for 2009 were $2,563,000 or 9.3 percent lower year over year compared to 2008, and were $669,000 or 2.4 percent lower during 2008 versus 2007’s result. Full-time equivalent employees (“FTEs”) totaled 409 at December 31, 2009, compared to 446 FTEs at December 31, 2008 and 464 FTEs at December 31, 2007.

As a recipient of funding from the U.S. Treasury’s TARP Capital Purchase Program (“CPP”), the Company is subject to various limitations on senior executive officers’ compensation pursuant the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds equity pursuant to the TARP CPP, including common stock which may be issued pursuant to the Warrant issued by the Company to the U.S. Treasury. These standards generally apply to the Company’s chief executive officer, chief financial officer and the three next most highly compensated senior executive officers (see “The TARP CPP, the ARRA and other proposed rules impose certain executive compensation and corporate governance requirements that may adversely affect us and our business, including our ability to recruit and retain qualified employees” under “Part II Other Information, Item 1A. Risk Factors” on the Company’s Form 10K filed for December 31, 2009).

Employee benefit costs for 2009 decreased $1,064,000 or 14.8 percent to $6,109,000 from 2008, and during 2008 were $164,000 or 2.2 percent lower when compared to 2007. The Company recognized higher claims experience in the first six months of 2009 for its self-funded health care plan compared to 2008, with the expectation that these costs would be lower in future periods due to lower FTE’s resulting in fewer participants in the plan for 2009 and larger discounts on services under a more comprehensive network of providers. During the third and fourth quarters of 2009, the Company had improved experience, with group health care costs declining $385,000 or 19.6 percent compared to 2008’s third and fourth quarters (combined). In addition, the Company achieved a $141,000 reduction in payroll taxes year over year compared to 2008 and profit sharing accruals for the Company’s 401K plan were reduced by $945,000 during 2009, versus 2008. For 2008, group health insurance costs and payroll taxes were lower when compared to 2007, by $197,000 and $135,000, respectively, however salary matches during 2008 for the Company’s 401K plan were $175,000 above 2007’s due to increased participation.

Outsourced data processing costs totaled $7,143,000 for 2009, a decrease of $469,000 or 6.2 percent from a year ago, versus a nominal increase in 2008 of only $31,000, compared to 2007’s costs. Seacoast National utilizes third parties for its core data processing systems and merchant services processing. Outsourced data processing costs are directly related to the number of transactions processed. Merchant income and merchant services processing costs were lower year over year, with fewer transactions occurring at local businesses reflecting the poor economy (see “Noninterest Income”). Merchant services processing expenses were $531,000 lower than a year ago for 2008. Outsourced data processing costs can be expected to increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular. Telephone and data line expenditures, including electronic communications with customers and between branch locations and personnel, as well as third party data processors, have been relatively stable costs, decreasing by $61,000 in 2009 to $1,835,000 after decreasing $9,000 for 2008 when compared to 2007.

Total occupancy, furniture and equipment expenses for 2009 decreased $224,000 or 2.0 percent to $10,909,000, year over year, versus a $593,000 or 5.6 percent increase in 2008. Included in the $224,000 decrease during 2009 were lease payments for bank premises decreasing $138,000 and repair and maintenance costs declining $117,000. For 2008, lease payments for bank premises increased $310,000 compared to 2007 and depreciation increased $267,000, reflecting the addition of newer offices, as well as furniture and equipment acquired during 2008, and higher utilities (electricity and water) and real estate taxes aggregating to $88,000 contributed to the increase in 2008 expenses, compared to 2007. Partially offsetting, expenses in 2008 were affected by the sale of certain assets (including leasehold improvements) at closed WalMart locations, which netted the Company approximately $90,000 more than the carrying value of assets sold in 2008.

Marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, decreased by $547,000 or 20.9 percent to $2,067,000 when compared to 2008, and were $461,000 or 15.0 percent lower for 2008 versus 2007. Agency production, printing and media costs (including newspaper, radio and television) were $273,000 lower for 2009, compared to 2008. Public relations, business meals and donations were lower by $116,000, $92,000 and $67,000, respectively, compared to 2008. For 2008, in comparison to 2007, media advertising costs, public relations expenditures, and donations, were $191,000, $115,000 and $121,000 lower, respectively, and market research, direct mail and business meals and entertainment expenditures were less than the prior year by $34,000, $37,000 and $54,000, respectively. Partially offsetting, aggregate production and printing costs increased $82,000 during 2008 from 2007.

Legal and professional fees increased $1,322,000 or 23.3 percent, to $6,984,000 for 2009, compared to a $1,592,000 or 39.1 percent increase in 2008, compared to 2007. Legal fees were $1,221,000 higher in 2009 year over year and were $2,029,000 higher in 2008 than in 2007, primarily due to higher problem assets. Compared to 2008, regulatory examination fees and CPA fees on an aggregate basis were $126,000 lower for 2009, but professional fees were $227,000 higher reflecting strategic planning assistance. For 2008, fees paid to the OCC, Seacoast National’s primary regulator, were $164,000 higher than in 2007, but professional fees were lower by $612,000, most of which was attributable to additional costs in 2007 for consulting activities related to a review of processes, operations and costs. Professional fees have generally been higher during this period of increased regulatory compliance. The Company also uses the consulting services of a former bank regulator who also serves as a director of Seacoast National to assist it with its compliance with the formal agreement and recent regulatory examinations. For 2009, 2008 and 2007, Seacoast National paid $410,000, $211,000 and $59,000, respectively, for these services. We expect legal fees will be lower for 2010 as a result of fewer new nonperforming loans.

The FDIC one-time credit for insurance premiums issued in 2007 was applied to reduce insurance assessments during the first quarter of 2008. As a result, FDIC assessments for the first quarter of 2008 totaled only $59,000 and for the second quarter, third quarter and fourth quarter of 2008 totaled $392,000, $543,000 and $1,034,000, respectively, whereas FDIC assessments for the first, second, third and fourth quarters of 2009 totaled $877,000, $2,026,000, $1,007,000 and $1,042,000, respectively. The second quarter 2009 assessment included a special assessment of $976,000, based upon 5 basis points of total assets less Tier 1 risk-based capital. In addition, on April 1, 2009 a higher base assessment went into effect as well as the FDIC’s implementation of a more complex risk-based formula to calculate assessments. FDIC assessments were mitigated to some degree by Seacoast National working with public fund depositors to move deposits into sweep repurchase agreements, lessening the amount of deposits subject to the higher FDIC assessment rates approved for 2009. The FDIC also mandated the prepayment of assessments for the next three years plus fourth quarter 2009’s assessment that was remitted on December 30, 2009. The amount of the prepayment totaled $14.8 million. The Company anticipates that FDIC insurance costs are likely to remain elevated, with assessments possibly increasing even more depending on the severity of bank failures and their impact to the FDIC’s Deposit Insurance Fund.

Net losses on other real estate owned and other asset dispositions totaled $6,327,000 for 2009, and totaled $1,424,000 for 2008, compared to $288,000 for 2007. Included in the increase year over year were losses on closed branch facilities of $905,000 principally write-downs to fair value on closed branch locations. Other real estate owned increased during 2009 and while the pace of growth in nonaccrual loans is expected to moderate, costs associated with the management of other real estate owned and other repossessed assets will likely continue to increase in 2010 as problem assets migrate toward liquidation. The loan sales completed over the latter part of 2009 should result in lower collection costs prospectively.

Other expenses decreased $274,000 in 2009 or 3.5 percent to $7,656,000, and were lower in 2008 by $1,692,000 or 17.6 percent, at $7,930,000. Benefiting 2008’s first quarter was a $130,000 reversal of an accrual for the Company’s portion of Visa® litigation and settlement costs, as a result of Visa’s successful IPO. Increasing year over year for 2009 were correspondent bank clearing charges (up $174,000, because lower analysis credits provided for compensating balances in the current lower interest rate environment make the payment of charges more sensible), directors’ fees (up $185,000, reflecting more frequent meetings than a year ago), employee placement fees (up $129,000, principally headhunter fees), and higher losses associated with robbery and customer fraud (up $142,000). More than offsetting were decreases in expenditures for stationery, printing and supplies (down $204,000), postage and courier costs (down $97,000, primarily overnight services), insurance costs (down $106,000, including property and casualty as well as other liability coverage), education (down $37,000, with fewer education programs offered internally), travel related costs (down $172,000, including mileage reimbursement, airline and hotel costs), bank paid closing costs (down $108,000, as home equity line closing costs paid by Seacoast National have been limited), and origination fees for marine loan production (down $148,000). Also decreasing year over year for 2008 compared to 2007 were postage, courier and delivery (down $157,000), stationery, printing and supplies (down $85,000), bank paid closing costs (down $523,000), subcontractor/broker fees for marine loan production (down $262,000), employment placement costs (down $354,000 as a result of reduced headhunter fees), reduced charge-offs related to robbery and customer fraud (down $237,000), education, tuition and conference expenses (down $105,000), and certain other expenses deemed non-recurring (down $333,000, including a reduction in the Company’s reserve for unfunded commitments). Partially offsetting these declines during 2008 were increases year over year compared to 2007 for appraisal fees (up $263,000 as a result of value assessments) and correspondent bank clearing charges (up $189,000).

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

Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 6 percent given a parallel change in interest rates (up or down) of 200 basis points. The Company’s most recent Asset and Liability Management Committee (“ALCO”) model simulation indicates net interest income would increase 0.7 percent if interest rates gradually rise 200 basis points over the next 12 months and 0.3 percent if interest rates gradually rise 100 basis points.

The Company had a negative gap position based on contractual and prepayment assumptions for the next 12 months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 24.7 percent at December 31, 2009 (see “Table 19 — Interest Rate Sensitivity Analysis”), compared to a negative gap of 19.0 percent a year ago.

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

Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity, or “EVE,” to adverse movements in interest rates, is the Company’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). The Company is also exposed to market risk in its investing activities. The Company’s Asset/Liability Committee, or “ALCO,” meets regularly and is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The policies established by the ALCO are reviewed and approved by the Company’s Board of Directors. The primary goal of interest rate risk management is to control exposure to interest rate risk, within policy limits approved by the Board. These limits reflect the Company’s tolerance for interest rate risk over short-term and long-term horizons.

The Company also performs valuation analyses, which are used for evaluating levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analyses. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net result of which is the EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risks and options risks embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to increase the EVE 1.0 percent versus the EVE in a stable rate environment, while a 200 basis point increase in rates is estimated to decrease the EVE 4.4 percent.

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

Contractual Commitments

	December 31, 2009
			Over One	Over Three
			Year	Years
		One Year	Through	Through	Over Five
	Total	or Less	Three Years	Five Years	Years
	(In thousands)

Deposit maturities	$1,779,434	$1,555,543	$214,097	$9,643	$151
Short-term borrowings	105,673	105,673	—	—	—
Borrowed funds	50,000	—	—	—	50,000
Subordinated debt	53,610	—	—	—	53,610
Operating leases	32,015	3,578	5,945	4,531	17,961

	$2,020,732	$1,664,794	$220,042	$14,174	$121,722

Funding sources primarily include customer-based core deposits, collateral-backed borrowings, cash flows from operations, and asset securitizations and sales.

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

We routinely use securities and loans as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the FHLB and the Federal Reserve Bank of Atlanta.

Contractual maturities for assets and liabilities are reviewed to meet current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities held for sale and federal funds sold. The Company also has access to borrowed funds such as FHLB lines of credit and the Federal Reserve Bank of Atlanta under its borrower-in-custody program. The Company is also able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2009, Seacoast National had available lines of credit under current lendable collateral value, which are subject to change, of $293 million. Seacoast National had $24 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, and had an additional $237 million in residential and commercial real estate loans available as collateral. At December 31, 2008, the Company had available lines of credit of $564 million, and had $28 million of Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, as well as an additional $152 million in residential and commercial real estate loans available as collateral.

Liquidity, as measured in the form of cash and cash equivalents (including federal funds sold and interest bearing deposits), totaled $215,100,000 on a consolidated basis at December 31, 2009 as compared to $151,192,000 at December 31, 2008. The composition of cash and cash equivalents has changed from a year ago. Over the past twelve months, cash and due from banks declined $13,802,000 or 30.0 percent to $32,200,000 and federal funds sold decreased by $4,605,000 to zero, while interest bearing deposits increased to $182,900,000 from $100,585,000. The interest bearing deposits are maintained in Seacoast National’s account at the Federal Reserve Bank of Atlanta. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in Seacoast National’s securities and loan portfolios.

The Company is a legal entity separate and distinct from Seacoast National and its other subsidiaries. Various legal limitations, including Section 23A of the Federal Reserve Act and Federal Reserve Regulation W, restrict Seacoast National from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company has traditionally relied upon dividends from Seacoast National and securities offerings to provide funds to pay the Company’s expenses, to service the Company’s debt and to pay dividends upon Company common stock. In 2008 and 2007, Seacoast National paid dividends to the Company that exceeded its earnings in those years. Seacoast National cannot currently pay dividends to the Company without prior OCC approval. At December 31, 2009, the Company had cash and cash equivalents at the parent of approximately $13.1 million, comprised of remaining funds provided through a common stock offering consummated in August 2009. In comparison, at December 31, 2008, the Company held cash and short-term securities of $39.2 million, reflecting funding from the U.S. Treasury’s TARP CPP received in December 2008. All of the TARP CPP funds have been contributed as additional capital to Seacoast National. The Company has suspended all dividends upon its Series A preferred stock and its common stock, and has deferred distributions on its subordinated debt related to trust preferred securities issued through affiliated trusts. Additional losses could prolong Seacoast National’s inability to pay dividends to its parent without regulatory approval. See “Capital Resources”.

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

The credit risk of these transactions is managed by establishing a credit limit for counterparties and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2009 included derivative product assets of $24,000. In comparison, at December 31, 2008 net derivative product assets of $336,000 were outstanding.

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

Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $97 million at December 31, 2009, and $165 million at December 31, 2008 (see “Note P-Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Income Taxes

The income tax benefit for 2009 was 7.5 percent of loss before taxes, compared to 32.6 percent for 2008, and a provision for income taxes representing 31.1 percent of income before taxes for 2007. The lower benefit for 2009 resulted primarily from no tax benefit on the goodwill impairment of $49.8 million and a valuation allowance that offset the tax benefit for the third and fourth quarters of 2009.

The tax benefit for the net loss for the third and fourth quarters of 2009 totaled $29.7 million. The deferred tax valuation allowance was increased by a like amount, and therefore there was no change in the carrying value of deferred tax assets which are supported by tax planning strategies. Should the economy show signs of improvement and our credit losses moderate, we anticipate that we could place increased reliance on our forecast of future taxable earnings, which would result in realization of additional future tax benefits (see “Note L — Income Taxes” to the Company’s consolidated financial statements).

Financial Condition

Total assets decreased $163,121,000 or 7.0 percent to $2,151,315,000 at December 31, 2009, after decreasing $105,438,000 or 4.4 percent to $2,314,436,000 in 2008.

Capital Resources

Table 8 summarizes the Company’s capital position and selected ratios. The Company’s ratio of shareholders’ equity to period end total assets was 7.06 percent at December 31, 2009, compared with 9.33 percent at December 31, 2008. Seacoast’s management uses certain “non-GAAP” financial measures in its analysis of the Company’s performance. Seacoast’s management uses this measure to assess the quality of capital and believes that investors may find it useful in their analysis of the Company. This capital measure is not necessarily comparable to similar capital measures that may be presented by other companies. The Company and its banking subsidiary, Seacoast National, are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. As a result, the Company’s capital position remains strong, meeting the general definition of “well capitalized”, with a total risk-based capital ratio of 15.16 percent at December 31, 2009, higher than December 31, 2008’s ratio of 14.00 percent and higher than 12.17 percent at December 31, 2007 (see “Note N — Shareholders’ Equity” to the consolidated financial statements). The OCC and Seacoast National agreed by letter agreement that Seacoast National shall maintain specific minimum capital ratios by March 31, 2009 and subsequent periods, including a total risk-based capital ratio of 12.00 percent and a Tier 1 leverage ratio of 7.50 percent. Recently, the minimum Tier 1 capital ratio was revised by the OCC and Seacoast National to 8.50 percent for periods after January 31, 2010. The minimum total risk-based capital ratio was left unchanged. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes, which the Bank is currently in compliance with the requirement.

The Company is a legal entity separate and distinct from Seacoast National and its other subsidiaries, and the Company’s primary source of cash and liquidity are securities offerings, borrowings, and dividends from its bank subsidiary.

Securities Offerings

In December 2008, the Company sold $50.0 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.10 per share, the “Series A Preferred Stock”) and warrants (the “Warrant”) to acquire 1,179,245 shares of common stock to the U.S. Treasury (the “Treasury”). The shares of Series A Preferred Stock qualify as Tier 1 capital for regulatory capital purposes and pay cumulative dividends at a rate of 5 percent per annum for the first five years, and thereafter at a rate of 9 percent per annum. The Series A Preferred Stock may be redeemed by the Company after three years without restrictions. As a result of the public issuance of common stock the Company has notified Treasury to reduce the Warrant it holds to purchase common stock by 50 percent to 589,623 shares.

During the third quarter of 2009, the Company enhanced capital by selling 33,675,000 shares of its common stock at a price to the public of $2.25 per share for total gross proceeds of approximately $75.8 million. On December 17, 2009, Seacoast sold of 6,000,000 shares of its common stock at $2.25 per share to CapGen Capital Group III LP (“CapGen”), a Delaware limited partnership, pursuant to the definitive Stock Purchase Agreement dated as of October 23, 2009 between the Company and CapGen. The Company received total gross proceeds of $13.5 million from the sale, and paid $540,000 of fees paid to the placement agent.

As of December 31, 2009, the Company’s equity capital was $151.9 million, or 7.06 percent of its total assets.

Beginning in the third quarter of 2008, we reduced our dividend per share of our common stock to $0.01 and, as of May 19, 2009, we suspended the payment of dividends on both our common stock and Series A Preferred Stock as described below, as well as all distributions on our trust preferred securities.

Borrowings

The Company has two wholly owned trust subsidiaries, SBCF Capital Trust I and SBCF Statutory Trust II that were formed in 2005, and in 2007, the Company formed an additional wholly owned trust subsidiary, SBCF Statutory Trust III. The 2005 trusts each issued $20.0 million (totaling $40.0 million) of trust preferred securities and the 2007 trust issued an additional $12.0 million in trust preferred securities. All trust preferred securities are guaranteed by the Company on a junior subordinated basis. The Federal Reserve’s rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25 percent of core capital, net of goodwill and intangibles. The Company believes that its trust preferred securities qualify under these revised regulatory capital rules and expects that it will be able to treat $50.0 million of trust preferred securities as Tier 1 capital and $2.0 million as Tier 2 capital. For regulatory purposes, the trust preferred securities are added to the Company’s tangible common shareholders’ equity to calculate Tier I capital. The Company also formed SBCF Capital Trust IV and SBCF Capital Trust V in 2008 which are currently inactive.

The weighted average interest rate of our outstanding subordinated debt related to trust preferred securities was 2.53 percent during 2009.

As described above, our average short-term borrowings were comprised entirely of sweep repurchase agreements with customers of the Company’s bank subsidiary of $117.2 million in 2009. During 2009, no federal funds were purchased. At December 31, 2009, other borrowings were comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the FHLB of $50.0 million. A $15.0 million FHLB advance matured in November 2009 and the remaining $50.0 million matures in 2017. In 2009, the weighted average cost of our short-term borrowings was 0.37 percent and the weighted average interest rate of our FLHB advances was 3.25 percent.

Dividends From Seacoast National

Seacoast National has not paid a dividend to the Company since June 30, 2008. Prior OCC approval presently is required for any payments of dividends from Seacoast National to the Company.

Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in Seacoast National also limits dividends that may be paid to us. As of December 31, 2009 Seacoast National cannot pay us any dividends without prior OCC approval, and must maintain appropriate capital that meets regulatory requirements applicable to us.

The OCC and the Federal Reserve have policies that encourage banks and bank holding companies to pay dividends from current earnings, and have the general authority to limit the dividends paid by national banks and bank holding companies, respectively, if such payment may be deemed to constitute an unsafe or unsound practice. If, in the particular circumstances, either of these federal regulators determined that the payment of dividends would constitute an unsafe or unsound banking practice, either the OCC or the Federal Reserve may, among other things, issue a cease and desist order prohibiting the payment of dividends by Seacoast National or us, respectively. Under a recently adopted Federal Reserve policy, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to the organization’s financial position and is not based on overly optimistic earnings scenarios such as any potential events that may occur before the payment date that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company, such as Seacoast, should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if: (i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) its prospective rate of earnings retention is not consistent with the its capital needs and overall current and prospective financial condition; or (iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Beginning in the third quarter of 2008, we reduced our dividend per share of our common stock to $0.01 and, as of May 19, 2009, we suspended the payment of dividends, as described below. On May 19, 2009, our board of directors decided to suspend regular quarterly cash dividends on our outstanding common stock and Series A Preferred Stock pursuant to a request from the Federal Reserve as a result of recently adopted Federal Reserve policies related to dividends and other distributions. Dividends will be suspended until such time as dividends are allowed by the Federal Reserve. We also suspended our interest payment on our subordinated debt related to trust preferred securities on the same day.

As of December 31, 2009, our accumulated deferred interest payments on Series A Preferred Stock was $2,188,000 and our accumulated deferred interest payment on trust preferred securities was $944,000.

Loan Portfolio

Table 9 shows total loans (net of unearned income) for real estate, commercial and financial and installment loans to individuals outstanding. Supplemental trend schedules with detail regarding line items in the above table have been added to show changes in the composition of loans outstanding by quarter since the end of 2007.

The Company defines commercial real estate in accordance to the guidance on “Concentrations in Commercial Real Estate Lending” (the “Guidance”) issued by the federal bank regulatory agencies in 2006, which defines commercial real estate (“CRE”) loans as exposures secured by land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property (that is, loans for which 50 percent or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. Loans to REITs and unsecured loans to developers that closely correlate to the inherent risks in CRE markets would also be considered CRE loans under the Guidance. Loans on owner occupied CRE are generally excluded.

Overall loan growth was negative when comparing outstanding balances at December 31, 2009 to December 31, 2008, as a result of the economic recession, including lower demand for commercial loans, and the Company’s successful divestiture of specific problem loans (including residential construction and land development loans) through loan sales. Total problem loans sold in 2009 and 2008 totaled $82 million and $68 million, respectively. By reducing the Company’s exposure to construction and land development loans, the Company’s overall risk profile has improved.

Total loans (net of unearned income and excluding the allowance for loan losses) were $1,397,503,000 at December 31, 2009, which was $279,225,000 or 16.7 percent lower than at December 31, 2008. At December 31, 2008, total loans of $1,676,728,000 were $221,661,000 or 11.7 percent lower than at December 31, 2007.

As shown in the supplemental trend tables, commercial real estate mortgage loans increased $26.4 million or 4.7 percent from December 31, 2008 to $584.1 million at December 31, 2009. More than offsetting the increase in commercial real estate mortgages were declines from December 31, 2008 in residential construction and land development loans of $82.3 million or 63.4 percent to $47.6 million at December 31, 2009, commercial construction and land development loans of $131.8 million or 63.0 percent to $77.5 million, residential construction and lot loans to individuals of $18.2 million or 32.5 percent to $37.8 million, residential mortgage loans combined of $42.9 million or 7.6 percent to $524.9 million, commercial and financial loans of $21.7 million or 26.2 percent to $61.1 million, and installment loans to individuals of $8.9 million or 12.2 percent to $64.0 million at December 31, 2009.

Construction and land development loans, including loans secured by commercial real estate, were comprised of the following types of loans at December 31, 2009 and 2008:

	December 31
	2009			2008
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Construction and land development*
Residential:
Condominiums	$6.1	$—	$6.1	$17.4	$0.5	$17.9
Town homes	—	—	—	6.1	—	6.1
Single family residences	4.1	1.1	5.2	26.8	5.8	32.6
Single family land & lots	22.6	0.3	22.9	52.8	0.5	53.3
Multifamily	14.8	—	14.8	26.8	0.6	27.4

	47.6	1.4	49.0	129.9	7.4	137.3
Commercial:
Office buildings	13.9	—	13.9	17.3	0.7	18.0
Retail trade	3.9	—	3.9	68.7	4.8	73.5
Land	45.6	0.1	45.7	73.3	10.9	84.2
Industrial	2.5	0.1	2.6	13.3	0.4	13.7
Healthcare	4.8	1.5	6.3	—	—	—
Churches & educational facilities	—	—	—	—	—	—
Lodging	—	—	—	—	—	—
Convenience stores	—	—	—	—	—	—
Marina	6.8	—	6.8	30.7	3.7	34.4
Other	—	—	—	6.0	0.3	6.3

	77.5	1.7	79.2	209.3	20.8	230.1

	125.1	3.1	128.2	339.2	28.2	367.4
Individuals:
Lot loans	29.3	—	29.3	35.7	—	35.7
Construction	8.5	4.9	13.4	20.3	9.6	29.9

	37.8	4.9	42.7	56.0	9.6	65.6

Total	$162.9	$8.0	$170.9	$395.2	$37.8	$433.0

*	Reassessment of collateral assigned to a particular loan over time may result in amounts being reassigned to a more appropriate loan type representing the loan’s intended purpose, and for comparison purposes prior period amounts deemed significant have been restated to reflect the change.

The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2009 aggregated to $173.2 million (versus $180.9 million a year ago) and for the top 41 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $405.5 million (compared to 51 relationships aggregating to $586.6 million a year ago).

Commercial real estate mortgage loans were comprised of the following loan types at December 31, 2009 and 2008:

	December 31
	2009			2008
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Office buildings	$132.3	$1.2	$133.5	$146.4	$2.0	$148.4
Retail trade	164.6	—	164.6	111.9	0.9	112.8
Industrial	88.4	1.7	90.1	94.7	1.9	96.6
Healthcare	24.7	—	24.7	29.2	0.6	29.8
Churches & educa- tional facilities	29.6	—	29.6	35.2	—	35.2
Recreation	3.0	0.5	3.5	1.7	0.4	2.1
Multifamily	29.7	0.7	30.4	27.2	0.7	27.9
Mobile home parks	5.4	—	5.4	3.0	—	3.0
Lodging	25.5	—	25.5	26.6	—	26.6
Restaurant	4.7	—	4.7	6.2	—	6.2
Agriculture	11.7	0.7	12.4	8.5	0.5	9.0
Convenience stores	22.1	—	22.1	23.5	—	23.5
Other	42.4	0.3	42.7	43.6	0.5	44.1

Total	$584.1	$5.1	$589.2	$557.7	$7.5	$565.2

Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $344 million and $240 million, respectively, at December 31, 2009, compared to $335 million and $223 million, respectively, a year ago.

Residential mortgage lending is an important segment of the Company’s lending activities. The Company has never offered sub-prime, Alt A, Option ARM or any negative amortizing residential loans, programs or products, although we have originated and hold residential mortgage loans from borrowers with original or current FICO scores that are less than “prime” FICO credit scores. Substantially all residential originations have been underwritten to conventional loan agency standards, including loans having balances that exceed agency value limitations. The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates. The Company reduced the size of the residential loan portfolio over the period from 2004 to 2007 and increased the size of the commercial and commercial real estate loan portfolios.

Exposure to market interest rate volatility with respect to long-term fixed rate mortgage loans held for investment is managed by attempting to match maturities and re-pricing opportunities and through loan sales of most fixed rate product. Closed residential mortgage loan production for 2009 totaled $145 million, with production by quarter as follows: fourth quarter 2009 production totaled $36 million, of which $19 million was sold servicing released, third quarter 2009 production was $28 million, all of it sold servicing-released, $43 million in residential loans closed in the second quarter of 2009, of which $24 million was sold servicing-released, and first quarter 2009 production totaled $38 million, with $20 million sold servicing-released.

At December 31, 2009, approximately $289 million or 55 percent of the Company’s residential mortgage loan balances were adjustable, compared to $329 million or 58 percent a year ago. Loans secured by residential properties having fixed rates totaled approximately $89 million at December 31, 2009, of which 15-and 30-year mortgages totaled approximately $30 million and $59 million, respectively. The remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. The Company also has a small home equity line portfolio totaling approximately $60 million at December 31, 2009, compared to $59 million at December 31, 2008. In comparison, loans secured by residential properties having fixed rates totaled approximately $180 million at December 31, 2008, with 15- and 30-year fixed rate residential mortgages totaling approximately $35 million and $60 million, respectively.

Commercial loans decreased and totaled $61.1 million at December 31, 2009, compared to $82.8 million a year ago. Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small- to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses are smaller and subject to the risks of lending to small to medium sized businesses, including, but not limited to, the effects of a downturn in the local economy, possible business failure, and insufficient cash flows.

The Company also provides consumer loans (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) which totaled $64.0 million (versus $72.9 million a year ago), real estate construction loans to individuals secured by residential properties which totaled $8.5 million (versus $20.3 million a year ago), and residential lot loans to individuals which totaled $29.3 million (versus $35.7 million a year ago).

At December 31, 2009, the Company had commitments to make loans of $97.3 million, compared to $164.5 million at December 31, 2008 (see “Note P — Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Loan Concentrations

Over the past two years, the Company has been pursuing an aggressive program to reduce exposure to loan types that have been most impacted by stressed market conditions in order to achieve lower levels of credit loss volatility. The program included aggressive collection efforts, loan sales and early stage loss mitigation strategies focused on the Company’s largest loans. Successful execution of this program has significantly reduced our exposure to larger balance loan relationships (relationships may include multiple loans to a single borrower or borrower group). Commercial loan relationships greater than $10 million were reduced by $392.1 million to $205.5 million at year-end 2009 compared with year-end 2007.

Commercial Relationships Greater than $10 Million (dollars in thousands)

	2009	2008	2007

Performing	$145,797	$374,241	$592,408
Performing TDR*	31,152	—	—
Nonaccrual	28,525	14,873	5,152
Total	$205,474	$389,114	$597,560
Top 10 Customer Loan Relationships	$173,162	$228,800	$266,702

*	TDR = Troubled debt restructures

Commercial loan relationships greater than $10 million as a percent of tier 1 capital and the allowance for loan losses was reduced to 85.9 percent at year-end 2009, compared with 162.1 percent at the end of 2008 and 258.1 percent at the end of 2007.

Concentrations in total construction and development loans and total commercial real estate (CRE) loans have also been substantially reduced. As shown in the table below, under regulatory guidance for construction and land development and commercial real estate loan concentrations as a percentage of total risk based capital, Seacoast National’s loan portfolio in these categories (as defined in the guidance) have improved.

	2009	2008	2007

Construction and Development Loans to Total Risk Based Capital	81%	206%	265%
CRE Loans to Total Risk Based Capital	274%	389%	390%

The following is the geographic location of the Company’s construction and land development loans (excluding loans to individuals) totaling $125.1 million and $339.2 million at December 31, 2009 and 2008, respectively:

	% of Total Construction and
	Land Development Loans
Florida County	2009	2008

Palm Beach	23.5	15.1
St. Lucie	16.6	18.2
Indian River	13.6	11.7
Brevard	9.7	6.7
Volusia	9.0	7.4
Miami-Dade	6.9	2.8
Martin	6.0	10.6
Broward	3.6	2.1
Okeechobee	2.3	1.9
Orange	2.8	6.6
Collier	1.9	0.9
Marion	1.1	0.9
Hendry	1.1	0.4
Charlotte	0.7	0.8
Lake	0.4	0.2
Pinellas	0.4	0.0
Highlands	0.2	4.6
Osceola	0.0	3.4
Dade	0.0	3.1
Lee	0.0	1.4
Bradford	0.0	0.8
Other	0.2	0.4

Total	100.0	100.0

Deposits and Borrowings

Total deposits decreased $31,007,000 or 1.7 percent to $1,779,434,000 at December 31, 2009 compared to one year earlier, reflecting declining brokered deposits. Since December 31, 2008, interest bearing deposits (NOW, savings and money markets deposits) increased $36,087,000 or 4.5 percent to $838,288,000, noninterest bearing demand deposits decreased $6,473,000 or 2.4 percent to $268,789,000, and CDs decreased $60,621,000 or 8.3 percent to $672,357,000. Included in CDs, brokered time deposits decreased $61,807,000 to $38,656,000 at December 31, 2009 from prior year, of which $11,451,000 are attributable to CDARs. Funds deposited under the CDARs program are required to be classified as brokered deposits. With interest rates higher on CDs, shifts from lower cost (or no cost) deposit products to CDs occurred during 2008 as local competitors with higher loan to deposit ratios aggressively increased rates seeking needed funding for their institutions. During this period of time, the Company was more cautious with regards to the pricing of CDs and has continued to follow this strategy. Also declining year over year were higher rate money market accounts. The Company continues to utilize a focused retail deposit growth strategy that has successfully generated core deposit relationships and increased services per household since its implementation in the first quarter of 2008.

Total deposits decreased $176,893,000 or 8.9 percent to $1,810,441,000 at December 31, 2008, compared to one year earlier. A decrease in business accounts in the central Florida market and a transfer of public fund deposits to sweep repurchase agreements were the cause for a decline in total deposits. Excluding the central Florida region and public fund deposits, new deposits increased $157 million during 2008 from December 31, 2007, better reflecting the successful new retail deposit growth plan.

Securities sold under repurchase agreements decreased over the past twelve months by $51,823,000 or 32.9 percent to $105,673,000 at December 31, 2009. In comparison, repurchase agreements increased $69,396,000 or 78.8 percent to $157,496,000 during 2008. Repurchase agreements are offered by Seacoast National to select customers who wish to sweep excess balances on a daily basis for investment purposes. At December 31, 2009, the number of sweep repurchase accounts was 196, compared to 243 a year ago.

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

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the general level of inflation. However, inflation affects financial institutions by increasing their cost of goods and services purchased, as well as the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Mortgage originations and re-financings tend to slow as interest rates increase, and higher interest rates likely will reduce the Company’s earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

Securities

Information related to yields, maturities, carrying values and unrealized gains (losses) of the Company’s securities is set forth in Tables 15-18.

At December 31, 2009, the Company had no trading securities, $393,648,000 in securities available for sale (representing 95.8 percent of total securities), and securities held for investment carried at $17,087,000 (4.2 percent of total securities). The Company’s securities portfolio increased $64,834,000 or 18.7 percent from December 31, 2008.

The Company manages its interest rate risk by targeting an average duration for the securities portfolio and through the acquisition of securities returning principal monthly that can be reinvested. Mortgage backed securities and collateralized mortgage obligations comprise $397,717,000 of total securities, almost 97 percent of the portfolio. Remaining securities are largely comprised of U.S. Treasury, U.S. Government agency securities and tax-exempt bonds issued by states, counties and municipalities.

The duration of the investment portfolio at December 31, 2009 was 25 months, compared to a year ago when the duration was 40 months.

Federal funds sold and interest bearing deposits (aggregated) totaled $182,900,000 and $105,190,000 at December 31, 2009 and 2008, respectively, which reflects the decline in the loan portfolio and the funds from the capital raising transactions during August 2009 and funds through the TARP CPP in December 2008. The Company has maintained additional liquidity during the low interest rate environment and intends to make additional loans or investments as the economy improves.

At December 31, 2009, available for sale securities totaling $393,648,000 had gross losses of $3,288,000 and gross gains of $6,558,000, compared to gross losses of $2,838,000 and gross gains of $6,178,000 at December 31, 2008. All of the securities with unrealized losses are reviewed for other-than-temporary impairment at least quarterly. As a result of these reviews during 2009 and 2008, it was determined that no impairment charges related to securities owned with unrealized losses were deemed other than temporarily impaired since the Company had the present intent and ability to retain these securities until recovery over the periods presented (see additional discussion under “Critical Accounting Policies and Estimates — Fair Value and Other than Temporary Impairment of Securities”).

Company management considers the overall quality of the securities portfolio to be high. The Company has no exposure to securities with subprime collateral and had no Fannie Mae or Freddie Mac preferred stock when these entities were placed in conservatorship. The Company holds no interests in trust preferred securities.

Fourth Quarter Review

During the fourth quarter of 2009, the Company’s earnings were impacted by an elevated provision for loan losses. The fourth quarter net loss was $39.1 million, or $0.73 per average common share diluted, compared to a $41.7 million or $1.21 diluted loss per common share in the third quarter of 2009, and a $22.6 million or $1.19 diluted loss per share in the fourth quarter of 2008.

During the fourth quarter of 2009, the Company’s nonperforming assets (excluding restructured loans that are performing) decreased $57.5 million to $123.3 million, or 8.66 percent of loans and OREO. Net loan charge-offs in the fourth quarter totaled $45.2 million, compared to $109.0 million for the total year 2009. The provision for loan losses in the fourth quarter totaled $41.5 million, compared to $30.7 million a year ago and $45.4 million in the third quarter of 2009. The Company aggressively collected, charged-off and reduced its concentration in problem loans, including sales of these loans of $62 million in the fourth quarter of 2009. Although significant losses were incurred during 2008 and 2009, as a result of the Company’s response to deteriorating market conditions, internally criticized loans have declined since June 30, 2009 and actions taken should reduce earnings volatility in the future.

Net interest income on a fully tax equivalent basis for the fourth quarter of 2009 was $17,518,000, $1,583,000 or 8.3 percent lower than for the third quarter of 2009 and $17,000, or 0.1 percent lower than a year ago for the same quarter. The net interest margin for the fourth quarter was 3.37 percent, an increase from the 3.32 percent achieved in last year’s fourth quarter and a 37 basis point decrease from the 3.74 percent for the third quarter of 2009. The decline in net interest margin from the third quarter of 2009 resulted from lower yielding securities and short term investments (interest bearing deposits earning only 25 basis points) increasing as a percentage of earning assets as well as lower loan yields in general, partially offset by reduced deposit costs. Deposit costs during the fourth quarter of 2009 were slightly lower and totaled 1.15 percent compared to 1.24 percent for the third quarter of 2009. The total cost of interest bearing liabilities declined 12 basis points to 1.38 percent in the fourth quarter from the third quarter of 2009 and compared to 2.52 percent in the fourth quarter a year ago.

Net interest income will continue to be impacted by nonaccrual loans and OREO during 2010, but to a lesser degree. The effect of a slower housing market will continue to negatively impact the Company’s loan pipelines prospectively and loan growth for 2010. In the fourth quarter of 2009, total loans outstanding declined $107.1 million from the end of the third quarter of 2009, while period-end deposits increased $18.1 million from the end of the third quarter of 2009. As previously noted, the Company is confident that its retail growth strategy is providing favorable results and should continue to do so.

For the fourth quarter of 2009, noninterest income (excluding securities gains and losses) were similar to results for the third quarter of 2009, declining just $26,000. Noninterest income was $229,000 lower than the fourth quarter a year ago, reflecting decreased revenue from service charges on deposits, merchant income, marine finance fees, and wealth management fees. Mortgage banking revenue was 129.3 percent higher year over year. The tight credit markets were responsible for much lower marine finance activity, although mortgage applications for residential loans are expected to increase with mortgage rates again dipping lower recently. Merchant income, wealth management, and other revenue tied to transaction volumes were all lower as a result of the economic recession. The Company expects these revenue sources to be weaker until the economy begins to improve later in 2010.

Noninterest expenses in the fourth quarter of 2009 totaled $20.9 million, higher by $135,000 than the fourth quarter of 2008 and $362,000 above third quarter 2009’s result. In comparison, noninterest expenses for the fourth quarter of 2008 were $598,000 higher than 2007’s fourth quarter. Legal and professional fees associated with loan collection efforts and nonrecurring expenses accounted for much of the increase in 2009’s fourth quarter over 2008’s, and 2008’s fourth quarter over 2007’s. Professional fees associated with strategic planning assistance and losses on closed branch facilities in the fourth quarter 2009 added $832,000 and $905,000, respectively, to expenses compared to a year ago. The Company believes legal costs should decline during 2010, as loans which have accounted for most of the increase are further along in the collection process, sold or transferred to OREO. FDIC insurance costs were higher for 2009 as well and are expected to remain at current levels next year. Executive cash incentives were not paid at year-end 2009 or 2008, and no executive bonus compensation, lower incentive payouts to sales personnel, and reduced profit sharing compensation are anticipated to remain in place during 2010 and prospectively, until the Company produces meaningful earnings improvements.

Table 1 — Condensed Income Statement*

	2009	2008	2007
	(Tax equivalent basis)

Net interest income	3.31%	3.35%	3.65%
Provision for loan losses	5.60	3.84	0.55
Noninterest income
Securities gains (losses)	0.24	0.02	(0.22)
Other	0.85	0.96	1.07
Noninterest expenses
Goodwill impairment	2.24	—	—
Other	3.67	3.42	3.33

(Loss) income before income taxes	(7.11)	(2.93)	0.62
(Benefit) provision for income taxes including tax equivalent adjustment	(0.53)	(0.96)	0.20

Net (loss) income	(6.58)%	(1.97)%	0.42%

*	As a Percent of Average Assets

Table 2 — Changes in Average Earning Assets

	Increase/(Decrease)		Increase/(Decrease)
	2009 vs 2008		2008 vs 2007
	(Dollars in thousands)

Securities:
Taxable	$72,049	25.3%	$(13,135)	(4.4)%
Nontaxable	(1,138)	(14.1)	(182)	(2.2)
Federal funds sold and other short term investments	81,007	162.6	20,013	67.1
Loans, net	(234,406)	(12.9)	(6,858)	(0.4)

TOTAL	$(82,488)	(3.8)	$(162)	0.0

Table 3 — Rate/Volume Analysis (on a Tax Equivalent Basis)

	2009 vs 2008			2008 vs 2007
	Due to Change in:			Due to Change in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
	Amount of increase (decrease)

EARNING ASSETS
Securities
Taxable	$3,452	$(1,293)	$2,159	$(655)	$41	$(614)
NonTaxable	(74)	17	(57)	(12)	(7)	(19)

	3,378	(1,276)	2,102	(667)	34	(633)
Federal funds sold and other short term investments	1,201	(1,765)	(564)	794	(1,200)	(406)
Loans	(13,444)	(13,001)	(26,445)	(460)	(21,539)	(21,999)

TOTAL EARNING ASSETS	(8,865)	(16,042)	(24,907)	(333)	(22,705)	(23,038)
INTEREST BEARING LIABILITIES
NOW	(151)	(693)	(844)	(1,232)	(825)	(2,057)
Savings deposits	(9)	(333)	(342)	(99)	(10)	(109)
Money market accounts	(1,463)	(8,615)	(10,078)	2,250	(7,089)	(4,839)
Time deposits	1,088	(8,456)	(7,368)	2,524	(5,987)	(3,463)

	(535)	(18,097)	(18,632)	3,443	(13,911)	(10,468)
Federal funds purchased and other short term borrowings	257	(1,292)	(1,035)	(1,749)	(3,441)	(5,190)
Other borrowings	(73)	(1,497)	(1,570)	2,245	(2,371)	(126)

TOTAL INTEREST BEARING LIABILITIES	(351)	(20,886)	(21,237)	3,939	(19,723)	(15,784)

NET INTEREST INCOME	$(8,514)	$4,844	$(3,670)	$(4,272)	$(2,982)	$(7,254)

(a)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Table 4 — Changes in Average Interest Bearing Liabilities

	Increase/(Decrease)		Increase/(Decrease)
	2009 vs 2008		2008 vs 2007
	(Dollars in thousands)

NOW	$(13,473)	(20.4)%	$(57,667)	(46.6)%
Savings deposits	(1,646)	(1.6)	(14,099)	(12.0)
Money market accounts	(101,104)	(13.5)	87,606	13.3
Time deposits	33,042	4.9	57,647	9.4
Federal funds purchased and other short term borrowings	26,037	28.6	(57,476)	(38.7)
Other borrowings	(2,044)	(1.7)	41,579	53.9

TOTAL	$(59,188)	(3.3)	$57,590	3.3

Table 5 — Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates(1)

	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$356,394	$16,357	4.59%	$284,345	$14,198	4.99%	$297,480	$14,812	4.98%
Nontaxable	6,953	460	6.62	8,091	517	6.39	8,273	536	6.48

	363,347	16,817	4.63	292,436	14,715	5.03	305,753	15,348	5.02
Federal funds sold and other short term investments	130,828	661	0.51	49,821	1,225	2.46	29,808	1,631	5.47
Loans(2)	1,587,273	84,985	5.35	1,821,679	111,430	6.12	1,828,537	133,429	7.30

TOTAL EARNING ASSETS	2,081,448	102,463	4.92	2,163,936	127,370	5.89	2,164,098	150,408	6.95
Allowance for loan losses	(36,951)			(28,719)			(16,842)
Cash and due from banks	32,336			41,273			60,322
Bank premises and equipment	42,997			43,107			38,886
Other assets	108,588			91,455			77,745

	$2,228,418			$2,311,052			$2,324,209

INTEREST BEARING LIABILITIES
NOW	$52,710	283	0.54%	$66,183	1,127	1.70%	$123,850	3,184	2.57%
Savings deposits	101,736	381	0.37	103,382	723	0.70	117,481	832	0.71
Money market accounts	646,978	5,367	0.83	748,082	15,445	2.06	660,476	20,284	3.07
Time deposits	701,095	18,749	2.67	668,053	26,117	3.91	610,406	29,580	4.85
Federal funds purchased and other short term borrowings	117,171	431	0.37	91,134	1,466	1.61	148,610	6,656	4.48
Other borrowings	116,720	3,405	2.92	118,764	4,975	4.19	77,185	5,101	6.61

TOTAL INTEREST BEARING LIABILITIES	1,736,410	28,616	1.65	1,795,598	49,853	2.78	1,738,008	65,637	3.78
Demand deposits	276,412			302,577			358,597
Other liabilities	16,798			7,944			8,876

	2,029,620			2,106,119			2,105,481
Shareholders’ equity	198,798			204,933			218,728

	$2,228,418			$2,311,052			$2,324,209

Interest expense as% of earning assets			1.37%			2.30%			3.03%
Net interest income/yield on earning assets		$73,847	3.55%		$77,517	3.58%		$84,771	3.92%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

Table 6 — Noninterest Income

	Year Ended			% Change
	2009	2008	2007	09/08	08/07
	(Dollars in thousands)

Service charges on deposit accounts	$6,491	$7,389	$7,714	(12.2)%	(4.2)%
Trust fees	2,098	2,344	2,575	(10.5)	(9.0)
Mortgage banking fees	1,746	1,118	1,409	56.2	(20.7)
Brokerage commissions and fees	1,416	2,097	2,935	(32.5)	(28.6)
Marine finance fees	1,153	2,304	2,865	(50.0)	(19.6)
Debit card income	2,613	2,453	2,306	6.5	6.4
Other deposit based EFT fees	331	359	451	(7.8)	(20.4)
Merchant income	1,764	2,399	2,841	(26.5)	(15.6)
Other	1,403	1,778	1,868	(21.1)	(4.8)

	19,015	22,241	24,964	(14.5)	(10.9)
Securities gains (losses)	5,399	355	(5,048)	n/m	n/m

TOTAL	$24,414	$22,596	$19,916	8.0	13.5

n/m = not meaningful

Table 7 — NonInterest Expense

	Year Ended			% Change
	2009	2008	2007	09/08	08/07
	(Dollars in thousands)

Salaries and wages	$26,693	$30,159	$31,575	(11.5)%	(4.5)%
Employee benefits	6,109	7,173	7,337	(14.8)	(2.2)
Outsourced data processing costs	7,143	7,612	7,581	(6.2)	0.4
Telephone /data lines	1,835	1,896	1,905	(3.2)	(0.5)
Occupancy	8,260	8,292	7,677	(0.4)	8.0
Furniture and equipment	2,649	2,841	2,863	(6.8)	(0.8)
Marketing	2,067	2,614	3,075	(20.9)	(15.0)
Legal and professional fees	6,984	5,662	4,070	23.3	39.1
FDIC assessments	4,952	2,028	225	144.2	801.3
Amortization of intangibles	1,259	1,259	1,259	—	—
Net loss on other real estate owned and other asset dispositions	6,327	1,424	288	344.3	394.4
Goodwill impairment	49,813	—	—	n/m	n/m
Other	7,656	7,930	9,622	(3.5)	(17.6)

TOTAL	$131,747	$78,890	$77,477	67.0	1.8

n/m = not meaningful

Table 8 — Capital Resources

	December 31
	2009	2008	2007
	(Dollars in thousands)

TIER 1 CAPITAL
Common stock	$5,887	$1,928	$1,920
Preferred stock	44,999	43,787	—
Warrant for purchase of common stock	3,123	6,245	—
Additional paid in capital	174,973	93,543	90,924
Accumulated deficit or retained earnings	(78,200)	70,278	122,396
Treasury stock	(855)	(1,839)	(1,193)
Qualifying trust preferred securities	49,950	52,000	52,000
Intangibles	(4,121)	(55,193)	(56,452)
Other	(1,712)	(115)	60

TOTAL TIER 1 CAPITAL	194,044	210,634	209,655
TIER 2 CAPITAL
Qualifying trust preferred securities	2,050	—	—
Allowance for loan losses, as limited(1)	17,981	20,755	22,425

TOTAL TIER 2 CAPITAL	20,031	20,755	22,425

TOTAL RISK-BASED CAPITAL	$214,075	$231,389	$232,080

Risk weighted assets	$1,411,202	$1,651,685	$1,907,470

Tier 1 risk based capital ratio	13.75%	12.75%	10.99%
Total risk based capital ratio	15.16%	14.00	12.17
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	8.88%	9.58	9.10
Regulatory minimum	4.00	4.00	4.00
Shareholder’s equity to assets	7.06	9.33	8.86
Average shareholders’ equity to average total assets	8.92	8.87	9.41

(1)	Includes reserve for unfunded commitments of $65,000, $65,000, and $523,000 at December 31, 2009, 2008, and 2007, respectively.

Table 9 — Loans Outstanding

	December 31
	2009	2008	2007	2006	2005
	(In thousands)

Commercial real estate	$709,285	$896,901	$1,054,862	$917,237	$676,536
Residential real estate	562,660	623,807	629,519	603,720	431,557
Commercial and financial	61,058	82,765	126,695	128,101	98,653
Consumer	64,024	72,908	86,362	83,428	82,942
Other loans	476	347	951	625	307

TOTAL	$1,397,503	$1,676,728	$1,898,389	$1,733,111	$1,289,995

Table 10 — Loan Maturity Distribution

	December 31, 2009
	Commercial and	Construction and
	Financial	Land Development	Total
		(In thousands)

In one year or less	$15,148	$78,562	$93,710
After one year but within five years:
Interest rates are floating or adjustable	2,573	24,172	26,745
Interest rates are fixed	12,193	30,981	43,174
In five years or more:
Interest rates are floating or adjustable	795	20,303	21,098
Interest rates are fixed	30,349	8,850	39,199

TOTAL	$61,058	$162,868	$223,926

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31
		% of		% of
	2009	Total	2008	Total
	(Dollars in thousands)

Maturity Group:
Under 3 Months	$106,655	31.1%	$159,436	45.2%
3 to 6 Months	68,293	19.9	66,165	18.8
6 to 12 Months	54,583	15.9	76,704	21.7
Over 12 Months	113,335	33.1	50,502	14.3

TOTAL	$342,866	100.0%	$352,807	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Beginning balance	$29,388	$21,902	$14,915	$9,006	$6,598
Provision for loan losses	124,767	88,634	12,745	3,285	1,317
Carryover of allowance for loan losses	—	—	—	2,518	1,225
Charge offs:
Commercial real estate	67,246	73,000	3,780	—	—
Residential real estate	36,687	4,675	240	—	—
Commercial and financial	3,197	2,289	1,072	16	254
Consumer	3,696	3,415	858	295	161

TOTAL CHARGE OFFS	110,826	83,379	5,950	311	415
Recoveries:
Commercial real estate	868	1,851	—	—	5
Residential real estate	567	54	—	—	—
Commercial and financial	195	222	57	161	125
Consumer	233	104	135	256	151

TOTAL RECOVERIES	1,863	2,231	192	417	281

Net loan charge offs (recoveries)	108,963	81,148	5,758	(106)	134

ENDING BALANCE	$45,192	$29,388	$21,902	$14,915	$9,006

Loans outstanding at end of year*	$1,397,503	$1,676,728	$1,898,389	$1,733,111	$1,289,995
Ratio of allowance for loan losses to
loans outstanding at end of year	3.23%	1.75%	1.15%	0.86%	0.70%
Daily average loans outstanding*	$1,587,273	$1,821,679	$1,828,537	$1,560,673	$1,116,107
Ratio of net charge offs (recoveries) to average loans outstanding	6.86%	4.45%	0.31%	(0.01)%	0.01%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

	December 31
	2009	2008	2007	2006	2005
	(Dollars in thousands)

ALLOCATION BY LOAN TYPE
Commercial real estate loans	$30,955	$17,569	$11,884	$9,996	$5,441
Residential real estate loans	9,667	6,437	6,058	1,077	887
Commercial and financial loans	1,099	2,782	3,070	3,199	1,794
Consumer loans	3,471	2,600	890	643	884

TOTAL	$45,192	$29,388	$21,902	$14,915	$9,006

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial real estate loans	50.7%	53.5%	55.6%	52.9%	52.4%
Residential real estate loans	40.3	37.2	33.1	34.9	33.5
Commercial and financial loans	4.4	5.0	6.7	7.4	7.7
Concumer loans	4.6	4.3	4.6	4.8	6.4

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

Table 14 — Nonperforming Assets

	December 31
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Nonaccrual loans(1)	$97,876	$86,970	$67,834	$12,465	$372
Other real estate owned	25,385	5,035	735	—	—

TOTAL NONPERFORMING ASSETS	$123,261	$92,005	$68,569	$12,465	$372

Amount of loans outstanding at end of year(2)	$1,397,503	$1,676,728	$1,898,389	$1,733,111	$1,289,995
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	8.66%	5.47%	3.61%	0.72%	0.03%
Accruing loans past due 90 days or more	$156	$1,838	$25	$64	$465
Loans restructured and in compliance with modified terms(3)	57,433	12,616	11	728	762

(1)	Interest income that could have been recorded during 2009, 2008 and 2007 related to nonaccrual loans was $6,602,000, $9,435,000 and $2,206,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

(3)	Interest income that would have been recorded based on original contracted terms was $3,856,000 and $1,037,000, respectively, for 2009 and 2008. The amount included in interest income under the modified terms for 2009 and 2008 was $2,958,000 and $611,000, respectively.

Table 15 — Securities Available For Sale

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2009	$3,689	$3,688	$2	$(3)
2008	22,094	22,380	286	—
Mortgage-backed securities of U.S. Government Sponsored Entities
2009	60,154	60,548	719	(325)
2008	59,500	60,529	1,035	(6)
Collateralized mortgage obligations of U.S. Government Sponsored Entities
2009	250,762	255,248	5,219	(733)
2008	200,812	205,440	4,806	(178)
Private collateralized mortgage obligations
2009	70,719	69,068	569	(2,220)
2008	27,106	24,454	—	(2,652)
Obligations of state and political subdivisions
2009	2,021	2,063	49	(7)
2008	2,021	2,070	51	(2)
Other
2009	3,033	3,033	—	—
2008	3,157	3,157	—	—

Total Securities Available For Sale
2009	$390,378	$393,648	$6,558	$(3,288)

2008	314,690	318,030	6,178	(2,838)

Table 16 — Securities Held For Investment

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

Collateralized mortgage obligations of U.S. Government Sponsored Entities
2009	$288	$289	$1	$—
2008	1,960	1,913	—	(47)
Private collateralized mortgage obligations
2009	12,565	12,637	73	(1)
2008	20,288	18,530	—	(1,758)
Obligations of states and political subdivisions
2009	4,234	4,284	55	(5)
2008	5,623	5,666	49	(6)

Total Securities Held For Investment
2009	$17,087	$17,210	$129	$(6)

2008	27,871	26,109	49	(1,811)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2009
						Average
	1 Year	1-5	5-10	After		Maturity
	or Less	Years	Years	10 Years	Total	In Years
		(Dollars in thousands)

AMORTIZED COST
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$288	$—	$—	$—	$288	0.08
Private collateralized mortgage obligations	—	12,565	—	—	12,565	2.90
Obligations of state and political subdivisions	—	1,673	2,122	439	4,234	6.62

Total Securities Held For Investment	$288	$14,238	$2,122	$439	$17,087	3.77

FAIR VALUE
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$289	$—	$—	$—	$289
Private collateralized mortgage obligations	—	12,637	—	—	12,637
Obligations of state and political subdivisions	—	1,684	2,146	454	4,284

Total Securities Held For Investment	$289	$14,321	$2,146	$454	$17,210

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	1.54%	—	—	—	1.54%
Private collateralized mortgage obligations	—	5.27%	—	—	5.27%
Obligations of state and political subdivisions	—	7.32%	6.77%	6.66%	6.97%
Total Securities Held For Investment	1.54%	5.51%	6.77%	6.66%	5.63%

Table 18 — Maturity Distribution of Securities Available For Sale

	December 31, 2009
					No		Average
	1 Year	1-5	5-10	After	Contractual		Maturity
	or Less	Years	Years	10 Years	Maturity	Total	In Years
	(Dollars in thousands)

AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$3,689	$—	$—	$—	$—	$3,689	0.81
Mortgage-backed securities of U.S. Government Sponsored Entities	—	41,097	17,508	1,549	—	60,154	5.49
Collateralized mortgage obligations of U.S. Government Sponsored Entities	16,950	202,060	31,752	—	—	250,762	3.52
Private collateralized mortgage obligations	—	47,251	23,468	—	—	70,719	4.21
Obligations of state and political subdivisions	—	—	1,094	927	—	2,021	9.30
Other	—	—	—	—	3,033	3,033	*

Total Securities Available For Sale	$20,639	$290,408	$73,822	$2,476	$3,033	$390,378	3.96

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$3,688	$—	$—	$—	$—	$3,688
Mortgage-backed securities of U.S. Government Sponsored Entities	—	41,386	17,619	1,543	—	60,548
Collateralized mortgage obligations of U.S. Government Sponsored Entities	17,282	206,472	31,494	—	—	255,248
Private collateralized mortgage obligations	—	46,967	22,101	—	—	69,068
Obligations of state and political subdivisions	—	—	1,134	929	—	2,063
Other	—	—	—	—	3,033	3,033

Total Securities Available For Sale	$20,970	$294,825	$72,348	$2,472	$3,033	$393,648

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	0.38%	—	—	—	—	0.38%
Mortgage-backed securities of U.S. Government Sponsored Entities	—	3.76%	3.26%	4.48%	—	3.63%
Collateralized mortgage obligations of U.S. Government Sponsored Entities	3.27%	3.37%	1.05%	—	—	3.07%
Private collateralized mortgage obligations	—	6.10%	6.58%	—	—	6.26%
Obligations of state and political subdivisions	—	—	6.61%	6.90%	—	6.75%
Other	—	—	—	—	0.07%	0.07%
Total Securities Available For Sale	2.75%	3.87%	3.42%	5.39%	0.07%	3.70%

*	Other Securities excluded from calculated average for total securities

Table 19 — Interest Rate Sensitivity Analysis(1)

	December 31, 2009
	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
	(Dollars in thousands)

Federal funds sold and interest bearing deposits	$182,900	$—	$—	$—	$182,900
Securities(2)	161,492	60,256	133,627	52,090	407,465
Loans(3)	374,062	196,395	520,073	227,509	1,318,039

Earning assets	718,454	256,651	653,700	279,599	1,908,404
Savings deposits(4)	838,288	—	—	—	838,288
Certificates of deposit	191,308	257,158	223,740	151	672,357
Borrowings	159,283	—	—	50,000	209,283

Interest bearing liabilities	1,188,879	257,158	223,740	50,151	1,719,928

Interest sensitivity gap	$(470,425)	$(507)	$429,960	$229,448	$188,476

Cumulative gap	$(470,425)	$(470,932)	$(40,972)	$188,476

Cumulative gap to total earning assets(%)	(24.7)	(24.7)	(2.1)	9.9
Earning assets to interest bearing liabilities(%)	60.4	99.8	292.2	557.5

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $158,358) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($312,067) or 16.4% of total earning assets and an earning assets to interest bearing liabilities for the 0-3 months category of 69.7%

SELECTED QUARTERLY INFORMATION

QUARTERLY CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	2009 Quarters				2008 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)

Net interest income:
Interest income	$23,423	$25,348	$26,122	$27,312	$28,680	$30,976	$32,273	$35,155
Interest expense	5,979	6,297	7,202	9,138	11,213	11,859	12,111	14,670

Net interest income	17,444	19,051	18,920	18,174	17,467	19,117	20,162	20,485
Provision for loan losses	41,514	45,374	26,227	11,652	30,656	10,241	42,237	5,500

Net interest (loss) income after provision for loan losses	(24,070)	(26,323)	(7,307)	6,522	(13,189)	8,876	(22,075)	14,985
Noninterest income:
Service charges on deposit accounts	1,612	1,732	1,562	1,585	1,833	1,894	1,812	1,850
Trust fees	543	517	480	558	574	597	591	582
Mortgage banking fees	422	337	488	499	184	216	350	368
Brokerage commissions and fees	321	326	388	381	447	452	515	683
Marine finance fees	228	249	331	345	318	371	930	685
Debit card income	658	674	673	608	574	620	648	611
Other deposit based EFT fees	79	73	85	94	83	82	86	108
Merchant income	409	371	448	536	487	510	667	735
Other income	329	348	350	376	330	418	357	673
Securities gains	2,188	1,425	1,786	—	—	—	355	—

Total noninterest income	6,789	6,052	6,591	4,982	4,830	5,160	6,311	6,295
Noninterest expenses:
Salaries and wages	6,446	6,598	6,761	6,888	7,083	7,713	7,428	7,935
Employee benefits	1,228	1,362	1,737	1,782	1,664	1,770	1,714	2,025
Outsourced data processing costs	1,741	1,705	1,806	1,891	1,812	1,803	1,983	2,014
Telephone/data lines	420	472	459	484	498	471	489	438
Occupancy	1,977	2,072	2,057	2,154	2,256	2,112	2,081	1,843
Furniture and equipment	645	675	678	651	706	700	747	688
Marketing	519	639	421	488	600	545	871	598
Legal and professional fees	2,336	1,653	1,603	1,392	2,117	1,687	932	926
FDIC assessments	1,042	1,007	2,026	877	1,034	543	392	59
Amortization of intangibles	315	315	314	315	315	315	314	315
Net loss on other real estate owned and other asset dispositions	2,320	2,065	1,440	502	583	255	401	185
Goodwill impairment	—	—	49,813	—	—	—	—	—
Other	1,879	1,943	1,923	1,911	2,065	2,072	2,002	1,791

Total noninterest expenses	20,868	20,506	71,038	19,335	20,733	19,986	19,354	18,817

(Loss) income before income taxes	(38,149)	(40,777)	(71,754)	(7,831)	(29,093)	(5,950)	(35,118)	2,463
(Benefit) provision for income taxes	—	—	(8,754)	(3,071)	(6,496)	(2,502)	(13,802)	700

Net (loss) income	$(38,149)	$(40,777)	$(63,000)	$(4,760)	$(22,597)	$(3,448)	$(21,316)	$1,763

PER COMMON SHARE DATA
Net (loss) income diluted	$(0.73)	$(1.21)	$(0.74)	$(0.30)	$(1.19)	$(0.18)	$(1.12)	$0.09
Net (loss) income basic	(0.73)	(1.21)	(0.74)	(0.30)	(1.19)	(0.18)	(1.12)	0.09
Cash dividends declared:
Common stock	—-	—	—	0.01	0.01	0.01	0.16	0.16
Market price common stock:
Low close	1.18	1.91	2.15	2.17	4.37	7.31	7.76	7.67
High close	2.62	2.84	4.35	6.87	11.00	12.57	11.20	12.46
Bid price at end of period	1.63	2.52	2.43	3.03	6.60	10.73	7.76	10.95

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited Seacoast Banking Corporation of Florida and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 23, 2010 expressed an unqualified opinion on those consolidated financial statements.

Miami, Florida
March 23, 2010
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 23, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Miami, Florida
March 23, 2010
Certified Public Accountants

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31
	2009	2008	2007
	(Dollars in thousands, except share data)

INTEREST INCOME
Interest on securities
Taxable	$16,357	$14,198	$14,812
Nontaxable	305	348	364
Interest and fees on loans	84,882	111,313	133,299
Interest on federal funds sold and interest bearing deposits	661	1,225	1,631

Total interest income	102,205	127,084	150,106
INTEREST EXPENSE
Interest on savings deposits	6,031	17,295	24,300
Interest on time certificates	18,749	26,117	29,580
Interest on short term borrowings	431	1,466	6,656
Interest on subordinated debt	1,354	2,551	3,229
Interest on other borrowings	2,051	2,424	1,872

Total interest expense	28,616	49,853	65,637

NET INTEREST INCOME	73,589	77,231	84,469
Provision for loan losses	124,767	88,634	12,745

NET INTEREST (LOSS) INCOME AFTER PROVISION FOR LOAN
LOSSES	(51,178)	(11,403)	71,724
NONINTEREST INCOME
Securities gains (losses)	5,399	355	(5,048)
Other	19,015	22,241	24,964

Total noninterest income	24,414	22,596	19,916
NONINTEREST EXPENSE
Goodwill impairment	49,813	—	—
Other noninterest expenses	81,934	78,890	77,477

	131,747	78,890	77,477

(LOSS) INCOME BEFORE INCOME TAXES	(158,511)	(67,697)	14,163
(Benefit) provision for income taxes	(11,825)	(22,100)	4,398

NET (LOSS) INCOME	(146,686)	(45,597)	9,765
Preferred stock dividends and accretion on preferred stock discount	3,748	115	—

NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(150,434)	$(45,712)	$9,765

SHARE DATA
Net (loss) income per share of common stock
Diluted	$(4.74)	$(2.41)	$0.51
Basic	(4.74)	(2.41)	0.52

Average common shares outstanding
Diluted	31,733,260	18,997,757	19,157,597
Basic	31,733,260	18,997,757	18,936,541

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2009	2008
	(Dollars in thousands, except share data)

ASSETS
Cash and due from banks	$32,200	$46,002
Interest bearing deposits with other banks	182,900	100,585
Federal funds sold	—	4,605

Total cash and cash equivalents	215,100	151,192
Securities available for sale (at fair value)	393,648	318,030
Securities held for investment (fair values: $17,210 in 2009 and $26,109 in 2008)	17,087	27,871

Total securities	410,735	345,901
Loans available for sale	18,412	2,165
Loans, net of deferred costs of $393 in 2009 and $270 in 2008	1,397,503	1,676,728
Less: Allowance for loan losses	(45,192)	(29,388)

Net loans	1,352,311	1,647,340
Bank premises and equipment, net	38,932	44,122
Other real estate owned	25,385	5,035
Goodwill	—	49,813
Other intangible assets	4,121	5,380
Other assets	86,319	63,488

TOTAL ASSETS	$2,151,315	$2,314,436

LIABILITIES
Demand deposits (noninterest bearing)	$268,789	$275,262
Savings deposits	838,288	802,201
Other time deposits	326,070	326,473
Brokered time certificates	38,656	100,463
Time certificates of $100,000 or more	307,631	306,042

Total deposits	1,779,434	1,810,441
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	105,673	157,496
Borrowed funds	50,000	65,302
Subordinated debt	53,610	53,610
Other liabilities	10,663	11,586

	1,999,380	2,098,435
Commitments and Contingencies (Notes K and P)

SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0.10 per share — authorized 4,000,000 shares, issued and outstanding 2,000 shares	44,999	43,787
Warrant for purchase of 589,623 shares of common stock at $6.36 per share in 2009 and 1,179,245 in 2008	3,123	6,245
Common stock, par value $.10 per share authorized 130,000,000 shares, issued 58,921,668 and outstanding 58,867,229 shares in 2009 and authorized 35,000,000 shares, issued 19,283,841 and outstanding 19,171,779 shares in 2008	5,887	1,928
Additional paid-in capital	174,973	93,543
(Accumulated deficit) Retained earnings	(78,200)	70,278
Less: Treasury stock (54,439 shares in 2009 and 112,062 shares in 2008), at cost	(855)	(1,839)

	149,927	213,942
Accumulated other comprehensive income, net	2,008	2,059

TOTAL SHAREHOLDERS’ EQUITY	151,935	216,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,151,315	$2,314,436

See notes to consolidated financial statement.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2009	2008	2007
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$102,138	$127,591	$148,171
Fees and commissions received	19,181	22,262	24,953
Interest paid	(28,507)	(50,166)	(65,395)
Cash paid to suppliers and employees	(86,868)	(71,834)	(72,386)
Income taxes received (paid)	3,423	(1,907)	(10,681)
Trading securities activity	—	14,000	(9,270)
Origination of loans designated held for sale	(165,561)	(190,337)	(214,432)
Sale of loans designated held for sale	158,628	191,832	216,660
Net change in other assets	548	232	(872)

Net cash provided by operating activities	2,982	41,673	16,748
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	94,202	27,438	67,233
Maturities of securities held for investment	10,800	4,017	10,511
Proceeds from sale of securities available for sale	92,686	13,964	148,453
Proceeds from sale of securities held for investment	—	—	85,551
Purchases of securities available for sale	(255,681)	(101,086)	(158,871)
Net new loans and principal payments	91,395	63,483	(170,636)
Proceeds from sale of loans	40,484	69,569	—
Proceeds from the sale of other real estate owned	5,582	3,435	32
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	181	—	10,125
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(2,270)	(182)	(12,380)
Additions to bank premises and equipment	(814)	(6,621)	(6,799)

Net cash provided by (used in) investing activities	76,565	74,017	(26,781)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(30,994)	(176,877)	96,307
Net increase (decrease) in federal funds purchased and repurchase agreements	(51,823)	69,396	(118,376)
Increase (decrease) in borrowings and subordinated debt	(15,000)	—	50,000
Proceeds from issuance of preferred stock and warrant	—	50,000	—
Issuance of common stock, net of related expense	82,553	—	—
Stock based employee benefit plans	174	908	450
Dividend reinvestment plan	31	89	92
Dividends paid	(580)	(6,489)	(12,180)

Net cash provided by (used in) financing activities	(15,639)	(62,973)	16,293

Net increase in cash and cash equivalents	63,908	52,717	6,260
Cash and cash equivalents at beginning of year	151,192	98,475	92,215

Cash and cash equivalents at end of year	$215,100	$151,192	$98,475

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

					Paid-in			Accumulated
					Capital			Other
	Common Stock		Preferred Stock		and	Retained	Treasury	Comprehensive
(Dollars in thousands)	Shares	Amount	Shares	Amount	Warrant	Earnings	Stock	Income (Loss), Net	Total

BALANCE AT DECEMBER 31, 2006	18,974	$1,899	—	$—	$88,380	$124,811	$(310)	$(2,355)	$212,425
Comprehensive Income:
Net income	—	—	—	—	—	9,765	—	—	9,765
Net unrealized gain on securities	—	—	—	—	—	—	—	516	516
Net reclassification adjustment	—	—	—	—	—	—	—	2,173	2,173

Comprehensive income	—	—	—	—	—	—	—	—	12,454
Cash dividends at $0.64 per common share	—	—	—	—	—	(12,180)	—	—	(12,180)
Treasury stock acquired	(161)	—	—	—	—	—	(2,659)	—	(2,659)
Stock based compensation expense	—	—	—	—	423	—	—	—	423
Common stock issued for stock based employee benefit plans	291	21	—	—	2,127		1,678	—	3,826
Dividend reinvestment plan	6	—	—	—	(6)	—	98	—	92

BALANCE AT DECEMBER 31, 2007	19,110	1,920	—	—	90,924	122,396	(1,193)	334	214,381
Comprehensive loss:
Net loss	—	—	—	—	—	(45,597)	—	—	(45,597)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,863	1,863
Net reclassification adjustment	—	—	—	—	—	—	—	(138)	(138)

Comprehensive loss	—	—	—	—	—	—	—	—	(43,872)
Cash dividends at $0.34 per common share	—	—	—	—	—	(6,489)	—	—	(6,489)
Stock based compensation expense	—	—	—	—	463	—	—	—	463
Common stock issued for stock based employee benefit plans	52	8	—	—	2,191	—	(770)	—	1,429
Dividend reinvestment plan	10	—	—	—	(35)	—	124	—	89
Proceeds from issuance of preferred stock and warrant	—	—	2	43,755	6,245	—	—	—	50,000
Accretion on preferred stock discount	—	—	—	32	—	(32)	—	—	—

BALANCE AT DECEMBER 31, 2008	19,172	1,928	2	43,787	99,788	70,278	(1,839)	2,059	216,001
Comprehensive loss:
Net loss	—	—	—	—	—	(146,686)	—	—	(146,686)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,399	1,399
Net reclassification adjustment	—	—	—	—	—	—	—	(1,450)	(1,450)

Comprehensive loss	—	—	—	—	—	—	—	—	(146,737)
Cash dividends at $0.01 per common share	—	—	—	—	—	(191)	—	—	(191)
Cash dividends on preferred shares	—	—	—	—	—	(389)	—	—	(389)
Stock based compensation expense	—	—	—	—	401	—	—	—	401
Common stock issued for stock based employee benefit plans	10	—	—	—	(505)	—	771	—	266
Dividend reinvestment plan	10	—	—	—	(182)	—	213	—	31
Issuance of common stock	39,675	3,959	—	—	81,717	—	—	—	85,676
Clawback of one-half of warrants	—	—	—	—	(3,123)	—	—	—	(3,123)
Accretion on preferred stock discount	—	—	—	1,212	—	(1,212)	—	—	—

BALANCE AT DECEMBER 31, 2009	58,867	$5,887	2	$44,999	$178,096	$(78,200)	$(855)	$2,008	$151,935

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A	Significant Accounting Policies

General:  Seacoast Banking Corporation of Florida (“Company”) is a single segment bank holding company with one operating subsidiary bank, Seacoast National Bank (“Seacoast National”, together the “Company”). Seacoast National’s service area includes Okeechobee, Highlands, Hendry, Hardee, Glades, DeSoto, Palm Beach, Martin, St. Lucie, Brevard, Indian River, Broward, Orange and Seminole counties, which are located in central and southeast Florida. The bank operates full service branches within its markets.

The consolidated financial statements include the accounts of Seacoast and all its majority-owned subsidiaries but exclude five trusts created for the issuance of trust preferred securities. In consolidation, all significant intercompany accounts and transactions are eliminated.

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries.

Certain reclassifications have been made to prior years’ financial statements to conform to the current year presentation.

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

Use of Estimates:  The preparation of these consolidated financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses, and contingent liabilities. Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, deferred tax assets, the valuation of investment securities available for sale, fair value of impaired loans, contingent liabilities, other real estate owned and goodwill. Actual results could differ from those estimates.

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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security is impaired on an other-than-temporary (“OTTI”) basis. Management considers many factors including the length of time the security has had a fair value less than the cost basis; our intent and ability to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than temporary are written down to fair value with the write-down recorded as a realized loss.

Based on updated guidance issued in April 2009, the Company determines whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment and write the debt security down to fair value. For all other debt securities for which the Company does not expect to recover the entire amortized cost basis of the security and do not meet either condition, an OTTI loss is considered to have occurred, and the Company records the credit loss portion of impairment in earnings and the temporary impairment related to all other factors on other comprehensive income (“OCI”).

For securities which are transferred into held to maturity from available for sale the unrealized gain or loss at the date of transfer is reported as a component of shareholders’ equity and is amortized over the remaining life as an adjustment of yield using the interest method.

Seacoast National is a member of the Federal Home Loan Bank system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

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

The Company accounts for loans in accordance with ASC topics 310 and 470, when due to a deterioration in a borrower’s financial position, the Company grants concessions that would not otherwise be considered. Troubled debt restructured loans are tested for impairment and placed in non-accrual status. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectible, the loans are returned to accrual status. When the Company modifies the terms of an existing loan that is not considered a troubled debt restructuring, the Company follows the provisions of ASC 310 “Creditor’s Accounting for a Modification or Exchange of Debt Instruments”.

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

The accrual of interest is generally discontinued on loans and leases, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 90 days or more are placed on nonaccrual status regardless of security. When interest accruals are discontinued, unpaid interest is reversed against interest income. Consumer loans that become 120 days past due are generally charged off. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status. Interest income on nonaccrual loans is either recorded using the cash basis method of accounting or recognized after the principal has been reduced to zero, depending on the type of loan.

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

Loans Held for Sale:  Loans are classified as held for sale based on management’s intent to sell the loans, either as part of a core business strategy or related to a risk mitigation strategy. Loans held for sale and

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

any related unfunded lending commitments are recorded at the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or fair market value less costs to sell. At the time of the transfer to loans held for sale, if the fair market value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Fair market value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions.

At December 31, 2009 fair market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the fair market value of the entire relationship including the unfunded lending commitment.

Individual loans or pools of loans are transferred from the loan portfolio to loans held for sale when the intent to hold the loans has changed and there is a plan to sell the loans within a reasonable period of time. Loans held for sale are reviewed quarterly. Subsequent declines or recoveries of previous declines in the fair market value of loans held for sale are recorded in other fee income in the results of operations. Fair market value changes occur due to changes in interest rates, the borrower’s credit, the secondary loan market and the market for a borrower’s debt. If an unfunded lending commitment expires before a sale occurs, the reserve associated with the unfunded lending commitment is recognized as a credit to other fee income in the results of operations.

Fair Value Measurements:  The Company measures or monitors many of its assets and liabilities on a fair value basis. Certain assets and liabilities are measured on a recurring basis. Examples of these include derivative instruments, available for sale and trading securities, loans held for sale and long-term debt. Additionally, fair value is used on a non-recurring basis to evaluate assets or liabilities for impairment or for disclosure purposes. Examples of these non-recurring uses of fair value include certain loans held for sale accounted for on a lower of cost or fair value, goodwill, and long-lived assets. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value.

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

Bank Premises and Equipment:  Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Premises and equipment include certain costs associated with the acquisition of leasehold improvements. Depreciation and amortization are recognized principally by the straight-line method, over the estimated useful lives as follows: buildings — 25-40 years, leasehold improvements — 5-25 years, furniture and equipment — 3-12 years. Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Goodwill and Other Intangible Assets:  Goodwill and intangible assets with indefinite lives are not subject to amortization. Rather they are subject to impairment tests at least annually, or more often if events or circumstances indicate there may be impairment Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows. A loss is recognized to reduce the carrying amount to fair value, where appropriate.

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

The allowance for loan losses and reserve for unfunded lending commitments is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. The Company employs a variety of modeling and estimation tools in developing the appropriate allowance for loan losses and reserve for unfunded lending commitments. The allowance for loan losses and reserve for unfunded lending commitments consists of formula-based components for commercial residential and consumer loans, allowance for impaired commercial loans and allowance related to additional factors that are believed indicative of current trends and business cycle issues.

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

Income Taxes:  The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their related tax bases and are measured using the enacted tax rates and laws that are in effect. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in rates is recognized as income or expense in the period in which the change occurs. See Note L, Income Taxes for related disclosures.

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

Stock-Based Compensation:  The three stock option plans are accounted for under ASC Topic 718 and the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with market assumptions. This amount is amortized on a straight-line basis over the vesting period, generally five years. (See Note J)

For restricted stock awards, which generally vest based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits in accordance with the applicable vesting schedule, generally straight-line over five years. Some shares vest based upon the Company achieving certain performance goals and salary amortization expense is based on an estimate of the most likely results on a straight line basis.

Federal Home Loan Bank Stock:  The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Recently Issued Accounting Standards, Not Adopted As of December 31, 2009

Accounting Standards Update (ASU) 2010-6 — Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements. New disclosures required include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers. In addition, the reconciliation for level 3 activity will be required on a gross rather than net basis. The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques. The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis which will be effective for fiscal years beginning after December 15, 2010.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note B	Subsequent Events

In preparing these consolidated financial statements, subsequent events were evaluated through the time the consolidated financial statements were issued. The consolidated financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the Securities and Exchange Commission. In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the consolidated financial statements or disclosed in the notes to the consolidated financial statements.

Note C	Cash, Dividend and Loan Restrictions

In the normal course of business, the Company and Seacoast National enter into agreements, or are subject to regulatory agreements that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

Seacoast National is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was nominal for 2009 and 2008.

Under Federal Reserve regulation, Seacoast National is limited as to the amount it may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2009, the maximum amount available for transfer from Seacoast National to the Company in the form of loans approximated $30.0 million.

The approval of the Office of the Comptroller of the Currency (“OCC”) is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction Seacoast National cannot distribute any dividends to the Company as of December 31, 2009, without prior approval of the OCC.

Note D	Securities

The amortized cost and fair value of securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Held for Investment		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)

Due in less than one year	$—	$—	$3,689	$3,688
Due after one year through five years	1,673	1,684	—	—
Due after five years through ten years	2,122	2,146	1,094	1,134
Due after ten years	439	454	927	929

	4,234	4,284	5,710	5,751
Mortgage-backed securities of U.S. Government Sponsored Entities	—	—	60,154	60,548
Collateralized mortgage obligations of U.S. Government Sponsored Entities	288	289	250,762	255,248
Private collateralized mortgage obligations	12,565	12,637	70,719	69,068
No contractual maturity	—	—	3,033	3,033

	$17,087	$17,210	$390,378	$393,648

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proceeds from sales of securities available for sale during 2009 were $92,686,000 with gross gains of $5,399,000.

Proceeds from sales of securities available for sale during 2008, were $13,964,000 with gross gains of $355,000.

Securities with a carrying value of $320,768,000 and a fair value of $320,775,000 at December 31, 2009, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public and trust deposits.

Proceeds from sales of securities available for sale during 2007, were $148,453,000 with gross gains of $120,000 and gross losses of $2,885,000. Proceeds from sales of securities held for investment during 2007 were $85,551,000 with gross losses of $2,283,000. Securities were sold as part of the securities portfolio restructuring during the first quarter of 2007.

	December 31, 2009
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$3,689	$2	$(3)	$3,688
Mortgage-backed securities of U.S. Government Sponsored Entities	60,154	719	(325)	60,548
Collateralized mortgage obligations of U.S. Government Sponsored Entities	250,762	5,219	(733)	255,248
Private collateralized mortgage obligations	70,719	569	(2,220)	69,068
Obligations of state and political subdivisions	2,021	49	(7)	2,063
Other	3,033	—	—	3,033

	$390,378	$6,558	$(3,288)	$393,648

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$288	$1	$—	289
Private collateralized mortgage obligations	12,565	73	(1)	12,637
Obligations of state and political subdivisions	4,234	55	(5)	4,284

	$17,087	$129	$(6)	$17,210

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2008
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$22,094	$286	$—	$22,380
Mortgage-backed securities of U.S. Government Sponsored Entities	59,500	1,035	(6)	60,529
Collateralized mortgage obligations of U.S. Government Sponsored Entities	200,812	4,806	(178)	205,440
Private collateralized mortgage obligations	27,106	—	(2,652)	24,454
Obligations of state and political subdivisions	2,021	51	(2)	2,070
Other	3,157	—	—	3,157

	$314,690	$6,178	$(2,838)	$318,030

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$1,960	$—	$(47)	$1,913
Private collateralized mortgage obligations	20,288	—	(1,758)	18,530
Obligations of state and political subdivisions	5,623	49	(6)	5,666

	$27,871	$49	$(1,811)	$26,109

The estimated fair value of a security is determined based on market quotations when available or, if not available, by using quoted market prices for similar securities, pricing models or discounted cash flows analyses, using observable market data where available. The tables below indicate the amount of securities with unrealized losses and period of time for which these losses were outstanding at December 31, 2009 and 2008, respectively.

	December 31, 2009
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$2,489	$(3)	$—	$—	$2,489	$(3)
Mortgage-backed securities of U.S. Government Sponsored Entities	32,519	(325)	—	—	32,519	(325)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	57,438	(733)	—	—	57,438	(733)
Private collateralized mortgage obligations	18,211	(115)	18,498	(2,106)	36,709	(2,221)
Obligations of state and political subdivisions	—	—	1,542	(12)	1,542	(12)

Total temporarily impaired securities	$110,657	$(1,176)	$20,040	$(2,118)	$130,697	$(3,294)

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2008
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities of U. S. Government Sponsored Entities	7,714	(6)	—	—	7,714	(6)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	12,450	(176)	1,914	(49)	14,364	(225)
Private collateralized mortgage obligations	—	—	42,983	(4,410)	42,983	(4,410)
Obligations of state and political subdivisions	503	(1)	1,517	(7)	2,020	(8)

Total temporarily impaired securities	$20,667	$(183)	$46,414	$(4,466)	$67,081	$(4,649)

The Company owned individual investment securities of $130.7 million with aggregate gross unrealized losses at December 31, 2009. Based on a review of each of the securities in the investment securities portfolio at December 31, 2009, the Company concluded that it expected to recover the amortized cost basis of its investment.

Approximately $2.2 million of the unrealized losses pertain to super senior private label securities secured by collateral originated prior to 2005 with a fair value of $36.7 million and were attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The collateral underlying these mortgage investments are 30- and 15-year fixed and 10/1 adjustable rate mortgage loans with low loan to values, subordination and historically have had minimal foreclosures and losses. Based on its assessment of these factors, management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest rate movements and not changes in credit quality.

At December 31, 2009, the Company also had $1.1 million of unrealized losses on mortgage backed securities of government sponsored entities having a fair value of $90.0 million that were attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The contractual cash flows for these securities are guaranteed by U.S. government agencies and U.S. government-sponsored enterprises. Based on its assessment of these factors, management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest movements and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities.

The unrealized losses on debt securities issued by states and political subdivisions amounted to $12,000 at December 31, 2009. The unrealized losses on state and municipal holdings included in this analysis are attributable to a combination of factors, including a general decrease in liquidity and an increase in risk premiums for credit-sensitive securities since the time of purchase. Based on its assessment of these factors, management believes that unrealized losses on these debt security holdings are a function of changes in investment spreads and liquidity and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009, the Company does not intend to sell nor is it anticipated that it would be required to sell any of its investment securities that have losses. Therefore, management does not consider any investment to be other-than-temporarily impaired at December 31, 2009.

Included in other assets is $14.9 million and $12.8 million at December 31, 2009 and December 31, 2008, respectively, of Federal Home Loan Bank and Federal Reserve Bank stock stated at par value. At December 31, 2009, the Company has not identified events or changes in circumstances which may have a significant adverse effect on the fair value of the $14.9 million of cost method investment securities.

Note E	Loans

Information relating to loans at December 31 is summarized as follows:

	2009	2008
	(In thousands)

Real estate mortgage	$1,109,077	$1,125,465
Construction and land development	162,868	395,243
Commercial and financial	61,058	82,765
Installment loans to individuals	64,024	72,908
Other	476	347

TOTAL	$1,397,503	$1,676,728

One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $6,075,000 and $11,426,000 at December 31, 2009 and 2008, respectively. During 2009, $693,000 of new loans were made and reductions totaled $6,044,000.

At December 31, 2009 and 2008, participations of loans sold totaled $7,514,000 and $21,789,000, respectively, while loans purchased totaled $29,081,000 and $35,968,000, respectively. At December 31, 2009 and 2008, loan syndications sold were zero and totaled $10,326,000, while loan syndications purchased totaled $16,023,000 and $22,375,000, respectively.

At December 31, 2009 and December 31, 2008, loans pledged as collateral for borrowings totaled $55.0 million and $71.5 million, respectively. At December 31, 2009, an additional $83.6 million in loans was pledged as collateral for letters of credit with the FHLB utilized to satisfy Seacoast National’s requirements as a qualified public depository within the state of Florida, whereas no pledging of this nature was outstanding at December 31, 2008.

Note F	Impaired Loans and Allowance for Loan Losses

At December 31, 2009 and 2008, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	2009		2008
	Recorded	Valuation	Recorded	Valuation
	Investment	Allowance	Investment	Allowance
	(In thousands)

Impaired loans without an allowance	$63,674	$—	$62,031	$—
Impaired loans with an allowance	91,636	13,042	39,393	5,152

	$155,310	$13,042	$101,424	$5,152

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans also include loans that have been modified in troubled debt restructurings (“TDRs”) where concessions to borrowers who experienced financial difficulities have been granted. At December 31, 2009 and 2008, accruing TDRs totaled $57.4 million and $12.6 million, respectively.

The valuation allowance for impaired loans is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2009, 2008 and 2007 was $137,295,000, $74,287,000 and $22,238,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the years ended December 31, 2009 and 2008, the Company recorded $708,000 and $673,000, respectively in interest income on impaired loans. No interest income on impaired loans was recorded in the year ended December 31, 2007.

The nonaccrual loans and accruing loans past due 90 days or more for the year ended December 31, 2009 were $97,876,000 and $156,000, respectively, were $86,970,000 and $1,838,000, respectively, at the end of 2008, and were $67,834,000 and $25,000, respectively, at year end 2007.

Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

	2009	2008	2007
	(In thousands)

Balance, beginning of year	$29,388	$21,902	$14,915
Provision charged to operating expense	124,767	88,634	12,745
Charge offs	(110,826)	(83,379)	(5,950)
Recoveries	1,863	2,231	192

Balance, end of year	$45,192	$29,388	$21,902

Note G	Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value
	(In thousands)

December 31, 2009
Premises (including land of $9,262)	$48,347	$(15,745)	$32,602
Furniture and equipment	20,922	(14,592)	6,330

	$69,269	$(30,337)	$38,932

December 31, 2008
Premises (including land of $10,162)	$51,342	$(14,865)	$36,477
Furniture and equipment	20,964	(13,319)	7,645

	$72,306	$(28,184)	$44,122

In accordance with the provisions of the impairment or disposal of long-lived assets ASC 360-10, two closed branches held for sale with a carrying amount of $2.4 million were written down to their fair value of $1.7 million resulting in a loss of $753,000, which was included in the consolidated statement of operations as “net loss on other real estate owned and other asset dispositions”.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note H	Goodwill and Other Intangible Assets

Goodwill for the Company’s single reporting unit has been tested annually for impairment, unless an event occurs or circumstances change that more likely than not reduce the fair value of the reporting unit.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two step impairment test. Step 1 includes a determination of the carrying value of the reporting unit, including existing goodwill and intangible assets, and estimating the fair value of the reporting unit. The fair value of the reporting unit is compared to its carrying amount and, if the carrying amount exceeds its fair value, we are required to perform a step 2 analysis to the impairment test.

During 2009, we performed an impairment test prior to the annual impairment testing date due to the uncertainty in the interest rate environment, continued softness in the real estate market and the market volatility of the financial services industry. This impairment test indicated that the step 2 analysis was necessary. A step 2 analysis of the goodwill impairment test was performed to measure the impairment loss. The step 2 analysis requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. After performing the step 2 analysis it was determined that the implied value of goodwill was less than its carrying cost, resulting in an impairment charge of $49,813,000.

Changes in the carrying amount of goodwill for the years ended December 31, 2009, and 2008 are presented below.

(In thousands)

Balance, December 31, 2007	$49,813
Additions to goodwill, net	—

Balance, December 31, 2008	49,813
Impairment of goodwill	(49,813)

Balance, December 31, 2009	$—

The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2009 and 2008, are presented below.

	December 31, 2009		December 31, 2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Deposit base intangible	$9,494	$(5,373)	$9,494	$(4,114)

	$9,494	$(5,373)	$9,494	$(4,114)

Intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2009, is presented below.

	Year Ended December 31
	2009	2008	2007
	(In thousands)

Intangible Amortization
Identified intangible assets
Deposit base	$1,259	$1,259	$1,259

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated annual amortization expense for identified intangible assets determined using the straight line method in each of the five years subsequent to December 31, 2009, is as follows (in thousands): 2010, $985; 2011, $847; 2012, $788; 2013, $783 and 2014, $718.

Note I	Borrowings

All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2009	2008	2007
	(In thousands)

Maximum amount outstanding at any month end	$158,815	$157,496	$220,940
Weighted average interest rate at end of year	0.26%	0.38%	3.12%
Average amount outstanding	$117,171	$91,134	$148,610
Weighted average interest rate	0.37%	1.61%	4.48%

On July 31, 1998, the Company obtained an advance of $15,000,000 from the FHLB, with interest payable quarterly at a fixed rate of 6.10 percent. During 2007, the Company obtained additional advances of $25,000,000 each on September 25, 2007 and November 27, 2007, increasing total borrowings from the FHLB to $65,000,000 at December 31, 2007 and 2008, respectively. The original $15,000,000 advance matured on November 12, 2009, thereby reducing total borrowings to $50,000,000 at December 31, 2009. The two remaining advances mature on September 15, 2017 and November 27, 2017, respectively, and have fixed rates of 3.64 percent and 2.70 percent at December 31, 2009, respectively, payable quarterly; the FHLB has a perpetual three-month option to convert the interest rate on either advance to an adjustable rate and the Company has the option to prepay the advance should the FHLB convert the interest rate.

Seacoast National has unused secured lines of credit of $316,671,000 at December 31, 2009.

The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I, and II (“Trusts I and II”) which each completed a private sale of $20.0 million of floating rate preferred securities. On June 29, 2007, the Company issued an additional $12,372,000 in junior subordinated debentures which was issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Statutory Trust III (“Trust III”), which completed a private sale of $12.0 million of floating rate trust preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points, the 3-month LIBOR rate plus 133 basis points, and the 3-month LIBOR rate plus 135 basis points, respectively. The rates, which adjust every three months, are currently 2.00 percent, 1.58 percent, and 1.60 percent, respectively, per annum. The trust preferred securities have original maturities of thirty years, and may be redeemed without penalty on or after June 10, 2010, March 15, 2011, and September 15, 2012, respectively, upon approval of the Federal Reserve or upon occurrence of certain events affecting their tax or regulatory capital treatment. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also issued $619,000, $619,000 and $372,000, respectively, of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used by Trusts I and II to purchase the $41.2 million junior subordinated deferrable interest notes issued by the Company, and by Trust III to purchase the $12.4 million junior subordinated deferrable interest notes issued by the Company, all of which have terms substantially similar to the trust preferred securities.

The Company has the right to defer payments of interest on the notes at any time or from time to time for a period of up to twenty consecutive quarterly interest payment periods. Under the terms of the notes, in the event that under certain circumstances there is an event of default under the notes or the Company has elected to defer interest on the notes, the Company may not, with certain exceptions, declare or pay any

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividends or distributions on its capital stock or purchase or acquire any of its capital stock. The Company executed its right to defer interest payments on the notes beginning May 19, 2009 and as a result no common or preferred stock dividends can be paid.

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

Despite the fact that the accounts of the Trusts are not included in the Company’s consolidated financial statements, the $50.0 million in trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company and $2.0 million in Tier 2 capital, as allowed by Federal Reserve guidelines.

During 2009, Seacoast National utilized $76.0 million in letters of credit issued by the FHLB to satisfy a portion of its pledging requirement to transact business as a qualified public depository within the state of Florida. The letters of credit have a term of one year with an annual fee equivalent of five basis points, or $38,000, amortized over the one year term of the letters. No interest cost is associated with the letters of credit.

Note J	Employee Benefits and Stock Compensation

The Company’s profit sharing and retirement plan covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing and retirement contributions charged to operations were $417,000 in 2009, $1,362,000 in 2008, and $1,187,000 in 2007.

The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, April 20, 2000 and May 8, 2008. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan, pursuant to the 2000 plan shall not exceed 1,320,000 shares, and pursuant to the 2008 plan, shall not exceed 1,500,000 shares. The Company has granted options and stock appreciation rights (“SSARs”) on 826,000, 933,000, and 791,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2009; no options or SSARs have been issued under the 2008 plan. Under the 2000 plan the Company issued 21,000 shares of restricted stock awards at $10.92 per share during 2008 and granted SSARs of $306,000 shares at a weighted average fair value of $4.21 per share and issued 58,000 shares of restricted stock awards at $22.14 per share during 2007. Under the plans, the option or SSARs exercise price equals the common stock’s market price on the date of the grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options or SSARs issued after that have a vesting period of five years and a contractual life of ten years. To the extent the Company has treasury shares available, stock options exercised or stock grants awarded may be issued from treasury shares or, if treasury shares are insufficient, the Company can issue new shares. The Company has a single share repurchase program in place, approved on September 18, 2001, authorizing the repurchase of up to 825,000 shares; the maximum number of shares that may yet be purchased under this program is 156,000. Under TARP and Federal Reserve policy, the Company’s stock repurchases are limited.

The Company did not grant any stock options or SSARS in 2009 or 2008. Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected price volatility, which

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options or SSARs. The more significant assumptions used in estimating the fair value of stock options and SSARs include risk-free interest rates of 4.50 percent in 2007; dividend yield of 2.72 percent in 2007; weighted average expected lives of the stock options of 5 years in 2007; and volatility of the Company’s common stock of 19 percent in 2007. Additionally, the estimated fair value of stock options and SSARs was reduced, as applicable, by an estimate of forfeiture experience of 10 percent in 2007.

The following table presents a summary of stock option and SSARs activity for the year ended December 31, 2009:

		Option or		Aggregate
	Number of	SSAR Price	Weighted Average	Intrinsic
	Shares	Per Share	Exercise Price	Value

Dec. 31, 2006	750,000	$6.59 — 27.36	$16.03	$6,577,000
Granted	306,000	22.16 — 22.22	22.22
Exercised	(178,000)	7.73 — 22.40	11.68
Cancelled	(34,000)	17.08 — 26.72	23.53

Dec. 31, 2007	844,000	7.46 — 27.36	18.89	$277,000
Granted	0	0	0
Exercised	(71,000)	8.79	8.79
Expired	(86,000)	8.79	8.79
Cancelled	(76,000)	17.08 — 26.72	22.26

Dec. 31, 2008	611,000	7.46 — 27.36	21.06	$0
Granted	0	0	0
Exercised	0	0	0
Cancelled	(53,000)	8.22 — 26.72	19.60

Dec. 31, 2009	558,000	7.46 — 27.36	21.21	$0

No stock options were exercised during 2009. No windfall tax benefits were realized from the exercise of stock options and no cash was utilized to settle equity instruments granted under stock option awards.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2009:

Options / SSARs Outstanding		Options / SSARs Exercisable (Vested)
	Weighted Average		Weighted	Weighted Average
Number of	Remaining	Number of	Average	Remaining	Aggregate
Shares	Contractual Life	Shares	Exercise	Contractual Life	Intrinsic
Outstanding	in Years	Exercisable	Price	in Years	Value

558,000	5.81	334,000	19.75	4.8	$0

Since December 31, 2007 no new stock options or SSARs were issued, stock options and SSARs totaling 129,000 shares were cancelled.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Adjusting for potential forfeiture experience, non-vested stock options and SSARs for 197,000 shares were outstanding at December 31, 2009 and are as follows:

	Weighted			Weighted
Number of	Average		Remaining	Average
Non-Vested	Remaining	Weighted	Unrecognized	Remaining
Stock Options	Contractual Life	Average	Compensation	Recognition
and SSARs	In Years	Fair Value	Cost	Period in Years

197,000	7.09	4.49	$694,000	2.09

The total intrinsic value of stock options exercised in 2008 and 2007 was $144,000 and $1.9 million, respectively.

Since December 31, 2008, no restricted stock awards were issued, 13,000 awards have vested and 63,000 awards were cancelled. Non-vested restricted stock awards for a total of 32,000 shares were outstanding at December 31, 2009, 76,000 less than at December 31, 2008, and are as follows:

Number of
Non-Vested	Remaining	Weighted Average
Restricted Stock	Unrecognized	Remaining Recognition
Award Shares	Compensation Cost	Period in Years

32,000	$384,312	2.43

In 2009, 2008 and 2007 the Company recognized $580,000 ($357,000 after tax), $1,095,000 ($673,000 after tax) and $735,000 ($452,000 after tax), respectively of non-cash compensation expense.

No cash was utilized to settle equity instruments granted under restricted stock awards. No compensation cost has been capitalized and no significant modifications have occurred with regard to the contractual terms for stock options, SSARs or restricted stock awards.

Note K	Lease Commitments

The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. At December 31, 2009, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)

2010	$3,578
2011	3,213
2012	2,732
2013	2,301
2014	2,230
Thereafter	17,961

$32,015

Rent expense charged to operations was $4,257,000 for 2009, $4,402,000 for 2008 and $4,092,000 for 2007. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company. Lease payments to these individuals were $312,000 in 2009, $326,000 in 2008 and $308,000 in 2007.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note L	Income Taxes

The provision (benefit) for income taxes is as follows:

	Year Ended December 31
	2009	2008	2007
	(In thousands)

Current
Federal	$812	$(22,217)	$9,036
State	(4)	(76)	(4)
Deferred
Federal	(10,488)	(246)	(3,465)
State	(2,145)	439	(1,169)

	$(11,825)	$(22,100)	$4,398

The difference between the total expected tax expense (benefit) (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2009, 2008 and 2007) and the reported income tax expense (benefit) relating to income (loss) before income taxes is as follows:

	Year Ended December 31
	2009	2008	2007
	(In thousands)

Tax rate applied to income (loss) before income taxes	$(55,479)	$(23,694)	$4,957
Increase (decrease) resulting from the effects of:
Goodwill impairment	17,435	—	—
Tax exempt interest on obligations of states and political subdivisions	(168)	(186)	(197)
State income taxes	1,868	1,726	410
Stock compensation	179	162	148
Other	1,108	(471)	253

Federal tax provision (benefit) before valuation allowance	(35,057)	(22,463)	5,571
State tax provision (benefit) before valuation allowance	(6,419)	(5,213)	(1,173)

Total income tax (benefit) expense	(41,476)	(27,676)	4,398
Change in valuation allowance	29,651	5,576	—

Income tax (benefit) expense	$(11,825)	$(22,100)	$4,398

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net deferred tax assets (liabilities) are comprised of the following:

	December 31
	2009	2008
	(In thousands)

Allowance for loan losses	$18,329	$11,911
Accrued interest and fee income	—	104
Other real estate owned	557	24
Capital losses	386	386
Accrued stock compensation	311	299
Federal tax loss carryforward	31,416	—
State tax loss carryforward	7,038	3,765
Deferred compensation	1,201	1,153
Other	194	—

Gross deferred tax assets	59,432	17,642
Less: Valuation allowance	(35,227)	(5,576)

Deferred tax assets net of valuation allowance	24,205	12,066
Depreciation	(2,386)	(2,453)
Deposit base intangible	(1,557)	(2,052)
Net unrealized securities gains	(1,262)	(1,286)
Accrued interest and fee income	(159)	—
Other	—	(91)

Gross deferred tax liabilities	(5,364)	(5,882)

Net deferred tax assets	$18,841	$6,184

Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset of $18.8 million is more likely than not based on expectations as to future taxable income and available tax planning strategies, as defined in ASC 740, that could be implemented if necessary to prevent a carryforward from expiring. The Company’s net deferred tax asset (DTA) of $18.8 million consists of approximately $41.0 million of net U.S. federal DTAs, $13.0 million of net state DTAs, a $25.4 million federal DTA valuation allowance, and a $9.8 million state DTA valuation allowance.

As a result of the losses incurred in 2008, the Company reached a three-year cumulative pretax loss position at December 31, 2008. Losses in 2009 added to this cumulative loss position that is considered significant negative evidence in assessing the realizability of a DTA. The positive evidence that can be used to offset this negative evidence can include forecasts of sufficient taxable income in the carryforward period, exclusive of tax planning strategies and sufficient tax planning strategies that could produce income sufficient to fully realize the DTAs. In general, the Company would need to generate approximately $117 million of taxable income during the respective carryforward periods to fully realize its federal DTAs, and $236 million to realize state DTAs. The Company believes only a portion of the federal and state DTAs can be realized from tax planning strategies and therefore a valuation allowance of $25.4 million and $9.8 million was recorded, respectively, for federal and state DTAs. The use of the Company’s forecast of future taxable income was not considered sufficient positive evidence at this time given the uncertain economic conditions. The amount of the DTA considered realizable, however, could be reduced if estimates of future taxable income from tax planning strategies during the carryforward period are lower than forecasted due to further deterioration in market conditions.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The federal and state net operating loss carryforwards expire in annual installments beginning in 2019 and run through 2029.

The Company recognizes interest and penalties related, as appropriate, as part of the provisioning for income taxes. Interest of $4,000, $7,000 and $13,000 was accrued during 2009, 2008 and 2007, respectively, and is outstanding at December 31, 2009. The Internal Revenue Service (IRS) examined the federal income tax return for the year 2003. The IRS did not propose any material adjustments related to this examination. The following are the major tax jurisdictions in which the Company operates and the earliest tax year subject to examination:

Jurisdiction	Tax Year

United States of America	2006
Florida	2006

The Company filed for a federal tax refund for taxes paid in 2006 and 2007. As a result, the IRS has notified the Company that they will examine the 2008 tax return, as well as, 2006 and 2007 for carryback purposes.

The Company has unrecognized income tax benefits of $99,000 related to uncertain income tax positions related to year end 2006. The positions will be monitored prospectively and the benefit recorded should unambiguous interpretation of law and regulation, a review by the taxing authority, or relevant circumstances, including expiration of the statute of limitation, deem recognition of the benefit. The Company expects no changes in the gross balance of unrecognized tax benefits within the next 12 months.

Income taxes (benefit) related to securities transactions were $2,083,000, $137,000 and $(1,795,000) in 2009, 2008 and 2007, respectively. Of the amount recorded for 2007, a tax benefit of $(1,822,000) was recorded for losses related to the securities portfolio restructuring during the first quarter. The Company sold approximately $225 million in low yielding securities and recorded other-than-temporary impairment of $5.1 million during the first quarter of 2007.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note M	Noninterest Income and Expenses

Details of noninterest income and expense follow:

	Year Ended December 31
	2009	2008	2007
	(In thousands)

Noninterest income
Service charges on deposit accounts	$6,491	$7,389	$7,714
Trust fees	2,098	2,344	2,575
Mortgage banking fees	1,746	1,118	1,409
Brokerage commissions and fees	1,416	2,097	2,935
Marine finance fees	1,153	2,304	2,865
Debit card income	2,613	2,453	2,306
Other deposit based EFT fees	331	359	451
Merchant income	1,764	2,399	2,841
Other	1,403	1,778	1,868

	19,015	22,241	24,964
Securities gains (losses), net	5,399	355	(5,048)

TOTAL	$24,414	$22,596	$19,916

Noninterest expense
Salaries and wages	$26,693	$30,159	$31,575
Employee benefits	6,109	7,173	7,337
Outsourced data processing costs	7,143	7,612	7,581
Telephone / data lines	1,835	1,896	1,905
Occupancy	8,260	8,292	7,677
Furniture and equipment	2,649	2,841	2,863
Marketing	2,067	2,614	3,075
Legal and professional fees	6,984	5,662	4,070
FDIC assessments	4,952	2,028	225
Amortization of intangibles	1,259	1,259	1,259
Net loss on other real estate owned and other asset dispositions	6,327	1,424	288
Other	7,656	7,930	9,622

TOTAL	$81,934	$78,890	$77,477

Note N	Shareholders’ Equity

The Company has reserved 730,000 common shares for issuance in connection with an employee stock purchase plan and 742,500 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2009 an aggregate of 373,442 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.

In December 2008, in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program, established as part of the Emergency Economic Stabilization Act of 2008, the Company issued to the U.S. Treasury Department (U.S. Treasury) 2,000 shares of Fixed Rate Cumulative Perpetual Preferred

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock, Series A (“Series A Preferred Stock”) with a par value of $0.10 per share and a 10-year warrant to purchase approximately 589,623 shares of common stock at an exercise price of $6.36 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital based on their relative fair values. The Series A Preferred Stock initially pays quarterly dividends at a five percent annual rate that increases to nine percent after five years on a liquidation preference of $25,000 per share. Upon the request of the U.S. Treasury, at any time, the Company has agreed to enter into a deposit arrangement pursuant to which the Series A Preferred Stock may be deposited and depository shares may be issued. The Corporation has registered the Series A Preferred Stock, the warrant, the shares of common stock underlying the warrant and the depository shares, if any, for resale under the Securities Act of 1933.

The fair value of the warrants were calculated using the following assumptions:

Risk free interest rate	2.17%
Expected life of options	10 years
Expected dividend yield	0.63%
Expected volatility	28%
Weighted average fair value	$5.30

Beginning in the third quarter of 2008, we reduced our dividend per share of our common stock to $0.01 and, as of May 19, 2009, we suspended the payment of dividends, as described below. On May 19, 2009, our board of directors decided to suspend regular quarterly cash dividends on our outstanding common stock and Series A Preferred Stock pursuant to a request from the Federal Reserve as a result of recently adopted Federal Reserve policies related to dividends and other distributions. Dividends will be suspended until such time as dividends are allowed by the Federal Reserve.

As of December 31, 2009, the accumulated deferred interest payments on Series A Preferred Stock was 2,188,000.

During August 2009, the Company successfully enhanced capital by selling 39,675,000 shares of Company common stock for $2.25 per share or $89.3 million, with approximately $75.8 million supplementing capital during the third quarter of 2009 and an additional $13.5 million from this sale settling during the fourth quarter of 2009. Approximately $82.6 million (net of expenses for the capital issuance) was added to shareholders’s equity.

Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation. The Company implemented a dividend reinvestment plan during 2007, issuing approximately 10,000 shares from treasury stock during each of the years 2009 and 2008.

A company that participates in the TARP must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accepting restrictions on the payment of dividends and the repurchase of common stock. As of December 31, 2009, Seacoast believes it is in compliance with all TARP standards and restrictions.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Required Regulatory Capital

					Minimum To Be Well
			Minimum for Capital		Capitalized Under Prompt
			Adequacy Purpose		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2009:
Total Capital (to risk-weighted assets)	$214,075	15.16%	$112,896	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	194,044	13.75	56,448	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	194,044	8.88	87,355	≥4.00%	N/A	N/A
At December 31, 2008:
Total Capital (to risk-weighted assets)	$231,389	14.00%	$132,134	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	210,634	12.75	66,067	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	210,634	9.58	87,803	≥4.00%	N/A	N/A
SEACOAST NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2009:
Total Capital (to risk-weighted assets)	$201,837	14.31%	$112,755	≥8.00%	$140,944	≥10.00%
Tier 1 Capital (to risk-weighted assets)	183,878	13.04	56,377	≥4.00%	84,566	≥6.00%
Tier 1 Capital (to adjusted average assets)	183,878	8.43	87,283	≥4.00%	109,104	≥5.00%
At December 31, 2008:
Total Capital (to risk-weighted assets)	$192,023	11.64%	$131,982	≥8.00%	$164,977	≥10.00%
Tier 1 Capital (to risk-weighted assets)	171,292	10.38	65,991	≥4.00%	98,986	≥6.00%
Tier 1 Capital (to adjusted average assets)	171,292	7.80	87,909	≥4.00%	109,886	≥5.00%

N/A — Not Applicable

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2009, that the Company meets all capital adequacy requirements to which it is subject.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2009, the Company’s deposit-taking bank subsidiary met the capital and leverage ratio requirements for well capitalized banks.

The OCC and Seacoast National agreed by letter agreement that Seacoast National shall maintain specific minimum capital ratios by March 31, 2009 and subsequent periods, including a total risk-based capital ratio of 12.00 percent and a Tier 1 leverage ratio of 7.50 percent. Recently, the minimum Tier 1 capital ratio was revised by the OCC and Seacoast National to 8.50 percent for periods after January 31, 2010. The minimum total risk-based capital ratio was left unchanged. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes.

Note O

Seacoast Banking Corporation of Florida
(Parent Company Only) Financial Information

Balance Sheets

	December 31
	2009	2008
	(In thousands)

ASSETS
Cash	$7,834	$38,010
Securities purchased under agreement to resell with subsidiary bank, maturing within 30 days	5,230	1,168
Investment in subsidiaries	193,329	230,268
Other assets	135	277

	206,528	$269,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$53,610	$53,610
Other liabilities	983	112
Shareholders’ equity	151,935	216,001

	206,528	$269,723

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Operations

	Year Ended December 31
	2009	2008	2007
	(In thousands)

Income
Dividends from subsidiary Bank	$—	$6,813	$14,223
Interest/other	12	108	390

	12	6,921	14,613
Interest expense	1,365	2,614	3,716
Other expenses	521	697	545

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	(1,874)	3,610	10,352
Income tax benefit	656	1,121	1,355

Income (loss) before equity in undistributed income (loss) from subsidiaries	(1,218)	4,731	11,707
Equity in undistributed loss of subsidiaries	(145,468)	(50,328)	(1,942)

Net (loss) income	$(146,686)	$(45,597)	$9,765

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows

	Year Ended December 31
	2009	2008	2007
	(In thousands)

Cash flows from operating activities
Interest received	$12	$108	$390
Interest paid	(440)	(2,650)	(3,695)
Dividends received	—	6,813	14,223
Income taxes received	687	1,150	1,233
Other	(551)	(629)	255

Net cash provided by (used in) operating activities	(292)	4,792	12,406
Cash flows from investing activities
Decrease (increase) in securities purchased under agreement to resell, maturing within 30 days, net	(4,062)	700	2,634
Investments in subsidiaries	(108,000)	(12,000)	(3,402)

Net cash used in investment activities	(112,062)	(11,300)	(768)
Cash flows from financing activities
Proceeds from (repayment of) borrowing	—	—	(12,000)
Issuance of subordinated debt	—	—	12,000
Issuance of U.S. Treasury preferred stock and warrants	—	50,000	—
Issuance of common stock, net of related expense	82,553	—	—
Stock based employment plans	174	908	450
Dividend reinvestment plan	31	89	92
Dividends paid	(580)	(6,489)	(12,180)

Net cash provided by (used in) financing activities	82,178	44,508	(11,638)
Net change in cash	(30,176)	38,000	—
Cash at beginning of year	38,010	10	10

Cash at end of year	$7,834	$38,010	$10

RECONCILIATION OF INCOME (LOSS) TO CASH PROVIDED BY OPERATING ACTIVITIES
Net (loss) income	(146,686)	$(45,597)	$9,765
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (income) loss of subsidiaries	145,468	50,328	1,942
Other, net	926	61	699

Net cash provided by (used in) operating activities	$(292)	$4,792	$12,406

Note P	Contingent Liabilities and Commitments with Off-Balance Sheet Risk

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $97,262,000 in commitments to extend credit outstanding at December 31, 2009, $73,729,000 is secured by 1-4 family residential properties for individuals with approximately $14,562,000 at fixed interest rates ranging from 4.25% to 6.50%.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidity risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2009 and 2008 amounted to $11,745,000 and $24,792,000 respectively.

December 31
2009
(In thousands)

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$97,262
Standby letters of credit and financial guarantees written:
Secured	3,370
Unsecured	432

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Q	Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net Income to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2009	2008	2007
	(In thousands)

Net Income (Loss)	$(146,686)	$(45,597)	$9,765
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Impairment of goodwill	49,813	—	—
Depreciation	3,483	3,462	3,195
Amortization of premiums and discounts on securities	(1,353)	(512)	(1,249)
Other amortization and accretion	1,175	589	136
Trading securities activity	—	14,000	(9,270)
Change in loans held for sale, net	(6,933)	1,495	2,228
Provision for loan losses, net	124,767	88,634	12,745
Deferred tax benefit	(13,087)	(6,773)	(4,634)
Loss (gain) on sale of securities	(5,399)	(355)	5,048
Gain on sale of loans	(73)	(38)	(28)
Loss on sale or write down of foreclosed assets	3,486	677	50
Loss (gain) on disposition of equipment	841	(37)	(119)
Stock based employee benefit expense	580	1,095	735
Change in interest receivable	1,370	1,688	458
Change in interest payable	109	(313)	273
Change in prepaid expenses	(13,315)	140	(105)
Change in accrued taxes	4,858	(17,204)	(1,596)
Change in other assets	548	232	(872)
Change in other liabilities	(1,202)	490	(12)

Net cash provided by operating activities	$2,982	$41,673	$16,748

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$(70)	$3,037	$859
Transfers from loans to other real estate owned	29,256	8,092	817
Transfers from securities available for sale to trading securities	—	—	3,974
Transfers from loans to loans available for sale	9,314	—	—

Note R	Fair Value

Fair Value Instruments Measured at Fair Value

In certain circumstances, fair value enables the Company to more accurately align its financial performance with the market value of actively traded or hedged assets and liabilities. Fair values enable a company to mitigate the non-economic earnings volatility caused from financial assets and financial liabilities being carried at different bases of accounting, as well as to more accurately portray the active and dynamic management of a company’s balance sheet. ASC 820 provides additional guidance for estimating fair value when the volume and level of activity for an asset or liability has significantly decreased. In addition, it

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

includes guidance on identifying circumstances that indicate a transaction is not orderly. Under ASC 820, fair value measurements for items measured at fair value at December 31, 2009, 2008 and 2007 included:

	Fair Value	Quoted Prices in	Significant Other	Significant Other
	Measurements	Active Markets for	Observable	Unobservable
	December 31, 2009	Identical Assets*	Inputs**	Inputs***
	(Dollars in thousands)

Available for sale securities	$393,648	$—	$393,648	$—
Loans available for sale	18,412	9,314	9,098	—
Loans(2)	39,103	—	4,466	34,637
Derivative product assets	24	—	24	—
OREO(1)	25,385	—	2,838	22,547
Long lived assets held for sale(1)	1,682	—	1,682	—

	Fair Value	Quoted Prices in	Significant Other	Significant Other
	Measurements	Active Markets for	Observable	Unobservable
	December 31, 2008	Identical Assets*	Inputs**	Inputs***
	(Dollars in thousands)

Available for sale securities	$318,030	$—	$318,030	$—
Loans available for sale	2,165	—	2,165	—
Loans(2)	66,586	—	11,838	$54,748
Derivative product assets	336	—	336	—
OREO(1)	5,035	—	5,035	—

*	Level 1 inputs

**	Level 2 inputs

***	Level 3 inputs

(1)	Fair value is measured on a nonrecurring basis in accordance with the provisions of ASC 360.

(2)	See Note F. Nonrecurring fair value adjustments to loans identified as impaired reflect full or partial write-downs that are based on the loans observable market price or current appraised value of the collateral in accordance with ASC 310.

When appraisals are used to determine fair value and the appraisals are based on a market approach, the related loan’s fair value is classified as Level 2 input. The fair value of loans based on appraisals which require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows, is classified as Level 3 inputs.

For derivative product assets and loans held for sale, the realized and unrealized gains and losses are included in earnings in noninterest income or net interest income, as appropriate, and were not material for the twelve months ended December 31, 2009, 2008 and 2007.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The carrying value amounts and fair values of the Company’s financial instruments at December 31 were as follows:

	At December 31
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Financial Assets
Cash and cash equivalents	$215,100	$215,100	$151,192	$151,192
Securities	410,735	410,858	345,901	344,139
Loans, net	1,352,311	1,354,545	1,647,340	1,663,408
Loans held for sale	18,412	18,412	2,165	2,165
Derivative product assets	24	24	336	336
Financial Liabilities
Deposits	1,779,434	1,789,114	1,810,441	1,819,115
Borrowings	155,673	158,563	222,798	227,585
Subordinated debt	53,610	17,200	53,610	53,610

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

Loans:  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, etc. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risks inherent in the loan. For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusting for prepayment assumptions using discount rates based on secondary market sources. The estimated fair value is not an exit price fair value under ASC 820 when this valuation technique is used.

Loans held for sale:  Fair values are based upon estimated values to be received from independent third party purchasers.

Deposit Liabilities:  The fair value of demand deposits, savings accounts and money market deposits is the amount payable at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for funding of similar remaining maturities.

Borrowings:  The fair value of floating rate borrowings is the amount payable on demand at the reporting date. The fair value of fixed rate borrowings is estimated using the rates currently offered for borrowings of similar remaining maturities.

Subordinated debt:  The fair value of the floating rate subordinated debt is estimated using discounted cash flow analysis and the Company’s current incremental borrowing rate for similar instruments.

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

In 2009, 2008,and 2007 options and warrants to purchase 1,147,000, 1,790,000, and 669,000 shares , respectively, were antidilutive and accordingly were excluded in determining diluted earnings per share.

	Year Ended December 31
	Net (Loss)		Per Share
	Income	Shares	Amount
	(Dollars in thousands, except per share data)

2009
Basic and Diluted Earnings Per Share
Loss available to common shareholders	$(150,434)	31,733,260	$(4.74)

2008
Basic and Diluted Earnings Per Share
Loss available to common shareholders	$(45,712)	18,997,757	$(2.41)

2007
Basic Earnings Per Share
Income available to common shareholders	$9,765	18,936,541	$0.52

Employee restricted stock, stock options and stock appreciation rights (SARs)(see Note J)	—	221,056	—

Diluted Earnings Per Share
Income available to common shareholders plus assumed conversions	$9,765	19,157,597	$0.51

Note T	Accumulated Other Comprehensive Income, Net

Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2009, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
	Amount	Benefit	Amount
	(In thousands)

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2007	522	(188)	334
Net unrealized gain on securities	3,037	(1,174)	1,863
Reclassification adjustment for realized gains and losses on securities	(214)	76	(138)

Accumulated other comprehensive income, net, December 31, 2008	3,345	(1,286)	2,059
Net unrealized gain on securities	2,287	(888)	1,399
Reclassification adjustment for realized gains and losses on securities	(2,362)	912	(1,450)

Accumulated other comprehensive income, net, December 31, 2009	$3,270	$(1,262)	$2,008