Form 10-K, Exhibit 13
period 2010-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2011-03-15
CIK 730708

Exhibit 13

FINANCIAL HIGHLIGHTS

	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

FOR THE YEAR
Net interest income	$66,212	$73,589	$77,231	$84,469	$89,040
Provision for loan losses	31,680	124,767	88,634	12,745	3,285
Noninterest income:
Securities gains (losses)	3,687	5,399	355	(5,048)	(157)
Other	19,245	19,015	22,241	24,964	24,260
Noninterest expenses	90,667	131,747	78,890	77,477	73,045
Income (loss) before income taxes	(33,203)	(158,511)	(67,697)	14,163	36,813
Provision (benefit) for income taxes	0	(11,825)	(22,100)	4,398	12,959
Net income (loss)	(33,203)	(146,686)	(45,597)	9,765	23,854
Per Share Data
Net income (loss) available to common shareholders:
Diluted	(0.48)	(4.74)	(2.41)	0.51	1.28
Basic	(0.48)	(4.74)	(2.41)	0.52	1.30
Cash dividends declared	0.00	0.01	0.34	0.64	0.61
Book value per share common	1.28	1.82	8.98	11.22	11.20
Dividends to net income	n/m (1)	n/m (1)	n/m (1)	124.80%	47.10%
AT YEAR END
Assets	$2,016,381	$2,151,315	$2,314,436	$2,419,874	$2,389,435
Securities	462,001	410,735	345,901	300,729	443,941
Net loans	1,202,864	1,352,311	1,647,340	1,876,487	1,718,196
Deposits	1,637,228	1,779,434	1,810,441	1,987,333	1,891,018
Shareholders’ equity	166,299	151,935	216,001	214,381	212,425
Performance ratios:
Return on average assets	(1.60)%	(6.58)%	(1.97)%	0.42%	1.03%
Return on average equity	(19.30)	(73.79)	(22.25)	4.46	12.06
Net interest margin(2)	3.37	3.55	3.58	3.92	4.15
Average equity to average assets	8.27	8.92	8.87	9.41	8.55

(1)	Not meaningful

(2)	On a fully taxable equivalent basis

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to aid in understanding significant changes in the financial condition of Seacoast Banking Corporation of Florida and its subsidiaries (the Company) and their results of operations during 2010, 2009 and 2008. Nearly all of the Company’s operations are contained in its banking subsidiary, Seacoast National Bank (Seacoast National or the Bank). This discussion and analysis is intended to highlight and supplement information presented elsewhere in the annual report on Form 10-K, particularly the consolidated financial statements and related notes appearing in Item 8. For purposes of the following discussion, the words the “Company,” “we,” “us,” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries.

Overview

The year ended December 31, 2010 was another difficult year for the U.S. economy and for the financial services industry generally. High credit costs, primarily the result of loan portfolio pressure stemming from ongoing deterioration in real estate values, as well as increasing unemployment and other factors, continued to negatively impact the Company’s earnings. Property value declines, which began in late 2007, continued throughout 2010 in most of our markets. While the Company did not have material exposure to many of the issues that originally plagued the industry (e.g., sub-prime loans, structured investment vehicles and collateralized debt obligations), the Company’s exposure to construction and land development and the residential housing sector pressured its loan portfolio, resulting in increased credit costs and foreclosed asset expenses. As the economic downturn continued, consumer confidence and weak economic conditions began to impact areas of the economy outside of the housing sector and restrained new loan demand from credit worthy borrowers. Throughout this difficult operating environment, the Company has been proactively positioning its business for growth in the future by aggressively focusing on improving credit quality, de-risking the overall loan portfolio, disposing of problem assets, and focusing on growing core deposits. Under these conditions, the Company reported a net loss to common shareholders of $37.0 million for the year ended December 31, 2010, or $0.48 per diluted share, compared with a net loss to common shareholders of $150.4 million for 2009, or $4.74 per diluted share.

Common Stock Offering

In April 2010, the Company issued $50 million of Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock (“Series B Preferred Stock”), resulting in approximately $47.1 million in additional Tier 1 risk-based equity, net of issuance costs, pursuant to a private placement. The shares of Series B Preferred Stock were mandatorily convertible into common shares five days subsequent to shareholder approval, which was granted at the Company’s annual meeting on June 22, 2010. Upon the conversion of the Series B Preferred Stock, approximately 34,482,759 shares of our common stock were issued pursuant to the Investment Agreement, dated as of April 8, 2010 between the Company and the investors.

Merchant Processing Sale

In November 2010, we sold our merchant portfolio for a gain of $600,000. Seacoast National will receive fee income for new accounts opened prospectively and will have more competitive offerings for current and new customers.

Our Business

The Company is a single-bank holding company with operations on Florida’s southeast coast (ranging from Palm Beach County in the south to Brevard County in the north) as well as Florida’s interior around Lake Okeechobee and up through Orlando. The Company has 39 full service offices. The Company, through Seacoast National, provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, treasury management services, investment brokerage services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. Seacoast National also provides trust and investment management services to retirement plans, corporations and individuals.

The coastal markets in which the Company operates have had population growth rates over the past 10 years of over 20 percent, and while the recession has adversely affected these markets, we expect these markets will prove resilient because these areas are attractive markets to live in. Prospectively, the Company will consider strategic acquisitions as part of the Company’s overall future growth plans in complementary and attractive markets within the State of Florida.

Strategic Review

The Company operates both a full retail banking strategy in its core markets which are some of Florida’s wealthiest, as well as a complete commercial banking strategy. The Company’s core markets are comprised of Martin, St. Lucie and Indian River counties located on Florida’s southeast coast and Okeechobee County which is contiguous to these coastal counties. Our core markets contain 25 of the 39 retail locations, including four private banking centers. Because of the branch coverage in these markets, the Company has a significant presence providing convenience to customers, and resulting in a larger deposit market share. The Company’s deposit mix is favorable with 66 percent of average deposit balances comprised of NOW, savings, money market and noninterest bearing transaction customer accounts. The cost of deposits averaged 0.90 percent for 2010 (compared to 1.39 percent for 2009 and 2.30 percent for 2008), which the Company believes ranks among the lowest when compared to other banks operating in the Company’s market. As part of the Company’s complete retail product and service offerings, customers are provided wealth management services through its full service broker dealer and trust wealth management divisions.

During the last three years, the Company has improved its acquisition, retention and mix of deposits. This has resulted in lower funding costs and improved profitability, customer satisfaction and liquidity. Prospectively, the Company intends to continue to utilize similar strategies along with new strategies and resources to improve its performance.

During 2010 and 2009, the Company had limited commercial/commercial real estate loan production of $10 million and $14 million, respectively, when compared to $117 million in 2008. This lower production was reflective of the unprecedented housing and commercial real estate market decline and recessionary environment generally, as well as the Company’s efforts to reduce its concentration in commercial real estate and construction and land development loans, which began in 2007. In 2010, the Company closed $152 million in residential loans, an improvement over 2009’s result of $145 million, as well as 2008’s $105 million. In 2008, a slower residential real estate market and uncertain economic conditions severely dampened residential home sales and residential loan production. Stabilizing home values and lower interest rates improved the Company’s residential loan production in 2009, and improved further in 2010.

At the end of 2010 and 2009, our commercial real estate, or “CRE”, loans were $591.4 million and $709.2 million, respectively, down 16.6 percent and 20.9 percent from the respective prior years. Under regulatory guidelines for commercial real estate concentrations, Seacoast National’s total commercial real estate loans outstanding at December 31, 2010 (as defined in the guideline) represent 218 percent of risk-based capital at December 31, 2010, below the regulatory threshold for extra scrutiny. Our construction and land development loans were $79.3 million at December 31, 2010, down $83.6 million from $162.9 million at December 31, 2009, which was down 58.8 percent from $395.2 million at December 31, 2008. The size of our average commercial construction and land development loans has also decreased over the three year period from $1,494,000 in 2008 to $939,000 in 2009 to $735,000 in 2010.

The Company’s net interest margin has declined from 3.58 percent in 2008 to 3.55 percent in 2009, and 3.37 percent in 2010. During 2010, a further decline in loans of 11.2 percent, a higher level of cash liquidity, and lower loan and investment security yields were largely offset by improved loan quality, a larger investment securities portfolio and reduced deposit costs. The Board of Governors of the Federal Reserve System (the “Federal Reserve”) has made a historic effort over the past three years to rejuvenate the economy and limit the effect of the recession by lowering interest rates to 0 to 25 basis points and expanding various liquidity programs. Recently, the Federal Reserve reaffirmed its forecast for a moderate economic recovery through 2011, although trimming its growth estimates from previous forecasts. As a result of the slow economic recovery and revised growth forecasts, the Federal Reserve has reaffirmed that it will maintain key interest rates at record lows for an extended period of time as long as the economic data support the low rates. These low rates impact our net interest margin. Fourth quarter 2010’s net interest margin was 3.42 percent, reflecting an increase of five basis points from last year’s fourth quarter, as a result of lower deposit rates. The net interest margin is likely to remain under pressure until economic conditions stabilize and outstanding nonaccrual loans are reduced further. Opportunities for margin improvement include continued improvements in deposit mix, increased interest rates and loan growth.

Loan Growth and Lending Policies

In the last several years, as the economic environment in Florida weakened, the Company has increased its focus and monitoring of its exposure to residential land, acquisition and development loans. These activities resulted in greater loan pay-downs, guarantor performance, and the obtaining of additional collateral. The Company also utilized loan sales to better control the level of these assets and other commercial real estate loans, with $28 million in loan sales during 2010, $89 million in loan sales during 2009 and $68 million in loan sales during 2008. Overall, the Company’s exposure to residential land, acquisition and development loans was reduced from its peak of $352 million or 20.2 percent of total loans in early 2007 to $14 million or 1.1 percent at December 31, 2010.

For 2010, 2009 and 2008, balances in the loan portfolio declined 11.2 percent, 16.7 percent and 11.7 percent, respectively, reflecting the recessionary climate, significantly lower loan demand and loan sales. During 2010, negative loan growth slowed each quarter and declined 1.8 percent in the fourth quarter, as increased production occurred in consumer and commercial lending compared to prior quarters. The Company expects loan growth opportunities for all types of lending prospectively as the economy stabilizes and improves, including commercial lending to targeted segments, consumer auto and 1-4 family agency conforming residential mortgages.

Deposit Growth, Mix and Costs

The Company’s focus on high quality customer service and convenient branch locations supports its strategy to provide stable, low cost deposit funding growth over the long term. Over the past three years, the Company has strengthened its retail deposit franchise using new strategies and product offerings, while maintaining its focus on building customer relationships. In 2010, the retail bank added 7,495 new core deposit households, up 1,125 or 17.7 percent from the prior year. Retail household growth for 2010 has improved as a result of the Company’s retail deposit program and more recently expanded efforts to attract new commercial deposit accounts.

Interest rates decreased dramatically during 2008 and 2009 as the economic climate worsened and the Federal Reserve implemented interest rate reduction strategies. As a result, during 2010, average low cost NOW, savings and money market deposits increased 6.4 percent. At December 31, 2009, these deposits were 4.5 percent higher than at December 31, 2008, after decreasing 24.0 percent during 2008. Also, certificates of deposit (CDs) declined $137.4 million and $60.6 million during 2010 and 2009, respectively, in part due to a decline of $31.6 million and $61.8 million in higher cost brokered CDs over each period compared. The Company’s overall deposit mix remains favorable and its average cost of deposits, including noninterest bearing demand deposits, remains low. The average cost of deposits for the Company continued to trend lower in 2010. In 2010, the cost of deposits was 0.90 percent, decreasing 49 basis points from 1.39 percent the prior year and from 2.39 percent in 2008. During 2010, noninterest bearing demand deposits increased 7.8 percent, versus the past two years, when noninterest bearing demand deposits decreased 2.4 percent, and 16.0 percent, respectively.

During 2010 and 2009, total deposits declined $142 million, or 8.0 percent, and $31 million, or 1.7 percent, year over year, respectively, and sweep repurchase agreements decreased $7 million, or 7.1 percent, in 2010, after decreasing $52 million, or 32.9 percent, year over year during 2009. Declines in brokered CDs and single service deposit customers were the cause of the overall decline in deposits during

2010 and 2009. Most of the decline in sweep repurchase agreements during 2009 and 2010 was in public funds, principally from lower tax collector receipts. As reported throughout 2009 and 2010, the Company has been executing a retail strategy and has experienced strong growth in core deposit relationships when compared to prior results. In the fourth quarter of 2010, new household deposit relationships were particularly strong, with 1,612 new personal checking retail relationships opened during the quarter up 478 accounts or 42.1 percent from the same quarter a year ago and up 255 accounts or 18.8 percent from the third quarter of 2010. Likewise, new commercial business checking deposit relationships increased by 71.6 percent compared with the same quarter one year ago. New personal checking relationships have increased as a result of our programs with improved market share, increased average services per household and decreased customer attrition. Since initial implementation in 2008, the acquisition of new retail checking deposit households and the average services per household have increased 51.7 percent as of 2010 and 40.8 percent as of 2009, respectively.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, (“GAAP”), including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments in the application of certain of its accounting policies that involve significant estimates and assumptions. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time and the use of revised estimates and assumptions could materially affect amounts reported in subsequent financial statements. Management, after consultation with the Company’s Audit Committee, believes the most critical accounting estimates and assumptions that involve the most difficult, subjective and complex assessments are:

•	the allowance and the provision for loan losses;

•	the fair value and other than temporary impairment of securities;

•	realization of deferred tax assets; and

•	contingent liabilities.

The following is a discussion of the critical accounting policies intended to facilitate a reader’s understanding of the judgments, estimates and assumptions underlying these accounting policies and the possible or likely events or uncertainties known to us that could have a material effect on our reported financial information. For more information regarding management’s judgments relating to significant accounting policies and recent accounting pronouncements, see “Notes to Consolidated Financial Statements, Note A-Significant Accounting Policies.”

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

The provision for loan losses is the result of a detailed analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under FASB Accounting Standards Codification (“ASC”) 310 as well as, an analysis of homogeneous loan pools not individually evaluated as prescribed under ASC 450. For the first, second, third and fourth quarters of 2010, the provision for loan losses was $2.1 million, $16.7 million, $8.9 million and $4.0 million, respectively, substantially lower than provisioning in 2009 for the first, second, third and fourth quarters of $11.7 million,

$26.2 million, $45.4 million and $41.5 million, respectively. The net charge-offs for the first, second, third and fourth quarters of 2010 were $3.5 million, $20.2 million, $10.7 million and $4.7 million, and totaled $39.1 million or 2.95 percent of average total loans for the year, much less than net charge-offs for 2009 which totaled $109.0 million or 6.86 percent of average total loans. Delinquency trends show continued stability (see “Nonperforming Assets”).

Table 12 provides certain information concerning the Company’s allowance and provisioning for loan losses for the years indicated.

Net charge-offs during 2008 and 2009 were higher than in prior years due to higher losses in the commercial construction and land development portfolio secured by residential land. The higher charge-offs reflected declining real estate values and the Company reducing its commercial real estate (“CRE”) loan concentrations by selling $43.9 million of loans which accounted for $20.6 million of total net charge-offs during 2009. During 2010, the Company sold $27.6 million of loans which accounted for $11.1 million of total net charge-offs. With timely and more aggressive collection efforts, loan sales, and charge-offs, the Company’s residential construction and land development loans have been reduced to $14.0 million or 1.1 percent of total loans at December 31, 2010 (see “Loan Portfolio”), down from approximately $47.6 million or 3.4 percent of total loans at December 31, 2009. Total CRE loans declined 16.6 percent from $709.2 million at December 31, 2009 to $591.4 million at December 31, 2010. Under regulatory guidelines for commercial real estate concentrations, Seacoast National’s total commercial real estate loans outstanding (as defined in the guidance) represented 218 percent of total risk based capital at December 31, 2010. The reduction in the Company’s exposure to commercial construction and land development portfolio secured by residential property in 2009 reduced earnings volatility in 2010 as a result of lower net charge-offs.

The Company has also reduced its concentrations of large individual loan relationships over the periods compared, which the Company believes will reduce overall risk in its loan portfolio. The following table details the Company’s reduced exposure to large residential construction and land development loans over the past five quarters, as evidenced by loans in this portfolio with balances of $4 million or more declining from $12.5 million at December 31, 2009 to no outstanding balance at December 31, 2010. Of the remaining $14.0 million in residential construction and land development loans with balances of less than $4 million, $2.2 million or 16 percent are classified as nonperforming.

QUARTERLY TRENDS — LOANS AT END OF PERIOD

								2010
			2009	2010				Nonperforming
			4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	4th Qtr	No.
	(Dollars in Millions)

Residential Construction and Land Development
Condominiums	>$	4 mil	$—	$—	$—	$—	$—	$—	—
	<$	4 mil	6.1	0.9	0.9	0.9	0.9	0.9	1
Town homes	>$	4 mil	—	—	—	—	—	—	—
	<$	4 mil	—	—	—	—	—	—	—
Single Family Residences	>$	4 mil	—	—	—	—	—	—	—
	<$	4 mil	4.1	3.9	3.6	3.8	—	—	—
Single Family Land & Lots	>$	4 mil	5.9	5.9	5.9	—	—	—	—
	<$	4 mil	16.6	15.7	9.6	10.3	7.0	0.2	4
Multifamily	>$	4 mil	6.6	6.6	4.3	—	—	—	—
	<$	4 mil	8.3	8.1	8.2	6.3	6.1	1.1	2

TOTAL	>$	4 mil	12.5	12.5	10.2	—	—	—	—
TOTAL	<$	4 mil	35.1	28.6	22.3	21.3	14.0	2.2	7

GRAND TOTAL			$47.6	$41.1	$32.5	$21.3	$14.0	$2.2	7

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

The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates. Home equity loans (amortizing loans for home improvements with maturities of 10 to 15 years) totaled $73.4 million and home equity lines totaled $57.7 million at December 31, 2010, compared to $86.8 million and $60.1 million at December 31, 2009. Each borrower’s credit was fully documented as part of the Company’s underwriting of home equity lines. The Company never promoted home equity lines greater than 80 percent of value or used credit scoring solely as the underwriting criteria. Therefore this portfolio of loans, primarily to customers with other relationships to Seacoast National, has performed better than portfolios of our peers. Net charge-offs for the twelve months ended 2010 totaled $1,694,000 for home equity lines, compared to $2,782,000 for 2009, and home equity lines past due 90 days or more and nonaccrual lines (aggregated) were $1,738,000 and $99,000 at December 31, 2010 and 2009, respectively.

Since year-end 2009, nonaccrual loans declined by $29.6 million to $68.3 million at December 31, 2010 (see “Nonperforming Assets”). Loans have declined $156.9 million or 11.2 percent since year-end 2009 (see “Loan Portfolio”).

Congress and bank regulators have encouraged recipients of Troubled Asset Relief Program (“TARP”) capital to use such capital to make more loans. In that respect, the Company has successfully increased its residential mortgage production in 2010 and 2009. A total of 1,168 applications were taken during 2010 with an aggregate value of $244 million with $152 million in loans closed, and 1,257 applications were taken in 2009 with an aggregate value of $268 million with $145 million in loans closed. Existing home sales and home mortgage loan refinancing activity in the Company’s markets have increased during 2010. However, demand for new home construction is expected to remain soft.

Management continuously monitors the quality of the loan portfolio and maintains an allowance for loan losses it believes sufficient to absorb probable losses inherent in the loan portfolio. The allowance for loan losses totaled $37,744,000 or 3.04 percent of total loans at December 31, 2010, $7,448,000 less than at December 31, 2009. The allowance for loan losses totaled $45,192,000 or 3.23 percent of total loans at December 31, 2009, $15,804,000 greater than at December 31, 2008. The allowance for loan losses framework has two basic elements: specific allowances for loans individually evaluated for impairment, and a formula-based component for pools of homogeneous loans within the portfolio that have similar risk characteristics, which are not individually evaluated.

The first element of the ALLL analysis involves the estimation of allowance specific to individually evaluated impaired loans, including accruing and nonaccruing restructured commercial and consumer loans. In this process, a specific allowance is established for impaired loans based on an analysis of the most probable sources of repayment, including discounted cash flows, liquidation of collateral, or the market value of the loan itself. It is the Company’s policy to charge off any portion of the loan deemed a loss. Restructured consumer loans are also evaluated in this element of the estimate. As of December 31, 2010, the specific allowance related to impaired loans individually evaluated totaled $14.4 million, compared to $13.0 million as of December 31, 2009.

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

In general, collateral values for residential real estate have declined since 2006, with values being more stable over the last 12 months to 24 months. Loans originated from 2005 through 2007 have seen property values decline approximately 50 percent from their original appraised values, more than the decline on loans originated in other years. Declining residential collateral value has affected our actual loan losses over the last three years, but values appear to be stabilizing over the last twelve months. Residential loans that become 90 days past due are placed on nonaccrual. A specific allowance is made for any loan that becomes 120 days past due. Residential loans are subsequently written down if they become 180 days past due and such write-downs are supported by a current appraisal, consistent with current banking regulations.

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

During the first, second, third and fourth quarters of 2010, net charge-offs totaled $3,541,000, $20,209,000, $10,700,000 and $4,678,000, respectively. This compares to $8,540,000 in the first quarter of 2009, $15,109,000 in the second quarter of 2009, $40,142,000 in the third quarter of 2009 and $45,172,000 in the fourth quarter of 2009. Some of the increase in charge-offs during 2009 and 2010 were related to loan sales to reduce risk in the loan portfolio. Although there is no assurance that we will not have elevated charge-offs in the future, we believe that we have significantly reduced the risks in our loan portfolio and that with stabilizing market conditions, future charge-offs should decline. Net charge-offs for the year ended December 31, 2010 totaled $39,128,000, compared to net charges-offs of $108,963,000 and $81,148,000 for the years ended December 31, 2009 and 2008, respectively (See “Table 12 — Summary of Loan Loss Experience” for detail on net charge-offs for the last five years).

Concentrations of credit risk, discussed under the caption “Loan Portfolio” of this discussion and analysis, can affect the level of the allowance and may involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s most significant concentration of credit is a portfolio of loans secured by real estate. At December 31, 2010, the Company had $1.140 billion in loans secured by real estate, representing 91.9 percent of total loans, down from $1.272 billion, representing 91.0 percent at December 31, 2009. In addition, the Company is subject to a geographic concentration of credit because it only operates in central and southeastern Florida. The Company’s exposure to construction and land development credits is secured by project assets and personal guarantees and totals $79.3 million at December 31, 2010 down from $170.9 million at December 31, 2009. The Company considers exposure to this industry group, together with an assessment of current trends and expected future financial performance in our evaluation of the adequacy of the allowance for loan losses. The significant decline in this concentration is one factor which supports the lower overall allowance for loan losses at December 31, 2010 compared to December 31, 2009.

While it is the Company’s policy to charge off in the current period loans in which a loss is considered probable, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, borrower payment behaviors and local market conditions as well as conditions affecting individual borrowers, management’s judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies identified by the regulatory agencies.

In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses that must be charged off and to assess the risk characteristics of the portfolio in aggregate. This review considers the judgments of management, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process. Our bank regulators have generally agreed with our credit assessments, however the regulators could seek additional provisions to our allowance for loan losses, which will reduce our earnings.

Seacoast National entered into a formal agreement with the Office of the Comptroller of the Currency (the “OCC”) on December 16, 2008 to improve its asset quality. Under the formal agreement, Seacoast National’s board of directors appointed a compliance committee to monitor and coordinate Seacoast National’s performance under the formal agreement. The formal agreement provides for the development and implementation of written programs to reduce Seacoast National’s credit risk, monitor and reduce the level of criticized assets, and manage commercial real estate loan (“CRE”) concentrations in light of current adverse CRE market conditions. The Company believes it has complied with this formal agreement.

Nonperforming Assets

Table 14 provides certain information concerning nonperforming assets for the years indicated.

Nonperforming assets at December 31, 2010 totaled $93,981,000 and are comprised of $68,284,000 of nonaccrual loans and $25,697,000 of other real estate owned (“OREO”), compared to $123,261,000 at December 31, 2009 (comprised of $97,876,000 in nonaccrual loans and $25,385,000 of OREO). At December 31, 2010, approximately 92.5 percent of nonaccrual loans were secured with real estate, the remainder principally by marine vessels. See the table below for details about nonaccrual loans. At

December 31, 2010, nonaccrual loans have been written down by approximately $32.4 million or 35.9 percent of the original loan balance (including specific impairment reserves). New nonperforming loans have declined during 2010 compared to 2009. The table below shows the nonperforming inflows by quarter for 2010 and 2009.

New Nonperforming Loans	2010	2009

First Quarter	$11,895	$37,170
Second Quarter	22,560	46,303
Third Quarter	8,151	75,295
Fourth Quarter	9,990	36,196

Sales of loans were nominal during the first and fourth quarters of 2010, compared to second and third quarter 2010 loan sales. For 2010, sales totaled $28 million at an average price of nearly 56 percent of the outstanding ledger balance. For 2009, sales totaled $82 million, at a similar average price of approximately 50 percent of the outstanding ledger balance. Prospectively, the Company anticipates loan sales will continue to play a lesser role in connection with liquidation efforts, since we have substantially reduced our largest borrower concentrations. The Company pursues loan restructurings in selected cases where it expects to realize better values than may be expected through traditional collection activities. The Company has worked with retail mortgage customers, when possible, to achieve lower payment structures in an effort to avoid foreclosure. Troubled debt restructurings (“TDRs”) are part of the Company’s loss mitigation activities and can include rate reductions, payment extensions and principal deferrals. Company policy requires TDRs be classified as nonaccrual loans until (under certain circumstances) performance can be verified, which usually requires six months of performance under the restructured loan terms. Some TDRs that have never been past due continue as accruing loans, of which $10.9 million were performing. Accruing restructured loans totaled $66.4 million at December 31, 2010 compared to 57.4 million at December 31, 2009.

	Nonaccrual Loans			Accruing
	Non-			Restructured
December 31, 2010	Current	Performing	Total	Loans
	(In thousands)

Construction & land development
Residential	$2,044	$145	$2,189	$2,458
Commercial	23,060	7	23,067	486
Individuals	3,142	831	3,973	1,078

	28,246	983	29,229	4,022
Residential real estate mortgages	9,889	4,921	14,810	21,808
Commercial real estate mortgages	8,027	11,074	19,101	39,686

Real estate loans	46,162	16,978	63,140	65,516
Commercial and financial	—	4,607	4,607	103
Consumer	68	469	537	731

	$46,230	$22,054	$68,284	$66,350

At December 31, 2010 and 2009, total TDRs (performing and nonperforming) were comprised of the following loans by type of modification:

	2010		2009
	Number	Amount	Number	Amount
	(Dollars in thousands)

Rate reduction	83	$25,476	51	$16,854
Maturity extended with change in terms	120	51,782	114	76,238
Forgiveness of principal	2	2,529	2	2,688
Payment structure changed to allow for interest only payments	2	1,253
Not elsewhere classified	12	6,806	1	275

	219	$87,846	168	$96,055

At December 31, 2010, loans totaling $134,634,000 were considered impaired (comprised of total nonaccrual and TDRs) and $14,362,000 of the allowance for loan losses was allocated for potential losses on these loans, compared to $155,310,000 and $13,042,000, respectively, at December 31, 2009.

For more than 33 months, management has maintained an intensive focus on the commercial real estate portfolio given the general economic stress in the Company’s markets. The majority of these credits have been reviewed using current financial information and were appropriately risk graded. During 2009, additional reviews of all internally classified CRE loans were conducted. This included tests of cash flows against current outlook, the borrowers’ current condition and borrower financial trends. As a result of the reviews conducted, nonperforming loans increased and likely peaked in the third quarter of 2009 and have been lower each quarter thereafter. Even so, nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, changes in borrowers’ payment behaviors and changes in conditions affecting various borrowers from Seacoast National.

All impaired loans are reviewed quarterly to determine if valuation adjustments are necessary based on known changes in the market and/or the project assumptions. When necessary, the “As Is” appraised value may be adjusted based on more recent appraisal assumptions received by the Company on other similar properties, the tax assessed market value, comparative sales and/or an internal valuation. If an updated assessment is deemed necessary and an internal valuation cannot be made, an external “As Is” appraisal will be obtained. If the “As Is” appraisal does not appropriately reflect the current fair market value, in the Company’s opinion, a specific reserve is established and/or the loan is written down to the current fair market value.

Collateral dependent, impaired loans are loans that are solely dependent on the liquidation of the collateral for repayment. All OREO/REPO loans are reviewed quarterly to determine if valuation adjustments are necessary based on known changes in the market and/or project assumptions. When necessary, the “As Is” appraisal is adjusted based on more recent appraisal assumptions received by the Company on other similar properties, the tax assessment market value, comparative sales and/or an internal valuation is performed. If an updated assessment is deemed necessary, and an internal valuation cannot be made, an external appraisal will be requested. Upon receipt of the “As Is” appraisal a charge-off is recognized for the difference between the loan amount and its current fair market value.

“As Is” values are used to measure fair market value on impaired loans, OREO and REPOs.

Any loan that is partially charged-off remains in nonperforming status until it is paid off regardless of current valuation of the loan.

In accordance with regulatory reporting requirements, loans are placed on non-accrual following the Retail Classification of Loan interagency guidance. Typically loans 90 days or more past due are reviewed for impairment, and if deemed impaired, are placed on non-accrual. Once impaired, the current fair market value of the collateral is assessed and a specific reserve and/or charge-off taken. Quarterly thereafter, the loan carrying value is analyzed and any changes are appropriately made as described above.

Upon receipt of an appraisal, an appraisal review is performed and a specific reserve or charge-off is processed, if warranted.

Fair Value and Other than Temporary Impairment of Securities

At December 31, 2010, outstanding securities designated as available for sale totaled $435,140,000. The fair value of the available for sale portfolio at December 31, 2010 was more than historical amortized cost, producing net unrealized gains of $2,986,000 that have been included in other comprehensive income (loss) as a component of shareholders’ equity (net of taxes). The Company made no change to the valuation techniques used to determine the fair values of securities during 2010 and 2009. The fair value of each security available for sale was obtained from independent pricing sources utilized by many financial institutions. The fair value of many state and municipal securities are not readily available through market sources, so fair value estimates are based on quoted market price or prices of similar instruments. Generally, the Company obtains one price for each security. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller that can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses or gains in the available for sale portfolio.

The credit quality of the Company’s securities holdings currently is investment grade. Any securities rated below investment grade are tested for other than temporary impairment, or “OTTI”. As of December 31, 2010, the Company’s investment securities, except for approximately $9.1 million of securities issued by states and their political subdivisions, generally are traded in liquid markets. U.S. Treasury and U.S. Government agency obligations totaled $340.3 million, or 78 percent of the total available for sale portfolio. The remainder of the portfolio primarily consists of private label securities secured by collateral originated in 2005 or prior with amortized loan to values below 70%, and current FICO scores above 700. Generally these securities have credit support exceeding 5%. The collateral underlying these mortgage investments are primarily 30- and 15-year fixed rate, 5/1 and 10/1 adjustable rate mortgage loans. Historically, the mortgage loans serving as collateral for those investments have had minimal foreclosures and losses.

These investments are reviewed quarterly for other than temporary impairment, by considering the following primary factors: percent decline in fair value, rating downgrades, subordination, duration, amortized loan-to-value, and the ability of the issuers to pay all amounts due in accordance with the contractual terms. Prices obtained from pricing services are usually not adjusted. Based on our internal review procedures and the fair values provided by the pricing services, we believe that the fair values provided by the pricing services are consistent with the principles of ASC 820. However, on occasion pricing provided by the pricing services may not be consistent with other observed prices in the market for similar securities. Using observable market factors, including interest rate and yield curves, volatilities, prepayment speeds, loss severities and default rates, the Company may at times validate the observed prices using a discounted cash flow model and using the observed prices for similar securities to determine the fair value of its securities.

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

The Company also holds stock in the Federal Home Loan Bank of Atlanta (“FHLB”) totaling $6.4 million as of December 31, 2010, $0.7 million less than at year-end 2009. The FHLB had eliminated its dividend for the first quarter of 2009 but has since reinstated dividends. The FHLB also instituted quarterly rather than daily repurchases of FHLB activity-based stock in February 2009. The Company accounts for its FHLB stock based on the industry guidance in ASC 942, Financial Services — Depository and Lending, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. We evaluated our holdings in FHLB stock at December 31, 2010 and believe our holdings in the stock are ultimately recoverable at par. We do not have operational or liquidity needs that would require redemption of the FHLB stock in the foreseeable future and, therefore, have determined that the stock is not other-than-temporarily impaired.

Realization of Deferred Tax Assets

At December 31, 2010, the Company has net deferred tax assets (“DTA”) of $18.9 million which are supported by tax planning strategies that could produce gains from transactions involving bank premises, investments, and other items that could be implemented during the NOL carry forward period. In comparison, at December 31, 2009 the Company had net deferred tax assets of $18.8 million.

As a result of the losses incurred in 2008, 2009, and 2010 the Company was and is in a three-year cumulative pretax loss position. A cumulative loss position is considered significant negative evidence in assessing the prospective realization of a DTA from a forecast of future taxable income. The use of the Company’s forecast of future taxable income was not considered positive evidence which could be used to offset the negative evidence at this time. Therefore, the Company has recorded deferred tax valuation allowances for its net operating loss carryforwards totaling approximately $48 million at December 31, 2010. Should the economy show signs of improvement and our credit costs continue to moderate, management anticipates that increased reliance on its forecast of future taxable earnings would result in tax benefits as the recording of valuation allowances would no longer be necessary. It is management’s opinion that Seacoast National’s future taxable income will ultimately allow for the recovery of the NOL, and the realization of its deferred tax assets.

Contingent Liabilities

The Company is subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, and tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against the Company and/or our subsidiaries with respect to transactions in which the Company and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable the Company will incur an expense and the amount can be reasonably estimated. Company management, together with attorneys, consultants and other professionals, assesses the probability and estimated amounts involved in a contingency. Throughout the life of a contingency, the Company or our advisors may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims. At December 31, 2010 and 2009, the Company had no significant accruals for contingent liabilities.

Results of Operations

Earnings Summary

Net loss available to common shareholders for 2010 totaled $36,951,000 or $0.48 per average common diluted share, compared to 2009’s net loss of $150,434,000 or $4.74 per average common diluted share and 2008’s net loss of $45,712,000 or $2.41 per average common diluted share. The improved performance for 2010 from 2009 reflects lower credit costs, primarily through provisioning for loan losses.

Net Interest Income

Net interest income (on a fully taxable equivalent basis) for 2010 totaled $66,485,000, decreasing from 2009’s result by $7,362,000 or 10.0 percent. The following table details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

	Net Interest	Net Interest
	Income	Margin
	(Tax Equivalent)	(Tax Equivalent)
	(Dollars in thousands)

Fourth quarter 2009	$17,518	3.37
First quarter 2010	17,288	3.48
Second quarter 2010	16,286	3.27
Third quarter 2010	16,532	3.35
Fourth quarter 2010	16,379	3.42

Fully taxable equivalent net interest income is a common term and measure used in the banking industry but is not a term used under generally accepted accounting principles (“GAAP”). We believe that these presentations of tax-equivalent net interest income and tax equivalent net interest margin aid in the comparability of net interest income arising from both taxable and tax-exempt sources over the periods presented. We further believe these non-GAAP measures enhance investors’ understanding of the Company’s business and performance, and facilitate an understanding of performance trends and comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently, including as a result of using different assumed tax rates. These disclosures should not be considered an alternative to GAAP. The following information is provided to reconcile GAAP measures and tax equivalent net interest income and net interest margin on a tax equivalent basis.

	Total	Fourth	Third	Second	First	Total	Fourth
	Year	Quarter	Quarter	Quarter	Quarter	Year	Quarter
	2010	2010	2010	2010	2010	2009	2009
	(Dollars in thousands)

Non-taxable interest income	$533	$112	$138	$135	$148	$524	$145
Tax Rate	35%	35%	35%	35%	35%	35%	35%
Net interest income (TE)	$66,485	$16,379	$16,532	$16,286	$17,288	$73,847	$17,518
Total net interest income (not TE)	66,212	16,321	16,461	16,217	17,213	73,589	17,444
Net interest margin (TE)	3.37%	3.42%	3.35%	3.27%	3.48%	3.55%	3.37%
Net interest margin (not TE)	3.35	3.41	3.33	3.25	3.46	3.54	3.35

During 2010, net interest income and net interest margin (on a tax equivalent basis) have stabilized despite the challenging lending environment and the reduction of interest due to nonaccrual loans. Net interest margin on a tax equivalent basis decreased 18 basis points to 3.37 percent for 2010 compared to 2009. Increased nonaccrual loans and changes in the earnings assets mix have been the primary forces that have adversely affected our net interest income and net interest margin (on a tax equivalent basis) when comparing results for 2010 and 2009 to 2008 and prior periods.

The earning asset mix changed year over year impacting net interest income. For 2010, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 67.2 percent, compared to 76.3 percent a year ago. Average securities as a percent of average earning assets increased from 17.4 percent a year ago to 21.2 percent during 2010 and interest bearing deposits and other investments increased to 11.6 percent in 2010 from 6.3 percent in 2009. In addition to decreasing average total loans as a percentage of earning assets, the mix of loans changed, with commercial and commercial real estate volumes representing 51.6 percent of total loans at December 31, 2010 (compared to 55.1 percent at December 31, 2009). This reflects our reduced exposure to commercial construction and land development loans on residential and commercial properties, which declined by $33.6 million and $43.7 million, respectively, from

December 31, 2009 to December 31, 2010. Lower yielding residential loan balances with individuals (including home equity loans and lines, and personal construction loans) represented 44.2 percent of total loans at December 31, 2010 (versus 40.3 percent a year ago) (see “Loan Portfolio”).

The yield on earning assets for 2010 was 4.30 percent, 62 basis points lower than for 2009, a reflection of the lower interest rate environment and earning asset mix. The Federal Reserve decreased interest rates by 400 basis points during 2008 and has indicated its intent to continue rates at their historical lows for an extended period. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters which shows that the margin has been stable over the last half of 2010:

	4th	3rd	2nd	1st	4th
	Quarter	Quarter	Quarter	Quarter	Quarter
	2010	2010	2010	2010	2009

Yield	4.24%	4.23%	4.22%	4.52%	4.51%

The yield on loans decreased 10 basis points to 5.25 percent over the last twelve months, with nonaccrual loans totaling $68.3 million or 5.5 percent of total loans at December 31, 2010 (versus $97.9 million or 7.0 percent of total loans a year ago), improving the yield on our loan portfolio. The yield on investment securities was lower, decreasing 122 basis points year over year to 3.41 percent for 2010, due primarily to purchases of securities at lower yields available in current markets, which diluted the overall portfolio yield year over year. The dilution in yield on investment securities was less severe in the fourth quarter than over the past two quarters, with a decline of 108 basis points for fourth quarter 2010’s yield year over year, comparing to a decline of 156 basis points for the third quarter 2010 year over year, versus 140 basis points for second quarter 2010 year over year, and a decline of 78 basis points for the first quarter of 2010 year over year. Interest bearing deposits and other investments yielded 0.43 percent for 2010, below 2009’s yield of 0.51 percent. The Company has approximately $100 million of excess cash liquidity it can invest in securities or loans at higher yields when management deems it appropriate.

Average earning assets for 2010 decreased $106.9 million or 5.1 percent compared to 2009’s average balance. Average loan balances decreased $260.2 million or 16.4 percent to $1,327.1 million, while average investment securities were $54.2 million or 14.9 percent higher totaling $417.6 million and average interest bearing deposits and other investments increased $99.1 million or 75.7 percent to $229.9 million. The decline in average earning assets is consistent with reduced funding as a result of a planned reduction of brokered deposits (only $7.1 million remain outstanding at December 31, 2010), the maturity of a $15.0 million advance from the FHLB in November 2009, and lower sweep repurchase arrangements (declining $30.1 million from a year ago, principally in public funds as a result of lower tax receipts).

Commercial and commercial real estate loan production for 2010 totaled approximately $10 million, compared to production for 2009 of $14 million. In comparison, commercial and commercial real estate loan production for 2008 totaled $117 million. Period-end total loans outstanding have declined by $156.9 million or 11.2 percent since December 31, 2009, and declined similarly at year-end 2009 year over year, by $279.2 million or 16.7 percent. Economic conditions in the markets the Company serves are expected to continue to be challenging, and although we continue to make loans, these conditions are expected to have a negative impact on loan growth, but possibly to a lessened degree if the consensus opinion that conditions will improve in 2011 is realized. At December 31, 2010 the Company’s total commercial and commercial real estate loan pipeline was $28 million, versus $47 million at December 31, 2009.

A total of 37, 28, 15 and 21 applications were received seeking restructured residential mortgages during the first, second, third and fourth quarters of 2010, respectively, compared to 93, 102, 73 and 48 in the first, second, third and fourth quarters of 2009, respectively. The Company continues to lend, and we have expanded our residential mortgage loan originations and seek to expand loans to small businesses in 2011. However, as consumers and businesses seek to reduce their borrowings, and the economy remains weak, opportunities to lend prudently to creditworthy borrowers are expected to remain a challenge.

Closed residential mortgage loan production for the first, second, third and fourth quarters of 2010 totaled $33 million, $33 million, $38 million and $49 million, respectively, of which $22 million, $24 million, $28 million and $23 million was sold servicing-released, respectively. In comparison, $36 million in residential loans were produced in the fourth quarter of 2009, of which $19 million was sold servicing-released $28 million in residential loans were produced in the third quarter of 2009, all of which was sold servicing-released, $43 million in residential loans were produced in the second quarter of 2009, of which $24 million was sold servicing-released, and $38 million in residential loans were produced in the first quarter of 2009, with $20 million sold servicing-released. Applications for residential mortgages totaled $244 million during 2010, compared to $268 million for 2009. Existing home sales and home mortgage loan refinancing activity in the Company’s markets have increased, but demand for new home construction is expected to remain soft into 2011.

During the first, second, and third quarters of 2010, proceeds from the sale of mortgage backed securities totaling $59.2 million, $27.9 million and $20.5 million, respectively, included securities gains of $2,100,000, $1,377,000 and $210,000, respectively. No sales occurred in the fourth quarter 2010. Because of historically tight spreads it was believed these securities had minimal opportunity to further increase in value. During 2010, maturities (primarily pay-downs of $136.0 million) totaled $141.9 million and securities portfolio purchases totaled $298.2 million. Purchases in 2010 were conducted principally to reinvest funds from maturities, and invest proceeds from loan sales and principal amortization, and the sale of the mortgage backed securities. In comparison, during the fourth, third and second quarters of 2009, the sale of mortgage backed securities totaling $33.8 million, $23.9 million and $29.5 million, respectively, resulted in securities gains of $2,188,000, $1,425,000 and $1,786,000 for each quarter. There were no investment sales in the first quarter 2009. Management believed these securities had minimal opportunity to further increase in value as well. During 2009, maturities (principally pay-downs of $81.4 million) totaled $105.0 million and securities portfolio purchases totaled $255.7 million. Securities purchases during 2009 were conducted to reinvest proceeds from the sale of securities, as well as maturities and pay-downs, and proceeds from pooled loan sales and loan principal reductions.

For 2010, the cost of average interest-bearing liabilities decreased 52 basis points to 1.13 percent from 2009, reflecting the lower interest rate environment and improved deposit mix. The following table details the cost of average interest bearing liabilities for the past five quarters:

	4th	3rd	2nd	1st	4th
	Quarter	Quarter	Quarter	Quarter	Quarter
	2010	2010	2010	2010	2009

Rate	1.01%	1.09%	1.17%	1.25%	1.38%

During 2010, the Company’s retail core deposit focus continues to produce strong growth in core deposit customer relationships when compared to prior year results, and resulted in increased balances which offset most of the planned certificate of deposit runoff during 2010. The improved deposit mix and lower rates paid on interest bearing deposits during 2010 (and last several quarters) reduced the overall cost of interest bearing deposits to 0.92 percent for the fourth quarter of 2010, 43 basis points lower than [the same quarter] a year ago. A significant component favorably affecting the Company’s net interest margin, the average balances of lower cost interest bearing deposits (NOW, savings and money market) totaled 59.7 percent of total average interest bearing deposits for 2010, an improvement compared to the average of 53.3 percent a year ago. The average rate for lower cost interest bearing deposits for 2010 was 0.46 percent, down by 29 basis points from 2009’s rate. CD rates paid were also lower in 2010, averaging 1.97 percent, a 70 basis point decrease compared to 2009. Average CDs (the highest cost component of interest bearing deposits) were 40.3 percent of interest bearing deposits for 2010, compared to 46.7 percent for 2009.

Average deposits totaled $1,706.4 million during 2010, and were $72.6 million lower compared to 2009, due primarily to a planned reduction of brokered deposits and single service time deposit customers. Total average sweep repurchase agreements for 2010 were $30.1 million lower versus a year ago, a result of public fund customers maintaining larger balances in repurchase agreements during 2009. Average aggregate amounts for NOW, savings and money market balances increased $51.4 million or 6.4 percent to $852.8 million for 2010 compared to 2009, noninterest bearing deposits increased $1.3 million or 0.5 percent to $277.8 million for 2010 compared to 2009, and average CDs decreased by $125.3 million or 17.9 percent to $575.8 million over the same period. With the low interest rate environment and lower CD rate offerings available, customers have been more complacent and are leaving more funds in lower cost average balances in savings and other liquid deposit products that pay no interest or a lower interest rate. Average deposits in the Certificate of Deposit Registry program (“CDARs”), a program that began in mid-2008 and allows customers to have CDs safely insured beyond the Federal Deposit Insurance Corporation (“FDIC”) deposit insurance limits, have declined $8.0 million from a year ago to $7.7 million for 2010. The higher balance during 2009 reflected the deposit retention efforts that occurred during the financial market disruption a year ago and emphasis on safety at that time. The CDARs product continues to be a favored offering for homeowners’ associations concerned with FDIC insurance coverage.

FDIC deposit insurance has been permanently increased from $100,000 to $250,000 per depositor based on recent legislation passed by Congress. The increase had been temporarily in place since October 14, 2008 and was set to expire on December 31, 2013. Under the FDIC’s Temporary Liquidity Guarantee, or “TLG”, program, the entire amount in any eligible noninterest bearing transaction deposit account is guaranteed by the FDIC to the extent such balances are not covered by FDIC insurance. Seacoast National is participating in the TLG program to offer the best possible FDIC coverage to its customers. The TLG program expired December 31, 2010, but provisions under the recent Dodd-Frank legislation will provide coverage for all noninterest bearing transaction account balances at all financial institutions through December 31, 2012.

Average short-term borrowings have been principally comprised of sweep repurchase agreements with customers of Seacoast National, which decreased $30.1 million to $87.1 million or 25.7 percent from 2009. Public fund clients with larger balances have the most significant influence on average sweep repurchase agreement balances outstanding during the year, with balances typically peaking during the fourth and first quarters each year. During 2010 and 2009, no federal funds purchased were utilized. Other borrowings are comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the FHLB of $50.0 million. Other than the maturity of a $15.0 million FHLB advance in November 2009, no other changes have occurred to other borrowings since year-end 2007 (see “Note I — Borrowings” to the Company’s consolidated financial statements).

Company management believes its market expansion, branding efforts and retail deposit growth strategies have produced new relationships and core deposits, which have assisted in maintaining a stable net interest margin. Reductions in nonperforming assets also are expected to be accretive to the Company’s future net interest margin.

Net interest income (on a fully taxable equivalent basis) for 2009 totaled $73,847,000, decreasing from 2008 by $3,670,000 or 4.7 percent. Net interest margin on a tax equivalent basis declined three basis points in 2009 to 3.55 percent. Nonaccrual loans were the primary force that has adversely affected net interest income and net interest margin when comparing 2009 to 2008. During 2009, unrecognized interest on loans placed on nonaccrual of $6,602,000 was a primary contributor to the decline from the prior year (see “Table 14 — Nonperforming Assets”).

The earning asset mix changed in 2009 from 2008. For 2009, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 76.3 percent, compared to 84.2 percent in 2008. Average securities as a percent of average earning assets increased from 13.5 percent for 2008 to 17.4 percent during 2009 and federal funds sold and other investments increased to 6.3 percent from 2.3 percent in 2008. In addition to decreasing average total loans as a percentage of earning assets, the mix of loans changed, with commercial and commercial real estate volumes representing 55.1 percent of total loans at December 31, 2009 (compared to 58.4 percent at December 31, 2008). This reflected our reduced exposure to commercial construction and land development loans on residential and commercial properties, which declined by $82.3 million and $131.8 million, respectively, from December 31, 2008 to December 31, 2009. Lower yielding residential loan balances with individuals (including home equity loans and lines, and personal construction loans) represented 40.3 percent of total loans at December 31, 2009 (versus 37.2 percent at year-end 2008).

The yield on earning assets for 2009 was 4.92 percent, 97 basis points lower than for 2008, a reflection of the lower interest rate environment, as well as higher nonperforming loans. The yield on loans declined 77 basis points to 5.35 percent over the last twelve months for the same reasons noted above. Nonaccrual loans totaling $97.9 million or 7.0 percent of total loans at December 31, 2009, versus $87.0 million or

5.2 percent of total loans at year-end 2008, reducing the yield on the loan portfolio. The yield on investment securities was lower as well, decreasing 40 basis points year over year to 4.63 percent, due primarily to purchases of securities at lower yields available in current markets, which diluted the overall portfolio yield year over year. Federal funds sold and other investments yielded 0.51 percent for 2009, lower when compared to 2.46 percent for 2008. The dramatic reduction in interest rates during 2008, with the Federal Reserve lowering the target federal funds rate to 0 to 25 basis points and the Treasury yield curve shifting lower, limited opportunities to invest at higher interest rates.

Average earning assets for 2009 decreased $82.5 million or 3.8 percent compared to 2008. Average loan balances decreased $234.4 million or 12.9 percent to $1,587.3 million, while average investment securities were $70.9 million or 24.2 percent higher, totaling $363.3 million and average federal funds sold and other investments increased $81.0 million or 162.6 percent to $130.8 million. The decline in average earning assets was consistent with reduced funding as a result of deposit declines in the Company’s central Florida region (resulting from slower economic growth) and a planned reduction of brokered deposits.

Commercial and commercial real estate loan production for 2009 totaled $14 million. In comparison, commercial and commercial real estate loan production for 2008 totaled $117 million. Period-end total loans outstanding declined by $279.2 or 16.7 percent in 2009, and declined similarly during 2008 by $221.7 million or 11.7 percent. At December 31, 2009 the Company’s total commercial and commercial real estate loan pipeline was $47 million, versus $127 million at December 31, 2008.

The cost of average interest-bearing liabilities in 2009 decreased 113 basis points to 1.65 percent from 2008, reflecting the lower interest rate environment. During 2009, the Company’s retail core deposit focus produced strong growth in core deposit customer relationships when compared to 2008’s results, and resulted in increased balances which offset planned certificate of deposit runoff during all four quarters of 2009. A total of 7,045 new households were added in 2009. The improved deposit mix and lower rates paid on interest bearing deposits during 2009 reduced the overall cost of interest bearing deposits to 1.39 percent, 91 basis points lower than a year earlier. Still a significant component favorably affecting the Company’s net interest margin, the average balances of lower cost interest bearing deposits (NOW, savings and money market) totaled 53.3 percent of total average interest bearing deposits for 2009, although this was lower than the average of 57.9 percent a year ago, as a result of customers shifting balances from these lower rate products to certificates in this low interest rate environment. The average rate for lower cost interest bearing deposits for 2009 was 0.75 percent, down by 113 basis points from 2008’s rate. CD rates paid were also lower compared to 2008, lower by 124 basis points and averaging 2.67 percent for 2009. Average CDs (the highest cost component of interest bearing deposits) were 46.7 percent of interest bearing deposits for 2009, compared to 42.1 percent for 2008.

Average deposits totaled $1,778.9 million during 2009, and were $109.3 million lower compared to 2008, due primarily to deposit declines in the Company’s central Florida region and a planned reduction of brokered deposits. Total average sweep repurchase agreements for 2009 were $26.0 million higher as a result of normal seasonal funding trends for public fund customers. Total average deposits plus sweep repurchase agreements of $1,896.1 million during 2009 were down $83.3 million or 4.2 percent from 2008’s average. The average aggregate amounts of NOW, savings and money market balances decreased $116.2 million or 12.7 percent to $801.4 million for 2009 compared to 2008, noninterest bearing deposits decreased $26.2 million or 8.6 percent to $276.4 million, and average CDs increased by $33.0 million or 4.9 percent to $701.1 million. As a result of the low interest rate environment, customers deposited more funds into CDs during 2009, while maintaining lower average balances in savings and other liquid deposit products that pay no interest or a lower interest rate. In addition, Seacoast National joined the CDARS program on July 1, 2008, which allows customers to have CDs safely insured beyond the FDIC deposit insurance limits. This benefited deposit retention efforts during the financial market disruption and provided a new product offering to homeowners’ associations concerned with FDIC insurance coverage.

During 2009, average short-term borrowings increased $26.0 million or 28.6 percent from 2008. Most of the increase in average sweep repurchase agreement balances was due to efforts to reduce FDIC insurance costs by migrating public fund deposits beginning late in the fourth quarter of 2008.

Noninterest Income

Noninterest income, excluding gains or losses from securities, totaled $19,245,000 for 2010, $230,000 or 1.2 percent higher than for 2009. For 2009, noninterest income of $19,015,000, was $3,226,000, or 14.5 percent lower than for 2008. Noninterest income accounted for 22.5 percent of total revenue (net interest income plus noninterest income, excluding securities gains or losses) in 2010, compared to 20.5 percent a year ago and 22.4 percent in 2008.

Table 6 provides detail regarding noninterest income components for the past three years.

For 2010, revenues from the Company’s wealth management services businesses (trust and brokerage) decreased year over year, by $363,000 or 10.3 percent, and were lower in 2009 than for 2008 by $927,000 or 20.9 percent. Included in the $363,000 decrease, trust revenue was lower by $121,000 or 5.8 percent and brokerage commissions and fees were lower by $242,000 or 17.1 percent. Economic uncertainty is the primary issue affecting clients of the Company’s wealth management services. It is expected that fees from wealth management will improve as the economy and stock market improve. Of the $927,000 decrease during 2009, trust revenue was lower by $246,000 or 10.5 percent and brokerage commissions and fees were lower by $681,000 or 32.5 percent. Included in the $681,000 decline in brokerage commissions and fees for 2009 was a decline of $410,000 in revenue from insurance annuity sales year over year reflecting the lower interest rate environment, and a $229,000 reduction in mutual fund commissions. Lower inter vivos trust and agency fees were the primary cause for the decline in trust income during 2009, as these decreased $48,000 and $241,000, respectively, from 2008, as well as lower testamentary fee income, which decreased $26,000. Estate income was partially offsetting, increasing by $94,000 from 2008’s results.

Service charges on deposits for 2010 were $566,000 or 8.7 percent lower year over year versus 2009’s result, and were $898,000 or 12.2 percent lower in 2009 year over year versus 2008. Overdraft income was the primary cause, declining $444,000 during 2010 compared to 2009, and declining $826,000 in 2009 compared to 2008. Overdraft fees represented approximately 76 percent of total service charges on deposits for 2010, comparable with the average for all of 2009 and slightly lower than the 78 percent average for 2008. We are pleased with this result for 2010 considering all financial institutions adopted procedures beginning on July 1, 2010 expected to result in a negative impact on overdraft fee income. Service charges on deposits increased each quarter throughout 2010 reflecting the growth in core deposit households over the last two years. Growth rates for remaining service charge fees on deposits have been nominal or declining, as the trend over the past few years is for customers to prefer deposit products which have no fees or where fees can be avoided by maintaining higher deposit balances.

For 2010, fees from the non-recourse sale of marine loans originated by our Seacoast Marine Division of Seacoast National increased $181,000 or 15.7 percent compared to 2009, versus a decrease of $1,151,000, or 50.0 percent compared to 2008. The Seacoast Marine Division originated $25 million, $17 million, $17 million and $20 million in loans during the first, second, third and fourth quarters of 2010 (a total of $79 million for 2010), respectively, compared to $20 million in loans originated in the first and second quarters of 2009, $15 million during the third quarter of 2009, and $15 million during the fourth quarter of 2009 (a total of $70 million for 2009). These production levels are significantly lower than loan production of $143 million during 2008 and 2007, respectively, and are reflective of the general economic downturn. Of the loans originated during the first, second, third and fourth quarters of 2010, $20 million, $17 million, $17 million and $20 million were sold (93.7 percent of production). This compares to sales as a percentage of production of 97.1 percent and 99.3 percent for all of 2009 and 2008, respectively. As economic conditions deteriorated over 2008, attendance at boat shows by consumers, manufacturers, and marine retailers was lower than in prior years, and as a result marine sales and loan volumes related to such sales were lower. The Seacoast Marine Division is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida, California, Washington and Oregon.

Greater usage of check or debit cards over the past several years by core deposit customers and an increased cardholder base has increased our interchange income. For 2010, debit card income increased $550,000 or 21.0 percent from 2009, and was $160,000 or 6.5 percent higher for 2009, compared to 2008’s income. Other deposit-based electronic funds transfer (“EFT”) income decreased $10,000 or 3.0 percent in

2010 compared to 2009, after decreasing $28,000 or 7.8 percent in 2009 compared to 2008’s revenue. Debit card and other deposit-based EFT revenue is dependent upon business volumes transacted, as well as the fees permitted by VISA® and MasterCard®. During 2009, our other deposit-based EFT income was adversely affected by lower fees from non-customers utilizing Seacoast National’s automatic teller machines (“ATMs”) which likely reflected the economic recession and decreased tourist and vacation activity. It is uncertain how the Dodd-Frank regulation will impact this source of fee revenue in 2011 and beyond but it is expected to reduce fees collected by financial institutions.

Merchant income was $450,000 or 25.5 percent lower for 2010, compared to one year earlier, and was $635,000 or 26.5 percent lower for 2009 versus 2008’s result. Merchant income as a source of revenue is dependent upon the volume of credit card transactions that occur with merchants who have business demand deposits with Seacoast National. Merchant income historically has been highest in the first quarter each year, reflecting seasonal sales activity. During the fourth quarter of 2010, the merchant portfolio was sold for a gain of $600,000, recorded in other income for the quarter. The sale in the fourth quarter reduced income for the quarter by approximately $200,000. Seacoast National will receive fee income for new accounts opened prospectively and will have more competitive offerings for current and new customers. In addition, this will reduce annual revenue by approximately $1.3 million and expenses by nearly the same amount as the margin earned on this business was very thin.

The Company originates residential mortgage loans in its markets, with loans processed by commissioned employees of Seacoast National. Many of these mortgage loans are referred by the Company’s branch personnel. Mortgage banking fees in 2010 increased $373,000 or 21.4 percent from 2009, and were $628,000 or 56.2 percent higher for 2009 than for 2008. Mortgage banking revenue as a component of overall noninterest income was 11.0 percent for 2010, improving from 9.2 percent for all of 2009 and 5.2 percent for 2008. Sales of residential loans for the fourth quarter of 2010 totaled $23 million, compared to $22 million, $24 million and $28 million in the first, second and third quarters of 2010, respectively. Sales of residential loans in 2009 totaled $91 million, versus $50 million in 2008. Mortgage revenues are dependent upon favorable interest rates, as well as good overall economic conditions, including the volume of new and used home sales. We are beginning to see some signs of stability for residential real estate sales and activity in our markets, with transactions increasing, prices firming and affordability improving. The Company had more mortgage loan origination opportunities in markets it serves during 2009 and this continued in 2010. The Company also began offering FHA loans during the second quarter of 2009, a product previously not offered. The Company increased production in 2010 by increasing its market share and the Company was the number one originator in its Martin, St. Lucie and Indian River counties of home purchase mortgages. The Company has never had to repurchase a sold mortgage loan and believes that its processes and controls make it unlikely that it has any material exposure in the future.

Other income for 2010 increased $515,000 or 36.7 percent compared to a year ago, and for 2009 decreased $375,000 or 21.1 percent compared to 2008’s result Fourth quarter 2010 included a $600,000 gain on the sale of the merchant portfolio. Partially offsetting for 2010, operating income from check charges and letter of credit fees declined year over year by $51,000 and $11,000, and most other line items in other income were slightly lower, including wire transfer fees, income from sales of cashiers checks and money orders, and miscellaneous other fees. The comparison of other income between 2009 and 2008 was affected by $305,000 of additional income realized upon the redemption of Visa® Inc. shares in the first quarter of 2008 as part of Visa’s initial public offering.

Noninterest Expenses

The Company’s overhead ratio has typically been in the low 60’s in recent years. However, lower earnings in 2010, 2009, and 2008 resulted in this ratio increasing to 104.6 percent, 86.9 percent and 77.8 percent, respectively. When compared to 2009, total noninterest expenses for 2010 decreased by $41,080,000 or 31.2 percent to $90,667,000, and when comparing 2009 to 2008, total noninterest expenses increased $52,857,000 to $131,747,000. Noninterest expenses for 2009 included a write-down of goodwill of $49,813,000. Without the impact of this write-down of goodwill, noninterest expenses for 2010 were $8,733,000 or 10.7 percent higher than 2009 and $3,044,000 or 3.9 percent higher for 2009 versus 2008. The primary cause for the increase in 2010 over 2009 was higher net losses on OREO and repossessed assets and asset disposition costs (aggregated) of $3,571,000 recorded in the first quarter of 2010, which together with second and third quarter 2010’s decreases in losses year over year of $1,025,000 and $629,000, respectively, and a fourth quarter increase of $7,565,000, totaled a $9,482,000 increase for the 2010. Noninterest expenses for 2009 also included a special assessment imposed by the FDIC in the second quarter totaling $996,000, and deposit insurance premiums that were $1,928,000 higher due to the FDIC’s deposit insurance premium rates more than doubling.

Noninterest expenses for 2010 have been in line with our expectations. Salaries, wages and benefits were $677,000 or 2.1 percent lower for 2010 compared to the same period in 2009. Cost reductions were also achieved in outsourced data processing, communication costs, occupancy, and furniture and equipment expenses, all of which declined when comparing 2010’s results to 2009. Salaries, wages and benefits (excluding one-time severance payments) were also $4,909,000 or 13.2 percent lower for 2009 compared to the same period in 2008, reflecting the elimination of bonus compensation for most positions and profit sharing contributions for all associates, reductions in matching contributions associated with salary savings plans, lower credit related costs, executive retirements, job eliminations, branch consolidation(s), freezing of executive salaries, and reduced salary increases for other associates. Executive cash incentive compensation was not paid in 2010, 2009 or 2008. Cost reductions were also achieved in data processing, furniture and equipment expenses, and marketing, all of which declined during 2009 when compared to 2008.

Table 7 provides detail of noninterest expense components for the years ending December 31, 2010, 2009 and 2008.

Salaries and wages for 2010 decreased $285,000 or 1.1 percent to $26,408,000 compared to the prior year, and for 2009 were $3,466,000 or 11.5 percent lower when compared to 2008’s salary costs. Severance during 2010 was $243,000 lower in 2010 than a year ago. Savings from the branch closures in 2009 and lower commission payments due to lower revenues generated from wealth management and weak lending production were also causes for the decrease for 2010, compared to 2009. Reduced headcount (including the branch consolidations in 2008) and limited accruals for incentive payments due to lower revenues generated from wealth management and weak lending production were the primary causes of decreases in 2009 compared to 2008. Severance payments during 2009 totaled $582,000, which were $379,000 more than in 2008. Base salaries for 2009 were $2,563,000 or 9.3 percent lower year over year compared to 2008 when 446 FTE’s were employed.

As a recipient of funding from the U.S. Treasury’s TARP Capital Purchase Program (“CPP”), the Company is subject to various limitations on senior executive officers’ compensation pursuant the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds equity pursuant to the TARP CPP, including common stock which may be issued pursuant to the Warrant issued by the Company to the U.S. Treasury. These standards generally apply to the Company’s chief executive officer, chief financial officer and the three next most highly compensated senior executive officers (see “The TARP CPP, the ARRA and other proposed rules impose certain executive compensation and corporate governance requirements that may adversely affect us and our business, including our ability to recruit and retain qualified employees” under “Part II Other Information, Item 1A. Risk Factors” on the Company’s Form 10K filed for December 31, 2010).

In 2010, employee benefits costs decreased by $392,000 or 6.4 percent to $5,717,000 from a year ago, and were lower by $1,064,000 or 14.8 percent for 2009 when compared to 2008. The Company recognized lower claims experience in 2010 for its self-funded health care plan compared to 2009, with a decrease of $397,000 in expenditures. In addition, 401K costs were $43,000 lower for 2010 versus a year ago and payroll taxes decreased by $28,000, reflecting lower FTEs for 2010. Partially offsetting, unemployment compensation costs were $76,000 higher year over year for 2010 due to the state of Florida increasing rates to replenish funding pools for compensation disbursements. For 2009, the Company recognized higher claims experience in the first six months of the year for its self-funded health care plan compared to 2008, with the expectation that these costs would be lower in future periods due to lower FTE’s resulting in fewer participants in the plan for 2009 and larger discounts on services under a more comprehensive network of providers. During the third and fourth quarters of 2009, the Company had improved experience, with group health care costs declining $385,000 or 19.6 percent compared to 2008’s third and fourth quarters (combined). In addition, the Company achieved a $141,000 reduction in payroll taxes year over year compared to 2008 and profit sharing accruals for the Company’s 401K plan were reduced by $945,000 during 2009, versus 2008. The Company met with its self-funded plan provider and discussed possible impacts of U.S. Health Care Reform and determined that no immediate or material financial statement impacts are apparent.

Outsourced data processing costs totaled $7,092,000 for 2010, a decrease of $51,000 or 0.7 percent from a year ago. In comparison, for 2009 outsourced data processing costs totaled $7,143,000, a decrease of $469,000 or 6.2 percent from 2008’s result. Seacoast National utilizes third parties for its core data processing systems and merchant services processing. Outsourced data processing costs are directly related to the number of transactions processed. Merchant services processing expenses were $409,000 lower than a year ago for 2009, and with the sale of the merchant portfolio in the fourth quarter of 2010 will no longer be incurred prospectively. Partially offsetting, core data processing and check card processing costs were $285,000 and $48,000 higher for 2010, versus a year ago. For 2009, merchant services processing expenses were $531,000 lower than for 2008, and the primary cause for the overall reduction. Outsourced data processing costs can be expected to increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular.

Telephone and data line expenditures, including electronic communications with customers and between branch locations and personnel, as well as third party data processors, decreased by $330,000 or 18.0 percent to $1,505,000 for 2010 when compared to 2009, and for 2009 were $61,000 or 3.2 percent lower than for 2008. Improved systems and monitoring of services utilized as well as reducing the number telephone lines (in part due to our branch consolidations) has reduced our communication costs, and these costs should continue to be lower prospectively.

Total occupancy, furniture and equipment expenses for 2010 decreased $1,031,000 or 9.5 percent to $9,878,000, year over year, versus 2009. For 2009, these costs were $224,000 or 2.0 percent lower compared to 2008. Branch consolidations and closures were the primary contributors to the reduction in cost during 2010 and 2009. Included in the $1,031,000 decrease during 2010 were lease payments for bank premises decreasing $292,000, and lower depreciation, utility costs (power, lights and water) and real estate taxes, declining $386,000, $181,000 and $174,000, respectively. Office relocation costs were lower as well, by $28,000 during 2010 compared to 2009. Included in the $224,000 decrease during 2009 were lease payments for bank premises decreasing $138,000 and repair and maintenance costs declining $117,000.

For 2010, marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, increased by $843,000 or 40.8 percent to $2,910,000 when compared to 2009. Marketing expense for 2010 reflects a focused campaign in our markets targeting the customers of competing financial institutions and promoting our brand. Agency production costs (primarily related to newly created television ads), as well as media costs (newspaper, television and radio advertising), direct mail activities, and sales promotions have been ramped up the most during 2010 versus a year ago, by $255,000, $111,000, $217,000 and $157,000, respectively. Also increasing were business meals and entertainment expenditures and public relations costs (up $66,000 and $51,000, respectively), partially offset by printing related costs for brochures and other marketing materials (declining $35,000 on an aggregate basis). In comparison, for 2009, marketing expenses decreased by $547,000 or 20.9 percent to $2,067,000 when compared to 2008. Agency production, printing and media costs (including newspaper, radio and television) were $273,000 lower for 2009, compared to 2008, and public relations, business meals and donations were lower by $116,000, $92,000 and $67,000, respectively, compared to 2008.

Legal and professional fees increased by $993,000 or 14.2 percent to $7,977,000 for 2010, compared to a year ago for 2009, and were $1,322,000 or 23.3 percent greater for 2009, versus 2008. Legal fees were $493,000 lower for 2010 year over year, but were $1,221,000 higher for 2009 compared to 2008, primarily due to costs related to problem assets, principally OREO. Compared to 2009, regulatory examination fees and CPA fees on an aggregate basis were $63,000 higher for 2010. Professional fees were $1,422,000 higher in

2010 versus 2009 and were $227,000 higher in 2009 than for 2008, reflecting strategic planning and risk management assistance. Professional fees have generally been higher during this period of increased regulatory compliance. The Company also uses the consulting services of a former bank regulator who also serves as a director of Seacoast National to assist it with its compliance with the bank’s formal agreement with the OCC and regulatory examinations. For 2010, 2009 and 2008, Seacoast National paid $524,000, $410,000 and $211,000, respectively, for these services.

The FDIC assessment for the fourth quarter of 2010 totaled $947,000, compared to first, second and third quarter 2010’s assessments of $1,006,000, $1,039,000 and $966,000, respectively. FDIC assessments for the first, second, third and fourth quarters of 2009 totaled $877,000, $2,026,000, $1,007,000 and $1,042,000, respectively. For 2008, assessments for the year summed to only $2,028,000. The second quarter 2009 assessment included a special assessment of $976,000, based upon 5 basis points of total assets less Tier 1 risk-based capital. In addition, on April 1, 2009 a higher base assessment went into effect as well as the FDIC’s implementation of a more complex risk-based formula to calculate assessments. The FDIC also mandated the prepayment of assessments for the next three years plus fourth quarter 2009’s assessment that was remitted on December 30, 2009. The amount of the prepayment totaled $14.8 million. The Company anticipates that FDIC insurance costs are likely to remain elevated, with assessments possibly increasing even more depending on the severity of bank failures and their impact on the FDIC’s Deposit Insurance Fund.

Net losses on other real estate owned (OREO) and repossessed assets, and asset disposition expenses associated with the management of OREO and repossessed assets (aggregated) totaled $4,073,000, $415,000, $1,436,000 and $9,885,000 for the first, second, third and fourth quarters of 2010, respectively, compared to $502,000, $1,440,000, $2,065,000 and $2,320,000 for the same periods in 2009, and totaled $1,424,000 for all of 2008. These costs moderated somewhat during the second and third quarters of 2010. Of the $15,809,000 total for 2010, assets disposition costs summed to $2,268,000 and net losses on OREO and repossessed assets totaled $13,541,000. These costs will likely continue to be higher into 2011 as problem assets migrate toward liquidation.

Other noninterest expenses increased $498,000 or 5.6 percent to $9,413,000 when comparing 2010 to a year ago, and were lower in 2009 compared to 2008 by $274,000 or 3.0 percent, at $8,915,000. One-time settlements regarding a branch lease terminated in 2009 and a customer dispute for $150,000 and $350,000, respectively, recorded in 2010 were the primary contributors to the increase year over year for 2010. Also increasing year over year for 2010 were employee placement and relocation fees (up $268,000, including headhunter fees), insurance (up $273,000, including property and casualty as well as other liability coverage), credit information costs (up $91,000), check printing costs (up $91,000), and dealer referral fees (up $105,000, related to marine lending). Partially offsetting, stationery and supplies expenditures were lower in 2010 (down $107,000), as were charge-offs related to robbery and customer fraud (down $220,000), memberships, books and publications (down $51,000), property appraisals (down $135,000) and amortization of intangibles (down $274,000). Increasing year over year for 2009 were correspondent bank clearing charges (up $174,000, because lower analysis credits provided for compensating balances in the current lower interest rate environment make the payment of charges more sensible), directors’ fees (up $185,000, reflecting more frequent meetings than in 2008), employee placement fees (up $129,000, principally headhunter fees), and higher losses associated with robbery and customer fraud (up $142,000). More than offsetting were decreases in expenditures for stationery and supplies (down $204,000), postage and courier costs (down $97,000, primarily overnight services), insurance costs (down $106,000, including property and casualty as well as other liability coverage), education (down $37,000, with fewer education programs offered internally), travel related costs (down $172,000, including mileage reimbursement, airline and hotel costs), bank paid closing costs (down $108,000, as home equity line closing costs paid by Seacoast National were limited), and origination fees for marine loan production (down $148,000). Benefiting 2008’s first quarter was a $130,000 reversal of an accrual for the Company’s portion of Visa® litigation and settlement costs, as a result of Visa’s successful initial public offering (IPO).

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

Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company’s most recent Asset and Liability Management Committee (“ALCO”) model simulation indicates net interest income would increase 8.9 percent if interest rates are shocked 200 basis points up over the next 12 months and 3.7 percent if interest rates are shocked up 100 basis points. Prior discussions focused on rates gradually increasing over the projected period, however recent regulatory guidance has placed more emphasis on rate shocks.

The Company had a negative gap position based on contractual and prepayment assumptions for the next 12 months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 25.3 percent at December 31, 2010 (see “Table 19 — Interest Rate Sensitivity Analysis”), compared to a negative gap of 24.7 percent a year ago.

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

The Company also performs valuation analyses, which are used for evaluating levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analyses. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net result of which is the EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risks and options risks embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Based on our most recent modeling, an instantaneous 100 basis point increase in rates is estimated to decrease the EVE 3.4 percent versus the EVE in a stable rate environment, while a 200 basis point increase in rates is estimated to decrease the EVE 5.9 percent.

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

Liquidity Risk Management and Contractual Commitments

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

Contractual Commitments

	December 31, 2010
				Over Three
			Over One	Years
		One Year	Year Through	Through	Over Five
	Total	or Less	Three Years	Five Years	Years
	(In thousands)

Deposit maturities	$1,637,228	$1,472,418	$142,131	$22,672	$7
Short-term borrowings	98,213	98,213	—	—	—
Borrowed funds	50,000	—	—	—	50,000
Subordinated debt	53,610	—	—	—	53,610
Operating leases	27,260	3,705	5,602	4,499	13,454

	$1,866,311	$1,574,336	$147,733	$27,171	$117,071

Funding sources primarily include customer-based core deposits, collateral-backed borrowings, cash flows from operations, and asset securitizations and sales.

Cash flows from operations are a significant component of liquidity risk management and we consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments. Deposits are also a primary source of liquidity. The stability of this funding source is affected by numerous factors, including returns available to customers on alternative investments, the quality of customer service levels, safety and competitive forces. We routinely use securities and loans as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the FHLB and the Federal Reserve Bank of Atlanta.

Contractual maturities for assets and liabilities are reviewed to meet current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities held for sale and interest bearing deposits. The Company also has access to borrowed funds such as an FHLB line of credit and the Federal Reserve Bank of Atlanta under its borrower-in-custody program. The Company is also able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2010, Seacoast National had available lines of credit under current lendable collateral value, which are subject to change, of $340 million. Seacoast National had $120 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, and had an additional $212 million in residential and commercial real estate loans available as collateral. In comparison, at December 31, 2009, the Company had available lines of credit of $293 million, and had $24 million of Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, as well as an additional $237 million in residential and commercial real estate loans available as collateral.

Liquidity, as measured in the form of cash and cash equivalents (including interest bearing deposits), totaled $211,405,000 on a consolidated basis at December 31, 2010 as compared to $215,100,000 at December 31, 2009. The composition of cash and cash equivalents has changed from a year ago. During 2010, cash and due from banks increased $3,158,000 to $35,358,000 while interest bearing deposits decreased to $176,047,000 from $182,900,000. The interest bearing deposits are maintained in Seacoast National’s account at the Federal Reserve Bank of Atlanta. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in Seacoast National’s securities and loan portfolios.

The Company does not rely or is dependent on off-balance sheet financing or wholesale funding.

The Company is a legal entity separate and distinct from Seacoast National and its other subsidiaries. Various legal limitations, including Section 23A of the Federal Reserve Act and Federal Reserve Regulation W, restrict Seacoast National from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company has traditionally relied upon dividends from Seacoast National and securities offerings to provide funds to pay the Company’s expenses, to service the Company’s debt and to pay dividends upon Company common stock. In 2008 and 2007, Seacoast National paid dividends to the Company that exceeded its earnings in those years. Seacoast National cannot currently pay dividends to the Company without prior OCC approval. At December 31, 2010, the Company had cash and cash equivalents at the parent of approximately $21.6 million, comprised of remaining proceeds from our common stock offering which was consummated in the second quarter of 2010. In comparison, at December 31, 2009, the Company had cash and cash equivalents at the parent of approximately $13.1 million, comprised of remaining funds provided through a common stock offering consummated in August 2009. All of the TARP CPP funds derived in December 2008 have been contributed as additional capital to Seacoast National. The Company has suspended all dividends upon its Series A preferred stock issued through the TARP CPP and its common stock, and has deferred distributions on its subordinated debt related to trust preferred securities issued through affiliated trusts. Additional losses could prolong Seacoast National’s inability to pay dividends to its parent without regulatory approval (see “Capital Resources”).

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

The two primary off-balance sheet transactions the Company has engaged in are:

•	derivates, intended to manage exposure to interest rate risk; and

•	commitments to extend credit and standby letters of credit, intended to facilitate customers’ funding needs or risk management objectives.

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

The credit risk of these transactions is managed by establishing a credit limit for counterparties and through collateral agreements. The fair value of interest rate swaps recorded in the balance sheet at December 31, 2010 included derivative product assets of $38,000. In comparison, at December 31, 2009 net derivative product assets of $24,000 were outstanding.

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

Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $90 million at December 31, 2010, and $97 million at December 31, 2009 (see “Note P-Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Income Taxes

No income tax benefit was recorded for the first, second, third or fourth quarters of 2010, consistent with the third and fourth quarters of 2009. In comparison, an income tax benefit of $3.1 million and $8.7 million was recorded for the first and second quarters of 2009, respectively. The income tax benefit for 2009 was 7.6 percent of loss before taxes, and compared to 32.6 percent for 2008.

The tax benefit for the net loss for the first, second, third and fourth quarters of 2010 totaled $0.6 million, $5.3 million, $2.8 million and $3.9 million, respectively. The deferred tax valuation allowance was increased by a like amount, and therefore there was no change in the carrying value of deferred tax assets which are supported by tax planning strategies (see “Critical Accounting Estimates — Deferred Tax Assets”). The tax benefit for the net loss for the third and fourth quarters of 2009 totaled $29.7 million, and also was offset by a valuation allowance of a like amount. As the economy shows signs of improvement and our credit costs moderate, we anticipate that we will be able to place increased reliance on our forecast of future taxable earnings, which would result in realization of future tax benefits (see “Note L — Income Taxes” to the Company’s consolidated financial statements).

Capital Resources

Table 8 summarizes the Company’s capital position and selected ratios. The Company’s equity capital at December 31, 2010 totaled $166.3 million and the ratio of shareholders’ equity to period end total assets was 8.25 percent, compared with 7.06 percent at December 31, 2009, and 9.33 percent at December 31, 2008. Seacoast’s management uses certain “non-GAAP” financial measures in its analysis of the Company’s performance. Seacoast’s management uses this measure to assess the quality of capital and believes that investors may find it useful in their analysis of the Company. This capital measure is not necessarily comparable to similar capital measures that may be presented by other companies.

The Company’s capital position remains strong, meeting the general definition of “well capitalized”, with a total risk-based capital ratio of 17.84 percent at December 31, 2010, higher than December 31, 2009’s ratio of 15.16 percent and higher than 14.00 percent at December 30, 2008. The Bank agreed with its primary regulator, the OCC, to maintain a Tier 1 capital (to adjusted average assets) (“leverage ratio”) ratio of at least 7.50 percent and a total risk-based capital ratio of at least 12.00 percent as of March 31, 2009 . Subsequently, as of January 31, 2010, following our capital raise, the Bank agreed to maintain a leverage ratio minimum of

8.50 percent. As of December 31, 2010, the Bank’s leverage ratio was 9.29 percent, compared to 8.43 percent at December 31, 2009 and 7.80 percent and December 31, 2008. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes, to which the Bank is currently in compliance.

The Company and Seacoast National are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal bank regulatory authority may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice. The Company is a legal entity separate and distinct from Seacoast National and its other subsidiaries, and the Company’s primary source of cash and liquidity, other than securities offerings and borrowings, is dividends from its bank subsidiary. Prior OCC approval presently is required for any payments of dividends from Seacoast National to the Company.

The OCC and the Federal Reserve have policies that encourage banks and bank holding companies to pay dividends from current earnings, and have the general authority to limit the dividends paid by national banks and bank holding companies, respectively, if such payment may be deemed to constitute an unsafe or unsound practice. If, in the particular circumstances, either of these federal regulators determined that the payment of dividends would constitute an unsafe or unsound banking practice, either the OCC or the Federal Reserve may, among other things, issue a cease and desist order prohibiting the payment of dividends by Seacoast National or us, respectively. Under a recently adopted Federal Reserve policy, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to the organization’s financial position and is not based on overly optimistic earnings scenarios such as any potential events that may occur before the payment date that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company, such as Seacoast, should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if: (i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or (iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

As a result of our participation in the TARP CPP program, additional restrictions have been imposed on our ability to declare or increase dividends on shares of our common stock, including a restriction on paying quarterly dividends above $0.01 per share. Specifically, we are unable to declare dividend payments on our common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. Further, without the Treasury’s approval, we are not permitted to increase dividends on our common stock above $0.01 per share until December 19, 2011 unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury. In addition, we cannot repurchase shares of common stock or use proceeds from the Series A Preferred Stock to repurchase trust preferred securities. The consent of the Treasury generally is required for us to make any stock repurchase until December 19, 2011 unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury to a third party. Further, our common, junior preferred or pari passu preferred shares may not be repurchased if we have not declared and paid all Series A Preferred Stock dividends.

Beginning in the third quarter of 2008, we reduced the dividend on our common stock to $0.01 per share and, as of May 19, 2009, we suspended the payment of dividends. On May 19, 2009, our board of directors decided to suspend regular quarterly cash dividends on our outstanding common stock and Series A Preferred Stock pursuant to a request from the Federal Reserve as a result of recently adopted Federal Reserve policies related to dividends and other distributions. The Company suspended the payment of dividends on its trust preferred securities as well. Dividends will be suspended until such time as dividends are allowed by the Federal Reserve.

As of December 31, 2010, our accumulated deferred dividend payments on Series A Preferred Stock was $4,893,000 and our accumulated deferred interest payment on trust preferred securities was $1,968,000.

Securities Offerings

In December 2008, the Company sold $50.0 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.10 per share, the “Series A Preferred Stock”) and warrants (the “Warrant”) to acquire 1,179,245 shares of common stock to the U.S. Treasury (the “Treasury”). The shares of Series A Preferred Stock qualify as Tier 1 capital for regulatory capital purposes and pay cumulative dividends at a rate of 5 percent per annum for the first five years, and thereafter at a rate of 9 percent per annum. The Series A Preferred Stock may be redeemed by the Company after three years without restrictions. As a result of the public issuance of common stock the Company has notified Treasury to reduce the Warrant it holds to purchase common stock by 50 percent to 589,625 shares.

During the third quarter of 2009, the Company enhanced capital by selling 33,675,000 shares of its common stock at a price to the public of $2.25 per share for total gross proceeds of approximately $75.8 million. On December 17, 2009, Seacoast sold 6,000,000 shares of its common stock at $2.25 per share to CapGen Capital Group III LP (“CapGen”), a Delaware limited partnership, pursuant to the definitive Stock Purchase Agreement dated as of October 23, 2009 between the Company and CapGen. The Company received total gross proceeds of $13.5 million from the sale, and incurred $540,000 of fees paid to the placement agent.

A stock offering was completed during April of 2010 adding $50 million of Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock (“Series B Preferred Stock”) as permanent capital, resulting in approximately $47.1 million in additional Tier 1 risk-based equity, net of issuance costs. The shares of Series B Preferred Stock were mandatorily convertible into common shares five days subsequent to shareholder approval, which was granted at the Company’s annual meeting on June 22, 2010. Upon the conversion of the Series B Preferred Stock, approximately 34,465,000 shares of the Company’s common stock were issued pursuant to the Investment Agreement, dated as of April 8, 2010 between the Company and the investors, a copy of which was filed with the SEC on July 14, 2010 as Exhibit 10.1 to the Company’s Form 8-K/A

Financial Condition

Total assets decreased $134,934,000 or 6.3 percent to $2,016,381,000 at December 31, 2010, after decreasing $163,121,000 or 7.0 percent to $2,151,315,000 in 2009.

Loan Portfolio

Table 9 shows total loans (net of unearned income) for commercial and residential real estate, commercial and financial and consumer loans outstanding.

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

Total loans (net of unearned income and excluding the allowance for loan losses) were $1,240,608,000 at December 31, 2010, $156,895,000 or 11.2 percent less than at December 31, 2009, and were $1,397,503,000 at December 31, 2009, $279,225,000 or 16.7 percent lower than at December 31, 2008.

Overall loan growth was negative when comparing outstanding balances at December 31, 2010, December 31, 2009 and December 31, 2008, as a result of the economic recession, including lower demand for commercial loans, and the Company’s successful divestiture of specific problem loans (including residential construction and land development loans) through loan sales. Total problem loans sold in 2010, 2009 and 2008 totaled $28 million, $89 million and $68 million, respectively, with the Company significantly reducing its exposure to construction and land development loans and improving the Company’s overall risk profile.

As shown in the supplemental loan tables below, commercial real estate loans decreased $117.8 million or 16.6 percent from December 31, 2009 to $591.4 million at December 31, 2010 and residential real estate loans decreased $14.2 million or 2.5 percent to $548.5 million. The primary cause for the decrease in commercial real estate loans was a reduction in construction and land development loans for residential and commercial properties of $33.6 million or 70.6 percent and $43.7 million or 56.4 percent, respectively. Total outstanding balances for these portfolios have been reduced to $14.0 million and $33.8 million, respectively, at December 31, 2010. Also decreasing, commercial real estate mortgages were lower by $40.5 million or 6.9 percent to $543.6 million at December 31, 2010. Construction and land development loans to individuals for personal residences included in residential real estate loans were lower as well, declining $6.3 million or 16.7 percent to $31.5 million at December 31, 2010. Also declining were fixed rate residential real estate mortgages, home equity mortgages and home equity lines, declining $6.0 million or 6.8 percent, $13.4 million or 15.4 percent, and $2.4 million or 4.0 percent, respectively, and totaling $82.6 million, $73.4 million and $57.7 million at December 31, 2010. Adjustable rate residential real estate mortgages were higher year over year, by $13.9 million or 4.8 percent to $303.3 million. Commercial and financial loans and consumer loans (principally installment loans to individuals) decreased $12.3 million or 20.1 percent and $12.4 million or 19.4 percent, respectively, from a year ago to $48.8 million and $51.6 million at December 31, 2010, reflecting the impact on lending of the economic downturn.

Construction and land development loans, including loans secured by commercial real estate, were comprised of the following types of loans at December 31, 2010 and 2009:

	December 31
	2010			2009
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Construction and land development*
Residential:
Condominiums	$0.9	$—	$0.9	$6.1	$—	$6.1
Town homes	—	—	—	—	—	—
Single Family Residences	—	—	—	4.1	1.1	5.2
Single Family Land & Lots	7.0	—	7.0	22.6	0.3	22.9
Multifamily	6.1	—	6.1	14.8	—	14.8

	14.0	—	14.0	47.6	1.4	49.0
Commercial:
Office buildings	—	—	—	13.9	—	13.9
Retail trade	—	—	—	3.9	—	3.9
Land	33.6	0.1	33.7	45.6	0.1	45.7
Industrial	—	—	—	2.5	0.1	2.6
Healthcare	—	—	—	4.8	1.5	6.3
Churches & educational Facilities	—	—	—	—	—	—
Lodging	—	—	—	—	—	—
Convenience Stores	0.2	0.4	0.6	—	—	—
Marina	—	—	—	6.8	—	6.8
Other	—	—	—	—	—	—

	33.8	0.5	34.3	77.5	1.7	79.2

	47.8	0.5	48.3	125.1	3.1	128.2
Individuals:
Lot loans	24.4	—	24.4	29.3	—	29.3
Construction	7.1	7.9	15.0	8.5	4.9	13.4

	31.5	7.9	39.4	37.8	4.9	42.7

Total	$79.3	$8.4	$87.7	$162.9	$8.0	$170.9

*	Reassessment of collateral assigned to a particular loan over time may result in amounts being reassigned to a more appropriate loan type representing the loan’s intended purpose, and for comparison purposes prior period amounts have been restated to reflect the change.

The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2010 aggregated to $151.5 million (versus $173.2 million a year ago) and for the top 30 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $292.5 million (compared to 41 relationships aggregating to $405.5 million a year ago).

Commercial real estate mortgage loans, excluding construction and development loans, were comprised of the following loan types at December 31, 2010 and 2009:

	December 31
	2010			2009
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)

Office buildings	$122.0	$0.9	$122.9	$132.3	$1.2	$133.5
Retail trade	151.5	—	151.5	164.6	—	164.6
Industrial	78.0	0.1	78.1	88.4	1.7	90.1
Healthcare	30.0	0.5	30.5	24.7	—	24.7
Churches and educational facilities	28.8	—	28.8	29.6	—	29.6
Recreation	2.9	—	2.9	3.0	0.5	3.5
Multifamily	22.4	—	22.4	29.7	0.7	30.4
Mobile home parks	2.5	—	2.5	5.4	—	5.4
Lodging	21.9	—	21.9	25.5	—	25.5
Restaurant	4.5	—	4.5	4.7	—	4.7
Agriculture	10.6	0.4	11.0	11.7	0.7	12.4
Convenience Stores	18.6	—	18.6	22.1	—	22.1
Marina	21.9	—	21.9	15.8	—	15.8
Other	28.0	0.2	28.2	26.6	0.3	26.9

Total	$543.6	$2.1	$545.7	$584.1	$5.1	$589.2

Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $329 million and $215 million, respectively, at December 31, 2010, compared to $344 million and $240 million, respectively, a year ago.

Residential mortgage lending is an important segment of the Company’s lending activities. The Company has never offered sub-prime, Alt A, Option ARM or any negative amortizing residential loans, programs or products, although we have originated and hold residential mortgage loans from borrowers with original or current FICO credit scores that are less than “prime.” Substantially all residential originations have been underwritten to conventional loan agency standards, including loans having balances that exceed agency value limitations. The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates. The Company’s asset mitigation employees handle all foreclosure actions together with outside legal counsel and has never had its foreclosure documentation or processes questioned by any party involved in the transaction.

Exposure to market interest rate volatility with respect to long-term fixed rate mortgage loans held for investment is managed by attempting to match maturities and re-pricing opportunities and through loan sales of most fixed rate product. Closed residential mortgage loan production for 2010 totaled $153 million, with production by quarter as follows: fourth quarter 2010 production totaled $49 million, of which $23 million was sold servicing-released, third quarter 2010 production totaled $38 million, of which $28 million was sold servicing-released, second quarter 2010 production totaled $33 million, of which $24 million was sold servicing-released, and first quarter 2010 production totaled $33 million, with $22 million sold servicing-released.

At December 31, 2010, approximately $303 million or 59 percent of the Company’s residential mortgage balances were adjustable, compared to $289 million or 55 percent at December 31, 2009. Loans secured by residential properties having fixed rates totaled approximately $83 million at December 31, 2010, of which 15- and 30-year mortgages totaled approximately $26 million and $57 million, respectively. The remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less. In comparison, loans secured by residential properties having fixed rates totaled approximately $89 million at December 31, 2009, with 15- and 30-year fixed rate residential mortgages totaling approximately $30 million and $59 million, respectively. The Company also has a small home equity line portfolio totaling approximately $58 million at December 31, 2010, slightly lower than the $60 million that was outstanding at December 31, 2009.

Commercial loans decreased and totaled $48.8 million at December 31, 2010, compared to $61.1 million a year ago. Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small- to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses are smaller and subject to the risks of lending to small to medium sized businesses, including, but not limited to, the effects of a downturn in the local economy, possible business failure, and insufficient cash flows.

The Company also provides consumer loans (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) which totaled $51.6 million (versus $64.0 million a year ago), real estate construction loans to individuals secured by residential properties which totaled $7.1 million (versus $8.5 million a year ago), and residential lot loans to individuals which totaled $24.4 million (versus $29.3 million a year ago).

At December 31, 2010, the Company had commitments to make loans of $90.4 million, compared to $97.3 million at December 31, 2009 and $164.5 million at December 31, 2008 (see “Note P — Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Loan Concentrations

Over the past three years, the Company has been pursuing an aggressive program to reduce exposure to loan types that have been most impacted by stressed market conditions in order to achieve lower levels of credit loss volatility. The program included aggressive collection efforts, loan sales and early stage loss mitigation strategies focused on the Company’s largest loans. Successful execution of this program has significantly reduced our exposure to larger balance loan relationships (including multiple loans to a single borrower or borrower group). Commercial loan relationships greater than $10 million were reduced by $435.9 million to $161.7 million at December 31, 2010 compared with year-end 2007.

Commercial Relationships Greater than $10 Million (dollars in thousands)

	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007

Performing	$112,469	$145,797	$374,241	$592,408
Performing TDR*	28,286	31,152	—	—
Nonaccrual	20,913	28,525	14,873	5,152
Total	$161,668	$205,474	$389,114	$597,560
Top 10 Customer Loan Relationships	$151,503	$173,162	$228,800	$266,702

*	TDR = Troubled debt restructures

Commercial loan relationships greater than $10 million as a percent of tier 1 capital and the allowance for loan losses was reduced to 66.5 percent at December 31, 2010, compared with 85.9 percent at year-end 2009, 162.1 percent at the end of 2008 and 258.1 percent at the end of 2007.

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

	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007

Construction & Land Development Loans to Total Risk Based Capital	39%	81%	206%	265%
CRE Loans to Total Risk Based Capital	218%	274%	389%	390%

Below is the geographic location of the Company’s construction and land development loans (excluding loans to individuals) as a percent of total construction and land development loans. The significant increase in Palm Beach County in 2010 was caused by the decline in construction and land development loans, which declined from $125.1 million at year-end 2009 to $47.8 million at December 31, 2010.

	% of Total
	Construction and
	Land Development
	Loans
Florida County	2010	2009	2008

Palm Beach	50.1	23.5	15.1
St. Lucie	12.0	16.6	18.2
Martin	9.6	6.0	10.6
Brevard	7.5	9.7	6.7
Okeechobee	5.4	2.3	1.9
Indian River	4.9	13.6	11.7
Collier	3.5	1.9	0.9
Orange	1.9	2.8	6.6
Charlotte	1.9	0.7	0.8
Hendry	1.4	1.1	0.4
Lake	1.1	0.4	0.2
Marion	0.5	1.1	0.9
Highlands	0.0	0.2	4.6
Miami-Dade	0.0	6.9	2.8
Volusia	0.0	9.0	7.4
Broward	0.0	3.6	2.1
Pinellas	0.0	0.4	0.0
Osceola	0.0	0.0	3.4
Dade	0.0	0.0	3.1
Lee	0.0	0.0	1.4
Bradford	0.0	0.0	0.8
Other	0.2	0.2	0.4

Total	100.0	100.0	100.0

Deposits and Borrowings

Total deposits decreased $142,206,000, or 8.0 percent, to $1,637,228,000 at December 31, 2010 compared to one year earlier, and were $31,007,000, or 1.7 percent lower, at December 31, 2009 compared to 2008, reflecting declining brokered deposits and single service time deposits. Since December 31, 2009, interest bearing deposits (NOW, savings and money markets deposits) decreased $25,663,000 or 3.1 percent to $812,625,000, noninterest bearing demand deposits increased $20,832,000 or 7.8 percent to $289,621,000, and CDs decreased $137,375,000 or 20.4 percent to $534,982,000. Included in CDs, brokered time deposits decreased $31,563,000 to $7,093,000 at December 31, 2010 from the prior year, and were $61,807,000 lower at December 31, 2009, versus 2008. Of the $7,093,000 balance at December 31, 2010, $6,195,000 is attributable to CDARs. Funds deposited under the CDARs program are required to be classified as brokered deposits. The Company has historically priced CDs conservatively and has continued to follow this strategy.

The Company continues to utilize a focused retail deposit growth strategy that has successfully generated core deposit relationships and increased services per household since its implementation in the first quarter of 2008. During 2010, Seacoast National added 7,495 new core deposit households, up by 1,125 deposits, or 17.7, percent from the prior year. Since initial implementation in 2008, the acquisition of new retail checking deposit households and the average services per household have increased 51.7 percent and 40.8 percent, respectively.

Securities sold under repurchase agreements decreased over the past twelve months by $7,460,000 or 7.1 percent to $98,213,000 at December 31, 2010. Repurchase agreements are offered by Seacoast National to select customers who wish to sweep excess balances on a daily basis for investment purposes. Public fund depositors switching to sweep repurchase agreements comprised a significant amount of the outstanding balance a year ago, when safety was a major concern for these customers. At December 31, 2010, the number of sweep repurchase accounts was 165, compared to 196 a year ago.

At December 31, 2010, other borrowings were comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the FHLB of $50.0 million. A $15.0 million FHLB advance matured in November 2009 and the remaining $50.0 million matures in 2017. In 2010, the weighted average cost of our FHLB advances was 3.22 percent, compared to 3.25 percent for 2009.

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

The weighted average interest rate of our outstanding subordinated debt related to trust preferred securities was 1.91 percent during 2010, compared to 2.53 percent during 2009.

Effects of Inflation and Changing Prices

The condensed consolidated financial statements and related financial data presented herein have been prepared in accordance with U.S. GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

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

At December 31, 2010, the Company had no trading securities, $435,140,000 in securities available for sale (representing 94.2 percent of total securities), and securities held for investment of $26,861,000 (5.8 percent of total securities). The Company’s securities portfolio increased $51,266,000 or 12.5 percent from December 31, 2009 and $64.8 million, or 18.7 percent from December 31, 2008.

As part of the Company’s interest rate risk management process, an average duration for the securities portfolio is targeted. In addition, securities are acquired which return principal monthly that can be reinvested. Agency and private label mortgage backed securities and collateralized mortgage obligations comprise $445,440,000 of total securities, approximately 96 percent of the portfolio. Remaining securities are largely comprised of U.S. Treasury, U.S. Government agency securities and tax-exempt bonds issued by states, counties and municipalities.

The duration of the investment portfolio at December 31, 2010 was 30 months, compared to a year ago when the duration was 25 months.

Cash and due from banks and interest bearing deposits (aggregated) totaled $211,405,000 at December 31, 2010, compared to $215,100,000 at December 31, 2009, which reflects the decline in the loan portfolio and funds from the capital raised during 2009 and 2010. The Company has maintained additional liquidity during the uncertain environment and may use these funds to increase loans and investments as the economy continues to improve.

At December 31, 2010, available for sale securities had gross losses of $3,748,000 and gross gains of $6,734,000, compared to gross losses of $3,288,000 and gross gains of $6,558,000 at December 31, 2009. All of the securities with unrealized losses are reviewed for other-than-temporary impairment at least quarterly. As a result of these reviews during the first, second, third and fourth quarters of 2010 and 2009, it was determined that the unrealized losses were not other than temporarily impaired and the Company has the intent and ability to retain these securities until recovery over the periods presented (see additional discussion under “Critical Accounting Estimates-Fair Value and Other than Temporary Impairment of Securities Classified as Available for Sale”).

Company management considers the overall quality of the securities portfolio to be high. The Company has no exposure to securities with subprime collateral and had no Fannie Mae or Freddie Mac preferred stock when these entities were placed in conservatorship. The Company holds no interests in trust preferred securities.

Fourth Quarter Review

Net loss available to common shareholders for the fourth quarter of 2010 totaled $11,142,000 or $0.12 per average common diluted share, compared to third, second and first quarter 2010’s net losses of $8,575,000 or $0.09 per average common diluted share, $14,733,000 or $0.25 per average common diluted share and $2,501,000 or $0.04 per average common diluted share, respectively. The net loss available to common shareholders in 2010 reflects a significant improvement when compared to losses in 2009 for the fourth quarter of $39,086,000 or $0.73 per average common diluted share. The improved performance for 2010 reflects lower credit costs.

The net interest margin improved slightly, increasing 7 basis points during the fourth quarter of 2010 from the third quarter of 2010, and increasing 5 basis points from the fourth quarter of 2009. The Company has continued to benefit from lower rates paid for interest bearing liabilities due to the Federal Reserve’s reduction in interest rates, as well as, an improved mix of deposits and reduction of nonaccrual loans, but a changing earning assets mix has been partially offsetting. The average cost of interest bearing liabilities was 8 basis points lower for the fourth quarter 2010 compared to the third quarter of 2010, 8 basis points lower for the third quarter 2010, compared to the second quarter of 2010, 8 basis points lower for the second quarter of

2010, compared to the first quarter of 2010, and 13 basis points lower for the first quarter of 2010, compared to the fourth quarter of 2009, a total reduction of 37 basis points over the last twelve months. Loans and securities as a percentage of average earning assets increased during the quarter. The yield on earning assets improved by one basis point during the fourth quarter of 2010, compared to the third quarter of 2010, but was 27 basis points lower than for the fourth quarter of 2009. Loan demand was better in the third and fourth quarter of 2010 (compared to the first half of 2010) with improved residential loan production but is expected to continue to be weak into 2011, which may impede further improvement to the yield on earning assets.

Noninterest income (excluding securities gains and losses) totaled $5.3 million for the fourth quarter of 2010, compared to $4.8 million for the third quarter of 2010, and $4.6 million for the first and second quarters of 2010 and fourth quarter of 2009. Signs of improved stability in home prices and greater transaction volumes resulted in fee income from residential real estate production higher than first, second and third quarter 2010’s results. Revenue from wealth management services were $29,000 lower and service charges on deposits were $22,000 lower when compared to fourth quarter 2009 but were more than offset by improved results in debit card income, marine finance fees and mortgage banking fees for the fourth quarter of 2010. Consumer activity and spending has been adversely affected by economic conditions and directly affects many of the Company’s fee-based business activities. Service charges and fees derived from customer relationships increased as a result of more accounts and households as a result of the retail deposit growth strategy. Compared to the third quarter 2010 these revenues were up $79,000 or 5.2 percent in the fourth quarter 2010. Overdraft fees related to check card payments beginning in the third quarter were impacted by a requirement that customers elect to opt in for overdraft protection to be available for these types of payments, but the negative impacts were mostly offset by increased fees as a result of the growth in new deposit account households. During November 2010, the merchant portfolio was sold deriving a gain of $600,000 that is reflected in other income. Merchant income for the fourth quarter of 2010 was lower by approximately $200,000 as a result of the sale.

Noninterest expenses increased by $7.6 million versus third quarter 2010’s result and were $7.0 million higher when compared to the fourth quarter of 2009. Overhead related to salaries and wages, employee benefits, outsourced data processing costs, communications costs, FDIC insurance assessments and legal and professional costs were lower compared to third quarter 2010. Increases from the third quarter of 2010 were primarily a result of assets dispositions expense and losses on other real estate owned and repossessed assets increasing by $8.4 million on an aggregate basis, and marketing expenses increasing by $187,000, over the period.

Our provision for loan losses was $4.8 million lower than in the third quarter of 2010 and was $37.5 million lower than for the fourth quarter of 2009, and totaled $4.0 million for the fourth quarter of 2010 compared to $8.9 million and $45.4 million for the third quarter of 2010 and fourth quarter of 2009, respectively. A portion of net charge-offs during the third quarter of 2010 was related to the sale $5.2 million of nonperforming loans for net proceeds of $2.0 million. Provisions for loans losses were much higher during 2009 as a result of higher net charge-offs and the Company increasing its allowance for loan losses to loans outstanding ratio to 3.23 percent at December 31, 2009, up 148 basis points from December 31, 2008. The allowance for loan losses to loans outstanding ratio at December 31, 2010 was 3.04 percent.

Table 1 — Condensed Income Statement*

	2010	2009	2008
	(Tax equivalent basis)

Net interest income	3.20%	3.31%	3.35%
Provision for loan losses	1.52	5.60	3.84
Noninterest income
Securities gains	0.18	0.24	0.02
Other	0.92	0.85	0.96
Noninterest expenses
Goodwill impairment	—	2.24	—
Other	4.36	3.67	3.42

Loss before income taxes	(1.58)	(7.11)	(2.93)
Benefit for income taxes including tax equivalent adjustment	0.02	(0.53)	(0.96)

Net loss	(1.60)%	(6.58)%	(1.97)%

*	As a Percent of Average Assets

Table 2 — Changes in Average Earning Assets

	Increase/(Decrease)		Increase/(Decrease)
	2010 vs 2009		2009 vs 2008
	(Dollars in thousands)

Securities:
Taxable	$55,749	15.6%	$72,049	25.3%
Nontaxable	(1,530)	(22.0)	(1,138)	(14.1)
Federal funds sold and other short term investments	99,070	75.7	81,007	162.6
Loans, net	(260,162)	(16.4)	(234,406)	(12.9)

TOTAL	$(106,873)	(5.1)	$(82,488)	(3.8)

Table 3 — Rate/Volume Analysis (on a Tax Equivalent Basis)

	2010 vs 2009			2009 vs 2008
	Due to Change in:			Due to Change in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
	Amount of increase (decrease)

EARNING ASSETS
Securities
Taxable	$2,218	$(4,695)	$(2,477)	$3,452	$(1,293)	$2,159
NonTaxable	(99)	(16)	(115)	(74)	17	(57)

	2,119	(4,711)	(2,592)	3,378	(1,276)	2,102
Federal funds sold and other short term investments	460	(142)	318	1,201	(1,765)	(564)
Loans	(13,788)	(1,587)	(15,375)	(13,444)	(13,001)	(26,445)

TOTAL EARNING ASSETS	(11,209)	(6,440)	(17,649)	(8,865)	(16,042)	(24,907)
INTEREST BEARING LIABILITIES
NOW	19	(120)	(101)	(151)	(693)	(844)
Savings deposits	13	(204)	(191)	(9)	(333)	(342)
Money market accounts	284	(2,071)	(1,787)	(1,463)	(8,615)	(10,078)
Time deposits	(2,911)	(4,493)	(7,404)	1,088	(8,456)	(7,368)

	(2,595)	(6,888)	(9,483)	(535)	(18,097)	(18,632)
Federal funds purchased and other short term borrowings	(96)	(98)	(194)	257	(1,292)	(1,035)
Other borrowings	(368)	(242)	(610)	(73)	(1,497)	(1,570)

TOTAL INTEREST BEARING LIABILITIES	(3,059)	(7,228)	(10,287)	(351)	(20,886)	(21,237)

NET INTEREST INCOME	$(8,150)	$788	$(7,362)	$(8,514)	$4,844	$(3,670)

(a)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Table 4 — Changes in Average Interest Bearing Liabilities

	Increase/(Decrease)		Increase/(Decrease)
	2010 vs 2009		2009 vs 2008
	(Dollars in thousands)

NOW	$4,424	8.4%	$(13,473)	(20.4)%
Savings deposits	4,882	4.8	(1,646)	(1.6)
Money market accounts	42,102	6.5	(101,104)	(13.5)
Time deposits	(125,327)	(17.9)	33,042	4.9
Federal funds purchased and other short term borrowings	(30,065)	(25.7)	26,037	28.6
Other borrowings	(13,110)	(11.2)	(2,044)	(1.7)

TOTAL	$(117,094)	(6.7)	$(59,188)	(3.3)

Table 5 — Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates(1)

	2010			2009			2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$412,143	$13,880	3.37%	$356,394	$16,357	4.59%	$284,345	$14,198	4.99%
Nontaxable	5,423	345	6.36	6,953	460	6.62	8,091	517	6.39

	417,566	14,225	3.41	363,347	16,817	4.63	292,436	14,715	5.03
Federal funds sold and other short term investments	229,898	979	0.43	130,828	661	0.51	49,821	1,225	2.46
Loans(2)	1,327,111	69,610	5.25	1,587,273	84,985	5.35	1,821,679	111,430	6.12

TOTAL EARNING ASSETS	1,974,575	84,814	4.30	2,081,448	102,463	4.92	2,163,936	127,370	5.89
Allowance for loan losses	(41,650)			(36,951)			(28,719)
Cash and due from banks	29,966			32,336			41,273
Bank premises and equipment	37,948			42,997			43,107
Other assets	79,731			108,588			91,455

	$2,080,570			$2,228,418			$2,311,052

INTEREST BEARING LIABILITIES
NOW	$57,134	182	0.32%	$52,710	283	0.54%	$66,183	1,127	1.70%
Savings deposits	106,618	190	0.18	101,736	381	0.37	103,382	723	0.70
Money market accounts	689,080	3,580	0.52	646,978	5,367	0.83	748,082	15,445	2.06
Time deposits	575,768	11,345	1.97	701,095	18,749	2.67	668,053	26,117	3.91
Federal funds purchased and other short term borrowings	87,106	237	0.27	117,171	431	0.37	91,134	1,466	1.61
Other borrowings	103,610	2,795	2.70	116,720	3,405	2.92	118,764	4,975	4.19

TOTAL INTEREST BEARING LIABILITIES	1,619,316	18,329	1.13	1,736,410	28,616	1.65	1,795,598	49,853	2.78
Demand deposits	277,754			276,412			302,577
Other liabilities	11,478			16,798			7,944

	1,908,548			2,029,620			2,106,119
Shareholders’ equity	172,022			198,798			204,933

	$2,080,570			$2,228,418			$2,311,052

Interest expense as % of earning assets			0.93%			1.37%			2.30%
Net interest income/yield on earning assets		$66,485	3.37%		$73,847	3.55%		$77,517	3.58%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

Table 6 — Noninterest Income

	Year Ended			% Change
	2010	2009	2008	10/09	09/08
	(Dollars in thousands)

Service charges on deposit accounts	$5,925	$6,491	$7,389	(8.7)%	(12.2)%
Trust fees	1,977	2,098	2,344	(5.8)	(10.5)
Mortgage banking fees	2,119	1,746	1,118	21.4	56.2
Brokerage commissions and fees	1,174	1,416	2,097	(17.1)	(32.5)
Marine finance fees	1,334	1,153	2,304	15.7	(50.0)
Debit card income	3,163	2,613	2,453	21.0	6.5
Other deposit based EFT fees	321	331	359	(3.0)	(7.8)
Merchant income	1,314	1,764	2,399	(25.5)	(26.5)
Other	1,918	1,403	1,778	36.7	(21.1)

	19,245	19,015	22,241	1.2	(14.5)
Securities gains	3,687	5,399	355	(31.7)	n/m

TOTAL	$22,932	$24,414	$22,596	(6.1)	8.0

n/m = not meaningful

Table 7 — NonInterest Expense

	Year Ended			% Change
	2010	2009	2008	10/09	09/08
	(Dollars in thousands)

Salaries and wages	$26,408	$26,693	$30,159	(1.1)%	(11.5)%
Employee benefits	5,717	6,109	7,173	(6.4)	(14.8)
Outsourced data processing costs	7,092	7,143	7,612	(0.7)	(6.2)
Telephone /data lines	1,505	1,835	1,896	(18.0)	(3.2)
Occupancy	7,480	8,260	8,292	(9.4)	(0.4)
Furniture and equipment	2,398	2,649	2,841	(9.5)	(6.8)
Marketing	2,910	2,067	2,614	40.8	(20.9)
Legal and professional fees	7,977	6,984	5,662	14.2	23.3
FDIC assessments	3,958	4,952	2,028	(20.1)	144.2
Amortization of intangibles	985	1,259	1,259	(21.8)	0.0
Asset dispositions expense	2,268	1,172	747	93.5	56.9
Net loss on other real estate owned and repossessed assets	13,541	5,155	677	162.7	661.4
Goodwill impairment	—	49,813	—	(100.0)	n/m
Other	8,428	7,656	7,930	10.1	(3.5)

TOTAL	$90,667	$131,747	$78,890	(31.2)	67.0

n/m = not meaningful

Table 8 — Capital Resources

	December 31
	2010	2009	2008
		(Dollars in thousands)

TIER 1 CAPITAL
Common stock	$9,349	$5,887	$1,928
Preferred stock	46,248	44,999	43,787
Warrant for purchase of common stock	3,123	3,123	6,245
Additional paid in capital	218,399	174,973	93,543
Accumulated (deficit) or retained earnings	(112,652)	(78,200)	70,278
Treasury stock	(1)	(855)	(1,839)
Qualifying trust preferred securities	52,000	49,950	52,000
Intangibles	(3,137)	(4,121)	(55,193)
Other	(7,965)	(1,712)	(115)

TOTAL TIER 1 CAPITAL	205,364	194,044	210,634
TIER 2 CAPITAL
Qualifying trust preferred securities	—	2,050	—
Allowance for loan losses, as limited(1)	15,766	17,981	20,755

TOTAL TIER 2 CAPITAL	15,766	20,031	20,755

TOTAL RISK-BASED CAPITAL	$221,130	$214,075	$231,389

Risk weighted assets	$1,239,245	$1,411,202	$1,651,685

Tier 1 risk based capital ratio	16.57%	13.75%	12.75%
Total risk based capital ratio	17.84	15.16	14.00
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	10.25	8.88	9.58
Regulatory minimum	4.00	4.00	4.00
Shareholders’ equity to assets	8.25	7.06	9.33
Average shareholders’ equity to average total assets	8.27	8.92	8.87

(1)	Includes reserve for unfunded commitments of $44,000, $65,000 and $65,000 at December 31, 2010, 2009, and 2008, respectively.

Table 9 — Loans Outstanding

	December 31
	2010	2009	2008	2007
	(In thousands)

Construction and land development
Residential	$14,025	$47,599	$129,899	$295,082
Commercial	33,773	77,469	209,297	242,448

	47,798	125,068	339,196	537,530
Individuals	31,508	37,800	56,047	72,037

	79,306	162,868	395,243	609,567
Commercial real estate	543,603	584,217	557,705	517,332

Real estate mortgage
Residential real estate
Adjustable	303,320	289,378	328,992	319,470
Fixed rate	82,559	88,645	95,456	87,506
Home equity mortgages	73,382	86,771	84,810	91,418
Home equity lines	57,733	60,066	58,502	59,088

	516,994	524,860	567,760	557,482
Commercial and financial	48,825	61,058	82,765	126,695
Installment loans to individuals
Automobiles and trucks	10,874	15,322	20,798	24,940
Marine Loans	19,806	26,423	25,992	33,185
Other	20,922	22,279	26,118	28,237

	51,602	64,024	72,908	86,362
Other loans	278	476	347	951

TOTAL	$1,240,608	$1,397,503	$1,676,728	$1,898,389

Table 10 — Loan Maturity Distribution

	December 31, 2010
	Commercial and	Construction and
	Financial	Land Development	Total
	(In thousands)

In one year or less	$9,358	$39,781	$49,139
After one year but within five years:
Interest rates are floating or adjustable	2,536	16,130	18,666
Interest rates are fixed	10,593	13,848	24,441
In five years or more:
Interest rates are floating or adjustable	1,298	6,266	7,564
Interest rates are fixed	25,040	3,281	28,321

TOTAL	$48,825	$79,306	$128,131

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31
		%of		%of
	2010	Total	2009	Total
	(Dollars in thousands)

Maturity Group:
Under 3 Months	$43,335	17.2%	$106,655	31.1%
3 to 6 Months	42,256	16.8	68,293	19.9
6 to 12 Months	81,580	32.4	54,583	15.9
Over 12 Months	84,730	33.6	113,335	33.1

TOTAL	$251,901	100.0%	$342,866	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31
	2010	2009	2008	2007	2006
	(Dollars in thousands)

Beginning balance	$45,192	$29,388	$21,902	$14,915	$9,006
Provision for loan losses	31,680	124,767	88,634	12,745	3,285
Carryover of allowance for loan losses	—	—	—	—	2,518
Charge offs:
Construction and land development	18,135	38,906	72,191	3,788	—
Commercial real estate	11,162	31,080	3,384	—	—
Residential real estate	10,797	36,282	5,051	575	12
Commercial and financial	759	3,337	2,251	1,071	24
Consumer	775	1,221	502	516	275

TOTAL CHARGE OFFS	41,628	110,826	83,379	5,950	311
Recoveries:
Construction and land development	483	578	1,858	—	—
Commercial real estate	517	293	—	—	—
Residential real estate	861	529	55	—	—
Commercial and financial	424	197	222	57	162
Consumer	215	266	96	135	255

TOTAL RECOVERIES	2,500	1,863	2,231	192	417

Net loan charge offs (recoveries)	39,128	108,963	81,148	5,758	(106)

ENDING BALANCE	$37,744	$45,192	$29,388	$21,902	$14,915

Loans outstanding at end of year*	$1,240,608	$1,397,503	$1,676,728	$1,898,389	$1,733,111
Ratio of allowance for loan losses to loans outstanding at end of year	3.04%	3.23%	1.75%	1.15%	0.86%
Daily average loans outstanding*	$1,327,111	$1,587,273	$1,821,679	$1,828,537	$1,560,673
Ratio of net charge offs (recoveries) to average loans outstanding	2.95%	6.86%	4.45%	0.31%	(0.01)%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

December 31
(Dollars in thousands)	2010

ALLOCATION BY LOAN TYPE
Construction and land development	$7,214
Commercial real estate loans	18,563
Residential real estate loans	10,102
Commercial and financial loans	480
Consumer loans	1,385

TOTAL	$37,744

		December 31
		2009	2008	2007	2006

ALLOCATION BY LOAN TYPE(1)
Commercial real estate loans		$30,955	$17,569	$11,884	$9,996
Residential real estate loans		9,667	6,437	6,058	1,077
Commercial and financial loans		1,099	2,782	3,070	3,199
Consumer loans		3,471	2,600	890	643

TOTAL		$45,192	$29,388	$21,902	$14,915

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Construction and land development	6.4%	11.7%	23.6%	32.1%	33.0%
Commercial real estate loans	43.8	41.7	33.3	27.2	25.2
Residential real estate loans	41.7	37.6	33.8	29.4	29.6
Commercial and financial loans	3.9	4.4	5.0	6.7	7.4
Consumer loans	4.2	4.6	4.3	4.6	4.8

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	The Company does not have the ability to restate allocation by loan type to the new format for years prior to 2010.

Table 14 — Nonperforming Assets

Financing Receivables on Nonaccrual Status

	December 31,
	2010	2009	2008	2007	2006
		(Dollars in thousands)

Nonaccrual loans(2)
Construction and land development	$29,229	$59,809	$72,328	$52,952	$483
Commercial real estate loans	19,101	23,865	4,387	11,333	—
Residential real estate loans	14,810	12,790	10,163	3,531	3,853
Commercial and financial loans	4,607	535	—	18	8,102
Consumer loans	537	877	92	—	27

Total	68,284	97,876	86,970	67,834	12,465

Other real estate owned
Construction and land development	15,358	19,086	1,313	579	—
Commercial real estate loans	8,368	3,461	—	—	—
Residential real estate loans	1,971	2,838	3,722	156	—

Total	25,697	25,385	5,035	735	—

TOTAL NONPERFORMING ASSETS	$93,981	$123,261	$92,005	$68,569	$12,465

Amount of loans outstanding at end of year(2)	$1,240,608	$1,397,503	$1,676,728	$1,898,389	$1,733,111
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	7.42%	8.66%	5.47%	3.61%	0.72%
Accruing loans past due 90 days or more	$—	$156	$1,838	$25	$64
Loans restructured and in compliance with modified terms(3)	66,350	57,433	12,616	11	728

(1)	Interest income that could have been recorded during 2010, 2009 and 2008 related to nonaccrual loans was $5,087,000, $6,602,000 and $9,435,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

(3)	Interest income that would have been recorded based on original contractual terms was $4,187,000, $3,856,000 and $1,037,000, respectively, for 2010, 2009 and 2008. The amount included in interest income under the modified terms for 2010, 2009 and 2008 was $2,439,000, $2,958,000 and $611,000, respectively.

Table 15 — Securities Available For Sale

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2010	$4,192	$4,212	$20	$—
2009	3.689	3,688	2	(3)
Mortgage-backed securities of U.S. Government Sponsored Entities
2010	120,439	120,634	1,218	(1,023)
2009	60,154	60,548	719	(325)
Collateralized mortgage obligations of U.S. Government Sponsored Entities
2010	212,715	215,459	4,101	(1,357)
2009	250,762	255,248	5,219	(733)
Private collateralized mortgage obligations
2010	90,428	90,384	1,325	(1,369)
2009	70,719	69.068	569	(2,220)
Obligations of state and political subdivisions
2010	1,638	1,709	71	—
2009	2,021	2,063	49	(7)
Other
2010	2,742	2,742	—	—
2009	3,033	3,033	—	—
Total Securities Available For Sale
2010	$432,154	$435,140	$6,735	$(3,749)

2009	$390,378	$393,648	$6,558	$(3,288)

Table 16 — Securities Held For Investment

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

Collateralized mortgage obligations of U.S. Government Sponsored Entities
2010	$15,423	$15,508	$85	$—
2009	288	289	1	—
Private collateralized mortgage obligations
2010	3,540	3,619	79	—
2009	12,565	12,637	73	(1)
Obligations of states and political subdivisions
2010	7,398	7,223	69	(244)
2009	4,234	4,284	55	(5)
Other Securities
2010	500	503	3	—
2009	—	—	—	—
Total Securities Held For Investment
2010	$26,861	$26,853	$236	$(244)

2009	$17,087	$17,210	$129	$(6)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2010
							Average
	1 Year	1-5	5-10	After 10	No Contractual		Maturity
	Or Less	Years	Years	Years	Maturity	Total	In Years
	(Dollars in thousands)

AMORTIZED COST
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$—	$15,423	$—	$—	$—	$15,423	2.28
Private collateralized mortgage obligations	—	3,540	—		—	3,540	4.74
Obligations of state and political subdivisions	226	380	1,768	5,024	—	7,398	12.07
Other Securities					500	500	*

Total Securities Held For Investment	$226	$19,343	$1,768	$5,024	$500	$26,861	5.36

FAIR VALUE
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$—	$15,508	$—	$—	$—	$15,508
Private collateralized mortgage obligations		3,619	—	—	—	3,619
Obligations of sate and political subdivisions	226	386	1,819	4,792	—	7,223
Other Securities					503	503

Total Securities Held For Investment	$226	$19,513	$1,819	$4,792	$503	$26,853

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	—	2.68%	—	—	—	2.68%
Private collateralized mortgage obligations	—	5.16%	—	—	—	5.16%
Obligations of state and political subdivisions	6.80%	6.37%	6.71%	4.99%		5.53%
Other Securities			—		3.19%	3.19%
Total Securities Held For Investment	6.80%	3.21%	6.71%	4.99%	3.19%	3.80%

*	Other Securities excluded from calculated average for total securities.

Table 18 — Maturity Distribution of Securities Available For Sale

	December 31, 2010
					No		Average
	1 Year	1-5	5-10	After 10	Contractual		Maturity
	Or Less	Years	Years	Years	Maturity	Total	In Years
				(Dollars in thousands)

AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$2.493	$1,699	$—	$—	$—	$4,192	1.53
Mortgage-backed securities of U.S. Government Sponsored Entities	—	70.414	36,109	13,916	—	120,439	5.04
Collateralized mortgage obligations of U.S. Government Sponsored Entities	38,471	140,112	18,383	15,749	—	212.715	3.13
Private collateralized mortgage obligations	1,151	58,489	30,788	—	—	90,428	3.86
Obligations of state and political subdivisions	—	—	1,638	—	—	1,638	8.13
Other	—	—	—	—	2,742	2,742	*

Total Securities Available For Sale	$42,115	$270,714	$86,918	$29,665	$2,742	$432,154	3.82

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$2.494	$1,718	$—	$—	$—	$4.212
Mortgage-backed securities of U.S. Government Sponsored Entities	—	70,661	36,254	13,719	—	120,634
Collateralized mortgage obligations of U.S. Government Sponsored Entities	39,332	143,035	18,179	14.913	—	215,459
Private collateralized mortgage obligations	1,164	58,740	30,480	—	—	90,384
Obligations of state and political subdivisions	—	—	1,709	—	—	1,709
Other	—	—	—	—	2,742	2,742

Total Securities Available For Sale	$42.990	$274,154	$86,622	$28,632	$2,742	$435,140

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	0.27%	1.28%	—	—	—	0.68%
Mortgage-backed securities of U.S. Government Sponsored Entities	—	2.43%	3.01%	2.89%	—	2.66%
Collateralized mortgage obligations of U.S. Government Sponsored Entities	5.26%	2.82%	1.77%	1.91%	—	3.10%
Private collateralized mortgage obligations	8.75%	4.62%	4.09%	—	—	4.49%
Obligations of state and political subdivisions	—	—	6.65%	—	—	6.65%
Other	—	—	—	—	0.09%	0.09%
Total Securities Available For Sale	5.06%	3.10%	3.20%	2.37%	0.09%	3.24%

*	Other Securities excluded from calculated average for total securities

Table 19 — Interest Rate Sensitivity Analysis(1)

	December 31, 2010
	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
	(Dollars in thousands)

Federal funds sold and interest bearing deposits	$176,047	$—	$—	$—	$176,047
Securities(2)	206,344	60,047	135,825	56,799	459,015
Loans(3)	250,592	181,866	562,114	190,271	1,184,843

Earning assets	632,983	241,913	697,939	247,070	1,819,905
Savings deposits(4)	812,625	—	—	—	812,625
Certificates of deposit	98,263	271,909	164,803	7	534,982
Borrowings	151,823	—	—	50,000	201,823

Interest bearing liabilities	1,062,711	271,909	164,803	50,007	1,549,430

Interest sensitivity gap	$(429,728)	$(29,996)	$533,136	$197,063	$270,475

Cumulative gap	$(429,728)	$(459,724)	$73,412	$270,475

Cumulative gap to total earning assets (%)	(23.6)	(25.3)	4.0	14.9
Earning assets to interest bearing liabilities (%)	59.6	90.0	423.5	494.1

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $165,161) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($264,567) or 14.5% of total earning assets and an earning assets to interest bearing liabilities for the 0-3 months category of 70.5%

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited Seacoast Banking Corporation of Florida and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated March 14, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG, LLP

Miami, Florida
March 14, 2011
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Seacoast Banking Corporation of Florida:

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  KPMG, LLP

Miami, Florida
March 14, 2011
Certified Public Accountants

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31
	2010	2009	2008
	(Dollars in thousands, except share data)

INTEREST INCOME
Interest on securities
Taxable	$13,881	$16,357	$14,198
Nontaxable	227	305	348
Interest and fees on loans	69,454	84,882	111,313
Interest on federal funds sold and interest bearing deposits	979	661	1,225

Total interest income	84,541	102,205	127,084
INTEREST EXPENSE
Interest on savings deposits	3,952	6,031	17,295
Interest on time certificates	11,345	18,749	26,117
Interest on short term borrowings	237	431	1,466
Interest on subordinated debt	1,188	1,354	2,551
Interest on other borrowings	1,607	2,051	2,424

Total interest expense	18,329	28,616	49,853

NET INTEREST INCOME	66,212	73,589	77,231
Provision for loan losses	31,680	124,767	88,634

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	34,532	(51,178)	(11,403)
NONINTEREST INCOME
Securities gains, net	3,687	5,399	355
Other	19,245	19,015	22,241

Total noninterest income	22,932	24,414	22,596
NONINTEREST EXPENSE
Other noninterest expenses	90,667	81,934	78,890
Goodwill impairment	—	49,813	—

Total noninterest expense	90,667	131,747	78,890

LOSS BEFORE INCOME TAXES	(33,203)	(158,511)	(67,697)
Benefit for income taxes	0	(11,825)	(22,100)

NET LOSS	(33,203)	(146,686)	(45,597)
Preferred stock dividends and accretion on preferred stock discount	3,748	3,748	115

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(36,951)	$(150,434)	$(45,712)

SHARE DATA
Net loss per share of common stock
Diluted	$(0.48)	$(4.74)	$(2.41)
Basic	(0.48)	(4.74)	(2.41)

Average common shares outstanding
Diluted	76,561,692	31,733,260	18,997,757
Basic	76,561,692	31,733,260	18,997,757

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2010	2009
	(Dollars in thousands, except share data)

ASSETS
Cash and due from banks	$35,358	$32,200
Interest bearing deposits with other banks	176,047	182,900

Total cash and cash equivalents	211,405	215,100
Securities available for sale (at fair value)	435,140	393,648
Securities held for investment (fair values: $26,853 in 2010 and $17,210 in 2009)	26,861	17,087

Total securities	462,001	410,735
Loans available for sale	12,519	18,412
Loans, net of deferred costs of $973 in 2010 and $393 in 2009	1,240,608	1,397,503
Less: Allowance for loan losses	(37,744)	(45,192)

Net loans	1,202,864	1,352,311
Bank premises and equipment, net	36,045	38,932
Other real estate owned	25,697	25,385
Other intangible assets	3,137	4,121
Other assets	62,713	86,319

TOTAL ASSETS	$2,016,381	$2,151,315

LIABILITIES
Demand deposits (noninterest bearing)	$289,621	$268,789
Savings deposits	812,625	838,288
Other time deposits	281,681	326,070
Brokered time certificates	7,093	38,656
Time certificates of $100,000 or more	246,208	307,631

Total deposits	1,637,228	1,779,434
Federal funds purchased and securities sold under agreement to repurchase, maturing
within 30 days	98,213	105,673
Borrowed funds	50,000	50,000
Subordinated debt	53,610	53,610
Other liabilities	11,031	10,663

	1,850,082	1,999,380
Commitments and Contingencies (Notes K and P)

SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0.10 per share — authorized 4,000,000 shares, issued and outstanding 2,000 shares of Series A	46,248	44,999
Warrant for purchase of 589,625 shares of common stock at $6.36 per share	3,123	3,123
Common stock, par value $.10 per share authorized 130,000,000 shares, issued 93,487,652 and outstanding 93,487,581 shares in 2010 and authorized 35,000,000 shares, issued 58,921,668 and outstanding 58,867,229 shares in 2009	9,349	5,887
Additional paid-in capital	218,399	174,973
Accumulated deficit	(112,652)	(78,200)
Less: Treasury stock (71 shares in 2010 and 54,439 shares in 2009), at cost	(1)	(855)

	164,466	149,927
Accumulated other comprehensive income, net	1,833	2,008

TOTAL SHAREHOLDERS’ EQUITY	166,299	151,935

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,016,381	$2,151,315

See notes to consolidated financial statement.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2010	2009	2008
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$85,584	$102,138	$127,591
Fees and commissions received	19,588	19,181	22,262
Interest paid	(17,385)	(28,507)	(50,166)
Cash paid to suppliers and employees	(70,329)	(86,868)	(71,834)
Income taxes received (paid)	21,262	3,423	(1,907)
Trading securities activity	—	—	14,000
Origination of loans designated held for sale	(173,692)	(165,561)	(190,337)
Sale of loans designated held for sale	179,585	158,628	191,832
Net change in other assets	(1,944)	548	232

Net cash provided by operating activities	42,669	2,982	41,673
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	134,088	94,202	27,438
Maturities of securities held for investment	6,601	10,800	4,017
Proceeds from sale of securities available for sale	102,369	92,686	13,964
Proceeds from sale of securities held for investment	5,452	—	—
Purchases of securities available for sale	(275,839)	(255,681)	(101,086)
Purchases of securities held for investment	(21,838)	—	—
Net new loans and principal payments	78,357	91,395	63,483
Proceeds from sale of loans	16,401	40,484	69,569
Proceeds from the sale of other real estate owned	9,169	5,582	3,435
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	2,477	181	—
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(700)	(2,270)	(182)
Additions to bank premises and equipment	(552)	(814)	(6,621)

Net cash provided by investing activities	55,985	76,565	74,017
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(142,206)	(30,994)	(176,877)
Net increase (decrease) in federal funds purchased and repurchase agreements	(7,460)	(51,823)	69,396
Decrease in borrowings	—	(15,000)	—
Proceeds from issuance of preferred stock and warrant	—	—	50,000
Issuance of common stock, net of related expense	47,127	82,553	—
Stock based employee benefit plans	180	174	908
Dividend reinvestment plan	20	31	89
Dividends paid	—	(580)	(6,489)

Net cash used in financing activities	(102,349)	(15,639)	(62,973)

Net (decrease) increase in cash and cash equivalents	(3,695)	63,908	52,717
Cash and cash equivalents at beginning of year	215,100	151,192	98,475

Cash and cash equivalents at end of year	$211,405	$215,100	$151,192

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

						Retained		Accumulated
						Earnings		Other
	Common Stock		Preferred Stock		Paid-in	(Accumulated	Treasury	Comprehensive
(Dollars in thousands)	Shares	Amount	Shares	Amount	Capital	Deficit)	Stock	Income (Loss), Net	Total

BALANCE AT DECEMBER 31, 2007	19,110	$1,920	—	$—	$90,924	$122,396	$(1,193)	$334	$214,381
Comprehensive loss:
Net loss	—	—	—	—	—	(45,597)	—	—	(45,597)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,863	1,863
Net reclassification adjustment	—	—	—	—	—	—	—	(138)	(138)

Comprehensive loss	—	—	—	—	—	—	—	—	(43,872)
Cash dividends at $0.34 per common share	—	—	—	—	—	(6,489)	—	—	(6,489)
Stock based compensation expense	—	—	—	—	463	—	—	—	463
Common stock issued for stock based employee benefit plans	52	8	—	—	2,191	—	(770)	—	1,429
Dividend reinvestment plan	10	—	—	—	(35)	—	124	—	89
Proceeds from issuance of preferred stock and warrant	—	—	2	43,755	6,245	—	—	—	50,000
Accretion on preferred stock discount	—	—	—	32	—	(32)	—	—	—

BALANCE AT DECEMBER 31, 2008	19,172	1,928	2	43,787	99,788	70,278	(1,839)	2,059	216,001
Comprehensive loss:
Net loss	—	—	—	—	—	(146,686)	—	—	(146,686)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,399	1,399
Net reclassification adjustment	—	—	—	—	—	—	—	(1,450)	(1,450)

Comprehensive loss	—	—	—	—	—	—	—	—	(146,737)
Cash dividends at $0.01 per common share	—	—	—	—	—	(191)	—	—	(191)
Cash dividends on preferred shares	—	—	—	—	—	(389)	—	—	(389)
Stock based compensation expense	—	—	—	—	401	—	—	—	401
Common stock issued for stock based employee benefit plans	10	—	—	—	(505)	—	771	—	266
Dividend reinvestment plan	10	—	—	—	(182)	—	213	—	31
Issuance of common stock	39,675	3,959	—	—	81,717	—	—	—	85,676
Clawback of one-half of warrants	—	—	—	—	(3,123)	—	—	—	(3,123)
Accretion on preferred stock discount	—	—	—	1,212	—	(1,212)	—	—	—

BALANCE AT DECEMBER 31, 2009	58,867	5,887	2	44,999	178,096	(78,200)	(855)	2,008	151,935
Comprehensive loss:
Net loss	—	—	—	—	—	(33,203)	—	—	(33,203)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,572	1,572
Net reclassification adjustment	—	—	—	—	—	—	—	(1,747)	(1,747)

Comprehensive loss	—	—	—	—	—	—	—	—	(33,378)
Stock based compensation expense	—	—	—	—	351	—	—	—	351
Common stock issued for stock based employee benefit plans	145	9	—	—	(445)	—	681	—	244
Dividend reinvestment plan	10	—	—	—	(154)	—	173	—	20
Issuance of common stock	34,465	3,453	—	—	43,674	—	—	—	47,127
Accretion on preferred stock discount	—	—	—	1,249	—	(1,249)	—	—	—

BALANCE AT DECEMBER 31, 2010	93,487	$9,349	2	$46,248	$221,522	$(112,652)	$(1)	$1,833	$166,299

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A	Significant Accounting Policies

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

Use of Estimates:  The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses, and contingent liabilities. Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, the valuation of investment securities available for sale, fair value of impaired loans, contingent liabilities, other real estate owned, valuation of deferred tax valuation allowance and goodwill. Actual results could differ from those estimates.

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

The Company accounts for loans in accordance with ASC topics 310 and 470, when due to a deterioration in a borrower’s financial position, the Company grants concessions that would not otherwise be considered. Troubled debt restructured loans are tested for impairment and placed in non-accrual status. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectible, the loans are returned to accrual status. When the Company modifies the terms of an existing loan that is not considered a troubled debt restructuring, the Company follows the provisions of ASC 310 “Creditor’s Accounting for a Modification or Exchange of Debt Instruments.

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

At December 31, 2010 fair market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the fair market value of the entire relationship including the unfunded lending commitment.

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

The allowance for loan losses and reserve for unfunded lending commitments is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. The Company employs a variety of modeling and estimation tools in developing the appropriate allowance for loan losses and reserve for unfunded lending commitments. The allowance for loan losses and reserve for unfunded lending commitments consists of formula-based components for both commercial and consumer loans, allowance for impaired commercial loans and allowance related to additional factors that are believed indicative of current trends and business cycle issues. If necessary, a specific allowance is established for individually evaluated impaired loans. The specific allowance established for these loans is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral depending on the most likely source of repayment. General allowances are established for loans grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience, portfolio trends, regional and national economic conditions, and expected loss given default derived from the Company’s internal risk rating process.

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

Note B	Recently Issued Accounting Standards, Not Adopted as of December 31, 2010

In July 2010, the FASB issued authoritative guidance that requires new and expanded disclosures related to the credit quality of financing receivables and the allowance for credit losses. Reporting entities are required to provide qualitative and quantitative disclosures on the allowance for credit losses, credit quality, impaired loans, modifications and nonaccrual and past due financing receivables. The disclosures are required to be presented on a disaggregated basis by portfolio segment and class of financing receivable. Disclosures required by the guidance that relate to the end of a reporting period were effective for us in our December 31, 2010, consolidated financial statements. See Notes E and F, for further details. Disclosures required by the guidance that relate to an activity that occurs during a reporting period will be effective for us on January 1, 2011, and will not have a material impact on our consolidated financial statements. In January 2011, the FASB issued authoritative guidance that deferred indefinitely the disclosures relating to troubled debt restructuring.

In January 2010, the FASB issued authoritative guidance that requires new disclosures related to fair value measurements and clarifies existing disclosure requirements about the level of disaggregation, inputs and valuation techniques. Specifically, reporting entities now must disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In addition, in the reconciliation for Level 3 fair value measurements, a reporting entity should present separately information about purchases, sales, issuances and settlements. The guidance clarifies that a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities for disclosure of fair value measurement, considering the level of disaggregated information required by other applicable U.S. GAAP guidance and should also provide disclosures about the valuation techniques and inputs used to measure fair value for each class of assets and liabilities. This guidance was effective for us on January 1, 2010, except for the disclosures about purchases, sales, issuances and settlements in the

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reconciliation for Level 3 fair value measurements, which will be effective for us on January 1, 2011. This guidance will not have a material impact on our consolidated financial statements.

Note C	Cash, Dividend and Loan Restrictions

In the normal course of business, the Company and Seacoast National enter into agreements, or are subject to regulatory agreements that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

Seacoast National is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was nominal for 2010 and 2009.

Under Federal Reserve regulation, Seacoast National is limited as to the amount it may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2010, the maximum amount available for transfer from Seacoast National to the Company in the form of loans approximated $33.8 million.

The approval of the Office of the Comptroller of the Currency (“OCC”) is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction Seacoast National cannot distribute any dividends to the Company as of December 31, 2010, without prior approval of the OCC.

Note D	Securities

The amortized cost and fair value of securities available for sale and held for investment at December 31, 2010 and 2009 are summarized as follows:

	December 31, 2010
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$4,192	$20	$—	$4,212
Mortgage-backed securities of U.S. Government Sponsored Entities	120,439	1,218	(1,023)	120,634
Collateralized mortgage obligations of U.S. Government Sponsored Entities	212,715	4,101	(1,357)	215,459
Private collateralized mortgage obligations	90,428	1,325	(1,369)	90,384
Obligations of state and political subdivisions	1,638	71	—	1,709
Other	2,742	—	—	2,742

	$432,154	$6,735	$(3,749)	$435,140

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$15,423	$85	$—	$15,508
Private collateralized mortgage obligations	3,540	79	—	3,619
Obligations of state and political subdivisions	7,398	69	(244)	7,223
Other	500	3	—	503

	$26,861	$236	$(244)	$26,853

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2009
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$3,689	$2	$(3)	$3,688
Mortgage-backed securities of U.S. Government Sponsored Entities	60,154	719	(325)	60,548
Collateralized mortgage obligations of U.S. Government Sponsored Entities	250,762	5,219	(733)	255,248
Private collateralized mortgage obligations	70,719	569	(2,220)	69,068
Obligations of state and political subdivisions	2,021	49	(7)	2,063
Other	3,033	—	—	3,033

	$390,378	$6,558	$(3,288)	$393,648

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$288	$1	$—	$289
Private collateralized mortgage obligations	12,565	73	(1)	12,637
Obligations of state and political subdivisions	4,234	55	(5)	4,284

	$17,087	$129	$(6)	$17,210

Proceeds from sales of securities during 2010 were $107,821,000 with gross gains of $3,687,000. Proceeds from sales of securities available for sale during 2009 were $92,686,000 with gross gains of $5,399,000. Proceeds from sales of securities available for sale during 2008 were $13,964,000 with gross gains of $355,000.

Securities with a carrying value of $328,554,000 and a fair value of $328,648,000 at December 31, 2010, were pledged as collateral for repurchase agreements, United States Treasury deposits, other public deposits and trust deposits.

The amortized cost and fair value of securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Held for Investment		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)

Due in less than one year	$226	$226	$2,493	$2,494
Due after one year through five years	380	386	1,699	1,718
Due after five years through ten years	1,768	1,819	1,638	1,709
Due after ten years	5,024	4,792	—	—

	7,398	7,223	5,830	5,921
Mortgage-backed securities of U.S. Government Sponsored Entities	—	—	120,439	120,634
Collateralized mortgage obligations of U.S. Government Sponsored Entities	15,423	15,508	212,715	215,459
Private collateralized mortgage obligations	3,540	3,619	90,428	90,384
No contractual maturity	500	503	2,742	2,742

	$26,861	$26,853	$432,154	$435,140

The estimated fair value of a security is determined based on market quotations when available or, if not available, by using quoted market prices for similar securities, pricing models or discounted cash flows analyses, using observable market data where available. The tables below indicate the amount of securities with unrealized losses and period of time for which these losses were outstanding at December 31, 2010 and 2009, respectively.

	December 31, 2010
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Mortgage-backed securities of U.S. Government Sponsored Entities	$61,176	$(1,023)	$—	$—	$61,176	$(1,023)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	42,469	(1,357)	—	—	42,469	(1,357)
Private collateralized mortgage obligations	42,289	(631)	14,214	(738)	56,503	(1,369)
Obligations of state and political subdivisions	4,273	(244)	—	—	4,273	(244)

Total temporarily impaired securities	$150,207	$(3,255)	$14,214	$(738)	$164,421	$(3,993)

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2009
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$2,489	$(3)	$—	$—	$2,489	$(3)
Mortgage-backed securities of U.S. Government Sponsored Entities	32,519	(325)	—	—	32,519	(325)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	57,438	(733)	—	—	57,438	(733)
Private collateralized mortgage obligations	18,211	(115)	18,498	(2,106)	36,709	(2,221)
Obligations of state and political subdivisions	—	—	1,542	(12)	1,542	(12)

Total temporarily impaired securities	$110,657	$(1,176)	$20,040	$(2,118)	$130,697	$(3,294)

The Company owned individual investment securities of $164.4 million with aggregate gross unrealized losses at December 31, 2010. Based on a review of each of the securities in the investment securities portfolio at December 31, 2010, the Company concluded that it expected to recover the amortized cost basis of its investment.

Approximately $1.4 million of the unrealized losses pertain to super senior private label securities secured by collateral originated in 2005 and prior with a fair value of $56.5 million and were attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The collateral underlying these mortgage investments are 30- and 15-year fixed and 10/1 adjustable rate mortgage loans with low loan to values, subordination and historically have had minimal foreclosures and losses. Based on its assessment of these factors, management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest rate movements and not changes in credit quality.

At December 31, 2010, the Company also had $2.4 million of unrealized losses on mortgage backed securities of government sponsored entities having a fair value of $103.6 million that were attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The contractual cash flows for these securities are guaranteed by U.S. government agencies and U.S. government-sponsored enterprises. Based on its assessment of these factors , management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest movements and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities.

The unrealized losses on debt securities issued by states and political subdivisions amounted to $244,000 at December 31, 2010. The unrealized losses on state and municipal holdings included in this analysis are attributable to a combination of factors, including a general decrease in liquidity and an increase in risk premiums for credit-sensitive securities since the time of purchase. Based on its assessment of these factors, management believes that unrealized losses on these debt security holdings are a function of changes in investment spreads and liquidity and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities.

As of December 31, 2010, the Company does not intend to sell nor is it anticipated that it would be required to sell any of its investment securities that have losses. Therefore, management does not consider any investment to be other-than-temporarily impaired at December 31, 2010.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Included in other assets is $13.1 million of Federal Home Loan Bank and Federal Reserve Bank stock stated at par value. At December 31, 2010, the Company has not identified events or changes in circumstances which may have a significant adverse effect on the fair value of the $13.1 million of cost method investment securities.

Note E	Loans

Information relating to loans at December 31 is summarized as follows:

	2010	2009
	(In thousands)

Construction and land development	$79,306	$162,868
Commercial real estate	543,603	584,217
Residential real estate	516,994	524,860
Commercial and financial	48,825	61,058
Consumer	51,602	64,024
Other	278	476

NET LOAN BALANCES	$1,240,608	$1,397,503

(1)	Net loan balances at December 31, 2010 and 2009 are net of deferred costs of $973,000 and $393,000, respectively.

One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $5,332,000 and $6,075,000 at December 31, 2010 and 2009, respectively. During 2010 new loans totaling $1,213,000 were made and reductions totaled $1,956,000.

At December 31, 2010 and 2009, loans pledged as collateral for borrowings totaled $55.0 million for each year, respectively. At December 31, 2010 and 2009, an additional $47.3 million and $83.6 million in loans was pledged as collateral for letters of credit with the Federal Home Loan Bank (“FHLB”) utilized to satisfy Seacoast National’s requirements as a qualified public depository within the state of Florida.

Loans are made to individuals as well as commercial and tax exempt entities. Specific loan terms vary as to interest rate, repayment, and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower.

Concentrations of Credit  All of the Company’s lending activity occurs within the State of Florida, including Orlando in Central Florida and Southeast coastal counties from Brevard County in the North to Palm Beach County in the south, as well as all of the counties surrounding Lake Okeechobee in the center of the state. The Company’s loan portfolio consists of approximately one half commercial and commercial real estate loans and one half consumer and residential real estate loans.

The Company’s extension of credit is governed the Credit Risk Policy which was established to control the quality of the Company’s loans. These policies and procedures are reviewed and approved by the Board of Directors on a regular basis.

Construction and Land Development Loans  The Company defines construction and land development loans as exposures secured by land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property where the primary or significant source of repayment is from rental income associated with that property (that is, loans for which 50 percent or more of the source of repayment comes from third party, non-affiliated rental income) or the proceeds of the sale, refinancing, or permanent financing of the property.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Commercial Real Estate Loans  The Company’s goal is to create and maintain a high quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the company. Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

Residential Real Estate Loans  The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates, home equity mortgages and home equity lines. Substantially all residential originations have been underwritten to conventional loan agency standards, including loans having balances that exceed agency value limitations. The Company has never offered sub-prime, Alt A, Option ARM or any negative amortizing residential loans, programs or products, although we have originated and hold residential mortgage loans from borrowers with original or current FICO credit scores that are less than “prime.”

Commercial and Financial Loans  Commercial credit is extended primarily to small to medium sized professional firms, retail and wholesale operators and light industrial and manufacturing concerns. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a meaningful amount by the businesses major owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Consumer Loans  The Company originates consumer loans including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles. For each loan type several factors including debt to income, type of collateral and loan to collateral value, credit history and Company relationship with the borrower is considered during the underwriting process.

The following table presents the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2010:

			Accruing
	Accruing	Accruing	Greater			Total
	30-59 Days	60-89 Days	Than			Financing
	Past Due	Past Due	90 Days	Nonaccrual	Current	Receivables
	(In thousands)

Construction and land development	$147	$20	$—	$29,229	$49,910	$79,306
Commercial real estate	76	—	—	19,101	524,426	543,603
Residential real estate	3,493	598	—	14,810	498,093	516,994
Commercial and financial	70	1	—	4,607	44,147	48,825
Consumer	410	176	—	537	50,479	51,602
Other	—	—	—	—	278	278

Total	$4,196	$795	$—	$68,284	$1,167,333	$1,240,608

Nonaccrual loans and loans past due ninety days or more were $68.3 million at December 31, 2010. The reduction in interest income associated with loans on nonaccrual status was approximately $5.1 million, $6.6 million, and $9.4 million for the years ended December 31, 2010, 2009, and 2008, respectively.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk rating system, the Company classifies problem and potential problem loans as “Special Mention,” “Substandard,” and “Doubtful”. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful, have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention. Risk ratings are updated any time the situation warrants.

Loans not meeting the criteria above are considered to be pass-rated loans. The following tables present the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2010:

	Construction			Commercial
	& Land	Commercial	Residential	and	Consumer
	Development	Real Estate	Real Estate	Financial	Loans	Total
	(In thousands)

Pass	$41,650	$390,792	$473,525	$41,966	$49,643	$997,576
Special mention	265	70,810	1,441	1,866	693	75,075
Substandard	4,140	23,214	5,410	283	276	33,323
Doubtful	—	—	—	—	—	—
Nonaccrual	29,229	19,101	14,810	4,607	537	68,284
Troubled debt restructures	4,022	39,686	21,808	103	731	66,350

	$79,306	$543,603	$516,994	$48,825	$51,880	$1,240,608

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note F	Impaired Loans and Allowance for Loan Losses

At December 31, 2010 and 2009, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	Impaired Loans
	for the Year Ended December 31, 2010
		Unpaid	Related	Average	Interest
	Recorded	Principal	Valuation	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	( In thousands )

With no related allowance recorded:
Construction and land development	$3,826	$9,243	$—		$29
Commercial real estate	22,365	27,962	—		382
Residential real estate	9,731	14,561	—		54
Commercial and financial	4,607	4,721	—		—
Consumer	5	5	—		1
With an allowance recorded:
Construction and land development	29,425	32,232	5,076		211
Commercial real estate	36,421	42,173	5,404		1,198
Residential real estate	26,887	27,188	3,640		741
Commercial and financial	104	104	9		—
Consumer	1,263	1,271	233		55
Total:
Construction and land development	33,251	41,475	5,076	$51,583	240
Commercial real estate	58,786	70,135	5,404	61,448	1,580
Residential real estate	36,618	41,749	3,640	31,174	795
Commercial and financial	4,711	4,825	9	3,016	—
Consumer	1,268	1,276	233	1,837	56

	$134,634	$159,460	$14,362	$149,058	$2,671

	Impaired Loans
	for the Year Ended December 31, 2009
		Related	Average	Interest
	Recorded	Valuation	Recorded	Income
	Investment	Allowance	Investment	Recognized
	( In thousands )

With no related allowance recorded	$63,674	$—
With an allowance recorded	91,636	13,042

	$155,310	$13,042	$137,295	$708

Impaired loans also include loans that have been modified in troubled debt restructurings (“TDRs”) where concessions to borrowers who experienced financial difficulties have been granted. At December 31, 2010 and 2009, accruing TDRs totaled $66.4 million and $57.4 million, respectively.

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2010, 2009 and 2008 was $149,058,000, $137,295,000 and $74,287,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the years ended December 31, 2010, 2009 and 2008, the Company recorded $2,671,000, $708,000 and $673,000, respectively in interest income on impaired loans.

The nonaccrual loans and accruing loans past due 90 days or more for the year ended December 31, 2010 were $68,284,000 and $0, respectively, were $97,876,000 and $156,000, respectively, at the end of 2009, and were $86,970,000 and $1,838,000, respectively, at year end 2008.

Transactions in the allowance for loan losses for the three years ended December 31, are summarized as follows:

	2010	2009	2008
	( In thousands )

Beginning balance	$45,192	$29,388	$21,902
Provision for loan losses	31,680	124,767	88,634
Charge offs:
Construction and land development	18,135	38,906	72,191
Commercial real estate	11,162	31,080	3,384
Residential real estate	10,797	36,282	5,051
Commercial and financial	759	3,337	2,251
Consumer	775	1,221	502

TOTAL CHARGE OFFS	41,628	110,826	83,379
Recoveries:
Construction and land development	483	578	1858
Commercial real estate	517	293	—
Residential real estate	861	529	55
Commercial and financial	424	197	222
Consumer	215	266	96

TOTAL RECOVERIES	2,500	1,863	2,231

Net loan charge offs	39,128	108,963	81,148

ENDING BALANCE	$37,744	$45,192	$29,388

As further discussed in Note A, “Significant Accounting Policies,” the allowance for loan losses is composed of specific allowances for certain impaired loans and general allowances grouped into loan pools based on similar characteristics. The Company’s loan portfolio and related allowance at December 31, 2010 is shown in the table below:

	As of December 31, 2010
	Construction & Land Development		Commercial Real Estate		Residential Real Estate		Commercial and Financial		Consumer Loans		Total
	Carrying	Associated	Carrying	Associated	Carrying	Associated	Carrying	Associated	Carrying	Associated	Carrying	Associated
(Dollars in millions)	Value	Allowance	Value	Allowance	Value	Allowance	Value	Allowance	Value	Allowance	Value	Allowance

Individually evaluated for impairment	$33,251	$5,076	$58,786	$5,404	$36,618	$3,640	$4,711	$9	$1,268	$233	$134,634	$14,362
Collectively evaluated for impairment	46,055	2,138	484,817	13,159	480,376	6,462	44,114	471	50,612	1,152	1,105,974	23,382

Total Loans	$79,306	$7,214	$543,603	$18,563	$516,994	$10,102	$48,825	$480	$51,880	$1,385	$1,240,608	$37,744

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note G	Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value
	(In thousands)

December 31, 2010
Premises (including land of $8,883)	$48,522	$(17,528)	$30,994
Furniture and equipment	21,080	(16,029)	5,051

	$69,602	$(33,557)	$36,045

December 31, 2009
Premises (including land of $9,262)	$48,347	$(15,745)	$32,602
Furniture and equipment	20,922	(14,592)	6,330

	$69,269	$(30,337)	$38,932

In accordance with the provisions of ASC Topic 360-10, the impairment or disposal of long-lived assets held for sale with a carrying amount of $2.4 million were written down to their fair value of $1.4 million based on appraised values less selling costs resulting in losses of $228,000 and $753,000, respectively, for 2010 and 2009 which was included in the consolidated statement of operations as “net loss on other estate owned and repossessed assets”. The remaining fair value was reclassified to “other real estate owned” on the consolidated balance sheet during 2010.

Note H	Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 are presented below.

(In thousands)

Balance, December 31, 2008	$49,813
Impairment of goodwill	(49,813)

Balance, December 31, 2009	—
Additions of goodwill, net	—

Balance, December 31, 2010	$—

Goodwill for the Company’s single reporting unit was tested annually for impairment prior to 2009.

During 2009, we performed an impairment test prior to the annual impairment testing date due to the uncertainty in the interest rate environment, continued softness in the real estate market and the market volatility of the financial financial services industry in 2009. This impairment test indicated that the step 2 analysis was necessary. A step 2 analysis of the goodwill impairment test was performed to measure the impairment loss. The step 2 analysis requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. After performing the step 2 analysis in 2009, it was determined that the implied value of goodwill was less than its carrying cost, resulting in an impairment charge of $49,813,000.

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

The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2010 and 2009, are presented below.

	December 31, 2010		December 31, 2009
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Deposit base intangible	$9,494	$(6,357)	$9,494	$(5,373)

	$9,494	$(6,357)	$9,494	$(5,373)

Intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2010, is presented below.

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Intangible Amortization
Identified intangible assets
Deposit base	$985	$1,259	$1,259

The estimated annual amortization expense for identified intangible assets determined using the straight line method in each of the five years subsequent to December 31, 2010, is as follows (in thousands): 2011, $847; 2012, $788; 2013, $783; 2014, $719; and zero thereafter.

Note I	Borrowings

All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2010	2009	2008
	(In thousands)

Maximum amount outstanding at any month end	$125,920	$158,815	$157,496
Weighted average interest rate at end of year	0.25%	0.26%	0.38%
Average amount outstanding	$87,106	$117,171	$91,134
Weighted average interest rate during the year	0.27%	0.37%	1.61%

On July 31, 1998, the Company obtained an advance of $15,000,000 from the Federal Home Loan Bank (FHLB), with interest payable quarterly at a fixed rate of 6.10 percent. During 2007, the Company obtained additional advances of $25,000,000 each on September 25, 2007 and November 27, 2007, increasing total borrowings from the FHLB to $65,000,000 at December 31, 2008. The original $15,000,000 advance matured on November 12, 2009, thereby reducing total borrowings to $50,000,000 at December 31, 2010 and 2009, respectively. The two remaining advances mature on September 15, 2017 and November 27, 2017, respectively, and have fixed rates of 3.64 percent and 2.70 percent at December 31, 2010, respectively, payable quarterly; the FHLB has a perpetual three-month option to convert the interest rate on either advance to an adjustable rate and the Company has the option to prepay the advance should the FHLB convert the interest rate.

Seacoast National has unused secured lines of credit of $461,487,000 at December 31, 2010.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I, and II (“Trusts I and II”) which each completed a private sale of $20.0 million of floating rate preferred securities. On June 29, 2007, the Company issued an additional $12,372,000 in junior subordinated debentures which was issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Statutory Trust III (“Trust III”), which completed a private sale of $12.0 million of floating rate trust preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points, the 3-month LIBOR rate plus 133 basis points, and the 3-month LIBOR rate plus 135 basis points, respectively. The rates, which adjust every three months, are currently 2.05 percent, 1.63 percent, and 1.65 percent, respectively, per annum. The trust preferred securities have original maturities of thirty years, and may be redeemed without penalty on or after June 10, 2010, March 15, 2011, and September 15, 2012, respectively, upon approval of the Federal Reserve or upon occurrence of certain events affecting their tax or regulatory capital treatment. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also issued $619,000, $619,000 and $372,000, respectively, of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used by Trusts I and II to purchase the $41.2 million junior subordinated deferrable interest notes issued by the Company, and by Trust III to purchase the $12.4 million junior subordinated deferrable interest notes issued by the Company, all of which have terms substantially similar to the trust preferred securities.

The Company has the right to defer payments of interest on the notes at any time or from time to time for a period of up to twenty consecutive quarterly interest payment periods. Under the terms of the notes, in the event that under certain circumstances there is an event of default under the notes or the Company has elected to defer interest on the notes, the Company may not, with certain exceptions, declare or pay any dividends or distributions on its capital stock or purchase or acquire any of its capital stock. The Company executed its right to defer interest payments on the notes beginning May 19, 2009 and as a result no common or preferred stock dividends can be paid. As of December 31, 2010, our accumulated deferred interest payments on trust preferred securities was $2.0 million.

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

Despite the fact that the accounts of the Trusts are not included in the Company’s consolidated financial statements, $52.0 million in trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company at December 31, 2010, as allowed by Federal Reserve guidelines.

During 2010 and 2009, the Company’s banking subsidiary utilized $43.0 million and $76.0 million, respectively, in letters of credit issued by the FHLB to satisfy a portion of its pledging requirement to transact business as a qualified public depository within the state of Florida. The letters of credit have a term of one year with an annual fee equivalent of five basis points, or $21,500 and $38,000, respectively, amortized over the one year term of the letters. No interest cost is associated with the letters of credit.

Note J	Employee Benefits and Stock Compensation

The Company’s profit sharing and retirement plan covers substantially all employees after one year of service includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

percentage basis under the plan. The profit sharing and retirement contributions charged to operations were $373,000 in 2010, $417,000 in 2009, and $1,362,000 in 2008.

The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, April 20, 2000 and May 8, 2008. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan, pursuant to the 2000 plan shall not exceed 1,320,000 shares, and pursuant to the 2008 plan, shall not exceed 1,500,000 shares. The Company has granted options and stock appreciation rights (“SSARs”) on 826,000, 933,000, 791,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2010; no options or SSARs have been issued under the 2008 plan. Under the 2000 plan the Company issued 21,000 shares of restricted stock awards at $10.92 per share during 2008 and 17,000 shares at $1.90 per share during 2010. Under the plans, the option or SSARs exercise price equals the common stock’s market price on the date of the grant. All options issued prior to December 31, 2002 have a vesting period of four years and a contractual life of ten years. All options or SSARs issued after that have a vesting period of five years and a contractual life of ten years. To the extent the Company has treasury shares available, stock options exercised or stock grants awarded may be issued from treasury shares or, if treasury shares are insufficient, the Company can issue new shares. The Company has a single share repurchase program in place, approved on September 18, 2001, authorizing the repurchase of up to 825,000 shares; the maximum number of shares that may yet be purchased under this program is 156,000. Under TARP and Federal Reserve policy, the Company’s stock repurchases are limited.

The Company did not grant any stock options or SSARS in 2010, 2009 or 2008. Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options or SSARs.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents a summary of stock option and SSARs activity for the years ended December 31, 2010, 2009 and 2008:

		Option or		Aggregate
	Number of	SSAR Price	Weighted Average	Intrinsic
	Shares	Per Share	Exercise Price	Value

Dec. 31, 2007	844,000	$7.46 — 27.36	$18.89	$277,000
Granted	0	0	0
Exercised	(71,000)	8.79	8.79
Expired	(86,000)	8.79	8.79
Cancelled	(76,000)	17.08 — 26.72	22.26

Dec. 31, 2008	611,000	7.46 — 27.36	21.06	$0
Granted	0	0	0
Exercised	0	0	0
Expired	0	0	0
Cancelled	(53,000)	8.22 — 26.72	19.60

Dec. 31, 2009	558,000	7.46 — 27.36	21.21	$0
Granted	0	0	0
Exercised	0	0	0
Expired	0	0	0
Cancelled	(11,000)	7.46 — 26.72	11.88

Dec. 31, 2010	547,000	17.08 — 27.36	21.39	$0

No stock options were exercised during 2010. No windfall tax benefits were realized from the exercise of stock options and no cash was utilized to settle equity instruments granted under stock option awards.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010:

Options / SSARs Outstanding		Options / SSARs Exercisable (Vested)
	Weighted Average		Weighted	Weighted Average
Number of	Remaining	Number of	Average	Remaining	Aggregate
Shares	Contractual Life	Shares	Exercise	Contractual Life	Intrinsic
Outstanding	in Years	Exercisable	Price	in Years	Value

547,000	4.88	405,000	20.89	4.4	$0

Adjusting for potential forfeiture experience, non-vested stock options and SSARs for 125,000 shares were outstanding at December 31, 2010 and are as follows:

	Weighted			Weighted
Number of	Average		Remaining	Average
Non-Vested	Remaining	Weighted	Unrecognized	Remaining
Stock Options	Contractual Life	Average	Compensation	Recognition
and SSARs	In Years	Fair Value	Cost	Period in Years

125,000	6.14	4.41	$342,000	1.14

The total intrinsic value of stock options exercised in 2008 was $144,000.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since December 31, 2009, restricted stock awards of 17,000 shares were issued, 11,000 awards have vested and no awards were cancelled. Non-vested restricted stock awards for a total of 38,000 shares were outstanding a December 31, 2010, 6,000 greater than at December 31, 2009, and are as follows:

Number of
Non-Vested	Remaining	Weighted Average
Restricted Stock	Unrecognized	Remaining Recognition
Award Shares	Compensation Cost	Period in Years

38,000	$256,000	1.30

In 2010, 2009 and 2008 the Company recognized $493,000 ($303,000 after tax), $580,000 ($357,000 after tax) and $1,095,000 ($673,000 after tax), respectively of non-cash compensation expense.

No cash was utilized to settle equity instruments granted under restricted stock awards. No compensation cost has been capitalized and no significant modifications have occurred with regard to the contractual terms for stock options, SSARs or restricted stock awards.

Note K	Lease Commitments

The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. At December 31, 2010, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)

2011	$3,705
2012	3,083
2013	2,519
2014	2,367
2015	2,132
Thereafter	13,454

$27,260

Rent expense charged to operations was $3,951,000 for 2010, $4,257,000 for 2009 and $4,402,000 for 2008. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property is leased from related parties of the Company. Lease payments to these individuals were $0 in 2010, $312,000 in 2009 and $326,000 in 2008.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note L	Income Taxes

The benefit for income taxes is as follows:

	Year Ended December 31
	2010	2009	2008
		(In thousands)

Current
Federal	$29	$812	$(22,217)
State	24	(4)	(76)
Deferred
Federal	(29)	(10,488)	(246)
State	(24)	(2,145)	439

	$—	$(11,825)	$(22,100)

The difference between the total expected tax benefit (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2010, 2009 and 2008) and the reported income tax benefit relating to loss before income taxes is as follows:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Tax rate applied to loss before income taxes	$(11,622)	$(55,479)	$(23,694)
Increase (decrease) resulting from the effects of:
Goodwill impairment	—	17,435	—
Tax exempt interest on obligations of states and political subdivisions	(177)	(168)	(186)
State income taxes	506	1,868	1,726
Stock compensation	150	179	162
Other	174	1,108	(471)

Federal tax benefit before valuation allowance	(10,969)	(35,057)	(22,463)
State tax benefit before valuation allowance	(1,666)	(6,419)	(5,213)

Total income tax benefit	(12,635)	(41,476)	(27,676)
Change in valuation allowance	12,635	29,651	5,576

Income tax benefit	$—	$(11,825)	$(22,100)

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net deferred tax assets (liabilities) are comprised of the following:

	December 31
	2010	2009
	(In thousands)

Allowance for loan losses	$15,304	$18,329
Other real estate owned	4,690	557
Capital losses	386	386
Accrued stock compensation	351	311
Federal tax loss carryforward	41,277	31,416
State tax loss carryforward	7,961	7,038
Deferred compensation	1,034	1,201
Other	437	194

Gross deferred tax assets	71,440	59,432
Less: Valuation allowance	(47,862)	(35,227)

Deferred tax assets net of valuation allowance	23,578	24,205
Depreciation	(1,909)	(2,386)
Deposit base intangible	(1,172)	(1,557)
Net unrealized securities gains	(1,152)	(1,262)
Accrued interest and fee income	(394)	(159)

Gross deferred tax liabilities	(4,627)	(5,364)

Net deferred tax assets	$18,951	$18,841

Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset of $18.9 million is more likely than not based on expectations as to future taxable income and available tax planning strategies, as defined in ASC 740, that could be implemented if necessary to prevent a carryforward from expiring. The Company’s net deferred tax asset (DTA) of $18.9 million consists of approximately $52.1 million of net U.S. federal DTAs, $14.7 million of net state DTAs, a $36.4 million federal DTA valuation allowance, and a $11.5 million state DTA valuation allowance.

As a result of the losses incurred in 2008, the Company reached a three-year cumulative pretax loss position at December 31, 2008. Losses in 2009 and 2010 added to this cumulative loss position that is considered significant negative evidence in assessing the realizability of a DTA. The positive evidence that can be used to offset this negative evidence can include forecasts of sufficient taxable income in the carryforward period, exclusive of tax planning strategies and sufficient tax planning strategies that could produce income sufficient to fully realize the DTAs. In general, the Company would need to generate approximately $149 million of taxable income during the respective carryforward periods to fully realize its federal DTAs, and $267 million to realize state DTAs. The Company believes only a portion of the federal and state DTAs can be realized from tax planning strategies and therefore a valuation allowance of $36.4 million and $11.5 million was recorded, respectively, for federal and state DTAs. The use of the Company’s forecast of future taxable income was not considered sufficient positive evidence at this time given the uncertain economic conditions. The amount of the DTA considered realizable, however, could be reduced if estimates of future taxable income from tax planning strategies during the carryforward period are lower than forecasted due to further deterioration in market conditions.

The federal and state net operating loss carryforwards expire in annual installments beginning in 2029 and run through 2030.

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

The Company recognizes interest and penalties related, as appropriate, as part of the provisioning for income taxes. Interest of $4,000, $4,000 and $6,000 was accrued during 2010, 2009, and 2008, respectively, and is outstanding at December 31, 2010. The Internal Revenue Service (IRS) examined the federal income tax return for the year 2003. The IRS did not propose any material adjustments related to this examination. The following are the major tax jurisdictions in which the Company operates and the earliest tax year subject to examination:

Jurisdiction	Tax Year

United States of America	2006
Florida	2007

The Company filed for a federal tax refund for taxes paid in 2006 and 2007. As a result, in early 2010 the Internal revenue Service began an examination of the 2008 tax return, as well as, 2006 and 2007 for carryback purposes.

Income taxes related to securities transactions were $1,422,000, $2,083,000 and $137,000 in 2010, 2009 and 2008, respectively.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note M	Noninterest Income and Expenses

Details of noninterest income and expense follow:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Noninterest income
Service charges on deposit accounts	$5,925	$6,491	$7,389
Trust fees	1,977	2,098	2,344
Mortgage banking fees	2,119	1,746	1,118
Brokerage commissions and fees	1,174	1,416	2,097
Marine finance fees	1,334	1,153	2,304
Debit card income	3,163	2,613	2,453
Other deposit based EFT fees	321	331	359
Merchant income	1,314	1,764	2,399
Other	1,918	1,403	1,778

	19,245	19,015	22,241
Securities gains, net	3,687	5,399	355

TOTAL	$22,932	$24,414	$22,596

Noninterest expense
Salaries and wages	$26,408	$26,693	$30,159
Employee benefits	5,717	6,109	7,173
Outsourced data processing costs	7,092	7,143	7,612
Telephone / data lines	1,505	1,835	1,896
Occupancy	7,480	8,260	8,292
Furniture and equipment	2,398	2,649	2,841
Marketing	2,910	2,067	2,614
Legal and professional fees	7,977	6,984	5,662
FDIC assessments	3,958	4,952	2,028
Amortization of intangibles	985	1,259	1,259
Asset dispositions expense	2,268	1,172	747
Net loss on other real estate owned and repossessed assets	13,541	5,155	677
Goodwill impairment	0	49,813	—
Other	8,428	7,656	7,930

TOTAL	$90,667	$131,747	$78,890

Note N	Shareholders’ Equity

The Company has reserved 730,000 common shares for issuance in connection with an employee stock purchase plan and 742,500 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2010 an aggregate of 501,593 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2008, in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program, established as part of the Emergency Economic Stabilization Act of 2008, the Company issued to the U.S. Treasury Department (U.S. Treasury) 2,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) with a par value of $0.10 per share and a 10-year warrant to purchase approximately 589,625 shares of common stock at an exercise price of $6.36 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital based on their relative fair values. The Series A Preferred Stock initially pays quarterly dividends at a five percent annual rate that increases to nine percent after five years on a liquidation preference of $25,000 per share. Upon the request of the U.S. Treasury, at any time, the Company has agreed to enter into a deposit arrangement pursuant to which the Series A Preferred Stock may be deposited and depository shares may be issued. The Corporation has registered the Series A Preferred Stock, the warrant, the shares of common stock underlying the warrant and the depository shares, if any, for resale under the Securities Act of 1933.

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

As of December 31, 2010, the accumulated deferred dividend payment on Series A Preferred Stock was $4,893,000.

During August 2009, the Company successfully enhanced capital by selling 39,675,000 shares of Company common stock for $2.25 per share or $89.3 million, with approximately $75.8 million supplementing capital during the third quarter of 2009 and an additional $13.5 million from this sale settling during the fourth quarter of 2009. Approximately $82.6 million (net of expenses for the capital issuance) was added to shareholders’ equity.

A stock offering was completed during April of 2010 adding $50 million of Series B Mandatorily Convertible Nonvoting Preferred Stock (“Series B Preferred Stock”) as permanent capital, resulting in approximately $47.1 million in additional Tier 1 risk-based equity, net of issuance costs. The shares of Series B Preferred Stock were mandatorily convertible into common shares five days subsequent to shareholder approval, which was granted at the Company’s annual meeting on June 22, 2010. Upon the conversion of the Series B Preferred Stock, approximately 34,465,000 shares of the Company’s common stock were issued pursuant to the Investment Agreement, dated as of April 8, 2010 between the Company and the investors.

Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation. The Company implemented a dividend reinvestment plan during 2007, issuing approximately 10,000 shares from treasury stock during each of the years 2010 and 2009.

A company that participates in the TARP must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior executive officers; (b) requiring recovery of any compensation paid to senior

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

executive officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accepting restrictions on the payment of dividends and the repurchase of common stock. As of December 31, 2010, Seacoast believes it is in compliance with all TARP standards and restrictions.

Required Regulatory Capital

					Minimum To Be Well
			Minimum for Capital		Capitalized Under Prompt
			Adequacy Purpose		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2010:
Total Capital (to risk-weighted assets)	$221,130	17.84%	$99,140	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	205,364	16.57	49,570	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	205,364	10.25	80,092	≥4.00%	N/A	N/A
At December 31, 2009:
Total Capital (to risk-weighted assets)	$214,075	15.16%	$112,896	≥8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	194,044	13.75	56,448	≥4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	194,044	8.88	87,355	≥4.00%	N/A	N/A
SEACOAST NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2010:
Total Capital (to risk-weighted assets)	$201,699	16.29%	$99,008	≥8.00%	$123,761	≥10.00%
Tier 1 Capital (to risk-weighted assets)	185,953	15.02	49,504	≥4.00%	74,256	≥6.00%
Tier 1 Capital (to adjusted average assets)	185,953	9.29	80,024	≥4.00%	100,030	≥5.00%
At December 31, 2009:
Total Capital (to risk-weighted assets)	$201,837	14.31%	$112,755	≥8.00%	$140,944	≥10.00%
Tier 1 Capital (to risk-weighted assets)	183,878	13.04	56,377	≥4.00%	84,566	≥6.00%
Tier 1 Capital (to adjusted average assets)	183,878	8.43	87,283	≥4.00%	109,104	≥5.00%

N/A — Not Applicable

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to me minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative m of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2010, that the Company meets all capital adequacy requirements to which it is subject.

The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2010, the Company’s deposit-taking bank subsidiary met the capital and leverage ratio requirements for well capitalized banks.

The Office of the Comptroller of the Currency (“OCC”) and Seacoast National agreed by letter agreement that Seacoast National shall maintain specific minimum capital ratios as of March 31, 2009 and subsequent periods, including a total risk-based capital ratio of 12.00 percent and a Tier 1 leverage ratio of 7.50 percent. The minimum Tier 1 capital ratio was subsequently revised by the OCC and Seacoast National to 8.50 percent for periods after January 31, 2010. The minimum total risk-based capital ratio was left unchanged. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes.

Note O

Seacoast Banking Corporation of Florida
(Parent Company Only) Financial Information

Balance Sheets

	December 31
	2010	2009
	(In thousands)

ASSETS
Cash	$17,944	$7,834
Securities purchased under agreement to resell with subsidiary bank, maturing within 30 days	3,629	5,230
Investment in subsidiaries	200,498	193,329
Other assets	10	135

	$222,081	$206,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$53,610	$53,610
Other liabilities	2,172	983
Shareholders’ equity	166,299	151,935

	$222,081	$206,528

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Operations

	Year Ended December 31
	2010	2009	2008
		(In thousands)

Income
Dividends from subsidiary Bank	$—	$—	$6,813
Interest/other	12	12	108

	12	12	6,921
Interest expense	1,187	1,365	2,614
Other expenses	879	521	697

Income (loss) before income tax benefit and equity in undistributed loss of subsidiaries	(2,054)	(1,874)	3,610
Income tax benefit	—	656	1,121

Income (loss) before equity in undistributed loss of subsidiaries	(2,054)	(1,218)	4,731
Equity in undistributed loss of subsidiaries	(31,149)	(145,468)	(50,328)

Net loss	$(33,203)	$(146,686)	$(45,597)

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows

	Year Ended December 31
	2010	2009	2008
		(In thousands)

Cash flows from operating activities
Interest received	$12	$12	$108
Interest paid	0	(440)	(2,650)
Dividends received	—	—	6,813
Income taxes received	63	687	1,150
Other	(893)	(551)	(629)

Net cash provided by (used in) operating activities	(818)	(292)	4,792
Cash flows from investing activities
Decrease (increase) in securities purchased under agreement to resell, maturing within 30 days, net	1,601	(4,062)	700
Investments in subsidiaries	(38,000)	(108,000)	(12,000)

Net cash used in investment activities	(36,399)	(112,062)	(11,300)
Cash flows from financing activities
Issuance of U.S. Treasury preferred stock and warrants	—	—	50,000
Issuance of common stock, net of related expense	47,127	82,553	—
Stock based employment plans	180	174	908
Dividend reinvestment plan	20	31	89
Dividends paid	0	(580)	(6,489)

Net cash provided by financing activities	47,327	82,178	44,508
Net change in cash	10,110	(30,176)	38,000
Cash at beginning of year	7,834	38,010	10

Cash at end of year	$17,944	$7,834	$38,010

RECONCILIATION OF LOSS TO CASH PROVIDED BY OPERATING ACTIVITIES
Net loss	$(33,203)	$(146,686)	$(45,597)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in undistributed loss of subsidiaries	31,149	145,468	50,328
Other, net	1,236	926	61

Net cash provided by (used in) operating activities	$(818)	$(292)	$4,792

Note P	Contingent Liabilities and Commitments with Off-Balance Sheet Risk

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $90,437,000 in commitments to extend credit outstanding at December 31, 2010, $72,566,000 is secured by 1-4 family residential properties for individuals with approximately $13,701,000 at fixed interest rates ranging from 3.63% to 6.25%.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidity risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2010 and 2009 amounted to $10,891,000 and $11,745,000 respectively.

	December 31
	2010	2009
	(In thousands)

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$90,437	$97,262
Standby letters of credit and financial guarantees written:
Secured	2,686	3,370
Unsecured	59	432

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Q	Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net Loss to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2010	2009	2008
		(In thousands)

Net loss	$(33,203)	$(146,686)	$(45,597)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairment of goodwill	—	49,813	—
Depreciation	3,097	3,483	3,462
Amortization of premiums and discounts on securities	623	(1,353)	(512)
Other amortization and accretion	282	1,175	589
Trading securities activity	—	—	14,000
Change in loans held for sale, net	5,893	(6,933)	1,495
Provision for loan losses, net	31,680	124,767	88,634
Deferred tax benefit	(53)	(13,087)	(6,773)
Gain on sale of securities	(3,687)	(5,399)	(355)
Gain on sale of loans	(113)	(73)	(38)
Loss on sale or write down of foreclosed assets	13,520	3,486	677
Loss (gain) on disposition of equipment	(31)	841	(37)
Stock based employee benefit expense	493	580	1,095
Change in interest receivable	1,123	1,370	1,688
Change in interest payable	944	109	(313)
Change in prepaid expenses	3,822	(13,315)	140
Change in accrued taxes	21,424	4,858	(17,204)
Change in other assets	(1,944)	548	232
Change in other liabilities	(1,201)	(1,202)	490

Net cash provided by operating activities	$42,669	$2,982	$41,673

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$(279)	$(70)	$3,037
Transfers from loans to other real estate owned	22,114	29,256	8,092
Transfers from loans to loans available for sale	—	9,314	—
Transfers from other assets to other real estate owned	1,676	—	—
Transfer from bank premises and equipment to other real estate owned	377	—	—
Purchase of securities under trade date accounting	508	—	—
Transfer of loans to other assets	1,747	—	—
Transfer of other real estate owned to other assets	1,642	—	—

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note R	Fair Value

Fair Value Instruments Measured at Fair Value

In certain circumstances, fair value enables the Company to more accurately align its financial performance with the market value of actively traded or hedged assets and liabilities. Fair values enable a company to mitigate the non-economic earnings volatility caused from financial assets and financial liabilities being carried at different bases of accounting, as well as to more accurately portray the active and dynamic management of a company’s balance sheet. ASC 820 provides additional guidance for estimating fair value when the volume and level of activity for an asset or liability has significantly decreased. In addition, it includes guidance on identifying circumstances that indicate a transaction is not orderly. Under ASC 820, fair value measurements for items measured at fair value at December 31, 2010 and 2009 included:

	Fair Value	Quoted Prices in	Significant Other	Significant Other
	Measurements	Active Markets for	Observable	Unobservable
	December 31, 2010	Identical Assets*	Inputs**	Inputs***
	(Dollars in thousands)

Available for sale securities	$435,140	$—	$435,140	$—
Loans available for sale	12,519	—	12,519	—
Loans(2)	49,317	—	13,862	35,455
OREO(1)	25,697	—	1,971	23,726

	Fair Value	Quoted Prices in	Significant Other	Significant Other
	Measurements	Active Markets for	Observable	Unobservable
	December 30, 2009	Identical Assets*	Inputs**	Inputs***
	(Dollars in thousands)

Available for sale securities	$393,648	$—	$393,648	$—
Loans available for sale	18,412	9,314	9,098	—
Loans(2)	39,103	—	4,466	34,637
OREO(1)	25,385	—	2,838	22,547
Long lived assets held for sale(1)	1,682	—	1,682	—

*	Level 1 inputs

**	Level 2 inputs

***	Level 3 inputs

(1)	Fair value is measured on a nonrecurring basis in accordance with the provisions of ASC 360.

(2)	See Note F. Nonrecurring fair value adjustments to loans identified as impaired reflect full or partial write-downs that are based on the loans observable market price or current appraised value of the collateral in accordance with ASC 310.

When appraisals are used to determine fair value and the appraisals are based on a market approach, the related loan’s fair value is classified as level 2 input. The fair value of loans based on appraisals which require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows, is classified as Level 3 inputs.

Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly and/or quarter valuation process.

During 2010 transfers into and out of level 2 fair value for available for sale securities consisted of investment purchases, sales, maturities and principal repayments.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For loans classified as level 2 the transfers in totaled $14.6 million consisting of loans that became impaired during 2010. Transfers out consisted of valuation write downs of $1.1 million, and foreclosures migrating to OREO and other reductions (including principal payments) totaling $4.0 million. No sales were recorded.

For OREO classified as level 2 during 2010 transfers out totaled $3.7 million consisting of valuation write-downs of $186,000 and sales of $3.6 million and transfers in consisted of foreclosed loans totaling $2.8 million.

The carrying value amounts and fair values of the Company’s financial instruments at December 31 were as follows:

	At December 31
	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(In thousands)

Financial Assets
Cash and cash equivalents	$211,405	$211,405	$215,100	$215,100
Securities	462,001	461,993	410,735	410,858
Loans, net	1,202,864	1,224,452	1,352,311	1,354,545
Loans held for sale	12,519	12,519	18,412	18,412
Financial Liabilities
Deposits	1,637,228	1,644,930	1,779,434	1,789,114
Borrowings	148,213	152,091	155,673	158,563
Subordinated debt	53,610	17,200	53,610	17,200

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value at December 31, 2010 and 2009:

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

In 2010, 2009,and 2008 options and warrants to purchase 1,136,000, 1,147,000, and 1,790,000 shares , respectively, were antidilutive and accordingly were excluded in determining diluted earnings per share.

	Year Ended December 31
			Per Share
	Net Loss	Shares	Amount
	(Dollars in thousands, except per share data)

2010
Basic and Diluted Earnings Per Share
Loss available to common shareholders	$(36,951)	76,561,692	$(0.48)

2009
Basic and Diluted Earnings Per Share
Loss available to common shareholders	$(150,434)	31,733,260	$(4.74)

2008
Basic and Diluted Earnings Per Share
Loss available to common shareholders	$(45,712)	18,997,757	$(2.41)

Note T	Accumulated Other Comprehensive Income, Net

Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated balances related to each component of other comprehensive income, net, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
	Amount	Benefit	Amount
	(In thousands)

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2008	$3,345	$(1,286)	$2,059
Net unrealized gain on securities	2,287	(888)	1,399
Reclassification adjustment for realized gains and losses on securities	(2,362)	912	(1,450)

Accumulated other comprehensive income, net, December 31, 2009	3,270	(1,262)	2,008
Net unrealized gain on securities	2,560	(988)	1,572
Reclassification adjustment for realized gains and losses on securities	(2,845)	1,098	(1,747)

Accumulated other comprehensive income, net, December 31, 2010	$2,985	$(1,152)	$1,833