Form 10-K/A, Exhibit 13
period 2010-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2011-03-31
CIK 730708

Exhibit 13

FINANCIAL HIGHLIGHTS

	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

FOR THE YEAR
Net interest income	$66,212	$73,589	$77,231	$84,469	$89,040
Provision for loan losses	31,680	124,767	88,634	12,745	3,285
Noninterest income:
Securities gains (losses)	3,687	5,399	355	(5,048)	(157)
Other	19,245	19,015	22,241	24,964	24,260
Noninterest expenses	90,667	131,747	78,890	77,477	73,045
Income (loss) before income taxes	(33,203)	(158,511)	(67,697)	14,163	36,813
Provision (benefit) for income taxes	0	(11,825)	(22,100)	4,398	12,959
Net income (loss)	(33,203)	(146,686)	(45,597)	9,765	23,854
Per Share Data
Net income (loss) available to common shareholders:
Diluted	(0.48)	(4.74)	(2.41)	0.51	1.28
Basic	(0.48)	(4.74)	(2.41)	0.52	1.30
Cash dividends declared	0.00	0.01	0.34	0.64	0.61
Book value per share common	1.28	1.82	8.98	11.22	11.20
Dividends to net income	n/m (1)	n/m (1)	n/m (1)	124.80%	47.10%
AT YEAR END
Assets	$2,016,381	$2,151,315	$2,314,436	$2,419,874	$2,389,435
Securities	462,001	410,735	345,901	300,729	443,941
Net loans	1,202,864	1,352,311	1,647,340	1,876,487	1,718,196
Deposits	1,637,228	1,779,434	1,810,441	1,987,333	1,891,018
Shareholders’ equity	166,299	151,935	216,001	214,381	212,425
Performance ratios:
Return on average assets	(1.60)%	(6.58)%	(1.97)%	0.42%	1.03%
Return on average equity	(19.30)	(73.79)	(22.25)	4.46	12.06
Net interest margin(2)	3.37	3.55	3.58	3.92	4.15
Average equity to average assets	8.27	8.92	8.87	9.41	8.55

(1)	Not meaningful

(2)	On a fully taxable equivalent basis

FINANCIAL SECTION
CONTENTS

Management’s Discussion & Analysis of Financial Condition and Results of Operations	12
Financial Tables	48
Reports of Independent Registered Public Accounting Firm	62
Audited Consolidated Financial Statements	64

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to aid in understanding significant changes in the financial condition of Seacoast Banking Corporation of Florida and its subsidiaries (the Company) and their results of operations during 2010, 2009 and 2008. Nearly all of the Company’s operations are contained in its banking subsidiary, Seacoast National Bank (Seacoast National or the Bank). This discussion and analysis is intended to highlight and supplement information presented elsewhere in the annual report on Form 10-K, particularly the consolidated financial statements and related notes. For purposes of the following discussion, the words the “Company,” “we,” “us,” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries.

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

Allowance and Provision for Loan Losses (“ALLL”)

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

Management continuously monitors the quality of the loan portfolio and maintains an allowance for loan losses (“ALLL”) it believes sufficient to absorb probable losses inherent in the loan portfolio. The allowance for loan losses totaled $37,744,000 or 3.04 percent of total loans at December 31, 2010, $7,448,000 less than at December 31, 2009. The allowance for loan losses totaled $45,192,000 or 3.23 percent of total loans at December 31, 2009, $15,804,000 greater than at December 31, 2008. The allowance for loan losses framework has two basic elements: specific allowances for loans individually evaluated for impairment, and a formula-based component for pools of homogeneous loans within the portfolio that have similar risk characteristics, which are not individually evaluated.

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
	(Dollars in thousands)
	Amount of increase (decrease)

EARNING ASSETS
Securities
Taxable	$2,218	$(4,695)	$(2,477)	$3,452	$(1,293)	$2,159
NonTaxable	(99)	(16)	(115)	(74)	17	(57)

	2,119	(4,711)	(2,592)	3,378	(1,276)	2,102
Federal funds sold and other short term investments	460	(142)	318	1,201	(1,765)	(564)
Loans	(13,788)	(1,587)	(15,375)	(13,444)	(13,001)	(26,445)

TOTAL EARNING ASSETS	(11,209)	(6,440)	(17,649)	(8,865)	(16,042)	(24,907)
INTEREST BEARING LIABILITIES
NOW	19	(120)	(101)	(151)	(693)	(844)
Savings deposits	13	(204)	(191)	(9)	(333)	(342)
Money market accounts	284	(2,071)	(1,787)	(1,463)	(8,615)	(10,078)
Time deposits	(2,911)	(4,493)	(7,404)	1,088	(8,456)	(7,368)

	(2,595)	(6,888)	(9,483)	(535)	(18,097)	(18,632)
Federal funds purchased and other short term borrowings	(96)	(98)	(194)	257	(1,292)	(1,035)
Other borrowings	(368)	(242)	(610)	(73)	(1,497)	(1,570)

TOTAL INTEREST BEARING LIABILITIES	(3,059)	(7,228)	(10,287)	(351)	(20,886)	(21,237)

NET INTEREST INCOME	$(8,150)	$788	$(7,362)	$(8,514)	$4,844	$(3,670)

(a)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Table 4 — Changes in Average Interest Bearing Liabilities

	Increase/(Decrease)		Increase/(Decrease)
	2010 vs 2009		2009 vs 2008
	(Dollars in thousands)

NOW	$4,424	8.4%	$(13,473)	(20.4)%
Savings deposits	4,882	4.8	(1,646)	(1.6)
Money market accounts	42,102	6.5	(101,104)	(13.5)
Time deposits	(125,327)	(17.9)	33,042	4.9
Federal funds purchased and other short term borrowings	(30,065)	(25.7)	26,037	28.6
Other borrowings	(13,110)	(11.2)	(2,044)	(1.7)

TOTAL	$(117,094)	(6.7)	$(59,188)	(3.3)

Table 5 — Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates(1)

	2010			2009			2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

EARNING ASSETS
Securities
Taxable	$412,143	$13,880	3.37%	$356,394	$16,357	4.59%	$284,345	$14,198	4.99%
Nontaxable	5,423	345	6.36	6,953	460	6.62	8,091	517	6.39

	417,566	14,225	3.41	363,347	16,817	4.63	292,436	14,715	5.03
Federal funds sold and other short term investments	229,898	979	0.43	130,828	661	0.51	49,821	1,225	2.46
Loans(2)	1,327,111	69,610	5.25	1,587,273	84,985	5.35	1,821,679	111,430	6.12

TOTAL EARNING ASSETS	1,974,575	84,814	4.30	2,081,448	102,463	4.92	2,163,936	127,370	5.89
Allowance for loan losses	(41,650)			(36,951)			(28,719)
Cash and due from banks	29,966			32,336			41,273
Bank premises and equipment	37,948			42,997			43,107
Other assets	79,731			108,588			91,455

	$2,080,570			$2,228,418			$2,311,052

INTEREST BEARING LIABILITIES
NOW	$57,134	182	0.32%	$52,710	283	0.54%	$66,183	1,127	1.70%
Savings deposits	106,618	190	0.18	101,736	381	0.37	103,382	723	0.70
Money market accounts	689,080	3,580	0.52	646,978	5,367	0.83	748,082	15,445	2.06
Time deposits	575,768	11,345	1.97	701,095	18,749	2.67	668,053	26,117	3.91
Federal funds purchased and other short term borrowings	87,106	237	0.27	117,171	431	0.37	91,134	1,466	1.61
Other borrowings	103,610	2,795	2.70	116,720	3,405	2.92	118,764	4,975	4.19

TOTAL INTEREST BEARING LIABILITIES	1,619,316	18,329	1.13	1,736,410	28,616	1.65	1,795,598	49,853	2.78
Demand deposits	277,754			276,412			302,577
Other liabilities	11,478			16,798			7,944

	1,908,548			2,029,620			2,106,119
Shareholders’ equity	172,022			198,798			204,933

	$2,080,570			$2,228,418			$2,311,052

Interest expense as % of earning assets			0.93%			1.37%			2.30%
Net interest income/yield on earning assets		$66,485	3.37%		$73,847	3.55%		$77,517	3.58%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

Table 6 — Noninterest Income

	Year Ended			% Change
	2010	2009	2008	10/09	09/08
	(Dollars in thousands)

Service charges on deposit accounts	$5,925	$6,491	$7,389	(8.7)%	(12.2)%
Trust fees	1,977	2,098	2,344	(5.8)	(10.5)
Mortgage banking fees	2,119	1,746	1,118	21.4	56.2
Brokerage commissions and fees	1,174	1,416	2,097	(17.1)	(32.5)
Marine finance fees	1,334	1,153	2,304	15.7	(50.0)
Debit card income	3,163	2,613	2,453	21.0	6.5
Other deposit based EFT fees	321	331	359	(3.0)	(7.8)
Merchant income	1,314	1,764	2,399	(25.5)	(26.5)
Other	1,918	1,403	1,778	36.7	(21.1)

	19,245	19,015	22,241	1.2	(14.5)
Securities gains	3,687	5,399	355	(31.7)	n/m

TOTAL	$22,932	$24,414	$22,596	(6.1)	8.0

n/m = not meaningful

Table 7 — NonInterest Expense

	Year Ended			% Change
	2010	2009	2008	10/09	09/08
	(Dollars in thousands)

Salaries and wages	$26,408	$26,693	$30,159	(1.1)%	(11.5)%
Employee benefits	5,717	6,109	7,173	(6.4)	(14.8)
Outsourced data processing costs	7,092	7,143	7,612	(0.7)	(6.2)
Telephone /data lines	1,505	1,835	1,896	(18.0)	(3.2)
Occupancy	7,480	8,260	8,292	(9.4)	(0.4)
Furniture and equipment	2,398	2,649	2,841	(9.5)	(6.8)
Marketing	2,910	2,067	2,614	40.8	(20.9)
Legal and professional fees	7,977	6,984	5,662	14.2	23.3
FDIC assessments	3,958	4,952	2,028	(20.1)	144.2
Amortization of intangibles	985	1,259	1,259	(21.8)	0.0
Asset dispositions expense	2,268	1,172	747	93.5	56.9
Net loss on other real estate owned and repossessed assets	13,541	5,155	677	162.7	661.4
Goodwill impairment	—	49,813	—	(100.0)	n/m
Other	8,428	7,656	7,930	10.1	(3.5)

TOTAL	$90,667	$131,747	$78,890	(31.2)	67.0

n/m = not meaningful

Table 8 — Capital Resources

	December 31
	2010	2009	2008
		(Dollars in thousands)

TIER 1 CAPITAL
Common stock	$9,349	$5,887	$1,928
Preferred stock	46,248	44,999	43,787
Warrant for purchase of common stock	3,123	3,123	6,245
Additional paid in capital	218,399	174,973	93,543
Accumulated (deficit) or retained earnings	(112,652)	(78,200)	70,278
Treasury stock	(1)	(855)	(1,839)
Qualifying trust preferred securities	52,000	49,950	52,000
Intangibles	(3,137)	(4,121)	(55,193)
Other	(7,965)	(1,712)	(115)

TOTAL TIER 1 CAPITAL	205,364	194,044	210,634
TIER 2 CAPITAL
Qualifying trust preferred securities	—	2,050	—
Allowance for loan losses, as limited(1)	15,766	17,981	20,755

TOTAL TIER 2 CAPITAL	15,766	20,031	20,755

TOTAL RISK-BASED CAPITAL	$221,130	$214,075	$231,389

Risk weighted assets	$1,239,245	$1,411,202	$1,651,685

Tier 1 risk based capital ratio	16.57%	13.75%	12.75%
Total risk based capital ratio	17.84	15.16	14.00
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	10.25	8.88	9.58
Regulatory minimum	4.00	4.00	4.00
Shareholders’ equity to assets	8.25	7.06	9.33
Average shareholders’ equity to average total assets	8.27	8.92	8.87

(1)	Includes reserve for unfunded commitments of $44,000, $65,000 and $65,000 at December 31, 2010, 2009, and 2008, respectively.

Table 9 — Loans Outstanding

	December 31
	2010	2009	2008	2007
	(In thousands)

Construction and land development
Residential	$14,025	$47,599	$129,899	$295,082
Commercial	33,773	77,469	209,297	242,448

	47,798	125,068	339,196	537,530
Individuals	31,508	37,800	56,047	72,037

	79,306	162,868	395,243	609,567
Commercial real estate	543,603	584,217	557,705	517,332

Real estate mortgage
Residential real estate
Adjustable	303,320	289,378	328,992	319,470
Fixed rate	82,559	88,645	95,456	87,506
Home equity mortgages	73,382	86,771	84,810	91,418
Home equity lines	57,733	60,066	58,502	59,088

	516,994	524,860	567,760	557,482
Commercial and financial	48,825	61,058	82,765	126,695
Installment loans to individuals
Automobiles and trucks	10,874	15,322	20,798	24,940
Marine Loans	19,806	26,423	25,992	33,185
Other	20,922	22,279	26,118	28,237

	51,602	64,024	72,908	86,362
Other loans	278	476	347	951

TOTAL	$1,240,608	$1,397,503	$1,676,728	$1,898,389

Table 10 — Loan Maturity Distribution

	December 31, 2010
	Commercial and	Construction and
	Financial	Land Development	Total
	(In thousands)

In one year or less	$9,358	$39,781	$49,139
After one year but within five years:
Interest rates are floating or adjustable	2,536	16,130	18,666
Interest rates are fixed	10,593	13,848	24,441
In five years or more:
Interest rates are floating or adjustable	1,298	6,266	7,564
Interest rates are fixed	25,040	3,281	28,321

TOTAL	$48,825	$79,306	$128,131

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31
		%of		%of
	2010	Total	2009	Total
	(Dollars in thousands)

Maturity Group:
Under 3 Months	$43,335	17.2%	$106,655	31.1%
3 to 6 Months	42,256	16.8	68,293	19.9
6 to 12 Months	81,580	32.4	54,583	15.9
Over 12 Months	84,730	33.6	113,335	33.1

TOTAL	$251,901	100.0%	$342,866	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31
	2010	2009	2008	2007	2006
	(Dollars in thousands)

Beginning balance	$45,192	$29,388	$21,902	$14,915	$9,006
Provision for loan losses	31,680	124,767	88,634	12,745	3,285
Carryover of allowance for loan losses	—	—	—	—	2,518
Charge offs:
Construction and land development	18,135	38,906	72,191	3,788	—
Commercial real estate	11,162	31,080	3,384	—	—
Residential real estate	10,797	36,282	5,051	575	12
Commercial and financial	759	3,337	2,251	1,071	24
Consumer	775	1,221	502	516	275

TOTAL CHARGE OFFS	41,628	110,826	83,379	5,950	311
Recoveries:
Construction and land development	483	578	1,858	—	—
Commercial real estate	517	293	—	—	—
Residential real estate	861	529	55	—	—
Commercial and financial	424	197	222	57	162
Consumer	215	266	96	135	255

TOTAL RECOVERIES	2,500	1,863	2,231	192	417

Net loan charge offs (recoveries)	39,128	108,963	81,148	5,758	(106)

ENDING BALANCE	$37,744	$45,192	$29,388	$21,902	$14,915

Loans outstanding at end of year*	$1,240,608	$1,397,503	$1,676,728	$1,898,389	$1,733,111
Ratio of allowance for loan losses to loans outstanding at end of year	3.04%	3.23%	1.75%	1.15%	0.86%
Daily average loans outstanding*	$1,327,111	$1,587,273	$1,821,679	$1,828,537	$1,560,673
Ratio of net charge offs (recoveries) to average loans outstanding	2.95%	6.86%	4.45%	0.31%	(0.01)%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

December 31
(Dollars in thousands)	2010

ALLOCATION BY LOAN TYPE
Construction and land development	$7,214
Commercial real estate loans	18,563
Residential real estate loans	10,102
Commercial and financial loans	480
Consumer loans	1,385

TOTAL	$37,744

		December 31
		2009	2008	2007	2006

ALLOCATION BY LOAN TYPE(1)
Commercial real estate loans		$30,955	$17,569	$11,884	$9,996
Residential real estate loans		9,667	6,437	6,058	1,077
Commercial and financial loans		1,099	2,782	3,070	3,199
Consumer loans		3,471	2,600	890	643

TOTAL		$45,192	$29,388	$21,902	$14,915

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Construction and land development	6.4%	11.7%	23.6%	32.1%	33.0%
Commercial real estate loans	43.8	41.7	33.3	27.2	25.2
Residential real estate loans	41.7	37.6	33.8	29.4	29.6
Commercial and financial loans	3.9	4.4	5.0	6.7	7.4
Consumer loans	4.2	4.6	4.3	4.6	4.8

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	The Company does not have the ability to restate allocation by loan type to the new format for years prior to 2010.

Table 14 — Nonperforming Assets

Financing Receivables on Nonaccrual Status

	December 31,
	2010	2009	2008	2007	2006
		(Dollars in thousands)

Nonaccrual loans(2)
Construction and land development	$29,229	$59,809	$72,328	$52,952	$483
Commercial real estate loans	19,101	23,865	4,387	11,333	—
Residential real estate loans	14,810	12,790	10,163	3,531	3,853
Commercial and financial loans	4,607	535	—	18	8,102
Consumer loans	537	877	92	—	27

Total	68,284	97,876	86,970	67,834	12,465

Other real estate owned
Construction and land development	15,358	19,086	1,313	579	—
Commercial real estate loans	8,368	3,461	—	—	—
Residential real estate loans	1,971	2,838	3,722	156	—

Total	25,697	25,385	5,035	735	—

TOTAL NONPERFORMING ASSETS	$93,981	$123,261	$92,005	$68,569	$12,465

Amount of loans outstanding at end of year(2)	$1,240,608	$1,397,503	$1,676,728	$1,898,389	$1,733,111
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	7.42%	8.66%	5.47%	3.61%	0.72%
Accruing loans past due 90 days or more	$—	$156	$1,838	$25	$64
Loans restructured and in compliance with modified terms(3)	66,350	57,433	12,616	11	728

(1)	Interest income that could have been recorded during 2010, 2009 and 2008 related to nonaccrual loans was $5,087,000, $6,602,000 and $9,435,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

(3)	Interest income that would have been recorded based on original contractual terms was $4,187,000, $3,856,000 and $1,037,000, respectively, for 2010, 2009 and 2008. The amount included in interest income under the modified terms for 2010, 2009 and 2008 was $2,439,000, $2,958,000 and $611,000, respectively.

Table 15 — Securities Available For Sale

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2010	$4,192	$4,212	$20	$—
2009	3.689	3,688	2	(3)
Mortgage-backed securities of U.S. Government Sponsored Entities
2010	120,439	120,634	1,218	(1,023)
2009	60,154	60,548	719	(325)
Collateralized mortgage obligations of U.S. Government Sponsored Entities
2010	212,715	215,459	4,101	(1,357)
2009	250,762	255,248	5,219	(733)
Private collateralized mortgage obligations
2010	90,428	90,384	1,325	(1,369)
2009	70,719	69.068	569	(2,220)
Obligations of state and political subdivisions
2010	1,638	1,709	71	—
2009	2,021	2,063	49	(7)
Other
2010	2,742	2,742	—	—
2009	3,033	3,033	—	—
Total Securities Available For Sale
2010	$432,154	$435,140	$6,735	$(3,749)

2009	$390,378	$393,648	$6,558	$(3,288)

Table 16 — Securities Held For Investment

	December 31
	Amortized	Fair	Unrealized	Unrealized
	Cost	Value	Gains	Losses
	(In thousands)

Collateralized mortgage obligations of U.S. Government Sponsored Entities
2010	$15,423	$15,508	$85	$—
2009	288	289	1	—
Private collateralized mortgage obligations
2010	3,540	3,619	79	—
2009	12,565	12,637	73	(1)
Obligations of states and political subdivisions
2010	7,398	7,223	69	(244)
2009	4,234	4,284	55	(5)
Other Securities
2010	500	503	3	—
2009	—	—	—	—
Total Securities Held For Investment
2010	$26,861	$26,853	$236	$(244)

2009	$17,087	$17,210	$129	$(6)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2010
							Average
	1 Year	1-5	5-10	After 10	No Contractual		Maturity
	Or Less	Years	Years	Years	Maturity	Total	In Years
	(Dollars in thousands)

AMORTIZED COST
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$—	$15,423	$—	$—	$—	$15,423	2.28
Private collateralized mortgage obligations	—	3,540	—		—	3,540	4.74
Obligations of state and political subdivisions	226	380	1,768	5,024	—	7,398	12.07
Other Securities					500	500	*

Total Securities Held For Investment	$226	$19,343	$1,768	$5,024	$500	$26,861	5.36

FAIR VALUE
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$—	$15,508	$—	$—	$—	$15,508
Private collateralized mortgage obligations		3,619	—	—	—	3,619
Obligations of sate and political subdivisions	226	386	1,819	4,792	—	7,223
Other Securities					503	503

Total Securities Held For Investment	$226	$19,513	$1,819	$4,792	$503	$26,853

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	—	2.68%	—	—	—	2.68%
Private collateralized mortgage obligations	—	5.16%	—	—	—	5.16%
Obligations of state and political subdivisions	6.80%	6.37%	6.71%	4.99%		5.53%
Other Securities			—		3.19%	3.19%
Total Securities Held For Investment	6.80%	3.21%	6.71%	4.99%	3.19%	3.80%

*	Other Securities excluded from calculated average for total securities.

Table 18 — Maturity Distribution of Securities Available For Sale

	December 31, 2010
					No		Average
	1 Year	1-5	5-10	After 10	Contractual		Maturity
	Or Less	Years	Years	Years	Maturity	Total	In Years
				(Dollars in thousands)

AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$2.493	$1,699	$—	$—	$—	$4,192	1.53
Mortgage-backed securities of U.S. Government Sponsored Entities	—	70.414	36,109	13,916	—	120,439	5.04
Collateralized mortgage obligations of U.S. Government Sponsored Entities	38,471	140,112	18,383	15,749	—	212.715	3.13
Private collateralized mortgage obligations	1,151	58,489	30,788	—	—	90,428	3.86
Obligations of state and political subdivisions	—	—	1,638	—	—	1,638	8.13
Other	—	—	—	—	2,742	2,742	*

Total Securities Available For Sale	$42,115	$270,714	$86,918	$29,665	$2,742	$432,154	3.82

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$2.494	$1,718	$—	$—	$—	$4.212
Mortgage-backed securities of U.S. Government Sponsored Entities	—	70,661	36,254	13,719	—	120,634
Collateralized mortgage obligations of U.S. Government Sponsored Entities	39,332	143,035	18,179	14.913	—	215,459
Private collateralized mortgage obligations	1,164	58,740	30,480	—	—	90,384
Obligations of state and political subdivisions	—	—	1,709	—	—	1,709
Other	—	—	—	—	2,742	2,742

Total Securities Available For Sale	$42.990	$274,154	$86,622	$28,632	$2,742	$435,140

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	0.27%	1.28%	—	—	—	0.68%
Mortgage-backed securities of U.S. Government Sponsored Entities	—	2.43%	3.01%	2.89%	—	2.66%
Collateralized mortgage obligations of U.S. Government Sponsored Entities	5.26%	2.82%	1.77%	1.91%	—	3.10%
Private collateralized mortgage obligations	8.75%	4.62%	4.09%	—	—	4.49%
Obligations of state and political subdivisions	—	—	6.65%	—	—	6.65%
Other	—	—	—	—	0.09%	0.09%
Total Securities Available For Sale	5.06%	3.10%	3.20%	2.37%	0.09%	3.24%

*	Other Securities excluded from calculated average for total securities

Table 19 — Interest Rate Sensitivity Analysis(1)

	December 31, 2010
	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
	(Dollars in thousands)

Federal funds sold and interest bearing deposits	$176,047	$—	$—	$—	$176,047
Securities(2)	206,344	60,047	135,825	56,799	459,015
Loans(3)	250,592	181,866	562,114	190,271	1,184,843

Earning assets	632,983	241,913	697,939	247,070	1,819,905
Savings deposits(4)	812,625	—	—	—	812,625
Certificates of deposit	98,263	271,909	164,803	7	534,982
Borrowings	151,823	—	—	50,000	201,823

Interest bearing liabilities	1,062,711	271,909	164,803	50,007	1,549,430

Interest sensitivity gap	$(429,728)	$(29,996)	$533,136	$197,063	$270,475

Cumulative gap	$(429,728)	$(459,724)	$73,412	$270,475

Cumulative gap to total earning assets (%)	(23.6)	(25.3)	4.0	14.9
Earning assets to interest bearing liabilities (%)	59.6	90.0	423.5	494.1

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $165,161) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($264,567) or 14.5% of total earning assets and an earning assets to interest bearing liabilities for the 0-3 months category of 70.5%

SELECTED QUARTERLY INFORMATON
QUARTERLY CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	2010 Quarters				2009 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)

Net interest income:
Interest income	$20,243	$20,838	$21,048	$22,412	$23,423	$25,348	$26,122	$27,312
Interest expense	3,922	4,377	4,831	5,199	5,979	6,297	7,202	9,138

Net interest income	16,321	16,461	16,217	17,213	17,444	19,051	18,920	18,174
Provision for loan losses	3,975	8,866	16,771	2,068	41,514	45,374	26,227	11,652

Net interest income after provision for loan losses	12,346	7,595	(554)	15,145	(24,070)	(26,323)	(7,307)	6,522
Noninterest income:
Service charges on deposit accounts	1,590	1,511	1,452	1,372	1,612	1,732	1,562	1,585
Trust fees	510	500	491	476	543	517	480	558
Mortgage banking fees	580	654	464	421	422	337	488	499
Brokerage commissions and fees	325	306	257	286	321	326	388	381
Marine finance fees	355	330	310	339	228	249	331	345
Debit card income	814	810	822	717	658	674	673	608
Other deposit based EFT fees	75	71	82	93	79	73	85	94
Merchant income	114	322	413	465	409	371	448	536
Other income	920	297	310	391	329	348	350	376
Securities gains	—	210	1,377	2,100	2,188	1,425	1,786	—

Total noninterest income	5,283	5,011	5,978	6,660	6,789	6,052	6,591	4,982
Noninterest expenses:
Salaries and wages	6,539	6,631	6,776	6,462	6,446	6,598	6,761	6,888
Employee benefits	1,153	1,367	1,419	1,778	1,228	1,362	1,737	1,782
Outsourced data processing costs	1,592	1,772	1,852	1,876	1,741	1,705	1,806	1,891
Telephone/data lines	321	383	402	399	420	472	459	484
Occupancy	1,699	1,928	1,911	1,942	1,977	2,072	2,057	2,154
Furniture and equipment	609	595	585	609	645	675	678	651
Marketing	764	577	913	656	519	639	421	488
Legal and professional fees	1,783	2,491	1,602	2,101	2,336	1,653	1,603	1,392
FDIC assessments	947	966	1,039	1,006	1,042	1,007	2,026	877
Amortization of intangibles	212	212	246	315	315	315	314	315
Asset disposition expense	1,122	587	310	249	195	220	482	275
Net loss on other real estate owned and repossessed assets	8,763	849	105	3,824	2,125	1,845	958	227
Goodwill impairment	—	—	—	—	—	—	49,813	—
Other	2,330	1,886	2,060	2,152	1,879	1,943	1,923	1,911

Total noninterest expenses	27,834	20,244	19,220	23,369	20,868	20,506	71,038	19,335

(Loss) income before income taxes	(10,205)	(7,638)	(13,796)	(1,564)	(38,149)	(40,777)	(71,754)	(7,831)
(Benefit) provision for income taxes	—	—	—	—	—	—	(8,754)	(3,071)

Net (loss) income	$(10,205)	$(7,638)	$(13,796)	$(1,564)	$(38,149)	$(40,777)	$(63,000)	$(4,760)

PER COMMON SHARE DATA
Net (loss) income diluted	$(0.12)	$(0.09)	$(0.25)	$(0.04)	$(0.73)	$(1.21)	$(0.74)	$(0.30)
Net (loss) income basic	(0.12)	(0.09)	(0.25)	(0.04)	(0.73)	(1.21)	(0.74)	(0.30)
Cash dividends declared:
Common stock	—	—	—	—	—	—	—	0.01
Market price common stock:
Low close	1.12	1.12	1.28	1.37	1.18	1.91	2.15	2.17
High close	1.46	1.48	2.50	2.04	2.62	2.84	4.35	6.87
Bid price at end of period	1.46	1.22	1.33	1.69	1.63	2.52	2.43	3.03

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

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2010	2009
	(Dollars in thousands, except share data)

ASSETS
Cash and due from banks	$35,358	$32,200
Interest bearing deposits with other banks	176,047	182,900

Total cash and cash equivalents	211,405	215,100
Securities available for sale (at fair value)	435,140	393,648
Securities held for investment (fair values: $26,853 in 2010 and $17,210 in 2009)	26,861	17,087

Total securities	462,001	410,735
Loans available for sale	12,519	18,412
Loans, net of deferred costs of $973 in 2010 and $393 in 2009	1,240,608	1,397,503
Less: Allowance for loan losses	(37,744)	(45,192)

Net loans	1,202,864	1,352,311
Bank premises and equipment, net	36,045	38,932
Other real estate owned	25,697	25,385
Other intangible assets	3,137	4,121
Other assets	62,713	86,319

TOTAL ASSETS	$2,016,381	$2,151,315

LIABILITIES
Demand deposits (noninterest bearing)	$289,621	$268,789
Savings deposits	812,625	838,288
Other time deposits	281,681	326,070
Brokered time certificates	7,093	38,656
Time certificates of $100,000 or more	246,208	307,631

Total deposits	1,637,228	1,779,434
Federal funds purchased and securities sold under agreement to repurchase, maturing
within 30 days	98,213	105,673
Borrowed funds	50,000	50,000
Subordinated debt	53,610	53,610
Other liabilities	11,031	10,663

	1,850,082	1,999,380
Commitments and Contingencies (Notes K and P)

SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0.10 per share — authorized 4,000,000 shares, issued and outstanding 2,000 shares of Series A	46,248	44,999
Warrant for purchase of 589,625 shares of common stock at $6.36 per share	3,123	3,123
Common stock, par value $.10 per share authorized 300,000,000 shares, issued 93,487,652 and outstanding 93,487,581 shares in 2010 and authorized 130,000,000 shares, issued 58,921,668 and outstanding 58,867,229 shares in 2009	9,349	5,887
Additional paid-in capital	218,399	174,973
Accumulated deficit	(112,652)	(78,200)
Less: Treasury stock (71 shares in 2010 and 54,439 shares in 2009), at cost	(1)	(855)

	164,466	149,927
Accumulated other comprehensive income, net	1,833	2,008

TOTAL SHAREHOLDERS’ EQUITY	166,299	151,935

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,016,381	$2,151,315

See notes to consolidated financial statement.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2010	2009	2008
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$85,584	$102,138	$127,591
Fees and commissions received	19,588	19,181	22,262
Interest paid	(17,385)	(28,507)	(50,166)
Cash paid to suppliers and employees	(70,329)	(86,868)	(71,834)
Income taxes received (paid)	21,262	3,423	(1,907)
Trading securities activity	—	—	14,000
Origination of loans designated held for sale	(173,692)	(165,561)	(190,337)
Sale of loans designated held for sale	179,585	158,628	191,832
Net change in other assets	(1,954)	548	232

Net cash provided by operating activities	42,659	2,982	41,673

CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	134,088	94,202	27,438
Maturities of securities held for investment	6,601	10,800	4,017
Proceeds from sale of securities available for sale	102,369	92,686	13,964
Proceeds from sale of securities held for investment	5,452	—	—
Purchases of securities available for sale	(275,839)	(255,681)	(101,086)
Purchases of securities held for investment	(21,838)	—	—
Net new loans and principal payments	78,357	91,395	63,483
Proceeds from sale of loans	16,401	40,484	69,569
Proceeds from the sale of other real estate owned	9,169	5,582	3,435
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	2,477	181	—
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(700)	(2,270)	(182)
Additions to bank premises and equipment	(552)	(814)	(6,621)

Net cash provided by investing activities	55,985	76,565	74,017

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(142,206)	(30,994)	(176,877)
Net increase (decrease) in federal funds purchased and repurchase agreements	(7,460)	(51,823)	69,396
Decrease in borrowings	—	(15,000)	—
Proceeds from issuance of preferred stock and warrant	—	—	50,000
Issuance of common stock, net of related expense	47,127	82,553	—
Stock based employee benefit plans	180	174	908
Dividend reinvestment plan	20	31	89
Dividends paid	—	(580)	(6,489)

Net cash used in financing activities	(102,339)	(15,639)	(62,973)

Net (decrease) increase in cash and cash equivalents	(3,695)	63,908	52,717
Cash and cash equivalents at beginning of year	215,100	151,192	98,475

Cash and cash equivalents at end of year	$211,405	$215,100	$151,192

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

								Accumulated
						Retained		Other
						Earnings		Comprehensive
	Common Stock		Preferred Stock		Paid-in	(Accumulated	Treasury	Income (Loss),
(Dollars in thousands)	Shares	Amount	Shares	Amount	Capital	Deficit)	Stock	Net	Total

BALANCE AT DECEMBER 31, 2007	19,110	$1,920	—	$—	$90,924	$122,396	$(1,193)	$334	$214,381
Comprehensive loss:
Net loss	—	—	—	—	—	(45,597)	—	—	(45,597)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,863	1,863
Net reclassification adjustment	—	—	—	—	—	—	—	(138)	(138)

Comprehensive loss	—	—	—	—	—	—	—	—	(43,872)
Cash dividends at $0.34 per common share	—	—	—	—	—	(6,489)	—	—	(6,489)
Stock based compensation expense	—	—	—	—	463	—	—	—	463
Common stock issued for stock based employee benefit plans	52	8	—	—	2,191	—	(770)	—	1,429
Dividend reinvestment plan	10	—	—	—	(35)	—	124	—	89
Proceeds from issuance of preferred stock and warrant	—	—	2	43,755	6,245	—	—	—	50,000
Accretion on preferred stock discount	—	—	—	32	—	(32)	—	—	—

BALANCE AT DECEMBER 31, 2008	19,172	1,928	2	43,787	99,788	70,278	(1,839)	2,059	216,001
Comprehensive loss:
Net loss	—	—	—	—	—	(146,686)	—	—	(146,686)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,399	1,399
Net reclassification adjustment	—	—	—	—	—	—	—	(1,450)	(1,450)

Comprehensive loss	—	—	—	—	—	—	—	—	(146,737)
Cash dividends at $0.01 per common share	—	—	—	—	—	(191)	—	—	(191)
Cash dividends on preferred shares	—	—	—	—	—	(389)	—	—	(389)
Stock based compensation expense	—	—	—	—	401	—	—	—	401
Common stock issued for stock based employee benefit plans	10	—	—	—	(505)	—	771	—	266
Dividend reinvestment plan	10	—	—	—	(182)	—	213	—	31
Issuance of common stock	39,675	3,959	—	—	81,717	—	—	—	85,676
Clawback of one-half of warrants	—	—	—	—	(3,123)	—	—	—	(3,123)
Accretion on preferred stock discount	—	—	—	1,212	—	(1,212)	—	—	—

BALANCE AT DECEMBER 31, 2009	58,867	5,887	2	44,999	178,096	(78,200)	(855)	2,008	151,935
Comprehensive loss:
Net loss	—	—	—	—	—	(33,203)	—	—	(33,203)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,572	1,572
Net reclassification adjustment	—	—	—	—	—	—	—	(1,747)	(1,747)

Comprehensive loss	—	—	—	—	—	—	—	—	(33,378)
Stock based compensation expense	—	—	—	—	351	—	—	—	351
Common stock issued for stock based employee benefit plans	145	9	—	—	(445)	—	681	—	244
Dividend reinvestment plan	10	—	—	—	(154)	—	173	—	20
Issuance of common stock	34,465	3,453	—	—	43,674	—	—	—	47,127
Accretion on preferred stock discount	—	—	—	1,249	—	(1,249)	—	—	—

BALANCE AT DECEMBER 31, 2010	93,487	$9,349	2	$46,248	$221,522	$(112,652)	$(1)	$1,833	$166,299

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A	Significant Accounting Policies

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

	As of December 31, 2010
	Construction & Land Development		Commercial Real Estate		Residential Real Estate		Commercial and Financial		Consumer Loans		Total
	Carrying	Associated	Carrying	Associated	Carrying	Associated	Carrying	Associated	Carrying	Associated	Carrying	Associated
(Dollars in thousands)	Value	Allowance	Value	Allowance	Value	Allowance	Value	Allowance	Value	Allowance	Value	Allowance

Individually evaluated for impairment	$33,251	$5,076	$58,786	$5,404	$36,618	$3,640	$4,711	$9	$1,268	$233	$134,634	$14,362
Collectively evaluated for impairment	46,055	2,138	484,817	13,159	480,376	6,462	44,114	471	50,612	1,152	1,105,974	23,382

Total Loans	$79,306	$7,214	$543,603	$18,563	$516,994	$10,102	$48,825	$480	$51,880	$1,385	$1,240,608	$37,744

Note G	Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value
	(In thousands)

December 31, 2010
Premises (including land of $8,883)	$48,522	$(17,528)	$30,994
Furniture and equipment	21,080	(16,029)	5,051

	$69,602	$(33,557)	$36,045

December 31, 2009
Premises (including land of $9,262)	$48,347	$(15,745)	$32,602
Furniture and equipment	20,922	(14,592)	6,330

	$69,269	$(30,337)	$38,932

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

	December 31
	2010	2009
	(In thousands)

Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$90,437	$97,262
Standby letters of credit and financial guarantees written:
Secured	2,686	3,370
Unsecured	59	432

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Q	Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net Loss to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2010	2009	2008
		(In thousands)

Net loss	$(33,203)	$(146,686)	$(45,597)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairment of goodwill	—	49,813	—
Depreciation	3,097	3,483	3,462
Amortization of premiums and discounts on securities	623	(1,353)	(512)
Other amortization and accretion	282	1,175	589
Trading securities activity	—	—	14,000
Change in loans held for sale, net	5,893	(6,933)	1,495
Provision for loan losses, net	31,680	124,767	88,634
Deferred tax benefit	(53)	(13,087)	(6,773)
Gain on sale of securities	(3,687)	(5,399)	(355)
Gain on sale of loans	(113)	(73)	(38)
Loss on sale or write down of foreclosed assets	13,520	3,486	677
Loss (gain) on disposition of equipment	(31)	841	(37)
Stock based employee benefit expense	493	580	1,095
Change in interest receivable	1,123	1,370	1,688
Change in interest payable	944	109	(313)
Change in prepaid expenses	3,822	(13,315)	140
Change in accrued taxes	21,424	4,858	(17,204)
Change in other assets	(1,954)	548	232
Change in other liabilities	(1,201)	(1,202)	490

Net cash provided by operating activities	$42,659	$2,982	$41,673

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$(279)	$(70)	$3,037
Transfers from loans to other real estate owned	22,114	29,256	8,092
Transfers from loans to loans available for sale	—	9,314	—
Transfers from other assets to other real estate owned	1,676	—	—
Transfer from bank premises and equipment to other real estate owned	377	—	—
Purchase of securities under trade date accounting	508	—	—
Transfer of loans to other assets	1,747	—	—
Transfer of other real estate owned to other assets	1,642	—	—

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note R	Fair Value

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