Form 10-K, Exhibit 13
period 2011-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2012-03-14
CIK 730708

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
FOR THE YEAR
Net interest income	$66,839	$66,212	$73,589	$77,231	$84,469
Provision for loan losses	1,974	31,680	124,767	88,634	12,745
Noninterest income:
Securities gains (losses)	1,220	3,687	5,399	355	(5,048)
Other	18,345	18,134	17,495	20,190	22,528
Noninterest expenses	77,763	89,556	130,227	76,839	75,041
Income (loss) before income taxes	6,667	(33,203)	(158,511)	(67,697)	14,163
Provision (benefit) for income taxes	0	0	(11,825)	(22,100)	4,398
Net income (loss)	6,667	(33,203)	(146,686)	(45,597)	9,765
Per Share Data
Net income (loss) available to common shareholders:
Diluted	0.03	(0.48)	(4.74)	(2.41)	0.51
Basic	0.03	(0.48)	(4.74)	(2.41)	0.52
Cash dividends declared	0.00	0.00	0.01	0.34	0.64
Book value per share common	1.29	1.28	1.82	8.98	11.22
Dividends to net income	0.0%	0.0%	n/m (1)	n/m (1)	124.8%
AT YEAR END
Assets	$2,137,375	$2,016,381	$2,151,315	$2,314,436	$2,419,874
Securities	668,339	462,001	410,735	345,901	300,729
Net loans	1,182,509	1,202,864	1,352,311	1,647,340	1,876,487
Deposits	1,718,741	1,637,228	1,779,434	1,810,441	1,987,333
Shareholders’ equity	170,077	166,299	151,935	216,001	214,381
Performance ratios:
Return on average assets	0.32%	(1.60)%	(6.58)%	(1.97)%	0.42%
Return on average equity	4.03	(19.30)	(73.79)	(22.25)	4.46
Net interest margin(2)	3.42	3.37	3.55	3.58	3.92
Average equity to average assets	8.01	8.27	8.92	8.87	9.41

(1)	Not meaningful

(2)	On a fully taxable equivalent basis

Other noninterest income and noninterest expense includes relass of merchant expense for 2010 — 2007 to conform with 2011 presentation. Entries in blue are manual entries from the earnings press release.

FINANCIAL SECTION

CONTENTS

MANGEMENT’S Discussion & Analysis of Financial Condition and results of Operations

Financial Tables

Report of Independent Registered Public Accounting Firm

Audited Consolidated Financial Statements

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to aid in understanding significant changes in the financial condition of Seacoast Banking Corporation of Florida and its subsidiaries (the “Company”) and their results of operations during 2011, 2010 and 2009. Nearly all of the Company’s operations are contained in its banking subsidiary, Seacoast National Bank (“Seacoast National” or the “Bank”). This discussion and analysis is intended to highlight and supplement information presented elsewhere in the annual report on Form 10-K, particularly the consolidated financial statements and related notes appearing in Item 8. For purposes of the following discussion, the words the “Company,” “we,” “us,” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries.

Overview

Recent years have been difficult for the U.S. economy and for the financial services industry. The Company’s earnings have been negatively impacted by higher credit costs, primarily the result of loan portfolio pressure stemming from ongoing deterioration in real estate values, as well as increasing unemployment and other factors. Located in Florida, our markets have experienced property value declines, which began in late 2007 and continued through 2011. While the Company did not have material exposure to many of the issues that originally plagued the industry (e.g., sub-prime loans, structured investment vehicles and collateralized debt obligations), the Company’s exposure to construction and land development and the residential housing sector pressured its loan portfolio, resulting in increased credit costs and foreclosed asset expenses. As the economic downturn continued, consumer confidence and weak economic conditions began to impact areas of the economy outside of the housing sector and restrained new loan demand from credit worthy borrowers. Throughout this difficult operating environment, the Company has been proactively positioning its business for growth by aggressively focusing on improving credit quality, de-risking the overall loan portfolio, disposing of problem assets, and focusing on growing core deposits.

During the year ended December 31, 2011, we made good progress pursuing our strategic plan, even though there were significant headwinds from the operating and interest rate environment. We began to see positive results in our effort to return to profitability. Specifically, revenue grew and net interest income increased, as a result of increased loan production and deposit growth. Noninterest income also increased, as a result of growth in key activities such as mortgage banking gains, and fees earned from increased households and business deposit relationships and from wealth management services. These successes were a direct result of implementing the strategic plan adopted by our board of directors two years ago and refined further in 2011. In 2011, improved tactical execution and our improved condition supported better growth for both consumer household and commercial relationships.

Over the last two years, the company has improved the risk profile of its balance sheet by increasing capital, maintaining appropriate reserves, and reducing the concentrations of higher risk commercial real estate loans. The same disciplined approach we used to bring down credit risk on our balance sheet in order to restore earnings is now supporting the execution of our growth plan. We believe our targeted plan to grow our customer franchise is the best way to build shareholder value going forward.

As a result of these efforts, the Company reported net income of $358,000, $1,113,000, $2,648,000 and $2,548,000 for the first, second, third and fourth quarters of 2011, resulting in an aggregate net income of $6,667,000 for 2011, and its first profits since the first quarter of 2008. Net income available to common shareholders (after preferred dividends and accretion of preferred stock discount) for 2011 totaled $2.9 million or $0.03 per average common diluted share, a significant improvement when compared to a net loss available to common shareholders of $37.0 million or $0.48 per average share diluted for 2010. The improved performance for 2011 reflects lower credit costs (including lower provisioning for loan losses and releases from our allowance for loan losses), and our determination in tackling risk exposures over the past couple of years while planning for growth prospectively.

The Company’s capital is expected to continue to increase with earnings. The board and management continue to review the Company’s potential capital management options and currently believe that the Company’s overall level of capital is sufficient given the current economic environment. As earnings continue to increase and asset quality improves, we believe that more financing options will emerge for the Company when dividends can be prudently paid to the Company by the Bank. However, the Company has no immediate plans to repay the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) investment of $50 million outstanding at December 31, 2011. At this time, we view this capital as an important component of our capital structure.

Dissolution of the Bank’s Subsidiary, FNB Brokerage Services, Inc. (“FNB Brokerage”)

In early 2011, we established a contractual relationship with Invest Financial Corporation (“Invest Financial”), whereby brokerage activities for our customers would no longer be conducted through a separate Bank subsidiary. As of March 18, 2011, our brokers became dual employees of the Bank and Invest Financial. The benefit has been lower operating costs for the Bank without disrupting our wealth management business because our customers continue to be serviced by bankers they are familiar with. As a result, the transition has truly been transparent to our clients. On December 31, 2011, FNB Brokerage (the Bank’s full service brokerage subsidiary) was dissolved.

Our Business

The Company is a single-bank holding company with operations on Florida’s southeast coast (ranging from Palm Beach County in the south to Brevard County in the north) as well as Florida’s interior around Lake Okeechobee and up through Orlando. The Company has 39 full service offices. The Company, through Seacoast National, provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, treasury management services, investment brokerage services, secured and unsecured loan products, including revolving credit facilities, letters of credit and similar financial guarantees. Seacoast National also provides trust and investment management services to retirement plans, corporations and individuals.

The coastal markets in which the Company operates have had population growth rates of over 20 percent and while the recession has adversely affected these markets, we expect these markets will prove resilient because these areas are attractive markets in which to live. Prospectively, the Company may consider strategic acquisitions as part of the Company’s overall future growth plans in complementary and attractive markets within the State of Florida.

Strategic Review

The Company operates both a full retail banking strategy in its core markets, which are some of Florida’s wealthiest, as well as a complete commercial banking strategy. The Company’s core markets are comprised of Martin, St. Lucie and Indian River counties located on Florida’s southeast coast and Okeechobee County which is contiguous to these coastal counties. Our core markets contain 25 of our 39 retail locations, including four private banking centers. Because of the branch coverage in these markets, the Company has a significant presence providing convenience to customers, and resulting in a larger deposit market share. The Company’s deposit mix is favorable with 69 percent of average deposit balances comprised of NOW, savings, money market and noninterest bearing transaction customer accounts. The cost of deposits averaged 0.65 percent for 2011 (compared to 0.90 percent for 2010 and 1.39 percent for 2009), which the Company believes ranks among the lowest when compared to other banks operating in the Company’s market. The Company has improved its acquisition, retention and mix of deposits and has benefited from lower rates paid for interest bearing liabilities due to the Federal Reserve’s reduction in interest rates. This has resulted in lower funding costs and improved profitability. As part of the Company’s complete retail product and service offerings, customers are provided wealth management services through our trust wealth management division and brokerage services through our relationship with Invest Financial.

The Company’s net interest margin increased 5 basis points to 3.42 percent during 2011 from 2010, after declining from 3.55 percent in 2009 to 3.37 percent for 2010. During 2011, a further decline in loans of 2.6 percent, and lower loan and investment security yields were largely offset by improved loan quality, a larger investment securities portfolio and reduced deposit costs. Loans as a percentage of average earning assets declined and securities increased during 2011 year over year, contributing to the yield on average earning assets for 2011 declining 16 basis points from 2010. However, both commercial and residential loan production improved as 2011 progressed. In 2011, the Company had commercial/commercial real estate loan production of $63 million, compared to more limited production of $10 million and $14 million, respectively, for 2010 and 2009. Lower loan production for 2010 and 2009 was reflective of the unprecedented housing and commercial real estate market decline and recessionary environment generally, as well as the Company’s efforts to reduce its concentration in commercial real estate and construction and land development loans, which began in 2007. In addition, the Company closed $191 million in residential loans during 2011, an improvement over 2010’s result of $152 million, as well as 2009’s result of $145 million. Stabilizing home values and lower interest rates have improved the Company’s residential loan production in each of the past three years. Improved loan production is expected to continue, and will be accomplished by increasing market share as growth returns and Florida’s economy improves.

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

While loan production improved in 2011, the Company continued to see decreases in commercial real estate construction and land development loans. As of December 31, 2011 and 2010, our commercial real estate, or “CRE”, loans were $530.9 million and $591.4 million, respectively, down 10.2 percent and 16.6 percent from the respective prior years in accordance with management’s plans to reduce concentrations. Under regulatory guidelines for commercial real estate concentrations, Seacoast National’s total commercial real estate loans outstanding at December 31, 2011 (as defined in the guideline) represented 174 percent of risk-based capital, which is below the regulatory threshold for extra scrutiny. Our construction and land development loans were $49.2 million at December 31, 2011, down $30.1 million from $79.3 million at December 31, 2010, which was down $83.6 million from $162.9 million at December 31, 2009. The size of our average commercial construction and land development loans has also decreased over the three year period from $939,000 in 2009 to $735,000 in 2010 to $418,000 in 2011.

The Board of Governors of the Federal Reserve System (the “Federal Reserve”) has made a historic effort over the past four years to rejuvenate the economy and limit the effect of the recession by lowering interest rates to 0 to 25 basis points and expanding various liquidity programs. Recently, the Federal Reserve reaffirmed its forecast for a moderate economic recovery through 2013. As a result of the slow economic recovery, the Federal Reserve has reaffirmed that it will maintain key interest rates at record lows for an extended period of time through 2014. These low rates impact our net interest margin. For fourth quarter 2011, our net interest margin was successfully managed to 3.42 percent, identical to last year’s fourth quarter margin. Prospectively, our focus will be on continuing to improve our deposit mix and adding to our loan balances to offset compressed interest rate spreads expected over the next year.

Our local economy in Florida appears to be in the early stages of a recovery. The real estate market is becoming stronger as pricing continues to firm and sales volumes continue to increase. Many seasonal businesses are now reporting improving trends, and while unemployment is high it is starting to improve. We have now been in this economic cycle long enough to fully reveal its real impacts. The recession and banking crisis significantly impacted community banks in Florida and our primary competition now are the mega-banks, and there are fewer of them to compete with today. Many of these large institutions are struggling with higher capital requirements and new restrictions and regulations that are requiring difficult choices regarding the business models that they have operated under for years. All of this has negatively impacted the customers of our mega-bank competitors. We believe we may be entering a period of opportunity to achieve meaningful market share gains from our mega-bank competition.

Loan Growth and Lending Policies

In recent years, as the economic environment in Florida weakened, the Company increased its focus and monitoring of its exposure to residential land, acquisition and development loans. These activities resulted in greater loan pay-downs, guarantor performance, and the obtaining of additional collateral. The Company also utilized loan sales to better control the level of these assets and other commercial real estate loans, with $28 million in loan sales during 2011 and 2010, and $89 million in loan sales during 2009. Overall, the Company reduced its exposure to residential land, acquisition and development loans from its peak of $352 million or 20.2 percent of total loans in early 2007 to $11 million or 0.9 percent at December 31, 2011.

For 2011, 2010 and 2009, balances in the loan portfolio declined 2.6 percent, 11.2 percent and 16.7 percent, respectively, reflecting the recessionary climate, significantly lower loan demand and loan sales. During 2011, negative loan growth slowed in the first and second quarter and loans increased 1.6 percent in the third quarter and remained level in the fourth quarter, as increased production occurred in residential and commercial lending compared to prior quarters. We expect the loan growth trend will build momentum into 2012, particularly if the local economy continues to show signs of improvement. The Company expects loan growth opportunities for all types of lending to improve as the economy recovers, including commercial lending to targeted customer segments, and 1-4 family agency conforming residential mortgages. During the past year, we began to expand our business banking teams and are looking for new team members for our production teams in Orlando and Palm Beach. Achieving revenue producing growth objectives for 2012, together with continued reductions in credit costs and reduced problem loan credit expenses, provides us with a potential to make meaningful improvements in our bottom line results as 2012 unfolds.

Deposit Growth, Mix and Costs

The Company’s focus on high quality customer service and convenient branch locations supports its strategy to provide stable, low cost deposit funding growth over the long term. Over the past four years, the Company has strengthened its retail deposit franchise using new strategies and product offerings, while maintaining its focus on building customer relationships. In 2011, Seacoast National added 7,897 new core deposit households, up 1,408 or 21.6 percent from the prior year. Retail household growth for 2011 improved as a result of the Company’s retail deposit program and enhanced efforts to attract new commercial deposit accounts. Our household growth also helped us maintain a stable net interest margin throughout the year.

Interest rates decreased dramatically during 2008 and 2009 as the economic climate worsened and the Federal Reserve implemented interest rate reduction strategies. As a result, the Company has proactively worked to improve its deposit funding mix. During 2011 and 2010, average low cost NOW, savings and money market deposits and no cost demand deposits increased 3.0 percent and 4.9 percent on an aggregate basis, respectively, year over year. Also, certificates of deposit (CDs) declined $67.0 million and $137.4 million during 2011 and 2010, respectively, in part due to a decline of $2.5 million and $31.6 million in higher cost brokered CDs over each period compared. The Company believes that its overall deposit mix remains favorable and its average cost of deposits, including noninterest bearing demand deposits, remains low. The average cost of deposits for the Company continued to trend lower in 2011. In 2011, the cost of deposits was 0.65 percent, decreasing 25 basis points from 0.90 percent for the prior year and 74 basis points from 1.39 percent in 2009. During 2011 and 2010, noninterest bearing demand deposits increased 13.4 percent and 7.8 percent, respectively.

During 2011, total deposits increased $82 million, or 5.0 percent and sweep repurchase agreements increased $38 million, or 38.7 percent, versus 2010. In comparison, total deposits declined $142 million or 8.0 percent and sweep repurchase agreements decreased $7 million or 7.1 percent during 2010, compared to 2009.

Declines in brokered CDs and single service deposit customers were the primary cause of the overall decline in deposits during 2010 and most of the decline in sweep repurchase agreements during 2010 was in public funds, principally from lower tax collector receipts. While declines in CDs continued in 2011, growth in core deposit relationships more than offset such decline. As reported throughout 2011 and 2010, the Company has been executing a retail strategy and has experienced strong growth in core deposit relationships when compared to prior results. In the fourth quarter of 2011, new household deposit relationships were particularly strong, with new personal checking retail relationships opened during the quarter rising 20.2 percent from the same quarter a year ago and 27.3 percent from the third quarter of 2011. Likewise, new commercial business checking deposit relationships increased by 11.8 percent compared with the same quarter one year ago. New personal checking relationships have also increased as a result of our programs, with improved market share, increased average services per household and decreased customer attrition.

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

The following is a discussion of the critical accounting policies intended to facilitate a reader’s understanding of the judgments, estimates and assumptions underlying these accounting policies and the possible or likely events or uncertainties known to us that could have a material effect on our reported financial information. For more information regarding management’s judgments relating to significant accounting policies and recent accounting pronouncements (see “Note A-Significant Accounting Policies” to the Company’s consolidated financial statements).

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

The provision for loan losses is the result of a detailed analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under FASB Accounting Standards Codification (“ASC”) 310, Receivables as well as, an analysis of homogeneous loan pools not individually evaluated as prescribed under ASC 450, Contingencies. For 2011 we recorded a lower provision for loan losses of $2.0 million, which represented a substantial improvement over provisioning in 2010 of $31.7 million. The net charge-offs for 2011 totaled $14.2 million or 1.16 percent of average total loans for the year, significantly lower than net charge-offs for 2010 which totaled $39.1 million or 2.95 percent of average total loans. Delinquency trends show continued stability (see “Nonperforming Assets”).

Table 12 provides certain information concerning the Company’s allowance and provisioning for loan losses for the years indicated.

Net charge-offs during 2010 were higher due to higher losses in the commercial construction and land development portfolio secured by residential land. The higher charge-offs reflected declining real estate values and the Company reducing its commercial real estate (“CRE”) loan concentrations by selling $27.6 million of loans which accounted for $11.1 million of total net charge-offs during 2010. Sales of loans in 2011 had a more limited impact on net charge-offs. The Company’s residential construction and land development loans have been reduced to $11.3 million or 0.9 percent of total loans at December 31, 2011 (see “Loan Portfolio”). Total commercial real estate (“CRE”) loans declined 10.2 percent from $591.4 million at December 31, 2010 to $530.9 million at December 31, 2011.

The Company has reduced its exposure to large residential construction and land development loans, as evidenced by no outstanding balance for loans in this portfolio with balances of $4 million or more at December 31, 2010 and 2011. At December 31, 2011, of the remaining $11.3 million in residential construction and land development loans with balances of less than $4 million, $1.1 million or 10 percent are classified as nonperforming. The Company believes the reduced concentration reduces overall risk in its loan portfolio.

The Company’s other loan portfolios related to residential real estate are amortizing 1-4 family mortgage loans. The Company has never offered sub-prime, Alt A, Option ARM or any negative amortizing residential loans, programs or products, although it has originated and holds residential mortgage loans from borrowers with original or current FICO credit scores that are currently less than “prime” FICO credit scores. Substantially all residential originations have been underwritten to conventional loan agency standards, including loans having balances that exceed agency value limitations.

The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates. Home equity loans (amortizing loans for home improvements with maturities of 10 to 15 years) totaled $60.3 million and home equity lines totaled $54.9 million at December 31, 2011, compared to $73.4 million and $57.7 million at December 31, 2010. Each borrower’s credit was documented as part of the Company’s underwriting of home equity lines. The Company does not promote home equity lines greater than 80 percent of value or use credit scoring solely as the underwriting criteria. Therefore, this portfolio of loans, primarily to customers with other relationships to Seacoast National, has performed better than portfolios of our peers. Net charge-offs for the twelve months ended 2011 totaled $683,000 for home equity lines, compared to $1,694,000 for 2010, and home equity lines past due 90 days or more and nonaccrual lines (aggregated) were $449,000 at December 31, 2011 and $1,738,000 at December 31, 2010.

Since year-end 2010, nonaccrual loans declined by $39.8 million to $28.5 million at December 31, 2011 (see “Nonperforming Assets”). Loans have declined $32.5 million or 2.6 percent since year-end 2010 (see “Loan Portfolio”).

Congress and bank regulators have encouraged recipients of Troubled Asset Relief Program (“TARP”) capital to use such capital to make more loans. In that respect, the Company has successfully increased its residential mortgage production in 2011 and 2010. A total of 1,310 applications were taken during 2011 with an aggregate value of $312 million with $191 million in loans closed, and 1,168 applications were taken in 2010 with an aggregate value of $244 million with $152 million in loans closed. Existing home sales and home mortgage loan refinancing activity in the Company’s markets have increased, however demand for new home construction is expected to remain soft.

Management continuously monitors the quality of the loan portfolio and maintains an allowance for loan losses it believes sufficient to absorb probable losses inherent in the loan portfolio. The allowance for loan losses declined to a total of $25,565,000 or 2.12 percent of total loans at December 31, 2011. This amount represents $12,179,000 less than at December 31, 2010. The allowance for loan losses totaled $37,744,000 or 3.04 percent of total loans at December 31, 2010, $7,448,000 less than at December 31, 2009. The allowance for loan losses framework has two basic elements: specific allowances for loans individually evaluated for impairment, and a formula-based component for pools of homogeneous loans within the portfolio that have similar risk characteristics, which are not individually evaluated.

The first element of the ALLL analysis involves the estimation of allowance specific to individually evaluated impaired loans, including accruing and nonaccruing restructured commercial and consumer loans. In this process, a specific allowance is established for impaired loans based on an analysis of the most probable sources of repayment, including discounted cash flows, liquidation of collateral, or the market value of the loan itself. It is the Company’s policy to charge off any portion of the loan deemed a loss. Restructured consumer loans are also evaluated in this element of the estimate. As of December 31, 2011, the specific allowance related to impaired loans individually evaluated totaled $7.0 million, compared to $14.4 million as of December 31, 2010.

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

Our charge-off policy meets or exceeds regulatory minimums. Losses on unsecured consumer loans are recognized at 90 days past due compared to the regulatory loss criteria of 120 days. Secured consumer loans, including residential real estate, are typically charged-off or charged down between 120 and 180 days past due, depending on the collateral type, in compliance with Federal Financial Institution Examination Council guidelines. Commercial loans and real estate loans are typically placed on nonaccrual status when principal or interest is past due for 90 days or more, unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in-full and the loan is in the legal process of collection. Secured loans may be charged-down to the estimated value of the collateral with previously accrued unpaid interest reversed. Subsequent charge-offs may be required as a result of changes in the market value of collateral or other repayment prospects. Initial charge-off amounts are based on valuation estimates derived from appraisals, broker price opinions, or other market information. Generally, new appraisals are not received until the foreclosure process is completed; however, collateral values are evaluated periodically based on market information and incremental charge-offs are recorded if it is determined that collateral values have declined from their initial estimates

Management continually evaluates the allowance for loan losses methodology seeking to refine and enhance this process as appropriate, and it is likely that the methodology will continue to evolve over time.

In general, collateral values for residential real estate have declined since 2006, with values being more stable over the last 24 months to 36 months. Loans originated from 2005 through 2007 have seen property values decline approximately 50 percent from their original appraised values, more than the decline on loans originated in other years. Declining residential collateral value has affected our actual loan losses over the last three years, but values appear to be stabilizing. Residential loans that become 90 days past due are placed on nonaccrual. A specific allowance is made for any loan that becomes 120 days past due. Residential loans are subsequently written down if they become 180 days past due and such write-downs are supported by a current appraisal, consistent with current banking regulations.

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

Net charge-offs for the year ended December 31, 2011 totaled $14,153,000, compared to net charges-offs of $39,128,000 and $108,963,000 for the years ended December 31, 2010 and 2009, respectively (See “Table 12 –Summary of Loan Loss Experience” for detail on net charge-offs for the last five years). Some of the increase in charge-offs during 2010 was related to loan sales to reduce risk in the loan portfolio. Note F to the financial statements (titled “Impaired Loans and Allowance for Loan Losses) summarizes the Company’s allocation of the allowance for loan losses to construction and land development loans, commercial and residential estate loans, commercial and financial loans, and consumer loans, and provides more specific detail regarding charge-offs and recoveries for each loan component and the composition of the loan portfolio at December 31, 2011. Although there is no assurance that we will not have elevated charge-offs in the future, we believe that we have significantly reduced the risks in our loan portfolio and that with stabilizing market conditions, future charge-offs should decline.

The allowance as a percentage of loans outstanding was 2.12 percent at December 31, 2011, compared to 3.04 percent at December 31, 2010. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio. Prospectively, we anticipate that the allowance will continue to decline as a percentage of loans outstanding as we continue to see improvement in our credit quality, with some offset to this perspective for more normal loan growth as business activity and the economy improve.

Concentrations of credit risk, discussed under the caption “Loan Portfolio” of this discussion and analysis, can affect the level of the allowance and may involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s most significant concentration of credit is a portfolio of loans secured by real estate. At December 31, 2011, the Company had $1.104 billion in loans secured by real estate, representing 91.4 percent of total loans, down slightly from $1.140 billion, representing 91.9 percent at December 31, 2010. In addition, the Company is subject to a geographic concentration of credit because it only operates in central and southeastern Florida. The Company’s exposure to construction and land development credits is secured by project assets and personal guarantees and totaled $49.2 million at December 31, 2011 down from $79.3 million at December 31, 2010. The Company considers exposure to this industry group, together with an assessment of current trends and expected future financial performance in our evaluation of the adequacy of the allowance for loan losses. The significant decline in this concentration is one factor which supports the lower overall allowance for loan losses at December 31, 2011 compared to December 31, 2010.

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

In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses that must be charged off and to assess the risk characteristics of the portfolio in aggregate. This review considers the judgments of management, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process. Our bank regulators have generally agreed with our credit assessment however the regulators could seek additional provisions to our allowance for loan losses, which will reduce our earnings.

Nonperforming Assets

Table 14 provides certain information concerning nonperforming assets for the years indicated.

Nonperforming assets (“NPAs”) at December 31, 2011 totaled $49,472,000 and are comprised of $28,526,000 of nonaccrual loans and $20,946,000 of other real estate owned (“OREO”), compared to $93,981,000 at December 31, 2010 (comprised of $68,284,000 in nonaccrual loans and $25,697,000 of OREO). At December 31, 2011, approximately 97.8 percent of nonaccrual loans were secured with real estate, the remainder principally by marine vessels (see the second table below for details about nonaccrual loans). At December 31, 2011, nonaccrual loans have been written down by approximately $12.2 million or 33.0 percent of the original loan balance (including specific impairment reserves). NPAs are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, changes in borrowers’ payment behaviors and changes in conditions affecting various borrowers from Seacoast National.

OREO has increased as problem loans migrated to foreclosure. Prospectively, the Company anticipates that write-downs and/or charge-offs related to OREO sales should be limited.

New nonperforming loans have declined during 2011, compared to 2010 and 2009. The table below shows nonperforming loan inflows by quarter for 2011, 2010 and 2009.

New Nonperforming Loans	2011	2010	2009
[(In thousands)]
First Quarter	$11,349	$11,895	$37,170
Second Quarter	19,874	22,560	46,303
Third Quarter	4,137	8,151	75,295
Fourth Quarter	4,349	9,990	36,196

No loan sales occurred during 2011.The Company liquidated through foreclosure $28 million of nonperforming loans and $4 million of OREO properties during the second quarter of 2011 (including its largest land credit, reducing NPAs by $21 million for this single asset). For 2010, sales totaled $28 million at an average price of nearly 56 percent of the outstanding ledger balance. Because we have significantly reduced our non-performing loans over the last several years, we do not expect loan sales to play a significant role in connection with liquidation efforts.

The Company pursues loan restructurings in selected cases where it expects to realize better values than may be expected through traditional collection activities. The Company has worked with retail mortgage customers, when possible, to achieve lower payment structures in an effort to avoid foreclosure. Troubled debt restructurings (“TDRs”) are part of the Company’s loss mitigation activities and can include rate reductions, payment extensions and principal deferrals. Company policy requires TDRs be classified as nonaccrual loans until (under certain circumstances) performance can be verified, which usually requires six months of performance under the restructured loan terms. We are optimistic that some of these credits will rehabilitate and be upgraded in the coming year versus migrating to nonperforming or OREO prospectively. Accruing restructured loans totaled $71.6 million at December 31, 2011 compared to $66.4 million at December 31, 2010. The tables below set forth details related to nonaccrual and restructured loans.

	Nonaccrual Loans			Accruing Restructured Loans
December 31, 2011	Non- Current	Per- forming	Total
	(In thousands)
Construction & land development
Residential	$1,095	$33	$1,128	$2,411
Commercial	37	3	40	—
Individuals	502	557	1,059	755

	1,634	593	2,227	3,166
Residential real estate mortgages	7,594	4,961	12,555	22,713
Commercial real estate mortgages	8,492	4,628	13,120	45,180

Real estate loans	17,720	10,182	27,902	71,059
Commercial and financial	16	—	16	101
Consumer	119	489	608	451

	$17,855	$10,671	$28,526	$71,611

At December 31, 2011 and 2010, total TDRs (performing and nonperforming) were comprised of the following loans by type of modification:

	2011		2010
	Number	Amount	Number	Amount
	(Dollars in thousands)
Rate reduction	96	$23,763	83	$25,476
Maturity extended with change in terms	109	43,697	120	51,782
Forgiveness of principal	2	2,339	2	2,529
Payment structure changed to allow for interest only payments	4	1,845	2	1,253
Not elsewhere classified	17	12,751	12	6,806

	228	$84,395	219	$87,846

During 2011, newly identified TDRs totaled $31.2 million. Loan modifications are not reported in calendar years after modification if the loans were modified at an interest rate equal to the yields of new loan originations with comparable risk and the loans are performing based on the terms of the restructuring agreements. Accruing loans that were restructured within the twelve months ended December 31, 2011 and defaulted during the twelve months ended December 31, 2011 summed to $265,000. A restructured loan is considered in default when it becomes 90 days or more past due under the modified terms, has been transferred to nonaccrual status, or has been transferred to other real estate owned.

At December 31, 2011, loans totaling $100,137,000 were considered impaired (comprised of total nonaccrual and TDRs) and $6,979,000 of the allowance for loan losses was allocated for potential losses on these loans, compared to $134,634,000 and $14,362,000, respectively, at December 31, 2010.

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

Collateral dependent, impaired loans are loans that are solely dependent on the liquidation of the collateral for repayment. All other real estate owned (“OREO”) and repossessed assets (“REPO”) are reviewed quarterly to determine if valuation adjustments are necessary based on known changes in the market and/or project assumptions. When necessary, the “As Is” appraisal is adjusted based on more recent appraisal assumptions received by the Company on other similar properties, the tax assessed market value, comparative sales and/or an internal valuation is performed. If an updated assessment is deemed necessary, and an internal valuation cannot be made, an external appraisal will be requested. Upon receipt of the “As Is” appraisal a charge-off is recognized for the difference between the loan amount and its current fair market value.

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

Fair Value and Other than Temporary Impairment of Securities

At December 31, 2011, outstanding securities designated as available for sale totaled $648,362,000. The fair value of the available for sale portfolio at December 31, 2011 was more than historical amortized cost, producing net unrealized gains of $8,515,000 that have been included in other comprehensive income (loss) as a component of shareholders’ equity (net of taxes). The Company made no change to the valuation techniques used to determine the fair values of securities during 2011 and 2010. The fair value of each security available for sale was obtained from independent pricing sources utilized by many financial institutions. Generally, the Company obtains one price for each security. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller that can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses or gains in the available for sale portfolio.

The credit quality of the Company’s securities holdings are primarily investment grade. Any securities rated below investment grade are tested for other than temporary impairment, or “OTTI”. As of December 31, 2011, the Company’s investment securities, except for approximately $7.8 million of securities issued by states and their political subdivisions, generally are traded in liquid markets. U.S. Treasury and U.S. Government agency obligations totaled $575.2 million, or 89 percent of the total available for sale portfolio. The remainder of the portfolio primarily consists of private label securities secured by collateral originated in 2005 or prior with low loan to values, and current FICO scores above 700. Generally these securities have credit support exceeding 5%. The collateral underlying these mortgage investments are primarily 30- and 15-year fixed rate and 5/1 and 10/1 adjustable rate mortgage loans. Historically, the mortgage loans serving as collateral for those investments have had minimal foreclosures and losses.

Our investments are reviewed quarterly for other than temporary impairment, by considering the following primary factors: percent decline in fair value, rating downgrades, subordination, duration, amortized loan-to-value, and the ability of the issuers to pay all amounts due in accordance with the contractual terms. Prices obtained from pricing services are usually not adjusted. Based on our internal review procedures and the fair values provided by the pricing services, we believe that the fair values provided by the pricing services are consistent with the principles of ASC 820, Fair Value Measurement. However, on occasion pricing provided by the pricing services may not be consistent with other observed prices in the market for similar securities. Using observable market factors, including interest rate and yield curves, volatilities, prepayment speeds, loss severities and default rates, the Company may at times validate the observed prices using a discounted cash flow model and using the observed prices for similar securities to determine the fair value of its securities.

Changes in the fair values, as a result of deteriorating economic conditions and credit spread changes, should only be temporary. Further, management believes that the Company’s other sources of liquidity, as well as the cash flow from principal and interest payments from its securities portfolio, reduces the risk that losses would be realized as a result of a need to sell securities to obtain liquidity.

The Company also held stock in the Federal Home Loan Bank of Atlanta (“FHLB”) totaling $5.6 million as of December 31, 2011, $0.8 million lower than at year-end 2010. The Company accounts for its FHLB stock based on the industry guidance in ASC 942, Financial Services—Depository and Lending, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. We evaluated our holdings in FHLB stock at December 31, 2011 and believe our holdings in the stock are ultimately recoverable at par. We do not have operational or liquidity needs that would require redemption of the FHLB stock in the foreseeable future and, therefore, have determined that the stock is not other-than-temporarily impaired.

Realization of Deferred Tax Assets

At December 31, 2011, the Company had net deferred tax assets (“DTA”) of $16.8 million. Although realization is not assured, management believes that realization of the DTA is more likely than not, based upon expectations as to future taxable income and tax planning strategies, as defined by [ASC] 740 Income Taxes. In comparison, at December 31, 2010 the Company had net DTAs of $18.9 million.

As a result of the losses incurred in 2008, 2009, and 2010 the Company was and is in a three-year cumulative pretax loss position. The Company has recorded deferred tax valuation allowances for its DTAs, primarily net operating loss (“NOL”) carryforwards totaling approximately $45 million at December 31, 2011. Should the economy show improvement and the Company’s credit losses continue to moderate prospectively as the Company continues to generate taxable income, increased reliance on management’s forecast of future taxable earnings could result in realization of additional future tax benefits from the net operating loss carryforwards. We believe our future taxable income will ultimately allow for the recovery of the NOL, and the realization of its DTA.

Contingent Liabilities

The Company is subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, and tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against the Company and/or our subsidiaries with respect to transactions in which the Company and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable that the Company will incur an expense and the amount can be reasonably estimated. Company management, together with attorneys, consultants and other professionals, assesses the probability and estimated amounts involved in a contingency. Throughout the life of a contingency, the Company or our advisors may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for the claims. At December 30, 2011 and 2010, the Company had no significant accruals for contingent liabilities and had no known pending matters that could potentially be significant.

Results of Operations

Earnings Summary

Net income available to common shareholders for 2011 totaled $2,919,000 or $0.03 per average common diluted share, compared to 2010’s net loss of $36,951,000 or $0.48 per average common diluted share and 2009’s net loss of $150,434,000 or $4.74 per average common diluted share. The improved performance for 2011 reflects lower credit costs, primarily through lower provisioning for loan losses.

Net Interest Income

Net interest income (on a fully taxable equivalent basis) for 2011 totaled $67,059,000, increasing by $574,000 or 0.9 percent as compared to 2010. The following table details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

	Net Interest Income (tax equivalent)	Net Interest Margin (tax equivalent)
	(Dollars in thousands)
Fourth quarter 2010	$16,379	3.42
First quarter 2011	16,518	3.48
Second quarter 2011	16,596	3.36
Third quarter 2011	16,925	3.44
Fourth quarter 2011	17,020	3.42

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

	Total Year 2011	Fourth Quarter 2011	Third Quarter 2011	Second Quarter 2011	First Quarter 2011	Total Year 2010	Fourth Quarter 2010
	(Dollars in thousands)
Non-taxable interest income	$424	$87	$109	$109	$119	$533	$112
Tax Rate	35%	35%	35%	35%	35%	35%	35%
Net interest income (TE)	$67,059	$17,020	$16,925	$16,596	$16,518	$66,485	$16,379
Total net interest income (not TE)	66,839	16,974	16,868	16,541	16,456	66,212	16,321
Net interest margin (TE)	3.42%	3.42%	3.44%	3.36%	3.48%	3.37%	3.42%
Net interest margin (not TE)	3.41	3.41	3.43	3.35	3.47	3.35	3.41

Our net interest income and net interest margin (on a tax equivalent basis) have stabilized despite the challenging lending environment and the reduction of interest due to nonaccrual loans. Net interest margin on a tax equivalent basis for 2011 increased 5 basis points to 3.42 percent for 2011 compared to [3.37 percent in] 2010. The level of nonaccrual loans and changes in the earning assets mix have been the primary forces adversely affecting net interest income and net interest margin results for each of the last three years (see “Table 14 - Nonperforming Assets”).

The earning asset mix changed year over year impacting net interest income. For 2011, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 62.1 percent, compared to 67.2 percent a year ago. Average securities as a percentage of average earning assets increased from

21.2 percent a year ago to 29.6 percent during 2011 and interest bearing deposits and other investments decreased to 8.3 percent in 2011 from 11.6 percent in 2010. In addition to decreasing average total loans as a percentage of earning assets, the mix of loans changed, with volumes related to commercial real estate representing 43.9 percent of total loans at December 31, 2011 (compared to 47.7 percent at December 31, 2010). This decrease reflects our reduced exposure to commercial construction and land development loans on residential and commercial properties, which declined by $2.8 million and $22.4 million, respectively, from December 31, 2010 to December 31, 2011. Lower yielding residential loan balances with individuals (including home equity loans and lines, and personal construction loans) represented 47.4 percent of total loans at December 31, 2011 (versus 44.2 percent at December 31, 2010) (see “Loan Portfolio”).

The yield on earning assets for 2011 was 4.14 percent, 16 basis points lower than for 2010, a reflection of the lower interest rate environment and earning asset mix. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th Quarter 2011	3rd Quarter 2011	2nd Quarter 2011	1st Quarter 2011	4th Quarter 2010
Yield	4.14%	4.13%	4.12%	4.26%	4.24%

The yield on loans decreased 11 basis points to 5.14 percent over the last twelve months with nonaccrual loans totaling $28.5 million or 2.4 percent of total loans at December 31, 2011 (versus $68.3 million or 5.5 percent of total loans at December 31, 2010) and has more recently aided in improving the yield on our loan portfolio. The yield on investment securities was lower, decreasing 35 basis points year over year to 3.06 percent for 2011, due primarily to purchases of securities at lower yields available in current markets, which diluted the overall portfolio yield year over year. The dilution in yield on investment securities was less severe in the fourth quarter than over the past two quarters, with a decline of 22 basis points for fourth quarter 2011’s yield year over year, compared to a decline of 31 basis points for the third quarter 2011 year over year a decline of 35 basis points for second quarter 2011 year over year, and a decline of 56 basis points for the first quarter of 2011 year over year. Interest bearing deposits and other investments yielded 0.49 percent for 2011, compared to a yield of 0.43 percent for 2010. Although we are seeing heightened competition among lenders in the Company’s markets for quality borrowers, particularly in the form of pricing pressure from the larger banks, we remain focused on offsetting pricing pressures with deposit product offerings and other fee opportunities from the entire relationship.

Average earning assets for 2011 decreased $16.2 million or 0.8 percent compared to 2010’s average balance. Average loan balances for 2011 decreased $110.9 million or 8.4 percent to $1,216.2 million, while average investment securities increased $161.2 million or 38.6 percent to $578.8 million and average interest bearing deposits and other investments decreased $66.5 million or 28.9 percent to $163.4 million.

Commercial and commercial real estate loan production for 2011 totaled approximately $63 million, compared to production for 2010 of $10 million. Improvements in commercial production resulted from a focused program to target small business segments less impacted by the lingering effects of the recession. While commercial production increased, period-end total loans outstanding have declined by $32.5 million or 2.6 percent since December 31, 2010. In comparison, the decline in loans was more severe a year ago, decreasing by $156.9 million or 11.2 percent at December 31, 2010 year over year. Economic conditions in the markets the Company serves have continued to be challenging, but possibly to a lesser degree if conditions continue to improve in 2012. Our strategy has been to focus on hiring commercial lenders for the larger metropolitan markets in which the Company competes, principally Orlando and Palm Beach. At December 31, 2011 the Company’s total commercial and commercial real estate loan pipeline was $36 million, versus $28 million at December 31, 2010.

A total of 17, 20, 14 and 16 applications were received seeking restructured residential mortgages during the first, second, third and fourth quarters of 2011, respectively, compared to 37, 28, 15 and 21 applications in the first, second, third and fourth quarters of 2010, respectively. The Company continues to lend, and we have expanded our residential mortgage loan originations and will seek to expand loans to small businesses in 2012. However, as consumers and businesses seek to reduce their borrowings, and the economy remains weak, opportunities to lend prudently to creditworthy borrowers are expected to remain a challenge.

Closed residential mortgage loan production for the first, second, third and fourth quarters of 2011 totaled $32 million, $50 million, $53 million and $56 million, respectively, of which $13 million, $18 million, $17 million and $21 million was sold servicing-released. In comparison, closed residential mortgage loan production for the first, second, third and fourth quarters of 2010 totaled $33 million, $33 million, $38 million and $49 million, respectively, of which $17 million, $26 million, $29 million and $28 million was sold servicing-released, respectively. Applications for residential mortgages totaled $80 million, $67 million, $95 million and $70 million, respectively, during the first, second, third and fourth quarters of 2011, compared to $52 million, $55 million, $79 million and $58 million during the same periods in 2010, resulting in a total of $311 million in applications for 2011 versus $244 million for 2010. Existing home sales and home mortgage loan refinancing activity in the Company’s markets have increased, but demand for new home construction is expected to remain soft during 2012. While the slowdown in foreclosure activity by some of the Company’s larger competitors has had a favorable impact on housing inventory in the Company’s markets, resulting in improved sales activity, property valuations continue to remain under pressure. Rents for housing have been running 15-20 percent greater than the cost to own, depending on the Florida market you look at, which may portend better stability and pricing and continued growth, hopefully enough that any additional foreclosure activity in our markets can be absorbed. Our expectation is that it will likely take a couple more years for the residential market in Florida to completely stabilize.

Sales of securities were more limited in 2011, with proceeds in sales during the third and fourth quarters of 2011 summing to $31.4 million and $19.1 million, respectively, with net gains of $137,000 and $1,083,000 realized. In comparison, during the first, second and third quarters of 2010, proceeds from the sale of mortgage backed securities totaling $59.2 million, $27.9 million and $20.5 million, respectively, resulted in securities gains of $2,100,000, $1,377,000 and $210,000, respectively. Securities purchases in 2011 and 2010 have been conducted principally to reinvest funds from maturities and loan principal repayments, as well as to reinvest excess funds (an interest bearing deposit) at the Federal Reserve Bank and proceeds from sales. During 2011, maturities (principally pay-downs of $120.7 million) totaled $125.5 million and securities portfolio purchases totaled $380.8 million. In comparison, 2010 maturities totaled $141.9 million (including $136.0 million in pay-downs) and securities portfolio purchases totaled $298.2 million. Management believed the securities sold had minimal opportunity to further increase in value.

For 2011, the cost of average interest-bearing liabilities decreased 24 basis points to 0.89 percent from 2010, reflecting the lower interest rate environment and improved deposit mix. The following table details the cost of average interest bearing liabilities for the past five quarters:

	4th Quarter 2011	3rd Quarter 2011	2nd Quarter 2011	1st Quarter 2011	4th Quarter 2010
Rate	0.89%	0.87%	0.95%	0.98%	1.01%

During 2011, the Company’s retail core deposit focus continued to produce strong growth in core deposit customer relationships when compared to prior year results. The improved deposit mix and lower rates paid on interest bearing deposits during 2011 (and last several quarters) reduced the overall cost of total deposits to 0.56 percent for the fourth quarter of 2011, 20 basis points lower than the same quarter a year ago. A significant component favorably affecting the Company’s net interest margin, the average balances of lower cost interest bearing deposits (NOW, savings and money market) totaled 62.1 percent of total average interest bearing deposits for 2011, an improvement compared to the average of 59.7 percent a year ago. The average rate for lower cost interest bearing deposits for 2011 was 0.28 percent, down by 18 basis points from 2010’s rate. Certificate of deposit (“CD”) rates paid were also lower during 2011, averaging 1.68 percent, a 29 basis point decrease compared to 2010. Average CDs (the highest cost component of interest bearing deposits) were 37.9 percent of interest bearing deposits for 2011, compared to 40.3 percent for 2010.

Average deposits totaled $1,677.6 million during 2011, and were $28.8 million lower compared to 2010, due primarily to a planned reduction of brokered deposits and single service time deposit customers. Average aggregate amounts for NOW, savings and money market balances decreased $11.1 million or 1.3 percent to $841.8 million for 2011 compared to 2010, noninterest bearing deposits increased $45.3 million or 16.3 percent to $323.0 million for 2011 compared to 2010, and average CDs decreased by $63.0 million or 10.9 percent to $512.8 million over the same period. With the low interest rate environment and lower CD rate offerings available, customers have been more complacent and are leaving more funds in lower cost average balances in savings and other liquid deposit products that pay no interest or a lower interest rate. Average deposits in the Certificate of Deposit Registry program (“CDARs”), a program that began in mid-2008 and allows customers to have CDs safely insured beyond the Federal Deposit Insurance Corporation (“FDIC”) deposit insurance limit, have declined $2.2 million from a year ago to $5.5 million for 2011. The CDARs product continues to be a favored offering for homeowners’ associations concerned with FDIC insurance coverage.

Average short-term borrowings have been principally comprised of sweep repurchase agreements with customers of Seacoast National, which increased $19.4 million to $106.5 million or 22.3 percent in 2011 as compared to 2010. With balances typically peaking during the fourth and first quarters each year, public fund clients with larger balances have the most significant influence on average sweep repurchase agreement balances outstanding during the year. During 2011, 2010 and 2009, we did not utilize any federal funds purchased. Other borrowings are comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the Federal Home Loan Bank (“FHLB”) of $50.0 million. No changes have occurred to other borrowings since year-end 2009 (see “Note I – Borrowings” to the Company’s consolidated financial statements).

Company management believes its market expansion, branding efforts and retail deposit growth strategies have produced new relationships and core deposits, which have assisted in maintaining a stable net interest margin. Reductions in nonperforming assets also are expected to be accretive to the Company’s future net interest margin.

Net interest income (on a fully taxable equivalent basis) for 2010 totaled $66,485,000, decreasing from 2009’s result by $7,362,000 or approximately 11.0 percent. Net interest margin on a tax equivalent basis declined 18 basis points to 3.37 percent in 2010, as compared to 2009. Nonaccrual loans and earning asset mix changes were the primary forces that adversely affected net interest income and net interest margin when comparing 2010 to 2009.

The earning asset mix changed in 2010 from 2009. For 2010, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 67.2 percent, compared to 76.3 percent in 2009. Average securities as a percentage of average earning assets increased from 17.4 percent in 2009 to 21.2 percent during 2010 and interest bearing deposits and other investments increased to 11.6 percent in 2010 from 6.3 percent in 2009. In addition to decreasing average total loans as a percentage of earning assets, the mix of loans changed, with commercial and commercial real estate volumes representing 51.6 percent of total loans at December 31, 2010 (compared to 55.1 percent at December 31, 2009). This reflected our reduced exposure to commercial construction and land development loans on residential and commercial properties, which declined by $33.6 million and $43.7 million, respectively, from December 31, 2009 to December 31, 2010. Lower yielding residential loan balances with individuals (including home equity loans and lines, and personal construction loans) represented 44.2 percent of total loans at December 31, 2010 (versus 40.3 percent at year-end 2009).

The yield on earning assets for 2010 was 4.30 percent, 62 basis points lower than for 2009, a reflection of the lower interest rate environment and earning asset mix. The yield on loans decreased 10 basis points to 5.25 percent during 2010, with nonaccrual loans totaling $68.3 million or 5.5 percent of total loans at December 31, 2010 (versus $97.9 million or 7.0 percent of total loans at December 31, 2009). The yield on investment securities was also lower, decreasing 122 basis points year over year to 3.41 percent for 2010, due primarily to purchases of securities at lower yields available in current markets, which diluted the overall portfolio yield year over year. Interest bearing deposits and other investments yielded 0.43 percent for 2010, below 2009’s yield of 0.51 percent. The Company had approximately $100 million of excess cash liquidity at year-end 2010 to invest in securities or loans.

Average earning assets for 2010 decreased $106.9 million or 5.1 percent compared to 2009’s average balance. Average loan balances decreased $260.2 million or 16.4 percent to $1,327.1 million, while average investment securities were $54.2 million or 14.9 percent higher totaling $417.6 million and average interest bearing deposits and other investments increased $99.1 million or 75.7 percent to $229.9 million. The decline in average earning assets was consistent with reduced funding as a result of a planned reduction of brokered deposits (only $7.1 million remained outstanding at December 31, 2010), the maturity of a $15.0 million advance from the FHLB in November 2009, and lower sweep repurchase arrangements (declining $30.1 million from 2009, principally in public funds as a result of lower tax receipts).

Applications for residential mortgages totaled $244 million during 2010, compared to $268 million for 2009. Existing home sales and home mortgage loan refinancing activity in the Company’s markets increased during 2010, but demand for new home construction remained soft.

For 2010, the cost of average interest-bearing liabilities decreased 52 basis points to 1.13 percent from 2009, reflecting the lower interest rate environment and improved deposit mix. During 2010, the Company’s retail core deposit focus continued to produce strong growth in core deposit customer relationships when compared to prior year results, and resulted in increased balances which offset most of the planned certificate of deposit runoff during 2010. The improved deposit mix and lower rates paid on interest bearing deposits during 2010 reduced the overall cost of interest bearing deposits to 1.07 percent. A significant component favorably affecting the Company’s net interest margin, the average balances of lower cost interest bearing deposits (NOW, savings and money market) totaled 59.7 percent of total average interest bearing deposits for 2010, an improvement compared to the average of 53.3 percent for 2009. The average rate for lower cost interest bearing deposits for 2010 was 0.46 percent, down by 29 basis points from 2009’s rate. CD rates paid were also lower in 2010, averaging 1.97 percent, a 70 basis point decrease compared to 2009. Average CDs (the highest cost component of interest bearing deposits) were 40.3 percent of interest bearing deposits for 2010, compared to 46.7 percent for 2009.

Average deposits totaled $1,706.4 million during 2010, and were $72.6 million lower compared to 2009, due primarily to a planned reduction of brokered deposits and single service time deposit customers. Total average sweep repurchase agreements for 2010 were $30.1 million lower versus 2009, a result of public fund customers maintaining larger balances in repurchase agreements during 2009. Average aggregate amounts for NOW, savings and money market balances increased $51.4 million or 6.4 percent to $852.8 million for 2010 compared to 2009, noninterest bearing deposits increased $1.3 million or 0.5 percent to $277.8 million for 2010 compared to 2009, and average CDs decreased by $125.3 million or 17.9 percent to $575.8 million over the same period. As in 2011, with the low interest rate environment and lower CD rate offerings available, customers left more funds in lower cost savings and other liquid deposit products that pay no interest or a lower interest rate than in 2010. Average deposits in the CDARs program declined $8.0 million from 2009, and totaled $7.7 million for 2010. The higher balance during 2009 reflected the deposit retention efforts that occurred during the financial market disruption and emphasis on safety at that time.

Average short-term borrowings comprised principally of sweep repurchase agreements with customers of Seacoast National, decreased $30.1 million to $87.1 million for 2010, or 25.7 percent from 2009. Public fund clients with larger balances had the most significant influence on the average balance outstanding during 2010.

Noninterest Income

Noninterest income, excluding gains or losses from securities, totaled $18,345,000 for 2011, $211,000 or 1.2 percent higher than for 2010. For 2010, noninterest income of $19,245,000 was $230,000 or 1.2 percent higher than for 2009. Noninterest income accounted for 21.5 percent of total revenue (net interest income plus noninterest income, excluding securities gains or losses) in 2011, compared to 21.5 percent a year ago and 19.2 percent in 2009.

Table 6 provides detail regarding noninterest income components for the past three years.

For 2011, revenues from the Company’s wealth management services businesses (trust and brokerage) increased year over year, by $82,000 or 2.6 percent, and were lower in 2010 than for 2009 by $363,000 or 10.3 percent. The $82,000 increase in revenues for 2011 resulted from trust revenue increasing by $134,000 or 6.8 percent and brokerage commissions and fees decreasing by $52,000 or 4.4 percent. Economic uncertainty is the primary issue affecting clients of the Company’s wealth management services. It is expected that fees from wealth management will continue to improve as the economy and stock market improve. Higher inter vivos and estate trust fees were the primary cause for the higher trust income versus 2010, as these fees increased $47,000 and $83,000, respectively. The $52,000 overall decline in brokerage commissions and fees for 2011 included a decrease of $90,000 in aggregate brokerage and mutual fund commissions, partially offset by an increase of $51,000 in annuity income. Of the $363,000 decrease for 2010, trust revenue was lower by $121,000 or 5.8 percent and brokerage commissions and fees were lower by $242,000 or 17.1 percent.

Service charges on deposits for 2011 were $337,000 or 5.7 percent higher year over year versus 2010’s result, and were $566,000 or 8.7 percent lower in 2010 year over year versus 2009. Overdraft income was the primary cause for the decline in overall service charges in 2010 compared to 2009, declining $444,000. For 2011, overdraft fees increased $273,000 and represented approximately 76 percent of total service charges on deposits, identical to the percentage averaged for both 2010 and 2009. We are pleased with this result considering that all financial institutions adopted procedures beginning on July 1, 2010, which were expected to have a negative impact on overdraft fee income. Remaining service charges on deposits increased $64,000 or 4.5 percent to $1,491,000 for 2011, compared to 2010. Service charge increases during 2011 reflect the growth in core deposit households.

For 2011, fees from the non-recourse sale of marine loans originated by our Seacoast Marine Division of Seacoast National decreased $125,000 or 9.4 percent compared to 2010, but were $181,000 or 15.7 percent higher in 2010 compared to 2009. The Seacoast Marine Division originated $23 million, $21 million, $18 million and $21 million in loans during the first, second, third and fourth quarters of 2011, respectively, (a total of $83 million for 2011), compared to $25 million, $17 million, $17 million and $20 million in loans during the first, second, third and fourth quarters of 2010, respectively, (a total of $79 million for 2010). Of the loans originated during the first, second, third and fourth quarters of 2011, $18 million, $19 million, $10 million, and $21 million were sold (81.9 percent of production for 2011), compared to $20 million, $17 million, $17 million and $20 million sold during 2010 (or 93.7 percent of production for 2010). For 2009, production totaled $70 million, of which 97.1 percent was sold. Approximately $5 million, $2 million and $8 million of 2011’s first, second and third quarter’s marine loan production, respectively, was placed in our loan portfolio, thereby reducing the percentage of production sold during 2011. Production levels have been significantly lower since the end of 2008 and are reflective of the general economic downturn. Lower attendance at boat shows by consumers, manufacturers, and marine retailers over the past several years has resulted in lower marine sales and loan volumes. The Seacoast Marine Division is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida, California, Washington and Oregon.

Greater usage of check or debit cards over recent years by core deposit customers and an increased cardholder base has increased our interchange income. For 2011, interchange income increased $645,000 or 20.4 percent from 2010, and was $550,000 or 21.0 percent higher for 2010, compared to 2009’s income. Other deposit-based electronic funds transfer (“EFT”) income decreased nominally, by $3,000 or 0.9 percent in 2011 compared to 2010, after decreasing $10,000 or 3.0 percent in 2010 compared to 2009’s revenue. Interchange revenue is dependent upon business volumes transacted, as well as the fees permitted by VISA® and MasterCard®. At present, the Dodd-Frank Act regulation is not expected to impact this source of fee revenue for Seacoast National materially, but is expected to significantly reduce fees collected by larger financial institutions that may in turn affect Seacoast National unfavorably as markets adjust to this legislative change.

The Company originates residential mortgage loans in its markets, with loans processed by commissioned employees of Seacoast National. Many of these mortgage loans are referred by the Company’s branch personnel. Mortgage banking fees in 2011 increased $21,000 or 1.0 percent from 2010, and were $373,000 or 21.4 percent higher for 2010 than for 2009. A seasonal slowing on home purchase transactions in early 2011 improved during the second, third and fourth quarters of 2011, with more customer activity related to mortgage lending as a result of mortgage interest rates declining further. Mortgage banking revenue as a component of overall noninterest income was 11.7 percent for 2011, compared to 11.7 percent for 2010 and 10.0 percent for 2009. Mortgage revenues are dependent upon favorable interest rates, as well as good overall economic conditions, including the volume of new and used home sales. We are beginning to see some signs of stability for residential real estate sales and activity in our markets, with transactions increasing, prices firming and affordability improving. The Company had more mortgage loan origination opportunities in markets it serves during 2010 and 2011 and this is expected to continue during 2012. The Company also offers FHA loans, a product not offered prior to second quarter 2009. The Company increased production in 2010 and 2011 by increasing its market share and the Company was the number one originator of home purchase mortgages in Martin, St. Lucie and Indian River counties. The Company has only had to repurchase five sold mortgage loans ever and believes that its processes and controls make it unlikely that it will have any material exposure in the future.

Other income for 2011 decreased $746,000 or 35.2 percent compared to a year ago, and for 2010 increased $515,000 or 36.7 percent compared to 2009’s result. Fourth quarter 2010 included a $600,000 gain on the sale of our merchant portfolio. As a result of the merchant portfolio sale, Seacoast National receives fee income for new accounts opened prospectively and has more competitive offerings for current and new customers. Included in the decline for 2011, were losses from an investment in a partnership supporting Community Reinvestment Act activities, in which Seacoast National owns approximately a 1 percent interest, which were $74,000 higher than a year ago. Partially offsetting the merchant income sale for 2010, operating income from check charges and letter of credit fees declined from 2009 by $51,000 and $11,000, respectively, and most other line items in other income were slightly lower, including wire transfer fees, income from sales of cashier’s checks and money orders, and miscellaneous other fees.

Noninterest Expenses

The Company's overhead ratio, has typically been in the low 60 percent range in years prior to 2008. However, lower earnings in 2011, 2010, and 2009 resulted in this ratio increasing to 90.1 percent, 104.6 percent and 86.7 percent, respectively. When compared to 2010, total noninterest expenses for 2011 decreased by $11,793,000 or 13.2 percent to $77,763,000, and when comparing 2010 to 2009, total noninterest expenses decreased $40,671,000 or 31.2 percent to $89,556,000. Noninterest expenses for 2009 included a write-down of goodwill of $49,813,000. Without the impact of this write-down of goodwill, noninterest expenses for 2010 were $9,142,000 or 11.4 percent higher than 2009. The primary cause for the decrease in 2011 over 2010 was lower legal and professional fees, and decreased net losses on OREO and repossessed assets and asset disposition costs (aggregated), down by $1,840,000 and $9,777,000, respectively, versus a year ago. The primary cause for the increase in 2010 over 2009 (when excluding the goodwill write-down) was higher net losses on OREO and repossessed assets and asset disposition costs (aggregated) of $9,482,000. Noninterest expenses for 2009 also included a special assessment imposed by the FDIC in the second quarter totaling $996,000, and deposit insurance premiums that were $1,928,000 higher due to the FDIC’s deposit insurance premium rates more than doubling. The FDIC’s assessment methodology was reformulated beginning in the second quarter of 2011, which benefited the Company, with a reduction of $945,000 in FDIC costs compared to 2010.

Noninterest expenses for 2011 have been in line with our expectations. Table 7 provides detail of noninterest expense components for the years ending December 31, 2011, 2010 and 2009.

Salaries, wages and benefits were $1,038,000 or 3.2 percent higher for 2011 compared to 2010, and were $677,000 or 2.1 percent lower for 2010 compared to the same period in 2009. For 2011, 2010, and 2009, bonus compensation for most positions was eliminated as well as profit sharing contributions for all associates and reductions in matching contributions associated with salary savings plans. Excluding one-time severance payments of $423,000 and $292,000 for the years 2011 and 2010, respectively, the increase in salaries, wages and benefits was 2.8 percent for 2011, compared to 2010. Executive cash incentive compensation was not paid in 2011, 2010 or 2009.

Salaries and wages for 2011 increased $880,000 or 3.3 percent to $27,288,000 when compared to the prior year, and for 2010 decreased $285,000 or 1.1 percent to $26,408,000 compared to 2009. Commission and incentive payments on revenues generated from wealth management and lending production were higher for 2011, up by $901,000 or 51.1 percent compared to 2010. Base salaries for 2011 were $249,000 or 1.0 percent higher year over year compared to 2010, with 420 full time equivalent employees (“FTE’s”) employed at December 31, 2011. Severance, overtime and temporary services (in aggregate) during 2011 were $118,000 higher than in 2010, and stock awards issued to all employees of Seacoast National in August 2011 were the primary contributor to a $94,000 increase in stock compensation. For 2010, severance was $243,000 lower than for 2009.

As a recipient of funding from the U.S. Treasury’s TARP CPP, the Company is subject to various limitations on senior executive officers’ compensation pursuant the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds our equity securities issued pursuant to the TARP CPP, including our Series A Preferred Stock and common stock which may be issued pursuant to the Warrant we issued to the U.S. Treasury. These standards generally apply to the Company’s chief executive officer, chief financial officer and the three next most highly compensated senior executive officers (see “The TARP CPP and the ARRA impose, and other proposed rules may impose additional, executive compensation and corporate governance requirements that may adversely affect us and our business, including our ability to recruit and retain qualified employees” under “Item 1A. Risk Factors” in the Company’s Form 10-K filed with the SEC for the year ended December 31, 2011).

In 2011, employee benefits costs increased by $158,000 or 2.8 percent to $5,875,000 from a year ago, and were lower by $392,000 or 6.4 percent for 2010 when compared to 2009. The Company recognized a nominal change in claims experience during 2011 for its self-funded health care plan compared to 2010, with a decrease of $14,000 in expenditures. Also reduced, 401K costs were $12,000 lower for 2011 versus a year ago. More than offsetting these reductions, payroll taxes and unemployment compensation costs were $79,000 and $105,000 higher, respectively, year over year for 2011. During 2011 and 2010, the state of Florida increased unemployment compensation rates to replenish funding pools for disbursements. For 2010, the Company recognized lower claims experience for its self-funded health care plan compared to 2009, with a decrease of $397,000 in expenditures. In addition, 401K costs were $43,000 lower for 2010 versus 2009 and payroll taxes decreased by $28,000, reflecting lower FTEs for 2010. Partially offsetting these reductions, in 2010 unemployment compensation costs were $76,000 higher year over year versus 2009. The Company has met with its self-funded plan provider and discussed possible impacts of U.S. Health Care Reform and determined that no immediate or material financial statement impacts are apparent.

Outsourced data processing costs totaled $6,583,000 for 2011, an increase of $602,000 or 10.1 percent from a year ago. In comparison, for 2010 outsourced data processing costs increased of $358,000 or 6.4 percent from 2009’s result. Seacoast National utilizes third parties for its core data processing systems. Outsourced data processing costs are directly related to the number of transactions processed. Core data processing, software licensing, interchange processing, and other electronic funds transfer related costs were $377,000, $134,000, $70,000 and $55,000 higher, respectively for 2011, versus 2010. Partially offsetting this increase, software maintenance contracts were $33,000 lower for 2011. For 2010, core data processing and interchange processing costs were $285,000 and $48,000 higher, respectively, than in 2009. Outsourced data processing costs can be expected to increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular.

Telephone and data line expenditures, including electronic communications with customers and between branch locations and personnel, as well as third party data processors, decreased by $326,000 or 21.7 percent to $1,179,000 for 2011 when compared to 2010, and for 2010 were $330,000 or 18.0 percent lower than for 2009. Improved systems and monitoring of services utilized as well as reducing the number telephone lines has reduced our communication costs, and these costs should continue to be lower prospectively.

Total occupancy, furniture and equipment expenses for 2011 increased nominally year over year by $40,000 or 0.4 percent to $9,918,000, versus 2010. For 2010, these costs were $1,031,000 or 9.5 percent lower compared to 2009. Included in 2011 were maintenance, repair and upkeep costs that increased $45,000 from a year ago, lease payments for bank premises that were higher by $56,000, rental income (a contra-expense item) that was $94,000 less for 2011 (due to higher vacancies), equipment purchases of $75,000 that were incremental year over year and not amortizable as fixed assets, and write-offs of obsolete furniture and equipment of $89,000. Partially offsetting the increase, depreciation and real estate and tangible personal property taxes (aggregated) on bank owned property were lower for 2011, declining $268,000 and $67,000, respectively, from 2010. Our costs in 2010 generally decreased, primarily due to branch consolidations and closures. Included in the $1,031,000 decrease during 2010 were lease payments for bank premises decreasing $292,000, and lower depreciation, utility costs (power, lights and water) and real estate taxes, declining $386,000, $181,000 and $174,000, respectively. Office relocation costs were lower as well, by $28,000 during 2010 compared to 2009.

For 2011, marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, increased nominally by $7,000 or 0.2 percent to $2,917,000 when compared to 2010. For 2010, marketing expenses increased by $843,000 or 40.8 percent to $2,910,000 when compared to 2009. Marketing expenses for 2011 and 2010 reflect a focused campaign in our markets targeting the customers of competing financial institutions and promoting our brand. Agency fees, media costs (newspaper, television and radio advertising), sales promotions, donations (and sponsorships), public relations costs, and business meals and entertainment were ramped up the most during 2011, increasing $212,000, $36,000, $42,000, 185,000, $36,000 and $98,000, respectively, year over year. Partially offsetting the increases, agency production costs and direct mail activities declined during 2011 versus a year ago, by $332,000 and $252,000, respectively. In comparison, agency production costs (primarily related to newly created television ads) as well as media costs (newspaper, television and radio advertising), direct mail activities, and sales promotions were higher during 2010 versus 2009, by $255,000, $111,000, $217,000 and $157,000, respectively. Also increasing during 2010 were business meals and entertainment expenditures and public relations costs (up $66,000 and $51,000, respectively), partially offset by printing related costs for brochures and other marketing materials (declining $35,000 on an aggregate basis) versus 2009.

Legal and professional fees were significantly lower year over year for 2011, decreasing by $1,840,000 or 23.1 percent to $6,137,000 compared to a year ago, versus 2010 when they were $993,000 or 14.2 percent higher compared to 2009. However, regulatory examination fees and CPA fees on an aggregate basis were $73,000 higher for 2011 than a year ago with new FHA audit requisites as the primary cause. More than offsetting these increases, legal fees were $383,000 lower for 2011 year over year, primarily for costs related to problem assets, principally OREO. Also, professional fees were $1,530,000 lower for 2011, reflecting lower costs for strategic planning and risk management assistance compared with 2010. For 2010, legal fees were $493,000 lower compared to 2009, but regulatory examination and CPA fees were $63,000 higher and professional fees were $1,422,000 higher. Professional fees were higher during 2010 due to increased regulatory compliance. The Company uses the consulting services of a former bank regulator who also serves as a director of Seacoast National to assist it with its compliance with the bank’s formal agreement with the OCC and regulatory examinations. For 2011, 2010 and 2009, Seacoast National paid $274,000, $524,000 and $410,000, respectively, for these services. Due to the reduced level of consulting assistance to address the formal agreement, we concluded these services in late 2011.

The FDIC assessment for the first, second, third and fourth quarters of 2011 totaled $959,000, $688,000, $687,000 and $679,000, respectively, compared to first, second, third and fourth quarter 2010’s assessments of $1,006,000, $1,039,000, $966,000 and $947,000, respectively. For 2009, FDIC assessments summed to $4,952,000 (including a special assessment of $976,000 charged by the FDIC in the second quarter of 2009). The FDIC mandated the prepayment of assessments for three years plus fourth quarter 2009’s assessment on December 30, 2009. The amount of the prepayment totaled $14.8 million. As of April 1, 2011, the FDIC’s calculation of assessments changed, utilizing total assets less Tier 1 risk-based capital as a base for calculation, versus average total deposits. Applicable premium rates have been adjusted for the change in the base, with specific adjusting risk factors deemed important by the FDIC utilized in the determination of applicable premium rates. Assessments under the FDIC’s new methodology are lower compared to a year ago. Still, the Company remains exposed to higher FDIC insurance costs, with assessment rates possibly increasing depending on the severity of bank failures and their impact on the FDIC’s Deposit Insurance Fund.

Net losses on other real estate owned (OREO) and repossessed assets, and asset disposition expenses associated with the management of OREO and repossessed assets (aggregated), totaled $1,535,000, $1,583,000, $1,385,000 and $1,529,000 for the first, second, third and fourth quarters of 2011, which was relatively stable quarter to quarter during 2011 and totaled $6,032,000 for the year. These costs appeared to moderate in 2011. In comparison, 2010’s expenditures were more volatile quarter to quarter, totaling $4,073,000, $415,000, $1,436,000 and $9,885,000 for the first, second, third and fourth quarters of 2010, respectively, summing to $15,809,000 for 2010 as a result of more nonperforming loans moving to foreclosure and sale. These costs summed to $6,327,000 during 2009. Of the $6,032,000 total for 2011, assets disposition costs summed to $2,281,000 and losses on OREO and repossessed assets totaled $3,751,000. The Company expects no material change in these costs in 2012.

Other noninterest expenses decreased $592,000 or 6.3 percent to $8,821,000 for 2011 compared to a year ago, and were $498,000 or 5.6 percent higher when comparing 2010 to 2009. One-time cash settlements for a branch lease of $150,000 and to a client of Seacoast National’s brokerage subsidiary (for $350,000) recorded during 2010, combined with the reversal of $184,000 during the second quarter of 2011 for a favorable outcome on the brokerage settlement, accounted for $684,000 of the decrease for 2011 from 2010. The accruals for these items in 2010 accounted for most of the increase of $498,000 year over year compared to 2009.

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

Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company’s fourth quarter 2011 Asset and Liability Management Committee (“ALCO”) model simulation indicates net interest income would increase 7.2 percent if interest rates are shocked 200 basis points up over the next 12 months and 3.8 percent if interest rates are shocked up 100 basis points. Recent regulatory guidance has placed more emphasis on rate shocks.

The Company had a positive gap position based on contractual and prepayment assumptions for the next 12 months, with a positive cumulative interest rate sensitivity gap as a percentage of total earning assets of 5.6 percent at December 31, 2011. This result includes assumptions for core deposit re-pricing recently validated for the Company by an independent third party consulting group.

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

The Company also performs valuation analyses, which are used for evaluating levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation analyses. Whereas the net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows, the net result of which is the EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risks and options risks embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time, EVE uses instantaneous changes in rates. EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Based on our fourth quarter 2011 modeling, an instantaneous 100 basis point increase in rates is estimated to decrease the EVE 2.9 percent versus the EVE in a stable rate environment, while a 200 basis point increase in rates is estimated to decrease the EVE 7.3 percent.

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

Contractual Commitments

	December 31, 2011
	Total	One year or less	Over one year through three years	Over three years through five years	Over five years
	(In thousands)
Deposit maturities	$1,718,741	$1,641,336	$52,910	$24,455	$40
Short-term borrowings	136,252	136,252	—	—	—
Borrowed funds	50,000	—	—	—	50,000
Subordinated debt	53,610	—	—	—	53,610
Operating leases	28,147	3,427	5,585	4,558	14,577

	$1,986,750	$1,781,015	$58,495	$29,013	$118,227

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

Contractual maturities for assets and liabilities are reviewed to meet current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities held for sale and interest bearing deposits. The Company also has access to borrowed funds such as an FHLB line of credit and the Federal Reserve Bank of Atlanta borrower-in-custody program. The Company is also able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2011, Seacoast National had available lines of credit under current lendable collateral value, which are subject to change, of $441 million and unsecured federal fund lines of credit of $40 million. Seacoast National had $378 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, and had an additional $189 million in residential and commercial real estate loans available as collateral. In comparison, at December 31, 2010, the Company had available lines of credit of $340 million, and had $120 million of Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, as well as an additional $212 million in residential and commercial real estate loans available as collateral.

Liquidity, as measured in the form of cash and cash equivalents (including interest bearing deposits), totaled $167,081,000 on a consolidated basis at December 31, 2011 as compared to $211,405,000 at December 31, 2010, as a result of increases in the investment portfolio. The composition of cash and cash equivalents has changed from a year ago. Over the past twelve months, cash and due from banks increased $5,778,000 to $41,136,000 and interest bearing deposits decreased to $125,945,000 from $176,047,000 as a result of increased reserve requirements for deposits. The interest bearing deposits are maintained in Seacoast National’s account at the Federal Reserve Bank of Atlanta. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in Seacoast National’s securities and loan portfolios.

The Company does not rely or is dependent on off-balance sheet financing or wholesale funding.

The Company is a legal entity separate and distinct from Seacoast National and its other subsidiaries. Various legal limitations, including Section 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W, restrict Seacoast National from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company has traditionally relied upon dividends from Seacoast National and securities offerings to provide funds to pay the Company’s expenses, to service the Company’s debt and to pay dividends upon Company common stock and preferred stock. In 2008 and 2007, Seacoast National paid dividends to the Company that exceeded its earnings in those years. Seacoast National cannot currently pay dividends to the Company without prior OCC approval. At December 31, 2011, the Company had cash and cash equivalents at the parent of approximately $11.1 million. In comparison, at December 31, 2010, the Company had cash and cash equivalents at the parent of approximately $21.6 million. During the third quarter of 2011, the Company remitted all deferred and current dividends due upon its Series A preferred stock issued through the TARP CPP as well as distributions on its subordinated debt related to trust preferred securities issued through affiliated trusts. All of the TARP CPP funds received in December 2008 have been contributed as additional capital to Seacoast National. Additional losses could prolong Seacoast National’s inability to pay dividends to its parent without regulatory approval (see “Capital Resources”).

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

Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $106 million at December 31, 2011, and $90 million at December 31, 2010 (see “Note P-Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Income Taxes

The provision for the income taxes (benefits) for 2011 totaled $2.9 million and the benefit for the net loss for 2010 totaled $12.6 million. The deferred tax valuation allowance was decreased or increased by a like amount, and therefore there was no change in the carrying value of deferred tax assets (see “Critical Accounting Estimates – Deferred Tax Assets”). We anticipate that we will be able to place increased reliance on our forecast of future taxable earnings, which would result in realization of future tax benefits (see “Note L – Income Taxes” to the Company’s consolidated financial statements).

Capital Resources

Table 8 summarizes the Company’s capital position and selected ratios. The Company’s equity capital at December 31, 2011 totaled $170.1 million and the ratio of shareholders’ equity to period end total assets was 7.96 percent, compared with 8.25 percent at December 31, 2010, and 7.06 percent at December 31, 2009. Seacoast’s management uses certain “non-GAAP” financial measures in its analysis of the Company’s capital adequacy. Seacoast’s management uses this measure to assess the quality of capital and believes that investors may find it useful in their analysis of the Company. This capital measure is not necessarily comparable to similar capital measures that may be presented by other companies.

The Company’s capital position remains strong, meeting the general definition of “well capitalized”, with a total risk-based capital ratio of 18.77 percent at December 31, 2011, higher than December 31, 2010’s ratio of 17.84 percent and higher than 15.16 percent at December 31, 2009. The Bank agreed with its primary regulator, the OCC, to maintain a Tier 1 capital (to adjusted average assets) (“leverage ratio”) ratio of at least 7.50 percent and a total risk-based capital ratio of at least 12.00 percent as of March 31, 2009. Subsequently, as of January 31, 2010, following our capital raise, the Bank agreed to maintain a leverage ratio minimum of 8.50 percent. As of December 31, 2011, the Bank’s leverage ratio was 9.75 percent, compared to 9.29 percent at December 31, 2010 and 8.43 percent at December 31, 2009. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes, to which the Bank is currently in compliance.

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

As a result of our participation in the TARP CPP program, additional restrictions have been imposed on our ability to declare or increase dividends on shares of our common stock. Specifically, we are unable to declare dividend payments on our common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. Further, prior to December 19, 2011, without the Treasury’s approval, we were not permitted to increase dividends on our common stock above $0.01 per share unless all of the Series A Preferred Stock had been redeemed or transferred by the Treasury. In addition, we cannot repurchase shares of common stock or use proceeds from the Series A Preferred Stock to repurchase trust preferred securities. Further, our common, junior preferred or pari passu preferred shares may not be repurchased if we have not declared and paid all Series A Preferred Stock dividends.

Beginning in the third quarter of 2008, we reduced the dividend on our common stock to $0.01 per share and, as of May 19, 2009, we suspended the payment of dividends. On May 19, 2009, our board of directors decided to suspend regular quarterly cash dividends on our outstanding common stock and Series A Preferred Stock based on discussions with the Federal Reserve and a review of recently adopted Federal Reserve policies related to dividends and other distributions. The Company also suspended the payment of dividends on its trust preferred securities.

On August 15, 2011, the Federal Reserve approved payment of deferred dividends on the Series A Preferred Stock and deferred interest payments on our trust preferred securities. As a result, we remitted a payment for the Series A Preferred Stock of $6,614,000 and interest payments on the trust preferred securities aggregating to $2,675,000 during the third quarter of 2011, bringing the Company’s payment obligations on these securities current. The Company has paid all subsequent dividends and interest payments on these securities. The Company is required to continue to consult with the Federal Reserve and will seek approval each quarter before making these payments.

Our $50 million in Series A Preferred Stock issued to Treasury is an important component of our capital structure. On March 14, 2012, Treasury announced its intention to sell its investment in our Company to third parties and we may be given an opportunity to be one of the bidders for some or all of the preferred stock. At this time, we do not know if Treasury’s sale will occur, or what terms and conditions will apply should such a sale occur. Likewise, we do not know whether we will want to participate or be permitted to participate in any such process and whether our participation will require the issuance of additional securities or borrowings to complete the repurchase and support our capital structure. We continue to believe that the achievement of our earnings and asset quality objectives are a priority and may precede any decision by us to repurchase the Series A Preferred Stock, regardless of whether Treasury or other third parties own the securities. We regularly consider various scenarios for repurchase of the Series A Preferred Stock, based on our outlook for earnings and asset quality. Our outlook currently suggests repurchase of the Series A Preferred Stock in smaller installments out of future earnings is possible. An important consideration will be the recovery of our deferred tax valuation allowance which could significantly improve our tangible common equity. Another important consideration will be the future capacity and ability of Seacoast National to pay dividends to the Company.

Securities Offerings

A stock offering was completed during April of 2010 adding $50 million of Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock (“Series B Preferred Stock”) as permanent capital, resulting in approximately $47.1 million in additional Tier 1 risk-based equity, net of issuance costs. The shares of Series B Preferred Stock were mandatorily converted into common shares five days subsequent to shareholder approval, which was granted at the Company’s annual meeting on June 22, 2010. Upon the conversion of the Series B Preferred Stock, approximately 34,465,000 shares of the Company’s common stock were issued pursuant to the Investment Agreement, dated as of April 8, 2010 between the Company and the investors, a copy of which was filed with the SEC on July 14, 2010 as Exhibit 10.1 to the Company’s Form 8-K/A.

Financial Condition

Total assets increased $120,994,000 or 6.0 percent to $2,137,375,000 at December 31, 2011, after decreasing $134,934,000 or 6.3 percent to $2,016,381,000 in 2010.

Loan Portfolio

Table 9 shows total loans (net of unearned income) for commercial and residential real estate, commercial and financial and consumer loans outstanding.

The Company defines commercial real estate in accordance with the guidance on “Concentrations in Commercial Real Estate Lending” (the “Guidance”) issued by the federal bank regulatory agencies in 2006, which defines commercial real estate (“CRE”) loans as exposures secured by land development and construction, including 1-4 family residential construction, multi-family property, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property (i.e. loans for which 50 percent or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. Loans to real estate investment trusts, or “REITs”, and unsecured loans to developers that closely correlate to the inherent risks in CRE markets would also be considered CRE loans under the Guidance. Loans on owner occupied CRE are generally excluded.

Total loans (net of unearned income and excluding the allowance for loan losses) were $1,208,074,000 at December 31, 2011, $32,534,000 or 2.6 percent less than at December 31, 2010, and were $1,240,608,000 at December 31, 2010, $156,895,000 or 11.2 percent lower than at December 31, 2009.

Overall loan growth was negative when comparing outstanding balances at December 31, 2011, December 31, 2010 and December 31, 2009, as a result of the economic recession, including lower demand for commercial loans, and the Company’s successful divestiture of specific problem loans (including residential construction and land development loans) through loan sales. Total problem loans sold in 2011, 2010 and 2009 totaled $28 million, $28 million, and $89 million, respectively, with the Company significantly reducing its exposure to construction and land development loans and improving its overall risk profile.

As shown in the supplemental loan table below, construction and land development loans declined $30.1 million or 38.0 percent to $49.2 million from December 31, 2010. The primary cause for the decrease in construction and land development loans was a reduction in commercial construction and land development loans for residential and commercial properties of $2.7 million or 19.3 percent and $22.5 million or 66.6 percent, respectively. Total outstanding balances for each of these portfolios were reduced to $11.3 million, respectively, at December 31, 2011. Construction and land development loans to individuals for personal residences included in total construction and land development loans were lower as well, declining $4.9 million or 15.6 percent to $26.6 million at December 31, 2011.

Construction and land development loans, including loans secured by commercial real estate, were comprised of the following types of loans at December 31, 2011 and 2010:

December 31	2011			2010
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)
Construction and land development*
Residential:
Condominiums	$—	$—	$—	$0.9	$—	$0.9
Town homes	—	—	—	—	—	—
Single Family Residences	—	—	—	—	—	—
Single Family Land & Lots	6.2	—	6.2	7.0	—	7.0
Multifamily	5.1	—	5.1	6.1	—	6.1

	11.3	—	11.3	14.0	—	14.0
Commercial:
Office buildings	0.2	0.2	0.4	—	—	—
Retail trade	—	—	—	—	—	—
Land	9.3	—	9.3	33.6	0.1	33.7
Industrial	—	—	—	—	—	—
Healthcare	—	—	—	—	—	—
Churches & educational Facilities	0.1	0.3	0.4	—	—	—
Lodging	—	—	—	—	—	—
Convenience Stores	1.7	0.3	2.0	0.2	0.4	0.6
Marina	—	—	—	—	—	—
Other	—	—	—	—	—	—

	11.3	0.8	12.1	33.8	0.5	34.3

	22.6	0.8	23.4	47.8	0.5	48.3
Individuals:
Lot loans	17.9	—	17.9	24.4	—	24.4
Construction	8.7	17.6	26.3	7.1	7.9	15.0

	26.6	17.6	44.2	31.5	7.9	39.4

Total	$49.2	$18.4	$67.6	$79.3	$8.4	$87.7

*	Reassessment of collateral assigned to a particular loan over time may result in amounts being reassigned to a more appropriate loan type representing the loan’s intended purpose, and for comparison purposes prior period amounts have been restated to reflect the change.

Commercial real estate mortgages were lower by $35.2 million or 6.5 percent to $508.4 million at December 31, 2011. The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2011 aggregated to $128.7 million (versus $151.5 million a year ago) and for the top 25 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $234.2 million (compared to 30 relationships to $292.5 million a year ago).

Commercial real estate mortgage loans, excluding construction and development loans, were comprised of the following loan types at December 31, 2011 and 2010:

December 31	2011			2010
	Funded	Unfunded	Total	Funded	Unfunded	Total
	(In millions)
Office buildings	$119.6	$0.9	$120.5	$122.0	$0.9	$122.9
Retail trade	140.6	—	140.6	151.5	—	151.5
Industrial	70.7	—	70.7	78.0	0.1	78.1
Healthcare	38.8	0.9	39.7	30.0	0.5	30.5
Churches and educational facilities	27.4	—	27.4	28.8	—	28.8
Recreation	3.2	0.1	3.3	2.9	—	2.9
Multifamily	9.4	—	9.4	22.4	—	22.4
Mobile home parks	2.2	—	2.2	2.5	—	2.5
Lodging	19.6	—	19.6	21.9	—	21.9
Restaurant	4.7	—	4.7	4.5	—	4.5
Agriculture	8.8	0.8	9.6	10.6	0.4	11.0
Convenience Stores	15.1	—	15.1	18.6	—	18.6
Marina	21.3	—	21.3	21.9	—	21.9
Other	27.0	0.2	27.2	28.0	0.2	28.2

Total	$508.4	$2.9	$511.3	$543.6	$2.1	$545.7

Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $317 million and $191 million, respectively, at December 31, 2011, compared to $329 million and $215 million, respectively, a year ago.

Residential mortgage lending is an important segment of the Company’s lending activities. The Company has never offered sub-prime, Alt A, Option ARM or any negative amortizing residential loans, programs or products, although we have originated and hold residential mortgage loans from borrowers with original or current FICO credit scores that are less than “prime.” Substantially all residential originations have been underwritten to conventional loan agency standards, including loans having balances that exceed agency value limitations. The Company selectively adds residential mortgage loans to its portfolio, primarily loans with adjustable rates. The Company’s asset mitigation staff handle all foreclosure actions together with outside legal counsel and have never had foreclosure documentation or processes questioned by any party involved in the transaction.

Exposure to market interest rate volatility with respect to long-term fixed rate mortgage loans held for investment is managed by attempting to match maturities and re-pricing opportunities and through loan sales of most fixed rate product. For 2011, closed residential mortgage loan production totaled $191 million. Production improved during each quarter in 2011 as did sales of mortgages servicing released, with production and sales by quarter as follows: fourth quarter 2011 production totaled $56 million, of which $21 million was sold servicing-released, third quarter 2011 production totaled $53 million, of which $17 million was sold servicing-released, second quarter 2011 production totaled $50 million, of which $18 million was sold servicing-released, and first quarter 2011 production totaled $32 million, with $13 million sold servicing-released.

Adjustable and fixed rate residential real estate mortgages were higher at December 31, 2011, by $30.8 million or 10.2 percent and $14.4 million or 17.4 percent, respectively, compared to a year ago. At December 31, 2011, approximately $334 million or 61 percent of the Company’s residential mortgage balances were adjustable, compared to $303 million or 59 percent at December 31, 2010. Loans secured by residential properties having fixed rates totaled approximately $97 million at December 31, 2011, of which 15- and 30-year mortgages totaled approximately $27 million and $70 million, respectively. The remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less, that declined $13.1 million or 17.9 percent since December 31, 2010. In comparison, loans secured by residential properties having fixed rates totaled approximately $83 million at December 31, 2010, with 15- and 30-year fixed rate residential mortgages totaling approximately $26 million and $57 million, respectively. The Company also has a small home equity line portfolio totaling approximately $55 million at December 31, 2011, slightly lower than the $58 million that was outstanding at December 31, 2010.

Reflecting the impact on lending of the economic downturn, commercial loans increased $4.3 million or 8.8 percent year over year and totaled $53.1 million at December 31, 2011, compared to $48.8 million a year ago. Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small- to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses are smaller and subject to the risks of lending to small to medium sized businesses, including, but not limited to, the effects of a downturn in the local economy, possible business failure, and insufficient cash flows.

The Company also provides consumer loans (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) which decreased $1.0 million or 1.9 percent year over year and totaled $50.6 million (versus $51.6 million a year ago). In addition, real estate construction loans to individuals secured by residential properties totaled $8.7 million (versus $7.1 million a year ago), and residential lot loans to individuals which totaled $17.9 million (versus $24.4 million a year ago).

At December 31, 2011, the Company had commitments to make loans of $106.2 million, compared to $90.4 million at December 31, 2010 and $97.3 million at December 31, 2009 (see “Note P - Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Loan Concentrations

Over the past five years, the Company has been pursuing an aggressive program to reduce exposure to loan types that have been most impacted by stressed market conditions in order to achieve lower levels of credit loss volatility. The program included aggressive collection efforts, loan sales and early stage loss mitigation strategies focused on the Company’s largest loans. Successful execution of this program has significantly reduced our exposure to larger balance loan relationships (including multiple loans to a single borrower or borrower group). Commercial loan relationships greater than $10 million were reduced by $487.5 million to $110.1 million at December 31, 2011 compared with year-end 2007, when the program started.

Commercial Relationships Greater than $10 Million (dollars in thousands)

December 31,	2011	2010	2009	2008	2007
Performing	$84,610	$112,469	$145,797	$374,241	$592,408
Performing TDR*	25,494	28,286	31,152	—	—
Nonaccrual	—	20,913	28,525	14,873	5,152

Total	$110,104	$161,668	$205,474	$389,114	$597,560

Top 10 Customer Loan Relationships	$128,739	$151,503	$173,162	$228,800	$266,702

*	TDR = Troubled debt restructures

Commercial loan relationships greater than $10 million as a percent of tier 1 capital and the allowance for loan losses was reduced to 45.8 percent at December 31, 2011, compared with 66.5 percent at year-end 2010, 85.9 percent at year-end 2009, 162.1 percent at the end of 2008 and 258.1 percent at the end of 2007.

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

December 31,	2011	2010	2009	2008	2007
Construction & Land Development Loans to Total Risk Based Capital	22%	39%	81%	206%	265%
CRE Loans to Total Risk Based Capital	174%	218%	274%	389%	390%

Below is the geographic location of the Company’s construction and land development loans (excluding loans to individuals) as a percentage of total construction and land development loans. The significant percentage increase in several of the counties at December 31, 2011 was caused by the decline in total construction and land development loans, which declined from $47.8 million at December 31, 2010 to $22.6 million at December 30, 2011 as a result of one large commercial land loan in Palm Beach county being collected.

	% of Total Construction and Land Development Loans
Florida County	2011	2010	2009
St. Lucie	24.8	12.0	16.6
Brevard	15.5	7.5	9.7
Martin	15.2	9.6	6.0
Okeechobee	11.6	5.4	2.3
Palm Beach	9.1	50.1	23.5
Indian River	8.7	4.9	13.6
Broward	6.6	0.0	3.6
Orange	2.6	1.9	2.8
Lake	2.3	1.1	0.4
Hendry	2.1	1.4	1.1
Marion	1.0	0.5	1.1
Columbia	0.4	0.2	0.0
Charlotte	0.0	1.9	0.7
Collier	0.0	3.5	1.9
Highlands	0.0	0.0	0.2
Miami-Dade	0.0	0.0	6.9
Volusia	0.0	0.0	9.0
Pinellas	0.0	0.0	0.4
Other	0.1	0.0	0.2

Total	100.0	100.0	100.0

Deposits and Borrowings

The Company’s balance sheet continues to be primarily core funded. The Company utilizes a focused retail deposit growth strategy that has successfully generated core deposit relationships and increased services per household since its implementation in the first quarter of 2008. During the first, second, third and fourth quarters of 2011, Seacoast National added 2,146, 1,825, 2,093 and 1,833 in new core deposit households, respectively, up by 470 new deposit households or 28.0 percent, 179 new deposit households or 10.8 percent, 275 new deposit households or 15.1 percent and 484 new deposit households or 35.9 compared to the same quarters in 2010. New core household growth increased by 21.6 percent over 2011 with new personal checking relationships up 20.2 percent and new commercial business checking relationships increasing 27.3 percent compared to 2010.

Total deposits increased $81,513,000, or 5.0 percent, to $1,718,741,000 at December 31, 2011 compared to one year earlier. Declining brokered deposits and single service time deposits were more than offset by increasing low cost or no cost deposits. Since December 31, 2010, interest bearing deposits (NOW, savings and money markets deposits) increased $109,736,000 or 13.5 percent to $922,361,000, noninterest bearing demand deposits increased $38,735,000 or 13.4 percent to $328,356,000, and CDs decreased $66,958,000 or 12.5 percent to $468,024,000. During 2010, total deposits decreased $142,206,000, or 8.0 percent, to $1,637,228,000 at December 31, 2010 compared to December 31, 2009. The decrease was primarily related to declining brokered deposits and single service time deposits.

Securities sold under repurchase agreements increased over the past twelve months by $38,039,000 or 38.7 percent to $136,252,000 at December 31, 2011. Repurchase agreements are offered by Seacoast National to select customers who wish to sweep excess balances on a daily basis for investment purposes. Public funds comprise a significant amount of the outstanding balance, with safety a major concern for these customers. At December 31, 2011, the number of sweep repurchase accounts was 168, compared to 165 a year ago.

At December 31, 2011, other borrowings were comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the Federal Home Loan Bank (“FHLB”) of $50.0 million. The FHLB advances mature in 2017. For 2011 and 2010, the weighted average cost of our FHLB advances was 3.22 percent, unchanged.

The Company has two wholly owned trust subsidiaries, SBCF Capital Trust I and SBCF Statutory Trust II that were both formed in 2005. In 2007, the Company formed an additional wholly owned trust subsidiary, SBCF Statutory Trust III. The 2005 trusts each issued $20.0 million (totaling $40.0 million) of trust preferred securities and the 2007 trust issued an additional $12.0 million in trust preferred securities. All trust preferred securities are guaranteed by the Company on a junior subordinated basis. The Federal Reserve’s rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25 percent of core capital, net of goodwill and intangibles. The Company believes that its trust preferred securities qualify under these revised regulatory capital rules and expects that it will be able to treat all $52.0 million of trust preferred securities as Tier 1 capital. For regulatory purposes, the trust preferred securities are added to the Company’s tangible common shareholders’ equity to calculate Tier 1 capital. The weighted average interest rate of our outstanding subordinated debt related to trust preferred securities was 1.71 percent during 2011, compared to 1.91 percent during 2010. The Company also formed SBCF Capital Trust IV and SBCF Capital Trust V in 2008, however, both are currently inactive.

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

At December 31, 2011, the Company had $648,362,000 in securities available for sale (representing 97.0 percent of total securities), and securities held for investment of $19,977,000 (3.0 percent of total securities). The Company's securities portfolio increased $206.3 million or 44.7 percent from December 31, 2010 and $51.3 million or 12.5 percent from December 31, 2009. The portfolio has increased as a result of deposit growth and weak loan demand.

As part of the Company’s interest rate risk management process, an average duration for the securities portfolio is targeted. In addition, securities are acquired which return principal monthly that can be reinvested. Agency and private label mortgage backed securities and collateralized mortgage obligations comprise $657,786,000 of total securities, approximately 98 percent of the portfolio. Remaining securities are largely comprised of U.S. Treasury, and tax-exempt bonds issued by states, counties and municipalities.

The effective duration of the investment portfolio at December 31, 2011 was 2.3 years, compared to 2.9 years at December 31, 2010 and management believes it will maintain an effective duration between 2.0 to 3.0 over 2012.

Cash and due from banks and interest bearing deposits (aggregated) totaled $167,081,000 at December 31, 2011, compared to $211,405,000 at December 31, 2010, which reflects the investment of funds in the securities portfolio during 2011. The Company has maintained additional liquidity during the uncertain environment and may use additional funds to increase loans and investments as the economy continues to improve.

At December 31, 2011, available for sale securities had gross losses of $3,840,000 and gross gains of $12,355,000, compared to gross losses of $3,748,000 and gross gains of $6,734,000 at December 31, 2010. All of the securities with unrealized losses are reviewed for other-than-temporary impairment at least quarterly. As a result of these reviews during the first, second, third and fourth quarters of 2011 and 2010, it was determined that the unrealized losses were not other than temporarily impaired and the Company has the intent and ability to retain these securities until recovery over the periods presented (see additional discussion under “Critical Accounting Estimates-Fair Value and Other than Temporary Impairment of Securities Classified as Available for Sale”).

Company management considers the overall quality of the securities portfolio to be high. The Company has no exposure to securities with subprime collateral and had no Fannie Mae or Freddie Mac preferred stock when these entities were placed in conservatorship. The Company holds no interests in trust preferred securities.

Fourth Quarter Review

Net income available to common shareholders for the fourth quarter of 2011 totaled $1,611,000 or $0.02 per average common diluted share, compared to the third and second quarter 2011’s net income of $1,711,000 or $0.02 per average common diluted share and $176,000 or $0.00 per average common diluted share, respectively, and first quarter 2011’s net loss available to common shareholders of $579,000 or $0.01 per average common diluted share. The net income available to common shareholders in 2011 reflects a significant improvement when compared to a loss in 2010 for the fourth quarter of $11,142,000 or $0.12 per average common diluted share. The improved performance for 2011 primarily reflects lower credit costs through lower provisioning for loan losses and releases from our ALL reserve.

Our net interest margin of 3.42 percent declined slightly, decreasing 2 basis points during the fourth quarter of 2011 from the third quarter of 2011, and was identical to the fourth quarter 2010’s result. The Company has continued to benefit from lower rates paid for interest bearing liabilities due to the Federal Reserve’s reduction in interest rates, as well as, an improved mix of deposits and reduction of nonaccrual loans, but a changing earning assets mix has been partially offsetting. The average cost of interest bearing liabilities was 10 basis points lower for the fourth quarter 2011 compared to the third quarter of 2011, 8 basis points lower for the third quarter 2011, compared to the second quarter of 2011, 3 basis points lower for the second quarter of 2011, compared to the first quarter of 2011, and 3 basis points lower for the first quarter of 2011, compared to the fourth quarter of 2010, resulting in a total reduction of 24 basis points over the last twelve months. The yield on earning assets declined by 9 basis points during the fourth quarter of 2011, compared to the third quarter of 2011, and was 20 basis points lower than for the fourth quarter of 2010. Loan demand was better in the third and fourth quarter of 2011 (compared to the first half of 2011) with improved loan production. However, we expect loan demand to continue to be challenging in 2012, which may impede further improvement to the yield on earning assets.

Noninterest income (excluding securities gains and losses) totaled $4.9 million for the fourth quarter of 2011, compared to $4.7 million for the third quarter of 2011, $4.5 million for the second quarter of 2011, $4.2 million for the first quarter of 2011, and $5.3 million for the fourth quarter of 2010. Included in fourth quarter 2010’s result was a $600,000 gain on the sale of Seacoast National’s merchant income portfolio that is reflected in other income. Signs of improved stability in home prices and greater transaction volumes resulted in fee income from residential real estate production increasing by $100,000 over fourth quarter 2010’s result. Service charges on deposit accounts were $9,000 higher when compared to fourth quarter 2010 and interchange income increased $139,000 over the same period. Service charges and fees derived from customer relationships increased as a result of more accounts and households as a result of our retail deposit growth strategy. Revenue from wealth management services was $47,000 lower when compared to fourth quarter 2010, and marine finance fees were $22,000 lower over the same period. Consumer activity and spending has been more robust despite weak economic conditions and directly affects many of the Company’s fee-based business activities.

Noninterest expenses increased by $0.9 million versus third quarter 2011’s result, but were $7.8 million lower when compared to the fourth quarter of 2010. Overhead related to FDIC insurance assessments, legal and professional costs and most significantly, (on an aggregate basis) asset dispositions expense and losses on other real estate owned and repossessed assets were lower compared to fourth quarter 2010, by $268,000, $484,000 and $8,356,000, respectively. The reduction in FDIC insurance assessments reflects the FDIC’s change in methodology for calculating assessments on April 1, 2011 that has benefited the Company since its inception. Legal and professional fees and asset disposition and losses on OREO reflect the decrease in problem assets in 2011, versus 2010. Increases from the fourth quarter of 2010 were primarily a result of salary and wages (up $762,000, including $310,000 related to severance that will provide a quarterly reduction to wages of $125,000 prospectively), employee benefits (up $294,000, including higher group health costs of $223,000 for the fourth quarter of 2011), and marketing costs [supporting our growth strategies] (higher by $183,000 year over year for the fourth quarter of 2011).

A provision for loan losses of $0.4 million was recorded in the fourth quarter of 2011, compared to no provisioning for the third quarter of 2011, $0.6 million and $0.9 million for the first and second quarters of 2011, respectively, and $4.0 million for the fourth quarter of 2010. Provisions for loans losses were much higher during 2010 as a result of higher net charge-offs and the Company maintaining its allowance for loan losses to loans outstanding ratio at 3.04 percent at December 31, 2010. The allowance for loan losses to loans outstanding ratio at December 31, 2011 was 2.12 percent, reflecting improvement in credit quality.

Table 1 — Condensed Income Statement*

	2011	2010	2009
	(Tax equivalent basis)
Net interest income	3.25%	3.20%	3.31%
Provision for loan losses	0.10	1.52	5.60
Noninterest income
Securities gains, net	0.06	0.18	0.24
Other	0.89	0.87	0.79
Noninterest expense
Goodwill impairment	—	—	2.24
Other	3.77	4.31	3.61

Income (loss) before income taxes	0.33	(1.58)	(7.11)
Provision (benefit) for income taxes including tax equivalent adjustment	0.01	0.02	(0.53)

Net income (loss)	0.32%	(1.60)%	(6.58)%

*	As a Percent of Average Assets

Table 2 — Changes in Average Earning Assets

	Increase/(Decrease) 2011 vs 2010		Increase/(Decrease) 2010 vs 2009
	(Dollars in thousands)
Securities:
Taxable	$163,271	39.6%	$55,749	15.6%
Nontaxable	(2,071)	(38.2)	(1,530)	(22.0)
Federal funds sold and other investments	(66,479)	(28.9)	99,070	75.7
Loans, net	(110,890)	(8.4)	(260,162)	(16.4)

TOTAL	$(16,169)	(0.8)	$(106,873)	(5.1)

Table 3 — Rate/Volume Analysis (on a Tax Equivalent Basis)

	2011 vs 2010 Due to Change in:			2010 vs 2009 Due to Change in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
	Amount of increase (decrease)
EARNING ASSETS
Securities
Taxable	$5,232	$(1,613)	$3,619	$2,218	$(4,694)	$(2,476)
Nontaxable	(132)	1	(131)	(99)	(16)	(115)

	5,100	(1,612)	3,488	2,119	(4,710)	(2,591)
Federal funds sold and other investments	(305)	123	(182)	460	(142)	318
Loans, net	(5,757)	(1,351)	(7,108)	(13,788)	(1,588)	(15,376)

TOTAL EARNING ASSETS	(962)	(2,840)	(3,802)	(11,209)	(6,440)	(17,649)

INTEREST BEARING LIABILITIES
NOW(2)	(21)	(455)	(476)	(3)	(829)	(832)
Savings deposits	26	(79)	(53)	13	(204)	(191)
Money market accounts(2)	(120)	(932)	(1,052)	437	(1,493)	(1,056)
Time deposits	(1,150)	(1,580)	(2,730)	(2,911)	(4,493)	(7,404)

	(1,265)	(3,046)	(4,311)	(2,464)	(7,019)	(9,483)
Federal funds purchased and other short term borrowings	52	(13)	39	(96)	(98)	(194)
Other borrowings	0	(104)	(104)	(368)	(242)	(610)

TOTAL INTEREST BEARING LIABILITIES	(1,213)	(3,163)	(4,376)	(2,928)	(7,359)	(10,287)

NET INTEREST INCOME	$251	$323	$574	$(8,281)	$919	$(7,362)

(1)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

(2)	Certain reclassifications have been made to prior years' presentation to conform to the current year presentation.

Table 4 — Changes in Average Interest Bearing Liablities

	Increase/(Decrease) 2011 vs 2010		Increase/(Decrease) 2010 vs 2009
	(Dollars in thousands)
NOW(1)	$(7,306)	(1.8)%	$(625)	(0.2)%
Savings deposits	18,180	17.1	4,882	4.8
Money market accounts(1)	(21,942)	(6.5)	47,151	16.1
Time deposits	(63,002)	(10.9)	(125,327)	(17.9)
Federal funds purchased and other short term borrowings	19,389	22.3	(30,065)	(25.7)
Other borrowings	—	—	(13,110)	(11.2)

TOTAL	$(54,681)	(3.4)	$(117,094)	(6.7)

Table 5 — Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates (1)

	2011			2010			2009
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
EARNING ASSETS
Securities
Taxable	$575,414	$17,500	3.04%	$412,143	$13,881	3.37%	$356,394	$16,357	4.59%
Nontaxable	3,352	214	6.38	5,423	345	6.36	6,953	460	6.62

	578,766	17,714	3.06	417,566	14,226	3.41	363,347	16,817	4.63
Federal funds sold and other investments	163,419	797	0.49	229,898	979	0.43	130,828	661	0.51
Loans, net(2)	1,216,221	62,501	5.14	1,327,111	69,609	5.25	1,587,273	84,985	5.35

TOTAL EARNING ASSETS	1,958,406	81,012	4.14	1,974,575	84,814	4.30	2,081,448	102,463	4.92
Allowance for loan losses	(32,228)			(41,650)			(36,951)
Cash and due from banks	30,502			29,966			32,336
Bank premises and equipment	35,146			37,948			42,997
Other assets	71,858			79,731			108,588

	$2,063,684			$2,080,570			$2,228,418

INTEREST BEARING LIABILITIES
NOW(3)	$399,044	941	0.24%	$406,350	1,417	0.35%	$406,975	2,249	0.55%
Savings deposits	124,798	137	0.11	106,618	190	0.18	101,736	381	0.37
Money market accounts(3)	317,922	1,293	0.41	339,864	2,345	0.69	292,713	3,401	1.16
Time deposits	512,766	8,615	1.68	575,768	11,345	1.97	701,095	18,749	2.67
Federal funds purchased and other short term borrowings	106,495	276	0.26	87,106	237	0.27	117,171	431	0.37
Other borrowings	103,610	2,691	2.60	103,610	2,795	2.70	116,720	3,405	2.92

TOTAL INTEREST BEARING
LIABILIITIES	1,564,635	13,953	0.89	1,619,316	18,329	1.13	1,736,410	28,616	1.65
Demand deposits	323,044			277,754			276,412
Other liabilities	10,709			11,478			16,798

	1,898,388			1,908,548			2,029,620
Shareholders’ equity	165,296			172,022			198,798

	$2,063,684			$2,080,570			$2,228,418

Interest expense as % of earning assets			0.71%			0.93%			1.37%
Net interest income/yield on earning assets		$67,059	3.42%		$66,485	3.37%		$73,847	3.55%

(1)	The tax equivalent adjustment is based on a 35% tax rate.

(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

(3)	Certain reclassifications have been made to prior years' presentation to conform to the current year presentation.

Table 6 — Noninterest Income

	Year Ended			% Change
	2011	2010	2009	11/10	10/09
	(Dollars in thousands)
Service charges on deposit accounts	$6,262	$5,925	$6,491	5.7%	(8.7)%
Trust fees	2,111	1,977	2,098	6.8	(5.8)
Mortgage banking fees	2,140	2,119	1,746	1.0	21.4
Brokerage commissions and fees	1,122	1,174	1,416	(4.4)	(17.1)
Marine finance fees	1,209	1,334	1,153	(9.4)	15.7
Interchange income	3,808	3,163	2,613	20.4	21.0
Other deposit based EFT fees	318	321	331	(0.9)	(3.0)
Other	1,375	2,121	1,647	(35.2)	28.8

	18,345	18,134	17,495	1.2	3.7
Securities gains, net	1,220	3,687	5,399	(66.9)	(31.7)

TOTAL	$19,565	$21,821	$22,894	(10.3)	(4.7)

Table 7 — NonInterest Expense

	Year Ended			% Change
	2011	2010	2009	11/10	10/09
	(Dollars in thousands)
Salaries and wages	$27,288	$26,408	$26,693	3.3%	(1.1)%
Employee benefits	5,875	5,717	6,109	2.8	(6.4)
Outsourced data processing costs	6,583	5,981	5,623	10.1	6.4
Telephone / data lines	1,179	1,505	1,835	(21.7)	(18.0)
Occupancy	7,627	7,480	8,260	2.0	(9.4)
Furniture and equipment	2,291	2,398	2,649	(4.5)	(9.5)
Marketing	2,917	2,910	2,067	0.2	40.8
Legal and professional fees	6,137	7,977	6,984	(23.1)	14.2
FDIC assessments	3,013	3,958	4,952	(23.9)	(20.1)
Amortization of intangibles	847	985	1,259	(14.0)	(21.8)
Asset dispositions expense	2,281	2,268	1,172	0.6	93.5
Net loss on other real estate owned and repossessed assets	3,751	13,541	5,155	(72.3)	162.7
Goodwill impairment	—	—	49,813	n/m	(100.0)
Other	7,974	8,428	7,656	(5.4)	10.1

TOTAL	$77,763	$89,556	$130,227	(13.2)	(31.2)

n/m = not meaningful

Table 8 — Capital Resources

	December 31
	2011	2010	2009
		(Dollars in thousands)
TIER 1 CAPITAL
Common stock	$9,469	$9,349	$5,887
Preferred stock	47,497	46,248	44,999
Warrant for purchase of common stock	3,123	3,123	3,123
Additional paid in capital	218,925	218,399	174,973
Accumulated (deficit)	(114,152)	(112,652)	(78,200)
Treasury stock	(13)	(1)	(855)
Qualifying trust preferred securities	52,000	52,000	49,950
Intangibles	(2,289)	(3,137)	(4,121)
Other	284	(7,965)	(1,712)

TOTAL TIER 1 CAPITAL	214,844	205,364	194,044
TIER 2 CAPITAL
Qualifying trust preferred securities	—	—	2,050
Allowance for loan losses, as limited (1)	15,459	15,766	17,981

TOTAL TIER 2 CAPITAL	15,459	15,766	20,031

TOTAL RISK-BASED CAPITAL	$230,303	$221,130	$214,075

Risk weighted assets	$1,226,547	$1,239,245	$1,411,202

Tier 1 risk based capital ratio	17.51%	16.57%	13.75%
Total risk based capital ratio	18.77	17.84	15.16
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	10.31	10.25	8.88
Regulatory minimum	4.00	4.00	4.00
Shareholders' equity to assets	7.96	8.25	7.06
Average shareholders' equity to average total assets	8.01	8.27	8.92

(1)	Includes reserve for unfunded commitments of $44,000 at December 31, 2011 and 2010, respectively, and $65,000 at December 31, 2009.

Table 9 — Loans Outstanding

	December 31
	2011	2010	2009	2008	2007
	(In thousands)
Construction and land development
Residential	$11,255	$14,025	$47,599	$129,899	$295,082
Commercial	11,338	33,773	77,469	209,297	242,448

	22,593	47,798	125,068	339,196	537,530
Individuals	26,591	31,508	37,800	56,047	72,037

	49,184	79,306	162,868	395,243	609,567
Commercial real estate	508,353	543,603	584,217	557,705	517,332

Real estate mortgage
Residential real estate
Adjustable	334,140	303,320	289,378	328,992	319,470
Fixed rate	96,952	82,559	88,645	95,456	87,506
Home equity mortgages	60,253	73,382	86,771	84,810	91,418
Home equity lines	54,901	57,733	60,066	58,502	59,088

	546,246	516,994	524,860	567,760	557,482
Commercial and financial	53,105	48,825	61,058	82,765	126,695
Installment loans to individuals
Automobiles and trucks	8,736	10,874	15,322	20,798	24,940
Marine loans	19,932	19,806	26,423	25,992	33,185
Other	21,943	20,922	22,279	26,118	28,237

	50,611	51,602	64,024	72,908	86,362
Other loans	575	278	476	347	951

TOTAL	$1,208,074	$1,240,608	$1,397,503	$1,676,728	$1,898,389

Table 10 — Loan Maturity Distribution

	December 31, 2011
	Commercial and Financial	Construction and Land Development	Total
		(In thousands)
In one year or less	$6,715	$17,164	$23,879
After one year but within five years:
Interest rates are floating or adjustable	2,382	12,351	14,733
Interest rates are fixed	19,427	11,052	30,479
In five years or more:
Interest rates are floating or adjustable	30	4,754	4,784
Interest rates are fixed	24,551	3,863	28,414

TOTAL	$53,105	$49,184	$102,289

Table 11 — Maturity of Certificates of Deposit of $100,000 or More

	December 31
	2011	% of Total	2010	% of Total
	(Dollars in thousands)
Maturity Group:
Under 3 Months	$67,120	30.2%	$43,335	17.2%
3 to 6 Months	65,463	29.4	42,256	16.8
6 to 12 Months	57,090	25.6	81,580	32.4
Over 12 Months	32,942	14.8	84,730	33.6

TOTAL	$222,615	100.0%	$251,901	100.0%

Table 12 — Summary of Loan Loss Experience

	Year Ended December 31
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Beginning balance	$37,744	$45,192	$29,388	$21,902	$14,915
Provision for loan losses	1,974	31,680	124,767	88,634	12,745
Charge offs:
Construction and land development	4,739	18,135	38,906	72,191	3,788
Commercial real estate	3,663	11,162	31,080	3,384	—
Residential real estate	7,482	10,797	36,282	5,051	575
Commercial and financial	—	759	3,337	2,251	1,071
Consumer	562	775	1,221	502	516

TOTAL CHARGE OFFS	16,446	41,628	110,826	83,379	5,950
Recoveries:
Construction and land development	1,053	483	578	1,858	—
Commercial real estate	354	517	293	—	—
Residential real estate	513	861	529	55	—
Commercial and financial	301	424	197	222	57
Consumer	72	215	266	96	135

TOTAL RECOVERIES	2,293	2,500	1,863	2,231	192

Net loan charge offs (recoveries)	14,153	39,128	108,963	81,148	5,758

ENDING BALANCE	$25,565	$37,744	$45,192	$29,388	$21,902

Loans outstanding at end of year*	$1,208,074	$1,240,608	$1,397,503	$1,676,728	$1,898,389
Ratio of allowance for loan losses to loans outstanding at end of year	2.12%	3.04%	3.23%	1.75%	1.15%
Daily average loans outstanding*	$1,216,221	$1,327,111	$1,587,273	$1,821,679	$1,828,537
Ratio of net charge offs (recoveries) to average loans outstanding	1.16%	2.95%	6.86%	4.45%	0.31%

*	Net of unearned income.

Table 13 — Allowance for Loan Losses

	December 31,
(Dollars in thousands)	2011	2010
ALLOCATION BY LOAN TYPE
Construction and land development	$1,883	$7,214
Commercial real estate loans	11,477	18,563
Residential real estate loans	10,966	10,102
Commercial and financial loans	402	480
Consumer loans	837	1,385

TOTAL	$25,565	$37,744

			December 31
			2009	2008	2007
ALLOCATION BY LOAN TYPE(1)
Commercial real estate loans			$30,955	$17,569	$11,884
Residential real estate loans			9,667	6,437	6,058
Commercial and financial loans			1,099	2,782	3,070
Consumer loans			3,471	2,600	890

TOTAL			$45,192	$29,388	$21,902

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Construction and land development	4.1%	6.4%	11.7%	23.6%	32.1%
Commercial real estate loans	42.1	43.8	41.7	33.3	27.2
Residential real estate loans	45.2	41.7	37.6	33.8	29.4
Commercial and financial loans	4.4	3.9	4.4	5.0	6.7
Consumer loans	4.2	4.2	4.6	4.3	4.6

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	The Company does not have the ability to restate allocation by loan type to the new format for years prior to 2010.

Table 14 — Nonperforming Assets

Financing Receivables on Nonaccrual Status

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Nonaccrual loans(1)(2)
Construction and land development	$2,227	$29,229	$59,809	$72,328	$52,952
Commercial real estate loans	13,120	19,101	23,865	4,387	11,333
Residential real estate loans	12,555	14,810	12,790	10,163	3,531
Commercial and financial loans	16	4,607	535	—	18
Consumer loans	608	537	877	92	—

Total	28,526	68,284	97,876	86,970	67,834

Other real estate owned
Construction and land development	10,879	15,358	19,086	1,313	579
Commercial real estate loans	7,517	8,368	3,461	—	—
Residential real estate loans	2,550	1,971	2,838	3,722	156

Total	20,946	25,697	25,385	5,035	735

TOTAL NONPERFORMING ASSETS	$49,472	$93,981	$123,261	$92,005	$68,569

Amount of loans outstanding at end of year(2)	$1,208,074	$1,240,608	$1,397,503	$1,676,728	$1,898,389
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	4.03%	7.42%	8.66%	5.47%	3.61%
Accruing loans past due 90 days or more	$—	$—	$156	$1,838	$25
Loans restructured and in compliance with modified terms(3)	71,611	66,350	57,433	12,616	11

(1)	Interest income that could have been recorded during 2011, 2010 and 2009 related to nonaccrual loans was $1,178,000, $5,087,000, and $6,602,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.

(2)	Net of unearned income.

(3)	Interest income that would have been recorded based on original contractual terms was $4,734,000, $4,187,000, and $3,856,000, respectively, for 2011, 2010 and 2009. The amount included in interest income under the modified terms for 2011, 2010 and 2009 was $3,194,000, $2,439,000, and $2,958,000, respectively.

Table 15 — Securities Available For Sale

	December 31
	Amortized Cost	Fair Value	Unrealized Gains	Unrealized Losses
	(In thousands)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2011	$1,699	$1,724	$25	$—
2010	4,192	4,212	20	—
Mortgage-backed securities of U.S. Government Sponsored Entities
2011	135,665	138,447	2,819	(37)
2010	120,439	120,634	1,218	(1,023)
Collateralized mortgage obligations of U.S. Government Sponsored Entities
2011	428,139	436,934	9,111	(316)
2010	212,715	215,459	4,101	(1,357)
Private collateralized mortgage obligations
2011	73,247	70,090	330	(3,487)
2010	90,428	90,384	1,325	(1,369)
Obligations of state and political subdivisions
2011	1,097	1,167	70	—
2010	1,638	1,709	71	—
Other
2011	—	—	—	—
2010	2,742	2,742	—	—
Total Securities Available For Sale
2011	$639,847	$648,362	$12,355	$(3,840)

2010	$432,154	$435,140	$6,735	$(3,749)

Table 16 — Securities Held For Investment

	December 31
	Amortized Cost	Fair Value	Unrealized Gains	Unrealized Losses
	(In thousands)
Collateralized mortgage obligations of U.S. Government Sponsored Entities
2011	$10,475	$10,339	$—	$(136)
2010	15,423	15,508	85	—
Private collateralized mortgage obligations
2011	1,840	1,880	40	—
2010	3,540	3,619	79	—
Obligations of states and political subdivisions
2011	6,662	7,232	570	—
2010	7,398	7,223	69	(244)
Other Securities
2011	1,000	1,036	36	—
2010	500	503	3	—
Total Securities Held For Investment
2011	$19,977	$20,487	$646	$(136)

2010	$26,861	$26,853	$236	$(244)

Table 17 — Maturity Distribution of Securities Held For Investment

	December 31, 2011
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	No Contractual Maturity	Total	Average Maturity In Years
	(Dollars in thousands)
AMORTIZED COST
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$—	$—	$10,475	$—	$—	$10,475	5.81
Private collateralized mortgage obligations	—	1,840	—	—	—	1,840	4.90
Obligations of state and political subdivisions	—	127	1,503	5,032	—	6,662	12.69
Other	—	—	—	—	1,000	1,000	*

Total Securities Held For Investment	$—	$1,967	$11,978	$5,032	$1,000	$19,977	8.14

FAIR VALUE
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$—	$—	$10,339	$—	$—	$10,339
Private collateralized mortgage obligations	—	1,880	—	—	—	1,880
Obligations of state and political subdivisions	—	127	1,632	5,473	—	7,232
Other	—	—	—	—	1,036	1,036

Total Securities Held For Investment	$—	$2,007	$11,971	$5,473	$1,036	$20,487

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	—	—	2.20%	—	—	2.20%
Private collateralized mortgage obligations	—	5.15%	—	—	—	5.15%
Obligations of state and political subdivisions	—	6.73%	6.04%	4.97%	—	5.25%
Other	—	—	—	—	2.93%	2.93%
Total Securities Held For Investment	—	5.25%	2.68%	4.97%	2.93%	3.53%

*	Other Securities excluded from calculated average for total securities.

Table 18 — Maturity Distribution of Securities Available For Sale

	December 31, 2011
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	No Contractual Maturity	Total	Average Maturity In Years
	(Dollars in thousands)
AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$—	$1,699	$—	$—	$—	$1,699	1.37
Mortgage-backed securities of U.S. Government Sponsored Entities	—	68,583	44,671	22,411	—	135,665	6.20
Collateralized mortgage obligations of U.S. Government Sponsored Entities	5,762	317,299	105,078	—	—	428,139	4.39
Private collateralized mortgage obligations	—	56,405	16,842	—	—	73,247	3.90
Obligations of state and political subdivisions	—	—	1,097	—	—	1,097	6.77

Total Securities Available For Sale	$5,762	$443,986	$167,688	$22,411	$—	$639,847	4.71

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$—	$1,724	$—	$—	$—	$1,724
Mortgage-backed securities of U.S. Government Sponsored Entities	—	70,141	45,440	22,866	—	138,447
Collateralized mortgage obligations of U.S. Government Sponsored Entities	5,889	324,733	106,312	—	—	436,934
Private collateralized mortgage obligations	—	54,431	15,659	—	—	70,090
Obligations of state and political subdivisions	—	—	1,167	—	—	1,167

Total Securities Available For Sale	$5,889	$451,029	$168,578	$22,866	$—	$648,362

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	—	1.28%	—	—	—	1.28%
Mortgage-backed securities of U.S. Government Sponsored Entities	—	2.73%	2.21%	2.31%	—	2.49%
Collateralized mortgage obligations of U.S. Government Sponsored Entities	5.47%	2.80%	2.84%	—	—	2.85%
Private collateralized mortgage obligations	0.00%	4.36%	4.35%	—	—	4.36%
Obligations of state and political subdivisions	—	—	6.65%	—	—	6.65%
Total Securities Available For Sale	5.47%	2.99%	2.85%	2.31%	0.00%	2.95%

Table 19 — Interest Rate Sensitivity Analysis (1)

	December 31, 2011
	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
	(Dollars in thousands)
Federal funds sold and interest bearing deposits	$125,945	$—	$—	$—	$125,945
Securities (2)	198,349	121,546	244,559	95,370	659,824
Loans, net (3)	218,441	256,662	558,283	152,957	1,186,343

Earning assets	542,735	378,208	802,842	248,327	1,972,112
Savings deposits (4)	922,361	—	—	—	922,361
Time deposits	125,541	262,800	79,643	40	468,024
Borrowings	189,862	—	—	50,000	239,862

Interest bearing liablities	1,237,764	262,800	79,643	50,040	1,630,247

Interest sensitivity gap	$(695,029)	$115,408	$723,199	$198,287	$341,865

Cumulative gap	$(695,029)	$(579,621)	$143,578	$341,865

Cumulative gap to total earning assets (%)	(35.2)	(29.4)	7.3	17.3
Earning assets to interest bearing liabilities (%)	43.8	143.9	1,008.1	496.3

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2)	Securities are stated at amortized cost.

(3)	Excludes nonaccrual loans.

(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $603,209) were deemed repriceable in "4-12 months", the interest sensitivity gap and cumulative gap would be ($91,820) or (4.7)% of total earning assets and an earning assets to interest bearing liabilities for the 0-3 months category of 85.5%

Stock Performance Graph

The line graph below compares the cumulative total stockholder return on Seacoast common stock for the five years ended December 31, 2011 with the cumulative total return of the NASDAQ Composite Index and the SNL Southeast Bank Index for the same period. The graph and table assume that $100 was invested on December 29, 2006 (the last day of trading for the year ended December 31, 2006) in each of Seacoast common stock, the NASDAQ Composite Index and the SNL Southeast Bank Index. The cumulative total return represents the change in stock price and the amount of dividends received over the period, assuming all dividends were reinvested.

Comparison of Five-Year Cumulative Return for Seacoast Common Stock, the NASDAQ Composite Index and the SNL Southeast Bank Index

Total Return Performance

	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
Seacoast Banking Corporation of Florida	100.00	42.98	28.64	7.09	6.35	6.61
NASDAQ Composite	100.00	110.66	66.42	96.54	114.06	113.16
SNL Southeast Bank	100.00	75.33	30.50	30.62	29.73	17.39

SELECTED QUARTERLY INFORMATION

QUARTERLY CONSOLIDATED INCOME (LOSS) STATEMENTS (UNAUDITED)

	2011 Quarters				2010 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)
Net interest income:
Interest income	$20,058	$20,278	$20,287	$20,169	$20,243	$20,838	$21,048	$22,412
Interest expense	3,084	3,410	3,746	3,713	3,922	4,377	4,831	5,199

Net interest income	16,974	16,868	16,541	16,456	16,321	16,461	16,217	17,213
Provision for loan losses	432	—	902	640	3,975	8,866	16,771	2,068

Net interest income after provision for loan losses	16,542	16,868	15,639	15,816	12,346	7,595	(554)	15,145
Noninterest income:
Service charges on deposit accounts	1,599	1,675	1,546	1,442	1,590	1,511	1,452	1,372
Trust fees	530	541	517	523	510	500	491	476
Mortgage banking fees	680	556	509	395	580	654	464	421
Brokerage commissions and fees	258	321	223	320	325	306	257	286
Marine finance fees	333	229	349	298	355	330	310	339
Interchange income	953	969	995	891	814	810	822	717
Other deposit based EFT fees	78	71	79	90	75	71	82	93
Other income	452	344	329	250	938	350	374	459
Securities gains, net	1,083	137	—	—	—	210	1,377	2,100

Total noninterest income	5,966	4,843	4,547	4,209	5,187	4,742	5,629	6,263
Noninterest expenses:
Salaries and wages	7,301	6,902	6,534	6,551	6,539	6,631	6,776	6,462
Employee benefits	1,447	1,391	1,437	1,600	1,153	1,367	1,419	1,778
Outsourced data processing costs	1,677	1,685	1,699	1,522	1,496	1,503	1,503	1,479
Telephone/data lines	285	286	319	289	321	383	402	399
Occupancy	1,795	1,967	1,919	1,946	1,699	1,928	1,911	1,942
Furniture and equipment	525	555	618	593	609	595	585	609
Marketing	947	551	667	752	764	577	913	656
Legal and professional fees	1,299	1,496	1,585	1,757	1,783	2,491	1,602	2,101
FDIC assessments	679	687	688	959	947	966	1,039	1,006
Amortization of intangibles	212	211	212	212	212	212	246	315
Asset disposition expense	275	479	441	1,086	1,122	587	310	249
Net loss on other real estate owned and repossessed assets	1,254	906	1,142	449	8,763	849	105	3,824
Other	2,264	1,947	1,812	1,951	2,330	1,886	2,060	2,152

Total noninterest expenses	19,960	19,063	19,073	19,667	27,738	19,975	18,871	22,972

Income (loss) before income taxes	2,548	2,648	1,113	358	(10,205)	(7,638)	(13,796)	(1,564)
Provision for income taxes	—	—	—	—	—	—	—	—

Net income (loss)	2,548	2,648	1,113	358	(10,205)	(7,638)	(13,796)	(1,564)
Preferred stock dividends and accretion on preferred stock discount	937	937	937	937	937	937	937	937

Net income (loss) available to shareholders	$1,611	$1,711	$176	$(579)	$(11,142)	$(8,575)	$(14,733)	$(2,501)

PER COMMON SHARE DATA
Net income (loss) diluted	$0.02	$0.02	$—	$(0.01)	$(0.12)	$(0.09)	$(0.25)	$(0.04)
Net income (loss) basic	0.02	0.02	—	(0.01)	(0.12)	(0.09)	(0.25)	(0.04)
Cash dividends declared:
Common stock	—	—	—	—	—	—	—	—
Market price common stock:
Low close	1.28	1.27	1.49	1.43	1.12	1.12	1.28	1.37
High close	1.69	1.74	1.87	1.86	1.46	1.48	2.50	2.04
Bid price at end of period	1.52	1.47	1.50	1.58	1.46	1.22	1.33	1.69

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Seacoast Banking Corporation of Florida:

We have audited Seacoast Banking Corporation of Florida and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Seacoast Banking Corporation of Florida maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated March 14, 2012 expressed an unqualified opinion on those consolidated financial statements.

Miami, Florida

March 14, 2012

Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Seacoast Banking Corporation of Florida:

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Miami, Florida

March 14, 2012

Certified Public Accountants

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	For the Year Ended December 31
	2011	2010	2009
	(Dollars in thousands, except share data)
INTEREST INCOME
Interest on securities
Taxable	$17,500	$13,881	$16,357
Nontaxable	140	227	305
Interest and fees on loans	62,355	69,454	84,882
Interest on federal funds sold and interest bearing deposits	797	979	661

Total interest income	80,792	84,541	102,205
INTEREST EXPENSE
Interest on savings deposits	2,371	3,952	6,031
Interest on time certificates	8,615	11,345	18,749
Interest on short term borrowings	276	237	431
Interest on subordinated debt	1,084	1,188	1,354
Interest on other borrowings	1,607	1,607	2,051

Total interest expense	13,953	18,329	28,616

NET INTEREST INCOME	66,839	66,212	73,589
Provision for loan losses	1,974	31,680	124,767

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	64,865	34,532	(51,178)
NONINTEREST INCOME
Securities gains, net	1,220	3,687	5,399
Other	18,345	18,134	17,495

Total noninterest income	19,565	21,821	22,894
NONINTEREST EXPENSE
Other noninterest expenses	77,763	89,556	80,414
Goodwill impairment	—	—	49,813

Total noninterest expense	77,763	89,556	130,227

INCOME (LOSS) BEFORE INCOME TAXES	6,667	(33,203)	(158,511)
Benefit for income taxes	0	0	(11,825)

NET INCOME (LOSS)	6,667	(33,203)	(146,686)
Preferred stock dividends and accretion on preferred stock discount	3,748	3,748	3,748

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$2,919	$(36,951)	$(150,434)

SHARE DATA
Net income (loss) per share of common stock
Diluted	$0.03	$(0.48)	$(4.74)
Basic	0.03	(0.48)	(4.74)

Average common shares outstanding
Diluted	93,801,073	76,561,692	31,733,260
Basic	93,511,983	76,561,692	31,733,260

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2011	2010
	(Dollars in thousands, except share data)
ASSETS
Cash and due from banks	$41,136	$35,358
Interest bearing deposits with other banks	125,945	176,047

Total cash and cash equivalents	167,081	211,405
Securities available for sale (at fair value)	648,362	435,140
Securities held for investment (fair values: $20,487 in 2011 and $26,853 in 2010)	19,977	26,861

Total securities	668,339	462,001
Loans available for sale	6,795	12,519
Loans, net of deferred costs of $1,632 in 2011 and $973 in 2010	1,208,074	1,240,608
Less: Allowance for loan losses	(25,565)	(37,744)

Net loans	1,182,509	1,202,864
Bank premises and equipment, net	34,227	36,045
Other real estate owned	20,946	25,697
Other intangible assets	2,289	3,137
Other assets	55,189	62,713

TOTAL ASSETS	$2,137,375	$2,016,381

LIABILITIES
Demand deposits (noninterest bearing)	$328,356	$289,621
NOW	469,631	401,005
Savings deposits	133,578	113,082
Money market accounts	319,152	298,538
Other time deposits	244,886	281,681
Brokered time certificates	4,558	7,093
Time certificates of $100,000 or more	218,580	246,208

Total deposits	1,718,741	1,637,228
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	136,252	98,213
Borrowed funds	50,000	50,000
Subordinated debt	53,610	53,610
Other liabilities	8,695	11,031

	1,967,298	1,850,082
Commitments and Contingencies (Notes K and P)
SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0.10 per share - authorized 4,000,000 shares, issued and outstanding 2,000 shares of Series A	47,497	46,248
Warrant for purchase of 589,625 shares of common stock at $6.36 per share	3,123	3,123
Common stock, par value $.10 per share authorized 300,000,000 shares, issued 94,693,002 and outstanding 94,686,801 shares in 2011 and authorized 300,000,000 shares, issued 93,487,652 and outstanding 93,487,581 shares in 2010	9,469	9,349
Additional paid-in capital	218,925	218,399
Accumulated deficit	(114,152)	(112,652)
Less: Treasury stock (6,201 shares in 2011 and 71 shares in 2010), at cost	(13)	(1)

	164,849	164,466
Accumulated other comprehensive income, net	5,228	1,833

TOTAL SHAREHOLDERS’ EQUITY	170,077	166,299

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,137,375	$2,016,381

See notes to consolidated financial statement.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2011	2010	2009
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$81,904	$85,584	$102,138
Fees and commissions received	18,453	19,588	19,181
Interest paid	(16,211)	(17,385)	(28,507)
Cash paid to suppliers and employees	(66,705)	(70,329)	(86,868)
Income taxes (paid) received	(9)	21,262	3,423
Origination of loans designated held for sale	(137,295)	(173,692)	(165,561)
Sale of loans designated held for sale	143,019	179,585	158,628
Net change in other assets	585	(1,954)	548

Net cash provided by operating activities	23,741	42,659	2,982
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	115,287	134,088	94,202
Maturities of securities held for investment	7,733	6,601	10,800
Proceeds from sale of securities available for sale	52,689	102,369	92,686
Proceeds from sale of securities held for investment	—	5,452	—
Purchases of securities available for sale	(379,262)	(275,839)	(255,681)
Purchases of securities held for investment	(1,526)	(21,838)	—
Net new loans and principal payments	(15,248)	78,357	91,395
Proceeds from sale of loans	1,450	16,401	40,484
Proceeds from the sale of other real estate owned	38,075	9,169	5,582
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	1,363	2,477	181
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(360)	(700)	(2,270)
Additions to bank premises and equipment	(1,070)	(552)	(814)

Net cash (used) provided by investing activities	(180,869)	55,985	76,565
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	81,517	(142,206)	(30,994)
Net increase (decrease) in federal funds purchased and repurchase agreements	38,039	(7,460)	(51,823)
Decrease in borrowings	—	—	(15,000)
Issuance of common stock, net of related expense	—	47,127	82,553
Stock based employee benefit plans	123	180	174
Dividend reinvestment plan	—	20	31
Dividends paid on preferred shares	(6,875)	—	(389)
Dividends paid on common stock	—	—	(191)

Net cash provided (used) by financing activities	112,804	(102,339)	(15,639)

Net (decrease) increase in cash and cash equivalents	(44,324)	(3,695)	63,908
Cash and cash equivalents at beginning of year	211,405	215,100	151,192

Cash and cash equivalents at end of year	$167,081	$211,405	$215,100

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

	Common Stock		Preferred Stock		Paid-in	Retained Earnings (Accumulated	Treasury	Accumulated Other Comprehensive
(Dollars and shares in thousands)	Shares	Amount	Shares	Amount	Capital/ Warrants	Deficit)	Stock	Income (Loss), Net	Total
BALANCE AT DECEMBER 31, 2008	19,172	$1,928	2	$43,787	$99,788	$70,278	$(1,839)	$2,059	$216,001
Comprehensive loss:
Net loss	—	—	—	—	—	(146,686)	—	—	(146,686)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,399	1,399
Net reclassification adjustment	—	—	—	—	—	—	—	(1,450)	(1,450)

Comprehensive loss	—	—	—	—	—	—	—	—	(146,737)
Cash dividends at $0.01 per common share	—	—	—	—	—	(191)	—	—	(191)
Cash dividends on preferred shares	—	—	—	—	—	(389)	—	—	(389)
Stock based compensation expense	—	—	—	—	401	—	—	—	401
Common stock issued for stock based employee benefit plans	10	—	—	—	(505)	—	771	—	266
Dividend reinvestment plan	10	—	—	—	(182)	—	213	—	31
Issuance of common stock	39,675	3,959	—	—	81,717	—	—	—	85,676
Clawback of one-half of warrants	—	—	—	—	(3,123)	—	—	—	(3,123)
Accretion on preferred stock discount	—	—	—	1,212	—	(1,212)	—	—	—

BALANCE AT DECEMBER 31, 2009	58,867	5,887	2	44,999	178,096	(78,200)	(855)	2,008	151,935
Comprehensive loss:
Net loss	—	—	—	—	—	(33,203)	—	—	(33,203)
Net unrealized gain on securities	—	—	—	—	—	—	—	1,572	1,572
Net reclassification adjustment	—	—	—	—	—	—	—	(1,747)	(1,747)

Comprehensive loss	—	—	—	—	—	—	—	—	(33,378)
Stock based compensation expense	—	—	—	—	351	—	—	—	351
Common stock issued for stock based employee benefit plans	145	9	—	—	(445)	—	681	—	244
Dividend reinvestment plan	10	—	—	—	(154)	—	173	—	20
Issuance of common stock	34,465	3,453	—	—	43,674	—	—	—	47,127
Accretion on preferred stock discount	—	—	—	1,249	—	(1,249)	—	—	—

BALANCE AT DECEMBER 31, 2010	93,487	9,349	2	46,248	221,522	(112,652)	(1)	1,833	166,299
Comprehensive income:
Net income	—	—	—	—	—	6,667	—	—	6,667
Net unrealized gain on securities	—	—	—	—	—	—	—	3,612	3,612
Net reclassification adjustment	—	—	—	—	—	—	—	(217)	(217)

Comprehensive income	—	—	—	—	—	—	—	—	10,062
Cash dividends on preferred shares	—	—	—	—	—	(6,875)	—	—	(6,875)
Stock based compensation expense	—	—	—	—	273	—	—	—	273
Common stock issued for stock based employee benefit plans	1,200	120	—	—	253	(43)	(12)	—	318
Accretion on preferred stock discount	—	—	—	1,249	—	(1,249)	—	—	—

BALANCE AT DECEMBER 31, 2011	94,687	$9,469	2	$47,497	$222,048	$(114,152)	$(13)	$5,228	$170,077

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

Use of Estimates:    The preparation of these financial statements requires the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses, and contingent liabilities. Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, the valuation of investment securities available for sale, fair value of impaired loans, contingent liabilities, other real estate owned, valuation of deferred tax valuation alllowance and goodwill. Actual results could differ from those estimates.

Securities:    Securities are classified at date of purchase as trading, available for sale or held to maturity. Securities that may be sold as part of the Company's asset/liability management or in response to, or in anticipation of changes in interest rates and resulting prepayment risk, or for other factors are stated at fair value with unrealized gains or losses reflected as a component of shareholders' equity net of tax or included in noninterest income as appropriate. The estimated fair value of a security is determined based on market quotations when available or, if not available, by using quoted market prices for similar securities, pricing models or discounted cash flow analyses, using observable market data where available. Debt securities that the Company has the ability and intent to hold to maturity are carried at amortized cost.

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

The Company accounts for loans in accordance with ASC topics 310 and 470, when due to a deterioration in a borrower’s financial position, the Company grants concessions that would not otherwise be considered. Troubled debt restructured (TDR) loans are tested for impairment and placed in non-accrual status. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectible, the loans are returned to accrual status. When the Company modifies the terms of an existing loan that is not considered a troubled debt restructuring, the Company follows the provisions of ASC 310 “Creditor’s Accounting for a Modification or Exchange of Debt Instruments.”

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

At December 31, 2011 fair market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the fair market value of the entire relationship including the unfunded lending commitment.

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

Other Intangible Assets:    Intangible assets with indefinite lives are not subject to amortization. Rather they are subject to impairment tests at least annually, or more often if events or circumstances indicate there may be impairment. Intangible assets with finite lives continue to be amortized over the period the Company expects to benefit from such assets and are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows. A loss is recognized to reduce the carrying amount to fair value, where appropriate.

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

Note B     Recently Issued Accounting Standards, Not Adopted as of December 31, 2011

ASU No. 2011-05 — Amendments to Topic 220, Comprehensive Income. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. The Company is evaluating its timing of adoption of ASU 2011-05, but will adopt the ASU retrospectively by the due date.

ASU 2011-08, “Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment.” ASU 2011-08 amends Topic 350, “Intangibles – Goodwill and Other,” to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. ASU 2011-08 is effective for annual and interim impairment tests beginning after December 15, 2011, and is not expected to have a significant impact on the Company’s financial statements.

ASU 2011-03, “Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements.” A repurchase agreement is a transaction in which a company sells financial instruments to a buyer, typically in exchange for cash, and simultaneously enters into an agreement to repurchase the same or substantially the same financial instruments from the buyer at a stated price plus accrued interest at a future date. The determination of whether the transaction is accounted for as a sale or a collateralized financing is determined by assessing whether the seller retains effective control of the financial instrument. The ASU changes the assessment of effective control by removing the criterion that requires the seller to have the ability to repurchase or redeem financial assets with substantially the same terms, even in the event of default by the buyer and the collateral maintenance implementation guidance related to that criterion. The Company will apply the new guidance to repurchase agreements entered into or amended after January 1, 2012. The adoption of the ASU did not have a significant impact on the Company’s financial position, results of operations, or EPS.

ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” The ASU requires additional disclosures about financial instruments and derivative instruments that are offset or subject to an enforceable master netting arrangement or similar agreement. The ASU is effective for the interim reporting period ending March 31, 2013 with retrospective disclosure for all comparative periods presented. The Company is evaluating the impact of the ASU; however, it is not expected to materially impact the Company's financial position, results of operations, or EPS.

ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The primary purpose of the ASU is to conform the language in the fair value measurements guidance in U.S. GAAP and IFRS. The ASU also clarifies how to apply existing fair value measurement and disclosure requirements. Further, the ASU requires additional disclosures about transfers between level 1 and 2 of the fair value hierarchy, quantitative information for level 3 inputs, and the level of the fair value measurement hierarchy for items that are not measured at fair value in the statement of financial position but for which the fair value is required to be disclosed. The ASU is effective for the interim reporting period ending March 31, 2012. The Company has adopted the standard as of January 1, 2012. The adoption did not have a significant impact on the Company’s financial position, results of operations, or EPS.

Note C     Cash, Dividend and Loan Restrictions

In the normal course of business, the Company and Seacoast National enter into agreements, or are subject to regulatory agreements that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

Seacoast National is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was $18.3 million for 2011 and a nominal amount for 2010.

Under Federal Reserve regulation, Seacoast National is limited as to the amount it may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2011, the maximum amount available for transfer from Seacoast National to the Company in the form of loans approximated $33.9 million.

The approval of the Office of the Comptroller of the Currency (“OCC”) is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction Seacoast National cannot distribute any dividends to the Company as of December 31, 2011, without prior approval of the OCC.

Note D     Securities

The amortized cost and fair value of secuities available for sale and held for investment at December 31, 2011 and December 31, 2010 are summarized as follows:

	December 31, 2011
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$1,699	$25	$—	$1,724
Mortgage-backed securities of U.S. Government Sponsored Entities	135,665	2,819	(37)	138,447
Collateralized mortgage obligations of U.S. Government Sponsored Entities	428,139	9,111	(316)	436,934
Private collateralized mortgage obligations	73,247	330	(3,487)	70,090
Obligations of state and political subdivisions	1,097	70	—	1,167

	$639,847	$12,355	$(3,840)	$648,362

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$10,475	$—	$(136)	$10,339
Private collateralized mortgage obligations	1,840	40	—	1,880
Obligations of state and political subdivisions	6,662	570	—	7,232
Other	1,000	36	—	1,036

	$19,977	$646	$(136)	$20,487

	December 31, 2010
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$4,192	$20	$—	$4,212
Mortgage-backed securities of U.S. Government Sponsored Entities	120,439	1,218	(1,023)	$120,634
Collateralized mortgage obligations of U.S. Government Sponsored Entities	212,715	4,101	(1,357)	$215,459
Private collateralized mortgage obligations	90,428	1,325	(1,369)	$90,384
Obligations of state and political subdivisions	1,638	71	—	$1,709
Other	2,742	—	—	$2,742

	$432,154	$6,735	$(3,749)	$435,140

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$15,423	$85	$—	$15,508
Private collateralized mortgage obligations	3,540	79	—	$3,619
Obligations of state and political subdivisions	7,398	69	(244)	$7,223
Other	500	3	—	$503

	$26,861	$236	$(244)	$26,853

Proceeds from sales of securities during 2011 were $52,689,000 with gross gains of $1,239,000 and gross losses of $19,000. Proceeds from sales of securities during 2010 were $107,821,000 with gross gains of $3,687,000. Proceeds from the sale of securities during 2009 were $92,686,000 with gross gains of $5,399,000.

Securities with a carrying value of $109,790,000 and a fair value of $109,793,000 at December 31, 2011, were pledged as collateral for United States Treasury deposits, other public deposits and trust deposits. Securities with a carrying and fair value of $171,951,000 were pledged as collateral for repurchase agreements.

The amortized cost and fair value of securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Held for Investment		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)
Due in less than one year	$—	$—	$—	$—
Due after one year through five years	127	127	1,699	1,724
Due after five years through ten years	1,503	1,632	1,097	1,167
Due after ten years	5,032	5,473	—	—

	6,662	7,232	2,796	2,891
Mortgage-backed securities of U.S. Government Sponsored Entities	—	—	135,665	138,447
Collateralized mortgage obligations of U.S. Government Sponsored Entities	10,475	10,339	428,139	436,934
Private collateralized mortgage obligations	1,840	1,880	73,247	70,090
No contractual maturity	1,000	1,036	—	—

	$19,977	$20,487	$639,847	$648,362

The estimated fair value of a security is determined based on market quotations when available or, if not available, by using quoted market prices for similar securities, pricing models or discounted cash flows analyses, using observable market data where available. The tables below indicate the amount of securities with unrealized losses and period of time for which these losses were outstanding at December 31, 2011 and December 31, 2010, respectively.

	December 31, 2011
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
Mortgage-backed securities of U.S. Government Sponsored Entities	$18,800	$(37)	$—	$—	$18,800	$(37)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	59,913	(452)	—	—	59,913	(452)
Private collateralized mortgage obligations	32,615	(2,001)	27,282	(1,486)	59,897	(3,487)

Total temporarily impaired securities	$111,328	$(2,490)	$27,282	$(1,486)	$138,610	$(3,976)

	December 31, 2010
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
Mortgage-backed securities of U.S. Government Sponsored Entities	$61,176	$(1,023)	$—	$—	$61,176	$(1,023)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	42,469	(1,357)	—	—	42,469	(1,357)
Private collateralized mortgage obligations	42,289	(631)	14,214	(738)	56,503	(1,369)
Obligations of state and political subdivisions	4,273	(244)	—	—	4,273	(244)

Total temporarily impaired securities	$150,207	$(3,255)	$14,214	$(738)	$164,421	$(3,993)

The Company owned individual investment securities of $138.6 million with aggregate gross unrealized losses at December 31, 2011. Based on a review of each of the securities in the investment securities portfolio at December 31, 2011, the Company concluded that it expected to recover the amortized cost basis of its investment.

Approximately $3.5 million of the unrealized losses pertain to super senior private label securities secured by collateral originated in 2005 and prior with a fair value of $59.9 million and were attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The collateral underlying these mortgage investments are 30- and 15-year fixed and 10/1 adjustable rate mortgage loans with low loan to values, subordination and historically have had minimal foreclosures and losses. Based on its assessment of these factors, management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest rate movements and not changes in credit quality.

At December 31, 2011, the Company also had $489,000 of unrealized losses on mortgage backed securities of government sponsored entities having a fair value of $78.7 million that were attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The contractual cash flows for these securities are guaranteed by U.S. government agencies and U.S. government-sponsored enterprises. Based on its assessment of these factors , management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest movements and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities.

As of December 31, 2011, the Company does not intend to sell nor is it anticipated that it would be required to sell any of its investment securities that have losses. Therefore, management does not consider any investment to be other-than-temporarily impaired at December 31, 2011.

Included in other assets is $11.9 million of Federal Home Loan Bank and Federal Reserve Bank stock stated at par value. At December 31, 2011, the Company has not identified events or changes in circumstances which may have a significant adverse effect on the fair value of the $11.9 million of cost method investment securities.

Note E     Loans

Information relating to loans at December 31 is summarized as follows:

	2011	2010
	(In thousands)
Construction and land development	$49,184	$79,306
Commercial real estate	508,353	543,603
Residential real estate	546,246	516,994
Commerical and financial	53,105	48,825
Consumer	50,611	51,602
Other	575	278

NET LOAN BALANCES	$1,208,074	$1,240,608

(1)   Net loan balances at December 31, 2011 and 2010 are net of deferred costs of $1,632,000 and $973,000, respectively.

One of the sources of the Company's business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $5,736,000 and $5,332,000 at December 31, 2011 and 2010, respectively. During 2011 new loans totaling $2,421,000 were made and reductions totaled $2,017,000.

At December 31, 2011 and 2010, loans pledged as collateral for borrowings totaled $55.0 million for each year, respectively. At December 31, 2011 no loans were pledged as collateral for letters of credit with the Federal Home Loan Bank (“FHLB”), versus $47.3 million in loans at December 31, 2010.

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

The Company’s extension of credit is governed by the Credit Risk Policy which was established to control the quality of the Company’s loans. These policies and procedures are reviewed and approved by the Board of Directors on a regular basis.

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

The following tables present the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2011 and 2010:

			Accruing
	Accruing	Accruing	Greater			Total
	30-59 Days	60-89 Days	Than			Financing
December 31, 2011	Past Due	Past Due	90 Days	Nonaccrual	Current	Receivables
			(In thousands)
Construction and land development	$6	$215	$—	$2,227	$46,736	$49,184
Commercial real estate	836	—	—	13,120	494,397	508,353
Residential real estate	2,979	607	—	12,555	530,105	546,246
Commerical and financial	80	—	—	16	53,009	53,105
Consumer	246	74	—	608	49,683	50,611
Other	—	—	—	—	575	575

Total	$4,147	$896	$—	$28,526	$1,174,505	$1,208,074

			Accruing
	Accruing	Accruing	Greater			Total
	30-59 Days	60-89 Days	Than			Financing
December 31, 2010	Past Due	Past Due	90 Days	Nonaccrual	Current	Receivables
			(In thousands)
Construction and land development	$147	$20	$—	$29,229	$49,910	$79,306
Commercial real estate	76	—	—	19,101	524,426	543,603
Residential real estate	3,493	598	—	14,810	498,093	516,994
Commerical and financial	70	1	—	4,607	44,147	48,825
Consumer	410	176	—	537	50,479	51,602
Other	—	—	—	—	278	278

Total	$4,196	$795	$—	$68,284	$1,167,333	$1,240,608

Nonaccrual loans and loans past due ninety days or more were $28.5 million and $68.3 million at December 31, 2011 and 2010, respectively. The reduction in interest income associated with loans on nonaccrual status was approximately $1.2 million, $5.1 million, and $6.6 million, for the years ended December 31, 2011, 2010, and 2009, respectively.

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk rating system, the Company classifies problem and potential problem loans as “Special Mention,” “Substandard,” and “Doubtful” and these loans are monitored on an ongoing basis. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as substandard may require a specific allowance, but generally does not exceed 30% of the principal balance. Loans classified as Doubtful, have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans classified as doubtful generally have specific allowances in excess of 30% of the principal balance. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention. Risk ratings are updated any time the situation warrants.

Loans not meeting the criteria above are considered to be pass-rated loans and risk grades are recalculated at least annually by the loan relationship manager. The following tables present the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2011 and 2010:

	Construction			Commercial
	& Land	Commercial	Residential	and	Consumer
December 31, 2011	Development	Real Estate	Real Estate	Financial	Loans	Total
			(In thousands)
Pass	$42,899	$387,161	$505,316	$51,375	$49,299	$1,036,050
Special mention	802	57,334	5,529	1,445	523	65,633
Substandard	90	5,558	133	168	305	6,254
Doubtful	—	—	—	—	—	—
Nonaccrual	2,227	13,120	12,555	16	608	28,526
Troubled debt restructures	3,166	45,180	22,713	101	451	71,611

	$49,184	$508,353	$546,246	$53,105	$51,186	$1,208,074

	Construction			Commercial
	& Land	Commercial	Residential	and	Consumer
December 31, 2010	Development	Real Estate	Real Estate	Financial	Loans	Total
			(In thousands)
Pass	$41,650	$390,792	$473,525	$41,966	$49,643	$997,576
Special mention	265	70,810	1,441	1,866	693	75,075
Substandard	4,140	23,214	5,410	283	276	33,323
Doubtful	—	—	—	—	—	—
Nonaccrual	29,229	19,101	14,810	4,607	537	68,284
Troubled debt restructures	4,022	39,686	21,808	103	731	66,350

	$79,306	$543,603	$516,994	$48,825	$51,880	$1,240,608

Note F    Impaired Loans and Allowance for Loan Losses

During the third quarter of 2011, the Company adopted Accounting Standards Update (ASU) 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (“TDR”) (Topic 310), which modified guidance for identifying restructurings of receivables that constitute a TDR. As a result of adopting the provisions of ASU 2011-02, the Company reassessed all loan modifications that occurred after December 31, 2010 for identification as TDRs. The Company did not identify any loans that were previously measured under general allowance for credit losses methodology as TDRs. The Company adopted the provisions of the ASU that require impaired loan accounting and reporting for newly identified TDRs as of July 1, 2011. During 2011, the total of newly identified TDRs was $31.2 million, of which $0.3 million were accruing construction and land development loans, $6.4 million were accruing residential real estate mortgages, $20.7 million were accruing commercial real estate loans, and $0.2 million were accruing consumer loans. Loans modified, but where full collection under the modified terms is doubtful, are classified as nonaccrual loans from the date of modification and are therefore excluded from the tables below.

The Company's TDR concessions granted generally do not include forgiveness of principal balances. Loan modifications are not reported in calendar years after modification if the loans were modified at an interest rate equal to the yields of new loan originations with comparable risk and the loans are performing based on the terms of the restructuring agreements.

When a loan is modified as a TDR, there is not a direct, material impact on the loans within the Consolidated Balance Sheet, as principal balances are generally not forgiven. All loans prior to modification were classified as an impaired loan and the allowance for loan losses is determined in accordance with its policy as disclosed in Note A. The following table presents loans that were modified within the twelve months ending December 31, 2011:

		Pre-	Post-
		Modification	Modification
	Number	Outstanding	Outstanding	Specific	Valuation
	of	Recorded	Recorded	Reserve	Allowance
	Contracts	Investment	Investment	Recorded	Recorded
		(Dollars in Thousands)
Construction and land development	6	$340	$335	$—	$6
Residential real estate	29	6,408	6,221	—	188
Commercial real estate	12	20,694	19,027	—	1,667
Commercial and financial	1	9	8	—	—
Consumer	4	187	156	—	30

	52	$27,638	$25,747	$—	$1,891

Accruing loans that were restructured within the twelve months ending December 31, 2011 and defaulted during the twelve months ended December 31, 2011 are presented in the table below. The Company considers a loan to have defaulted when it becomes 90 days or more delinquent under the modified terms, has been transferred to nonaccrual status, or has been transferred to other real estate owned. A defaulted TDR is generally placed on nonaccrual and specific allowance for loan loss is assigned in accordance with the Company's policy as disclosed in note A.

	Number of Contracts	Recorded Investment
	(Dollars in Thousands)
Construction and land development	1	$37
Residential real estate	1	220
Commercial real estate	—	—
Commercial and financial	1	8
Consumer	—	—

	3	$265

At December 31, 2011 and 2010, the Company's recorded investment in impaired loans and related valuation allowance was as follows:

	Impaired Loans
	for the Year Ended December 31, 2011
		Unpaid	Related	Average	Interest
	Recorded	Principal	Valuation	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)
With no related allowance recorded:
Construction and land development	$1,616	$2,431	$—	$2,527	$14
Commercial real estate	19,101	22,219	—	21,221	425
Residential real estate	9,128	13,442	—	8,752	155
Commercial and financial	16	16	—	774	2
Consumer	481	523	—	417	2
With an allowance recorded:
Construction and land development	3,777	4,131	375	13,699	153
Commercial real estate	39,199	39,824	3,385	44,369	1,843
Residential real estate	26,140	26,940	3,099	26,869	913
Commercial and financial	101	101	8	154	3
Consumer	578	584	112	746	31
Total:
Construction and land development	5,393	6,562	375	16,226	167
Commercial real estate	58,300	62,043	3,385	65,590	2,268
Residential real estate	35,268	40,382	3,099	35,621	1,068
Commercial and financial	117	117	8	928	5
Consumer	1,059	1,107	112	1,163	33

	$100,137	$110,211	$6,979	$119,528	$3,541

	Impaired Loans
	for the Year Ended December 31, 2010
		Unpaid	Related	Average	Interest
	Recorded	Principal	Valuation	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)
With no related allowance recorded:
Construction and land development	$3,826	$9,243	$—		$29
Commercial real estate	22,365	27,962	—		382
Residential real estate	9,731	14,561	—		54
Commercial and financial	4,607	4,721	—		—
Consumer	5	5	—		1
With an allowance recorded:
Construction and land development	29,425	32,232	5,076		211
Commercial real estate	36,421	42,173	5,404		1,198
Residential real estate	26,887	27,188	3,640		741
Commercial and financial	104	104	9		—
Consumer	1,263	1,271	233		55
Total:
Construction and land development	33,251	41,475	5,076	$51,583	240
Commercial real estate	58,786	70,135	5,404	61,448	1,580
Residential real estate	36,618	41,749	3,640	31,174	795
Commercial and financial	4,711	4,825	9	3,016	—
Consumer	1,268	1,276	233	1,837	56

	$134,634	$159,460	$14,362	$149,058	$2,671

Impaired loans also include loans that have been modified in troubled debt restructurings (“TDRs”) where concessions to borrowers who experienced financial difficulties have been granted. At December 31, 2011 and 2010, accruing TDRs totaled $71.6 million and $66.4 million, respectively.

In March 2012, the Company concluded that the lead bank in a $14.6 million participation classified as a TDR may not renew their borrower’s loan, and instead proceed with foreclosure when the loan matures in November 2012. These facts could alter the loan’s status as an accruing TDR in the first quarter 2012, at which point management expects that an additional valuation allowance of approximately $2.1 million would be recorded.

The valuation allowance is included in the allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2011, 2010 and 2009 was $119,528,000, $149,058,000 and $137,295,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the years ended December 31, 2011, 2010 and 2009, the Company recorded $3,541,000, $2,671,000 and $708,000, respectively, in interest income on impaired loans.

The nonaccrual loans and accruing loans past due 90 days or more were $28,526,000 and $0, respectively, at December 31, 2011, $68,284,000 and $0. respectively at the end of 2010, and were $97,876,000 and $156,000, respectively, at year-end 2009.

Transactions in the allowance for loans losses for the three years ended December 31, 2011, 2010 and 2009 are summarized as follows:

December 31 , 2011	Beginning Balance	Provision for Loan Losses	Charge- Offs	Recoveries	Net Charge- Offs	Ending Balance
	(In thousands)
Construction and land development	$7,214	$(1,645)	$(4,739)	$1,053	$(3,686)	$1,883
Commercial real estate	18,563	(3,777)	(3,663)	354	(3,309)	11,477
Residential real estate	10,102	7,833	(7,482)	513	(6,969)	10,966
Commercial and financial	480	(379)	—	301	301	402
Consumer	1,385	(58)	(562)	72	(490)	837

	$37,744	$1,974	$(16,446)	$2,293	$(14,153)	$25,565

December 31, 2010	$45,192	$31,680	$(41,628)	$2,500	$(39,128)	$37,744

December 31, 2009	$29,388	$124,767	$(110,826)	$1,863	$(108,963)	$45,192

As discussed in Note A, “Significant Accounting Policies,” the allowance for loan losses is composed of specific allowances for certain impaired loans and general allowances grouped into loan pools based on similar characteristics. The Company's loan portfolio and related allowance at December 31, 2011 and 2010 is shown in the following tables.

	Individually Evaluated for Impairment		Collectively Evaluated for Impairment		Total
December 31, 2011	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance
	(In thousands)
Construction and land development	$5,393	$375	$43,791	$1,508	$49,184	$1,883
Commercial real estate	58,300	3,385	450,053	8,092	508,353	11,477
Residential real estate	35,268	3,099	510,978	7,867	546,246	10,966
Commercial and financial	117	8	52,988	394	53,105	402
Consumer	1,059	112	50,127	725	51,186	837

	$100,137	$6,979	$1,107,937	$18,586	$1,208,074	$25,565

	Individually Evaluated for Impairment		Collectively Evaluated for Impairment		Total
December 31, 2010	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance
	(In thousands)
Construction and land development	$33,251	$5,076	$46,055	$2,138	$79,306	$7,214
Commercial real estate	58,786	5,404	484,817	13,159	543,603	18,563
Residential real estate	36,618	3,640	480,376	6,462	516,994	10,102
Commercial and financial	4,711	9	44,114	471	48,825	480
Consumer	1,268	233	50,612	1,152	51,880	1,385

	$134,634	$14,362	$1,105,974	$23,382	$1,240,608	$37,744

Note G    Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

		Accumulated	Net
		Depreciation &	Carrying
	Cost	Amortization	Value
	(In thousands)
December 31, 2011
Premises (including land of $8,883)	$48,691	$(18,710)	$29,981
Furniture and equipment	21,300	(17,054)	4,246

	$69,991	$(35,764)	$34,227

December 31, 2010
Premises (including land of $8,883)	$48,522	$(17,528)	$30,994
Furniture and equipment	21,080	(16,029)	5,051

	$69,602	$(33,557)	$36,045

In accordance with the provisions of ASC Topic 360-10, the impairment or disposal of long-lived assets held for sale with a carrying amount of $2.4 million were written down to their fair value of $1.4 million based on appraised values less selling costs resulting in losses of $228,000 and $753,000, respectively, for 2010 and 2009 which was included in the consolidated statement of operations as “net loss on other estate owned and repossessed assets”. These assets were sold in 2011.

Note H    Other Intangible Assets

The gross carrying amount and accumulated amortization of the Company's intangible asset subject to amortization at December 31, 2011 and 2010, is presented below.

	December 31, 2011		December 31, 2010
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)
Deposit base intangible	$9,494	$(7,205)	$9,494	$(6,357)

	$9,494	$(7,205)	$9,494	$(6,357)

Intangible amortization expense related to the deposit base intangible for each of the years in the three-year period ended December 31, 2011, is presented below.

	Year Ended December 31
	2011	2010	2009
	(In thousands)
Intangible Amortization
Identified intangible assets
Deposit base	$847	$985	$1,259

The estimated annual amortization expense for the deposit base intangible determined using the straight line method in each of the five years subsequent to December 31, 2011, is as follows (in thousands): 2012, $788; 2013, $783; 2014, $718; and zero thereafter.

Note I    Borrowings

All of the Company's short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2011	2010	2009
	(In thousands)
Maximum amount outstanding at any month end	$154,440	$125,920	$158,815
Weighted average interest rate at end of year	0.22%	0.25%	0.26%
Average amount outstanding	$106,495	$87,106	$117,171
Weighted average interest rate during the year	0.26%	0.27%	0.37%

During 2007, the Company obtained advances from the Federal Home Loan Bank (FHLB) of $25,000,000 each on September 25, 2007 and November 27, 2007. The advances mature on September 15, 2017 and November 27, 2017, respectively, and have fixed rates of 3.64 percent and 2.70 percent at December 31, 2011, respectively, payable quarterly; the FHLB has a perpetual three-month option to convert the interest rate on either advance to an adjustable rate and the Company has the option to prepay the advance should the FHLB convert the interest rate.

Seacoast National has unused secured lines of credit of $819,174,000 at December 31, 2011.

The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I, and II ("Trusts I and II") which each completed a private sale of $20.0 million of floating rate preferred securities. On June 29, 2007, the Company issued an additional $12,372,000 in junior subordinated debentures which was issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Statutory Trust III ("Trust III"), which completed a private sale of $12.0 million of floating rate trust preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points, the 3-month LIBOR rate plus 133 basis points, and the 3-month LIBOR rate plus 135 basis points, respectively. The rates, which adjust every three months, are currently 2.33 percent, 1.88 percent, and 1.90 percent, respectively, per annum. The trust preferred securities have original maturities of thirty years, and may be redeemed without penalty on or after June 10, 2010, March 15, 2011, and September 15, 2012, respectively, upon approval of the Federal Reserve or upon occurrence of certain events affecting their tax or regulatory capital treatment. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also issued $619,000, $619,000 and $372,000, respectively, of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used by Trusts I and II to purchase the $41.2 million junior subordinated deferrable interest notes issued by the Company, and by Trust III to purchase the $12.4 million junior subordinated deferrable interest notes issued by the Company, all of which have terms substantially similar to the trust preferred securities.

The Company has the right to defer payments of interest on the notes at any time or from time to time for a period of up to twenty consecutive quarterly interest payment periods. Under the terms of the notes, in the event that under certain circumstances there is an event of default under the notes or the Company has elected to defer interest on the notes, the Company may not, with certain exceptions, declare or pay any dividends or distributions on its capital stock or purchase or acquire any of its capital stock. The Company executed its right to defer interest payments on the notes beginning May 19, 2009 and as a result no common or preferred stock dividends could be paid. At December 31, 2010, the accumulated deferred interest payments on trust preferred securities was $2.0 million. During the third quarter of 2011, the Company remitted accumulated deferred interest payments of $2,426,000. As of December 31, 2011, all interest payments on trust preferred securities are current.

The Company has entered into agreements to guarantee the payments of distributions on the trust preferred securities and payments of redemption of the trust preferred securities. Under these agreements, the Company also agrees, on a subordinated basis, to pay expenses and liabilities of the Trusts other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated notes, the trust agreement establishing the Trusts, the guarantees and agreements as to expenses and liabilities, in aggregate, constitute a full and conditional guarantee by the Company of the Trusts' obligations under the trust preferred securities.

Despite the fact that the accounts of the Trusts are not included in the Company's consolidated financial statements, $52.0 million in trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company at December 31, 2011, as allowed by Federal Reserve guidelines.

Through April 13, 2011 and all of 2010, the Company's banking subsidiary utilized $43.0 million in letters of credit issued by the FHLB to satisfy a portion of its pledging requirement to transact business as a qualified public depository within the state of Florida. The letters of credit had a term of one year with an annual fee equivalent of eight basis points, or approximately $34,000. The letters of credit were terminated on April 13, 2011.

Note J    Employee Benefits and Stock Compensation

The Company’s profit sharing and retirement plan covers substantially all employees after one year of service and includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing and retirement contributions charged to operations were $361,000 in 2011, $373,000 in 2010, and $417,000 in 2009.

The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, April 20, 2000 and May 8, 2008. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan, pursuant to the 2000 plan shall not exceed 1,320,000 shares, and pursuant to the 2008 plan, shall not exceed 1,500,000 shares. The Company has granted options and stock appreciation rights (“SSARs”) on 826,000, 933,000, 791,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2011; no options or SSARs have been issued under the 2008 plan. Under the 2000 plan the Company issued 17,000 shares of restricted stock awards at $1.90 per share during 2010. Under the 2008 plan the Company issued 1,143,400 of restricted stock awards at $1.42 per share during 2011. Under the plans, the options, stock awards or SSARs exercise price equals the common stock’s market price on the date of the grant. All options or SSARs issued after December 31, 2002 have a vesting period of five years and a contractual life of ten years. All stock awards have a contractual life of three or five years. To the extent the Company has treasury shares available, stock options exercised or stock grants awarded may be issued from treasury shares or, if treasury shares are insufficient, the Company can issue new shares. The Company has a single share repurchase program in place, approved on September 18, 2001, authorizing the repurchase of up to 825,000 shares; the maximum number of shares that may yet be purchased under this program is 150,000. Under TARP and Federal Reserve policy, the Company’s stock repurchases are limited.

The Company did not grant any stock options or SSARS in 2011, 2010 or 2009. Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options or SSARs.

The following table presents a summary of stock option and SSARs activity for the years ended December 31, 2011, 2010 and 2009:

	Number of Shares	Option or SSAR Price Per Share	Weighted Average Exercise Price	Aggregate Intrinsic Value
Dec. 31, 2008	611,000	$7.46 — 27.36	$21.06	$0
Granted	0	0	0
Exercised	0	0	0
Expired	0	0	0
Cancelled	(53,000)	8.22 — 26.72	19.60

Dec. 31, 2009	558,000	7.46 — 27.36	21.21	0
Granted	0	0	0
Exercised	0	0	0
Expired	0	0	0
Cancelled	(11,000)	7.46 — 26.72	11.88

Dec. 31, 2010	547,000	17.08 — 27.36	21.39	0
Granted	0	0	0
Exercised	0	0	0
Expired	0	0	0
Cancelled	(12,000)	17.08 — 26.72	20.14

Dec. 31, 2011	535,000	17.08 — 27.36	21.42	0

No stock options were exercised during 2011. No windfall tax benefits were realized from the exercise of stock options and no cash was utilized to settle equity instruments granted under stock option awards.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2011:

Options / SSARs Outstanding		Options / SSARs Exercisable (Vested)
Number of Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Number of Shares Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
535,000	3.89	475,000	21.32	3.72	$0

Adjusting for potential forfeiture experience, non-vested stock options and SSARs for 53,000 shares were outstanding at December 31, 2011 and are as follows:

Number of Non-Vested Stock Options and SSARs	Weighted Average Remaining Contractual Life In Years	Weighted Average Fair Value	Remaining Unrecognized Compensation Cost	Weighted Average Remaining Recognition Period in Years
53,000	5.25	4.21	$61,000	0.25

Since December 31, 2010, restricted stock awards of 1,143,000 shares were issued, 10,000 awards have vested and 85,000 awards were cancelled. Of the 1,143,000 shares issued in 2011, 352,000 shares were dependent of the Company achieving a minimum return on equity during a five year period. Non-vested restricted stock awards totaling 1,086,000 shares were outstanding at December 31, 2011, 1,048,000 greater than at December 31, 2010, and are as follows:

Number of Non-Vested Restricted Stock Award Shares	Remaining Unrecognized Compensation Cost	Weighted Average Remaining Recognition Period in Years
1,086,000	$1,526,000	3.93

In 2011, 2010 and 2009 the Company recognized $588,000 ($361,000 after tax), $493,000 ($303,000 after tax) and $580,000 ($357,000 after tax), respectively of non-cash compensation expense.

No cash was utilized to settle equity instruments granted under restricted stock awards. No compensation cost has been capitalized and no significant modifications have occurred with regard to the contractual terms for stock options, SSARs or restricted stock awards.

Note K    Lease Commitments

The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. At December 31, 2011, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)
2012	$3,427
2013	2,904
2014	2,681
2015	2,333
2016	2,225
Thereafter	14,577

$28,147

Rent expense charged to operations was $4,010,000 for 2011, $3,951,000 for 2010 and $4,257,000 for 2009. Certain leases contain provisions for renewal and change with the consumer price index.

Certain property was leased for $312,000 in 2009 from a former Bank director of the Company who retired.

Note L    Income Taxes

The benefit for income taxes is as follows:

	Year Ended December 31
	2011	2010	2009
	(In thousands)
Current
Federal	$—	$29	$812
State	10	24	(4)
Deferred
Federal	—	(29)	(10,488)
State	(10)	(24)	(2,145)

	$—	$—	$(11,825)

The difference between the total expected tax benefit (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2011, 2010 and 2009) and the reported income tax benefit relating to loss before income taxes is as follows:

	Year Ended December 31
	2011	2010	2009
	(In thousands)
Tax rate applied to income (loss) before income taxes	$2,333	$(11,622)	$(55,479)
Increase (decrease) resulting from the effects of:
Goodwill impairment	—	—	17,435
Tax exempt interest on obligations of states and political subdivisions	(143)	(177)	(168)
State income taxes	(173)	506	1,868
Stock compensation	132	150	179
Other	281	174	1,108

Federal tax benefit before valuation allowance	2,430	(10,969)	(35,057)
State tax benefit before valuation allowance	494	(1,666)	(6,419)

Total income tax benefit	2,924	(12,635)	(41,476)
Change in valuation allowance	(2,924)	12,635	29,651

Income tax benefit	$—	$—	$(11,825)

The net deferred tax assets (liabilities) are comprised of the following:

	December 31
	2011	2010
	(In thousands)
Allowance for loan losses	$10,372	$15,304
Other real estate owned	4,009	4,690
Capital losses	384	386
Accrued stock compensation	417	351
Federal tax loss carryforward	42,235	39,973
State tax loss carryforward	8,010	7,961
Alternative minimum tax carryforward	1,304	1,304
Deferred compensation	1,202	1,034
Other	306	437

Gross deferred tax assets	68,239	71,440
Less: Valuation allowance	(44,938)	(47,862)

Deferred tax assets net of valuation allowance	23,301	23,578
Depreciation	(1,694)	(1,909)
Deposit base intangible	(843)	(1,172)
Net unrealized securities gains	(3,287)	(1,152)
Accrued interest and fee income	(661)	(394)

Gross deferred tax liabilities	(6,485)	(4,627)

Net deferred tax assets	$16,816	$18,951

Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset of $16.8 million is more likely than not based on expectations as to future taxable income and available tax planning strategies, as defined in ASC 740, that could be implemented if necessary to prevent a carryforward from expiring. The Company's net deferred tax asset (DTA) of $16.8 million consists of approximately $48.0 million of net U.S. federal DTAs, $13.7 million of net state DTAs, a $34.1 million federal DTA valuation allowance, and a $10.8 million state DTA valuation allowance.

As a result of the losses incurred in 2008, the Company reached a three-year cumulative pretax loss position at December 31, 2008. Losses in 2009 and 2010 added to this cumulative loss position that is considered significant negative evidence in assessing the realizability of a DTA. Earnings for 2011 provides initial positive evidence that may be used prospectively to offset the negative evidence in addition to forecasts of sufficient taxable income in the carryforward period, exclusive of tax planning strategies and sufficient tax planning strategies that could produce income sufficient to fully realize the DTAs. In general, the Company would need to generate approximately $137 million of taxable income during the respective carryforward periods to fully realize its federal DTAs, and $249 million to realize state DTAs. The Company believes only a portion of the federal and state DTAs can be realized from tax planning strategies and a forecast of taxable earnings; therefore, a valuation allowance of $34.1 million and $10.8 million was recorded, respectively, for federal and state DTAs. The amount of the DTA considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are lower than forecasted due to further deterioration in market conditions.

The federal and state net operating loss carryforwards expire in annual installments beginning in 2029 and run through 2031.

The Company recognizes interest and penalties related, as appropriate, as part of the provisioning for income taxes. No interest or penalties were accrued at December 31, 2011.

The Company has no unrecognized income tax benefits or provisions due to uncertain income tax positions. The Internal Revenue Service (IRS) examined the federal income tax returns for the years 2006, 2007, 2008 and 2009. The IRS did not propose any adjustments related to this examination. The following are the major tax juris- dictions in which the Company operates and the earliest tax year subject to examination:

Jurisdiction	Tax Year
United States of America	2010
Florida	2008

Income taxes related to securities transactions were $471,000, $1,422,000 and $2,083,000 in 2011, 2010 and 2009, respectively.

Note M    Noninterest Income and Expenses

Details of noninterest income and expense follow:

	Year Ended December 31
	2011	2010	2009
	(In thousands)
Noninterest income
Service charges on deposit accounts	$6,262	$5,925	$6,491
Trust fees	2,111	1,977	2,098
Mortgage banking fees	2,140	2,119	1,746
Brokerage commissions and fees	1,122	1,174	1,416
Marine finance fees	1,209	1,334	1,153
Interchange income	3,808	3,163	2,613
Other deposit based EFT fees	318	321	331
Other	1,375	2,121	1,647

	18,345	18,134	17,495
Securities gains, net	1,220	3,687	5,399

TOTAL	$19,565	$21,821	$22,894

Noninterest expense
Salaries and wages	$27,288	$26,408	$26,693
Employee benefits	5,875	5,717	6,109
Outsourced data processing costs	6,583	5,981	5,623
Telephone / data lines	1,179	1,505	1,835
Occupancy	7,627	7,480	8,260
Furniture and equipment	2,291	2,398	2,649
Marketing	2,917	2,910	2,067
Legal and professional fees	6,137	7,977	6,984
FDIC assessments	3,013	3,958	4,952
Amortization of intangibles	847	985	1,259
Asset dispositions expense	2,281	2,268	1,172
Net loss on other real estate owned and repossessed assets	3,751	13,541	5,155
Goodwill impairment	0	0	49,813
Other	7,974	8,428	7,656

TOTAL	$77,763	$89,556	$130,227

Note N    Shareholders’ Equity

The Company has reserved 730,000 common shares for issuance in connection with an employee stock purchase plan and 742,500 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2011 an aggregate of 626,899 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.

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

Beginning in the third quarter of 2008, we reduced our dividend per share of our common stock to $0.01 and, as of May 19, 2009, we suspended the payment of dividends, as described below. On May 19, 2009, our board of directors decided to suspend regular quarterly cash dividends on our outstanding common stock and Series A Preferred Stock pursuant to a request from the Federal Reserve as a result of recently adopted Federal Reserve policies related to dividends and other distributions. On August 15, 2011, the Federal Reserve approved payment of deferred dividends on the Series A Preferred Stock. As a result, we remitted a payment of $6,614,000. As of December 31, 2011, dividend payments for Series A Preferred Stock are current.

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

Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation. The Company implemented a dividend reinvestment plan during 2007, issuing no shares from treasury stock during 2011 and approximately 10,000 shares from treasury stock during 2010.

A company that participates in the TARP must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accepting restrictions on the payment of dividends and the repurchase of common stock. As of December 31, 2011, Seacoast believes it is in compliance with all TARP standards and restrictions.

Required Regulatory Capital

			Minimum for Capital Adequacy Purpose			Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in thousands)
SEACOAST BANKING CORP (CONSOLIDATED)
At December 31, 2011:
Total Capital (to risk-weighted assets)	$230,303	18.77%	$98,124	≥	8.00%	N/A		N/A
Tier 1 Capital (to risk-weighted assets)	214,844	17.51	49,062	≥	4.00%	N/A		N/A
Tier 1 Capital (to adjusted average assets)	214,844	10.31	83,338	≥	4.00%	N/A		N/A
At December 31, 2010:
Total Capital (to risk-weighted assets)	$221,130	17.84%	$99,140	≥	8.00%	N/A		N/A
Tier 1 Capital (to risk-weighted assets)	205,364	16.57	49,570	≥	4.00%	N/A		N/A
Tier 1 Capital (to adjusted average assets)	205,364	10.25	80,092	≥	4.00%	N/A		N/A
SEACOAST NATIONAL BANK (A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2011:
Total Capital (to risk-weighted assets)	$219,177	17.89%	$97,992	≥	8.00%	$122,490	≥	10.00%
Tier 1 Capital (to risk-weighted assets)	203,739	16.63	48,996	≥	4.00%	73,494	≥	6.00%
Tier 1 Capital (to adjusted average assets)	203,739	9.79	83,275	≥	4.00%	104,094	≥	5.00%
At December 31, 2010:
Total Capital (to risk-weighted assets)	$201,699	16.29%	$99,008	≥	8.00%	$123,761	≥	10.00%
Tier 1 Capital (to risk-weighted assets)	185,953	15.02	49,504	≥	4.00%	74,256	≥	6.00%
Tier 1 Capital (to adjusted average assets)	185,953	9.29	80,024	≥	4.00%	100,030	≥	5.00%

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2011, that the Company meets all capital adequacy requirements to which it is subject.

The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2011, the Company’s deposit-taking bank subsidiary met the capital and leverage ratio requirements for well capitalized banks.

The Office of the Comptroller of the Currency (“OCC”) and Seacoast National agreed by letter agreement that Seacoast National shall maintain specific minimum captial ratios, including a total risk-based capital ratio of 12.00 percent and a Tier 1 leverage ratio of 8.50 percent. The agreement with the OCC as to minimum capital ratios does not change the Bank's status as “well-capitalized” for bank regulatory purposes.

Note O

Seacoast Banking Corporation of Florida

(Parent Company Only) Financial Information

Balance Sheets

	December 31
	2011	2010
	(In thousands)
ASSETS
Cash	$7,781	$17,944
Securities purchased under agreement to resell with subsidary bank, maturing within 30 days	3,344	3,629
Investment in subsidiaries	212,583	200,498
Other assets	14	10

	$223,722	$222,081

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$53,610	$53,610
Other liabilities	35	2,172
Shareholders’ equity	170,077	166,299

	$223,722	$222,081

Statements of Income (Loss)

	Year Ended December 31
	2011	2010	2009
	(In thousands)
Income
Dividends from subsidiary Bank	$—	$—	$—
Interest/other	79	12	12

	79	12	12
Interest expense	1,152	1,187	1,365
Other expenses	405	879	521

Loss before income tax benefit and equity in undistributed income (loss) of subsidiaries	(1,478)	(2,054)	(1,874)
Income tax benefit	—	—	656

Loss before equity in undistributed income (loss) of subsidiaries	(1,478)	(2,054)	(1,218)
Equity in undistributed income (loss) of subsidiaries	8,145	(31,149)	(145,468)

Net income (loss)	$6,667	$(33,203)	$(146,686)

Statement of Cash Flows

	Year Ended December 31
	2011	2010	2009
	(In thousands)
Cash flows from operating activities
Interest received	$9	$12	$12
Interest paid	(3,288)	—	(440)
Dividends received	70	—	—
Income taxes paid	(67)	63	687
Other	(420)	(893)	(551)

Net cash used in operating activities	(3,696)	(818)	(292)
Cash flows from investing activities
Decrease (increase) in securities purchased under agreement to resell, maturing within 30 days, net	285	1,601	(4,062)
Investments in subsidiaries	—	(38,000)	(108,000)

Net cash provided by (used in) investment activities	285	(36,399)	(112,062)
Cash flows from financing activities
Issuance of common stock, net of related expense	—	47,127	82,553
Stock based employment plans	123	180	174
Dividend reinvestment plan	—	20	31
Dividends paid on Series A preferred stock	(6,875)	—	(389)
Dividends paid on common stock	—	—	(191)

Net cash provided by (used in) financing activities	(6,752)	47,327	82,178
Net change in cash	(10,163)	10,110	(30,176)
Cash at beginning of year	17,944	7,834	38,010

Cash at end of year	$7,781	$17,944	$7,834

RECONCILIATION OF INCOME (LOSS) TO CASH USED IN OPERATING ACTIVITIES
Net income (loss)	$6,667	$(33,203)	$(146,686)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed (income) loss of subsidiaries	(8,145)	31,149	145,468
Other, net	(2,218)	1,236	926

Net cash used in operating activities	$(3,696)	$(818)	$(292)

Note P     Contingent Liabilities and Commitments with Off-Balance Sheet Risk

The Company and its subsidiaries, because of the nature of their business, are at all times subject to numerous legal actions, threatened or filed. Management presently believes that none of the legal proceedings to which it is a party are likely to have a materially adverse effect on the Company’s consolidated financial condition, or operating results or cash flows.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $106,209,000 in commitments to extend credit outstanding at December 31, 2011, $81,256,000 is secured by 1-4 family residential properties for individuals with approximately $18,798,000 at fixed interest rates ranging from 3.125 to 5.875%.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidity risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2011 and 2010 amounted to $10,603,000 and $10,891,000 respectively.

	December 31
	2011	2010
	(In thousands)
Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$106,209	$90,437
Standby letters of credit and financial guarantees written:
Secured	2,513	2,686
Unsecured	9	59

Note Q    Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net Loss to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2011	2010	2009
	(In thousands)
Net income (loss)	$6,667	$(33,203)	$(146,686)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Impairment of goodwill	—	—	49,813
Depreciation	2,830	3,097	3,483
Amortization of premiums and discounts on securities	2,555	623	(1,353)
Other amortization and accretion	(35)	282	1,175
Change in loans available for sale, net	5,724	5,893	(6,933)
Provision for loan losses, net	1,974	31,680	124,767
Deferred tax benefit	(10)	(53)	(13,087)
Gain on sale of securities	(1,220)	(3,687)	(5,399)
Gain on sale of loans	(143)	(113)	(73)
Loss on sale or write down of foreclosed assets	3,812	13,520	3,486
Loss (gain) on disposition of equipment	58	(31)	841
Stock based employee benefit expense	587	493	580
Change in interest receivable	(561)	1,123	1,370
Change in interest payable	(2,258)	944	109
Change in prepaid expenses	2,748	3,822	(13,315)
Change in accrued taxes	(145)	21,424	4,858
Change in other assets	585	(1,954)	548
Change in other liabilities	573	(1,201)	(1,202)

Net cash provided by operating activities	$23,741	$42,659	$2,982

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$5,530	$(279)	$(70)
Transfers from loans to other real estate owned	35,500	22,114	29,256
Transfers from loans to loans available for sale	—	—	9,314
Transfers from other assets to other real estate owned	—	1,676	—
Transfer from bank premises and equipment to other real estate owned	—	377	—
Purchase of securities under trade date accounting	—	508	—
Transfer of loans to other assets	—	1,747	—
Transfer of other real estate owned to other assets	—	1,642	—
Matured securities recorded as a receivable	3,630	—	—

Note R    Fair Value

Fair Value Instruments Measured at Fair Value

In certain circumstances, fair value enables the Company to more accurately align its financial performance with the market value of actively traded or hedged assets and liabilities. Fair values enable a company to mitigate the non-economic earnings volatility caused from financial assets and financial liabilities being carried at different bases of accounting, as well as to more accurately portray the active and dynamic management of a company’s balance sheet. ASC 820 provides additional guidance for estimating fair value when the volume and level of activity for an asset or liability has significantly decreased. In addition, it includes guidance on identifying circumstances that indicate a transaction is not orderly. Under ASC 820, fair value measurements for items measured at fair value at December 31, 2011 and 2010 included:

	Fair Value	Quoted Prices in	Significant Other	Significant Other
	Measurements	Active Markets for	Observable	Unobservable
(Dollars in thousands)	December 31, 2011	Identical Assets*	Inputs**	Inputs***
Available for sale securities	$648,362	$1,724	$646,638	$—
Loans available for sale	6,795	—	6,795	—
Loans (2)	18,895	—	9,423	9,472
OREO (1)	20,946	—	2,509	18,437

	Fair Value	Quoted Prices in	Significant Other	Significant Other
	Measurements	Active Markets for	Observable	Unobservable
(Dollars in thousands)	December 30, 2010	Identical Assets*	Inputs**	Inputs***
Available for sale securities	$435,140	$4,212	$430,928	$—
Loans available for sale	12,519	—	12,519	—
Loans(2)	49,317	—	13,862	35,455
OREO(1)	25,697	—	1,971	23,726

*	Level 1 inputs

**	Level 2 inputs

***	Level 3 inputs

(1)	Fair value is measured on a nonrecurring basis in accordance with the provisions of ASC 360.

(2)	See Note F. Nonrecurring fair value adjustments to loans identified as impaired reflect full or partial write-downs that are based on the loans observable market price or current appraised value of the collateral in accordance with ASC 310.

When appraisals are used to determine fair value and the appraisals are based on a market approach, the related loan’s fair value is classified as level 2 input. The fair value of loans and OREO are based on appraisals which significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows, is classified as Level 3 inputs.

Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly and/or quarter valuation process.

During 2011 there were no transfers between level 1 and level 2 assets carried at fair value.

For loans classified as level 3 the transfers in totaled $3.6 million consisting of loans that became impaired during 2011. Transfers out consisted of charge offs of $4.7 million, and foreclosures migrating to OREO and other reductions (including principal payments) totaling $25.0 million. No sales were recorded.

Charge-offs recognized upon loan foreclosures are generally offset by general or specific allocations of the allowance for loan losses and generally do not, and did not during the reported periods, significantly impact the Company’s provision for loan losses.

For OREO classified as level 3 during 2011 transfers out totaled $35.7 million consisting of valuation write-downs of $2.8 million and sales of $32.9 million and transfers in consisted of foreclosed loans totaling $30.4 million.

The carrying value amounts and fair values of the Company’s financial instruments at December 31 were as follows:

	At December 31
	2011		2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
Financial Assets
Cash and cash equivalents	$167,081	$167,081	$211,405	$211,405
Securities	668,339	668,849	462,001	461,993
Loans, net	1,182,509	1,211,809	1,202,864	1,224,452
Loans held for sale	6,795	6,795	12,519	12,519
Financial Liabilities
Deposits	1,718,741	1,722,709	1,637,228	1,644,930
Borrowings	186,252	191,702	148,213	152,091
Subordinated debt	53,610	32,166	53,610	17,200

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value at December 31, 2011 and 2010:

Cash and cash equivalents:    The carrying amount was used as a reasonable estimate of fair value.

Securities:    U.S. Treasury securities are reported at fair value utilizing Level 1 inputs. Other securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

The Company reviews the prices supplied by the independent pricing service, as well as their underlying pricing methodologies, for reasonableness and to ensure such prices are aligned with traditional pricing matrices. In general, the Company does not purchase investment portfolio securities that are esoteric or that have a complicated structure. The Company’s entire portfolio consists of traditional investments, nearly all of which are U.S. Treasury obligations, federal agency bullet or mortgage pass-through securities, or general obligation or revenue based municipal bonds. Pricing for such instruments is fairly generic and is easily obtained. From time to time, the Company will validate, on a sample basis, prices supplied by the independent pricing service by comparison to prices obtained from third-party sources or derived using internal models.

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

In 2011, 2010, and 2009, options and warrants to purchase 1,125,000, 1,136,000, and 1,147,000, shares , respectively, were antidilutive and accordingly were excluded in determining diluted earnings per share.

	Year Ended December 31
	Net Income		Per Share
	(Loss)	Shares	Amount
	(Dollars in thousands, except per share data)
2011
Basic Earnings Per Share
Income available to common shareholders	$2,919	93,511,983	$0.03

Diluted Earnings Per Share
Employee restricted stock (See Note J)		289,090

Income available to common shareholders plus assumed conversions	$2,919	93,801,073	$0.03

2010
Basic and Diluted Earnings Per Share
(Loss) available to common shareholders	($36,951)	76,561,692	($0.48)

2009
Basic and Diluted Earnings Per Share
(Loss) available to common shareholders	($150,434)	31,733,260	($4.74)

Note T    Accumulated Other Comprehensive Income, Net

Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated balances related to each component of other comprehensive income, net, is presented below.

	Pre-tax Amount	Income Tax (Expense) Benefit	After-tax Amount
	(In thousands)
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2009	$3,270	$(1,262)	$2,008
Net unrealized gain on securities	2,560	(988)	1,572
Reclassification adjustment for realized gains and losses on securities	(2,845)	1,098	(1,747)

Accumulated other comprehensive income, net, December 31, 2010	2,985	(1,152)	1,833
Net unrealized gain on securities	5,884	(2,272)	3,612
Reclassification adjustment for realized gains and losses on securities	(354)	137	(217)

Accumulated other comprehensive income, net, December 31, 2011	$8,515	$(3,287)	$5,228