Form 10-K/A, Exhibit 13
period 2011-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2012-03-26
CIK 730708

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

The yield on earning assets for 2011 was 4.14 percent, 16 basis points lower than for 2010, a reflection of the lower interest rate environment and earning asset mix. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	4th Quarter 2011	3rd Quarter 2011	2nd Quarter 2011	1st Quarter 2011	4th Quarter 2010
Yield	4.04%	4.13%	4.12%	4.26%	4.24%

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

Closed residential mortgage loan production for the first, second, third and fourth quarters of 2011 totaled $32 million, $50 million, $53 million and $56 million, respectively, of which $13 million, $18 million, $17 million and $21 million was sold servicing-released. In comparison, closed residential mortgage loan production for the first, second, third and fourth quarters of 2010 totaled $33 million, $33 million, $38 million and $49 million, respectively, of which $17 million, $26 million, $29 million and $28 million was sold servicing-released, respectively. Applications for residential mortgages totaled $80 million, $67 million, $95 million and $70 million, respectively, during the first, second, third and fourth quarters of 2011, compared to $55 million, $55 million, $76 million and $58 million during the same periods in 2010, resulting in a total of $312 million in applications for 2011 versus $244 million for 2010. Existing home sales and home mortgage loan refinancing activity in the Company’s markets have increased, but demand for new home construction is expected to remain soft during 2012. While the slowdown in foreclosure activity by some of the Company’s larger competitors has had a favorable impact on housing inventory in the Company’s markets, resulting in improved sales activity, property valuations continue to remain under pressure. Rents for housing have been running 15-20 percent greater than the cost to own, depending on the Florida market you look at, which may portend better stability and pricing and continued growth, hopefully enough that any additional foreclosure activity in our markets can be absorbed. Our expectation is that it will likely take a couple more years for the residential market in Florida to completely stabilize.

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

For 2011, the cost of average interest-bearing liabilities decreased 24 basis points to 0.89 percent from 2010, reflecting the lower interest rate environment and improved deposit mix. The following table details the cost of average interest bearing liabilities for the past five quarters:

	4th Quarter 2011	3rd Quarter 2011	2nd Quarter 2011	1st Quarter 2011	4th Quarter 2010
Rate	0.77%	0.87%	0.95%	0.98%	1.01%

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

Net interest income (on a fully taxable equivalent basis) for 2010 totaled $66,485,000, decreasing from 2009’s result by $7,362,000 or approximately 10.0 percent. Net interest margin on a tax equivalent basis declined 18 basis points to 3.37 percent in 2010, as compared to 2009. Nonaccrual loans and earning asset mix changes were the primary forces that adversely affected net interest income and net interest margin when comparing 2010 to 2009.

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

Noninterest Income

Noninterest income, excluding gains or losses from securities, totaled $18,345,000 for 2011, $211,000 or 1.2 percent higher than for 2010. For 2010, noninterest income of $18,134,000 was $639,000 or 3.7 percent higher than for 2009. Noninterest income accounted for 21.5 percent of total revenue (net interest income plus noninterest income, excluding securities gains or losses) in 2011, compared to 21.5 percent a year ago and 19.2 percent in 2009.

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

Noninterest Expenses

The Company's overhead ratio, has typically been in the low 60 percent range in years prior to 2008. However, lower earnings in 2011, 2010, and 2009 resulted in this ratio increasing to 90.1 percent, 104.6 percent and 86.7 percent, respectively. When compared to 2010, total noninterest expenses for 2011 decreased by $11,793,000 or 13.2 percent to $77,763,000, and when comparing 2010 to 2009, total noninterest expenses decreased $40,671,000 or 31.2 percent to $89,556,000. Noninterest expenses for 2009 included a write-down of goodwill of $49,813,000. Without the impact of this write-down of goodwill, noninterest expenses for 2010 were $9,142,000 or 11.4 percent higher than 2009. The primary cause for the decrease in 2011 over 2010 was lower legal and professional fees, and decreased net losses on OREO and repossessed assets and asset disposition costs (aggregated), down by $1,840,000 and $9,777,000, respectively, versus a year ago. The primary cause for the increase in 2010 over 2009 (when excluding the goodwill write-down) was higher net losses on OREO and repossessed assets and asset disposition costs (aggregated) of $9,482,000. Noninterest expenses for 2009 also included a special assessment imposed by the FDIC in the second quarter totaling $976,000, and deposit insurance premiums that were $1,948,000 higher due to the FDIC’s deposit insurance premium rates more than doubling. The FDIC’s assessment methodology was reformulated beginning in the second quarter of 2011, which benefited the Company, with a reduction of $945,000 in FDIC costs compared to 2010.

Noninterest expenses for 2011 have been in line with our expectations. Table 7 provides detail of noninterest expense components for the years ending December 31, 2011, 2010 and 2009.

Salaries, wages and benefits were $1,038,000 or 3.2 percent higher for 2011 compared to 2010, and were $677,000 or 2.1 percent lower for 2010 compared to the same period in 2009. For 2011, 2010, and 2009, bonus compensation for most positions was eliminated as well as profit sharing contributions for all associates and reductions in matching contributions associated with salary savings plans. Excluding one-time severance payments of $469,000 and $338,000 for the years 2011 and 2010, respectively, the increase in salaries, wages and benefits was 2.8 percent for 2011, compared to 2010. Executive cash incentive compensation was not paid in 2011, 2010 or 2009.

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

The Company’s capital position remains strong, meeting the general definition of “well capitalized”, with a total risk-based capital ratio of 18.77 percent at December 31, 2011, higher than December 31, 2010’s ratio of 17.84 percent and higher than 15.16 percent at December 31, 2009. The Bank agreed with its primary regulator, the OCC, to maintain a Tier 1 capital (to adjusted average assets) (“leverage ratio”) ratio of at least 7.50 percent and a total risk-based capital ratio of at least 12.00 percent as of March 31, 2009. Subsequently, as of January 31, 2010, following our capital raise, the Bank agreed to maintain a leverage ratio minimum of 8.50 percent. As of December 31, 2011, the Bank’s leverage ratio was 9.79 percent, compared to 9.29 percent at December 31, 2010 and 8.43 percent at December 31, 2009. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes, to which the Bank is currently in compliance.

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