Form 10-K, Exhibit 13
period 2012-12-31
SEACOAST BANKING CORP OF FLORIDA
filed 2013-03-13
CIK 730708

Exhibit 13

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2012	2011	2010	2009	2008
FOR THE YEAR
Net interest income	$64,809	$66,839	$66,212	$73,589	$77,231
Provision for loan losses	10,796	1,974	31,680	124,767	88,634
Noninterest income:
Other	21,444	18,345	18,134	17,495	20,190
Loss on sale of commercial loan	(1,238)	0	0	0	0
Securities gains, net	7,619	1,220	3,687	5,399	355
Noninterest expenses	82,548	77,763	89,556	130,227	76,839
Income (loss) before income taxes	(710)	6,667	(33,203)	(158,511)	(67,697)
Provision (benefit) for income taxes	0	0	0	(11,825)	(22,100)
Net income (loss)	(710)	6,667	(33,203)	(146,686)	(45,597)
Per Share Data
Net income (loss) available to common shareholders:
Diluted	(0.05)	0.03	(0.48)	(4.74)	(2.41)
Basic	(0.05)	0.03	(0.48)	(4.74)	(2.41)
Cash dividends declared	0.00	0.00	0.00	0.01	0.34
Book value per share common	1.23	1.29	1.28	1.82	8.98
Dividends to net income	0.0%	0.0%	0.0%	n/m [1]	n/m [1]
AT YEAR END
Assets	$2,173,929	$2,137,375	$2,016,381	$2,151,315	$2,314,436
Securities	656,868	668,339	462,001	410,735	345,901
Net loans	1,203,977	1,182,509	1,202,864	1,352,311	1,647,340
Deposits	1,758,961	1,718,741	1,637,228	1,779,434	1,810,441
Shareholders’ equity	165,546	170,077	166,299	151,935	216,001
Performance ratios:
Return on average assets	(0.03)%	0.32%	(1.60)%	(6.58)%	(1.97)%
Return on average equity	(0.43)	4.03	(19.30)	(73.79)	(22.25)
Net interest margin [2]	3.22	3.42	3.37	3.55	3.58
Average equity to average assets	7.81	8.01	8.27	8.92	8.87

1.	Not meaningful
2.	On a fully taxable equivalent basis

FINANCIAL SECTION

CONTENTS

Management’s Discussion & Analysis	1

Financial Tables	36

Report of Independent Registered Public Accounting Firm	55

Audited Consolidated Financial Statements	57

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to aid in understanding significant changes in the financial condition of Seacoast Banking Corporation of Florida and its subsidiaries (the “Company”) and their results of operations during 2012, 2011 and 2010. Nearly all of the Company’s operations are contained in its banking subsidiary, Seacoast National Bank (“Seacoast National” or the “Bank”). This discussion and analysis is intended to highlight and supplement information presented elsewhere in the annual report on Form 10-K, particularly the consolidated financial statements and related notes appearing in Item 8. For purposes of the following discussion, the words the “Company,” “we,” “us,” and “our” refer to the combined entities of Seacoast Banking Corporation of Florida and its direct and indirect wholly owned subsidiaries.

Overview

Recent years have been difficult for the U.S. economy and for the financial services industry. The Company’s earnings have been negatively impacted by higher credit costs, primarily the result of loan portfolio pressure stemming from ongoing deterioration in real estate values, as well as increased unemployment and other factors. Located in Florida, our markets experienced property value declines, which began in late 2007 and continued through 2011, that are beginning to stabilize in 2012. While the Company did not have material exposure to many of the issues that originally plagued the industry (e.g., sub-prime loans, structured investment vehicles and collateralized debt obligations), the Company’s exposure to construction and land development and the residential housing sector pressured its loan portfolio, resulting in increased credit costs and foreclosed asset expenses. As the economic downturn continued, consumer confidence and weak economic conditions began to impact areas of the economy outside of the housing sector and restrained new loan demand from credit worthy borrowers. Throughout this difficult operating environment, the Company has been proactively positioning its business for growth by aggressively focusing on improving credit quality, de-risking the overall loan portfolio, disposing of problem assets, increasing loan production and growing core deposits.

During the year ended December 31, 2012, we made good progress pursuing our strategic plan, even though there were significant headwinds from the operating and interest rate environment. We believe our targeted plan to grow our customer and commercial franchise is the best way to build shareholder value going forward. Net interest income decreased during 2012, principally due to the Federal Reserve’s quantitative easing programs negatively impacting net interest margin, but our ability to increase loan production and core deposits during 2012 was a significant accomplishment and partially offset the lower spreads earned. Noninterest income also increased in 2012, as a result of growth in key activities such as mortgage banking gains, and fees earned from increased households and business deposit relationships and from wealth management services. These successes were a direct result of implementing the strategic plan adopted by our board of directors three years ago and refined further during the past couple years. In 2011 and 2012, improved tactical execution and our improved condition supported better growth for both consumer household and commercial relationships.

The Company’s risk profile is expected to continue to improve, by maintaining capital and appropriate reserves, and limiting higher credit risk loans in its portfolio. The same disciplined approach utilized to bring down credit risk supports the execution of our plan for improved earnings in 2013. During the last two quarters of 2012, management began implementing a combination of actions, including additional office consolidations, revenue enhancements, further acceleration of growth initiatives and a variety of cost-saving opportunities. A decision to accelerate problem loan liquidation activities during the last half of 2012 was part of this larger review initiated to support earnings growth in 2013. We took this action in part to take advantage of improving market conditions. Adjustments to expense associated with branch consolidations, severance and organizational changes to restore higher levels of profitability totaled $1,562,000 and impacted the Company’s reported net loss of $710,000 for 2012, which compared to net income of $6,667,000 for 2011 and net loss of $33,203,000 for 2010. Net loss available to common shareholders (after preferred dividends and accretion of preferred stock discount) for 2012 totaled $4.5 million or $0.05 per average common diluted share, compared to 2011’s net income of $2.9 million or $0.03 per average common diluted share, and a net loss available to common shareholders of $37.0 million or $0.48 per average common diluted share for 2010.

Implementation of our plan to reduce core operating expenses by approximately $4.9 million annually is currently on target for 2013. Approximately $3.3 million of the annual reduction has been implemented and will fully impact the first quarter of 2013. An additional $1.6 million in reduced annual core operating costs are expected to be implemented in the first and second quarters of 2013. In addition, we project noncore credit related expenses, primarily losses on other real estate owned (“OREO”) and asset disposition expense, will be reduced by approximately $2.8 million in 2013, and we also expect the provision for loan losses will be lower for 2013. Partially offsetting, revenue and growth initiatives in response to improving market conditions include making additional investments in people to increase our lending capacity in our commercial and business banking lines and expanding growth initiatives related to our mortgage business. The opening of five new loan production offices in the Orlando and Palm Beach markets is planned for early 2013 and expected to support an acceleration of our loan production in 2013, and will be offset by reductions to expense from consolidating four existing full service banking offices, with those offices closing in December 2012 and January 2013 (see our Form 10-K for December 31, 2012, “Part I, Item 2—Properties” for more detail). Our successful retail and business deposit growth initiatives have also been expanded to drive further increases in households served, margins and fees for 2013.

The Company’s capital is expected to continue to increase with positive earnings. The board and management continue to review the Company’s potential capital management options and currently believe that the Company’s overall level of capital is sufficient given the current economic environment. As earnings continue to increase and asset quality improves, we believe that more financing options will emerge for the Company when dividends can be prudently paid to the Company by the Bank. The Company has no immediate plans to repay its Series A Preferred stock of $50 million that was sold at auction by the U.S. Treasury to investors on April 3, 2012, ending the Company’s participation in the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”). At this time, we continue to view this capital as an important component of our capital structure.

Our Business

The Company is a single-bank holding company with operations on Florida’s southeast coast (ranging from Palm Beach County in the south to Brevard County in the north) as well as Florida’s interior around Lake Okeechobee and up through Orlando. The Company has 36 full service offices at December 31, 2012, compared to 39 offices at December 31, 2011, with two full service offices closed and consolidated with other locations during January 2013. Five new loan production offices supporting personnel are expected to open during the first and second quarter of 2013. The Company, through Seacoast National, provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, treasury management services, investment brokerage services, secured and unsecured loan products, including revolving credit facilities, letters of credit and similar financial guarantees. Seacoast National also provides trust and investment management services to retirement plans, corporations and individuals.

While the recession has adversely affected our markets, we expect these markets will prove resilient because these areas are attractive markets in which to live. Prospectively, the Company may consider strategic acquisitions as part of the Company’s overall future growth plans in complementary and attractive markets within the State of Florida.

Strategic Review

The Company operates both a full retail banking strategy in its core markets, which are some of Florida’s wealthiest, as well as a complete commercial banking strategy. The Company’s core markets are comprised of Martin, St. Lucie and Indian River counties located on Florida’s southeast coast and Okeechobee County which is contiguous to these coastal counties. Our core markets contain 24 of our 36 retail full service locations, including four private banking centers. Because of the branch coverage in these markets, the Company has a significant presence providing convenience to customers, and resulting in a larger deposit market share. The Company’s deposit mix is favorable with 77 percent of average deposit balances comprised of NOW, savings, money market and noninterest bearing transaction customer accounts. The cost of deposits averaged 0.32 percent for 2012 (compared to 0.65 percent for 2011 and 0.90 percent for 2010), which the Company believes ranks among the lowest when compared to other banks operating in the Company’s market. The Company has improved its acquisition, retention and mix of deposits and has benefited from lower rates paid for interest bearing liabilities due to the Federal Reserve’s reduction in interest rates. This has resulted in lower funding costs and improved profitability. As part of the Company’s complete retail product and service offerings, customers are provided wealth management services through our trust wealth management division and brokerage services through our co-source relationship with Invest Financial.

The Company’s net interest margin decreased 20 basis points to 3.22 percent during 2012 from 2011, after increasing from 3.37 percent in 2010 to 3.42 percent in 2011. In 2012, a portion of the securities portfolio was sold to reduce interest rate and price risk, and this reduced interest income from investment securities compared to prior years. In addition, net interest income was lower as a result of higher cash liquidity, and lower loan and investment security yields partially offset by improved deposit mix and loan growth. Both commercial and residential loan production improved as 2012 progressed. In 2012, the Company had commercial/commercial real estate loan production of $111 million, compared to more limited production of $63 million and $10 million, respectively, for 2011 and 2010. The Company closed $250 million in residential loans during 2012, an improvement over 2011’s result of $191 million, as well as 2010’s result of $152 million. Stabilizing home values and lower interest rates have improved the Company’s residential loan production in each of the past three years. Improved loan production is expected to continue, and will be accomplished by increasing market share through a greater presence in the Orlando and Palm Beach markets, and as growth returns and Florida’s economy improves.

As of December 31, 2012 and 2011, our CRE loans were $508.6 million and $530.9 million, respectively, down 4.2 percent and 10.2 percent from the respective prior years in accordance with management’s plans to reduce concentrations. Under regulatory guidelines for commercial real estate concentrations, Seacoast National’s total commercial real estate loans outstanding at December 31, 2012 (as defined in the guideline) represented 164 percent of risk-based capital, which is below the regulatory threshold. Our construction and land development loans were $60.7 million at December 31, 2012, up $11.5 million from $49.2 million at December 31, 2011, which was down $30.1 million from $79.3 million at December 31, 2010. The size of our average commercial construction and land development loan at December 31, 2012, 2011 and 2010 was $496,000, $418,000 and $735,000, respectively.

The Board of Governors of the Federal Reserve System (the “Federal Reserve”) has made a historic effort over the past five years to rejuvenate the economy and limit the effect of the recession by lowering interest rates to 0 to 25 basis points and expanding various liquidity programs. Recently, the Federal Reserve reaffirmed its forecast for a moderate economic recovery through 2014 and into 2015. As a result of the slow economic recovery, the Federal Reserve has reaffirmed that it will maintain key interest rates at record lows for an extended period of time. Our net interest margin for the fourth quarter 2012 was successfully managed to 3.22 percent, up 5 basis points compared to third quarter 2012. Prospectively, our focus will be on continuing to improve our deposit mix and adding to our loan balances to offset compressed interest rate spreads expected to continue over the next year.

Our local economy in Florida appears to be in recovery. The residential real estate market is becoming stronger as pricing continues to firm and sales volumes continue to increase. Many seasonal businesses are now reporting improving trends, and while the unemployment rate remains high it has been improving. We are hopeful that this economic cycle’s negative impacts are diminishing, and the Congress and President of the United States will collaborate to avert any further dampening to the economy prospectively. The recession and banking crisis significantly impacted community banks in Florida and our primary competition now are the mega-banks, and there are fewer of them to compete with today. Many of these large institutions are struggling with higher capital requirements and new restrictions and regulations that are requiring difficult choices regarding the business models that they operated under for years. We believe we have entered a period of opportunity to achieve meaningful market share gains from our mega-bank competition.

Loan Growth and Lending Policies

In recent years, as the economic environment in Florida weakened, the Company increased its focus and monitoring of its exposure to residential land, acquisition and development loans. These activities resulted in greater loan pay-downs, guarantor performance, and the obtaining of additional collateral. The Company also utilized loan sales to better control the level of these assets and other commercial real estate loans, with $9 million in loan sales during 2012, and $28 million in loan sales during each year for 2011 and 2010. Overall, the Company reduced its exposure to residential land, acquisition and development loans from its peak of $352 million or 20.2 percent of total loans in early 2007 to $12 million or 1.0 percent at December 31, 2012.

For 2012, balances in the loan portfolio increased 1.5 percent, compared with declines of 2.6 percent and 11.2 percent, respectively, for 2011 and 2010, reflecting an improvement from the recessionary climate, significantly lower loan demand and loan sales for prior years. During 2011, negative loan growth slowed in the first and second quarter and loans increased 1.6 percent in the third quarter and remained level in the fourth quarter, as increased production occurred in residential and commercial lending compared to prior quarters. For 2012, loan growth accelerated and we expect the loan growth trend will build momentum in 2013, particularly if the local economy continues to improve and as we open our new loan production offices. The Company expects loan growth opportunities for all types of lending, including commercial lending to targeted customer segments, and 1-4 family agency conforming residential mortgages. During the past year, we continued to expand our business banking teams, with 11 new commercial loan officers hired, including six in the second half of 2012. Achieving revenue producing growth objectives prospectively, together with continued reductions in credit costs and reduced problem loan credit expenses, provides us with a potential to make further, meaningful improvements in our earnings in 2013.

Deposit Growth, Mix and Costs

The Company’s focus on high quality customer service and convenient branch locations supports its strategy to provide stable, low cost deposit funding growth over the long term. Over the past five years, the Company has strengthened its retail deposit franchise using new strategies and product offerings, while maintaining its focus on building customer relationships. As reported throughout 2012 and 2011, the Company has experienced strong growth in core deposit relationships. For 2012, household acquisitions included 6,585 new personal checking relationships, an increase of 9.4 percent from 2011. Likewise, new commercial business checking deposit relationships increased by 21.9 percent, year over year. Along with the new relationships, our programs have improved our market share, increased average services per household, and decreased customer attrition.

Our growth in core deposits has also helped us limit further degradation to our net interest margin throughout the last two years. During 2012 and 2011, average low cost NOW, savings and money market deposits and no cost demand deposits increased 12.7 percent and 3.0 percent on an aggregate basis, respectively, year over year. Declines in CDs continued in 2012 and 2011, but growth in core deposit relationships more than offset such declines. Certificates of deposit (CDs) declined $150.1 million and $67.0 million during 2012 and

2011, respectively. The Company believes that its overall deposit mix remains favorable and its average cost of deposits, including noninterest bearing demand deposits, remains low. The average cost of deposits for the Company continued to trend lower in 2012. In 2012, the cost of deposits was 0.32 percent, decreasing 33 basis points from 0.65 percent for the prior year, which was a 25 basis point decrease from 0.90 percent in 2010. During 2012 and 2011, noninterest bearing demand deposits increased 28.8 percent and 13.4 percent, respectively.

During 2012, total deposits increased $40 million or 2.3 percent and sweep repurchase agreements increased $1 million or 0.4 percent, versus 2011. In comparison, total deposits increased $82 million or 5.0 percent and sweep repurchase agreements increased $38 million or 38.7 percent during 2011, compared to 2010. Most of the increase in sweep repurchase agreements during 2011 was in public funds, principally from higher tax collector receipts.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, (“GAAP”), including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments in the application of certain of its accounting policies that involve significant estimates and assumptions. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time and the use of revised estimates and assumptions could materially affect amounts reported in subsequent financial statements. Management, after consultation with the Company’s Audit Committee, believes the most critical accounting estimates and assumptions that involve the most difficult, subjective and complex assessments are:

•	the allowance and the provision for loan losses;

•	fair value measurements;

•	other than temporary impairment of securities;

•	realization of deferred tax assets; and

•	contingent liabilities.

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

The provision for loan losses is the result of a detailed analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under FASB Accounting Standards Codification (“ASC”) 310, Receivables as well as, an analysis of homogeneous loan pools not individually evaluated as prescribed under ASC 450, Contingencies. For 2012 we recorded a higher provision for loan losses of $10.8 million, which compared to provisioning for 2011 of $2.0 million. Net charge-offs for 2012 of $14.3 million compared to net charge-offs of $14.2 million for 2011, and were 1.16 percent of average total loans for both years, respectively. Delinquency trends remain low and show continued stability (see “Nonperforming Assets”).

Table 12 provides certain information concerning the Company’s allowance and provisioning for loan losses for the years indicated.

Management continuously monitors the quality of the loan portfolio and maintains an allowance for loan losses it believes sufficient to absorb probable losses inherent in the loan portfolio. The allowance for loan losses (“ALLL”) framework has two basic elements: specific allowances for loans individually evaluated for impairment, and a formula-based component for pools of homogeneous loans within the portfolio that have similar risk characteristics, which are not individually evaluated.

The first element of the ALLL analysis involves the estimation of allowance specific to individually evaluated impaired loans, including accruing and nonaccruing restructured commercial and consumer loans. In this process, a specific allowance is established for impaired loans based on an analysis of the most probable sources of repayment, including discounted cash flows, liquidation of collateral, or the market value of the loan itself. It is the Company’s policy to charge off any portion of the loan deemed a loss. Restructured consumer loans are also evaluated in this element of the estimate. As of December 31, 2012, the specific allowance related to impaired loans individually evaluated totaled $7.3 million, compared to $7.0 million as of December 31, 2011.

The second element of the ALLL analysis, the general allowance for homogeneous loan pools not individually evaluated, is determined by applying allowance factors to pools of loans within the portfolio that have similar risk characteristics. The general allowance factors are determined using a baseline factor that is developed from an analysis of historical net charge-off experience and qualitative factors designed and intended to measure expected losses. These baseline factors are developed and applied to the various loan pools. Adjustments may be made to baseline reserves for some of the loan pools based on an assessment of internal and external influences on credit quality not fully reflected in the historical loss. These influences may include elements such as changes in concentration risk, macroeconomic conditions, and/or recent observable asset quality trends.

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

The loss factors assigned to the graded loan portfolio are based on the historical migration of actual losses by grade over 4, 8, 12, 16, 20 and 24 quarter intervals. Minimum and maximum average historical loss rates over one to five years are referenced in setting the loss factors by grade within the graded portfolio. Management uses historical loss factors as its starting point, and qualitative elements are considered to capture trends within each portion of the graded portfolio. The direction and expectations of past dues, charge-offs, nonaccruals, classified loans, portfolio mix, market conditions, and risk management controls are considered in setting loss factors for the graded portfolio. The loan loss migration indicates that the minimum and maximum average loss rates and median loss rates over the past many quarters have been declining. Also, the level of criticized and classified loans has been declining as a result of a combination of upgrades, loan payoff and loan sales, which are reducing the risk profile of the loan portfolio. Additionally, the risk profile has declined given the shift in complexion of the graded portfolio, particularly a reduced level of commercial real estate loan concentrations.

Residential and consumer (installment, secured lines, and unsecured lines) are analyzed differently as risk ratings, or grades, are not assigned to individual loans. Residential and consumer loan losses are tracked by pool and monthly histories are averaged for a rolling 12-month historical loss rate. Management believes the recent 12-month loss history is most appropriate as it best represents the vintages of loans currently in the portfolio and not the vintages that produced the significant losses in prior years. These loss factors are then adjusted by qualitative factors determined by management to reflect potential probable losses inherent in each loan pool. Qualitative factors may include various loan or property types, loan to value, concentrations and economic and environmental factors.

In general, residential real estate loans originated from 2005 through 2007 had property value declines of approximately 50 percent from their original appraised values, more than the decline on loans originated in other years. Declining residential collateral value affected our actual loan losses over the three years ended December 31, 2011, but values stabilized during 2012. Residential loans that become 90 days past due are placed on nonaccrual and a specific allowance is made for any loan that becomes 120 days past due. Residential loans are subsequently written down if they become 180 days past due and such write-downs are supported by a current appraisal, consistent with current banking regulations.

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

Net charge-offs for the year ended December 31, 2012 totaled $14,257,000, compared to net charges-offs of $14,153,000 for the year ended December 31, 2011 (See “Table 12 – Summary of Loan Loss Experience” for detail on net charge-offs for the last five years). Note F to the financial statements (titled “Impaired Loans and Allowance for Loan Losses”) summarizes the Company’s allocation of the allowance for loan losses to construction and land development loans, commercial and residential estate loans, commercial and financial loans, and consumer loans, and provides more specific detail regarding charge-offs and recoveries for each loan component and the composition of the loan portfolio at December 31, 2012 and 2011. Although there is no assurance that we will not have elevated charge-offs in the future, we believe that we have significantly reduced the risks in our loan portfolio and that with stabilizing market conditions, future charge-offs should decline.

The allowance as a percentage of loans outstanding was 1.80 percent at December 31, 2012, compared to 2.12 percent at December 31, 2011. The allowance for loan losses represents management’s estimate of an amount adequate in relation to the risk of losses inherent in the loan portfolio. The reduced level of impaired loans and lower classified loans (special mention and substandard grades) contributed to a lower risk of loss and the lower allowance for loan losses as of December 31, 2012. The risk profile of the loan portfolio has been reduced by implementing a program to reduce the level of credit risk in the portfolio by strengthening credit management methodologies and implementing a low risk “back-to-basics” strategic plan for loan growth. New loan production has shifted to adjustable rate residential real estate loans, owner-occupied commercial real estate, small business loans for professionals and businesses, and consumer lending. Strategies, processes and controls are in place to ensure that new production is well underwritten and maintains a focus on smaller, diversified and lower-risk lending. Aided by initiatives embodied in new loan programs and continued aggressive collection actions, the portfolio mix has changed dramatically and has become more diversified. The improved mix is most evident by reductions in income producing commercial real estate and construction and land development loans over the last several years. Prospectively, we anticipate that the allowance will continue to decline as a percentage of loans outstanding as we continue to see improvement in our credit quality, with some offset to this perspective for more normal loan growth as business activity and the economy improve.

Concentrations of credit risk, discussed under the caption “Loan Portfolio” of this discussion and analysis, can affect the level of the allowance and may involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. The Company’s most significant concentration of credit is a portfolio of loans secured by real estate. At December 31, 2012, the Company had $1.117 billion in loans secured by real estate, representing 91.1 percent of total loans, up slightly from $1.104 billion but lower as a percent of total loans (versus 91.4 percent) at December 31, 2011. In addition, the Company is subject to a geographic concentration of credit because it only operates in central and southeastern Florida.

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

Nonperforming assets (“NPAs”) at December 31, 2012 totaled $52,842,000 and were comprised of $40,955,000 of nonaccrual loans and $11,887,000 of other real estate owned (“OREO”), compared to $49,472,000 at December 31, 2011 (comprised of $28,526,000 in nonaccrual loans and $20,946,000 of OREO). At December 31, 2012, approximately 99.3 percent of nonaccrual loans were secured with real estate, the remainder principally by marine vessels. See the tables below for details about nonaccrual loans. At December 31, 2012, nonaccrual loans have been written down by approximately $12.3 million or 26.0 percent of the original loan balance (including specific impairment reserves).

As anticipated, the Company closed a number of OREO sales during 2012 that reduced OREO outstanding. Compared to December 31, 2011, OREO was $9.1 million or 43.2 percent lower at December 31, 2012. This represents the lowest level of OREO since 2008.

During the second, third and fourth quarters of 2012, 184 loans were moved to nonaccrual with an average balance of $210,000, and 98.8 percent of the loans collateralized by real estate. Based on lower classified assets and impaired loan balances as of December 31, 2012, management believes that future inflows to nonperforming loans will be reduced.

During the first quarter of 2012 the Company had a $14.4 million performing troubled debt restructure (“TDR”) commercial real estate loan participation migrate to nonaccrual. During the third quarter of 2012, this loan’s fair value based on market bids at $10.3 million was moved to loans available for sale. This loan was sold shortly after year end for a net loss of $1,238,000 that is reflected separately on our consolidated income statement at December 31, 2012 as a change in fair value of loan held for sale.

The table below shows the nonperforming inflows by quarter for 2012, 2011 and 2010:

New Nonperforming Loans (In thousands)	2012	2011	2010
First quarter	$20,207	$11,349	$11,895
Second quarter	17,291	19,874	22,560
Third quarter	14,521	4,137	8,151
Fourth quarter	6,891	4,349	9,990

The Company pursues loan restructurings in selected cases where it expects to realize better values than may be expected through traditional collection activities. The Company has worked with retail mortgage customers, when possible, to achieve lower payment structures in an effort to avoid foreclosure. TDRs are part of the Company’s loss mitigation activities and can include rate reductions, payment extensions and principal deferrals. Company policy requires TDRs that are classified as nonaccrual loans after restructuring remain on nonaccrual until performance can be verified, which usually requires six months of performance under the restructured loan terms. We are optimistic that some of these credits will rehabilitate and be upgraded versus migrating to nonperforming or OREO prospectively. Accruing restructured loans totaled $41.9 million at December 31, 2012 compared to $71.6 million at December 31, 2011. The tables below set forth details related to nonaccrual and restructured loans.

	Nonaccrual Loans			Accruing Restructured Loans
December 31, 2012 (In thousands)	Non- Current	Per- forming	Total
Construction & land development
Residential	$660	$398	$1,058	$2,103
Commercial	28	0	28	0
Individuals	46	210	256	580

	734	608	1,342	2,683
Residential real estate mortgages	7,798	14,301	22,099	17,619
Commercial real estate mortgages	1,485	15,749	17,234	21,254

Real estate loans	10,017	30,658	40,675	41,556
Commercial and financial	0	0	0	0
Consumer	75	205	280	390

	$10,092	$30,863	$40,955	$41,946

At December 31, 2012 and 2011, total TDRs (performing and nonperforming) were comprised of the following loans by type of modification:

	2012		2011
(Dollars in thousands)	Number	Amount	Number	Amount
Rate reduction	124	$25,895	96	$23,763
Maturity extended with change in terms	87	22,677	109	43,697
Forgiveness of principal	1	2,103	2	2,339
Payment structure changed to allow for interest only payments	0	0	4	1,845
Chapter 7 bankruptcies	58	3,007	*	*
Not elsewhere classified	11	10,416	17	12,751

	281	$64,098	228	$84,395

*	Not disclosed for 2011. Based on new guidance issued by the OCC and applied in the fourth quarter 2012.

During 2012, newly identified TDRs totaled $18.0 million, compared to $31.2 million for 2011. Loan modifications are not reported in calendar years after modification if the loans were modified at an interest rate equal to the yields of new loan originations with comparable risk and the loans are performing based on the terms of the restructuring agreements. Accruing loans that were restructured within the twelve months preceding December 31, 2012 and defaulted during the twelve months ended December 31, 2012 summed to $913,000, compared to $265,000 for 2011. A restructured loan is considered in default when it becomes 60 days or more past due under the modified terms, has been transferred to nonaccrual status, or has been transferred to other real estate owned.

At December 31, 2012, loans totaling $82,901,000 were considered impaired (comprised of total nonaccrual and TDRs) and $7,269,000 of the allowance for loan losses was allocated for potential losses on these loans, compared to $100,137,000 and $6,979,000, respectively, at December 31, 2011.

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

Fair Value Measurements

All impaired loans are reviewed quarterly to determine if fair value adjustments are necessary based on known changes in the market and/or the project assumptions. When necessary, the “As Is” appraised value may be adjusted based on more recent appraisal assumptions received by the Company on other similar properties, the tax assessed market value, comparative sales and/or an internal valuation. If an updated assessment is deemed necessary and an internal valuation cannot be made, an external “As Is” appraisal will be obtained. If the “As Is” appraisal does not appropriately reflect the current fair market value, in the Company’s opinion, a specific reserve is established and/or the loan is written down to the current fair market value.

Collateral dependent impaired loans are loans that are solely dependent on the liquidation of the collateral for repayment. All OREO and repossessed assets (“REPO”) are reviewed quarterly to determine if fair value adjustments are necessary based on known changes in the market and/or project assumptions. When necessary, the “As Is” appraisal is adjusted based on more recent appraisal assumptions received by the Company on other similar properties, the tax assessment market value, comparative sales and/or an internal valuation is performed. If an updated assessment is deemed necessary, and an internal valuation cannot be made, an external appraisal will be requested. Upon receipt of the “As Is” appraisal a charge-off is recognized for the difference between the loan amount and its current fair market value.

“As Is” values are used to measure fair market value on impaired loans, OREO and REPOs.

At December 31, 2012, outstanding securities designated as available for sale totaled $643,050,000. The fair value of the available for sale portfolio at December 31, 2012 was more than historical amortized cost, producing net unrealized gains of $5,110,000 that have been included in other comprehensive income (loss) as a component of shareholders’ equity (net of taxes). The Company made no change to the valuation techniques used to determine the fair values of securities during 2012 and 2011. The fair value of each security available for sale was obtained from independent pricing sources utilized by many financial institutions. The fair value of many state and municipal securities are not readily available through market sources, so fair value estimates are based on quoted market price or prices of similar instruments. Generally, the Company obtains one price for each security. However, actual values can only be determined in an arms-length transaction between a willing buyer and seller that can, and often do, vary from these reported values. Furthermore, significant changes in recorded values due to changes in actual and perceived economic conditions can occur rapidly, producing greater unrealized losses or gains in the available for sale portfolio.

The credit quality of the Company’s securities holdings are primarily investment grade. As of December 31, 2012, the Company’s available for sale investment securities, except for approximately $0.8 million of securities issued by states and their political subdivisions, generally are traded in liquid markets. U.S. Treasury and U.S. Government agency obligations totaled $545.2 million, or 84.8 percent of the total available for sale portfolio. The remainder of the portfolio consists of private label securities, most secured by collateral originated in 2005 or prior years with low loan to values, and current FICO scores above 700. Generally these securities have credit support exceeding 5%. The collateral underlying these mortgage investments are primarily 30- and 15-year fixed rate, 5/1 and 10/1 adjustable rate mortgage loans. Historically, the mortgage loans serving as collateral for those investments have had minimal foreclosures and losses.

Other Than Temporary Impairment of Securities

Our investments are reviewed quarterly for other than temporary impairment (“OTTI”). The following primary factors are considered for securities identified for OTTI testing: percent decline in fair value, rating downgrades, subordination, duration, amortized loan-to-value, and the ability of the issuers to pay all amounts due in accordance with the contractual terms. Prices obtained from pricing services are usually not adjusted. Based on our internal review procedures and the fair values provided by the pricing services, we believe that the fair values provided by the pricing services are consistent with the principles of ASC 820, Fair Value Measurement. However, on occasion pricing provided by the pricing services may not be consistent with other observed prices in the market for similar securities. Using observable market factors, including interest rate and yield curves, volatilities, prepayment speeds, loss severities and default rates, the Company may at times validate the observed prices using a discounted cash flow model and using the observed prices for similar securities to determine the fair value of its securities.

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

The Company also held stock in the Federal Home Loan Bank of Atlanta (“FHLB”) totaling $5.6 million as of December 31, 2012, the same as at year-end 2011. The Company accounts for its FHLB stock based on the industry guidance in ASC 942, Financial Services—Depository and Lending, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. We evaluated our holdings in FHLB stock at December 31, 2012 and believe our holdings in the stock are ultimately recoverable at par. We do not have operational or liquidity needs that would require redemption of the FHLB stock in the foreseeable future and, therefore, have determined that the stock is not other-than-temporarily impaired.

Realization of Deferred Tax Assets

At December 31, 2012, the Company had net deferred tax assets (“DTA”) of $18.0 million. Although realization is not assured, management believes that realization of the carrying value of the DTA is more likely than not, based upon expectations as to future taxable income and tax planning strategies, as defined by ASC 740 Income Taxes. In comparison, at December 31, 2011 the Company had net DTAs of $16.8 million.

As a result of the losses incurred in 2010 and 2012, the Company has a three-year cumulative pretax loss. The Company has recorded deferred tax valuation allowances of $44.8 million, primarily related to its net operating loss (“NOL”) carryforwards at December 31, 2012. Should the economy show improvement and the Company’s credit losses continue to moderate prospectively as the Company continues to generate taxable income, increased reliance on management’s forecast of future taxable earnings could result in realization of additional future tax benefits from the net operating loss carryforwards. We believe our future taxable income will ultimately allow for the recovery of the NOL, resulting in the realization of our DTA valuation allowance.

Contingent Liabilities

The Company is subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, and tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against the Company and/or our subsidiaries with respect to transactions in which the Company and/or our subsidiaries acted as a lender, a financial advisor, a broker or acted in a related activity. Accruals are established for legal and other claims when it becomes probable that the Company will incur an expense and the amount can be reasonably estimated. Company management, together with attorneys, consultants and other professionals, assesses the probability and estimated amounts involved in a contingency. Throughout the life of a contingency, the Company or our advisors may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for the claims. At December 31, 2012 and 2011, the Company had no significant accruals for contingent liabilities and had no known pending matters that could potentially be significant.

Results of Operations

Earnings Summary

Net loss available to common shareholders for 2012 totaled $4,458,000 or $0.05 per average common diluted share, compared to 2011’s net income of $2,919,000 or $0.03 per average common diluted share and 2010’s net loss of $36,951,000 or $0.48 per average common diluted share.

Net Interest Income

Net interest income (on a fully taxable equivalent basis) for 2012 totaled $64,990,000, decreasing by $2,069,000 or 3.1 percent as compared to 2011. Lower asset yields as a result of the Federal Reserve’s actions to lower interest rates and the restructuring of the investment portfolio to lower pricing risks, has reduced 2012’s net interest income. The following table details net interest income and margin results (on a tax equivalent basis) for the past five quarters:

(Dollars in thousands)	Net Interest Income (tax equivalent)	Net Interest Margin (tax equivalent)
Fourth quarter 2011	$17,020	3.42%
First quarter 2012	16,689	3.33
Second quarter 2012	16,052	3.17
Third quarter 2012	15,995	3.17
Fourth quarter 2012	16,254	3.22

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

	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Total Year	Fourth Quarter
(Dollars in thousands	2012	2012	2012	2012	2012	2011	2011
Non-taxable interest income	$346	$87	$82	$85	$92	$424	$87
Tax Rate	35%	35%	35%	35%	35%	35%	35%
Net interest income (TE)	$64,990	$16,254	$15,995	$16,052	$16,689	$67,059	$17,020
Total net interest income (not TE)	64,809	16,208	15,952	16,007	16,642	66,839	16,974
Net interest margin (TE)	3.22%	3.22%	3.17%	3.17%	3.33%	3.42%	3.42%
Net interest margin (not TE)	3.21	3.21	3.16	3.16	3.32	3.41	3.41

The level of nonaccrual loans, changes in the earning assets mix, and the Federal Reserve’s policies lowering interest rates have been primary forces affecting net interest income and net interest margin results for each of the last three years.

The earning asset mix changed year over year impacting net interest income. For 2012, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 60.9 percent, compared to 62.1 percent a year ago. Average securities as a percentage of average earning assets decreased from 29.6 percent a year ago to 29.2 percent during 2012 and interest bearing deposits and other investments increased to 9.9 percent in 2012 from 8.3 percent in 2011. While average total loans as a percentage of earning assets was generally unchanged, the mix of loans changed, with volumes related to commercial real estate representing 41.5 percent of total loans at December 31, 2012 (compared to 43.9 percent at December 31, 2011). Lower yielding residential loan balances with individuals (including home equity loans and lines, and personal construction loans) represented 49.6 percent of total loans at December 31, 2012 (versus 47.4 percent at December 31, 2011) (see “Loan Portfolio”).

The yield on earning assets for 2012 was 3.64 percent, 50 basis points lower than for 2011, a reflection of the lower interest rate environment and earning asset mix. The following table details the yield on earning assets (on a tax equivalent basis) for the past five quarters:

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
	2012	2012	2012	2012	2011
Yield	3.53%	3.54%	3.63%	3.87%	4.04%

The yield on loans decreased 38 basis points to 4.76 percent over the last twelve months with nonaccrual loans totaling $41.0 million or 3.3 percent of total loans at December 31, 2012 (versus $28.5 million or 2.4 percent of total loans at December 31, 2011). The yield on investment securities was lower, decreasing 67 basis points year over year to 2.39 percent for 2012, due primarily to securities sold to reduce interest rate risk and reinvestment at lower yields.

Average earning assets for 2012 increased $58.6 million or 3.0 percent compared to 2011’s average balance. Average loan balances for 2012 increased $11.3 million or 0.9 percent to $1,227.5 million, average interest bearing deposits and other investments increased $36.6 million or 22.4 percent to $200.0 million, and average investment securities increased $10.7 million or 1.8 percent to $589.5 million. Remaining proceeds from the sale of securities during 2012, currently held in interest bearing deposit accounts, are likely to be deployed to lending activities or additional investment securities purchases.

Commercial and commercial real estate loan production for 2012 totaled approximately $109 million, compared to production for 2011 of $63 million. Improvements in commercial production resulted from a focused program to target small business segments less impacted by the lingering effects of the recession. Commercial production has improved and period-end total loans outstanding increased by $18.0 million or 1.5 percent since December 31, 2011. In comparison, loans decreased by $32.5 million or 2.6 percent at December 31, 2011 year over year. Our strategy has been to focus on hiring commercial lenders for the larger metropolitan markets in which the Company competes, principally Orlando and Palm Beach.

The Company has expanded its residential mortgage loan originations and seeks to expand loans to small businesses in 2013. However, as consumers and businesses seek to reduce their borrowings, and the economy remains weak, opportunities to lend are market share driven.

Closed residential mortgage loan production for the first, second, third and fourth quarters of 2012 totaled $48 million, $66 million, $63 million and $72 million, respectively, of which $20 million, $26 million, $34 million and $39 million was sold servicing-released. In comparison, closed residential mortgage loan production for the first, second, third and fourth quarters of 2011 totaled $32 million, $50 million, $53 million and $56 million, respectively, of which $13 million, $18 million, $17 million and $21 million was sold servicing-released. Applications for residential mortgages totaled $387 million during 2012, compared $312 million for 2011. Much of our loan production has been focused on residential home mortgages, which has continued to show signs of strengthening here in our markets and across Florida. Existing home sales and home mortgage loan refinancing activity in the Company’s markets have increased, but demand for new home construction is expected to remain soft. Inventory levels for existing homes in many markets is now at a three- or four-month supply, some of the lowest levels the Company has seen since pre-recession.

During 2012, proceeds from the sales of securities totaled $256.1 million for 2012 (including net gains of $7,619,000), with most of the proceeds (and net gains) derived from sales during the first and second quarters of 2012 totaling $226.8 million (and $6,989,000), respectively. Management believed the securities sold had minimal opportunity to further increase in value. Sales of securities were more limited in 2011, with proceeds in sales during the third and fourth quarters of 2011 summing to $31.4 million and $19.1 million, respectively, with net gains of $137,000 and $1,083,000 realized. Securities purchases in 2012 and 2011 have been conducted principally to reinvest funds from maturities and principal repayments, as well as to reinvest excess funds (in an interest bearing deposit) at the Federal Reserve Bank, and the proceeds from sales. During 2012, maturities (principally pay-downs of $139.0 million) totaled $140.0 million and securities portfolio purchases totaled $384.6 million. In comparison, 2011 maturities totaled $123.0 million (including $120.7 million in pay-downs) and securities portfolio purchases totaled $380.8 million.

For 2012, the cost of average interest-bearing liabilities decreased 34 basis points to 0.55 percent from 2011, reflecting the lower interest rate environment and improved deposit mix. The following table details the cost of average interest bearing liabilities for the past five quarters:

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
	2012	2012	2012	2012	2011
Rate	0.42%	0.49%	0.59%	0.68%	0.77%

During 2012, the Company’s retail core deposit focus has continued to produce strong growth in core deposit customer relationships when compared to prior year results. The improved deposit mix and lower rates paid on interest bearing deposits during 2012 (and last several quarters) reduced the overall cost of total deposits to 0.20 percent for the fourth quarter of 2012, 36 basis points lower than the same quarter a year ago. A significant component favorably affecting the Company’s net interest margin, the average balances of lower cost interest bearing deposits (NOW, savings and money market) totaled 70.6 percent of total average interest bearing deposits for 2012, an improvement compared to the average of 62.1 percent a year ago. The average rate for lower cost interest bearing deposits for 2012 was 0.16 percent, down by 12 basis points from 2011’s rate. Certificate of deposit (“CD”) rates paid were also lower during 2012, averaging 1.03 percent, a 65 basis point decrease compared to 2011. Average CDs (the highest cost component of interest bearing deposits) were 29.4 percent of interest bearing deposits for 2012, compared to 37.9 percent for 2011, with ending balances down to 23.4 percent for CDs as of December 31, 2012. Prospectively, with interest rates predicted to remain low through 2013, reductions in interest bearing deposit costs will be more challenging to produce due to more limited re-pricing opportunities.

Average deposits totaled $1,697.3 million during 2012, and were $19.7 million higher compared to 2011, even with a planned reduction of single service time deposit customers occurring. Average aggregate amounts for NOW, savings and money market balances increased $82.3 million or 9.8 percent to $924.1 million for 2012 compared to 2011, average noninterest bearing deposits increased $65.6 million or 20.3 percent to $388.7 million for 2012 compared to 2011, and average CDs decreased by $128.3 million or 25.0 percent to $384.5 million over the same period. With the low interest rate environment and lower CD rate offerings available, customers have been more complacent and are leaving more funds in lower cost average balances in savings and other liquid deposit products that pay no interest or a lower interest rate. Averaging only $6.6 million during 2012, the Company continues to offer its Certificate of Deposit Registry program (“CDARs”), a program that began in mid-2008 that allows customers to have CDs safely insured beyond the Federal Deposit Insurance Corporation (“FDIC”) deposit insurance limit, and a favored offering for homeowners’ associations concerned with FDIC insurance coverage.

Average short-term borrowings have been principally comprised of sweep repurchase agreements with customers of Seacoast National, which increased $35.1 million to $141.6 million or 33.0 percent for 2012 as compared to 2011. With balances typically peaking during the fourth and first quarters each year, public fund clients with larger balances have the most significant influence on average sweep repurchase agreement balances outstanding during the year. During 2012, 2011 and 2010, we did not utilize any federal funds purchased. Other borrowings are comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the FHLB of $50.0 million. No changes have occurred to other borrowings since year-end 2009 (see “Note I – Borrowings” to the Company’s consolidated financial statements).

Prospectively, we expect our net interest margin to grow as our lending initiatives produce improved results and our problem loan liquidation activities are concluded. We are positioned for stronger earnings performance with a more typical yield curve and as excess liquidity is deployed into higher earning assets. The focus the last three years on achieving increased household growth year over year should produce future organic revenue growth, as the long term value of core household relationships are revealed, as more products are sold and fees earned, and as normalized interest rates return as the economy improves.

Net interest income (on a fully taxable equivalent basis) for 2011 totaled $67,059,000, increasing by $574,000 or 0.9 percent as compared to 2010. Net interest margin on a tax equivalent basis for 2011 increased 5 basis points to 3.42 percent compared to 3.37 percent in 2010. Net interest income and net interest margin (on a tax equivalent basis) stabilized during 2011 despite the challenging lending environment and the reduction of interest due to nonaccrual loans.

The earning asset mix changed in 2011 from 2010. For 2011, average loans (the highest yielding component of earning assets) as a percentage of average earning assets totaled 62.1 percent, compared to 67.2 percent for 2010. Average securities as a percentage of average earning assets increased from 21.2 percent for 2010 to 29.6 percent during 2011 and interest bearing deposits and other investments decreased to 8.3 percent in 2011 from 11.6 percent in 2010. In addition to decreasing average total loans as a percentage of earning assets, the mix of loans changed, with volumes related to commercial real estate representing 43.9 percent of total loans at December 31, 2011 (compared to 47.7 percent at December 31, 2010). This decrease reflects a reduced exposure to commercial construction and land development loans on residential and commercial properties, which declined by $2.8 million and $22.4 million, respectively, from December 31, 2010 to December 31, 2011. Lower yielding residential loan balances with individuals (including home equity loans and lines, and personal construction loans) represented 47.4 percent of total loans at December 31, 2011 (versus 44.2 percent at December 31, 2010) (see “Loan Portfolio”).

The yield on earning assets for 2011 was 4.14 percent, 16 basis points lower than for 2010, a reflection of the lower interest rate environment and earning asset mix. The yield on loans decreased 11 basis points to 5.14 percent over the last twelve months with nonaccrual loans totaling $28.5 million or 2.4 percent of total loans at December 31, 2011 (versus $68.3 million or 5.5 percent of total loans at December 31, 2010). The yield on investment securities was also lower, decreasing 35 basis points year over year to 3.06 percent for 2011, due primarily to purchases of securities at lower yields available in current markets, which diluted the overall portfolio yield year over year. Interest bearing deposits and other investments yielded 0.49 percent for 2011, compared to a yield of 0.43 percent for 2010.

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

Commercial and commercial real estate loan production for 2011 totaled approximately $63 million, compared to production for 2010 of $10 million. Improvements in commercial production in 2011 resulted from a focused program to target small business segments less impacted by the lingering effects of the recession. While commercial production increased during 2011, period-end total loans outstanding declined by $32.5 million or 2.6 percent from December 31, 2010. In comparison, the decline in loans was more severe for 2010, decreasing by $156.9 million or 11.2 percent at December 31, 2010 year over year. Economic conditions in the markets the Company serves continued to be challenging during 2011. At December 31, 2011 the Company’s total commercial and commercial real estate loan pipeline was $36 million, versus $28 million at December 31, 2010.

Closed residential mortgage loan production for 2011 totaled $191 million, with $69 million sold servicing-released. In comparison, closed residential mortgage loan production for 2010 totaled $153 million, of which $100 million was sold servicing-released. Applications for residential mortgages totaled $311 million during 2011, an improvement when compared to $244 million for 2010. Existing home sales and home mortgage loan refinancing activity in the Company’s markets increased during 2011, but demand for new home construction remained soft. A slowdown in foreclosure activity by some of the Company’s larger competitors had a favorable impact on housing inventory in the Company’s markets during 2011, resulting in improved sales activity. Rents for housing during 2011 were running 15-20 percent greater than the cost to own, depending on the Florida market observed, which portended better stability and pricing for 2012 as the inventory of foreclosed properties in our markets was absorbed.

For 2011, the cost of average interest-bearing liabilities decreased 24 basis points to 0.89 percent from 2010, reflecting the lower interest rate environment and improved deposit mix. During 2011, the Company’s retail core deposit focus continued to produce strong growth in core deposit customer relationships when compared to prior year results. The improved deposit mix and lower rates paid on interest bearing deposits during 2011 reduced the overall cost of total deposits. A significant component favorably affecting the Company’s net interest margin, the average balances of lower cost interest bearing deposits (NOW, savings and money market) totaled 62.1 percent of total average interest bearing deposits for 2011, an improvement compared to the average of 59.7 percent for 2010. The average rate for lower cost interest bearing deposits for 2011 was 0.28 percent, down by 18 basis points from 2010’s rate. Certificate of deposit (“CD”) rates paid were also lower during 2011, averaging 1.68 percent, a 29 basis point decrease compared to 2010. Average CDs (the highest cost component of interest bearing deposits) were 37.9 percent of interest bearing deposits for 2011, compared to 40.3 percent for 2010.

Average deposits totaled $1,677.6 million during 2011, and were $28.8 million lower compared to 2010, due primarily to a planned reduction of brokered deposits and single service time deposit customers. Average aggregate amounts for NOW, savings and money market balances decreased $11.1 million or 1.3 percent to $841.8 million for 2011 compared to 2010, noninterest bearing deposits increased $45.3 million or 16.3 percent to $323.0 million for 2011 compared to 2010, and average CDs decreased by $63.0 million or 10.9 percent to $512.8 million over the same period. As during the past year, with the low interest rate environment and lower CD rate offerings available, customers have been more complacent and left more funds in lower cost average balances in savings and other liquid deposit products that pay no interest or a lower interest rate during 2011 than 2010.

Average short-term borrowings comprised principally of sweep repurchase agreements with customers of Seacoast National, increased $19.4 million to $106.5 million or 22.3 percent in 2011 as compared to 2010. Public fund clients with larger balances had the most significant influence on average sweep repurchase agreement balances outstanding during 2011.

Noninterest Income

Noninterest income, excluding the change in fair value of loan available for sale and securities gains, totaled $21,444,000 for 2012, $3,099,000 or 16.9 percent higher than for 2011. For 2011, noninterest income of $18,345,000 was $211,000 or 1.2 percent higher than for 2010. Noninterest income accounted for 24.9 percent of total revenue (net interest income plus noninterest income, excluding the loss on sale of commercial loan and securities gains) in 2012, compared to 21.5 percent a year ago and for 2010.

Table 6 provides detail regarding noninterest income components for the past three years.

For 2012, revenues from the Company’s wealth management services businesses (trust and brokerage) increased year over year, by $117,000 or 3.6 percent, and were higher in 2011 than for 2010 by $82,000 or 2.6 percent. Included in the $117,000 increase from a year ago, trust revenue was higher by $168,000 or 8.0 percent and brokerage commissions and fees were lower by $51,000 or 4.5 percent. Economic uncertainty is the primary issue affecting clients of the Company’s wealth management services. Higher inter vivos and agency fees were the primary cause for the higher trust income versus 2011, as these fees increased $153,000 and $60,000, respectively, but were partially offset by estate fees that were $71,000 lower. The $51,000 overall decline in brokerage commissions and fees for 2012 included an increase of $65,000 in aggregate brokerage and mutual fund commissions that were more than offset by a decline of $127,000 in annuity income. Of the $82,000 increase for 2011, trust revenue was higher by $134,000 or 6.8 percent and brokerage commissions and fees were lower by $52,000 or 4.4 percent.

In early 2011, we established a contractual relationship with Invest Financial Corporation (“Invest Financial”), whereby brokerage activities for our customers would no longer be conducted through a separate Bank subsidiary. As of March 18, 2011, our brokers became dual employees of the Bank and Invest Financial. The benefit has been lower operating costs for the Bank without disrupting our wealth management business because our customers continue to be serviced by brokers they are familiar with. On December 31, 2011, FNB Brokerage (the Bank’s full service brokerage subsidiary) was dissolved.

Service charges on deposits for 2012 were $17,000 or 0.3 percent lower year over year versus 2011’s result, and were $337,000 or 5.7 percent higher in 2011 when compared 2010. Overdraft fees declined $138,000 or 2.9 percent year over year and represented approximately 74 percent of total service charges on deposits for 2012, slightly lower than the average of 76 percent for 2011 and 2010. The regulators continue to review the banking industry’s practices around overdraft programs and additional regulation could further reduce fee income for the Company’s overdraft services. Remaining service charges on deposits increased $121,000 or 8.5 percent to $1,612,000 for 2012, compared to 2011. Service charge increases during 2012 reflect the growth in core deposit households.

For 2012, fees from the non-recourse sale of marine loans totaled $1,111,000, a decrease of $98,000 or 8.1 percent compared to 2011, and were lower for 2011 by $125,000 or 9.4 percent compared to 2010. The Seacoast Marine Division originated $79 million in loans during 2012, compared to $83 million and $79 million for 2011 and 2010, respectively. Of the loans originated during 2012, $68 million were sold (86.1 percent of production), compared to $68 million sold during 2011 (81.9 percent of production) and $74 million for 2010 (93.7 percent of production). Approximately $11 million of 2012’s production has been placed in our loan portfolio. In comparison, $15 million in production was added to the portfolio in 2011, thereby reducing the percentage of production sold. Production levels have been significantly lower since the end of 2008 and are reflective of the general economic downturn. Lower attendance at boat shows by consumers, manufacturers, and marine retailers over the past several years has resulted in lower marine sales and loan volumes. The Seacoast Marine Division is headquartered in Ft. Lauderdale, Florida with lending professionals in Florida, California, Washington and Oregon.

Greater usage of check or debit cards over the past several years by core deposit customers and an increased cardholder base has increased our interchange income. For 2012, interchange income increased $693,000 or 18.2 percent from 2011, and was $645,000 or 20.4 percent higher for 2011, compared to 2010’s income. Other deposit-based electronic funds transfer (“EFT”) income increased by $18,000 or 5.7 percent in 2012 from 2011, after decreasing $3,000 or 0.9 percent in 2011 compared to 2010’s revenue. Interchange revenue is dependent upon business volumes transacted, as well as the fees permitted by VISA® and MasterCard®. The Dodd-Frank Act regulation is not expected to impact this source of fee revenue for Seacoast National materially, but has significantly reduced fees collected by larger financial institutions.

The Company originates residential mortgage loans in its markets, with loans processed by commissioned employees of Seacoast National. Many of these mortgage loans are referred by the Company’s branch personnel. Mortgage banking fees in 2012 increased $1,570,000 or 73.4 percent from 2011’s result, and were $21,000 or 1.0 percent higher for 2011 than for 2010. Mortgage banking revenue as a component of overall noninterest income was 17.3 percent for 2012, compared to 11.7 percent for 2011 and 2010. Mortgage revenues are dependent upon favorable interest rates, as well as good overall economic conditions, including the volume of home sales. Residential real estate sales and activity in our markets improved over the past year, with transactions increasing, prices firming and affordability improving. As a result, the Company experienced more mortgage loan origination opportunities in markets it serves during the past year and this is expected to continue during 2013. The Company was the number one originator of home purchase mortgages in Martin, St. Lucie and Indian River counties during 2011 and the first eleven months of 2012, based on the data available to date. The Company has only had to repurchase or settle on 9 sold mortgage loans ever and believes that its processes and controls make it unlikely that it will have any material exposure in the future.

Other income for 2012 increased $816,000 or 59.3 percent compared to a year ago, and for 2011 decreased $746,000 or 35.2 percent. Included in the increase for 2012 compared to 2011 was merchant income, which was $303,000 higher than a year ago, reflecting better volumes and additional incentive payments for surpassing sales thresholds.

Noninterest Expenses

The Company’s overhead ratio was in the low to mid 60’s in years prior to the recession. Lower earnings and cyclical credit costs in 2011 and 2010 resulted in this ratio increasing to 90.1 percent, and 104.6 percent, respectively. For 2012, the overhead ratio was 94.6 percent and total noninterest expenses were $4,785,000 or 6.2 percent higher versus a year ago, totaling $82,548,000. When compared to 2010, total noninterest expenses for 2011 decreased by $11,793,000 or 13.2 percent to $77,763,000.

Some of the increase in expenses in 2012 were related to the implementation of future cost reductions. During the third quarter of 2012 management’s organizational structure was streamlined and the Company announced the consolidation of four offices, resulting in severance and other organizational costs of $832,000 and branch consolidation costs of $232,000 impacting overhead for the third quarter of 2012. An additional $491,000 in organizational and branch consolidation costs impacted the fourth quarter of 2012.

Table 7 provides detail of noninterest expense components for the years ending December 31, 2012, 2011 and 2010.

Salaries and wages were $2,647,000 or 9.7 percent higher for 2012 compared to 2011, and were $880,000 or 3.3 percent higher for 2011 compared to the same period in 2010. Higher commission and incentive payments of $1,093,000 or 33.6 percent were included in the increase for salaries and wages for 2012 compared to 2011, with long-term stock incentives comprising $208,000 of the increase and the remainder for revenues generated from wealth management and lending production. Stock awards issued to all employees of Seacoast National in August 2011 were the primary contributor to the $208,000 increase for long term stock incentives. Base salaries were also higher for 2012 by $1,174,000 or 4.7 percent, reflecting additional commercial relationship managers hired during the past twelve months and staff added to the compliance and risk management departments. Severance payments for positions eliminated during 2012 totaled $688,000, and contributed $219,000 to the increase compared to a year ago. In comparison, 2011’s salaries and wages included commission and incentive payments that were higher, up by $901,000 or 51.1 percent compared to 2010. Base salaries for 2011 were $249,000 or 1.0 percent higher year over year compared to 2010 and severance, overtime and temporary services (in aggregate) during 2011 were $118,000 higher than in 2010, with $94,000 related to the stock awards issued to all employees of Seacoast National in August 2011. Executive cash incentive compensation was not paid in 2012, 2011 or 2010.

In 2012, employee benefits costs increased by $1,835,000 or 31.2 percent to $7,710,000 from a year ago, and were higher by $158,000 or 2.8 percent for 2011 when compared to 2010. For 2012, 2011, and 2010, profit sharing contributions for all associates were eliminated and matching contributions associated with salary savings plans have been limited. The Company recognized higher costs during 2012 for its self-funded health care plan compared to 2011, with an increase of $1,194,000 in expenditures resulting from a few large claims and higher utilization. In comparison, the Company recognized a nominal change in claims experience during 2011 for its self-funded health care plan compared to 2010. Also contributing to the increase for employee benefits for 2012 was an increase in the Company match for employee salary deferrals, resulting in a $411,000 increase in 401K plan costs year over year. The state of Florida continues to increase unemployment compensation rates to replenish funding pools for disbursements, with costs increasing year over year by $51,000 and $105,000 for 2012 and 2011, respectively. Payroll taxes increased in 2012 and 2011, by $179,000 and $79,000, respectively, and are expected to increase further in 2013 with the expiration of the 2 percent temporary reduction in social security tax (FICA) as of January 1, 2013. The Company has met with its self-funded plan provider and discussed possible impacts of U.S. Health Care Reform and determined that no immediate or material financial statement impacts are apparent.

Outsourced data processing costs totaled $7,382,000 for 2012, an increase of $799,000 or 12.1 percent from a year ago. In comparison, for 2011 outsourced data processing costs increased $602,000 or 10.1 percent from 2010’s result. Seacoast National utilizes third parties for its core data processing systems. Outsourced data processing costs are directly related to the number of transactions processed. Core data processing, software licensing, and software maintenance costs were $595,000, $44,000 and $46,000 higher for 2012, versus a year ago. In addition, interchange processing and other electronic funds transfer costs (aggregated) were $114,000 higher for 2012. For 2011, core data processing, software licensing, interchange processing, and other electronic funds transfer related costs were $377,000, $134,000, $70,000 and $55,000 higher, respectively, versus 2010, partially offset by software maintenance contracts that were $33,000 lower year over year. Outsourced data processing costs can be expected to increase as the Company’s business volumes grow and new products such as bill pay, internet banking, etc. become more popular. During 2012, prior to the Company’s contract with its core data processor expiring on December 31, 2012, proposals from select third party processors (including the Company’s existing processor) were received by management, comparatively reviewed for efficiency, technological enhancement, and performance, and resulted in a renegotiated contract with our existing provider as of January 1, 2013 for a term of 5 1/2 years. In the new contract, processing costs were negotiated lower with annual savings in the range of $800,000 to $1 million. We are anticipating improvements and enhancements to be implemented during 2013 and 2014.

Telephone and data line expenditures, including electronic communications with customers and between branch locations and personnel, as well as third party data processors, decreased nominally to $1,178,000 for 2012 when compared to 2011, but for 2011 were $326,000 or 21.7 percent lower than for 2010. Improved systems and monitoring of services utilized as well as reducing the number telephone lines has reduced our communication costs, and these costs should continue to be lower prospectively.

Total occupancy, furniture and equipment expenses for 2012 increased year over year versus 2011, by $547,000 or 5.5 percent to $10,465,000. For 2011, these costs were nominally higher, increasing $40,000 or 0.4 percent compared to 2010. For 2012, branch consolidation costs of $232,000 and $407,000 were recorded during the third and fourth quarters of 2012, respectively, and were the primary contributor to the increase. The branch consolidations will favorably impact expense prospectively, but are anticipated to be partially offset by the opening of five new loan production offices in the first and second quarter of 2013 in the Orlando and Palm Beach markets (see Form 10K dated December 31, 2012, “Item 2, Properties” for a complete description). Included in 2011 were maintenance, repair and upkeep costs that increased $45,000 from 2010, lease payments for bank premises that were higher by $56,000, rental income (a contra-expense item) that was $94,000 less for 2011 (due to higher vacancies), equipment purchases of $75,000 that were incremental year over year and not amortized as fixed assets, and write-offs of obsolete furniture and equipment of $89,000. Partially offsetting these increases for 2011, depreciation and real estate and tangible personal property taxes (aggregated) on bank owned property were lower, declining $268,000 and $67,000, respectively, from 2010.

For 2012, marketing expenses, including sales promotion costs, ad agency production and printing costs, newspaper and radio advertising, and other public relations costs associated with the Company’s efforts to market products and services, increased by $178,000 or 6.1 percent to $3,095,000 when compared to 2011. For 2011, marketing expenses increased nominally by $7,000 or 0.2 percent to $2,917,000 when compared to 2010. Marketing expenses for 2012 and 2011 reflect a focused campaign in our markets targeting the customers of competing financial institutions and promoting our brand. Direct mail activities, donations (and sponsorships), sales promotions, and market research have been ramped up the most during 2012 versus a year ago, increasing $341,000, $176,000, $50,000, and $36,000, respectively. Costs initiated in 2012 to promote lending in Orlando and Palm Beach under our new Accelerate brand were incremental, and summed to $79,000 for 2012. Partially offsetting, media costs (newspaper, television and radio advertising) and public relations costs were $370,000 and $127,000 lower for 2012. For 2011, agency fees, donations (and sponsorships), business meals and entertainment, sales promotions, media costs, and public relations costs increased the most, by $212,000, $185,000, $98,000, $42,000, $36,000 and $36,000, respectively, compared to 2010. Partially offsetting these increases during 2011, agency production costs and direct mail activities declined versus 2010, by $332,000 and $252,000, respectively.

Legal and professional fees continue to trend lower, decreasing by $896,000 or 14.6 percent from a year ago to $5,241,000 for 2012, and by $1,840,000 or 23.1 percent for 2011 compared to 2010. Overall, legal fees were $1,165,000 lower in 2012 and included a $500,000 recovery of fees in the third quarter that was recorded in a prior period for a single creditor. Professional fees for 2012 were $341,000 lower year over year, but were more than offset by higher CPA fees of $589,000, with amounts for the Company outsourcing most internal audit activities as the primary cause, and additional CPA fees incurred for the U.S. Treasury’s sale of its investment in Series A Preferred Stock, auctioned and concluded on April 3, 2012. For 2011, legal fees were lower as well, declining $383,000 from 2010, primarily for costs related to problem assets (principally OREO). Also, professional fees were $1,530,000 lower for 2011, reflecting lower costs for strategic planning and risk management assistance compared with 2010. Partially offsetting, regulatory examination fees and CPA fees on an aggregate basis were $73,000 higher for 2011 than in 2010, with new FHA audit requisites as the primary contributor. During 2011 and 2010, the Company used the consulting services of a former bank regulator who also serves as a director of Seacoast National to assist it with its compliance with the bank’s formal agreement with the OCC and regulatory examinations. For 2011 and 2010, Seacoast National paid $274,000 and $524,000, respectively, for these services. Due to the reduced level of consulting assistance required to address the formal agreement, we concluded these services in late 2011. Prospectively, legal fees can be expected to continue to be lower as problem assets decline.

The FDIC assessment for the first, second, third and fourth quarters of 2012 totaled $706,000, $707,000, $695,000 and $697,000, respectively, compared to first, second, third and fourth quarter 2011’s assessments of $959,000, $688,000, $687,000 and $679,000, respectively. For 2010, FDIC assessments summed to $3,958,000. As of April 1, 2011, the FDIC’s calculation of assessments changed, utilizing total assets less Tier 1 risk-based capital as a base for calculation, versus average total deposits. Applicable premium rates have been adjusted for the change in the base, with specific adjusting risk factors deemed important by the FDIC utilized in the determination of applicable premium rates. Seacoast National’s assessments under the FDIC’s new methodology are lower, compared to the prior methodology. On July 30, 2013, Seacoast National expects to receive a refund of premiums prepaid at the end of 2009 (less premiums calculated and paid since year end 2009, and minus the March 31 and June 30, 2013 insurance premiums). At December 31, 2012, the prepaid amount for FDIC insurance summed to $4.6 million. Although the severity of bank failures and their impact on the FDIC’s Deposit Insurance Fund have been less than predicted, Seacoast National remains exposed to higher FDIC insurance costs.

Net losses on other real estate owned (OREO) and repossessed assets, and asset disposition expenses associated with the management of OREO and repossessed assets (aggregated) totaled $2,486,000, $1,158,000, $925,000 and $357,000 for the first, second, third and fourth quarters of 2012, respectively, and totaled $4,926,000 for the year. In comparison, these costs totaled $1,535,000, $1,583,000, $1,385,000 and $1,529,000 for the first, second, third and fourth quarters of 2011, were relatively stable quarter to quarter and totaled $6,032,000 for 2011 (declining $9,777,000 when compared to 2010). These costs moderated in 2011 and declined further in 2012, with OREO balances declining by 43.2 percent during 2012 compared to 2011 and totaling $11.9 million at December 31, 2012. Of the $4,926,000 total for 2012, asset disposition costs summed to $1,459,000 and losses on OREO and repossessed assets totaled $3,467,000. The Company expects these costs to be significantly lower in 2013.

Other noninterest expenses increased $990,000 or 11.2 percent to $9,811,000 for 2012 when compared to 2011, but were $592,000 or 6.3 percent lower when comparing 2011 to 2010. More significant changes year over year from 2011 included employee placement and relocation costs (up $262,000), director meeting fees (up $144,000), miscellaneous lending fees, appraisal fees and credit information costs (up $126,000, $100,000 and $108,000, respectively, and reflecting improved loan production in 2012), stationery and supplies expenditures (up $103,000), and bank meeting costs (up $94,000), partially offset by a reversal of accrued VISA litigation and settlement costs of $203,000. One-time cash settlements for a branch lease of $150,000 and to a client of Seacoast National’s brokerage subsidiary for $350,000 recorded during 2010, combined with the reversal of $184,000 during the second quarter of 2011 for a favorable outcome on the brokerage settlement, accounted for $684,000 of the decrease for 2011 from 2010. The $184,000 reversal during 2011 for the brokerage settlement also contributed to the increase in other noninterest expenses year over year for 2012.

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

Senior management regularly reviews the overall interest rate risk position and evaluates strategies to manage the risk. The Company’s fourth quarter 2012 Asset and Liability Management Committee (“ALCO”) model simulation indicates net interest income would increase 12.0 percent if interest rates are shocked 200 basis points up over the next 12 months and 7.4 percent if interest rates are shocked up 100 basis points. This compares with the Company’s fourth quarter 2011 model stimulation, which indicated net interest income would increase 7.2 percent if interest rates are shocked 200 basis points up over the next 12 months and 3.8 percent if interest rates are shocked up 100 basis points. Recent regulatory guidance has placed more emphasis on rate shocks.

The Company had a positive gap position based on contractual and prepayment assumptions for the next 12 months, with a positive cumulative interest rate sensitivity gap as a percentage of total earning assets of 13.7 percent at December 31, 2012. This result includes assumptions for core deposit re-pricing validated for the Company by an independent third party consulting group.

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

EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate life deposit portfolios. Core deposits are a more significant funding source for the Company, making the lives attached to core deposits more important to the accuracy of our modeling of EVE. The Company periodically reassesses its assumptions regarding the indeterminate lives of core deposits utilizing an independent third party resource to assist. With lower interest rates over a prolonged period, the average lives of core deposits have trended higher and favorably impacted our model estimates of EVE for higher rates. Based on our fourth quarter 2012 modeling, an instantaneous 100 basis point increase in rates is estimated to increase the EVE 19.8 percent versus the EVE in a stable rate environment, while a 200 basis point increase in rates is estimated to increase the EVE 33.0 percent.

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

Contractual Obligations

	December 31, 2012
(In thousands)	Total	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over five Years
Deposit maturities	$1,758,961	$1,662,121	$77,663	$19,177	$0
Short-term borrowings	136,803	136,803	0	0	0
Borrowed funds	50,000	0	0	50,000	0
Subordinated debt	53,610	0	0	0	53,610
Operating leases	25,718	3,399	5,591	4,572	12,156

Total	$2,025,092	$1,802,323	$83,254	$73,749	$65,766

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

Contractual maturities for assets and liabilities are reviewed to meet current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities held for sale and interest bearing deposits. The Company also has access to borrowed funds such as an FHLB line of credit and the Federal Reserve Bank of Atlanta under its borrower-in-custody program. The Company is also able to provide short term financing of its activities by selling, under an agreement to repurchase, United States Treasury and Government agency securities not pledged to secure public deposits or trust funds. At December 31, 2012, Seacoast National had available unsecured lines of $35 million and lines of credit under current lendable collateral value, which are subject to change, of $535 million. Seacoast National had $376 million of United States Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, and had an additional $161 million in residential and commercial real estate loans available as collateral. In comparison, at December 31, 2011, the Company had available unsecured lines of $40 million and lines of credit of $441 million, and had $378 million of Treasury and Government agency securities and mortgage backed securities not pledged and available for use under repurchase agreements, as well as an additional $189 million in residential and commercial real estate loans available as collateral.

Liquidity, as measured in the form of cash and cash equivalents (including interest bearing deposits), totaled $174,987,000 on a consolidated basis at December 31, 2012 as compared to $167,081,000 at December 31, 2011. The composition of cash and cash equivalents has changed from a year ago. Over the past twelve months, cash and due from banks increased $4,484,000 to $45,620,000 and interest bearing deposits increased to $129,367,000 from $125,945,000. The interest bearing deposits are maintained in Seacoast National’s account at the Federal Reserve Bank of Atlanta. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments and investment activity occurring in Seacoast National’s securities and loan portfolios. Proceeds from securities sales of $112 million, $115 million, $22 million and $7 million in the first, second, third and fourth quarters of 2012, respectively, contributed to higher liquidity at December 31, 2012. Our intent is to reinvest excess liquidity into our loan and securities portfolios, as market opportunities and conditions meet expectations.

The Company does not rely on and is not dependent on off-balance sheet financing or wholesale funding.

The Company is a legal entity separate and distinct from Seacoast National and its other subsidiaries. Various legal limitations, including Section 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W, restrict Seacoast National from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company has traditionally relied upon dividends from Seacoast National and securities offerings to provide funds to pay the Company’s expenses, to service the Company’s debt and to pay dividends upon Company common stock and preferred stock. In 2008 and 2007, Seacoast National paid dividends to the Company that exceeded its earnings in those years. Seacoast National cannot currently pay dividends to the Company without prior OCC approval. At December 31, 2012, the Company had cash and cash equivalents at the parent of approximately $7.0 million. In comparison, at December 31, 2011, the Company had cash and cash equivalents at the parent of approximately $11.1 million. During the third quarter of 2011, the Company remitted all deferred and current dividends due upon its Series A preferred stock as well as distributions on its subordinated debt related to trust preferred securities issued through affiliated trusts. All of the Series A Preferred stock funds received in December 2008 have been contributed as additional capital to Seacoast National. Additional losses could prolong Seacoast National’s inability to pay dividends to its parent without regulatory approval (see “Capital Resources”).

Off-Balance Sheet Transactions

In the normal course of business, we may engage in a variety of financial transactions that, under generally accepted accounting principles, either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk.

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

Loan commitments to customers are made in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract, and no collateral had been provided. Loan commitments were $119 million at December 31, 2012, and $106 million at December 31, 2011 (see “Note P-Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Income Taxes

The benefit for net loss for 2012 and provision for income taxes for 2011 totaled $0.1 million and $2.9 million, respectively, and the benefit for net loss for 2010 totaled $12.6 million. The deferred tax valuation allowance was decreased or increased by a like amount, and therefore there was no change in the carrying value of deferred tax assets (see “Critical Accounting Estimates – Deferred Tax Assets”). We anticipate that we will be able to place increased reliance on our forecast of future taxable earnings, which would result in realization of future tax benefits (see “Note L – Income Taxes” to the Company’s consolidated financial statements).

Capital Resources

Table 8 summarizes the Company’s capital position and selected ratios. The Company’s equity capital at December 31, 2012 totaled $165.5 million and the ratio of shareholders’ equity to period end total assets was 7.62 percent, compared with 7.96 percent at December 31, 2011, and 8.25 percent at December 31, 2010. Seacoast’s management uses certain “non-GAAP” financial measures in its analysis of the Company’s capital adequacy. Seacoast’s management uses this measure to assess the quality of capital and believes that investors may find it useful in their analysis of the Company. This capital measure is not necessarily comparable to similar capital measures that may be presented by other companies.

The Company’s capital position remains strong, meeting the general definition of “well capitalized”, with a total risk-based capital ratio of 18.33 percent at December 31, 2012, slightly lower than December 31, 2011’s ratio of 18.77 percent and higher than 17.84 percent at December 31, 2010. The Bank agreed with its primary regulator, the OCC, to maintain a Tier 1 capital (to adjusted average assets) (“leverage ratio”) ratio of at least 7.50 percent and a total risk-based capital ratio of at least 12.00 percent as of March 31,

2009. Subsequently, as of January 31, 2010, following our capital raise, the Bank agreed to maintain a leverage ratio minimum of 8.50 percent. As of December 31, 2012, the Bank’s leverage ratio was 9.72 percent, compared to 9.79 percent at December 31, 2011 and 9.29 percent at December 31, 2010. The agreement with the OCC as to minimum capital ratios does not change the Bank’s status as “well-capitalized” for bank regulatory purposes, to which the Bank is currently in compliance.

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

Since May 19, 2009, based on discussions with the Federal Reserve and a review of adopted Federal Reserve policies related to dividends and other distributions, cash dividends on our outstanding common stock have been suspended (and continue to be suspended at this time). On August 15, 2011, the Federal Reserve approved payment of deferred dividends on the Series A Preferred Stock and deferred interest payments on our trust preferred securities. As a result, we remitted a payment for the Series A Preferred Stock of $6,614,000 and interest payments on the trust preferred securities aggregating to $2,675,000 during the third quarter of 2011, bringing the Company’s payment obligations on these securities current. At December 31, 2012, the Company has paid and is current on all dividends and interest payments on its Series A Preferred Stock and trust preferred securities. The Company is required to continue to consult with the Federal Reserve and will seek approval each quarter before making payments.

On March 28, 2012, the U.S. Treasury conducted an auction for sale of their investment in six banks in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”), including their $50 million investment in Seacoast Series A Preferred Stock. The auction concluded on April 3, 2012, with the U.S. Treasury successful in selling all of its investment in the Company’s Series A Preferred Stock. On May 30, 2012, the U.S. Treasury also sold its rights to the warrant issued under the TARP CPP for purchase of 589,625 shares of the Company’s common stock to the Company for $81,000, net of related expenses.

Our $50 million in Series A Preferred Stock is an important component of our capital structure. We continue to believe that the achievement of our earnings and asset quality objectives are a priority and may precede any decision by us to repurchase the Series A Preferred Stock. We regularly consider various scenarios for repurchase of the Series A Preferred Stock, based on our outlook for earnings and asset quality. Our outlook currently suggests that repurchase of the Series A Preferred Stock in smaller installments may be a possibility. An important consideration will be the recovery of our deferred tax valuation allowance which could significantly improve our tangible common equity. Another important consideration will be the future capacity and ability of Seacoast National to pay dividends to the Company.

Financial Condition

Total assets increased $36,554,000 or 1.7 percent to $2,173,929,000 at December 31, 2012, after increasing $120,994,000 or 6.0 percent to $2,137,375,000 in 2011.

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

Total loans (net of unearned income and excluding the allowance for loan losses) were $1,226,081,000 at December 31, 2012, $18,007,000 or 1.5 percent more than at December 31, 2011, and were $1,208,074,000 at December 31, 2011, $32,534,000 or 2.6 percent lower than at December 31, 2010.

Loan production of $287 million was retained in the loan portfolio during the twelve months ended December 31, 2012. The Company continues to look for opportunities to invest excess liquidity and believes the best current use is to fund loan growth. We have added 11 new commercial relationship managers over the past twelve months that will further help in increasing loan growth in 2013, and prospectively. In comparison, overall loan growth was negative when comparing outstanding balances at December 31, 2011 and 2010, a result of the economic recession, including lower demand for commercial loans, and the Company’s successful divestiture of specific problem loans (including residential construction and land development loans) through loan sales. Total problem loans sold in 2012 and 2011 totaled $9 million and $28 million, respectively, with the Company reducing its exposure to CRE loans and improving its overall risk profile.

As shown in the supplemental loan table below, construction and land development loans increased $11.5 million or 23.4 percent to $60.7 million from December 31, 2011. The primary cause for the increase in construction and land development loans was an increase in construction and land development loans to individuals for personal residences of $12.3 million or 46.2 percent to $38.9 million. Total outstanding balances for commercial construction and land development loans for residential and commercial properties was slightly lower year over year, declining $0.8 million from December 31, 2011.

Construction and land development loans, including loans secured by commercial real estate, were comprised of the following types of loans at December 31, 2012 and 2011:

December 31	2012			2011
(In millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
Construction and land development
Residential:
Condominiums	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Town homes	0.0	0.0	0.0	0.0	0.0	0.0
Single family residences	0.0	0.0	0.0	0.0	0.0	0.0
Single family land and lots	5.6	0.0	5.6	6.2	0.0	6.2
Multifamily	4.3	0.0	4.3	5.1	0.0	5.1

	9.9	0.0	9.9	11.3	0.0	11.3
Commercial:
Office buildings	0.0	0.0	0.0	0.2	0.2	0.4
Retail trade	0.0	0.0	0.0	0.0	0.0	0.0
Land	9.6	0.0	9.6	9.3	0.0	9.3
Industrial	0.0	0.0	0.0	0.0	0.0	0.0
Healthcare	1.8	8.9	10.7	0.0	0.0	0.0
Churches and educational facilities	0.5	2.3	2.8	0.1	0.3	0.4
Lodging	0.0	0.0	0.0	0.0	0.0	0.0
Convenience stores	0.0	0.0	0.0	1.7	0.3	2.0
Marina	0.0	0.0	0.0	0.0	0.0	0.0
Other	0.0	0.0	0.0	0.0	0.0	0.0

	11.9	11.2	23.1	11.3	0.8	12.1

Total residential and commercial construction and land development	21.8	11.2	33.0	22.6	0.8	23.4
Individuals:
Lot loans	16.7	0.0	16.7	17.9	0.0	17.9
Construction	22.2	17.7	39.9	8.7	17.6	26.3

	38.9	17.7	56.6	26.6	17.6	44.2

Total	$60.7	$28.9	$89.6	$49.2	$18.4	$67.6

Commercial real estate mortgages were lower by $21.6 million or 4.2 percent to $486.8 million at December 31, 2012. The Company’s ten largest commercial real estate funded and unfunded loan relationships at December 31, 2012 aggregated to $115.5 million (versus $128.7 million a year ago) and for the 24 commercial real estate relationships in excess of $5 million the aggregate funded and unfunded totaled $208.3 million (compared to 25 relationships to $234.2 million a year ago).

Commercial real estate mortgage loans, excluding construction and development loans, were comprised of the following loan types at December 31, 2012 and 2011:

December 31	2012			2011
(In millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
Office buildings	$104.7	$1.1	$105.8	$119.6	$0.9	$120.5
Retail trade	126.7	0.0	126.7	140.6	0.0	140.6
Industrial	72.6	0.4	73.0	70.7	0.0	70.7
Healthcare	40.7	1.0	41.7	38.8	0.9	39.7
Churches and educational facilities	28.6	0.0	28.6	27.4	0.0	27.4
Recreation	2.7	0.1	2.8	3.2	0.1	3.3
Multifamily	9.0	0.0	9.0	9.4	0.0	9.4
Mobile home parks	2.0	0.0	2.0	2.2	0.0	2.2
Lodging	18.7	0.0	18.7	19.6	0.0	19.6
Restaurant	3.5	0.0	3.5	4.7	0.0	4.7
Agriculture	6.1	1.3	7.4	8.8	0.8	9.6
Convenience stores	20.5	0.0	20.5	15.1	0.0	15.1
Marina	21.2	0.0	21.2	21.3	0.0	21.3
Other	29.8	0.0	29.8	27.0	0.2	27.2

Total	$486.8	$3.9	$490.7	$508.4	$2.9	$511.3

Fixed rate and adjustable rate loans secured by commercial real estate, excluding construction loans, totaled approximately $313 million and $174 million, respectively, at December 31, 2012, compared to $317 million and $191 million, respectively, a year ago.

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

Exposure to market interest rate volatility with respect to long-term fixed rate mortgage loans held for investment is managed by attempting to match maturities and re-pricing opportunities and through loan sales of most fixed rate product. For the first, second, third, and fourth quarters of 2012, closed residential mortgage loan production totaled $48 million, $66 million, $63 million and $73 million, respectively, of which $20 million, $26 million, $34 million and $39 million of fixed rate loans were sold servicing released while adjustable products were added to the portfolio.

Adjustable and fixed rate residential real estate mortgages were higher at December 31, 2012, by $26.9 million or 8.0 percent and $2.0 million or 2.1 percent, respectively, compared to a year ago. At December 31, 2012, approximately $361 million or 63 percent of the Company’s residential mortgage balances were adjustable, compared to $334 million or 61 percent at December 31, 2011. Loans secured by residential properties having fixed rates totaled approximately $99 million at December 31, 2012, of which 15- and 30-year mortgages totaled approximately $24 million and $75 million, respectively. The remaining fixed rate balances were comprised of home improvement loans, most with maturities of 10 years or less, that declined $2.3 million or 3.8 percent since December 31, 2011. In comparison, loans secured by residential properties having fixed rates totaled approximately $97 million at December 31,

2011, with 15- and 30-year fixed rate residential mortgages totaling approximately $27 million and $70 million, respectively. The Company also has a small home equity line portfolio totaling approximately $51 million at December 31, 2012, slightly lower than the $55 million that was outstanding at December 31, 2011.

Perhaps reflecting the impact on lending of an economy beginning to heal, commercial loans increased $8.8 million or 16.6 percent year over year and totaled $61.9 million at December 31, 2012, compared to $53.1 million a year ago. Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company’s lending limits, such as small- to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Such businesses are smaller and subject to the risks of lending to small to medium sized businesses, including, but not limited to, the effects of a downturn in the local economy, possible business failure, and insufficient cash flows.

The Company also provides consumer loans (including installment loans, loans for automobiles, boats, and other personal, family and household purposes, and indirect loans through dealers to finance automobiles) which decreased $3.7 million or 7.3 percent year over year and totaled $46.9 million (versus $50.6 million a year ago). In addition, real estate construction loans to individuals secured by residential properties totaled $22.2 million (versus $8.7 million a year ago), and residential lot loans to individuals which totaled $16.7 million (versus $17.9 million a year ago).

At December 31, 2012, the Company had commitments to make loans of $118.9 million, compared to $106.2 million at December 31, 2011 and $90.4 million at December 31, 2010 (see “Note P—Contingent Liabilities and Commitments with Off-Balance Sheet Risk” to the Company’s consolidated financial statements).

Loan Concentrations

Over the past four years, the Company has been pursuing an aggressive program to reduce exposure to loan types that have been most impacted by stressed market conditions in order to achieve lower levels of credit loss volatility. The program included aggressive collection efforts, loan sales and early stage loss mitigation strategies focused on the Company’s largest loans. Successful execution of this program has significantly reduced our exposure to larger balance loan relationships (including multiple loans to a single borrower or borrower group). Commercial loan relationships greater than $10 million were reduced by $301.4 million to $87.8 million at December 31, 2012 compared with year-end 2008.

	December 31
	2012	2011	2010	2009	2008
Performing	$77,321	$84,610	$112,469	$145,797	$374,241
Performing TDR*	10,431	25,494	28,286	31,152	0
Nonaccrual	0	0	20,913	28,525	14,873

Total	$87,752	$110,104	$161,668	$205,474	$389,114

Top 10 Customer Loan Relationships	$115,506	$128,739	$151,503	$173,162	$228,800

*	TDR = Troubled debt restructures

Commercial loan relationships greater than $10 million as a percent of tier 1 capital and the allowance for loan losses totaled 37.5 percent at December 31, 2012, compared with 45.8 percent at year-end 2011, 66.5 percent at year-end 2010, 85.9 percent at year-end 2009, 162.1 percent at the end of 2008 and 258.1 percent at the end of 2007.

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

	December 31
	2012	2011	2010	2009	2008
Construction and land development loans to total risk based capital	28%	22%	39%	81%	206%
CRE loans to total risk based capital	164%	174%	218%	274%	389%

Deposits and Borrowings

The Company’s balance sheet continues to be primarily core funded. The Company continues to utilize a focused retail and commercial deposit growth strategy that has successfully generated core deposit relationships and increased services per household since its implementation in the first quarter of 2008. Newly acquired personal checking relationships were up 9.4 percent and new commercial business checking relationships increased 21.9 percent during 2012 compared to 2011. In comparison, new personal checking relationships were up 20.2 percent and new commercial business checking relationships increased 27.3 percent during 2011 compared to 2010.

Total deposits increased $40,220,000, or 2.3 percent, to $1,758,961,000 at December 31, 2012 compared to one year earlier, and increased $81,513,000, or 5.0 percent, to $1,718,741,000 at December 31, 2011 when compared to December 31, 2010. Declining single service time deposits have been more than offset by increasing low cost or no cost deposits. Since December 31, 2011, interest bearing deposits (NOW, savings and money markets deposits) increased $95,881,000 or 10.4 percent to $1,018,242,000, noninterest bearing demand deposits increased $94,477,000 or 28.8 percent to $422,833,000, and CDs decreased $150,138,000 or 32.1 percent to $317,886,000. The Company has historically priced CDs conservatively and has continued to follow this strategy.

Securities sold under repurchase agreements increased over the past twelve months by $551,000 or 0.4 percent to $136,803,000 at December 31, 2012. Repurchase agreements are offered by Seacoast National to select customers who wish to sweep excess balances on a daily basis for investment purposes. Funds from local government entities comprise a significant amount of the outstanding balance, with safety a major concern for these customers. At December 31, 2012, the number of sweep repurchase accounts was 146, compared to 168 a year ago.

At December 31, 2012, other borrowings were comprised of subordinated debt of $53.6 million related to trust preferred securities issued by trusts organized by the Company, and advances from the Federal Home Loan Bank (“FHLB”) of $50.0 million. The FHLB advances mature in 2017. For 2012 and 2011, the weighted average cost of our FHLB advances was 3.22 percent, unchanged.

The Company has two wholly owned trust subsidiaries, SBCF Capital Trust I and SBCF Statutory Trust II that were both formed in 2005. In 2007, the Company formed an additional wholly owned trust subsidiary, SBCF Statutory Trust III. The 2005 trusts each issued $20.0 million (totaling $40.0 million)

of trust preferred securities and the 2007 trust issued an additional $12.0 million in trust preferred securities. All trust preferred securities are guaranteed by the Company on a junior subordinated basis. The Federal Reserve’s rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25 percent of core capital, net of goodwill and intangibles. The Company believes that its trust preferred securities qualify under these revised regulatory capital rules and expects that it will be able to treat all $52.0 million of trust preferred securities as Tier 1 capital. For regulatory purposes, the trust preferred securities are added to the Company’s tangible common shareholders’ equity to calculate Tier 1 capital. The weighted average interest rate of our outstanding subordinated debt related to trust preferred securities was 1.93 percent during 2012, compared to 1.71 percent during 2011. The Company also formed SBCF Capital Trust IV and SBCF Capital Trust V in 2008, however both are currently inactive.

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

At December 31, 2012, the Company had no trading securities, $643,050,000 in securities available for sale (representing 97.9 percent of total securities), and securities held for investment of $13,818,000 (2.1 percent of total securities). The Company’s securities portfolio decreased $11.5 million or 1.7 percent from December 31, 2011, the primary cause being the sale of securities during the first and second quarters of 2012 and principal repayments. During 2011, the securities portfolio increased $206.3 million or 44.7 percent from December 31, 2010, as a result of deposit growth and weak loan demand.

As part of the Company’s interest rate risk management process, an average duration for the securities portfolio is targeted. In addition, securities are acquired which return principal monthly that can be reinvested. Agency and private label mortgage backed securities and collateralized mortgage obligations comprise $646,410,000 of total securities, approximately 98.4 percent of the portfolio. Remaining securities are largely comprised of U.S. Treasury, U.S. Government agency securities and tax-exempt bonds issued by states, counties and municipalities.

The effective duration of the investment portfolio at December 31, 2012 was 2.6 years, compared to 2.3 years at December 31, 2011 and management believes it will maintain an effective duration between 2.0 to 3.0 years over 2013.

Cash and due from banks and interest bearing deposits (aggregated) totaled $174,987,000 at December 31, 2012, compared to $167,081,000 at December 31, 2011. The Company has maintained additional liquidity during the uncertain environment and has remaining proceeds from the securities sales that may be used to increase loans and investments as the economy continues to improve.

At December 31, 2012, available for sale securities had gross losses of $1,902,000 and gross gains of $7,012,000, compared to gross losses of $3,840,000 and gross gains of $12,355,000 at December 31, 2011. All of the securities with unrealized losses are reviewed for other-than-temporary impairment at least quarterly. As a result of these reviews during the first, second, third and fourth quarters of 2012 and 2011, it was determined that the unrealized losses were not other than temporarily impaired and the Company has the intent and ability to retain these securities until recovery over the periods presented (see additional discussion under “Critical Accounting Estimates-Fair Value and Other than Temporary Impairment of Securities Classified as Available for Sale”).

Company management considers the overall quality of the securities portfolio to be high. The Company has no exposure to securities with subprime collateral. The Company holds no interests in trust preferred securities.

Fourth Quarter Review

Net loss available to common shareholders (after preferred dividends and accretion of preferred stock discount) for the fourth quarter of 2012 totaled $697,000 or $0.01 per average common diluted share, compared to the third and second quarter 2012’s net loss of $490,000 or $0.01 per average common diluted share and $3,272,000 or $0.03 per average common diluted share, respectively, and first quarter 2012’s net income available to common shareholders of $1,000 or $0.00 per average common diluted share. The net loss available to common shareholders in the fourth quarter of 2012 compared to income in 2011’s fourth quarter of $1,611,000 or $0.02 per average common diluted share. The performance for the fourth quarter of 2012 included organizational and branch consolidation costs of $491,000 and a loss on sale of a commercial loan of $1,238,000. The loan sale was settled shortly after year-end.

Our net interest margin of 3.22 percent increased 5 basis points during the fourth quarter of 2012 from the third quarter of 2012, but was 20 basis points lower when compared to fourth quarter 2011’s result. The Company has continued to benefit from lower rates paid for interest bearing liabilities due to the Federal Reserve’s reduction in interest rates, as well as, an improved mix of deposits, but a changing earning assets mix and declining yields has been more than offsetting. The average cost of interest bearing liabilities was 7 basis points lower for the fourth quarter 2012 compared to the third quarter of 2012, and 35 basis points lower compared to the fourth quarter of 2011. The yield on earning assets declined by 1 basis point during the fourth quarter of 2012, compared to the third quarter of 2012, and was 51 basis points lower than for the fourth quarter of 2011. Loan demand has been better during 2012 compared to 2011, with improved loan production year over year each quarter, including the fourth quarter. We expect loan production will continue to improve in 2013, which should assist in stabilizing our yield on earning assets, however our ability to continue to obtain meaningful reductions in the cost of our deposits is diminishing, and rates are not predicted to go significantly lower in 2013. Cash liquidity was higher year over year for the fourth quarter, in part due to securities sales earlier in 2012 and deposit growth, and will be a good source of funds in 2013 for expected loan production.

Noninterest income (excluding the change in fair value on loan available for sale and securities gains) totaled $5.6 million for the fourth quarter of 2012, compared to $5.7 million for the third quarter of 2012, $5.2 million for the second quarter of 2012, $4.9 million for the first quarter of 2012, and $4.9 million for the fourth quarter of 2011. Signs of improved stability in home prices and greater transaction volumes resulted in fee income from residential real estate production increasing by $350,000 over fourth quarter 2011’s result. Service charges on deposit accounts were $78,000 higher when compared to fourth quarter

2011 and interchange income increased $204,000 over the same period. Service charges and fees derived from customer relationships increased as a result of more accounts and households as a result of our retail deposit growth strategy. Revenue from wealth management services was $96,000 higher when compared to fourth quarter 2011, but marine finance fees were $75,000 lower over the same period. Consumer activity and spending has been more robust despite weak economic conditions and directly affects many of the Company’s fee-based business activities.

Noninterest expenses decreased by $0.5 million versus third quarter 2012’s result, and were $0.2 million lower when compared to the fourth quarter of 2011. During the third and fourth quarters of 2012, the Company accelerated activities related to office consolidations and other ways to adjust its cost structure. During the third quarter management’s organizational structure was streamlined and the Company announced the consolidation of four offices, resulting in severance and other organizational costs of $832,000 and branch consolidation costs of $232,000 impacting overhead in the third quarter of 2012, and an additional $84,000 and $407,000, respectively, for these costs impacting overhead in the fourth quarter of 2012. In comparison, fourth quarter 2011’s results included severance costs of $412,000, slightly lower than for the fourth quarter this year. Overhead related to asset dispositions expense and losses on OREO and repossessed assets (on an aggregate basis) were lower compared to fourth quarter 2011, by $1,172,000. This reduction reflects the decrease in OREO assets in 2012, versus 2011. Increases to overhead from the fourth quarter of 2011 were primarily a result of employee benefits (higher by $413,000 or 28.5 percent), reflecting higher group health costs of $266,000 and 401K salary match of $93,000 for the fourth quarter of 2012, and outsourced data processing costs (higher by $227,000), reflecting higher transaction activity due to a greater number of households year over year.

A provision for loan losses of $1.1 million was recorded in the fourth quarter of 2012, compared to provisioning of $0.9 million for the third quarter of 2012, $2.3 million and $6.5 million for the first and second quarters of 2012, respectively, and $0.4 million for the fourth quarter of 2011. Provisions for loans losses were higher during the second quarter of 2012, when we took write downs and added specific reserves for loans that could be resolved by year-end 2012. Net charge-offs for the fourth quarter were higher by $1.2 million due to the implementation of regulatory guidance related to consumer bankruptcies issued by the OCC at the end of the third quarter of 2012. The allowance for loan losses to loans outstanding ratio at December 31, 2012 was 1.80 percent compared to 2.12 percent a year earlier, slightly lower and reflecting improvements in credit quality.

Table 1—Condensed Income Statement*

	2012	2011	2010
	(Tax equivalent basis)
Net interest income	3.07%	3.25%	3.20%
Provision for loan losses	0.51	0.10	1.52
Noninterest income
Securities gains, net	0.36	0.06	0.18
Change in fair value of loan held for sale	(0.06)	0.00	0.00
Other	1.01	0.89	0.87
Noninterest expense	3.89	3.77	4.31

Income (loss) before income taxes	(0.02)	0.33	(1.58)
Provision (benefit) for income taxes including tax equivalent adjustment	0.01	0.01	0.02

Net income (loss)	(0.03)%	0.32%	(1.60)%

*	As a Percent of Average Assets

Table 2—Changes in Average Earning Assets

	Increase/(Decrease) 2012 vs 2011		Increase/(Decrease) 2011 vs 2010
	(Dollars in thousands)
Securities:
Taxable	$12,068	2.1%	$163,271	39.6%
Nontaxable	(1,373)	(41.0)	(2,071)	(38.2)
Federal funds sold and other investments	36,589	22.4	(66,479)	(28.9)
Loans, net	11,321	0.9	(110,890)	(8.4)

TOTAL	$58,605	3.0	$(16,169)	(0.8)

Table 3—Rate/Volume Analysis (on a Tax Equivalent Basis)

	2012 vs 2011 Due to Change in:			2011 vs 2010 Due to Change in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands) Amount of increase (decrease)
EARNING ASSETS
Securities
Taxable	$327	$(3,863)	$(3,536)	$5,232	(1,613)	$3,619
Nontaxable	(86)	(6)	(92)	(132)	1	(131)

	241	(3,869)	(3,628)	5,100	(1,612)	3,488
Federal funds sold and other investments	175	(19)	156	(305)	123	(182)
Loans, net	560	(4,632)	(4,072)	(5,757)	(1,351)	(7,108)

TOTAL EARNING ASSETS	976	(8,520)	(7,544)	(962)	(2,840)	(3,802)

INTEREST BEARING LIABILITIES
NOW	61	(370)	(309)	(21)	(455)	(476)
Savings deposits	30	(12)	18	26	(79)	(53)
Money market accounts	69	(627)	(558)	(120)	(932)	(1,052)
Time deposits	(1,739)	(2,907)	(4,646)	(1,150)	(1,580)	(2,730)

	(1,579)	(3,916)	(5,495)	(1,265)	(3,046)	(4,311)
Federal funds purchased and other short term borrowings	87	(23)	64	52	(13)	39
Other borrowings	0	(44)	(44)	0	(104)	(104)

TOTAL INTEREST BEARING LIABILITIES	(1,492)	(3,983)	(5,475)	(1,213)	(3,163)	(4,376)

NET INTEREST INCOME	$2,468	$(4,537)	$(2,069)	$251	$323	$574

(1)	Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Table 4—Changes in Average Interest Bearing Liabilities

	Increase/(Decrease) 2012 vs 2011		Increase/(Decrease) 2011 vs 2010
	(Dollars in thousands)
NOW	$32,033	8.0%	$(7,306)	(1.8)%
Savings deposits	28,239	22.6	18,180	17.1
Money market accounts	22,064	6.9	(21,942)	(6.5)
Time deposits	(128,263)	(25.0)	(63,002)	(10.9)
Federal funds purchased and other short term borrowings	35,097	33.0	19,389	22.3
Other borrowings	0	0.0	0	0.0

TOTAL	$(10,830)	(0.7)	$(54,681)	(3.4)

Table 5—Three Year Summary

Average Balances, Interest Income and Expenses, Yields and Rates (1)

	2012			2011			2010
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
				(Dollars in thousands)
EARNING ASSETS
Securities
Taxable	$587,482	$13,964	2.38%	$575,414	$17,500	3.04%	$412,143	$13,881	3.37%
Nontaxable	1,979	122	6.16	3,352	214	6.38	5,423	345	6.36

	589,461	14,086	2.39	578,766	17,714	3.06	417,566	14,226	3.41
Federal funds sold and other investments	200,008	953	0.48	163,419	797	0.49	229,898	979	0.43
Loans, net (2)	1,227,542	58,429	4.76	1,216,221	62,501	5.14	1,327,111	69,609	5.25

TOTAL EARNING ASSETS	2,017,011	73,468	3.64	1,958,406	81,012	4.14	1,974,575	84,814	4.30
Allowance for loan losses	(24,352)			(32,228)			(41,650)
Cash and due from banks	34,215			30,502			29,966
Bank premises and equipment	34,502			35,146			37,948
Other assets	55,699			71,858			79,731

	$2,117,075			$2,063,684			$2,080,570

INTEREST BEARING LIABILITIES
NOW	$431,077	632	0.15%	$399,044	941	0.24%	$406,350	1,417	0.35%
Savings deposits	153,037	155	0.10	124,798	137	0.11	106,618	190	0.18
Money market accounts	339,986	735	0.22	317,922	1,293	0.41	339,864	2,345	0.69
Time deposits	384,503	3,969	1.03	512,766	8,615	1.68	575,768	11,345	1.97
Federal funds purchased and other short term borrowings	141,592	340	0.24	106,495	276	0.26	87,106	237	0.27
Other borrowings	103,610	2,647	2.56	103,610	2,691	2.60	103,610	2,795	2.70

TOTAL INTEREST BEARING LIABILIITIES	1,553,805	8,478	0.55	1,564,635	13,953	0.89	1,619,316	18,329	1.13
Demand deposits	388,685			323,044			277,754
Other liabilities	9,204			10,709			11,478

	1,951,694			1,898,388			1,908,548
Shareholders’ equity	165,381			165,296			172,022

	$2,117,075			$2,063,684			$2,080,570

Interest expense as % of earning assets			0.42%			0.71%			0.93%
Net interest income/yield on earning assets		$64,990	3.22%		$67,059	3.42%		$66,485	3.37%

(1)	The tax equivalent adjustment is based on a 35% tax rate.
(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

Table 6—Noninterest Income

	Year Ended			% Change
	2012	2011	2010	12/11	11/10
	(Dollars in thousands)
Service charges on deposit accounts	$6,245	$6,262	$5,925	(0.3)%	5.7%
Trust fees	2,279	2,111	1,977	8.0	6.8
Mortgage banking fees	3,710	2,140	2,119	73.4	1.0
Brokerage commissions and fees	1,071	1,122	1,174	(4.5)	(4.4)
Marine finance fees	1,111	1,209	1,334	(8.1)	(9.4)
Interchange income	4,501	3,808	3,163	18.2	20.4
Other deposit based EFT fees	336	318	321	5.7	(0.9)
Other	2,191	1,375	2,121	59.3	(35.2)

	21,444	18,345	18,134	16.9	1.2
Loss on sale of commercial loan	(1,238)	0	0	n/m	n/m
Securities gains, net	7,619	1,220	3,687	524.5	(66.9)

TOTAL	$27,825	$19,565	$21,821	42.2	(10.3)

n/m = not meaningful

Table 7—NonInterest Expense

	Year Ended			% Change
	2012	2011	2010	12/11	11/10
	(Dollars in thousands)
Salaries and wages	$29,935	$27,288	$26,408	9.7%	3.3%
Employee benefits	7,710	5,875	5,717	31.2	2.8
Outsourced data processing costs	7,382	6,583	5,981	12.1	10.1
Telephone / data lines	1,178	1,179	1,505	(0.1)	(21.7)
Occupancy	8,146	7,627	7,480	6.8	2.0
Furniture and equipment	2,319	2,291	2,398	1.2	(4.5)
Marketing	3,095	2,917	2,910	6.1	0.2
Legal and professional fees	5,241	6,137	7,977	(14.6)	(23.1)
FDIC assessments	2,805	3,013	3,958	(6.9)	(23.9)
Amortization of intangibles	788	847	985	(7.0)	(14.0)
Asset dispositions expense	1,459	2,281	2,268	(36.0)	0.6
Net loss on other real estate owned and repossessed assets	3,467	3,751	13,541	(7.6)	(72.3)
Other	9,023	7,974	8,428	13.2	(5.4)

TOTAL	$82,548	$77,763	$89,556	6.2	(13.2)

n/m = not meaningful

Table 8—Capital Resources

	December 31
	2012	2011	2010
	(Dollars in thousands)
TIER 1 CAPITAL
Common stock	$9,484	$9,469	$9,349
Preferred stock	48,746	47,497	46,248
Warrant for purchase of common stock	0	3,123	3,123
Additional paid in capital	222,851	218,925	218,399
Accumulated (deficit)	(118,611)	(114,152)	(112,652)
Treasury stock	(62)	(13)	(1)
Qualifying trust preferred securities	52,000	52,000	52,000
Intangibles	(1,501)	(2,289)	(3,137)
Other	(1,068)	284	(7,965)

TOTAL TIER 1 CAPITAL	211,839	214,844	205,364
TIER 2 CAPITAL
Allowance for loan losses, as limited (1)	15,589	15,459	15,766

TOTAL TIER 2 CAPITAL	15,589	15,459	15,766

TOTAL RISK-BASED CAPITAL	$227,428	$230,303	$221,130

Risk weighted assets	$1,240,593	$1,226,547	$1,239,245

Tier 1 risk based capital ratio	17.08%	17.51%	16.57%
Total risk based capital ratio	18.33	18.77	17.84
Regulatory minimum	8.00	8.00	8.00
Tier 1 capital to adjusted total assets	10.04	10.31	10.25
Regulatory minimum	4.00	4.00	4.00
Shareholders’ equity to assets	7.62	7.96	8.25
Average shareholders’ equity to average total assets	7.81	8.01	8.27

(1)	Includes reserve for unfunded commitments of $29,000 at December 31, 2012, $44,000 at December 31, 2011and 2010.

Table 9—Loans Outstanding

	December 31
	2012	2011	2010	2009	2008
			(In thousands)
Construction and land development
Residential	$9,902	$11,255	$14,025	$47,599	$129,899
Commercial	11,907	11,338	33,773	77,469	209,297

	21,809	22,593	47,798	125,068	339,196
Individuals	38,927	26,591	31,508	37,800	56,047

	60,736	49,184	79,306	162,868	395,243
Commercial real estate	486,828	508,353	543,603	584,217	557,705
Real estate mortgage
Residential real estate
Adjustable	361,005	334,140	303,320	289,378	328,992
Fixed rate	98,976	96,952	82,559	88,645	95,456
Home equity mortgages	57,955	60,253	73,382	86,771	84,810
Home equity lines	51,395	54,901	57,733	60,066	58,502

	569,331	546,246	516,994	524,860	567,760
Commercial and financial	61,903	53,105	48,825	61,058	82,765
Installment loans to individuals
Automobiles and trucks	7,761	8,736	10,874	15,322	20,798
Marine loans	18,446	19,932	19,806	26,423	25,992
Other	20,723	21,943	20,922	22,279	26,118

	46,930	50,611	51,602	64,024	72,908
Other loans	353	575	278	476	347

TOTAL	$1,226,081	$1,208,074	$1,240,608	$1,397,503	$1,676,728

Table 10—Loan Maturity Distribution

	December 31, 2012
	Commercial and Financial	Construction and Land Development	Total
		(In thousands)
In one year or less	$9,241	$19,694	$28,935
After one year but within five years:
Interest rates are floating or adjustable	1,507	18,399	19,906
Interest rates are fixed	28,283	5,655	33,938
In five years or more:
Interest rates are floating or adjustable	0	7,032	7,032
Interest rates are fixed	22,872	9,956	32,828

TOTAL	$61,903	$60,736	$122,639

Table 11—Maturity of Certificates of Deposit of $100,000 or More

	December 31
	2012	% of Total	2011	% of Total
	(Dollars in thousands)
Maturity Group:
Under 3 Months	$36,519	27.1%	$67,120	30.2%
3 to 6 Months	25,007	18.5	65,463	29.4
6 to 12 Months	26,246	19.5	57,090	25.6
Over 12 Months	46,999	34.9	32,942	14.8

TOTAL	$134,771	100.0%	$222,615	100.0%

Table 12—Summary of Loan Loss Experience

	Year Ended December 31
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Beginning balance	$25,565	$37,744	$45,192	$29,388	$21,902
Provision for loan losses	10,796	1,974	31,680	124,767	88,634
Charge offs:
Construction and land development	612	4,739	18,135	38,906	72,191
Commercial real estate	8,539	3,663	11,162	31,080	3,384
Residential real estate	8,381	7,482	10,797	36,282	5,051
Commercial and financial	346	0	759	3,337	2,251
Consumer	410	562	775	1,221	502

TOTAL CHARGE OFFS	18,288	16,446	41,628	110,826	83,379
Recoveries:
Construction and land development	341	1,053	483	578	1,858
Commercial real estate	2,702	354	517	293	0
Residential real estate	738	513	861	529	55
Commercial and financial	129	301	424	197	222
Consumer	121	72	215	266	96

TOTAL RECOVERIES	4,031	2,293	2,500	1,863	2,231

Net loan charge offs (recoveries)	14,257	14,153	39,128	108,963	81,148

ENDING BALANCE	$22,104	$25,565	$37,744	$45,192	$29,388

Loans outstanding at end of year*	$1,226,081	$1,208,074	$1,240,608	$1,397,503	$1,676,728
Ratio of allowance for loan losses to loans outstanding at end of year	1.80%	2.12%	3.04%	3.23%	1.75%
Daily average loans outstanding*	$1,227,542	$1,216,221	$1,327,111	$1,587,273	$1,821,679
Ratio of net charge offs (recoveries) to average loans outstanding	1.16%	1.16%	2.95%	6.86%	4.45%

*	Net of unearned income.

Table 13—Allowance for Loan Losses

	December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
ALLOCATION BY LOAN TYPE
Construction and land development	$1,134	$1,883	$7,214
Commercial real estate loans	8,849	11,477	18,563
Residential real estate loans	11,090	10,966	10,102
Commercial and financial loans	468	402	480
Consumer loans	563	837	1,385

TOTAL	$22,104	$25,565	$37,744

ALLOCATION BY LOAN TYPE (1)
Commercial real estate loans				$30,955	$17,569
Residential real estate loans				9,667	6,437
Commercial and financial loans				1,099	2,782
Consumer loans				3,471	2,600

TOTAL				$45,192	$29,388

YEAR END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Construction and land development	5.0%	4.1%	6.4%	11.7%	23.6%
Commercial real estate loans	39.7	42.1	43.8	41.7	33.3
Residential real estate loans	46.5	45.2	41.7	37.6	33.8
Commercial and financial loans	5.0	4.4	3.9	4.4	5.0
Consumer loans	3.8	4.2	4.2	4.6	4.3

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	The Company does not have the ability to restate allocation by loan type to the new format for years prior to 2010.

Table 14—Nonperforming Assets

Financing Receivables on Nonaccrual Status

	December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Nonaccrual loans (1) (2)
Construction and land development	$1,342	$2,227	$29,229	$59,809	$72,328
Commercial real estate loans	17,234	13,120	19,101	23,865	4,387
Residential real estate loans	22,099	12,555	14,810	12,790	10,163
Commercial and financial loans	0	16	4,607	535	0
Consumer loans	280	608	537	877	92

Total	40,955	28,526	68,284	97,876	86,970

Other real estate owned
Construction and land development	2,124	10,879	15,358	19,086	1,313
Commercial real estate loans	6,305	7,517	8,368	3,461	0
Residential real estate loans	3,458	2,550	1,971	2,838	3,722

Total	11,887	20,946	25,697	25,385	5,035

TOTAL NONPERFORMING ASSETS	$52,842	$49,472	$93,981	$123,261	$92,005

Amount of loans outstanding at end of year (2)	$1,226,081	$1,208,074	$1,240,608	$1,397,503	$1,676,728
Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	4.27%	4.03%	7.42%	8.66%	5.47%
Accruing loans past due 90 days or more	$1	$0	$0	$156	$1,838
Loans restructured and in compliance with modified terms (3)	41,946	71,611	66,350	57,433	12,616

(1)	Interest income that could have been recorded during 2012, 2011, and 2010 related to nonaccrual loans was $1,931,000, $1,178,000, and $5,087,000, respectively, none of which was included in interest income or net income. All nonaccrual loans are secured.
(2)	Net of unearned income.
(3)	Interest income that would have been recorded based on original contractual terms was $2,725,000, $4,734,000, and $4,187,000, respectively, for 2012, 2011, and 2010. The amount included in interest income under the modified terms for 2012, 2011, and 2010 was $2,036,000, $3,194,000, and $2,439,000, respectively.

Table 15—Securities Available For Sale

	December 31
	Amortized Cost	Fair Value	Unrealized Gains	Unrealized Losses
	(In thousands)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities
2012	$1,700	$1,707	$7	$0
2011	1,699	1,724	25	0

Mortgage-backed securities of U.S. Government Sponsored Entities
2012	186,404	189,255	3,320	(469)
2011	135,665	138,447	2,819	(37)

Collateralized mortgage obligations of U.S. Government Sponsored Entities
2012	352,731	354,259	2,430	(902)
2011	428,139	436,934	9,111	(316)

Private collateralized mortgage obligations
2012	96,258	96,931	1,203	(530)
2011	73,247	70,090	330	(3,487)

Obligations of state and political subdivisions
2012	847	898	51	0
2011	1,097	1,167	70	0

Total Securities Available For Sale
2012	$637,940	$643,050	$7,011	$(1,901)

2011	$639,847	$648,362	$12,355	$(3,840)

Table 16—Securities Held For Investment

	December 31
	Amortized Cost	Fair Value	Unrealized Gains	Unrealized Losses
	(In thousands)

Collateralized mortgage obligations of U.S. Government Sponsored Entities
2012	$4,687	$4,595	$0	$(92)
2011	10,475	10,339	0	(136)

Private collateralized mortgage obligations
2012	1,278	1,311	33	0
2011	1,840	1,880	40	0

Obligations of states and political subdivisions
2012	6,353	7,087	737	(3)
2011	6,662	7,232	570	0

Other Securities
2012	1,500	1,549	49	0
2011	1,000	1,036	36	0

Total Securities Held For Investment
2012	$13,818	$14,542	$819	$(95)

2011	$19,977	$20,487	$646	$(136)

Table 17—Maturity Distribution of Securities Held For Investment

	December 31, 2012
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	No Contractual Maturity	Total	Average Maturity In Years
	(Dollars in thousands)
AMORTIZED COST
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$4,687	$0	$0	$0	$0	$4,687	0.61
Private collateralized mortgage obligations	0	1,278	0	0	0	1,278	4.90
Obligations of state and political subdivisions	0	377	948	5,028	0	6,353	11.97
Other	0	0	0	0	1,500	1,500	*

Total Securities Held For Investment	$4,687	$1,655	$948	$5,028	$1,500	$13,818	6.92

FAIR VALUE
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$4,595	$0	$0	$0	$0	$4,595
Private collateralized mortgage obligations	0	1,311	0	0	0	1,311
Obligations of state and political subdivisions	0	377	1,033	5,677	0	7,087
Other	0	0	0	0	1,549	1,549

Total Securities Held For Investment	$4,595	$1,688	$1,033	$5,677	$1,549	$14,542

WEIGHTED AVERAGE YIELD (FTE)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	n/m	0%	0%	0%	0%	n/m
Private collateralized mortgage obligations	0%	5.15%	0%	0%	0%	5.15%
Obligations of state and political subdivisions	0%	6.58%	5.67%	4.98%	0%	5.18%
Other	0%	0%	0%	0%	3.43%	3.43%
Total Securities Held For Investment	n/m	5.48%	5.67%	4.98%	3.43%	2.96%

*	Other Securities excluded from calculated average for total securities.

n/m = not meaningful

Table 18—Maturity Distribution of Securities Available For Sale

	December 31, 2012
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total	Average Maturity In Years
	(Dollars in thousands)
AMORTIZED COST
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$1,700	$0	$0	$0	$1,700	0.37
Mortgage-backed securities of U.S. Government Sponsored Entities	0	121,243	53,852	11,309	186,404	4.70
Collateralized mortgage obligations of U.S. Government Sponsored Entities	50,104	248,208	54,419	0	352,731	3.27
Private collateralized mortgage obligations	2,519	71,586	17,625	4,528	96,258	3.48
Obligations of state and political subdivisions	0	441	406	0	847	5.31

Total Securities Available For Sale	$54,323	$441,478	$126,302	$15,837	$637,940	3.71

FAIR VALUE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$1,707	$0	$0	$0	$1,707
Mortgage-backed securities of U.S. Government Sponsored Entities	0	123,727	54,068	11,460	189,255
Collateralized mortgage obligations of U.S. Government Sponsored Entities	50,110	249,743	54,406	0	354,259
Private collateralized mortgage obligations	2,538	71,731	18,159	4,503	96,931
Obligations of state and political subdivisions	0	468	430	0	898

Total Securities Available For Sale	$54,355	$445,669	$127,063	$15,963	$643,050

WEIGHTED AVERAGE YIELD (FTE)
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	1.28%	0%	0%	0%	1.28%
Mortgage-backed securities of U.S. Government Sponsored Entities	0%	2.12%	2.10%	1.87%	2.09%
Collateralized mortgage obligations of U.S. Government Sponsored Entities	1.89%	1.83%	2.02%	0%	1.87%
Private collateralized mortgage obligations	3.41%	3.52%	3.80%	2.20%	3.51%
Obligations of state and political subdivisions	0%	6.45%	6.78%	0%	6.61%
Total Securities Available For Sale	1.94%	2.19%	2.32%	1.96%	2.19%

Table 19—Interest Rate Sensitivity Analysis (1)

	December 31, 2012
	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
	(Dollars in thousands)
Federal funds sold and interest bearing deposits	$129,367	$0	$0	$0	$129,367
Securities (2)	187,037	101,253	255,166	108,302	651,758
Loans, net (3)	213,557	264,111	633,264	110,215	1,221,147

Earning assets	529,961	365,364	888,430	218,517	2,002,272
Savings deposits (4)	1,018,242	0	0	0	1,018,242
Time deposits	79,580	141,467	96,835	4	317,886
Borrowings	190,413	0	50,000	0	240,413

Interest bearing liabilities	1,288,235	141,467	146,835	4	1,576,541

Interest sensitivity gap	$(758,274)	$223,897	$741,595	$218,513	$425,731

Cumulative gap	$(758,274)	$(534,377)	$207,218	$425,731

Cumulative gap to total earning assets (%)	(37.9)	(26.7)	10.4	21.3
Earning assets to interest bearing liabilities (%)	41.1	258.3	605.1	n/m

(1)	The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
(2)	Securities are stated at amortized cost.
(3)	Excludes nonaccrual loans.
(4)	This category is comprised of NOW, savings and money market deposits. If NOW and savings deposits (totaling $674,327) were deemed repriceable in “4-12 months”, the interest sensitivity gap and cumulative gap would be ($84,422) or (4.2)% of total earning assets and an earning assets to interest bearing liabilities for the 0-3 months category of 86.3%

n/m = not meaningful

Stock Performance Graph

The line graph below compares the cumulative total stockholder return on Seacoast common stock for the five years ended December 31, 2012 with the cumulative total return of the NASDAQ Composite Index and the SNL Southeast Bank Index for the same period. The graph and table assume that $100 was invested on December 31, 2007 (the last day of trading for the year ended December 31, 2007) in each of Seacoast common stock, the NASDAQ Composite Index and the SNL Southeast Bank Index. The cumulative total return represents the change in stock price and the amount of dividends received over the period, assuming all dividends were reinvested.

Comparison of Five-Year Cumulative Return for Seacoast Common Stock, the NASDAQ Composite Index and the SNL Southeast Bank Index

	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Seacoast Banking Corporation of Florida	100.00	66.64	16.50	14.78	15.39	16.30
NASDAQ Composite	100.00	60.02	87.24	103.08	102.26	120.42
SNL Southeast Bank	100.00	40.48	40.65	39.47	23.09	38.36

SELECTED QUARTERLY INFORMATION

QUARTERLY CONSOLIDATED INCOME (LOSS) STATEMENTS (UNAUDITED)

	2012 Quarters				2011 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)
Net interest income:
Interest income	$17,806	$17,825	$18,306	$19,350	$20,058	$20,278	$20,287	$20,169
Interest expense	1,598	1,873	2,299	2,708	3,084	3,410	3,746	3,713

Net interest income	16,208	15,952	16,007	16,642	16,974	16,868	16,541	16,456
Provision for loan losses	1,136	900	6,455	2,305	432	0	902	640

Net interest income after provision for loan losses	15,072	15,052	9,552	14,337	16,542	16,868	15,639	15,816
Noninterest income:
Service charges on deposit accounts	1,677	1,620	1,487	1,461	1,599	1,675	1,546	1,442
Trust fees	592	550	564	573	530	541	517	523
Mortgage banking fees	1,030	1,155	902	623	680	556	509	395
Brokerage commissions and fees	292	247	298	234	258	321	223	320
Marine finance fees	258	279	244	330	333	229	349	298
Interchange income	1,157	1,119	1,154	1,071	953	969	995	891
Other deposit based EFT fees	83	70	84	99	78	71	79	90
Other income	520	639	486	546	452	344	329	250
Loss on sale of commercial loan	(1,238)	0	0	0	0	0	0	0
Securities gains, net	582	48	3,615	3,374	1,083	137	0	0

Total noninterest income	4,953	5,727	8,834	8,311	5,966	4,843	4,547	4,209
Noninterest expenses:
Salaries and wages	7,342	8,103	7,435	7,055	7,301	6,902	6,534	6,551
Employee benefits	1,860	1,924	1,916	2,010	1,447	1,391	1,437	1,600
Outsourced data processing costs	1,904	1,923	1,834	1,721	1,677	1,685	1,699	1,522
Telephone / data lines	293	299	297	289	285	286	319	289
Occupancy	2,241	2,080	1,943	1,882	1,795	1,967	1,919	1,946
Furniture and equipment	647	570	607	495	525	555	618	593
Marketing	707	785	677	926	947	551	667	752
Legal and professional fees	1,114	714	1,637	1,776	1,299	1,496	1,585	1,757
FDIC assessments	697	695	707	706	679	687	688	959
Amortization of intangibles	195	196	196	201	212	211	212	212
Asset dispositions expense	200	364	368	527	275	479	441	1,086
Net loss on other real estate owned and repossessed assets	157	561	790	1,959	1,254	906	1,142	449
Other	2,428	2,118	2,314	2,163	2,264	1,947	1,812	1,951

Total noninterest expenses	19,785	20,332	20,721	21,710	19,960	19,063	19,073	19,667

Income (loss) before income taxes	240	447	(2,335)	938	2,548	2,648	1,113	358
Provision for income taxes	0	0	0	0	0	0	0	0

Net income (loss)	240	447	(2,335)	938	2,548	2,648	1,113	358
Preferred stock dividends and accretion on preferred stock discount	937	937	937	937	937	937	937	937

Net income (loss) available to shareholders	$(697)	$(490)	$(3,272)	$1	$1,611	$1,711	$176	$(579)

PER COMMON SHARE DATA
Net income (loss) diluted	$(0.01)	$(0.01)	$(0.03)	$0.00	$0.02	$0.02	$0.00	$(0.01)
Net income (loss) basic	(0.01)	(0.01)	(0.03)	0.00	0.02	0.02	0.00	(0.01)
Cash dividends declared:
Common stock	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Market price common stock:
Low close	1.39	1.34	1.38	1.52	1.28	1.27	1.49	1.43
High close	1.64	1.65	1.89	1.93	1.69	1.74	1.87	1.86
Bid price at end of period	1.61	1.59	1.49	1.76	1.52	1.47	1.50	1.58

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Seacoast Banking Corporation of Florida:

We have audited Seacoast Banking Corporation of Florida’s (the Company) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Seacoast Banking Corporation of Florida maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated March 13, 2013 expressed an unqualified opinion on those consolidated financial statements.

Miami, Florida

March 13, 2013

Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Seacoast Banking Corporation of Florida:

We have audited the accompanying consolidated balance sheets of Seacoast Banking Corporation of Florida and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Miami, Florida

March 13, 2013

Certified Public Accountants

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31
	2012	2011	2010
	(Dollars in thousands, except share data)
INTEREST INCOME
Interest on securities
Taxable	$13,964	$17,500	$13,881
Nontaxable	80	140	227
Interest and fees on loans	58,290	62,355	69,454
Interest on federal funds sold and interest bearing deposits	953	797	979

Total interest income	73,287	80,792	84,541
INTEREST EXPENSE
Interest on savings deposits	1,522	2,371	3,952
Interest on time certificates	3,969	8,615	11,345
Interest on short term borrowings	340	276	237
Interest on subordinated debt	1,035	1,084	1,188
Interest on other borrowings	1,612	1,607	1,607

Total interest expense	8,478	13,953	18,329

NET INTEREST INCOME	64,809	66,839	66,212
Provision for loan losses	10,796	1,974	31,680

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	54,013	64,865	34,532
NONINTEREST INCOME
Loss on sale of commercial loan	(1,238)	0	0
Securities gains, net	7,619	1,220	3,687
Other	21,444	18,345	18,134

Total noninterest income	27,825	19,565	21,821
NONINTEREST EXPENSE	82,548	77,763	89,556

INCOME (LOSS) BEFORE INCOME TAXES	(710)	6,667	(33,203)
Provision for income taxes	0	0	0

NET INCOME (LOSS)	(710)	6,667	(33,203)
Preferred stock dividends and accretion on preferred stock discount	3,748	3,748	3,748

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(4,458)	$2,919	$(36,951)

SHARE DATA
Net income (loss) per share of common stock
Diluted	$(0.05)	$0.03	$(0.48)
Basic	(0.05)	0.03	(0.48)

Average common shares outstanding
Diluted	93,743,787	93,801,073	76,561,692
Basic	93,743,787	93,511,983	76,561,692

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31
	2012	2011	2010
	(Dollars in thousands)

NET INCOME (LOSS)	$(710)	$6,667	$(33,203)
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	3,227	5,884	2,560
Reclassification adjustment for gains included in net income	(6,632)	(354)	(2,845)
Benefit (provision) for income taxes	1,315	(2,135)	110

COMPREHENSIVE INCOME (LOSS)	$(2,800)	$10,062	$(33,378)

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2012	2011
	(Dollars in thousands, except share data)
ASSETS
Cash and due from banks	$45,620	$41,136
Interest bearing deposits with other banks	129,367	125,945

Total cash and cash equivalents	174,987	167,081
Securities available for sale (at fair value)	643,050	648,362
Securities held for investment (fair values: $14,542 in 2012 and $20,487 in 2011)	13,818	19,977

Total securities	656,868	668,339
Loans available for sale	36,021	6,795
Loans, including deferred costs of $1,530 in 2012 and $1,632 in 2011	1,226,081	1,208,074
Less: Allowance for loan losses	(22,104)	(25,565)

Net loans	1,203,977	1,182,509
Bank premises and equipment, net	34,465	34,227
Other real estate owned	11,887	20,946
Other intangible assets	1,501	2,289
Other assets	54,223	55,189

TOTAL ASSETS	$2,173,929	$2,137,375

LIABILITIES
Demand deposits (noninterest bearing)	$422,833	$328,356
NOW	509,371	469,631
Savings deposits	164,956	133,578
Money market accounts	343,915	319,152
Other time deposits	182,495	244,886
Brokered time certificates	8,203	4,558
Time certificates of $100,000 or more	127,188	218,580

Total deposits	1,758,961	1,718,741
Federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days	136,803	136,252
Borrowed funds	50,000	50,000
Subordinated debt	53,610	53,610
Other liabilities	9,009	8,695

	2,008,383	1,967,298
Commitments and Contingencies (Notes K and P)
SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0.10 per share—authorized 4,000,000 shares, issued and outstanding 2,000 shares of Series A	48,746	47,497
Warrant for purchase of 589,625 shares of common stock at $6.36 per share	0	3,123
Common stock, par value $0.10 per share authorized 300,000,000 shares, issued 94,875,645 and outstanding 94,837,170 shares in 2012 and authorized 300,000,000 shares, issued 94,693,002 and outstanding 94,686,801 shares in 2011	9,484	9,469
Additional paid-in capital	222,851	218,925
Accumulated deficit	(118,611)	(114,152)
Less: Treasury stock (38,475 shares in 2012 and 6,201 shares in 2011), at cost	(62)	(13)

	162,408	164,849
Accumulated other comprehensive income, net	3,138	5,228

TOTAL SHAREHOLDERS’ EQUITY	165,546	170,077

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,173,929	$2,137,375

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2012	2011	2010
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received	$78,119	$81,904	$85,584
Fees and commissions received	20,814	18,453	19,588
Interest paid	(9,003)	(16,211)	(17,385)
Cash paid to suppliers and employees	(71,016)	(66,705)	(70,329)
Income taxes received (paid)	2	(9)	21,262
Origination of loans designated held for sale	(188,064)	(137,295)	(173,692)
Sale of loans designated held for sale	167,921	143,019	179,585
Net change in other assets	(835)	585	(1,954)

Net cash (used) provided by operating activities	(2,062)	23,741	42,659
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of securities available for sale	133,651	115,287	134,088
Maturities of securities held for investment	6,395	7,733	6,601
Proceeds from sale of securities available for sale	256,102	52,689	102,369
Proceeds from sale of securities held for investment	0	0	5,452
Purchases of securities available for sale	(384,120)	(379,262)	(275,839)
Purchases of securities held for investment	(500)	(1,526)	(21,838)
Net new loans and principal payments	(54,633)	(15,248)	78,357
Proceeds from sale of loans	0	1,450	16,401
Proceeds from the sale of other real estate owned	18,369	38,075	9,169
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank Stock	296	1,363	2,477
Purchase of Federal Home Loan Bank and Federal Reserve Bank Stock	(142)	(360)	(700)
Additions to bank premises and equipment	(3,839)	(1,070)	(552)

Net cash (used) provided by investing activities	(28,421)	(180,869)	55,985
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	40,223	81,517	(142,206)
Net increase (decrease) in federal funds purchased and repurchase agreements	551	38,039	(7,460)
Issuance of common stock, net of related expense	0	0	47,127
Repurchase of stock warrants, inclulding related expense	(81)	0	0
Stock based employee benefit plans	196	123	180
Dividend reinvestment plan	0	0	20
Dividends paid on preferred shares	(2,500)	(6,875)	0

Net cash provided (used) by financing activities	38,389	112,804	(102,339)

Net increase (decrease) in cash and cash equivalents	7,906	(44,324)	(3,695)
Cash and cash equivalents at beginning of year	167,081	211,405	215,100

Cash and cash equivalents at end of year	$174,987	$167,081	$211,405

See notes to consolidated financial statements.

SEACOAST BANKING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

	Common Stock		Preferred Stock		Paid-in Capital/ Warrants	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss), Net	Total
(Dollars and shares in thousands)	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2009	58,867	$5,887	2	$44,999	$178,096	$(78,200)	$(855)	$2,008	$151,935
Comprehensive loss	0	0	0	0	0	(33,203)	0	(175)	(33,378)
Stock based compensation expense	0	0	0	0	351	0	0	0	351
Common stock issued for stock based employee benefit plans	145	9	0	0	(445)	0	681	0	244
Dividend reinvestment plan	10	0	0	0	(154)	0	173	0	20
Issuance of common stock	34,465	3,453	0	0	43,674	0	0	0	47,127
Accretion on preferred stock discount	0	0	0	1,249	0	(1,249)	0	0	0

BALANCE AT DECEMBER 31, 2010	93,487	9,349	2	46,248	221,522	(112,652)	(1)	1,833	166,299
Comprehensive income	0	0	0	0	0	6,667	0	3,395	10,062
Cash dividends on preferred shares	0	0	0	0	0	(6,875)	0	0	(6,875)
Stock based compensation expense	0	0	0	0	273	0	0	0	273
Common stock issued for stock based employee benefit plans	1,200	120	0	0	253	(43)	(12)	0	318
Accretion on preferred stock discount	0	0	0	1,249	0	(1,249)	0	0	0

BALANCE AT DECEMBER 31, 2011	94,687	9,469	2	47,497	222,048	(114,152)	(13)	5,228	170,077
Comprehensive loss	0	0	0	0	0	(710)	0	(2,090)	(2,800)
Cash dividends on preferred shares	0	0	0	0	0	(2,500)	0	0	(2,500)
Stock based compensation expense	0	0	0	0	796	0	0	0	796
Common stock issued for stock based employee benefit plans	150	15	0	0	88	0	(49)	0	54
Purchase of stock warrant	0	0	0	0	(81)	0	0	0	(81)
Accretion on preferred stock discount	0	0	0	1,249	0	(1,249)	0	0	0

BALANCE AT DECEMBER 31, 2012	94,837	$9,484	2	$48,746	$222,851	$(118,611)	$(62)	$3,138	$165,546

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

New Financial Reporting Guidance: On January 1, 2012, we adopted new financial reporting guidance related to the presentation of comprehensive income in our consolidated financial statements. The new guidance requires net income and other comprehensive income to be presented in either a single-continuous statement of comprehensive income or two separate, but consecutive, statements of income and comprehensive income. We elected to present the components of comprehensive income in a separate statement following our consolidated statements of income. In accordance with the guidance, the presentation of all prior year information has been revised to conform with the new presentation.

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

Use of Estimates: The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses, and contingent liabilities. Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, the valuation of investment securities available for sale, fair value of impaired loans, contingent liabilities, other real estate owned, valuation of deferred tax valuation allowance. Actual results could differ from those estimates.

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

A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. The fair value is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring. When the ultimate collectability of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been forgone, and then they are recorded as recoveries of any amounts previously charged off.

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

63

Certain commitments to sell loans are derivatives. These commitments are recorded as a freestanding derivative and classified as an other asset or liability.

Loans Held for Sale: Loans are classified as held for sale based on management’s intent to sell the loans, either as part of a core business strategy or related to a risk mitigation strategy. Loans held for sale and any related unfunded lending commitments are recorded at fair value, if elected or the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or fair market value less costs to sell. Adjustments to reflect unrealized gains and losses resulting from changes in fair value and realized gains and losses upon ultimate sale of the loans are classified as noninterest income in the Consolidated Statements of Income (Loss). At the time of the transfer to loans held for sale, if the fair market value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Fair market value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions.

At December 31, 2012 fair market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the fair market value of the entire relationship including the unfunded lending commitment.

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

The Company applied the following fair value hierarchy:

Level 1 – Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

Level 2 – Assets and liabilities valued based on observable market data for similar instruments.

Level 3 – Assets and liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require.

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

Other Real Estate Owned: Other real estate owned (“OREO”) consists of real estate acquired in lieu of unpaid loan balances. These assets are carried at an amount equal to the loan balance prior to foreclosure plus costs incurred for improvements to the property, but no more than the estimated fair value of the property less estimated selling costs. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequently, unrealized losses and realized gains and losses are included in other noninterest expense. Operating results from OREO are recorded in other noninterest expense.

Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Premises and equipment include certain costs associated with the acquisition of leasehold improvements. Depreciation and amortization are recognized principally by the straight-line method, over the estimated useful lives as follows: buildings - 25-40 years, leasehold improvements - 5-25 years, furniture and equipment - 3-12 years. Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Note    B

Recently Issued Accounting Standards, Not Adopted as of December 31, 2012

In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The Update clarifies that ASU 2011-11 applies only to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement are no longer subject to the disclosure requirements in ASU 2011-11. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The Company is currently in the process of evaluating the ASU but does not expect it will have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The Update requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to present either on the face of the statement where net income is presented, or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2012. The Company is currently in the process of evaluating the ASU but does not expect it will have a material impact on the Company’s consolidated financial statements.

Note C    Cash, Dividend and Loan Restrictions

In the normal course of business, the Company and Seacoast National enter into agreements, or are subject to regulatory agreements that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows:

Seacoast National is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was $67.5 million for 2012 and $18.3 million for 2011.

Under Federal Reserve regulation, Seacoast National is limited as to the amount it may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2012, the maximum amount available for transfer from Seacoast National to the Company in the form of loans approximated $33.9 million.

The approval of the Office of the Comptroller of the Currency (“OCC”) is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this restriction Seacoast National cannot distribute any dividends to the Company as of December 31, 2012, without prior approval of the OCC.

Note    D

Securities

The amortized cost and fair value of securities available for sale and held for investment at December 31, 2012 and December 31, 2011 are summarized as follows:

	December 31, 2012
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$1,700	$7	$0	$1,707
Mortgage-backed securities of U.S. Government Sponsored Entities	186,404	3,320	(469)	189,255
Collateralized mortgage obligations of U.S. Government Sponsored Entities	352,731	2,430	(902)	354,259
Private collateralized mortgage obligations	96,258	1,203	(530)	96,931
Obligations of state and political subdivisions	847	51	0	898

	$637,940	$7,011	$(1,901)	$643,050

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$4,687	$0	$(92)	$4,595
Private collateralized mortgage obligations	1,278	33	0	1,311
Obligations of state and political subdivisions	6,353	737	(3)	7,087
Other	1,500	49	0	1,549

	$13,818	$819	$(95)	$14,542

	December 31, 2011
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government Sponsored Entities	$1,699	$25	$0	$1,724
Mortgage-backed securities of U.S. Government Sponsored Entities	135,665	2,819	(37)	138,447
Collateralized mortgage obligations of U.S. Government Sponsored Entities	428,139	9,111	(316)	436,934
Private collateralized mortgage obligations	73,247	330	(3,487)	70,090
Obligations of state and political subdivisions	1,097	70	0	1,167

	$639,847	$12,355	$(3,840)	$648,362

SECURITIES HELD FOR INVESTMENT
Collateralized mortgage obligations of U.S. Government Sponsored Entities	$10,475	$0	$(136)	$10,339
Private collateralized mortgage obligations	1,840	40	0	1,880
Obligations of state and political subdivisions	6,662	570	0	7,232
Other	1,000	36	0	1,036

	$19,977	$646	$(136)	$20,487

Proceeds from sales of securities during 2012 were $256,102,000 with gross gains of $7,833,000 and gross losses of $214,000. Proceeds from sales of securities during 2011 were $52,689,000 with gross gains of $1,239,000 and gross losses of $19,000. Proceeds from sales of securities during 2010 were $107,821,000 with gross gains of $3,687,000.

Securities with a carrying value of $103,351,000 and a fair value of $103,400,000 at December 31, 2012, were pledged as collateral for United States Treasury deposits, other public deposits and trust deposits. Securities with a carrying and fair value of $167,993,000 were pledged as collateral for repurchase agreements.

The amortized cost and fair value of securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Held for Investment		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Due in less than one year	$0	$0	$1,700	$1,707
Due after one year through five years	377	377	441	468
Due after five years through ten years	948	1,033	406	430
Due after ten years	5,028	5,677	0	0

	6,353	7,087	2,547	2,605
Mortgage-backed securities of U.S. Government Sponsored Entities	0	0	186,404	189,255
Collateralized mortgage obligations of U.S. Government Sponsored Entities	4,687	4,595	352,731	354,259
Private collateralized mortgage obligations	1,278	1,311	96,258	96,931
No contractual maturity	1,500	1,549	0	0

	$13,818	$14,542	$637,940	$643,050

The estimated fair value of a security is determined based on market quotations when available or, if not available, by using quoted market prices for similar securities, pricing models or discounted cash flows analyses, using observable market data where available. The tables below indicate the amount of securities with unrealized losses and period of time for which these losses were outstanding at December 31, 2012 and December 31, 2011, respectively.

	December 31, 2012
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Mortgage-backed securities of U.S. Government Sponsored Entities	$54,289	$(469)	$0	$0	$54,289	$(469)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	150,057	(901)	4,593	(93)	154,650	(994)
Private collateralized mortgage obligations	29,969	(441)	9,221	(89)	39,190	(530)
Obligations of state and political subdivisions	0	0	125	(3)	125	(3)

Total temporarily impaired securities	$234,315	$(1,811)	$13,939	$(185)	$248,254	$(1,996)

	December 31, 2011
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Mortgage-backed securities of U.S. Government Sponsored Entities	$18,800	$(37)	$0	$0	$18,800	$(37)
Collateralized mortgage obligations of U.S. Government Sponsored Entities	59,913	(452)	0	0	59,913	(452)
Private collateralized mortgage obligations	32,615	(2,001)	27,282	(1,486)	59,897	(3,487)

Total temporarily impaired securities	$111,328	$(2,490)	$27,282	$(1,486)	$138,610	$(3,976)

Approximately $0.5 million of the unrealized losses pertain to private label securities secured by collateral originated in 2005 and prior. Their fair value is $39.2 million and is attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The collateral underlying these mortgage investments are 30- and 15-year fixed and 10/1 adjustable rate mortgage loans with low loan to values, subordination and historically have had minimal foreclosures and losses. Based on its assessment of these factors, management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest rate movements and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities.

At December 31, 2012, the Company also had $1.5 million of unrealized losses on mortgage backed securities of government sponsored entities having a fair value of $208.9 million that were attributable to a combination of factors, including relative changes in interest rates since the time of purchase and decreased liquidity for investment securities in general. The contractual cash flows for these securities are guaranteed by U.S. government agencies and U.S. government-sponsored enterprises. Based on its assessment of these factors , management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest movements and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities.

As of December 31, 2012, the Company does not intend to sell nor is it anticipated that it would be required to sell any of its investment securities that have losses. Therefore, management does not consider any investment to be other-than-temporarily impaired at December 31, 2012.

Included in other assets is $11.8 million of Federal Home Loan Bank and Federal Reserve Bank stock stated at par value. At December 31, 2012, the Company has not identified events or changes in circumstances which may have a significant adverse effect on the fair value of the $11.8 million of cost method investment securities.

Note E    Loans

Information relating to loans at December 31 is summarized as follows:

	2012	2011
	(In thousands)
Construction and land development	$60,736	$49,184
Commercial real estate	486,828	508,353
Residential real estate	569,331	546,246
Commerical and financial	61,903	53,105
Consumer	46,930	50,611
Other	353	575

NET LOAN BALANCES	$1,226,081	$1,208,074

(1)	Net loan balances at December 31, 2012 and 2011 include deferred costs of $1,530,000 and $1,632,000, respectively.

One of the sources of the Company’s business is loans to directors and executive officers. The aggregate dollar amount of these loans was approximately $4,891,000 and $5,114,000 at December 31, 2012 and 2011, respectively. During 2012 new loans totaling $487,000 were made and reductions totaled $710,000.

At December 31, 2012 loans pledged as collateral for borrowings totaled $50.0 million, versus $55.0 million in loans at December 31, 2011.

Loans are made to individuals, as well as, commercial and tax exempt entities. Specific loan terms vary as to interest rate, repayment, and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower.

Concentrations of Credit All of the Company’s lending activity occurs within the State of Florida, including Orlando in Central Florida and Southeast coastal counties from Brevard County in the north to Palm Beach County in the south, as well as, all of the counties surrounding Lake Okeechobee in the center of the state. The Company’s loan portfolio consists of approximately one half commercial and commercial real estate loans and one half consumer and residential real estate loans.

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

Commercial and Financial Loans Commercial credit is extended primarily to small to medium sized professional firms, retail and wholesale operators and light industrial and manufacturing concerns. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a meaningful amount by the businesses’ major owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

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

The following tables present the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2012 and 2011:

December 31, 2012	Accruing 30-59 Days Past Due	Accruing 60-89 Days Past Due	Greater Than 90 Days	Nonaccrual	Current	Total Financing Receivables
	(In thousands)
Construction and land development	$7	$0	$0	$1,342	$59,387	$60,736
Commercial real estate	832	5	0	17,234	468,757	486,828
Residential real estate	1,179	1,377	1	22,099	544,675	569,331
Commerical and financial	41	0	0	0	61,862	61,903
Consumer	109	0	0	280	46,541	46,930
Other	0	0	0	0	353	353

Total	$2,168	$1,382	$1	$40,955	$1,181,575	$1,226,081

December 31, 2011	Accruing 30-59 Days Past Due	Accruing 60-89 Days Past Due	Greater Than 90 Days	Nonaccrual	Current	Total Financing Receivables
	(In thousands)
Construction and land development	$6	$215	$0	$2,227	$46,736	$49,184
Commercial real estate	836	0	0	13,120	494,397	508,353
Residential real estate	2,979	607	0	12,555	530,105	546,246
Commerical and financial	80	0	0	16	53,009	53,105
Consumer	246	74	0	608	49,683	50,611
Other	0	0	0	0	575	575

Total	$4,147	$896	$0	$28,526	$1,174,505	$1,208,074

Nonaccrual loans and loans past due ninety days or more were $41.0 million and $28.5 million at December 31, 2012 and 2011, respectively. The reduction in interest income associated with loans on nonaccrual status was approximately $1.9 million, $1.2 million, and $5.1 million, for the years ended December 31, 2012, 2011, and 2010, respectively.

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk rating system, the Company classifies problem and potential problem loans as “Special Mention,” “Substandard,” and “Doubtful” and these loans are monitored on an ongoing basis. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as substandard may require a specific allowance, but generally does not exceed 30% of the principal balance. Loans classified as Doubtful, have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The principal balance of loans classified as doubtful are generally charged off. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention. Risk ratings are updated any time the situation warrants.

Loans not meeting the criteria above are considered to be pass-rated loans and risk grades are recalculated at least annually by the loan relationship manager.  The following tables present the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2012 and 2011:

	Construction			Commercial
	& Land	Commercial	Residential	and
December 31, 2012	Development	Real Estate	Real Estate	Financial	Consumer	Total
			(In thousands)
Pass	$54,994	$414,023	$527,891	$61,123	$45,907	$1,103,938
Special mention	1,717	12,137	1,686	587	450	16,577
Substandard	0	22,180	36	193	256	22,665
Doubtful	0	0	0	0	0	0
Nonaccrual	1,342	17,234	22,099	0	280	40,955
Pass-Troubled debt restructures	2,103	6,513	0	0	0	8,616
Troubled debt restructures	580	14,741	17,619	0	390	33,330

	$60,736	$486,828	$569,331	$61,903	$47,283	$1,226,081

	Construction			Commercial
	& Land	Commercial	Residential	and
December 31, 2011	Development	Real Estate	Real Estate	Financial	Consumer	Total
			(In thousands)
Pass	$42,899	$387,161	$505,316	$51,375	$49,299	$1,036,050
Special mention	802	57,334	5,529	1,445	523	65,633
Substandard	90	5,558	133	168	305	6,254
Doubtful	0	0	0	0	0	0
Nonaccrual	2,227	13,120	12,555	16	608	28,526
Troubled debt restructures	3,166	45,180	22,713	101	451	71,611

	$49,184	$508,353	$546,246	$53,105	$51,186	$1,208,074

Note F    Impaired Loans and Allowance for Loan Losses

During 2012, the total of newly identified TDRs was $18.0 million, of which $0.1 million were accruing construction and land development loans, $4.9 million were accruing residential real estate mortgages, $0.8 million were accruing commercial real estate loans, and $0.1 million were accruing consumer loans. Loans modified, but where full collection under the modified terms is doubtful, are classified as nonaccrual loans from the date of modification and are therefore excluded from the tables below.

The Company’s TDR concessions granted generally do not include forgiveness of principal balances. Loan modifications are not reported in calendar years after modification if the loans were modified at an interest rate equal to the yields of new loan originations with comparable risk and the loans are performing based on the terms of the restructuring agreements.

When a loan is modified as a TDR, there is not a direct, material impact on the loans within the Consolidated Balance Sheet, as principal balances are generally not forgiven. Most loans prior to modification were classified as an impaired loan and the allowance for loan losses is determined in accordance with the Company’s policy as disclosed in Note A.

The following table presents loans that were modified within the twelve months ending December 31, 2012:

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Specific Reserve Recorded	Valuation Allowance Recorded
		(In thousands)
Construction and land development	1	$71	$64	$0	$7
Residential real estate	28	4,941	4,531	0	410
Commercial real estate	2	800	747	0	53
Consumer	2	75	72	0	3

	33	$5,887	$5,414	$0	$473

Accruing loans that were restructured within the twelve months ending December 31, 2012 and defaulted during the twelve months ended December 31, 2012 are presented in the table below. The Company considers a loan to have defaulted when it becomes 90 days or more delinquent under the modified terms, has been transferred to nonaccrual status, or has been transferred to other real estate owned. A defaulted TDR is generally placed on nonaccrual and specific allowance for loan loss is assigned in accordance with the Company’s policy as disclosed in note A.

	Number of Contracts	Recorded Investment
	(Dollars in thousands)
Residential real estate	7	913

At December 31, 2012 and 2011, the Company’s recorded investment in impaired loans and related valuation allowance was as follows:

	Impaired Loans
	for the Year Ended December 31, 2012
		Unpaid	Related	Average	Interest
	Recorded	Principal	Valuation	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
		( In thousands )
With no related allowance recorded:
Construction and land development	$1,128	$1,608	$0	$1,399	$5
Commercial real estate	12,357	14,337	0	12,103	433
Residential real estate	15,463	22,022	0	12,019	455
Commercial and financial	0	0	0	7	0
Consumer	223	255	0	431	12
With an allowance recorded:
Construction and land development	2,897	2,941	230	3,539	127
Commercial real estate	26,130	26,648	2,264	39,527	1,304
Residential real estate	24,256	24,752	4,700	26,795	696
Commercial and financial	0	0	0	34	0
Consumer	447	460	76	585	22
Total:
Construction and land development	4,025	4,549	230	4,938	132
Commercial real estate	38,487	40,985	2,264	51,630	1,737
Residential real estate	39,719	46,774	4,700	38,814	1,151
Commercial and financial	0	0	0	41	0
Consumer	670	715	75	1,016	34

	$82,901	$93,023	$7,269	$96,439	$3,054

	Impaired Loans
	for the Year Ended December 31, 2011
		Unpaid	Related	Average	Interest
	Recorded	Principal	Valuation	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
		( In thousands )
With no related allowance recorded:
Construction and land development	$1,616	$2,431	$0	$2,527	$14
Commercial real estate	19,101	22,219	0	21,221	425
Residential real estate	9,128	13,442	0	8,752	155
Commercial and financial	16	16	0	774	2
Consumer	481	523	0	417	2
With an allowance recorded:
Construction and land development	3,777	4,131	375	13,699	153
Commercial real estate	39,199	39,824	3,385	44,369	1,843
Residential real estate	26,140	26,940	3,099	26,869	913
Commercial and financial	101	101	8	154	3
Consumer	578	584	112	746	31
Total:
Construction and land development	5,393	6,562	375	16,226	167
Commercial real estate	58,300	62,043	3,385	65,590	2,268
Residential real estate	35,268	40,382	3,099	35,621	1,068
Commercial and financial	117	117	8	928	5
Consumer	1,059	1,107	112	1,163	33

	$100,137	$110,211	$6,979	$119,528	$3,541

Impaired loans also include loans that have been modified in troubled debt restructurings where concessions to borrowers who experienced financial difficulities have been granted. At December 31, 2012 and 2011, accruing TDRs totaled $41.9 million and $71.6 million, respectively.

The average recorded investment in impaired loans for the years ended December 31, 2012, 2011 and 2010 was $96,439,000, $119,528,000 and $149,058,000, respectively. The impaired loans were measured for impairment based on the value of underlying collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. The valuation allowance is included in the allowance for loan losses.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions to principal. For the years ended December 31, 2012, 2011 and 2010, the Company recorded $3,054,000, $3,541,000 and $2,671,000, respectively, in interest income on impaired loans.

For impaired loans whose impairment is measured based on the present value of expected future cash flows a total of $1.0 million and $1.1 million, respectively for 2012 and 2011 was included in interest income and represents the change in present value attributable to the passage of time.

The nonaccrual loans and accruing loans past due 90 days or more were $40,955,000 and $1,000, respectively, at December 31, 2012, $28,526,000 and $0, respectively at the end of 2011, and were $68,284,000 and $0, respectively, at year-end 2010.

Activity in the allowance for loans losses for the three years ended December 31, 2012, 2011 and 2010 are summarized as follows:

	Beginning Balance	Provision for Loan Losses	Charge- Offs	Recoveries	Net Charge- Offs	Ending Balance
	(In thousands)
December 31, 2012
Construction and land development	$1,883	$(478)	$(612)	$341	$(271)	$1,134
Commercial real estate	11,477	3,209	(8,539)	2,702	(5,837)	8,849
Residential real estate	10,966	7,767	(8,381)	738	(7,643)	11,090
Commercial and financial	402	283	(346)	129	(217)	468
Consumer	837	15	(410)	121	(289)	563

	$25,565	$10,796	$(18,288)	$4,031	$(14,257)	$22,104

December 31, 2011
Construction and land development	$7,214	$(1,645)	$(4,739)	$1,053	$(3,686)	$1,883
Commercial real estate	18,563	(3,777)	(3,663)	354	(3,309)	11,477
Residential real estate	10,102	7,833	(7,482)	513	(6,969)	10,966
Commercial and financial	480	(379)	0	301	301	402
Consumer	1,385	(58)	(562)	72	(490)	837

	$37,744	$1,974	$(16,446)	$2,293	$(14,153)	$25,565

December 31, 2010	$45,192	$31,680	$(41,628)	$2,500	$(39,128)	$37,744

As discussed in Note A, “Significant Accounting Policies,” the allowance for loan losses is composed of specific allowances for certain impaired loans and general allowances grouped into loan pools based on similar characteristics. The Company’s loan portfolio and related allowance at December 31, 2012 and 2011 is shown in the following tables.

	Individually Evaluated for Impairment		Collectively Evaluated for Impairment		Total
December 31, 2012	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance
	(In thousands)
Construction and land development	$4,025	$230	$56,711	$904	$60,736	$1,134
Commercial real estate	38,487	2,264	448,341	6,585	486,828	8,849
Residential real estate	39,719	4,700	529,612	6,390	569,331	11,090
Commercial and financial	0	0	61,903	468	61,903	468
Consumer	670	75	46,613	488	47,283	563

	$82,901	$7,269	$1,143,180	$14,835	$1,226,081	$22,104

	Individually Evaluated for Impairment		Collectively Evaluated for Impairment		Total
December 31, 2011	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance
	(In thousands)
Construction and land development	$5,393	$375	$43,791	$1,508	$49,184	$1,883
Commercial real estate	58,300	3,385	450,053	8,092	508,353	11,477
Residential real estate	35,268	3,099	510,978	7,867	546,246	10,966
Commercial and financial	117	8	52,988	394	53,105	402
Consumer	1,059	112	50,127	725	51,186	837

	$100,137	$6,979	$1,107,937	$18,586	$1,208,074	$25,565

Note G    Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

	Cost	Accumulated Depreciation & Amortization	Net Carrying Value
		(In thousands)
December 31, 2012
Premises (including land of $8,978)	$48,064	$(19,051)	$29,013
Furniture and equipment	21,311	(15,859)	5,452

	$69,375	$(34,910)	$34,465

December 31, 2011
Premises (including land of $8,883)	$48,691	$(18,710)	$29,981
Furniture and equipment	21,300	(17,054)	4,246

	$69,991	$(35,764)	$34,227

Note H    Other Intangible Assets

The gross carrying amount and accumulated amortization of the Company’s intangible asset subject to amortization at December 31 is presented below.

	2012		2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Deposit base	$9,494	$(7,993)	$9,494	$(7,205)

	$9,494	$(7,993)	$9,494	$(7,205)

Intangible amortization expense related to the deposit base intangible for each of the years in the three-year period ended December 31, 2012, is presented below.

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Intangible Amortization
Identified intangible assets
Deposit base	$788	$847	$985

The estimated annual amortization expense for the deposit base intangible determined using the straight line method in each of the five years subsequent to December 31, 2012, is as follows (in thousands): 2013, $783; 2014, $718; and zero thereafter.

Note I    Borrowings

All of the Company’s short-term borrowings were comprised of federal funds purchased and securities sold under agreements to repurchase with maturities primarily from overnight to seven days:

	2012	2011	2010
	(In thousands)
Maximum amount outstanding at any month end	$149,316	$154,440	$125,920
Weighted average interest rate at end of year	0.21%	0.22%	0.25%
Average amount outstanding	$141,592	$106,495	$87,106
Weighted average interest rate during the year	0.24%	0.26%	0.27%

During 2007, the Company obtained advances from the Federal Home Loan Bank (FHLB) of $25,000,000 each on September 25, 2007 and November 27, 2007. The advances mature on September 15, 2017 and November 27, 2017, respectively, and have fixed rates of 3.64 percent and 2.70 percent at December 31, 2012, respectively, payable quarterly; the FHLB has a perpetual three-month option to convert the interest rate on either advance to an adjustable rate and the Company has the option to prepay the advance should the FHLB convert the interest rate.

Seacoast National has unused secured lines of credit of $911,403,000 at December 31, 2012.

The Company issued $20,619,000 in junior subordinated debentures on March 31 and December 16, 2005, an aggregate of $41,238,000. These debentures were issued in conjunction with the formation of a Delaware and Connecticut trust subsidiary, SBCF Capital Trust I, and SBCF Statutory Trust II (“Trusts I and II”) which each completed a private sale of $20.0 million of floating rate preferred securities. On June 29, 2007, the Company issued an additional $12,372,000 in junior subordinated debentures which was issued in conjunction with the formation of a Delaware trust subsidiary, SBCF Statutory Trust III (“Trust III”), which completed a private sale of $12.0 million of floating rate trust preferred securities. The rates on the trust preferred securities are the 3-month LIBOR rate plus 175 basis points, the 3-month LIBOR rate plus 133 basis points, and the 3-month LIBOR rate plus 135 basis points, respectively. The rates, which adjust every three months, are currently 2.06 percent, 1.64 percent, and 1.66 percent, respectively, per annum. The trust preferred securities have original maturities of thirty years, and may be redeemed without penalty on or after June 10, 2010, March 15, 2011, and September 15, 2012, respectively, upon approval of the Federal Reserve or upon occurrence of certain events affecting their tax or regulatory capital treatment. Distributions on the trust preferred securities are payable quarterly in March, June, September and December of each year. The Trusts also issued $619,000, $619,000 and $372,000, respectively, of common equity securities to the Company. The proceeds of the offering of trust preferred securities and common equity securities were used by Trusts I and II to purchase the $41.2 million junior subordinated deferrable interest notes issued by the Company, and by Trust III to purchase the $12.4 million junior subordinated deferrable interest notes issued by the Company, all of which have terms substantially similar to the trust preferred securities.

The Company has the right to defer payments of interest on the notes at any time or from time to time for a period of up to twenty consecutive quarterly interest payment periods. Under the terms of the notes, in the event that under certain circumstances there is an event of default under the notes or the Company has elected to defer interest on the notes, the Company may not, with certain exceptions, declare or pay any dividends or distributions on its capital stock or purchase or acquire any of its capital stock. The Company executed its right to defer interest payments on the notes beginning May 19, 2009 and as a result no common or preferred stock dividends could be paid. At December 31, 2010, the accumulated deferred interest payments on trust preferred securities was $2.0 million. During the third quarter of 2011, the Company remitted accumulated deferred interest payments of $2,426,000. As of December 31, 2012 and 2011, all interest payments on trust preferred securities were current.

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

Despite the fact that the accounts of the Trusts are not included in the Company’s consolidated financial statements, $52.0 million in trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company at December 31, 2012 and 2011, respectively, as allowed by Federal Reserve guidelines.

Note J    Employee Benefits and Stock Compensation

The Company’s profit sharing and retirement plan covers substantially all employees after one year of service and includes a matching benefit feature for employees electing to defer the elective portion of their profit sharing compensation. In addition, amounts of compensation contributed by employees are matched on a percentage basis under the plan. The profit sharing and retirement contributions charged to operations were $771,000 in 2012, $361,000 in 2011, and $373,000 in 2010.

The Company’s stock option and stock appreciation rights plans were approved by the Company’s shareholders on April 25, 1991, April 25, 1996, April 20, 2000 and May 8, 2008. The number of shares of common stock that may be granted pursuant to the 1991 and 1996 plans shall not exceed 990,000 shares for each plan, pursuant to the 2000 plan shall not exceed 1,320,000 shares, and pursuant to the 2008 plan, shall not exceed 1,500,000 shares. The Company has granted options and stock appreciation rights (“SSARs”) on 826,000, 933,000, 791,000 shares for the 1991, 1996 and 2000 plans, respectively, through December 31, 2012; no options or SSARs have been issued under the 2008 plan. Under the 2000 plan the Company issued 17,000 shares of restricted stock awards at $1.90 per share during 2010. Under the 2008 plan the Company issued 1,143,400 of restricted stock awards at $1.42 per share during 2011 and 73,000 of restricted stock awards at 1.62 per share during 2012. Under the plans, the options, stock awards or SSARs exercise price equals the common stock’s market price on the date of the grant. All options or SSARs issued after December 31, 2002 have a vesting period of five years and a contractual life of ten years. All stock awards have a contractual life of three or five years. To the extent the Company has treasury shares available, stock options exercised or stock grants awarded may be issued from treasury shares or, if treasury shares are insufficient, the Company can issue new shares. The Company has a single share repurchase program in place, approved on September 18, 2001, authorizing the repurchase of up to 825,000 shares; the maximum number of shares that may yet be purchased under this program is 76,000.

The Company did not grant any stock options or SSARS in 2012, 2011 or 2010. Stock option fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options or SSARs.

The following table presents a summary of stock option and SSARs activity for the years ended December 31, 2012, 2011 and 2010:

	Number of Shares	Option or SSAR Price Per Share	Weighted Average Exercise Price	Aggregate Intrinsic Value
Dec. 31, 2009	558,000	$7.46 – 27.36	$21.21	$0
Granted	0	0	0

Exercised	0	0	0
Expired	0	0	0
Cancelled	(11,000)	7.46 – 26.72	11.88

Dec. 31, 2010	547,000	17.08 – 27.36	21.39	0
Granted	0	0	0
Exercised	0	0	0
Expired	0	0	0
Cancelled	(12,000)	17.08 – 26.72	20.14

Dec. 31, 2011	535,000	17.08 – 27.36	21.42	0
Granted	0	0	0
Exercised	0	0	0
Expired	0	0	0
Cancelled	(99,000)	17.08 – 26.72	22.66

Dec. 31, 2012	436,000	17.08 – 27.36	21.12	0

No stock options were exercised during 2012. No windfall tax benefits were realized from the exercise of stock options and no cash was utilized to settle equity instruments granted under stock option awards.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2012:

Options / SSARs Outstanding		Options / SSARs Exercisable (Vested)
Number of Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Number of Shares Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
436,000	2.75	436,000	21.12	2.75	$0

At December 31, 2012, all stock options and SSARs were fully vested with no remaining unrecognized compensation cost.

Since December 31, 2011, restricted stock awards of 73,000 shares were issued, 204,000 awards have vested and 56,000 awards were cancelled. Non-vested restricted stock awards totaling 899,000 shares were outstanding at December 31, 2012, 187,000 less than at December 31, 2011, and are as follows:

Number of Non-Vested Restricted Stock Award Shares	Remaining Unrecognized Compensation Cost	Weighted Average Remaining Recognition Period in Years
899,000	$844,000	2.96

In 2012, 2011 and 2010 the Company recognized $796,000 ($489,000 after tax), $588,000 ($361,000 after tax) and $493,000 ($303,000 after tax), respectively of non-cash compensation expense.

No cash was utilized to settle equity instruments granted under restricted stock awards. No compensation cost has been capitalized and no significant modifications have occurred with regard to the contractual terms for stock options, SSARs or restricted stock awards.

Note K    Lease Commitments

The Company is obligated under various noncancellable operating leases for equipment, buildings, and land. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. At December 31, 2012, future minimum lease payments under leases with initial or remaining terms in excess of one year are as follows:

(In thousands)
2013	$3,399
2014	3,062
2015	2,529
2016	2,414
2017	2,158
Thereafter	12,156

$25,718

Rent expense charged to operations was $3,881,000 for 2012, $4,010,000 for 2011 and $3,951,000 for 2010. Certain leases contain provisions for renewal and change with the consumer price index.

Note L    Income Taxes

The benefit for income taxes is as follows:

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Current
Federal	$0	$0	$29
State	7	10	24
Deferred
Federal	0	0	(29)
State	(7)	(10)	(24)

	$0	$0	$0

The difference between the total expected tax benefit (computed by applying the U.S. Federal tax rate of 35% to pretax income in 2012, 2011 and 2010) and the reported income tax benefit relating to loss before income taxes is as follows:

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Tax rate applied to income (loss) before income taxes	$(249)	$2,333	$(11,622)
Increase (decrease) resulting from the effects of:
Tax exempt interest on obligations of states and political subdivisions	(118)	(143)	(177)
State income taxes	(27)	(173)	506
Stock compensation	28	132	150
Expiration of capital loss carryforward	354	0	0
Other	53	281	174

Federal tax provision (benefit) before valuation allowance	41	2,430	(10,969)
State tax provision (benefit) before valuation allowance	76	494	(1,666)

Total income tax provision (benefit)	117	2,924	(12,635)
Change in valuation allowance	(117)	(2,924)	12,635

Income tax provision (benefit)	$0	$0	$0

The net deferred tax assets (liabilities) are comprised of the following:

	December 31
	2012	2011
	(In thousands)
Allowance for loan losses	$8,964	$10,372
Other real estate owned	1,521	4,009
Capital losses	26	384
Accrued stock compensation	492	417
Federal tax loss carryforward	44,755	42,235
State tax loss carryforward	8,202	8,010
Alternative minimum tax carryforward	1,304	1,304
Deferred compensation	1,162	1,202
Other	990	306

Gross deferred tax assets	67,416	68,239
Less: Valuation allowance	(44,821)	(44,938)

Deferred tax assets net of valuation allowance	22,595	23,301
Depreciation	(1,514)	(1,694)
Deposit base intangible	(538)	(843)
Net unrealized securities gains	(1,972)	(3,287)
Accrued interest and fee income	(620)	(661)

Gross deferred tax liabilities	(4,644)	(6,485)

Net deferred tax assets	$17,951	$16,816

Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset of $18.0 million is more likely than not based on expectations as to future taxable income and available tax planning strategies, as defined in ASC 740, that could be implemented if necessary to prevent a carryforward from expiring. The Company’s net deferred tax asset (DTA) of $18.0 million consists of approximately $49.0 million of net U.S. federal DTAs, $13.8 million of net state DTAs, a $34.1 million federal DTA valuation allowance, and a $10.7 million state DTA valuation allowance.

As a result of the losses incurred in 2008, the Company reached a three-year cumulative pretax loss position at December 31, 2008. Losses in 2009 and 2010 added to this cumulative loss position that is considered significant negative evidence in assessing the realizability of a DTA. Cumulative earnings for 2011 and 2012 provide positive evidence that moderates the influence of this negative evidence, allowing for greater consideration of future taxable income, exclusive of tax planning strategies, in the Company’s estimation of the realizability of the DTAs. In general, the Company would need to generate approximately $140 million of taxable income during the respective carryforward periods to fully realize its federal DTAs, and $251 million to realize state DTAs. The Company believes only a portion of the federal and state DTAs can be realized from tax planning strategies and a forecast of taxable earnings; therefore, a valuation allowance of $34.1 million and $10.7 million was recorded, respectively, for federal and state DTAs. The amount of the DTA considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are lower than forecasted due to further deterioration in market conditions.

The federal and state net operating loss carryforwards of $127.9 million and $229.4 million, respectively, expire in various amounts annually beginning in 2029 and run through 2032.

The Company recognizes interest and penalties, as appropriate, as part of the provisioning for income taxes. No interest or penalties were accrued at December 31, 2012.

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

Income taxes related to securities transactions were $2,939,000, $471,000 and $1,422,000 in 2012, 2011 and 2010, respectively.

Note M    Noninterest Income and Expenses

Details of noninterest income and expense follow:

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Noninterest income
Service charges on deposit accounts	$6,245	$6,262	$5,925
Trust fees	2,279	2,111	1,977
Mortgage banking fees	3,710	2,140	2,119
Brokerage commissions and fees	1,071	1,122	1,174
Marine finance fees	1,111	1,209	1,334
Interchange income	4,501	3,808	3,163
Other deposit based EFT fees	336	318	321
Other	2,191	1,375	2,121

	21,444	18,345	18,134
Loss on sale of commercial loan	(1,238)	0	0
Securities gains, net	7,619	1,220	3,687

TOTAL	$27,825	$19,565	$21,821

Noninterest expense
Salaries and wages	$29,935	$27,288	$26,408
Employee benefits	7,710	5,875	5,717
Outsourced data processing costs	7,382	6,583	5,981
Telephone / data lines	1,178	1,179	1,505
Occupancy	8,146	7,627	7,480
Furniture and equipment	2,319	2,291	2,398
Marketing	3,095	2,917	2,910
Legal and professional fees	5,241	6,137	7,977
FDIC assessments	2,805	3,013	3,958
Amortization of intangibles	788	847	985
Asset dispositions expense	1,459	2,281	2,268
Net loss on other real estate owned and repossessed assets	3,467	3,751	13,541
Other	9,023	7,974	8,428

TOTAL	$82,548	$77,763	$89,556

Note N    Shareholders’ Equity

The Company has reserved 1,500,000 common shares for issuance in connection with an employee stock purchase plan and 742,500 common shares for issuance in connection with an employee profit sharing plan. At December 31, 2012 an aggregate of 757,551 shares and 172,949 shares, respectively, have been issued as a result of employee participation in these plans.

In December 2008, in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program, established as part of the Emergency Economic Stabilization Act of 2008, the Company issued to the U.S. Treasury Department (U.S. Treasury) 2,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) with a par value of $0.10 per share and a 10-year warrant to purchase approximately 589,625 shares of common stock at an exercise price of $6.36 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital based on their relative fair values. The Series A Preferred Stock initially pays quarterly dividends at a five percent annual rate that increases to nine percent after five years on a liquidation preference of $25,000 per share. Upon the request of the U.S. Treasury, at any time, the Company agreed to enter into a deposit arrangement pursuant to which the Series A Preferred Stock may be deposited and depository shares may be issued. The Corporation registered the Series A Preferred Stock, the warrant, the shares of common stock underlying the warrant and the depository shares, if any, for resale under the Securities Act of 1933. On March 28, 2012, the U.S. Treasury publicly offered through an auction process their investment in the Series A Preferred Stock. The auction concluded on April 3, 2012, thereby transferring all of the U.S. Treasury’s ownership in the Series A Preferred Stock to third party investors.

The warrant to purchase shares of common stock was acquired from the U.S. Treasury by the Company on May 30, 2012 for $81,000, including related expenses. Prior to this date and at December 31, 2011, the fair value of the warrant was calculated using the following assumptions:

Risk free interest rate	2.17%
Expected life of options	10 years
Expected dividend yield	0.63%
Expected volatility	28%
Weighted average fair value	$5.30

Beginning in the third quarter of 2008, we reduced our dividend per share of our common stock to $0.01 and, as of May 19, 2009, we suspended the payment of dividends, as described below. On May 19, 2009, our board of directors decided to suspend regular quarterly cash dividends on our outstanding common stock and Series A Preferred Stock pursuant to a request from the Federal Reserve as a result of recently adopted Federal Reserve policies related to dividends and other distributions. On August 15, 2011, the Federal Reserve approved payment of deferred dividends on the Series A Preferred Stock. As a result, we remitted a payment of $6,614,000. As of December 31, 2012 and 2011, dividend payments for Series A Preferred Stock were current.

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

Holders of common stock are entitled to one vote per share on all matters presented to shareholders as provided in the Company’s Articles of Incorporation. The Company implemented a dividend reinvestment plan during 2007, issuing no shares from treasury stock during 2012 and approximately 10,000 shares from treasury stock during 2011.

The Company was subject to certain standards for executive compensation while its preferred shares were owned by the U.S. Treasury that included (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accepting restrictions on the payment of dividends and the repurchase of common stock. Seacoast believes it complied with all TARP standards and restrictions during the time the Company was a participant.

Required Regulatory Capital

			Minimum for Capital Adequacy Purpose			Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in thousands)
SEACOAST BANKING CORP
(CONSOLIDATED)
At December 31, 2012:
Total Capital (to risk-weighted assets)	$227,428	18.33%	$99,247	≥	8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	211,839	17.08	49,624	≥	4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	211,839	10.04	84,377	≥	4.00%	N/A	N/A
At December 31, 2011:
Total Capital (to risk-weighted assets)	$230,303	18.77%	$98,124	≥	8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	214,844	17.51	49,062	≥	4.00%	N/A	N/A
Tier 1 Capital (to adjusted average assets)	214,844	10.31	83,338	≥	4.00%	N/A	N/A
SEACOAST NATIONAL BANK
(A WHOLLY OWNED BANK SUBSIDIARY)
At December 31, 2012:
Total Capital (to risk-weighted assets)	$220,433	17.79%	$99,116	≥	8.00%	$123,895	≥10.00%
Tier 1 Capital (to risk-weighted assets)	204,864	16.54	49,558	≥	4.00%	74,337	≥ 6.00%
Tier 1 Capital (to adjusted average assets)	204,864	9.72	84,312	≥	4.00%	105,389	≥ 5.00%
At December 31, 2011:
Total Capital (to risk-weighted assets)	$219,177	17.89%	$97,992	≥	8.00%	$122,490	≥10.00%
Tier 1 Capital (to risk-weighted assets)	203,739	16.63	48,996	≥	4.00%	73,494	≥ 6.00%
Tier 1 Capital (to adjusted average assets)	203,739	9.79	83,275	≥	4.00%	104,094	≥ 5.00%

N/A—Not Applicable

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2012, that the Company meets all capital adequacy requirements to which it is subject.

The Company is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth above. At December 31, 2012, the Company’s deposit-taking bank subsidiary met the capital and leverage ratio requirements for well capitalized banks.

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

Note    O

Seacoast Banking Corporation of Florida

(Parent Company Only) Financial Information

Balance Sheets

	December 31
	2012	2011
	(In thousands)
ASSETS
Cash	$4,067	$7,781
Securities purchased under agreement to resell with subsidary bank, maturing within 30 days	2,922	3,344
Investment in subsidiaries	212,182	212,583
Other assets	13	14

	$219,184	$223,722

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$53,610	$53,610
Other liabilities	28	35
Shareholders’ equity	165,546	170,077

	$219,184	$223,722

Statements of Income (Loss)

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Income
Dividends from subsidiary Bank	$0	$0	$0
Interest/other	29	79	12

	29	79	12
Interest expense	1,057	1,152	1,187
Other expenses	575	405	879

Loss before income tax benefit and equity in undistributed income (loss) of subsidiaries	(1,603)	(1,478)	(2,054)
Income tax benefit	0	0	0

Loss before equity in undistributed income (loss) of subsidiaries	(1,603)	(1,478)	(2,054)
Equity in undistributed income (loss) of subsidiaries	893	8,145	(31,149)

Net income (loss)	$(710)	$6,667	$(33,203)

Statement of Cash Flows

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Cash flows from operating activities
Interest received	$7	$9	$12
Interest paid	(1,045)	(3,288)	0
Dividends received	22	70	0
Income taxes paid	(32)	(67)	63
Other	(703)	(420)	(893)

Net cash used in operating activities	(1,751)	(3,696)	(818)
Cash flows from investing activities
Decrease in securities purchased under agreement to resell, maturing within 30 days, net	422	285	1,601
Investments in subsidiaries	0	0	(38,000)

Net cash provided by (used in) investment activities	422	285	(36,399)
Cash flows from financing activities
Issuance of common stock, net of related expense	0	0	47,127
Repurchase of stock warrants, including related expense	(81)	0	0
Stock based employment plans	196	123	180
Dividend reinvestment plan	0	0	20
Dividends paid on preferred shares	(2,500)	(6,875)	0

Net cash provided by (used in) financing activities	(2,385)	(6,752)	47,327
Net change in cash	(3,714)	(10,163)	10,110
Cash at beginning of year	7,781	17,944	7,834

Cash at end of year	$4,067	$7,781	$17,944

RECONCILIATION OF INCOME (LOSS) TO CASH USED IN OPERATING ACTIVITIES
Net income (loss)	$(710)	$6,667	$(33,203)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed (income) loss of subsidiaries	(893)	(8,145)	31,149
Other, net	(148)	(2,218)	1,236

Net cash used in operating activities	$(1,751)	$(3,696)	$(818)

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

The Company’s subsidiary bank is party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and limited partner equity commitments.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, and commercial and residential real estate. Of the $118,887,000 in commitments to extend credit outstanding at December 31, 2012, $81,180,000 is secured by 1-4 family residential properties for individuals with approximately $16,868,000 at fixed interest rates ranging from 2.625 to 5.875%.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. These instruments have fixed termination dates and most end without being drawn; therefore, they do not represent a significant liquidity risk. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds collateral supporting these commitments for which collateral is deemed necessary. The extent of collateral held for secured standby letters of credit at December 31, 2012 and 2011 amounted to $3,629,000 and $10,603,000 respectively.

Unfunded limited partner equity commitments at December 31, 2012 totaled $4,000,000 that the Company has committed to a small business investment company under the SBIC Act to be used to provide capital to small businesses.

	December 31
	2012	2011
	(In thousands)
Contract or Notional Amount
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$118,887	$106,209
Standby letters of credit and financial guarantees written:
Secured	2,509	2,513
Unsecured	8	9
Unfunded limited partner equity commitment	4,000	0

The Company’s subsidiary bank renewed its contract for outsourced data services on December 31, 2012 for a period of five years and six months, which requires a minimum payment for early termination without cause as follows:

Year End	(in thousands)

2012	$13,464
2013	11,016
2014	8,568
2015	6,120
2016	3,672

Note Q    Supplemental Disclosures for Consolidated Statements of Cash Flows

Reconciliation of Net (Loss) Income to Net Cash Provided by Operating Activities for the three years ended:

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Net income (loss)	$(710)	$6,667	$(33,203)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities
Depreciation	2,827	2,830	3,097
Net amortization of premiums and discounts on securities	4,740	2,555	623
Other amortization and accretion	20	(35)	282
Change in loans available for sale, net	(20,143)	5,724	5,893
Provision for loan losses, net	10,796	1,974	31,680
Deferred tax benefit	(7)	(10)	(53)
Gain on sale of securities	(7,619)	(1,220)	(3,687)
Gain on sale of loans	(816)	(143)	(113)
Loss on sale or write down of foreclosed assets	3,548	3,812	13,520
Writedown on loan available for sale	1,238	0	0
Loss (gain) on disposition of equipment	774	58	(31)
Stock based employee benefit expense	796	587	493
Change in interest receivable	861	(561)	1,123
Change in interest payable	(524)	(2,258)	944
Change in prepaid expenses	2,601	2,748	3,822
Change in accrued taxes	(190)	(145)	21,424
Change in other assets	(835)	585	(1,954)
Change in other liabilities	581	573	(1,201)

Net cash (used) provided by operating activities	$(2,062)	$23,741	$42,659

Supplemental disclosure of non cash investing activities
Fair value adjustment to securities	$(3,405)	$5,530	$(279)
Transfers from loans to other real estate owned	14,067	35,500	22,114
Transfers from loans to loans available for sale	10,321	0	0
Transfers from other assets to other real estate owned	0	0	1,676
Transfer from bank premises and equipment to other real estate owned	0	0	377
Purchase of securities under trade date accounting	0	0	508
Transfer of loans to other assets	0	0	1,747
Transfer of other real estate owned to other assets	0	0	1,642
Matured securities recorded as a recievable	3,100	3,630	0

Note    R

Fair Value

Fair Value Instruments Measured at Fair Value

In certain circumstances, fair value enables the Company to more accurately align its financial performance with the market value of actively traded or hedged assets and liabilities. Fair values enable a company to mitigate the non-economic earnings volatility caused from financial assets and financial liabilities being carried at different bases of accounting, as well as to more accurately portray the active and dynamic management of a company’s balance sheet. ASC 820 provides additional guidance for estimating fair value when the volume and level of activity for an asset or liability has significantly decreased. In addition, it includes guidance on identifying circumstances that indicate a transaction is not orderly. Under ASC 820, fair value measurements for items measured at fair value on a recurring and nonrecurring basis at December 31, 2012 and 2011 included:

(Dollars in thousands)	Fair Value Measurements December 31, 2012	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Other Unobservable Inputs Level 3

Available for sale securities (3)	$643,050	$1,707	$641,343	$0
Loans available for sale (4)	36,021	0	36,021	0
Loans (1)	24,510	0	12,778	11,732
OREO (2)	11,887	0	3,457	8,430

(Dollars in thousands)	Fair Value Measurements December 31, 2011	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Other Unobservable Inputs Level 3

Available for sale securities (3)	$648,362	$1,724	$646,638	$0
Loans available for sale (4)	6,795	0	6,795	0
Loans (1)	18,895	0	9,423	9,472
OREO (2)	20,946	0	2,509	18,437

(1)	See Note E. Nonrecurring fair value adjustments to loans identified as impaired reflect full or partial write-downs that are based on the loan’s observable market price or current appraised value of the collateral in accordance with ASC 310.
(2)	Fair value is measure on a nonrecurring basis in accordance with ASC 360.
(3)	See Note D for further detail of recurring fair value basis of individual investment categories.
(4)	Recurring fair value basis determined using observable market data.

The fair value of impaired loans which are not troubled debt restructurings is based on recent real estate appraisals less estimated costs of sale. For residential real estate impaired loans, appraised values or internal evaluation are based on the comparative sales approach. These impaired loans are considered level 2 in the fair value hierarchy. For commercial and commercial real estate impaired loans, evaluations may use either a single valuation approach or a combination of approaches, such as comparative sales, cost and/or income approach. A significant unobservable input in the income approach is the estimated capitalization rate for a given piece of collateral. At December 31, 2012 the range of capitalization rates utilized to determine fair value of the underlying collateral averaged approximately 9%. Adjustments to comparable sales may be made by an appraiser to reflect local market conditions or other economic factors and may result in changes in the fair value of an asset over time. As such, the fair value of these impaired loans is considered level 3 in the fair value hierarchy.

Fair value of available for sale securities are determined using valuation techniques for individual investments as described in Note H.

When appraisals are used to determine fair value and the appraisals are based on a market approach, the fair value of OREO is classified as level 2 input. When the fair value of OREO is based on appraisals which require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows, OREO is classified as Level 3 inputs.

Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly and/or quarter valuation process.

During 2012, there were no transfers between level 1 and level 2 assets carried at fair value.

For loans classified as level 3 the transfers in totaled $24.7 million consisting of loans that became impaired during 2012. Transfers out consisted of charge offs of $5.2 million, and foreclosures migrating to OREO and other reductions (including principal payments) totaling $17.4 million. No sales were recorded.

Charge-offs recognized upon loan foreclosures are generally offset by general or specific allocations of the allowance for loan losses and generally do not, and did not during the reported periods, significantly impact the Company’s provision for loan losses.

For OREO classified as level 3 during 2012 transfers out totaled $18.6 million consisting of valuation write-downs of $2.9 million and sales of $15.7 million and transfers in consisted of foreclosed loans totaling $8.6 million.

The carrying amount and fair value of the Company’s other significant financial instruments that are not measured at fair value on a recurring basis in the balance sheet as of December 31 is as follows:

	Carrying Amount December 31, 2012	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Other Unobservable Inputs Level 3
(In Thousands)
Financial Assets
Securities held to maturity	$13,818	$0	$14,542	$0
Loans, net	1,179,467	0	0	1,201,178

Financial Liabilities
Deposits	1,758,961	0	0	1,761,119
Borrowings	50,000	0	55,604	0
Subordinated debt	53,610	0	37,527	0

	Carrying Amount December 31, 2011	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Other Unobservable Inputs Level 3
(In Thousands)
Financial Assets
Securities held to maturity	$19,977	$0	$20,487	$0
Loans, net	1,163,614	0	0	1,192,914

Financial Liabilities
Deposits	1,718,741	0	0	1,722,709
Borrowings	50,000	0	55,449	0
Subordinated debt	53,610	0	32,166	0

The short maturity of Seacoast’s assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates carrying value. Such financial instruments are reported in the following balance sheet captions: cash and cash equivalents, interest bearing deposits with other banks, federal funds purchased and securities sold under agreement to repurchase, maturing within 30 days.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value at December 31, 2012 and 2011:

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

Subordinated debt: The fair value of the floating rate subordinated debt is estimated using discounted cash flow analysis and estimates of the Company’s current incremental borrowing rate for similar instruments.

Note S    Earnings Per Share

Basic earnings per common share were computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the year.

In 2012, 2011, and 2010, options and warrants to purchase 436,000, 1,125,000, and 1,136,000, shares , respectively, were antidilutive and accordingly were excluded in determining diluted earnings per share.

	Year Ended December 31
	Net Income (Loss)	Shares	Per Share Amount
	(Dollars in thousands, except per share data)
2012
Basic and Diluted Earnings Per Share
Loss available to common shareholders	($4,458)	93,743,787	($0.05)

2011
Basic Earnings Per Share
Income available to common shareholders	$2,919	93,511,983	$0.03

Diluted Earnings Per Share
Employee restricted stock (See Note J)		289,090

Income available to common shareholders plus assumed conversions	$2,919	93,801,073	$0.03

2010
Basic and Diluted Earnings Per Share
Loss available to common shareholders	($36,951)	76,561,692	($0.48)